                  CITIGROUP COMMERCIAL MORTGAGE SECURITIES INC.
                                    Depositor

                       WACHOVIA BANK, NATIONAL ASSOCIATION
                              Master Servicer No. 1

                           MIDLAND LOAN SERVICES, INC.
                              Master Servicer No. 2

                              CAPMARK FINANCE INC.
                              Master Servicer No. 3

                         CWCAPITAL ASSET MANAGEMENT LLC
                                Special Servicer

                     WELLS FARGO BANK, NATIONAL ASSOCIATION
                                     Trustee

                                       and

                        LASALLE BANK NATIONAL ASSOCIATION
                            Certificate Administrator

                         POOLING AND SERVICING AGREEMENT

                            Dated as of July 1, 2007

                                 $4,756,049,403

                   Citigroup Commercial Mortgage Trust 2007-C6
                  Commercial Mortgage Pass-Through Certificates

                                 Series 2007-C6

                                TABLE OF CONTENTS

                                                                                                    Page
                                                                                                    ----

                                    ARTICLE I

                                   DEFINITIONS

                                   ARTICLE II

          CONVEYANCE OF MORTGAGE LOANS; REPRESENTATIONS AND WARRANTIES;
                        ORIGINAL ISSUANCE OF CERTIFICATES

SECTION 2.01    Conveyance of Trust Mortgage Loans...................................................112
SECTION 2.02    Acceptance of the Trust Fund by Trustee..............................................115
SECTION 2.03    Mortgage Loan Seller's Repurchase or Substitution of Trust Mortgage Loans for
                   Document Defects and Breaches of Representations and Warranties...................117
SECTION 2.04    Representations and Warranties of Depositor..........................................121
SECTION 2.05    Conveyance of Loan REMIC Regular Interests and REMIC I Regular Interests;

                                   ARTICLE III

                 ADMINISTRATION AND SERVICING OF THE TRUST FUND

SECTION 3.01    Administration of the Serviced Mortgage Loans........................................125
SECTION 3.02    Collection of Trust Mortgage Loan Payments...........................................127
SECTION 3.03    Collection of Taxes, Assessments and Similar Items; Servicing Accounts; Reserve
                   Accounts..........................................................................131
SECTION 3.04    Collection Accounts, Interest Reserve Account, Gain-on-Sale Reserve Account,
                   Additional Interest Account, Distribution Account, SLC Custodial Accounts,
                   Floating Rate Account and Swap Collateral Accounts................................136
SECTION 3.05    Permitted Withdrawals from the Collection Accounts, Interest Reserve Account,
                   Additional Interest Account, Distribution Account, Floating Rate Accounts and
                   SLC Custodial Accounts............................................................145
SECTION 3.06    Investment of Funds in the Servicing Accounts, Reserve Accounts, Collection
                   Accounts, Interest Reserve Account, Distribution Account, Floating Rate
                   Accounts, SLC Custodial Accounts, Gain-on-Sale Reserve Account, Additional

SECTION 3.12    Property Inspections; Collection of Financial Statements; Delivery of Certain
                   Reports...........................................................................180
SECTION 3.13    Annual Statement as to Compliance....................................................183
SECTION 3.14    Reports on Assessment of Compliance with Servicing Criteria; Registered Public

SECTION 3.26    Servicing of a Serviced Loan Combination and Certain Matters Regarding any Loan

                                   ARTICLE IV

                         PAYMENTS TO CERTIFICATEHOLDERS

SECTION 4.04    Allocation of Realized Losses and Additional Trust Fund Expenses; Allocation of
                   Mortgage Deferred Interest; Allocation of Appraisal Reduction Amounts; and
                   Allocation of Prepayment Interest Shortfalls......................................255
SECTION 4.05    Calculations.........................................................................258

                                    ARTICLE V

                                THE CERTIFICATES

                                   ARTICLE VI

        THE DEPOSITOR, THE MASTER SERVICERS, THE SPECIAL SERVICER AND THE
                        CONTROLLING CLASS REPRESENTATIVE

SECTION 6.01    Liability of Depositor, Master Servicers and Special Servicer........................271
SECTION 6.02    Merger, Consolidation or Conversion of Depositor or Master Servicer or Special

SECTION 6.05    Rights of Depositor, Certificate Administrator and Trustee in Respect of the
                   Master Servicers and the Special Servicer.........................................274
SECTION 6.06    Depositor, Master Servicers and Special Servicer to Cooperate with Trustee and
                   Certificate Administrator.........................................................274
SECTION 6.07    Depositor, Special Servicer, the Certificate Administrator and Trustee to
                   Cooperate with Master Servicer....................................................274
SECTION 6.08    Depositor, Master Servicers, the Certificate Administrator and Trustee to
                   Cooperate with Special Servicer...................................................274
SECTION 6.09    Designation of Special Servicer by the Controlling Class Certificateholders and

                                   ARTICLE VII

                                     DEFAULT

                                  ARTICLE VIII

                  THE TRUSTEE AND THE CERTIFICATE ADMINISTRATOR

SECTION 8.01    Duties of Trustee....................................................................293
SECTION 8.02    Certain Matters Affecting Trustee....................................................294
SECTION 8.03    Trustee and Certificate Administrator Not Liable for Validity or Sufficiency of
                   Certificates or Trust Mortgage Loans..............................................295
SECTION 8.04    Trustee and Certificate Administrator May Own Certificates...........................296
SECTION 8.05    Fees and Expenses of Trustee and Certificate Administrator; Indemnification of

                                   ARTICLE IX

                                   TERMINATION

SECTION 9.01    Termination Upon Repurchase or Liquidation of All Trust Mortgage Loans...............317
SECTION 9.02    Additional Termination Requirements..................................................320

                                    ARTICLE X

                            ADDITIONAL TAX PROVISIONS

SECTION 10.01   REMIC Administration.................................................................322
SECTION 10.02   Grantor Trust Administration.........................................................325

                                   ARTICLE XI

                            MISCELLANEOUS PROVISIONS

                             SCHEDULES AND EXHIBITS

Schedule No.    Schedule Description
------------    --------------------

Schedule I      Mortgage Loan Schedule for the Trust Mortgage Loans
Schedule II     Schedule of Exceptions to Mortgage File Delivery
Schedule III    Schedule of Mortgage Loans as to Which the Related Mortgaged
                Property is Covered by a Lender's Environmental Insurance Policy
Schedule IV     Schedule of Early Defeasance Trust Mortgage Loans
Schedule V      Class A-SB Planned Principal Balance Schedule
Schedule VI     Schedule of Earnouts/Holdbacks

Exhibit No.     Exhibit Description
-----------     --------------------

    A-1         Form of Class A-1, A-2, A-3, A-3B, A-SB, A-4 and A-1A
                Certificates
    A-2         Form of Class X Certificates
    A-3         Form of Class A-M, A-J, B, C, D, E and F Certificates
    A-4         Form of Class A-4FL, A-MFL, A-JFL, G, H, J, K, L, M, N, O, P, Q
                and S Certificates
    A-5         Form of Class R Certificates
    A-6         Form of Class Y Certificates
     B          Relevant Servicing Criteria
     C          Form of Custodial Certification
    D-1         Form of Master Servicer Request for Release
    D-2         Form of Special Servicer Request for Release
     E          Calculation of Net Cash Flow
     F          Form of Distribution Date Statement
    G-1         Form of Transferor Certificate for Transfers of Definitive
                Non-Registered Certificates
    G-2         Form I of Transferee Certificate for Transfers of Definitive
                Non-Registered Certificates
    G-3         Form II of Transferee Certificate for Transfers of Definitive
                Non-Registered Certificates
    G-4         Form of Transferee Certificate for Transfers of Interests in
                Rule 144A Global Certificates
    G-5         Form of Transferee Certificate for Transfers of Interests in
                Regulation S Global Certificates
    H-1         Form I of Transferee Certificate in Connection with ERISA
                (Definitive Non-Registered Certificates)
    H-2         Form II of Transferee Certificate in Connection with ERISA
                (Book-Entry Non-Registered Certificates)
    I-1         Form of Transfer Affidavit and Agreement regarding Class R
                Certificates
    I-2         Form of Transferor Certificate regarding Class R Certificates
    J-1         Form of Notice and Acknowledgment
    J-2         Form of Acknowledgment of Proposed Special Servicer
     K          List of Designated Sub-Servicers
    L-1         Form of Information Request/Investor Certification for
                Website Access from Certificate [Holder] [Owner]
    L-2         Form of Information Request/Investor Certification for
                Website Access from Prospective Investor
     M          Form of Purchase Option Notice
     N          Form of Defeasance Certification
     O          Form of Depositor Certification
     P          Form of Certificate Administrator Certification
    Q-1         Form of Master Servicer Certification
    Q-2         Form of Special Servicer Certification
     R          Form of Outside Master Servicer Notice

            This Pooling and Servicing Agreement (this "Agreement") is dated and effective as of July 1, 2007, among CITIGROUP COMMERCIAL MORTGAGE SECURITIES
INC., as Depositor, WACHOVIA BANK, NATIONAL ASSOCIATION, as Master Servicer No.
1, MIDLAND LOAN SERVICES, INC., as Master Servicer No. 2, CAPMARK FINANCE INC.,
as Master Servicer No. 3, CWCAPITAL ASSET MANAGEMENT LLC, as Special Servicer,
WELLS FARGO BANK, NATIONAL ASSOCIATION, as Trustee, and LASALLE BANK NATIONAL
ASSOCIATION, as Certificate Administrator.

                              PRELIMINARY STATEMENT

            The Depositor intends to sell the Certificates, which are to be issued hereunder in multiple Classes and which in the aggregate will evidence the entire beneficial ownership interest in the Trust Fund.

            As provided herein, the Certificate Administrator will elect to treat each Early Defeasance Trust Mortgage Loan, if any, as the primary asset of a separate REMIC for federal income tax purposes, and each such REMIC will be designated as a "Loan REMIC". The Class R Certificates will represent, among other things, the sole class of "residual interests" in each Loan REMIC, if any, for purposes of the REMIC Provisions under federal income tax law. In the case of each Loan REMIC, if any, a single separate Loan REMIC Regular Interest, constituting a beneficial ownership interest in the subject Loan REMIC, will be issued on the Closing Date, and such Loan REMIC Regular Interest shall: (i) be designated as "Loan REMIC Regular Interest ED-X" where X is the loan number for the subject Early Defeasance Trust Mortgage Loan as shown on the Mortgage Loan
Schedule; and (ii) relate to the subject Early Defeasance Trust Mortgage Loan and any successor REO Trust Mortgage Loan with respect thereto. Each Loan REMIC
Regular Interest, if any, will (i) accrue interest at the related per annum rate described in the definition of "Loan REMIC Remittance Rate" and (ii) have an initial Loan REMIC Principal Balance equal to the Cut-off Date Balance of the related Early Defeasance Trust Mortgage Loan. None of the Loan REMIC Regular
Interests, if any, will be certificated. Schedule IV hereto identifies those
Trust Mortgage Loans, if any, that are Early Defeasance Trust Mortgage Loans. If no Trust Mortgage Loan is identified on Schedule IV hereto, then no Loan REMIC will be established, and the provisions of this Agreement, to the extent (but only to the extent) that they relate to Early Defeasance Trust Mortgage Loans and Loan REMICs, will not apply to the Subject Securitization Transaction and, accordingly, will be of no force and effect (as and to the extent contemplated by Section 1.04).

            As provided herein, the Certificate Administrator will elect to treat the segregated pool of assets consisting of the Trust Mortgage Loans
(other than the Early Defeasance Trust Mortgage Loans and exclusive of (i) the related Excess Servicing Strips, (ii) any collections of Additional Interest on any such Trust Mortgage Loans that constitute ARD Trust Mortgage Loans after their respective Anticipated Repayment Dates and (iii) any Capmark Retained
Rights), the Loan REMIC Regular Interests and certain other related assets subject to this Agreement as a REMIC for federal income tax purposes, and such segregated pool of assets will be designated as "REMIC I". The Class R
Certificates will represent, among other things, the sole class of "residual interests" in REMIC I for purposes of the REMIC Provisions under federal income tax law. The following table sets forth the designation, initial REMIC I
Principal Balance and Corresponding Class of Principal Balance Certificates for
each of the REMIC I Regular Interests. The REMIC I Remittance Rate in effect for any REMIC I Regular Interest for any Distribution Date will be determined in accordance with the definition of "REMIC I Remittance Rate". None of the REMIC I
Regular Interests will be certificated.

                       Initial REMIC I          Corresponding Class of
      Designation     Principal Balance     Principal Balance Certificates
      -----------     -----------------     ------------------------------
          A-1            $155,000,000                    A-1
          A-2            $259,000,000                    A-2
          A-3            $387,000,000                    A-3
         A-3B            $126,300,000                    A-3B
         A-SB            $140,000,000                    A-SB
          A-4          $1,573,002,000                    A-4
         A-4FL           $200,000,000                   A-4FL
         A-1A            $488,932,000                    A-1A
          A-M            $425,605,000                    A-M
         A-MFL            $50,000,000                   A-MFL
          A-J            $248,319,000                    A-J
         A-JFL           $150,000,000                   A-JFL
           B              $23,780,000                     B
           C              $71,341,000                     C
           D              $35,670,000                     D
           E              $29,725,000                     E
           F              $35,671,000                     F
           G              $47,560,000                     G
           H              $53,506,000                     H
           J              $65,395,000                     J
           K              $53,506,000                     K
           L              $11,890,000                     L
           M              $11,890,000                     M
           N              $17,835,000                     N
           O              $11,891,000                     O
           P               $5,945,000                     P
           Q               $5,946,000                     Q
           S              $71,340,403                     S

            As provided herein, the Certificate Administrator will elect to treat the segregated pool of assets consisting of the REMIC I Regular Interests as a REMIC for federal income tax purposes, and such segregated pool of assets will be designated as "REMIC II". The Class R Certificates will represent, among other things, the sole class of "residual interests" in REMIC II for purposes of the REMIC Provisions under federal income tax law. The following table irrevocably sets forth the Class designation and original Class Principal
Balance for each Class of the Regular Certificates and each Group FL REMIC II
Regular Interest. The Pass-Through Rate with respect to each Class of Regular
Certificates and each Group FL REMIC II Regular Interest for any Distribution
Date will be determined in accordance with the definition of "Pass-Through
Rate". For federal income tax purposes, each Class of the Regular Certificates
(exclusive of the Class X Certificates) will evidence a beneficial interest in
REMIC II that constitutes, and each Class X Component and each Group FL REMIC II
Regular Interest will be, a separate "regular interest" in REMIC II.

                                       -2-

                    Class               Original Class
                 Designation          Principal Balance
                 -----------          ------------------
                  Class A-1           $      155,000,000
                  Class A-2           $      259,000,000
                  Class A-3           $      387,000,000
                  Class A-3B          $      126,300,000
                  Class A-SB          $      140,000,000
                  Class A-4           $    1,573,002,000
                Class A-4FL(1)        $      200,000,000
                  Class A-1A          $      488,932,000
                  Class A-M           $      425,605,000
                Class A-MFL(2)        $       50,000,000
                  Class A-J           $      248,319,000
                Class A-JFL(3)        $      150,000,000
                   Class B            $       23,780,000
                   Class C            $       71,341,000
                   Class D            $       35,670,000
                   Class E            $       29,725,000
                   Class F            $       35,671,000
                   Class G            $       47,560,000
                   Class H            $       53,506,000
                   Class J            $       65,395,000
                   Class K            $       53,506,000
                   Class L            $       11,890,000
                   Class M            $       11,890,000
                   Class N            $       17,835,000
                   Class O            $       11,891,000
                   Class P            $        5,945,000
                   Class Q            $        5,946,000
                   Class S            $       71,340,403
                   Class X                          (4)

            _______________

            (1)   Refers to the Class A-4FL REMIC II Regular Interest and not
                  the Class A-4 Certificates.

            (2)   Refers to the Class A-MFL REMIC II Regular Interest and not
                  the Class A-M Certificates.

            (3)   Refers to the Class A-JFL REMIC II Regular Interest and not
                  the Class A-J Certificates.

            (4)   The Class X Certificates will not have a Class Principal
                  Balance and will not entitle Holders thereof to receive
                  distributions of principal. The Class X Certificates will have a Class Notional Amount that will equal the aggregate of the
                  Component Notional Amounts of the Class X Components from time to time. As more specifically provided herein, interest in respect of the Class X Certificates will consist of the
                  aggregate amount of interest accrued on the respective
                  Component Notional Amounts of the Class X Components from time to time.

            The portion of the Trust Fund consisting of (i) the Class A-4FL
REMIC II Regular Interest, the Class A-4FL Swap Agreement and the Class A-4FL
Floating Rate Account and (ii) amounts

                                       -3-

held from time to time in the Class A-4FL Floating Rate Account that represent distributions on the Class A-4FL REMIC II Regular Interest and payments by the
Class A-4FL Swap Counterparty under the Class A-4FL Swap Agreement, shall be treated as a grantor trust for federal income tax purposes and shall be designated as "Grantor Trust A-4FL". The portion of the Trust Fund consisting of
(i) the Class A-MFL REMIC II Regular Interest, the Class A-MFL Swap Agreement
and the Class A-MFL Floating Rate Account and (ii) amounts held from time to time in the Class A-MFL Floating Rate Account that represent distributions on the Class A-MFL REMIC II Regular Interest and payments by the Class A-MFL Swap
Counterparty under the Class A-MFL Swap Agreement, shall be treated as a grantor trust for federal income tax purposes and shall be designated as "Grantor Trust
A-MFL". The portion of the Trust Fund consisting of (i) the Class A-JFL REMIC II
Regular Interest, the Class A-JFL Swap Agreement and the Class A-JFL Floating
Rate Account and (ii) amounts held from time to time in the Class A-JFL Floating
Rate Account that represent distributions on the Class A-JFL REMIC II Regular
Interest and payments by the Class A-JFL Swap Counterparty under the Class A-JFL
Swap Agreement, shall be treated as a grantor trust for federal income tax purposes and shall be designated as "Grantor Trust A-JFL". As provided herein, the Certificate Administrator shall take all actions required hereunder to ensure that the various portions of the Trust Fund consisting of the Grantor
Trust A-4FL Assets, the Grantor Trust A-MFL Assets and the Grantor Trust A-JFL
Assets, respectively, maintain their status as three separate grantor trusts under federal income tax law and not be treated as part of any REMIC Pool. The
Class A-4FL Certificates shall represent undivided beneficial interests in
Grantor Trust A-4FL as described herein, the Class A-MFL Certificates shall represent undivided beneficial interests in Grantor Trust A-MFL as described herein, and the Class A-JFL Certificates shall represent undivided beneficial interests in Grantor Trust A-JFL as described herein.

            The portion of the Trust Fund consisting of (i) the Additional
Interest and the Additional Interest Account and (ii) amounts held from time to time in the Additional Interest Account that represent Additional Interest, shall be treated as a grantor trust for federal income tax purposes and shall be designated as "Grantor Trust Y". As provided herein, the Certificate
Administrator shall take all actions required hereunder to ensure that the portion of the Trust Fund consisting of the Grantor Trust Y Assets maintains its status as a grantor trust under federal income tax law and not be treated as part of any REMIC Pool. The Class Y Certificates shall represent undivided beneficial interests in Grantor Trust Y as described herein.

            One (1) Trust Mortgage Loan (the "Ala Moana Portfolio Trust Mortgage
Loan") has a Cut-off Date Balance of $100,000,000, is collectively evidenced by two separate promissory notes designated as Note A-2 and Note A-4, respectively, and is secured by Mortgages encumbering the portfolio of properties identified on the Mortgage Loan Schedule as Ala Moana Portfolio (collectively, the "Ala
Moana Portfolio Mortgaged Properties"). Those Mortgages encumbering the Ala
Moana Portfolio Mortgaged Properties also secure multiple other mortgage loans that will not be part of the Trust Fund (such other mortgage loans, collectively, the "Ala Moana Portfolio Non-Trust Mortgage Loans"), consisting of: (i) two (2) or more mortgage loans (the "Ala Moana Portfolio Pari Passu
Non-Trust Mortgage Loans") with an aggregate principal balance as of the Cut-off
Date of $1,100,000,000, which mortgage loans are generally pari passu in right of payment with the Ala Moana Portfolio Trust Mortgage Loan; and (ii) two (2) or
more mortgage loans (the "Ala Moana Portfolio Subordinate Non-Trust Mortgage
Loans") with an aggregate principal balance as of the Cut-off Date of
$300,000,000, which mortgage loans are generally subordinate in right of payment to the Ala Moana Portfolio Trust Mortgage Loan and the Ala Moana Portfolio Pari
Passu Non-Trust Mortgage Loans. The Ala Moana Portfolio Trust Mortgage Loan and
the Ala Moana Portfolio Non-Trust Mortgage Loans collectively

                                       -4-

constitute the "Ala Moana Portfolio Loan Combination" (which term shall include any group of successor REO Mortgage Loans or comparable deemed mortgage loans with respect to those multiple mortgage loans). The relative rights of the respective lenders in respect of the Ala Moana Portfolio Loan Combination are set forth in a co-lender agreement dated as of October 19, 2006 (as amended, restated, supplemented or otherwise modified from time to time, the "Ala Moana
Portfolio Co-Lender Agreement"), between the holders of the Mortgage Note for the Ala Moana Portfolio Trust Mortgage Loan and the holders of the promissory notes for the Ala Moana Portfolio Non-Trust Mortgage Loans. The entire Ala Moana
Portfolio Loan Combination is to be serviced and administered in accordance with a pooling and servicing agreement dated as of October 1, 2006 (as amended, restated, supplemented or otherwise modified from time to time, together with any other applicable successor servicing agreement, the "Ala Moana Outside
Servicing Agreement"), between Deutsche Mortgage & Asset Receiving Corporation, as depositor, Capmark Finance Inc. and Wachovia Bank, National Association, as
master servicers, J.E. Robert Company, Inc., as special servicer, and LaSalle
Bank National Association, as trustee and paying agent.

            Each of the Mortgaged Properties identified in the following table is encumbered by a Mortgage that secures two (2) or more mortgage loans
(together, a "Pari Passu Loan Combination", which term includes any group of successor REO Mortgage Loans or comparable deemed mortgage loans with respect to those multiple mortgage loans): (i) one (1) mortgage loan that will be part of the Trust Fund, that is evidenced by its own promissory note (or, in the case of the AmeriCold Portfolio Trust Mortgage Loan, three separate promissory notes)
and has a Cut-off Date Balance equal to the amount set forth in the following table; and (ii) one (1) or more mortgage loans (each, a "Pari Passu Non-Trust
Mortgage Loan", which term also applies to each Ala Moana Portfolio Pari Passu
Non-Trust Mortgage Loan) that will not be part of the Trust Fund, that are each evidenced by its own promissory note, that are each generally pari passu in right of payment with the related Trust Mortgage Loan and that has or collectively have, as the case may be, an unpaid principal balance as of the
Cut-off Date equal to the amount set forth in the following table:

                                               Cut-off Date Balance        Cut-off Date Balance
        Name of Mortgaged Property               of Subject Trust         of Related Pari Passu
as set forth on the Mortgage Loan Schedule        Mortgage Loan         Non-Trust Mortgage Loan(s)
------------------------------------------     --------------------     --------------------------

1. DDR Southeast Pool                          $       442,500,000        $          442,500,000
2. AmeriCold Portfolio                         $       145,000,000        $          180,000,000
3. 600 West Chicago                            $        66,250,000        $          198,750,000

            The relative rights of the respective lenders in respect of each
Pari Passu Loan Combination are set forth in a co-lender agreement or intercreditor agreement (as amended, restated, supplemented or otherwise modified from time to time, an "A/A Co-Lender Agreement"), between the holder of the Mortgage Note for the related Trust Mortgage Loan and the holder(s) of the promissory note(s) for the related Pari Passu Non-Trust Mortgage Loan(s).

            The DDR Southeast Pool Loan Combination and the 600 West Chicago
Loan Combination are each to be serviced and administered in accordance with this Agreement.

            The AmeriCold Portfolio Loan Combination is to be serviced and administered in accordance with a pooling and servicing agreement dated as of
March 1, 2007 (as amended, restated,

                                       -5-

supplemented or otherwise modified from time to time, together with any other applicable successor servicing agreement, the "AmeriCold Portfolio Outside
Servicing Agreement"), between Citigroup Commercial Mortgage Securities Inc., as depositor, Wachovia Bank, National Association, Midland Loan Services, Inc. and
Capmark Finance Inc., as master servicers, LNR Partners, Inc., as special servicer, Wells Fargo Bank, National Association, as trustee, and LaSalle Bank
National Association, as certificate administrator.

            Each of the Mortgaged Properties identified in the following table is encumbered by a Mortgage that secures two (2) mortgage loans (together, an
"A/B Loan Combination", which term shall include any group of successor REO
Mortgage Loans with respect to those two (2) mortgage loans): (i) one (1)
mortgage loan (the "A-Note Trust Mortgage Loan") that will be part of the Trust
Fund, that is evidenced by a promissory note designated as Note A and that has a
Cut-off Date Balance equal to the amount set forth in the following table; and
(ii) one (1) mortgage loan (the "B-Note Non-Trust Mortgage Loan") that will not be part of the Trust Fund, that is evidenced by a promissory note designated as
Note B and that is (as and to the extent set forth in the related Co-Lender
Agreement) subordinate in right of payment of interest and principal to the related A-Note Trust Mortgage Loan and that has an unpaid principal balance as of the Cut-off Date equal to the amount set forth in the following table.

                                               Cut-off Date Balance      Cut-off Date Balance
        Name of Mortgaged Property                  of Note A                  of Note B
as set forth on the Mortgage Loan Schedule     Trust Mortgage Loan      Non-Trust Mortgage Loan
------------------------------------------     --------------------     -----------------------

1. Greensboro Corporate Center                  $     130,000,000        $          10,000,000
2. Bear Creek Apartments                        $       6,345,689        $             405,000

            The relative rights of the respective lenders in respect of each A/B
Loan Combination are set forth in a related co-lender agreement or intercreditor agreement (as amended, restated, supplemented or otherwise modified from time to time, an "A/B Co-Lender Agreement"), between the holder of the Mortgage Note for the related A-Note Trust Mortgage Loan and the holder of the promissory note for the related B-Note Non-Trust Mortgage Loan. Each A/B Loan Combination is to be
serviced and administered in accordance with this Agreement.

            Capitalized terms used but not otherwise defined in this Preliminary
Statement have the respective meanings assigned thereto in Section 1.01 of this
Agreement.

            In consideration of the mutual agreements herein contained, the
Depositor, the Master Servicers, the Special Servicer, the Trustee and the
Certificate Administrator agree as follows:

                                       -6-

                                    ARTICLE I

                                   DEFINITIONS

            SECTION 1.01      Defined Terms.

            Whenever used in this Agreement, including in the Preliminary
Statement, the following words and phrases, unless the context otherwise requires, shall have the meanings specified in this Article.

            "30/360 Basis": The accrual of interest calculated on the basis of a
360-day year consisting of twelve 30-day months.

            "600 West Chicago Co-Lender Agreement": The A/A Co-Lender Agreement
that relates to the 600 West Chicago Loan Combination.

            "600 West Chicago Loan Combination": The Pari Passu Loan Combination
that is secured by a Mortgage encumbering the 600 West Chicago Mortgaged
Property, together with any group of REO Mortgage Loans or comparable deemed mortgage loans in respect thereof.

            "600 West Chicago Mortgaged Property": The real property identified on the Mortgage Loan Schedule as 600 West Chicago.

            "600 West Chicago Non-Trust Mortgage Loan": A mortgage loan that is part of the 600 West Chicago Loan Combination but is not included in the Trust
Fund.

            "600 West Chicago Non-Trust Mortgage Loan Noteholder": Any holder of a promissory note evidencing a 600 West Chicago Non-Trust Mortgage Loan.

            "600 West Chicago REO Property": Any REO Property relating to the
600 West Chicago Loan Combination.

            "600 West Chicago Special Servicer": The party responsible for performing the duties of Special Servicer hereunder with respect to the 600 West
Chicago Loan Combination or any 600 West Chicago REO Property.

            "600 West Chicago Trust Mortgage Loan": The Trust Mortgage Loan that is part of the 600 West Chicago Loan Combination and is identified on the
Mortgage Loan Schedule by loan number 12.

            "A-Note Trust Mortgage Loan": As defined in the Preliminary
Statement hereto.

            "A/A Co-Lender Agreement": As defined in the Preliminary Statement hereto.

            "A/A Controlling Party": With respect to the DDR Southeast Pool Loan
Combination, the Controlling Class Representative; with respect to the AmeriCold
Portfolio Loan Combination, the AmeriCold Portfolio Controlling Party; and with respect to the 600 West Chicago Trust Mortgage Loan, the Controlling Class
Representative.

                                       -7-

            "A/B Co-Lender Agreement": As defined in the Preliminary Statement hereto.

            "A/B Controlling Party": With respect to the Greensboro Corporate
Center, the Greensboro Corporate Center Controlling Party; and with respect to each other A/B Loan Combination, the Controlling Class Representative.

            "A/B Loan Combination": As defined in the Preliminary Statement hereto.

            "Accrued Certificate Interest": With respect to any Class of
Principal Balance Certificates (other than the Floating Rate Certificates) and any Group FL REMIC II Regular Interest for any Distribution Date, one-twelfth of the product of (a) the annual Pass-Through Rate applicable to such Class of
Certificates or such Group FL REMIC II Regular Interest, as the case may be, for such Distribution Date, multiplied by (b) the related Class Principal Balance outstanding immediately prior to such Distribution Date; and, with respect to the Class X Certificates for any Distribution Date, the aggregate amount of
Accrued Component Interest with respect to all of the Class X Components for such Distribution Date. Accrued Certificate Interest shall be calculated on a
30/360 Basis and, with respect to each Class of Regular Certificates and each
Group FL REMIC II Regular Interest for any Distribution Date, shall be deemed to accrue during the calendar month preceding the month in which such Distribution
Date occurs.

            "Accrued Component Interest": With respect to any Class X Component for any Distribution Date, one-twelfth of the product of (a) the annual Class X
Strip Rate applicable to such Class X Component for such Distribution Date, multiplied by (b) the Component Notional Amount of such Class X Component outstanding immediately prior to such Distribution Date. Accrued Component
Interest shall be calculated on a 30/360 Basis and, with respect to each Class X
Component for any Distribution Date, shall be deemed to accrue during the calendar month preceding the month in which such Distribution Date occurs.

            "Actual/360 Basis": The accrual of interest calculated on the basis of the actual number of days elapsed during any calendar month (or other applicable accrual period) in a year assumed to consist of 360 days.

            "Actual/360 Trust Mortgage Loan": Each Trust Mortgage Loan that accrues interest on an Actual/360 Basis and that is identified as an Actual/360
Trust Mortgage Loan on the Mortgage Loan Schedule.

            "Additional Floating Rate I Swap Payment": The Class A-4FL
Additional Floating Rate I Swap Payment, the Class A-MFL Additional Floating
Rate I Swap Payment or the Class A-JFL Additional Floating Rate I Swap Payment,
as the context may require.

            "Additional Interest": With respect to any ARD Trust Mortgage Loan after its Anticipated Repayment Date, all interest accrued on the principal balance of such ARD Trust Mortgage Loan at the Additional Interest Rate (the
payment of which interest shall, under the terms of such ARD Trust Mortgage
Loan, be deferred until the entire outstanding principal balance of such ARD
Trust Mortgage Loan has been paid), together with all interest, if any, accrued at the related Mortgage Rate plus the related Additional Interest Rate on such deferred interest. For purposes of this Agreement, Additional Interest on an ARD
Trust Mortgage Loan or any successor REO Trust Mortgage Loan with respect thereto shall be deemed not to constitute principal or any portion thereof and shall not be added

                                       -8-

to the unpaid principal balance or Stated Principal Balance of such ARD Trust
Mortgage Loan or successor REO Trust Mortgage Loan, notwithstanding that the terms of the related Trust Mortgage Loan documents so permit. To the extent that any Additional Interest is not paid on a current basis, it shall be deemed to be deferred interest.

            "Additional Interest Account": The segregated account, accounts or subaccounts created and maintained by the Certificate Administrator pursuant to
Section 3.04(d) on behalf of the Trustee in trust for the Certificateholders, which shall be entitled "[NAME OF CERTIFICATE ADMINISTRATOR], as Certificate
Administrator, for [NAME OF TRUSTEE], as Trustee, in trust for the registered holders of Citigroup Commercial Mortgage Trust 2007-C6, Commercial Mortgage
Pass-Through Certificates, Series 2007-C6, Additional Interest Account". The
Additional Interest Account shall not be an asset of any REMIC Pool.

            "Additional Interest Rate": With respect to any ARD Trust Mortgage
Loan after its Anticipated Repayment Date, the incremental increase in the per annum rate at which such ARD Trust Mortgage Loan accrues interest after the
Anticipated Repayment Date (in the absence of defaults) as calculated and as set forth in the related Trust Mortgage Loan documents.

            "Additional Item 1123 Servicer": Any Additional Servicer that meets the criteria in Item 1108(a)(2)(i) through (iii) of Regulation AB with respect to the Subject Securitization Transaction.

            "Additional Servicer": Any Servicer, other than a Master Servicer, the Special Servicer, the Certificate Administrator or the Trustee.

            "Additional Trust Fund Expense": Any Special Servicing Fees, Workout
Fees, Liquidation Fees and, in accordance with Sections 3.03(d) and 4.03(d), interest payable to any party hereto on Advances made thereby (to the extent not offset by Penalty Interest and late payment charges or amounts otherwise payable to any related Non-Trust Mortgage Loan Noteholder) and amounts payable to the
Special Servicer in connection with inspections of Mortgaged Properties required pursuant to the first sentence of Section 3.12(a) (to the extent not otherwise paid from Penalty Interest and late payment charges or amounts otherwise payable to any related Non-Trust Mortgage Loan Noteholder or recovered from the related
Mortgagor), as well as (without duplication) any of the expenses of the Trust
Fund that may be withdrawn (x) pursuant to any of clauses (xi), (xii), (xiii),
(xv), (xviii), (xix) and (xxi) of Section 3.05(a), out of general collections on the Trust Mortgage Loans and any REO Properties on deposit in the Collection
Account, or (y) pursuant to any of clauses (x), (xi), (xii), (xiv) and (xv) of
Section 3.05(e), out of collections on any Serviced Loan Combination or any related SLC REO Property on deposit in the related SLC Custodial Account, but only to the extent that such collections would otherwise be transferred to a
Collection Account with respect to the related LC Trust Mortgage Loan or any successor REO Trust Mortgage Loan with respect thereto, or (z) pursuant to any of clauses (ii), (iv), (v) and (vi) of Section 3.05(b) out of general collections on the Trust Mortgage Loans and any REO Properties on deposit in the
Distribution Account; provided that for purposes of the allocations contemplated by Section 4.04, no such expense shall be deemed to have been incurred by the
Trust Fund until such time as the payment thereof is actually made from a
Collection Account, an SLC Custodial Account or the Distribution Account, as the
case may be.

            "Additional Yield Amount": With respect to (i) any Distribution
Date, (ii) any Class of Principal Balance Certificates (other than any Excluded
Class) or any Group FL REMIC II Regular Interest, and (iii) any Yield
Maintenance Charge or Prepayment Premium actually Received by the Trust

                                       -9-

during the related Collection Period on a Trust Mortgage Loan or an REO Trust
Mortgage Loan (for purposes of this definition, the "Prepaid Loan") in a Loan
Group with respect to which distributions of principal are being made on such
Class of Principal Balance Certificates or such Group FL REMIC II Regular
Interest, as the case may be, on such Distribution Date, the product of (a) such
Yield Maintenance Charge or Prepayment Premium (net of any Liquidation Fee
payable in connection with the receipt thereof), multiplied by (b) a fraction, which in no event will be greater than one or less than zero, the numerator of which is equal to the positive excess, if any, of (i) the Pass-Through Rate for such Class of Principal Balance Certificates or such Group FL REMIC II Regular
Interest, as the case may be, for such Distribution Date, over (ii) the related
Discount Rate, and the denominator of which is equal to the positive excess, if any, of (i) the Mortgage Rate for the Prepaid Loan, over (ii) the related
Discount Rate, multiplied by (c) a fraction, the numerator of which is equal to the amount of principal distributable on such Class of Principal Balance
Certificates or such Group FL REMIC II Regular Interest, as the case may be, on such Distribution Date with respect to the Loan Group that includes the Prepaid
Loan, and the denominator of which is equal to that portion of the Principal
Distribution Amount for such Distribution Date that is attributable to the Loan
Group that includes the Prepaid Loan.

            "Adjusted REMIC I Remittance Rate": With respect to any REMIC I
Regular Interest (other than REMIC I Regular Interest A-4FL, REMIC I Regular
Interest A-MFL and REMIC I Regular Interest A-JFL), for any Distribution Date,
an annual rate equal to the Pass-Through Rate in effect for such Distribution
Date for the Class of Principal Balance Certificates as to which such REMIC I
Regular Interest is the Corresponding REMIC I Regular Interest; with respect to
REMIC I Regular Interest A-4FL, for any Distribution Date, an annual rate equal to the Pass-Through Rate in effect for such Distribution Date for the Class
A-4FL REMIC II Regular Interest; with respect to REMIC I Regular Interest A-MFL, for any Distribution Date, an annual rate equal to the Pass-Through Rate in effect for such Distribution Date for the Class A-MFL REMIC II Regular Interest;
and with respect to REMIC I Regular Interest A-JFL, for any Distribution Date,
an annual rate equal to the Pass-Through Rate in effect for such Distribution
Date for the Class A-JFL REMIC II Regular Interest.

            "Administered REO Property": Any REO Property that relates to a
Serviced Mortgage Loan.

            "Advance": Any P&I Advance or Servicing Advance.

            "Adverse Grantor Trust Event": As defined in Section 10.02(f).

            "Adverse Rating Event": Any qualification, downgrade or withdrawal of any rating assigned by a Rating Agency to the Certificates or by an Other
Rating Agency to any Specially Designated Non-Trust Mortgage Loan Securities.

            "Adverse REMIC Event": As defined in Section 10.01(h).

            "Affiliate": With respect to any specified Person, any other Person controlling or controlled by or under common control with such specified Person.
For the purposes of this definition, "control" when used with respect to any specified Person means the power to direct the management and policies of such
Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise and the terms "controlling" and
"controlled" have meanings correlative to the foregoing.

                                      -10-

            "Agreement": This Pooling and Servicing Agreement and all amendments hereof and supplements hereto.

            "Aggregate Excess Servicing Strip": With respect to Master Servicer
No. 1, the aggregate Excess Servicing Strip for those Trust Mortgage Loans as to which Master Servicer No. 1 is the applicable Master Servicer and for any successor REO Trust Mortgage Loans with respect thereto; with respect to Master
Servicer No. 2, the aggregate Excess Servicing Strip for those Trust Mortgage
Loans as to which Master Servicer No. 2 is the applicable Master Servicer and for any successor REO Trust Mortgage Loans with respect thereto; and with respect to Master Servicer No. 3, the aggregate Excess Servicing Strip for those
Trust Mortgage Loans as to which Master Servicer No. 3 is the applicable Master
Servicer and for any successor REO Trust Mortgage Loans with respect thereto.

            "Ala Moana Portfolio Co-Lender Agreement": As defined in the
Preliminary Statement hereto.

            "Ala Moana Portfolio Controlling Holder": The "Controlling Holder"
under the Ala Moana Portfolio Co-Lender Agreement.

            "Ala Moana Portfolio Loan Combination": As defined in the
Preliminary Statement hereto.

            "Ala Moana Portfolio Mortgaged Properties": As defined in the
Preliminary Statement hereto.

            "Ala Moana Portfolio Non-Trust Mortgage Loans": As defined in the
Preliminary Statement hereto.

            "Ala Moana Portfolio Outside Servicing Agreement": As defined in the
Preliminary Statement hereto.

            "Ala Moana Portfolio Pari Passu Non-Trust Mortgage Loans": As
defined in the Preliminary Statement hereto.

            "Ala Moana Portfolio Subordinate Non-Trust Mortgage Loans": As
defined in the Preliminary Statement hereto.

            "Ala Moana Portfolio Trust Mortgage Loan": As defined in the
Preliminary Statement hereto.

            "AmeriCold Portfolio Co-Lender Agreement": The A/A Co-Lender
Agreement that relates to the AmeriCold Portfolio Loan Combination.

            "AmeriCold Portfolio Controlling Party": The AmeriCold Portfolio
Directing Lender, whether acting directly or through representatives appointed pursuant to the AmeriCold Portfolio Co-Lender Agreement.

            "AmeriCold Portfolio Directing Lender": The "Directing Lender"
within the meaning of the AmeriCold Portfolio Co-Lender Agreement.

                                      -11-

            "AmeriCold Portfolio Loan Combination": The Pari Passu Loan
Combination that is secured by one or more mortgages, deeds of trust, deeds to secure debt or similar instruments encumbering the AmeriCold Portfolio Mortgaged
Properties, together with any group of REO Mortgage Loans or comparable deemed mortgage loans in respect thereof.

            "AmeriCold Portfolio Major Action": Any of the actions described in clauses (i) through (xiv) of Section 3.02(a) of the AmeriCold Co-Lender
Agreement.

            "AmeriCold Portfolio Mortgaged Properties": The portfolio of real properties identified on the Mortgage Loan Schedule as the CGM AmeriCold
Portfolio.

            "AmeriCold Portfolio Non-Trust Mortgage Loan": The mortgage loan that is part of the AmeriCold Portfolio Loan Combination but is not included in the Trust Fund.

            "AmeriCold Portfolio Non-Trust Mortgage Loan Noteholder": The holder of the promissory note evidencing the AmeriCold Portfolio Non-Trust Mortgage
Loan.

            "AmeriCold Portfolio REO Property": Any REO Property relating to the
AmeriCold Portfolio Loan Combination.

            "AmeriCold Portfolio Special Servicer": The party responsible for performing the duties of Special Servicer hereunder with respect to the
AmeriCold Portfolio Loan Combination or any AmeriCold Portfolio REO Property.

            "AmeriCold Portfolio Trust Mortgage Loan": The Trust Mortgage Loan
that is part of the AmeriCold Portfolio Loan Combination and is identified on the Mortgage Loan Schedule by loan number 2.

            "Annual Assessment Report": As defined in Section 3.14.

            "Annual Attestation Report": As defined in Section 3.14.

            "Annual Statement of Compliance": As defined in Section 3.13.

            "Anticipated Repayment Date": For each ARD Trust Mortgage Loan, the date specified in the related Mortgage Note after which the per annum rate at which interest accrues on such ARD Trust Mortgage Loan will increase as specified in the related Mortgage Note (other than as a result of a default thereunder).

            "Appraisal": With respect to any Trust Mortgage Loan, an appraisal of the related Mortgaged Property from an Independent Appraiser selected by the
Special Servicer or the applicable Master Servicer, prepared in accordance with
12 C.F.R. ss. 225.64 and conducted in accordance with the standards of the
American Appraisal Institute by an Independent Appraiser, which Independent
Appraiser shall be advised to take into account the factors specified in Section
3.09(a), any available environmental, engineering or other third-party reports, and other factors that a prudent real estate appraiser would consider. Absent bad faith, any party hereto may conclusively rely on any Appraisal obtained by or delivered to that party in accordance with this Agreement for purposes of establishing the Appraised Value of a Mortgaged Property.

                                      -12-

            "Appraisal Reduction Amount": With respect to any Required Appraisal
Trust Mortgage Loan, the excess, if any, of: (a) the sum of, as calculated by the Special Servicer as of the first Determination Date immediately succeeding the Special Servicer obtaining knowledge of the subject Trust Mortgage Loan becoming a Required Appraisal Trust Mortgage Loan, if no new Required Appraisal
is required, or the date on which a Required Appraisal (or letter update or internal valuation, if applicable) is obtained, if a new Required Appraisal is required, and as of each Determination Date thereafter so long as the related
Trust Mortgage Loan remains a Required Appraisal Trust Mortgage Loan (without duplication), (i) the Stated Principal Balance of the subject Required Appraisal
Trust Mortgage Loan, (ii) to the extent not previously advanced by or on behalf of the applicable Master Servicer, the Trustee or any Fiscal Agent, all unpaid interest accrued on such Required Appraisal Trust Mortgage Loan through the most recent Due Date prior to such Determination Date at a per annum rate equal to the related Net Mortgage Rate (exclusive of any portion thereof that constitutes
Additional Interest), (iii) without duplication, all accrued but unpaid
Servicing Fees, and all accrued but unpaid items that, upon payment, would be
Additional Trust Fund Expenses, in respect of such Required Appraisal Trust
Mortgage Loan, (iv) all related unreimbursed Advances (plus accrued interest thereon) made by or on behalf of the Special Servicer, the applicable Master
Servicer, the Trustee or any Fiscal Agent with respect to such Required
Appraisal Trust Mortgage Loan and (v) all currently due and unpaid real estate taxes and unfunded improvement reserves and assessments, insurance premiums, and, if applicable, ground rents in respect of the related Mortgaged Property;
over (b) an amount equal to the sum of (i) the Required Appraisal Value and (ii)
all escrows, reserves and letters of credit held for the purposes of reserves
(provided such letters of credit may be drawn upon for reserve purposes under the related loan documents) held with respect to such Required Appraisal Trust
Mortgage Loan. If the Special Servicer fails to obtain a Required Appraisal (or letter update or internal valuation, if applicable) within the time limit described in Section 3.09(a), and such Required Appraisal (or letter update or internal valuation, if applicable) is required thereunder, then the Appraisal
Reduction Amount for the related Required Appraisal Trust Mortgage Loan will equal 25% of the outstanding principal balance of such Required Appraisal Trust
Mortgage Loan to be adjusted upon receipt of a Required Appraisal or letter update or internal valuation, if applicable. With respect to the Greensboro
Corporate Center Loan Combination, Section 9(e)(I) of the Greensboro Corporate
Center Co-Lender Agreement permits the Greensboro Corporate Center Controlling
Party to direct the Special Servicer to retain an appraiser reasonably satisfactory to the Greensboro Corporate Center Controlling Party to prepare a second appraisal of the Greensboro Corporate Center Mortgaged Property at the
expense of the Greensboro Corporate Center Controlling Party. If the appraised value of the Greensboro Corporate Center Mortgaged Property as determined based on such second appraisal differs from that used in determining the Appraisal
Reduction Amount by more than 10%, the Special Servicer will be required to direct the appraisers to jointly appoint a third appraiser, at the expense of the Greensboro Corporate Center Non-Trust Mortgage Loan Noteholder, to reconcile the differences between the appraised values determined under each appraisal;
provided that, until the determination of such third appraiser is rendered, the appraised value of the Greensboro Corporate Center Mortgaged Property set forth in the first appraisal will be used to calculate any Appraisal Reduction Amount with respect to the Greensboro Corporate Center Loan Combination; and provided further that, the determination of such third appraiser will be the final and binding determination of the appraised value of the Greensboro Corporate Center
Mortgaged Property until the preparation of a new appraisal, if any, is required in accordance with this Agreement and the Greensboro Corporate Center Co-Lender
Agreement.

            Each Serviced Loan Combination will be treated as a single Trust
Mortgage Loan for purposes of calculating an Appraisal Reduction Amount and, to the extent known to the party

                                      -13-

calculating any Appraisal Reduction Amount with respect to a Pari Passu Loan
Combination that is a Serviced Loan Combination, amounts described in clause (a)
of the prior paragraph shall include unpaid interest on any delinquency advances with respect to any related Pari Passu Non-Trust Mortgage Loan or any successor
REO Serviced Non-Trust Mortgage Loan with respect thereto that is included in a rated commercial mortgage securitization. In addition, with respect to the
Greensboro Corporate Center Trust Mortgage Loan, any Reserve Collateral posted by the Greensboro Corporate Center Non-Trust Loan Noteholder shall offset or be taken into account in the calculation of any Appraisal Reduction Amount with respect to the Greensboro Corporate Center Loan Combination as and to the extent contemplated by the Greensboro Corporate Center Co-Lender Agreement.

            Any Appraisal Reduction Amount with respect to an A/B Loan
Combination will be allocated first to the related B-Note Non-Trust Mortgage
Loan(s) (or any successor REO Serviced Non-Trust Mortgage Loans with respect thereto) up to the outstanding principal balance thereof, together with all unpaid interest (other than Default Interest) accrued thereon, and then to the related A-Note Trust Mortgage Loan (or any successor REO Trust Mortgage Loan with respect thereto). Any Appraisal Reduction Amount with respect to a Pari
Passu Loan Combination that is a Serviced Loan Combination will be allocated among the Mortgage Loans or REO Mortgage Loans, as the case may be, that comprise such Loan Combination on a pro rata basis by balance.

            Notwithstanding the foregoing, in the case of an Outside Serviced
Loan Combination, the term "Appraisal Reduction Amount" shall have the meaning assigned to that term or any analogous term in the related Outside Servicing
Agreement. Further notwithstanding the foregoing, any Appraisal Reduction Amount with respect to an Outside Serviced Loan Combination shall be calculated, and allocated between the respective mortgage loans comprising such Outside Serviced
Loan Combination by, the applicable Outside Servicer pursuant to the related
Outside Servicing Agreement; and the parties hereto shall be entitled to rely on such calculations, and the allocations to the related Outside Serviced Trust
Mortgage Loan or any successor REO Trust Mortgage Loan with respect thereto, as reported to them by the applicable Outside Servicer.

            "Appraised Value": With respect to each Mortgaged Property, the appraised value thereof based upon the most recent Appraisal (or letter update or internal valuation, if applicable) that is contained in the related Servicing
File. Absent bad faith, any party hereto may conclusively rely on any Appraisal
(or letter update or internal valuation, if applicable) obtained by or delivered to that party in accordance with this Agreement for purposes of establishing the
Appraised Value of a Mortgaged Property.

            "ARD Trust Mortgage Loan": Any Trust Mortgage Loan that provides that if the unamortized principal balance thereof is not repaid on its
Anticipated Repayment Date, such Trust Mortgage Loan will accrue Additional
Interest at the rate specified in the related Mortgage Note and the Mortgagor is required to apply excess monthly cash flow generated by the related Mortgaged
Property to the repayment of the outstanding principal balance on such Trust
Mortgage Loan.

            "Asset Status Report":  As defined in Section 3.21(d).

            "Assignment of Leases": With respect to any Mortgaged Property, any assignment of leases, rents and profits or similar document or instrument executed by the Mortgagor in connection with the origination of the related
Serviced Mortgage Loan.

                                      -14-

            "Assumed Periodic Payment": With respect to any Balloon Loan for its scheduled maturity date (provided that such Balloon Loan has not been paid in full and no other Liquidation Event has occurred in respect thereof on or before such scheduled maturity date) and for any Due Date thereafter as of which such
Balloon Loan remains outstanding and part of the Trust Fund, the Periodic
Payment of principal and/or interest deemed to be due in respect thereof on such
Due Date equal to the amount that would have been due in respect of such Balloon
Loan on such Due Date if the related Mortgagor had been required to continue to pay principal in accordance with the amortization schedule, if any, and pay interest accrued at the Mortgage Rate, in each case in effect immediately prior to, and without regard to the occurrence of, its scheduled maturity date. With respect to any REO Mortgage Loan, for any Due Date therefor as of which the related REO Property or any interest therein remains part of the Trust Fund, the
Periodic Payment of principal and/or interest deemed to be due in respect thereof on such Due Date equal to the amount that would have been due in respect of the predecessor Trust Mortgage Loan (or, in the case of any REO Serviced
Non-Trust Mortgage Loan, the predecessor Serviced Non-Trust Mortgage Loan) on such Due Date if (x) the related Mortgagor had been required to continue to pay principal in accordance with the amortization schedule, if any, and pay interest accrued at the Mortgage Rate, in each case in effect on the Due Date immediately prior to the predecessor Trust Mortgage Loan becoming an REO Trust Mortgage Loan or the predecessor Serviced Non-Trust Mortgage Loan becoming an REO Serviced
Non-Trust Mortgage Loan, as the case may be, and (y) the predecessor Trust
Mortgage Loan or Serviced Non-Trust Mortgage Loan, as the case may be, had remained outstanding (or, if the predecessor Trust Mortgage Loan or Serviced
Non-Trust Mortgage Loan, as the case may be, was a Balloon Loan and such Due
Date coincides with or follows what had been its scheduled maturity date, the
Assumed Periodic Payment that would have been deemed due in respect of the predecessor Trust Mortgage Loan or Serviced Non-Trust Mortgage Loan, as the case may be, on such Due Date had it remained outstanding).

            "Authenticating Agent": Any authenticating agent appointed pursuant to Section 8.12 (or, in the absence of any such appointment, the Certificate
Administrator).

            "Available Distribution Amount": With respect to any Distribution
Date, an amount equal to (a) the sum of, without duplication, (i) the aggregate of the amounts on deposit in the Collection Accounts and the Distribution
Account as of the close of business at the end of the related Collection Period and, subject to the last sentence of Section 3.02(b), any other amounts received
(or deemed to be received) by or on behalf of any Master Servicer or the
Certificate Administrator as of the close of business on the last day of such
Collection Period and required to be deposited in a Collection Account or the
Distribution Account, (ii) the aggregate amount of any P&I Advances made by the
Master Servicers, the Trustee and/or any Fiscal Agent for distribution on the
Certificates on such Distribution Date pursuant to Section 4.03, (iii) to the extent not already included in clause (a)(i), the aggregate amount transferred from the Pool REO Account (if established) and/or any SLC Custodial Account to the Collection Accounts, on or prior to the P&I Advance Date in such month, pursuant to Section 3.16(c) and/or Section 3.05(e), as applicable, (iv) the aggregate amount deposited by the Master Servicers in the Collection Accounts for such Distribution Date pursuant to Section 3.19 in connection with
Prepayment Interest Shortfalls, and (v) for each Distribution Date occurring in
March, and for the final Distribution Date if the final Distribution Date occurs in February or, if such year is not a leap year, in January, the aggregate of the Interest Reserve Amounts in respect of each Interest Reserve Trust Mortgage
Loan and Interest Reserve REO Trust Mortgage Loan deposited into the
Distribution Account pursuant to Section 3.05(c), net of (b) the portion of the amount described in clause (a) of this definition that represents one or more of the following: (i) collected Periodic Payments that are due on a Due Date

                                      -15-

following the end of the related Collection Period (or, in the case of a Late
Payment Date Trust Mortgage Loan, following the end of the calendar month in which such Distribution Date occurs), (ii) any amounts payable or reimbursable to any Person from (A) a Collection Account pursuant to clauses (ii)-(xvi) and
(xviii)-(xxi) of Section 3.05(a) or (B) the Distribution Account pursuant to clauses (ii)-(vi) of Section 3.05(b), (iii) Prepayment Premiums and Yield
Maintenance Charges, (iv) Additional Interest, (v) with respect to the
Distribution Date occurring in February of each year and in January of each year that is not a leap year, the Interest Reserve Amounts with respect to the
Interest Reserve Trust Mortgage Loans and any Interest Reserve REO Trust
Mortgage Loans to be withdrawn from the Distribution Account and deposited in the Interest Reserve Account in respect of such Distribution Date and held for future distribution pursuant to Section 3.04(c), and (vi) any amounts deposited in a Collection Account or the Distribution Account in error. The Available
Distribution Amount will not include any amounts required to be distributed pursuant to the terms of a Co-Lender Agreement or this Agreement to a Serviced
Non-Trust Mortgage Loan Noteholder.

            "B-Note Non-Trust Mortgage Loan": As defined in the Preliminary
Statement hereto.

            "Balloon Loan": Any Trust Mortgage Loan or B-Note Non-Trust Mortgage
Loan that by its original terms or by virtue of any modification entered into as of the Closing Date provides for an amortization schedule extending beyond its
Stated Maturity Date.

            "Balloon Payment": With respect to any Balloon Loan as of any date of determination, the Periodic Payment payable on the scheduled maturity date of such Serviced Mortgage Loan.

            "Balloon Payment Interest Shortfall": With respect to any Late
Payment Date Trust Mortgage Loan, an amount equal to interest at the related
Mortgage Rate (net of the related Master Servicing Fee Rate) accrued during the period from and including the related Stated Maturity Date to but not including the 11th calendar day of the month in which the related Stated Maturity Date occurs on a principal amount equal to the Stated Principal Balance of such Trust
Mortgage Loan as of the close of business on the Distribution Date immediately preceding the related Stated Maturity Date.

            "Balloon Trust Mortgage Loan": Any Trust Mortgage Loan that is a
Balloon Loan.

            "Bankruptcy Code": The federal Bankruptcy Code, as amended from time to time (Title 11 of the United States Code).

            "Bear Creek Apartments Co-Lender Agreement": The A/B Co-Lender
Agreement that relates to the Bear Creek Apartments Loan Combination.

            "Bear Creek Apartments Loan Combination": The A/B Loan Combination
that is secured by one or more mortgages, deeds of trust, deeds to secure debt or similar instruments encumbering the Bear Creek Apartments Mortgaged Property, together with any group of REO Mortgage Loans in respect thereof.

            "Bear Creek Apartments Mortgaged Property": The mortgaged property identified on the Mortgage Loan Schedule as the Bear Creek Apartments.

            "Bid Allocation": With respect to a terminated Master Servicer or any of its Sub-Servicers and the proceeds of any bid pursuant to Section
7.01(e), the amount of such proceeds (net of

                                      -16-

any expenses incurred in connection with such bid and transfer of servicing), multiplied by a fraction equal to (a) the Servicer Fee Amount for such Master
Servicer or such Sub-Servicer, as the case may be, as of such date of determination, over (b) the aggregate of the Servicer Fee Amounts for such
Master Servicer and all of its Sub-Servicers as of such date of determination.

            "Book-Entry Certificate": Any Certificate registered in the name of the Depository or its nominee.

            "Book-Entry Non-Registered Certificate": Any Non-Registered
Certificate that constitutes a Book-Entry Certificate.

            "Breach":  As defined in Section 2.03(a).

            "Business Day": Any day other than a Saturday, a Sunday or a day on which banking institutions in New York, New York or the cities in which the
Corporate Trust Office of the Trustee, the offices of the Certificate
Administrator, the offices of any Master Servicer or the offices of the Special
Servicer are located, are authorized or obligated by law or executive order to remain closed.

            "Capmark":  Capmark Finance Inc. or its successor in interest.

            "Capmark Mortgage Loan Purchase Agreement": That certain mortgage loan purchase agreement, dated as of July 25, 2007, between the Depositor and
Capmark and relating to the transfer of certain Trust Mortgage Loans by Capmark to the Depositor.

            "Capmark Retained Rights": With respect to any Capmark Trust
Mortgage Loan, any rights granted thereunder to the lender to designate or establish an accommodation borrower to assume, at the time of defeasance, ownership of the related defeasance collateral, any liability for all, or in the case of partial defeasance, the applicable portion (related to the partial release price), of the related Mortgagor's obligations under such Capmark Trust
Mortgage Loan and the other mortgage loan documents with respect thereto.

            "Capmark Trust Mortgage Loans": Each of the Trust Mortgage Loans
transferred and assigned to the Depositor pursuant to the Capmark Mortgage Loan
Purchase Agreement and each Qualified Substitute Mortgage Loan delivered in replacement thereof in accordance with this Agreement and the Capmark Mortgage
Loan Purchase Agreement.

            "CERCLA": The Comprehensive Environmental Response, Compensation and
Liability Act of 1980, as amended.

            "Certificate": Any one of the Citigroup Commercial Mortgage Trust
2007-C6, Commercial Mortgage Pass-Through Certificates, Series 2007-C6, as
executed by the Certificate Registrar and authenticated and delivered hereunder by the Authenticating Agent.

            "Certificate Administrator": LaSalle Bank National Association, its
successor in interest, or any successor certificate administrator appointed as herein provided.

                                      -17-

            "Certificate Administrator Reportable Event": Any of the following events, conditions, circumstances and/or matters:

            (i)     the entry into or amendment to a definitive agreement that is material to the Subject Securitization Transaction, including, for example, a servicing agreement with a Servicer contemplated by Item
      1108(a)(3) of Regulation AB, but only if the Certificate Administrator or any Servicing Representative of the Certificate Administrator is a party to such agreement or has entered into such agreement on behalf of the
      Trust;

            (ii)    the termination of a definitive agreement that is material to the Subject Securitization Transaction (otherwise than by expiration of the agreement on its stated termination date or as a result of all parties completing their obligations under such agreement), but only if the
      Certificate Administrator or any Servicing Representative of the
      Certificate Administrator is a party to such agreement or has entered into such agreement on behalf of the Trust;

            (iii)   the appointment of a receiver, fiscal agent or similar
      officer for any Material Debtor in a proceeding under the U.S. Bankruptcy
      Code or in any other proceeding under state or federal law in which a court or governmental authority has assumed jurisdiction over substantially all of the assets or business of any Material Debtor, including where such jurisdiction has been assumed by leaving the existing directors and officers in possession but subject to the supervision and orders of a court or governmental authority, but only if the subject
      Material Debtor is (A) the Certificate Administrator, (B) any Servicing
      Representative of the Certificate Administrator that constitutes a
      Servicer contemplated by Item 1108(a)(3) of Regulation AB, (C) any
      Enhancement/Support Provider or (D) the Trust;

            (iv)    the entry of an order confirming a plan of reorganization, arrangement or liquidation of a Material Debtor by a court or governmental authority having supervision or jurisdiction over substantially all of the assets or business of such Material Debtor, but only if the subject
      Material Debtor is (A) the Certificate Administrator, (B) any Servicing
      Representative of the Certificate Administrator that constitutes a
      Servicer contemplated by Item 1108(a)(3) of Regulation AB, (C) any
      Enhancement/Support Provider or (D) the Trust;

            (v)     any event that has occurred hereunder that would materially alter the payment priority or distribution of cash flows regarding the
      Certificates;

            (vi)    any material modification to the rights of the Holders of
      any Class of Certificates, including by reason of a modification to this
      Agreement, a Mortgage Loan Purchase Agreement or any other constituent instrument;

            (vii)   any material limitation or qualification of the rights
      evidenced by any Class of Certificates by reason of the modification of any other Class of Certificates;

            (viii)  any amendment to this Agreement pursuant to Section 11.01;

            (ix)    any resignation, removal, replacement or substitution of (A)
      the Certificate Administrator, the Trustee, a Master Servicer or the
      Special Servicer or (B) any Servicing

                                      -18-

      Representative of the Certificate Administrator that constitutes a
      Servicer contemplated by Item 1108(a)(2) of Regulation AB;

            (x)     any appointment of (A) a new Certificate Administrator, new
      Trustee, new Master Servicer or new Special Servicer or (B) any new
      Servicing Representative of the Certificate Administrator that constitutes a Servicer contemplated by Item 1108(a)(2) of Regulation AB;

            (xi)    any termination of a material enhancement or support
      specified in Item 1114(a)(1) through (3) of Regulation AB or Item 1115 of
      Regulation AB that was previously applicable regarding one or more Classes of the Certificates, which termination has occurred other than by expiration of the contract on its stated termination date or as a result of all parties completing their obligations under such agreement;

            (xii)   any addition of a material enhancement or support specified in Item 1114(a)(1) through (3) of Regulation AB or Item 1115 of Regulation
      AB with respect to one or more Classes of the Certificates;

            (xiii)  any material amendment or modification of a material enhancement or support specified in Item 1114(a)(1) through (3) of
      Regulation AB or Item 1115 of Regulation AB with respect to one or more
      Classes of the Certificates;

            (xiv)   any material failure on the part of the Certificate
      Administrator to make on the applicable Distribution Date any required monthly distributions to the Holders of any Class of Certificates;

            (xv)    any nonpublic disclosure, by the Certificate Administrator or any Servicing Representative of the Certificate Administrator, with respect to the Subject Securitization Transaction that is required to be disclosed by Regulation FD (17 C.F.R. 243.100 through 243.103);

            (xvi)   any other information of importance to Certificateholders
      that is not otherwise required to be included in the Distribution Date
      Statement or any other report to be delivered or otherwise made available to Certificateholders hereunder and that is directly related to the obligations of the Certificate Administrator hereunder;

            (xvii)  the commencement or termination of, or any material developments regarding, any legal proceedings pending against any Material
      Litigant, or of which any property of a Material Litigant is the subject, or any threat by a governmental authority to bring any such legal proceedings, that are material to Certificateholders, but only if the
      Certificate Administrator is controlling the subject litigation or if the subject Material Litigant is (A) the Certificate Administrator, (B) any
      Servicing Representative of the Certificate Administrator that constitutes a Servicer contemplated by Item 1108(a)(3) of Regulation AB, (C) any
      Enhancement/Support Provider or (D) the Trust;

            (xviii) any material default in the payment of principal and interest on, or any other material default with respect to, any Class of
      Certificates;

                                      -19-

            (xix)   the submission of any matter to a vote by
      Certificateholders;

            (xx)    the receipt by the Certificate Administrator or by any
      Servicing Representative or other agent of the Certificate Administrator of any updated information regarding an Enhancement/Support Provider with respect to any Class of Certificates that is required pursuant to Item
      1114(b)(2) or Item 1115(b) of Regulation AB;

            (xxi)   to the extent not otherwise disclosed in the Prospectus
      Supplement or previously included in an Exchange Act Report in accordance with this Agreement, whether the Certificate Administrator has become an affiliate (as defined in Rule 405 of the Securities Act) of any of (A) the
      Trust or the Trustee, (B) the Depositor, (C) a Mortgage Loan Seller (other than itself), (D) a Master Servicer, (E) the Special Servicer, (F) any
      Servicing Representative of the Certificate Administrator that constitutes a Servicer contemplated by Item 1108(a)(3) of Regulation AB or (G) any
      Significant Obligor;

            (xxii)  to the extent not otherwise disclosed in the Prospectus
      Supplement, any business relationship, agreement, arrangement, transaction or understanding contemplated by Item 1119(b) of Regulation AB between the
      Depositor, a Mortgage Loan Seller (other than itself) or the Trust, on the one hand, and the Certificate Administrator or any Servicing
      Representative of the Certificate Administrator, on the other hand; and

            (xxiii) to the extent not otherwise disclosed in the Prospectus
      Supplement, any specific relationship involving or relating to the Subject
      Securitization Transaction or the Trust Mortgage Loans contemplated by
      Item 1119(c) of Regulation AB between the Depositor, a Mortgage Loan
      Seller (other than itself) or the Trust, on the one hand, and the
      Certificate Administrator or any Servicing Representative of the
      Certificate Administrator, on the other hand.

            "Certificate Deferred Interest": The amount by which interest distributable with respect to any Class of Principal Balance Certificates (other than the Floating Rate Certificates) or any Group FL REMIC II Regular Interest,
as the case may be, is reduced by the amount of Mortgage Deferred Interest allocable to such Class of Certificates or such Group FL REMIC II Regular
Interest, as the case may be, on any Distribution Date.

            "Certificate Factor": With respect to any Class of Certificates
(other than the Class R and Class Y Certificates) or any Group FL REMIC II
Regular Interest, as of any date of determination, a fraction, expressed as a decimal carried to eight places, the numerator of which is the then-current
Class Principal Balance or Class Notional Amount, as applicable, of such Class of Certificates or such Group FL REMIC II Regular Interest, as the case may be, and the denominator of which is the Original Class Principal Balance or Original
Class Notional Amount of such Class of Certificates or such Group FL REMIC II
Regular Interest, as the case may be.

            "Certificate Notional Amount": With respect to any Class X
Certificate, as of any date of determination, the then notional amount of such
Certificate equal to the product of (a) the Percentage Interest evidenced by such Certificate, multiplied by (b) the then Class Notional Amount of the Class of Class X Certificates to which such Certificate belongs.

            "Certificate Owner": With respect to a Book-Entry Certificate, the
Person who is the beneficial owner of such Certificate as reflected on the books of the Depository or on the books of a

                                      -20-

Depository Participant or on the books of an indirect participating brokerage firm for which a Depository Participant acts as agent.

            "Certificate Principal Balance": With respect to any Principal
Balance Certificate, as of any date of determination, the then outstanding principal amount of such Certificate equal to the product of (a) the Percentage
Interest evidenced by such Certificate, multiplied by (b) the then Class
Principal Balance of the Class of Principal Balance Certificates to which such
Certificate belongs.

            "Certificate Register" and "Certificate Registrar": The register maintained and the registrar appointed pursuant to Section 5.02.

            "Certificateholder": The Person in whose name a Certificate is registered in the Certificate Register, except that (i) only a Permitted
Transferee shall be the Holder of a Class R Certificate for any purpose hereof and, (ii) solely for the purposes of giving any consent, approval or waiver pursuant to this Agreement that relates to any of the Depositor, any Master
Servicer, the Special Servicer, the Certificate Administrator, the Trustee or
any Fiscal Agent in its respective capacity as such (except with respect to amendments or waivers referred to in Sections 7.04 and 11.01 hereof, any consent, approval or waiver required or permitted to be made by the Majority
Controlling Class Certificateholder or the Controlling Class Representative and
any election, removal or replacement of the Special Servicer or the Controlling
Class Representative pursuant to Section 6.09 or Section 3.25, as applicable), any Certificate registered in the name of the Depositor, any Master Servicer, the Special Servicer, the Certificate Administrator, the Trustee or any Fiscal
Agent, as the case may be, or any Certificate registered in the name of any of their respective Affiliates, shall be deemed not to be outstanding, and the
Voting Rights to which it is entitled shall not be taken into account in determining whether the requisite percentage of Voting Rights necessary to effect any such consent, approval or waiver that relates to it has been obtained. The Certificate Registrar shall be entitled to request and rely upon a certificate of the Depositor, any Master Servicer, the Special Servicer or the
Certificate Administrator in determining whether a Certificate is registered in the name of an Affiliate of such Person. All references herein to "Holders" or
"Certificateholders" shall reflect the rights of Certificate Owners as they may indirectly exercise such rights through the Depository and the Depository
Participants, except as otherwise specified herein; provided, however, that the parties hereto shall be required to recognize as a "Holder" or
"Certificateholder" only the Person in whose name a Certificate is registered in the Certificate Register.

            "Citigroup": Citigroup Global Markets Realty Corp. or its successor in interest.

            "Citigroup Mortgage Loan Purchase Agreement": That certain mortgage loan purchase agreement, dated as of July 25, 2007, between the Depositor and
Citigroup and relating to the transfer of certain Trust Mortgage Loans by
Citigroup to the Depositor.

            "Citigroup Trust Mortgage Loans": Each of the Trust Mortgage Loans
transferred and assigned to the Depositor pursuant to the Citigroup Mortgage
Loan Purchase Agreement and each Qualified Substitute Mortgage Loan delivered in replacement thereof in accordance with this Agreement and the Citigroup Mortgage
Loan Purchase Agreement.

            "Class": Collectively, all of the Certificates bearing the same alphabetic or alphanumeric, as applicable, class designation.

                                      -21-

            "Class A-1 Certificate": Any one of the Certificates with a "Class
A-1" designation on the face thereof, substantially in the form of Exhibit A-1 attached hereto, and evidencing a portion of a class of "regular interests" in
REMIC II for purposes of the REMIC Provisions.

            "Class A-1A Certificate": Any one of the Certificates with a "Class
A-1A" designation on the face thereof, substantially in the form of Exhibit A-1 attached hereto, and evidencing a portion of a class of "regular interests" in
REMIC II for purposes of the REMIC Provisions.

            "Class A-2 Certificate": Any one of the Certificates with a "Class
A-2" designation on the face thereof, substantially in the form of Exhibit A-1 attached hereto, and evidencing a portion of a class of "regular interests" in
REMIC II for purposes of the REMIC Provisions.

            "Class A-3 Certificate": Any one of the Certificates with a "Class
A-3" designation on the face thereof, substantially in the form of Exhibit A-1 attached hereto, and evidencing a portion of a class of "regular interests" in
REMIC II for purposes of the REMIC Provisions.

            "Class A-3B Certificate": Any one of the Certificates with a "Class
A-3B" designation on the face thereof, substantially in the form of Exhibit A-1 attached hereto, and evidencing a portion of a class of "regular interests" in
REMIC II for purposes of the REMIC Provisions.

            "Class A-4 Certificate": Any one of the Certificates with a "Class
A-4" designation on the face thereof, substantially in the form of Exhibit A-1 attached hereto, and evidencing a portion of a class of "regular interests" in
REMIC II for purposes of the REMIC Provisions.

            "Class A-4FL Additional Floating Rate I Swap Payment": With respect to any Distribution Date and the applicable Class A-4FL Swap Payment Date to which it relates based on the confirmation under the Class A-4FL Swap Agreement, the applicable "Additional Floating Amount I" within the meaning of the confirmation under the Class A-4FL Swap Agreement.

            "Class A-4FL Available Funds": With respect to any Distribution
Date, an amount equal to (a) the sum of (i) the total amount of all principal and/or interest distributions, as well as all distributions of Yield Maintenance
Charges and Prepayment Premiums, made on or in respect of the Class A-4FL REMIC
II Regular Interest with respect to such Distribution Date and (ii) the amounts, if any, received from the Class A-4FL Swap Counterparty pursuant to the Class
A-4FL Swap Agreement for such Distribution Date, less (b) any Class A-4FL Net
Floating Rate I Swap Payment, Class A-4FL Additional Floating Rate I Swap
Payment and Class A-4FL Floating Rate I Payer Shortfall Reimbursement Payment
required to be paid to the Class A-4FL Swap Counterparty pursuant to the Class
A-4FL Swap Agreement, consistent with Section 3.28, for such Distribution Date.

            "Class A-4FL Certificate": Any one of the Certificates with a "Class
A-4FL" designation on the face thereof, substantially in the form of Exhibit A-4 attached hereto, and evidencing a portion of a class of "regular interests" in
REMIC II for purposes of the REMIC Provisions.

            "Class A-4FL Distribution Conversion": With respect to any
Distribution Date (i) immediately upon and during the continuation of a Class
A-4FL Swap Default while the Certificate Administrator is pursuing remedies under the Class A-4FL Swap Agreement pursuant to Section 3.28, or (ii)
immediately upon and following the termination of the Class A-4FL Swap Agreement until any replacement agreement is entered into, the conversion of distributions to the Class A-4FL Certificates

                                      -22-

from distributions based, in part, on floating interest payments from the Class
A-4FL Swap Counterparty under the Class A-4FL Swap Agreement to distributions based solely on distributions in respect of the Class A-4FL REMIC II Regular
Interest, as specified in Section 4.01.

            "Class A-4FL Floating Rate I Payer Shortfall Reimbursement Payment":
With respect to any Distribution Date and the applicable Class A-4FL Swap
Payment Date to which it relates based on the confirmation under the Class A-4FL
Swap Agreement, the applicable "Floating Rate I Payer Shortfall Reimbursement
Amount" within the meaning of the confirmation under the Swap Agreement.

            "Class A-4FL Floating Rate I Swap Payment": With respect to any
Distribution Date and the applicable Class A-4FL Swap Payment Date to which it relates based on the confirmation under the Class A-4FL Swap Agreement, the applicable "Regular Floating Amount I" within the meaning of the confirmation under the Class A-4FL Swap Agreement.

            "Class A-4FL Floating Rate Account": A segregated custodial account or accounts or subaccount of the Distribution Account created and maintained by the Certificate Administrator, pursuant to Section 3.04(g), in trust for the
Class A-4FL Certificateholders and the Class A-4FL Swap Counterparty, as their interests may appear, which shall be entitled "[NAME OF CERTIFICATE
ADMINISTRATOR], as Certificate Administrator, in trust for the registered holders of Citigroup Commercial Mortgage Trust 2007-C6, Commercial Mortgage
Pass-Through Certificates, Series 2007-C6, Class A-4FL, and [NAME OF CLASS A-4FL
SWAP COUNTERPARTY], as their interests may appear, Floating Rate Account". Any such account or subaccount shall be an Eligible Account or a subaccount of an
Eligible Account.

            "Class A-4FL Floating Rate II Swap Payment": With respect to any
Distribution Date and the applicable Class A-4FL Swap Payment Date to which it relates based on the confirmation under the Class A-4FL Swap Agreement, the applicable "Floating Amount II" within the meaning of the confirmation under the
Class A-4FL Swap Agreement.

            "Class A-4FL Grantor Trust Assets": The assets of Grantor Trust
A-4FL.

            "Class A-4FL Interest Distribution Amount": With respect to any
Distribution Date, an amount equal to (a) the sum of (i) all Distributable
Certificate Interest paid with respect to the Class A-4FL REMIC II Regular
Interest on such Distribution Date, (ii) any Class A-4FL Net Floating Rate II
Swap Payment received from the Swap Counterparty for distribution on such
Distribution Date and (iii) if the Class A-4FL Swap Agreement is terminated and a replacement Class A-4FL Swap Agreement is not obtained, any Class A-4FL Swap
Termination Payment collected during the related Collection Period, less (b) any
Class A-4FL Net Floating Rate I Swap Payment and/or Class A-4FL Floating Rate I
Payer Shortfall Reimbursement Payment made to the Class A-4FL Swap Counterparty with respect to such Distribution Date.

            "Class A-4FL Net Floating Rate I Swap Payment": With respect to any
Distribution Date, the excess, if any, of (i) the Class A-4FL Floating Rate I
Swap Payment for that Distribution Date over (ii) the Class A-4FL Floating Rate
II Swap Payment for that Distribution Date.

            "Class A-4FL Net Floating Rate II Swap Payment": With respect to any
Distribution Date, the excess, if any of (i) the Class A-4FL Floating Rate II
Swap Payment for that Distribution Date over (ii) the Class A-4FL Floating Rate
I Swap Payment for that Distribution Date.

                                      -23-

            "Class A-4FL Principal Distribution Amount": With respect to any
Distribution Date, an amount equal to the aggregate of all principal distributions, if any, allocated pursuant to Section 4.01(a) in respect of the
Class A-4FL REMIC II Regular Interest on such Distribution Date.

            "Class A-4FL REMIC II Regular Interest": The uncertificated interest in REMIC II, designated as "Class A-4FL", constituting a "regular interest" in
REMIC II for purposes of the REMIC Provisions and having the characteristics attributable thereto in this Agreement.

            "Class A-4FL Swap Agreement": The interest rate swap agreement, dated as of July 31, 2007, by and between the Class A-4FL Swap Counterparty and the Certificate Administrator, solely in its capacity as Certificate
Administrator, on behalf of the Trust, and relating to the Class A-4FL REMIC II
Regular Interest, including any schedule, confirmations, credit support annex or other credit support document relating thereto, or any replacement interest rate swap agreement entered into by the Certificate Administrator in accordance with the terms of Section 3.28.

            "Class A-4FL Swap Collateral Account": As defined in Section
3.04(i).

            "Class A-4FL Swap Credit Support Annex": The credit support annex, dated as of July 31, 2007, between the Certificate Administrator on behalf of the Trust and the Class A-4FL Swap Counterparty, which is annexed to and forms part of the Class A-4FL Swap Agreement.

            "Class A-4FL Swap Counterparty": The swap provider under the Class
A-4FL Swap Agreement, which is initially Citibank, N.A.

            "Class A-4FL Swap Custodian":  As defined in Section 3.28.

            "Class A-4FL Swap Default": Any failure on the part of the Class
A-4FL Swap Counterparty (that continues beyond any applicable grace period under the Class A-4FL Swap Agreement) to (i) make a required payment under the Class
A-4FL Swap Agreement as and when due thereunder, or (ii) post collateral or obtain a replacement swap counterparty or a guarantor of the Class A-4FL Swap
Counterparty's obligations, as and when required under the Class A-4FL Swap
Agreement, or if any early termination date relating to circumstances primarily affecting the Swap Counterparty is designated under the Class A-4FL Swap
Agreement in accordance with its terms.

            "Class A-4FL Swap Payment Date": A "Floating Rate I Payer Payment
Date" or "Floating Rate II Payer Payment Date", as applicable, within the meaning of the confirmation under the Class A-4FL Swap Agreement.

            "Class A-4FL Swap Termination Fees": Any fees, costs or expenses payable by the Class A-4FL Swap Counterparty to the Trust in connection with a
Class A-4FL Swap Default, termination of the Class A-4FL Swap Agreement or liquidation of the Class A-4FL Swap Agreement, as specified in the Class A-4FL
Swap Agreement.

            "Class A-J Certificate": Any one of the Certificates with a "Class
A-J" designation on the face thereof, substantially in the form of Exhibit A-3 attached hereto, and evidencing a portion of a class of "regular interests" in
REMIC II for purposes of the REMIC Provisions.

                                      -24-

            "Class A-JFL Additional Floating Rate I Swap Payment": With respect to any Distribution Date and the applicable Class A-JFL Swap Payment Date to which it relates based on the confirmation under the Class A-JFL Swap Agreement, the applicable "Additional Floating Amount I" within the meaning of the confirmation under the Class A-JFL Swap Agreement.

            "Class A-JFL Available Funds": With respect to any Distribution
Date, an amount equal to (a) the sum of (i) the total amount of all principal and/or interest distributions, as well as all distributions of Yield Maintenance
Charges and Prepayment Premiums, made on or in respect of the Class A-JFL REMIC
II Regular Interest with respect to such Distribution Date and (ii) the amounts, if any, received from the Class A-JFL Swap Counterparty pursuant to the Class
A-JFL Swap Agreement for such Distribution Date, less (b) any Class A-JFL Net
Floating Rate I Swap Payment, Class A-JFL Additional Floating Rate I Swap
Payment and Class A-JFL Floating Rate I Payer Shortfall Reimbursement Payment
required to be paid to the Class A-JFL Swap Counterparty pursuant to the Class
A-JFL Swap Agreement, consistent with Section 3.28, for such Distribution Date.

            "Class A-JFL Certificate": Any one of the Certificates with a "Class
A-JFL" designation on the face thereof, substantially in the form of Exhibit A-4 hereto, and evidencing an undivided beneficial interest in Grantor Trust A-JFL.

            "Class A-JFL Distribution Conversion": With respect to any
Distribution Date (i) immediately upon and during the continuation of a Class
A-JFL Swap Default while the Certificate Administrator is pursuing remedies under the Class A-JFL Swap Agreement pursuant to Section 3.28, or (ii)
immediately upon and following the termination of the Class A-JFL Swap Agreement until any replacement agreement is entered into, the conversion of distributions to the Class A-JFL Certificates from distributions based, in part, on floating interest payments from the Class A-JFL Swap Counterparty under the Class A-JFL
Swap Agreement to distributions based solely on distributions in respect of the
Class A-JFL REMIC II Regular Interest, as specified in Section 4.01.

            "Class A-JFL Floating Rate I Payer Shortfall Reimbursement Payment":
With respect to any Distribution Date and the applicable Class A-JFL Swap
Payment Date to which it relates based on the confirmation under the Class A-JFL
Swap Agreement, the applicable "Floating Rate I Payer Shortfall Reimbursement
Amount" within the meaning of the confirmation under the Swap Agreement.

            "Class A-JFL Floating Rate I Swap Payment": With respect to any
Distribution Date and the applicable Class A-JFL Swap Payment Date to which it relates based on the confirmation under the Class A-JFL Swap Agreement, the applicable "Regular Floating Amount I" within the meaning of the confirmation under the Class A-JFL Swap Agreement.

            "Class A-JFL Floating Rate Account": A segregated custodial account or accounts or subaccount of the Distribution Account created and maintained by the Certificate Administrator, pursuant to Section 3.04(g), in trust for the
Class A-JFL Certificateholders and the Class A-JFL Swap Counterparty, as their interests may appear, which shall be entitled "[NAME OF CERTIFICATE
ADMINISTRATOR], as Certificate Administrator, in trust for the registered holders of Citigroup Commercial Mortgage Trust 2007-C6, Commercial Mortgage
Pass-Through Certificates, Series 2007-C6, Class A-JFL, and [NAME OF CLASS A-JFL
SWAP COUNTERPARTY], as their interests may appear, Floating Rate Account". Any such account or subaccount shall be an Eligible Account or a subaccount of an
Eligible Account.

                                      -25-

            "Class A-JFL Floating Rate II Swap Payment": With respect to any
Distribution Date and the applicable Class A-JFL Swap Payment Date to which it relates based on the confirmation under the Class A-JFL Swap Agreement, the applicable "Floating Amount II" within the meaning of the confirmation under the
Class A-JFL Swap Agreement.

            "Class A-JFL Grantor Trust Assets": The assets of Grantor Trust
A-JFL.

            "Class A-JFL Interest Distribution Amount": With respect to any
Distribution Date, an amount equal to (a) the sum of (i) all Distributable
Certificate Interest paid with respect to the Class A-JFL REMIC II Regular
Interest on such Distribution Date, (ii) any Class A-JFL Net Floating Rate II
Swap Payment received from the Swap Counterparty for distribution on such
Distribution Date and (iii) if the Class A-JFL Swap Agreement is terminated and a replacement Class A-JFL Swap Agreement is not obtained, any Class A-JFL Swap
Termination Payment collected during the related Collection Period, less (b) any
Class A-JFL Net Floating Rate I Swap Payment and/or Class A-JFL Floating Rate I
Payer Shortfall Reimbursement Payment made to the Class A-JFL Swap Counterparty with respect to such Distribution Date.

            "Class A-JFL Net Floating Rate I Swap Payment": With respect to any
Distribution Date, the excess, if any, of (i) the Class A-JFL Floating Rate I
Swap Payment for that Distribution Date over (ii) the Class A-JFL Floating Rate
II Swap Payment for that Distribution Date.

            "Class A-JFL Net Floating Rate II Swap Payment": With respect to any
Distribution Date, the excess, if any of (i) the Class A-JFL Floating Rate II
Swap Payment for that Distribution Date over (ii) the Class A-JFL Floating Rate
I Swap Payment for that Distribution Date.

            "Class A-JFL Principal Distribution Amount": With respect to any
Distribution Date, an amount equal to the aggregate of all principal distributions, if any, allocated pursuant to Section 4.01(a) in respect of the
Class A-JFL REMIC II Regular Interest on such Distribution Date.

            "Class A-JFL REMIC II Regular Interest": The uncertificated interest in REMIC II, designated as "Class A-JFL", constituting a "regular interest" in
REMIC II for purposes of the REMIC Provisions and having the characteristics attributable thereto in this Agreement.

            "Class A-JFL Swap Agreement": The interest rate swap agreement, dated as of July 31, 2007, by and between the Class A-JFL Swap Counterparty and the Certificate Administrator, solely in its capacity as Certificate
Administrator, on behalf of the Trust, and relating to the Class A-JFL REMIC II
Regular Interest, including any schedule, confirmations, credit support annex or other credit support document relating thereto, or any replacement interest rate swap agreement entered into by the Certificate Administrator in accordance with the terms of Section 3.28.

            "Class A-JFL Swap Collateral Account": As defined in Section
3.04(i).

            "Class A-JFL Swap Credit Support Annex": The credit support annex, dated as of July 31, 2007, between the Certificate Administrator on behalf of the Trust and the Class A-JFL Swap Counterparty, which is annexed to and forms part of the Class A-JFL Swap Agreement.

            "Class A-JFL Swap Counterparty": The swap provider under the Class
A-JFL Swap Agreement, which is initially Citibank, N.A.

                                      -26-

            "Class A-JFL Swap Custodian": As defined in Section 3.28.

            "Class A-JFL Swap Default": Any failure on the part of the Class
A-JFL Swap Counterparty (that continues beyond any applicable grace period under the Class A-JFL Swap Agreement) to (i) make a required payment under the Class
A-JFL Swap Agreement as and when due thereunder, or (ii) post collateral or obtain a replacement swap counterparty or a guarantor of the Class A-JFL Swap
Counterparty's obligations, as and when required under the Class A-JFL Swap
Agreement, or if any early termination date relating to circumstances primarily affecting the Swap Counterparty is designated under the Class A-JFL Swap
Agreement in accordance with its terms.

            "Class A-JFL Swap Payment Date": A "Floating Rate I Payer Payment
Date" or "Floating Rate II Payer Payment Date", as applicable, within the meaning of the confirmation under the Class A-JFL Swap Agreement.

            "Class A-M Certificate": Any one of the Certificates with a "Class
A-M" designation on the face thereof, substantially in the form of Exhibit A-3 attached hereto, and evidencing a portion of a *class of "regular interests" in
REMIC II for purposes of the REMIC Provisions.

            "Class A-MFL Additional Floating Rate I Swap Payment": With respect to any Distribution Date and the applicable Class A-MFL Swap Payment Date to which it relates based on the confirmation under the Class A-MFL Swap Agreement, the applicable "Additional Floating Amount I" within the meaning of the confirmation under the Class A-MFL Swap Agreement.

            "Class A-MFL Available Funds": With respect to any Distribution
Date, an amount equal to (a) the sum of (i) the total amount of all principal and/or interest distributions, as well as all distributions of Yield Maintenance
Charges and Prepayment Premiums, made on or in respect of the Class A-MFL REMIC
II Regular Interest with respect to such Distribution Date and (ii) the amounts, if any, received from the Class A-MFL Swap Counterparty pursuant to the Class
A-MFL Swap Agreement for such Distribution Date, less (b) any Class A-MFL Net
Floating Rate I Swap Payment, Class A-MFL Additional Floating Rate I Swap
Payment and Class A-MFL Floating Rate I Payer Shortfall Reimbursement Payment
required to be paid to the Class A-MFL Swap Counterparty pursuant to the Class
A-MFL Swap Agreement, consistent with Section 3.28, for such Distribution Date.

            "Class A-MFL Certificate": Any one of the Certificates with a "Class
A-MFL" designation on the face thereof, substantially in the form of Exhibit A-4 hereto, and evidencing an undivided beneficial interest in Grantor Trust A-MFL.

            "Class A-MFL Distribution Conversion": With respect to any
Distribution Date (i) immediately upon and during the continuation of a Class
A-MFL Swap Default while the Certificate Administrator is pursuing remedies under the Class A-MFL Swap Agreement pursuant to Section 3.28, or (ii)
immediately upon and following the termination of the Class A-MFL Swap Agreement until any replacement agreement is entered into, the conversion of distributions to the Class A-MFL Certificates from distributions based, in part, on floating interest payments from the Class A-MFL Swap Counterparty under the Class A-MFL
Swap Agreement to distributions based solely on distributions in respect of the
Class A-MFL REMIC II Regular Interest, as specified in Section 4.01.

            "Class A-MFL Floating Rate I Payer Shortfall Reimbursement Payment":
With respect to any Distribution Date and the applicable Class A-MFL Swap
Payment Date to which it relates based

                                      -27-

on the confirmation under the Class A-MFL Swap Agreement, the applicable
"Floating Rate I Payer Shortfall Reimbursement Amount" within the meaning of the confirmation under the Swap Agreement.

            "Class A-MFL Floating Rate I Swap Payment": With respect to any
Distribution Date and the applicable Class A-MFL Swap Payment Date to which it relates based on the confirmation under the Class A-MFL Swap Agreement, the applicable "Regular Floating Amount I" within the meaning of the confirmation under the Class A-MFL Swap Agreement.

            "Class A-MFL Floating Rate Account": A segregated custodial account or accounts or subaccount of the Distribution Account created and maintained by the Certificate Administrator, pursuant to Section 3.04(g), in trust for the
Class A-MFL Certificateholders and the Class A-MFL Swap Counterparty, as their interests may appear, which shall be entitled "[NAME OF CERTIFICATE
ADMINISTRATOR], as Certificate Administrator, in trust for the registered holders of Citigroup Commercial Mortgage Trust 2007-C6, Commercial Mortgage
Pass-Through Certificates, Series 2007-C6, Class A-MFL, and [NAME OF CLASS A-MFL
SWAP COUNTERPARTY], as their interests may appear, Floating Rate Account". Any such account or subaccount shall be an Eligible Account or a subaccount of an
Eligible Account.

            "Class A-MFL Floating Rate II Swap Payment": With respect to any
Distribution Date and the applicable Class A-MFL Swap Payment Date to which it relates based on the confirmation under the Class A-MFL Swap Agreement, the applicable "Floating Amount II" within the meaning of the confirmation under the
Class A-MFL Swap Agreement.

            "Class A-MFL Grantor Trust Assets": The assets of Grantor Trust
A-MFL.

            "Class A-MFL Interest Distribution Amount": With respect to any
Distribution Date, an amount equal to (a) the sum of (i) all Distributable
Certificate Interest paid with respect to the Class A-MFL REMIC II Regular
Interest on such Distribution Date, (ii) any Class A-MFL Net Floating Rate II
Swap Payment received from the Swap Counterparty for distribution on such
Distribution Date and (iii) if the Class A-MFL Swap Agreement is terminated and a replacement Class A-MFL Swap Agreement is not obtained, any Class A-MFL Swap
Termination Payment collected during the related Collection Period, less (b) any
Class A-MFL Net Floating Rate I Swap Payment and/or Class A-MFL Floating Rate I
Payer Shortfall Reimbursement Payment made to the Class A-MFL Swap Counterparty with respect to such Distribution Date.

            "Class A-MFL Net Floating Rate I Swap Payment": With respect to any
Distribution Date, the excess, if any, of (i) the Class A-MFL Floating Rate I
Swap Payment for that Distribution Date over (ii) the Class A-MFL Floating Rate
II Swap Payment for that Distribution Date.

            "Class A-MFL Net Floating Rate II Swap Payment": With respect to any
Distribution Date, the excess, if any of (i) the Class A-MFL Floating Rate II
Swap Payment for that Distribution Date over (ii) the Class A-MFL Floating Rate
I Swap Payment for that Distribution Date.

            "Class A-MFL Principal Distribution Amount": With respect to any
Distribution Date, an amount equal to the aggregate of all principal distributions, if any, allocated pursuant to Section 4.01(a) in respect of the
Class A-MFL REMIC II Regular Interest on such Distribution Date.

                                      -28-

            "Class A-MFL REMIC II Regular Interest": The uncertificated interest in REMIC II, designated as "Class A-MFL", constituting a "regular interest" in
REMIC II for purposes of the REMIC Provisions and having the characteristics attributable thereto in this Agreement.

            "Class A-MFL Swap Agreement": The interest rate swap agreement, dated as of July 31, 2007, by and between the Class A-MFL Swap Counterparty and the Certificate Administrator, solely in its capacity as Certificate
Administrator, on behalf of the Trust, and relating to the Class A-MFL REMIC II
Regular Interest, including any schedule, confirmations, credit support annex or other credit support document relating thereto, or any replacement interest rate swap agreement entered into by the Certificate Administrator in accordance with the terms of Section 3.28.

            "Class A-MFL Swap Collateral Account": As defined in Section
3.04(i).

            "Class A-MFL Swap Credit Support Annex": The credit support annex, dated as of July 31, 2007, between the Certificate Administrator on behalf of the Trust and the Class A-MFL Swap Counterparty, which is annexed to and forms part of the Class A-MFL Swap Agreement.

            "Class A-MFL Swap Counterparty": The swap provider under the Class
A-MFL Swap Agreement, which is initially Citibank, N.A.

            "Class A-MFL Swap Custodian": As defined in Section 3.28.

            "Class A-MFL Swap Default": Any failure on the part of the Class
A-MFL Swap Counterparty (that continues beyond any applicable grace period under the Class A-MFL Swap Agreement) to (i) make a required payment under the Class
A-MFL Swap Agreement as and when due thereunder, or (ii) post collateral or obtain a replacement swap counterparty or a guarantor of the Class A-MFL Swap
Counterparty's obligations, as and when required under the Class A-MFL Swap
Agreement, or if any early termination date relating to circumstances primarily affecting the Swap Counterparty is designated under the Class A-MFL Swap
Agreement in accordance with its terms.

            "Class A-MFL Swap Payment Date": A "Floating Rate I Payer Payment
Date" or a "Floating Rate II Payer Payment Date", as applicable, within the meaning of the confirmation under the Class A-MFL Swap Agreement.

             "Class A-SB Certificate": Any one of the Certificates with a "Class
A-SB" designation on the face thereof, substantially in the form of Exhibit A-1 attached hereto, and evidencing a portion of a class of "regular interests" in
REMIC II for purposes of the REMIC Provisions.

            "Class A-SB Planned Principal Balance": With respect to any
Distribution Date, the targeted Class Principal Balance of the Class A-SB
Certificates for such date set forth on Schedule V attached hereto.

            "Class B Certificate": Any one of the Certificates with a "Class B"
designation on the face thereof, substantially in the form of Exhibit A-3 attached hereto, and evidencing a portion of a class of "regular interests" in
REMIC II for purposes of the REMIC Provisions.

                                      -29-

            "Class B Through S Certificate": Any Class B, Class C, Class D,
Class E, Class F, Class G, Class H Class J, Class K, Class L, Class M, Class N,
Class O, Class P, Class Q or Class S Certificate.

            "Class C Certificate": Any one of the Certificates with a "Class C"
designation on the face thereof, substantially in the form of Exhibit A-3 attached hereto, and evidencing a portion of a class of "regular interests" in
REMIC II for purposes of the REMIC Provisions.

            "Class D Certificate": Any one of the Certificates with a "Class D"
designation on the face thereof, substantially in the form of Exhibit A-3 attached hereto, and evidencing a portion of a class of "regular interests" in
REMIC II for purposes of the REMIC Provisions.

            "Class E Certificate": Any one of the Certificates with a "Class E"
designation on the face thereof, substantially in the form of Exhibit A-3 attached hereto, and evidencing a portion of a class of "regular interests" in
REMIC II for purposes of the REMIC Provisions.

            "Class F Certificate": Any one of the Certificates with a "Class F"
designation on the face thereof, substantially in the form of Exhibit A-3 attached hereto, and evidencing a portion of a class of "regular interests" in
REMIC II for purposes of the REMIC Provisions.

            "Class G Certificate": Any one of the Certificates with a "Class G"
designation on the face thereof, substantially in the form of Exhibit A-4 attached hereto, and evidencing a portion of a class of "regular interests" in
REMIC II for purposes of the REMIC Provisions.

            "Class H Certificate": Any one of the Certificates with a "Class H"
designation on the face thereof, substantially in the form of Exhibit A-4 attached hereto, and evidencing a portion of a class of "regular interests" in
REMIC II for purposes of the REMIC Provisions.

            "Class J Certificate": Any one of the Certificates with a "Class J"
designation on the face thereof, substantially in the form of Exhibit A-4 attached hereto, and evidencing a portion of a class of "regular interests" in
REMIC II for purposes of the REMIC Provisions.

            "Class K Certificate": Any one of the Certificates with a "Class K"
designation on the face thereof, substantially in the form of Exhibit A-4 attached hereto, and evidencing a portion of a class of "regular interests" in
REMIC II for purposes of the REMIC Provisions.

            "Class L Certificate": Any one of the Certificates with a "Class L"
designation on the face thereof, substantially in the form of Exhibit A-4 attached hereto, and evidencing a portion of a class of "regular interests" in
REMIC II for purposes of the REMIC Provisions.

            "Class M Certificate": Any one of the Certificates with a "Class M"
designation on the face thereof, substantially in the form of Exhibit A-4 attached hereto, and evidencing a portion of a class of "regular interests" in
REMIC II for purposes of the REMIC Provisions.

            "Class N Certificate": Any one of the Certificates with a "Class N"
designation on the face thereof, substantially in the form of Exhibit A-4 attached hereto, and evidencing a portion of a class of "regular interests" in
REMIC II for purposes of the REMIC Provisions.

                                      -30-

            "Class Notional Amount": The aggregate hypothetical or notional amount on which the Class X Certificates collectively accrue or are deemed to accrue interest from time to time. As of any date of determination, the Class
Notional Amount of the Class X Certificates shall equal the then aggregate of the Component Notional Amounts of all the Class X Components.

            "Class O Certificate": Any one of the Certificates with a "Class O"
designation on the face thereof, substantially in the form of Exhibit A-4 attached hereto, and evidencing a portion of a class of "regular interests" in
REMIC II for purposes of the REMIC Provisions.

            "Class P Certificate": Any one of the Certificates with a "Class P"
designation on the face thereof, substantially in the form of Exhibit A-4 attached hereto, and evidencing a portion of a class of "regular interests" in
REMIC II for purposes of the REMIC Provisions.

            "Class Principal Balance": The aggregate principal balance of any
Class of Principal Balance Certificates or any Group FL REMIC II Regular
Interest, as the case may be, outstanding from time to time. As of the Closing
Date, the Class Principal Balance of each Class of Principal Balance
Certificates (exclusive of the Floating Rate Certificates) and each Group FL
REMIC II Regular Interest shall equal the Original Class Principal Balance thereof. On each Distribution Date, the Class Principal Balances of the respective Classes of the Principal Balance Certificates (exclusive of the
Floating Rate Certificates) and the respective Group FL REMIC II Regular
Interests shall each be reduced by: (a) the amount of any distributions of principal made thereon on such Distribution Date pursuant to Section 4.01; and
(b) the amount of any Realized Losses and Additional Trust Fund Expenses
allocated thereto on such Distribution Date pursuant to Section 4.04(a). The
Class Principal Balances of the respective Classes of Principal Balance
Certificates (exclusive of the Floating Rate Certificates) and the respective
Group FL REMIC II Regular Interests will each be increased on any Distribution
Date by the amount of any Certificate Deferred Interest with respect thereto for such Distribution Date. Distributions in respect of a reimbursement of Realized
Losses and Additional Trust Fund Expenses previously allocated to a Class of
Principal Balance Certificates or a Group FL REMIC II Regular Interest, as the
case may be, shall not constitute distributions of principal and shall not result in reduction of the related Class Principal Balance. The Class Principal
Balance of the Class A-4FL Certificates shall at all times equal the Class
Principal Balance of the Class A-4FL REMIC II Regular Interest; the Class
Principal Balance of the Class A-MFL Certificates shall at all times equal the
Class Principal Balance of the Class A-MFL REMIC II Regular Interest; and the
Class Principal Balance of the Class A-JFL Certificates shall at all times equal the Class Principal Balance of the Class A-JFL REMIC II Regular Interest.

            "Class Q Certificate": Any one of the Certificates with a "Class Q"
designation on the face thereof, substantially in the form of Exhibit A-4 attached hereto, and evidencing a portion of a class of "regular interests" in
REMIC II for purposes of the REMIC Provisions.

            "Class R Certificate": Any one of the Certificates with a "Class R"
designation on the face thereof, substantially in the form of Exhibit A-5 attached hereto, and evidencing the sole class of "residual interests" in each of the Loan REMICs, REMIC I and REMIC II for purposes of the REMIC Provisions.

            "Class S Certificate": Any one of the Certificates with a "Class S"
designation on the face thereof, substantially in the form of Exhibit A-4 attached hereto, and evidencing a portion of a class of "regular interests" in
REMIC II for purposes of the REMIC Provisions.

                                      -31-

            "Class X Certificate": Any one of the Certificates with a "Class X"
designation on the face thereof, substantially in the form of Exhibit A-2 attached hereto, and evidencing all of the Class X Components, each of which is a "regular interest" in REMIC II for purposes of the REMIC Provisions.

            "Class X Component": Any one of the multiple components of the Class
X Certificates, each of which (i) shall constitute a separate "regular interest"
in REMIC II for purposes of the REMIC Provisions and (ii) has an alphabetic or alphanumeric, as the case may be, designation of "X-" followed by the alphabetic or alphanumeric, as the case may be, designation of its Corresponding REMIC I
Regular Interest. Each Class X Component shall accrue interest at its Class X
Strip Rate in effect from time to time on its Component Notional Amount outstanding from time to time, which Component Notional Amount shall equal the
REMIC I Principal Balance of such Class X Component's Corresponding REMIC I
Regular Interest.

            "Class X Strip Rate": With respect to any Class X Component, for any
Distribution Date, an annual rate equal to the excess, if any, of (A) the REMIC
I Remittance Rate with respect to such Class X Component's Corresponding REMIC I
Regular Interest for such Distribution Date, over (B) the Adjusted REMIC I
Remittance Rate with respect to such Class X Component's Corresponding REMIC I
Regular Interest for such Distribution Date.

            "Class Y Certificate": Any one of the Certificates with a "Class Y"
designation on the face thereof, substantially in the form of Exhibit A-6 attached hereto, and evidencing a proportionate interest in Grantor Trust Y.

            "Class Y Grantor Trust Assets": The assets of Grantor Trust Y.

            "Closing Date": July 31, 2007.

            "CMSA": The Commercial Mortgage Securities Association or any
successor organization.

            "CMSA Advance Recovery Report": A report substantially in the form of, and containing the information called for in, the downloadable form of the
"Advance Recovery Report" available as of the Closing Date on the CMSA Website, or such other form for the presentation of such information and containing such additional information as may from time to time be recommended by the CMSA for commercial mortgage-backed securities transactions generally; provided that the
Master Servicers shall have 60 days (after the date on which any such other form or additional information requirement is adopted as part of the CMSA Investor
Reporting Package) to implement the use of such other form or provide such additional information with respect to any "CMSA Advance Recovery Report"
required to be delivered following the expiration of such 60 days.

            "CMSA Appraisal Reduction Template": The report substantially in the form of, and containing the information called for in, the downloadable form of the "Appraisal Reduction Template" available as of the Closing Date on the CMSA
Website, or such other form for the presentation of such information and containing such additional information as may from time to time be approved by the CMSA for commercial mortgage securities transactions generally.

            "CMSA Bond Level File": The monthly report substantially in the form of, and containing the information called for in, the downloadable form of the
"CMSA Bond Level File"

                                      -32-

available as of the Closing Date on the CMSA Website, or such other form for the presentation of such information and containing such additional information as may from time to time be approved by the CMSA for commercial mortgage securities transactions generally.

            "CMSA Collateral Summary File": The report substantially in the form of, and containing the information called for in, the downloadable form of the
"Collateral Summary File" available as of the Closing Date on the CMSA Website, or such other form for the presentation of such information and containing such additional information as may from time to time be approved by the CMSA for commercial mortgage securities transactions generally.

            "CMSA Comparative Financial Status Report": The report substantially in the form of, and containing the information called for in, the downloadable form of the "Comparative Financial Status Report" available as of the Closing
Date on the CMSA Website, or such other form for the presentation of such information and containing such additional information as may from time to time be approved by the CMSA for commercial mortgage securities transactions generally; provided that the Master Servicers shall have 60 days (after the date on which any such other form or additional information requirement is adopted as part of the CMSA Investor Reporting Package) to implement the use of such other form or provide such additional information with respect to any "CMSA
Comparative Financial Status Report" required to be delivered following the expiration of such 60 days. In connection with preparing the CMSA Comparative
Financial Status Report, each Master Servicer shall process (a) the applicable interim financial statements beginning with interim financial statements for the fiscal quarter ending September 2007, and (b) the applicable annual financial statements beginning with annual financial statements for the 2007 fiscal year.

            "CMSA Delinquent Loan Status Report": The report substantially in the form of, and containing the information called for in, the downloadable form of the "Delinquent Loan Status Report" available as of the Closing Date on the
CMSA Website, or such other form for the presentation of such information and containing such additional information as may from time to time be approved by the CMSA for commercial mortgage securities transactions generally; provided that the Master Servicers shall have 60 days (after the date on which any such other form or additional information requirement is adopted as part of the CMSA
Investor Reporting Package) to implement the use of such other form or provide such additional information with respect to any "CMSA Delinquent Loan Status
Report" required to be delivered following the expiration of such 60 days.

            "CMSA Financial File": The report substantially in the form of, and containing the information called for in, the downloadable form of the
"Financial File" available as of the Closing Date on the CMSA Website, or such other form for the presentation of such information and containing such additional information as may from time to time be approved by the CMSA for commercial mortgage securities transactions generally; provided that the Master
Servicers shall have 60 days (after the date on which any such other form or additional information requirement is adopted as part of the CMSA Investor
Reporting Package) to implement the use of such other form or provide such additional information with respect to any "CMSA Financial File" required to be delivered following the expiration of such 60 days.

             "CMSA Historical Bond/Collateral Realized Loss Reconciliation
Template": A report (prepared by the Certificate Administrator) substantially in the form of, and containing the information called for in, the downloadable form of the "Historical Bond/Collateral Realized Loss Reconciliation

                                      -33-

Template" available as of the Closing Date on the CMSA Website, or such other form for the presentation of such information and containing such additional information as may from time to time be approved by the CMSA for commercial mortgage securities transactions generally.

            "CMSA Historical Liquidation Loss Template": The report
substantially in the form of, and containing the information called for in, the downloadable form of the "Historical Liquidation Loss Template" available as of the Closing Date on the CMSA Website, or such other form for the presentation of such information and containing such additional information as may from time to time be approved by the CMSA for commercial mortgage securities transactions generally.

            "CMSA Historical Loan Modification and Corrected Mortgage Loan
Report": A report substantially in the form of, and containing the information called for in, the downloadable form of the "Historical Loan Modification and
Corrected Mortgage Loan Report" available as of the Closing Date on the CMSA
Website, or such other form for the presentation of such information and containing such additional information as may from time to time be approved by the CMSA for commercial mortgage securities transactions generally.

            "CMSA Interest Shortfall Reconciliation Template": A report
(prepared by the Certificate Administrator) substantially in the form of, and containing the information called for in, the downloadable form of the "Interest
Shortfall Reconciliation Template" available as of the Closing Date on the CMSA
Website, or such other form for the presentation of such information and containing such additional information as may from time to time be approved by the CMSA for commercial mortgage securities transactions generally.

            "CMSA Investor Reporting Package": Collectively:

            (a)   the following seven data files: (i) CMSA Loan Setup File, (ii)
                  CMSA Loan Periodic Update File, (iii) CMSA Property File, (iv)
                  CMSA Financial File, (v) CMSA Special Servicer Loan File, (vi)
                  CMSA Bond Level File, and (vii) CMSA Collateral Summary File;

            (b)   the following ten supplemental reports: (i) CMSA Servicer
                  Watch List, (ii) CMSA Delinquent Loan Status Report, (iii)
                  CMSA REO Status Report, (iv) CMSA Comparative Financial Status
                  Report, (v) CMSA Historical Loan Modification and Corrected
                  Mortgage Loan Report, (vi) CMSA Loan Level Reserve/LOC Report,
                  (vii) CMSA Total Loan Report, (viii) CMSA Advance Recovery
                  Report, (ix) CMSA Operating Statement Analysis Report and (x)
                  CMSA NOI Adjustment Worksheet;

            (c)   the following six templates: (i) CMSA Appraisal Reduction
                  Template, (ii) CMSA Servicer Realized Loss Template, (iii)
                  CMSA Reconciliation of Funds Template, (iv) CMSA Historical
                  Bond/Collateral Realized Loss Reconciliation Template, (v)
                  CMSA Historical Liquidation Loss Template, and (vi) CMSA
                  Interest Shortfall Reconciliation Template; and

            (d)   such other files, reports or templates as the CMSA may approve from time to time as being part of the CMSA Investor Reporting
                  Package for commercial mortgage securitization trusts
                  generally.

                                      -34-

            "CMSA Loan Level Reserve/LOC Report": The report substantially in the form of, and containing the information called for in, the downloadable form of the "CMSA Loan Level Reserve/LOC Report" available as of the Closing Date on the CMSA Website, or such other form for the presentation of such information and containing such additional information as may from time to time be approved by the CMSA for commercial mortgage securities transactions generally.

            "CMSA Loan Periodic Update File": The monthly report substantially in the form of, and containing the information called for in, the downloadable form of the "Loan Periodic Update File" available as of the Closing Date on the
CMSA Website, or such other form for the presentation of such information and containing such additional information as may from time to time be approved by the CMSA for commercial mortgage securities transactions generally.

            "CMSA Loan Setup File": The report substantially in the form of, and containing the information called for in, the downloadable form of the "Loan
Setup File" available as of the Closing Date on the CMSA Website, or such other form for the presentation of such information and containing such additional information as may from time to time be approved by the CMSA for commercial mortgage securities transactions generally.

            "CMSA NOI Adjustment Worksheet": A report substantially in the form of, and containing the information called for in, the downloadable form of the
"NOI Adjustment Worksheet" available as of the Closing Date on the CMSA Website, or such other form for the presentation of such information and containing such additional information as may from time to time be approved by the CMSA for commercial mortgage securities transactions; provided that the Master Servicers shall have 60 days (after the date on which any such other form or additional information requirement is adopted as part of the CMSA Investor Reporting
Package) to implement the use of such other form or provide such additional information with respect to any "CMSA NOI Adjustment Worksheet" required to be delivered following the expiration of such 60 days, and in any event, shall present the computations made in accordance with the methodology described in such form to "normalize" the full year net operating income and debt service coverage numbers used in the other reports required by this Agreement.

            "CMSA Operating Statement Analysis": A report substantially in the form of, and containing the information called for in, the downloadable form of the "Operating Statement Analysis Report" available as of the Closing Date on the CMSA Website or in such other form for the presentation of such information and containing such additional information as may from time to time be approved by the CMSA for commercial mortgage-backed securities transactions generally;
provided that the Master Servicers shall have 60 days (after the date on which any such other form or additional information requirement is adopted as part of the CMSA Investor Reporting Package) to implement the use of such other form or provide such additional information with respect to any "CMSA Operating
Statement Analysis" required to be delivered following the expiration of such 60 days.

             "CMSA Property File": A report substantially in the form of, and containing the information called for in, the downloadable form of the "Property
File" available as of the Closing Date on the CMSA Website, or such other form for the presentation of such information and containing such additional information as may from time to time be approved by the CMSA for commercial mortgage securities transactions generally; provided that the Master Servicers shall have 60 days (after the date on which any such other form or additional information requirement is adopted as part of the CMSA

                                      -35-

Investor Reporting Package) to implement the use of such other form or provide such additional information with respect to any "CMSA Property File" required to be delivered following the expiration of such 60 days.

            "CMSA Reconciliation of Funds Template": A report (prepared by the
Certificate Administrator) substantially in the form of, and containing the information called for in, the downloadable form of the "Reconciliation of Funds
Template" available as of the Closing Date on the CMSA Website, or such other form for the presentation of such information and containing such additional information as may from time to time be approved by the CMSA for commercial mortgage securities transactions generally.

            "CMSA REO Status Report": A report substantially in the form of, and containing the information called for in, the downloadable form of the "REO
Status Report" available as of the Closing Date on the CMSA Website, or in such other form for the presentation of such information and containing such additional information as may from time to time be approved by the CMSA for commercial mortgage securities transactions generally and is reasonably acceptable to the Special Servicer.

            "CMSA Servicer Realized Loss Template": A report (prepared by the
Master Servicer, in the case of a Performing Serviced Mortgage Loan, and by the
Special Servicer, in the case of a Specially Serviced Mortgage Loan)
substantially in the form of, and containing the information called for in, the downloadable form of the "Servicer Realized Loss Template" available as of the
Closing Date on the CMSA Website, or such other form for the presentation of such information and containing such additional information as may from time to time be approved by the CMSA for commercial mortgage securities transactions generally; provided that the Master Servicers shall have 60 days (after the date on which any such other form or additional information requirement is adopted as part of the CMSA Investor Reporting Package) to implement the use of such other form or provide such additional information with respect to any "CMSA Servicer
Realized Loss Template" required to be delivered following the expiration of such 60 days.

            "CMSA Servicer Watchlist": For any Determination Date, a report substantially in the form of, and containing the information called for in, the downloadable form of the "Servicer Watchlist/Portfolio Review Guidelines"
available as of the Closing Date on the CMSA Website, or in such other final form for the presentation of such information and containing such additional information as may from time to time be approved by the CMSA for commercial mortgage securities transactions generally; provided that the Master Servicers shall have 60 days (after the date on which any such other form or additional information requirement is adopted as part of the CMSA Investor Reporting
Package) to implement the use of such other form or provide such additional information with respect to any "CMSA Servicer Watchlist" required to be delivered following the expiration of such 60 days.

            "CMSA Special Servicer Loan File": A report (prepared by the Special
Servicer) substantially in the form of, and containing the information called for in, the downloadable form of the "Special Servicer Loan File" available as of the Closing Date on the CMSA Website, or such other form for the presentation of such information and containing such additional information as may from time to time be approved by the CMSA for commercial mortgage securities transactions generally.

                                      -36-

            "CMSA Total Loan Report": The monthly report (prepared by the Master
Servicer) substantially in the form of, and containing the information called for in, the downloadable form of the "Total Loan Report" available as of the
Closing Date on the CMSA Website, or such other form for the presentation of such information and containing such additional information as may from time to time be approved by the CMSA for commercial mortgage securities transactions generally; provided that the Master Servicers shall have 60 days (after the date on which any such other form or additional information requirement is adopted as part of the CMSA Investor Reporting Package) to implement the use of such other form or provide such additional information with respect to any "CMSA Total Loan
Report" required to be delivered following the expiration of such 60 days.

            "CMSA Website": The website maintained by the CMSA with an address, as of the Closing Date, of "www.cmbs.org."

            "Code": The Internal Revenue Code of 1986, as amended, and applicable temporary or final regulations of the U.S. Department of the Treasury promulgated thereunder.

            "Co-Lender Agreement": Any of the A/B Co-Lender Agreements, the A/A
Co-Lender Agreements and the Ala Moana Portfolio Co-Lender Agreement.

            "Collection Account": The segregated account or accounts created and maintained by each Master Servicer pursuant to Section 3.04(a) on behalf of the
Trustee in trust for Certificateholders, which shall be entitled "[NAME OF
SUBJECT MASTER SERVICER], as a Master Servicer for [NAME OF TRUSTEE], as
Trustee, on behalf of and in trust for the registered holders of Citigroup
Commercial Mortgage Trust 2007-C6, Commercial Mortgage Pass-Through
Certificates, Series 2007-C6".

            "Collection Period": With respect to any Distribution Date or P&I
Advance Date, the period that begins on the day immediately following the
Determination Date in the calendar month preceding the month in which such
Distribution Date or such P&I Advance Date, as the case may be, occurs (or, in the case of the initial Distribution Date and the initial P&I Advance Date, commencing on the day after the related Cut-off Date) and ending on and including the Determination Date in the month in which such Distribution Date or such P&I Advance Date, as the case may be, occurs.

            "Commission": The United States Securities and Exchange Commission
or any successor agency.

            "Component Notional Amount": With respect to each Class X Component and any date of determination, an amount equal to the then REMIC I Principal
Balance of its Corresponding REMIC I Regular Interest.

            "Controlling Class": As of any date of determination, the most subordinate (based on the payment priorities of Sections 4.01(a) and 4.01(b))
outstanding Class of Principal Balance Certificates, that has a Class Principal
Balance that is greater than 25% of the Original Class Principal Balance thereof; provided, however, that if no Class of Principal Balance Certificates has a Class Principal Balance that satisfies such requirement, then the
Controlling Class shall be the most subordinate (based on the payment priorities of Sections 4.01(a) and 4.01(b)) outstanding Class of Principal Balance
Certificates that has a Class Principal Balance greater than zero. For purposes of determining, and exercising the rights of, the Controlling Class, the Senior
Class A Certificates shall be deemed a single

                                      -37-

Class of Certificates, the Class A-M and Class A-MFL Certificates shall be deemed a single Class of Certificates, and the Class A-J and Class A-JFL
Certificates shall be deemed a single Class of Certificates.

            "Controlling Class Representative": The representative designated as such by the Majority Controlling Class Certificateholder.

            "Corporate Trust Office": The corporate trust office of the Trustee at which at any particular time its corporate trust business with respect to this Agreement shall be administered, which office at the date of the execution of this Agreement is located at 9062 Old Annapolis Road, Columbia, Maryland
21045, Attention: Corporate Trust Services (CMBS) Citigroup Commercial Mortgage
Trust 2007-C6.

            "Corrected Mortgage Loan": Any Serviced Mortgage Loan that had been a Specially Serviced Mortgage Loan but has ceased to be a Specially Serviced
Mortgage Loan in accordance with the definition of "Specially Serviced Mortgage
Loan" (other than by reason of a Liquidation Event or the related Mortgaged
Property becoming an REO Property). None of the mortgage loans comprising an
Outside Serviced Loan Combination shall constitute a Corrected Mortgage Loan under this Agreement.

            "Corrected Trust Mortgage Loan": A Trust Mortgage Loan that is a
Corrected Mortgage Loan.

            "Corresponding Class of Principal Balance Certificates": With
respect to any REMIC I Regular Interest, the Class of Principal Balance
Certificates designated as such in the Preliminary Statement.

            "Corresponding REMIC I Regular Interest": With respect to: (a) any
Class of Principal Balance Certificates (other than the Floating Rate
Certificates), the REMIC I Regular Interest that has an alphabetic or alphanumeric, as applicable, designation that is the same as the alphabetic or alphanumeric, as the case may be, designation for such Class of Principal
Balance Certificates; (b) any Class X Component, the REMIC I Regular Interest
that has an alphabetic or alphanumeric, as applicable, designation that, when preceded by "X-", is the same as the alphabetic or alphanumeric, as the case may be, designation for such Class X Component; (c) the Class A-4FL REMIC II Regular
Interest, REMIC I Regular Interest A-4FL; (d) the Class A-MFL REMIC II Regular
Interest, REMIC I Regular Interest A-MFL; and (e) the Class A-JFL REMIC II
Regular Interest, REMIC I Regular Interest A-JFL.

            "Crossed Group": With respect to any Trust Mortgage Loan that is a
Crossed Loan, such Trust Mortgage Loan and all other Trust Mortgage Loans that are cross-collateralized and cross-defaulted with such Trust Mortgage Loan.

            "Crossed Loan": A Trust Mortgage Loan that is cross-collateralized and cross-defaulted with one or more other Trust Mortgage Loans.

            "Crossed Loan Repurchase Criteria": (i) The Debt Service Coverage
Ratio for all remaining related Crossed Loans for the four calendar quarters immediately preceding the repurchase or substitution is not less than the Debt
Service Coverage Ratio for all such related Crossed Loans, including the affected Crossed Loan, for the four calendar quarters immediately preceding the

                                      -38-

repurchase or substitution; and (ii) the Loan-to-Value Ratio for any remaining related Crossed Loans determined at the time of repurchase or substitution based upon an Appraisal obtained by the Special Servicer at the expense of the related
Mortgage Loan Seller is not greater than the Loan-to-Value Ratio for all such related Crossed Loans, including the affected Crossed Loan, determined at the time of repurchase or substitution based upon an Appraisal obtained by the
Special Servicer at the expense of the related Mortgage Loan Seller.

            "Custodian": A Person who is at any time appointed by the Trustee pursuant to Section 8.11 as a document custodian for the Mortgage Files, which
Person shall not be the Depositor, a Mortgage Loan Seller or an Affiliate of the
Depositor or a Mortgage Loan Seller. If no such custodian has been appointed or if such custodian has been so appointed, but the Trustee shall have terminated such appointment, then the Trustee shall be the Custodian.

            "Cut-off Date": Individually and collectively, as the context may require: (i) with respect to each Trust Mortgage Loan that has a Due Date in or prior to July 2007, the related Due Date of such Trust Mortgage Loan in July
2007; and (ii) with respect to each Trust Mortgage Loan that has its first Due
Date after July 2007, the later of the related date of origination of such Trust
Mortgage Loan and July 1, 2007.

            "Cut-off Date Balance": With respect to any Trust Mortgage Loan, the outstanding principal balance of such Trust Mortgage Loan, as of the Cut-off
Date, after application of all unscheduled payments of principal received on or before such date and the principal component of all Periodic Payments due on or before such date, whether or not received.

            "DDR Southeast Pool Co-Lender Agreement": The A/A Co-Lender
Agreement that relates to the DDR Southeast Pool Loan Combination.

            "DDR Southeast Pool Loan Combination": The Pari Passu Loan
Combination that is secured by one or more mortgages, deeds of trust, deeds to secure debt or similar instruments encumbering the DDR Southeast Pool Mortgaged
Properties, together with any group of REO Mortgage Loans or comparable deemed mortgage loans in respect thereof.

            "DDR Southeast Pool Major Decision": Any "Major Decision" within the meaning of the DDR Southeast Pool Co-Lender Agreement.

            "DDR Southeast Pool Mortgaged Properties": The portfolio of real properties identified on the Mortgage Loan Schedule as the DDR Southeast Pool.

            "DDR Southeast Pool Non-Trust Mortgage Loan": Each mortgage loan that is part of the DDR Southeast Pool Loan Combination but is not included in the Trust Fund.

            "DDR Southeast Pool Non-Trust Mortgage Loan Noteholder": Any holder of a promissory note evidencing a DDR Southeast Pool Non-Trust Mortgage Loan.

            "DDR Southeast Pool REO Property": Any REO Property relating to the
DDR Southeast Pool Loan Combination.

                                      -39-

            "DDR Southeast Pool Special Servicer": The party responsible for performing the duties of Special Servicer hereunder with respect to the DDR
Southeast Pool Loan Combination or any DDR Southeast Pool REO Property.

            "DDR Southeast Pool Trust Mortgage Loan": The Trust Mortgage Loan
that is part of the DDR Southeast Pool Loan Combination and is identified on the
Mortgage Loan Schedule by loan number 1.

            "Debt Service Coverage Ratio": With respect to any Serviced Mortgage
Loan, as of any date of determination, the ratio of (x) the annualized Net Cash
Flow (before payment of any debt service on such Serviced Mortgage Loan)
generated by the related Mortgaged Property during the most recently ended period of not less than six (6) months and not more than 12 months for which financial statements, if available (whether or not audited) have been received by or on behalf of the related Mortgage Loan Seller (prior to the Closing Date)
or the applicable Master Servicer or the Special Servicer (following the Closing
Date), to (y) 12 times the amount of the Periodic Payment in effect for such
Serviced Mortgage Loan (plus, in the case of any B-Note Non-Trust Mortgage Loan, the Periodic Payment in effect for the related A-Note Trust Mortgage Loan) or, if such Serviced Mortgage Loan is part of a Pari Passu Loan Combination, the aggregate amount of the Periodic Payments in effect for the entire Loan
Combination, as of such date of determination.

            "Defaulted Trust Mortgage Loan": A Trust Mortgage Loan (i) that (A)
is delinquent 60 days or more in respect to a Periodic Payment (not including the Balloon Payment) or (B) is delinquent in respect of its Balloon Payment unless the applicable Master Servicer (or, in the case of an Outside Serviced
Trust Mortgage Loan, the related Outside Servicer) has, on or prior to the Due
Date of such Balloon Payment, received written evidence from an institutional lender of such lender's binding commitment to refinance such Trust Mortgage Loan
(acceptable to the Special Servicer and the Controlling Class Representative)
within 60 days after the Due Date of such Balloon Payment (provided that, if such refinancing does not occur during such time specified in the commitment, the subject Trust Mortgage Loan will immediately become a Defaulted Trust
Mortgage Loan), in either case such delinquency to be determined without giving effect to any grace period permitted by the related Mortgage or Mortgage Note and without regard to any acceleration of payments under the related Mortgage and Mortgage Note, or (ii) as to which the applicable Master Servicer or Special
Servicer (or, in the case of an Outside Serviced Trust Mortgage Loan, the related Outside Servicer) has, by written notice to the related Mortgagor, accelerated the maturity of the indebtedness evidenced by the related Mortgage
Note.

            "Defeasance Collateral": With respect to any Defeasance Loan, the
United States government obligations required or permitted to be pledged in lieu of prepayment pursuant to the terms thereof.

            "Defeasance Loan": Any Trust Mortgage Loan identified as a
Defeasance Loan on the Mortgage Loan Schedule which permits or requires the related Mortgagor (or permits the holder of such Trust Mortgage Loan to require the related Mortgagor) to pledge Defeasance Collateral to such holder in lieu of prepayment. If an LC Trust Mortgage Loan is a Defeasance Loan, then any related
Non-Trust Mortgage Loan may also be a Defeasance Loan.

            "Deficient Valuation": With respect to any Trust Mortgage Loan or
B-Note Non-Trust Mortgage Loan, a valuation by a court of competent jurisdiction of the Mortgaged Property in an

                                      -40-

amount less than the then outstanding principal balance of such Trust Mortgage
Loan or B-Note Non-Trust Mortgage Loan, as the case may be, which valuation results from a proceeding initiated under the Bankruptcy Code.

            "Definitive Certificate": As defined in Section 5.03(a).

            "Definitive Non-Registered Certificate": Any Non-Registered
Certificate that is a Definitive Certificate.

            "Depositor": Citigroup Commercial Mortgage Securities Inc. or its
successor in interest.

            "Depositor's Return Amount": The sum of: (i) the excess, if any, of the sum of all interest distributions in respect of the Class A-4FL REMIC II
Regular Interest on the initial Distribution Date, over the initial Class A-4FL
Floating Rate I Swap Payment for the initial Distribution Date; (ii) the excess, if any, of the sum of all interest distributions in respect of the Class A-MFL
REMIC II Regular Interest on the initial Distribution Date, over the initial
Class A-MFL Floating Rate I Swap Payment for the initial Distribution Date; and
(iii) the excess, if any, of the sum of all interest distributions in respect of the Class A-JFL REMIC II Regular Interest on the initial Distribution Date, over the initial Class A-JFL Floating Rate I Swap Payment for the initial
Distribution Date.

            "Depository": The Depository Trust Company, or any successor
Depository hereafter named as contemplated by Section 5.03(c). The nominee of the initial Depository for purposes of registering those Certificates that are to be Book-Entry Certificates, is Cede & Co. The Depository shall at all times be a "clearing corporation" as defined in Section 8-102(3) of the Uniform
Commercial Code of the State of New York and a "clearing agency" registered pursuant to the provisions of Section 17A of the Exchange Act.

            "Depository Participant": A broker, dealer, bank or other financial institution or other Person for whom from time to time the Depository effects book-entry transfers and pledges of securities deposited with the Depository.

            "Designated Sub-Servicer": Any Sub-Servicer identified on Exhibit K attached hereto.

            "Determination Date": The 6th day of each month, or if such 6th day is not a Business Day, the immediately succeeding Business Day, commencing in
August 2007, in all other cases.

            "Directly Operate": With respect to any Administered REO Property, the furnishing or rendering of services to the tenants thereof, the management of such Administered REO Property, the holding of such Administered REO Property primarily for sale or lease or the performance of any construction work thereon, in each case other than through an Independent Contractor; provided, however, that the Trustee (or the Special Servicer or any Sub-Servicer on behalf of the
Trustee) shall not be considered to Directly Operate an Administered REO
Property solely because the Trustee (or the Special Servicer or any Sub-Servicer
on behalf of the Trustee) establishes rental terms, chooses tenants, enters into or renews leases, deals with taxes and insurance, or makes decisions as to repairs or capital expenditures with respect to such Administered REO Property.

            "Discount Rate": With respect to any prepaid Trust Mortgage Loan or
REO Trust Mortgage Loan for purposes of allocating any Yield Maintenance Charge or Prepayment Premium

                                      -41-

received thereon or with respect thereto among the respective Classes of the
Principal Balance Certificates (other than any Excluded Class thereof) and the respective Group FL REMIC II Regular Interests, the "Discount Rate" shall be determined as specified in the related loan documents for the purposes of calculating the subject Yield Maintenance Charge or Prepayment Premium.

            "Disqualified Organization": Any of the following: (i) the United
States or a possession thereof, any State or any political subdivision thereof, or any agency or instrumentality of any of the foregoing (other than an instrumentality which is a corporation if all of its activities are subject to tax and, except for FHLMC, a majority of its board of directors is not selected by any such governmental unit), (ii) a foreign government, international organization, or any agency or instrumentality of either of the foregoing, (iii)
any organization (except certain farmers' cooperatives described in Section 521 of the Code) which is exempt from the tax imposed by Chapter 1 of the Code
(unless such organization is subject to the tax imposed by Section 511 of the
Code on unrelated business taxable income), (iv) rural electric and telephone cooperatives described in Section 1381 of the Code or (v) any other Person so designated by the Certificate Administrator or the Certificate Registrar based upon an Opinion of Counsel (which shall not be an expense of the Certificate
Administrator) that the holding of an Ownership Interest in a Class R
Certificate by such Person may cause the Trust Fund or any Person having an
Ownership Interest in any Class of Certificates, other than such Person, to incur a liability for any federal tax imposed under the Code that would not otherwise be imposed but for the Transfer of an Ownership Interest in a Class R
Certificate to such Person. The terms "United States," "State" and
"international organization" shall have the meanings set forth in Section 7701 of the Code or successor provisions.

            "Distributable Certificate Interest": With respect to any Class of
Regular Certificates or any Group FL REMIC II Regular Interest for any
Distribution Date, the Accrued Certificate Interest in respect of such Class of
Certificates or such Group FL REMIC II Regular Interest, as the case may be, for such Distribution Date, reduced (to not less than zero) by the sum of: (i) the portion of any Net Aggregate Prepayment Interest Shortfall for such Distribution
Date allocated to such Class of Regular Certificates or such Group FL REMIC II
Regular Interest, as the case may be, in accordance with Section 4.04(e); and
(ii) except in the case of the Class X Certificates, the portion of any Mortgage
Deferred Interest allocated to such Class of Regular Certificates or such Group
FL REMIC II Regular Interest, as the case may be, on such Distribution Date in accordance with Section 4.04(c).

            "Distributable Component Interest": With respect to any Class X
Component for any Distribution Date, the Accrued Component Interest in respect of such Class X Component for such Distribution Date, reduced (to not less than zero) by the product of (a) the entire portion of any Net Aggregate Prepayment
Interest Shortfall for such Distribution Date that was allocated to the Class X
Certificates in accordance with Section 4.04(e), multiplied by (b) a fraction, the numerator of which is the amount of Accrued Component Interest in respect of such Class X Component for such Distribution Date, and the denominator of which is the aggregate amount of Accrued Certificate Interest in respect of the Class
X Certificates for such Distribution Date.

            "Distribution Account": The segregated account or accounts created and maintained by the Certificate Administrator on behalf of the
Certificateholders (exclusive of the Holders of the Class Y Certificates)
pursuant to Section 3.04(b) which shall be entitled "[NAME OF CERTIFICATE
ADMINISTRATOR] as Certificate Administrator, on behalf of [NAME OF TRUSTEE], as
Trustee, in

                                      -42-

trust for the registered holders of Citigroup Commercial Mortgage Trust 2007-C6,
Commercial Mortgage Pass-Through Certificates, Series 2007-C6."

            "Distribution Date": With respect to any Determination Date, the fourth Business Day following such Determination Date.

            "Distribution Date Statement": As defined in Section 4.02(a).

            "Document Defect": As defined in Section 2.03(a).

            "DTC": The Depository Trust Company.

            "Due Date": With respect to (i) any Serviced Mortgage Loan on or prior to its Stated Maturity Date, the day of the month set forth in the related
Mortgage Note on which each Periodic Payment on such Serviced Mortgage Loan is scheduled to be first due; (ii) any Serviced Mortgage Loan after its Stated
Maturity Date, the day of the month set forth in the related Mortgage Note on which each Periodic Payment on such Serviced Mortgage Loan had been scheduled to be first due; and (iii) any REO Mortgage Loan, the day of the month set forth in the related Mortgage Note on which each Periodic Payment on the related Serviced
Mortgage Loan had been scheduled to be first due.

            "Early Defeasance Repurchase": Any repurchase of an Early Defeasance
Trust Mortgage Loan as contemplated by Section 3.20(l).

            "Early Defeasance Trust Mortgage Loan": Any Trust Mortgage Loan that provides the related Mortgagor with the option to defease such Trust Mortgage
Loan in its entirety prior to the second anniversary of the Closing Date. The
Early Defeasance Trust Mortgage Loans, if any, are identified on Schedule IV hereto.

            "EDGAR": The Commission's Electronic Data Gathering, Analysis and
Retrieval system.

            "Eligible Account": Any of (i) an account maintained with a federal or state chartered depository institution or trust company, and (A) with respect to deposits held for 30 days or more in such account, the long-term deposit or unsecured debt obligations of which are rated at least "Aa3" by Moody's (if then rated by Moody's), "AA-" by Fitch (or "A-", provided the short-term unsecured debt obligations are rated at least F-1 by Fitch) and "AA-" by S&P (or "A-", provided the short-term unsecured debt obligations are rated at least "A-1" by
S&P) (or, with respect to any such rating agency, such lower rating as will not result in an Adverse Rating Event with respect to the Certificates or any
Specially Designated Non-Trust Mortgage Loan Securities, as evidenced in writing by the applicable rating agency), at any time such funds are on deposit therein, or (B) with respect to deposits held for less than 30 days in such account, the short-term deposits of which are rated at least "P-1" by Moody's (if then rated by Moody's), "F-1" by Fitch and "A-1" by S&P (or, with respect to any such rating agency, such lower rating as will not result in an Adverse Rating Event with respect to the Certificates or any Specially Designated Non-Trust Mortgage
Loan Securities, as evidenced in writing by the applicable rating agency), at any time such funds are on deposit therein, (ii) an account or accounts maintained with PNC so long as PNC has (X) a long-term unsecured debt rating of at least "A" and a short-term rating of at least "F-1" from Fitch, (Y) a long-term unsecured debt rating of at least "A1" and a short-term rating of at least "P-1" from Moody's, and (Z) a long-term unsecured debt rating of at least
"A" and a short-

                                      -43-

term rating of at least "A-1" from S&P, (iii) a segregated trust account or accounts maintained with the corporate trust department of a federal or state chartered depository institution or trust company (which may be the Certificate
Administrator) that, in either case, has corporate trust powers, acting in its fiduciary capacity (provided that any state chartered depository institution or trust company is subject to regulations regarding fiduciary funds on deposit therein substantially similar to 12 CFR ss. 9.10(b)), or (iv) such other account, the use of which would not, in and of itself, cause an Adverse Rating
Event with respect to any Class of Certificates or any class of Specially
Designated Non-Trust Mortgage Loan Securities, as confirmed in writing by each applicable rating agency; provided that no rating confirmation need be obtained with respect to any Specially Designated Non-Trust Mortgage Loan Securities in
connection with establishing whether any account is an Eligible Account unless such account contains funds related to a Specially Designated Non-Trust Mortgage
Loan (or any successor REO Serviced Non-Trust Mortgage Loan with respect thereto) that backs such Specially Designated Non-Trust Mortgage Loan
Securities.

            "Enhancement/Support Provider": Any enhancement or support provider contemplated by Item 1114(b) or Item 1115 of Regulation AB with respect to the
Trust Fund or any one or more Classes of Certificates.

            "Environmental Assessment": A "Phase I assessment" as described in, and meeting the criteria of, the American Society of Testing Materials Standard
Sections 1527-05 or, with the consent of the Controlling Class Representative, a review conducted in accordance with the All Appropriate Inquiries final rule issued by the United States Environmental Protection Agency on November 1, 2005
(40 C.F.R. Part 312), or any successor to either.

            "ERISA": The Employee Retirement Income Security Act of 1974, as
amended.

            "Escrow Payment": Any payment received by a Master Servicer or the
Special Servicer for the account of any Mortgagor for application toward the payment of real estate taxes, assessments, insurance premiums, ground rents (if applicable) and other similar items in respect of the related Mortgaged
Property.

            "Event of Default": One or more of the events described in Section
7.01(a).

            "Excess Servicing Strip": With respect to any Trust Mortgage Loan or
REO Trust Mortgage Loan, the portion of the related Master Servicing Fee (which portion shall not include that portion payable to any Sub-Servicer party to a
Sub-Servicing Agreement dated the date hereof) that accrues at the related
Excess Servicing Strip Rate in effect from time to time, subject to reduction by the Trustee in accordance with Section 3.11(a).

            "Excess Servicing Strip Rate": With respect to any Trust Mortgage
Loan or REO Trust Mortgage Loan, subject to reduction by the Trustee in accordance with Section 3.11(a), a rate per annum equal to the excess, if any, of (A) the related Master Servicing Fee Rate over (B) the sum of (1) 0.01% (1.0 basis point) per annum plus (2) the annual sub-servicing fee rate for any related third-party Sub-Servicer of such Trust Mortgage Loan or REO Trust
Mortgage Loan, as the case may be, on behalf of the applicable Master Servicer.

            "Exchange Act": The Securities Exchange Act of 1934, as amended.

                                      -44-

            "Exchange Act Reportable Event": With respect to (a) the Trustee or, if and to the extent specifically applicable thereto or to its duties on behalf of the Trustee, any Servicing Representative of the Trustee or any Trustee
Appointee, any Trustee Reportable Event, (b) the Certificate Administrator or,
if and to the extent specifically applicable thereto or to its duties on behalf of the Certificate Administrator, or any Servicing Representative of the
Certificate Administrator, any Certificate Administrator Reportable Event, (c) a
Master Servicer or, if and to the extent specifically applicable thereto or to its duties on behalf of a Master Servicer, any Servicing Representative of such
Master Servicer, any Master Servicer Reportable Event, and (d) the Special
Servicer or, if and to the extent specifically applicable thereto or to its duties on behalf of the Special Servicer, any Servicing Representative of the
Special Servicer, any Special Servicer Reportable Event.

            "Exchange Act Reporting Year": Each of (a) the Trust's fiscal year
2007, and (b) any subsequent fiscal year of the Trust, but only if as of the beginning of such subsequent fiscal year of the Trust, the Registered
Certificates are held in the aggregate by at least 300 holders (which may consist of (i) in the case of Registered Certificates held in definitive form, direct Holders of such Definitive Certificates, and/or (ii) in the case of
Registered Certificates held in book-entry form through the Depository,
Depository Participants having accounts with the Depository).

            "Exchange Act Reports": As defined in Section 8.16(a).

            "Excluded Class": Any Class of Principal Balance Certificates other than the Class A-1 Certificates, Class A-2 Certificates, Class A-3 Certificates,
Class A-3B Certificates, Class A-SB Certificates, Class A-4 Certificates, Class
A-1A Certificates, Class A-M Certificates, Class A-J Certificates, Class B
Certificates, Class C Certificates, Class D Certificates, Class E Certificates,
Class F Certificates, Class G Certificates, Class H Certificates, Class J
Certificates and Class K Certificates.

            "Exemption": Department of Labor Prohibited Transaction Exemption
("PTE") 91-23, as amended from time to time, or any successor thereto.

            "Exemption-Favored Party": Any of (i) Citigroup Global Markets Inc.,
(ii) any Person directly or indirectly, through one or more intermediaries, controlling, controlled by or under common control with Citigroup Global Markets
Inc., and (iii) any member of any underwriting syndicate or selling group of which any Person described in clauses (i) and/or (ii) is a manager or co-manager with respect to a Class of Investment Grade Certificates.

            "FASB 140": The Financial Accounting Standards Board's Statement No.
140, entitled "Accounting for Transfers and Servicing of Financial Assets and
Extinguishment of Liabilities", issued in September 2002.

            "FDIC": Federal Deposit Insurance Corporation or any successor.

            "FHLMC": Federal Home Loan Mortgage Corporation or any successor.

            "Final Recovery Determination": A determination by the Special
Servicer with respect to any Specially Serviced Mortgage Loan or Administered
REO Property (other than a Trust Mortgage Loan or REO Property, as the case may be, that was purchased or replaced by any of the Mortgage Loan Sellers, pursuant to the related Mortgage Loan Purchase Agreement, by a related Non-Trust Mortgage
Loan Noteholder pursuant to the related Co-Lender Agreement, or by a Master
Servicer, the Special

                                      -45-

Servicer or the Majority Controlling Class Certificateholder pursuant to Section
9.01 or that was acquired by the Certificateholders (exclusive of the Class R
Certificateholders) in exchange for their Certificates pursuant to Section 9.01)
that there has been a recovery of all Insurance Proceeds, Liquidation Proceeds,
REO Revenues and other payments or recoveries that the Special Servicer has determined, in accordance with the Servicing Standard, will be ultimately recoverable; provided that the term "Final Recovery Determination" shall include any comparable determination made with respect to an Outside Serviced Trust
Mortgage Loan or any related REO Property by a related Outside Servicer pursuant to the related Outside Servicing Agreement.

            "Fiscal Agent": Any Fiscal Agent appointed as provided in Section
8.17.

            "FNMA": Federal National Mortgage Association or any successor.

            "Fitch": Fitch, Inc. or its successor in interest. If neither such
Rating Agency nor any successor remains in existence, "Fitch" shall be deemed to refer to such other nationally recognized statistical rating agency or other comparable Person designated by the Depositor, notice of which designation shall be given to the Trustee, the Certificate Administrator, the Master Servicers and
the Special Servicer, and specific ratings of Fitch, Inc. herein referenced shall be deemed to refer to the equivalent ratings of the party so designated.

            "Floating Rate Account": The Class A-4FL Floating Rate Account, the
Class A-MFL Floating Rate Account or the Class A-JFL Floating Rate Account, as
the context may require.

            "Floating Rate Certificates": The Class A-4FL, A-MFL and A-JFL
Certificates, collectively.

            "Floating Rate Class": A Class of Floating Rate Certificates.

            "Floating Rate Class Available Funds": The Class A-4FL Available
Funds, the Class A-MFL Available Funds or the Class A-JFL Available Funds, as
the context may require.

            "Floating Rate Class Distribution Conversion": The Class A-4FL
Distribution Conversion, the Class A-MFL Distribution Conversion or the Class
A-JFL Distribution Conversion, as the context may require.

            "Floating Rate Class Interest Distribution Amount": The Class A-4FL
Interest Distribution Amount, the Class A-MFL Interest Distribution Amount or
the Class A-JFL Interest Distribution Amount, as the context may require.

            "Floating Rate Class Principal Distribution Amount": The Class A-4FL
Principal Distribution Amount, the Class A-MFL Principal Distribution Amount or
the Class A-JFL Principal Distribution Amount.

            "Floating Rate Grantor Trust": Grantor Trust A-4FL, Grantor Trust
A-MFL or Grantor Trust A-JFL, as applicable.

            "Floating Rate I Payer Shortfall Reimbursement Payment": The Class
A-4FL Floating Rate I Payer Shortfall Reimbursement Payment, the Class A-MFL
Floating Rate I Payer Shortfall

                                      -46-

Reimbursement Payment or the Class A-JFL Floating Rate I Payer Shortfall
Reimbursement Payment, as the context may require.

            "Floating Rate I Swap Payment": The Class A-4FL Floating Rate I Swap
Payment, the Class A-MFL Floating Rate I Swap Payment or the Class A-JFL
Floating Rate I Swap Payment, as the context may require.

            "Floating Rate II Swap Payment": The Class A-4FL Floating Rate II
Swap Payment, the Class A-MFL Floating Rate II Swap Payment or the Class A-JFL
Floating Rate II Swap Payment, as the context may require.

            "Form 8-K": Exchange Act Form 8-K, as and to the extent that such form is applicable for an asset-backed issuer to satisfy its reporting requirements under the Exchange Act, and the rules and regulations promulgated thereunder, including for purposes of filing current reports under Section 13 or
15(d) of the Exchange Act, filed pursuant to Rule 13a-11 or Rule 15d-11, and for reports of nonpublic information required to be disclosed by Regulation FD (17
C.F.R. 243.100 and 243.101). For purposes of this Agreement, "Form 8-K" shall be deemed to include any successor or equivalent Exchange Act form adopted by the
Commission.

            "Form 8-K Current Report": A current report on Form 8-K.

            "Form 8-K Required Information": Any and all information required pursuant to the Exchange Act and/or the rules and regulations promulgated thereunder to be reported by an asset-backed issuer under Form 8-K.

            "Form 10-D": Exchange Act Form 10-D, as and to the extent that such form is applicable for an asset-backed issuer to satisfy its reporting requirements under the Exchange Act, and the rules and regulations promulgated thereunder, including for purposes of filing distribution reports under Section
13 or 15(d) of the Exchange Act, filed pursuant to Rule 13a-17 or Rule 15d-17.
For purposes of this Agreement, "Form 10-D" shall be deemed to include any successor or equivalent Exchange Act form adopted by the Commission.

            "Form 10-D Distribution Report": A distribution report on Form 10-D.

            "Form 10-D Required Information": Any and all information required pursuant to the Exchange Act and/or the rules and regulations promulgated thereunder to be reported by an asset-backed issuer under Form 10-D.

            "Form 10-K": Exchange Act Form 10-K, as and to the extent that such form is applicable for an asset-backed issuer to satisfy its reporting requirements under the Exchange Act, and the rules and regulations promulgated thereunder, including for purposes of filing annual reports pursuant to Section
13 or 15(d) of the Exchange Act for which no other form is prescribed, as well as for filing transition reports pursuant to Section 13 or 15(d) of the Exchange
Act. For purposes of this Agreement, "Form 10-K" shall be deemed to include any successor or equivalent Exchange Act form adopted by the Commission.

            "Form 10-K Annual Report": An annual report on Form 10-K.

                                      -47-

            "Form 10-K Required Information": Any and all information required pursuant to the Exchange Act and/or the rules and regulations promulgated thereunder to be reported by an asset-backed issuer under Form 10-K.

            "Gain-on-Sale Proceeds": With respect to any Specially Serviced
Trust Mortgage Loan or Administered REO Property, the excess, if any, of (i) any
Liquidation Proceeds with respect to the subject Trust Mortgage Loan or REO
Property, as the case may be (net of any related Liquidation Expenses and, in the case of any SLC Trust Mortgage Loan or the related SLC REO Property, further net of any portion of such Liquidation Proceeds payable to the related Serviced
Non-Trust Mortgage Loan Noteholder(s)), over (ii) the Purchase Price for such
Trust Mortgage Loan or the related REO Trust Mortgage Loan, as the case may be, on the date on which such Liquidation Proceeds were received.

            "Gain-on-Sale Reserve Account": A segregated custodial account or accounts or subaccount of the Distribution Account created and maintained by the
Certificate Administrator pursuant to Section 3.04(e) on behalf of the Trustee for the benefit of the Certificateholders, which shall be entitled "[NAME OF
CERTIFICATE ADMINISTRATOR], as Certificate Administrator, for [NAME OF TRUSTEE],
as Trustee, in trust for the registered holders of Citigroup Commercial Mortgage
Trust 2007-C6, Commercial Mortgage Pass-Through Certificates, Series 2007-C6."
Any such account shall be an Eligible Account or a subaccount of an Eligible
Account.

            "Global Certificate": With respect to any Class of Book-Entry
Non-Registered Certificates, either the related Rule 144A Global Certificate or the Regulation S Global Certificate.

            "Grantor Trust": A "grantor trust" within the meaning of the Grantor
Trust Provisions.

            "Grantor Trust Assets": Collectively, the assets of Grantor Trust
A-4FL, Grantor Trust A-MFL, Grantor Trust A-JFL and Grantor Trust Y.

            "Grantor Trust A-4FL": The portion of the Trust Fund consisting of
(i) the Class A-4FL REMIC II Regular Interest and distributions thereon, (ii)
the Class A-4FL Swap Agreement and payments by the Class A-4FL Swap Counterparty thereunder and (iii) the Class A-4FL Floating Rate Account, intended to be treated as a "grantor trust" within the meaning of the Grantor Trust Provisions.
Grantor Trust A-4FL constitutes a separate common law trust created hereunder.

            "Grantor Trust A-JFL": The portion of the Trust Fund consisting of
(i) the Class A-JFL REMIC II Regular Interest and distributions thereon, (ii)
the Class A-JFL Swap Agreement and payments by the Class A-JFL Swap Counterparty thereunder and (iii) the Class A-JFL Floating Rate Account, intended to be treated as a "grantor trust" within the meaning of the Grantor Trust Provisions.
Grantor Trust A-JFL constitutes a separate common law trust created hereunder.

            "Grantor Trust A-MFL": The portion of the Trust Fund consisting of
(i) the Class A-MFL REMIC II Regular Interest and distributions thereon, (ii)
the Class A-MFL Swap Agreement and payments by the Class A-MFL Swap Counterparty thereunder and (iii) the Class A-MFL Floating Rate Account, intended to be treated as a "grantor trust" within the meaning of the Grantor Trust Provisions.
Grantor Trust A-MFL constitutes a separate common law trust created hereunder.

                                      -48-

            "Grantor Trust Provisions": Subpart E of Part I of subchapter J of the Code and Treasury regulation section 301.7701-4(c).

            "Grantor Trust Trustee": The entity acting as trustee for each of the Floating Rate Grantor Trusts.

            "Grantor Trust Y": The portion of the Trust Fund consisting of (i)
any Additional Interest with respect to the ARD Trust Mortgage Loans after their respective Anticipated Repayment Dates and (ii) amounts held from time to time in the Additional Interest Account that represent Additional Interest, intended to be treated as a "grantor trust" within the meaning of the Grantor Trust
Provisions.

            "Greensboro Corporate Center Co-Lender Agreement": The A/B Co-Lender
Agreement that relates to the Greensboro Corporate Center Loan Combination.

            "Greensboro Corporate Center Controlling Party": As of any date of determination, the "Controlling Holder" within the meaning of the Greensboro
Corporate Center Co-Lender Agreement or any representative thereof designated under the Greensboro Corporate Center Co-Lender Agreement.

            "Greensboro Corporate Center Loan Combination": The A/B Loan
Combination that is secured by one or more mortgages, deeds of trust, deeds to secure debt or similar instruments encumbering the Greensboro Corporate Center
Mortgaged Properties, together with any group of REO Mortgage Loans in respect thereof.

            "Greensboro Corporate Center Major Action": Any of the actions described in clauses (i) through (xxii) of Section 9(b) and clauses (i) through
(v) of Section 9(c) of the Greensboro Corporate Center Co-Lender Agreement.

            "Greensboro Corporate Center Mortgaged Properties": The portfolio of real properties identified on the Mortgage Loan Schedule as the Greensboro
Corporate Center.

            "Greensboro Corporate Center Non-Trust Mortgage Loan": The mortgage loan that is part of the Greensboro Corporate Center Loan Combination but is not
included in the Trust Fund.

            "Greensboro Corporate Center Non-Trust Mortgage Loan Noteholder":
The holder of the promissory note evidencing the Greensboro Corporate Center
Non-Trust Mortgage Loan.

            "Greensboro Corporate Center Special Servicer": The party
responsible for performing the duties of Special Servicer hereunder with respect to the Greensboro Corporate Center Loan Combination or any related REO Property.

            "Greensboro Corporate Center Trust Mortgage Loan": The Trust
Mortgage Loan that is part the Greensboro Corporate Center Loan Combination and is identified on the Mortgage Loan Schedule by loan number 3.

            "Ground Lease": With respect to any Serviced Mortgage Loan for which the Mortgagor has a leasehold interest in the related Mortgaged Property or space lease within such Mortgaged Property, the lease agreement creating such leasehold interest.

                                      -49-

            "Group 1 Trust Mortgage Loan": Any Trust Mortgage Loan identified on the Mortgage Loan Schedule as belonging to Loan Group No. 1.

            "Group 2 Trust Mortgage Loan": Any Trust Mortgage Loan identified on the Mortgage Loan Schedule as belonging to Loan Group No. 2.

            "Group FL REMIC II Regular Interest": The Class A-4FL REMIC II
Regular Interest, the Class A-MFL REMIC II Regular Interest or the Class A-JFL
REMIC II Regular Interest, as applicable.

            "Hazardous Materials": Any dangerous, toxic or hazardous pollutants, chemicals, wastes, or substances, including, without limitation, those so identified pursuant to CERCLA or any other federal, state or local environmental related laws and regulations now existing or hereafter enacted, and specifically including, without limitation, asbestos and asbestos-containing materials, polychlorinated biphenyls ("PCBs"), radon gas, petroleum and petroleum products and urea formaldehyde.

            "Holder": A Certificateholder.

            "IAC 1850 Arthur Mortgaged Property": The real property identified on the Mortgage Loan Schedule as the IAC 1850 Arthur Mortgage Loan.

            "IAC 1850 Arthur Trust Mortgage Loan": The Trust Mortgage Loan that is secured by the IAC 1850 Arthur Mortgaged Property.

            "IAC-CA & WA Industrial Portfolio Mortgaged Properties": The
portfolio of real properties identified on the Mortgage Loan Schedule as the IAC
CA & WA Industrial Portfolio.

            "IAC-CA & WA Industrial Portfolio Trust Mortgage Loan": The Trust
Mortgage Loan that is secured by the IAC-CA & WA Industrial Portfolio Mortgaged
Properties.

            "IAC Industrial Portfolio Trust Mortgage Loan": The IAC 1850 Arthur
Trust Mortgage Loan, the IAC-CA & WA Industrial Portfolio Trust Mortgage Loan or
the IAC-Oregon Industrial Portfolio Trust Mortgage Loan, as applicable.

            "IAC-Oregon Industrial Portfolio Mortgaged Properties": The
portfolio of real properties identified on the Mortgage Loan Schedule as the
IAC-Oregon Industrial Portfolio.

            "IAC-Oregon Industrial Portfolio Trust Mortgage Loan": The Trust
Mortgage Loan that is secured by the IAC-Oregon Industrial Portfolio Mortgaged
Properties.

            "Impound Reserve": As defined in Section 3.16(c) hereof.

            "Independent": When used with respect to any specified Person, any such Person who (i) is in fact independent of the Depositor, the Mortgage Loan
Sellers, the Master Servicers, the Special Servicer, the Controlling Class
Representative (and, with respect to any Serviced Loan Combination, the related
Serviced Non-Trust Mortgage Loan Noteholder(s)), the Trustee, any Fiscal Agent,
the Certificate Administrator and any and all Affiliates thereof, (ii) does not have any direct financial interest in or any

                                      -50-

material indirect financial interest in any of the Depositor, the Mortgage Loan
Sellers, the Master Servicers, the Special Servicer, the Controlling Class
Representative (and, with respect to any Serviced Loan Combination, the related
Serviced Non-Trust Mortgage Loan Noteholder(s)), the Trustee, any Fiscal Agent,
the Certificate Administrator or any Affiliate thereof, and (iii) is not connected with the Depositor, the Mortgage Loan Sellers, the Master Servicers,
the Special Servicer, the Controlling Class Representative (and, with respect to any Serviced Loan Combination, the related Serviced Non-Trust Mortgage Loan
Noteholder(s)), the Trustee, any Fiscal Agent, the Certificate Administrator or
any Affiliate thereof as an officer, employee, promoter, underwriter, trustee, partner, director or Person performing similar functions; provided, however, that a Person shall not fail to be Independent of the Depositor, any Mortgage
Loan Seller, any Master Servicer, the Special Servicer, any Controlling Class
Representative, any Serviced Non-Trust Mortgage Loan Noteholder, the Trustee,
any Fiscal Agent, the Certificate Administrator or any Affiliate thereof merely because such Person is the beneficial owner of 1% or less of any class of securities issued by the Depositor, such Mortgage Loan Seller, such Master
Servicer, the Special Servicer, the Controlling Class Representative, such
Serviced Non-Trust Mortgage Loan Noteholder, the Trustee, any Fiscal Agent, the
Certificate Administrator or such Affiliate thereof, as the case may be.

            "Independent Appraiser": An Independent professional real estate appraiser who is a member in good standing of the Appraisal Institute, and, if the State in which the subject Mortgaged Property is located certifies or licenses appraisers, certified or licensed in such State, and in each such case, who has a minimum of five (5) years' experience in the subject property type and market.

            "Independent Contractor": Any Person that would be an "independent contractor" with respect to a REMIC Pool within the meaning of Section 856(d)(3)
of the Code if such REMIC Pool were a real estate investment trust (except that the ownership test set forth in that Section shall be considered to be met by any Person that owns, directly or indirectly, 35 percent or more of any Class of
Certificates, or such other interest in any Class of Certificates as is set forth in an Opinion of Counsel, which shall be at no expense to any Master
Servicer, the Special Servicer, the Trustee, the Certificate Administrator or
the Trust Fund, delivered to the Trustee and the Certificate Administrator), so
long as such REMIC Pool does not receive or derive any income from such Person;
provided that the relationship between such Person and such REMIC Pool is at arm's length, all within the meaning of Treasury regulations section
1.856-4(b)(5), or any other Person upon receipt by the Trustee and the
Certificate Administrator of an Opinion of Counsel, which shall be at no expense to any Master Servicer, the Special Servicer, the Trustee, the Certificate
Administrator or the Trust Fund, to the effect that the taking of any action in respect of any Administered REO Property by such Person, subject to any conditions therein specified, that is otherwise herein contemplated to be taken by an Independent Contractor will not cause such Administered REO Property to cease to qualify as "foreclosure property" within the meaning of Section
860G(a)(8) of the Code, or cause any income realized in respect of such
Administered REO Property to fail to qualify as Rents from Real Property.

            "Initial Deposit": With respect to each Initial Deposit Trust
Mortgage Loan, the supplemental payment from the related Mortgage Loan Seller, in an amount equal to the product of (i) an annual rate equal to the related
Mortgage Rate, multiplied by (ii) the Cut-off Date Balance of such Trust
Mortgage Loan, multiplied by (iii) a fraction, expressed as a percentage, the numerator of which is the number of days in July 2007, and the denominator of which is 360.

                                      -51-

            "Initial Deposit Trust Mortgage Loan": Any Trust Mortgage Loan that does not provide for a Periodic Payment in August 2007.

            "Initial Form 8-K Current Reports": As defined in Section 8.16.

            "Initial Purchaser": Citigroup Global Markets Inc.

            "Institutional Accredited Investor" or "IAI": An "accredited investor" as defined in any of paragraphs (1), (2), (3) and (7) of Rule 501(a)
under the Securities Act or any entity in which all of the equity owners come within such paragraphs.

            "Insurance Policy": With respect to any Serviced Mortgage Loan, any hazard insurance policy, flood insurance policy, title policy or other insurance policy that is maintained from time to time in respect of such Serviced Mortgage
Loan or the related Mortgaged Property.

            "Insurance Proceeds": Proceeds paid under any Insurance Policy, to the extent such proceeds are not applied to the restoration of the related
Mortgaged Property, released to the Mortgagor, or any tenants or ground lessors, as the case may be, pursuant to the terms of the related Mortgage or lease, in accordance with the Servicing Standard (or, in the case of an Outside Serviced
Trust Mortgage Loan, in accordance with the servicing standard under the related
Outside Servicing Agreement).

            "Insured Environmental Event": As defined in Section 3.07(d).

            "Interest Accrual Period": With respect to each Class of Regular
Certificates, each Class X Component, each Group FL REMIC II Regular Interest, each REMIC I Regular Interest and each Loan REMIC Regular Interest, for any
Distribution Date, the calendar month immediately preceding the calendar month in which such Distribution Date occurs. Notwithstanding the foregoing, each
Interest Accrual Period is deemed to consist of 30 days (without excluding any of such days) solely for purposes of calculating interest on the Regular
Certificates, the Class X Components, the Group FL REMIC II Regular Interests,
the REMIC I Regular Interests and the Loan REMIC Regular Interests. For purposes of determining Floating Rate Class Interest Distribution Amounts and Floating
Rate II Swap Payments with respect any Floating Rate Class, for any Distribution
Date and any Swap Payment Date with respect thereto based upon the confirmation under the related Swap Agreement, the related Interest Accrual Period will begin on and include the preceding Distribution Date (or, in the case of the first
Distribution Date, will begin on and include the Closing Date) and will end on the calendar day immediately preceding the subject Distribution Date; provided that, if a Floating Rate Class Distribution Conversion is in effect with respect to any Floating Rate Class for the subject Distribution Date, then the Interest
Accrual Period applicable to such Floating Rate Class for such Distribution Date will be the same as the Interest Accrual Period with respect to the corresponding Group FL REMIC II Regular Interest for such Distribution Date.

            "Interest Reserve Account": The segregated account created and maintained by the Certificate Administrator pursuant to Section 3.04(c) on behalf of the Trustee in trust for the Certificateholders, which shall be entitled "[NAME OF CERTIFICATE ADMINISTRATOR], as Certificate Administrator, for
[NAME OF TRUSTEE], as Trustee, on behalf of and in trust for the registered holders of Citigroup Commercial Mortgage Trust 2007-C6, Commercial Mortgage
Pass-Through Certificates, Series 2007-C6."

                                      -52-

            "Interest Reserve Amount": With respect to each Interest Reserve
Trust Mortgage Loan and Interest Reserve REO Trust Mortgage Loan for each
Distribution Date that occurs in February of each year and in January of each year that is not a leap year, an amount equal to one (1) day's interest at the related Net Mortgage Rate on the related Stated Principal Balance as of the Due
Date in the month in which such Distribution Date occurs (but prior to the application of any amounts owed on such Due Date), to the extent a Periodic
Payment is collected in respect thereof as of the Determination Date immediately preceding such Distribution Date or a P&I Advance is made in respect thereof for such Due Date as of such Distribution Date.

            "Interest Reserve Trust Mortgage Loan": Each Trust Mortgage Loan
that is an Actual/360 Trust Mortgage Loan.

            "Interest Reserve REO Trust Mortgage Loan": An REO Trust Mortgage
Loan that relates to an Interest Reserve Trust Mortgage Loan.

            "Interested Person": The Depositor, any Mortgage Loan Seller, any
Master Servicer, the Special Servicer, any Serviced Non-Trust Mortgage Loan
Noteholder (but only with respect to the related SLC Trust Mortgage Loan), any
Independent Contractor hired by the Special Servicer, any Holder of a
Certificate or any Affiliate of any such Person.

            "Internet Website": The Internet Websites maintained by the
Certificate Administrator and, if applicable, the Trustee, the Master Servicers and/or the Special Servicer, which in the case of the Certificate Administrator is initially located at "www.etrustee.net" or such other address as provided by the Certificate Administrator to the parties hereto from time to time and, in the case of a Master Servicer or the Special Servicer, shall be located at such address provided by such person to the parties hereto from time to time.

            "Investment Account":  As defined in Section 3.06(a).

            "Investment Grade Certificate": As of any date of determination, a
Certificate that is rated in one of the four highest generic rating categories by at least one Rating Agency.

            "IRS": The Internal Revenue Service or any successor agency.

            "Issue Price": With respect to each Class of Certificates, the
"issue price" as defined in the Code and Treasury regulations promulgated thereunder.

            "LaSalle": LaSalle Bank National Association or its successor in interest.

            "LaSalle Mortgage Loan Purchase Agreement": That certain mortgage loan purchase agreement, dated as of July 25, 2007, between the Depositor and
LaSalle and relating to the transfer of certain Trust Mortgage Loans by LaSalle to the Depositor.

            "LaSalle Trust Mortgage Loans": The Trust Mortgage Loans transferred and assigned to the Depositor pursuant to the LaSalle Mortgage Loan Purchase
Agreement and each Qualified Substitute Mortgage Loan delivered in replacement thereof in accordance with this Agreement and the LaSalle Mortgage Loan Purchase
Agreement.

                                      -53-

            "Late Collections": With respect to any Trust Mortgage Loan, all amounts Received by the Trust thereon during any Collection Period, other than
Penalty Interest, whether as payments, Insurance Proceeds, Liquidation Proceeds or otherwise, which represent late collections of the principal and/or interest portions of a Periodic Payment (other than a Balloon Payment) or an Assumed
Periodic Payment in respect of such Trust Mortgage Loan due or deemed due on a
Due Date in a previous Collection Period, and not previously recovered. With respect to any REO Trust Mortgage Loan, all amounts Received by the Trust in connection with the related REO Property during any Collection Period, whether as Insurance Proceeds, Liquidation Proceeds, REO Revenues or otherwise, which represent late collections of the principal and/or interest portions of a
Periodic Payment (other than a Balloon Payment) or an Assumed Periodic Payment in respect of the predecessor Trust Mortgage Loan or of an Assumed Periodic
Payment in respect of such REO Trust Mortgage Loan due or deemed due on a Due
Date in a previous Collection Period and not previously recovered. Late
Collections with respect to an Outside Serviced Trust Mortgage Loan will be allocated to such Trust Mortgage Loan as provided in the related Co-Lender
Agreement and the related Outside Servicing Agreement, and to the extent not inconsistent with the related Co-Lender Agreement and the related Outside
Servicing Agreement, as provided in this Agreement.

            "Late Payment Date Trust Mortgage Loan": A Trust Mortgage Loan
secured by any of the Mortgaged Properties identified on the Mortgage Loan
Schedule as Blue Oaks Marketplace, Villa D'Este, Northwest Medical Center,
DeZavala Oaks Shopping Center and Acme Plaza Shopping Center II, respectively.

            "LC Trust Mortgage Loan": A Trust Mortgage Loan that is part of a
Loan Combination.

            "LIBOR": The rate specified in Section 1.03(a) or the rate calculated by the Certificate Administrator in accordance with Section 1.03(b), as applicable under the circumstances.

            "LIBOR Business Day": Any day on which commercial banks are open for general business (including dealings in foreign exchange and foreign currency deposits) in London, England.

            "LIBOR Determination Date": For purposes of calculating LIBOR in any particular calendar month subsequent to August 2007, the second LIBOR Business
Day prior to the Distribution Date in such calendar month; provided that, to the extent that the calculation of LIBOR in accordance with Section 1.03(b) requires a determination made as of New York City time, the subject LIBOR Determination
Date must also be one on which commercial banks are open for general business
(including dealings in foreign exchange and foreign currency deposits) in
London, England and New York, New York.

            "Litigation Control": As defined in Section 3.27(b).

            "Liquidation Event": With respect to any Trust Mortgage Loan or
Serviced Non-Trust Mortgage Loan, any of the following events: (i) such Trust
Mortgage Loan or Serviced Non-Trust Mortgage Loan is paid in full; (ii) a Final
Recovery Determination is made with respect to such Trust Mortgage Loan or
Serviced Non-Trust Mortgage Loan; (iii) in the case of a Trust Mortgage Loan, such Trust Mortgage Loan is (A) repurchased or replaced by a Mortgage Loan
Seller pursuant to the applicable Mortgage Loan Purchase Agreement, (B)
purchased by a Master Servicer, the Special Servicer or the Majority Controlling
Class Certificateholder, or acquired by the Certificateholders (exclusive of the
Class R Certificateholders) in exchange for their Certificates, in each case pursuant to

                                      -54-

Section 9.01, or (C) purchased by the Majority Controlling Class
Certificateholder, the Special Servicer or any assignee of the foregoing pursuant to Section 3.18; (iv) in the case of a Trust Mortgage Loan that is a part of the Loan Combination, such Trust Mortgage Loan is purchased by a related
Non-Trust Mortgage Loan Noteholder pursuant to the related Co-Lender Agreement;
and (v) such Trust Mortgage Loan or Serviced Non-Trust Mortgage Loan is
purchased by any related mezzanine lender pursuant to any applicable intercreditor, co-lender or similar agreement. With respect to any REO Property
(and the related REO Mortgage Loan(s)), any of the following events: (i) a Final
Recovery Determination is made with respect to such REO Property; (ii) such REO
Property is purchased by a Master Servicer, the Special Servicer or the Majority
Controlling Class Certificateholder, or acquired by the Certificateholders
(exclusive of the Class R Certificateholders) in exchange for their
Certificates, in each case pursuant to Section 9.01; or (iii) such REO Property is sold pursuant to Section 3.18 (or, if it relates to an Outside Serviced Trust
Mortgage Loan, pursuant to the related Outside Servicing Agreement).

            "Liquidation Fee": With respect to each Specially Serviced Mortgage
Loan and each REO Mortgage Loan that relates to an Administered REO Property, the fee payable to the Special Servicer out of certain related recoveries pursuant to the third paragraph of Section 3.11(c).

            "Liquidation Fee Rate":  1.0%.

            "Liquidation Proceeds": All cash amounts (other than Insurance
Proceeds and REO Revenues) received by a Master Servicer or the Special Servicer in connection with: (i) the taking of all or a part of a Mortgaged Property or
REO Property by exercise of the power of eminent domain or condemnation, subject, however, to the rights of any tenants and ground lessors, as the case may be, and the rights of the Mortgagor under the terms of the related Mortgage;
(ii) the liquidation of a Mortgaged Property or other collateral constituting security for a defaulted Trust Mortgage Loan or Serviced Non-Trust Mortgage
Loan, through trustee's sale, foreclosure sale, REO Disposition or otherwise
(which does not include voluntary Principal Prepayments), exclusive of any portion thereof required to be released to the related Mortgagor in accordance with applicable law and the terms and conditions of the related Mortgage Note and Mortgage; (iii) the realization upon any deficiency judgment obtained against a Mortgagor; (iv) the purchase of a Defaulted Trust Mortgage Loan by the
Majority Controlling Class Certificateholder, the Special Servicer or any
assignee thereof pursuant to Section 3.18; (v) the repurchase or replacement of a Trust Mortgage Loan by a Mortgage Loan Seller pursuant to the applicable
Mortgage Loan Purchase Agreement; (vi) the purchase of a Trust Mortgage Loan or
REO Property by a Master Servicer, the Special Servicer or the Majority
Controlling Class Certificateholder, or the acquisition of a Mortgage Loan or
REO Property by all the Certificateholders (other than the Class R
Certificateholders) in exchange for their Certificates, in each case pursuant to
Section 9.01; (vii) the purchase of a Trust Mortgage Loan that is part of a Loan
Combination by a related Non-Trust Mortgage Loan Noteholder pursuant to a related Co-Lender Agreement; (viii) the purchase of a Trust Mortgage Loan or
B-Note Non-Trust Mortgage Loan by a mezzanine lender pursuant to any applicable intercreditor, co-lender or similar agreement; or (ix) except for purposes of
Section 3.11(c), the transfer of any Reserve Collateral or proceeds thereof to the Collection Account, subject to and in accordance with the terms of Section
3.26.

            "Loan Combination": The Ala Moana Portfolio Loan Combination, any
Pari Passu Loan Combination or any A/B Loan Combination, as applicable.

            "Loan Group": Either Loan Group No. 1 or Loan Group No. 2, as
applicable.

                                      -55-

            "Loan Group No. 1": Collectively, all of the Trust Mortgage Loans
that are Group 1 Trust Mortgage Loans and any successor REO Trust Mortgage Loans with respect thereto.

            "Loan Group No. 1 Available Distribution Amount": With respect to any Distribution Date, that portion, if any, of the related Available
Distribution Amount attributable to Loan Group No. 1.

            "Loan Group No. 1 Principal Distribution Amount": With respect to any Distribution Date, that portion, if any, of the related Principal
Distribution Amount attributable to Loan Group No. 1.

            "Loan Group No. 2": Collectively, all of the Trust Mortgage Loans
that are Group 2 Trust Mortgage Loans and any successor REO Trust Mortgage Loans with respect thereto.

            "Loan Group No. 2 Available Distribution Amount": With respect to any Distribution Date, that portion, if any, of the related Available
Distribution Amount attributable to Loan Group No. 2.

            "Loan Group No. 2 Principal Distribution Amount": With respect to any Distribution Date, that portion, if any, of the related Principal
Distribution Amount attributable to Loan Group No. 2.

            "Loan REMIC": With respect to any Early Defeasance Trust Mortgage
Loan, the segregated pool of assets consisting of: (i) the subject Trust
Mortgage Loan (exclusive of any related Capmark Retained Rights), together with all documents included in the related Mortgage File and any related Escrow
Payments and Reserve Funds; (ii) all amounts relating to the subject Trust
Mortgage Loan or any successor REO Trust Mortgage Loan with respect thereto
(exclusive of any collections of any related Additional Interest and/or Excess
Servicing Strip) held from time to time in the Interest Reserve Account, the
Certificate Account, the Distribution Account, the Gain-on-Sale Reserve Account
and the Pool REO Account; (iii) any REO Property acquired in respect of the subject Trust Mortgage Loan; (iv) the rights of the "purchaser" under Sections
1, 2 and 3 (and, to the extent related to the foregoing, Sections 8 through 17 and 19) of the related Mortgage Loan Purchase Agreement with respect to the subject Trust Mortgage Loan; (v) the rights of the mortgagee under all Insurance
Policies with respect to the subject Trust Mortgage Loan, and (vi) the rights of the related Mortgage Loan Seller under any related Co-Lender Agreement or
Outside Servicing Agreement.

            "Loan REMIC Deferred Interest": The amount by which interest distributable to REMIC I with respect to any Loan REMIC Regular Interest is reduced by the amount of Mortgage Deferred Interest allocable to such Loan REMIC
Regular Interest on any Distribution Date.

            "Loan REMIC Principal Balance": The principal balance of a Loan
REMIC Regular Interest as of any date of determination. As of the Closing Date, the Loan REMIC Principal Balance of each Loan REMIC Regular Interest, if any, shall equal the Cut-off Date Balance of the related Early Defeasance Trust
Mortgage Loan. On each Distribution Date, the Loan REMIC Principal Balance of each Loan REMIC Regular Interest, if any, shall be permanently reduced by all distributions of principal deemed to have been made thereon on such Distribution
Date pursuant to Section 4.01(m), and shall be further permanently reduced by all Realized Losses and Additional Trust Fund Expenses deemed allocated thereto on such Distribution Date pursuant to Section 4.04(b). On any Distribution Date, the Loan REMIC Principal Balance of any Loan REMIC Regular Interest shall be increased by any Loan REMIC Deferred Interest with respect thereto for such
Distribution Date.

                                      -56-

            "Loan REMIC Regular Interest": Any uncertificated "regular interest"
(within the meaning of Section 860G(a)(1) of the Code) in a Loan REMIC issued hereunder, as described (and bearing the designation specified) in the
Preliminary Statement hereto.

            "Loan REMIC Remittance Rate": With respect to each Loan REMIC
Regular Interest, for any Distribution Date, the Net Mortgage Pass-Through Rate
with respect to the related Early Defeasance Trust Mortgage Loan or any successor REO Trust Mortgage Loan with respect thereto for such Distribution
Date.

            "Loan-to-Value Ratio": With respect to any Serviced Mortgage Loan, as of any date of determination, a fraction, expressed as a percentage, the numerator of which is the then-current principal amount of such Serviced
Mortgage Loan (plus, in the case of a B-Note Non-Trust Mortgage Loan, the current principal amount of the related A-Note Trust Mortgage Loan) or, if such
Serviced Mortgage Loan is part of a Pari Passu Loan Combination, the then aggregate unpaid principal balance for the entire Loan Combination, and the denominator of which is the Appraised Value of the related Mortgaged Property.

            "Lockout Period": With respect to any Mortgage Note that prohibits the Mortgagor from prepaying such Serviced Mortgage Loan until a date specified in such Mortgage Note, the period from the Closing Date until such specified date.

            "Majority Controlling Class Certificateholder": As of any date of determination, any single Holder (or, in the case of a Class of Book-Entry
Certificates, Certificate Owner) of Certificates (other than any Holder (or, in the case of a Class of Book-Entry Certificates, Certificate Owner) that is an
Affiliate of the Depositor or a Mortgage Loan Seller) entitled to greater than
50% of the Voting Rights allocated to the Controlling Class; provided, however, that, if there is no single Holder (or, in the case of a Class of Book-Entry
Certificates, Certificate Owner) of Certificates entitled to greater than 50% of the Voting Rights allocated to such Class, then the Majority Controlling Class
Certificateholder shall be the single Holder (or, in the case of a Class of
Book-Entry Certificates, Certificate Owner) of Certificates with the largest percentage of Voting Rights allocated to such Class. With respect to determining the Majority Controlling Class Certificateholder, the Senior Class A
Certificates shall be deemed to be a single Class of Certificates, with the applicable Voting Rights allocated among the Holders (or, in the case of a Class of Book-Entry Certificates, Certificate Owners) of such Certificates in proportion to the respective Certificate Principal Balances of such Certificates as of such date of determination.

            "Master Servicer": Each of Master Servicer No. 1, Master Servicer
No. 2 or Master Servicer No. 3, as applicable.

            "Master Servicer No. 1": Wachovia Bank, National Association, its
successor in interest or any successor Master Servicer No. 1 appointed as herein provided (including the Trustee as successor pursuant to Section 7.02).

            "Master Servicer No. 2": Midland Loan Services, Inc., its successor in interest or any successor Master Servicer No. 2 appointed as herein provided
(including the Trustee as successor pursuant to Section 7.02).

                                      -57-

            "Master Servicer No. 3": Capmark Finance Inc., its successor in interest or any successor Master Servicer No. 3 appointed as herein provided
(including the Trustee as successor pursuant to Section 7.02).

            "Master Servicer Reportable Event": With respect to each Master
Servicer, any of the following events, conditions, circumstances and/or matters:

                  (i)    the entry into or amendment to a definitive agreement
            that is material to the Subject Securitization Transaction, including, for example, a servicing agreement with a Servicer contemplated by Item 1108(a)(3) of Regulation AB, but only if the subject Master Servicer or any Servicing Representative of the
            subject Master Servicer is a party to such agreement or has entered into such agreement on behalf of the Trust;

                  (ii)   the termination of a definitive agreement that is
            material to the Subject Securitization Transaction (otherwise than by expiration of the agreement on its stated termination date or as a result of all parties completing their obligations under such agreement), but only if the subject Master Servicer or any Servicing
            Representative of the subject Master Servicer is a party to such agreement or has entered into such agreement on behalf of the Trust;

                  (iii)  the appointment of a receiver, fiscal agent or similar officer for any Material Debtor in a proceeding under the U.S.
            Bankruptcy Code or in any other proceeding under state or federal law in which a court or governmental authority has assumed jurisdiction over substantially all of the assets or business of any
            Material Debtor, including where such jurisdiction has been assumed by leaving the existing directors and officers in possession but subject to the supervision and orders of a court or governmental authority, but only if the subject Material Debtor is (A) the subject Master Servicer, (B) any Servicing Representative of the
            subject Master Servicer that constitutes a Servicer contemplated by
            Item 1108(a)(3) of Regulation AB or (C) any Significant Obligor with respect to a Performing Serviced Trust Mortgage Loan as to which the subject Master Servicer is the applicable Master Servicer;

                  (iv)   the entry of an order confirming a plan of
            reorganization, arrangement or liquidation of a Material Debtor by a court or governmental authority having supervision or jurisdiction over substantially all of the assets or business of such Material
            Debtor, but only if the subject Material Debtor is (A) the subject
            Master Servicer, (B) any Servicing Representative of the subject
            Master Servicer that constitutes a Servicer contemplated by Item
            1108(a)(3) of Regulation AB or (C) any Significant Obligor with respect to a Performing Serviced Trust Mortgage Loan as to which the subject Master Servicer is the applicable Master Servicer;

                  (v)    any resignation, removal, replacement or substitution
            of (A) the subject Master Servicer or (B) any Servicing
            Representative of the subject Master Servicer that constitutes a
            Servicer contemplated by Item 1108(a)(2) of Regulation AB;

                  (vi)   any appointment of (A) a new Master Servicer as a
            successor to the subject Master Servicer or (B) any new Servicing
            Representative of the subject Master Servicer that constitutes a
            Servicer contemplated by Item 1108(a)(2) of Regulation AB;

                                      -58-

                  (vii)  any nonpublic disclosure, by the subject Master
            Servicer or any Servicing Representative of the subject Master
            Servicer, with respect to the Subject Securitization Transaction
            (other than disclosure required pursuant to this Agreement) that is required to be disclosed by Regulation FD (17 C.F.R. 243.100 through
            243.103);

                  (viii) any other information of which the subject Master
            Servicer has knowledge of importance to Certificateholders
            (determined by the subject Master Servicer in accordance with the
            Servicing Standard) that (A) is not otherwise required to be included in the Distribution Date Statement or any other report to be delivered or otherwise made available to Certificateholders hereunder, (B) the subject Master Servicer has determined, in accordance with the Servicing Standard, could have a material adverse effect on payments to any Class of Certificateholders, and
            (C) is directly related to a Performing Serviced Trust Mortgage Loan as to which the subject Master Servicer is the applicable Master
            Servicer;

                  (ix)   the commencement or termination of, or any material
            developments regarding, any legal proceedings pending against any
            Material Litigant, or of which any property of a Material Litigant is the subject, or any threat by a governmental authority to bring any such legal proceedings, that are material to Certificateholders, but only if the subject Master Servicer is controlling the subject litigation or if the subject Material Litigant is (A) the subject
            Master Servicer, (B) any Servicing Representative of the subject
            Master Servicer that constitutes a Servicer contemplated by Item
            1108(a)(3) of Regulation AB or (C) any Significant Obligor with respect to a Performing Serviced Trust Mortgage Loan as to which the subject Master Servicer is the applicable Master Servicer;

                  (x)    the receipt by or on behalf of the subject Master
            Servicer or any Servicing Representative of the subject Master
            Servicer of any updated financial statements, balance sheets, rent rolls or other financial information regarding a Significant Obligor with respect to a Performing Serviced Trust Mortgage Loan as to which the subject Master Servicer is the applicable Master Servicer;

                  (xi)   to the extent not otherwise disclosed in the Prospectus
            Supplement, whether the subject Master Servicer has become an affiliate (as defined in Rule 405 of the Securities Act) of any of
            (A) the Trust, (B) the Depositor, (C) a Mortgage Loan Seller (other than itself), (D) the Trustee, (E) the Certificate Administrator,
            (F) the Special Servicer, (G) any Servicing Representative of the
            subject Master Servicer that constitutes a Servicer contemplated by
            Item 1108(a)(3) of Regulation AB or (H) any Significant Obligor;

                  (xii)  to the extent not otherwise disclosed in the Prospectus
            Supplement, any business relationship, agreement, arrangement, transaction or understanding required to be disclosed by Item
            1119(b) of Regulation AB between a Mortgage Loan Seller (other than itself) or the Trust, on the one hand, and the subject Master
            Servicer or any Servicing Representative of the subject Master
            Servicer, on the other hand; and

                  (xiii) to the extent not otherwise disclosed in the Prospectus
            Supplement, any specific relationship involving or relating to the
            Subject Securitization Transaction or the

                                      -59-

            Trust Mortgage Loans required to be disclosed by Item 1119(c) of
            Regulation AB between a Mortgage Loan Seller (other than itself) or the Trust, on the one hand, and the subject Master Servicer or any
            Servicing Representative of the subject Master Servicer, on the other hand.

            "Master Servicing Fee": With respect to each Trust Mortgage Loan
(and any REO Trust Mortgage Loan with respect thereto), the fee payable to the applicable Master Servicer pursuant to Section 3.11(a).

            "Master Servicing Fee Rate": With respect to: (a) each Trust
Mortgage Loan (and any successor REO Trust Mortgage Loan with respect thereto), the percentage set forth under the column "Master Servicing Fee Rate" on the
Mortgage Loan Schedule; (b) each Serviced Non-Trust Mortgage Loan (and any successor REO Mortgage Loan with respect thereto), other than the 600 West
Chicago Non-Trust Mortgage Loan, 0.01% per annum; and (c) with respect to the
600 West Chicago Non-Trust Mortgage Loan (and any successor REO Mortgage Loan with respect thereto), 0% per annum.

            "Material Debtor": Any of the following:

            (i)   the Trust;

            (ii)  each of the Mortgage Loan Sellers;

            (iii) each of the parties to this Agreement;

            (iv)  any Servicing Representative that constitutes a Servicer contemplated by Item 1108(a)(3) of Regulation AB with respect to the
      Subject Securitization Transaction;

            (v)   any Significant Obligor;

            (vi)  any Enhancement/Support Provider; and

            (vii) any other material party contemplated by Item 1100(d)(1) of
      Regulation AB relating to the Subject Securitization Transaction.

            "Material Litigant": Any of the following:

            (i)   the Trust;

            (ii)  each of the Mortgage Loan Sellers;

            (iii) each of the parties to this Agreement;

            (iv)  any Servicing Representative that constitutes a Servicer contemplated by Item 1108(a)(3) of Regulation AB with respect to the
      Subject Securitization Transaction;

            (v)   any originator of Trust Mortgage Loans contemplated by Item
      1110(b) of Regulation AB; and

                                      -60-

            (vi)  any other party contemplated by Item 1100(d)(1) of Regulation
      AB relating to the Subject Securitization Transaction.

            "MezzCap Loan Combination": Any A/B Loan Combination other than the
Greensboro Corporate Center Loan Combination.

            "MezzCap B-Note Non-Trust Mortgage Loan": Any B-Note Non-Trust
Mortgage Loan that is part of a MezzCap Loan Combination.

            "Midland": Midland Loan Services, Inc. or its successor in interest.

            "Money Term": With respect to any Serviced Mortgage Loan, the maturity date, Mortgage Rate, Stated Principal Balance, amortization term or payment frequency thereof or any provision thereof requiring the payment of a
Prepayment Premium or Yield Maintenance Charge in connection with a Principal
Prepayment (but not any late fees or default interest provisions).

            "Moody's": Moody's Investors Service, Inc., or its successor in interest.

            "Mortgage": With respect to any Serviced Mortgage Loan, the mortgage, deed of trust, deed to secure debt or similar instrument that secures the Mortgage Note and creates a lien on the fee or leasehold interest in the related Mortgaged Property.

            "Mortgage Deferred Interest": With respect to any Serviced Mortgage
Loan, the amount of any interest accrued thereon at the related Mortgage Rate
(other than Additional Interest) that, by virtue of a modification, is added to the outstanding principal balance of such Serviced Mortgage Loan instead of being payable on the related Due Date on which it would otherwise have been due.

            "Mortgage File":

            (a)   With respect to any Serviced Trust Mortgage Loan and, in the case of each Serviced Loan Combination, also with respect to each Serviced
Non-Trust Mortgage Loan that is part of such Loan Combination, the following documents collectively (which, in the case of each Serviced Loan Combination, except for the Mortgage Notes referred to in clause (a)(i) of this definition and any modifications thereof referred to in clause (a)(vi) of this definition, relate to the entire such Loan Combination):

            (i)   (A) in the case of any Serviced Trust Mortgage Loan, the
                  original executed Mortgage Note including any power of
                  attorney related to the execution thereof, together with any and all intervening endorsements thereon, endorsed on its face or by allonge attached thereto (without recourse,
                  representation or warranty, express or implied) to the order of "Wells Fargo Bank, National Association, as trustee for the registered holders of Citigroup Commercial Mortgage Trust
                  2007-C6, Commercial Mortgage Pass-Through Certificates, Series
                  2007-C6", or in blank (or a lost note affidavit and indemnity with a copy of such Mortgage Note attached thereto) and (B) in the case of any Serviced Non-Trust Mortgage Loan, a copy of the executed Mortgage Note;

                                      -61-

            (ii)  an original or a copy of the Mortgage, together with any and all intervening assignments thereof, in each case (unless not yet returned by the applicable recording office) with evidence of recording indicated thereon or certified by the applicable recording office;

            (iii) an original or a copy of any related Assignment of Leases (if such item is a document separate from the Mortgage), together with any and all intervening assignments thereof, in each case
                  (unless not yet returned by the applicable recording office)
                  with evidence of recording indicated thereon or certified by the applicable recording office;

            (iv)  an original executed assignment, in recordable form (except for any missing recording information and, if delivered in blank, the name of the assignee), of (A) the Mortgage, (B) any related Assignment of Leases (if such item is a document
                  separate from the Mortgage) and (C) any other recorded
                  document relating to the Trust Mortgage Loan otherwise
                  included in the Mortgage File, in favor of "Wells Fargo Bank,
                  National Association, as trustee for the registered holders of
                  Citigroup Commercial Mortgage Trust 2007-C6, Commercial
                  Mortgage Pass-Through Certificates, Series 2007-C6" (and, in
                  the case of a Serviced Loan Combination, also on behalf of the related Serviced Non-Trust Mortgage Loan Noteholder(s)), or in
                  blank;

            (v)   an original assignment of all unrecorded documents relating to the Trust Mortgage Loan (to the extent not already assigned pursuant to clause (iv) above), in favor of "Wells Fargo Bank,
                  National Association, as trustee for the registered holders of
                  Citigroup Commercial Mortgage Trust 2007-C6, Commercial
                  Mortgage Pass-Through Certificates, Series 2007-C6" (and, in
                  the case of a Serviced Loan Combination, also on behalf of the related Serviced Non-Trust Mortgage Loan Noteholder(s)), or in
                  blank;

            (vi)  originals or copies of any consolidation, assumption, substitution and modification agreements in those instances where the terms or provisions of the Mortgage or Mortgage Note have been consolidated or modified or the subject Serviced
                  Mortgage Loan has been assumed or consolidated;

            (vii) the original or a copy of the policy or certificate of lender's title insurance or, if such policy has not been
                  issued or located, an original or copy of an irrevocable,
                  binding commitment (which may be a pro forma policy or
                  specimen version of, or a marked commitment for, the policy that has been executed by an authorized representative of the title company or an agreement to provide the same pursuant to binding escrow instructions executed by an authorized
                  representative of the title company) to issue such title
                  insurance policy;

            (viii)any filed copies (bearing evidence of filing) or other evidence of filing reasonably satisfactory to the Depositor of any prior UCC Financing Statements in favor of the originator of the subject Serviced Mortgage Loan or in favor of any
                  assignee prior to the Trustee (but only to the extent the
                  related Mortgage Loan Seller had possession of such UCC
                  Financing Statements when it was to deliver the subject

                                      -62-

                  Mortgage File on or prior to the Closing Date), unless not yet returned by the applicable filing office; and, if there is an effective UCC Financing Statement in favor of the Mortgage
                  Loan Seller on record with the applicable public office for
                  UCC Financing Statements, an original UCC Financing Statement assignment, in form suitable for filing in favor of Wells
                  Fargo Bank, National Association, as trustee for the
                  registered holders of Citigroup Commercial Mortgage Trust
                  2007-C6, Commercial Mortgage Pass-Through Certificates, Series
                  2007-C6 (and, in the case of a Serviced Loan Combination, also on behalf of the related Serviced Non-Trust Mortgage Loan
                  Noteholder(s)), as assignee, or in blank;

            (ix)  an original or a copy of any (A) Ground Lease and ground lessor estoppel, (B) loan guaranty or indemnity, (C) lender's environmental insurance policy or indemnity agreement, or (D)
                  lease enhancement policy;

            (x)   any intercreditor, co-lender or similar agreement relating to
                  (A) permitted debt of the Mortgagor and/or (B) mezzanine debt relating to the Mortgagor; and

            (xi)  copies of any loan agreement, escrow agreement, security agreement or letter of credit relating to a Trust Mortgage
                  Loan (with the original of any letter of credit relating to a
                  Trust Mortgage Loan to be delivered to the applicable Master
                  Servicer); and

            (b)   with respect to an Outside Serviced Trust Mortgage Loan, the following documents collectively:

            (i)   the original executed Mortgage Note for such Trust Mortgage
                  Loan, endorsed (without recourse, representation or warranty, express or implied) to the order of "Wells Fargo Bank,
                  National Association, as trustee for the registered holders of
                  Citigroup Commercial Mortgage Trust 2007-C6, Commercial
                  Mortgage Pass-Through Certificates, Series 2007-C6" or in
                  blank, and further showing a complete, unbroken chain of
                  endorsement from the originator (if such originator is other than the related Mortgage Loan Seller) (or, alternatively, if the original executed Mortgage Note has been lost, a lost note affidavit and indemnity with a copy of such Mortgage Note);

            (ii)  a copy of the executed related Co-Lender Agreement; and

            (iii) a copy of the executed related Outside Servicing Agreement;

provided that, whenever the term "Mortgage File" is used to refer to documents actually received by the Trustee or by a Custodian on its behalf, such term shall not be deemed to include such documents required to be included therein unless they are actually so received, and with respect to any receipt or certification by the Trustee or the Custodian for documents described in clauses
(a)(vi), (a)(ix)(B), (a)(ix)(C), (a)(ix)(D), (a)(x) and (a)(xi) of this definition, shall be deemed to include only such documents to the extent the
Trustee or Custodian has actual knowledge of their existence; provided further that, with respect to any cross-collateralized and cross-defaulted Trust
Mortgage Loans, the existence in the Mortgage File for any Crossed Loan in such
Crossed Group of any document required to be included therein shall be sufficient to satisfy the requirements of this Agreement for delivery of

                                      -63-

such document as a part of the Mortgage File for the other Crossed Loan(s) in such Crossed Group, to the extent that such document is also required to be part of the Mortgage File for such other Crossed Loan(s) in such Crossed Group.

            "Mortgage Loan": Any Trust Mortgage Loan or Non-Trust Mortgage Loan.

            "Mortgage Loan Purchase Agreement": Each of the Citigroup Mortgage
Loan Purchase Agreement, the LaSalle Mortgage Loan Purchase Agreement, the PNC
Mortgage Loan Purchase Agreement and the Capmark Mortgage Loan Purchase
Agreement.

            "Mortgage Loan Schedule": The list of Trust Mortgage Loans transferred on the Closing Date to the Trustee as part of the Trust Fund attached hereto as Schedule I and in a computer readable format. Such list shall set forth the following information with respect to each Trust Mortgage Loan:

            (i)     the loan number;

            (ii)    the street address (including city, county, state and zip
                    code) and name of the related Mortgaged Property;

            (iii)   the Cut-off Date Balance;

            (iv)    the amount of the Periodic Payment due on the first Due Date following the Closing Date;

            (v)     the Mortgage Rate as of the Cut-off Date;

            (vi)    the (A) original term to stated maturity, (B) remaining term to stated maturity and (C) the Stated Maturity Date;

            (vii)   the original and remaining amortization term;

            (viii)  whether the Trust Mortgage Loan is secured by a Ground
                    Lease;

            (ix)    the Master Servicing Fee Rate;

            (x)     whether such Trust Mortgage Loan is an ARD Trust Mortgage
                    Loan and, if so, the Anticipated Repayment Date and
                    Additional Interest Rate for such ARD Trust Mortgage Loan;

            (xi)    the related Mortgage Loan Seller;

            (xii)   whether such Trust Mortgage Loan is insured by an
                    environmental policy;

            (xiii)  whether such Trust Mortgage Loan is cross-defaulted or cross-collateralized with any other Trust Mortgage Loan;

            (xiv)   whether such Trust Mortgage Loan is a Defeasance Loan;

            (xv)    whether the Trust Mortgage Loan is secured by a letter of
                    credit;

                                      -64-

            (xvi)   whether such Trust Mortgage Loan is an Interest Reserve
                    Trust Mortgage Loan;

            (xvii)  whether payments on such Trust Mortgage Loan are made to a lock-box;

            (xviii) the amount of any Reserve Funds escrowed in respect of each
                    Trust Mortgage Loan;

            (xix)   the number of grace days after the Due Date until Periodic
                    Payments incur late payment charges;

            (xx)    the number of units or leasable square feet at the Mortgaged
                    Property; and

            (xxi)   whether the Trust Mortgage Loan is in Loan Group No. 1 or
                    Loan Group No. 2.

            "Mortgage Loan Seller":  Citigroup, LaSalle, PNC or Capmark, as
                    applicable.

            "Mortgage Note": The original executed note or notes (collectively)
evidencing the indebtedness of a Mortgagor under a Trust Mortgage Loan or
Serviced Non-Trust Mortgage Loan, together with any rider, addendum or amendment thereto, or any renewal, substitution or replacement of such note.

            "Mortgage Pool": Collectively, all of the Trust Mortgage Loans and
any REO Trust Mortgage Loans. None of the Non-Trust Mortgage Loans and/or REO
Serviced Non-Trust Mortgage Loans shall constitute part of the Mortgage Pool.

            "Mortgage Rate": With respect to (i) any Trust Mortgage Loan or
Serviced Non-Trust Mortgage Loan on or prior to its Stated Maturity Date, the fixed annualized rate, not including any Additional Interest Rate, at which interest is scheduled (in the absence of a default) to accrue on such Trust
Mortgage Loan or Serviced Non-Trust Mortgage Loan from time to time in accordance with the related Mortgage Note and applicable law; (ii) any Trust
Mortgage Loan or Serviced Non-Trust Mortgage Loan after its Stated Maturity
Date, the annualized rate described in clause (i) above determined without regard to the passage of such Stated Maturity Date, but giving effect to any modification thereof as contemplated by Section 3.20 (or, in the case of an
Outside Serviced Trust Mortgage Loan, pursuant to the related Outside Servicing
Agreement); and (iii) any REO Mortgage Loan, the annualized rate described in clause (i) or (ii), as applicable, above determined as if the predecessor Trust
Mortgage Loan or Serviced Non-Trust Mortgage Loan, as applicable, had remained outstanding.

            "Mortgage Trust" shall mean the primary common law trust created hereunder, the assets of which consist of the assets included in the REMIC Pools and any Grantor Trust Y.

            "Mortgaged Property": The property subject to the lien of a
Mortgage.

            "Mortgagor": The obligor or obligors on a Mortgage Note, including without limitation, any Person that has acquired the related Mortgaged Property and assumed the obligations of the original obligor under the Mortgage Note and/or, in the case of an indemnity deed of trust, the entity which granted the lien on such Mortgaged Property.

                                      -65-

            "Net Aggregate Prepayment Interest Shortfall": With respect to any
Distribution Date, the amount, if any, by which (a) the aggregate of all
Prepayment Interest Shortfalls incurred in connection with Principal Prepayments
Received by the Trust on the Trust Mortgage Loans during the related Collection
Period, exceeds (b) the aggregate amount deposited by the Master Servicers in the Collection Accounts for such Distribution Date pursuant to Section 3.19(a)
in connection with such Prepayment Interest Shortfalls on the Trust Mortgage
Loans.

            "Net Cash Flow" or "NCF": As defined in and determined in accordance with the provisions of Exhibit E attached hereto.

            "Net Floating Rate I Swap Payment": The Class A-4FL Net Floating
Rate I Swap Payment, the Class A-MFL Net Floating Rate I Swap Payment or the
Class A-JFL Net Floating Rate I Swap Payment, as the context may require.

            "Net Floating Rate II Swap Payment": The Class A-4FL Net Floating
Rate II Swap Payment, the Class A-MFL Net Floating Rate II Swap Payment or the
Class A-JFL Net Floating Rate II Swap Payment, as the context may require.

            "Net Investment Earnings": With respect to (i) any Collection
Account, any Servicing Account, any Reserve Account, any REO Account and any SLC
Custodial Account for any Collection Period and (ii) the Distribution Account,
the Interest Reserve Account, the Additional Interest Account, the Floating Rate
Account or the Gain-on-Sale Reserve Account (if any) for any Distribution Date,
the amount, if any, by which the aggregate of all interest and other income realized during the subject Collection Period, with respect to any of the accounts described in clause (i) above, or during the one-month period ending on the subject Distribution Date and beginning immediately following the preceding
Distribution Date (or, in the case of the initial Distribution Date, beginning on the Closing Date), with respect to any of the accounts described in clause
(ii) above, on funds held in such accounts, exceeds the aggregate of all losses, if any, incurred during the subject Collection Period with respect to any of the accounts described in clause (i) above, or during the one-month period ending on the subject Distribution Date and beginning immediately following the preceding
Distribution Date (or, in the case of the initial Distribution Date, beginning on the Closing Date), with respect to any of the accounts described in clause
(ii) above, in connection with the investment of such funds in accordance with
Section 3.06.

            "Net Investment Loss": With respect to (i) any Collection Account, any Servicing Account, any Reserve Account, any REO Account and any SLC
Custodial Account for any Collection Period and (ii) the Distribution Account,
the Interest Reserve Account, the Additional Interest Account, the Floating Rate
Account or the Gain-on-Sale Reserve Account (if any) for any Distribution Date,
the amount by which the aggregate of all losses, if any, incurred during the subject Collection Period, with respect to any of the accounts described in clause (i) above, or during the one-month period ending on the subject
Distribution Date and beginning immediately following the preceding Distribution
Date (or, in the case of the initial Distribution Date, beginning on the Closing
Date) with respect to any of the accounts described in clause (ii) above, in connection with the investment of funds held in such account in accordance with
Section 3.06, exceeds the aggregate of all interest and other income realized during the subject Collection Period, with respect to any of the accounts described in clause (i) above, or during the one-month period ending on the subject Distribution Date and beginning immediately following the preceding
Distribution Date (or, in the case of the initial Distribution Date, beginning on the Closing

                                      -66-

Date) with respect to any of the accounts described in clause (ii) above, in connection with the investment of such funds in accordance with Section 3.06.

            "Net Mortgage Pass-Through Rate":

            (A)   With respect to any Trust Mortgage Loan (or any successor REO
Trust Mortgage Loan with respect thereto) that accrues (or is deemed to accrue)
interest on a 30/360 Basis, for any Distribution Date, an annual rate equal to the Net Mortgage Rate for the subject Trust Mortgage Loan in effect as of the
Closing Date (without regard to any modification, waiver or amendment of the terms of the subject Trust Mortgage Loan subsequent to the Closing Date); and

            (B)   with respect to any Trust Mortgage Loan (or any successor REO
Trust Mortgage Loan with respect thereto) that accrues (or is deemed to accrue)
interest on an Actual/360 Basis, for any Distribution Date, an annual rate equal to the product of (1) 12, times (2) a fraction, expressed as a percentage, the numerator of which fraction is, subject to adjustment as described below in this definition, an amount of interest equal to the product of (a) the number of days in the calendar month preceding the month in which such Distribution Date occurs, multiplied by (b) the Stated Principal Balance of such Trust Mortgage
Loan (or such successor REO Trust Mortgage Loan) immediately preceding such
Distribution Date, multiplied by (c) 1/360, multiplied by (d) the Net Mortgage
Rate for such Trust Mortgage Loan in effect as of the Closing Date (without regard to any modification, waiver or amendment of the terms of such Trust
Mortgage Loan subsequent to the Closing Date), and the denominator of which fraction is the Stated Principal Balance of such Trust Mortgage Loan (or such successor REO Trust Mortgage Loan) immediately preceding such Distribution Date.

            Notwithstanding the foregoing, if the subject Distribution Date occurs during January, except during a leap year, or February of any year subsequent to 2007, then the amount of interest constituting the numerator of the fraction described in clause (B)(2) above will be decreased to reflect any
Interest Reserve Amount with respect to the subject Trust Mortgage Loan (or REO
Trust Mortgage Loan) or applicable portion thereof transferred from the
Distribution Account to the Interest Reserve Account in such calendar month.
Furthermore, if the subject Distribution Date occurs during March of any year subsequent to 2007, then the amount of interest constituting the numerator of the fraction described in clause (B)(2) above will be increased to reflect any
Interest Reserve Amount(s) with respect to the subject Trust Mortgage Loan (or
REO Trust Mortgage Loan) or applicable portion thereof transferred from the
Interest Reserve Account to the Distribution Account for distribution on such
Distribution Date.

            "Net Mortgage Rate": With respect to any Trust Mortgage Loan or any
REO Trust Mortgage Loan, as of any date of determination, a rate per annum equal to the related Mortgage Rate minus the sum of (i) the applicable Master
Servicing Fee Rate, (ii) the Trust Administration Fee Rate and (iii) in the case of an Outside Serviced Trust Mortgage Loan or any successor REO Trust Mortgage
Loan with respect thereto, the applicable Outside Servicing Fee Rate (adjusted to an Actual/360 Basis equivalent rate if the Outside Servicing Fee is calculated on a 30/360 Basis); and, with respect to any Serviced Non-Trust
Mortgage Loan or REO Serviced Non-Trust Mortgage Loan, as of any date of determination, a per annum rate equal to the related Mortgage Rate minus any applicable Master Servicing Fee Rate.

            "NMWHFIT": A"Non-Mortgage Widely Held Fixed Investment Trust" as
that term is defined in Treasury Regulations section 1.671-5(b)(12) or successor provisions.

                                      -67-

            "Nonrecoverable Advance": Any Nonrecoverable P&I Advance or
Nonrecoverable Servicing Advance.

            "Nonrecoverable P&I Advance": Any P&I Advance previously made or proposed to be made in respect of any Trust Mortgage Loan or REO Trust Mortgage
Loan by the applicable Master Servicer, the Trustee or any Fiscal Agent, as the
case may be, that, as determined (in accordance with Section 4.03(c)) by the applicable Master Servicer, the Special Servicer, the Trustee or such Fiscal
Agent, as applicable, in accordance with the Servicing Standard, in the case of the Master Servicers and the Special Servicer, the standard of care set forth in
Section 8.01(a), in the case of the Trustee, or in such Fiscal Agent's reasonable good faith judgment, in the case of such Fiscal Agent, will not be ultimately recoverable (together with any accrued and unpaid interest thereon at the Reimbursement Rate) from Late Collections, Insurance Proceeds or Liquidation
Proceeds, or any other recovery on or in respect of such Trust Mortgage Loan or
REO Trust Mortgage Loan.

            "Nonrecoverable Servicing Advance": Any Servicing Advance previously made or proposed to be made in respect of a Serviced Mortgage Loan or REO
Property by the applicable Master Servicer, the Special Servicer, the Trustee or
such Fiscal Agent, as the case may be, that, as determined (in accordance with
Section 3.03(e)) by the applicable Master Servicer, the Special Servicer, the
Trustee or such Fiscal Agent, as applicable, in accordance with the Servicing
Standard, in the case of the Master Servicers and the Special Servicer, the standard of care set forth in Section 8.01(a), in the case of the Trustee, or in such Fiscal Agent's reasonable good faith judgment, in the case of such Fiscal
Agent, will not be ultimately recoverable (together with any accrued and unpaid interest thereon at the Reimbursement Rate) from late collections, Insurance
Proceeds, Liquidation Proceeds, or any other recovery on or in respect of such
Serviced Mortgage Loan or REO Property.

            "Non-Registered Certificate": Unless and until registered under the
Securities Act, any Class A-4FL, Class A-MFL, Class A-JFL, Class G, Class H,
Class J, Class K, Class L, Class M, Class N, Class O, Class P, Class S, Class Q,
Class Y or Class R Certificate.

            "Non-Trust Mortgage Loan": Any mortgage loan that is part of a Loan
Combination but is not included in the Trust Fund. The Non-Trust Mortgage Loans consist of the B-Note Non-Trust Mortgage Loans, the Pari Passu Non-Trust
Mortgage Loans and the Ala Moana Portfolio Non-Trust Mortgage Loans.

            "Non-Trust Mortgage Loan Noteholder": Each holder of (i) the promissory note for a Non-Trust Mortgage Loan and (ii) the corresponding rights under the related Co-Lender Agreement.

            "Non-Trust Mortgage Loan Securities": Any securities evidencing an interest in or secured by a Serviced Non-Trust Mortgage Loan or a pool of mortgage loans that includes a Serviced Non-Trust Mortgage Loan.

            "Non-United States Securities Person": Any Person other than a
United States Securities Person.

            "Non-United States Tax Person": Any Person other than a United
States Tax Person.

                                      -68-

            "Officer's Certificate": A certificate signed by a Servicing Officer of a Master Servicer or the Special Servicer, as the case may be, or by a
Responsible Officer of the Trustee or the Certificate Administrator.

            "Opinion of Counsel": A written opinion of counsel (which counsel may be a salaried counsel for the Depositor, a Master Servicer or the Special
Servicer) acceptable to and delivered to the Trustee, the Certificate
Administrator or the applicable Master Servicer, as the case may be, except that any opinion of counsel relating to (a) the qualification of any REMIC Pool as a
REMIC, (b) the qualification of any Transaction-Specific Grantor Trust as a
Grantor Trust, (c) compliance with the REMIC Provisions or the Grantor Trust
Provisions or (d) the resignation of a Master Servicer or the Special Servicer pursuant to Section 6.04 must be an opinion of counsel who is in fact
Independent of the Master Servicers, the Special Servicer and the Depositor.

            "Option Price": As defined in Section 3.18(c).

            "Original Class Notional Amount": With respect to the Class X
Certificates, the Original Class X Notional Amount.

            "Original Class Principal Balance": With respect to any Class of
Principal Balance Certificates (other than the Floating Rate Certificates) or any Group FL REMIC II Regular Interest, the initial Class Principal Balance thereof as of the Closing Date, in each case as specified in the Preliminary
Statement; with respect to the Class A-4FL Certificates, the initial Class
Principal Balance thereof as of the Closing Date equal to the Original Class
Principal Balance of the Class A-4FL REMIC II Regular Interest; with respect to the Class A-MFL Certificates, the initial Class Principal Balance thereof as of the Closing Date equal to the Original Class Principal Balance of the Class
A-MFL REMIC II Regular Interest; and, with respect to the Class A-JFL
Certificates, the initial Class Principal Balance thereof as of the Closing Date equal to the Original Class Principal Balance of the Class A-JFL REMIC II
Regular Interest.

            "Original Class X Notional Amount": $4,756,049,403.

            "Other Rating Agency": Any nationally recognized statistical rating organization that has issued a rating to any Specially Designated Non-Trust
Mortgage Loan Securities.

            "OTS": The Office of Thrift Supervision or any successor thereto.

            "Outside Administered REO Property": Any REO Property relating to an
Outside Serviced Loan Combination.

            "Outside Master Servicer": A master servicer under an Outside
Servicing Agreement responsible for the servicing of the related Outside
Serviced Loan Combination.

            "Outside Serviced Loan Combination": The Ala Moana Portfolio Loan
Combination or the AmeriCold Portfolio Loan Combination, as applicable.

            "Outside Serviced Trust Mortgage Loans": The Ala Moana Portfolio
Trust Mortgage Loan or the AmeriCold Portfolio Trust Mortgage Loan, as
applicable.

                                      -69-

            "Outside Servicer": An Outside Master Servicer or an Outside Special
Servicer, as applicable.

            "Outside Servicer Default": An "Event of Default" on the part of an
Outside Servicer under the related Outside Servicing Agreement.

            "Outside Servicing Agreement": The Ala Moana Portfolio Outside
Servicing Agreement or the AmeriCold Portfolio Outside Servicing Agreement, as
applicable.

            "Outside Servicing Fee": With respect to each Outside Serviced Trust
Mortgage Loan or any successor REO Trust Mortgage Loan with respect thereto, the monthly fee, comparable to the Master Servicing Fee hereunder and calculated at the related Outside Servicing Fee Rate, that is payable to the related Outside
Master Servicer (or, if applicable, to the related Outside Master Servicer and a primary servicer in the aggregate).

            "Outside Servicing Fee Rate": 0.01% per annum in the case of each
Outside Serviced Trust Mortgage Loan or any successor REO Trust Mortgage Loan with respect thereto.

            "Outside Special Servicer": A special servicer under an Outside
Servicing Agreement responsible for the special servicing of the related Outside
Serviced Loan Combination.

            "Outside Trustee": A trustee under an Outside Servicing Agreement.

            "Ownership Interest": As to any Certificate, any ownership or security interest in such Certificate as the Holder thereof and any other interest therein, whether direct or indirect, legal or beneficial, as owner or as pledgee.

            "P&I Advance": As to any Trust Mortgage Loan or REO Trust Mortgage
Loan, any advance made by a Master Servicer, the Trustee or any Fiscal Agent pursuant to Section 4.03.

            "P&I Advance Date": The Business Day immediately preceding each
Distribution Date.

            "Pari Passu Loan Combination": As defined in the Preliminary
Statement.

            "Pari Passu Non-Trust Mortgage Loan": As defined in the Preliminary
Statement.

            "Pass-Through Rate": With respect to:

            (i)    the Class A-1 Certificates, for any Distribution Date, the
      lesser of (A) 5.6220% per annum and (B) the Weighted Average Net Mortgage
      Pass-Through Rate for such Distribution Date;

            (ii)   each Class of the Class A-2, Class A-3, Class A-3B, Class
      A-SB, Class A-4, Class A-1A, Class A-M, Class A-J, Class B, Class C,
      Class D, Class E, Class F, Class G, Class H, Class J and Class K
      Certificates, for any Distribution Date, a per annum rate equal to the
      Weighted Average Net Mortgage Pass-Through Rate for such Distribution
      Date;

            (iii)  the Class A-4FL Certificates, (A) for any Distribution Date
      with respect to which a Class A-4FL Distribution Conversion does not exist, the per annum rate, expressed as a

                                      -70-

      percentage, equal to the applicable value of LIBOR specified in or calculated in accordance with Section 1.03, plus 0.29% per annum, and (B)
      for any Distribution Date with respect to which a Class A-4FL Distribution
      Conversion does exist, the Pass-Through Rate for the Class A-4FL REMIC II
      Regular Interest for that Distribution Date;

            (iv)   the Class A-4FL REMIC II Regular Interest, for any
      Distribution Date, a per annum rate equal to the Weighted Average Net
      Mortgage Pass-Through Rate for such Distribution Date;

            (v)    the Class A-MFL Certificates, (A) for any Distribution Date
      with respect to which a Class A-MFL Distribution Conversion does not exist, the per annum rate, expressed as a percentage, equal to the applicable value of LIBOR specified in or calculated in accordance with
      Section 1.03, plus 0.35% per annum, and (B) for any Distribution Date with respect to which a Class A-MFL Distribution Conversion does exist, the
      Pass-Through Rate for the Class A-MFL REMIC II Regular Interest for that
      Distribution Date;

            (vi)   the Class A-MFL REMIC II Regular Interest, for any
      Distribution Date, a per annum rate equal to the Weighted Average Net
      Mortgage Pass-Through Rate for such Distribution Date;

            (vii)  the Class A-JFL Certificates, (A) for any Distribution Date
      with respect to which a Class A-JFL Distribution Conversion does not exist, the per annum rate, expressed as a percentage, equal to the applicable value of LIBOR specified in or calculated in accordance with
      Section 1.03, plus 0.42% per annum, and (B) for any Distribution Date with respect to which a Class A-JFL Distribution Conversion does exist, the
      Pass-Through Rate for the Class A-MFL REMIC II Regular Interest for that
      Distribution Date;

            (viii) the Class A-JFL REMIC II Regular Interest, for any
      Distribution Date, a per annum rate equal to the Weighted Average Net
      Mortgage Pass-Through Rate for such Distribution Date;

            (ix)   each Class of the Class L, Class M, Class N, Class O, Class
      P, Class Q and Class S Certificates, for any Distribution Date, a per
      annum rate equal to the lesser of (A) 5.4090% and (B) the Weighted Average
      Net Mortgage Pass-Through Rate for such Distribution Date; and

            (x)    the Class X Certificates, for any Distribution Date, a per
      annum rate equal to the weighted average of the Class X Strip Rates for the respective Class X Components for such Distribution Date (weighted on the basis of the respective Component Notional Amounts of such Class X
      Components outstanding immediately prior to such Distribution Date).

            "PCAOB": The Public Company Accounting Oversight Board.

            "Penalty Interest": With respect to any Trust Mortgage Loan or
Serviced Non-Trust Mortgage Loan (or any successor REO Mortgage Loan with respect thereto), any amounts collected thereon, other than late payment charges, Additional Interest, Prepayment Premiums or Yield Maintenance Charges,
that represent penalty interest (arising out of a default) in excess of interest on the Stated Principal Balance of such Trust Mortgage Loan or Serviced
Non-Trust Mortgage Loan (or such successor REO Mortgage Loan) accrued at the related Mortgage Rate. Penalty Interest with respect to

                                      -71-

an Outside Serviced Trust Mortgage Loan will be allocated to such Trust Mortgage
Loan as provided in the related Co-Lender Agreement and the related Outside
Servicing Agreement, and to the extent not inconsistent with the related
Co-Lender Agreement and the related Outside Servicing Agreement, as provided in this Agreement.

            "Percentage Interest": With respect to any Regular Certificate or
Floating Rate Certificate, the portion of the relevant Class evidenced by such
Certificate, expressed as a percentage, the numerator of which is the
Certificate Principal Balance or Certificate Notional Amount, as the case may be, of such Certificate as of the Closing Date, as specified on the face thereof, and the denominator of which is the Original Class Principal Balance or
Original Class Notional Amount, as the case may be, of the relevant Class. With respect to a Class R Certificate or Class Y Certificate, the percentage interest in distributions to be made with respect to the relevant Class, as stated on the face of such Certificate.

            "Performing Serviced Trust Mortgage Loan": A Serviced Trust Mortgage
Loan that is not a Specially Serviced Trust Mortgage Loan.

            "Periodic Payment": With respect to any Trust Mortgage Loan or
Serviced Non-Trust Mortgage Loan as of any Due Date, the scheduled payment of principal and/or interest (exclusive of Additional Interest) on such Trust
Mortgage Loan or Serviced Non-Trust Mortgage Loan, as the case may be, including any Balloon Payment, that is actually payable by the related Mortgagor from time to time under the terms of the related Mortgage Note (as such terms may be changed or modified in connection with a bankruptcy or similar proceeding involving the related Mortgagor or by reason of a modification, waiver or amendment granted or agreed to by the Special Servicer pursuant to Section
3.20).

            "Permitted Investments": Any one or more of the following
obligations or securities (including obligations or securities of or managed by the Certificate Administrator, if otherwise qualifying hereunder):

            (i)   direct obligations of, or obligations fully guaranteed as to timely payment of principal and interest by, the United States or any agency or instrumentality thereof (having original maturities of not more than 365 days); provided such obligations are backed by the full faith and credit of the United States. Such obligations must be limited to those instruments that have a predetermined fixed dollar amount of principal due at maturity that cannot vary or change or be liquidated prior to maturity;
      and provided, further, that such obligations may not have a rating from
      S&P with an "r" highlighter. If such interest is variable, interest must be tied to a single interest rate index plus a single fixed spread (if any), and move proportionately with that index;

            (ii)  repurchase obligations with respect to any security described in clause (i) above (having original maturities of not more than 365 days); provided that the short-term deposit or debt obligations, of the party agreeing to repurchase such obligations are rated in the highest applicable rating categories of each of Fitch, Moody's and S&P or such lower rating (not less than one of the four highest applicable rating categories) as will not result in an Adverse Rating Event with respect to the Certificates or any Specially Designated Non-Trust Mortgage Loan
      Securities, as evidenced in writing by such rating agencies; and provided, further, that such obligations may not have a rating from S&P with an "r"
      highlighter. In addition, its terms must have a predetermined fixed dollar amount of principal due at maturity that cannot vary or

                                      -72-

      change. Interest may either be fixed or variable. If such interest is variable, interest must be tied to a single interest rate index plus a single fixed spread (if any), and move proportionately with that index;

            (iii) certificates of deposit, time deposits, demand deposits and bankers' acceptances of any bank or trust company organized under the laws of the United States or any state thereof (having original maturities of not more than 365 days), the short term obligations of which are rated in the highest applicable rating categories of each of Fitch, Moody's and S&P or such lower rating (not less than one of the four highest applicable rating categories) as will not result in an Adverse Rating Event with respect to the Certificates or any Specially Designated Non-Trust Mortgage
      Loan Securities, as evidenced in writing by such rating agencies; provided that such obligations may not have a rating from S&P with an "r"
      highlighter. In addition, its terms must have a predetermined fixed dollar amount of principal due at maturity that cannot vary or change. Interest may either be fixed or variable. If such interest is variable, interest must be tied to a single interest rate index plus a single fixed spread
      (if any), and move proportionately with that index;

            (iv)  commercial paper (having original maturities of not more than
      365 days) of any corporation incorporated under the laws of the United
      States or any state thereof (or if not so incorporated, the commercial paper is United States Dollar denominated and amounts payable thereunder are not subject to any withholding imposed by any non-United States jurisdiction) which is rated in the highest applicable rating category of each of Fitch, Moody's and S&P or such lower rating (not less than one of the four highest applicable rating categories) as will not result in an
      Adverse Rating Event with respect to the Certificates or any Specially
      Designated Non-Trust Mortgage Loan Securities, as evidenced in writing by such rating agencies; provided that such obligations may not have a rating from S&P with an "r" highlighter. The commercial paper by its terms must have a predetermined fixed dollar amount of principal due at maturity that cannot vary or change. In addition, its terms must have a predetermined fixed dollar amount of principal due at maturity that cannot vary or change. Interest may either be fixed or variable. If such interest is variable, interest must be tied to a single interest rate index plus a single fixed spread (if any), and move proportionately with that index;

            (v)   units of money market funds that maintain a constant asset value and which are rated in the highest applicable rating category by each of Fitch and Moody's and rated "AAAm" or "AAAm-G" by S&P (or such lower rating (not less than one of the four highest applicable rating categories) as will not result in an Adverse Rating Event with respect to the Certificates or any Specially Designated Non-Trust Mortgage Loan
      Securities, as evidenced in writing by such rating agencies) and which seeks to maintain a constant net asset value. In addition, its terms must have a predetermined fixed dollar amount of principal due at maturity that cannot vary or change; and

            (vi)  any other obligation or security that constitutes a "cash flow investment" within the meaning of Section 860G(a)(6) of the Code and is acceptable to each of Fitch, Moody's and S&P, evidence of which acceptability shall be provided in writing by each such rating agency to the Master Servicers, the Special Servicer, the Certificate Administrator
      and the Trustee; provided, however, in no event shall such other obligation or security be rated less than "AA/F-1" by Fitch, "Aa3/P+" by
      Moody's or "AA/A-1" by S&P;

                                      -73-

provided that (1) no investment described hereunder shall evidence either the right to receive (x) only interest with respect to such investment or (y) a yield to maturity greater than 120% of the yield to maturity at par of the underlying obligations; and (2) no investment described hereunder may be purchased at a price greater than par if such investment may be prepaid or called at a price less than its purchase price prior to stated maturity; and
provided, further, that no rating confirmation need be obtained with respect to any Specially Designated Non-Trust Mortgage Loan Securities in connection with establishing whether any investment is a Permitted Investment unless such investment involves funds related to a Specially Designated Non-Trust Mortgage
Loan (or any successor REO Serviced Non-Trust Mortgage Loan with respect thereto) that backs such Specially Designated Non-Trust Mortgage Loan
Securities.

            "Permitted Transferee": Any Transferee of a Class R Certificate
other than a Disqualified Organization, a Plan, a Non-United States Tax Person
or a United States Tax Person with respect to whom income on the Class R
Certificate is allocable to a foreign permanent establishment or fixed base, within the meaning of an applicable income tax treaty, of such Person or any other United States Tax Person.

            "Person": Any individual, corporation, partnership, joint venture, association, joint-stock company, limited liability company, trust, unincorporated organization or government or any agency or political subdivision thereof.

            "Plan": As defined in Section 5.02(c).

            "Plurality Class R Certificateholder": As to any taxable year of any
REMIC Pool, the Holder of Certificates holding the largest Percentage Interest of the Class R Certificates.

            "PNC": PNC Bank, National Association or its successor in interest.

            "PNC Mortgage Loan Purchase Agreement": That certain mortgage loan purchase agreement, dated as of July 25, 2007, between the Depositor and PNC and relating to the transfer of certain Trust Mortgage Loans by PNC to the
Depositor.

            "PNC Trust Mortgage Loans": Each of the Trust Mortgage Loans
transferred and assigned to the Depositor pursuant to the PNC Mortgage Loan
Purchase Agreement and each Qualified Substitute Mortgage Loan delivered in replacement thereof in accordance with this Agreement and the PNC Mortgage Loan
Purchase Agreement.

            "Pool REO Account": A segregated account or accounts created and maintained by the Special Servicer pursuant to Section 3.16 on behalf of the
Trustee in trust for the Certificateholders, which shall be entitled substantially as follows: "[NAME OF SPECIAL SERVICER], as Special Servicer for
[NAME OF TRUSTEE], as Trustee, on behalf of and in trust for the registered holders of Citigroup Commercial Mortgage Trust 2007-C6, Commercial Mortgage
Pass-Through Certificates, Series 2007-C6."

            "Prepayment Assumption": For purposes of determining the accrual of original issue discount, market discount and premium, if any, on the
Certificates for federal income tax purposes, 0% CPR (within the meaning of the
Prospectus), except that it is assumed that each ARD Trust Mortgage Loan is repaid on its Anticipated Repayment Date.

                                      -74-

            "Prepayment Interest Excess": With respect to any Serviced Mortgage
Loan (other than a Late Payment Date Trust Mortgage Loan) that was subject to a
Principal Prepayment in full or in part during any Collection Period, which
Principal Prepayment was applied to such Serviced Mortgage Loan following such
Serviced Mortgage Loan's Due Date in such Collection Period, the amount of interest (net of the related Master Servicing Fee and, if applicable, any related Penalty Interest and Additional Interest) accrued on the amount of such
Principal Prepayment during the period from and after such Due Date and ending on the date such Principal Prepayment was applied to such Serviced Mortgage
Loan, to the extent collected (exclusive of any related Prepayment Premium or
Yield Maintenance Charge actually collected).

            "Prepayment Interest Shortfall": With respect to: (a) any Serviced
Mortgage Loan (other than a Late Payment Date Trust Mortgage Loan) that was subject to a Principal Prepayment in full or in part during any Collection
Period, which Principal Prepayment was applied to such Serviced Mortgage Loan prior to such Serviced Mortgage Loan's Due Date in such Collection Period, the amount of interest, to the extent not collected from the related Mortgagor
(without regard to any Prepayment Premium or Yield Maintenance Charge actually collected), that would have accrued on the amount of such Principal Prepayment during the period commencing on the date as of which such Principal Prepayment was applied to such Serviced Mortgage Loan and ending on the day immediately preceding such Due Date, inclusive (exclusive, however, of (i) any related
Master Servicing Fees that would have been payable out of the uncollected interest and (ii) any portion of the uncollected interest that would have constituted Penalty Interest and/or Additional Interest); (b) any Late Payment
Date Trust Mortgage Loan that was subject to a Principal Prepayment in full or in part during any Collection Period, the amount of interest, to the extent not collected from the related Mortgagor (without regard to any Prepayment Premium or Yield Maintenance Charge actually collected), that would have accrued on the amount of such Principal Prepayment during the period commencing on the date as of which such Principal Prepayment was applied to such Trust Mortgage Loan and ending on the day immediately preceding the related Due Date in the next
Collection Period, inclusive (exclusive, however, of (i) any related Master
Servicing Fees that would have been payable out of the uncollected interest and
(ii) any portion of the uncollected interest that would have constituted Penalty
Interest and/or Additional Interest); and (c) any Outside Serviced Trust
Mortgage Loan, if it was subject to a Principal Prepayment in full or in part made prior to its Due Date during any Underlying Collection Period, the amount of interest, to the extent not collected from the related Mortgagor or otherwise
(without regard to any Prepayment Premium or Yield Maintenance Charge that may have been collected), that would have accrued at a rate per annum equal to the related Mortgage Rate (reduced by the related Outside Servicing Fee Rate) on the amount of such Principal Prepayment during the period from the date to which interest was paid by the related Mortgagor to, but not including, such Due Date
(exclusive of any related Master Servicing Fees that would have been payable out of such uncollected interest).

            "Prepayment Premium": Any premium, penalty or fee (other than a
Yield Maintenance Charge) paid or payable, as the context requires, by a
Mortgagor in connection with a Principal Prepayment.

            "Primary Collateral": With respect to any Crossed Loan, that portion of the Mortgaged Property designated as directly securing such Crossed Loan and excluding any Mortgaged Property as to which the related lien may only be foreclosed upon by exercise of the cross-collateralization provisions of such
Crossed Loan.

                                      -75-

            "Prime Rate": The "prime rate" published in the "Money Rates"
Section of The Wall Street Journal, as such "prime rate" may change from time to time. If The Wall Street Journal ceases to publish the "prime rate," then Master
Servicer No. 1 shall select an equivalent publication that publishes such "prime rate"; and if such "prime rate" is no longer generally published or is limited, regulated or administered by a governmental or quasi-governmental body, then
Master Servicer No. 1 shall select a comparable interest rate index. In either case, such selection shall be made by Master Servicer No. 1 in its sole discretion and Master Servicer No. 1 shall notify the Trustee, the Certificate
Administrator, Master Servicer No. 2, Master Servicer No. 3 and the Special
Servicer in writing of its selection.

            "Principal Balance Certificate": Any Class A-1, Class A-2, Class
A-3, Class A-3B, Class A-SB, Class A-4, Class A-4FL, Class A-1A, Class A-M,
Class A-MFL, Class A-J, Class A-JFL, Class B, Class C, Class D, Class E, Class
F, Class G, Class H, Class J, Class K, Class L, Class M, Class N, Class O, Class
P, Class Q and Class S Certificate.

            "Principal Distribution Amount": With respect to any Distribution
Date, an amount equal to:

            (a)   the aggregate of the principal portions of all Periodic
      Payments (other than Balloon Payments) and any Assumed Periodic Payments due or deemed due in respect of the Trust Mortgage Loans for their respective Due Dates occurring during the related Collection Period (or, in the case of a Late Payment Date Trust Mortgage Loan or any successor
      REO Trust Mortgage Loan with respect thereto, during the calendar month in which such Distribution Date occurs), to the extent Received by the Trust during the related Collection Period or advanced by a Master Servicer, the
      Trustee or any Fiscal Agent, as applicable, for such Distribution Date;
      plus

            (b)   the aggregate of all Principal Prepayments Received by the
      Trust on the Trust Mortgage Loans during the related Collection Period;
      plus

            (c)   with respect to any Trust Mortgage Loan as to which the
      related Stated Maturity Date occurred during or prior to the related
      Collection Period, any payment of principal (other than a Principal
      Prepayment) made by or on behalf of the related Mortgagor (and Received by the Trust during the related Collection Period), including any Balloon
      Payment, net of any portion of such payment that represents a recovery of the principal portion of any Periodic Payment (other than a Balloon
      Payment) due, or the principal portion of any Assumed Periodic Payment deemed due, in respect of such Trust Mortgage Loan on a Due Date during or prior to the related Collection Period and included as part of the
      Principal Distribution Amount for such Distribution Date or any prior
      Distribution Date pursuant to clause (a) above; plus

            (d)   the aggregate of the principal portion of all Liquidation
      Proceeds, Insurance Proceeds and, to the extent not otherwise included in clause (a), (b) or (c) above, payments that were Received by the Trust on the Trust Mortgage Loans during the related Collection Period and that were identified and applied by a Master Servicer and/or the Special
      Servicer as recoveries of principal of such Trust Mortgage Loans, in each case net of any portion of such amounts that represents a recovery of the principal portion of any Periodic Payment (other than a Balloon Payment)
      due, or of the principal portion of any Assumed Periodic Payment deemed due, in respect of the related Trust Mortgage Loan on a Due Date during or prior to the related Collection Period and included as part of the
      Principal Distribution Amount for such Distribution Date or any prior
      Distribution Date pursuant to clause (a) above; plus

                                      -76-

            (e)   with respect to any REO Properties, the aggregate of the
      principal portions of all Assumed Periodic Payments deemed due in respect of the related REO Trust Mortgage Loans for their respective Due Dates occurring during the related Collection Period to the extent Received by the Trust (in the form of REO Revenues or otherwise) during the related
      Collection Period or advanced with respect to such Distribution Date; plus

            (f)   with respect to any REO Properties, the aggregate of all
      Liquidation Proceeds, Insurance Proceeds and REO Revenues that were
      Received by the Trust during the related Collection Period on such REO
      Properties and that were identified and applied by a Master Servicer and/or the Special Servicer as recoveries of principal of the related REO
      Trust Mortgage Loans, in each case net of any portion of such amounts that represents a recovery of the principal portion of any Periodic Payment
      (other than a Balloon Payment) due, or of the principal portion of any
      Assumed Periodic Payment deemed due, in respect of the related REO Trust
      Mortgage Loan or the predecessor Trust Mortgage Loan on a Due Date during or prior to the related Collection Period and included as part of the
      Principal Distribution Amount for such Distribution Date or any prior
      Distribution Date pursuant to clause (a) or (e) above; plus

            (g)   if such Distribution Date is subsequent to the initial
      Distribution Date, the excess, if any, of the Principal Distribution
      Amount for the immediately preceding Distribution Date, over the aggregate distributions of principal made on the Principal Balance Certificates
      (exclusive of the Floating Rate Certificates) and the Group FL REMIC II
      Regular Interests on such immediately preceding Distribution Date pursuant to Section 4.01; plus

            (h)   any amounts that were used to reimburse Nonrecoverable
      Advances (including interest on such Nonrecoverable Advances) from principal collections on the Mortgage Pool pursuant to Section 3.05(a)
      hereof which are subsequently Received by the Trust on the related Trust
      Mortgage Loan or REO Trust Mortgage Loan during the related Collection
      Period; less

            (i)   the amount of any reimbursements of Nonrecoverable Advances
      (including interest on such Nonrecoverable Advances) that are paid or reimbursed from principal collections on the Mortgage Pool pursuant to
      Section 3.05(a) hereof with respect to such Distribution Date where such principal collections would have otherwise been included in the Principal
      Distribution Amount for such Distribution Date pursuant to any of clauses
      (a) through (f) above;

provided that, for the final Distribution Date, the Principal Distribution
Amount shall in no event be less than the aggregate Stated Principal Balance of the Mortgage Pool immediately prior to such Distribution Date.

            "Principal Prepayment": Any payment of principal made by the
Mortgagor on a Trust Mortgage Loan or Serviced Non-Trust Mortgage Loan that is received in advance of its scheduled Due Date; provided that it shall not include a payment of principal that is accompanied by an amount of interest representing scheduled interest due on any date or dates in any month or months subsequent to the month of prepayment.

            "Privileged Person": Any Certificateholder, any Certificate Owner,
any party hereto, any Person identified to the Certificate Administrator, the
Trustee or a Master Servicer, as applicable, as a prospective transferee of a
Certificate or interest therein (or a licensed or registered investment adviser

                                      -77-

representing such Person), any Rating Agency, any Mortgage Loan Seller, any
Serviced Non-Trust Mortgage Loan Noteholder, any Underwriter or any designee of the Depositor or any party hereto; provided that no Certificate Owner or prospective transferee of a Certificate or interest therein (or a licensed or registered investment adviser representing such Person) shall be considered a
"Privileged Person" or be entitled to a password or restricted access as contemplated by Section 3.15 or Section 4.02 unless such Person has delivered to the Certificate Administrator, the Trustee or the applicable Master Servicer, as applicable, a certification in the form of Exhibit L-1 or Exhibit L-2, as applicable, which certification shall be available on the Certificate
Administrator's Internet Website.

            "Proposed Plan": As defined in Section 3.17(a)(iii).

            "Prospectus": The prospectus dated July 9, 2007, as supplemented by the Prospectus Supplement, relating to the Registered Certificates.

            "Prospectus Supplement": The final prospectus supplement dated July
25, 2007 of the Depositor relating to the registration of the Registered
Certificates under the Securities Act.

            "Purchase Option": As defined in Section 3.18(c).

            "Purchase Option Notice": As defined in Section 3.18(e).

            "Purchase Price": With respect to any Trust Mortgage Loan (or REO
Property), a cash price equal to the sum of (without duplication): (a) the outstanding principal balance of such Trust Mortgage Loan (or the related REO
Trust Mortgage Loan) as of the date of purchase, (b) all accrued and unpaid interest on such Trust Mortgage Loan (or the related REO Trust Mortgage Loan) at the related Mortgage Rate (other than Additional Interest, Penalty Interest,
Prepayment Premiums and Yield Maintenance Charges) to but not including the Due
Date in the Collection Period of purchase (or, in the case of any Mortgage Loan for which the Due Date occurs on a day other than the first day of each month, the Due Date occurring in the month in which such Collection Period ends), plus any accrued and unpaid interest on P&I Advances made with respect to such Trust
Mortgage Loan (or the related REO Trust Mortgage Loan), (c) all related and unreimbursed Servicing Advances plus any accrued and unpaid interest thereon,
(d) any reasonable costs and expenses, including, but not limited to, the cost of any enforcement action (including reasonable legal fees incurred in respect of such action), incurred by a Master Servicer, the Special Servicer, the
Trustee, the Certificate Administrator or the Trust Fund in connection with any purchase by a Mortgage Loan Seller (to the extent not included in clause (c)
above or clause (e) below) and (e) any other Additional Trust Fund Expenses in respect of such Trust Mortgage Loan (including any Additional Trust Fund
Expenses previously reimbursed or paid by the Trust Fund but not so reimbursed by the related Mortgagor or other party or from Insurance Proceeds or condemnation proceeds or any other collections in respect of the Trust Mortgage
Loan or the related Mortgaged Property from a source other than the Trust Fund, and including, if applicable, any Liquidation Fee payable to the Special
Servicer in respect of such Trust Mortgage Loan pursuant to Section 3.11(c));
provided that the Purchase Price shall not be reduced by any outstanding P&I
Advance.

            "Qualified Bidder": As defined in Section 7.01.

            "Qualified Institutional Buyer" or "QIB": A "qualified institutional buyer" as defined in Rule 144A under the Securities Act.

                                      -78-

            "Qualified Insurer": An insurance company or security or bonding company qualified to write the related Insurance Policy in the relevant jurisdiction (i) with a minimum insurance financial strength or claims paying ability rating of at least "A3" by Moody's, "A-" by Fitch and "A-" by S&P (or the obligations of which are guaranteed or backed in writing by a company having such a financial strength or claims paying ability rating) (or if not rated by one or more of such rating agencies, then at least "A-" (or the equivalent) by
S&P and at least one other nationally recognized insurance rating organization, which may include A.M. Best Company), and (ii) with respect to the fidelity bond and errors and omissions Insurance Policy required to be maintained pursuant to
Section 3.07(c), an insurance company that has a financial strength or claims paying ability rated no lower than two rating categories (without regard to pluses or minuses or numerical qualifications) below the rating assigned to the then highest rated outstanding Certificate (or, with respect to (x) the required
Moody's rating, if not rated by Moody's, then at least "A-" (or the equivalent)
by two other nationally recognized statistical rating organizations (which may include Fitch, S&P and A.M. Best Company) or (y) the required Fitch's rating, if not rated by Fitch, then at least "A-" (or the equivalent) by two other nationally recognized statistical rating organizations (which may include
Moody's, S&P and A.M. Best Company)) but in no event lower than "A-" by Fitch,
"A3" by Moody's and "A-" by S&P, or, in the case of clauses (i) and (ii), such other rating as each applicable rating agency shall have confirmed in writing will not cause such rating agency to downgrade, qualify or withdraw the then-current rating assigned to any of the Certificates or any Specially
Designated Non-Trust Mortgage Loan Securities that are then currently being rated by such rating agency; provided that no rating confirmation need be obtained with respect to any Specially Designated Non-Trust Mortgage Loan
Securities in connection with establishing whether any insurer is a Qualified
Insurer unless such insurer is providing insurance coverage related to a
Specially Designated Non-Trust Mortgage Loan (or any successor REO Serviced
Non-Trust Mortgage Loan) that backs such Specially Designated Non-Trust Mortgage
Loan Securities.

            "Qualified Substitute Mortgage Loan": A mortgage loan which must, on the date of substitution: (i) have an outstanding Stated Principal Balance, after application of all scheduled payments of principal and interest due during or prior to the month of substitution, whether or not received, not in excess of the Stated Principal Balance of the deleted Trust Mortgage Loan as of the Due
Date in the calendar month during which the substitution occurs; (ii) have a
Mortgage Rate not less than the Mortgage Rate of the deleted Trust Mortgage
Loan; (iii) have the same Due Date as the deleted Trust Mortgage Loan; (iv)
accrue interest on the same basis as the deleted Trust Mortgage Loan (for example, on a 30/360 Basis); (v) have a remaining term to stated maturity not greater than, and not more than two (2) years less than, the remaining term to stated maturity of the deleted Trust Mortgage Loan; (vi) have a Loan-to-Value
Ratio not higher than the lower of the original Loan-to-Value Ratio of the deleted Trust Mortgage Loan and the then-current Loan-to-Value Ratio of the deleted Trust Mortgage Loan; (vii) comply, as of the date of substitution, with all of the representations and warranties set forth in the applicable Mortgage
Loan Purchase Agreement; (viii) have an Environmental Assessment that indicates no adverse environmental conditions with respect to the related Mortgaged
Property and which will be delivered as a part of the related Servicing File;
(ix) have a current Debt Service Coverage Ratio (calculated to include the additional debt from any encumbrance) of not less than the higher of the original Debt Service Coverage Ratio (calculated to include the additional debt from any encumbrance) of the deleted Trust Mortgage Loan and the then current
Debt Service Coverage Ratio (calculated to include the additional debt from any encumbrance) of the deleted Trust Mortgage Loan; (x) be determined by an Opinion of Counsel (at the applicable Mortgage Loan Seller's expense) to be a "qualified replacement mortgage" within the meaning of Section 860G(a)(4) of the Code; (xi)
not have a maturity date after the date two (2) years prior to the Rated Final
Distribution Date; (xii) not be

                                      -79-

substituted for a deleted Trust Mortgage Loan unless the Trustee has received prior confirmation in writing by each Rating Agency that such substitution will not result in the withdrawal, downgrade, or qualification of the rating assigned by the Rating Agency to any Class of Certificates then rated by the Rating
Agency (the cost, if any, of obtaining such confirmation to be paid by the
Mortgage Loan Seller); (xiii) have a date of origination that is not more than
12 months prior to the date of substitution; (xiv) have been approved by the
Controlling Class Representative (or, if there is no Controlling Class
Representative then serving, by the Holders of Certificates representing a majority of the Voting Rights allocated to the Controlling Class) and (xv) not be substituted for a deleted Trust Mortgage Loan if it would result in the termination of the REMIC status of any REMIC Pool or the imposition of tax on any REMIC Pool other than a tax on income expressly permitted or contemplated to be received by the terms of this Agreement, as determined by an Opinion of
Counsel (at the applicable Mortgage Loan Seller's expense). In the event that one or more mortgage loans are substituted for one or more deleted Trust
Mortgage Loans, then the amounts described in clause (i) shall be determined on the basis of aggregate principal balances and the rates described in clause (ii)
above and the remaining term to stated maturity referred to in clause (v) above shall be determined on a weighted average basis; provided that no Trust Mortgage
Loan shall have a Net Mortgage Rate that is less than the highest Pass-Through
Rate of any Class of Principal Balance Certificates bearing a fixed rate and outstanding at the time of the substitution. When a Qualified Substitute
Mortgage Loan is substituted for a deleted Trust Mortgage Loan, the applicable
Mortgage Loan Seller shall certify that the Trust Mortgage Loan meets all of the requirements of the above definition and shall send such certification to the
Trustee.

            "Rated Final Distribution Date": The Distribution Date in December
2049.

            "Rating Agency": Each of Fitch, Moody's and S&P.

            "Realized Loss": With respect to: (1) any defaulted Trust Mortgage
Loan or Serviced Non-Trust Mortgage Loan as to which a Final Recovery
Determination has been made, or with respect to any successor REO Mortgage Loan as to which a Final Recovery Determination has been made as to the related REO
Property, an amount (not less than zero) equal to (a) the unpaid principal balance of such Trust Mortgage Loan, Serviced Non-Trust Mortgage Loan or REO
Mortgage Loan, as the case may be, as of the commencement of the Collection
Period in which the Final Recovery Determination was made, plus (b) without taking into account the amount described in subclause (1)(c) of this definition, all accrued but unpaid interest on such Trust Mortgage Loan, Serviced Non-Trust
Mortgage Loan or REO Mortgage Loan, as the case may be, at the related Mortgage
Rate to but not including the Due Date in the Collection Period in which the
Final Recovery Determination was made (exclusive of any portion thereof that constitutes Prepayment Premiums or Yield Maintenance Charges), minus (c) all payments and proceeds, if any, actually received in respect of, and allocable as interest on or principal of, such Trust Mortgage Loan, Serviced Non-Trust
Mortgage Loan or REO Mortgage Loan, as the case may be, during the Collection
Period in which such Final Recovery Determination was made; provided that, in the case of an Outside Serviced Trust Mortgage Loan or any successor REO Trust
Mortgage Loan with respect thereto as to which a Final Recovery Determination was made by the applicable Outside Servicer, references to "Collection Period"
in this clause (1) shall be deemed to be references to "Underlying Collection
Period"; (2) any defaulted Trust Mortgage Loan or Serviced Non-Trust Mortgage
Loan as to which any portion of the principal or previously accrued interest
(other than Additional Interest and Penalty Interest) payable thereunder was canceled in connection with a bankruptcy or similar proceeding involving the related Mortgagor or a modification, waiver or amendment of such Trust Mortgage
Loan or Serviced Non-Trust Mortgage Loan, as the case may be,

                                      -80-

granted or agreed to by the Special Servicer pursuant to Section 3.20 (or, in the case of an Outside Serviced Trust Mortgage Loan, by the applicable Outside
Servicer pursuant to the related Outside Servicing Agreement), the amount of such principal and/or interest so canceled; (3) any Trust Mortgage Loan or
Serviced Non-Trust Mortgage Loan as to which the Mortgage Rate thereon has been permanently reduced and not recaptured for any period in connection with a bankruptcy or similar proceeding involving the related Mortgagor or a modification, waiver or amendment of such Trust Mortgage Loan or Serviced
Non-Trust Mortgage Loan, as the case may be, granted or agreed to by the Special
Servicer pursuant to Section 3.20 (or, in the case of an Outside Serviced Trust
Mortgage Loan, by the applicable Outside Servicer pursuant to the related
Outside Servicing Agreement), the amount of the consequent reduction in the interest portion of each successive Periodic Payment due thereon (each such
Realized Loss shall be deemed to have been incurred on the Due Date for each affected Periodic Payment); and (4) any Trust Mortgage Loan for which a Final
Recovery Determination has been made, to the extent not included in clause (1)
above, Nonrecoverable Advances (including interest on such Nonrecoverable
Advance) to the extent paid out of general collections on the Mortgage Pool.

            "Received by the Trust": The receipt of any particular amount or item: (a) in the case of an Outside Serviced Trust Mortgage Loan or any related
REO Property, subject to the last sentence of Section 3.02(b), by the Trustee
(or by Master Servicer No. 1 or the Certificate Administrator on behalf of the
Trustee), as holder of the Mortgage Note for such Outside Serviced Trust
Mortgage Loan, on behalf of the Trust; and (b) in the case of any other Trust
Mortgage Loan or REO Property, by the applicable Master Servicer or any of its
Sub-Servicers, the Special Servicer or any of its Sub-Servicers, the Certificate
Administrator or the Trustee, as the case may be, in any event on behalf of the
Trust.

            "Record Date": With respect to any Distribution Date, the last
Business Day of the month immediately preceding the month in which such
Distribution Date occurs.

            "Registered Certificate": Any Class X, Class A-1, Class A-2, Class
A-3, Class A-3B, Class A-SB, Class A-4, Class A-1A, Class A-M, Class A-J, Class
B, Class C, Class D, Class E or Class F Certificate.

            "Regular Certificate": Any Principal Balance Certificate (other than a Floating Rate Certificate) or Class X Certificate.

            "Regulation AB": Subpart 229.1100 - Asset Backed Securities
(Regulation AB), 17 C.F.R. ss.ss.229.1100-229.1123, as such may be amended from time to time, and subject to such clarification and interpretation as have been provided by the Commission in the adopting release (Asset-Backed Securities,
Securities Act Release No. 33-8518, 70 Fed. Reg. 1,506-1,631 (Jan. 7, 2005)) or
by the staff of the Commission, or as may be provided by the Commission or its staff from time to time.

            "Regulation S": Regulation S under the Securities Act.

            "Regulation S Global Certificate": With respect to any Class of
Book-Entry Non-Registered Certificates offered and sold outside of the United
States in reliance on Regulation S, one or collectively more global Certificates of such Class registered in the name of the Depository or its nominee, in definitive, fully registered form without interest coupons, each of which
Certificates bears a Regulation S CUSIP number.

                                      -81-

            "Reimbursement Rate": The rate per annum applicable to the accrual of interest on Servicing Advances in accordance with Section 3.03(d) and on P&I
Advances in accordance with Section 4.03(d), which rate per annum is equal to the Prime Rate.

            "Relevant Servicing Criteria": With respect to any of the various parties listed on Exhibit B hereto, subject to any interpretive guidance provided by the Commission, the Servicing Criteria applicable to the subject party, as set forth on Exhibit B hereto. For clarification purposes, multiple parties can have responsibility for the same Relevant Servicing Criteria. With respect to a Sub-Servicing Function Participant engaged by the Trustee, the
Certificate Administrator, a Master Servicer or the Special Servicer, the term
"Relevant Servicing Criteria" may refer to a portion of the Relevant Servicing
Criteria applicable to the Certificate Administrator, such Master Servicer, the
Special Servicer or the Trustee.

            "Remaining Available Distribution Amount": With respect to any Class of Class B Through S Certificates for any Distribution Date, an amount equal to the Available Distribution Amount for such Distribution Date, reduced by all distributions to be made on such Distribution Date: (i) pursuant to Section
4.01(a) with respect to the Class X, Class A-1, Class A-2, Class A-3, Class
A-3B, Class A-SB, Class A-4, Class A-1A, Class A-M and Class A-J Certificates
and the Group FL REMIC II Regular Interests; and (ii) pursuant to Section
4.01(b) with respect to any and all other Classes of the Class B Through S
Certificates that evidence a right to payment in accordance with such Section
4.01(b) that is prior to the right to payment evidenced by the subject Class of
Class B Through S Certificates. The priority of payments on the various Classes of the Class B Through S Certificates under Section 4.01(b) shall be consistent with the alphabetic order of the respective Class designations of such Classes of Certificates, with the Class B Certificates entitling the Holders thereof to the highest payment priority under Section 4.01(b) as among the respective
Classes of the Class B Through S Certificates and the Class S Certificates
entitling the Holders thereof to the lowest payment priority under Section
4.01(b) as among the respective Classes of the Class B Through S Certificates.

            "Remaining Principal Distribution Amount": With respect to any Class of Class B Through S Certificates for any Distribution Date, an amount equal to the Principal Distribution Amount for such Distribution Date, reduced by all distributions of principal to be made on such Distribution Date: (i) pursuant to
Section 4.01(a) with respect to the Class A-1, Class A-2, Class A-3, Class A-3B,
Class A-SB, Class A-4, Class A-1A, Class A-M and Class A-J Certificates and the
Group FL REMIC II Regular Interests; and (ii) pursuant to Section 4.01(b) with respect to any and all other Classes of the Class B Through S Certificates that evidence a right to payment in accordance with such Section 4.01(b) that is prior to the right to payment evidenced by the subject Class of Class B Through
S Certificates. The priority of payments on the various Classes of the Class B
Through S Certificates under Section 4.01(b) shall be consistent with the alphabetic order of the respective Class designations of such Classes of
Certificates, with the Class B Certificates entitling the Holders thereof to the highest payment priority under Section 4.01(b) as among the respective Classes of the Class B Through S Certificates and the Class S Certificates entitling the
Holders thereof to the lowest payment priority under Section 4.01(b) as among the respective Classes of the Class B Through S Certificates.

            "REMIC": A "real estate mortgage investment conduit" as defined in
Section 860D of the Code.

                                      -82-

            "REMIC I": The segregated pool of assets subject hereto,
constituting the primary trust created hereby and to be administered hereunder with respect to which a separate REMIC election is to be made and, consisting of: (i) the Loan REMIC Regular Interests; (ii) all of the Trust Mortgage Loans
(exclusive of any related Capmark Retained Rights) as from time to time are subject to this Agreement and all payments under and proceeds of such Trust
Mortgage Loans (other than the Early Defeasance Trust Mortgage Loans) received after the Closing Date (excluding all amounts due with respect to such Trust
Mortgage Loans on or before the Cut-off Date and further excluding all collections of Additional Interest and Excess Servicing Strips, if any, on such
Trust Mortgage Loans), together with all documents included in the related
Mortgage Files and any related Escrow Payments and Reserve Funds; (iii) except to the extent they are part of the Loan REMIC, all amounts (other than collections of Additional Interest and Excess Servicing Strips) held from time to time in the Interest Reserve Account, the Collection Account, the
Distribution Account, the Gain-on-Sale Reserve Account, any Pool REO Account
and, except to the extent they are allocable to a Non-Trust Mortgage Loan or REO
Serviced Non-Trust Mortgage Loan, any SLC Custodial Account; (iv) any REO
Property acquired in respect of a Trust Mortgage Loan (other than an Early
Defeasance Trust Mortgage Loan), in each case exclusive of the interest therein of any related Non-Trust Mortgage Loan Noteholder(s); (v) except to the extent they are part of the Loan REMIC, the rights of the "purchaser" under Sections 1,
2 and 3 (and, to the extent related to the foregoing, Sections 8 through 17 and
19) of each of the Mortgage Loan Purchase Agreements; (vi) the rights of the mortgagee under all Insurance Policies with respect to the Trust Mortgage Loans
(other than the Early Defeasance Trust Mortgage Loans), in each case exclusive of the interest therein of any related Non-Trust Mortgage Loan Noteholder(s);
and (vii) except to the extent that they are part of a Loan REMIC, the rights of the related Mortgage Loan Seller under each of the Co-Lender Agreements and the
Outside Servicing Agreements; provided that REMIC I shall not include any
Serviced Non-Trust Mortgage Loan or any successor REO Serviced Non-Trust
Mortgage Loan with respect thereto or any payments or other collections of principal, interest, Prepayment Premiums, Yield Maintenance Charges or other amounts collected on a Serviced Non-Trust Mortgage Loan or any successor REO
Serviced Non-Trust Mortgage Loan with respect thereto.

            "REMIC I Deferred Interest": The amount by which interest
distributable to REMIC II with respect to any REMIC I Regular Interest is reduced by the amount of Mortgage Deferred Interest allocable to such REMIC I
Regular Interest on any Distribution Date.

            "REMIC I Principal Balance": The principal amount of any REMIC I
Regular Interest outstanding as of any date of determination. As of the Closing
Date, the REMIC I Principal Balance of each REMIC I Regular Interest shall equal the amount specified as such in the Preliminary Statement hereto. On each
Distribution Date, the REMIC I Principal Balance of each REMIC I Regular
Interest shall be: (i) permanently reduced by all distributions of principal deemed to have been made in respect of such REMIC I Regular Interest on such
Distribution Date pursuant to Section 4.01(l); (ii) further permanently reduced on such Distribution Date by all Realized Losses and Additional Trust Fund
Expenses deemed to have been allocated thereto on such Distribution Date pursuant to Section 4.04(b); and (iii) increased by any REMIC I Deferred
Interest with respect thereto for such Distribution Date.

            "REMIC I Regular Interest": Any of the multiple uncertificated
"regular interests" (within the meaning of Section 860G(a)(1) of the Code) in
REMIC I issued hereunder, as described (and bearing the designations specified)
in the Preliminary Statement hereto.

                                      -83-

            "REMIC I Remittance Rate": With respect to any REMIC I Regular
Interest, for any Distribution Date, an annual rate equal to the Weighted
Average Net Mortgage Pass-Through Rate for such Distribution Date.

            "REMIC II": The segregated pool of assets consisting of all of the
REMIC I Regular Interests and all amounts deemed distributed thereon from time to time, conveyed in trust to the Trustee for the benefit of REMIC II, as holder of the REMIC I Regular Interests, and the Holders of the Class R Certificates,
insofar as the Class R Certificates evidence the sole class of residual interests in REMIC II, with respect to which segregated pool of assets a separate REMIC election is to be made.

            "REMIC II Certificate": Any Class A-1, Class A-2, Class A-3, Class
A-3B, Class A-SB, Class A-4, Class A-1A, Class A-M, Class A-J, Class B, Class C,
Class D, Class X, Class E, Class F, Class G, Class H, Class J, Class K, Class L,
Class M, Class N, Class O, Class P, Class Q and Class S Certificate or, insofar as it represents a portion of the sole class of residual interests in REMIC II, any Class R Certificate.

            "REMIC II Regular Interests": The Regular Certificates, the Class
A-4FL REMIC II Regular Interest, the Class A-MFL REMIC II Regular Interest, the
Class A-JFL REMIC II Regular Interest and the Class X Components.

            "REMIC Pool": Each of REMIC I, REMIC II and any Loan REMICs.

            "REMIC Provisions": Provisions of the federal income tax law relating to real estate mortgage investment conduits, which appear at Sections
860A through 860G of Subchapter M of Chapter 1 of the Code, and related provisions, and proposed, temporary and final Treasury regulations and any published rulings, notices and announcements promulgated thereunder, as the foregoing may be in effect from time to time.

            "Rents from Real Property": With respect to any REO Property, gross income of the character described in Section 856(d) of the Code.

            "REO Account": The Pool REO Account or any SLC REO Account, as
applicable.

            "REO Acquisition": The acquisition of any REO Property pursuant to
Section 3.09 (or, in the case of any REO Property relating to an Outside
Serviced Trust Mortgage Loan, pursuant to the related Outside Servicing
Agreement).

            "REO Disposition": The sale or other disposition of any REO Property pursuant to Section 3.18(h) (or, in the case of any REO Property relating to an
Outside Serviced Trust Mortgage Loan, pursuant to the related Outside Servicing
Agreement).

            "REO Extension": As defined in Section 3.16(a).

            "REO Mortgage Loan": An REO Trust Mortgage Loan or an REO Serviced
Non-Trust Mortgage Loan, as applicable.

            "REO Property": A Mortgaged Property acquired on behalf and in the name of the Trustee for the benefit of the Certificateholders (or, in the case of an SLC REO Property, the

                                      -84-

Certificateholders and the related Serviced Non-Trust Mortgage Loan
Noteholders(s)) through foreclosure, acceptance of a deed-in-lieu of foreclosure or otherwise in accordance with applicable law in connection with the default or imminent default of a Serviced Mortgage Loan (or a Loan Combination); provided that the Mortgaged Property securing an Outside Serviced Loan Combination (if acquired under an Outside Servicing Agreement) shall constitute an REO Property if such Mortgaged Property is so acquired for the benefit of the related
Non-Trust Mortgage Loan Noteholder(s) and the Trust, as their interests may appear, through foreclosure, acceptance of a deed-in-lieu of foreclosure or otherwise in accordance with applicable law in connection with a default or imminent default of such Outside Serviced Loan Combination.

            "REO Revenues": All income, rents, profits and proceeds derived from the ownership, operation or leasing of any REO Property.

            "REO Serviced Non-Trust Mortgage Loan": The loan deemed for purposes hereof to succeed a Serviced Non-Trust Mortgage Loan and to be outstanding with respect to any SLC REO Property. The REO Serviced Non-Trust Mortgage Loan shall be deemed to be outstanding for so long as the related SLC REO Property or any interest therein remains part of the Trust Fund and, further, be deemed to have the same terms and conditions as the predecessor Serviced Non-Trust Mortgage
Loan (such terms and conditions to be applied without regard to the default on such predecessor loan and the acquisition of the related REO Property as part of the Trust Fund). The REO Serviced Non-Trust Mortgage Loan shall be deemed to have an initial unpaid principal balance and Stated Principal Balance equal to the unpaid principal balance and Stated Principal Balance, respectively, of its predecessor loan as of the date of the related REO Acquisition. All amounts due and owing, or deemed to be due and owing, in respect of a Serviced Non-Trust
Mortgage Loan as of the date of the related REO Acquisition, shall be deemed to continue to be due and owing in respect of a successor REO Serviced Non-Trust
Mortgage Loan. The applicable Master Servicer shall allocate proceeds, revenues and other collections received on or with respect to the related SLC REO
Property to amounts due and owing, or deemed to be due and owing, under the subject REO Serviced Non-Trust Mortgage Loan in accordance with the related
Co-Lender Agreement. Notwithstanding the foregoing, all amounts payable or reimbursable to a Master Servicer, the Special Servicer, the Certificate
Administrator, the Trustee or any Fiscal Agent in respect of a B-Note Non-Trust
Mortgage Loan as of the date of the related REO Acquisition, including, without limitation, any unpaid servicing compensation and any unreimbursed Servicing
Advances, together with any interest accrued and payable to a Master Servicer, the Special Servicer, the Certificate Administrator, the Trustee or any Fiscal
Agent in respect of such Servicing Advances in accordance with Sections 3.03(d)
and 4.03(d), shall continue to be payable or reimbursable to such Master
Servicer, the Special Servicer, the Certificate Administrator, the Trustee or
such Fiscal Agent, as the case may be, in respect of the REO Serviced Non-Trust
Mortgage Loan pursuant to Section 3.05(e) or, to the extent provided thereby,
Section 3.05(a), as the case may be.

            "REO Tax": As defined in Section 3.17(a)(i).

            "REO Trust Mortgage Loan": The Trust Mortgage Loan deemed for purposes hereof to be outstanding with respect to each REO Property. Each REO
Trust Mortgage Loan shall be deemed to be outstanding for so long as the related
REO Property remains part of the Trust Fund and deemed to provide for Periodic
Payments of principal and/or interest equal to its Assumed Periodic Payment and otherwise to have the same terms and conditions as its predecessor Trust
Mortgage Loan (such terms and conditions to be applied without regard to the default on such predecessor Trust Mortgage Loan and

                                      -85-

the acquisition of the related REO Property as part of the Trust Fund). Each REO
Trust Mortgage Loan shall be deemed to have an initial unpaid principal balance and Stated Principal Balance equal to the unpaid principal balance and Stated
Principal Balance, respectively, of its predecessor Trust Mortgage Loan as of the date of the related REO Acquisition. All Periodic Payments (other than a
Balloon Payment), Assumed Periodic Payments (in the case of a Balloon Trust
Mortgage Loan delinquent in respect of its Balloon Payment) and other amounts due and owing, or deemed to be due and owing, in respect of the predecessor
Trust Mortgage Loan as of the date of the related REO Acquisition, shall be deemed to continue to be due and owing in respect of an REO Trust Mortgage Loan.
In addition, Nonrecoverable Advances (including interest on such Nonrecoverable
Advances) with respect to such REO Trust Mortgage Loan that were paid from collections on the Trust Mortgage Loans and resulted in principal distributed to the Certificateholders being reduced pursuant to Section 3.05(a) hereof, shall be deemed outstanding until recovered or until a Final Recovery Determination is made. Collections in respect of each REO Trust Mortgage Loan (after provision for amounts to be applied to the payment of, or to be reimbursed to the applicable Master Servicer, the Special Servicer, the Certificate Administrator,
the Trustee or any Fiscal Agent for the payment of, the costs of operating, managing, selling, leasing and maintaining the related REO Property or for the reimbursement of the applicable Master Servicer, the Special Servicer, the
Certificate Administrator, the Trustee or any Fiscal Agent for other related
Servicing Advances as provided in this Agreement) shall be treated: first, as a recovery of Nonrecoverable Advances (including interest on such Nonrecoverable
Advance) with respect to such REO Trust Mortgage Loan, that were paid from collections on the Trust Mortgage Loans and resulted in principal distributed to the Certificateholders being reduced pursuant to Section 3.05(a) hereof; second, as a recovery of accrued and unpaid interest on such REO Trust Mortgage Loan at the related Mortgage Rate (net, in the case of any successor REO Trust Mortgage
Loan in respect of an Outside Serviced Trust Mortgage Loan, of the related
"Outside Servicing Fee Rate") to but not including the Due Date in the
Collection Period (or, in the case of an REO Trust Mortgage Loan in respect of an Outside Serviced Trust Mortgage Loan, the Underlying Collection Period) of
receipt (exclusive of any portion thereof that constitutes Additional Interest);
third, as a recovery of principal of such REO Trust Mortgage Loan to the extent of its entire unpaid principal balance; and fourth, in accordance with the normal servicing practices of the applicable Master Servicer, as a recovery of any other amounts due and owing to the Trust in respect of such REO Trust
Mortgage Loan, including, without limitation, (i) Yield Maintenance Charges,
Prepayment Premiums and Penalty Interest and (ii) Additional Interest and other amounts, in that order; provided that, in the case of any REO Trust Mortgage
Loan that succeeds an LC Trust Mortgage Loan, the foregoing allocations shall be subject to the related Co-Lender Agreement; and provided, further, that Reserve
Collateral (and proceeds thereof) shall not be applied in accordance with the foregoing provisions of this definition unless and until such amounts are transferred to the Collection Account, and deemed to constitute Liquidation
Proceeds in respect of the related REO Trust Mortgage Loan, in accordance with
Section 3.26(p). Notwithstanding the foregoing, all amounts payable or reimbursable to a Master Servicer, the Special Servicer, the Certificate
Administrator, the Trustee or any Fiscal Agent in respect of the predecessor
Trust Mortgage Loan as of the date of the related REO Acquisition, including, without limitation, any unpaid servicing compensation and any unreimbursed
Servicing Advances and P&I Advances, together with any interest accrued and payable to a Master Servicer, the Special Servicer, the Certificate
Administrator, the Trustee or any Fiscal Agent in respect of such Servicing
Advances and P&I Advances in accordance with Sections 3.03(d) and 4.03(d), shall continue to be payable or reimbursable to such Master Servicer, the Special
Servicer, the Certificate Administrator, the Trustee or such Fiscal Agent, as the case may be, in respect of an REO Trust Mortgage Loan pursuant to Section
3.05(a).

                                      -86-

            "Request for Release": A request signed by a Servicing Officer, as applicable, of the applicable Master Servicer in the form of Exhibit D-1 attached hereto or of the Special Servicer in the form of Exhibit D-2 attached hereto.

            "Required Appraisal": With respect to each Required Appraisal Trust
Mortgage Loan, an Appraisal of the related Mortgaged Property from an
Independent Appraiser selected by the Special Servicer.

            "Required Appraisal Trust Mortgage Loan": Each Serviced Trust
Mortgage Loan (i) that is 60 days or more delinquent in respect of any Periodic
Payments (other than a Balloon Payment), (ii) that becomes an REO Trust Mortgage
Loan (in which case references to "Required Appraisal Trust Mortgage Loan" shall also include such REO Trust Mortgage Loan), (iii) that has been modified by the
Special Servicer to reduce the amount of any Periodic Payment (other than a
Balloon Payment), (iv) with respect to which a receiver is appointed and continues in such capacity in respect of the related Mortgaged Property, (v)
with respect to which the related Mortgagor declares bankruptcy or with respect to which the related Mortgagor is subject to a bankruptcy proceeding or (vi)
with respect to which any Balloon Payment on such Serviced Trust Mortgage Loan has not been paid by its scheduled maturity date unless the applicable Master
Servicer has, on or prior to the due date of such Balloon Payment, received written evidence from an institutional lender of such lender's binding commitment to refinance such Serviced Trust Mortgage Loan (acceptable to the
Special Servicer and the Controlling Class Representative) within 60 days after the Due Date of such Balloon Payment (provided that if such refinancing does not occur during such time specified in the commitment, the related Serviced Trust
Mortgage Loan will immediately become a Required Appraisal Trust Mortgage Loan);
provided, however, that a Required Appraisal Trust Mortgage Loan will cease to be a Required Appraisal Trust Mortgage Loan:

            (a)   with respect to the circumstances described in clauses (i) and
      (iii) above, when the related Mortgagor has made three consecutive full and timely Periodic Payments under the terms of the subject Serviced Trust
      Mortgage Loan (as such terms may be changed or modified in connection with a bankruptcy or similar proceeding involving the related Mortgagor or by reason of a modification, waiver or amendment granted or agreed to by the
      Special Servicer pursuant to Section 3.20);

            (b)   with respect to the circumstances described in clauses (iv),
      (v) and (vi) above, when such circumstances cease to exist in the good faith reasonable judgment of the Special Servicer and in accordance with the Servicing Standard, but, with respect to any bankruptcy or insolvency proceedings described in clauses (iv) and (v), no later than the entry of an order or decree dismissing such proceeding; and

            (c)   with respect to the circumstances described in clause (vi)
      above, no later than the date that the Special Servicer agrees to an extension pursuant to Section 3.20 hereof;

so long as at that time no circumstance identified in clauses (i) through (vi)
above exists that would cause the subject Trust Mortgage Loan to continue to be characterized as a Required Appraisal Trust Mortgage Loan.

            For purposes of this Agreement, the term "Required Appraisal Trust
Mortgage Loan", insofar as it relates to a Serviced Trust Mortgage Loan that is part of a Loan Combination shall mean the

                                      -87-

related Loan Combination, which Loan Combination shall therefore be considered a single "Trust Mortgage Loan" for the purposes of this "Required Appraisal Trust
Mortgage Loan" definition. In no event shall any Outside Serviced Trust Mortgage
Loan or any successor REO Trust Mortgage Loan with respect thereto or any
Outside Serviced Loan Combination constitute a Required Appraisal Trust Mortgage
Loan hereunder.

            "Required Appraisal Value": An amount equal to 90% of the Appraised
Value (net of any prior liens and estimated liquidation expenses) of the
Mortgaged Property related to the subject Required Appraisal Trust Mortgage Loan as determined by a Required Appraisal or letter update or internal valuation, if applicable; provided that for purposes of determining any Appraisal Reduction
Amount in respect of any Required Appraisal Trust Mortgage Loan, the Required
Appraisal Value shall be amended annually to reflect the Appraisal Value determined pursuant to any Required Appraisal or letter update or internal valuation, if applicable, of a Required Appraisal conducted subsequent to the original Required Appraisal performed pursuant to Section 3.09(a); and provided, further, that for purposes of determining any Appraisal Reduction Amount in respect of any Required Appraisal Trust Mortgage Loan, the Appraised Value used in determining the Required Appraisal Value, may be reduced by the Special
Servicer, in its good faith and reasonable discretion in accordance with the
Servicing Standard, based on its review of the related appraisal or letter update and other relevant information (although the Special Servicer has no obligation to make any such reduction or conduct any such review).

            "Reserve Account": The account or accounts created and maintained pursuant to Section 3.03(f).

            "Reserve Collateral" shall mean, with respect to the Greensboro
Corporate Center Loan Combination, the "Reserve Collateral" within the meaning of the Greensboro Corporate Center Co-Lender Agreement.

            "Reserve Funds": With respect to any Serviced Mortgage Loan, any amounts delivered by the related Mortgagor to be held in escrow by or on behalf of the mortgagee representing reserves for environmental remediation, repairs, capital improvements, tenant improvements and/or leasing commissions with respect to the related Mortgaged Property.

            "Responsible Officer": When used with respect to (i) the initial
Trustee, any officer or assistant officer in the Corporate Trust Services group of the initial Trustee, (ii) the initial Certificate Administrator, any officer or assistant officer in the Global Securities and Trust Services group with specific responsibilities for the matters contemplated by this Agreement of the initial Certificate Administrator, and (iii) any successor trustee, any officer or assistant officer in the corporate trust department of the successor trustee or certificate administrator, or any other officer or assistant officer of the successor trustee or certificate administrator customarily performing functions similar to those performed by any of the above designated officers to whom a particular matter is referred by the successor trustee or certificate administrator because of such officer's knowledge of and familiarity with the particular subject.

            "Restricted Servicer Reports": Each of the CMSA Servicer Watchlist,
the CMSA Appraisal Reduction Template, the CMSA Special Servicer Loan File, CMSA
Operating Statement Analysis, CMSA NOI Adjustment Worksheet and CMSA Comparative
Financial Status Report. If a

                                      -88-

Restricted Servicer Report is filed with the Commission, it shall thereafter be an Unrestricted Servicer Report.

            "Rule 144A Global Certificate": With respect to any Class of
Book-Entry Non-Registered Certificates, one or collectively more global certificates of such Class registered in the name of the Depository or its nominee, in definitive, fully registered form without interest coupons, none of which certificates bears a Regulation S Legend, and each of which certificates has a Rule 144A CUSIP number.

            "S&P": Standard & Poor's Ratings Services, a division of The
McGraw-Hill Companies, Inc., or its successor in interest. If neither such
Rating Agency nor any successor remains in existence, "S&P" shall be deemed to refer to such other nationally recognized statistical rating agency or other comparable Person designated by the Depositor, notice of which designation shall be given to the Trustee, the Certificate Administrator, the Master Servicers and
the Special Servicer, and specific ratings of S&P's herein referenced shall be deemed to refer to the equivalent ratings of the party so designated.

            "Sarbanes-Oxley Act": The Sarbanes-Oxley Act of 2002.

            "Scheduled Payment": With respect to any Trust Mortgage Loan or
B-Note Non-Trust Mortgage Loan, for any Due Date following the Cut-off Date as of which it is outstanding, the scheduled Periodic Payment of principal and interest (other than Additional Interest) on such Trust Mortgage Loan or B-Note
Non-Trust Mortgage Loan, as the case may be, that is or would be, as the case may be, payable by the related Mortgagor on such Due Date under the terms of the related Mortgage Note as in effect on the Closing Date, without regard to any subsequent change in or modification of such terms in connection with a bankruptcy or similar proceeding involving the related Mortgagor or a modification, waiver or amendment of such Trust Mortgage Loan or B-Note
Non-Trust Mortgage Loan, as the case may be, granted or agreed to by the Special
Servicer pursuant to Section 3.20 (or, in the case of an Outside Serviced Trust
Mortgage Loan, by the applicable Outside Servicer pursuant to the related
Outside Servicing Agreement) or acceleration of principal by reason of default, and assuming that each prior Scheduled Payment has been made in a timely manner;
provided, however, that if the related loan documents for a Serviced Loan
Combination provide for a single monthly debt service payment for such Serviced
Loan Combination, then the Scheduled Payment for each Serviced Mortgage Loan comprising such Serviced Loan Combination for any Due Date shall be that portion of the monthly debt service payment for such Serviced Loan Combination and such
Due Date that is, in accordance with the related loan documents and/or the related Co-Lender Agreement, in the absence of default, allocable to interest at the related Mortgage Rate on and/or principal of each such Serviced Mortgage
Loan comprising the subject Serviced Loan Combination.

            "Section 302 Requirements": As defined in Section 8.16(b).

            "Securities Act": The Securities Act of 1933, as amended.

            "Senior Certificate": Any Class A-1, Class A-2, Class A-3, Class
A-3B, Class A-SB, Class A-4, Class A-4FL, Class A-1A or Class X Certificate.

            "Senior Class A Certificate": Any Class A-1, Class A-2, Class A-3,
Class A-3B, Class A-SB, Class A-4, Class A-4FL or Class A-1A Certificate.

                                      -89-

            "Serviced Loan Combination": Any Loan Combination other than an
Outside Serviced Loan Combination.

            "Serviced Mortgage Loan": Any Trust Mortgage Loan (other than an
Outside Serviced Trust Mortgage Loan), any DDR Southeast Pool Non-Trust Mortgage
Loan, any 600 West Chicago Non-Trust Mortgage Loan or any B-Note Non-Trust
Mortgage Loan, as applicable; provided that a MezzCap B-Note Non-Trust Mortgage
Loan will be a Serviced Mortgage Loan only if and when it is serviced hereunder.

            "Serviced Non-Trust Mortgage Loan": Any Non-Trust Mortgage Loan that is a Serviced Mortgage Loan.

            "Serviced Non-Trust Mortgage Loan Noteholder": Each holder of (i)
the promissory note for a Serviced Non-Trust Mortgage Loan and (ii) the corresponding rights under the related Co-Lender Agreement.

            "Serviced Pari Passu Loan Combination": Any Pari Passu Loan
Combination that is a Serviced Loan Combination.

            "Serviced Pari Passu Non-Trust Mortgage Loan": Any Non-Trust
Mortgage Loan that is part of a Serviced Pari Passu Loan Combination.

            "Serviced Pari Passu Trust Mortgage Loan": The DDR Southeast Pool
Trust Mortgage Loan or the 600 West Chicago Trust Mortgage Loan, as applicable.

            "Serviced Trust Mortgage Loan": Any Trust Mortgage Loan that is a
Serviced Mortgage Loan.

            "Servicer": Any Person that constitutes a "servicer", as defined in
Item 1101(j) of Regulation AB, with respect to the Subject Securitization
Transaction.

            "Servicer Fee Amount": (a) With respect to each Sub-Servicer acting on behalf of a Master Servicer, as of any date of determination, the aggregate of the products obtained by multiplying, for each Serviced Mortgage Loan primary serviced by such Sub-Servicer (and any successor REO Mortgage Loan with respect thereto), (i) the principal balance of such Mortgage Loan (or REO Mortgage Loan)
as of the end of the immediately preceding applicable Collection Period and (ii)
the sub-servicing fee rate specified in the related Sub-Servicing Agreement for such Mortgage Loan; and (b) with respect to a Master Servicer, as of any date of determination, the aggregate of the products obtained by multiplying, for each
Serviced Mortgage Loan master serviced by such Master Servicer (and any successor REO Mortgage Loan with respect thereto), (i) the principal balance of such Mortgage Loan (or REO Mortgage Loan) as of the end of the immediately preceding applicable Collection Period and (ii) the excess, if any, of the
Master Servicing Fee Rate for such Mortgage Loan (or REO Mortgage Loan), over the sub-servicing fee rate (if any) applicable to such Mortgage Loan (or REO
Mortgage Loan), as specified in any Sub-Servicing Agreement related to such
Mortgage Loan (or REO Mortgage Loan).

            "Servicer Notice": As defined in Section 3.14.

                                      -90-

            "Servicer Reports": Any of the Restricted Servicer Reports, the
Unrestricted Servicer Reports, the CMSA Loan Setup File, the CMSA Loan Periodic
Update File, the CMSA Financial File, the CMSA Property File and the CMSA
Advance Recovery Report. Notwithstanding anything in this Agreement to the contrary, in the event any of the electronic files listed in the previous sentence are amended or changed in any material respect by the CMSA and placed on the CMSA Website or otherwise recommended by the CMSA for commercial mortgage-backed securities transactions generally, so long as such electronic files and such supplemental reports are reasonably acceptable (as applicable) to the Master Servicers, the Special Servicer and the Certificate Administrator,
then the same shall be used with respect to the Collection Period that commences at any time following the date that is not later than three (3) months following adoption of the form thereof by the CMSA.

            "Servicing Account": The account or accounts created and maintained pursuant to Section 3.03(a).

            "Servicing Advances": All customary, reasonable and necessary "out of pocket" costs and expenses (including reasonable attorneys' fees and expenses and reasonable fees of real estate brokers) incurred by or on behalf of a Master
Servicer, the Special Servicer, the Trustee or any Fiscal Agent in connection with the servicing of a Serviced Mortgage Loan, or in connection with the administration of any REO Property, including, but not limited to, the cost of
(a) compliance with the obligations of the Master Servicers and the Special
Servicer, if any, set forth in Section 3.02 and Section 3.03(c), (b) the preservation, insurance, restoration, protection and management of a Mortgaged
Property, including the cost of any "forced placed" insurance policy purchased by a Master Servicer to the extent such cost is allocable to a particular
Mortgaged Property that such Master Servicer or the Special Servicer is required to cause to be insured pursuant to Section 3.07(a), (c) obtaining any Insurance
Proceeds or any Liquidation Proceeds of the nature described in clauses (i)
through (v) of the definition of "Liquidation Proceeds," (d) any enforcement or judicial proceedings with respect to a Mortgaged Property, including, without limitation, foreclosures, (e) any Required Appraisal or other appraisal expressly required or permitted to be obtained hereunder, (f) the operation, management, maintenance and liquidation of any REO Property, including, without limitation, appraisals and compliance with Section 3.16(a) (to the extent not covered by available funds in the applicable REO Account) and Section 3.20(g)
(to the extent not paid by the related Mortgagor) and (g) compliance with the obligations of the Master Servicers and the Trustee set forth in Section 2.03(a)
or (b). Notwithstanding anything to the contrary, "Servicing Advances" shall not include allocable overhead of a Master Servicer or the Special Servicer, such as costs for office space, office equipment, supplies and related expenses, employee salaries and related expenses and similar internal costs and expenses, general and administrative costs of the Master Servicers and the Special
Servicer, costs or expenses incurred by any such party in connection with its purchase of a Serviced Mortgage Loan or REO Property, or costs or expenses expressly required to be borne by a Master Servicer or the Special Servicer without reimbursement pursuant to the terms of this Agreement.

            "Servicing Criteria": The "servicing criteria" set forth in Item
1122(d) of Regulation AB, as such may be amended from time to time.

            "Servicing Fees": With respect to (a) each Serviced Mortgage Loan and REO Mortgage Loan, the Master Servicing Fee, if any, and the Special
Servicing Fee; and (b) with respect to an Outside Serviced Trust Mortgage Loan
(or any successor REO Trust Mortgage Loan with respect thereto), the Master
Servicing Fee.

                                      -91-

            "Servicing File": Any documents, certificates, opinions and reports
(other than (i) those documents, opinions, reports and records specifically excepted from the delivery requirements of Section 2.01(e) and (ii) the documents required to be part of the related Mortgage File) delivered by the related Mortgagor in connection with, or relating to the origination and servicing of, any Serviced Mortgage Loan that are reasonably required for the ongoing administration of the Serviced Mortgage Loan including management agreements, cash management agreements, lockbox agreements, franchise agreements, franchise comfort letters (and evidence of required notification of transfer), appraisals, surveys, engineering reports, environmental reports, operation and maintenance (O&M) plans, financial statements, leases, rent rolls and tenant estoppels and copies of documents required to be part of the Mortgage
File.

            "Servicing Function Participant": Any of: (i) the Master Servicers;
(ii) the Special Servicer; (iii) the Certificate Administrator; (iv) the
Trustee; and (v) any other party hereto, in addition to the Master Servicers, the Special Servicer, the Certificate Administrator and the Trustee, that is a
"party participating in the servicing function" (within the meaning of the instructions to Item 1122 of Regulation AB) as regards the Trust Fund, unless such party is not viewed, for the purposes of Exchange Act reporting requirements, as a party participating in the servicing function separate and apart from the applicable Master Servicer, the Special Servicer, the Certificate
Administrator or the Trustee, as the case may be, pursuant to applicable
Commission guidance.

            "Servicing Officer": Any officer or employee of a Master Servicer or the Special Servicer involved in, or responsible for, the administration and servicing of the Serviced Mortgage Loans, whose name and specimen signature appear on a list of servicing officers furnished by such party to the Trustee and the Depositor on the Closing Date, as such list may be amended from time to time.

            "Servicing Representative": With respect to a Master Servicer, the
Special Servicer, the Certificate Administrator or the Trustee, any other Person
(including any Sub-Servicer, subcontractor, vendor or agent) retained or engaged thereby to perform any duties in connection with this Agreement or all or any portion of the Trust Fund, the performance of which duties would cause such other Person to be, or result in such other Person being, a Servicer or a
Sub-Servicing Function Participant.

            "Servicing-Released Bid": As defined in Section 7.01.

            "Servicing-Retained Bid": As defined in Section 7.01.

            "Servicing Standard": With respect to a Master Servicer (other than
Capmark) or the Special Servicer, as applicable, the servicing and administration of the Serviced Mortgage Loans and any Administered REO
Properties for which it is responsible hereunder: (a) in the same manner in which, and with the same care, skill, prudence and diligence with which, such
Master Servicer or the Special Servicer, as the case may be, generally services and administers similar mortgage loans with similar borrowers and/or similar foreclosure properties, as applicable, (i) for other third parties, giving due consideration to customary and usual standards of practice of prudent institutional commercial mortgage loan servicers servicing and administering mortgage loans and/or foreclosure properties for third parties, as applicable, or (ii) held in its own portfolio, whichever standard is higher; (b) with a view to (i) the timely collection of all Periodic Payments due on each such Serviced
Mortgage Loan or, if any such Serviced Mortgage Loan shall come into and continue in default, the maximization of the recovery on such Serviced Mortgage
Loan on a net present value basis (the relevant discounting of anticipated collections to be performed at the related Mortgage Rate) and (ii) the best interests (as determined by

                                      -92-

such Master Servicer or the Special Servicer, as applicable, in its reasonable and good faith judgment) of the Certificateholders (as a collective whole) and the Trust Fund (or, in the case of any Serviced Loan Combination, the
Certificateholders, the Trust Fund and the related Serviced Non-Trust Mortgage
Loan Noteholder(s) (as a collective whole), but taking into account, to the extent consistent with the related Co-Lender Agreement and the related Trust
Mortgage Loan documents, the subordinate nature of the related B-Note Non-Trust
Mortgage Loan(s)); and (c) without regard to (i) any relationship that such
Master Servicer or the Special Servicer, as the case may be, or any Affiliate thereof may have with the related Mortgagor, the Depositor, any Mortgage Loan
Seller or any other party to the transactions contemplated by this Agreement or any Affiliate thereof; (ii) the ownership of any Certificate (or other interest in any Serviced Mortgage Loan) or any interest in a mezzanine loan by such
Master Servicer or the Special Servicer, as the case may be, or by any Affiliate thereof; (iii) the right of such Master Servicer or the Special Servicer, as the case may be, to receive compensation or other fees for its services rendered pursuant to this Agreement; (iv) the obligations of such Master Servicer to make
Advances; (v) the ownership, servicing or management by such Master Servicer or the Special Servicer or any Affiliate thereof for others of any other mortgage loans or mortgaged property; (vi) any obligation of such Master Servicer or any
Affiliate of such Master Servicer to repurchase or substitute a Trust Mortgage
Loan as a Mortgage Loan Seller; (vii) any obligation of such Master Servicer or any Affiliate of such Master Servicer to cure a breach of a representation and warranty with respect to a Trust Mortgage Loan; and (viii) any debt (including mezzanine debt) such Master Servicer or Special Servicer or any Affiliate of either has extended to any Mortgagor or any Affiliate of such Mortgagor.

            With respect to Capmark, in its capacity as a Master Servicer, the servicing and administration of the Serviced Mortgage Loans for which it is responsible under this Agreement, in the best interests (as determined by such
Master Servicer in its good faith and reasonable judgment) of and for the benefit of the Certificateholders (as a collective whole) and the Trust Fund and, in the case of a Serviced Loan Combination, the related Non-Trust Mortgage
Loan Noteholder(s) (also as a collective whole), in accordance with applicable law, the terms of this Agreement and, if applicable, the related Co-Lender
Agreement, and to the extent consistent with the foregoing, further as follows:

            (a)   with the same care, skill and diligence as is normal and usual in its general mortgage servicing activities on behalf of third parties or on behalf of itself, whichever is higher, with respect to mortgage loans that are comparable to those which it is responsible for servicing under this Agreement.

            (b)   with a view to the timely recovery of all scheduled payments of principal and interest under applicable Serviced Mortgage Loans; and

            (c)   without regard to--

                  1.    any relationship that such Master Servicer or any of its
                        Affiliates may have with a Mortgagor under a Serviced
                        Mortgage Loan;

                  2.    the ownership of any Certificate (or other interest in a
                        Serviced Mortgage Loan) or any interest in any mezzanine
                        loan by such Master Servicer or by any of its
                        Affiliates.

                  3.    the obligation of such Master Servicer to make Advances;
                        and

                                      -93-

                  4.    the right of such Master Servicer or any of its
                        Affiliates to receive reimbursement of costs, or the
                        sufficiency of any compensation payable to it under this
                        Agreement or with respect to any particular transaction.

            "Servicing Transfer Event": With respect to any Serviced Mortgage
Loan, the occurrence of any of the events described in clauses (a) through (g)
of the definition of "Specially Serviced Mortgage Loan"; provided that a particular Servicing Transfer Event shall not exist with respect to an A-Note
Trust Mortgage Loan if the underlying default giving rise thereto is the subject of a cure event exercised in accordance with the related Co-Lender Agreement.

            "Significant Obligor": (a) Any obligor (as defined in Item 1101(i)
of Regulation AB) or group of affiliated obligors on any Trust Mortgage Loan or group of Trust Mortgage Loans that represent, as of the Closing Date, 10% or more of the Mortgage Pool (by Cut-off Date Balance); or (b) any single Mortgaged
Property or group of Mortgaged Properties securing any Trust Mortgage Loan or group of cross-collateralized and/or cross-defaulted Trust Mortgage Loans that represent, as of the Closing Date, 10% or more of the Mortgage Pool (by Cut-off
Date Balance).

            "Single Certificate": For purposes of Section 4.02, a hypothetical
Regular Certificate or Floating Rate Certificate evidencing a $1,000 denomination.

            "SLC Controlling Party": With respect to any A/B Loan Combination, the related A/B Controlling Party; and with respect to any Serviced Pari Passu
Loan Combination, the related A/A Controlling Party.

            "SLC Custodial Account": With respect to any Serviced Loan
Combination, the separate account (which may be a sub-account of a Collection
Account) created and maintained by the applicable Master Servicer pursuant to
Section 3.04(f) and held on behalf of the Certificateholders and the related
Non-Trust Mortgage Loan Noteholder(s), which shall be entitled substantially as follows: "[NAME OF MASTER SERVICER], as a Master Servicer for [NAME OF TRUSTEE],
as Trustee, on behalf of and in trust for the registered holders of Citigroup
Commercial Mortgage Trust 2007-C6, Commercial Mortgage Pass-Through
Certificates, Series 2007-C6, and [NAME(S) OF THE RELATED NON-TRUST MORTGAGE
LOAN NOTEHOLDER(S)], as their interests may appear". Each SLC Custodial Account shall be an Eligible Account or a sub-account of an Eligible Account.

            "SLC Mortgaged Property": Any Mortgaged Property that relates to a
Serviced Loan Combination.

            "SLC REO Account": With respect to any Serviced Loan Combination, a segregated account or accounts created and maintained by the Special Servicer pursuant to Section 3.16 on behalf of the Trustee, in trust for the
Certificateholders, and the related Non-Trust Mortgage Loan Noteholder(s), which shall be entitled substantially as follows: "[NAME OF SPECIAL SERVICER], as
Special Servicer for [NAME OF TRUSTEE], as Trustee in trust for registered holders of Citigroup Commercial Mortgage Trust 2007-C6, Commercial Mortgage
Pass-Through Certificates, Series 2007-C6, and [NAME(S) OF THE RELATED NON-TRUST
MORTGAGE LOAN NOTEHOLDER(S)], as their interests may appear".

            "SLC REO Property": With respect to each Serviced Loan Combination, the related Mortgaged Property if such Mortgaged Property is acquired on behalf and in the name of the Trust

                                      -94-

Fund, for the benefit of the Certificateholders, and the related Non-Trust
Mortgage Loan Noteholder(s), as their interests may appear, through foreclosure, acceptance of a deed-in-lieu of foreclosure or otherwise in accordance with applicable law in connection with the default or imminent default of such
Serviced Loan Combination.

            "SLC Special Servicer": Any Person responsible for performing the duties of Special Servicer hereunder with respect to a Serviced Loan Combination or any related REO Property.

            "SLC Trust Mortgage Loan": Any LC Trust Mortgage Loan that is a
Serviced Trust Mortgage Loan.

            "Special Servicer": CWCapital Asset Management LLC, its successor in interest, or (subject to Section 6.09(c)) any successor special servicer appointed as herein provided.

            "Special Servicer Reportable Event": Any of the following events, conditions, circumstances and/or matters:

            (i)    the entry into or amendment to a definitive agreement that is material to the Subject Securitization Transaction, including, for example, a servicing agreement with a Servicer contemplated by Item
      1108(a)(3) of Regulation AB, but only if the Special Servicer or any
      Servicing Representative of the Special Servicer is a party to such agreement or has entered into such agreement on behalf of the Trust;

            (ii)   the termination of a definitive agreement that is material to the Subject Securitization Transaction (otherwise than by expiration of the agreement on its stated termination date or as a result of all parties completing their obligations under such agreement), but only if the
      Special Servicer or any Servicing Representative of the Special Servicer
      is a party to such agreement or has entered into such agreement on behalf of the Trust;

            (iii)  the appointment of a receiver, fiscal agent or similar officer for any Material Debtor in a proceeding under the U.S. Bankruptcy
      Code or in any other proceeding under state or federal law in which a court or governmental authority has assumed jurisdiction over substantially all of the assets or business of any Material Debtor, including where such jurisdiction has been assumed by leaving the existing directors and officers in possession but subject to the supervision and orders of a court or governmental authority, but only if the subject
      Material Debtor is (A) the Special Servicer, (B) any Servicing
      Representative of the Special Servicer that constitutes a Servicer contemplated by Item 1108(a)(3) of Regulation AB or (C) any Significant
      Obligor with respect to a Specially Serviced Trust Mortgage Loan;

            (iv)   the entry of an order confirming a plan of reorganization, arrangement or liquidation of a Material Debtor by a court or governmental authority having supervision or jurisdiction over substantially all of the assets or business of such Material Debtor, but only if the subject
      Material Debtor is (A) the Special Servicer, (B) any Servicing
      Representative of the Special Servicer that constitutes a Servicer contemplated by Item 1108(a)(3) of Regulation AB or (C) any Significant
      Obligor with respect to a Specially Serviced Trust Mortgage Loan;

                                      -95-

            (v)    any resignation, removal, replacement or substitution of (A)
      the Special Servicer or (B) any Servicing Representative of the Special
      Servicer that constitutes a Servicer contemplated by Item 1108(a)(2) of
      Regulation AB;

            (vi)   any appointment of (A) a new Special Servicer or (B) any new
      Servicing Representative of the Special Servicer that constitutes a
      Servicer contemplated by Item 1108(a)(2) of Regulation AB;

            (vii)  any nonpublic disclosure, by the Special Servicer or any
      Servicing Representative of the Special Servicer, with respect to the
      Subject Securitization Transaction (other than disclosure required by this
      Agreement) that is required to be disclosed by Regulation FD (17 C.F.R.
      243.100 through 243.103);

            (viii) any other information of importance to Certificateholders
      (determined by the Special Servicer in accordance with the Servicing
      Standard) that (A) is not otherwise required to be included in the
      Distribution Date Statement or any other report to be delivered or otherwise made available to Certificateholders hereunder, (B) the Special
      Servicer has determined, in accordance with the Servicing Standard, could have an adverse effect on payments to any Class of Certificateholders, and
      (C) is directly related to a Specially Serviced Trust Mortgage Loan;

            (ix)   the commencement or termination of, or any material
      developments regarding, any legal proceedings pending against any Material
      Litigant, or of which any property of a Material Litigant is the subject, or any threat by a governmental authority to bring any such legal proceedings, that are material to Certificateholders, but only if the
      Special Servicer is controlling the subject litigation or if the subject
      Material Litigant is (A) the Special Servicer, (B) any Servicing
      Representative of the Special Servicer that constitutes a Servicer contemplated by Item 1108(a)(3) of Regulation AB or (C) any Significant
      Obligor with respect to a Specially Serviced Trust Mortgage Loan;

            (x)    the receipt by the Special Servicer or by any Servicing
      Representative of the Special Servicer of any updated financial statements, balance sheets, rent rolls or other financial information regarding any Significant Obligor with respect to a Specially Serviced
      Trust Mortgage Loan;

            (xi)   to the extent not otherwise disclosed in the Prospectus
      Supplement or previously included in a report delivered by the Special
      Servicer to the Certificate Administrator and the Depositor in accordance with Section 8.15(b), whether the Special Servicer has become an affiliate
      (as defined in Rule 405 of the Securities Act) of any of (A) the Trust,
      (B) the Depositor, (C) a Mortgage Loan Seller (other than itself), (D) the
      Trustee, (E) the Certificate Administrator, (F) a Master Servicer, (G) any
      Servicing Representative of the Special Servicer that constitutes a
      Servicer contemplated by Item 1108(a)(3) of Regulation AB or (H) any
      Significant Obligor;

            (xii)  to the extent not otherwise disclosed in the Prospectus
      Supplement, any business relationship, agreement, arrangement, transaction or understanding contemplated by Item 1119(b) of Regulation AB between a
      Mortgage Loan Seller (other than itself) or the Trust, on the one hand, and the Special Servicer or any Servicing Representative of the Special
      Servicer, on the other hand; and

                                      -96-

            (xiii) to the extent not otherwise disclosed in the Prospectus
      Supplement, any specific relationship involving or relating to the Subject
      Securitization Transaction or the Trust Mortgage Loans contemplated by
      Item 1119(c) of Regulation AB between a Mortgage Loan Seller (other than itself) or the Trust, on the one hand, and the Special Servicer or any
      Servicing Representative of the Special Servicer, on the other hand.

            "Special Servicing Fee": With respect to each Specially Serviced
Mortgage Loan and each REO Mortgage Loan that relates to an Administered REO
Property, the fee designated as such and payable to the Special Servicer pursuant to the first paragraph of Section 3.11(c).

            "Special Servicing Fee Rate": With respect to each Specially
Serviced Mortgage Loan and each REO Mortgage Loan that relates to an
Administered REO Property, 0.25% per annum; provided that the Special Servicing
Fee for each Specially Serviced Trust Mortgage Loan and REO Mortgage Loan shall be no less than the monthly minimum amount provided for in Section 3.11(c).

            "Specially Designated Non-Trust Mortgage Loan": Any Serviced Pari
Passu Non-Trust Mortgage Loan or any other Serviced Non-Trust Mortgage Loan with an unpaid principal balance in excess of $20,000,000 that has, in either case, been included in a securitization involving the issuance of investment grade rated commercial mortgage-backed securities or collateral debt obligations.

            "Specially Designated Non-Trust Mortgage Loan Securities": Any
Non-Trust Mortgage Loan Securities that (i) include, as of their date of issuance, one or more classes of investment grade rated commercial mortgage-backed securities or collateral debt obligations and (ii) are backed by a Specially Designated Non-Trust Mortgage Loan (or any REO Serviced Non-Trust
Mortgage Loan in respect thereof), whether by itself or together with other mortgage loans.

            "Specially Serviced Mortgage Loan": Any Serviced Mortgage Loan as to
which any of the following events have occurred (subject, however, in the case of a Serviced Mortgage Loan that is part of a Serviced Loan Combination, to any provisions of the related Co-Lender Agreement that may limit when a Serviced
Trust Mortgage Loan may become a Specially Serviced Mortgage Loan if a related
Serviced Non-Trust Mortgage Loan Noteholder has exercised or is permitted to exercise cure rights):

            (a) the related Mortgagor shall have (i) failed to make when due any
      Balloon Payment unless the applicable Master Servicer has, on or prior to the 60th day after the due date of such Balloon Payment, received written evidence (which the applicable Master Servicer is required to deliver to the Special Servicer pursuant to Section 3.19(c)) from an institutional lender of such lender's binding commitment to refinance the subject
      Serviced Mortgage Loan (acceptable to the Special Servicer and the
      Controlling Class Representative) within 120 days after the due date of such Balloon Payment and during the interim the related Mortgagor has continued to make the Assumed Periodic Payment in effect prior to maturity
      (provided that if such refinancing does not occur during such time specified in the commitment, the subject Serviced Mortgage Loan will immediately become a Specially Serviced Mortgage Loan), or (ii) failed to make when due any Periodic Payment (other than a Balloon Payment), and such failure has continued unremedied for 60 days; or

            (b)    the applicable Master Servicer or the Special Servicer (in the case of the Special Servicer, with the consent of the Controlling
      Class Representative or, in the case of an SLC Trust

                                      -97-

      Mortgage Loan, with the consent of the related SLC Controlling Party)
      shall have determined, in its good faith reasonable judgment and in accordance with the Servicing Standard, based on, among other things, communications with the related Mortgagor, that a default in making a
      Periodic Payment (including a Balloon Payment) or any other default under the applicable loan documents that would (with respect to such other default) materially impair the value of the Mortgaged Property as security for the subject Serviced Mortgage Loan or otherwise would materially adversely affect the interests of Certificateholders and would continue unremedied beyond the applicable grace period under the terms of the subject Serviced Mortgage Loan (or, if no grace period is specified, for
      60 days; provided that a default that would give rise to an acceleration right without any grace period shall be deemed to have a grace period equal to zero) is likely to occur and is likely to remain unremedied for at least 60 days; or

            (c)    there shall have occurred a default (other than as described in clause (a) above) that the applicable Master Servicer or the Special
      Servicer shall have determined, in its good faith and reasonable judgment and in accordance with the Servicing Standard, materially impairs the value of the Mortgaged Property as security for the subject Serviced
      Mortgage Loan or otherwise materially adversely affects the interests of
      Certificateholders and that continues unremedied beyond the applicable grace period under the terms of the subject Serviced Mortgage Loan (or, if no grace period is specified, for 60 days; provided that a default that gives rise to an acceleration right without any grace period shall be deemed to have a grace period equal to zero); provided, however, that, in the event the Special Servicer determines that the related Mortgagor does not need to maintain terrorism insurance as provided in Section 3.07(a), no default related to the failure to obtain such insurance shall be deemed to be outstanding for purposes of this clause (c); or

            (d)    a decree or order of a court or agency or supervisory
      authority having jurisdiction in the premises in an involuntary case under any present or future federal or state bankruptcy, insolvency or similar law or the appointment of a conservator or receiver or liquidator in any insolvency, readjustment of debt, marshaling of assets and liabilities or similar proceedings, or for the winding-up or liquidation of its affairs, shall have been entered against the related Mortgagor; provided that, if such decree or order is discharged, dismissed or stayed within 60 days it shall not be a Specially Serviced Mortgage Loan (and no Special Servicing
      Fees shall be payable); or

            (e)    the related Mortgagor shall consent to the appointment of a conservator or receiver or liquidator in any insolvency, readjustment of debt, marshaling of assets and liabilities or similar proceedings of or relating to such Mortgagor or of or relating to all or substantially all of its property; or

            (f)    the related Mortgagor shall admit in writing its inability to pay its debts generally as they become due, file a petition to take advantage of any applicable insolvency, bankruptcy or reorganization statute, make an assignment for the benefit of its creditors, or voluntarily suspend payment of its obligations; or

            (g)    the applicable Master Servicer shall have received notice of the commencement of foreclosure or similar proceedings with respect to the related Mortgaged Property;

                                      -98-

provided that a Serviced Mortgage Loan will cease to be a Specially Serviced
Mortgage Loan when a Liquidation Event has occurred with respect to such
Serviced Mortgage Loan, when the related Mortgaged Property has become an REO
Property or, so long as at such time no circumstance identified in clauses (a)
through (g) above exists that would cause such Serviced Mortgage Loan to continue to be characterized as a Specially Serviced Mortgage Loan, if and when:

            (i)   with respect to the circumstances described in clause (a)
                  above, the related Mortgagor has made three consecutive full and timely Periodic Payments under the terms of the subject
                  Serviced Mortgage Loan (as such terms may be changed or
                  modified in connection with a bankruptcy or similar proceeding involving the related Mortgagor or by reason of a
                  modification, waiver or amendment granted or agreed to by the
                  Special Servicer pursuant to Section 3.20);

            (ii)  with respect to the circumstances described in clauses (b),
                  (d), (e) and (f) above, such circumstances cease to exist in the good faith reasonable judgment of the Special Servicer and in accordance with the Servicing Standard, but, with respect to any bankruptcy or insolvency proceedings described in
                  clauses (d), (e) and (f), no later than the entry of an order or decree dismissing such proceeding;

            (iii) with respect to the circumstances described in clause (c)
                  above, such default is cured; and

            (iv)  with respect to the circumstances described in clause (g)
                  above, such proceedings are terminated.

            Notwithstanding the foregoing, but subject to the terms and conditions of the related Co-Lender Agreement, during any time an entire
Serviced Loan Combination is serviced and administered pursuant to this
Agreement, if a Servicing Transfer Event exists with respect to one Serviced
Mortgage Loan in such Loan Combination, it will (subject to the proviso to the definition of "Servicing Transfer Event") also be considered to exist for the other Serviced Mortgage Loan(s) in such Loan Combination.

            None of the mortgage loans comprising an Outside Serviced Loan
Combination shall constitute a Specially Serviced Mortgage Loan hereunder.

            "Specially Serviced Trust Mortgage Loan": A Trust Mortgage Loan that is a Specially Serviced Mortgage Loan.

            "Startup Day": With respect to each REMIC Pool, the day designated as such in Section 10.01(c).

            "State and Local Taxes": Taxes imposed by the State of New York, by the State in which the Mortgage Files are maintained, by any of the States in which are located the Corporate Trust Office and/or the respective offices of the Master Servicers and Special Servicer responsible for servicing and administering the Serviced Mortgage Loans and any REO Properties, and/or by any
other state or local taxing authorities as may, by notice to the Trustee, assert jurisdiction over the trust fund or any portion thereof, or which, according to an Opinion of Counsel addressed to the Trustee and the Certificate
Administrator, have such jurisdiction.

                                      -99-

            "Stated Maturity Date": With respect to any Trust Mortgage Loan or
Serviced Non-Trust Mortgage Loan, the Due Date specified in the Mortgage Note
(as in effect on the Closing Date) on which the last payment of principal is due and payable under the terms of the Mortgage Note (as in effect on the Closing
Date), without regard to any change in or modification of such terms in connection with a bankruptcy or similar proceeding involving the related
Mortgagor or a modification, waiver or amendment of such Trust Mortgage Loan or
Serviced Non-Trust Mortgage Loan, as the case may be, granted or agreed to by the Special Servicer pursuant to Section 3.20 (or, in the case of an Outside
Serviced Trust Mortgage Loan, by the applicable Outside Servicer pursuant to the related Outside Servicing Agreement) and, in the case of an ARD Trust Mortgage
Loan, without regard to its Anticipated Repayment Date.

            "Stated Principal Balance": With respect to any Trust Mortgage Loan as of any date of determination, an amount (which amount shall not be less than zero) equal to (x) the Cut-off Date Balance of such Trust Mortgage Loan (or, in the case of a Qualified Substitute Mortgage Loan, the unpaid principal balance thereof after application of all principal payments due thereon on or before the related Due Date in the month of substitution, whether or not received), plus
(y) any Mortgage Deferred Interest added to the principal balance of such Trust
Mortgage Loan prior to the end of the Collection Period (or, in the case of an
Outside Serviced Trust Mortgage Loan, the Underlying Collection Period) for the
then-most recent Distribution Date coinciding with or preceding such date of determination, minus (z) the sum of:

            (i)   the principal portion of each Periodic Payment due on such
      Trust Mortgage Loan after the Cut-off Date or the related Due Date in the month of substitution, as the case may be, to the extent received from the
      Mortgagor or advanced by the applicable Master Servicer, the Trustee or any Fiscal Agent and distributed to Certificateholders on or before such date of determination;

            (ii)  all Principal Prepayments received with respect to such Trust
      Mortgage Loan after the Cut-off Date or the related Due Date in the month of substitution, as the case may be, to the extent distributed to
      Certificateholders on or before such date of determination;

            (iii) the principal portion of all Insurance Proceeds and
      Liquidation Proceeds received with respect to such Trust Mortgage Loan after the Cut-off Date or the related Due Date in the month of substitution, as the case may be, to the extent distributed to
      Certificateholders on or before such date of determination;

            (iv)  the principal portion of any Realized Loss incurred in respect of such Trust Mortgage Loan prior to the end of the Collection Period (or, in the case of an Outside Serviced Trust Mortgage Loan, the Underlying
      Collection Period) for the then-most recent Distribution Date coinciding with or preceding such date of determination; and

            (v)   to the extent not otherwise included as part of the amount described in clause (z)(iv) of this definition, any amount of reduction in the outstanding principal balance of such Trust Mortgage Loan resulting from a Deficient Valuation that occurred prior to the end of the
      Collection Period (or, in the case of an Outside Serviced Trust Mortgage
      Loan, the Underlying Collection Period) for the then-most recent
      Distribution Date coinciding with or preceding such date of determination.

                                      -100-

            With respect to any REO Trust Mortgage Loan, as of any date of determination, an amount equal to (x) the Stated Principal Balance of the predecessor Trust Mortgage Loan as of the date of the related REO Acquisition, minus (y) the sum of:

            (i)   the principal portion of any P&I Advance made with respect to such REO Trust Mortgage Loan on or after the date of the related REO
      Acquisition, to the extent distributed to Certificateholders on or before such date of determination;

            (ii)  the principal portion of all Insurance Proceeds, Liquidation
      Proceeds and REO Revenues received with respect to such REO Trust Mortgage
      Loan, to the extent distributed to Certificateholders on or before such date of determination; and

            (iii) the principal portion of any Realized Loss incurred in respect of such REO Trust Mortgage Loan prior to the end of the Collection Period
      (or, in the case of an REO Trust Mortgage Loan in respect of an Outside
      Serviced Trust Mortgage Loan, the Underlying Collection Period) for the
      then-most recent Distribution Date coinciding with or preceding such date of determination.

            A Trust Mortgage Loan or an REO Trust Mortgage Loan shall be deemed to be part of the Mortgage Pool and to have an outstanding Stated Principal
Balance until the Distribution Date on which the payments or other proceeds, if any, received in connection with a Liquidation Event in respect thereof are to be (or, if no such payments or other proceeds are received in connection with such Liquidation Event, would have been) distributed to Certificateholders. For purposes of this definition, payments or other collections of principal on or with respect to any Trust Mortgage Loan or REO Trust Mortgage Loan shall be deemed distributed to Certificateholders as of the first Distribution Date that such payments or other collections of principal are (or, without regard to clause (i) of the definition of "Principal Distribution Amount," would have been) included in the Principal Distribution Amount. To the extent that principal from general collections on the Mortgage Pool is used to reimburse, or pay interest on, Nonrecoverable Advances pursuant to Section 3.05(a) hereof with respect to any particular Trust Mortgage Loan or REO Trust Mortgage Loan, and
such principal amount has not been included as part of the Principal
Distribution Amount, such principal amount shall nonetheless continue to be deemed to be distributed for purposes of calculating the Stated Principal
Balance. Notwithstanding the foregoing, if any Trust Mortgage Loan is paid in full, or if any Trust Mortgage Loan or REO Property is liquidated or otherwise removed from the Trust Fund, commencing as of the first Distribution Date following the Collection Period (or, if such event occurs under the Outside
Servicing Agreement in respect of an Outside Serviced Trust Mortgage Loan or any related REO Property, the Underlying Collection Period) during which such event occurred, the Stated Principal Balance of such Trust Mortgage Loan or the related REO Trust Mortgage Loan will be zero.

            With respect to any Serviced Non-Trust Mortgage Loan or any successor REO Serviced Non-Trust Mortgage Loan with respect thereto on any date of determination, the Stated Principal Balance shall equal the unpaid principal balance of such Serviced Non-Trust Mortgage Loan or the deemed unpaid principal balance of such successor REO Serviced Non-Trust Mortgage Loan.

            "Subject Securitization Transaction": The commercial mortgage securitization transaction contemplated by this Agreement.

            "Subsequent Exchange Act Reports":  As defined in Section 8.16(a).

                                      -101-

            "Sub-Servicer": Any Person with which a Master Servicer or the
Special Servicer has entered into a Sub-Servicing Agreement.

            "Sub-Servicing Agreement": The written contract between a Master
Servicer or the Special Servicer, on the one hand, and any Sub-Servicer, on the other hand, relating to servicing and administration of Serviced Mortgage Loans as provided in Section 3.22.

            "Sub-Servicing Function Participant": Any Sub-Servicer,
sub-contractor, vendor, agent or other Person acting on behalf of a party hereto, which Sub-Servicer, sub-contractor, vendor, agent or other Person is a
"party participating in the servicing function" (within the meaning of the instructions to Item 1122 of Regulation AB) as regards the Subject
Securitization Transaction, unless such Person is not viewed, for the purposes of Exchange Act reporting requirements, as a party participating in the servicing function separate and apart from the applicable Master Servicer, the
Special Servicer, the Certificate Administrator or the Trustee, as the case may be, pursuant to applicable Commission guidance.

            "Substitution Shortfall Amount": With respect to a substitution of
Trust Mortgage Loans pursuant to any Mortgage Loan Purchase Agreement, an amount equal to the excess, if any, of the Purchase Price of the Trust Mortgage Loan
being replaced calculated as of the date of substitution over the Stated
Principal Balance of the related Qualified Substitute Mortgage Loan as of the date of substitution. In the event that one or more Qualified Substitute
Mortgage Loans are substituted (at the same time) for one or more deleted Trust
Mortgage Loans, then the Substitution Shortfall Amount shall be determined as provided in the preceding sentence on the basis of the aggregate Purchase Prices of the Trust Mortgage Loan or Trust Mortgage Loans being replaced and the aggregate Stated Principal Balances of the related Qualified Substitute Mortgage
Loan or Qualified Substitute Mortgage Loans.

            "Successful Bidder":  As defined in Section 7.01.

            "Swap Agreement": The Class A-4FL Swap Agreement, the Class A-MFL
Swap Agreement or the Class A-JFL Swap Agreement, as the context may require.

            "Swap Collateral Account": The Class A-4FL Swap Collateral Account,
the Class A-MFL Swap Collateral Account or the Class A-JFL Swap Collateral
Account, as the context may require.

            "Swap Credit Support Annex": The Class A-4FL Swap Credit Support
Annex, the Class A-MFL Swap Credit Support Annex or the Class A-JFL Swap Credit
Support Annex, as the context may require.

            "Swap Counterparty": The Class A-4FL Swap Counterparty, the Class
A-MFL Swap Counterparty or the Class A-JFL Swap Counterparty, as the context may require.

            "Swap Custodian": The Class A-4FL Swap Custodian, the Class A-MFL
Swap Custodian or the Class A-JFL Swap Custodian, as the context may require.

            "Swap Payment Date": A Class A-4FL Swap Payment Date, a Class A-MFL
Swap Payment Date or a Class A-JFL Swap Payment Date, as the context may require.

                                      -102-

            "Swap Default": A Class A-4FL Swap Default, Class A-MFL Swap Default
or Class A-JFL Swap Default, as the context may require.

            "Swap Termination Fees": Any fees, costs or expenses payable by a
Swap Counterparty to the Trust in connection with a Swap Default by such Swap
Counterparty, termination of the related Swap Agreement or liquidation of the related Swap Agreement, as specified in the related Swap Agreement.

            "Tax Matters Person": With respect to each REMIC Pool, the Person designated as the "tax matters person" of such REMIC in the manner provided under Treasury regulations section 1.860F-4(d) and Temporary Treasury regulations section 301.6231(a)(7)-1T, which Person shall be the applicable
Plurality Class R Certificateholder.

            "Tax Returns": The federal income tax returns on Internal Revenue
Service Form 1066, U.S. Real Estate Mortgage Investment Conduit (REMIC) Income
Tax Return, including Schedule Q thereto, Quarterly Notice to Residual Interest
Holders of REMIC Taxable Income or Net Loss Allocation, or any successor forms, to be filed on behalf of each REMIC Pool due to its classification as a REMIC under the REMIC Provisions, and the federal income tax return to be filed on behalf of each Transaction-Specific Grantor Trust due to its classification as a grantor trust under the Grantor Trust Provisions, together with any and all other information, reports or returns that may be required to be furnished to the Certificateholders or filed with the Internal Revenue Service under any applicable provisions of federal tax law or any other governmental taxing authority under applicable State and Local Tax laws.

            "Transaction-Specific Grantor Trust": Each of the Floating Rate
Grantor Trusts and Grantor Trust Y.

            "Transfer": Any direct or indirect transfer, sale, pledge, hypothecation, or other form of assignment of any Ownership Interest in a
Certificate.

            "Transferee": Any Person who is acquiring by Transfer any Ownership
Interest in a Certificate.

            "Transferor": Any Person who is disposing by Transfer any Ownership
Interest in a Certificate.

            "Trust": Individually and collectively, the multiple common law trusts created hereunder.

            "Trust Administration Fee": With respect to each Trust Mortgage Loan and REO Trust Mortgage Loan for any Distribution Date, an amount equal to the product of (a) the Trustee Administration Fee Rate, multiplied by (b) the Stated
Principal Balance of such Trust Mortgage Loan or REO Trust Mortgage Loan, as the case may be, outstanding immediately following the prior Distribution Date (or, in the case of the initial Distribution Date, as of the Closing Date), multiplied by (c) a fraction, the numerator of which is either (i) 30, if such
Trust Mortgage Loan or REO Trust Mortgage Loan, as the case may be, accrues or is deemed to accrue interest on a 30/360 Basis, or (ii) the number of days in the calendar month preceding the month in which such Distribution Date occurs, if such Trust Mortgage Loan or REO Trust Mortgage Loan, as the case may be, accrues or is deemed to

                                      -103-

accrue interest on an Actual/360 Basis, and the denominator of which is 360. The
Trust Administration Fee includes both the Trustee's monthly fee and the
Certificate Administrator's monthly fee.

            "Trust Administration Fee Rate": 0.00048% per annum.

            "Trust Fund": Collectively, all of the Grantor Trust Assets and the
assets of the respective REMIC Pools.

            "Trust Mortgage Loan": Each of the mortgage loans transferred and assigned to the Trust Fund pursuant to Section 2.01 and listed on the Mortgage
Loan Schedule and from time to time held in the Trust Fund. As used herein, the term "Trust Mortgage Loan" includes the related Mortgage Note, Mortgage and other security documents contained in the related Mortgage File or otherwise held on behalf of the Trust, including, in the case of the Outside Serviced
Trust Mortgage Loan, any such documents held by or on behalf of the related
Non-Trust Mortgage Loan Noteholders.

            "Trustee": Wells Fargo Bank, National Association, its successor in interest, or any successor trustee appointed as herein provided.

            "Trustee Appointee": Any Fiscal Agent, Custodian, co-trustee or separate trustee appointed or designated by the Trustee hereunder.

            "Trustee Reportable Event": Any of the following events, conditions, circumstances and/or matters:

            (i)   the entry into or amendment to a definitive agreement that is material to the Subject Securitization Transaction, including, for example, a servicing agreement with a Servicer contemplated by Item
      1108(a)(3) of Regulation AB, but only if the Trustee, any Servicing
      Representative of the Trustee or any Trustee Appointee is a party to such agreement or has entered into such agreement on behalf of the Trust;

            (ii)  the termination of a definitive agreement that is material to the Subject Securitization Transaction (otherwise than by expiration of the agreement on its stated termination date or as a result of all parties completing their obligations under such agreement), but only if the
      Trustee, any Servicing Representative of the Trustee or any Trustee
      Appointee is a party to such agreement or has entered into such agreement on behalf of the Trust;

            (iii) the appointment of a receiver, fiscal agent or similar officer for any Material Debtor in a proceeding under the U.S. Bankruptcy Code or in any other proceeding under state or federal law in which a court or governmental authority has assumed jurisdiction over substantially all of the assets or business of any Material Debtor, including where such jurisdiction has been assumed by leaving the existing directors and officers in possession but subject to the supervision and orders of a court or governmental authority, but only if the subject Material Debtor is (A) the Trustee, (B) any Servicing Representative of the Trustee that constitutes a Servicer contemplated by Item 1108(a)(3) of Regulation AB,
      (C) any Trustee Appointee, (D) any Enhancement/Support Provider or (E) the
      Trust;

            (iv)  the entry of an order confirming a plan of reorganization, arrangement or liquidation of a Material Debtor by a court or governmental authority having supervision or

                                      -104-

      jurisdiction over substantially all of the assets or business of such
      Material Debtor, but only if the subject Material Debtor is (A) the
      Trustee, (B) any Servicing Representative of the Trustee that constitutes a Servicer contemplated by Item 1108(a)(3) of Regulation AB, (C) any
      Trustee Appointee, (D) any Enhancement/Support Provider or (E) the Trust;

            (v)    any event that has occurred hereunder that would materially alter the payment priority or distribution of cash flows regarding the
      Certificates;

            (vi)   any material modification to the rights of the Holders of any
      Class of Certificates, including by reason of a modification to this
      Agreement, a Mortgage Loan Purchase Agreement or any other constituent instrument;

            (vii)  any material limitation or qualification of the rights evidenced by any Class of Certificates by reason of the modification of any other Class of Certificates;

            (viii) any amendment to this Agreement pursuant to Section 11.01;

            (ix)   any resignation, removal, replacement or substitution of (A)
      the Trustee, the Certificate Administrator, a Master Servicer or the
      Special Servicer or (B) any Servicing Representative of the Trustee that constitutes a Servicer contemplated by Item 1108(a)(2) of Regulation AB;

            (x)    any appointment of (A) a new Trustee, new Certificate
      Administrator, new Master Servicer or new Special Servicer or (B) any new
      Servicing Representative of the Trustee that constitutes a Servicer contemplated by Item 1108(a)(2) of Regulation AB;

            (xi)   any termination of a material enhancement or support
      specified in Item 1114(a)(1) through (3) of Regulation AB or Item 1115 of
      Regulation AB that was previously applicable regarding one or more Classes of the Certificates, which termination has occurred other than by expiration of the contract on its stated termination date or as a result of all parties completing their obligations under such agreement;

            (xii)  any addition of a material enhancement or support specified in Item 1114(a)(1) through (3) of Regulation AB or Item 1115 of Regulation
      AB with respect to one or more Classes of the Certificates;

            (xiii) any material amendment or modification of a material enhancement or support specified in Item 1114(a)(1) through (3) of
      Regulation AB or Item 1115 of Regulation AB with respect to one or more
      Classes of the Certificates;

            (xiv)  any nonpublic disclosure, by the Trustee, any Servicing
      Representative of the Trustee or any Trustee Appointee, with respect to the Subject Securitization Transaction that is required to be disclosed by
      Regulation FD (17 C.F.R. 243.100 through 243.103);

            (xv)   any other information of importance to Certificateholders
      that is not otherwise required to be included in the Distribution Date
      Statement or any other report to be delivered or otherwise made available to Certificateholders hereunder and that is directly related to the obligations of the Trustee hereunder;

                                      -105-

            (xvi)   the commencement or termination of, or any material
      developments regarding, any legal proceedings pending against any Material
      Litigant, or of which any property of a Material Litigant is the subject, or any threat by a governmental authority to bring any such legal proceedings, that are material to Certificateholders, but only if the
      Trustee is controlling the subject litigation or if the subject Material
      Litigant is (A) the Trustee, (B) any Servicing Representative of the
      Trustee that constitutes a Servicer contemplated by Item 1108(a)(3) of
      Regulation AB, (C) any Trustee Appointee, (D) any Enhancement/Support
      Provider or (E) the Trust;

            (xvii)  any material default in the payment of principal and interest on, or any other material default with respect to, any Class of
      Certificates;

            (xviii) the submission of any matter to a vote by
      Certificateholders;

            (xix)   the receipt by the Trustee or by any Servicing
      Representative or other agent of the Trustee of any updated information regarding an Enhancement/Support Provider with respect to any Class of
      Certificates that is required pursuant to Item 1114(b)(2) or Item 1115(b)
      of Regulation AB;

            (xx)    to the extent not otherwise disclosed in the Prospectus
      Supplement or previously included in an Exchange Act Report in accordance with this Agreement, whether the Trustee has become an affiliate (as defined in Rule 405 of the Securities Act) of any of (A) the Trust, (B)
      the Depositor, (C) a Mortgage Loan Seller, (D) the Certificate
      Administrator, (E) a Master Servicer, (F) the Special Servicer, (G) any
      Servicing Representative of the Trustee that constitutes a Servicer contemplated by Item 1108(a)(3) of Regulation AB, (H) any Trustee
      Appointee or (I) any Significant Obligor;

            (xxi)   to the extent not otherwise disclosed in the Prospectus
      Supplement, any business relationship, agreement, arrangement, transaction or understanding contemplated by Item 1119(b) of Regulation AB between a
      Mortgage Loan Seller or the Trust, on the one hand, and the Trustee, any
      Trustee Appointee or any Servicing Representative of the Trustee, on the
      other hand; and

            (xxii)  to the extent not otherwise disclosed in the Prospectus
      Supplement, any specific relationship involving or relating to the Subject
      Securitization Transaction or the Trust Mortgage Loans contemplated by
      Item 1119(c) of Regulation AB between a Mortgage Loan Seller or the Trust, on the one hand, and the Trustee, any Trustee Appointee or any Servicing
      Representative of the Trustee, on the other hand.

            "UCC": The Uniform Commercial Code in effect in the applicable jurisdiction.

            "UCC Financing Statement": A financing statement executed and filed pursuant to the Uniform Commercial Code, as in effect in any relevant jurisdiction.

            "Uncertificated Accrued Interest": With respect to any Loan REMIC
Regular Interest for any Distribution Date, one-twelfth of the product of (a)
the annual Loan REMIC Remittance Rate applicable to such Loan REMIC Regular
Interest for such Distribution Date, multiplied by (b) the related Loan REMIC
Principal Balance outstanding immediately prior to such Distribution Date; and

                                      -106-

with respect to any REMIC I Regular Interest for any Distribution Date,
one-twelfth of the product of (a) the annual REMIC I Remittance Rate applicable to such REMIC I Regular Interest for such Distribution Date, multiplied by (b)
the related REMIC I Principal Balance outstanding immediately prior to such
Distribution Date. Uncertificated Accrued Interest shall be calculated on a
30/360 Basis and, with respect to any REMIC I Regular Interest for any
Distribution Date, shall be deemed to accrue during the calendar month preceding the month in which such Distribution Date occurs.

            "Uncertificated Distributable Interest": With respect to any Loan
REMIC Regular Interest for any Distribution Date, the Uncertificated Accrued
Interest in respect of such Loan REMIC Regular Interest for such Distribution
Date, reduced (to not less than zero) by the sum of (i) the portion of any Net
Aggregate Prepayment Interest Shortfall for such Distribution Date attributable to the related Trust Mortgage Loan and (ii) the amount of any Mortgage Deferred
Interest with respect to the related Trust Mortgage Loan for the Collection
Period that corresponds to such Distribution Date. With respect to any REMIC I
Regular Interest for any Distribution Date, the Uncertificated Accrued Interest
in respect of such REMIC I Regular Interest for such Distribution Date, reduced
(to not less than zero) by the sum of (i) the portion of any Net Aggregate
Prepayment Interest Shortfall for such Distribution Date that is allocable to such REMIC I Regular Interest in accordance with Section 4.04(e) and (ii) the portion of any Mortgage Deferred Interest that is allocable to such REMIC I
Regular Interest on such Distribution Date in accordance with Section 4.04(c).

            "Uncovered Amount": With respect to any Master Servicer's Collection
Account, any Additional Trust Fund Expense, Nonrecoverable Advance or other item that would be payable or reimbursable out of general funds (as opposed to a specific source of funds) in such Collection Account pursuant to any of clauses
(ii)-(xx) of Section 3.05(a), but which cannot be so paid or reimbursed because such general funds are insufficient to cover such payment or reimbursement;
provided that any such Additional Trust Fund Expense, Nonrecoverable Advance or
other item will be an Uncovered Amount only to the extent that such general funds are insufficient to cover the payment or reimbursement thereof.

            "Underlying Collection Period": With respect to any Outside Serviced
Trust Mortgage Loan or any successor REO Trust Mortgage Loan with respect thereto, the applicable "Collection Period" under the related Outside Servicing
Agreement or any other applicable period under the related Outside Servicing
Agreement that is comparable to a Collection Period hereunder.

            "Underwriter": Each of Citigroup Global Markets Inc., Banc of
America Securities LLC, Capmark Securities Inc., Lehman Brothers Inc. and PNC
Capital Markets LLC and in each case, any successor in interest.

            "United States Securities Person": Any "U.S. person" as defined in
Rule 902(k) of Regulation S.

            "United States Tax Person": A citizen or resident of the United
States, a corporation or partnership (including an entity treated as a corporation or partnership for federal income tax purposes) created or organized in, or under the laws of the United States, any State thereof or the District of
Columbia unless in the case of a partnership, Treasury regulations are adopted that provide otherwise, an estate whose income is includable in gross income for
United States federal income tax purposes regardless of its source, or a trust if a court within the United States is able to exercise primary supervision over the administration of the trust and one or more United States Tax Persons have the

                                      -107-

authority to control all substantial decisions of the trust, all within the meaning of Section 7701(a) (30) of the Code (or, to the extent provided in applicable Treasury regulations, certain trusts in existence on August 20, 1996, that are eligible to elect to be treated as United States Tax Persons).

            "Unrestricted Servicer Reports": Each of the CMSA Total Loan Report,
CMSA Delinquent Loan Status Report, CMSA Historical Loan Modification and
Corrected Mortgage Loan Report, CMSA Loan Level Reserve/LOC Report, CMSA
Historical Liquidation Loss Template, CMSA Servicer Realized Loss Template, CMSA
REO Status Report and CMSA Advance Recovery Report and, from and after its filing with the Commission, any item deemed to be an Unrestricted Servicer
Report in accordance with the definition of "Restricted Servicer Reports".

            "Voting Rights": The portion of the voting rights of all of the
Certificates which is allocated to any Certificate. At all times during the term of this Agreement, 100% of the Voting Rights shall be allocated among the
Holders of the Regular Certificates and the Floating Rate Certificates.
Ninety-six percent (96%) of the Voting Rights shall be allocated among the various Classes of the Principal Balance Certificates in proportion to the respective Class Principal Balances of such Classes of Certificates; provided that, solely for the purpose of determining the respective Voting Rights of the various Classes of Principal Balance Certificates, the aggregate Appraisal
Reduction Amount allocated to the respective Classes of the Principal Balance
Certificates or the respective Group FL REMIC II Regular Interests in accordance with Section 4.04(d) shall be treated as Realized Losses with respect to the calculation of the Class Principal Balances thereof; and provided, further, that the aggregate Appraisal Reduction Amount shall not reduce the Class Principal
Balance of any Class for purposes of determining the Controlling Class, the
Controlling Class Representative or the Majority Controlling Class
Certificateholder. Four percent (4%) of the Voting Rights shall be allocated to the Class X Certificates. The Class Y and Class R Certificates shall have no voting rights. Voting Rights allocated to a Class of Certificateholders shall be allocated among such Certificateholders in standard proportion to the Percentage
Interests evidenced by their respective Certificates. In addition, if either a
Master Servicer or the Special Servicer is the holder of any Certificate, then such Master Servicer or the Special Servicer, in its capacity as a
Certificateholder, shall not have Voting Rights with respect to matters concerning compensation affecting such Master Servicer or the Special Servicer, as the case may be.

            "Wachovia": Wachovia Bank, National Association or any successor in interest.

            "Weighted Average Net Mortgage Pass-Through Rate": With respect to any Distribution Date, the rate per annum equal to the weighted average, expressed as a percentage and rounded to six decimal places, of the respective
Net Mortgage Pass-Through Rates applicable to the Trust Mortgage Loans and any
REO Trust Mortgage Loans for such Distribution Date, weighted on the basis of their respective Stated Principal Balances immediately following the preceding
Distribution Date (or, in the case of the initial Distribution Date, as of the
Closing Date).

            "WHFIT": A"Widely Held Fixed Investment Trust" as that term is defined in Treasury Regulations section 1.671-5(b)(22) or successor provisions.

            "WHFIT Regulations": Treasury Regulations section 1.671-5, as amended.

            "Workout Fee": With respect to each Corrected Mortgage Loan, the fee designated as such and payable to the Special Servicer pursuant to the second paragraph of Section 3.11(c).

                                      -108-

            "Workout Fee Rate": 1.0%.

            "Yield Maintenance Charge": Payments paid or payable, as the context requires, on a Trust Mortgage Loan or Serviced Non-Trust Mortgage Loan as the
result of a Principal Prepayment thereon, not otherwise due thereon in respect of principal or interest, which have been calculated (based on scheduled payments on such Trust Mortgage Loan or Serviced Non-Trust Mortgage Loan, as the
case may be) to compensate the holder for reinvestment losses based on the value of an interest rate index at or near the time of prepayment. Any other prepayment premiums, penalties and fees not so calculated will not be considered
"Yield Maintenance Charges." In the event that a Yield Maintenance Charge shall become due for any particular Trust Mortgage Loan or Serviced Non-Trust Mortgage
Loan, the applicable Master Servicer shall be required to follow the terms and provisions contained in the applicable Mortgage Note; provided, however, in the event the particular Mortgage Note shall not specify the U.S. Treasuries which shall be used in determining the discount rate or the reinvestment yield to be applied in such calculation, the applicable Master Servicer shall be required to use those U.S. Treasuries having maturity dates most closely approximating the maturity of such Serviced Mortgage Loan. Accordingly if either no U.S. Treasury issue, or more than one U.S. Treasury issue, shall coincide with the term over which the Yield Maintenance Charge shall be calculated (which depending on the applicable Mortgage Note is based on the remaining average life of the Serviced
Mortgage Loan or the actual term remaining through the Maturity Date), the applicable Master Servicer shall use the U.S. Treasury whose reinvestment yield is the lowest, with such yield being based on the bid price for such issue as published in The Wall Street Journal on the date that is 14 days prior to the date that the Yield Maintenance Charge shall become due and payable (or, if such bid price is not published on that date, the next preceding date on which such bid price is so published) and converted to a monthly compounded nominal yield.
The monthly compounded nominal yield ("MEY") is derived from the reinvestment yield or discount rate and shall be defined as MEY = (12X {(1+"BEY"/2)^1/6}-1)
where BEY is defined as the U.S. Treasury Reinvestment Yield which is in decimal form and not in percentage, and 1/6 is the exponential power to which a portion of the equation is raised. For example, using a BEY of 5.50%, the MEY = (12 X
{(1+ .055/2)^0.16667}-1) where .055 is the decimal version of the percentage
5.5% and 0.16667 is the decimal version of the exponential power. The MEY in the above calculation is 5.44%.

            SECTION 1.02    General Interpretive Principles.

            For purposes of this Agreement, except as otherwise expressly provided or unless the context otherwise requires:

                  (i)   the terms defined in this Agreement include the plural
      as well as the singular, and the use of any gender herein shall be deemed to include the other gender;

                  (ii)  accounting terms not otherwise defined herein have the meanings assigned to them in accordance with GAAP as in effect from time to time;

                  (iii) references herein to "Articles", "Sections",
      "Subsections", "Paragraphs" and other subdivisions without reference to a document are to designated Articles, Sections, Subsections, Paragraphs and other subdivisions of this Agreement;

                                      -109-

                  (iv)  a reference to a Subsection without further reference to a Section is a reference to such Subsection as contained in the same
      Section in which the reference appears, and this rule shall also apply to
      Paragraphs and other subdivisions;

                  (v)   the words "herein", "hereof", "hereunder", "hereto",
      "hereby" and other words of similar import refer to this Agreement as a whole and not to any particular provision;

                  (vi)  the terms "include" and "including" shall mean without limitation by reason of enumeration; and

                  (vii) for purposes of Section 3.13, Section 3.14 and Section
      8.16, to the extent that the applicable Master Servicer has an obligation to exercise "reasonable efforts" or "commercially reasonable efforts" to cause a third party to perform, the applicable Master Servicer shall not be required to bring any legal action against any such third party (to the extent such party is or was a Designated Sub-Servicer) in connection with such obligation.

            SECTION 1.03    Calculation of LIBOR.

            (a)   With respect to each Class of Floating Rate Certificates, the initial value of LIBOR shall be 5.32% per annum. Such value of LIBOR shall be utilized in calculating (i) the subject Floating Rate II Swap Payment to be made on the related Swap Payment Date in August 2007 and (ii) the Pass-Through Rate
with respect to each Class of Floating Rate Certificates for the Distribution
Date in August 2007.

            (b)   With respect to any Floating Rate Class, the value of LIBOR applicable to the calculation of a Floating Rate II Swap Payment to be made on the related Swap Payment Date in any particular calendar month subsequent to
August 2007, as well as the calculation of the Pass-Through Rate with respect to such Floating Rate Class for the Distribution Date in such calendar month
(provided that no related Floating Rate Class Distribution Conversion is then in effect), shall be determined by the Certificate Administrator (and promptly reported to the related Swap Counterparty) on the related LIBOR Determination
Date in the preceding calendar month in accordance with the following methodology: LIBOR shall equal the rate for deposits in U.S. Dollars, for a period equal to one month, which appears on the Reuters Screen LIBOR01 Page as of 11:00 a.m., London time, on the applicable LIBOR Determination Date. If that rate does not appear on Reuters Screen LIBOR01 Page, LIBOR will be determined on the basis of the rates at which deposits in U.S. Dollars are offered by any five major reference banks in the London interbank market selected by the Certificate
Administrator to provide that bank's offered quotation of such rates at approximately 11:00 a.m., London time, on the applicable LIBOR Determination
Date to prime banks in the London interbank market for a period of one month, commencing on the first Distribution Date following the applicable LIBOR
Determination Date and in an amount that is representative for a single such transaction in the relevant market at the relevant time. The Certificate
Administrator shall request the principal London office of any five major reference banks in the London interbank market selected by the Certificate
Administrator to provide a quotation of those rates, as offered by each such bank. If at least two such quotations are provided, LIBOR will be the arithmetic mean of the quotations. If fewer than two quotations are provided as requested,
LIBOR will be the arithmetic mean of the rates quoted by major banks in New York
City selected by the Certificate Administrator, at approximately 11:00 a.m., New
York City time, on the applicable LIBOR Determination Date for loans in U.S.
Dollars to leading European banks for a period equal to one month, commencing on the applicable LIBOR Determination Date and in an amount that is representative for a

                                      -110-

single such transaction in the relevant market at the relevant time. The determination of LIBOR by the Certificate Administrator will be binding absent manifest error. "Reuters Screen LIBOR01 Page" means the display page currently so designated on the Reuters Monitor Money Rates Service (or such other page as may replace that page on that service for the purpose of displaying comparable rates or prices).

            SECTION 1.04    Certain Matters Regarding Early Defeasance Trust
                            Mortgage Loans.

            Schedule IV hereto identifies those Trust Mortgage Loans, if any, that are Early Defeasance Trust Mortgage Loans. If no Trust Mortgage Loan is
identified on Schedule IV hereto, then no Loan REMIC will be established, and the provisions of this Agreement, to the extent (but only to the extent) that they relate to Early Defeasance Trust Mortgage Loans and Loan REMICs, will not apply to the Subject Securitization Transaction and, accordingly, except for this Section 1.04 and the definitions of "Loan REMIC" and "Early Defeasance
Trust Mortgage Loan", will be of no force and effect.

                                      -111-

                                   ARTICLE II

          CONVEYANCE OF MORTGAGE LOANS; REPRESENTATIONS AND WARRANTIES;
                       ORIGINAL ISSUANCE OF CERTIFICATES

            SECTION 2.01    Conveyance of Trust Mortgage Loans.

            (a) The Depositor, concurrently with the execution and delivery hereof, does hereby establish four (4) common law trusts under the laws of the
State of New York, designated as (i) "Citigroup Commercial Mortgage Trust
2007-C6", in the case of the Mortgage Trust or all such trusts collectively, as the context may require, (ii) "Class A-4FL Grantor Trust", in the case of
Grantor Trust A-4FL, (iii) "Class A-MFL Grantor Trust", in the case of Grantor
Trust A-MFL and (iv) "Class A-JFL Grantor Trust", in the case of Grantor Trust
A-JFL, and does hereby assign, sell, transfer, set over and otherwise convey to the Trustee, in trust, without recourse, for the benefit of the
Certificateholders (and for the benefit of the other parties to this Agreement as their respective interests may appear) all the right, title and interest of the Depositor in, to and under (i) the Trust Mortgage Loans and all documents included in the related Mortgage Files and Servicing Files, (ii) Sections 1, 2
and 3 (and to the extent related to the foregoing, Sections 8 through 17 and 19)
of each of the Mortgage Loan Purchase Agreements, (iii) each Co-Lender Agreement and Outside Servicing Agreement with respect to the Trust Mortgage Loans and
(iv) all other assets included or to be included in the Trust Fund. Such assignment includes all interest and principal received or receivable on or with respect to the Trust Mortgage Loans and due after the Cut-off Date and, in the case of each Trust Mortgage Loan that is part of a Loan Combination, is subject to the provisions of the corresponding Co-Lender Agreement. The Trustee, on behalf of the Trust, assumes the rights and obligations of the holder of the
Mortgage Note for each LC Trust Mortgage Loan under the related Co-Lender
Agreement; provided that the applicable Master Servicer and the Special Servicer shall, as further set forth in Article III, perform the servicing obligations of the holder of the Mortgage Note for each SLC Trust Mortgage Loan under the related Co-Lender Agreement. The transfer of the Trust Mortgage Loans and the related rights and property accomplished hereby is absolute and, notwithstanding
Section 11.07, is intended by the parties to constitute a sale.

            The Trust Fund shall constitute the sole assets of the Trust. Except as expressly provided herein, the Trust may not issue or invest in additional securities, borrow money or make loans to other Persons. The fiscal year end of the Trust shall be December 31.

            (b)   In connection with the Depositor's assignment pursuant to
Section 2.01(a) above the Depositor shall direct, and hereby represents and warrants that it has directed, the Mortgage Loan Sellers pursuant to the applicable Mortgage Loan Purchase Agreement to deliver to and deposit with, or cause to be delivered to and deposited with, the Trustee or a Custodian appointed thereby (with, except in the case of the Outside Serviced Trust
Mortgage Loans, a copy to the applicable Master Servicer and Special Servicer), as and when required by the applicable Mortgage Loan Purchase Agreement, the
Mortgage File for each Trust Mortgage Loan so assigned. None of the Trustee, any
Custodian, any Master Servicer or the Special Servicer shall be liable for any failure by any Mortgage Loan Seller or the Depositor to comply with the document delivery requirements of the applicable Mortgage Loan Purchase Agreement and this Section 2.01(b).

                                      -112-

            (c)   If any Mortgage Loan Seller cannot deliver, or cause to be delivered, on the Closing Date, as to any Trust Mortgage Loan (other than an
Outside Serviced Trust Mortgage Loan), any of the documents and/or instruments referred to in clauses (a)(ii), (a)(iii), (a)(vi) (if recorded) and (a)(viii) of the definition of "Mortgage File," with evidence of recording or filing, as applicable, thereon, solely because of a delay caused by the public recording office or filing office, as applicable, where such document or instrument has been delivered for recordation or filing, as the case may be, the delivery requirements of the related Mortgage Loan Purchase Agreement and Section 2.01(b)
shall be deemed to have been satisfied as to such non-delivered document or instrument, and such non-delivered document or instrument shall be deemed to have been included in the Mortgage File; provided that a photocopy of such non-delivered document or instrument (certified by the applicable Mortgage Loan
Seller or by the title insurance company used by such Mortgage Loan Seller to effect recording or filing to be a true and complete copy of the original thereof submitted for recording or filing) is delivered to the Trustee or a
Custodian appointed thereby on or before the Closing Date, and either the original of such non-delivered document or instrument, or a photocopy thereof, with evidence of recording or filing, as applicable, thereon, is delivered to the Trustee or such Custodian within 120 days of the Closing Date (or within such longer period after the Closing Date as the Trustee may consent to, which consent shall not be unreasonably withheld so long as the applicable Mortgage
Loan Seller is, in good faith, attempting to obtain from the appropriate county recorder's office or filing office such original or photocopy). If the applicable Mortgage Loan Seller cannot deliver, or cause to be delivered, as to any Trust Mortgage Loan (other than an Outside Serviced Trust Mortgage Loan), any of the documents and/or instruments referred to in clauses (a)(ii),
(a)(iii), (a)(vi) (if recorded) and (a)(viii) of the definition of "Mortgage
File," with evidence of recording or filing, as applicable, thereon, for any other reason, including, without limitation, that such non-delivered document or instrument has been lost, the delivery requirements of the applicable Mortgage
Loan Purchase Agreement and Section 2.01(b) shall be deemed to have been satisfied as to such non-delivered document or instrument and such non-delivered document or instrument shall be deemed to have been included in the Mortgage
File; provided that a photocopy of such non-delivered document or instrument
(with evidence of recording or filing, as applicable, thereon) is delivered to the Trustee or a Custodian appointed thereby on or before the Closing Date.

            If, on the Closing Date as to any Trust Mortgage Loan (other than an
Outside Serviced Trust Mortgage Loan), the applicable Mortgage Loan Seller does not deliver in complete and, if applicable, recordable form (except for any missing recording information and, if delivered in blank, the name of the assignee) any one of the assignments in favor of the Trustee referred to in clause (a)(iv) or (a)(v) of the definition of "Mortgage File," the applicable
Mortgage Loan Seller may provisionally satisfy the delivery requirements of the related Mortgage Loan Purchase Agreement and Section 2.01(b) by delivering with respect to such Trust Mortgage Loan on the Closing Date an omnibus assignment of such Trust Mortgage Loan; provided that all required original assignments with respect to such Trust Mortgage Loan in fully complete and, if applicable, recordable form (except for any missing recording information and, if delivered in blank, the name of the assignee) shall be delivered to the Trustee or its
Custodian within 120 days of the Closing Date (or within such longer period as the Trustee in its reasonable discretion may permit).

            With respect to the Crossed Loans constituting a Crossed Group, the existence of any document required to be in the Mortgage File of any Crossed
Loan in such Crossed Group which is the same document for all such Crossed Loans shall be sufficient to satisfy the requirements of the related

                                      -113-

Mortgage Loan Purchase Agreement and Section 2.01(b) for delivery of such document as a part of the Mortgage File of each of the other Crossed Loans in such Crossed Group.

            (d)   The Depositor hereby represents and warrants that each
Mortgage Loan Seller has covenanted in the related Mortgage Loan Purchase
Agreement that it shall, at its own cost and expense, retain or cause to be retained, a third party that shall, as to each Trust Mortgage Loan sold thereby, cause to be submitted, for recording or filing, as the case may be, in the appropriate public office for real property records or UCC Financing Statements, each assignment of Mortgage, assignment of Assignment of Leases and assignment of any other recordable documents relating to each such Trust Mortgage Loan in favor of the Trustee referred to in clause (a)(iv)(A), (B) and (C), respectively, of the definition of "Mortgage File" and each assignment of a UCC
Financing Statement in favor of the Trustee and referred to in clause (a)(viii)
of the definition of "Mortgage File".

            Each such assignment of recordable documents referenced in the prior paragraph shall reflect that the recorded original should be returned by the public recording office to the Trustee or its designee following recording, and each such UCC Financing Statement assignment shall reflect that the file copy thereof should be returned to the Trustee or its designee following filing;
provided that in those instances where the public recording office retains the original assignment of Mortgage or assignment of Assignment of Leases, the
Trustee shall obtain therefrom a certified copy of the recorded original, at the expense of the related Mortgage Loan Seller; and provided, further, that each such assignment of recordable documents or UCC Financing Statement may reflect that the recorded or filed original should be returned to the third party retained by the related Mortgage Loan Seller, in which case, such third party shall return such assignment to the Trustee or its designee following recording or filing, as applicable. If any such document or instrument is lost or returned unrecorded or unfiled, as the case may be, because of a defect therein, the
Trustee shall direct the related Mortgage Loan Seller pursuant to the applicable
Mortgage Loan Purchase Agreement to promptly prepare or cause to be prepared a substitute therefor or cure such defect, as the case may be, and thereafter the
Trustee shall upon receipt thereof cause the same to be duly recorded or filed, as appropriate. Upon request, the Trustee shall forward to the applicable Master
Servicer a copy of each of the aforementioned recorded or filed assignments to the extent that the Trustee has received a copy thereof and to the extent not previously provided.

            (e)   All documents and records in the Servicing File in possession of the Depositor or the Mortgage Loan Sellers (except draft documents, attorney-client privileged communications, internal correspondence, credit underwriting and due diligence analyses, credit committee briefs and memoranda, internal approval documents and data, internal worksheets, memoranda, communications and evaluations and other underwriting analysis of the Mortgage
Loan Sellers) that relate to, and are necessary for the servicing and administration of, the Trust Mortgage Loans (other than the Outside Serviced
Trust Mortgage Loans) and that are not required to be a part of a Mortgage File in accordance with the definition thereof (including any original letters of credit), together with all Escrow Payments and Reserve Accounts in the possession thereof that relate to the Trust Mortgage Loans (other than the
Outside Serviced Trust Mortgage Loans), shall be delivered to the applicable
Master Servicer or such other Person as may be directed by the applicable Master
Servicer (at the expense of the applicable Mortgage Loan Seller) within ten (10)
days (or, in the case of Escrow Payments and Reserve Accounts, two (2) Business
Days) after the Closing Date and shall be held by the applicable Master Servicer on behalf of the Trustee in trust for the benefit of the Certificateholders
(and, in the case of a Trust Mortgage Loan that is part of a Serviced Loan
Combination, on behalf of the related Serviced Non-Trust

                                      -114-

Mortgage Loan Noteholders); provided, however, that no Master Servicer shall have any responsibility for holding documents created or maintained by the
Special Servicer hereunder and not delivered to such Master Servicer. The
Special Servicer may request the applicable Master Servicer to deliver a copy of the Servicing File for any Serviced Mortgage Loan (other than a Specially
Serviced Mortgage Loan) at the expense of the Special Servicer.

            (f)   In connection with the Depositor's assignment pursuant to
Section 2.01(a) above, the Depositor shall deliver to the Trustee and each
Master Servicer on or before the Closing Date and hereby represents and warrants that it has delivered a copy of a fully executed counterpart of each Mortgage
Loan Purchase Agreement, as in full force and effect on the Closing Date.

            (g)   Under generally accepted accounting principles in the United
States, upon the sale of Certificates representing at least 10% of the fair value of all the Certificates to unaffiliated third parties, the Depositor shall report: (i) its acquisition of the Trust Mortgage Loans from the respective
Mortgage Loan Sellers, pursuant to the respective Mortgage Loan Purchase
Agreements, as a purchase of the Trust Mortgage Loans from the respective
Mortgage Loan Sellers; and (ii) its transfer of the Trust Mortgage Loans to the
Trustee, pursuant to Section 2.01(a), as a sale of the Trust Mortgage Loans to the Trustee. In connection with the foregoing, the Depositor shall cause all of its records to reflect such acquisition as a purchase and such transfer as a sale (in each case, as opposed to a secured loan).

            After the Depositor's transfer of the Trust Mortgage Loans to the
Trustee pursuant to Section 2.01(a), the Depositor shall not take any action inconsistent with the Trust's ownership of the Trust Mortgage Loans.

            (h)   In addition, the Depositor shall deliver, on the Closing Date, to the applicable Master Servicer for deposit in the related Collection Account, the Initial Deposit relating to each Initial Deposit Mortgage Loan, if any.

            (i)   Notwithstanding anything to the contrary in this Agreement,
Capmark will not transfer or convey to the Depositor, and the Depositor will not transfer or convey to the Trust Fund, any Capmark Retained Rights (solely with respect to the Capmark Trust Mortgage Loans), and accordingly, such Capmark
Retained Rights are being retained by Capmark.

            SECTION 2.02    Acceptance of the Trust Fund by Trustee.

            (a)   The Trustee, by its execution and delivery of this Agreement, acknowledges receipt of the Depositor's assignment to it of the Depositor's right, title and interest in the assets that constitute the Trust Fund, and further acknowledges receipt by it or a Custodian on its behalf, subject to the provisos in the definition of "Mortgage File", the provisions of Section 2.01, the further limitations on review provided for in Section 2.02(b), the fact that as of the Closing Date the Trustee has only reviewed the Mortgage File for the presence of the Mortgage Notes described in clauses (a)(i) and (b)(i) of the definition of "Mortgage File", and the exceptions noted on the schedule of exceptions in the form attached hereto as Schedule II, of (i) the Mortgage File delivered to it for each Trust Mortgage Loan and (ii) a copy of a fully executed counterpart of the Swap Agreement and each of the Mortgage Loan Purchase
Agreements all in good faith and without notice of any adverse claim, and declares that it or a Custodian on its behalf holds and will hold such documents and the other documents received by it that constitute portions of the Mortgage
Files, and that it holds and will hold the Trust Mortgage Loans and other assets included in the Trust Fund, in trust for the exclusive use and benefit of all present and future

                                      -115-

Certificateholders. The Trustee also acknowledges receipt of the portion of the applicable Mortgage File specifically relating to each of the Serviced Non-Trust
Mortgage Loans and that, consistent with and subject to the related Co-Lender
Agreement, it holds and will hold such portion of such Mortgage File in trust for the use and benefit of the related Serviced Non-Trust Mortgage Loan
Noteholder(s). The Trustee hereby certifies to each of the Depositor, the Master
Servicers, the Special Servicer and the related Mortgage Loan Seller that, with respect to each Trust Mortgage Loan (except as identified in the schedule of exceptions, which is in the form attached hereto as Schedule II), each of the original executed Mortgage Notes as described in clauses (a)(i) and (b)(i) of the definition of Mortgage File are in its possession. In addition, within 90 days after the Closing Date (and if any exceptions are noted, again every 90 days thereafter until the second anniversary of the Closing Date, and every 180 days thereafter until the fifth anniversary of the Closing Date, and thereafter upon request by any party hereto, any Mortgage Loan Seller or the Majority
Controlling Class Certificateholder, the Trustee or the Custodian on its behalf will review the Mortgage Files and the Trustee will deliver an updated exception report to each of the Depositor, the Certificate Administrator, the Master
Servicers, the Special Servicer and the Mortgage Loan Sellers (with a copy to the Majority Controlling Class Certificateholder). By virtue of its delivery of an updated exception report, the Trustee shall be deemed to certify that, with respect to each Trust Mortgage Loan listed in the Mortgage Loan Schedule, except as specifically identified in the updated exception report, (i) without regard to the proviso in the definition of "Mortgage File," all documents specified in clauses (a)(i), (a)(ii), (a)(iv)(A), (a)(v) and (a)(vii), and, to the extent provided in the related Mortgage File and actually known by a Responsible
Officer of the Trustee to be required, clauses (a)(iii), (a)(iv)(B), (a)(iv)(C),
(a)(vi), (a)(viii) and (a)(ix)(A) of the definition of "Mortgage File" (or, in the case of the Outside Serviced Trust Mortgage Loans, in clauses (b)(i) through
(b)(iii) of the definition of "Mortgage File") are in its possession, (ii) all documents delivered or caused to be delivered by the applicable Mortgage Loan
Seller constituting the related Mortgage File have been reviewed by it and appear regular on their face and appear to relate to such Trust Mortgage Loan, and (iii) based on such examination and only as to the foregoing documents, the information set forth in the Mortgage Loan Schedule for such Trust Mortgage Loan with respect to the items specified in clauses (v) and (vi)(C) of the definition of "Mortgage Loan Schedule" is correct. Further, with respect to the documents described in clause (a)(viii) of the definition of Mortgage File, the Trustee may assume, for purposes of the certification delivered in this Section 2.02(a)
that the related Mortgage File should include one state level UCC Financing
Statement filing in the state of incorporation of the Mortgagor (or with respect to any Trust Mortgage Loan (other than the Outside Serviced Trust Mortgage
Loans) that has two or more Mortgagors, in the state of incorporation or formation of each Mortgagor); provided, however, that to the extent the Trustee has actual knowledge or is notified of any fixture or real property UCC
Financing Statement filed in the county of the state where the related Mortgaged
Property is located, the Trustee (or, if applicable, the third-party contractor hired by the related Mortgage Loan Seller as contemplated by Section 2.01(d))
shall file an assignment to the Trust Fund with respect to such UCC Financing
Statement in the appropriate county recording office under the UCC at the expense of the related Mortgage Loan Seller. The assignments of the UCC
Financing Statements to be assigned to the Trust Fund will be delivered by the related Mortgage Loan Seller to the Trustee (or, if applicable, the third-party contractor hired by the Mortgage Loan Seller as contemplated by Section 2.01(d))
on the new national forms, in form suitable for filing or recording, as applicable, and completed pursuant to Revised Article IX of the UCC. The Trustee
(or, if applicable, the third-party contractor hired by the Mortgage Loan Seller as contemplated by Section 2.01(d)) will submit such UCC Financing Statements for filing in the state of incorporation of the related Mortgagor or the recording office of each county where the related Mortgaged Property is located, as applicable, as so indicated on the documents provided.

                                      -116-

            (b)   None of the Trustee, the Master Servicers, the Special
Servicer or any Custodian is under any duty or obligation to inspect, review or examine any of the documents, instruments, certificates or other papers relating to the Trust Mortgage Loans delivered to it to determine that the same are valid, legal, effective, genuine, enforceable, in recordable form, sufficient or appropriate for the represented purpose or that they are other than what they purport to be on their face.

            (c)   The Trustee, directly or through a Custodian retained by it, shall: (i) provide for the safekeeping and preservation of the Mortgage Files with respect to the Trust Mortgage Loans; (ii) segregate such Mortgage Files from its own assets and the assets retained by it for others; (iii) maintain such Mortgage Files in secure and fire resistant facilities in compliance with customary industry standards; (iv) maintain disaster recovery protocols to ensure the preservation of such Mortgage Files in the event of force majeure;
and (v) track and monitor the receipt and movement internally and externally of such Mortgage Files and any release and reinstatement thereof.

            SECTION 2.03    Mortgage Loan Seller's  Repurchase or  Substitution
                            of Trust  Mortgage  Loans for Document Defects and
                            Breaches of Representations and Warranties.

            (a)   If any party hereto discovers or receives notice that any
document or documents constituting a part of a Mortgage File has not been properly executed, is missing (beyond the time period required for its delivery hereunder), contains information that does not conform in any material respect with the corresponding information set forth in the Mortgage Loan Schedule, or does not appear to be regular on its face (each, a "Document Defect"), or discovers or receives notice of a breach of any representation or warranty relating to any Trust Mortgage Loan set forth in the applicable Mortgage Loan
Purchase Agreement (a "Breach"), the party discovering such Document Defect or
Breach shall give to the other parties hereto, to the Majority Controlling Class
Certificateholder and to the Rating Agencies written notice of such Document
Defect or Breach (which notice, in respect of any obligation of the Trustee to provide notice of a Document Defect, shall be deemed given by the delivery of the certificate as required by Section 2.02(a)). Promptly upon becoming aware of any Document Defect or Breach (including through such written notice provided by any party hereto or the Majority Controlling Class Certificateholder as provided above), if any party hereto determines that such Document Defect or Breach materially and adversely affects the value of the affected Trust Mortgage Loan or the interests of the Certificateholders therein, then such party shall notify the applicable Master Servicer of such determination, and promptly after receipt of such notice, the applicable Master Servicer shall, to the extent that it is entitled to do so under the related Mortgage Loan Purchase Agreement, request in writing (with a copy to the other parties hereto, the Majority Controlling Class
Certificateholder, the Rating Agencies and the Controlling Class Representative,
if different from the Majority Controlling Class Certificateholder) that the applicable Mortgage Loan Seller, not later than 90 days from receipt of such written request (or, in the case of a Document Defect or Breach relating to a
Trust Mortgage Loan not being a "qualified mortgage" within the meaning of the
REMIC Provisions, not later than 90 days after any party to this Agreement discovers such Document Defect or Breach, provided that the applicable Mortgage
Loan Seller receives such notice in a timely manner) (i) cure such Document
Defect or Breach, as the case may be, in accordance with Section 3 of the applicable Mortgage Loan Purchase Agreement, (ii) repurchase the affected Trust
Mortgage Loan in accordance with Section 3 of the related Mortgage Loan Purchase
Agreement, or (iii) within two (2) years of the Closing Date, substitute a
Qualified Substitute Mortgage Loan for such affected Trust Mortgage Loan and pay the applicable Master Servicer for deposit into its Collection Account any
Substitution Shortfall Amount in

                                      -117-

connection therewith in accordance with Section 3 of the applicable Mortgage
Loan Purchase Agreement; provided, however, that if such Document Defect or
Breach is capable of being cured but not within such 90-day period, such
Document Defect or Breach does not relate to the Trust Mortgage Loan not being treated as a "qualified mortgage" within the meaning of the REMIC Provisions, and the applicable Mortgage Loan Seller has commenced and is diligently proceeding with the cure of such Document Defect or Breach within such 90-day period, the applicable Mortgage Loan Seller shall have an additional 90 days to complete such cure (or, failing such cure, to repurchase or substitute for the related Trust Mortgage Loan); and provided, further, with respect to such additional 90-day period, the applicable Mortgage Loan Seller shall have delivered an Officer's Certificate to the Trustee (who shall forward a copy thereof to the Certificate Administrator) setting forth what actions the applicable Mortgage Loan Seller is pursuing in connection with the cure thereof and stating that the applicable Mortgage Loan Seller anticipates such Document
Defect or Breach will be cured within the additional 90-day period; and
provided, further, that if the cure of any Document Defect or Breach would require an expenditure on the part of the applicable Mortgage Loan Seller in excess of $10,000, then such Mortgage Loan Seller may, at its option, within the time period provided above, elect to purchase or replace the affected Mortgage
Loan in accordance with Section 3 of the related Mortgage Loan Purchase
Agreement without attempting to cure such Document Defect or Breach, as the case may be. For a period of two (2) years from the Closing Date, so long as there remains any Mortgage File as to which there is any uncured Document Defect that materially and adversely affects the value of the affected Trust Mortgage Loan or the interests of the Certificateholders therein, and so long as the applicable Mortgage Loan Seller shall provide the Officer's Certificate pursuant to Section 3 of the applicable Mortgage Loan Purchase Agreement, the Trustee shall on a quarterly basis prepare and deliver to the other parties a written report as to the status of such uncured Document Defects as provided in this
Section 2.03(a). If the affected Trust Mortgage Loan is to be repurchased or substituted, the applicable Master Servicer shall designate its Collection
Account as the account to which funds in the amount of the Purchase Price or the
Substitution Shortfall Amount, as applicable, are to be wired. Any such repurchase or substitution of a Trust Mortgage Loan shall be on a whole loan, servicing released basis.

            If (i) any Trust Mortgage Loan is required to be repurchased or substituted for in the manner described in the immediately preceding paragraph,
(ii) such Trust Mortgage Loan is a Crossed Loan, and (iii) the applicable
Document Defect or Breach does not constitute a Document Defect or Breach, as the case may be, as to any other Crossed Loan in such Crossed Group (without regard to this paragraph), then the applicable Document Defect or Breach, as the case may be, will be deemed to constitute a Document Defect or Breach, as the case may be, as to the other Crossed Loan(s) in the related Crossed Group for purposes of this paragraph, and the related Mortgage Loan Seller will be required to repurchase or substitute for such other Crossed Loan(s) in the related Crossed Group as provided in the immediately preceding paragraph, unless
(x) such other Crossed Loan(s) satisfy the Crossed Loan Repurchase Criteria, (y)
the related Mortgage Loan Seller, at its expense, shall have furnished the
Trustee with an Opinion of Counsel that the repurchase of or substitution for just the actually affected Crossed Loans, including, without limitation, any modification relating to such repurchase or substitution, shall not cause an
Adverse REMIC Event, and (z) the repurchase of or substitution for just the actually affected Crossed Loan shall satisfy all other criteria for repurchase or substitution, as applicable, of Trust Mortgage Loans set forth herein. If the conditions set forth in clauses (x), (y) and (z) of the prior sentence are satisfied, then the applicable Mortgage Loan Seller may elect either to repurchase or substitute for only the affected Crossed Loan as to which the related Document Defect or Breach exists or to repurchase or substitute for all of the Crossed Loans in the related Crossed Group. Any reserve or other cash collateral or letters of credit securing the Crossed

                                      -118-

Loans shall be allocated between such Trust Mortgage Loans in accordance with the Trust Mortgage Loan documents or otherwise on a pro rata basis. Except as otherwise provided in Section 3(d) of each Mortgage Loan Purchase Agreement, all other terms of the Trust Mortgage Loans shall remain in full force and effect without any modification thereof.

            With respect to any Crossed Loan, to the extent that the applicable
Mortgage Loan Seller is required to repurchase or substitute for such Trust
Mortgage Loan in the manner prescribed in this Section 2.03(a) while the Trustee continues to hold any other Crossed Loans in the related Crossed Group, the applicable Mortgage Loan Seller and the Special Servicer (on behalf of the
Trust) will, as set forth in the related Mortgage Loan Purchase Agreement, forbear from enforcing any remedies against the other's Primary Collateral but each will be permitted to exercise remedies against the Primary Collateral securing its respective Trust Mortgage Loans, including with respect to the
Trustee, the Primary Collateral securing Trust Mortgage Loans still held by the
Trustee, so long as such exercise does not materially impair the ability of the other party to exercise its remedies against its Primary Collateral.

            Notwithstanding the foregoing discussion, if any Trust Mortgage Loan that is secured by multiple Mortgaged Properties is otherwise required to be repurchased or substituted for as contemplated by this Section 2.03, as a result of a Document Defect or Breach with respect to one or more such Mortgaged
Properties, the related Mortgage Loan Seller will not be required to effect a repurchase or substitution of the subject Trust Mortgage Loan if:

                  (i)   the affected Mortgaged Properties may be released
      pursuant to the terms of any partial release provisions in the related loan documents and such Mortgaged Properties are, in fact, released, and to the extent not covered by the applicable release price required under the related loan documents, the related Mortgage Loan Seller pays (or causes to be paid) any additional amounts necessary to cover all reasonable out-of-pocket expenses reasonably incurred by the applicable
      Master Servicer, the Special Servicer, the Trustee or the Trust Fund in
      connection with such release;

                  (ii)  the remaining Mortgaged Properties and any replacement
      Mortgaged Property(ies) satisfy the property-specific requirements, if any, set forth in the related loan documents and the applicable Mortgage
      Loan Seller provides an opinion of counsel to the effect that such release would not cause any REMIC Pool to fail to qualify as a REMIC under the
      Code or result in the imposition of any tax on prohibited transactions or contributions after the Startup Day of any REMIC Pool under the Code; and

                  (iii) the related Mortgage Loan Seller obtains written
      confirmation from each Rating Agency that the release will not result in a qualification, downgrade or withdrawal of any of the then-current ratings of the Certificates.

            (b)   In connection with any repurchase or substitution of one or more Trust Mortgage Loans contemplated by this Section 2.03, upon receipt of a
Request for Release (in the form of Exhibit D-1 attached hereto) of a Servicing
Officer of the applicable Master Servicer certifying as to the receipt of the applicable Purchase Price(s) in its Collection Account (in the case of any such repurchase) or the receipt of the applicable Substitution Shortfall Amount(s) in its Collection Account and upon the delivery of the Mortgage File(s) and the
Servicing File(s) for the related Qualified Substitute Mortgage Loan(s) to the
Custodian and the applicable Master Servicer, respectively (in the case of any such

                                      -119-

substitution), (i) the Trustee shall execute and deliver such endorsements and assignments as are provided to it, in each case without recourse, representation or warranty, as shall be necessary to vest in the applicable Mortgage Loan
Seller the legal and beneficial ownership of each repurchased Trust Mortgage
Loan or deleted Trust Mortgage Loan, as applicable, being released pursuant to this Section 2.03, (ii) the Trustee, the Custodian, the applicable Master
Servicer, and the Special Servicer shall each tender to the applicable Mortgage
Loan Seller, upon delivery to each of them of a receipt executed by the applicable Mortgage Loan Seller, all non-privileged portions of the Mortgage
File, the Servicing File and other documents pertaining to each such Trust
Mortgage Loan possessed by it, and (iii) the applicable Master Servicer and the
Special Servicer shall release to the applicable Mortgage Loan Seller any Escrow
Payments and Reserve Funds held by it in respect of such repurchased or deleted
Trust Mortgage Loan; provided that such tender by the Trustee or the Custodian shall be conditioned upon its receipt from the applicable Master Servicer or the
Special Servicer of a Request for Release. Thereafter, the Trustee, the
Custodian, the applicable Master Servicer and the Special Servicer shall have no further responsibility with regard to the related repurchased Trust Mortgage
Loan(s) or deleted Trust Mortgage Loan(s), as applicable, and the related
Mortgage File(s) and Servicing File(s). The applicable Master Servicer shall, and is hereby authorized and empowered by the Trustee to, prepare, execute and deliver in its own name, on behalf of the Certificateholders and the Trustee or any of them, the endorsements and assignments contemplated by this Section 2.03, and the Trustee shall execute any powers of attorney that are prepared and delivered to the Trustee by the applicable Master Servicer and are necessary to permit the applicable Master Servicer to do so. The applicable Master Servicer shall indemnify the Trustee for any reasonable costs, fees, liabilities and expenses incurred by the Trustee in connection with the negligent or willful misuse by the applicable Master Servicer of such powers of attorney. At the time a substitution is made, the related Mortgage Loan Purchase Agreement will provide that the Mortgage Loan Seller shall deliver the related Mortgage File to the Trustee and certify that the substitute Trust Mortgage Loan is a Qualified
Substitute Mortgage Loan.

            (c)   No substitution of a Qualified Substitute Mortgage Loan or
Loans may be made in any calendar month after the Determination Date for such month. Periodic Payments due with respect to any Qualified Substitute Mortgage
Loan after the related Due Date in the month of substitution, or received with respect to any replaced Trust Mortgage Loan on or prior to the related date of substitution shall be part of the Trust Fund. Periodic Payments due with respect to any Qualified Substitute Mortgage Loan on or prior to the related Due Date in the month of substitution, or received with respect to any replaced Trust
Mortgage Loan after the related date of substitution, shall not be part of the
Trust Fund and will (to the extent received by the applicable Master Servicer)
be remitted by the applicable Master Servicer to the applicable Mortgage Loan
Seller promptly following receipt. Periodic Payments received with respect to any repurchased Trust Mortgage Loan on or prior to the related date of repurchase by the applicable Mortgage Loan Seller shall be part of the Trust
Fund, and Periodic Payments received with respect to any repurchased Trust
Mortgage Loan after the related date of repurchase by the applicable Mortgage
Loan Seller shall not be part of the Trust Fund and will (to the extent received by the applicable Master Servicer) be remitted by the applicable Master Servicer to the applicable Mortgage Loan Seller promptly following receipt.

            (d)   Each Mortgage Loan Purchase Agreement provides the sole
remedies available to the Certificateholders, or the Trustee on behalf of the
Certificateholders, respecting any Document Defect or Breach with respect to the
Trust Mortgage Loans purchased by the Depositor thereunder.

                                      -120-

            (e)   The Trustee with the cooperation of the Special Servicer (in the case of Specially Serviced Trust Mortgage Loans) shall, for the benefit of the Certificateholders, enforce the obligations of the Mortgage Loan Sellers under Section 3 of the applicable Mortgage Loan Purchase Agreement.

            (f)   If a Mortgage Loan Seller incurs any expense in connection with the curing of a Breach, which also constitutes a default under the related
Trust Mortgage Loan and is reimbursable thereunder from the related Mortgagor, such Mortgage Loan Seller shall have a right, and shall be subrogated to the rights of the Trustee and the Trust Fund under the Trust Mortgage Loan, to recover the amount of such expenses from the related Mortgagor; provided, however, that such Mortgage Loan Seller's rights pursuant to this Section
2.03(f) shall be junior, subject and subordinate to the rights of the Trustee, the Trust Fund, the Certificate Administrator, the applicable Master Servicer and the Special Servicer to recover amounts owed by the related Mortgagor under the terms of such Trust Mortgage Loan, including, without limitation, the rights to recover unreimbursed Advances, accrued and unpaid interest on Advances at the
Reimbursement Rate and unpaid or unreimbursed expenses of the Trustee, the Trust
Fund, the Certificate Administrator, the applicable Master Servicer or the
Special Servicer allocable to such Trust Mortgage Loan. The applicable Master
Servicer, or with respect to a Specially Serviced Mortgage Loan, the Special
Servicer, shall use reasonable efforts to recover such expenses for such
Mortgage Loan Seller to the extent consistent with the Servicing Standard (at no cost to the Trust Fund, the applicable Master Servicer or the Special Servicer, as the case may be) but taking into account the subordinate nature of the reimbursement to the Mortgage Loan Seller; provided, that the applicable Master
Servicer, or with respect to a Specially Serviced Mortgage Loan, the Special
Servicer determines in the exercise of its sole discretion consistent with the
Servicing Standard that such actions by it will not increase costs and expenses to the Trust Fund and will not impair the applicable Master Servicer's and/or the Special Servicer's collection or recovery of principal, interest and other sums due with respect to the related Trust Mortgage Loan which would otherwise be payable to the applicable Master Servicer, the Special Servicer, the Trustee,
the Trust Fund and/or the Certificateholders pursuant to the terms of this
Agreement; provided, further, that the applicable Master Servicer or, with respect to a Specially Serviced Mortgage Loan, the Special Servicer, may waive the collection of amounts due on behalf of the Mortgage Loan Seller in its sole discretion in accordance with the Servicing Standard; and provided, further that no such expenses shall be collected from the related Mortgagor and reimbursed to the related Mortgage Loan Seller unless all amounts recoverable as specified above are being recovered in full.

            SECTION 2.04    Representations and Warranties of Depositor.

            (a)   The Depositor hereby represents and warrants to the Trustee, for its own benefit and the benefit of the Certificateholders, and to the Master
Servicers, the Special Servicer and the Certificate Administrator, as of the
Closing Date, that:

                  (i)   the Depositor is a corporation duly organized, validly
      existing and in good standing under the laws of the State of Delaware;

                  (ii)  the execution and delivery of this Agreement by the
      Depositor, and the performance and compliance with the terms of this
      Agreement by the Depositor, will not violate the Depositor's certificate of incorporation or bylaws or constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, or result in the breach of, any material agreement or other instrument to which it is a party or which is applicable to it or any of its assets;

                                      -121-

                  (iii)  the Depositor has the full power and authority to enter into and consummate all transactions contemplated by this Agreement, has duly authorized the execution, delivery and performance of this Agreement, and has duly executed and delivered this Agreement;

                  (iv)   this Agreement, assuming due authorization, execution
      and delivery by each of the other parties hereto, constitutes a valid, legal and binding obligation of the Depositor, enforceable against the
      Depositor in accordance with the terms hereof, subject to (A) applicable bankruptcy, insolvency, reorganization, moratorium and other laws affecting the enforcement of creditors' rights generally, and (B) general principles of equity, regardless of whether such enforcement is considered in a proceeding in equity or at law;

                  (v)    the Depositor is not in violation of, and its execution
      and delivery of this Agreement and its performance and compliance with the terms of this Agreement will not constitute a violation of, any law, any order or decree of any court or arbiter, or any order, regulation or demand of any federal, state or local governmental or regulatory authority, which violation, in the Depositor's good faith and reasonable judgment, is likely to affect materially and adversely either the ability of the Depositor to perform its obligations under this Agreement or the financial condition of the Depositor;

                  (vi)   the transfer of the Trust Mortgage Loans to the Trustee
      as contemplated herein requires no regulatory approval, other than any such approvals as have been obtained, and is not subject to any bulk transfer or similar law in effect in any applicable jurisdiction;

                  (vii)  no litigation is pending or, to the best of the
      Depositor's knowledge, threatened against the Depositor that, if determined adversely to the Depositor, would prohibit the Depositor from entering into this Agreement or that, in the Depositor's good faith and reasonable judgment, is likely to materially and adversely affect either the ability of the Depositor to perform its obligations under this
      Agreement or the financial condition of the Depositor;

                  (viii) the Depositor is not transferring the Trust Mortgage
      Loans to the Trustee with any intent to hinder, delay or defraud its present or future creditors;

                  (ix)   the Depositor has been solvent at all relevant times
      prior to, and will not be rendered insolvent by, its transfer of the Trust
      Mortgage Loans to the Trustee pursuant to Section 2.01(a);

                  (x)    after giving effect to its transfer of the Trust
      Mortgage Loans to the Trustee pursuant to Section 2.01(a), the value of the Depositor's assets, either taken at their present fair saleable value or at fair valuation, will exceed the amount of the Depositor's debts and obligations, including contingent and unliquidated debts and obligations of the Depositor, and the Depositor will not be left with unreasonably small assets or capital with which to engage in and conduct its business;

                  (xi)   the Depositor does not intend to, and does not believe
      that it will, incur debts or obligations beyond its ability to pay such debts and obligations as they mature;

                                      -122-

                  (xii)  no proceedings looking toward merger, liquidation,
      dissolution or bankruptcy of the Depositor are pending or contemplated;

                  (xiii) except for any actions that are the express
      responsibility of another party hereunder or under the Mortgage Loan
      Purchase Agreements, and further except for actions that the Depositor is expressly permitted to complete subsequent to the Closing Date, the
      Depositor has taken all actions required under applicable law to effectuate the transfer of its interests in the Trust Mortgage Loans to the Trustee;

                  (xiv)  immediately prior to the transfer of the Trust Mortgage
      Loans to the Trustee pursuant to Section 2.01(a) (and assuming that the
      Mortgage Loan Sellers transferred to the Depositor good and marketable title to their respective Trust Mortgage Loans, free and clear of all liens, claims, encumbrances and other interests), (A) the Depositor had good and marketable title to, and was the sole owner and holder of, each
      Trust Mortgage Loan; and (B) the Depositor has full right and authority to sell, assign and transfer the Trust Mortgage Loans (subject to any third-party servicing rights pertaining thereto); and

                  (xv)   the Depositor is transferring the Trust Mortgage Loans
      to the Trust Fund free and clear of any liens, pledges, charges and security interests created by or through the Depositor.

            (b)   The representations and warranties of the Depositor set forth in Section 2.04(a) shall survive the execution and delivery of this Agreement and shall inure to the benefit of the Persons for whose benefit they were made for so long as the Trust Fund remains in existence. Upon discovery by any party hereto of any breach of any of the foregoing representations and warranties, the party discovering such breach shall give prompt written notice thereof to the other parties.

            SECTION 2.05    Conveyance of Loan REMIC Regular Interests and
                            REMIC I Regular Interests; Acceptance of Loan REMIC,
                            REMIC I, REMIC II and Grantor Trusts by Trustee.

            The Depositor, as of the Closing Date, and concurrently with the execution and delivery of this Agreement, does hereby assign without recourse all the right, title and interest of the Depositor in and to: (a) the Loan REMIC
Regular Interests, together with any related rights and property to be included in REMIC I, to the Trustee for the benefit of the Holders of the Class R
Certificates, insofar as such Certificates represent the sole class of residual interests in REMIC I, and REMIC II, as the holder of the REMIC I Regular
Interests, (b) the REMIC I Regular Interests and the other rights and property comprising REMIC II, to the Trustee for the benefit of the Holders of the Class
R Certificates, insofar as such Certificates represent the sole class of residual interests in REMIC II, the Holders of the Regular Certificates and each of Grantor Trust A-4FL, as the holder of the Class A-4FL REMIC II Regular
Interest, Grantor Trust A-MFL, as the holder of the Class A-MFL REMIC II Regular
Interest, and Grantor Trust A-JFL, as the holder of the Class A-JFL REMIC II
Regular Interest, (c) the Class A-4FL REMIC II Regular Interest and the other property comprising Grantor Trust A-4FL, to the Trustee for the benefit of the
Holders of the Class A-4FL Certificates, (d) the Class A-MFL REMIC II Regular
Interest and the other property comprising Grantor Trust A-MFL, to the Trustee for the benefit of the Holders of the Class A-MFL Certificates, and (e) the
Class A-JFL REMIC II Regular Interest and the other property comprising Grantor
Trust A-JFL, to the Trustee for the benefit of the Holders of the Class

                                      -123-

A-JFL Certificates. The Trustee acknowledges the assignment to it of the respective assets, rights and other property comprising the REMIC Pools, Grantor
Trust A-4FL, Grantor Trust A-MFL, Grantor Trust A-JFL and Grantor Trust Y, and
declares that it holds and will hold the same in trust for the exclusive use and benefit of all present and future Holders of: (i) in the case of the REMIC
Pools, the Regular Certificates and the Class R Certificates; (ii) in the case of Grantor Trust Y, the Class Y Certificates; (iii) in the case of Grantor Trust
A-4FL, the Class A-4FL Certificates; (iv) in the case of Grantor Trust A-MFL, the Class A-MFL Certificates; and (v) in the case of Grantor Trust A-JFL, the
Class A-JFL Certificates.

            SECTION 2.06    Issuance of Loan REMIC Interests and REMIC I
                            Interests.

            Concurrently with the assignment to the Trustee of the Trust
Mortgage Loans (exclusive of any related Additional Interest) and, upon issuance thereof, the Loan REMIC Regular Interests, and in exchange therefor, the Trustee acknowledges the issuance of the Loan REMIC Regular Interests, the REMIC I
Regular Interests, and the sole class of residual interests in each of the Loan
REMICs and REMIC I (which will be evidenced by the Class R Certificates), to or upon the order of the Depositor.

            SECTION 2.07    Execution, Authentication and Delivery of
                            Certificates.

            Concurrently with the assignments from the Depositor to the Trustee contemplated by this Article II, and in exchange therefor, and pursuant to the written request of the Depositor, executed by an affiliate of the Depositor, the
Certificate Administrator, as Certificate Registrar, has executed, and the
Certificate Administrator, as Authenticating Agent, has authenticated and delivered to or upon the order of the Depositor, the Certificates in authorized denominations, evidencing directly or indirectly the entire beneficial ownership of the Trust Fund. The rights of the holders of the respective Classes of
Certificates to receive distributions from the proceeds of the Trust Fund in respect of their Certificates, and all ownership interests evidenced by the respective Classes of Certificates in such distributions, shall be as set forth in this Agreement. The Class R Certificates will represent the sole class of residual interest in REMIC II.

                                      -124-

                                   ARTICLE III

                 ADMINISTRATION AND SERVICING OF THE TRUST FUND

            SECTION 3.01    Administration of the Serviced Mortgage Loans.

            (a)   Each of the Master Servicers and the Special Servicer shall service and administer the Serviced Mortgage Loans that each is obligated to service and administer pursuant to this Agreement on behalf of the Trustee, for the benefit of the Certificateholders (or, in the case of any Serviced Loan
Combination, for the benefit of the Certificateholders and the related Serviced
Non-Trust Mortgage Loan Noteholder(s), taking into consideration the subordination of the related B-Note Non-Trust Mortgage Loan(s) as set forth in the related Co-Lender Agreement), in accordance with any and all applicable laws, the terms of this Agreement, the terms of the respective Serviced Mortgage
Loans and any and all intercreditor, co-lender and similar agreements and, to the extent consistent with the foregoing, in accordance with the Servicing
Standard. With respect to each Serviced Loan Combination, in the event of a conflict between this Agreement and the related Co-Lender Agreement, such
Co-Lender Agreement shall control; provided, however, that in no event shall a
Master Servicer or the Special Servicer take any action or omit to take any action in accordance with the terms of any Co-Lender Agreement that would cause such servicer to violate the Servicing Standard, applicable law, the Grantor
Trust Provisions or the REMIC Provisions. Without limiting the foregoing, and subject to Section 3.21, (i) Master Servicer No. 1 shall service and administer all LaSalle Trust Mortgage Loans (exclusive of the Ala Moana Portfolio Trust
Mortgage Loan and the IAC Industrial Portfolio Trust Mortgage Loans) and any
related Serviced Non-Trust Mortgage Loans that are not Specially Serviced
Mortgage Loans, (ii) Master Servicer No. 2 shall service and administer all PNC
Trust Mortgage Loans, all Citigroup Trust Mortgage Loans (exclusive of the
AmeriCold Portfolio Trust Mortgage Loan), the IAC Industrial Portfolio Trust
Mortgage Loans and any related Serviced Non-Trust Mortgage Loans that are not
Specially Serviced Mortgage Loans; (iii) Master Servicer No. 3 shall service and administer all Capmark Trust Mortgage Loans and any related Serviced Non-Trust
Mortgage Loans that are not Specially Serviced Mortgage Loans, and (iv) the
Special Servicer shall service and administer each Specially Serviced Mortgage
Loan and Administered REO Property and shall render such services with respect to all Serviced Mortgage Loans and Administered REO Properties as are
specifically provided for herein; provided that Master Servicer No. 1 shall continue to receive payments, make all calculations, and prepare, or cause to be prepared, all reports required hereunder with respect to those LaSalle Trust
Mortgage Loans (exclusive of the Ala Moana Portfolio Trust Mortgage Loan and the
IAC Industrial Portfolio Trust Mortgage Loans) and any related Serviced
Non-Trust Mortgage Loans that are Specially Serviced Mortgage Loans, except for the reports specified herein as prepared by the Special Servicer, as if no
Servicing Transfer Event had occurred, and with respect to the related
Administered REO Properties (and any related REO Mortgage Loans), as if no REO
Acquisition had occurred, and to render such incidental services with respect to such Specially Serviced Mortgage Loans and Administered REO Properties (and with respect to the Ala Moana Portfolio Trust Mortgage Loan and any successor REO
Trust Mortgage Loan with respect thereto) as are specifically provided for herein; and provided, further, that Master Servicer No. 2 shall continue to receive payments, make all calculations, and prepare, or cause to be prepared, all reports required hereunder with respect to those PNC Trust Mortgage Loans,
Citigroup Trust Mortgage Loans (exclusive of the AmeriCold Portfolio Trust
Mortgage Loan), IAC Industrial Portfolio Trust Mortgage Loans and any related
Serviced Non-Trust Mortgage Loans that are Specially Serviced Mortgage Loans, except for the reports specified

                                      -125-

herein as prepared by the Special Servicer, as if no Servicing Transfer Event
had occurred, and with respect to the related Administered REO Properties (and any related REO Mortgage Loans), as if no REO Acquisition had occurred, and to render such incidental services with respect to such Specially Serviced Mortgage
Loans and Administered REO Properties (and with respect to the AmeriCold
Portfolio Trust Mortgage Loan and any successor REO Trust Mortgage Loan with respect thereto) as are specifically provided for herein; and provided, further, that Master Servicer No. 3 shall continue to receive payments, make all calculations, and prepare, or cause to be prepared, all reports required hereunder with respect to those Capmark Trust Mortgage Loans and any related
Serviced Non-Trust Mortgage Loans that are Specially Serviced Mortgage Loans, except for the reports specified herein as prepared by the Special Servicer, as if no Servicing Transfer Event had occurred, and with respect to the related
Administered REO Properties (and any related REO Mortgage Loans), as if no REO
Acquisition had occurred, and to render such incidental services with respect to such Specially Serviced Mortgage Loans and Administered REO Properties as are
specifically provided for herein; and provided, further, that no Master Servicer shall be liable for its failure to comply with such duties insofar as such failure results from a failure by the Special Servicer to provide sufficient information to the subject Master Servicer to comply with such duties or failure by the Special Servicer to otherwise comply with its obligations hereunder. All references herein to the respective duties of the Master Servicers and the
Special Servicer, and to the areas in which they may exercise discretion, shall be subject to Section 3.21. Master Servicer No. 1 shall be the applicable Master
Servicer with respect to the LaSalle Trust Mortgage Loans (and any related
Serviced Non-Trust Mortgage Loans, but exclusive of the IAC Industrial Portfolio
Trust Mortgage Loans) and any REO Properties related to, and any successor REO
Mortgage Loans in respect of, the foregoing mortgage loans. Master Servicer No.
2 shall be the applicable Master Servicer with respect to the PNC Trust Mortgage
Loans (and any related Serviced Non-Trust Mortgage Loans), the Citigroup Trust
Mortgage Loans (and any related Serviced Non-Trust Mortgage Loans), the IAC
Industrial Portfolio Trust Mortgage Loans and any REO Properties related to, and any successor REO Mortgage Loans in respect of, the foregoing mortgage loans.
Master Servicer No. 3 shall be the applicable Master Servicer with respect to the Capmark Trust Mortgage Loans (and any related Serviced Non-Trust Mortgage
Loans), and any REO Properties related to, and any successor REO Mortgage Loans in respect of, the foregoing mortgage loans.

            (b)   Subject to Section 3.01(a), Section 6.11, Section 6.12 and
Section 6.13, the Master Servicers and the Special Servicer each shall have full power and authority, acting alone (or, pursuant to Section 3.22, through one or more Sub-Servicers), to do or cause to be done any and all things in connection with such servicing and administration which it may deem necessary or desirable.
Without limiting the generality of the foregoing, each of the Master Servicers and the Special Servicer, in its own name, with respect to each of the Serviced
Mortgage Loans it is obligated to service hereunder, is hereby authorized and empowered by the Trustee and, pursuant to any Co-Lender Agreement, by the related Serviced Non-Trust Mortgage Loan Noteholder(s), to execute and deliver, on behalf of the Certificateholders, the Trustee and each such Serviced
Non-Trust Mortgage Loan Noteholder or any of them, (i) any and all financing statements, continuation statements and other documents or instruments necessary to maintain the lien created by any Mortgage or other security document in the related Mortgage File on the related Mortgaged Property and related collateral,
(ii) in accordance with the Servicing Standard and subject to Section 3.20,
Section 6.11, Section 6.12 and Section 6.13, any and all modifications, waivers, amendments or consents to or with respect to any documents contained in the related Mortgage File, (iii) any and all instruments of satisfaction or cancellation, or of partial or full release, discharge, or assignment, and all other comparable instruments and (iv) pledge agreements and other defeasance documents in connection with a defeasance

                                      -126-

contemplated pursuant to Section 3.20(g). Subject to Section 3.10, the Trustee
shall, at the written request of the applicable Master Servicer or the Special
Servicer, promptly execute any limited powers of attorney and other documents furnished by the applicable Master Servicer or the Special Servicer that are necessary or appropriate to enable them to carry out their servicing and administrative duties hereunder; provided, however, that the Trustee shall not be held liable for any misuse of any such power of attorney by a Master Servicer or the Special Servicer. Notwithstanding anything contained herein to the contrary, neither a Master Servicer nor the Special Servicer shall, without the
Trustee's written consent: (i) initiate any action, suit or proceeding solely under the Trustee's name (or, in the case of a Serviced Non-Trust Mortgage Loan, solely under the related Serviced Non-Trust Mortgage Loan Noteholder's name)
without indicating such Master Servicer's or the Special Servicer's, as applicable, representative capacity; or (ii) take any action with the intent to cause, and that actually causes, the Trustee to be registered to do business in any state.

            (c)   The relationship of each of the Master Servicers and the
Special Servicer to each of the Trustee and the Certificate Administrator, and the relationship of the Trustee and the Certificate Administrator to each other, under this Agreement is intended by the parties to be that of an independent contractor and not that of a joint venture, partner or agent. Unless the same
Person acts as both a Master Servicer and the Special Servicer, such Master
Servicer shall not be responsible for the actions of or failure to act by the
Special Servicer and the Special Servicer shall not be responsible for the actions of or the failure to act by such Master Servicer. Unless the same Person acts as two or all of the Master Servicers, no Master Servicer shall be responsible for the actions of or failure to act by any other Master Servicer.

            (d)   With respect to any Serviced Loan Combination, if at any time neither the related SLC Trust Mortgage Loan nor any interest in any related SLC
REO Property is part of the Trust Fund, the applicable Master Servicer and the
Special Servicer shall, upon request of the holder of the Mortgage Note for the related SLC Trust Mortgage Loan, continue to service and administer such
Serviced Loan Combination or any related SLC REO Property as and to the extent contemplated by the related Co-Lender Agreement; provided that no such servicer shall thereafter have any obligations to make P&I Advances with respect to such mortgage loan.

            SECTION 3.02    Collection of Trust Mortgage Loan Payments.

            (a)   The Master Servicers and the Special Servicer shall each
undertake reasonable efforts consistent with the Servicing Standard to collect all payments required under the terms and provisions of the Serviced Mortgage
Loans it is obligated to service hereunder and shall, to the extent such procedures shall be consistent with this Agreement, follow such collection procedures in accordance with the Servicing Standard; provided, however, nothing herein shall be construed as an express or implied guarantee by a Master
Servicer or the Special Servicer of collectability; and provided, further, that with respect to the ARD Trust Mortgage Loans, so long as the related Mortgagor is in compliance with each provision of the related Trust Mortgage Loan documents, the applicable Master Servicer and the Special Servicer (including the Special Servicer in its capacity as a Certificateholder) shall not take any enforcement action with respect to the failure of the related Mortgagor to make any payment of Additional Interest or principal in excess of the principal component of the constant Periodic Payment, other than requests for collection, until the maturity date of the related Trust Mortgage Loan (provided that the applicable Master Servicer or the Special Servicer, as the case may be, may take action to enforce the Trust Fund's right to apply excess cash flow to principal in accordance with the

                                      -127-

terms of the Trust Mortgage Loan documents). Consistent with the foregoing and subject to Section 3.20, the Special Servicer, with regard to a Specially
Serviced Mortgage Loan, or the applicable Master Servicer, with regard to a
Serviced Mortgage Loan that is not a Specially Serviced Mortgage Loan, may waive any Penalty Interest or late payment charge in connection with any payment on a
Serviced Mortgage Loan.

            All amounts collected in respect of any Serviced Mortgage Loan in the form of payments from Mortgagors, Liquidation Proceeds (insofar as such
Liquidation Proceeds are of the nature described in clauses (i) through (iii) of the definition thereof) or Insurance Proceeds shall be applied to either amounts due and owing under the related Mortgage Note and Mortgage (including, without limitation, for principal and accrued and unpaid interest) in accordance with the express provisions of the related Mortgage Note, loan agreement (if any) and
Mortgage (and, with respect to any Serviced Loan Combination, the provisions of the related Co-Lender Agreement) or, if required pursuant to the express provisions of the related Mortgage (including as such may be modified), or as determined by the applicable Master Servicer or the Special Servicer in accordance with the Servicing Standard, to the repair or restoration of the related Mortgaged Property, and, with respect to each Serviced Mortgage Loan that is a Trust Mortgage Loan, in the absence of such express provisions, shall be applied for purposes of this Agreement: first, as a recovery of any related and unreimbursed Advances; second, as a recovery of Nonrecoverable Advances
(including interest on such Nonrecoverable Advance) that were paid from collections on the other Trust Mortgage Loans and/or REO Trust Mortgage Loans and resulted in principal distributed to the Certificateholders being reduced pursuant to Section 3.05(a) hereof; third, as a recovery of accrued and unpaid interest at the related Mortgage Rate on such Trust Mortgage Loan, to the extent such amounts have not been previously advanced, and exclusive of any portion thereof that constitutes Additional Interest; fourth, as a recovery of principal of such Trust Mortgage Loan then due and owing, to the extent such amounts have not been previously advanced, including, without limitation, by reason of acceleration of the Trust Mortgage Loan following a default thereunder; fifth, in accordance with the normal servicing practices of the applicable Master
Servicer, as a recovery of any other amounts then due and owing under such Trust
Mortgage Loan (other than Additional Interest), including, without limitation,
Prepayment Premiums, Yield Maintenance Charges and Penalty Interest; sixth, as a recovery of any remaining principal of such Trust Mortgage Loan to the extent of its entire remaining unpaid principal balance; and seventh, with respect to any
ARD Trust Mortgage Loan after its Anticipated Repayment Date, as a recovery of any unpaid Additional Interest. All amounts actually received by the Trust with respect to the Outside Serviced Trust Mortgage Loans shall be allocated among interest, principal and/or prepayment consideration due thereon in accordance with the terms of any distribution date statement or servicer report received from the respective Outside Servicers with respect to such Outside Serviced
Trust Mortgage Loans and, in the absence of any such statement or report, in accordance with the related Co-Lender Agreement and, in the absence of any allocation in the related Co-Lender Agreement, in accordance with the preceding sentences as if the subject Trust Mortgage Loan was a Serviced Trust Mortgage
Loan (but with interest net of related Outside Servicing Fees). All amounts collected on any Trust Mortgage Loan in the form of Liquidation Proceeds of the nature described in clauses (iv) through (ix) of the definition thereof and
Substitution Shortfall Amounts shall be deemed to be applied: first, as a recovery of any related and unreimbursed Advances; second, as a recovery of
Nonrecoverable Advances (including interest on such Nonrecoverable Advance) that were paid from collections on the other Trust Mortgage Loans and/or REO Trust
Mortgage Loans and resulted in principal distributed to the Certificateholders being reduced pursuant to Section 3.05(a) hereof; third, as a recovery of accrued and unpaid interest at the related Mortgage Rate on such Trust Mortgage
Loan (net, in the case of the Outside Serviced Trust Mortgage

                                      -128-

Loans, of related Outside Servicing Fees) to but not including the Due Date in the Collection Period (or, in the case of an Outside Serviced Trust Mortgage
Loan, the Underlying Collection Period) of receipt, to the extent such amounts have not been previously advanced, and exclusive of any portion thereof that constitutes Additional Interest; fourth, as a recovery of principal, to the extent such amounts have not been previously advanced, of such Trust Mortgage
Loan to the extent of its entire unpaid principal balance; and fifth, with respect to any ARD Trust Mortgage Loan after its Anticipated Repayment Date, as a recovery of any unpaid Additional Interest; provided that Reserve Collateral
(and proceeds thereof) shall not be applied in accordance with the foregoing provisions of this Section 2.04(a) unless and until such amounts are transferred to the Collection Account, and deemed to constitute Liquidation Proceeds in respect of such Trust Mortgage Loan, in accordance with Section 3.26(p). No such amounts shall be applied to the items constituting additional servicing compensation as described in the first sentence of either Section 3.11(b) or
3.11(d) unless and until all principal and interest then due and payable on such
Trust Mortgage Loan has been collected. Amounts collected on any REO Trust
Mortgage Loan or REO Serviced Non-Trust Mortgage Loan shall be deemed to be applied in accordance with the respective definitions thereof. The provisions of this paragraph with respect to the application of amounts collected on any Trust
Mortgage Loan shall not alter in any way the right of a Master Servicer, the
Special Servicer or any other Person to receive payments from the Collection
Accounts as set forth in Section 3.05(a) or from an SLC Custodial Account as set forth in Section 3.05(e) from amounts so applied.

            (b)   Promptly following the Closing Date, in the case of each
Outside Serviced Trust Mortgage Loan, the Trustee shall send written notice, substantially in the form of Exhibit R hereto, to the related Outside Master
Servicer, stating that, as of the Closing Date, the Trustee is the holder of such Outside Serviced Trust Mortgage Loan and directing the related Outside
Master Servicer to remit to the applicable Master Servicer all amounts payable to, and to forward, deliver or otherwise make available, as the case may be, to the applicable Master Servicer all reports, statements, documents, communications and other information that are to be forwarded, delivered or otherwise made available to, the holder of such Outside Serviced Trust Mortgage
Loan under the related Co-Lender Agreement and the related Outside Servicing
Agreement; provided that, with respect to the Ala Moana Portfolio Trust Mortgage
Loan or the AmeriCold Portfolio Trust Mortgage Loan, as applicable, if the
Trustee is able to request the day on which such remittances are to be made each month, then the Trustee shall request that such remittances be made on the
Business Day following the Determination Date in each month (or the earliest possible date thereafter, but in any event prior to the Distribution Date in each month); and provided, further, that, with respect to the Ala Moana
Portfolio Trust Mortgage Loan or the AmeriCold Portfolio Trust Mortgage Loan, as
applicable, if the related Outside Master Servicer and the applicable Master
Servicer are not both the same entity, and if the timing of monthly remittances with respect to any Outside Serviced Mortgage Loans will be such that the applicable Master Servicer will be unable to timely forward such remittances to the Certificate Administrator, then the Trustee shall request that such remittances be made directly to the Certificate Administrator, for deposit in the Distribution Account, except that the Certificate Administrator shall forward to the applicable Master Servicer for deposit in its Collection Account that portion of such remittances that would have been permitted to be withdrawn from such Collection Account pursuant to any of clauses (ii)-(xxi) of Section
3.05(a) if such portion had been on deposit in such Collection Account. The applicable Master Servicer (or, if applicable, the Certificate Administrator)
shall promptly deposit into its Collection Account (or, if applicable, the
Distribution Account) all amounts received by it from any Outside Servicer or any other party under the related Outside Servicing Agreement and/or the related
Co-Lender Agreement with respect to any Outside Serviced Trust Mortgage Loan, the related Mortgaged Property or any related

                                      -129-

REO Property. In connection with the foregoing, with respect to each Outside
Serviced Trust Mortgage Loan, the applicable Master Servicer (or, if applicable, the Certificate Administrator) shall provide the Outside Master Servicer wiring instructions for remittances to such Master Servicer (or, if applicable, the
Certificate Administrator). In the event that, during any calendar month, the applicable Master Servicer (or, if applicable, the Certificate Administrator)
fails to so receive any amounts due to the holder of an Outside Serviced Trust
Mortgage Loan under the related Co-Lender Agreement and/or the related Outside
Servicing Agreement by the close of business on the applicable remittance date in such calendar month, then such Master Servicer (or, if applicable, the
Certificate Administrator) shall promptly (i) notify the related Outside Master
Servicer and any related Outside Trustee that such amounts due with respect to such Outside Serviced Trust Mortgage Loan or any successor REO Trust Mortgage
Loan with respect thereto have not been received (specifying the amount of such deficiency), (ii) make inquiry of the related Outside Master Servicer and any related Outside Trustee (and, to the extent learned, inform the Trustee and either the Certificate Administrator, if the applicable Master Servicer is making the inquiry, or the applicable Master Servicer, if the Certificate
Administrator is making the inquiry) as to the reason that such amounts have not been timely received, (iii) as and to the extent appropriate, request that the related Outside Master Servicer promptly remedy such failure to make a payment and (iv) make (or, in the case of the Certificate Administrator, direct the applicable Master Servicer to make) a P&I Advance with respect to such amounts as and if required by the terms of this Agreement in accordance with Section
4.03 (but only to the extent that the failure to receive such payments from the related Outside Master Servicer was as a result of the related Outside Servicers not receiving those payments). Further, in accordance with Section 4.03, in the event that the applicable Master Servicer fails to make such P&I Advance with respect to an Outside Serviced Trust Mortgage Loan or any successor REO Trust
Mortgage Loan with respect thereto, then the Trustee or, if it fails to do so, any Fiscal Agent, shall make such P&I Advance. Notwithstanding anything herein to the contrary, all amounts received from an Outside Servicer with respect to an Outside Serviced Trust Mortgage Loan or any successor REO Trust Mortgage Loan with respect thereto during the period following the Determination Date through and including the P&I Advance Date in any calendar month shall, for purposes of calculating distributions on the Certificates (including the Available
Distribution Amount and the Principal Distribution Amount for the applicable
Distribution Date, as well as the amount of required P&I Advances and the amount to be remitted by the applicable Master Servicer to the Certificate
Administrator on the applicable P&I Advance Date), be deemed to have been received by the Trust during the Collection Period ending on such Determination
Date, if and to the extent that such amounts are actually received by the applicable Master Servicer no later than 2:00 p.m., New York City time, on the first P&I Advance Date following the end of such Collection Period or by the
Certificate Administrator no later than the close of business, New York City time, on the first P&I Advance Date following the end of such Collection Period;
provided that, if and to the extent that such amounts are not actually so received by the applicable Master Servicer as of 2:00 p.m., New York City time, on the first P&I Advance Date following the end of such Collection Period or by the Certificate Administrator no later than the close of business, New York City time, on the first P&I Advance Date following the end of such Collection Period, then such amounts shall be deemed received, for such purposes, during such other
Collection Period that they are actually so received by the applicable Master
Servicer or the Certificate Administrator.

            (c)   Within 60 days after the later of (i) the Closing Date and
(ii) the applicable Master Servicer's receipt of the applicable letter of credit, the applicable Master Servicer shall notify each provider of a letter of credit for each Serviced Trust Mortgage Loan identified as having a letter of credit on the Mortgage Loan Schedule, that the Trust Fund in care of the applicable Master Servicer on behalf

                                      -130-

of the Trustee for the benefit of the Certificateholders shall be the beneficiary under each such letter of credit. If a draw upon a letter of credit is needed before its transfer to the Trust Fund can be completed, the applicable
Mortgage Loan Seller shall draw upon such letter of credit for the benefit of the Trust pursuant to written instructions from the applicable Master Servicer.

            (d)   In the event that a Master Servicer or Special Servicer
receives Additional Interest in any Collection Period, or receives notice from the related Mortgagor that a Master Servicer or Special Servicer will be receiving Additional Interest in any Collection Period, then such Master
Servicer or Special Servicer, as applicable, will promptly notify the
Certificate Administrator. Subject to the provisions of Section 3.02(a) hereof, none of the Master Servicers, the Certificate Administrator or the Special
Servicer shall be responsible for any such Additional Interest not collected after notice from the related Mortgagor.

            (e)   With respect to any Serviced Mortgage Loan in connection with which the Mortgagor was required to escrow funds or to post a letter of credit related to obtaining certain performance objectives described in the applicable
Serviced Mortgage Loan documents, the applicable Master Servicer shall, to the extent consistent with the Servicing Standard, hold such escrows, letters of credit and proceeds thereof as additional collateral and not apply such items to reduce the principal balance of such Serviced Mortgage Loan unless otherwise required to do so pursuant to the applicable Serviced Mortgage Loan documents.

            SECTION 3.03    Collection of Taxes, Assessments and Similar Items;
                            Servicing Accounts; Reserve Accounts.

            (a)   Each Master Servicer shall, as to all Serviced Mortgage Loans as to which it is the Master Servicer, establish and maintain one or more accounts (the "Servicing Accounts"), into which all Escrow Payments shall be deposited and retained, and shall administer such accounts in accordance with the terms of the related loan documents; provided that, in the case of a
Serviced Loan Combination, if the related Servicing Account includes funds with respect to any other Serviced Mortgage Loan, then such Master Servicer shall clearly reflect any interest therein of the related Serviced Non-Trust Mortgage
Loan Noteholder. Each Servicing Account shall be an Eligible Account unless not permitted by terms of applicable Trust Mortgage Loan documents. Withdrawals of amounts so collected from a Servicing Account may be made in each case, to the extent of amounts on deposit therein in respect of the related Serviced Mortgage
Loan (or, in the case of clauses (iv) and (v) below, to the extent of interest or other income earned on such amounts) only to: (i) effect payment of items for which Escrow Payments were collected and comparable items; (ii) reimburse the applicable Master Servicer, the Special Servicer, the Trustee or any Fiscal
Agent for any unreimbursed Servicing Advances; (iii) refund to Mortgagors any sums as may be determined to be overages; (iv) pay interest, if required and as described below, to Mortgagors on balances in the Servicing Account; (v) pay itself interest and investment income on balances in the Servicing Account as described in Section 3.06(b), if and to the extent not required by law or the terms of the applicable Serviced Mortgage Loan to be paid to the Mortgagor; (vi)
following an event of default under the related Serviced Mortgage Loan, for such other purposes as are consistent with the related Trust Mortgage Loan documents, applicable law and the Servicing Standard; (vii) withdraw amounts deposited in error; or (viii) clear and terminate the Servicing Account at the termination of this Agreement in accordance with Section 9.01. To the extent permitted by law or the applicable Serviced Mortgage Loan, funds in the Servicing Accounts may be invested only in Permitted Investments in accordance with the provisions of
Section 3.06 and in accordance with the

                                      -131-

terms of the related Serviced Mortgage Loan documents. Each Master Servicer shall pay or cause to be paid to the Mortgagors interest, if any, earned on the investment of funds in Servicing Accounts maintained thereby, if required by law or the terms of the related Serviced Mortgage Loan. If a Master Servicer shall deposit in a Servicing Account any amount not required to be deposited therein, it may at any time withdraw such amount from such Servicing Account, any provision herein to the contrary notwithstanding. The Servicing Accounts shall not be considered part of the segregated pool of assets constituting any REMIC
Pool or any Transaction-Specific Grantor Trust.

            (b)   The applicable Master Servicer (for Serviced Mortgage Loans other than (1) Specially Serviced Mortgage Loans and (2) REO Mortgage Loans) or
the Special Servicer (for Specially Serviced Mortgage Loans and for REO Mortgage
Loans that relate to an Administered REO Property) shall (i) maintain accurate records with respect to the related Mortgaged Property reflecting the status of real estate taxes, assessments and other similar items that are or may become a lien thereon and the status of insurance premiums and any ground rents payable in respect thereof and (ii) use reasonable efforts to obtain, from time to time, all bills for the payment of such items (including renewal premiums) and shall effect payment thereof prior to the applicable penalty or termination date and, in any event, prior to the institution of foreclosure or similar proceedings with respect to the related Mortgaged Property for nonpayment of such items. For purposes of effecting any such payment for which it is responsible, the applicable Master Servicer shall apply Escrow Payments (at the direction of the
Special Servicer for Specially Serviced Mortgage Loans and for REO Mortgage
Loans that relate to an Administered REO Property) as allowed under the terms of the related Serviced Mortgage Loan, and if such Serviced Mortgage Loan does not require the related Mortgagor to escrow for the payment of real estate taxes, assessments, insurance premiums, ground rents (if applicable) and similar items, the applicable Master Servicer shall, as to all Serviced Mortgage Loans, use reasonable efforts consistent with the Servicing Standard to enforce the requirement of the related Mortgage that the Mortgagor make payments in respect of such items at the time they first become due, and, in any event, prior to the institution of foreclosure or similar proceedings with respect to the related
Mortgaged Property for nonpayment of such items.

            (c)   Each Master Servicer shall, as to all Serviced Mortgage Loans for which it is the Master Servicer, subject to Section 3.01(d), make a
Servicing Advance with respect to the related Mortgaged Property in an amount equal to all such funds as are necessary for the purpose of effecting the payment of (i) real estate taxes, assessments, penalties and other similar items, (ii) ground rents (if applicable), and (iii) premiums on Insurance
Policies, in each instance if and to the extent Escrow Payments (if any)
collected from the related Mortgagor are insufficient to pay such item when due and the related Mortgagor has failed to pay such item on a timely basis;
provided that a Master Servicer shall not make any Servicing Advance prior to the penalty date or cancellation date, as applicable, if such Master Servicer reasonably anticipates in accordance with the Servicing Standard that the
Mortgagor will pay such amount on or before the penalty date or cancellation date; and provided, further, that a Master Servicer shall not be obligated to make any Servicing Advance that would, if made, constitute a Nonrecoverable
Servicing Advance (although it may pay the item that such Servicing Advance was to cover out of funds in its Collection Account (or, if applicable and there are funds on deposit therein, an SLC Custodial Account) if it determines, and it must pay such item out of funds in its Collection Account (or, if applicable and there are funds on deposit therein, an SLC Custodial Account) if, in the case of a Specially Serviced Mortgage Loan or Administered REO Property, the Special
Servicer determines (upon which determination such Master Servicer may conclusively rely), that such payment would be in the best interests of the
Certificateholders (or, in the case of withdrawals from an SLC

                                      -132-

Custodial Account, would be in the best interests of the Certificateholders and the related Serviced Non-Trust Mortgage Loan Noteholder(s)), as a collective whole). All such Servicing Advances or, as contemplated by the second proviso to the preceding sentence, amounts withdrawn from a Collection Account (or, if applicable and there are funds on deposit therein, an SLC Custodial Account)
shall be reimbursable in the first instance from collections from the related
Mortgagors, and further as provided in Section 3.05(a) (or, if applicable,
Section 3.05(e)). No costs incurred by a Master Servicer in effecting the payment of real estate taxes, assessments and, if applicable, ground rents on or in respect of any Mortgaged Properties shall, for purposes of this Agreement, including, without limitation, the Certificate Administrator's calculation of monthly distributions to Certificateholders, be added to the unpaid Stated
Principal Balances of the related Serviced Mortgage Loans, notwithstanding that the terms of such Serviced Mortgage Loans so permit. The foregoing shall in no way limit a Master Servicer's ability to charge and collect from the Mortgagor such costs together with interest thereon at the Reimbursement Rate.

            The Special Servicer shall give the applicable Master Servicer, the
Trustee and any Fiscal Agent not less than five (5) Business Days' notice with respect to Servicing Advances to be made on any Specially Serviced Trust
Mortgage Loan or Administered REO Property, before the date on which the applicable Master Servicer is required to make any Servicing Advance with respect to a given Specially Serviced Trust Mortgage Loan or Administered REO
Property; provided, however, that only two (2) Business Days' notice shall be required in respect of Servicing Advances required to be made on an urgent or emergency basis (which may include, without limitation, Servicing Advances required to make tax or insurance payments); and provided, further, that the
Special Servicer may, without any obligation to do so, elect to make the
Servicing Advance out of its own funds on an emergency basis. In addition, the
Special Servicer shall provide the applicable Master Servicer, the Trustee and any Fiscal Agent with such information in its possession as the applicable
Master Servicer, the Trustee or such Fiscal Agent, as applicable, may reasonably request to enable the applicable Master Servicer, the Trustee or such Fiscal
Agent, as applicable, to determine whether a requested Servicing Advance would constitute a Nonrecoverable Servicing Advance. Any request by the Special
Servicer that the applicable Master Servicer make a Servicing Advance shall be deemed to be a determination by the Special Servicer that such requested
Servicing Advance is not a Nonrecoverable Servicing Advance and the applicable
Master Servicer shall be entitled to conclusively rely on such determination. On the fourth Business Day before each Distribution Date, the Special Servicer shall report to the applicable Master Servicer the Special Servicer's determination as to whether any Servicing Advance previously made or proposed to be made with respect to a Trust Mortgage Loan or an Administered REO Property is
a Nonrecoverable Servicing Advance. The applicable Master Servicer, the Trustee and any Fiscal Agent shall be entitled to conclusively rely on such a determination by the Special Servicer and must rely on any such determination by the Special Servicer that any Servicing Advance is or would be a Nonrecoverable
Servicing Advance.

            If the applicable Master Servicer is required under any provision of this Agreement (including, but not limited to, this Section 3.03(c)) to make a
Servicing Advance, but does not do so within 15 days (or such shorter period as may be required to avoid foreclosure of liens for delinquent real estate taxes or a lapse in insurance coverage) after such Advance is required to be made, then the Trustee shall, if a Responsible Officer of the Trustee has actual knowledge of such failure on the part of the applicable Master Servicer, give written notice of such failure to the applicable Master Servicer. If such
Servicing Advance is not made by the applicable Master Servicer within three (3)
Business Days after such notice, then (subject to a determination that such
Servicing Advance would not be a

                                      -133-

Nonrecoverable Servicing Advance) the Trustee (or a Fiscal Agent on its behalf)
shall make such Servicing Advance. Any failure by a Master Servicer to make a
Servicing Advance hereunder shall constitute an Event of Default by such Master
Servicer subject to and as provided in Section 7.01.

            (d)   In connection with its recovery of any Servicing Advance from a Collection Account pursuant to Section 3.05(a), from a Servicing Account pursuant to Section 3.03(a) or from an SLC Custodial Account pursuant to Section
3.05(e), as applicable, each of the Master Servicers, the Special Servicer, the
Trustee and the Fiscal Agent shall be entitled to receive, out of any amounts then on deposit in the Collection Accounts or such SLC Custodial Account, as applicable, any unpaid interest at the Reimbursement Rate in effect from time to time, compounded annually, accrued on the amount of such Servicing Advance (to the extent made with its own funds) from the date made to but not including the date of reimbursement such interest to be payable: first, out of late payment charges and Penalty Interest Received by the Trust on the related Serviced
Mortgage Loan or Administered REO Property during the Collection Period in which such reimbursement is made; and then, to the extent that such late payment charges and Penalty Interest are insufficient, but only after or at the same time the related Advance has been or is reimbursed pursuant to this Agreement, from general collections on the Trust Mortgage Loans and REO Properties then on deposit in the Collection Accounts; provided that interest on Servicing Advances with respect to a Serviced Loan Combination or any related SLC Mortgaged
Property shall, to the maximum extent permitted under the related Co-Lender
Agreement, be payable out of amounts otherwise payable to the related Serviced
Non-Trust Mortgage Loan Noteholder(s) and/or payments received from the related
Serviced Non-Trust Mortgage Loan Noteholder(s) under the related Co-Lender
Agreement for such purpose. Subject to the fourth paragraph of Section 3.05(a), each Master Servicer shall reimburse itself, the Special Servicer, the Trustee and/or any Fiscal Agent, as applicable, for any outstanding Servicing Advance made thereby as soon as practicable after funds available for such purpose have been received by such Master Servicer, and in no event shall interest accrue in accordance with this Section 3.03(d) on any Servicing Advance as to which the corresponding Escrow Payment or other similar payment by the Mortgagor was received by the applicable Master Servicer on or prior to the date the related
Servicing Advance was made.

            (e)   The determination by a Master Servicer or the Special Servicer that a Nonrecoverable Servicing Advance has been made or that any proposed
Servicing Advance, if made, would constitute a Nonrecoverable Servicing Advance, shall be made in accordance with the Servicing Standard and shall be evidenced by an Officer's Certificate delivered promptly to the applicable Master Servicer
(if the Special Servicer is delivering such Officer's Certificate), the Special
Servicer (if the applicable Master Servicer is delivering such Officer's
Certificate), the Trustee, any Fiscal Agent, the Depositor and, in the case of a
Serviced Loan Combination, the related Serviced Non-Trust Mortgage Loan
Noteholder(s), setting forth the basis for such determination, together with a copy of any Appraisal (the cost of which may be paid out of the Collection
Accounts pursuant to Section 3.05(a)) or, in the case of a Serviced Loan
Combination, out of the related SLC Custodial Account pursuant to Section
3.05(e)) of the related Mortgaged Property or REO Property, as the case may be;
which Appraisal shall be conducted pursuant to Section 3.09(a) by the applicable
Master Servicer, or by or on behalf of the Special Servicer if the Serviced
Mortgage Loan is a Specially Serviced Mortgage Loan or, if no such Appraisal has been performed, a copy of an Appraisal of the related Mortgaged Property or REO
Property, performed within the 12 months preceding such determination and the party delivering such appraisal has no actual knowledge of a material adverse change in the condition of the related Mortgaged Property that would draw into question the applicability of such Appraisal, by an Independent Appraiser or other expert in real estate matters, and further accompanied by related

                                      -134-

Mortgagor operating statements and financial statements, budgets and rent rolls of the related Mortgaged Property and any engineers' reports, environmental surveys or similar reports that the applicable Master Servicer or the Special
Servicer may have obtained and that support such determination. In making a recoverability determination, the applicable Person will be entitled, but not obligated, to consider (among other things) the obligations of the related
Mortgagor under the terms of the related Serviced Mortgage Loan as it may have been modified, to consider (among other things) the related Mortgaged Property in its "as is" or then current conditions and occupancies, as modified by such
Person's reasonable assumptions (in the case of a Master Servicer, consistent with the Servicing Standard) regarding the possibility and effects of future adverse change with respect to such Mortgaged Property, to estimate and consider
(among other things) future expenses, to estimate and consider (consistent with the Servicing Standard) (among other things) the timing of recoveries, and to consider the existence and amount of any outstanding Nonrecoverable Advances the reimbursement of which is being deferred pursuant to Section 3.05(a), together with (to the extent accrued and unpaid) interest on such Advances. In addition, any such Person may update or change its recoverability determinations at any time, and (in the case of a Master Servicer, consistent with the Servicing
Standard) the applicable Master Servicer and the Trustee each may obtain from the Special Servicer any Appraisals or market value estimates or other information in the Special Servicer's possession for such purposes.

            The Trustee, any Fiscal Agent and the Master Servicers, in the case of a Serviced Mortgage Loan or an Administered REO Property, shall conclusively rely on any determination by the Special Servicer that a Servicing Advance, if made, would be a Nonrecoverable Advance, and the Trustee and any Fiscal Agent
shall be entitled to rely, conclusively, on any determination by the applicable
Master Servicer that a Servicing Advance, if made, would be a Nonrecoverable
Advance; provided, however, that, if a Master Servicer has failed to make a
Servicing Advance for reasons other than a determination by such Master Servicer that such Servicing Advance would be a Nonrecoverable Advance, the Trustee shall make such Servicing Advance within the time periods required by Section 3.03(c)
unless the Trustee in good faith, makes a determination that such Servicing
Advance would be a Nonrecoverable Advance; and provided, further, that, if the
Trustee fails to make such Servicing Advance for reasons other than a determination by the Trustee that such Servicing Advance would be a
Nonrecoverable Advance, any Fiscal Agent shall make such Servicing Advance within the time periods required by Section 3.03(c) unless such Fiscal Agent in good faith, makes a determination that such Servicing Advance would be a
Nonrecoverable Advance.

            (f)   Each Master Servicer shall, as to all Serviced Mortgage Loans for which it is the Master Servicer, establish and maintain, as applicable, one or more accounts (the "Reserve Accounts"), into which all Reserve Funds, if any, shall be deposited and retained; provided that, in the case of a Serviced Loan
Combination, if the related Reserve Account includes funds with respect to any other Serviced Mortgage Loan, then the applicable Master Servicer shall clearly reflect any interest therein of the related Serviced Non-Trust Mortgage Loan
Noteholder. Withdrawals of amounts so deposited with respect to any Serviced
Mortgage Loan may be made: (i) to pay for, or to reimburse the related Mortgagor in connection with, the related environmental remediation, repairs and/or capital improvements at the related Mortgaged Property if the repairs and/or capital improvements have been completed, and such withdrawals are made in accordance with the Servicing Standard and the terms of the related Mortgage
Note, Mortgage and any agreement with the related Mortgagor governing such
Reserve Funds and any other items for which such Reserve Funds were intended pursuant to the loan documents; (ii) to pay the applicable Master Servicer interest and investment income earned on amounts in the subject Reserve Account as described below if permitted under the related Serviced Mortgage

                                      -135-

Loan documents; and (iii) following an event of default under such Serviced
Mortgage Loan, for such other purposes as are consistent with the related
Serviced Mortgage Loan documents, applicable co-lender and/or intercreditor agreements, applicable law and the Servicing Standard. To the extent permitted in the applicable Mortgage, funds in the Reserve Accounts to the extent invested may be only invested in Permitted Investments in accordance with the provisions of Section 3.06. All Reserve Accounts shall be Eligible Accounts. The Reserve
Accounts shall not be considered part of the segregated pool of assets comprising any REMIC Pool or any Transaction-Specific Grantor Trust. Consistent
with the Servicing Standard, the applicable Master Servicer may waive or extend the date set forth in any agreement governing such Reserve Funds by which the required repairs and/or capital improvements at the related Mortgaged Property must be completed.

            SECTION 3.04    Collection Accounts, Interest Reserve Account,
                            Gain-on-Sale Reserve Account, Additional Interest
                            Account, Distribution Account, SLC Custodial
                            Accounts, Floating Rate Account and Swap Collateral
                            Accounts.

            (a)   Each Master Servicer shall establish and maintain one or more accounts (collectively, as to such Master Servicer and the Mortgage Loans as to which it is acting as Master Servicer, the "Collection Account") to be held on behalf of the Trustee in trust for the benefit of the Certificateholders. Each
Collection Account shall be an Eligible Account and shall be maintained as a segregated account, separate and apart from trust funds created for mortgage pass-through certificates of other series and the other accounts of the related
Master Servicer. Each Master Servicer shall deposit or cause to be deposited in its Collection Account, within two (2) Business Days of receipt of available funds (in the case of payments by Mortgagors or other collections on the Trust
Mortgage Loans) or as otherwise required hereunder, the following payments and collections received (including, in the case of Master Servicer No. 1 and Master
Servicer No. 2, amounts received by the Trust with respect to the Outside
Serviced Trust Mortgage Loans) or made by such Master Servicer or on its behalf subsequent to the Cut-off Date (other than in respect of principal and interest on the Trust Mortgage Loans due and payable on or before the Cut-off Date, which payments shall be delivered promptly to the applicable Mortgage Loan Seller or its designee, with negotiable instruments endorsed as necessary and appropriate without recourse, and other than amounts received from Mortgagors which are to be used to purchase defeasance collateral), or payments (other than Principal
Prepayments) received by it on or prior to the Cut-off Date but allocable to a period subsequent thereto:

                  (i)   all payments on account of principal of the Trust
      Mortgage Loans that are Serviced Mortgage Loans for which the subject
      Master Servicer is responsible, including Principal Prepayments;

                  (ii)  all payments on account of interest on the Trust
      Mortgage Loans that are Serviced Mortgage Loans for which the subject
      Master Servicer is responsible, including Additional Interest;

                  (iii) all Prepayment Premiums and Yield Maintenance Charges on
      the Trust Mortgage Loans that are Serviced Mortgage Loans for which the subject Master Servicer is responsible;

                  (iv)  all Insurance Proceeds and Liquidation Proceeds received in respect of any Trust Mortgage Loan that is a Serviced Mortgage Loan for which the subject Master

                                      -136-

      Servicer is responsible (including any such amounts representing recoveries of Nonrecoverable Advances, including interest on such
      Nonrecoverable Advances);

                  (v)    in the case of Master Servicer No. 1 or Master Servicer
      No. 2, as applicable, all or any portion of the remittances to the Trust under the related Outside Servicing Agreement and/or the related Co-Lender
      Agreement with respect to each Outside Serviced Trust Mortgage Loan or any successor REO Trust Mortgage Loans with respect thereto (including any amounts received in connection with any cure by the applicable Non-Trust
      Mortgage Loan Noteholder in accordance with the related Co-Lender
      Agreement) received by Master Servicer No. 1 or Master Servicer No. 2, as
      the case may be, or received by the Certificate Administrator and remitted to Master Servicer No. 1 or Master Servicer No. 2, as the case may be;

                  (vi)   any amounts required to be deposited by the subject
      Master Servicer pursuant to Section 3.06(b) in connection with losses incurred with respect to Permitted Investments of funds held in its
      Collection Account;

                  (vii)  any amounts required to be deposited by the subject
      Master Servicer or the Special Servicer pursuant to Section 3.07(b) in connection with losses in respect of a Trust Mortgage Loan that is a
      Serviced Mortgage Loan for which the subject Master Servicer is responsible resulting from a deductible clause in a blanket hazard policy or a force placed policy;

                  (viii) any amounts required to be transferred to the subject
      Master Servicer's Collection Account from the Pool REO Account pursuant to
      Section 3.16(c);

                  (ix)   to the extent that they relate to a Trust Mortgage Loan
      as to which the subject Master Servicer is acting as Master Servicer, any amount in respect of Purchase Prices and Substitution Shortfall Amounts
      pursuant to Section 2.03(b);

                  (x)    any amount required to be deposited by the subject
      Master Servicer pursuant to Section 3.19(a) in connection with Prepayment
      Interest Shortfalls;

                  (xi)   any amount paid by a Mortgagor to cover items for which
      a Servicing Advance has been previously made and for which a Master
      Servicer, the Special Servicer, the Trustee or any Fiscal Agent, as
      applicable, has been previously reimbursed out of the subject Master
      Servicer's Collection Account;

                  (xii)  to the extent that they relate to a Trust Mortgage Loan as to which the subject Master Servicer is acting as Master Servicer, any amounts required to be deposited by the subject Master Servicer or the
      Special Servicer pursuant to Section 3.11(b) and 3.11(d), respectively, to pay unpaid interest on Advances and/or in connection with reimbursing the
      Trust Fund for Additional Trust Fund Expenses, including, without limitation, interest on Advances and the cost of inspections performed by the Special Servicer pursuant to the first sentence of Section 3.12(a)
      (but excluding Workout Fees, Liquidation Fees and Special Servicing Fees);

                  (xiii) to the extent that they relate to a Trust Mortgage Loan as to which the subject Master Servicer is acting as Master Servicer, any amounts (A) required to be transferred from any SLC Custodial Account pursuant to Section 3.05(e) or (B) paid by the related Serviced

                                      -137-

      Non-Trust Mortgage Loan Noteholder(s), in accordance with the related
      Co-Lender Agreement, to reimburse the Trust;

                  (xiv)  amounts paid by a mezzanine lender or any other
      applicable Person in connection with curing a default under a Trust
      Mortgage Loan for which the subject Master Servicer is acting as Master
      Servicer; and

                  (xv)   any Reserve Collateral or proceeds thereof required to
      be transferred to the Collection Account pursuant to Section 3.26(p);

provided that, in the case of an SLC Trust Mortgage Loan or any successor REO
Trust Mortgage Loan with respect thereto, subject to the related Co-Lender
Agreement, any amounts described in clauses (i)-(iv), (vii), (xi) and (xiv)
above required to be deposited in the related SLC Custodial Account pursuant to
Section 3.04(f), shall first be so deposited in the related SLC Custodial
Account and shall thereafter be transferred to the applicable Collection Account only to the extent provided in Section 3.05(e).

            The foregoing requirements for deposit in a Collection Account shall be exclusive. Notwithstanding the foregoing, actual payments from Mortgagors in the nature of Escrow Payments, amounts to be deposited in Reserve Accounts, and amounts that a Master Servicer or the Special Servicer is entitled to retain as additional servicing compensation pursuant to Section 3.11(b) or Section
3.11(d), need not be deposited by a Master Servicer in its Collection Account.
If a Master Servicer shall deposit in its Collection Account any amount not required to be deposited therein, it may at any time withdraw such amount from such Collection Account, any provision herein to the contrary notwithstanding.
Each Master Servicer shall promptly deliver to the Special Servicer as additional servicing compensation in accordance with Section 3.11(d), assumption fees, late payment charges (to the extent not applied to pay interest on
Advances as provided in Sections 3.03(d) or 4.03(d) or to reimburse the Trust for Additional Trust Fund Expenses, including, without limitation, interest on
Advances and the cost of inspections performed by the Special Servicer pursuant to the first sentence of Section 3.12(a) (but excluding Workout Fees,
Liquidation Fees and Special Servicing Fees), as provided in Section 3.11(d))
and other transaction fees or other expenses received by such Master Servicer to which the Special Servicer is entitled pursuant to Section 3.11(d) upon receipt of a certificate of a Servicing Officer of the Special Servicer describing the item and amount.

            Upon receipt of any of the amounts described in clauses (i) through
(iv), (vii), (ix), (xi), (xii), (xiii)(B) and (xiv) of the last sentence of the second preceding paragraph with respect to any Trust Mortgage Loan, the Special
Servicer shall promptly, but in no event later than one (1) Business Day after receipt of available funds, remit such amounts (net of any reimbursable expenses incurred by the Special Servicer) to or at the direction of the applicable
Master Servicer for deposit into the applicable Collection Account in accordance with the second preceding paragraph or any applicable SLC Custodial Account in accordance with Section 3.04(f), as applicable, unless the Special Servicer determines, consistent with the Servicing Standard, that a particular item should not be deposited because of a restrictive endorsement. Any such amounts received by the Special Servicer with respect to an Administered REO Property shall be deposited by the Special Servicer into the related REO Account and remitted to the applicable Master Servicer for deposit into the applicable
Collection Account or any applicable SLC Custodial Account, as the case may be, pursuant to Section 3.16(c). With respect to any such amounts paid by check to the order of the Special Servicer, the Special Servicer shall endorse such check to the order of the applicable Master Servicer and shall deliver promptly, but in no event later than

                                      -138-

three (3) Business Days after receipt, any such check to the applicable Master
Servicer by overnight courier, unless the Special Servicer determines, consistent with the Servicing Standard, that a particular item cannot be so endorsed and delivered because of a restrictive endorsement or other appropriate reason.

            (b)   The Certificate Administrator shall establish and maintain one or more accounts (collectively, the "Distribution Account") to be held on behalf of the Trustee in trust for the benefit of the Certificateholders. The
Distribution Account shall be an Eligible Account and shall be maintained as a segregated account, separate and apart from trust funds created for mortgage pass-through certificates of other series and the other accounts of the
Certificate Administrator.

            Each Master Servicer shall deliver to the Certificate Administrator each month on or before 2:00 p.m. New York City time on the P&I Advance Date therein, for deposit in the Distribution Account, an aggregate amount of immediately available funds equal to that portion of the Available Distribution
Amount (calculated without regard to clauses (a)(ii), (a)(v), (b)(ii)(B) and
(b)(v) of the definition thereof) for the related Distribution Date then on deposit in such Master Servicer's Collection Account, together with (i) any other amounts then on deposit in such Master Servicer's Collection Account that represent Prepayment Premiums, Yield Maintenance Charges and/or Additional
Interest Received by the Trust on the Trust Mortgage Loans during the related
Collection Period, and (ii) in the case of the final Distribution Date, any additional amounts contemplated by the second or third, as applicable, paragraph of Section 9.01.

            In addition, each Master Servicer (and, if and when required, the
Trustee) shall, as and when required hereunder, deliver to the Certificate
Administrator for deposit in the Distribution Account any P&I Advances required to be made by such Person in accordance with Section 4.03(a).

            The Certificate Administrator shall, upon receipt, deposit in the
Distribution Account any and all amounts received by the Certificate
Administrator that are required by the terms of this Agreement to be deposited therein.

            The Certificate Administrator shall, as and when required, deposit in the Distribution Account any amounts required to be so deposited by the
Certificate Administrator pursuant to Section 3.06(b) in connection with losses incurred with respect to Permitted Investments of funds in the Distribution
Account.

            (c)   The Certificate Administrator shall establish and maintain one or more accounts (collectively, the "Interest Reserve Account"), on behalf of and for the benefit of the Certificateholders. The Interest Reserve Account
shall be an Eligible Account and shall be maintained as a segregated account, separate and apart from trust funds created for mortgage pass-through certificates of other series and the other accounts of the Certificate
Administrator; provided that, subject to Section 3.04(h), the Interest Reserve
Account may be a sub-account of the Distribution Account. On or before each
Distribution Date in February and, during each year that is not a leap year,
January, the Certificate Administrator shall withdraw from the Distribution
Account and deposit in the Interest Reserve Account, with respect to, and out of collections and/or advances of interest on, each Interest Reserve Trust Mortgage
Loan and Interest Reserve REO Trust Mortgage Loan, an amount equal to the
Interest Reserve Amount in respect of such Interest Reserve Trust Mortgage Loan or Interest Reserve REO Trust Mortgage Loan, as the case may be, for such
Distribution Date.

                                      -139-

            The Certificate Administrator shall, as and when required, deposit in the Interest Reserve Account any amounts required to be so deposited by the
Certificate Administrator pursuant to Section 3.06(b) in connection with losses incurred with respect to Permitted Investments of funds in the Interest Reserve
Account.

            (d)   Prior to any Collection Period during which Additional
Interest is received, and upon notification from a Master Servicer or Special
Servicer pursuant to Section 3.02(d), the Certificate Administrator shall establish and maintain the Additional Interest Account on behalf of the Trustee in trust for the benefit of the Class Y Certificateholders. The Additional
Interest Account shall be established and maintained as an Eligible Account and shall be maintained as a segregated account, separate and apart from trust funds created for mortgage pass-through certificates of other series and the other accounts of the Certificate Administrator; provided that, subject to Section
3.04(h), the Additional Interest Account may be a sub-account of the
Distribution Account. On or prior to the applicable P&I Advance Date, each
Master Servicer shall remit to the Certificate Administrator for deposit in the
Additional Interest Account an amount equal to the Additional Interest received by such Master Servicer during any Collection Period.

            Following the distribution of Additional Interest to the Class Y
Certificateholders on the first Distribution Date after which there are no longer any Trust Mortgage Loans outstanding which pursuant to their terms could pay Additional Interest, the Certificate Administrator shall terminate the
Additional Interest Account.

            The Certificate Administrator shall, as and when required, deposit in the Additional Interest Account any amounts required to be so deposited by the Certificate Administrator pursuant to Section 3.06(b) in connection with losses incurred with respect to Permitted Investments of funds in the Additional
Interest Account.

            (e)   The Certificate Administrator, on behalf of the Trustee in trust for the benefit of the Certificateholders, shall establish (upon notice from Special Servicer of an event occurring that generates Gain-on-Sale
Proceeds) and maintain the Gain-on-Sale Reserve Account. The Gain-on-Sale
Reserve Account shall be an Eligible Account and shall be maintained as a segregated account, separate and apart from trust funds for mortgage pass-through certificates of other series administered by the Certificate
Administrator and other accounts of the Certificate Administrator; provided that, subject to Section 3.04(h), the Gain-on-Sale Reserve Fund may be a
sub-account of the Distribution Account. Upon the disposition of any
Administered REO Property or the liquidation of any Specially Serviced Trust
Mortgage Loan in accordance with Section 3.09 or Section 3.18, the Special
Servicer will calculate the Gain-on-Sale Proceeds, if any, realized in connection with such sale or liquidation, as the case may be, and remit such funds to the Certificate Administrator for deposit into the Gain-on-Sale Reserve
Account.

            The Certificate Administrator shall, as and when required, deposit in the Gain-on-Sale Reserve Account any amounts required to be so deposited pursuant to Section 3.06(b) in connection with losses incurred with respect to
Permitted Investments of funds in the Gain-on-Sale Reserve Account.

            (f)   Each Master Servicer shall establish and maintain, or cause to be established and maintained, one or more separate accounts for each Serviced
Loan Combination, if any, as to which it is the applicable Master Servicer
(collectively, as to each Serviced Loan Combination, the related "SLC

                                      -140-

Custodial Account"), held on behalf of the Certificateholders and the related
Serviced Non-Trust Mortgage Loan Noteholder(s). Each SLC Custodial Account shall be an Eligible Account and shall be maintained as a segregated account, separate and apart from the trust funds created for mortgage pass-through certificates of other series and the other accounts of the related Master Servicer; provided that, subject to Section 3.04(h), any SLC Custodial Account may be a sub-account of the related Master Servicer's Collection Account. Subject to the related
Co-Lender Agreement, the applicable Master Servicer shall deposit or cause to be deposited in the SLC Custodial Account with respect to any Serviced Loan
Combination, within two (2) Business Days of receipt of available funds, the following payments and collections received subsequent to the Cut-off Date
(other than in respect of principal and interest on such Serviced Loan
Combination due and payable on or before the Cut-off Date, which payments shall be delivered promptly to the applicable Mortgage Loan Seller or the related
Serviced Non-Trust Mortgage Loan Noteholder(s), as the case may be, with negotiable instruments endorsed as necessary and appropriate without recourse, and other than amounts received from Mortgagors which are to be used to purchase defeasance collateral with respect to such Serviced Loan Combination), or payments (other than Principal Prepayments) received by it on or prior to the
Cut-off Date but allocable to a period subsequent thereto:

                  (i)   all payments on account of principal on the subject
      Serviced Loan Combination, including Principal Prepayments;

                  (ii)  all payments on account of interest on the subject
      Serviced Loan Combination, including Additional Interest;

                  (iii) all Prepayment Premiums and Yield Maintenance Charges on
      the subject Serviced Loan Combination;

                  (iv)  to the extent not otherwise required to be deposited into an SLC REO Account, all Insurance Proceeds and Liquidation Proceeds
      received in respect of the subject Serviced Loan Combination (including, without limitation, any amounts representing recoveries of Nonrecoverable
      Advances in respect of such Serviced Loan Combination, including interest on such Nonrecoverable Advances, but excluding any Liquidation Proceeds described in clauses (iv), (v), (vi) (except as to an REO Property), (vii)
      and (viii) of the definition thereof received on the subject SLC Trust
      Mortgage Loan while it remains outstanding (which Liquidation Proceeds will be deposited in the applicable Collection Account));

                  (v)   any amounts required to be deposited by the applicable
      Master Servicer pursuant to Section 3.06 in connection with losses incurred with respect to Permitted Investments of funds held in such SLC
      Custodial Account;

                  (vi)  any amounts required to be deposited by the applicable
      Master Servicer or the Special Servicer pursuant to Section 3.07(b) in connection with losses with respect to the subject Serviced Loan
      Combination resulting from a deductible clause in a blanket hazard policy;

                  (vii) any amounts required to be transferred to such SLC
      Custodial Account from the related SLC REO Account pursuant to Section
      3.16(c);

                                      -141-

                  (viii) insofar as they do not constitute Escrow Payments, any amount paid by a Mortgagor with respect to the subject Serviced Loan
      Combination specifically to cover items for which a Servicing Advance has been previously made;

                  (ix)   any amounts representing a reimbursement, payment
      and/or contribution due and owing to a party other than the Trust from a related Serviced Non-Trust Mortgage Loan Noteholder in accordance with the related Co-Lender Agreement; and

                  (x)    any amounts paid by a related Serviced Non-Trust
      Mortgage Loan Noteholder or mezzanine lender in connection with curing a default under the subject Serviced Loan Combination;

provided, however, that, at any time during which the related Co-Lender
Agreement requires that remittances in respect of a MezzCap B-Note Non-Trust
Mortgage Loan be made directly to the related Serviced Non-Trust Mortgage Loan
Noteholder, the applicable Master Servicer shall remit any amounts received in respect of such MezzCap B-Note Non-Trust Mortgage Loan to the related Serviced
Non-Trust Mortgage Loan Noteholder, if known, and otherwise to the servicer of such MezzCap B-Note Non-Trust Mortgage Loan, except to the extent that amounts received in respect of such MezzCap B-Note Non-Trust Mortgage Loan are due and owing to any other Person pursuant to this Agreement (including, without limitation, for any of the purposes described in Section 3.05(e)) and the related Co-Lender Agreement, in which case the applicable Master Servicer shall deposit such amounts in the related SLC Custodial Account.

            The foregoing requirements for deposit in an SLC Custodial Account shall be exclusive. Notwithstanding the foregoing, actual payments from the related Mortgagor in respect of any Serviced Loan Combination in the nature of
Escrow Payments, amounts to be deposited in Reserve Accounts, and, subject to the related Co-Lender Agreement, amounts that the applicable Master Servicer and the Special Servicer are entitled to retain as additional servicing compensation pursuant to Sections 3.11(b) and 3.11(d), need not be deposited by the applicable Master Servicer in the related SLC Custodial Account. If the related
Master Servicer shall deposit in an SLC Custodial Account any amount not required to be deposited therein, it may at any time withdraw such amount from such SLC Custodial Account, any provision herein to the contrary notwithstanding. The applicable Master Servicer shall promptly deliver to the
Special Servicer, as additional special servicing compensation in accordance with Section 3.11(d), assumption fees and other transaction fees or other expenses received by such Master Servicer with respect to any Serviced Loan
Combination, to which the Special Servicer is entitled pursuant to Section
3.11(d), upon receipt of a certificate of a Servicing Officer of the Special
Servicer describing the item and amount.

            Upon receipt of any of the amounts described in clauses (i) through
(iv), (viii), (ix) and (x) of the last sentence of the second preceding paragraph with respect to a Serviced Loan Combination, the Special Servicer shall promptly, but in no event later than one (1) Business Day after receipt of available funds, remit such amounts (net of any reimbursable expenses incurred by the Special Servicer) to or at the direction of the applicable Master
Servicer for deposit into the related SLC Custodial Account (or, if applicable, for remittance to the related Serviced Non-Trust Mortgage Loan Noteholder, if known and if required by the related Co-Lender Agreement, and otherwise to the servicer of the related Serviced Non-Trust Mortgage Loan) in accordance with the second preceding paragraph, unless the Special Servicer determines, consistent with the Servicing Standard, that a particular item should not

                                      -142-

be deposited because of a restrictive endorsement or other appropriate reason.
Any such amounts received by the Special Servicer with respect to an SLC REO
Property shall be deposited by the Special Servicer into the related SLC REO
Account and remitted to the applicable Master Servicer for deposit into the related SLC Custodial Account pursuant to Section 3.16(c). With respect to any such amounts paid by check to the order of the Special Servicer, the Special
Servicer shall endorse such check to the order of the applicable Master Servicer and shall deliver promptly, but in no event later than three (3) Business Days after receipt, any such check to the applicable Master Servicer by overnight courier, unless the Special Servicer determines, consistent with the Servicing
Standard, that a particular item cannot be so endorsed and delivered because of a restrictive endorsement or other appropriate reason.

            (g)   The Certificate Administrator, on behalf of the Trust Fund, shall establish and maintain: (i) the Class A-4FL Floating Rate Account in trust for the benefit of the Holders of the Class A-4FL Certificates and the Class
A-4FL Swap Counterparty, as their interests may appear; (ii) the Class A-MFL
Floating Rate Account in trust for the benefit of the Holders of the Class A-MFL
Certificates and the Class A-MFL Swap Counterparty, as their interests may appear; and (iii) the Class A-JFL Floating Rate Account in trust for the benefit of the Holders of the Class A-JFL Certificates and the Class A-JFL Swap
Counterparty, as their interests may appear. Each Floating Rate Account shall be established and maintained as an Eligible Account or, subject to Section
3.04(h), a subaccount of an Eligible Account separate and apart from trust funds created for mortgage pass-through certificates of other series and the other accounts of the Certificate Administrator. The Certificate Administrator shall make or be deemed to have made deposits in and withdrawals from the Floating
Rate Accounts in accordance with the terms of this Agreement. The Certificate
Administrator shall, as and when required, deposit in the applicable Floating
Rate Account any amounts required to be so deposited by the Certificate
Administrator pursuant to Section 3.06 in connection with losses incurred with respect to Permitted Investments of funds held in the applicable Floating Rate
Account and, to the extent permitted by Section 3.06, may withdraw any Net
Investment Earnings from the applicable Floating Rate Account. The Certificate
Administrator shall deposit into the Class A-4FL Floating Rate Account: (i) all amounts distributable with respect to the Class A-4FL REMIC II Regular Interest pursuant to Section 4.01 for each Distribution Date; and (ii) upon receipt, all amounts received from the Class A-4FL Swap Counterparty under the Class A-4FL
Swap Agreement intended for distribution on the Class A-4FL Certificates. The
Certificate Administrator shall deposit into the Class A-MFL Floating Rate
Account: (i) all amounts distributable with respect to the Class A-MFL REMIC II
Regular Interest pursuant to Section 4.01 for each Distribution Date; and (ii)
upon receipt, all amounts received from the Class A-MFL Swap Counterparty under the Class A-MFL Swap Agreement intended for distribution on the Class A-MFL
Certificates. The Certificate Administrator shall deposit into the Class A-JFL
Floating Rate Account: (i) all amounts distributable with respect to the Class
A-JFL REMIC II Regular Interest pursuant to Section 4.01 for each Distribution
Date; and (ii) upon receipt, all amounts received from the Class A-JFL Swap
Counterparty under the Class A-JFL Swap Agreement intended for distribution on the Class A-JFL Certificates.

            (h)   Funds in the Collection Accounts, the SLC Custodial Accounts,
the Interest Reserve Account, the Distribution Account, the Gain-on-Sale Reserve
Account, the Floating Rate Accounts and the Additional Interest Account may be
invested only in Permitted Investments in accordance with the provisions of
Section 3.06. Each Master Servicer shall give written notice to the Trustee, the
Certificate Administrator, the Special Servicer and the Rating Agencies of the
location of its Collection Account as of the Closing Date and of the new
location of its Collection Account prior to any change thereof. The Certificate
Administrator shall give written notice to the Trustee, the Master

                                      -143-

Servicers, the Special Servicer and the Rating Agencies of the location of the
Distribution Account as of the Closing Date and of any new location of the
Distribution Account prior to any change thereof.

            Notwithstanding that any SLC Custodial Account may be a sub-account of a Collection Account for reasons of administrative convenience, any such SLC
Custodial Account and such Collection Account shall, for all purposes of this
Agreement (including the obligations and responsibilities of the applicable
Master Servicer hereunder), be considered to be and shall be required to be treated as, separate and distinct accounts. Each Master Servicer shall indemnify and hold harmless the Trust Fund and each affected Serviced Non-Trust Mortgage
Loan Noteholder against any losses arising out of the failure by such Master
Servicer to perform its duties and obligations hereunder as if such accounts were separate accounts. The provisions of this paragraph shall survive any resignation or removal of a Master Servicer and appointment of a successor to such Master Servicer.

            Notwithstanding that the Additional Interest Account, the Interest
Reserve Account, a Floating Rate Account or the Gain-on-Sale Reserve Account may
be a sub-account of the Distribution Account for reasons of administrative convenience, the Additional Interest Account, the Gain-on-Sale Reserve Account,
each Floating Rate Account, the Interest Reserve Account and the Distribution
Account shall, for all purposes of this Agreement (including the obligations and responsibilities of the Certificate Administrator hereunder), be considered to be and shall be required to be treated as, separate and distinct accounts. The
Certificate Administrator shall indemnify and hold harmless the Trust Fund against any losses arising out of the failure by the Certificate Administrator to perform its duties and obligations hereunder as if such accounts were separate accounts. The provisions of this paragraph shall survive any resignation or removal of the Certificate Administrator and appointment of a successor Certificate Administrator.

            (i)   The Swap Custodian shall, on or before the Closing Date,
establish (i) a swap collateral account with respect to the Class A-4FL
Certificates (the "Class A-4FL Swap Collateral Account"), (ii) a swap collateral account with respect to the Class A-MFL Certificates (the "Class A-MFL Swap
Collateral Account"), and (iii) a swap collateral account with respect to the
Class A-JFL Certificates (the "Class A-JFL Swap Collateral Account"). The Class
A-4FL Swap Collateral Account shall be held in the name of the Swap Custodian in trust for the benefit of the Holders of Class A-4FL Certificates; the Class
A-MFL Swap Collateral Account shall be held in the name of the Swap Custodian in trust for the benefit of the Holders of Class A-MFL Certificates; and the Class
A-JFL Swap Collateral Account shall be held in the name of the Swap Custodian in trust for the benefit of the Holders of Class A-JFL Certificates. Each of the
Class A-4FL Swap Collateral Account, the Class A-MFL Swap Collateral Account and
the Class A-JFL Swap Collateral Account must be an Eligible Account. The Class
A-4FL Swap Collateral Account shall be entitled "Citigroup Commercial Mortgage
Trust 2007-C6, Commercial Mortgage Pass-Through Certificates, Series 2007-C6,
Class A-4FL Swap Collateral Account, LaSalle Bank National Association, as Swap
Custodian for the benefit of Holders of the Class A-4FL Certificates." The Class
A-MFL Swap Collateral Account shall be entitled "Citigroup Commercial Mortgage
Trust 2007-C6, Commercial Mortgage Pass-Through Certificates, Series 2007-C6,
Class A-MFL Swap Collateral Account, LaSalle Bank National Association, as Swap
Custodian for the benefit of Holders of the Class A-MFL Certificates." The Class
A-JFL Swap Collateral Account shall be entitled "Citigroup Commercial Mortgage
Trust 2007-C6, Commercial Mortgage Pass-Through Certificates, Series 2007-C6,
Class A-JFL Swap Collateral Account, LaSalle Bank National Association, as Swap
Custodian for the benefit of Holders of the Class A-JFL Certificates."

                                      -144-

            The Swap Custodian shall credit: (i) to the Class A-4FL Swap
Collateral Account all collateral (whether in the form of cash or securities)
posted by the Class A-4FL Swap Counterparty to secure the obligations of the
Class A-4FL Swap Counterparty in accordance with the terms of the Class A-4FL
Swap Agreement; (ii) to the Class A-MFL Swap Collateral Account all collateral
(whether in the form of cash or securities) posted by the Class A-MFL Swap
Counterparty to secure the obligations of the Class A-MFL Swap Counterparty in accordance with the terms of the Class A-MFL Swap Agreement; and (iii) to the
Class A-JFL Swap Collateral Account all collateral (whether in the form of cash or securities) posted by the Class A-JFL Swap Counterparty to secure the obligations of the Class A-JFL Swap Counterparty in accordance with the terms of the Class A-JFL Swap Agreement. Except for investment earnings, no Swap
Counterparty shall have any legal, equitable or beneficial interest in a Swap
Collateral Account other than in accordance with this Agreement, the related
Swap Agreement and applicable law. The Swap Custodian shall maintain and apply all collateral and earnings thereon on deposit in each Swap Collateral Account in accordance with the related Swap Credit Support Annex.

            Cash collateral posted by a Swap Counterparty in accordance with the related Swap Credit Support Annex shall be invested at the direction of such
Swap Counterparty in Permitted Investments in accordance with the requirements of the related Swap Credit Support Annex. All amounts earned on amounts on deposit in a Swap Collateral Account (whether cash collateral or securities)
shall be for the account of and taxable to the related Swap Counterparty.

            Upon the occurrence of an Event of Default (as defined in the related Swap Agreement) with respect to a Swap Counterparty or upon occurrence or designation of an Early Termination Date (as defined in the related Swap
Agreement) as a result of any such Event of Default with respect to such Swap
Counterparty, and, in either such case, unless such Swap Counterparty has paid in full all of its Obligations (as defined in the related Swap Credit Support
Annex) that are then due, then any collateral posted by such Swap Counterparty in accordance with the related Swap Credit Support Annex shall be applied to the payment of any Obligations due to Party B (as defined in the related Swap
Agreement) in accordance with the related Swap Credit Support Annex. Any amounts held in the applicable Swap Collateral Account, which amounts are required to be repaid to the related Swap Counterparty in accordance with the related Swap
Credit Support Annex, shall be withdrawn from such Swap Collateral Account and paid to the related Swap Counterparty in accordance with this Agreement, as permitted under the related Swap Credit Support Annex.

            SECTION 3.05    Permitted Withdrawals from the Collection
                            Accounts, Interest Reserve Account, Additional
                            Interest Account, Distribution Account, Floating
                            Rate Accounts and SLC Custodial Accounts.

            (a)   Each Master Servicer may, from time to time, make withdrawals from its Collection Account for any of the following purposes (the order set forth below not constituting an order of priority for such withdrawals):

                  (i)   to remit to the Certificate Administrator for deposit in
      the Distribution Account the amounts required to be so deposited pursuant to the second paragraph of Section 3.04(b) and any amount that may be applied to make P&I Advances pursuant to Section 4.03(a);

                  (ii)  to reimburse any Fiscal Agent, the Trustee and itself, in that order, for unreimbursed P&I Advances in respect of any Trust
      Mortgage Loan or REO Trust Mortgage Loan as to which the subject Master
      Servicer is the applicable Master Servicer, such Fiscal

                                      -145-

      Agent's, the Trustee's and the subject Master Servicer's right to reimbursement pursuant to this clause (ii) with respect to any P&I Advance
      (other than Nonrecoverable Advances, which are reimbursable pursuant to clause (vii) below) being limited to amounts that represent Late
      Collections or other recoveries of interest (net of the related Master
      Servicing Fees and, in the case of an Outside Serviced Trust Mortgage Loan or any successor REO Trust Mortgage Loan with respect thereto, the related
      Outside Servicing Fees) and principal (net of any related Workout Fee or
      Liquidation Fee) received in respect of the particular Trust Mortgage Loan or REO Trust Mortgage Loan as to which such P&I Advance was made;

                  (iii) to pay to itself and/or the holder of the related Excess
      Servicing Strip (subject to Section 3.11(a)) earned and unpaid Master
      Servicing Fees in respect of each Trust Mortgage Loan and REO Trust
      Mortgage Loan as to which the subject Master Servicer is the applicable
      Master Servicer, the subject Master Servicer's right to payment pursuant to this clause (iii) with respect to any Trust Mortgage Loan or REO Trust
      Mortgage Loan being limited to amounts received on or in respect of such
      Trust Mortgage Loan (whether in the form of payments (including cure payments), Liquidation Proceeds or Insurance Proceeds) or such REO Trust
      Mortgage Loan (whether in the form of REO Revenues, Liquidation Proceeds or Insurance Proceeds) that are allocable as a recovery of interest thereon;

                  (iv)  to pay to the Special Servicer earned and unpaid Special
      Servicing Fees in respect of each Specially Serviced Trust Mortgage Loan as to which the subject Master Servicer is the applicable Master Servicer and each REO Trust Mortgage Loan that relates to an Administered REO
      Property as to which the subject Master Servicer is the applicable Master
      Servicer;

                  (v)   to pay the Special Servicer (or, if applicable, a
      predecessor Special Servicer) earned and unpaid Workout Fees or
      Liquidation Fees in respect of each Specially Serviced Trust Mortgage Loan as to which the subject Master Servicer is the applicable Master Servicer, each Corrected Trust Mortgage Loan as to which the subject Master Servicer is the applicable Master Servicer and/or each REO Trust Mortgage Loan that relates to an Administered REO Property as to which the subject Master
      Servicer is the applicable Master Servicer, as applicable, in the amounts and from the sources provided in Section 3.11(c);

                  (vi)  to reimburse any Fiscal Agent, the Trustee, the Special
      Servicer or itself, in that order, for any unreimbursed Servicing Advances in respect of any Serviced Mortgage Loan or Administered REO Property as
      to which the subject Master Servicer is the applicable Master Servicer, such Fiscal Agent's, the Trustee's, the Special Servicer's and the subject
      Master Servicer's respective rights to reimbursement pursuant to this clause (vi) with respect to any Servicing Advance being limited to payments made by or on behalf of the related Mortgagor or cure payments that are allocable to such Servicing Advance, and to Liquidation Proceeds,
      Insurance Proceeds and, if applicable, REO Revenues received in respect of the particular Serviced Trust Mortgage Loan or Administered REO Property
      as to which such Servicing Advance was made;

                  (vii) to (A) reimburse any Fiscal Agent, the Trustee, the
      Special Servicer or itself, in that order, for any unreimbursed Advances
      (including interest at the Reimbursement Rate) that have been or are determined to be Nonrecoverable Advances (insofar as such

                                      -146-

      Advances relate to Trust Mortgage Loans and/or REO Trust Mortgage Loans
      (and/or, solely in the case of Nonrecoverable Servicing Advances, Serviced
      Loan Combinations) as to which the subject Master Servicer is the applicable Master Servicer) out of general collections on the Trust
      Mortgage Loans and any REO Properties on deposit in the subject Master
      Servicer's Collection Account or (B) pay itself, with respect to any Trust
      Mortgage Loan or REO Trust Mortgage Loan as to which the subject Master
      Servicer is the applicable Master Servicer, any related earned Master
      Servicing Fee that remained unpaid in accordance with clause (iii) above following a Final Recovery Determination made with respect to such Trust
      Mortgage Loan or any related REO Property and the deposit into the subject
      Master Servicer's Collection Account of all amounts received in connection therewith;

                  (viii) at such time as or after it reimburses any Fiscal
      Agent, the Trustee, the Special Servicer or itself, in that order, for any unreimbursed Advance pursuant to clause (ii), (vi) or (vii) above, Section
      3.03 or Section 3.05(e) (insofar as such Advances relate to Trust Mortgage
      Loans and/or REO Trust Mortgage Loans (and/or, solely in the case of
      Servicing Advances, Serviced Loan Combinations) as to which the subject
      Master Servicer is the applicable Master Servicer), to pay such Fiscal
      Agent, the Trustee, the Special Servicer or itself, as the case may be, in that order, any interest accrued and payable thereon in accordance with
      Section 3.03(d) or 4.03(d), as applicable, such Fiscal Agent's, the
      Trustee's, the Special Servicer's and the subject Master Servicer's respective rights to payment pursuant to this clause (viii) with respect to interest on any Advance being permitted to be satisfied (A) first out of late payment charges and Penalty Interest on deposit in the subject
      Master Servicer's Collection Account Received by the Trust on or in
      respect of the Trust Mortgage Loan or REO Trust Mortgage Loan to which the reimbursed Advance relates during the Collection Period in which such
      Advance is reimbursed (the use of such late payment charges and Penalty
      Interest to be allocated between the subject Master Servicer and the
      Special Servicer on a pro rata basis based on the amount of late payment charges and Penalty Interest that the subject Master Servicer and the
      Special Servicer have received as additional servicing compensation during such period), and (B) to the extent that the late payment charges and
      Penalty Interest described in the immediately preceding clause (A) are insufficient, but only at the same time or after such Advance has been reimbursed, out of general collections on the Trust Mortgage Loans and any
      REO Properties on deposit in the subject Master Servicer's Collection
      Account;

                  (ix)   to pay for costs and expenses incurred by the Trust
      Fund pursuant to the first sentence of Section 3.12(a) with respect to any
      Mortgaged Property securing a Specially Serviced Trust Mortgage Loan as to which the subject Master Servicer is the applicable Master Servicer;

                  (x)    to pay itself, as additional servicing compensation in
      accordance with Section 3.11(b), (A) interest and investment income earned in respect of amounts held in the subject Master Servicer's Collection
      Account as provided in Section 3.06(b), but only to the extent of the Net
      Investment Earnings with respect to the Collection Account for any
      Collection Period, and (B) any Prepayment Interest Excesses collected with respect to the Trust Mortgage Loans as to which the subject Master
      Servicer is the applicable Master Servicer;

                  (xi)   to pay for the cost of an independent appraiser or
      other expert in real estate matters retained pursuant to Section 3.03(e),
      3.09(a), 3.18(b), 4.03(c) or 9.01 (insofar as

                                      -147-

      such costs relate to Trust Mortgage Loans and/or REO Trust Mortgage Loans
      as to which the subject Master Servicer is the applicable Master
      Servicer);

                  (xii)   to pay itself, the Special Servicer, the Depositor, or
      any of their respective directors, officers, members, managers, employees and agents, as the case may be, any amounts payable to any such Person pursuant to Section 6.03;

                  (xiii)  insofar as the following items relate to Trust
      Mortgage Loans or REO Trust Mortgage Loans as to which the subject Master
      Servicer is the applicable Master Servicer, to pay for (A) the advice of counsel and tax accountants contemplated by Section 3.17(a), (B) the cost of the Opinions of Counsel contemplated by Sections 3.09(b)(ii), 3.20(d)
      and 11.02(a), (C) the cost of an Opinion of Counsel contemplated by
      Section 11.01(a) or 11.01(c) in connection with any amendment to this
      Agreement requested by the applicable Master Servicer or the Special
      Servicer that protects or is in furtherance of the rights and interests of
      Certificateholders, (D) the cost of recording this Agreement in accordance with Section 11.02(a), and (E) any rating confirmations from the Rating
      Agencies that are not otherwise payable by a Mortgagor or a party to this
      Agreement;

                  (xiv)   to pay itself, the Special Servicer, the related
      Mortgage Loan Seller, the Majority Controlling Class Certificateholder, a
      Serviced Non-Trust Mortgage Loan Noteholder or any other Person entitled thereto, as the case may be, with respect to each Trust Mortgage Loan, if any, as to which the subject Master Servicer is the applicable Master
      Servicer and that was previously purchased or otherwise removed from the
      Trust Fund by such Person(s) pursuant to or as otherwise contemplated by this Agreement, all amounts received thereon subsequent to the date of purchase or removal and, in the case of a replacement of a Trust Mortgage
      Loan with a Qualified Substitute Mortgage Loan or Loan(s), all Periodic
      Payments due with respect to such Qualified Substitute Mortgage Loan(s)
      during or prior to the month of substitution, in accordance with Section
      2.03(c);

                  (xv)    insofar as the subject Master Servicer is the
      applicable Master Servicer for the related LC Trust Mortgage Loan, to pay to a Serviced Non-Trust Mortgage Loan Noteholder or an Outside Servicer,
      any amount (other than normal monthly payments) specifically payable or reimbursable to such party by the Trust, in its capacity as holder of the related LC Trust Mortgage Loan or any successor REO Trust Mortgage Loan with respect thereto, pursuant to the terms of the related Co-Lender
      Agreement;

                  (xvi)   to withdraw any amounts deposited in error;

                  (xvii)  to remit to the Certificate Administrator for deposit into the Additional Interest Account the amounts required to be deposited pursuant to Section 3.04(d);

                  (xviii) insofar as the particular item relates to Trust
      Mortgage Loans and/or REO Trust Mortgage Loans as to which the subject
      Master Servicer is the applicable Master Servicer, to pay the cost of any
      Environmental Assessment or any remedial, corrective or other action pursuant to Section 3.09(c);

                  (xix)   insofar as the particular item relates to Trust
      Mortgage Loans and/or REO Trust Mortgage Loans as to which the subject
      Master Servicer is the applicable Master

                                      -148-

      Servicer, to pay any amount that, if made as a Servicing Advance, would constitute a Nonrecoverable Servicing Advance, provided that the subject
      Master Servicer (or, in the case of Specially Serviced Trust Mortgage
      Loans and Administered REO Properties, the Special Servicer) determines that such payment would be in the best interests of the
      Certificateholders, pursuant to Section 3.03(c);

                  (xx)  insofar as the particular item relates to Trust Mortgage
      Loans and/or REO Trust Mortgage Loans as to which the subject Master
      Servicer is the applicable Master Servicer, to withdraw any other amounts that this Agreement expressly provides may be withdrawn from the
      Collection Account;

                  (xxi) to pay or reimburse the applicable Person for any
      Uncovered Amount in respect of any other Master Servicer's Collection
      Account, any such Person's right to payment or reimbursement for any such
      Uncovered Amount being limited to any general funds in the subject Master
      Servicer's Collection Account that are not otherwise to be applied to make any of the payments or reimbursements contemplated to be made out of the subject Master Servicer's Collection Account pursuant to any of clauses
      (ii)-(xx) above; and

                  (xxii) to clear and terminate the subject Master Servicer's
      Collection Account at the termination of this Agreement pursuant to
      Section 9.01;

provided that, notwithstanding the foregoing, a Master Servicer shall not make withdrawals from its Collection Account with respect to any SLC Trust Mortgage
Loan or any successor REO Trust Mortgage Loan with respect thereto, any Serviced
Loan Combination (as a whole) or any SLC REO Property for any of the purposes contemplated by clauses (ii), (iii), (v), (vi) and (viii)(A) above (but, in the case of such clause (viii)(A), only insofar as it relates to clause (ii) or (vi)
above); and provided, further, that, also notwithstanding the foregoing, any withdrawal from a Master Servicer's Collection Account pursuant to any of clauses (iv), (viii)(B), (ix), (xi), (xii), (xiii) and (xviii) above that relates or is allocable to (A) any SLC Trust Mortgage Loan or any successor REO
Trust Mortgage Loan with respect thereto, (B) except in the case of clause (iv), any Serviced Loan Combination (as a whole) or (C) any SLC REO Property, shall be permitted to be made only if and to the extent that (1) (x) any amounts then on deposit in the related SLC Custodial Account that are, in accordance with
Section 3.05(e) and the related Co-Lender Agreement, available to pay the item for which the withdrawal is to be made, are insufficient to pay such item in full, and (y) payment of the item for which the withdrawal is to be made cannot reasonably be expected to ultimately be made out of amounts on deposit in the related SLC Custodial Account in accordance with Section 3.05(e), or (2) such payment, if made out of the applicable Master Servicer's Collection Account, will be reimbursable to the Trust in accordance with the related Co-Lender
Agreement, subject to available funds, out of collections on the related
Serviced Loan Combination or any related SLC REO Property that are otherwise payable to the related Serviced Non-Trust Mortgage Loan Noteholder(s) in accordance with Section 3.05(e), or (3) such payment, in the applicable Master
Servicer's judgment in accordance with the Servicing Standard, is in the best interests of the Certificateholders; and provided, further, that no servicing compensation earned with respect to a Serviced Non-Trust Mortgage Loan or any successor REO Serviced Non-Trust Mortgage Loan with respect thereto shall be payable out of any Collection Account at any time.

            Each Master Servicer shall keep and maintain separate accounting records, on a loan-by-loan basis when appropriate, in connection with any withdrawal from its Collection Account pursuant to

                                      -149-

the preceding paragraph above. Upon request, each Master Servicer shall provide to the Certificate Administrator such records and any other information in the possession of such Master Servicer to enable the Certificate Administrator to determine the amounts attributable to REMIC I or the Loan REMIC (in each case, with respect to the Trust Mortgage Loans).

            A Master Servicer shall pay to another Master Servicer, the Special
Servicer, the Certificate Administrator, the Trustee or a Fiscal Agent from its
Collection Account amounts permitted to be paid to such other Master Servicer, the Special Servicer, the Certificate Administrator, the Trustee or such Fiscal
Agent, as the case may be, therefrom promptly upon receipt of a certificate of a
Servicing Officer of such other Master Servicer or the Special Servicer or of a
Responsible Officer of the Certificate Administrator, the Trustee or such Fiscal
Agent, as the case may be, describing the item and amount to which such other
Master Servicer, the Special Servicer, the Certificate Administrator, the
Trustee or such Fiscal Agent, as the case may be, is entitled. A Master Servicer may rely conclusively on any such certificate and shall have no duty to re-calculate the amounts stated therein. The Special Servicer shall keep and maintain separate accounting for each Specially Serviced Trust Mortgage Loan and
Administered REO Property, on a loan-by-loan and property-by-property basis, for the purpose of justifying any request for withdrawal from a Collection Account.
With respect to each Trust Mortgage Loan and REO Property for which it makes an
Advance, the Trustee shall similarly keep and maintain separate accounting, on a loan-by-loan and property-by-property basis, for the purpose of justifying any request for withdrawal from a Collection Account for reimbursements of Advances or interest thereon. With respect to each Trust Mortgage Loan and REO Property for which it makes an Advance, a Fiscal Agent shall similarly keep and maintain separate accounting, on a loan-by-loan and property-by-property basis, for the purpose of justifying any request for withdrawal from a Collection Account for reimbursements of Advances or interest thereon.

            Upon the determination that a previously made Advance is a
Nonrecoverable Advance, instead of obtaining reimbursement out of general collections immediately, a Master Servicer, the Special Servicer, the Trustee or
a Fiscal Agent, as applicable, may, in its sole discretion as an accommodation to the Trust, elect to obtain reimbursement for such Nonrecoverable Advance
(together with accrued and unpaid interest thereon) over a period of time not to exceed 12 consecutive months without the consent of the Controlling Class
Representative (which consent may be withheld in its sole discretion). The unreimbursed portion of any Advance in respect of which reimbursement has been deferred as described in the preceding sentence shall accrue interest at the
Prime Rate. At any time after such a determination to obtain reimbursement over time, a Master Servicer, the Special Servicer, the Trustee or a Fiscal Agent, as
applicable, may, in its sole discretion, decide to obtain reimbursement immediately. The fact that a decision to recover such Nonrecoverable Advances over time, or not to do so, benefits some Classes of Certificateholders to the detriment of other Classes shall not, with respect to a Master Servicer or the
Special Servicer, constitute a violation of the Servicing Standard, or with respect to the Trustee or a Fiscal Agent, constitute a violation of any fiduciary duty to Certificateholders and/or contractual duty hereunder. The
Master Servicers, the Special Servicer, the Trustee and the Fiscal Agent (if
any) shall each give the respective Rating Agencies at least 15 days' notice prior to any reimbursement to it of Nonrecoverable Advances from amounts in a
Collection Account or Distribution Account allocable to interest on the Trust
Mortgage Loans unless (1) it determines in its sole discretion that waiting 15 days after such a notice could jeopardize its ability to recover such
Nonrecoverable Advances, (2) changed circumstances or new or different information becomes known to it that could affect or cause a determination of whether any Advance is a Nonrecoverable Advance, whether to defer reimbursement of a Nonrecoverable Advance or the determination in clause (1) above, or (3)
except in

                                      -150-

the case of the Trustee, it has not timely received from the Trustee information requested by it to consider in determining whether to defer reimbursement of a
Nonrecoverable Advance; provided, however, that if clause (1), (2) or (3)
applies, a Master Servicer, the Special Servicer, the Trustee or a Fiscal Agent,
as the case may be, shall give the respective Rating Agencies notice of an anticipated reimbursement to it of Nonrecoverable Advances from amounts in the
Collection Account or Distribution Account allocable to interest on the Trust
Mortgage Loans as soon as reasonably practicable in such circumstances; and
provided, further, that, as a condition to the Special Servicer providing the notices described above, a Master Servicer shall provide to the Special Servicer such information regarding amounts in its Collection Account allocable to interest as may be requested by the Special Servicer to provide notice pursuant to this sentence. The Master Servicers, the Special Servicer, the Trustee and
the Fiscal Agent (if any) shall have no liability for any loss, liability or expense resulting from any notice provided to the respective Rating Agencies contemplated by the immediately preceding sentence.

            If a Master Servicer, the Special Servicer, the Trustee or a Fiscal
Agent, as applicable, is reimbursed out of general collections for any unreimbursed Advances that are determined to be Nonrecoverable Advances
(together with any interest accrued and payable thereon), then (for purposes of calculating distributions on the Certificates) such reimbursement and payment of interest shall be deemed to have been made: first, out of amounts described in clauses (a) through (f) of the definition of "Principal Distribution Amount", which, but for their application to reimburse a Nonrecoverable Advance and/or to pay interest thereon, would be included in the Available Distribution Amount for any subsequent Distribution Date; and second, out of other amounts which, but for their application to reimburse a Nonrecoverable Advance and/or to pay interest thereon, would be included in the Available Distribution Amount for any subsequent Distribution Date; provided that, in connection with any reimbursement of a Nonrecoverable Advance or the payment of interest thereon in accordance with either clause first or clause second, as the case may be, of this sentence, such reimbursement or payment of interest pursuant to such clause shall be deemed made first, and to the fullest extent possible, out of amounts described in such clause that are attributable to the Loan Group that includes the Trust Mortgage Loan or REO Trust Mortgage Loan, as applicable, as to which such Nonrecoverable Advance was made, and only thereafter out of amounts described in such clause that are attributable to the other Loan Group. If and to the extent that any payment is deemed to be applied in accordance with clause first of the preceding sentence to reimburse a Nonrecoverable Advance or to pay interest thereon, then, in accordance with the definition thereof, the Principal
Distribution Amount for such Distribution Date shall be reduced, to not less than zero, by the amount of such reimbursement and/or payment of interest. In addition, if and to the extent that any payment is deemed to be applied in accordance with clause first or clause second of the second preceding sentence to reimburse a Nonrecoverable Advance or to pay interest thereon, then, for purposes of determining the respective portions of the Principal Distribution
Amount and/or the Available Distribution Amount, as applicable, for the relevant
Distribution Date that are attributable to each Loan Group, the parties hereto shall take into account whether such payment is deemed made out of amounts relating to Loan Group No. 1 or Loan Group No. 2 in accordance with the proviso to the second preceding sentence.

            If and to the extent (i) any Advance is determined to be a
Nonrecoverable Advance, (ii) such Advance and/or interest thereon is reimbursed out of amounts constituting part of the Principal Distribution Amount as contemplated by clause first of the first sentence of the preceding paragraph and (iii) the particular item for which such Advance was originally made and/or such interest on such Advance, as the case may be, is subsequently collected out of payments or other collections in respect of

                                      -151-

the related Trust Mortgage Loan, then, in accordance with the definition thereof, the Principal Distribution Amount for the Distribution Date that corresponds to the Collection Period in which such item and/or such interest on such Advance, as the case may be, was Received by the Trust shall be increased by an amount equal to the lesser of (A) the amount of such recoveries and (B)
any previous reduction in the Principal Distribution Amount for a prior
Distribution Date pursuant to the definition thereof resulting from the reimbursement of the subject Advance and/or the payment of interest thereon. If and to the extent (i) any Advance is determined to be a Nonrecoverable Advance,
(ii) such Advance and/or interest thereon is reimbursed out of amounts constituting part of the Principal Distribution Amount as contemplated by clause first of the first sentence of the preceding paragraph or out of any other portion of the Available Distribution Amount as contemplated by clause second of the first sentence of the preceding paragraph and (iii) the particular item for which such Advance was originally made, or such interest paid on such Advance, is subsequently collected out of payments or other collections in respect of the related Trust Mortgage Loan or REO Trust Mortgage Loan, then, for purposes of determining the respective portions of the Principal Distribution Amount and/or the Available Distribution Amount, as applicable, for the relevant Distribution
Date that are attributable to each Loan Group, such recoveries shall be deemed allocated to offset the corresponding prior reductions in amounts attributable to each Loan Group in reverse order to that set forth in the prior paragraph.

            In connection with any payments required to be made to a Serviced
Non-Trust Mortgage Loan Noteholder in accordance with Section 3.05(a)(xv), the applicable Master Servicer may request a written statement from such Serviced
Non-Trust Mortgage Loan Noteholder describing the nature and amount of the item for which such party is seeking payment or reimbursement and setting forth the provision(s) of the related Co-Lender Agreement pursuant to which such party believes it is entitled to reimbursement; provided that the applicable Master
Servicer may not condition payments required to be made to a Serviced Non-Trust
Mortgage Loan Noteholder in accordance with Section 3.05(a)(xv) upon receipt of such a written statement (other than as permitted under the related Co-Lender
Agreement); and provided, further, that to the extent such a written statement from a Serviced Non-Trust Mortgage Loan Noteholder is received by the applicable
Master Servicer, then the applicable Master Servicer may conclusively rely, absent manifest error and consistent with the Servicing Standard, upon such statement as to the nature and amount of the item for which reimbursement is sought.

            (b)   The Certificate Administrator may, from time to time, make withdrawals from the Distribution Account for any of the following purposes (in no particular order of priority):

                  (i)   to make distributions to the Certificateholders and the
      Floating Rate Account on each Distribution Date pursuant to Section 4.01;

                  (ii)  to pay itself, the Trustee or any of their respective directors, officers, employees and agents, as the case may be, any amounts payable or reimbursable to any such Person out of the Trust Fund pursuant to Section 8.05(b);

                  (iii) to pay itself and the Trustee their respective shares of the Trust Administration Fee as contemplated by Section 8.05(a) hereof with respect to each Trust Mortgage Loan and REO Trust Mortgage Loan and to pay itself, as additional compensation, interest and investment income, if any, earned in respect of amounts held in the Distribution Account as provided in Section 3.06, but only to the extent of the Net Investment
      Earnings with respect to such account for the related Distribution Date;

                                      -152-

                  (iv)   to pay for the cost of the Opinions of Counsel sought
      by the Trustee or the Certificate Administrator (A) as provided in clause
      (v) of the definition of "Disqualified Organization," (B) as contemplated by Section 3.20(d), 9.02(a) and 10.01(h), or (C) as contemplated by
      Section 11.01(a) or 11.01(c) in connection with any amendment to this
      Agreement requested by the Trustee or the Certificate Administrator which amendment is in furtherance of the rights and interests of
      Certificateholders;

                  (v)    to pay any and all federal, state and local taxes
      imposed on any REMIC Pool or on the assets or transactions of any REMIC
      Pool, together with all incidental costs and expenses, to the extent none of the Trustee, the Certificate Administrator, the Master Servicers or the
      Special Servicer is liable therefor pursuant to Section 10.01(i);

                  (vi)   to pay the Certificate Administrator any amounts
      reimbursable to it pursuant to Section 10.01(e);

                  (vii)  to pay to a Master Servicer any amounts remitted by such Master Servicer for deposit into the Distribution Account that were not required to be deposited therein; and

                  (viii) to transfer Interest Reserve Amounts to the Interest
      Reserve Account in accordance with Section 3.04(c);

                  (ix)   to clear and terminate the Distribution Account at the
      termination of this Agreement pursuant to Section 9.01.

            Taxes imposed on any REMIC Pool shall be allocated to the related
REMIC.

            (c)   The Certificate Administrator shall on each P&I Advance Date to occur in March of each year and in the event the final Distribution Date occurs in February or, if such year is not a leap year, in January, on the P&I
Advance Date to occur in such February or January, withdraw from the Interest
Reserve Account and deposit into the Distribution Account in respect of each
Interest Reserve Trust Mortgage Loan and Interest Reserve REO Trust Mortgage
Loan, an amount equal to the aggregate of the Interest Reserve Amounts then on deposit in the Interest Reserve Account.

            (d)   The Certificate Administrator shall, on any Distribution Date, make withdrawals from the Additional Interest Account to the extent required to make the distributions of Additional Interest required by Section 4.01(e).

            (e)   The applicable Master Servicer may, from time to time, make withdrawals from the SLC Custodial Account (if any) with respect to each
Serviced Loan Combination for any of the following purposes (the order set forth below not constituting an order of priority for such withdrawals):

                  (i)   to make remittances on each P&I Advance Date (or, with
      respect to the related Serviced Non-Trust Mortgage Loan Noteholder(s), on such earlier date (not earlier than one (1) Business Day following receipt) as provided for in the related Co-Lender Agreement) to the related Serviced Non-Trust Mortgage Loan Noteholder(s) and to the Trust in
      accordance with the related Co-Lender Agreement, such remittances to the
      Trust to be made to the applicable Master Servicer's Collection Account;

                                      -153-

                  (ii)  to reimburse any Fiscal Agent, the Trustee and itself, in that order, for unreimbursed P&I Advances thereby made with respect to the related SLC Trust Mortgage Loan or any successor REO Trust Mortgage
      Loan with respect thereto, such Fiscal Agent's, the Trustee's and the applicable Master Servicer's right to reimbursement pursuant to this clause (ii) with respect to any P&I Advance (other than any P&I Advance that has been or is determined to be a Nonrecoverable Advance, which shall be reimbursed in the manner contemplated in Section 3.05(a)(vii)) being limited to amounts that represent Late Collections of interest (net of related Master Servicing Fees) and principal received in respect of the related SLC Trust Mortgage Loan or any successor REO Trust Mortgage Loan with respect thereto;

                  (iii) subject to Section 3.11(e), to pay to itself and/or the holder of the Excess Servicing Strip earned and unpaid Master Servicing
      Fees in respect of the subject Serviced Loan Combination and/or any successor REO Mortgage Loans with respect thereto, the applicable Master
      Servicer's right to payment pursuant to this clause (iii) with respect thereto being limited to amounts received on or in respect of such
      Serviced Loan Combination (whether in the form of payments (including cure payments), Liquidation Proceeds or Insurance Proceeds) or such successor
      REO Mortgage Loans (whether in the form of REO Revenues, Liquidation
      Proceeds or Insurance Proceeds), as the case may be, that are allocable as a recovery of interest thereon;

                  (iv)  if the subject Loan Combination includes any Serviced
      Pari Passu Non-Trust Mortgage Loan that is securitized as part of a rated commercial mortgage securitization transaction, (A) to reimburse any master servicer, trustee or other appropriate party with respect to such securitization transaction for any delinquency advance (comparable to a
      P&I Advance) made thereby with respect to such Non-Trust Mortgage Loan or any successor REO Mortgage Loan with respect thereto, such master servicer's, trustee's or other appropriate party's right to reimbursement pursuant to this clause (iv)(A) with respect to any such delinquency advance being limited to amounts that represent late payments of interest
      (net of related Master Servicing Fees) and principal received in respect of such securitized Serviced Pari Passu Non-Trust Mortgage Loan or any
      successor REO Mortgage Loan with respect thereto, and (B) at or after such time as the applicable Master Servicer reimburses such master servicer, trustee or other appropriate party for such delinquency advance, to pay it any unpaid interest accrued on such delinquency advance in accordance with the pooling and servicing agreement governing such securitization transaction, such master servicer's, trustee's or other appropriate party's right to payment pursuant to this clause (iv)(B) with respect to any interest on any such delinquency advance being limited to such collections on the subject Serviced Pari Passu Loan Combination or any related REO Property as are otherwise distributable to the related
      Serviced Non-Trust Mortgage Loan Noteholder with respect to such securitized Serviced Pari Passu Non-Trust Mortgage Loan or any successor
      REO Mortgage Loan with respect thereto;

                  (v)   subject to Section 3.11(e), to pay the Special Servicer
      (or, if applicable, a predecessor Special Servicer) earned and unpaid
      Special Servicing Fees, Workout Fees and/or Liquidation Fees in respect of the subject Serviced Loan Combination or any successor REO Mortgage Loans with respect thereto in the amounts provided in Section 3.11(c) and out of the collections on such Serviced Loan Combination or any related SLC REO
      Property as is contemplated by or consistent with the related Co-Lender
      Agreement;

                                      -154-

                  (vi)   to reimburse any Fiscal Agent, the Trustee, the Special
      Servicer or itself, in that order, for any unreimbursed Servicing Advances in respect of the subject Serviced Loan Combination or any related SLC REO
      Property, such Fiscal Agent's, the Trustee's, the Special Servicer's and
      the applicable Master Servicer's respective rights to reimbursement pursuant to this clause (vi) with respect to any Servicing Advance being limited to payments (including cure payments) made with respect to the item covered by such Servicing Advance, or to Liquidation Proceeds,
      Insurance Proceeds and, if applicable, REO Revenues received in respect of such Serviced Loan Combination or any related SLC REO Property;

                  (vii)  at or after such time as the applicable Master Servicer reimburses any Fiscal Agent, the Trustee, the Special Servicer or itself, in that order, for any unreimbursed Advance in respect of the subject
      Serviced Loan Combination (including the related SLC Trust Mortgage Loan or any successor REO Trust Mortgage Loan with respect thereto, specifically) or any related SLC REO Property pursuant to clause (ii) or
      (vi) above, Section 3.03 or Section 3.05(a), to pay such Fiscal Agent, the
      Trustee, the Special Servicer or itself, as the case may be, in that order, any unpaid interest accrued and payable thereon in accordance with
      Section 3.03(d) or 4.03(d), as applicable, the applicable Master
      Servicer's, the Special Servicer's, the Trustee's and/or such Fiscal
      Agent's right to payment pursuant to this clause (vii) with respect to interest on any Advance being permitted to be satisfied out of collections on the subject Serviced Loan Combination or any related SLC REO Property to the extent contemplated by or consistent with the related Co-Lender
      Agreement; provided that interest on P&I Advances with respect to a
      Serviced Pari Passu Trust Mortgage Loan or any successor REO Trust
      Mortgage Loan with respect thereto shall be limited to such collections on the related Serviced Pari Passu Loan Combination or any related REO
      Property as are otherwise distributable to the Trust with respect to such
      Serviced Pari Passu Trust Mortgage Loan or any successor REO Trust
      Mortgage Loan with respect thereto;

                  (viii) to pay for costs and expenses incurred by the Trust
      Fund pursuant to the first sentence of Section 3.12(a), with respect to the related SLC Mortgaged Property, such payment to be made out of such collections on the subject Serviced Loan Combination or any related SLC
      REO Property to the extent contemplated by or consistent with the related
      Co-Lender Agreement;

                  (ix)   to pay itself, as additional servicing compensation in
      accordance with Section 3.11(b), (A) interest and investment income earned in respect of amounts held in such SLC Custodial Account as provided in
      Section 3.06(b), but only to the extent of the Net Investment Earnings with respect to such SLC Custodial Account for any Collection Period, and
      (B) any Prepayment Interest Excess with respect to the related SLC Trust
      Mortgage Loan;

                  (x)    to pay for the cost of an independent appraiser or
      other expert in real estate matters retained pursuant to Section 3.03(e),
      3.09(a), 3.18(b), 4.03(c) or 9.01, to the extent such costs and expenses relate to the subject Serviced Loan Combination and/or the related SLC
      Mortgaged Property, such payment to be made out of such collections on such Serviced Loan Combination or any related SLC REO Property to the extent contemplated by or consistent with the related Co-Lender Agreement;

                                      -155-

                  (xi)    to pay itself, the Special Servicer, the Depositor, or
      any of their respective directors, officers, members, managers, employees and agents, as the case may be, any amounts payable to any such Person pursuant to Section 6.03, to the extent such amounts relate to the subject
      Serviced Loan Combination and/or the related SLC Mortgaged Property, such payment to be made out of such collections on the subject Serviced Loan
      Combination or any related SLC REO Property to the extent contemplated by or consistent with the related Co-Lender Agreement;

                  (xii)   to pay for (A) the advice of counsel and tax
      accountants contemplated by Section 3.17(a), (B) the cost of the Opinions of Counsel contemplated by Sections 3.09(b)(ii), 3.20(d) and 11.02(a), (C)
      the cost of an Opinion of Counsel contemplated by Section 11.01(a) or
      11.01(c) in connection with any amendment to this Agreement requested by the applicable Master Servicer or the Special Servicer that protects or is in furtherance of the rights and interests of Certificateholders, (D) the cost of recording the related Co-Lender Agreement and any required opinion of counsel related thereto and (E) any rating confirmations with respect to the related Serviced Loan Combination and any related SLC REO Property that are not otherwise payable by the related Mortgagor or a party to this
      Agreement but, in the case of each of (A), (B) and (C) preceding, only to the extent such amounts relate to the subject Serviced Loan Combination and/or the related SLC Mortgaged Property, any such payments to be made out of such collections on the subject Serviced Loan Combination or any related SLC REO Property to the extent contemplated by or consistent with the related Co-Lender Agreement;

                  (xiii) to pay itself, the Special Servicer, the related
      Mortgage Loan Seller, the Majority Controlling Class Certificateholder, a
      related Serviced Non-Trust Mortgage Loan Noteholder or any other Person entitled thereto, as the case may be, with respect to the related SLC
      Trust Mortgage Loan, if previously purchased or otherwise removed from the
      Trust Fund by such Person pursuant to this Agreement, all amounts received thereon subsequent to the date of purchase or removal, and, in the case of a replacement of a Mortgage Loan by a Qualified Substitute Mortgage Loan
      or Loans, all Periodic Payments due with respect to such Qualified
      Substitute Mortgage Loan(s) during or prior to the month of substitution, in accordance with Section 2.03(c);

                  (xiv)   to pay the cost of any Environmental Assessment or any
      remedial, corrective or other action pursuant to Section 3.09(c), to the extent such costs relate to the subject Serviced Loan Combination and/or the related SLC Mortgaged Property, such payment to be made out of such collections on the subject Serviced Loan Combination or any related SLC
      REO Property to the extent contemplated by or consistent with the related
      Co-Lender Agreement;

                  (xv)    to pay any amount that, if made as a Servicing Advance
      in respect of the related SLC Trust Mortgage Loan, would constitute a
      Nonrecoverable Servicing Advance, provided that the applicable Master
      Servicer (or, if the related SLC Trust Mortgage Loan is a Specially
      Serviced Trust Mortgage Loan or in the case of any related SLC REO
      Property, the Special Servicer) determines that such payment would be in the best interests of the Certificateholders and the related Serviced
      Non-Trust Mortgage Loan Noteholder(s), as a collective whole, pursuant to
      Section 3.03(c);

                  (xvi)   to withdraw any amounts deposited in error;

                                      -156-

                  (xvii)  to withdraw any other amounts that this Agreement or the related Co-Lender Agreement expressly provides may be withdrawn from such SLC Custodial Account; and

                  (xviii) to clear and terminate such SLC Custodial Account at the termination of this Agreement pursuant to Section 9.01.

            Each Master Servicer shall keep and maintain separate accounting records, on a loan-by-loan basis when appropriate, in connection with any withdrawal from an SLC Custodial Account pursuant to the preceding paragraph and such records shall be sufficient to determine the amounts attributable to REMIC
I and/or the Loan REMICs, as applicable.

            The applicable Master Servicer shall, as and when required by any related Co-Lender Agreement (or, in the absence of any express provisions therein regarding timing, on or before 2:00 PM (New York City time) on each P&I
Advance Date), but in no event earlier than two Business Days following receipt, remit to the Trust and the related Serviced Non-Trust Mortgage Loan
Noteholder(s) such amounts as are distributable in respect of any SLC Trust
Mortgage Loan (or any successor REO Trust Mortgage Loan with respect thereto)
and the related Serviced Non-Trust Mortgage Loan(s) (or any successor REO
Serviced Non-Trust Mortgage Loan(s) with respect thereto), respectively, pursuant to the related Co-Lender Agreement, such remittances to the Trust to be made to the applicable Master Servicer's Collection Account and such remittances to each related Serviced Non-Trust Mortgage Loan Noteholder to be made to the account designated by such Serviced Non-Trust Mortgage Loan Noteholder pursuant to the related Co-Lender Agreement. Late remittances to a Serviced Non-Trust
Mortgage Loan Noteholder may be accompanied by interest thereon only as and to the extent required under the related Co-Lender Agreement.

            The applicable Master Servicer shall pay to the Special Servicer, the Certificate Administrator, the Trustee or any Fiscal Agent on each P&I
Advance Date from an SLC Custodial Account amounts permitted to be paid pursuant to the related Co-Lender Agreement to the Special Servicer, the Trustee or such
Fiscal Agent therefrom promptly upon receipt of a certificate of a Servicing
Officer of the Special Servicer or of a Responsible Officer of the Trustee, the
Certificate Administrator or such Fiscal Agent describing the item and amount to which the Special Servicer, the Trustee, the Certificate Administrator or such
Fiscal Agent, as the case may be, is entitled. The applicable Master Servicer may rely conclusively on any such certificate and shall have no duty to re-calculate the amounts stated therein. The Special Servicer shall keep and maintain separate accounting with respect to any Serviced Loan Combination or any SLC REO Property, on a loan-by-loan and property-by-property basis, for the purpose of substantiating any request for withdrawal from the related SLC
Custodial Account. The Trustee and any Fiscal Agent shall similarly keep and maintain separate accounting with respect to any Serviced Loan Combination or any related SLC REO Property, on a loan-by-loan and property-by-property basis, for the purpose of substantiating any request for withdrawal from the related
SLC Custodial Account for reimbursements of Advances or interest thereon.

            If and to the fullest extent that it is permitted to do so pursuant to a Co-Lender Agreement, the applicable Master Servicer shall, consistent with the Servicing Standard, seek payment from (or out of amounts otherwise payable
to) the related Serviced Non-Trust Mortgage Loan Noteholder(s) to cover (or to reimburse the Trust for the payment of) any cost or expense, including the reimbursement of Advances and the payment of interest thereon, with respect to a
Serviced Loan

                                      -157-

Combination or any related SLC REO Property that was not (but, subject to available funds, would have been permitted to be) paid out of amounts otherwise payable to such Serviced Non-Trust Mortgage Loan Noteholder(s).

            (f)   The Certificate Administrator may, from time to time, make withdrawals from the Floating Rate Account in respect of any Floating Rate Class for (but only for) the following purposes:

                  (i)   to make payments to the related Swap Counterparty
            pursuant to Section 3.28(d);

                  (ii)  to make distributions to the Holders of the applicable
            Floating Rate Certificates on each Distribution Date pursuant to
            Section 4.01(f);

                  (iii) to pay the Depositor the portion of the Depositor's
            Return Amount allocable to such Floating Rate Class;

                  (iv)  to pay itself Net Investment Earnings earned on funds held in such Floating Rate Account;

                  (v)   to pay to the Persons entitled thereto any amounts
            deposited in such Floating Rate Account in error; and

                  (vi)  to clear and terminate such Floating Rate Account
            pursuant to Section 9.01.

            It is hereby acknowledged that amounts on deposit in a Floating Rate
Account as of any Distribution Date and available for such purposes shall be applied to make any payments to the related Swap Counterparty pursuant to, and subject to the limitations and conditions set forth in, Section 3.28(d), prior to being applied to make distributions to the Class A-4FL Certificateholders, the Class A-MFL Certificateholders or the Class A-JFL Certificateholders, as
applicable, pursuant to Section 4.01(f).

            SECTION 3.06    Investment of Funds in the Servicing Accounts,
                            Reserve Accounts, Collection Accounts, Interest
                            Reserve Account, Distribution Account, Floating Rate
                            Accounts, SLC Custodial Accounts, Gain-on-Sale
                            Reserve Account, Additional Interest Account, and
                            REO Accounts.

            (a)   Each Master Servicer may direct in writing any depository
institution maintaining a Servicing Account, a Reserve Account, a Collection
Account or an SLC Custodial Account on its behalf (each, for purposes of this
Section 3.06, an "Investment Account"), the Special Servicer may direct in writing any depository institution maintaining an REO Account (also, for purposes of this Section 3.06, an "Investment Account"), and the Certificate
Administrator may direct in writing any depository institution maintaining the
Distribution Account, the Interest Reserve Account, a Floating Rate Account, the
Gain-on-Sale Reserve Account or the Additional Interest Account (also, for purposes of this Section 3.06, an "Investment Account") to invest, or if it is such depository institution, may itself invest, the funds held therein only in one or more Permitted Investments bearing interest or sold at a discount, and maturing, unless payable on demand, no later than the Business Day immediately preceding the next succeeding date on which such funds are required to be withdrawn from such account

                                      -158-

pursuant to this Agreement. Funds held in the Distribution Account, the
Additional Interest Account and the Gain-on-Sale Reserve Account may remain uninvested. All Permitted Investments of funds in an Investment Account shall be held to maturity, unless payable on demand. Any investment of funds in an
Investment Account shall be made in the name of the Trustee (in its capacity as such). The Master Servicers on behalf of the Trustee for the benefit of
Certificateholders (with respect to Permitted Investments of amounts in the
Servicing Accounts, the Reserve Accounts or the Collection Accounts) or the
benefit of the Certificateholders and the related Serviced Non-Trust Mortgage
Loan Noteholder(s) (with respect to Permitted Investments of amounts in an SLC
Custodial Account), the Special Servicer on behalf of the Trustee for the benefit of Certificateholders (with respect to Permitted Investments of amounts in the Pool REO Account) or the benefit of the Certificateholders and the related Serviced Non-Trust Mortgage Loan Noteholder(s) (with respect to
Permitted Investments of amounts in an SLC REO Account) and the Certificate
Administrator on behalf of the Trustee for the benefit of the Certificateholders
(with respect to Permitted Investments of amounts in the Distribution Account, a
Floating Rate Account, the Interest Reserve Account, the Gain-on-Sale Reserve
Account or the Additional Interest Account), shall (and the Trustee hereby designates the Master Servicers, the Special Servicer and the Certificate
Administrator, with respect to any Investment Account maintained by any of them, and itself, with respect to the Distribution Account, the Floating Rate
Accounts, the Interest Reserve Account, the Additional Interest Account and the
Gain-on-Sale Reserve Account, as applicable, as the Person that shall) maintain continuous possession of any Permitted Investment that is either (i) a
"certificated security," as such term is defined in the UCC, or (ii) other property in which a secured party may perfect its security interest only by possession under the UCC or any other applicable law. Possession of any such
Permitted Investment by a Master Servicer, the Special Servicer or the
Certificate Administrator shall constitute possession by the Trustee, as secured party, for purposes of Section 9-313 of the UCC and any other applicable law. If amounts on deposit in an Investment Account are at any time invested in a
Permitted Investment payable on demand, the applicable Master Servicer (with respect to Permitted Investments of amounts in a Collection Account, a Servicing
Account, an SLC Custodial Account or a Reserve Account), the Special Servicer
(with respect to Permitted Investments of amounts in an REO Account) or the
Certificate Administrator (with respect to Permitted Investments of amounts in the Distribution Account, a Floating Rate Account, the Interest Reserve Account,
the Gain-on-Sale Reserve Account or the Additional Interest Account) shall:

            (x)   consistent with any notice required to be given thereunder, demand that payment thereon be made on the last day such Permitted
      Investment may otherwise mature hereunder in an amount equal to the lesser of (1) all amounts then payable thereunder and (2) the amount required to be withdrawn on such date; and

            (y)   demand payment of all amounts due thereunder promptly upon determination by the applicable Master Servicer, the Special Servicer or the Certificate Administrator, as the case may be, that such Permitted
      Investment would not constitute a Permitted Investment in respect of funds thereafter on deposit in the Investment Account.

            (b)   Whether or not a Master Servicer directs the investment of funds in any of its Servicing Accounts, Reserve Accounts, Collection Account or
SLC Custodial Accounts, interest and investment income realized on funds deposited therein, to the extent of the related Net Investment Earnings, if any, for each Collection Period and, in the case of a Reserve Account or a Servicing
Account, to the extent not otherwise payable to the related Mortgagor in accordance with applicable law or the related loan documents, shall be for the sole and exclusive benefit of such Master Servicer and

                                      -159-

shall be subject to its withdrawal at the end of such Collection Period. Whether or not the Special Servicer directs the investment of funds in any REO Account, interest and investment income realized on funds deposited therein, to the extent of the Net Investment Earnings, if any, for each Collection Period, shall be for the sole and exclusive benefit of the Special Servicer and shall be subject to its withdrawal at the end of such Collection Period. Whether or not the Certificate Administrator directs the investment of funds in the
Distribution Account, any of the Floating Rate Accounts, the Interest Reserve
Account, the Additional Interest Account or the Gain-on-Sale Reserve Account,
interest and investment income realized on funds deposited therein, to the extent of the Net Investment Earnings, if any, for each Distribution Date, shall be for the sole and exclusive benefit of the Certificate Administrator and shall be subject to its withdrawal on such Distribution Date. If any loss shall be incurred in respect of any Permitted Investment on deposit in any Investment
Account, the applicable Master Servicer (in the case of the Servicing Accounts, the Reserve Accounts, the Collection Account and any SLC Custodial Account, but
excluding any Servicing Accounts and Reserve Accounts containing amounts invested solely for the benefit of, and at the direction of, the Mortgagor under the terms of the Serviced Mortgage Loan or applicable law), the Special Servicer
(in the case of the REO Accounts) and the Certificate Administrator (with respect to Permitted Investments of amounts in the Distribution Account, any
Floating Rate Account, the Interest Reserve Account, the Additional Interest
Account and the Gain-on-Sale Reserve Account) shall promptly deposit therein from its own funds, without right of reimbursement, no later than, in the case of the Master Servicers and Special Servicer, the end of the Collection Period
during which such loss was incurred, and in the case of the Certificate
Administrator, no later than 12:00 noon, New York City time, on the subject
Distribution Date, the amount of the Net Investment Loss, if any, for such
Collection Period or such Distribution Date, as the case may be; provided that none of the Master Servicers, the Special Servicer or the Certificate
Administrator shall be required to deposit any loss on an investment of funds in an Investment Account if such loss is incurred solely as a result of the insolvency of the federal or state chartered depository institution or trust company that holds such Investment Account, so long as such depository institution or trust company satisfied the qualifications set forth in the definition of Eligible Account at the time such investment was made and as of 30 days prior to the date of such bankruptcy or insolvency.

            (c)   Except as otherwise expressly provided in this Agreement, if any default occurs in the making of a payment due under any Permitted
Investment, or if a default occurs in any other performance required under any
Permitted Investment and the Certificate Administrator, the Special Servicer or
a Master Servicer fails to deposit any losses with respect to such Permitted
Investment pursuant to Section 3.06(b), the Trustee may and, subject to Section
8.02, upon the request of Holders of Certificates entitled to not less than 25%
of the Voting Rights allocated to any Class, shall take such action as may be appropriate to enforce such payment or performance, including the institution and prosecution of appropriate proceedings.

            (d)   Notwithstanding the investment of funds held in any Investment
Account, for purposes of the calculations hereunder, including, without limitation, the calculation of the Available Distribution Amount, the amounts so invested shall be deemed to remain on deposit in such Investment Account.

            (e)   Notwithstanding anything herein to the contrary, the Initial
Deposits shall remain uninvested.

                                      -160-

            SECTION 3.07    Maintenance of Insurance Policies; Errors and
                            Omissions and Fidelity Coverage.

            (a)   The applicable Master Servicer (with respect to each Serviced
Mortgage Loan) and the Special Servicer (with respect to each Administered REO
Property) shall use reasonable efforts to require the related Mortgagor to maintain or, consistent with the Servicing Standard and to the extent that the
Trust has an insurable interest and the subject coverage, except as provided below with respect to insurance against terrorist or similar acts, is available at commercially reasonable rates, otherwise cause to be maintained for each
Mortgaged Property all insurance coverage as is required under the related
Mortgage; provided that, if and to the extent that any such Mortgage permits the holder thereof any discretion (by way of consent, approval or otherwise) as to the insurance coverage that the related Mortgagor is required to maintain, the applicable Master Servicer shall exercise such discretion in a manner consistent with the Servicing Standard (and, to the extent consistent with the Servicing
Standard, may take into account the insurance in place at the closing of the subject Serviced Mortgage Loan); and provided, further, that, required insurance coverage obtained by the applicable Master Servicer shall be from Qualified
Insurers. The cost of any such insurance coverage obtained by either the applicable Master Servicer or the Special Servicer shall be a Servicing Advance to be paid by the applicable Master Servicer pursuant to Section 3.03. The
Majority Controlling Class Certificateholder may request that earthquake insurance be secured for one or more Mortgaged Properties at the expense of the
Majority Controlling Class Certificateholder, to the extent that the Trust has an insurable interest; provided that neither the applicable Master Servicer nor the Special Servicer shall be obligated to obtain at the expense of the Trust earthquake or environmental insurance for any Mortgaged Property securing a
Serviced Mortgage Loan unless (i) it was in effect at the Closing Date or (ii)
is required under the related loan documents and is available at commercially reasonable rates. Subject to Section 3.17(a), the Special Servicer shall also cause to be maintained for each Administered REO Property no less insurance coverage than was previously required of the Mortgagor under the related
Mortgage; provided that all such insurance shall be obtained from Qualified
Insurers. All such insurance policies maintained by the applicable Master
Servicer or the Special Servicer (i) shall contain (if they insure against loss to property and do not relate to an Administered REO Property) a "standard"
mortgagee clause, with loss payable to the Trustee or the applicable Master
Servicer on behalf of the Trustee (in the case of insurance maintained in respect of Serviced Mortgage Loans); (ii) shall be in the name of the Special
Servicer (in the case of insurance maintained in respect of Administered REO
Properties), on behalf of the Trustee; (iii) shall be non-cancelable without 30 days' prior written notice to the insured party; (iv) shall include coverage in an amount not less than the lesser of (A) the full replacement cost of the improvements on the subject Mortgaged Property or Administered REO Property, as applicable, or (B) the outstanding principal balance owing on the related
Serviced Mortgage Loan or REO Mortgage Loan, as applicable, and in any event, the amount necessary to avoid the operation of any co-insurance provisions; (v)
shall include a replacement cost endorsement providing no deduction for depreciation (unless such endorsement is not permitted under the related
Serviced Mortgage Loan documents); (vi) shall include such other insurance, including, to the extent available at commercially reasonable rates, earthquake insurance, where applicable, as required under the applicable Mortgage or other
Serviced Mortgage Loan document; and (vii) in each case such insurance shall be issued by an insurer authorized under applicable law to issue such insurance.
Any amounts collected by the applicable Master Servicer or the Special Servicer under any such policies (other than amounts to be applied to the restoration or repair of the related Mortgaged Property or Administered REO Property or amounts to be released to the related Mortgagor, in each case subject to the rights of any tenants and ground lessors, as the case may be, and in each case in accordance with the terms of the related Mortgage and the Servicing Standard)

                                      -161-

shall be deposited in, as applicable, the applicable Master Servicer's
Collection Account, subject to withdrawal pursuant to Section 3.05(a), or any related SLC Custodial Account, subject to withdrawal pursuant to Section
3.05(e), in the case of amounts received in respect of a Serviced Mortgage Loan, or in the applicable REO Account, subject to withdrawal pursuant to Section
3.16(c), in the case of amounts received in respect of an Administered REO
Property. Any cost incurred by the applicable Master Servicer or the Special
Servicer in maintaining any such insurance shall not, for purposes hereof, including, without limitation, calculating monthly distributions to
Certificateholders, be added to unpaid principal balance of the related Serviced
Mortgage Loan, notwithstanding that the terms of the related Serviced Mortgage
Loan so permit.

            Notwithstanding the foregoing, subject to Section 6.11, Section 6.12 and Section 6.13, in each case as and if applicable, no Master Servicer or
Special Servicer will be required to maintain, and shall not cause a Mortgagor to be in default with respect to the failure of the related Mortgagor to obtain, fire and extended perils casualty insurance which does not contain any carve-out for terrorist or similar acts, if and only if, the Special Servicer, in consultation with the Controlling Class Representative, has determined in accordance with the Servicing Standard that either (i) such insurance is not available at any rate or (ii) such insurance is not available at commercially reasonably rates and that such hazards are not at the time commonly insured against for properties similar to the subject Mortgaged Property and located in or around the region in which the subject Mortgaged Property is located;
provided, however, that the Controlling Class Representative shall not have more than three (3) Business Days to respond to the Special Servicer's request for consultation; and provided, further, that upon the Special Servicer's determination consistent with the Servicing Standard, that exigent circumstances do not allow the Special Servicer to consult with the Controlling Class
Representative, the Special Servicer shall not be required to do so; and
provided, further, that, during the period that the Special Servicer is evaluating such insurance hereunder, the applicable Master Servicer shall not be liable for any loss related to its failure to require the Mortgagor to maintain terrorism insurance and shall not be in default of its obligations hereunder as a result of such failure. The Special Servicer shall promptly notify the applicable Master Servicer of each determination under this paragraph.

            (b)   If a Master Servicer or the Special Servicer shall obtain and maintain, or cause to be obtained and maintained, a blanket policy or force placed policy insuring against hazard losses on all of the Serviced Mortgage
Loans and/or Administered REO Properties that it is required to service and administer, then, to the extent such policy (i) is obtained from a Qualified
Insurer and (ii) provides protection equivalent to the individual policies otherwise required, then such Master Servicer or the Special Servicer, as the case may be, shall conclusively be deemed to have satisfied its obligation to cause hazard insurance to be maintained on the related Mortgaged Properties and/or Administered REO Properties. Each Master Servicer and the Special
Servicer shall bear the cost of any premium payable in respect of such blanket policy obtained by it (other than blanket policies specifically obtained for
Mortgaged Properties or Administered REO Properties) without right of reimbursement; provided that if a Master Servicer or the Special Servicer, as the case may be, causes any Mortgaged Property or Administered REO Property to
be covered by such blanket policy, the incremental costs of such insurance applicable to such Mortgaged Property or Administered REO Property shall constitute, and be reimbursable as, a Servicing Advance to the extent that, except with respect to an Administered REO Property, such blanket policy provides insurance that the related Mortgagor has failed to maintain. Such blanket policy or force placed policy may contain a deductible clause (not in excess of a customary amount), in which case the applicable Master Servicer or the Special Servicer, as appropriate, shall, if there shall not have been maintained on the related Mortgaged Property or Administered REO Property

                                      -162-

a hazard insurance policy complying with the requirements of Section 3.07(a), and there shall have been one or more losses that would have been covered by such policy, promptly deposit into the applicable Master Servicer's Collection
Account (or, in the case of an SLC Mortgaged Property or any SLC REO Property, into the related SLC Custodial Account), in accordance with Section 3.04, from its own funds the amount not otherwise payable under the blanket policy or force placed policy, as the case may be, because of such deductible clause, to the extent the amount of such deductible exceeds the deductible permitted under the related Trust Mortgage Loan documents or, if the related Trust Mortgage Loan documents are silent regarding a permitted deductible, to the extent the amount of the deductible under the blanket policy or force placed policy, as the case may be, exceeds a customary deductible for the particular type of individual hazard insurance policy. The applicable Master Servicer or the Special Servicer, as appropriate, shall prepare and present, on behalf of itself, the Trustee and
Certificateholders (and, in the case of a Serviced Loan Combination, the related
Serviced Non-Trust Mortgage Loan Noteholder(s)), claims under any such blanket policy or force placed policy in a timely fashion in accordance with the terms of such policy.

            (c)   Each of the Master Servicers and the Special Servicer shall at all times during the term of this Agreement (or, in the case of the Special
Servicer, at all times during the term of this Agreement in which Specially
Serviced Trust Mortgage Loans or Administered REO Properties are part of the
Trust Fund) keep in force a fidelity bond with Qualified Insurers, such fidelity bond to be in such form and amount as would permit it to be a qualified FNMA or
FHLMC, whichever is greater, seller-servicer of multifamily mortgage loans, or in such other form and amount as would not cause an Adverse Rating Event with respect to the Certificates (as evidenced in writing from each Rating Agency) or with respect to any Specially Designated Non-Trust Mortgage Loan Securities (as
evidenced in writing by each Other Rating Agency). Each of the Master Servicers and the Special Servicer shall be deemed to have complied with the foregoing provision if an Affiliate thereof has such fidelity bond coverage and, by the terms of such fidelity bond, the coverage afforded thereunder extends to the subject Master Servicer or the Special Servicer, as the case may be. Such fidelity bond shall provide for ten (10) days' written notice to the Trustee prior to any cancellation.

            Each of the Master Servicers and the Special Servicer shall at all times during the term of this Agreement (or, in the case of the Special
Servicer, at all times during the term of this Agreement in which Specially
Serviced Trust Mortgage Loans and/or Administered REO Properties exist as part of the Trust Fund) also keep in force with Qualified Insurers, a policy or policies of insurance covering loss occasioned by the errors and omissions of its officers, employees and agents in connection with its servicing obligations hereunder, which policy or policies shall be in such form and amount as would permit it to be a qualified FNMA seller-servicer of multifamily mortgage loans, or in such other form and amount as would not cause an Adverse Rating Event with respect to the Certificates (as evidenced in writing from each Rating Agency) or with respect to any Specially Designated Non-Trust Mortgage Loan Securities (as
evidenced in writing by each Other Rating Agency). Each of the Master Servicers and the Special Servicer shall be deemed to have complied with the foregoing provisions if an Affiliate thereof has such insurance and, by the terms of such policy or policies, the coverage afforded thereunder extends to the subject
Master Servicer or the Special Servicer, as the case may be. Any such errors and omissions policy shall provide for ten (10) days' written notice to the Trustee prior to cancellation. The Master Servicers and the Special Servicer shall each cause the Trustee to be an additional loss payee on any policy currently in place or procured pursuant to the requirements of this Section 3.07(c).

                                      -163-

            For so long as the long-term debt obligations of a Master Servicer or Special Servicer, as the case may be (or, in the case of the initial Master
Servicers and Special Servicer, their respective direct or indirect parent), are rated at least "A" or the equivalent by all of the Rating Agencies (or such lower rating as will not result in an Adverse Rating Event with respect to the
Certificates, as evidenced in writing by the Rating Agencies, or with respect to any Specially Designated Non-Trust Mortgage Loan Securities, as evidenced in writing by the Other Rating Agencies), such Person may self-insure with respect to the risks described in this subsection.

            (d)   Within 90 days of the Closing Date, with respect to each of the Trust Mortgage Loans identified on Schedule III attached hereto as being covered by a lender's environmental insurance policy, the applicable Master
Servicer shall notify the insurer under such environmental insurance policy and take all other action necessary for the Trustee, on behalf of the
Certificateholders (and, in the case of a Serviced Loan Combination, the related
Serviced Non-Trust Mortgage Loan Noteholder(s)), to be an insured (and, for the applicable Master Servicer, on behalf of the Trust Fund (and in the case of a
Serviced Loan Combination, the related Serviced Non-Trust Mortgage Loan
Noteholder(s)), to make claims) under such environmental insurance policy. In the event that the applicable Master Servicer has actual knowledge of any event
(an "Insured Environmental Event") giving rise to a claim under any environmental insurance policy in respect of any Serviced Mortgage Loan covered thereby, the applicable Master Servicer shall, in accordance with the terms of such environmental insurance policy and the Servicing Standard, timely make a claim thereunder with the appropriate insurer and shall take such other actions in accordance with the Servicing Standard which are necessary under such environmental insurance policy in order to realize the full value thereof for the benefit of the Certificateholders (and, in the case of a Serviced Loan
Combination, the related Serviced Non-Trust Mortgage Loan Noteholder(s)), as a
collective whole. Any legal fees, premiums or other out-of-pocket costs incurred in accordance with the Servicing Standard in connection with any such claim under an environmental insurance policy shall be paid by the applicable Master
Servicer and shall be reimbursable to it as a Servicing Advance. With respect to each environmental insurance policy that relates to one or more Trust Mortgage
Loans (other than, if applicable, the Outside Serviced Trust Mortgage Loans), the applicable Master Servicer shall review and familiarize itself with the terms and conditions relating to enforcement of claims and shall monitor the dates by which any claim must be made or any action must be taken under such policy to realize the full value thereof for the benefit of the
Certificateholders (and, in the case of a Serviced Loan Combination, the related
Serviced Non-Trust Mortgage Loan Noteholder(s)) in the event the applicable
Master Servicer has actual knowledge of an Insured Environmental Event giving rise to a claim under such policy.

            In the event that the applicable Master Servicer receives notice of any termination of any environmental insurance policy that relates to one or more Serviced Mortgage Loans, the applicable Master Servicer shall, within five
(5) Business Days after receipt of such notice, notify the Special Servicer, the
Controlling Class Representative, the Rating Agencies, and the Trustee and, in
the case of a Serviced Loan Combination, the related Serviced Non-Trust Mortgage
Loan Noteholder(s) of such termination in writing. Upon receipt of such notice, the applicable Master Servicer with respect to non-Specially Serviced Trust
Mortgage Loans, and the Special Servicer with respect to Specially Serviced
Trust Mortgage Loans, shall address such termination in accordance with Section
3.07(a) in the same manner as it would the termination of any other Insurance
Policy required under the related Trust Mortgage Loan documents. Any legal fees, premiums or other out-of-pocket costs incurred in accordance with the Servicing
Standard in connection with a resolution of such termination of an

                                      -164-

environmental insurance policy shall be paid by the applicable Master Servicer and shall be reimbursable to it as a Servicing Advance.

            SECTION 3.08    Enforcement of Alienation Clauses.

            (a)   Upon receipt of any request for a waiver in respect of a
due-on-sale (including, without limitation, a sale of a Mortgaged Property (in full or in part) or a sale, transfer, pledge or hypothecation of direct or indirect interests in a Mortgagor or its owners) or due-on-encumbrance
(including, without limitation, any mezzanine financing of a Mortgagor or a
Mortgaged Property or a sale or transfer of preferred equity in a Mortgagor or its owners) provision with respect to a Serviced Mortgage Loan or a request by a
Mortgagor for a determination with respect to a Serviced Mortgage Loan which by its terms permits transfer, assumption or further encumbrance without lender consent upon the satisfaction of certain conditions, that such conditions have been satisfied, the applicable Master Servicer shall: (i) in the case of a
Serviced Mortgage Loan that is not a Specially Serviced Mortgage Loan, analyze such request, prepare all written materials in connection with such analysis and, if it approves such request in accordance with the Servicing Standard, close the related transaction, subject to Section 6.11, Section 6.12 and Section
6.13, in each case as and if applicable, and any applicable intercreditor, co-lender or similar agreement; and (ii) in the case of a Specially Serviced
Mortgage Loan, promptly forward such request to the Special Servicer, who, if otherwise permitted pursuant to this Agreement, shall analyze such request, shall prepare all written materials in connection with such analysis, and shall, if it approves such request in accordance with the Servicing Standard, close the related transaction, subject to Section 6.11, Section 6.12 and Section 6.13, in each case as and if applicable, and any applicable intercreditor, co-lender or similar agreement; provided that neither a Master Servicer nor any Sub-Servicer on its behalf may waive any due-on-sale or due-on-encumbrance provision or consent to any assumption without the consent of the Special Servicer and, if required under a related Co-Lender Agreement, the consent of the related
Serviced Non-Trust Mortgage Loan Noteholder(s). With respect to all Serviced
Mortgage Loans, the Special Servicer, on behalf of the Trustee as the mortgagee of record (or, in the case of a Serviced Non-Trust Mortgage Loan, on behalf of the related Serviced Non-Trust Mortgage Loan Noteholder), shall, to the extent permitted by applicable law, enforce the restrictions contained in the related
Mortgage on transfers or further encumbrances of the related Mortgaged Property and on transfers of interests in the related Mortgagor (either directly for
Specially Serviced Mortgage Loans or by denying consent with respect to Serviced
Mortgage Loans that are not Specially Serviced Mortgage Loans), unless the
Special Servicer (or, in the case of a Serviced Mortgage Loan that is not a
Specially Serviced Mortgage Loan, the applicable Master Servicer), subject to
Section 6.11, Section 6.12 and Section 6.13, in each case if and as applicable, has determined, consistent with the Servicing Standard, that waiver of such restrictions would be in accordance with the Servicing Standard. Promptly after the Special Servicer or, if applicable, the applicable Master Servicer, subject to Section 6.11, Section 6.12 and Section 6.13, in each case if and as applicable, has made any such determination, such servicer shall deliver to the
Trustee, the Rating Agencies and each other party hereto an Officer's
Certificate setting forth the basis for such determination. None of the Master
Servicers, the Special Servicer or a Sub-Servicer on behalf of any of them shall exercise (or, in the case of the Special Servicer, consent to a Master Servicer exercising) any such waiver in respect of a due-on-encumbrance provision of: (x)
any Serviced Trust Mortgage Loan (i) with respect to which the aggregate of the
Stated Principal Balance of such Trust Mortgage Loan and the Stated Principal
Balance of all other Trust Mortgage Loans that are cross-collateralized with, cross-defaulted with or have been made to Mortgagors affiliated with the
Mortgagor on such Trust Mortgage Loan, is equal to or in excess of $20,000,000,
(ii) with respect to which the aggregate of the Stated Principal Balance of such
Trust

                                      -165-

Mortgage Loan and the Stated Principal Balance of all other Trust Mortgage Loans that are cross-collateralized with, cross-defaulted with or have been made to
Mortgagors affiliated with the Mortgagor on such Trust Mortgage Loan, are greater than 5% (or, with respect to S&P, 2%) of the aggregate Stated Principal
Balance of all Trust Mortgage Loans or (iii) is one of the ten (10) largest
Trust Mortgage Loans as of the date of the waiver (by Stated Principal Balance), without receiving prior written confirmation from each Rating Agency that such action would not result in an Adverse Rating Event with respect to the
Certificates (and if the subject Trust Mortgage Loan is part of a Loan
Combination that includes a Specially Designated Non-Trust Mortgage Loan, without receiving prior written confirmation from each applicable Other Rating
Agency that such action would not result in an Adverse Rating Event with respect to any related Specially Designated Non-Trust Mortgage Loan Securities); or (y)
any Serviced Trust Mortgage Loan with respect to which the related Loan-to-Value
Ratio (calculated to include the existing indebtedness secured by any encumbrance and the proposed additional debt) would be equal to or greater than
85% or the Debt Service Coverage Ratio (calculated to include the existing indebtedness secured by any encumbrance and the proposed additional debt) would be 1.2x or less, without receiving a prior written confirmation from S&P that such action would not result in an Adverse Rating Event with respect to the
Certificates (and if the subject Trust Mortgage Loan is part of a Loan
Combination that includes a Specially Designated Non-Trust Mortgage Loan, and if
S&P has rated any of the related Specially Designated Non-Trust Mortgage Loan
Securities, without receiving written confirmation from S&P that such action would not result in an Adverse Rating Event with respect to such Specially
Designated Non-Trust Mortgage Loan Securities). In addition, none of the Master
Servicers, the Special Servicer or a Sub-Servicer on behalf of any of them shall waive (or, in the case of the Special Servicer, consent to a Master Servicer waiving) any due-on-sale provision of any Serviced Trust Mortgage Loan with respect to which (i) the aggregate of the Stated Principal Balance of such Trust
Mortgage Loan and the Stated Principal Balance of all other Trust Mortgage Loans that are cross-collateralized with, cross-defaulted with or have been made to
Mortgagors affiliated with the Mortgagor on such Trust Mortgage Loan, is equal to or in excess of $35,000,000 (or, in the case of Moody's, $20,000,000), (ii)
the aggregate of the Stated Principal Balance of such Trust Mortgage Loan and the Stated Principal Balance of all other Trust Mortgage Loans that are cross-collateralized with, cross-defaulted with or have been made to Mortgagors affiliated with the Mortgagor on such Trust Mortgage Loan, are greater than 5%
of the aggregate Stated Principal Balance of all Trust Mortgage Loans or (iii)
such Trust Mortgage Loan is one of the ten (10) largest Trust Mortgage Loans as of the date of the waiver (by Stated Principal Balance), without receiving prior written confirmation from each Rating Agency that such action would not result in an Adverse Rating Event with respect to the Certificates (and if the subject
Trust Mortgage Loan is part of a Loan Combination that includes a Specially
Designated Non-Trust Mortgage Loan, without receiving prior written confirmation from each applicable Other Rating Agency that such action would not result in an
Adverse Rating Event with respect to any related Specially Designated Non-Trust
Mortgage Loan Securities). If a Trust Mortgage Loan does not meet the criteria set forth in clause (i), (ii) or (iii) of the preceding sentence or clause (x)
or (y) of the second preceding sentence, if and as applicable, then the Special
Servicer (or, in the case of a Performing Serviced Trust Mortgage Loan, the applicable Master Servicer) may waive the subject requirement without approval by any Rating Agency (or, if applicable, any Other Rating Agency) in accordance with the Servicing Standard. Any fees charged by the respective Rating Agencies in connection with obtaining any written rating confirmation contemplated above in this paragraph shall be charged to the Mortgagor unless prohibited by the related loan documents, in which case such fees shall be Additional Trust Fund
Expenses paid out of the Collection Account (or, in the case of a Serviced Loan
Combination, shall be paid out of the related SLC Custodial Account), to the extent that the related Mortgage Loan Seller has not paid such fees, pursuant to the applicable Mortgage Loan Purchase

                                      -166-

Agreement, provided that, if and to the extent that any such Rating Agency fees paid would result in the failure of any one or more Holder(s) of Regular
Certificates and/or Floating Rate Certificates to receive any amount of principal or interest at the related Pass-Through Rate to which such Holder(s)
are entitled (in each case by the time any such amounts are due and payable to such Holder(s)), then such amounts shall be deemed to have been distributed to such Holder(s) from REMIC II, as of the time paid and then paid by such
Holder(s) and not by any REMIC Pool. If the Special Servicer (or, in the case of a Performing Serviced Trust Mortgage Loan, the applicable Master Servicer), in accordance with the Servicing Standard, determines with respect to any Serviced
Mortgage Loan that by its terms permits transfer, assumption or further encumbrance of a Serviced Mortgage Loan or the related Mortgaged Property, as applicable, without lender consent upon the satisfaction of certain conditions, that such conditions have not been satisfied, then neither the applicable Master
Servicer nor any Sub-Servicer on its behalf may permit such transfer, assumption or further encumbrance. As used in this paragraph, the terms "sale", "transfer"
and "encumbrance" include the matters contemplated by the parentheticals in the first sentence of this paragraph. None of the Master Servicers, the Special
Servicer or a Sub-Servicer on behalf of any of them has the authority to perform any of the actions set forth above in this paragraph with respect to the Outside
Serviced Trust Mortgage Loans.

            Each request for rating confirmation contemplated by the foregoing paragraph shall be accompanied by a recommendation of whether to waive the subject restrictions and an analysis supporting such recommendation.

            (b)   If a Master Servicer or Special Servicer, as applicable,
consents subsequent to the Closing Date to the incurrence by the principal(s) of a Mortgagor under a Serviced Mortgage Loan of mezzanine financing in accordance with the related loan documents and enters into an intercreditor agreement, such servicer (to the extent it is permitted to do so under the related loan documents and applicable law and in accordance with the Servicing Standard)
shall use reasonable efforts to require the related mezzanine lender to agree to pay a Liquidation Fee in connection with any purchase right that arises upon a
Serviced Mortgage Loan default in the event such purchase occurs after the expiration of 90 days from the date the right to purchase arises under such mezzanine intercreditor agreement. The foregoing sentence shall not operate to modify the provisions of the preceding paragraph of this Section 3.08(a)
regarding due-on-sale and due-on-encumbrance provisions.

            (c)   Notwithstanding anything herein to the contrary, the
applicable Master Servicer shall approve and close, without the consent of the
Special Servicer, all transfers of tenant-in-common ownership interests contemplated by the related documents for any Performing Serviced Trust Mortgage
Loan; provided that all such transfers shall be strictly in accordance with the related loan documents and the applicable Master Servicer may not waive any requirements. Upon completion of any such transfer, the applicable Master
Servicer shall promptly (i) provide notice thereof to the Special Servicer and the Controlling Class Representative and (ii) advise the Special Servicer and the Controlling Class Representative, as to total number of transfers with respect to such Performing Serviced Trust Mortgage Loan that such Master
Servicer has approved and closed as of such date and the expiration date (if any) by which any such transfer(s) must occur pursuant to the related loan document.

                                      -167-

            SECTION 3.09    Realization Upon Defaulted Trust Mortgage Loans;
                            Required Appraisals.

            (a)   The Special Servicer shall, subject to Sections 3.09(b)
through 3.09(d), Section 6.11, Section 6.12 and Section 6.13, exercise reasonable efforts, consistent with the Servicing Standard, to foreclose upon or otherwise comparably convert the ownership of properties securing such of the
Serviced Mortgage Loans as come into and continue in default and as to which no satisfactory arrangements can be made for collection of delinquent payments, including, without limitation, pursuant to Section 3.20. Subject to the second paragraph of Section 3.03(c), the applicable Master Servicer shall advance all costs and expenses (other than costs or expenses that would, if incurred, constitute a Nonrecoverable Servicing Advance) incurred by the Special Servicer in any such proceedings, and shall be entitled to reimbursement therefor as provided in Section 3.05(a). Nothing contained in this Section 3.09 shall be construed so as to require the Special Servicer, on behalf of the Trust Fund
(and, in the case of an SLC Mortgaged Property, on behalf of the related
Serviced Non-Trust Mortgage Loan Noteholder(s)), to make a bid on any Mortgaged
Property at a foreclosure sale or similar proceeding that is in excess of the fair market value of such property, as determined by the Special Servicer in accordance with the Servicing Standard and in its reasonable and good faith judgment taking into account, as applicable, among other factors, the period and amount of any delinquency on the affected Serviced Mortgage Loan, the occupancy level and physical condition of the related Mortgaged Property or Administered
REO Property, the state of the local economy, the obligation to dispose of any
REO Property within the time period specified in Section 3.16(a) and the results of any appraisal obtained pursuant to the following sentence, all such bids to be made in a manner consistent with the Servicing Standard. If and when the applicable Master Servicer or the Special Servicer deems it necessary and prudent for purposes of establishing the fair market value of any Mortgaged
Property securing a defaulted Serviced Mortgage Loan, whether for purposes of bidding at foreclosure or otherwise, it may, at the expense of the Trust Fund
(and, in the case of a Serviced Loan Combination, at the expense of the related
Serviced Non-Trust Mortgage Loan Noteholder(s)), have an appraisal performed with respect to such property by an Independent Appraiser or other expert in real estate matters; which appraisal shall take into account, as applicable, among other factors, the period and amount of any delinquency on the affected
Serviced Mortgage Loan, the occupancy level and physical condition of the related Mortgaged Property or REO Property, the state of the local economy, the obligation to dispose of any related REO Property within the time period specified in Section 3.16(a), any environmental, engineering or other third party reports available, and other factors that a prudent real estate appraiser would consider.

            With respect to each Required Appraisal Trust Mortgage Loan, the
Special Servicer will be required to obtain a Required Appraisal (or with respect to any Trust Mortgage Loan with an outstanding principal balance less than $2,000,000, an internal valuation performed by the Special Servicer) within
60 days of a Trust Mortgage Loan becoming a Required Appraisal Trust Mortgage
Loan (unless an appraisal meeting the requirements of a Required Appraisal was obtained for such Required Appraisal Trust Mortgage Loan within the prior 12 months and the Special Servicer has no actual knowledge of a material adverse change in the condition of the related Mortgaged Property in which case such appraisal may be a letter update of the Required Appraisal) and thereafter shall obtain a Required Appraisal (or with respect to any Trust Mortgage Loan with an outstanding principal balance less than $2,000,000, and in lieu of an Appraisal, an internal valuation performed by the Special Servicer) once every 12 months
(or sooner if the Special Servicer has actual knowledge of a material adverse change in the condition of the related Mortgaged Property) if such Trust
Mortgage Loan remains a Required Appraisal Trust Mortgage Loan. The Special
Servicer will deliver a copy of each

                                      -168-

Required Appraisal (or letter update or internal valuation) to the applicable
Master Servicer, the Controlling Class Representative and the Trustee (and, in
the case of an SLC Mortgaged Property, the related Serviced Non-Trust Mortgage
Loan Noteholder(s)) within 10 Business Days of obtaining such Required Appraisal
(or letter update or internal valuation). Subject to the second paragraph of
Section 3.03(c), the applicable Master Servicer shall advance the cost of such
Required Appraisal; provided, however, that such expense will be subject to reimbursement to the applicable Master Servicer as a Servicing Advance out of the Collection Accounts, pursuant to Section 3.05(a) or, in the case of a
Serviced Loan Combination, out of the related SLC Custodial Account, pursuant to
Section 3.05(e), as applicable in accordance with Section 3.05.

            Notwithstanding the foregoing, in no event shall a Master Servicer or the Special Servicer obtain an appraisal of any SLC Mortgaged Property pursuant to this Section 3.09(a) after the related SLC Trust Mortgage Loan has been paid in full.

            (b)   The Special Servicer shall not acquire any personal property pursuant to this Section 3.09 unless either:

                  (i)   such personal property is incident to real property
      (within the meaning of Section 856(e)(1) of the Code) so acquired by the
      Special Servicer; or

                  (ii)  the Special Servicer shall have obtained an Opinion of
      Counsel (the cost of which may be withdrawn from the Collection Accounts pursuant to Section 3.05(a)) or, in the case of a Serviced Loan
      Combination, if applicable, from the related SLC Custodial Account pursuant to Section 3.05(e)) to the effect that the holding of such personal property as part of the Trust Fund (in the case of a Serviced
      Loan Combination, to the extent not allocable to the related Serviced
      Non-Trust Mortgage Loan(s)) will not cause the imposition of a tax on any
      REMIC Pool under the REMIC Provisions or cause any REMIC Pool to fail to qualify as a REMIC at any time that any Certificate is outstanding.

            (c)   Notwithstanding the foregoing provisions of this Section 3.09, neither the applicable Master Servicer nor the Special Servicer shall, on behalf of the Trustee, initiate foreclosure proceedings, obtain title to a Mortgaged
Property by deed in lieu of foreclosure or otherwise, or take any other action with respect to any Mortgaged Property, if, as a result of any such action, the
Trustee, on behalf of the Certificateholders (or, in the case of an SLC
Mortgaged Property, the Certificateholders and the related Serviced Non-Trust
Mortgage Loan Noteholder(s)), could, in the reasonable judgment of the applicable Master Servicer or the Special Servicer, as the case may be, made in accordance with the Servicing Standard, be considered to hold title to, to be a
"mortgagee-in-possession" of, or to be an "owner" or "operator" of such
Mortgaged Property within the meaning of CERCLA or any comparable law (a
"potentially responsible party"), unless (as evidenced by an Officer's
Certificate to such effect delivered to the Trustee that shall specify all of the bases for such determination) the Special Servicer has previously determined in accordance with the Servicing Standard, and based on an Environmental
Assessment of such Mortgaged Property performed by an Independent Person who regularly conducts Environmental Assessments and performed within six (6) months prior to any such acquisition of title or other action (a copy of which
Environmental Assessment shall be delivered to the Trustee, the Controlling
Class Representative and the applicable Master Servicer (and, in the case of an
SLC Mortgaged Property, the related Serviced Non-Trust Mortgage Loan
Noteholder(s)), that:

                                      -169-

                  (i)   the Mortgaged Property is in compliance with applicable
      environmental laws and regulations or, if not, that it would maximize the recovery to the Certificateholders (and, in the case of an SLC Mortgaged
      Property, to the related Serviced Non-Trust Mortgage Loan Noteholder(s) as set forth in the related Co-Lender Agreement) as a collective whole
      (taking into account the subordination of any related Serviced Non-Trust
      Mortgage Loan(s)), on a present value basis (the relevant discounting of anticipated collections that will be distributable to Certificateholders
      (and, in the case of an SLC Mortgaged Property, to the related Serviced
      Non-Trust Mortgage Loan Noteholder(s)) to be performed at the related Net
      Mortgage Rate) to acquire title to or possession of the Mortgaged Property and to take such actions as are necessary to bring the Mortgaged Property into compliance therewith in all material respects; and

                  (ii)  there are no circumstances or conditions present at the
      Mortgaged Property relating to the use, management or disposal of
      Hazardous Materials for which investigation, testing, monitoring, containment, clean-up or remediation could be required under any applicable environmental laws and regulations or, if such circumstances or conditions are present for which any such action could reasonably be expected to be required, that it would maximize the recovery to the
      Certificateholders (and, in the case of an SLC Mortgaged Property, to the related Serviced Non-Trust Mortgage Loan Noteholder(s)) as a collective whole, on a present value basis (the relevant discounting of anticipated collections that will be distributable to Certificateholders (and, in the case of an SLC Mortgaged Property, to the related Serviced Non-Trust
      Mortgage Loan Noteholder(s)) to be performed at the related Net Mortgage
      Rate) to acquire title to or possession of the Mortgaged Property and to take such actions with respect to the affected Mortgaged Property.

            The Special Servicer shall undertake, in good faith, reasonable efforts to make the determination referred to in the preceding paragraph promptly and may conclusively rely on the Environmental Assessment referred to above in making such determination. The cost of any such Environmental
Assessment, as well as the cost of any remedial, corrective or other further action contemplated by clause (i) and/or clause (ii) of the preceding paragraph shall be at the expense of the Trust Fund (except to the extent, in the case of an SLC Mortgaged Property, that such expense is payable out of the proceeds of the related Serviced Non-Trust Mortgage Loan(s) pursuant to the related
Co-Lender Agreement and this Agreement, and except with respect to any
Environmental Assessment of an SLC Mortgaged Property ordered after the related
SLC Trust Mortgage Loan has been paid in full); and if any such Environmental
Assessment so warrants, the Special Servicer shall perform such additional environmental testing as it deems necessary and prudent to determine whether the conditions described in clauses (i) and (ii) of the preceding paragraph have been satisfied, the cost of which shall be at the expense of the Trust Fund
(except to the extent, in the case of the an SLC Mortgaged Property, that such expense is payable out of the proceeds of the related Serviced Non-Trust
Mortgage Loan(s) pursuant to the related Co-Lender Agreement and this Agreement, and except with respect to any Environmental Assessment of an SLC Mortgaged
Property ordered after the related SLC Trust Mortgage Loan has been paid in full).

            (d)   If the environmental testing contemplated by Section 3.09(c)
above establishes that any of the conditions set forth in clauses (i) and (ii)
thereof has not been satisfied with respect to any Mortgaged Property securing a
Defaulted Trust Mortgage Loan and there is no breach of a representation or warranty requiring repurchase under the applicable Mortgage Loan Purchase
Agreement, then (subject to Section 6.11, Section 6.12 and Section 6.13) the
Special Servicer shall take

                                      -170-

such action as is in accordance with the Servicing Standard (other than proceeding against the Mortgaged Property) and, at such time as it deems appropriate, may, on behalf of the Trustee, release all or a portion of such
Mortgaged Property from the lien of the related Mortgage.

            (e)   The Special Servicer shall report to the applicable Master
Servicer, the Controlling Class Representative and the Trustee (and, in the case of an SLC Mortgaged Property, the related Serviced Non-Trust Mortgage Loan
Noteholder(s)) monthly in writing as to any actions taken by the Special
Servicer with respect to any Mortgaged Property that represents security for a
Defaulted Trust Mortgage Loan as to which the environmental testing contemplated in Section 3.09(c) above has revealed that any of the conditions set forth in clauses (i) and (ii) thereof has not been satisfied, in each case until the earlier to occur of satisfaction of all such conditions and release of the lien of the related Mortgage on such Mortgaged Property.

            (f)   The Special Servicer shall have the right to determine, in accordance with the Servicing Standard, the advisability of seeking to obtain a deficiency judgment if the state in which the Mortgaged Property is located and the terms of the related Serviced Mortgage Loan permit such an action and shall, in accordance with the Servicing Standard, seek such deficiency judgment with respect to a Serviced Mortgage Loan if it deems advisable.

            (g)   The applicable Master Servicer shall, with the reasonable
cooperation of the Special Servicer, prepare and file information returns with respect to reports of foreclosures and abandonments of any Mortgaged Property
(other than any Mortgaged Property that secures an Outside Serviced Trust
Mortgage Loan) and the information returns relating to any Mortgaged Property securing a Serviced Mortgage Loan required by Sections 6050J and 6050P of the
Code and each year deliver to the Trustee an Officer's Certificate stating that such reports have been filed. Such reports shall be in form and substance sufficient to meet the reporting requirements imposed by Sections 6050J and
6050P of the Code.

            (h)   The Special Servicer shall maintain accurate records, prepared by a Servicing Officer, of each Final Recovery Determination in respect of any
Serviced Mortgage Loan or Administered REO Property and the basis thereof. Each
Final Recovery Determination shall be evidenced by an Officer's Certificate
(together with the basis and back-up documentation for the determination)
delivered to the Trustee, the Controlling Class Representative (and, with respect to a Serviced Loan Combination or any related REO Property, the related
Serviced Non-Trust Mortgage Loan Noteholder(s)) and the applicable Master
Servicer no later than the third Business Day following such Final Recovery
Determination.

            (i)   Upon reasonable request of the applicable Master Servicer, the
Special Servicer shall deliver to it and the related Sub-Servicer any other information and copies of any other documents in its possession with respect to a Specially Serviced Mortgage Loan or the related Mortgaged Property.

            SECTION 3.10    Trustee and Custodian to Cooperate; Release of
                            Mortgage Files.

            (a)   Upon the payment in full of any Serviced Trust Mortgage Loan, or the receipt by the applicable Master Servicer of a notification that payment in full shall be escrowed in a manner customary for such purposes, the applicable Master Servicer shall promptly notify the Trustee in writing by a certification (which certification shall be in the form of a Request for Release in the form of Exhibit D-1 attached hereto and shall be accompanied by the form of a release or discharge and shall

                                      -171-

include a statement to the effect that all amounts received or to be received in connection with such payment which are required to be deposited in the applicable Master Servicer's Collection Account pursuant to Section 3.04(a) have been or will be so deposited) of a Servicing Officer (a copy of which certification shall be delivered to the Special Servicer) and shall request delivery to it of the related Mortgage File. Upon receipt of such certification and request, the Trustee shall release, or cause any related Custodian to release, the related Mortgage File to the applicable Master Servicer and shall deliver to the applicable Master Servicer such release or discharge, duly executed. No expenses incurred in connection with any instrument of satisfaction or deed of reconveyance shall be chargeable to a Collection Account, any SLC
Custodial Account or the Distribution Account.

            (b)   If from time to time, and as appropriate for servicing or
foreclosure of any Serviced Trust Mortgage Loan, the applicable Master Servicer or the Special Servicer shall otherwise require any Mortgage File (or any portion thereof), the Trustee, upon request of the applicable Master Servicer and receipt from the applicable Master Servicer of a Request for Release in the form of Exhibit D-1 attached hereto signed by a Servicing Officer thereof, or upon request of the Special Servicer and receipt from the Special Servicer of a
Request for Release in the form of Exhibit D-2 attached hereto, shall release, or cause any related Custodian to release, such Mortgage File (or portion thereof) to the applicable Master Servicer or the Special Servicer, as the case may be. Upon return of such Mortgage File (or portion thereof) to the Trustee or related Custodian, or the delivery to the Trustee of a certificate of a
Servicing Officer of the Special Servicer stating that such Serviced Trust
Mortgage Loan was liquidated and that all amounts received or to be received in connection with such liquidation that are required to be deposited into the applicable Master Servicer's Collection Account or, if applicable, the related
SLC Custodial Account, pursuant to Section 3.04(a) or Section 3.04(f), as the case may be, have been or will be so deposited, or that the related Mortgaged
Property has become an REO Property, a copy of the Request for Release shall be released by the Trustee or related Custodian to the applicable Master Servicer or the Special Servicer, as applicable.

            (c)   Within seven (7) Business Days (or within such shorter period
(but no less than three (3) Business Days) as execution and delivery can reasonably be accomplished if the Special Servicer notifies the Trustee of an exigency) of the Special Servicer's request therefor, the Trustee shall execute and deliver to the Special Servicer (or the Special Servicer may execute and deliver in the name of the Trustee based on a limited power of attorney issued in favor of the Special Servicer pursuant to Section 3.01(b)), in the form supplied to the Trustee, any court pleadings, requests for trustee's sale or other documents stated by the Special Servicer to be reasonably necessary to the foreclosure or trustee's sale in respect of a Mortgaged Property or REO Property or to any legal action brought to obtain judgment against any Mortgagor on the
Mortgage Note or Mortgage or to obtain a deficiency judgment, or to enforce any other remedies or rights provided by the Mortgage Note or Mortgage or otherwise available at law or in equity or to defend any legal action or counterclaim filed against the Trust Fund, a Master Servicer or the Special Servicer.
Together with such documents or pleadings, the Special Servicer shall deliver to the Trustee a certificate of a Servicing Officer requesting that such pleadings or documents be executed by the Trustee and certifying as to the reason such documents or pleadings are required and that the execution and delivery thereof by the Trustee will not invalidate or otherwise affect the lien of the Mortgage, except for the termination of such a lien upon completion of the foreclosure or trustee's sale.

            (d)   Consistent with the foregoing, the applicable Master Servicer and the Special Servicer each shall request from a Serviced Non-Trust Mortgage
Loan Noteholder the Mortgage Note

                                      -172-

for the related Serviced Non-Trust Mortgage Loan under substantially the same circumstances that it would request from the Trustee the Mortgage Note for the related SLC Trust Mortgage Loan and shall retain the same only for so long as servicing and administration of such Serviced Non-Trust Mortgage Loan requires.

            (e)   If from time to time, pursuant to the terms of the related
Co-Lender Agreement and the related Outside Servicing Agreement, and as appropriate for enforcing the terms of, or in connection with the final payment on, an Outside Serviced Trust Mortgage Loan, any related Outside Servicer or the appropriate Non-Trust Mortgage Loan Noteholder requests delivery to it of the original Mortgage Note for such Outside Serviced Trust Mortgage Loan, then the
Trustee shall release or cause the release of such original Mortgage Note to the requesting party or its designee. In connection with the release of the original
Mortgage Note for any Outside Serviced Trust Mortgage Loan in accordance with the preceding sentence, the Trustee shall obtain such documentation (such as a custodial receipt) as is appropriate to evidence the holding by the applicable
Outside Servicer or the appropriate Non-Trust Mortgage Loan Noteholder as custodian on behalf of and for the benefit of the Trustee.

            SECTION 3.11    Servicing Compensation.

            (a)   As compensation for its activities hereunder, subject to
Section 3.11(e), each Master Servicer shall be entitled to receive the Master
Servicing Fee with respect to each Trust Mortgage Loan (including each Specially
Serviced Trust Mortgage Loan), Serviced Non-Trust Mortgage Loan and REO Mortgage
Loan as to which it is the applicable Master Servicer. As to each Trust Mortgage
Loan, Serviced Non-Trust Mortgage Loan and REO Mortgage Loan, the related Master
Servicing Fee shall accrue at the related Master Servicing Fee Rate and on the same principal amount respecting which the related interest payment due on such
Trust Mortgage Loan or Serviced Non-Trust Mortgage Loan or deemed to be due on such REO Mortgage Loan is computed and be calculated on the same interest accrual basis (i.e., an Actual/360 Basis or a 30/360 Basis) as such Trust
Mortgage Loan, Serviced Non-Trust Mortgage Loan or REO Mortgage Loan (or, in the
event of a Principal Prepayment in full or other Liquidation Event with respect to a Trust Mortgage Loan, Serviced Non-Trust Mortgage Loan or REO Mortgage Loan,
on the basis of the actual number of days to elapse from and including the related Due Date to but excluding the date of such Principal Prepayment or
Liquidation Event in a month consisting of 30 days). The Master Servicing Fee with respect to any Trust Mortgage Loan, Serviced Non-Trust Mortgage Loan or REO
Mortgage Loan shall cease to accrue if a Liquidation Event occurs in respect thereof. Earned but unpaid Master Servicing Fees shall be payable monthly, on a loan-by-loan basis, from payments of interest on each Trust Mortgage Loan or
Serviced Non-Trust Mortgage Loan and REO Revenues allocable as interest on each
REO Mortgage Loan. The applicable Master Servicer, on behalf of itself and the holder of the related Excess Servicing Strip, shall be entitled to recover unpaid Master Servicing Fees in respect of any Trust Mortgage Loan, Serviced
Non-Trust Mortgage Loan or REO Mortgage Loan out of that portion of related
Insurance Proceeds or Liquidation Proceeds allocable as recoveries of interest, to the extent permitted by Section 3.05(a)(iii) or Section 3.05(e)(iii), as
applicable. Subject to the next paragraph, the right to receive the Master
Servicing Fee may not be transferred in whole or in part except in connection with the transfer of all of the applicable Master Servicer's responsibilities and obligations under this Agreement. Notwithstanding anything herein to the contrary, in no event shall any Master Servicing Fee with respect to a Serviced
Non-Trust Mortgage Loan or any successor REO Mortgage Loan with respect thereto be payable out of collections on the Mortgage Pool, and in no event shall any
Master Servicing Fee accrue in respect of the Mall of America Trust Mortgage
Loan or any successor REO Trust Mortgage Loan with respect thereto.

                                      -173-

            Notwithstanding anything herein to the contrary, each initial Master
Servicer (and its successors and assigns) may at its option assign or pledge to any third party or retain for itself the related Aggregate Excess Servicing
Strip (in whole but not in part); provided that any assignee or pledgee of such
Aggregate Excess Servicing Strip must be a Qualified Institutional Buyer or
Institutional Accredited Investor (other than a Plan); and provided, further, that no transfer, sale, pledge or other assignment of such Aggregate Excess
Servicing Strip shall be made unless that transfer, sale, pledge or other assignment is exempt from the registration and/or qualification requirements of the Securities Act and any applicable state securities laws and is otherwise made in accordance with the Securities Act and such state securities laws; and
provided, further, that in the event of any resignation or termination of
Wachovia, as the initial Master Servicer No. 1, Midland, as the initial Master
Servicer No. 2, or Capmark, as the initial Master Servicer No. 3, all or any portion of the related Aggregate Excess Servicing Strip may, to protect REMIC I against an associated increase in expenses, be reduced by the Trustee to the extent necessary (in the sole discretion of the Trustee) for the Trustee to obtain a qualified successor Master Servicer (which successor may include the
Trustee) that meets the requirements of Sections 6.04 and 7.02 and that requires market rate servicing compensation that, in the case of each Trust Mortgage Loan and REO Trust Mortgage Loan as to which Wachovia, Midland or Capmark, as the case may be, was the applicable Master Servicer, accrues at a per annum rate greater than the excess of the related Master Servicing Fee Rate over the then related Excess Servicing Fee Rate. For the avoidance of doubt, a Sub-Servicer to a Sub-Servicing Agreement dated the date hereof shall not be deemed to be the holder of an Excess Servicing Strip with respect to any sub-servicing fee payable thereunder. Each initial Master Servicer and each successor holder of the related Aggregate Excess Servicing Strip desiring to effect a transfer, sale, pledge or other assignment of such Aggregate Excess Servicing Strip shall, and such initial Master Servicer hereby agrees, and each such subsequent holder of the related Aggregate Excess Servicing Strip by its acceptance thereof shall be deemed to have agreed, in connection with any transfer, sale, pledge or other assignment of such Aggregate Excess Servicing Strip effected by such Person, to indemnify the Certificateholders, the Trust, the Depositor, the Underwriters,
the Trustee, the Certificate Administrator, the Master Servicers, the
Certificate Registrar and the Special Servicer against any liability that may result if such transfer, sale, pledge or other assignment is not exempt from registration and/or qualification under the Securities Act or other applicable federal and state securities laws or is not made in accordance with such federal and state laws or in accordance with the foregoing provisions of this paragraph.
By its acceptance of an Aggregate Excess Servicing Strip, the holder thereof shall be deemed to have agreed (i) to keep all information relating to the Trust and the Trust Fund and made available to it by the applicable Master Servicer confidential (except as permitted pursuant to clause (iii) below or, in the case of a Master Servicer, as contemplated hereby in the performance of its duties and obligations hereunder), (ii) not to use or disclose such information in any manner that could result in a violation of any provision of the Securities Act or other applicable securities laws or that would require registration of such
Aggregate Excess Servicing Strip or any Non-Registered Certificate pursuant to the Securities Act, and (iii) not to disclose such information, and to cause its officers, directors, partners, employees, agents or representatives not to disclose such information, in any manner whatsoever, in whole or in part, to any other Person other than such holder's auditors, legal counsel and regulators, except to the extent such disclosure is required by law, court order or other legal requirement or to the extent such information is of public knowledge at the time of disclosure by such holder or has become generally available to the public other than as a result of disclosure by such holder; provided, however, that such holder may provide all or any part of such information to any other
Person who is contemplating an acquisition of the subject Aggregate Excess
Servicing Strip if, and only if, such Person (x) confirms in writing such prospective acquisition and (y) agrees in writing to keep such information confidential, not to use or

                                      -174-

disclose such information in any manner that could result in a violation of any provision of the Securities Act or other applicable securities laws or that would require registration of the subject Aggregate Excess Servicing Strip or any Non-Registered Certificates pursuant to the Securities Act and not to disclose such information, and to cause its officers, directors, partners, employees, agents or representatives not to disclose such information, in any manner whatsoever, in whole or in part, to any other Person other than such
Persons' auditors, legal counsel and regulators. From time to time following any transfer, sale, pledge or assignment of any Aggregate Excess Servicing Strip, the Person then acting as the applicable Master Servicer shall pay, out of each amount paid to such Master Servicer as Master Servicing Fees with respect to any related Trust Mortgage Loan or REO Trust Mortgage Loan, as the case may be, the
Excess Servicing Strip attributable to such Trust Mortgage Loan or REO Trust
Mortgage Loan to the holder of such Aggregate Excess Servicing Strip within one
(1) Business Day following the payment of such Master Servicing Fees to the applicable Master Servicer, in each case in accordance with payment instructions provided by such holder in writing to the applicable Master Servicer. The holder of an Aggregate Excess Servicing Strip shall not have any rights under this
Agreement except as set forth in the preceding sentences of this paragraph. The applicable Master Servicer shall pay the Excess Servicing Strip for any Trust
Mortgage Loan or REO Trust Mortgage Loan to the holder of the applicable
Aggregate Excess Servicing Strip at such time and to the extent the applicable
Master Servicer is entitled to receive payment of its Master Servicing Fees for such Trust Mortgage Loan or REO Trust Mortgage Loan, as the case may be, hereunder, notwithstanding any resignation or termination of the applicable initial Master Servicer hereunder (subject to reduction as provided above this paragraph).

            (b)   Subject to Section 3.11(e), additional servicing compensation in the form of (i) all late payment charges, Penalty Interest, assumption application fees, modification fees for Serviced Mortgage Loan modifications made by the applicable Master Servicer pursuant to Section 3.20(h), defeasance fees, charges for beneficiary statements or demands, amounts collected for checks returned for insufficient funds and any similar fees (excluding
Prepayment Premiums or Yield Maintenance Charges), in each case to the extent actually paid by a Mortgagor with respect to a Serviced Mortgage Loan and, with respect to assumption application fees, late payment charges and Penalty
Interest, accrued during the time that such Serviced Mortgage Loan was not a
Specially Serviced Mortgage Loan, and (ii) 50% of any assumption fee, and 50%
any modification fee received in connection with a modification, waiver or amendment as to which the consent of the Special Servicer is required pursuant to the terms of this Agreement (other than a modification fee received in connection with a modification, waiver or amendment pursuant to Section
3.20(h)), in each case to the extent actually paid by a Mortgagor with respect to any Serviced Mortgage Loan that is not a Specially Serviced Mortgage Loan, may be retained by the applicable Master Servicer or shall be promptly paid to the applicable Master Servicer by the Special Servicer and are not required to be deposited in its Collection Account or, if applicable, an SLC Custodial
Account; provided that the applicable Master Servicer's right to receive late payment charges and Penalty Interest pursuant to clause (i) above shall be limited to the portion of such items that have not been applied to pay interest on Advances and property inspection costs as provided in Sections 3.03(d),
3.12(a) and 4.03(d) or to reimburse the Trust Fund for previously incurred
Additional Trust Fund Expenses pursuant to this Section 3.11(b). To the extent the applicable Master Servicer receives late payment charges or Penalty Interest on a Serviced Mortgage Loan for which interest on Advances or inspection costs pursuant to Section 3.12(a) are outstanding or any Additional Trust Fund
Expenses (exclusive of Workout Fees, Liquidation Fees and Special Servicing
Fees) related to such Serviced Mortgage Loan have been incurred since the
Closing Date immediately preceding the receipt of such late payment charges or
Penalty Interest and not previously reimbursed to the Trust

                                      -175-

Fund, the applicable Master Servicer shall deposit in its Collection Account, by the end of the Collection Period in which such late payment charges or Penalty
Interest, as the case may be, was received (or, if later, upon its receipt from the Special Servicer), an amount equal to the lesser of (i) the amount of late payment charges or Penalty Interest received on such Serviced Mortgage Loan or
(ii) the sum of (A) the amount of interest on Advances related to such Serviced
Mortgage Loan then due and payable hereunder in accordance with Section 3.03(d)
and/or (except with respect to any Serviced Non-Trust Mortgage Loan or any successor REO Serviced Non-Trust Mortgage Loan with respect thereto) Section
4.03(d), (B) the amount of any unpaid inspection costs pursuant to Section
3.12(a) related to such Serviced Mortgage Loan and (C) without duplication, the amount of Additional Trust Fund Expenses (including, without limitation, interest on Advances and inspection costs pursuant to Section 3.12(a), but excluding Workout Fees, Liquidation Fees and Special Servicing Fees) related to such Serviced Mortgage Loan incurred since the Closing Date and not previously reimbursed to the Trust Fund. To the extent that the applicable Master Servicer is not entitled to late payment charges or Penalty Interest, pursuant to the immediately preceding sentence, the applicable Master Servicer shall deposit such late payment charges and Penalty Interest in its Collection Account.
Subject to the two preceding sentences, Penalty Interest or late payment charges in respect of any Serviced Mortgage Loan that have accrued during the period when the related Serviced Mortgage Loan is not a Specially Serviced Mortgage
Loan shall be additional compensation to the applicable Master Servicer even if collected during the period when the related Serviced Mortgage Loan is a
Specially Serviced Mortgage Loan. Notwithstanding the foregoing, any late payment charges or penalty interest allocated to an Outside Serviced Trust
Mortgage Loan, in accordance with the related Co-Lender Agreement, the related
Outside Servicing Agreement, shall be applied to pay interest on P&I Advances made on and to Additional Trust Fund Expenses allocated to such Outside Serviced
Trust Mortgage Loan in accordance with the related Co-Lender Agreement and the related Outside Servicing Agreement and this Agreement, and then, to the extent any amounts remain, to the applicable Master Servicer as additional servicing compensation. The applicable Master Servicer shall also be entitled to additional servicing compensation in the form of: (i) Prepayment Interest
Excesses on the Serviced Mortgage Loans (subject to Section 3.11(e)); (ii)
interest or other income earned on deposits in the Collection Account and any
SLC Custodial Account maintained thereby, in accordance with Section 3.06(b)
(but only to the extent of the Net Investment Earnings, if any, with respect to each such account for each Collection Period); and (iii) to the extent not required to be paid to any Mortgagor under applicable law or the terms of the related Serviced Mortgage Loan, any interest or other income earned on deposits in the Reserve Accounts and Servicing Accounts maintained thereby (but only to the extent of the Net Investment Earnings, if any, with respect to each such account for each Collection Period).

            Each Master Servicer shall be required to pay out of its own funds all allocable overhead and all general and administrative expenses incurred by it in connection with its servicing activities hereunder (including, without limitation, payment of any amounts due and owing to any of its Sub-Servicers and the premiums for any blanket policy insuring against hazard losses pursuant to
Section 3.07(b)), if and to the extent such expenses are not payable directly out of its Collection Account or, with respect to a Serviced Loan Combination, out of the related SLC Custodial Account, and such Master Servicer shall not be entitled to reimbursement therefor except as expressly provided in this
Agreement. None of the Master Servicers shall waive or agree to any discount of any portion of assumption fees to which the Special Servicer is entitled without the Special Servicer's prior written consent.

                                      -176-

            (c)   As compensation for its activities hereunder, subject to
Section 3.11(e), the Special Servicer shall be entitled to receive the Special
Servicing Fee with respect to each Specially Serviced Mortgage Loan and each REO
Mortgage Loan that relates to an Administered REO Property. As to each such
Specially Serviced Mortgage Loan and each such REO Mortgage Loan that relates to an Administered REO Property, the Special Servicing Fee shall accrue at the
Special Servicing Fee Rate and on the same principal amount respecting which the related interest payment due on such Specially Serviced Mortgage Loan or deemed to be due on such REO Mortgage Loan is computed and be calculated on the same interest accrual basis (i.e., an Actual/360 Basis or a 30/360 Basis) as such
Specially Serviced Mortgage Loan or such REO Mortgage Loan (or, in the event of a Principal Prepayment in full or other Liquidation Event with respect to a
Specially Serviced Mortgage Loan or REO Mortgage Loan, on the basis of the actual number of days to elapse from and including the related Due Date to but excluding the date of such Principal Prepayment or Liquidation Event in a month consisting of 30 days). The Special Servicing Fee with respect to any Specially
Serviced Mortgage Loan or any REO Mortgage Loan that relates to an Administered
REO Property shall cease to accrue as of the date a Liquidation Event occurs in respect thereof or it becomes a Corrected Mortgage Loan. Earned but unpaid
Special Servicing Fees shall be payable monthly out of general collections on the Trust Mortgage Loans and any REO Properties on deposit in the Collection
Account pursuant to Section 3.05(a).

            As further compensation for its activities hereunder, subject to
Section 3.11(e), the Special Servicer shall be entitled to receive the Workout
Fee with respect to each Corrected Mortgage Loan, so long as such loan remains a
Corrected Mortgage Loan. As to each Corrected Mortgage Loan, the Workout Fee shall be payable out of, and shall be calculated by application of the Workout
Fee Rate to, each collection of interest (other than Additional Interest and
Penalty Interest) and principal received on such Serviced Mortgage Loan for so long as it remains a Corrected Mortgage Loan. The Workout Fee with respect to any Corrected Mortgage Loan will cease to be payable if a Servicing Transfer
Event occurs with respect thereto or if the related Mortgaged Property becomes an REO Property; provided that a new Workout Fee would become payable if and when such Serviced Mortgage Loan again became a Corrected Mortgage Loan. If the
Special Servicer is terminated or resigns, it will retain the right to receive any and all Workout Fees payable with respect to any Specially Serviced Mortgage
Loan that became a Corrected Mortgage Loan during the period that it acted as
Special Servicer and remained a Corrected Mortgage Loan at the time of its termination or resignation or if the Special Servicer resolved the circumstances and/or conditions (including by way of a modification of the related Serviced
Mortgage Loan documents) causing the Serviced Mortgage Loan to be a Specially
Serviced Mortgage Loan, but the Serviced Mortgage Loan had not as of the time the Special Servicer is terminated or resigns become a Corrected Mortgage Loan solely because the related Mortgagor had not made three (3) consecutive monthly debt service payments (but had made the most recent monthly debt service payment prior to the termination of the Special Servicer) and subsequently becomes a
Corrected Mortgage Loan as a result of making such three (3) consecutive payments. The successor Special Servicer will not be entitled to any portion of those Workout Fees.

            In addition, with respect to each Specially Serviced Mortgage Loan and each REO Trust Mortgage Loan that relates to an Administered REO Property
(or Qualified Substitute Mortgage Loan substituted in lieu thereof) and each REO
Serviced Non-Trust Mortgage Loan, subject to Section 3.11(e), the Special
Servicer shall be entitled to the Liquidation Fee payable out of, and calculated by application of the Liquidation Fee Rate to, all amounts (whether in the form of payments of Liquidation Proceeds or REO Revenues or a full or discounted payoff by the Mortgagor) received in respect of such

                                      -177-

Specially Serviced Mortgage Loan (including any Specially Serviced Trust
Mortgage Loan repurchased by the applicable Mortgage Loan Seller outside of the required cure period (as that cure period may be extended) as provided in the applicable Mortgage Loan Purchase Agreement) (or, in the case of an REO Mortgage
Loan, in respect of the related Administered REO Property) and allocable as a full or partial recovery of principal, interest and expenses in accordance with
Section 3.02(b) or the definition of "REO Trust Mortgage Loan" or the definition of "REO Serviced Non-Trust Mortgage Loan", as applicable; provided that no
Liquidation Fee shall be payable with respect to any amounts received on an
Outside Serviced Trust Mortgage Loan or any successor REO Trust Mortgage Loan with respect thereto or in connection with the receipt of, or out of, (i) a
Substitution Shortfall Amount or (ii) Liquidation Proceeds resulting from the purchase of any Trust Mortgage Loan or REO Property by a Mortgage Loan Seller
pursuant to the applicable Mortgage Loan Purchase Agreement (if purchased within the required cure period (as that cure period may be extended) set forth in such
Mortgage Loan Purchase Agreement), the purchase of any Trust Mortgage Loan or
REO Property by the Special Servicer or the Majority Controlling Class
Certificateholder pursuant to Section 3.18, the purchase of any Trust Mortgage
Loan by a related mezzanine lender pursuant to any applicable intercreditor, co-lender or similar agreement (if purchased within 90 days of the date that such purchase right is first exercisable), the purchase of any SLC Trust
Mortgage Loan by a related Serviced Non-Trust Mortgage Loan Noteholder pursuant to the Bear Creek Apartments Co-Lender Agreement or, if purchased within 90 days of the date that such purchase right is first exercisable, pursuant to any other
Co-Lender Agreement, or the purchase of any Trust Mortgage Loan or REO Property by a Master Servicer, the Special Servicer or the Majority Controlling Class
Certificateholder pursuant to Section 9.01, or the acquisition of any Trust
Mortgage Loan or REO Property by the Certificateholders (other than the Class R
Certificateholder) in exchange for their Certificates pursuant to Section 9.01;
provided, further, that no Liquidation Fee shall be payable (i) in connection with a Periodic Payment received in connection with such Trust Mortgage Loan or
(ii) to the extent a Workout Fee is payable concerning the Liquidation Proceeds.

            Notwithstanding the foregoing, any Special Servicing Fee, Workout
Fee and/or Liquidation Fee payable in accordance with the three preceding paragraphs with respect to a Serviced Loan Combination (including, without limitation, any successor REO Mortgage Loans comprising same) shall be paid from the collections received on such Serviced Loan Combination on deposit in the related SLC Custodial Account that may be applied to pay such fees in accordance with the related Co-Lender Agreement, pursuant to Section 3.05(e), or, if collections received thereon are insufficient, then any such fees in respect of the related SLC Trust Mortgage Loan (but not any related Serviced Non-Trust
Mortgage Loan(s)) shall be payable out of the Collection Account, pursuant to
Section 3.05(a).

            Notwithstanding anything to the contrary herein, the Special
Servicer shall not be entitled to any Special Servicing Fees, Workout Fees or
Liquidation Fees with respect to any Outside Serviced Trust Mortgage Loan or any successor REO Trust Mortgage Loan with respect thereto and, if and to the extent that any Special Servicing Fees, Workout Fees or Liquidation Fees are earned with respect to a Serviced Non-Trust Mortgage Loan or any successor REO Mortgage
Loan with respect thereto, then those fees will be solely payable out of collections on that Serviced Non-Trust Mortgage Loan or REO Mortgage Loan, as
the case may be.

            The Special Servicer's right to receive the Special Servicing Fee, the Workout Fee and the Liquidation Fee may not be transferred in whole or in part except in connection with the transfer of all of the Special Servicer's responsibilities and obligations under Sections 6.02, 6.04 and 6.09.

                                      -178-

            (d)   Subject to Section 3.11(e), additional servicing compensation in the form of: (i) all late payment charges, Penalty Interest and assumption application fees received on or with respect to Specially Serviced Mortgage
Loans actually collected that, with respect to late payment charges, Penalty
Interest and assumption application fees, accrued during the time that the subject Serviced Mortgage Loan was a Specially Serviced Mortgage Loan, (ii)
fifty percent (50%) of any assumption fee to the extent actually paid by a
Mortgagor with respect to any Serviced Mortgage Loan that is not a Specially
Serviced Mortgage Loan, and one-hundred percent (100%) of any assumption fee, to the extent actually paid by a Mortgagor with respect to any Specially Serviced
Mortgage Loan, and (iii) 50% of any modification fees collected on all Serviced
Mortgage Loans that are not Specially Serviced Mortgage Loans in connection with a modification, waiver or amendment as to which the consent of the Special
Servicer is required pursuant to the terms of this Agreement, and 100% of any modification fees collected on all Specially Serviced Mortgage Loans, in each case to the extent actually paid by the related Mortgagor (other than in connection with a modification, waiver or amendment made by the applicable
Master Servicer pursuant to Section 3.20(h)), shall be retained by the Special
Servicer or promptly paid to the Special Servicer by the applicable Master
Servicer and shall not be required to be deposited in a Collection Account or any SLC Custodial Account, as the case may be; provided that the Special
Servicer's right to receive late payment charges and Penalty Interest pursuant to clause (i) above shall be limited to the portion of such items that have not been applied to pay interest on Advances and property inspection costs in respect of the related Serviced Mortgage Loan as provided in Sections 3.03(d),
3.12(a) and 4.03(d) or to reimburse the Trust Fund for previously incurred
Additional Trust Fund Expenses pursuant to this Section 3.11(d). To the extent the Special Servicer receives late payment charges or Penalty Interest on a
Serviced Mortgage Loan for which interest on Advances or inspection costs pursuant to Section 3.12(a) are outstanding or any Additional Trust Fund
Expenses related to such Serviced Mortgage Loan have been incurred since the
Closing Date and not previously reimbursed to the Trust Fund, the Special
Servicer shall transfer to the applicable Master Servicer for deposit in its
Collection Account, within one (1) Business Day following the collection of such late payment charges or Penalty Interest, an amount equal to the lesser of (i)
the amount of late payment charges or Penalty Interest received on such Serviced
Mortgage Loan or (ii) the sum of (A) the amount of interest on Advances related to such Serviced Mortgage Loan then due and payable hereunder in accordance with
Section 3.03(d) and/or (except in the case of a Serviced Non-Trust Mortgage
Loan) Section 4.03(d), (B) the amount of any unpaid inspection costs pursuant to
Section 3.12(a) related to such Serviced Mortgage Loan and (C) without duplication, the amount of Additional Trust Fund Expenses (including, without limitation, interest on Advances and inspection costs pursuant to Section
3.12(a), but excluding Liquidation Fees, Workout Fees and Special Servicing
Fees) related to such Serviced Mortgage Loan incurred since the Closing Date and not previously reimbursed to the Trust Fund. To the extent that the Special
Servicer is not entitled to late payment charges or Penalty Interest pursuant to the immediately preceding sentence, the Special Servicer shall promptly transfer such late payment charges and Penalty Interest to the applicable Master Servicer who shall deposit such late payment charges and Penalty Interest in its
Collection Account. The Special Servicer shall also be entitled to additional servicing compensation in the form of interest or other income earned on deposits in the REO Accounts, if established, in accordance with Section 3.06(b)
(but only to the extent of the Net Investment Earnings, if any, with respect to each REO Account for each Collection Period). The Special Servicer shall be required to pay out of its own funds all allocable overhead and all general and administrative expenses incurred by it in connection with its servicing activities hereunder, and the Special Servicer shall not be entitled to reimbursement therefor, except as expressly provided in Section 3.05(a), if and to the extent such expenses are not payable directly out of a Collection
Account, any SLC Custodial Account or the REO Accounts, as the case may be.

                                      -179-

            (e)   Notwithstanding the foregoing provisions of this Section 3.11, the compensation provided to be paid to the applicable Master Servicer and the
Special Servicer in respect of the servicing and administration of a Serviced
Non-Trust Mortgage Loan and any successor REO Serviced Non-Trust Mortgage Loan with respect thereto pursuant to the terms hereof shall be paid only to the extent permitted by, and in all cases subject to, the related Co-Lender
Agreement and shall in no event be paid out of collections on the related A-Note
Trust Mortgage Loan or any successor REO Trust Mortgage Loan with respect thereto.

            SECTION 3.12    Property Inspections; Collection of Financial
                            Statements; Delivery of Certain Reports.

            (a)   The Special Servicer shall perform or cause to be performed a physical inspection of a Mortgaged Property as soon as practicable after a related Trust Mortgage Loan (i) becomes a Specially Serviced Trust Mortgage
Loan; provided that such expense shall be reimbursable first out of Penalty
Interest and late payment charges received with respect to the related Trust
Mortgage Loan in the Collection Period during which such inspection related expenses were incurred, then as an Additional Trust Fund Expense (except to the extent, in the case of a Serviced Non-Trust Mortgage Loan, that such expense is allocable to, and can be paid out of collections on, such Serviced Non-Trust
Mortgage Loan pursuant to the related Co-Lender Agreement, in which case it shall be reimbursable from amounts otherwise payable to the related Serviced
Non-Trust Mortgage Loan Noteholder that are on deposit in the related SLC
Custodial Account). Each applicable Master Servicer for each Trust Mortgage Loan other than a Specially Serviced Trust Mortgage Loan or REO Trust Mortgage Loan
and the Special Servicer for each Specially Serviced Trust Mortgage Loan and REO
Trust Mortgage Loan shall (and in the case of a Master Servicer, at its expense)
perform or cause to be performed an inspection of all the Mortgaged Properties at least once per calendar year (or, in the case of each Mortgaged Property securing a Trust Mortgage Loan (other than a Specially Serviced Trust Mortgage
Loan) with a then-current principal balance (or allocated loan amount) of less than $2,000,000 at the time of such inspection, every other calendar year)
beginning in 2008; provided, however, the applicable Master Servicer shall not be required to inspect any Mortgaged Property that has been inspected by the
Special Servicer during the immediately preceding six (6) months. The Special
Servicer and the applicable Master Servicer shall each prepare (and, in the case of the Special Servicer, shall deliver to the applicable Master Servicer) a written report of each such inspection performed by it that sets forth in detail the condition of the Mortgaged Property and that specifies the existence of: (i)
any sale, transfer or abandonment of the Mortgaged Property of which it is aware, (ii) any change in the condition or value of the Mortgaged Property that it, in its reasonable judgment, considers material, or (iii) any visible waste committed on the Mortgaged Property evident from such inspection. The applicable
Master Servicer shall deliver such reports to the Trustee and the Certificate
Administrator within 45 days of the related inspection and, further, shall, make copies of all such inspection reports available for review pursuant to Section
3.15. Upon written request and at the expense of the requesting party, the
Certificate Administrator shall deliver copies of any such inspection reports to
Certificateholders and Certificate Owners. The Special Servicer shall have the right to inspect or cause to be inspected (at its own expense) every calendar year any Mortgaged Property related to a loan that is not a Specially Serviced
Trust Mortgage Loan; provided that the Special Servicer obtains the approval of the applicable Master Servicer prior to such inspection, and provides a copy of such inspection to such Master Servicer; provided, further, that the applicable
Master Servicer and the Special Servicer shall not both inspect a Mortgaged
Property that is not securing a Specially Serviced Trust Mortgage Loan in the same

                                      -180-

calendar year. If the Special Servicer performs such inspection, such inspection shall satisfy the applicable Master Servicer's inspection obligations pursuant to this paragraph (a).

            With respect to site inspection information, the applicable Master
Servicer shall make such inquiry of any Mortgagor under any related Trust
Mortgage Loan as the Special Servicer may reasonably request.

            Notwithstanding the foregoing, neither the applicable Master
Servicer nor the Special Servicer shall have any obligations under this Section
3.12(a) with respect to the Outside Serviced Trust Mortgage Loans.

            (b)   Not later than 1:00 p.m. (New York City time) on the second
Business Day prior to each Determination Date, the Special Servicer shall deliver or cause to be delivered to the applicable Master Servicer the following reports with respect to the Specially Serviced Trust Mortgage Loans and any
Administered REO Properties providing the required information as of the end of the preceding calendar month: (i) a CMSA Property File; (ii) a CMSA Comparative
Financial Status Report; and (iii) a CMSA Financial File. Not later than 5:00
p.m. (New York City time) on each Determination Date, the Special Servicer shall deliver or cause to be delivered to the applicable Master Servicer the following reports with respect to the Serviced Trust Mortgage Loans (and, if applicable, the related REO Properties) (or, as to clause (iv) below, only with respect to
Specially Serviced Trust Mortgage Loans) providing the required information as of the end of the related Collection Period: (i) a CMSA Historical Loan
Modification and Corrected Trust Mortgage Loan Report; (ii) a CMSA REO Status
Report; (iii) a CMSA Loan Level Reserve/LOC Report; (iv) a CMSA Delinquent Loan
Status Report; (v) a CMSA Servicer Realized Loss Template; (vi) a CMSA Appraisal
Reduction Template; and (vii) a CMSA Special Servicer Loan File.

            (c)   Each Master Servicer shall deliver to the Certificate
Administrator, no later than 1:00 p.m. (New York City time) on the second
Business Day prior to each Distribution Date beginning in August 2007, the CMSA
Loan Periodic Update File with respect to the subject Distribution Date covering those Trust Mortgage Loans and any related REO Properties as to which it is the applicable Master Servicer. No later than 4:00 p.m. (New York City time) on the third Business Day after each Determination Date beginning in October 2007, each
Master Servicer shall deliver or cause to be delivered to the Certificate
Administrator (in electronic format acceptable to such Master Servicer and the
Certificate Administrator) covering those Trust Mortgage Loans and any related
REO Properties as to which it is the applicable Master Servicer: (A) the most recent CMSA Historical Loan Modification and Corrected Mortgage Loan Report,
CMSA Appraisal Reduction Template and CMSA REO Status Report and CMSA Special
Servicer Loan File received from the Special Servicer pursuant to Section
3.12(b); (B) a CMSA Property File, a CMSA Comparative Financial Status Report
and a CMSA Financial File, each with the required information as of the end of the preceding calendar month (in each case combining the reports prepared by the
Special Servicer and the applicable Master Servicer); (C) a CMSA Servicer
Realized Loss Template, a CMSA Total Loan Report, a CMSA Loan Level Reserve/LOC
Report and a CMSA Delinquent Loan Status Report, each with the required information as of such Determination Date (in each case combining the reports prepared by the Special Servicer and the applicable Master Servicer); and (D) a
CMSA Servicer Watchlist and a CMSA Advance Recovery Report (in each case, with the required information as of such Determination Date). The applicable Master
Servicer shall incorporate in the related reports referred to above in this
Section 3.12(c) any related information and reports received by it (by the date in the month of such Distribution Date that

                                      -181-

such information and reports are scheduled to be received in accordance with the related Outside Servicing Agreements) from the applicable Outside Servicer with respect to any Outside Serviced Trust Mortgage Loan or any successor REO Trust
Mortgage Loan with respect thereto.

            (d)   The Special Servicer will deliver to each Master Servicer the applicable reports set forth in Section 3.12(b) and this Section 3.12(d), each
Master Servicer shall deliver to the Certificate Administrator the applicable reports set forth in this Section 3.12 (in an electronic format reasonably acceptable to the Special Servicer and the subject Master Servicer with respect to the reports set forth in Section 3.12(b) and this Section 3.12(d), and the subject Master Servicer and the Certificate Administrator with respect to the reports set forth in Section 3.12(c)). A Master Servicer may, absent manifest error, conclusively rely on the reports to be provided by the Special Servicer pursuant to Section 3.12(b) and this Section 3.12(d) and, with respect to the
Outside Serviced Trust Mortgage Loans or an Outside Administered REO Property,
by an Outside Servicer pursuant to the related Outside Servicing Agreement. The
Certificate Administrator may, absent manifest error, conclusively rely on the
CMSA Loan Periodic Update File to be provided by a Master Servicer pursuant to
Section 4.02(b). In the case of information or reports to be furnished by a
Master Servicer to the Certificate Administrator pursuant to this Section 3.12, to the extent that such information is based on reports to be provided by the
Special Servicer pursuant to Section 3.12(b) and this Section 3.12(d) or by an
Outside Servicer pursuant to the related Outside Servicing Agreement and, to the extent that such reports are to be prepared and delivered by the Special
Servicer pursuant to Section 3.12(b) and this Section 3.12(d) or by an Outside
Servicer pursuant to the related Outside Servicing Agreement, the applicable
Master Servicer shall have no obligation to provide such information or reports until it has received such information or reports from the Special Servicer or the relevant Outside Servicer, as applicable, and a Master Servicer shall not be in default hereunder due to a delay in providing the reports required by this
Section 3.12 to the extent caused by the Special Servicer's failure to timely provide any report required under Section 3.12(b) and this Section 3.12(d) of this Agreement or by an Outside Servicer's failure to provide any report required to be provided to the holder of the related Outside Serviced Trust
Mortgage Loan pursuant to the related Outside Servicing Agreement or the related
Co-Lender Agreement, as applicable.

            The Special Servicer, in the case of each Specially Serviced Trust
Mortgage Loan and each Administered REO Property, and the applicable Master
Servicer, in the case of each other Serviced Trust Mortgage Loan, shall each consistent with the Servicing Standard, endeavor to obtain quarterly and annual operating statements and rent rolls with respect to the related Serviced Trust
Mortgage Loans and Administered REO Properties, which efforts shall include in the case of Serviced Trust Mortgage Loans, a letter sent to the related
Mortgagor each quarter requesting such quarterly and annual operating statements and rent rolls until they are received, to the extent such action is consistent with applicable law and the related Trust Mortgage Loan documents.

            The Special Servicer shall promptly following receipt, deliver copies of the operating statements and rent rolls received or obtained by it to the applicable Master Servicer, and the applicable Master Servicer shall deliver copies of the operating statements and rent rolls received or obtained by it to the Rating Agencies, the Trustee, the Certificate Administrator, the Special
Servicer, any related Serviced Non-Trust Mortgage Loan Noteholder and the
Controlling Class Representative, in each case (other than the Rating Agencies and the Controlling Class Representative, which shall be sent copies within 30 days following the applicable Master Servicer's receipt) upon request.

                                      -182-

            Within 35 days after receipt by the applicable Master Servicer or the Special Servicer of any annual operating statements with respect to any
Mortgaged Property (other than a Mortgaged Property that secures an Outside
Serviced Trust Mortgage Loan) or Administered REO Property, as applicable, each of the applicable Master Servicer and the Special Servicer shall prepare or update and, with respect to any CMSA NOI Adjustment Worksheet prepared or updated by the Special Servicer, forward to the applicable Master Servicer, a
CMSA NOI Adjustment Worksheet for such Mortgaged Property or REO Property (with the annual operating statements attached thereto as an exhibit).

            The Special Servicer with respect to each Specially Serviced Trust
Mortgage Loan and REO Trust Mortgage Loan, and the applicable Master Servicer with respect to each other Trust Mortgage Loan, shall each prepare and maintain and forward to each other one CMSA Operating Statement Analysis for each
Mortgaged Property and REO Property, as applicable. The CMSA Operating Statement
Analysis for each Mortgaged Property and REO Property is to be updated by each of the applicable Master Servicer and the Special Servicer, as applicable, within 30 days after its respective receipt of updated operating statements for such Mortgaged Property or REO Property, as the case may be, but in no event less frequently than annually by June 30th of each year. The applicable Master
Servicer and the Special Servicer shall each use the "Normalized" column from the CMSA NOI Adjustment Worksheet for any Mortgaged Property or REO Property, as
the case may be, to update the corresponding CMSA Operating Statement Analysis and shall use any operating statements received with respect to any Mortgaged
Property or REO Property, as the case may be, to prepare the CMSA NOI Adjustment
Worksheet for such property. Copies of CMSA Operating Statement Analyses and
CMSA NOI Adjustment Worksheets (as well as any comparable items received with respect to an Outside Serviced Trust Mortgage Loan or any related REO Property)
maintained thereby are to be made available by the applicable Master Servicer and the Special Servicer to each other, the Trustee, the Certificate
Administrator, any related Serviced Non-Trust Mortgage Loan Noteholder, the
Controlling Class Representative and, subject to Section 3.15, any
Certificateholders, Certificate Owner or prospective Certificateholder or
Certificate Owners (or a licensed or registered investment adviser representing such Person), in each case upon request.

            (e)   To the extent required under the related Co-Lender Agreement, each Serviced Non-Trust Mortgage Loan Noteholder shall be entitled to receive concurrently (or at such earlier time as may be required by the related
Co-Lender Agreement) any and all reports, statements, documents and other information required to be delivered by any party hereto to the Trustee or the
Certificate Administrator pursuant to this Section 3.12, modified to specifically address the related Serviced Non-Trust Mortgage Loan, the related
Mortgaged Property or the related REO Property, as applicable.

            SECTION 3.13    Annual Statement as to Compliance.

            Each of the Trustee, the Certificate Administrator, the Master
Servicers and the Special Servicer shall itself deliver, and shall cause (or, in the case of a Designated Sub-Servicer, shall use commercially reasonable efforts to cause) each Additional Item 1123 Servicer retained or engaged by it to deliver, on or before April 30 of each year, beginning in 2008 (provided that if the Certificate Administrator requires the following statement in connection with any filing with the Commission, each of the Trustee, the Certificate
Administrator, the Master Servicers and the Special Servicer shall deliver, and shall cause (or, in the case of a Designated Sub-Servicer, shall use commercially reasonable efforts to cause) each Additional Item 1123 Servicer retained or engaged by it to deliver, on or before March 15 of the subject year), to the Trustee, the Certificate Administrator, the Depositor, each
Serviced Non-

                                      -183-

Trust Mortgage Loan Noteholder, the depositor for any securitization trust that includes a Specially Designated Non-Trust Mortgage Loan, each Underwriter and each Rating Agency and, in the case of the Special Servicer or an Additional
Item 1123 Servicer, to the Master Servicers, a statement of compliance (the
"Annual Statement of Compliance") from the Trustee, the Certificate
Administrator, each Master Servicer, the Special Servicer or such Additional
Item 1123 Servicer, as the case may be, signed by an authorized officer thereof, to the effect that: (i) a review of the activities of the Trustee, the
Certificate Administrator, each Master Servicer, the Special Servicer or such
Additional Item 1123 Servicer, as the case may be, during the preceding calendar year (or, if applicable, the portion of such year during which the Certificates were outstanding) and of its performance under this Agreement (or, in the case of an Additional Item 1123 Servicer, under the applicable Sub-Servicing
Agreement or primary servicing agreement) has been made under such officer's supervision, and (ii) to the best of such officer's knowledge, based on such review, the Trustee, the Certificate Administrator, each Master Servicer, the
Special Servicer or such Additional Item 1123 Servicer, as the case may be, has fulfilled all of its obligations under this Agreement (or, in the case of an
Additional Item 1123 Servicer, under the applicable Sub-Servicing Agreement or primary servicing agreement) in all material respects throughout such year (or, if applicable, the portion of such year during which the Certificates were outstanding) or, if there has been a failure to fulfill any such obligation in any material respect, specifying each such failure known to such officer and the nature and status thereof. In addition, if any party acting as a Master
Servicer, the Special Servicer, the Certificate Administrator or the Trustee is
terminated or resigns (in such capacity) pursuant to the terms of this
Agreement, such party shall provide, and shall cause (or, in the case of a
Designated Sub-Servicer, shall use commercially reasonable efforts to cause) any
Additional Item 1123 Servicer engaged by it to provide, an Annual Statement of
Compliance pursuant to this Section 3.13 with respect to the period of time that such party or such Additional Item 1123 Servicer was acting in the relevant capacity.

            In the event the Certificate Administrator or the Depositor does not receive the Annual Statement of Compliance with respect to any party contemplated to deliver such report pursuant to the preceding paragraph, by
March 15th of any year during which a Form 10-K Annual Report is required to be filed with the Commission with respect to the Trust, then the Certificate
Administrator shall, and the Depositor may, forward a Servicer Notice to such party (or, in the case of an Additional Item 1123 Servicer, to the party hereto that retained or engaged such Additional Item 1123 Servicer), with a copy of such Servicer Notice to the Depositor (if the Certificate Administrator is
sending the Servicer Notice) or the Certificate Administrator (if the Depositor
is sending the Servicer Notice), as applicable, within two (2) Business Days of such failure. Any party hereto that retains or engages a Servicing
Representative that is, at the time of appointment (except in the case of a
Designated Sub-Servicer), or subsequently becomes an Additional Item 1123
Servicer shall so notify the Certificate Administrator (unless such party is the
Certificate Administrator) and the Depositor in writing promptly following such party's becoming aware that such Servicing Representative is or has become an
Additional Item 1123 Servicer; and, further, if such Servicing Representative does not deliver or cause the delivery of an Annual Statement of Compliance with respect to itself by March 15th of any year during which a Form 10-K Annual
Report is required to be filed with the Commission with respect to the Trust, the party hereto that retained or engaged such Servicing Representative shall promptly so notify the Certificate Administrator (unless such party is the
Certificate Administrator) and the Depositor in writing no later than the second
Business Day following such March 15th, together with an explanation of such failure.

            If any party hereunder is also acting as an Outside Servicer or
Outside Trustee with respect to an Outside Serviced Trust Mortgage Loan or any related REO Property during any portion of

                                      -184-

a calendar year during or as to which the Trust is subject to the reporting requirements of the Exchange Act, then such party shall, in its capacity as such
Outside Servicer or Outside Trustee, as the case may be, comply with the provisions of this Section 3.13 applicable to a Master Servicer (if the subject party is also acting as an Outside Master Servicer) or the Special Servicer (if
the subject party is also acting as an Outside Special Servicer) or the
Certificate Administrator and/or Trustee (if the subject party is also acting as an Outside Trustee), as applicable, but reflecting that such Outside Serviced
Trust Mortgage Loan or such related REO Property is being serviced and administered under the related Outside Servicing Agreement.

            SECTION 3.14    Reports on Assessment of Compliance with
                            Servicing Criteria; Registered Public Accounting
                            Firm Attestation Reports.

            Each Servicing Function Participant shall itself deliver, and each party hereto shall cause (or, in the case of a Designated Sub-Servicer, shall use commercially reasonable efforts to cause) any Sub-Servicing Function
Participant retained or engaged by it to deliver, on or before April 30 of each year, beginning in 2008 (provided that if the Certificate Administrator requires the following reports in connection with any filing with the Commission, each
Servicing Function Participant shall deliver, and each party hereto shall cause
(or, in the case of a Designated Sub-Servicer, shall use commercially reasonable efforts to cause) any Sub-Servicing Function Participant retained or engaged by it to deliver, on or before March 15 of the subject year), at its own expense, to the Certificate Administrator, the Depositor, each Serviced Non-Trust
Mortgage Loan Noteholder, the depositor for any securitization trust that includes a Specially Designated Non-Trust Mortgage Loan, each Underwriter and each Rating Agency and, in the case of a Servicing Function Participant (other than a Master Servicer) or a Sub-Servicing Function Participant, to the
applicable Master Servicer, the following reports: (i) as required under Rule
13a-18 or Rule 15d-18 of the Exchange Act and Item 1122 of Regulation AB, a
report on an assessment of compliance by it with the Servicing Criteria (an
"Annual Assessment Report"), signed by an authorized officer of such Servicing
Function Participant or such Sub-Servicing Function Participant, as the case may be, which report shall contain (A) a statement by such Servicing Function
Participant or such Sub-Servicing Function Participant, as the case may be, of its responsibility for assessing compliance with the Relevant Servicing Criteria applicable to it, (B) a statement that such Servicing Function Participant or such Sub-Servicing Function Participant, as the case may be, used the Servicing
Criteria to assess compliance with the Relevant Servicing Criteria, (C) such
Servicing Function Participant's or such Sub-Servicing Function Participant's, as the case may be, assessment of compliance with the Relevant Servicing
Criteria as of and for the period ending December 31st of the preceding calendar year, which discussion must include any material instance of noncompliance with the Relevant Servicing Criteria identified by such Servicing Function
Participant or such Sub-Servicing Function Participant, as the case may be, and
(D) a statement that a registered public accounting firm has issued an attestation report on such Servicing Function Participant's or such
Sub-Servicing Function Participant's, as the case may be, assessment of compliance with the Relevant Servicing Criteria as of and for such period ending
December 31st of the preceding calendar year; and (ii) as to each report delivered by a Servicing Function Participant or a Sub-Servicing Function
Participant pursuant to the immediately preceding clause (i), a report from a registered public accounting firm (made in accordance with the standards for attestation engagements issued or adopted by the PCAOB) (an "Annual Attestation
Report") that attests to, and reports on, the assessment made by the asserting party in such report delivered pursuant to the immediately preceding clause (i), together with (if required to be filed with the Commission) a consent from such registered public accounting firm authorizing the filing of the subject Annual
Attestation Report with the Commission. Promptly after receipt of each such report

                                      -185-

delivered pursuant to the preceding sentence, the Depositor may review such report and, if applicable, shall be entitled to consult with the appropriate party hereto as to the nature of any material instance of noncompliance with the applicable Servicing Criteria by such party or any Sub-Servicing Function
Participant retained or engaged by it. If any Servicing Function Participant is terminated or resigns pursuant to the terms of this Agreement, such party shall provide, and each such party hereto shall cause (or, in the case of a Designated
Sub-Servicer, shall use commercially reasonable efforts to cause) any
Sub-Servicing Function Participant engaged by it to provide, an Annual
Assessment Report pursuant to this Section 3.14, together with (i) an Annual
Attestation Report pursuant to this section with respect to the period of time that the Servicing Function Participant was subject to this Agreement or the period of time that the Sub-Servicing Function Participant was subject to such other servicing agreement and (ii) any corresponding accountant's consent required to be filed with the Commission.

            In the event the Certificate Administrator or the Depositor does not receive the Annual Assessment Report and/or the Annual Attestation Report with respect to any Servicing Function Participant, or with respect to any
Sub-Servicing Function Participant retained or engaged by a party hereto, by
March 15th of any year during which a Form 10-K Annual Report is required to be filed with the Commission with respect to the Trust, then the Certificate
Administrator shall, and the Depositor may, forward a Servicer Notice to such
Servicing Function Participant or the party hereto that retained or engaged such
Sub-Servicing Function Participant, as the case may be, with a copy of such
Servicer Notice to the Depositor (if the Certificate Administrator is sending the Servicer Notice) or the Certificate Administrator (if the Depositor is
sending the Servicer Notice), as applicable, within two (2) Business Days of such failure. For the purposes of this Section 3.14, as well as Section 3.13 and
Section 7.01(iv)(B) of this Agreement, a "Servicer Notice" shall constitute either any writing forwarded to such party or, notwithstanding the provisions of
Section 11.05, e-mail notice which shall be forwarded to all of the following
e-mail addresses: askmidland@midlandls.com and midlandlegal@midlandls.com, in the case of Midland, lars.carlsten@wachovia.com, clyde.alexander@wachovia.com,
recmcres.compliance@wachovia.com, in the case of Wachovia, and
mark.mccool@capmark.com and joseph.funk@capmark.com and
servicing.compliance@capmark.com, in the case of Capmark, or such other e-mail addresses as are provided in writing by the applicable Master Servicer to the
Certificate Administrator and the Depositor; provided that any party to this
Agreement (or someone acting on their behalf) shall only be required to forward any such notice to be delivered to Master Servicer No. 2 to no more than three
(3) e-mail addresses in the aggregate in order to fulfill its notification requirement as set forth in the preceding sentence and/or under the provisions of Section 7.01(iv)(B); and provided, further, that a copy of any Servicer
Notice to the Special Servicer shall be forwarded by the means provided in
Section 11.05. Any party hereto that retains or engages a Servicing
Representative that is, at the time of appointment (except in the case of a
Designated Sub-Servicer), or subsequently becomes a Sub-Servicing Function
Participant shall so notify the Certificate Administrator (unless such party is the Certificate Administrator) and the Depositor in writing promptly following such party's becoming aware that such Servicing Representative is or has become a Sub-Servicing Function Participant; and, provided, further, that if such
Servicing Representative does not deliver or cause the delivery of an Annual
Assessment Report, an Annual Attestation Report and/or, if required to be filed with the Commission, an accountant's consent with respect to itself by March
15th of any year during which a Form 10-K Annual Report is required to be filed with the Commission with respect to the Trust, the party hereto that retained or engaged such Servicing Representative shall promptly so notify the Certificate
Administrator (unless such party is the Certificate Administrator) and the
Depositor in writing no later than the second Business Day following such March
15th, together with an explanation of such failure.

                                      -186-

            The Master Servicers, the Special Servicer, the Certificate
Administrator and the Trustee, in each case, to the extent applicable, will reasonably cooperate with the Depositor in conforming any reports delivered pursuant to this Section 3.14 to requirements imposed by the Commission on the
Depositor in connection with the Depositor's reporting requirements in respect of the Trust pursuant to the Exchange Act, provided that the Master Servicers, the Special Servicer, the Certificate Administrator and the Trustee shall each be entitled to charge the Depositor for any reasonable additional costs and expenses incurred by it in affording the Depositor such cooperation.

            If any party hereunder is also acting as an Outside Servicer or an
Outside Trustee with respect to an Outside Serviced Trust Mortgage Loan or any related REO Property during any portion of a calendar year during or as to which the Trust is subject to the reporting requirements of the Exchange Act, then such party shall, in its capacity as such Outside Servicer or Outside Trustee, as the case may be, comply with the provisions of this Section 3.14 applicable to a Master Servicer (if the subject party is also acting as an Outside Master
Servicer), the Special Servicer (if the subject party is also acting as an
Outside Special Servicer) or the Certificate Administrator and/or Trustee (if
the subject party is also acting as an Outside Trustee), as applicable, but reflecting that such Outside Serviced Trust Mortgage Loan or such related REO
Property is being serviced and administered under the related Outside Servicing
Agreement.

            SECTION 3.15    Access to Certain Information.

            (a)   Upon ten (10) days' prior written notice, the applicable
Master Servicer (with respect to the items in clauses (i), (ii) (other than
Distribution Date Statements, the Prospectus and the Prospectus Supplement),
(iii) (in the case of Annual Statements of Compliance delivered by the subject
Master Servicer or any Additional Item 1123 Servicers retained or engaged thereby), (v), (vi), (viii), (ix) (in the case of Officer's Certificates delivered by the applicable Master Servicer), (x) and (xi) below), the Special
Servicer (with respect to the items in clauses (iii) (in the case of Annual
Statements of Compliance delivered by the Special Servicer or any Additional
Item 1123 Servicers retained or engaged thereby), (vii), (viii) (with respect to
Specially Serviced Trust Mortgage Loans), (ix) (in the case of Officer's
Certificates delivered by the Special Servicer) and (x) below), the Trustee
(with respect to the item in clause (ix) below and the Certificate Administrator
(with respect to the items in clauses (i), (ii), (iii) and (iv) below and to the extent any other items are in its possession) shall make available at their respective offices primarily responsible for administration of the Serviced
Trust Mortgage Loans or the Certificates (or, in the case of the Trustee, at its
Corporate Trust Office), during normal business hours, or send to the requesting party, such party having been certified to the Certificate Administrator, the
Trustee, the subject Master Servicer or the Special Servicer, as applicable, in accordance with clause (i) or (ii) of the following paragraph, as appropriate, at the expense of such requesting party (unless otherwise provided in this
Agreement), for review by any Certificate Owner or Certificateholder or any
Person identified by a Certificate Owner or Certificateholder or its designated agent to the Certificate Administrator, the Trustee, the subject Master Servicer or the Special Servicer, as the case may be, as a prospective transferee of any
Certificate or interest therein (or a licensed or registered investment adviser representing such Person), the Trustee, the Rating Agencies, the Underwriters
and anyone specified thereby and the Depositor originals or copies of the following items: (i) this Agreement and any amendments thereto, (ii) the
Prospectus and Prospectus Supplement, all Distribution Date Statements delivered or otherwise made available to holders of the relevant Class of Certificates since the Closing Date and all reports, statements and analyses delivered or otherwise made available by the subject Master Servicer since the Closing Date pursuant to Section 3.12(c), (iii) all Annual

                                      -187-

Statements of Compliance delivered by and/or to the Certificate Administrator since the Closing Date pursuant to or as contemplated by Section 3.13, (iv) all
Annual Assessment Reports and Annual Attestation Reports delivered with respect to and/or to the Certificate Administrator since the Closing Date pursuant to or as contemplated by Section 3.14, (v) the most recent property inspection report prepared by or on behalf of or received by the subject Master Servicer in respect of each Mortgaged Property and any Environmental Assessments prepared pursuant to Section 3.09, (vi) the most recent Mortgaged Property annual operating statements and rent roll, if any, collected by or on behalf of or received by the subject Master Servicer, (vii) any and all modifications, waivers and amendments of the terms of a Serviced Trust Mortgage Loan entered into by the Special Servicer and the Asset Status Report prepared pursuant to
Section 3.21(d), (viii) the Servicing File relating to each Serviced Trust
Mortgage Loan, (ix) any and all Officers' Certificates and other evidence delivered by the subject Master Servicer or the Special Servicer, as the case may be, to support its determination that any Advance was, or if made, would be, a Nonrecoverable Advance pursuant to Section 3.03(e) or 4.03(c), including appraisals affixed thereto and any Required Appraisal prepared pursuant to
Section 3.09(a), (x) all CMSA Operating Statement Analyses and CMSA NOI
Adjustment Worksheets maintained by the applicable Master Servicer or Special
Servicer; and (xi) any and all reports, statements and other written or electronic information relating to an Outside Serviced Trust Mortgage Loan, the related Mortgaged Property and/or the borrower under such Outside Serviced Trust
Mortgage Loan, to the extent such items were received by the applicable Master
Servicer from an Outside Servicer or the related Outside Trustee. Copies of any and all of the foregoing items will be available from the applicable Master
Servicer, the Special Servicer, the Certificate Administrator, or the Trustee,
as the case may be, upon request, and shall be provided to any of the Rating
Agencies at no cost pursuant to their reasonable requests.

            In connection with providing access to or copies of the items described in the preceding paragraph pursuant to this Section 3.15, or with respect to the Controlling Class Representative, in connection with providing access to or copies of any items in accordance with this Agreement, the
Certificate Administrator, the Trustee, a Master Servicer or the Special
Servicer, as applicable, shall require: (i) in the case of Certificate Owners and the Controlling Class Representative, a confirmation executed by the requesting Person substantially in the form of Exhibit L-1 hereto (or such other form as may be reasonably acceptable to the Certificate Administrator, the
Trustee, the subject Master Servicer or the Special Servicer, as applicable)
generally to the effect that such Person is a beneficial holder of Book-Entry
Certificates, or a representative of a beneficial holder of Book-Entry
Certificates, and, subject to the last sentence of this paragraph, will keep such information confidential (except that such Certificate Owner and the
Controlling Class Representative may provide such information to any other
Person that holds or is contemplating the purchase of any Certificate or interest therein (or a licensed or registered investment adviser representing such other Person), provided that such other Person (or a licensed or registered investment adviser representing such other Person) confirms in writing such ownership interest or prospective ownership interest and agrees to keep such information confidential); and (ii) in the case of a prospective transferee of a
Certificate or an interest therein (or a licensed or registered investment adviser representing such Person), confirmation executed by the requesting
Person substantially in the form of Exhibit L-2 hereto (or such other form as may be reasonably acceptable to the Certificate Administrator, the Trustee, the
subject Master Servicer or the Special Servicer, as applicable) generally to the effect that such Person is a prospective transferee of a Certificate or an interest therein (or a licensed or registered investment adviser representing such Person), is requesting the information for use in evaluating a possible investment in Certificates and, subject to the last sentence of this paragraph, will otherwise keep such information confidential. The Holders of the

                                      -188-

Certificates, by their acceptance thereof, and the Controlling Class
Representative, by its acceptance of its appointment, will be deemed to have agreed, subject to the last sentence of this paragraph, to keep such information confidential (except that any Holder may provide such information obtained by it to any other Person that holds or is contemplating the purchase of any
Certificate or interest therein (or a licensed or registered investment adviser representing such other Person), provided that such other Person (or a licensed or registered investment adviser representing such other Person) confirms in writing such ownership interest or prospective ownership interest and agrees to keep such information confidential) and agrees not to use such information in any manner that would violate federal, state or local securities laws.
Notwithstanding the foregoing, no Certificateholder, Certificate Owner or prospective Certificateholder or Certificate Owner (or any licensed or registered investment adviser representing such Person) shall be obligated to keep confidential any information received from the Certificate Administrator, the Trustee, a Master Servicer or the Special Servicer, as applicable, pursuant to this Section 3.15 that has previously been made available via the Certificate
Administrator's, the Trustee's, a Master Servicer's or the Special Servicer's
Internet Website without restriction as to access, as applicable, or has previously been filed with the Commission, and the Certificate Administrator, the Trustee, such Master Servicer or the Special Servicer, as applicable, shall not require either of the certifications contemplated by the second preceding sentence in connection with providing any information pursuant to this Section
3.15 that has previously been made available via the Certificate
Administrator's, the Trustee's, such Master Servicer's or the Special Servicer's
Internet Website without restriction as to access, as applicable, or has previously been filed with the Commission.

            Each of the Master Servicers and the Special Servicer shall afford to the Trustee, the Certificate Administrator, the Rating Agencies and the
Depositor, and to the OTS, the FDIC, the Federal Reserve Board and any other banking or insurance regulatory authority that may exercise authority over any
Certificateholder or Certificate Owner or, to the extent that the subject information relates to a Serviced Loan Combination, a related Serviced Non-Trust
Mortgage Loan Noteholder, access to any records regarding the Trust Mortgage
Loans and the servicing thereof within its control, except to the extent it is prohibited from doing so by applicable law or contract or to the extent such information is subject to a privilege under applicable law to be asserted on behalf of the Certificateholders. Such access shall be afforded only upon reasonable prior written request and during normal business hours at the offices of the applicable Master Servicer or the Special Servicer, as the case may be, designated by it.

            The Trustee, the Certificate Administrator, the Master Servicers,
the Special Servicer and the Underwriters may require payment from a
Certificateholder, Certificate Owner, prospective transferee (or a licensed or registered investment adviser representing such Person) or, in the case of a
Serviced Loan Combination, a related Serviced Non-Trust Mortgage Loan Noteholder
(to the extent permitted by the related Co-Lender Agreement) of a sum sufficient to cover the reasonable costs and expenses of providing any such information or access pursuant to this Section 3.15 to, or at the request of, such
Certificateholder, Certificate Owner, prospective transferee (or a licensed or registered investment adviser representing such Person) or, in the case of a
Serviced Loan Combination, a related Serviced Non-Trust Mortgage Loan
Noteholder, as applicable, including, without limitation, copy charges and, in the case of any such Person requiring on site review in excess of three (3)
Business Days, reasonable fees for employee time and for space.

            (b)   A Master Servicer may, but is not required to, make available on or prior to the Distribution Date in each month to any Privileged Person (or, following receipt of written direction of

                                      -189-

the Depositor, any interested party) (i) the Distribution Date Statement via its
Internet Website, (ii) as a convenience for Privileged Persons (or, following receipt of written direction of the Depositor, any interested parties) (and not in furtherance of the distribution thereof under the securities laws), this
Agreement, the Prospectus and the Prospectus Supplement on its Internet Website
and (iii) any other items at the request of the Depositor on its Internet
Website.

            The Master Servicers and the Special Servicer may each, but neither is required to, make available each month via its Internet Website in lieu of physical or electronic delivery (i) to any Privileged Person (or, following receipt of written direction of the Depositor, any interested party), the
Unrestricted Servicer Reports, the CMSA Appraisal Reduction Template, the CMSA
Loan Setup File and the CMSA Loan Periodic Update File, and (ii) to any
Privileged Person, with the use of a password provided by the subject Master
Servicer or the Special Servicer, as the case may be, the Restricted Servicer
Reports, the CMSA Special Servicer Loan File, the CMSA Financial File and the
CMSA Property File. Any Servicer Report that is not available on the applicable
Master Servicer's Internet Website as described in the immediately preceding sentence by 5:00 p.m. (New York City time) on the related Distribution Date shall be provided (in electronic format, or if electronic mail is unavailable, by facsimile) by the applicable Master Servicer, upon request, to any Person otherwise entitled to access such report on the applicable Master Servicer's
Internet Website; provided that availability on any such Internet Website shall constitute delivery of the subject Servicer Report pursuant to this Section
3.15(b).

            In connection with providing access to a Master Servicer's or the
Special Servicer's Internet Website, such Master Servicer or the Special
Servicer may require registration and the acceptance of a disclaimer.

            If three or more Holders or the Controlling Class Representative
(hereinafter referred to as "Applicants" with a single Person which (together with its Affiliates) is the Holder of more than one Class of Certificates being viewed as a single Applicant for these purposes) apply in writing to the
Certificate Administrator, and such application states that the Applicants'
desire to communicate with other Holders with respect to their rights under this
Agreement or under the Certificates and is accompanied by a copy of the communication which such Applicants propose to transmit, then the Certificate
Administrator, shall, within five (5) Business Days after the receipt of such application, send, at the Applicants' expense, the written communication proffered by the Applicants to all Certificateholders at their addresses as they appear in the Certificate Register.

            (c)   The Master Servicers and the Special Servicer shall not be required to confirm, represent or warrant the accuracy or completeness of any other Person's information or report included in any communication from the applicable Master Servicer or the Special Servicer under this Agreement. None of the Master Servicers, the Special Servicer, the Trustee or the Certificate
Administrator shall be liable for the dissemination of information in accordance with this Section 3.15. The Certificate Administrator makes no representations or warranties as to the accuracy or completeness of any report, document or other information made available on the Certificate Administrator's Website and assumes no responsibility therefor. In addition, the Certificate Administrator, each Master Servicer and the Special Servicer may disclaim responsibility for any information distributed by the Certificate Administrator, such Master
Servicer or the Special Servicer, respectively, for which it is not the original source.

            (d)   Nothing herein is intended to compel a Master Servicer or the
Special Servicer to disclose any information or documents protected by attorney-client privilege.

                                      -190-

            SECTION 3.16    Title to REO Property; REO Accounts.

            (a)   If title to any Mortgaged Property (other than a Mortgaged
Property that secures an Outside Serviced Trust Mortgage Loan) is acquired, the deed or certificate of sale shall be issued to the Trustee or its nominee on behalf of the Certificateholders and, in the case of a Serviced Loan
Combination, the related Serviced Non-Trust Mortgage Loan Noteholder(s), as their interests may appear. The Special Servicer, on behalf of the Trust Fund, shall sell any Administered REO Property as soon as practicable in accordance with the Servicing Standard, but prior to the end of the third year following the calendar year in which REMIC I (or, in the case of any Administered REO
Property related to an Early Defeasance Trust Mortgage Loan, the related Loan
REMIC) acquires ownership of such REO Property for purposes of Section
860G(a)(8) of the Code, unless the Special Servicer either (i) applies for, more than 60 days prior to the end of such third succeeding year, and is granted an extension of time (an "REO Extension") by the Internal Revenue Service to sell such Administered REO Property or (ii) obtains for the Trustee and the
Certificate Administrator an Opinion of Counsel, addressed to the Trustee, the
Certificate Administrator, the Special Servicer and the applicable Master
Servicer, to the effect that the holding by REMIC I (or, in the case of any
Administered REO Property related to an Early Defeasance Trust Mortgage Loan, the related Loan REMIC) of such Administered REO Property subsequent to the end of such third succeeding year will not result in the imposition of taxes on
"prohibited transactions" (as defined in Section 860F of the Code) of any REMIC
Pool or cause any REMIC Pool to fail to qualify as a REMIC at any time that any
Certificates are outstanding. If the Special Servicer is granted the REO
Extension contemplated by clause (i) of the immediately preceding sentence or obtains the Opinion of Counsel contemplated by clause (ii) of the immediately preceding sentence, the Special Servicer shall sell such Administered REO
Property within such extended period as is permitted by such REO Extension or such Opinion of Counsel, as the case may be. Any expense incurred by the Special
Servicer in connection with its obtaining the REO Extension contemplated by clause (i) of the second preceding sentence or its obtaining the Opinion of
Counsel contemplated by clause (ii) of the second preceding sentence, shall first be payable from the REO Account to the extent of available funds and then be a Servicing Advance by the applicable Master Servicer.

            (b)   The Special Servicer shall segregate and hold all funds
collected and received in connection with any Administered REO Property separate and apart from its own funds and general assets. If an REO Acquisition shall occur, the Special Servicer shall establish and maintain one or more accounts
(collectively, the "Pool REO Account"), held on behalf of the Trustee in trust for the benefit of the Certificateholders, for the retention of revenues and other proceeds derived from each Administered REO Property (other than any SLC
REO Property). If such REO Acquisition occurs with respect to an SLC Mortgaged
Property, then the Special Servicer shall establish an REO Account solely with respect to such property (an "SLC REO Account"), to be held for the benefit of the Certificateholders and the related Serviced Non-Trust Mortgage Loan
Noteholder(s), as their interests may appear. The Pool REO Account and any SLC
REO Account shall each be an Eligible Account. The Special Servicer shall deposit, or cause to be deposited, in the applicable REO Account, upon receipt, all REO Revenues, Insurance Proceeds and Liquidation Proceeds (net of
Liquidation Expenses) received in respect of an Administered REO Property within two (2) Business Days of receipt. Funds in the REO Accounts may be invested in
Permitted Investments in accordance with Section 3.06. The Special Servicer shall be entitled to make withdrawals from each REO Account to pay itself, as additional servicing compensation in accordance with Section 3.11(d), interest and investment income earned in respect of amounts held in such REO Account as provided in Section 3.06(b) (but only to the extent of the Net Investment
Earnings with respect to such REO Account for any Collection Period). The
Special

                                      -191-

Servicer shall give written notice to the Trustee, the Certificate Administrator and the applicable Master Servicer of the location of each REO Account, when first established and of the new location of such REO Account prior to any change thereof.

            (c)   The Special Servicer shall withdraw from the related REO
Account funds necessary for the proper operation, management, leasing, maintenance and disposition of any Administered REO Property, but only to the extent of amounts on deposit in such REO Account relating to such REO Property
(including any monthly reserve or escrow amounts necessary to accumulate sufficient funds for taxes, insurance and anticipated capital expenditures (the
"Impound Reserve")). On the second Business Day following the end of each
Collection Period, the Special Servicer shall withdraw from the Pool REO Account and any SLC REO Account and deposit into the applicable Master Servicer's
Collection Account and the applicable SLC Custodial Account, respectively, or deliver to the applicable Master Servicer or such other Person as may be directed by the applicable Master Servicer (which shall deposit such amounts into the applicable Master Servicer's Collection Account and the applicable SLC
Custodial Account, respectively), the aggregate of all amounts received in respect of each Administered REO Property during such Collection Period, net of any withdrawals made out of such amounts pursuant to the preceding sentence.
Notwithstanding the foregoing, in addition to the Impound Reserve, the Special
Servicer may retain in the applicable REO Account such portion of proceeds and collections as may be necessary to maintain a reserve of sufficient funds for the proper operation, management, leasing, maintenance and disposition of the related Administered REO Property (including, without limitation, the creation of a reasonable reserve for repairs, replacements and other related expenses).

            (d)   The Special Servicer shall keep and maintain separate records, on a property-by-property basis, for the purpose of accounting for all deposits to, and withdrawals from, each REO Account pursuant to Section 3.16(b) or (c).
The Special Servicer shall provide the applicable Master Servicer any information with respect to each REO Account as is reasonably requested by the applicable Master Servicer.

            (e)   Notwithstanding anything to the contrary, this Section 3.16 shall not apply to any Outside Administered REO Property.

            SECTION 3.17    Management of REO Property.

            (a)   Prior to the acquisition of title to a Mortgaged Property
(other than a Mortgaged Property that secures an Outside Serviced Trust Mortgage
Loan), the Special Servicer shall review the operation of such Mortgaged
Property and determine the nature of the income that would be derived from such property if it were acquired by the Trust Fund. If the Special Servicer determines from such review in compliance with the Servicing Standard that in its good faith and reasonable judgment:

                  (i)   None of the income from Directly Operating such
      Administered REO Property would be subject to tax as "net income from foreclosure property" within the meaning of the REMIC Provisions (such tax referred to herein as an "REO Tax"), and the Special Servicer does not engage in any of the activities described in the definition of "Directly
      Operate" that would cause such Administered REO Property to cease to qualify as "foreclosure property" within the meaning of Section 860G(a)(8)
      of the Code, then such Mortgaged Property may be Directly Operated by the
      Special Servicer as REO Property;

                                      -192-

                  (ii)  Directly Operating such Mortgaged Property as an REO
      Property could result in income from such property that would be subject to an REO Tax, but that a lease of such property to another party to operate such property, or the performance of some services by an
      Independent Contractor with respect to such property, or another method of operating such property would not result in income subject to an REO Tax, then the Special Servicer may (provided that in the good faith and reasonable judgment of the Special Servicer, such alternative is commercially feasible and would result in a greater net recovery on a present value basis than earning income subject to an REO Tax) acquire such Mortgaged Property as REO Property and so lease or manage such
      Administered REO Property; or

                  (iii) It is reasonable to believe that Directly Operating such property as REO Property could result in income subject to an REO Tax and that such method of operation is commercially feasible and would result in a greater net recovery on a present value basis than leasing or other method of operating such Administered REO Property that would not incur an
      REO Tax, the Special Servicer shall deliver to the Certificate
      Administrator, in writing, a proposed plan (the "Proposed Plan") to manage such property as REO Property. Such plan shall include potential sources of income, and to the extent commercially feasible, estimates of the amount of income from each such source. Within a reasonable period of time after receipt of such plan, the Certificate Administrator shall consult with the Special Servicer and shall advise the Special Servicer of the
      Certificate Administrator's federal income tax reporting position with respect to the various sources of income that the Trust Fund would derive under the Proposed Plan. In addition, the Certificate Administrator shall
      (to the extent reasonably possible) advise the Special Servicer of the estimated amount of taxes that the Trust Fund would be required to pay with respect to each such source of income. After receiving the information described in the two preceding sentences from the Certificate
      Administrator, the Special Servicer shall either (A) implement the
      Proposed Plan (after acquiring the respective Mortgaged Property as REO
      Property) or (B) manage such property in a manner that would not result in the imposition of an REO Tax on the income derived from such property. All of the Certificate Administrator's expenses (including any fees and expenses of counsel or other experts reasonably retained by it) incurred pursuant to this section shall be reimbursed to it from the Trust Fund in accordance with Section 10.01(e).

            The Special Servicer's decision as to how each Administered REO
Property shall be managed shall be based on the Servicing Standard and in any case on the good faith and reasonable judgment of the Special Servicer as to which means would be in the best interest of the Certificateholders and, in the case of any SLC REO Property, the related Serviced Non-Trust Mortgage Loan
Noteholder(s) (as a collective whole) by maximizing (to the extent commercially feasible and consistent with Section 3.17(b)) the net after-tax REO Revenues received by the Trust Fund with respect to such property and, to the extent consistent with the foregoing, in the same manner as would prudent mortgage loan servicers operating acquired mortgaged property comparable to the respective REO
Property. Both the Special Servicer and the Certificate Administrator may, at
the expense of the Trust Fund payable pursuant to Section 3.05(a) and, to the extent such amounts relate to a Serviced Loan Combination and/or an SLC REO
Property, at the expense of the Trust Fund and the related Serviced Non-Trust
Mortgage Loan Noteholder(s) payable pursuant to Section 3.05(e), consult with counsel.

            (b)   If title to any Administered REO Property is acquired, the
Special Servicer shall manage, conserve and protect such Administered REO
Property for the benefit of the Certificateholders

                                      -193-

and, in the case of any SLC REO Property, the related Serviced Non-Trust
Mortgage Loan Noteholder(s) (as a collective whole) solely for the purpose of its prompt disposition and sale in a manner that does not and will not cause such Administered REO Property to fail to qualify as "foreclosure property"
within the meaning of Section 860G(a)(8) of the Code and will not result in either (i) the receipt by any REMIC Pool of any "income from non-permitted assets" within the meaning of Section 860F(a)(2)(B) of the Code or (ii) an
Adverse REMIC Event. Subject to the foregoing, however, the Special Servicer shall have full power and authority to do any and all things in connection therewith as are consistent with the Servicing Standard and, consistent therewith, shall withdraw from the related REO Account, to the extent of amounts on deposit therein with respect to any Administered REO Property, funds necessary for the proper management, maintenance and disposition of such
Administered REO Property, including without limitation:

                  (i)   all insurance premiums due and payable in respect of
      such Administered REO Property;

                  (ii)  all real estate taxes and assessments in respect of such
      Administered REO Property that may result in the imposition of a lien thereon;

                  (iii) any ground rents in respect of such Administered REO
      Property; and

                  (iv)  all costs and expenses necessary to maintain, lease, sell, protect, manage and restore such Administered REO Property.

            To the extent that amounts on deposit in the applicable REO Account in respect of any Administered REO Property are insufficient for the purposes set forth in the preceding sentence with respect to such Administered REO
Property, the applicable Master Servicer, subject to the second paragraph of
Section 3.03(c), shall make Servicing Advances in such amounts as are necessary for such purposes unless (as evidenced by an Officer's Certificate delivered to the Trustee) the applicable Master Servicer determines, in accordance with the
Servicing Standard, that such payment would be a Nonrecoverable Advance;
provided, however, that the applicable Master Servicer may make any such
Servicing Advance without regard to recoverability if it is a necessary fee or expense incurred in connection with the defense or prosecution of legal proceedings.

            (c)   Unless Section 3.17(a)(i) applies, the Special Servicer shall contract with any Independent Contractor (if required by the REMIC Provisions for the subject Administered REO Property to remain classified as "foreclosure property" within the meaning of Section 860G(a)(8) of the Code) for the operation and management of any Administered REO Property; provided that:

                  (i)   the terms and conditions of any such contract may not be
      inconsistent herewith and shall reflect an agreement reached at arm's length;

                  (ii)  the fees of such Independent Contractor (which shall be expenses of the Trust Fund) shall be reasonable and customary in consideration of the nature and locality of such Administered REO
      Property;

                  (iii) except as permitted under Section 3.17(a), any such
      contract shall require, or shall be administered to require, that the
      Independent Contractor, in a timely manner, pay all costs and expenses incurred in connection with the operation and management of such

                                      -194-

      Administered REO Property, including, without limitation, those listed in
      Section 3.17(b) above, and remit all related revenues collected (net of its fees and such costs and expenses) to the Special Servicer upon receipt;

                  (iv)  none of the provisions of this Section 3.17(c) relating to any such contract or to actions taken through any such Independent
      Contractor shall be deemed to relieve the Special Servicer of any of its duties and obligations hereunder with respect to the operation and management of any such Administered REO Property; and

                  (v)   the Special Servicer shall be obligated with respect
      thereto to the same extent as if it alone were performing all duties and obligations in connection with the operation and management of such
      Administered REO Property.

            The Special Servicer shall be entitled to enter into any agreement with any Independent Contractor performing services for it related to its duties and obligations hereunder for indemnification of the Special Servicer by such
Independent Contractor, and nothing in this Agreement shall be deemed to limit or modify such indemnification. No agreement entered into pursuant to this
Section 3.17(c) shall be deemed a Sub-Servicing Agreement for purposes of
Section 3.22.

            (d)   Notwithstanding anything to the contrary, this Section 3.17 shall not apply to any Outside Administered REO Property.

            SECTION 3.18    Resolution of Defaulted Trust Mortgage Loans and
                            REO Properties.

            (a)   A Master Servicer, the Special Servicer, the Certificate
Administrator or the Trustee may sell or purchase, or permit the sale or purchase of, a Trust Mortgage Loan or an REO Property only on the terms and subject to the conditions set forth in this Section 3.18 or as otherwise expressly provided in or contemplated by this Agreement and/or any applicable intercreditor, co-lender or similar agreement.

            (b)   Within 60 days after a Trust Mortgage Loan becomes a Defaulted
Trust Mortgage Loan, the Special Servicer shall determine the fair value of such
Trust Mortgage Loan in accordance with the Servicing Standard; provided, however, that such determination shall be made without taking into account any effect the restrictions on the sale of such Trust Mortgage Loan contained herein may have on the value of such Defaulted Trust Mortgage Loan; and provided, further, that the Special Servicer shall use reasonable efforts promptly to obtain an Appraisal (including, without limitation, in the case of an Outside
Serviced Trust Mortgage Loan, from an Outside Servicer) with respect to the related Mortgaged Property unless it has an Appraisal that is less than 12 months old and has no actual knowledge of, or notice of, any event which in the
Special Servicer's judgment would materially affect the validity of such
Appraisal. The Special Servicer shall make its fair value determination as soon as reasonably practicable (but in any event within 30 days) after its receipt of such new Appraisal, if applicable. The Special Servicer is permitted to change, from time to time, its determination of the fair value of a Defaulted Trust
Mortgage Loan based upon changed circumstances, new information or otherwise, in accordance with the Servicing Standard; provided, however, the Special Servicer shall update its determination of the fair value at least once every 90 days.
The Special Servicer shall notify the Trustee, the Certificate Administrator, the applicable Master Servicer, each Rating Agency, the Majority Controlling
Class Certificateholder and, in the case of any SLC Trust Mortgage Loan, the

                                      -195-

related Serviced Non-Trust Mortgage Loan Noteholder(s) promptly upon its fair value determination and any adjustment thereto. In determining the fair value of any Defaulted Trust Mortgage Loan, the Special Servicer shall take into account, among other factors, the period and amount of the delinquency on such Trust
Mortgage Loan, the occupancy level and physical condition of the related
Mortgaged Property, the state of the local economy in the area where the
Mortgaged Property is located, the time and expense associated with a purchaser's foreclosing on the related Mortgaged Property, and the expected recoveries from such Trust Mortgage Loan if the Special Servicer were to pursue a workout or foreclosure strategy instead of selling such Trust Mortgage Loan pursuant to the Purchase Option. In addition, the Special Servicer shall refer to all other relevant information obtained by it or otherwise contained in the
Mortgage File; provided that the Special Servicer shall take account of any change in circumstances regarding the related Mortgaged Property known to the
Special Servicer that has occurred subsequent to, and that would, in the Special
Servicer's reasonable judgment, materially affect the value of the related
Mortgaged Property reflected in, the most recent related Appraisal. Furthermore, the Special Servicer shall consider all available objective third-party information obtained from generally available sources, as well as information obtained from vendors providing real estate services to the Special Servicer, concerning the market for distressed real estate loans and the real estate market for the subject property type in the area where the related Mortgaged
Property is located. The Special Servicer may, to the extent it is reasonable to do so in accordance with the Servicing Standard, rely on the opinion and reports of Independent third-parties in making such determination. In the case of an
Outside Serviced Trust Mortgage Loan, the Special Servicer may consider and rely upon information provided by the Outside Servicers. If a Serviced Pari Passu
Trust Mortgage Loan becomes a Defaulted Trust Mortgage Loan, and if any related
Serviced Pari Passu Non-Trust Mortgage Loan has been securitized, then the
Special Servicer shall provide the special servicer for the other securitization trust that includes such related Serviced Pari Passu Non-Trust Mortgage Loan, subject to payment of reasonable costs, copies of any information used by the
Special Servicer to determine the fair value of the subject Serviced Pari Passu
Trust Mortgage Loan.

            (c)   Subject to the terms set forth in Section 2.03, if a Trust
Mortgage Loan becomes a Defaulted Trust Mortgage Loan, then each of the Majority
Controlling Class Certificateholder and the Special Servicer shall have an assignable option (a "Purchase Option") to purchase such Defaulted Trust
Mortgage Loan from the Trust Fund (with respect to any SLC Trust Mortgage Loan, subject to the related Co-Lender Agreement) at a price (the "Option Price")
equal to (i) the Purchase Price, if the Special Servicer has not yet determined the fair value of the Defaulted Trust Mortgage Loan, or (ii) the fair value of the Defaulted Trust Mortgage Loan as determined by the Special Servicer in the manner described in Section 3.18(b) and in accordance with the Servicing
Standard, if the Special Servicer has made such fair value determination. Any holder of a Purchase Option may sell, transfer, assign or otherwise convey its
Purchase Option with respect to any Defaulted Trust Mortgage Loan to any party other than the related Mortgagor or an Affiliate of the related Mortgagor at any time after the related Trust Mortgage Loan becomes a Defaulted Trust Mortgage
Loan. The transferor of any Purchase Option shall notify the Trustee and the applicable Master Servicer of such transfer and such notice shall include the transferee's name, address, telephone number, facsimile number and appropriate contact person(s) and shall be acknowledged in writing by the transferee.
Notwithstanding the foregoing, and subject to any applicable co-lender, intercreditor or similar agreement, the Majority Controlling Class
Certificateholder shall have the right to exercise its Purchase Option prior to any exercise of the Purchase Option by any other holder of a Purchase Option;
provided that if the Purchase Option is not exercised by the Majority
Controlling Class Certificateholder or any assignee thereof within 60 days of a
Serviced Trust Mortgage Loan becoming a Defaulted Trust Mortgage Loan, then the
Special Servicer

                                      -196-

shall have the right to exercise its Purchase Option prior to any exercise by the Majority Controlling Class Certificateholder, and the Special Servicer or
its assignee may exercise such Purchase Option at any time during the 15-day period immediately following the expiration of such 60-day period. Following the expiration of such 15-day period, and subject to any applicable co-lender, intercreditor or similar agreement, the Majority Controlling Class
Certificateholder shall again have the right to exercise its Purchase Option prior to any exercise of the Purchase Option by the Special Servicer. If not
exercised earlier, the Purchase Option with respect to any Defaulted Trust
Mortgage Loan will automatically terminate (i) once the subject Trust Mortgage
Loan is no longer a Defaulted Trust Mortgage Loan (provided, however, that, if such Trust Mortgage Loan subsequently becomes a Defaulted Trust Mortgage Loan, the related Purchase Option shall again be exercisable), (ii) upon the acquisition, by or on behalf of the Trust Fund, of title to the related
Mortgaged Property through foreclosure or deed in lieu of foreclosure, (iii) the modification or pay-off, in full or at a discount, of such Defaulted Trust
Mortgage Loan in connection with a workout or (iv) such Defaulted Trust Mortgage
Loan is otherwise removed from the Trust Fund.

            (d)   Notwithstanding Section 3.18(c), if the AmeriCold Portfolio
Trust Mortgage Loan becomes a Defaulted Trust Mortgage Loan, then for 30 days following the 15-day period during which the Special Servicer may exercise the
Purchase Option with respect to the AmeriCold Portfolio Trust Mortgage Loan, but prior to the Majority Controlling Class Certificateholder again being able to exercise that Purchase Option, the AmeriCold Portfolio Non-Trust Mortgage Loan
Noteholder (or its designee) shall be entitled to exercise the Purchase Option for the AmeriCold Portfolio Trust Mortgage Loan by delivery of a Purchase Option
Notice (which may not be delivered until expiration of the 15-day period during which the Special Servicer may exercise such Purchase Option, notice of which shall be given by the Special Servicer to the AmeriCold Portfolio Non-Trust
Mortgage Loan Noteholders promptly upon the occurrence of such expiration). The
AmeriCold Portfolio Non-Trust Mortgage Loan Noteholder (or designee thereof), if it delivers a Purchase Option Notice with respect to the AmeriCold Portfolio
Trust Mortgage Loan, shall have ten (10) days to complete the purchase following the delivery of that Purchase Option Notice.

            (e)   Upon receipt of notice from the Special Servicer indicating that a Trust Mortgage Loan has become a Defaulted Trust Mortgage Loan, the holder (whether the original grantee of such option or any subsequent transferee) of the Purchase Option may exercise the Purchase Option by providing the applicable Master Servicer and the Trustee written notice thereof (the
"Purchase Option Notice"), in the form of Exhibit M, which notice shall identify the Person that, on its own or through an Affiliate, will acquire the subject
Defaulted Trust Mortgage Loan upon closing and shall specify a cash exercise price at least equal to the Option Price. The Purchase Option Notice shall be delivered in the manner specified in Section 11.05. The exercise of any Purchase
Option pursuant to this clause (e) shall be irrevocable.

            (f)   If the Special Servicer or the Majority Controlling Class
Certificateholder, or any of their respective Affiliates, is identified in the
Purchase Option Notice as the Person expected to acquire the subject Defaulted
Trust Mortgage Loan, the Trustee shall determine as soon as reasonably practicable (and, in any event, within 30 days) after the Trustee has received the written notice, whether the Option Price represents fair value for the
Defaulted Trust Mortgage Loan; provided that, if the Special Servicer is then in the process of obtaining a new Appraisal with respect to the related Mortgaged
Property, then the Trustee shall make its fair value determination with respect to the subject Defaulted Trust Mortgage Loan as soon as reasonably practicable
(but in any event within 30 days) after

                                      -197-

the Trustee's receipt of such new Appraisal. Such fair value determination shall be made in accordance with the Trustee's good faith reasonable judgment. In determining the fair value of any Defaulted Trust Mortgage Loan, the Trustee may rely on the opinion and reports of Independent third parties (selected by the
Trustee with reasonable care) in making such determination; provided that the
Trustee may rely on a current Appraisal obtained for the related Mortgaged
Property pursuant to this Agreement or, in the case of an Outside Serviced Trust
Mortgage Loan, an Appraisal obtained by the trustee or other applicable party under the related Outside Servicing Agreement (if not obtained by the party with the conflict), it being herein acknowledged that the Trustee is authorized to obtain its own Appraisal at the expense of the Trust if necessary and appropriate under the circumstances. The reasonable costs of all appraisals, inspection reports and broker opinions of value, reasonably incurred by the
Trustee or any such third party pursuant to this subsection shall be advanced by the applicable Master Servicer and shall constitute, and be reimbursable as,
Servicing Advances (or if such Advance is deemed to be a Nonrecoverable Advance such costs shall be reimbursable as Additional Trust Fund Expenses). The other parties to this Agreement shall cooperate with all reasonable requests for information.

            (g)   Unless and until the Purchase Option with respect to a
Defaulted Trust Mortgage Loan is exercised, the Special Servicer shall pursue such other resolution strategies available hereunder with respect to such
Defaulted Trust Mortgage Loan, including, without limitation, workout and foreclosure, as the Special Servicer may deem appropriate consistent with the
Servicing Standard; provided, however, the Special Servicer will not be permitted to sell the Defaulted Trust Mortgage Loan other than in connection with the exercise of the related Purchase Option or a repurchase by the applicable Mortgage Loan Seller pursuant to Section 2.03 or the exercise of a purchase option by a Serviced Non-Trust Mortgage Loan Noteholder pursuant to the related Co-Lender Agreement or by a mezzanine lender pursuant to the related intercreditor agreement.

            (h)   If title to any Mortgaged Property is acquired by the Trust
Fund in respect of any Serviced Trust Mortgage Loan, then the Special Servicer shall, subject to Section 6.11, Section 6.12 or Section 6.13, as applicable, use its reasonable best efforts to sell the subject Administered REO Property as soon as practicable in accordance with Section 3.16(a); and, in connection therewith the Special Servicer shall offer such Administered REO Property in a commercially reasonable manner. If the Special Servicer on behalf of the Trustee has not received an REO Extension or an Opinion of Counsel described in Section
3.16(a) and the Special Servicer is not able to sell such Administered REO
Property within the period specified in Section 3.16(a), or if an REO Extension has been granted and the Special Servicer is unable to sell such Administered
REO Property within the extended time period, the Special Servicer shall, subject to Section 6.11, Section 6.12 or Section 6.13, as applicable, before the end of such period or extended period, as the case may be, auction the
Administered REO Property to the highest bidder (which may be the Special
Servicer) in accordance with the Servicing Standard. The Special Servicer shall give the Controlling Class Representative, the applicable Master Servicer and the Trustee (and, with respect to any Serviced Loan Combination, the related
Serviced Non-Trust Mortgage Loan Noteholder(s)) not less than five (5) days'
prior written notice of its intention to sell any REO Property. Where any
Interested Person is among those bidding with respect to an Administered REO
Property, the Special Servicer shall require that all bids be submitted in writing and be accompanied by a refundable deposit of cash in an amount equal to
5% of the bid amount. No Interested Person shall be permitted to purchase an
Administered REO Property at a price less than the Purchase Price; provided that, if the Special Servicer intends to bid on any Administered REO Property,
(i) the Special Servicer shall notify the Trustee of such intent and (ii) the
Special Servicer shall not bid less than the Purchase Price, which in all cases shall be deemed a fair price.

                                      -198-

            (i)   Subject to the REMIC Provisions, the Special Servicer shall act on behalf of the Trust Fund in negotiating and taking any other action necessary or appropriate in connection with the sale of any Administered REO
Property or the exercise of a Purchase Option, including the collection of all amounts payable in connection therewith. Notwithstanding anything to the contrary herein, neither the Trustee, in its individual capacity, nor any of its
Affiliates may bid for or purchase any Administered REO Property or purchase any
Defaulted Trust Mortgage Loan. Any sale of a Defaulted Trust Mortgage Loan
(pursuant to a Purchase Option) or an Administered REO Property shall be without recourse to, or representation or warranty by, the Trustee, the Depositor, the
Special Servicer, the applicable Master Servicer, any Mortgage Loan Seller or the Trust Fund. Notwithstanding the foregoing, nothing herein shall limit the liability of the applicable Master Servicer, the Special Servicer or the Trustee
to the Trust Fund and the Certificateholders for failure to perform its duties in accordance herewith. None of the Special Servicer, the applicable Master
Servicer, the Depositor or the Trustee shall have any liability to the Trust
Fund or any Certificateholder with respect to the price at which a Defaulted
Trust Mortgage Loan is sold if the sale is consummated in accordance with the terms of this Agreement.

            (j)   Upon exercise of a Purchase Option, the holder of such
Purchase Option shall be required to pay the purchase price specified in its
Purchase Option Notice to the Special Servicer within 10 Business Days of exercising its Purchase Option. The proceeds of any sale of a Defaulted Trust
Mortgage Loan, after deduction of the expenses of such sale incurred in connection therewith, shall be remitted by the Special Servicer to the applicable Master Servicer within one (1) Business Day of receipt for deposit into the applicable Master Servicer's Collection Account. The Special Servicer
shall immediately notify the Trustee upon the holder of the effective Purchase
Option's failure to remit the purchase price specified in its Purchase Option
Notice pursuant to this Section 3.18(j). Thereafter, the Special Servicer shall notify each holder of a Purchase Option of such failure and such holder of a
Purchase Option may then exercise its Purchase Option in accordance with this
Section 3.18.

            (k)   Notwithstanding anything herein to the contrary, the Special
Servicer shall not take or refrain from taking any action pursuant to instructions from the Controlling Class Representative or a Serviced Non-Trust
Mortgage Loan Noteholder that would cause it to violate applicable law or any term or provision of this Agreement, including the REMIC Provisions and the
Servicing Standard.

            (l)   The amount paid for a Defaulted Trust Mortgage Loan or an
Administered REO Property purchased under this Agreement shall be deposited into the applicable Master Servicer's Collection Account, in the case of a Trust
Mortgage Loan, or the REO Account, in the case of an Administered REO Property
(except any portion of such amount constituting Gain-on-Sale Proceeds which shall be deposited in the Gain-on-Sale Reserve Account or, in the case of any
A-Note Trust Mortgage Loan, applied in accordance with the related Co-Lender
Agreement). Upon receipt of an Officer's Certificate from the applicable Master
Servicer to the effect that such deposit has been made, the Trustee shall execute and deliver such instruments of transfer or assignment, in each case without recourse, as shall be provided to it and are reasonably necessary to vest in the purchaser of such Defaulted Trust Mortgage Loan or related
Administered REO Property ownership of the Defaulted Trust Mortgage Loan or
Administered REO Property. The Trustee, upon receipt of a Request for Release, shall release or cause to be released to the applicable Master Servicer or
Special Servicer the related Mortgage File. In connection with any such purchase, the Special Servicer shall deliver the related Servicing File to the purchaser of a Defaulted Trust Mortgage Loan or related Administered REO
Property.

                                      -199-

            SECTION 3.19    Additional Obligations of Master Servicers and
                            Special Servicer.

            (a)   Each Master Servicer shall deposit in its Collection Account on each P&I Advance Date, without any right of reimbursement therefor with respect to those Trust Mortgage Loans, if any, as to which it is the applicable
Master Servicer and that were, in each case, subject to a voluntary Principal
Prepayment (other than Principal Prepayments from Insurance Proceeds or
Liquidation Proceeds) during the most recently ended Collection Period creating a Prepayment Interest Shortfall, an amount equal to the lesser of (i) the amount of all of the related Prepayment Interest Shortfalls and (ii) the sum of any and
all Master Servicing Fees (calculated for this purpose only at a rate of 0.01%
per annum) and Prepayment Interest Excesses received by such Master Servicer during such Collection Period on those Trust Mortgage Loans and REO Trust
Mortgage Loans as to which it is the applicable Master Servicer; provided that if a Prepayment Interest Shortfall occurs as a result of a Master Servicer's allowing the Mortgagor to deviate from the terms of the related loan documents regarding principal prepayments (other than (a) subsequent to a material default under the related loan documents, (b) pursuant to applicable law or court order or (c) at the request or with the consent of the Special Servicer or the
Controlling Class Representative), then the amount in clause (ii) of this sentence will be replaced with the sum of (x) all Master Servicing Fees and
Prepayment Interest Excesses payable to such Master Servicer with respect to the
Trust Mortgage Loans and any REO Trust Mortgage Loans as to which such Master
Servicer is the applicable Master Servicer for the subject Collection Period, inclusive of any portion thereof payable to a third-party primary servicer and inclusive of any Excess Servicing Strip and (y) any investment income earned on the related principal prepayment during such Collection Period while on deposit in such Master Servicer's Collection Account. Any Prepayment Interest Excesses
received by a Master Servicer during any Collection Period and not otherwise applied as described in the prior sentence will be applied, to the extent necessary, to cover any Prepayment Interest Shortfall related to a Trust
Mortgage Loan serviced by that Master Servicer, which Prepayment Interest
Shortfall was incurred during such Collection Period and was not otherwise offset by the payments described in the prior sentence.

            For the purposes of determining the amounts that a Master Servicer is required to deposit in its Collection Account on any P&I Advance Date in respect of any particular Collection Period pursuant to the preceding paragraph of this Section 3.19(a), no Prepayment Interest Shortfall shall be carried over from a prior Collection Period. Notwithstanding the foregoing, no Master
Servicer shall be relieved from making a payment it was obligated to make under the preceding paragraph of this Section 3.19(a) in respect of a prior Collection
Period, but failed to do so.

            In addition, on the first P&I Advance Date that follows the end of the Collection Period in which occurs the Stated Maturity Date of any Late
Payment Date Trust Mortgage Loan, the applicable Master Servicer shall deposit in the Distribution Account (without any right of reimbursement) a cash amount equal to the Balloon Payment Interest Shortfall for such Trust Mortgage Loan.

            (b)   The applicable Master Servicer shall, as to each Serviced
Trust Mortgage Loan that is secured by the interest of the related Mortgagor under a Ground Lease, promptly (and in any event within 60 days of the Closing
Date) notify the related ground lessor in writing of the transfer of such
Serviced Trust Mortgage Loan to the Trust Fund pursuant to this Agreement and inform such ground lessor that any notices of default under the related Ground
Lease should thereafter be forwarded to the applicable Master Servicer.

                                      -200-

            (c)   The applicable Master Servicer shall promptly deliver to the
Special Servicer (and in any event within five (5) Business Days following receipt) any written evidence it receives of an institutional lender's binding commitment to refinance a Serviced Trust Mortgage Loan within 60 days after the due date of such Serviced Trust Mortgage Loan's Balloon Payment.

            (d)   Master Servicer No. 2 shall be responsible for paying the
ongoing surveillance fees of the Rating Agencies with respect to the Trust.

            (e)   No Master Servicer shall, to the extent consistent with the
Servicing Standard and permitted by the related loan documents, apply any funds with respect to a Serviced Mortgage Loan that are in the form of a holdback, earnout reserve, cash trap or other similar feature, to the prepayment of the subject Serviced Mortgage Loan prior to an event of default or reasonably foreseeable event of default with respect to such Serviced Mortgage Loan.

            SECTION 3.20    Modifications, Waivers, Amendments and
                            Consents.

            (a)   Subject to Sections 3.20(b) through 3.20(j) below and to
Section 3.08(b), Section 6.11, Section 6.12 and Section 6.13, and further subject to any applicable intercreditor, co-lender or similar agreement
(including, with respect to a Serviced Loan Combination, the related Co-Lender
Agreement), the applicable Master Servicer (to the extent provided in Section
3.02(a) and Section 3.20(h) below) and the Special Servicer may, on behalf of the Trustee, agree to any modification, waiver or amendment of any term of any
Serviced Mortgage Loan (including, subject to Section 3.20(h), the lease reviews and lease consents related thereto) without the consent of the Trustee or any
Certificateholder. Neither a Master Servicer nor the Special Servicer (in its
respective capacity as such) may agree with the related Mortgagor to any modification, extension, waiver or amendment of an Outside Serviced Trust
Mortgage Loan.

            (b)   All modifications, waivers or amendments of any Serviced
Mortgage Loan (including, subject to Section 3.20(h), the lease reviews and lease consents related thereto) shall be in writing and shall be considered and effected in accordance with the Servicing Standard; provided, however, that neither a Master Servicer nor the Special Servicer, as applicable, shall make or permit or consent to, as applicable, any modification, waiver or amendment of any term of any Serviced Mortgage Loan not otherwise permitted by this Section
3.20 that would constitute a "significant modification" of such Serviced
Mortgage Loan within the meaning of Treasury regulations section 1.860G-2(b).

            (c)   Except as provided in Section 3.20(d) and the last sentence of
Section 3.02(a), neither a Master Servicer nor the Special Servicer, on behalf of the Trustee, shall agree or consent to any modification, waiver or amendment of any term of any Serviced Mortgage Loan that would:

                  (i)   affect the amount or timing of any related payment of
      principal, interest or other amount (including Prepayment Premiums or
      Yield Maintenance Charges, but excluding Penalty Interest, late payment charges and amounts payable as additional servicing compensation) payable thereunder;

                  (ii)  affect the obligation of the related Mortgagor to pay a
      Prepayment Premium or Yield Maintenance Charge or permit a Principal
      Prepayment during any period in which the related Mortgage Note prohibits
      Principal Prepayments;

                                      -201-

                  (iii) except as expressly contemplated by the related Mortgage or pursuant to Section 3.09(d), result in a release of the lien of the
      Mortgage on any material portion of the related Mortgaged Property without a corresponding Principal Prepayment in an amount not less than the fair market value (as determined by an appraisal by an Independent Appraiser delivered to the Special Servicer at the expense of the related Mortgagor and upon which the Special Servicer may conclusively rely) of the property to be released (other than in connection with a taking of all or part of the related Mortgaged Property or REO Property for not less than fair market value by exercise of the power of eminent domain or condemnation or casualty or hazard losses with respect to such Mortgaged Property or REO
      Property); or

                  (iv)  except as provided in Section 3.08, permit the transfer or transfers of (A) the related Mortgaged Property or any interest therein or (B) equity interests in the Mortgagor or any equity owner of the
      Mortgagor that would result, in the aggregate during the term of the related Trust Mortgage Loan, in a transfer greater than 49% of the total interest in the subject Mortgagor and/or any equity owner of the related
      Mortgagor or a transfer of voting control in the related Mortgagor or an equity owner of the related Mortgagor;

                  (v)   except as provided in Section 3.08, permit the further
      encumbrance of the related Mortgaged Property with additional debt; or

                  (vi)  in the reasonable, good faith judgment of the Special
      Servicer, otherwise materially impair the security for such Serviced
      Mortgage Loan or reduce the likelihood of timely payment of amounts due thereon.

            (d)   Notwithstanding Section 3.20(c), but subject to Section 6.11,
Section 6.12, Section 6.13 and the third paragraph of this Section 3.20(d) and any applicable co-lender, intercreditor or similar agreement, including any related Co-Lender Agreement, the Special Servicer may (i) reduce the amounts owing under any Specially Serviced Mortgage Loan by forgiving principal, accrued interest or any Prepayment Premium or Yield Maintenance Charge, (ii) reduce the amount of the Periodic Payment on any Specially Serviced Mortgage Loan,
including by way of a reduction in the related Mortgage Rate, (iii) forbear in the enforcement of any right granted under any Mortgage Note or Mortgage relating to a Specially Serviced Mortgage Loan, (iv) extend the maturity date of any Specially Serviced Mortgage Loan, or (v) accept a Principal Prepayment on any Specially Serviced Mortgage Loan during any Lockout Period; provided that
(A) the related Mortgagor is in default with respect to the Specially Serviced
Mortgage Loan or, in the reasonable, good faith judgment of the Special
Servicer, such default is reasonably foreseeable, and (B) in the reasonable, good faith judgment of the Special Servicer, such modification would increase the recovery on the Serviced Mortgage Loan to Certificateholders on a net
present value basis (the relevant discounting of amounts that will be distributable to Certificateholders to be performed at the related Net Mortgage
Rate). In the case of every other modification, waiver or consent, the Special
Servicer shall determine and may rely on an Opinion of Counsel (which Opinion of
Counsel shall be an expense of the Trust Fund to the extent not paid by the related Mortgagor) to the effect that such modification, waiver or amendment would not both (1) effect an exchange or reissuance of the Serviced Mortgage
Loan under Treasury regulation section 1.860G-2(b) of the Code and (2) cause any
REMIC Pool to fail to qualify as a REMIC under the Code or result in the imposition of any tax on "prohibited transactions" or "contributions" after the
Startup Day under the REMIC Provisions.

                                      -202-

            In addition, notwithstanding Section 3.20(c), but subject to Section
6.11, Section 6.12, Section 6.13, the third paragraph of this Section 3.20(d)
and any applicable co-lender, intercreditor or similar agreement, including any related Co-Lender Agreement, the Special Servicer may extend the date on which any Balloon Payment is scheduled to be due in respect of a Specially Serviced
Mortgage Loan if the conditions set forth in the proviso to the first sentence of the prior paragraph are satisfied and the Special Servicer has obtained an
Appraisal of the related Mortgaged Property, in connection with such extension, which Appraisal supports the determination of the Special Servicer contemplated by clause (B) of the proviso to the first sentence of the immediately preceding paragraph.

            In no event will the Special Servicer: (i) extend the maturity date of a Serviced Trust Mortgage Loan beyond a date that is two (2) years prior to the Rated Final Distribution Date or, in connection with any such extension, in no event shall the Special Servicer reduce the Mortgage Rate of a Serviced Trust
Mortgage Loan to less than the least of (A) the original Mortgage Rate of such
Serviced Trust Mortgage Loan, (B) the highest fixed Pass-Through Rate of any
Class of Principal Balance Certificates then outstanding and (C) a rate below the then prevailing interest rate for comparable loans, as determined by the
Special Servicer; (ii) if the subject Serviced Trust Mortgage Loan is secured by a Ground Lease (and not by the corresponding fee simple interest), extend the maturity date of such Serviced Trust Mortgage Loan beyond a date which is less than 20 years (or, to the extent consistent with the Servicing Standard, giving due consideration to the remaining term of such Ground Lease, 10 years) prior to the expiration of the term of such Ground Lease; or (iii) permit the substitution of a Mortgaged Property or any material portion thereof (other than as expressly provided in the related loan documents) unless it has received written confirmation from each Rating Agency that such action will not result in an Adverse Rating Event with respect to the Certificates (and if a Specially
Designated Non-Trust Mortgage Loan is involved, without receiving prior written confirmation from each applicable Other Rating Agency that such action would not result in an Adverse Rating Event with respect to any related Specially
Designated Non-Trust Mortgage Loan Securities).

            The determination of the Special Servicer contemplated by clause (B)
of the proviso to the first sentence of the first paragraph of this Section
3.20(d) shall be evidenced by an Officer's Certificate to such effect delivered to the Trustee and the applicable Master Servicer and describing in reasonable detail the basis for the Special Servicer's determination. The Special Servicer shall append to such Officer's Certificate any information including but not limited to income and expense statements, rent rolls, property inspection reports and appraisals that support such determination.

            (e)   Subject to Section 3.11, the Special Servicer or, with respect to subsection (h) below, the applicable Master Servicer may, as a condition to granting any request by a Mortgagor for consent, modification, waiver or indulgence or any other matter or thing, the granting of which is within its discretion pursuant to the terms of the instruments evidencing or securing the related Serviced Trust Mortgage Loan and is permitted by the terms of this
Agreement, require that such Mortgagor pay to it: (i) as additional servicing compensation, a reasonable or customary fee for the additional services performed in connection with such request, provided that such fee would not itself be a "significant modification" pursuant to Treasury regulations section
1.1001-3(e)(2); and (ii) any related costs and expenses incurred by it. In no event shall the Special Servicer or a Master Servicer be entitled to payment for such fees or expenses unless such payment is collected from the related
Mortgagor.

            (f)   The Special Servicer shall notify the applicable Master
Servicer, any related Sub-Servicers, the Trustee, the Controlling Class
Representative (and, with respect to any Serviced Loan

                                      -203-

Combination, and the related Serviced Non-Trust Mortgage Loan Noteholder(s)) and the respective Rating Agencies, in writing, of any material modification, waiver or amendment of any term of any Serviced Trust Mortgage Loan (including fees charged the related Mortgagor) and the date thereof, and shall deliver to the
Custodian (with a copy to the applicable Master Servicer) for deposit in the related Mortgage File, an original counterpart of the agreement relating to such modification, waiver or amendment, promptly (and in any event within ten (10)
Business Days) following the execution thereof. Copies of each agreement whereby any such modification, waiver or amendment of any term of any Trust Mortgage
Loan is effected shall be made available for review upon prior request during normal business hours at the offices of the Special Servicer pursuant to Section
3.15 hereof.

            (g)   A Master Servicer shall not permit defeasance of any Serviced
Trust Mortgage Loan (x) on or before the earliest date on which defeasance is permitted under the terms of such Serviced Trust Mortgage Loan, and (y) in a manner that is inconsistent with the terms of such Serviced Trust Mortgage Loan.
Unless and except to the extent the applicable Master Servicer is precluded from preventing such defeasance by the related Trust Mortgage Loan documents or otherwise, the applicable Master Servicer will not permit defeasance of any
Serviced Trust Mortgage Loan, unless: (i) the defeasance collateral consists of
"Government Securities" within the meaning of the Investment Company Act of
1940, as amended, (ii) the applicable Master Servicer has determined that the defeasance will not result in an Adverse REMIC Event (provided that the applicable Master Servicer shall be entitled to rely conclusively on an Opinion of Counsel to that effect), (iii) the applicable Master Servicer has notified the Rating Agencies, (iv) to the extent the defeasance of the subject Serviced
Trust Mortgage Loan or, if a Serviced Loan Combination is involved, any related
Specially Designated Non-Trust Mortgage Loan is required by the then-current applicable rating agency criteria to be reviewed by a Rating Agency or, if applicable, an Other Rating Agency, such Rating Agency and/or, if applicable,
Other Rating Agency has confirmed that such defeasance will not result in an
Adverse Rating Event with respect to any Class of Certificates or related
Specially Designated Non-Trust Mortgage Loan Securities to which a rating has been assigned by such rating agency (provided that, no confirmation from any
Rating Agency shall be required if the subject Serviced Trust Mortgage Loan being defeased, together with all Trust Mortgage Loans cross-collateralized with such Serviced Trust Mortgage Loan, (i) is not one of the ten (10) largest Trust
Mortgage Loans (or cross-collateralized groups of Trust Mortgage Loans) by
Stated Principal Balance in the Trust Fund, and (ii) has a Stated Principal
Balance at the time of the defeasance that is less than $35,000,000 and less than 5% of the then-aggregate Stated Principal Balance of the Trust Mortgage
Loans, and the applicable Master Servicer shall have delivered to the Trustee and each Rating Agency a Defeasance Certificate substantially in the form of
Exhibit N hereto), (v) the applicable Master Servicer has requested and received from the related Mortgagor (A) an Opinion of Counsel generally to the effect that the Trustee will have a perfected, first priority security interest in such defeasance collateral and (B) written confirmation from a firm of Independent accountants stating that payments made on such defeasance collateral in accordance with the terms thereof will be sufficient to pay the subject Serviced
Trust Mortgage Loan in full on or before its Stated Maturity Date (or, in the case of an ARD Trust Mortgage Loan, on or before its Anticipated Repayment Date)
and to timely pay each Periodic Payment scheduled to be due prior thereto but after the defeasance and (vi) a single purpose entity (as defined below) is designated to assume the Serviced Trust Mortgage Loan and own the Defeasance
Collateral; provided that, if under the terms of the related Trust Mortgage Loan documents, the related Mortgagor delivers cash to purchase the defeasance collateral rather than the defeasance collateral itself, the applicable Master
Servicer shall purchase the U.S. government obligations contemplated by the related Trust Mortgage Loan documents. Subsequent to the second anniversary of the Closing Date, to the extent that the applicable Master Servicer may, in accordance

                                      -204-

with the related Trust Mortgage Loan documents, require defeasance of any
Serviced Trust Mortgage Loan in lieu of accepting a prepayment of principal thereunder, including a prepayment of principal accompanied by a Prepayment
Premium or Yield Maintenance Charge, the applicable Master Servicer shall, to the extent it is consistent with the Servicing Standard, require such defeasance; provided that the conditions set forth in clauses (i) through (vi)
of the preceding sentence have been satisfied. Any customary and reasonable out-of-pocket expense incurred by a Master Servicer pursuant to this Section
3.20(g) shall be paid by the Mortgagor of the defeased Serviced Trust Mortgage
Loan pursuant to the related Mortgage, Mortgage Note or other pertinent document
(or, if prohibited from being paid by the Mortgagor, shall be paid out of the applicable Collection Account). Notwithstanding the foregoing, if at any time, a court with jurisdiction in the matter shall hold that the related Mortgagor may obtain a release of the subject Mortgaged Property but is not obligated to deliver the full amount of the defeasance collateral contemplated by the related
Trust Mortgage Loan documents (or cash sufficient to purchase such defeasance collateral), then the applicable Master Servicer shall (i) if consistent with the related Trust Mortgage Loan documents, refuse to allow the defeasance of the subject Serviced Trust Mortgage Loan or (ii) if the applicable Master Servicer cannot so refuse and if the related Mortgagor has delivered cash to purchase the defeasance collateral, the applicable Master Servicer shall either (A) buy such defeasance collateral or (B) prepay the subject Serviced Trust Mortgage Loan, in either case, in accordance with the Servicing Standard. For purposes of this paragraph, a "single purpose entity" shall mean a Person, other than an individual, whose organizational documents provide as follows: it is formed solely for the purpose of owning and pledging the Defeasance Collateral related to the Trust Mortgage Loans; it may not engage in any business unrelated to such
Defeasance Collateral and the financing thereof; it does not have and may not own any assets other than those related to its interest in such Defeasance
Collateral or the financing thereof and may not incur any indebtedness other than as permitted by the related Mortgage; it shall maintain its own books, records and accounts, in each case which are separate and apart from the books, records and accounts of any other person; it shall hold regular meetings, as appropriate, to conduct its business, and shall observe all entity-level formalities and record keeping; it shall conduct business in its own name and use separate stationery, invoices and checks; it may not guarantee or assume the debts or obligations of any other person; it shall not commingle its assets or funds with those of any other person; it shall pay its obligations and expenses from its own funds and allocate and charge reasonably and fairly any common employees or overhead shared with affiliates; it shall prepare separate tax returns and financial statements or, if part of a consolidated group, shall be shown as a separate member of such group; it shall transact business with affiliates on an arm's length basis pursuant to written agreements; and it shall hold itself out as being a legal entity, separate and apart from any other person. The single purpose entity organizational documents shall provide that any dissolution and winding up or insolvency filing for such entity requires the unanimous consent of all partners or members, as applicable, and that such documents may not be amended with respect to the single purpose entity requirements during the term of the subject Trust Mortgage Loan.

                                      -205-

            (h)   For any Serviced Mortgage Loan other than a Specially Serviced
Mortgage Loan, subject to the rights of the Special Servicer set forth in this
Section 3.20, and further subject to the rights of the Controlling Class
Representative and the Serviced Non-Trust Mortgage Loan Noteholders set forth herein, including in Sections 3.21, 6.11, 6.12 and 6.13 and, with respect to any
Serviced Loan Combination, further subject to the rights of the related Serviced
Non-Trust Mortgage Loan Noteholder(s) under the related Co-Lender Agreement, the applicable Master Servicer, without the consent of the Special Servicer or the
Controlling Class Representative, as applicable, shall be responsible for any request by a Mortgagor for the consent or approval of the mortgagee with respect to:

                  (i)    approving routine leasing activity (including any
      subordination, non-disturbance and attornment agreement) with respect to any lease for less than the lesser of (A) 20,000 square feet and (B) 20%
      of the related Mortgaged Property;

                  (ii)   approving any waiver affecting the timing of receipt of
      financial statements from any Mortgagor; provided that such financial statements are delivered no less than quarterly and within 60 days of the end of the calendar quarter;

                  (iii)  approving annual budgets for the related Mortgaged
      Property; provided that no such budget (A) provides for the payment of operating expenses in an amount equal to more than 110% of the amounts budgeted therefor for the prior year or (B) provides for the payment of any material expenses to any affiliate of the Mortgagor (other than the payment of a management fee to any property manager if such management fee is no more than the management fee in effect on the Cut-off Date);

                  (iv)   subject to other restrictions herein regarding
      Principal Prepayments, waiving any provision of a Serviced Mortgage Loan requiring a specified number of days notice prior to a Principal
      Prepayment;

                  (v)    approving modifications, consents or waivers (other
      than those set forth in Section 3.20(c)) in connection with a defeasance permitted by the terms of the related Serviced Trust Mortgage Loan if the applicable Master Servicer receives an Opinion of Counsel (which Opinion of Counsel shall be an expense of the Mortgagor) to the effect that such modification, waiver or consent would not cause any REMIC Pool to fail to qualify as a REMIC under the Code or result in a "prohibited transaction"
      under the REMIC Provisions;

                  (vi)   subject to Section 3.08(b), approving consents with
      respect to non-material right-of-ways and non-material easements and consent to subordination of the related Serviced Mortgage Loan to such non-material rights-of-way or easements;

                  (vii)  subject to Section 3.08, any non-material
      modifications, waivers or amendments not provided for in clauses (i)
      through (vi) above, which are necessary to cure any ambiguities or to correct scrivener's errors in the terms of the related Serviced Trust
      Mortgage Loan; and

                  (viii) approving a change of the property manager at the
      request of the related Mortgagor, provided that (A) the successor property manager is not affiliated with the related Mortgagor, and is a nationally or regionally recognized manager of similar properties, (B) the

                                      -206-

      subject Serviced Trust Mortgage Loan does not have an outstanding principal balance in excess of $5,000,000 and (C) the related Mortgaged
      Property does not secure a Loan Combination;

provided, however, in the case of any SLC Trust Mortgage Loan, the applicable
Master Servicer shall provide written notice of such action to the related
Serviced Non-Trust Mortgage Loan Noteholder(s); and provided, further that the applicable Master Servicer shall promptly notify the Special Servicer of any requests not subject to this Section 3.20(h) for which the Special Servicer is responsible pursuant to this Section 3.20 and shall deliver to the Special
Servicer (which delivery may be by electronic transmission in a format acceptable to the applicable Master Servicer and Special Servicer) a copy of the request, and all information in the possession of the applicable Master Servicer that the Special Servicer may reasonably request related thereto. For the avoidance of doubt, and without limiting the generality of the foregoing, any request for the disbursement of earnouts or holdback amounts with respect to any
Trust Mortgage Loan set forth on Schedule VI received by the applicable Master
Servicer shall be submitted to the Special Servicer for processing (which request shall be deemed approved if the request is not denied by the Special
Servicer in writing to the applicable Master Servicer within ten (10) Business
Days of the Special Servicer's receipt of such request). For purposes of this
Agreement, "disbursement of earnouts or holdback amounts" shall mean the disbursement or funding to a borrower of previously unfunded, escrowed or otherwise reserved portions of the loan proceeds of the applicable Trust
Mortgage Loan.

            Notwithstanding Section 3.08, the applicable Master Servicer (with respect to Performing Serviced Trust Mortgage Loans, without the Special
Servicer's consent) or the Special Servicer (with respect to Specially Serviced
Trust Mortgage Loans and Administered REO Properties), without any Rating Agency
(or, if applicable, Other Rating Agency) confirmation as provided in Section
3.08(a), may grant a Mortgagor's request for consent (or, in the case of an
Administered REO Property, may consent) to subject the related Mortgaged
Property to an easement or right-of-way for utilities, access, parking, public improvements or another purpose, and may consent to subordination of the subject
Trust Mortgage Loan to such easement or right-of-way, provided that the applicable Master Servicer or the Special Servicer, as applicable, shall have determined in accordance with the Servicing Standard that such easement or right-of-way shall not materially interfere with the then-current use of the related Mortgaged Property, the security intended to be provided by such
Mortgage or the related Mortgagor's ability to repay the subject Trust Mortgage
Loan, and will not materially or adversely affect the value of such Mortgaged
Property and that the granting of such consent would not result in an Adverse
REMIC Event.

            (i)   To the extent that either the applicable Master Servicer or
Special Servicer waives any Penalty Interest or late charge in respect of any
Serviced Trust Mortgage Loan, whether pursuant to Section 3.02(a) or this
Section 3.20, the respective amounts of additional servicing compensation payable to the applicable Master Servicer and the Special Servicer under Section
3.11 out of such Penalty Interest or late payment charges shall be reduced proportionately, based upon the respective amounts that had been payable thereto out of such Penalty Interest or late payment charges immediately prior to such waiver.

                                      -207-

            (j)   Notwithstanding anything to the contrary in this Agreement, neither a Master Servicer nor the Special Servicer, as applicable, shall take the following action unless it has received prior written confirmation (the cost of which shall be paid by the related Mortgagor, if so allowed by the terms of the related loan documents) from the Rating Agencies that such action will not result in an Adverse Rating Event with respect to the Certificates (and if any such action relates to a Specially Designated Non-Trust Mortgage Loan, unless it has received prior written confirmation from the applicable Other Rating
Agencies that such action will not result in an Adverse Rating Event with respect to any related Specially Designated Non-Trust Mortgage Loan Securities):

                  (i)   with respect to any Mortgaged Property that secures a
      Serviced Trust Mortgage Loan with an unpaid principal balance that is at least equal to five percent (5%) of the then aggregate principal balance of all Trust Mortgage Loans or $20,000,000 or that secures a Specially
      Designated Non-Trust Mortgage Loan, the giving of any consent, approval or direction regarding the termination of the related property manager or the designation of any replacement property manager; and

                  (ii)  with respect to any Mortgaged Property that is a
      hospitality property and that secures either a Serviced Trust Mortgage
      Loan with an unpaid principal balance that is equal to or greater than (A)
      five percent (5%) of the then aggregate principal balance of all the Trust
      Mortgage Loans or (B) $20,000,000 or a Specially Designated Non-Trust
      Mortgage Loan, the giving of any consent to any change in the franchise affiliation of such Mortgaged Property.

            (k)   Notwithstanding anything to the contrary in this Agreement, except to the extent otherwise required under the related Co-Lender Agreement, any modification, extension, waiver or amendment of the payment terms of a
Serviced Loan Combination shall be structured so as to be consistent with the allocation and payment priorities in the related loan documents and the related
Co-Lender Agreement, such that neither the Trust as holder of the related SLC
Trust Mortgage Loan, on the one hand, nor the related Serviced Non-Trust
Mortgage Loan Noteholder(s), on the other hand, gains a priority over the other that is not reflected in the loan documents and the related Co-Lender Agreement.
Furthermore, to the extent consistent with the Servicing Standard and the applicable Co-Lender Agreement (taking into account the extent to which a B-Note
Non-Trust Mortgage Loan(s) is subordinate to the corresponding A-Note Trust
Mortgage Loan): (i) no waiver, reduction or deferral of any particular amounts due on an A-Note Trust Mortgage Loan shall be effected prior to the waiver, reduction or deferral of the entire corresponding item in respect of the related
B-Note Non-Trust Mortgage Loan(s); and (ii) no reduction of the Mortgage Rate on an A-Note Trust Mortgage Loan shall be effected prior to the reduction of the
Mortgage Rate of the related B-Note Non-Trust Mortgage Loan(s), to the maximum extent possible.

            (l)   If the Borrower under any Early Defeasance Trust Mortgage Loan
(or any Affiliate of such Borrower or other related Person) notifies the applicable Master Servicer that it intends to defease its related Mortgage Loan on or before the second anniversary of the Closing Date, then the applicable
Master Servicer shall, to the extent that it is entitled to do so under the related Mortgage Loan Purchase Agreement, request in writing (with a copy to the other parties hereto, the Majority Controlling Class Certificateholder, the
Rating Agencies and the Controlling Class Representative, if different from the
Majority Controlling Class Certificateholder) that the related Mortgage Loan
Seller, prior to or contemporaneously with the subject defeasance, repurchase that Mortgage Loan at the applicable Purchase Price; or if the defeasance has already occurred, then the applicable Master Servicer shall, to

                                      -208-

the extent that it is entitled to do so under the related Mortgage Loan Purchase
Agreement, request in writing (with a copy to the other parties hereto, the
Majority Controlling Class Certificateholder, the Rating Agencies and the
Controlling Class Representative, if different from the Majority Controlling
Class Certificateholder) that the related Mortgage Loan Seller will be required to purchase that Mortgage Loan at the applicable Purchase Price, as soon as reasonably practicable after that Mortgage Loan Seller has been made aware of the defeasance. If any Early Defeasance Trust Mortgage Loan is repurchased as contemplated by this Section 3.20(l), then the applicable Master Servicer shall promptly notify the Certificate Administrator, and the Certificate Administrator
shall take such actions as are necessary to effect a "qualified liquidation"
(within the meaning of Section 860F(a)(4)) of the related Loan REMIC.

            SECTION 3.21    Transfer of Servicing Between Master Servicer and
                            Special Servicer; Record Keeping.

            (a)   Upon determining that a Servicing Transfer Event has occurred with respect to any Serviced Mortgage Loan, the applicable Master Servicer or
Special Servicer, whichever made such determination, shall promptly notify the other such party, the Controlling Class Representative and the Trustee (and, in
the case of a Serviced Loan Combination, the related Serviced Non-Trust Mortgage
Loan Noteholder(s)), and if the applicable Master Servicer is not also the
Special Servicer, the applicable Master Servicer shall immediately deliver or cause to be delivered a copy of the related Mortgage File and Servicing File, to the Special Servicer and shall use reasonable efforts to provide the Special
Servicer with all information, documents (or copies thereof) and records
(including records stored electronically on computer tapes, magnetic discs and the like) relating to the Serviced Mortgage Loan, either in the applicable
Master Servicer's or any of its directors', officers', employees', affiliates'
or agents' possession or control or otherwise available to the applicable Master
Servicer without undue burden or expense, and reasonably requested by the
Special Servicer to enable it to assume its functions hereunder with respect thereto without acting through a Sub-Servicer. The applicable Master Servicer shall use reasonable efforts to comply with the preceding sentence within five
(5) Business Days of the occurrence of each related Servicing Transfer Event;
provided, however, if the information, documents and records requested by the
Special Servicer are not contained in the Servicing File, the applicable Master
Servicer shall have such period of time as reasonably necessary to make such delivery. Notwithstanding the occurrence of a Servicing Transfer Event, the applicable Master Servicer shall continue to receive payments on the subject
Serviced Mortgage Loan (including amounts collected by the Special Servicer).

            Upon determining that a Specially Serviced Mortgage Loan has become a Corrected Mortgage Loan and if the applicable Master Servicer is not also the
Special Servicer, the Special Servicer shall immediately give notice thereof to the applicable Master Servicer and, within five (5) Business Days of the occurrence, shall return the related Mortgage File to the Custodian and the related Servicing File, together with all other information, documents and records that were not part of the Servicing File when it was delivered to the
Special Servicer, to the applicable Master Servicer (or such other Person as may be directed by the applicable Master Servicer). Upon giving such notice, and returning such Servicing File, to the applicable Master Servicer (or such other
Person as may be directed by the applicable Master Servicer), the Special
Servicer's obligation to service such Serviced Mortgage Loan, and the Special
Servicer's right to receive the Special Servicing Fee with respect to such
Serviced Mortgage Loan, shall terminate, and the obligations of the applicable
Master Servicer to service and administer such Serviced Mortgage Loan shall resume.

                                      -209-

            (b)   In servicing any Specially Serviced Mortgage Loans, the
Special Servicer shall provide to the Custodian originals of documents included within the definition of "Mortgage File" for inclusion in the related Mortgage
File (with a copy of each such original to the applicable Master Servicer), and copies of any additional related Serviced Mortgage Loan information, including correspondence with the related Mortgagor.

            (c)   On or before each Determination Date, the Special Servicer shall deliver to the applicable Master Servicer and each Rating Agency (or such other Person as may be directed by the applicable Master Servicer) a statement in writing and in computer readable format (the form of such statement to be agreed upon by the applicable Master Servicer) describing, on a loan-by-loan and property-by-property basis, (1) insofar as it relates to Specially Serviced
Trust Mortgage Loans and Administered REO Properties, the information described in clauses (x) through (xvii) of Section 4.02(a) and, insofar as it relates to the Special Servicer, the information described in clauses (xxvii), (xxviii) and
(xxix) of Section 4.02(a), (2) the amount of all payments, Insurance Proceeds and Liquidation Proceeds received, and the amount of any Realized Loss incurred, with respect to each Specially Serviced Trust Mortgage Loan during the related
Collection Period, and the amount of all REO Revenues, Insurance Proceeds and
Liquidation Proceeds received, and the amount of any Realized Loss incurred, with respect to each Administered REO Property during the related Collection
Period, (3) the amount, purpose and date of all Servicing Advances requested by the Special Servicer and made by the Special Servicer with respect to each
Specially Serviced Trust Mortgage Loan and Administered REO Property during the related Collection Period and (4) such additional information relating to the
Specially Serviced Trust Mortgage Loans and Administered REO Properties as the
applicable Master Servicer reasonably requests to enable it to perform its responsibilities under this Agreement. Notwithstanding the foregoing provisions of this subsection (c), the applicable Master Servicer shall maintain ongoing payment records with respect to each of the Specially Serviced Trust Mortgage
Loans and Administered REO Properties and shall provide the Special Servicer with any information reasonably available to the applicable Master Servicer required by the Special Servicer to perform its duties under this Agreement.

            (d)   No later than 30 days after a Serviced Mortgage Loan becomes a
Specially Serviced Mortgage Loan, the Special Servicer shall prepare (subject to
Section 6.11, Section 6.12 and Section 6.13) and deliver to each Rating Agency, the Trustee, the Certificate Administrator, the applicable Master Servicer and the Controlling Class Representative (and, in the case of a Serviced Loan
Combination, the related Serviced Non-Trust Mortgage Loan Noteholder(s)), a report (the "Asset Status Report") with respect to such Trust Mortgage Loan and the related Mortgaged Property. Such Asset Status Report shall set forth the following information to the extent reasonably determinable:

                  (i)   a summary of the status of such Specially Serviced
      Mortgage Loan and negotiations with the related Mortgagor;

                  (ii)  a discussion of the legal and environmental
      considerations reasonably known to the Special Servicer, consistent with the Servicing Standard, that are applicable to the exercise of remedies as aforesaid and to the enforcement of any related guaranties or other collateral for the related Specially Serviced Trust Mortgage Loan and whether outside legal counsel has been retained;

                  (iii) the most current rent roll and income or operating
      statement available for the related Mortgaged Property;

                                      -210-

                  (iv)  the Appraised Value of the related Mortgaged Property together with the assumptions used in the calculation thereof;

                  (v)   summary of the Special Servicer's recommended action
      with respect to such Specially Serviced Trust Mortgage Loan; and

                  (vi)  such other information as the Special Servicer deems relevant in light of the Servicing Standard.

            The Special Servicer shall have the authority to meet with the
Mortgagor for any Specially Serviced Mortgage Loan and take such actions consistent with the Servicing Standard, the terms hereof and the related Asset
Status Report. The Special Servicer shall not take any action inconsistent with the related Asset Status Report, unless such action would be required in order to act in accordance with the Servicing Standard; provided that, subject to
Section 6.11, Section 6.12 and Section 6.13, the Special Servicer may, from time to time, modify any Asset Status Report it has previously delivered and implement such report.

            No direction of the Controlling Class Representative or the related
SLC Controlling Party, as applicable, with respect to the preparation of an
Asset Status Report shall (a) require or cause a Master Servicer or the Special
Servicer to violate the terms of a Specially Serviced Mortgage Loan, applicable law or any provision of this Agreement, the related Co-Lender Agreement or any other related intercreditor agreement, including such Master Servicer's or the
Special Servicer's, as the case may be, obligation to act in accordance with the
Servicing Standard and to maintain the REMIC status of each REMIC Pool, (b)
result in the imposition of a "prohibited transaction" or "prohibited contribution" tax under the REMIC Provisions or (c) expose a Master Servicer, the Special Servicer, the Depositor, any of the Mortgage Loan Sellers, the Trust
Fund, the Certificate Administrator or the Trustee or the officers and the directors of each party to claim, suit or liability or (d) materially expand the scope of a Master Servicer's, the Certificate Administrator's, the Trustee's or
the Special Servicer's responsibilities under this Agreement.

            SECTION 3.22    Sub-Servicing Agreements.

            (a)   The Master Servicers and, subject to Section 3.22(f), the
Special Servicer each may enter into Sub-Servicing Agreements to provide for the performance by third parties of any or all of their respective obligations hereunder; provided that, in each case, the Sub-Servicing Agreement: (i) is consistent with this Agreement in all material respects, requires the
Sub-Servicer to comply with all of the applicable conditions of this Agreement and includes events of default with respect to the Sub-Servicer substantially similar to the Events of Default set forth in Section 7.01(a) hereof to the extent applicable (modified to apply to the Sub-Servicer instead of a Master
Servicer); (ii) provides that if a Master Servicer or the Special Servicer, as the case may be, shall for any reason no longer act in such capacity hereunder
(including, without limitation, by reason of an Event of Default), the Trustee or its designee may thereupon assume all of the rights and, except to the extent such obligations arose prior to the date of assumption, obligations of such
Master Servicer or the Special Servicer, as the case may be, under such agreement or (except with respect only to the Sub-Servicing Agreements in effect as of the date of this Agreement) may terminate such subservicing agreement without cause and without payment of any penalty or termination fee (other than the right of reimbursement and indemnification); (iii) provides that the
Depositor (insofar as such agreement relates to the performance of duties that affect the ability of the Depositor to comply with its reporting requirements under the Exchange Act with respect

                                      -211-

to the Subject Securitization Transaction) and the Trustee, for the benefit of the Certificateholders and, in the case of a Sub-Servicing Agreement relating to a Serviced Loan Combination, the related Serviced Non-Trust Mortgage Loan
Noteholder(s), shall be third-party beneficiaries under such agreement, but that
(except to the extent the Trustee or its designee assumes the obligations of a
Master Servicer or the Special Servicer, as the case may be, thereunder as contemplated by the immediately preceding clause (ii)) none of the Trustee, the
Trust Fund, the Depositor, any successor Master Servicer or Special Servicer, as the case may be, any Serviced Non-Trust Mortgage Loan Noteholder or any
Certificateholder shall have any duties under such agreement or any liabilities arising therefrom; (iv) permits any purchaser of a Serviced Trust Mortgage Loan pursuant to this Agreement to terminate such agreement with respect to such purchased Serviced Trust Mortgage Loan at its option and without penalty; (v)
with respect to any Sub-Servicing Agreement entered into by the Special
Servicer, does not permit the Sub-Servicer to enter into or consent to any modification, waiver or amendment or otherwise take any action on behalf of the
Special Servicer contemplated by Section 3.20 hereof without the consent of such
Special Servicer or conduct any foreclosure action contemplated by Section 3.09 hereof or sale of a Serviced Trust Mortgage Loan or Administered REO Property
contemplated by Section 3.18 hereof; (vi) does not permit the Sub-Servicer any direct rights of indemnification that may be satisfied out of assets of the
Trust Fund; and (vii) provides that, if the Sub-Servicer constitutes an
Additional Item 1123 Servicer, then it will deliver to the applicable parties an
Annual Statement of Compliance in respect of the Sub-Servicer as and when contemplated by Section 3.13 and, if the Sub-Servicer constitutes a
Sub-Servicing Function Participant, then it will deliver, or cause to be delivered, to the applicable parties, an Annual Assessment Report in respect of the Sub-Servicer and a corresponding Annual Attestation Report (and the consent of the applicable registered public accounting firm to file it with the
Commission) as and when contemplated by Section 3.14. In addition, each
Sub-Servicing Agreement entered into by a Master Servicer shall provide that such agreement shall be subject to Section 3.21 hereof with respect to any
Serviced Loan that becomes a Specially Serviced Mortgage Loan. The Master
Servicers and the Special Servicer shall each deliver to the Trustee, the
Certificate Administrator and to each other copies of all Sub-Servicing
Agreements, and any amendments thereto and modifications thereof, entered into by it promptly upon its execution and delivery of such documents. References in this Agreement to actions taken or to be taken by a Master Servicer or the
Special Servicer include actions taken or to be taken by a Sub-Servicer on behalf of such Master Servicer or the Special Servicer, as the case may be; and, in connection therewith, all amounts advanced by any Sub-Servicer to satisfy the obligations of a Master Servicer or the Special Servicer hereunder to make P&I
Advances or Servicing Advances shall be deemed to have been advanced by such
Master Servicer or the Special Servicer, as the case may be, out of its own funds and, accordingly, such P&I Advances or Servicing Advances shall be recoverable by such Sub-Servicer in the same manner and out of the same funds as if such Sub-Servicer were such Master Servicer or the Special Servicer, as the case may be. For so long as they are outstanding, Advances shall accrue interest in accordance with Sections 3.03(d) and 4.03(d), such interest to be allocable between the applicable Master Servicer or the Special Servicer, as the case may be, and such Sub-Servicer as they may agree. For purposes of this Agreement, the
Master Servicers and the Special Servicer each shall be deemed to have received any payment when a Sub-Servicer retained by it receives such payment. The Master
Servicers and the Special Servicer each shall notify the other, the Trustee, the
Certificate Administrator and the Depositor in writing promptly of the appointment by it of any Sub-Servicer.

            (b)   Each Sub-Servicer shall be authorized to transact business in the state or states in which the related Mortgaged Properties it is to service are situated, if and to the extent required by applicable law. The Master
Servicers and the Special Servicer shall each notify the Trustee, the

                                      -212-

Certificate Administrator and the Depositor in writing, promptly upon becoming aware thereof, whether any Sub-Servicer constitutes an Additional Item 1123
Servicer or a Sub-Servicing Function Participant. Each of the initial Master
Servicers and the initial Special Servicer hereby represents and warrants that, as of the Closing Date, it has not retained and does not expect to retain any particular Person or group of affiliated Persons (other than a Designated
Sub-Servicer) to act as a Servicer with respect to five percent (5%) or more of the Mortgage Pool (by balance).

            (c)   The Master Servicers and the Special Servicer, for the benefit of the Trustee and the Certificateholders and, in the case of a Serviced Loan
Combination, also for the benefit of the related Serviced Non-Trust Mortgage
Loan Noteholder(s), shall (at no expense to the Trustee, the Certificateholders, such Serviced Non-Trust Mortgage Loan Noteholder(s) or the Trust Fund) monitor the performance and enforce the obligations of their respective Sub-Servicers under the related Sub-Servicing Agreements. Such enforcement, including, without limitation, the legal prosecution of claims, termination of Sub-Servicing
Agreements in accordance with their respective terms and the pursuit of other appropriate remedies, shall be in such form and carried out to such an extent and at such time as a Master Servicer or the Special Servicer, as applicable, in its good faith business judgment, would require were it the owner of the
Serviced Mortgage Loans; provided that a Master Servicer shall not be required to prosecute claims against a Designated Sub-Servicer for the failure of such
Sub-Servicer to perform obligations that affect the Depositor's ability to comply with its reporting requirements under the Exchange Act with respect to the Subject Securitization Transaction or any securitization involving the issuance of Non-Trust Mortgage Loan Securities. Subject to the terms of the related Sub-Servicing Agreement, the Master Servicers and the Special Servicer
may each have the right to remove a Sub-Servicer at any time it considers such removal to be in the best interests of Certificateholders.

            (d)   In the event of the resignation, removal or other termination of a Master Servicer hereunder for any reason, the Trustee or other Person succeeding such resigning, removed or terminated party as Master Servicer, shall elect, with respect to any Sub-Servicing Agreement in effect as of the date of this Agreement: (i) to assume the rights and obligations of such Master Servicer under such Sub-Servicing Agreement and continue the sub-servicing arrangements thereunder on the same terms (including without limitation the obligation to pay the same sub-servicing fee); (ii) to enter into a new Sub-Servicing Agreement with such Sub-Servicer on such terms as the Trustee or other successor Master
Servicer and such Sub-Servicer shall mutually agree (it being understood that such Sub-Servicer is under no obligation to accept any such new Sub-Servicing
Agreement or to enter into or continue negotiations with the Trustee or other successor Master Servicer in which case the existing Sub-Servicing Agreement shall remain in effect); or (iii) to terminate the Sub-Servicing Agreement if an
Event of Default (as defined in such Sub-Servicing Agreement) has occurred and is continuing or otherwise in accordance with the Sub-Servicing Agreement, in each case without paying any sub-servicer termination fee.

            Each Sub-Servicing Agreement will provide, among other things, that the applicable Master Servicer or the Trustee and their respective successors may at its sole option, terminate any rights the Sub-Servicer may have thereunder with respect to any or all Serviced Mortgage Loans if any Rating
Agency or, if a Specially Designated Non-Trust Mortgage Loan is involved, any applicable Other Rating Agency (i) reduces the rating assigned to one or more
Classes of the Certificates or one or more classes of related Specially
Designated Non-Trust Mortgage Loan Securities, as applicable, as a result of the sub-servicing of Serviced Mortgage Loans by the subject Sub-Servicer, or (ii)
advises the applicable Master Servicer or the Trustee in writing that it will cause an Adverse Rating Event with respect thereto

                                      -213-

due to the continued servicing by the subject Sub-Servicer (and such Adverse
Rating Event shall not have been withdrawn by any such Rating Agency or Other
Rating Agency, as the case may by, within 45 days of the date that the applicable Master Servicer or the Trustee obtained such actual knowledge).

            (e)   Notwithstanding any Sub-Servicing Agreement, the Master
Servicers and the Special Servicer shall remain obligated and liable to the
Trustee, the Certificateholders and any affected Serviced Non-Trust Mortgage
Loan Noteholders for the performance of their respective obligations and duties under this Agreement in accordance with the provisions hereof to the same extent and under the same terms and conditions as if each alone were servicing and administering the Serviced Mortgage Loans or Administered REO Properties for
which it is responsible. The Master Servicers and the Special Servicer shall each be responsible, without any right of reimbursement, for all fees and other compensation and other amounts of Sub-Servicers retained by it.

            (f)   The Special Servicer shall not enter into a Sub-Servicing
Agreement unless the Controlling Class Representative consents and either (i)
each Rating Agency and, if a Specially Designated Non-Trust Mortgage Loan is
involved, each applicable Other Rating Agency has confirmed in writing that the execution of such agreement will not result in an Adverse Rating Event with respect to the Certificates or any related Specially Designated Non-Trust
Mortgage Loan Securities, as applicable, or (ii) such Sub-Servicing Agreement relates to a Serviced Trust Mortgage Loan or Serviced Trust Mortgage Loans
(along with any Serviced Trust Mortgage Loans previously sub-serviced pursuant to this section) that represent less than 25% of the outstanding principal balance of all Specially Serviced Trust Mortgage Loans. The Special Servicer
shall comply with the terms of each such Sub-Servicing Agreement to the extent the terms thereof are not inconsistent with the terms of this Agreement and the
Special Servicer's obligations hereunder. Furthermore, notwithstanding anything herein to the contrary, until the Trustee files a Form 15 with respect to the
Trust in accordance with Section 8.15, none of the Master Servicers or the
Special Servicer shall retain or engage any Additional Item 1123 Servicer or
Sub-Servicing Function Participant without the express written consent of the
Depositor (which consent shall not be unreasonably withheld). As of the Closing
Date, the Depositor hereby consents to the retention or engagement of each
Designated Sub-Servicer that is an Additional Item 1123 Servicer or a
Sub-Servicing Function Participant, but only with respect to the Mortgage Loans to be serviced thereby as identified on Exhibit K hereto.

            SECTION 3.23    Representations and Warranties of Master Servicers
                            and Special Servicer.

            (a)   Each Master Servicer hereby represents and warrants to the
Trustee, for its own benefit and the benefit of the Certificateholders, and to the Certificate Administrator, the Depositor and the Special Servicer and the
Serviced Non-Trust Mortgage Loan Noteholders, as of the Closing Date, that:

                  (i)    Such Master Servicer is a legal entity, duly organized
      under the laws of the jurisdiction of its organization, and such Master
      Servicer is in compliance with the laws of each State in which any
      Mortgaged Property is located to the extent necessary to perform its obligations under this Agreement.

                  (ii)   The execution and delivery of this Agreement by such
      Master Servicer, and the performance and compliance with the terms of this
      Agreement by such Master Servicer, will not violate such Master Servicer's organizational documents or constitute a default (or an

                                      -214-

      event which, with notice or lapse of time, or both, would constitute a default) under, or result in the breach of, any material agreement or other material instrument to which it is a party or by which it is bound.

                  (iii)  Such Master Servicer has the full power and authority to enter into and consummate all transactions contemplated by this
      Agreement, has duly authorized the execution, delivery and performance of this Agreement, and has duly executed and delivered this Agreement.

                  (iv)   This Agreement, assuming due authorization, execution
      and delivery by each of the other parties hereto, constitutes a valid, legal and binding obligation of such Master Servicer, enforceable against such Master Servicer in accordance with the terms hereof, subject to (A)
      applicable receivership, insolvency, reorganization, moratorium and other laws affecting the enforcement of creditors' rights generally and the rights of creditors of banks, and (B) general principles of equity, regardless of whether such enforcement is considered in a proceeding in equity or at law.

                  (v)    Such Master Servicer is not in violation of, and its
      execution and delivery of this Agreement and its performance and compliance with the terms of this Agreement will not constitute a violation of, any law, any order or decree of any court or arbiter, or any order, regulation or demand of any federal, state or local governmental or regulatory authority, which violation, in such Master Servicer's good faith and reasonable judgment, is likely to affect materially and adversely either the ability of such Master Servicer to perform its obligations under this Agreement or the financial condition of such Master
      Servicer.

                  (vi)   No litigation is pending or, to the best of such Master
      Servicer's knowledge, threatened, against such Master Servicer that would prohibit such Master Servicer from entering into this Agreement or, in such Master Servicer's good faith and reasonable judgment, is likely to materially and adversely affect either the ability of such Master Servicer to perform its obligations under this Agreement or the financial condition of such Master Servicer (calculated, with respect to an initial Master
      Servicer, on a consolidated basis).

                  (vii)  The net worth of such Master Servicer (or, in the case of an initial Master Servicer, the consolidated net worth thereof and of its direct or indirect parent), determined in accordance with generally accepted accounting principles, is not less than $15,000,000.

                  (viii) No consent, approval, authorization or order of any court or governmental agency or body is required for the execution, delivery and performance by such Master Servicer of, or compliance by such
      Master Servicer with, this Agreement or the consummation of the transactions of such Master Servicer contemplated by this Agreement, except for any consent, approval, authorization or order which has been obtained prior to the actual performance by such Master Servicer of its obligations under this Agreement, or which, if not obtained would not have a materially adverse effect on the ability of such Master Service to perform its obligations hereunder.

                  (ix)   Such Master Servicer possesses all insurance required
      pursuant to Section 3.07(c) of this Agreement.

                                      -215-

                  (x)    Such Master Servicer is on S&P's Select Servicer List
      as a U.S. Commercial Mortgage Master Servicer and is rated "CMS3" or better by Fitch.

            (b)   The Special Servicer hereby represents and warrants to the
Trustee, for its own benefit and the benefit of the Certificateholders, and to the Certificate Administrator, the Depositor, the Master Servicers and the
Serviced Non-Trust Mortgage Loan Noteholders, as of the Closing Date, that:

                  (i)    The Special Servicer is a limited liability company
      duly organized under the laws of the Commonwealth of Massachusetts, validly existing and in compliance with the laws of each State in which any Mortgaged Property is located to the extent necessary to perform its obligations under this Agreement.

                  (ii)   The execution and delivery of this Agreement by the
      Special Servicer, and the performance and compliance with the terms of this Agreement by the Special Servicer, will not violate the Special
      Servicer's organizational documents or constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default)
      under, or result in the breach of, any material agreement or other material instrument by which it is bound.

                  (iii)  The Special Servicer has the full power and authority to enter into and consummate all transactions contemplated by this
      Agreement, has duly authorized the execution, delivery and performance of this Agreement, and has duly executed and delivered this Agreement.

                  (iv)   This Agreement, assuming due authorization, execution
      and delivery by each of the other parties hereto, constitutes a valid, legal and binding obligation of the Special Servicer enforceable against the Special Servicer in accordance with the terms hereof, subject to (A)
      applicable bankruptcy, insolvency, reorganization, moratorium and other laws affecting the enforcement of creditors' rights generally, and (B)
      general principles of equity, regardless of whether such enforcement is considered in a proceeding in equity or at law.

                  (v)    The Special Servicer is not in violation of, and its
      execution and delivery of this Agreement and its performance and compliance with the terms of this Agreement will not constitute a violation of, any law, any order or decree of any court or arbiter, or any order, regulation or demand of any federal, state or local governmental or regulatory authority, which violation, in the Special Servicer's good faith and reasonable judgment, is likely to affect materially and adversely either the ability of the Special Servicer to perform its obligations under this Agreement or the financial condition of the Special
      Servicer.

                  (vi)   No litigation is pending or, to the best of the Special
      Servicer's knowledge, threatened, against the Special Servicer that would prohibit the Special Servicer from entering into this Agreement or, in the
      Special Servicer's good faith and reasonable judgment, is likely to materially and adversely affect either the ability of the Special Servicer to perform its obligations under this Agreement or the financial condition of the Special Servicer.

                  (vii)  Each officer, director and employee of the Special
      Servicer and each consultant or advisor of the Special Servicer with responsibilities concerning the servicing and administration of Serviced
      Mortgage Loans is covered by errors and omissions insurance in the amounts and with the coverage required by Section 3.07(c).

                                      -216-

                  (viii) Any consent, approval, authorization or order of any court or governmental agency or body required for the execution, delivery and performance by the Special Servicer of or compliance by the Special
      Servicer with this Agreement or the consummation of the transactions contemplated by this Agreement has been obtained and is effective.

                  (ix)   The Special Servicer possesses all insurance required
      pursuant to Section 3.07(c) of this Agreement.

                  (x)    The Special Servicer is on S&P's Select Servicer List
      as a U.S. Commercial Mortgage Special Servicer and is rated "CSS3" or better by Fitch.

            (c)   The representations and warranties of the Master Servicers and the Special Servicer, set forth in Section 3.23(a) (with respect to the Master
Servicers) and Section 3.23(b) (with respect to the Special Servicer), respectively, shall survive the execution and delivery of this Agreement and shall inure to the benefit of the Persons for whose benefit they were made for so long as the Trust Fund remains in existence. Upon discovery by any party hereto of any breach of any of the foregoing representations and warranties, the party discovering such breach shall give prompt written notice to the other parties hereto.

            (d)   Any successor Master Servicer shall be deemed to have made, as of the date of its succession, each of the representations and warranties set forth in Section 3.23(a).

            (e)   Any successor Special Servicer shall be deemed to have made, as of the date of its succession, each of the representations and warranties set forth in Section 3.23(b), subject to such appropriate modifications to the representation and warranty set forth in Section 3.23(b)(i) to accurately reflect such successor's jurisdiction of organization and whether it is a corporation, partnership, bank, association or other type of organization.

            SECTION 3.24    Sub-Servicing Agreement Representation and Warranty.

            Each Master Servicer, in such capacity, hereby represents and warrants to the Trustee, for its own benefit and the benefit of the
Certificateholders, and to the Certificate Administrator, the Depositor and the
Special Servicer, as of the Closing Date, that each Sub-Servicing Agreement in effect as of the Closing Date and to which such Master Servicer is a party, satisfies the requirements for such Sub-Servicing Agreements set forth in
Section 3.22(a) and the second paragraph of 3.22(d) in all material respects.

            SECTION 3.25    Designation of Controlling Class Representative.

            (a)   The Majority Controlling Class Certificateholder shall be
entitled in accordance with this Section 3.25 to select a representative (the
"Controlling Class Representative") having the rights and powers specified in this Agreement (including, without limitation, those specified in Section 6.11)
or to replace an existing Controlling Class Representative. Upon (i) the receipt by the Certificate Administrator of written requests for the selection of a
Controlling Class Representative from the Majority Controlling Class
Certificateholder, (ii) the resignation or removal of the Person acting as
Controlling Class Representative or (iii) a determination by the Certificate
Administrator that the Controlling Class has changed, the Certificate
Administrator shall promptly notify the Depositor and the

                                      -217-

Holders (and, in the case of Book-Entry Certificates, to the extent actually known to a Responsible Officer of the Certificate Administrator or identified thereto by the Depository or the Depository Participants, the Certificate
Owners) of the Controlling Class that they may select a Controlling Class
Representative. Such notice shall set forth the process for selecting a
Controlling Class Representative, which shall be the designation of the
Controlling Class Representative by the Majority Controlling Class
Certificateholder by a writing delivered to the Certificate Administrator. No appointment of any Person as a Controlling Class Representative shall be effective until such Person provides the Certificate Administrator and the applicable Master Servicer with written confirmation of its acceptance of such appointment, an address and facsimile number for the delivery of notices and other correspondence and a list of officers or employees of such Person with whom the parties to this Agreement may deal (including their names, titles, work addresses and facsimile numbers); provided that the initial Controlling Class
Representative shall be American Capital Strategies, Ltd. without need for further designation or notice.

            (b)   Within ten (10) Business Days (or as soon thereafter as
practicable if the Controlling Class consists of Book-Entry Certificates) of receiving a request therefor from a Master Servicer or Special Servicer, the
Certificate Administrator shall, to the extent in its possession, deliver to the requesting party the identity of the Controlling Class Representative and a list of each Holder (or, in the case of Book-Entry Certificates, to the extent actually known to a Responsible Officer of the Certificate Administrator or
identified thereto by the Depository or the Depository Participants, each
Certificate Owner) of the Controlling Class, including, in each case, names and addresses. With respect to such information, the Certificate Administrator shall be entitled to conclusively rely on information provided to it by the
Depository, and each Master Servicer or the Special Servicer shall be entitled to conclusively rely on such information provided by the Certificate
Administrator with respect to any obligation or right hereunder that any Master
Servicer or the Special Servicer may have to deliver information or otherwise communicate with the Controlling Class Representative or any of the Holders (or,
if applicable, Certificate Owners) of the Controlling Class. In addition to the foregoing, within two (2) Business Days of the selection, resignation or removal of a Controlling Class Representative, the Certificate Administrator shall notify the other parties to this Agreement of such event. The expenses incurred by the Certificate Administrator in connection with obtaining information from the Depository or Depository Participants with respect to any Book-Entry
Certificate shall be expenses of the Trust Fund payable out of the Collection
Accounts pursuant to Section 3.05(a).

            (c)   A Controlling Class Representative may at any time resign as such by giving written notice to the Certificate Administrator and to each
Holder (or, in the case of Book-Entry Certificates, Certificate Owner) of the
Controlling Class. The Majority Controlling Class Certificateholder shall be entitled to remove any existing Controlling Class Representative by giving written notice to the Certificate Administrator and to such existing Controlling
Class Representative.

            (d)   Once a Controlling Class Representative has been selected
pursuant to this Section 3.25 each of the parties to this Agreement and each
Certificateholder (or Certificate Owner, if applicable) shall be entitled to rely on such selection unless the Majority Controlling Class Certificateholder, or such Controlling Class Representative, as applicable, shall have notified the
Certificate Administrator and each other Holder (or, in the case of Book-Entry
Certificates, Certificate Owner) of the Controlling Class, in writing, of the resignation or removal of such Controlling Class Representative.

                                      -218-

            (e)   Any and all expenses of the Controlling Class Representative shall be borne by the Holders (or, if applicable, the Certificate Owners) of
Certificates of the Controlling Class, pro rata according to their respective
Percentage Interests in such Class, and not by the Trust Fund. Notwithstanding the foregoing, if a claim is made against the Controlling Class Representative by a Mortgagor with respect to this Agreement or any particular Trust Mortgage
Loan, the Controlling Class Representative shall immediately notify the
Certificate Administrator, the applicable Master Servicer and the Special
Servicer, whereupon (if the Special Servicer or the Trust Fund are also named parties to the same action and, in the sole judgment of the Special Servicer,
(i) the Controlling Class Representative had acted in good faith, without negligence or willful misfeasance with regard to the particular matter, and (ii)
there is no potential for the Special Servicer or the Trust Fund to be an
adverse party in such action as regards the Controlling Class Representative)
the Special Servicer on behalf of the Trust Fund shall, subject to Section 6.03, assume the defense of any such claim against the Controlling Class
Representative. This provision shall survive the termination of this Agreement and the termination or resignation of the Controlling Class Representative.

            SECTION 3.26    Servicing of a Serviced Loan Combination and Certain
                            Matters Regarding any Loan Combination.

            (a)   Subject to the related Co-Lender Agreement, each Serviced Loan
Combination shall be serviced pursuant to this Agreement as Serviced Mortgage
Loans, and servicing and administration of the related Serviced Non-Trust
Mortgage Loan(s) shall continue hereunder for so long as the related SLC Trust
Mortgage Loan or any related SLC REO Property is part of the Trust Fund or for such longer period as any amounts payable by the related Serviced Non-Trust
Mortgage Loan Noteholder(s) to or for the benefit of the Trust Fund or any party hereto in accordance with the related Co-Lender Agreement remain due and owing;
provided, however, if a MezzCap B-Note Non-Trust Mortgage Loan is securitized, the applicable Master Servicer's servicing obligations and duties with respect to such B-Note Non-Trust Mortgage Loan shall be limited to those obligations and duties described in the related Co-Lender Agreement and this Agreement. In addition, the obligations and responsibilities under this Agreement of the
Depositor, the applicable Master Servicer, the Special Servicer, the Trustee,
the Certificate Administrator and any Fiscal Agent shall terminate with respect to a Serviced Non-Trust Mortgage Loan if, when and to the extent that (i) the related SLC Trust Mortgage Loan has been paid in full or is no longer part of the Trust Fund and (ii) no amounts payable by the related Serviced Non-Trust
Mortgage Loan Noteholder to or for the benefit of the Trust Fund or any party hereto in accordance with the related Co-Lender Agreement remain due and owing.

                                      -219-

            (b)   The Special Servicer (if any Serviced Non-Trust Mortgage Loan
is a Specially Serviced Mortgage Loan or has become an REO Serviced Non-Trust
Loan) or the applicable Master Servicer (otherwise), as applicable, shall take all actions relating to the servicing and/or administration of, and (subject to
Section 3.12 and Section 3.26(c)) the preparation and delivery of reports and other information with respect to, the Serviced Loan Combination related to any
Serviced Non-Trust Mortgage Loan or any related REO Property required to be performed by the holder of the related SLC Trust Mortgage Loan or contemplated to be performed by a servicer, in any case pursuant to and as contemplated by the related Co-Lender Agreement and/or any related mezzanine intercreditor agreement. In addition notwithstanding anything herein to the contrary, the following considerations shall apply with respect to the servicing of a Serviced
Non-Trust Mortgage Loan:

                  (i)   none of the applicable Master Servicer, the Special
      Servicer, the Trustee or the Fiscal Agent shall make any P&I Advance in respect of, or any Servicing Advance solely in respect of, such Serviced
      Non-Trust Mortgage Loan; and

                  (ii)  the applicable Master Servicer and the Special Servicer shall each consult with and obtain the consent of the related Serviced
      Non-Trust Mortgage Loan Noteholder(s) to the extent required by the related Co-Lender Agreement.

            (c)   The applicable Master Servicer shall timely provide to each related Serviced Non-Trust Mortgage Loan Noteholder any reports or notices required to be delivered to such Serviced Non-Trust Mortgage Loan Noteholder pursuant to the related Co-Lender Agreement, and the Special Servicer shall cooperate with the applicable Master Servicer in preparing/delivering any such report or notice with respect to special servicing matters.

            (d)   If any Serviced Non-Trust Mortgage Loan or any portion thereof or any particular payments thereon are included in a REMIC or a Grantor Trust, then neither the applicable Master Servicer nor the Special Servicer shall knowingly take any action that would result in the equivalent of an Adverse
REMIC Event with respect to such REMIC or the equivalent of an Adverse Grantor
Trust Event with respect to such Grantor Trust, as the case may be.

            (e)   The parties hereto acknowledge that a Serviced Non-Trust
Mortgage Loan Noteholder shall not (1) owe any fiduciary duty to the Trustee, the Certificate Administrator, any Fiscal Agent, any Master Servicer, the
Special Servicer or any Certificateholder or (2) have any liability to the
Trustee or the Certificateholders for any action taken, or for refraining from the taking of any action pursuant to the related Co-Lender Agreement or the giving of any consent or for errors in judgment. Each Certificateholder, by its acceptance of a Certificate, shall be deemed to have confirmed its understanding that a Serviced Non-Trust Mortgage Loan Noteholder (i) may take or refrain from taking actions that favor its interests or the interests of its affiliates over the Certificateholders, (ii) may have special relationships and interests that conflict with the interests of the Certificateholders and shall be deemed to have agreed to take no action against a Serviced Non-Trust Mortgage Loan
Noteholder or any of its officers, directors, employees, principals or agents as a result of such special relationships or conflicts, and (iii) shall not be liable by reason of its having acted or refrained from acting solely in its interest or in the interest of its affiliates.

            (f)   The parties hereto recognize and acknowledge the respective rights of each Serviced Non-Trust Mortgage Loan Noteholder under the related
Co-Lender Agreement. In particular, and without limiting the foregoing, the parties hereto, the Controlling Class Representative, by its

                                      -220-

acceptance of its rights and obligations set forth herein, and each
Certificateholder, by its acceptance of a Certificate, hereby acknowledge the right of a Serviced Non-Trust Mortgage Loan Noteholder, upon the occurrence of certain specified events under the related Co-Lender Agreement, to purchase the related SLC Trust Mortgage Loan from the Trust, subject to the terms, conditions and limitations set forth in, and at the price specified in the related
Co-Lender Agreement, and the parties hereto agree to take such actions contemplated by such Co-Lender Agreement as may be expressly contemplated thereby, or otherwise reasonably necessary, to allow such Serviced Non-Trust
Mortgage Loan Noteholder to purchase the related SLC Trust Mortgage Loan from the Trust. Such purchase right of the related Serviced Non-Trust Mortgage Loan
Noteholder(s) shall be superior to the corresponding purchase options set forth in Section 3.18(c). Also without limiting the first sentence of this Section
3.26(f), the parties hereto acknowledge that, with respect to the A-Note Trust
Mortgage Loan in each MezzCap Loan Combination, the related Serviced Non-Trust
Mortgage Loan Noteholder(s) have certain consent and direction rights as set forth in the related Co-Lender Agreement and agree to take such actions contemplated by the related Co-Lender Agreement as may be expressly contemplated thereby, or otherwise reasonably necessary, to allow the related Serviced
Non-Trust Mortgage Loan Noteholder(s) to exercise such rights. The parties hereto further acknowledge that, with respect to the Greensboro Corporate Center
Trust Mortgage Loan, the related Serviced Non-Trust Mortgage Loan Noteholder has the right to make certain cure payments with respect to the Greensboro Corporate
Center Mortgage Loan as set forth in the related Co-Lender Agreement and agree to take such actions expressly contemplated by the related Co-Lender Agreement, or otherwise reasonably necessary, to allow the related Serviced Non-Trust
Mortgage Loan Noteholder to exercise such rights.

            (g)   In connection with any purchase of an SLC Trust Mortgage Loan, pursuant to or as contemplated by Section 3.26(f), the applicable Master
Servicer or the Special Servicer shall (i) if it receives the applicable purchase price (as provided in the related Co-Lender Agreement) and/or any other amounts payable in connection with the purchase, deposit same, or remit same to the applicable Master Servicer for deposit, as applicable, into the applicable
Master Servicer's Collection Account and so notify the Trustee; and (ii) deliver the related Servicing File to the Person effecting the purchase or its designee.
In addition, upon its receipt of a Request for Release from the applicable
Master Servicer, the Trustee shall: (i) deliver the related Mortgage File to the
Person effecting the purchase or its designee; and (ii) execute and deliver such endorsements, assignments and instruments of transfer as shall be provided to it and are reasonably necessary to vest ownership of such SLC Trust Mortgage Loan in the appropriate transferee, without recourse, representations or warranties.

            (h)   Each of the rights of a Serviced Non-Trust Mortgage Loan
Noteholder under or contemplated by this Section 3.26 shall be exercisable by a designee thereof on its behalf; provided that the applicable Master Servicer, the Special Servicer and the Trustee are provided with written notice by the related Serviced Non-Trust Mortgage Loan Noteholder of such designation (upon which such party may conclusively rely) and the contact details of the designee.

            (i)   If a Serviced Non-Trust Mortgage Loan Noteholder purchases the related SLC Trust Mortgage Loan as contemplated by Section 3.26(f), or if any
Person purchases such SLC Trust Mortgage Loan as a Defaulted Trust Mortgage Loan
pursuant to Section 3.18, then (subject to the related Co-Lender Agreement) the
Person effecting the purchase must also pay and/or reimburse to the parties hereto, the respective amounts then currently due and owing to them hereunder with respect to the related Serviced Non-Trust Mortgage Loan(s) that, pursuant to this Agreement, would not otherwise have been payable out of the applicable purchase price and/or any other amounts payable in connection

                                      -221-

with such purchase (or if payable out of such purchase price and/or other amounts, remain unpaid after such application) and that, pursuant to the related
Co-Lender Agreement, would otherwise have been payable out of future collections on such Serviced Non-Trust Mortgage Loan. Notwithstanding anything herein to the contrary, but subject to the related Co-Lender Agreement, any such purchase shall be subject to such reimbursements.

            (j)   Any reference to servicing any of the Trust Mortgage Loans in accordance with any of the related loan documents (including the related
Mortgage Note and Mortgage) shall also mean, in the case of a Serviced Loan
Combination, in accordance with the related Co-Lender Agreement.

            (k)   In the case of each of the Serviced Pari Passu Loan
Combinations and the Greensboro Corporate Center Loan Combination, this Section
3.26 is in addition to the provisions of Section 6.12 and Section 6.13, respectively, that specifically relate to such Serviced Loan Combinations.

            (l)   In the event of any conflict between the terms of this
Agreement (insofar as it relates to any Loan Combination) and the terms of the related Co-Lender Agreement, the related Co-Lender Agreement shall control.

            (m)   To the extent not otherwise expressly included herein, any provisions required to be included herein pursuant to any Co-Lender Agreement for a Loan Combination are deemed incorporated herein by reference, and the parties hereto shall comply with those provisions as if set forth herein in full.

            (n)   Each of the Master Servicers and the Special Servicer shall, upon reasonable written request, permit (at no cost to the applicable Master
Servicer or the Special Servicer, as the case may be) the related Serviced
Non-Trust Mortgage Loan Noteholder to use such party's description contained in the Prospectus Supplement (updated as appropriate by the Master Servicer or the
Special Servicer, as applicable, and meeting all applicable requirements of
Regulation AB, if any) for inclusion in the disclosure materials relating to any securitization of a Serviced Non-Trust Mortgage Loan.

            (o)   The Master Servicers and the Special Servicer shall, upon
reasonable written request, each timely provide (to the extent the reasonable cost thereof is paid or caused to be paid by the requesting party) to the depositor and any underwriters with respect to the securitization of any
Serviced Non-Trust Mortgage Loan such opinion(s) of counsel, certifications and/or indemnification agreement(s) with respect to the updated description referred in Section 3.26(n) regarding such party, substantially identical to those, if any, delivered by such Master Servicer or the Special Servicer, as the case may be, or their respective counsel, in connection with the information concerning such party in the Prospectus Supplement and/or any other disclosure materials relating to the Subject Securitization Transaction; provided that any fees incurred by such Master Servicer or the Special Servicer, as the case may be, shall be paid by such depositor or other appropriate party involved in such other securitization. Neither a Master Servicer nor the Special Servicer shall be obligated to deliver any such item with respect to the securitization of a
Serviced Non-Trust Mortgage Loan if it did not deliver a corresponding item with respect to the Subject Securitization Transaction.

            (p)   The parties hereto recognize the right of the Non-Trust
Mortgage Loan Noteholder under the Greensboro Corporate Center Loan Combination to deliver Reserve Collateral in order to continue to be the Greensboro
Corporate Center Controlling Party in the circumstances specified in accordance with Section 9(e)(III) of the Greensboro Corporate Center Co-Lender

                                      -222-

Agreement. The Special Servicer shall hold all such Reserve Collateral (in an
Eligible Account, in the case of cash) in a manner that clearly identifies that it is being held for the benefit of the Certificateholders but, for federal income tax purposes, is beneficially owned by the related Non-Trust Mortgage
Loan Noteholder under the Greensboro Corporate Center Loan Combination. The
Special Servicer shall take all actions reasonably necessary to maintain any perfected security interest on the part of the Trust in and to the related
Reserve Collateral. In connection with the foregoing, if any letters of credit are furnished as Reserve Collateral with respect to Greensboro Corporate Center
Loan Combination, and if (i) the Greensboro Corporate Center Non-Trust Mortgage
Loan Noteholder has not provided a replacement letter of credit at least 30 days before the expiration of the delivered letter of credit or (ii) the long-term unsecured debt rating by any Rating Agency of the issuer of such letter of credit shall fall below "AA" or the short-term unsecured debt rating by each such Rating Agency shall fall below "A-1", then the Special Servicer shall provide written notice of such event to the Greensboro Corporate Center
Non-Trust Mortgage Loan Noteholder, and unless such Non-Trust Mortgage Loan
Noteholder shall have replaced such letter of credit within five (5) Business
Days of such written notice from the Special Servicer with a letter of credit in form and substance satisfactory to the Special Servicer and the Rating Agencies,
the Special Servicer shall draw upon such letter of credit and hold the proceeds thereof as related Reserve Collateral. Upon a Final Recovery Determination with respect to the Greensboro Corporate Center Loan Combination, any related Reserve
Collateral held by the Special Servicer shall be available to reimburse the
Trust for any realized loss of principal and/or interest incurred with respect to the related Trust Mortgage Loan (or any successor REO Trust Mortgage Loan with respect thereto), up to the maximum amount permitted under the Greensboro
Corporate Center Co-Lender Agreement, together with all other amounts
(including, without limitation, Additional Trust Fund Expenses related to the
Greensboro Corporate Center Loan Combination or any related REO Property)
reimbursable under the Greensboro Corporate Center Co-Lender Agreement and this
Agreement. To the extent necessary to effect such reimbursement, the Special
Servicer shall draw down upon or otherwise liquidate all applicable Reserve
Collateral and shall forward the reimbursement payment to the Master Servicer for deposit in the Collection Account. Such reimbursement of payment shall, except for purposes of Section 3.11(c) hereof, constitute "Liquidation
Proceeds". The Special Servicer may not release any Reserve Collateral to the
Greensboro Corporate Center Non-Trust Mortgage Loan Noteholder, except as expressly required under Section 9(e)(III) of the Greensboro Corporate Center
Co-Lender Agreement (including, in connection with a Final Recovery
Determination with respect to the related Serviced Loan Combination, following the reimbursement of the Trust as contemplated above in this Section 3.26(p)).
The arrangement by which any Reserve Collateral is held shall constitute an
"outside reserve fund" within the meaning of Treasury regulations section
1.860G-2(h) and such property (and the right to reimbursement of any amounts with respect thereto) shall be beneficially owned by the Greensboro Corporate
Center Non-Trust Mortgage Loan Noteholder, who shall be taxed on all income with respect thereto. As compensation for maintaining any Reserve Collateral, the
Special Servicer will be entitled to any interest or other income earned, and will be responsible for any losses on investments, with respect to such Reserve
Collateral in the same manner as it is entitled to investment income, and is responsible for losses incurred, with respect to investments of funds in an REO
Account.

            SECTION 3.27    Litigation Control.

            (a)   With respect to Serviced Mortgage Loans as to which Master
Servicer No. 1 is the applicable Master Servicer, the Special Servicer, in a reasonable manner consistent with the Servicing Standard, shall: (i) direct, manage, prosecute and/or defend any action brought by a Mortgagor against

                                      -223-

the Trust and/or the Special Servicer; and (ii) represent the interests of the
Trust in any litigation relating to the rights and obligations of the Mortgagor or the lender, or the enforcement of the obligations of a Mortgagor, under the subject loan documents ("Trust-Related Litigation").

            To the extent that Master Servicer No. 1 is named in Trust-Related
Litigation, and the Trust or Special Servicer is not named, in order to effectuate the role of the Special Servicer as contemplated by the prior paragraph, Master Servicer No. 1 shall: (i) notify the Special Servicer of such
Trust-Related Litigation within ten (10) days of Master Servicer No. 1 receiving notice of such Trust-Related Litigation; (ii) provide monthly status reports to the Special Servicer, regarding such Trust-Related Litigation; (iii) seek to have the Trust replace Master Servicer No. 1 as the appropriate party to the lawsuit; and (iv) so long as Master Servicer No. 1 remains a party to the lawsuit, consult with and act at the direction of the Special Servicer with respect to decisions and resolutions related to the interests of the Trust in such Trust-Related Litigation, including but not limited to the selection of counsel; provided that, if there are claims against Master Servicer No. 1 and
Master Servicer No. 1 has not determined that separate counsel is required for such claims, such counsel shall be reasonably acceptable to Master Servicer No.
1.

            Notwithstanding the right of the Special Servicer to represent the interests of the Trust in Trust-Related Litigation, but subject to the rights of the Special Servicer to direct Master Servicer No. 1's actions in the next paragraph, Master Servicer No. 1 shall retain the right to make determinations relating to claims against Master Servicer No. 1, including but not limited to the right to engage separate counsel in Master Servicer No. 1's reasonable discretion, the cost of which shall be subject to indemnification pursuant to
Section 6.03. Further, nothing in this section shall require Master Servicer No.
1 to take or fail to take any action which, in Master Servicer No. 1's good faith and reasonable judgment, may (i) result in an Adverse REMIC Event or
Adverse Grantor Trust Event or (ii) subject Master Servicer No. 1 to liability or materially expand the scope of Master Servicer No. 1's obligations under this
Agreement.

            Notwithstanding Master Servicer No. 1's right to make determinations relating to claims against Master Servicer No. 1, the Special Servicer shall have the right at any time to (i) direct Master Servicer No. 1 to settle any claims brought against the Trust, including claims asserted against Master
Servicer No. 1 (whether or not the Trust or the Special Servicer is named in any such claims or Trust-Related Litigation) and (ii) otherwise reasonably direct the actions of Master Servicer No. 1 relating to claims against Master Servicer
No. 1 (whether or not the Trust or the Special Servicer is named in any such claims or Trust-Related Litigation), provided in either case that (A) such settlement or other direction does not require any admission, or is not likely to result in a finding, of liability or wrongdoing on the part of Master
Servicer No. 1, (B) the cost of such settlement or any resulting judgment is and shall be paid by the Trust, (C) Master Servicer No. 1 is and shall be indemnified pursuant to Section 6.03 for all costs and expenses of Master
Servicer No. 1 incurred in defending and settling the Trust-Related Litigation and for any judgment, (D) any such action taken by Master Servicer No. 1 at the direction of the Special Servicer shall be deemed (as to Master Servicer No. 1)
to be in compliance with the Servicing Standard and (E) the Special Servicer provides Master Servicer No. 1 with assurance reasonably satisfactory to Master
Servicer No. 1 as to the items on clauses (A), (B) and (C).

                                      -224-

            If both Master Servicer No. 1 and either the Special Servicer or the
Trust are named in litigation, Master Servicer No. 1 and the Special Servicer shall cooperate with each other to afford Master Servicer No. 1 and the Special
Servicer the rights afforded to such party in this Section 3.27(a).

            This Section 3.27(a) shall not apply in the event the Special
Servicer authorizes Master Servicer No. 1, and Master Servicer No. 1 agrees
(both authority and agreement to be in writing), to make certain decisions or control certain Trust-Related Litigation on behalf of the Trust.

            (b)   With respect to Serviced Mortgage Loans as to which Master
Servicer No. 2 is the applicable Master Servicer, the Special Servicer, with respect to litigation involving Specially Serviced Mortgage Loans, and Master
Servicer No. 2, with respect to litigation involving non-Specially Serviced
Mortgage Loans, and where the applicable servicer contemplates availing itself of indemnification as provided for under Section 6.03 of this Agreement, such servicer shall, for the benefit of the Certificateholders, direct, manage, prosecute, defend and/or settle any and all claims and litigation relating to
(i) the enforcement of the obligations of a Mortgagor under the related loan documents and (ii) any action brought against the Trust or any party to this
Agreement with respect to any such Serviced Mortgage Loan (the foregoing rights and obligations, "Litigation Control"). Such Litigation Control shall be carried out in accordance with the terms of this Agreement, including, without limitation, the Servicing Standard. Upon becoming aware of or being named in any claim or litigation that falls within the scope of Litigation Control, Master
Servicer No. 2 shall immediately notify the Controlling Class Representative of such claim or litigation. In addition, Master Servicer No. 2 shall prepare and submit a monthly status report regarding any Litigation Control matter to the
Controlling Class Representative.

            Notwithstanding the foregoing, each of the Special Servicer and
Master Servicer No. 2 shall consult with and keep the Controlling Class
Representative advised of any material development concerning Litigation
Control, including, without limitation, (i) any material decision concerning
Litigation Control and the implementation thereof and (ii) any decision to agree to or propose any terms of settlement, and shall submit any such development or decision to the Controlling Class Representative for its approval or consent.
Subject to Section 6.11 if and as applicable, and to Section 3.27(f), the
Special Servicer or Master Servicer No. 2, as applicable, shall not take any action implementing any such material development or decision described in the preceding sentence unless and until it has notified in writing the Controlling
Class Representative and the Controlling Class Representative has not objected in writing within five (5) Business Days of having been notified thereof and having been provided with all information that the Controlling Class
Representative has reasonably requested with respect thereto promptly following its receipt of the subject notice (it being understood and agreed that if such written objection has not been received by the Special Servicer or Master
Servicer No. 2, as applicable, within such 5-Business Day period, then the
Controlling Class Representative shall be deemed to have approved the taking of such action); provided that, in the event that the Special Servicer or Master
Servicer No. 2, as applicable, determines that immediate action is necessary to protect the interests of the Certificateholders (as a collective whole), the
Special Servicer or Master Servicer No. 2, as applicable, may take such action without waiting for the Controlling Class Representative's response; provided that the Special Servicer or Master Servicer No. 2, as applicable, has confirmation that the Controlling Class Representative has received notice of such action in writing.

            Notwithstanding anything contained herein to the contrary with respect to any Litigation Control otherwise required to be exercised hereunder by Master Servicer No. 2 relating to a Serviced

                                      -225-

Mortgage Loan as to which it is the applicable Master Servicer that has either
(i) been satisfied or paid in full, or (ii) as to which a Final Recovery
Determination has been made, after receiving the required notice from Master
Servicer No. 2 set forth above that such Master Servicer became aware of or was named in any such claims or litigation, the Controlling Class Representative may direct in writing that the such Litigation Control nevertheless be exercised by the Special Servicer; provided, however, that the Special Servicer (with the consent of the Controlling Class Representative) has determined and advised
Master Servicer No. 2 that its actions with respect to such obligations are indemnifiable under Section 6.03 hereof, and accordingly, any loss, liability or expense (including legal fees and expenses incurred up until such date of transfer of Litigation Control to the Special Servicer) arising from the related legal action or claim underlying such Litigation Control and not otherwise paid to the applicable Master Servicer pursuant to Section 6.03 of this Agreement shall be payable by the Trust.

            (c)   To the extent Master Servicer No. 3 is named in Trust-Related
Litigation, and the Trust or Special Servicer is not named, in order to effectuate the role of the Special Servicer set forth in this Section 3.27 (c),
Master Servicer No. 3 shall (1) notify the Special Servicer of such
Trust-Related Litigation within ten (10) days of Master Servicer No. 3 receiving service of such Trust-Related Litigation; (2) provide monthly status reports to the Special Servicer, regarding such Trust-Related Litigation; (3) seek to have the Trust replace Master Servicer No. 3 as the appropriate party to the lawsuit;
and (4) so long as Master Servicer No. 3 remains a party to the lawsuit, consult with and act at the direction of the Special Servicer with respect to decisions and resolutions related to the interests of the Trust in such Trust-Related
Litigation, including but not limited to the selection of counsel, provided, however, if there are claims against Master Servicer No. 3 and Master Servicer
No. 3 has not determined that separate counsel is required for such claims, such counsel shall be reasonably acceptable to Master Servicer No. 3.

            Notwithstanding the right of the Special Servicer to represent the interests of the Trust in Trust-Related Litigation, and subject to the rights of the Special Servicer to direct Master Servicer No. 3's actions in the following paragraph, Master Servicer No. 3 shall retain the right to make determinations relating to claims against Master Servicer No. 3, including but not limited to the right to engage separate counsel if necessary. Further, nothing in this section shall require Master Servicer No. 3 to take or fail to take any action which, in Master Servicer No. 3's good faith and reasonable judgment, may (1)
result in an Adverse REMIC Event or (2) subject Master Servicer No. 3 to material liability or materially expand the scope of Master Servicer No. 3's obligations under this Agreement.

            Notwithstanding Master Servicer No. 3's right to make determinations relating to claims against Master Servicer No. 3, the Special Servicer shall (1)
have the right at any time to direct Master Servicer No. 3 to settle any claims brought against the Trust, including claims asserted against Master Servicer No.
3 (whether or not the Trust or the Special Servicer is named in any such claims or Trust-Related Litigation) and (2) otherwise direct the actions of Master
Servicer No. 3 relating to claims against Master Servicer No. 3 (whether or not the Trust or the Special Servicer is named in any such claims or Trust-Related
Litigation), provided in either case that such settlement or other direction does not require any admission of liability or wrongdoing on the part of Master
Servicer No. 3, the cost of such settlement is paid by the Trust, and Master
Servicer No. 3 is indemnified pursuant to Section 6.03 hereof for all costs and expenses of Master Servicer No. 3 incurred in defending and settling the Trust-
Related Litigation.

                                      -226-

            In the event both Master Servicer No. 3 and the Special Servicer or
Trust are named in litigation, Master Servicer No. 3 and the Special Servicer shall cooperate with each other to afford Master Servicer No. 3 and the Special
Servicer the rights afforded to such party in this Section 3.27.

            This Section 3.27(c) shall not apply in the event the Special
Servicer authorizes Master Servicer No. 3, and Master Servicer No. 3 agrees
(both authority and agreement to be in writing), to make certain decisions or control certain litigation on behalf of the Trust.

            (d)   Notwithstanding the foregoing, (x) if any action, suit,
litigation or proceeding names the Certificate Administrator in its individual capacity, or if any judgment is rendered against the Certificate Administrator in its individual capacity, the Certificate Administrator, upon prior written notice to the applicable Master Servicer or the Special Servicer, as applicable, may retain counsel and appear in any such proceeding on its own behalf in order to protect and represent its interests (provided that the applicable Master
Servicer or the Special Servicer, as applicable, shall retain the right to manage and direct any such action, suit, litigation or proceeding); (y) in the case of any action, suit, litigation or proceeding, other than an action, suit, litigation or proceeding relating to the enforcement of the obligations of a
Mortgagor, guarantor or other obligor under the related loan documents, or otherwise relating to one or more Trust Mortgage Loans or Mortgaged Properties, neither the applicable Master Servicer nor the Special Servicer shall, without the prior written consent of the Certificate Administrator, (i) initiate an action, suit, litigation or proceeding in the name of the Certificate
Administrator, whether in such capacity or individually, (ii) engage counsel to represent the Certificate Administrator, or (iii) prepare, execute or deliver any government filings, forms, permits, registrations or other documents or take any other similar action with the intent to cause, and that actually causes, the
Certificate Administrator to be registered to do business in any state; and (z)
in the event that any court finds that the Certificate Administrator is a necessary party in respect of any action, suit, litigation or proceeding relating to or arising from this Agreement or any Trust Mortgage Loan, the
Certificate Administrator shall have the right to retain counsel and appear in any such proceeding on its own behalf in order to protect and represent its interests, whether as Certificate Administrator or individually (provided that the applicable Master Servicer or the Special Servicer, as applicable, shall retain the right to manage and direct any such action, suit, litigation or proceeding).

            (e)   Notwithstanding the foregoing, (i) in the event that any
action, suit, litigation or proceeding names the Trustee in its individual capacity, or in the event that any judgment is rendered against the Trustee in its individual capacity, the Trustee, upon prior written notice to the applicable Master Servicer or the Special Servicer, as applicable, may retain counsel and appear in any such proceeding on its own behalf in order to protect and represent its interests (but not to otherwise direct, manage or prosecute such litigation or claim); (ii) in the event of any action, suit, litigation or proceeding, other than an action, suit, litigation or proceeding relating to the enforcement of the obligations of a Mortgagor under the related loan documents or otherwise relating to a Mortgage Loan or Mortgaged Property, neither the applicable Master Servicer nor the Special Servicer shall, without the prior written consent of the Trustee, (A) initiate any action, suit, litigation or proceeding in the name of the Trustee, whether in such capacity or individually,
(B) engage counsel to represent the Trustee, or (C) prepare, execute or deliver any government filings, forms, permits, registrations or other documents or take any other similar action with the intent to cause, and that actually causes, the
Trustee to be registered to do business in any state; and (iii) in the event that any court finds that the Trustee is a necessary party in respect of any action, suit, litigation or proceeding relating to or arising from this
Agreement or any Mortgage Loan, the Trustee shall have the right to retain counsel and appear in any

                                      -227-

such proceeding on its own behalf in order to protect and represent its interest
(but not to otherwise direct, manage or prosecute such litigation or claim).

            (f)   Notwithstanding the foregoing, no advice, direction or
objection of, or consent withheld by, the Controlling Class Representative shall
(i) require or cause the Special Servicer or the applicable Master Servicer, as applicable, to violate the terms of any Trust Mortgage Loan or any related intercreditor, co-lender or similar agreement, applicable law or any provision of this Agreement, including the Special Servicer's and each Master Servicer's obligation to act in accordance with the Servicing Standard and the related loan documents for any Trust Mortgage Loan and to maintain the REMIC status of the
REMIC I or REMIC II, or (ii) result in an Adverse REMIC Event with respect to the REMIC I or REMIC II or an Adverse Grantor Trust Event with respect to
Grantor Trust A-4FL, Grantor Trust A-MFL, Grantor Trust A-JFL or Grantor Trust Y
or have adverse tax consequences for the Trust Fund, or (iii) expose any of the
Master Servicers, the Special Servicer, the Depositor, any of the Mortgage Loan
Sellers, any Sub-Servicer, the Trust Fund, the Trustee or any of their respective Affiliates, officers, directors, shareholders, partners, members, managers, employees or agents to any claim, suit, or liability for which this
Agreement does not provide indemnification to such party or expose any such party to prosecution for a criminal offense, or (iv) materially expand the scope of the Special Servicer's, a Master Servicer's or the Trustee's responsibilities under this Agreement; and neither the Special Servicer nor a Master Servicer will follow any such advice, direction or objection if given by the Controlling
Class Representative, or initiate any such actions, that would have the effect described in clauses (i)-(iv) of this sentence.

            SECTION 3.28    The Swap Agreements.

            (a)   On the Closing Date, there are hereby established three (3)
separate Floating Rate Grantor Trusts pursuant to, and designated as set forth in, Section 2.01(a). The Depositor shall deposit, or cause the deposit of, the
Class A-4FL Swap Agreement into Grantor Trust A-4FL, the Class A-MFL Swap
Agreement into Grantor Trust A-MFL, and the Class A-JFL Swap Agreement into
Grantor Trust A-JFL. Each Floating Rate Grantor Trust shall be maintained by the
Grantor Trust Trustee, who shall at all times, be the entity acting as Trustee;
provided that, the Certificate Administrator shall administer the Floating Rate
Grantor Trusts on behalf of the Grantor Trust Trustee. Grantor Trust A-4FL shall be held for the benefit of the Holders of the Class A-4FL Certificates, Grantor
Trust A-MFL shall be held for the benefit of the Holders of the Class A-MFL
Certificates, and Grantor Trust A-JFL shall be held for the benefit of the
Holders of the Class A-JFL Certificates. No later than the Closing Date, the
Certificate Administrator shall establish and maintain each of the Class A-4FL
Floating Rate Account, the Class A-MFL Floating Rate Account and the Class A-JFL
Floating Rate Account pursuant to and in accordance with the terms of Section
3.04(g). Funds in each of the Class A-4FL Floating Rate Account, the Class A-MFL
Floating Rate Account and the Class A-JFL Floating Rate Account shall be held separate and apart from, and shall not be commingled with, any other funds, including, without limitation, funds held by the Certificate Administrator pursuant to this Agreement. The Certificate Administrator is hereby authorized and directed, not in its individual capacity but solely as Certificate
Administrator and on behalf, and for the benefit, of the Trust, to execute and deliver the Swap Agreements on the Closing Date and to perform obligations as described herein with respect to the Swap Agreements. Furthermore, the
Certificate Administrator is hereby authorized and directed to, and shall, perform all obligations on the part of the Trust under the Swap Agreements;
provided that (i) payments to be made to a Swap Counterparty pursuant to Section
3.28(d) shall be made out of amounts allocable as interest (or, in the case of any related Additional Floating Rate

                                      -228-

I Swap Payments, related Yield Maintenance Charges and Prepayment Premiums)
distributable on or with respect to the applicable Group FL REMIC II Regular
Interest and (ii) any termination payment owing to a Swap Counterparty shall be payable solely out of any upfront payment made by a related replacement swap counterparty in connection with entering into a related replacement interest rate swap agreement with the applicable Floating Rate Grantor Trust, and the
Certificate Administrator shall not be responsible for using its own funds in making such payments. Upon the Certificate Administrator entering into a Swap
Agreement on behalf of the applicable Floating Rate Grantor Trust, such grantor trust shall be bound by the terms and conditions of such Swap Agreement.

            (b)   The Certificate Administrator shall act as "calculation agent"
under each Swap Agreement and shall timely perform all duties associated therewith.

            (c)   By 5:00 p.m. (New York City time) on the Business Day prior to
(or, in the case of item (i) below, no later than the Determination Date relating to) each Distribution Date, based on (in the case of items (ii) and
(iii) below) the CMSA Loan Periodic Update File for the related Collection
Period provided by each Master Servicer pursuant to Section 3.12, the
Certificate Administrator shall notify each Swap Counterparty, in writing, of
(i) the Class Principal Balance of the related Floating Rate Class immediately prior to the related Distribution Date, (ii) the amount of any Prepayment
Premiums and Yield Maintenance Charges distributable with respect to the Group
FL REMIC II Regular Interest corresponding to the related Floating Rate Class for the related Distribution Date, and (iii) the amount of interest distributable with respect to the Group FL REMIC II Regular Interest corresponding to the related Floating Rate Class pursuant to Section 4.01(a) for such Distribution Date.

            (d)   On each Distribution Date, following all deposits to the
related Floating Rate Account on or prior to that date pursuant to Section
3.04(g), the Certificate Administrator shall, with respect to each Floating Rate
Class, remit the related Net Floating Rate I Swap Payment, the related
Additional Floating Rate I Swap Payment and the related Floating Rate I Payer
Shortfall Reimbursement Amount, in each case if any, to the related Swap
Counterparty out of amounts on deposit in the related Floating Rate Account that represent distributions of Distributable Certificate Interest (or, in the case of any related Additional Floating Rate I Swap Payments, related Yield
Maintenance Charges and Prepayment Premiums) in respect of the Group FL REMIC II
Regular Interest corresponding to the subject Floating Rate Class; provided that, during the continuation of a Swap Default, or following the termination of a Swap Agreement, the Certificate Administrator shall not make such payments to the related Swap Counterparty. If by 3:00 p.m. New York City time on any related
Swap Payment Date the Certificate Administrator has not received, with respect to any Floating Rate Class, the related Net Floating Rate II Swap Payment payable by the related Swap Counterparty on such date, the Certificate
Administrator shall, consistent with the related Swap Agreement, in order to, among other things, cause the commencement of the applicable grace period, promptly notify the related Swap Counterparty that the Certificate Administrator has not received such Net Floating Rate II Swap Payment.

            (e)   Subject to Sections 8.01(iv) and 8.02(iii), the Certificate
Administrator shall at all times enforce the applicable Floating Rate Grantor
Trust's rights under the Swap Agreements. In the event of a Swap Default under a
Swap Agreement, the Certificate Administrator shall (i) provide notice of such
Swap Default on the date of such default to the related Swap Counterparty and
(ii) promptly provide written notice to the Holders of the related Floating Rate
Certificates and, subject to Sections 8.01(iv) and 8.02(iii), shall be required to take such actions (following the expiration of any applicable grace period specified in the related Swap Agreement), unless otherwise directed in writing by the

                                      -229-

Holders or Certificate Owners of Certificates representing at least 25% of the
Class Principal Balance of the related Floating Rate Class Certificates, to enforce the rights of the applicable Floating Rate Grantor Trust under such Swap
Agreement as may be permitted by the terms thereof, and use any related Swap
Termination Fees received from the related Swap Counterparty to enter into a replacement interest rate swap agreement on substantially identical terms, with a replacement swap counterparty that meets all eligibility requirements under the related Swap Agreement. If the costs attributable to entering into a replacement interest rate swap agreement would exceed the amount of any related
Swap Termination Fees, a replacement interest rate swap agreement shall not be entered into and any such proceeds will instead be distributed, pro rata, to the holders of the related Floating Rate Certificates on the immediately succeeding
Distribution Date as part of the Interest Distribution Amount relating to such
Floating Rate Certificates for such Distribution Date. If any replacement swap counterparty pays any fee in connection with the execution of any replacement interest rate swap agreement with the applicable Floating Rate Grantor Trust, the Certificate Administrator shall distribute such fee: first, to the applicable Swap Counterparty in respect of the terminated Swap Agreement, up to the amount of any termination payment owing to the terminated Swap Counterparty under, and in connection with the termination of, such Swap Agreement, and such fee (or applicable portion thereof) shall be deemed to have been distributed first to the Depositor as compensation to the Depositor under this Agreement and then from the Depositor to the related Swap Counterparty in respect of the related terminated Swap Agreement, and then, any remainder, to the Depositor.
Any expenses, costs and/or liabilities incurred by the Certificate Administrator in connection with enforcing a Swap Agreement shall be payable and/or reimbursable solely out of indemnification payments made by the Holders of the related Floating Rate Certificates and shall not be reimbursable from the Trust
Fund.

            (f)   Any Floating Rate Class Distribution Conversion shall become permanent following the determination by the Certificate Administrator (or by the Holders or Certificate Owners of Certificates representing at least 25% of the Class Principal Balance of the related Floating Rate Class) not to enter into a replacement interest rate swap agreement and distribution of any related
Swap Termination Fees to the Holders of the related Floating Rate Certificates.
Any such Swap Default (or termination of the related Swap Agreement) and the consequent Floating Rate Class Distribution Conversion shall not, in and of itself, constitute an Event of Default under this Agreement. Upon any change in the payment terms on any Floating Rate Class, including as a result of a
Floating Rate Class Distribution Conversion, termination of a Floating Rate
Class Distribution Conversion, a Swap Default or the cure of a Swap Default, the
Certificate Administrator shall promptly notify the Depository of the change in payment terms.

            (g)   On the initial Distribution Date, the Certificate
Administrator shall withdraw from the Floating Rate Accounts and pay to the
Depositor the Depositor's Return Amount.

            (h)   For federal income tax purposes, each Holder of a Floating
Rate Certificate will be treated as having acquired its proportionate share of the corresponding Group FL REMIC II Regular Interest. Any amounts paid to a Swap
Counterparty with respect to any Distribution Date shall first be deemed paid to the holders of the corresponding Group FL REMIC II Regular Interest to the extent of the amount distributable on the corresponding Group FL REMIC II
Regular Interest.

            (i)   Any obligation of the Certificate Administrator, as
administrator of the Floating Rate Grantor Trusts, under a Swap Agreement shall be deemed to be an obligation of the corresponding Floating Rate Grantor Trust.

                                      -230-

            (j)   The Trustee hereby agrees to act as the Grantor Trust Trustee in accordance with the terms of this Agreement.

            (k)   The Certificate Administrator is hereby directed to perform the obligations of the custodian under each of the Class A-4FL Swap Credit
Support Annex (in such capacity, the "Class A-4FL Swap Custodian"), the Class
A-MFL Swap Credit Support Annex (in such capacity, the "Class A-MFL Swap
Custodian") and the Class A-JFL Swap Credit Support Annex (in such capacity, the
"Class A-JFL Swap Custodian").

                                      -231-

                                   ARTICLE IV

                         PAYMENTS TO CERTIFICATEHOLDERS

            SECTION 4.01    Distributions.

            (a)   On each Distribution Date, through and including the final
Distribution Date, the Certificate Administrator shall, based on, among other things, information provided by the Master Servicers and, if applicable, the
Special Servicer, withdraw from the Distribution Account and apply the Available
Distribution Amount for such Distribution Date, such application to be for the following purposes and in the following order of priority, in each case to the extent of remaining available funds:

                  (i)    to make distributions of interest to the Holders of the
      Class A-1 Class A-2, Class A-3, Class A-3B, Class A-SB and Class A-4
      Certificates, and to the Class A-4FL Floating Rate Account with respect to the Class A-4FL REMIC II Regular Interest, from the Loan Group No. 1
      Available Distribution Amount, in an amount equal to, and pro rata as among those Classes of Senior Certificates and the Class A-4FL REMIC II
      Regular Interest in accordance with, all Distributable Certificate
      Interest in respect of each such Class of Senior Certificates and the
      Class A-4FL REMIC II Regular Interest for such Distribution Date and, to the extent not previously paid, for all prior Distribution Dates; and
      concurrently, to make distributions of interest to the Holders of the
      Class A-1A Certificates, from the Loan Group No. 2 Available Distribution
      Amount in an amount equal to all Distributable Certificate Interest in respect of the Class A-1A Certificates for such Distribution Date and, to the extent not previously paid, for all prior Distribution Dates; and also concurrently, to make distributions of interest to the Holders of the
      Class X Certificates, from the Loan Group No. 1 Available Distribution
      Amount and/or the Loan Group No. 2 Available Distribution Amount, in an
      amount equal to all Distributable Certificate Interest in respect of the
      Class X Certificates for such Distribution Date and, to the extent not previously paid, for all prior Distribution Dates; provided, however, that if the Loan Group No. 1 Available Distribution Amount and/or the Loan
      Group No. 2 Available Distribution Amount is insufficient to pay in full the Distributable Certificate Interest payable as described above in respect of any of the above-referenced Classes of Senior Certificates or the Class A-4FL REMIC II Regular Interest on such Distribution Date, then the entire Available Distribution Amount shall be applied to make distributions of interest to the Holders of the respective Classes of the
      Senior Certificates referred to above and to the Class A-4FL Floating Rate
      Account with respect to the Class A-4FL REMIC II Regular Interest, up to an amount equal to, and pro rata as among the respective Classes of Senior
      Certificates referred to above and the Class A-4FL REMIC II Regular
      Interest in accordance with, the Distributable Certificate Interest in respect of each such Class of Senior Certificates and the Class A-4FL
      REMIC II Regular Interest for such Distribution Date and, to the extent not previously paid, for all prior Distribution Dates, if any;

                  (ii)   to make distributions of principal, first, to the
      Holders of the Class A-SB Certificates, until the related Class Principal
      Balance (after taking into account all Certificate Deferred Interest added thereto on such Distribution Date) is reduced to the Class A-SB Planned
      Principal Balance for such Distribution Date, and second, to the Holders of the Class A-1 Certificates, until the related Class Principal Balance of the Class A-1 Certificates (after taking

                                      -232-

      into account all Certificate Deferred Interest added thereto on such
      Distribution Date) is reduced to zero, and third, to the Holders of the
      Class A-2 Certificates, until the related Class Principal Balance of the
      Class A-2 Certificates (after taking into account all Certificate Deferred
      Interest added thereto on such Distribution Date) is reduced to zero, and fourth, to the Holders of the Class A-3 Certificates, until the related
      Class Principal Balance of the Class A-3 Certificates (after taking into account all Certificate Deferred Interest added thereto on such
      Distribution Date) is reduced to zero, and fifth, to the Holders of the
      Class A-3B Certificates, until the related Class Principal Balance of the
      Class A-3B Certificates (after taking into account all Certificate
      Deferred Interest added thereto on such Distribution Date) is reduced to zero, and sixth, to the Holders of the Class A-SB Certificates until the related Class Principal Balance of the Class A-SB Certificates (after taking into account all Certificate Deferred Interest added thereto, and any distributions of principal made with respect to the Class A-SB
      Certificates pursuant to subclause first of this clause (ii), on such
      Distribution Date) is reduced to zero, and seventh, to the Holders of the
      Class A-4 Certificates and to the Class A-4FL Floating Rate Account with respect to the Class A-4FL REMIC II Regular Interest, on a pro rata basis by principal balance, until the related Class Principal Balances of the
      Class A-4 Certificates and the Class A-4FL REMIC II Regular Interest
      (after taking into account all Certificate Deferred Interest added thereto on such Distribution Date) are reduced to zero, in that order, in an aggregate amount for subclauses first through seventh of this clause (ii)
      (not to exceed the aggregate of the Class Principal Balances of the Class
      A-1, Class A-2, Class A-3, Class A-3B, Class A-SB and Class A-4
      Certificates and the Class A-4FL REMIC II Regular Interest outstanding immediately prior to, together with all Certificate Deferred Interest with respect to the Class A-1, Class A-2, Class A-3, Class A-3B, Class A-SB and
      Class A-4 Certificates and the Class A-4FL REMIC II Regular Interest for,
      such Distribution Date) equal to the Loan Group No. 1 Principal
      Distribution Amount for such Distribution Date; and concurrently, to make distributions of principal to the Holders of the Class A-1A Certificates, in an amount (not to exceed the Class Principal Balance of the Class A-1A
      Certificates outstanding immediately prior to, together with all
      Certificate Deferred Interest with respect to the Class A-1A Certificates for, such Distribution Date) equal to the Loan Group No. 2 Principal
      Distribution Amount for such Distribution Date; provided that, if the portion of the Available Distribution Amount for such Distribution Date remaining after the distributions of interest made pursuant to the immediately preceding clause (i) is less than the Principal Distribution
      Amount for such Distribution Date, then the Holders of the Class A-1,
      Class A-2, Class A-3, Class A-3B, Class A-SB and Class A-4 Certificates,
      and Grantor Trust A-4FL with respect to the Class A-4FL REMIC II Regular
      Interest, shall have a prior right, relative to the Holders of the Class
      A-1A Certificates, to receive their distributions of principal pursuant to this clause (ii) out of the remaining portion of the Loan Group No. 1
      Available Distribution Amount for such Distribution Date, and the Holders of the Class A-1A Certificates shall have a prior right, relative to the
      Holders of the Class A-1, Class A-2, Class A-3, Class A-3B, Class A-SB and
      Class A-4 Certificates, and the Grantor Trust A-4FL with respect to the
      Class A-4FL REMIC II Regular Interest, to receive their distributions of principal pursuant to this clause (ii) out of the remaining portion of the
      Loan Group No. 2 Available Distribution Amount for such Distribution Date;
      and provided, further, that, notwithstanding the foregoing, if the aggregate of the Class Principal Balances of the Class A-M, Class A-J,
      Class B, Class C, Class D, Class E, Class F, Class G, Class H, Class J,
      Class K, Class L, Class M, Class N, Class O, Class P, Class Q and Class S
      Certificates and the Class A-MFL and A-JFL REMIC II Regular Interests, has
      previously been reduced to zero, or if the subject Distribution Date is the final Distribution Date, then distributions of principal will be made to the Holders of the Class A-1, Class A-2, Class A-

                                      -233-

      3, Class A-3B, Class A-SB, Class A-4 and Class A-1A Certificates, and to
      the Class A-4FL Floating Rate Account with respect to the Class A-4FL
      REMIC II Regular Interest, pursuant to this clause (ii) up to an amount equal to, and pro rata as among such Classes of Senior Certificates and the Class A-4FL REMIC II Regular Interest in accordance with, the Class
      Principal Balance of each such Class of Senior Certificates and the Class
      A-4FL REMIC II Regular Interest outstanding immediately prior to, together with all Certificate Deferred Interest with respect to the subject Class of Senior Certificates and Class A-4FL REMIC II Regular Interest (as the
      case may be) for, such Distribution Date (and without regard to Loan
      Groups or the Principal Distribution Amount for such Distribution Date);

                  (iii)  after the Class Principal Balance of the Class A-1A
      Certificates has been reduced to zero, to make distributions of principal, first, to the Holders of the Class A-SB Certificates, until the related
      Class Principal Balance of the Class A-SB Certificates (after taking into account all Certificate Deferred Interest added thereto, and any distributions of principal in reduction thereof pursuant to the immediately preceding clause (ii), on such Distribution Date) is reduced to the Class A-SB Planned Principal Balance for such Distribution Date, and second, to the Holders of the Class A-1 Certificates, until the related Class Principal Balance of the Class A-1 Certificates (after taking into account all Certificate Deferred Interest added thereto, and any distributions of principal in reduction thereof pursuant to the immediately preceding clause (ii), on such Distribution Date) is reduced to zero, and third, to the Holders of the Class A-2 Certificates, until the related Class Principal Balance of the Class A-2 Certificates (after taking into account all Certificate Deferred Interest added thereto, and any distributions of principal in reduction thereof pursuant to the immediately preceding clause (ii), on such Distribution Date) is reduced to zero, and fourth, to the Holders of the Class A-3 Certificates, until the related Class Principal Balance of the Class A-3 Certificates (after taking into account all Certificate Deferred Interest added thereto, and any distributions of principal in reduction thereof pursuant to the immediately preceding clause (ii), on such Distribution Date) is reduced to zero, and fifth, to the Holders of the Class A-3B Certificates, until the related Class Principal Balance of the Class A-3B Certificates (after taking into account all Certificate Deferred Interest added thereto, and any distributions of principal in reduction thereof pursuant to the immediately preceding clause (ii), on such Distribution Date) is reduced to zero, and sixth, to the Holders of the Class A-SB Certificates until the related Class Principal Balance of the Class A-SB Certificates (after taking into account all Certificate Deferred Interest added thereto, and any distributions of principal in reduction thereof pursuant to the immediately preceding clause (ii) and/or subclause first of this clause
      (iii), on such Distribution Date) is reduced to zero, and seventh, to the
      Holders of the Class A-4 Certificates and to the Class A-4FL Floating Rate
      Account with respect to the Class A-4FL REMIC II Regular Interest, on a pro rata basis by principal balance, until the related Class Principal
      Balances of the Class A-4 Certificates and the Class A-4FL REMIC II
      Regular Interest (after taking into account all Certificate Deferred
      Interest added thereto, and any distributions of principal in reduction thereof pursuant to the immediately preceding clause (ii), on such
      Distribution Date) are reduced to zero, in that order, up to an aggregate amount for subclauses first through seventh of this clause (iii) (not to exceed the aggregate of the Class Principal Balances of the Class A-1,
      Class A-2, Class A-3, Class A-3B, Class A-SB and Class A-4 Certificates
      and the Class A-4FL REMIC II Regular Interest outstanding immediately prior to, together with all Certificate Deferred Interest with respect to the Class A-1, Class A-2, Class A-3, Class A-3B, Class A-SB and Class A-4
      Certificates and the Class A-4FL REMIC II Regular Interest for, such
      Distribution Date, reduced by any distributions of principal made with respect

                                      -234-

      to the Class A-1 Class A-2, Class A-3, Class A-3B, Class A-SB and Class
      A-4 Certificates and the Class A-4FL REMIC II Regular Interest on such
      Distribution Date pursuant to the immediately preceding clause (ii)) equal to the excess, if any, of (A) the Loan Group No. 2 Principal Distribution
      Amount for such Distribution Date, over (B) the distributions of principal made with respect to the Class A-1A Certificates on such Distribution Date pursuant to the immediately preceding clause (ii);

                  (iv)   after the Class Principal Balances of the Class A-1,
      Class A-2, Class A-3, Class A-3B, Class A-SB and Class A-4 Certificates
      and the Class A-4FL REMIC II Regular Interest have been reduced to zero, to make distributions of principal to the Holders of the Class A-1A
      Certificates, up to an amount (not to exceed the Class Principal Balance of the Class A-1A Certificates outstanding immediately prior to, together with all Certificate Deferred Interest with respect to the Class A-1A
      Certificates for, such Distribution Date, reduced by any distributions of principal made with respect to the Class A-1A Certificates on such
      Distribution Date pursuant to clause (ii) above) equal to the excess, if any, of (A) the Loan Group No. 1 Principal Distribution Amount for such
      Distribution Date, over (B) the aggregate distributions of principal made with respect to the Class A-1, Class A-2, Class A-3, Class A-3B, Class
      A-SB and/or Class A-4 Certificates and the Class A-4FL REMIC II Regular
      Interest on such Distribution Date pursuant to clause (ii) above;

                  (v)    to make distributions to the Holders of the Class A-1,
      Class A-2, Class A-3, Class A-3B, Class A-SB, Class A-4 and Class A-1A
      Certificates, and to the Class A-4FL Floating Rate Account with respect to the Class A-4FL REMIC II Regular Interest, up to an amount equal to, pro rata as among such Classes of Senior Class A Certificates and the Class
      A-4FL REMIC II Regular Interest in accordance with, and in reimbursement of, all Realized Losses and Additional Trust Fund Expenses, if any,
      previously allocated to each such Class of Senior Certificates and the
      Class A-4FL REMIC II Regular Interest and not previously reimbursed;

                  (vi)   to make distributions of interest to the Holders of the
      Class A-M Certificates and to the Class A-MFL Floating Rate Account with respect to the Class A-MFL REMIC II Regular Interest, up to an amount equal to, and pro rata as between the Class A-M Certificates and the Class
      A-MFL REMIC II Regular Interest in accordance with, all Distributable
      Certificate Interest in respect of the Class A-M Certificates and the
      Class A-MFL REMIC II Regular Interest, respectively, for such Distribution
      Date and, to the extent not previously paid, for all prior Distribution
      Dates, if any;

                  (vii)  after the Class Principal Balances of the Class A-1,
      Class A-2, Class A-3, Class A-3B, Class A-SB, Class A-4 and Class A-1A
      Certificates and the Class A-4FL REMIC II Regular Interest have been reduced to zero, to make distributions of principal to the Holders of the
      Class A-M Certificates and to the Class A-MFL Floating Rate Account with respect to the Class A-MFL REMIC II Regular Interest, on a pro rata basis by principal balance, up to an amount (not to exceed the aggregate of the
      Class Principal Balances of the Class A-M Certificates and the Class A-MFL
      REMIC II Regular Interest outstanding immediately prior to, together with all Certificate Deferred Interest with respect to the Class A-M
      Certificates and the Class A-MFL REMIC II Regular Interest for, such
      Distribution Date) equal to the entire Principal Distribution Amount for such Distribution Date (net of any portion thereof distributed on such
      Distribution Date to the Holders of any Class of Senior Class A
      Certificates or to the

                                      -235-

      Class A-4FL Floating Rate Account with respect to the Class A-4FL REMIC II
      Regular Interest, pursuant to any prior clause of this Section 4.01(a));
      provided that, on the final Distribution Date, distributions of principal pursuant to this clause (vii) shall be made up to an amount equal to, and on a pro rata basis as between the Class A-M Certificates and the Class
      A-MFL REMIC II Regular Interest in accordance with, the Class Principal
      Balance of each of the Class A-M Certificates and the Class A-MFL REMIC II
      Regular Interest outstanding immediately prior to, together with all
      Certificate Deferred Interest with respect to each of the Class A-M
      Certificates and the Class A-MFL REMIC II Regular Interest for, such
      Distribution Date;

                  (viii) to make distributions to the Holders of the Class A-M
      Certificates and to the Class A-MFL Floating Rate Account with respect to the Class A-MFL REMIC II Regular Interest, up to an amount equal to, pro rata as between the Class A-M Certificates and the Class A-MFL REMIC II
      Regular Interest in accordance with, and in reimbursement of, all Realized
      Losses and Additional Trust Fund Expenses, if any, previously allocated to the Class A-M Certificates and the Class A-MFL REMIC II Regular Interest,
      respectively, and not previously reimbursed;

                  (ix)   to make distributions of interest to the Holders of the
      Class A-J Certificates and to the Class A-JFL Floating Rate Account with respect to the Class A-JFL REMIC II Regular Interest, up to an amount equal to, and pro rata as between the Class A-J Certificates and the Class
      A-JFL REMIC II Regular Interest in accordance with, all Distributable
      Certificate Interest in respect of the Class A-J Certificates and the
      Class A-JFL REMIC II Regular Interest, respectively, for such Distribution
      Date and, to the extent not previously paid, for all prior Distribution
      Dates, if any;

                  (x)    after the Class Principal Balances of the Class A-M
      Certificates and the Class A-MFL REMIC II Regular Interest have been reduced to zero, to make distributions of principal to the Holders of the
      Class A-J Certificates and to the Class A-JFL Floating Rate Account with respect to the Class A-JFL REMIC II Regular Interest, on a pro rata basis by principal balance, up to an amount (not to exceed the aggregate of the
      Class Principal Balances of the Class A-J Certificates and the Class A-JFL
      REMIC II Regular Interest outstanding immediately prior to, together with all Certificate Deferred Interest with respect to the Class A-J
      Certificates and the Class A-JFL REMIC II Regular Interest for, such
      Distribution Date) equal to the entire Principal Distribution Amount for such Distribution Date (net of any portion thereof distributed on such
      Distribution Date to the Holders of any other Class of Principal Balance
      Certificates or to a Floating Rate Account with respect to any other Group
      FL REMIC II Regular Interest pursuant to any prior clause of this Section
      4.01(a)); provided that, on the final Distribution Date, distributions of principal pursuant to this clause (x) shall be made up to an amount equal to, and on a pro rata basis as between the Class A-J Certificates and the
      Class A-JFL REMIC II Regular Interest in accordance with, the Class
      Principal Balance of each of the Class A-J Certificates and the Class
      A-JFL REMIC II Regular Interest outstanding immediately prior to, together with all Certificate Deferred Interest with respect to each of the Class
      A-J Certificates and the Class A-JFL REMIC II Regular Interest for, such
      Distribution Date;

                  (xi)   to make distributions to the Holders of the Class A-J
      Certificates and to the Class A-JFL Floating Rate Account with respect to the Class A-JFL REMIC II Regular Interest, up to an amount equal to, pro rata as between the Class A-J Certificates and the Class

                                      -236-

      A-JFL REMIC II Regular Interest in accordance with, and in reimbursement of, all Realized Losses and Additional Trust Fund Expenses, if any,
      previously allocated to the Class A-J Certificates and the Class A-JFL
      REMIC II Regular Interest, respectively, and not previously reimbursed;
      and

                  (xii)  to make distributions to the Holders of the remaining
      Classes of the Regular Certificates as provided in Section 4.01(b).

            All distributions of interest, if any, made with respect to the
Class X Certificates on any Distribution Date, pursuant to this Section 4.01(a), shall be made, and shall be deemed to have been made, in respect of the various
Class X Components, pro rata in accordance with the respective amounts of
Distributable Component Interest in respect of such Class X Components for such
Distribution Date and, to the extent not previously deemed paid pursuant to this paragraph, for all prior Distribution Dates, if any.

            (b)   On each Distribution Date, through and including the final
Distribution Date, after making the distributions with respect to the Senior
Certificates, the Class A-M Certificates, the Class A-J Certificates and the
Group FL REMIC II Regular Interests provided for in Section 4.01(a), the
Certificate Administrator shall, based on, among other things, information provided by the Master Servicers and, if applicable, the Special Servicer, apply the remaining portion, if any, of the Available Distribution Amount for such
Distribution Date to make the distributions described in the next paragraph to the Holders of the various Classes of the Class B Through S Certificates, such distributions to be made sequentially among such Classes of Certificateholders in the alphabetic order of the Class designations of their respective
Certificates (beginning with the Class B Certificates and ending with the Class
S Certificates), in each case to the extent of the Remaining Available
Distribution Amount with respect to the subject Class of Certificates for such
Distribution Date.

            On each Distribution Date, through and including the final
Distribution Date, the Holders of each Class of the Class B Through S
Certificates will be entitled to receive, subject to the Remaining Available
Distribution Amount with respect to such Class of Certificates for such
Distribution Date, the following distributions in the following order of priority, in each case to the extent of the remaining available funds:

            first, distributions of interest, up to an amount equal to all
      Distributable Certificate Interest with respect to the subject Class of
      Certificates for such Distribution Date and, to the extent not previously received, for all prior Distribution Dates, if any;

            second, distributions of principal, up to an amount (not to exceed the Class Principal Balance of the subject Class of Certificates outstanding immediately prior to, together with all Certificate Deferred
      Interest with respect to the subject Class of Certificates for, such
      Distribution Date) equal to the Remaining Principal Distribution Amount with respect to the subject Class of Certificates for such Distribution
      Date (or, if such Distribution Date is the final Distribution Date, then up to an amount equal to the entire Class Principal Balance of the subject
      Class of Certificates immediately prior to such Distribution Date); and

            third, reimbursements of any and all Realized Losses and Additional
      Trust Fund Expenses, if any, previously allocated to the subject Class of
      Certificates pursuant to Section 4.04(a) and not previously reimbursed;

                                      -237-

provided that no distributions of principal will be made with respect to any
Class of the Class B Through S Certificates until the reduction to zero of the
Class Principal Balance of each Class of the Class A-1, Class A-2, Class A-3,
Class A-3B, Class A-SB, Class A-4, Class A-1A, Class A-M and Class A-J
Certificates, the Class Principal Balance of each Group FL REMIC II Regular
Interest and the Class Principal Balance of each other Class of the Class B
Through S Certificates, if any, that has an earlier alphabetic Class designation
(that is, "Class B" comes before "Class C", "Class C" comes before "Class D", and so forth) than does the subject Class of Certificates.

            (c)   On each Distribution Date, through and including the Final
Distribution Date, after making the distributions with respect to the Regular
Certificates and the Group FL REMIC II Regular Interests provided for in
Sections 4.01(a) and 4.01(b), the Certificate Administrator shall apply the remaining portion, if any, of the Available Distribution Amount for such
Distribution Date to make distributions to the Holders of the Class R
Certificates.

            (d)   On each Distribution Date, the Certificate Administrator shall withdraw from the Distribution Account any amounts that represent Prepayment
Premiums and/or Yield Maintenance Charges Received by the Trust on the Trust
Mortgage Loans and any REO Trust Mortgage Loans during the related Collection
Period (in each case, net of any Liquidation Fees payable in connection with the receipt thereof) and shall be deemed to distribute each such Prepayment Premium and/or Yield Maintenance Charge or applicable portion thereof from REMIC I to
REMIC II in respect of REMIC I Regular Interest A-1 (whether or not such REMIC I
Regular Interest has received all distributions of interest and principal to which it is entitled), and then shall distribute each such Prepayment Premium and/or Yield Maintenance Charge or applicable portion thereof, as additional yield, as follows:

                  (i)   first, on a pari passu basis, to the Holders of the
      respective Classes of Principal Balance Certificates (other than any
      Excluded Class thereof) entitled to distributions of principal on such
      Distribution Date, pursuant to Section 4.01(a) or Section 4.01(b), as applicable, with respect to the Loan Group that includes the prepaid Trust
      Mortgage Loan or REO Trust Mortgage Loan, as the case may be, and to the applicable Floating Rate Account(s) with respect to the respective Group
      FL REMIC II Regular Interest(s) entitled to distributions of principal on such Distribution Date, pursuant to Section 4.01(a), with respect to the
      Loan Group that includes the prepaid Trust Mortgage Loan or REO Trust
      Mortgage Loan, as the case may be), up to an amount equal to, and pro rata based on, the Additional Yield Amounts for each such Class of Certificates and Group FL REMIC II Regular Interest for such Distribution Date with respect to the subject Prepayment Premium or Yield Maintenance Charge, as the case may be; and

                  (ii)  second, to the Holders of the Class X Certificates, any remaining portion of such Yield Maintenance Charges and/or Prepayment
      Premiums.

            Any distributions of additional interest, in the form of Yield
Maintenance Charges and/or Prepayment Premiums, made with respect to the Class X
Certificates on any Distribution Date pursuant to this Section 4.01(d) shall be allocated among the respective Class X Components, on a pro rata basis in accordance with the relative amounts by which their respective Component
Notional Amounts declined as a result of deemed distributions of principal on the REMIC I Regular Interests on such Distribution Date pursuant to Section
4.01(l) (or, if there were no such declines, then on a pro rata basis in accordance with the relative sizes of their respective Component Notional
Amounts).

                                      -238-

            (e)   On each Distribution Date, the Certificate Administrator shall withdraw from the Additional Interest Account any amounts that represent
Additional Interest actually collected during the related Collection Period on the ARD Trust Mortgage Loans and any successor REO Trust Mortgage Loans with respect thereto and shall distribute such amounts to the Holders of the Class Y
Certificates.

            (f)   Subject to Section 3.28, on each Distribution Date (after any and all transfers to the related Floating Rate Account on such Distribution
Date, pursuant to Section 4.01(a) and/or Section 4.01(d), and any payments to the related Swap Counterparty on such Distribution Date, pursuant to Section
3.28(d) and the related Swap Agreement), the Certificate Administrator shall, with respect to each Floating Rate Class, apply amounts on deposit in the related Floating Rate Account for the following purposes and in the following order of priority, in each case to the extent of the remaining related Floating
Rate Class Available Funds (exclusive of any portion thereof that constitutes
Yield Maintenance Charges and/or Prepayment Premiums) for such Distribution
Date:

                  (i)   to make distributions of interest to the Holders of the
      applicable Floating Rate Certificates, up to the related Floating Rate
      Class Interest Distribution Amount for such Distribution Date;

                  (ii)  to make distributions of principal to the Holders of the applicable Floating Rate Certificates, in reduction of the Class Principal
      Balance thereof, up to the related Floating Rate Class Principal
      Distribution Amount for such Distribution Date, until such Class Principal
      Balance has been reduced to zero;

                  (iii) to reimburse the Holders of the applicable Floating Rate
      Certificates, until all Realized Losses and Additional Trust Fund Expenses previously allocated to such Floating Rate Certificates, but not previously reimbursed, have been reimbursed in full; and

                  (iv)  to make distributions to the Holders of the applicable
      Floating Rate Certificates of any remaining amount.

            For so long as the related Swap Agreement is in effect and there is no continuing Swap Default thereunder on the part of the related Swap
Counterparty, all Prepayment Premiums and Yield Maintenance Charges allocable to the Group FL REMIC II Regular Interest corresponding to any particular Floating
Rate Class shall be payable to such Swap Counterparty pursuant to the terms of the related Swap Agreement. However, during the occurrence of a Swap Default on the part of a Swap Counterparty under any Swap Agreement or if any Swap
Agreement is terminated and a replacement Swap Agreement is not obtained, then all Prepayment Premiums and Yield Maintenance Charges distributed to the related
Floating Rate Account with respect to the Group FL REMIC II Regular Interest corresponding to the related Floating Rate Class shall be distributed by the
Certificate Administrator to the Holders of the related Floating Rate
Certificates on the subject Distribution Date.

            (g)   All distributions made with respect to each Class of
Certificates on each Distribution Date shall be allocated pro rata among the outstanding Certificates in such Class based on their respective Percentage
Interests. Except as otherwise provided below, all such distributions with respect to each Class on each Distribution Date shall be made to the
Certificateholders of the respective Class of record at the close of business on the related Record Date and shall be made by wire transfer of immediately available funds to the account of any such Certificateholder at a bank or other entity having

                                      -239-

appropriate facilities therefor, if such Certificateholder shall have provided the Certificate Administrator with wiring instructions no less than five (5)
Business Days prior to (or, in the case of the first Distribution Date, no later than) the related Record Date (which wiring instructions may be in the form of a standing order applicable to all subsequent Distribution Dates), or otherwise by check mailed to the address of such Certificateholder as it appears in the
Certificate Register. The final distribution on each Certificate (determined, in the case of a Principal Balance Certificate, without regard to any possible future reimbursement of any Realized Loss or Additional Trust Fund Expense
previously allocated to such Certificate) will be made in a like manner, but only upon presentation and surrender of such Certificate at the offices of the
Certificate Registrar or such other location specified in the notice to
Certificateholders of such final distribution. Prior to any termination of the
Trust Fund pursuant to Section 9.01, any distribution that is to be made with respect to a Certificate in reimbursement of a Realized Loss or Additional Trust
Fund Expense previously allocated thereto, which reimbursement is to occur after the date on which such Certificate is surrendered as contemplated by the preceding sentence, will be made by check mailed to the address of the
Certificateholder that surrendered such Certificate as such address last appeared in the Certificate Register or to any other address of which the
Certificate Administrator was subsequently notified in writing. If such check is returned to the Certificate Administrator, the Certificate Administrator,
directly or through an agent, shall take such reasonable steps to contact the related Holder and deliver such check as it shall deem appropriate. Any funds in respect of a check returned to the Certificate Administrator shall be set aside by the Certificate Administrator and held uninvested in trust and credited to the account of the appropriate Holder. The costs and expenses of locating the appropriate Holder and holding such funds shall be paid out of such funds. No interest shall accrue or be payable to any former Holder on any amount held in trust hereunder. If the Certificate Administrator has not, after having taken such reasonable steps, located the related Holder by the second anniversary of the initial sending of a check, the Certificate Administrator shall, subject to applicable law, distribute the unclaimed funds to the Holders of the Class R
Certificates. Distributions in reimbursement of Realized Losses and Additional
Trust Fund Expenses previously allocated to a Class of Principal Balance
Certificates shall not constitute distributions of principal and shall not result in reduction of the related Class Principal Balance.

            (h)   Each distribution with respect to a Book-Entry Certificate shall be paid to the Depository, as Holder thereof, and the Depository shall be responsible for crediting the amount of such distribution to the accounts of its
Depository Participants in accordance with its normal procedures. Each
Depository Participant shall be responsible for disbursing such distribution to the related Certificate Owners that it represents and to each indirect participating brokerage firm (a "brokerage firm" or "indirect participating firm") for which it acts as agent. Each brokerage firm shall be responsible for disbursing funds to the related Certificate Owners that it represents. None of the Trustee, the Certificate Administrator, the Certificate Registrar, the
Depositor or any Master Servicer shall have any responsibility therefor except as otherwise provided by this Agreement or applicable law. The Certificate
Administrator and the Depositor shall perform their respective obligations under a Letter of Representations among the Depositor, the Certificate Administrator and the Initial Depository dated as of the Closing Date.

            (i)   The rights of the Certificateholders to receive distributions from the proceeds of the Trust Fund in respect of the Certificates, and all rights and interests of the Certificateholders in and to such distributions, shall be as set forth in this Agreement. Neither the Holders of any Class of
Certificates nor any party hereto shall in any way be responsible or liable to the Holders of any other Class of Certificates in respect of amounts properly previously distributed on the Certificates.

                                      -240-

            (j)   Except as otherwise provided in Section 9.01, whenever the
Certificate Administrator expects that, or receives written notification that, the final distribution with respect to any Class of Certificates (determined without regard to any possible future reimbursement of any Realized Loss or
Additional Trust Fund Expense previously allocated to such Class of
Certificates) will be made on the next Distribution Date, the Certificate
Administrator shall, as soon as reasonably possible (and, in any event, no later than five (5) days after the related Determination Date), mail to each Holder of record on such date of such Class of Certificates a notice to the effect that:

                  (i)   the Certificate Administrator expects that the final
      distribution with respect to such Class of Certificates will be made on such Distribution Date but only upon presentation and surrender of such
      Certificates at the office of the Certificate Registrar or at such other location therein specified, and

                  (ii)  no interest shall accrue on such Certificates from and after such Distribution Date.

            Any funds not distributed to any Holder or Holders of Certificates of such Class on such Distribution Date because of the failure of such Holder or
Holders to tender their Certificates shall, on such date, be set aside and held uninvested in trust and credited to the account or accounts of the appropriate non-tendering Holder or Holders. If any Certificates as to which notice has been given pursuant to this Section 4.01(j) shall not have been surrendered for cancellation within six (6) months after the time specified in such notice, the
Certificate Administrator shall mail a second notice to the remaining non-tendering Certificateholders to surrender their Certificates for cancellation in order to receive the final distribution with respect thereto. If within one (1) year after the second notice all such Certificates shall not have been surrendered for cancellation, the Certificate Administrator, directly or through an agent, shall take such steps to contact the remaining non-tendering
Certificateholders concerning the surrender of their Certificates as it shall deem appropriate. The costs and expenses of holding such funds in trust and of contacting such Certificateholders following the first anniversary of the delivery of such second notice to the non-tendering Certificateholders shall be paid out of such funds. No interest shall accrue or be payable to any former
Holder on any amount held in trust pursuant to this paragraph. If all of the
Certificates shall not have been surrendered for cancellation by the second anniversary of the delivery of the second notice, the Certificate Administrator shall, subject to applicable law, distribute to the Holders of the Class R
Certificates all unclaimed funds and other assets which remain subject thereto.

            (k)   Notwithstanding any other provision of this Agreement, the
Certificate Administrator shall comply with all federal withholding requirements respecting payments to Certificateholders of interest or original issue discount that the Certificate Administrator reasonably believes are applicable under the
Code. The Certificate Registrar shall promptly provide the Certificate
Administrator with any IRS Forms W-9, W-8BEN, W-8IMY (and all appropriate attachments) or W-8ECI upon its receipt thereof. The consent of
Certificateholders shall not be required for such withholding. If the
Certificate Administrator does withhold any amount from interest or original issue discount payments or advances thereof to any Certificateholder pursuant to federal withholding requirements, the Certificate Administrator shall indicate the amount withheld to such Certificateholders. Such amounts shall be deemed to have been distributed to such Certificateholders for all purposes of this
Agreement.

                                      -241-

            (l)   All distributions made in respect of each Class of the
Principal Balance Certificates (exclusive of the Floating Rate Certificates) and each Group FL REMIC II Regular Interest on each Distribution Date (including the final Distribution Date) pursuant to Section 4.01(a), Section 4.01(b) or Section
4.01(n) shall be deemed to have first been distributed from REMIC I to REMIC II with respect to the Corresponding REMIC I Regular Interest for such Class of
Certificates or such Group FL REMIC II Regular Interest, as the case may be; and
all distributions made with respect to the Class X Certificates on each
Distribution Date pursuant to Section 4.01(a) or Section 4.01(b) and allocable to any particular Class X Component, shall be deemed to have first been distributed from REMIC I to REMIC II in respect of the Corresponding REMIC I
Regular Interest for such Class X Component. In each case, if such distribution on any Class of Regular Certificates or any Group FL REMIC II Regular Interest,
as the case may be, was a distribution of accrued interest, of principal or in reimbursement of any Realized Loss or Additional Trust Fund Expense previously allocated thereto, then the corresponding distribution deemed to be made on a
REMIC I Regular Interest pursuant to the preceding sentence shall be deemed to also be, respectively, a distribution of accrued interest, of principal or in reimbursement of any Realized Loss or Additional Trust Fund Expense previously allocated to such REMIC I Regular Interest.

            (m)   On each Distribution Date, immediately prior to making any actual distributions on the Certificates or any corresponding deemed distributions on the REMIC I Regular Interests pursuant to any other subsection of this Section 4.01, the Certificate Administrator shall be deemed to have made, based on information provided by the applicable Master Servicer or, if applicable, the Special Servicer, out of that portion of the Available
Distribution Amount for such Distribution Date allocable to any Early Defeasance
Trust Mortgage Loan or any successor REO Trust Mortgage Loan with respect thereto, the following distributions to REMIC I, in the following order of priority, in each case to the extent of the remaining portion of the Available
Distribution Amount for such Distribution Date allocable to any Early Defeasance
Trust Mortgage Loan or any successor REO Trust Mortgage Loan with respect thereto:

                  (i)   distributions to REMIC I of accrued interest with
      respect to the related Loan REMIC Regular Interest, up to an amount equal to all Uncertificated Distributable Interest with respect to such Loan
      REMIC Regular Interest for such Distribution Date and, to the extent not previously deemed distributed, for all prior Distribution Dates, if any;

                  (ii)  distributions to REMIC I of principal with respect to the related Loan REMIC Regular Interest, up to an amount (not to exceed the Loan REMIC Principal Balance of such Loan REMIC Regular Interest immediately prior to, together with any Loan REMIC Deferred Interest with respect to such Loan REMIC Regular Interest for, such Distribution Date)
      equal to 100% of that portion, if any, of the Principal Distribution
      Amount for such Distribution Date that is allocable to such Early
      Defeasance Trust Mortgage Loan or any successor REO Trust Mortgage Loan with respect thereto; and

                  (iii) reimbursements to REMIC I of any Realized Losses and
      Additional Trust Fund Expenses previously allocated to the related Loan
      REMIC Regular Interest and not previously reimbursed.

                                      -242-

            On each Distribution Date, any Yield Maintenance Charge or
Prepayment Premium received with respect to an Early Defeasance Trust Mortgage
Loan or any successor REO Mortgage Loan with respect thereto (net of any
Liquidation Fee payable in connection with the receipt thereof) shall be deemed distributed to the related Loan REMIC Regular Interest.

            (n)   On each Distribution Date, the Certificate Administrator shall withdraw amounts from the Gain-on-Sale Reserve Account and shall distribute such amounts to reimburse the Holders of each Class of Principal Balance Certificates
(other than the Floating Rate Certificates) and to reimburse Grantor Trust A-4FL with respect to the Class A-4FL REMIC II Regular Interest, Grantor Trust A-MFL
with respect to the Class A-MFL REMIC II Regular Interest and Grantor Trust
A-JFL with respect to the Class A-JFL REMIC II Regular Interest (in the same order of payment as provided for such reimbursements in Section 4.01(a) and
Section 4.01(b)) up to an amount equal to all Realized Losses and Additional
Trust Fund Expenses, if any, previously deemed allocated thereto and remaining unreimbursed after application of the Available Distribution Amount for such
Distribution Date. Amounts paid from the Gain-on-Sale Reserve Account pursuant to the preceding sentence shall first be deemed to have been distributed to the
Corresponding REMIC I Regular Interest in reimbursement of Realized Losses and
Additional Trust Fund Expenses previously allocated thereto. Amounts paid from the Gain-on-Sale Reserve Account will not reduce the Class Principal Balances of the respective Classes of the Principal Balance Certificates and/or the Class
Principal Balances of the respective Group FL REMIC II Regular Interests with respect to which such distributions are being made. Any amounts remaining in the
Gain-on-Sale Reserve Account after such distributions shall be applied to offset future Realized Losses and Additional Trust Fund Expenses and upon termination of the Trust Fund, any amounts remaining in the Gain-on-Sale Reserve Account shall be distributed to the Class R Certificateholders.

            (o)   If, in connection with any Distribution Date, the Certificate
Administrator has reported the amount of an anticipated distribution to DTC based on a preliminary report received from a Master Servicer, and the final report from such Master Servicer changes the initial amounts forwarded by such
Master Servicer to the Certificate Administrator, the Certificate Administrator
shall use commercially reasonable efforts to notify DTC to make a revised distribution on a timely basis on such Distribution Date. The Certificate
Administrator shall not be liable or held responsible for any resulting delay
(or claim by DTC resulting therefrom) in the making of such distribution to the
Certificateholders and shall be entitled to reimbursement from the Trust for any reasonable costs or expenses resulting therefrom.

            SECTION 4.02    Statements to Certificateholders: CMSA Loan Periodic
                            Update File.

            (a)   On each Distribution Date, the Certificate Administrator shall make available on its website or forward by mail (or by electronic transmission acceptable to the recipient) to each Certificateholder, each initial Certificate
Owner and (upon written request made to the Certificate Administrator) each subsequent Certificate Owner (as identified to the reasonable satisfaction of the Certificate Administrator), the Depositor, each Master Servicer, the Special
Servicer, the Trustee, each Serviced Non-Trust Mortgage Loan Noteholder, the
Underwriters and each Rating Agency, a statement substantially in the form attached hereto as Exhibit F (a "Distribution Date Statement"), as to the
distributions made on such Distribution Date, based on, among other things, information provided to it by the Master Servicers and, if applicable, the
Special Servicer, setting forth, without limitation:

                                      -243-

                  (i)     the amount of the distribution on such Distribution
      Date to the Holders of each Class of Principal Balance Certificates allocable to principal;

                  (ii)    the amount of the distribution on such Distribution
      Date to the Holders of each Class of Regular Certificates and each Class of Floating Rate Certificates allocable to interest;

                  (iii)   the amount of the distribution on such Distribution
      Date to the Holders of each Class of Regular Certificates and each Class of Floating Rate Certificates allocable to Prepayment Premiums and/or
      Yield Maintenance Charges;

                  (iv)    the amount of the distribution on such Distribution
      Date to the Holders of each Class of Regular Certificates and each Class of Floating Rate Certificates in reimbursement of previously allocated
      Realized Losses and Additional Trust Fund Expenses;

                  (v)     the total payments and other collections Received by
      the Trust during the related Collection Period, the fees and expenses paid therefrom (with an identification of the general purpose of such fees and expenses and the party receiving such fees and expenses), and the
      Available Distribution Amount, the Loan Group No. 1 Available Distribution
      Amount and the Loan Group No. 2 Available Distribution Amount for such
      Distribution Date;

                  (vi)    (A) the aggregate amount of P&I Advances made in
      respect of such Distribution Date with respect to the Mortgage Pool pursuant to Section 4.03, including, without limitation, any amounts applied pursuant to Section 4.03(a)(ii), and the aggregate amount of unreimbursed P&I Advances with respect to the Mortgage Pool that had been outstanding at the close of business on the related Determination Date and the aggregate amount of interest accrued and payable to a Master Servicer, the Trustee or any Fiscal Agent in respect of such unreimbursed P&I
      Advances in accordance with Section 4.03(d) as of the close of business on the related Determination Date, (B) the aggregate amount of unreimbursed
      Servicing Advances (and/or comparable advances made in respect of an
      Outside Serviced Trust Mortgage Loan or any related REO Property pursuant to the related Outside Servicing Agreement) as of the close of business on the related Determination Date and (C) the aggregate amount of all unreimbursed Nonrecoverable Advances as of the close of business on the related Determination Date;

                  (vii)   the aggregate unpaid principal balance of the Mortgage
      Pool, Loan Group No. 1 and Loan Group No. 2, respectively, outstanding as of the close of business on the related Determination Date;

                  (viii)  the aggregate Stated Principal Balance of the Mortgage
      Pool, Loan Group No. 1 and Loan Group No. 2, respectively, outstanding immediately before and immediately after such Distribution Date;

                  (ix)    the number, aggregate principal balance, weighted
      average remaining term to maturity and weighted average Mortgage Rate of the Trust Mortgage Loans as of the close of business on the related
      Determination Date;

                  (x)     the number, aggregate unpaid principal balance (as of
      the close of business on the related Determination Date) and aggregate
      Stated Principal Balance

                                      -244-

      (immediately after such Distribution Date) of Trust Mortgage Loans (A)
      delinquent 30-59 days, (B) delinquent 60-89 days, (C) delinquent more than
      89 days, (D) as to which foreclosure proceedings have been commenced, and
      (E) to the actual knowledge of a Master Servicer or Special Servicer in bankruptcy proceedings;

                  (xi)    as to each Trust Mortgage Loan referred to in the
      preceding clause (x) above, (A) the loan number thereof, (B) the Stated
      Principal Balance thereof immediately following such Distribution Date, and (C) a brief description of any executed loan modification;

                  (xii)   with respect to any Trust Mortgage Loan as to which a
      Liquidation Event occurred during the related Collection Period (or, if applicable in the case of an Outside Serviced Trust Mortgage Loan, during the related Underlying Collection Period) (other than a payment in full),
      (A) the loan number thereof, (B) the aggregate of all Liquidation Proceeds and other amounts received in connection with such Liquidation Event
      (separately identifying the portion thereof allocable to distributions on the Certificates), and (C) the amount of any Realized Loss in connection with such Liquidation Event;

                  (xiii)  with respect to any Trust Mortgage Loan that was the subject of any material modification, extension or waiver during the related Collection Period (or, in the case of an Outside Serviced Trust
      Mortgage Loan, during the related Underlying Collection Period), (A) the loan number thereof, (B) the unpaid principal balance thereof and (C) a brief description of such modification, extension or waiver, as the case may be;

                  (xiv)   with respect to any Trust Mortgage Loan as to which an
      uncured and unresolved Breach or Document Defect that materially and adversely affects the value of such Mortgage Loan or the interests of the
      Certificateholders therein is alleged to exist, (A) the loan number thereof, (B) the unpaid principal balance thereof, (C) a brief description of such Breach or Document Defect, as the case may be, and (D) the status of such Breach or Document Defect, as the case may be, including any actions known to the Certificate Administrator that are being taken by or on behalf of the applicable Mortgage Loan Seller with respect thereto;

                  (xv)    with respect to any Trust Mortgage Loan as to which
      the related Mortgaged Property became an REO Property during the related
      Collection Period (or, in the case of an Outside Serviced Trust Mortgage
      Loan, during the related Underlying Collection Period), the loan number of such Trust Mortgage Loan and the Stated Principal Balance of such Trust
      Mortgage Loan as of the related date of acquisition;

                  (xvi)   with respect to any REO Property that was included (or
      an interest in which was included) in the Trust Fund as of the close of business on the related Determination Date, the loan number of the related
      Trust Mortgage Loan, the book value of such REO Property and the amount of
      REO Revenues and other amounts, if any, Received by the Trust with respect to such REO Property during the related Collection Period (separately identifying the portion thereof allocable to distributions on the
      Certificates) and, if available, the Appraised Value of such REO Property as expressed in the most recent appraisal thereof and the date of such appraisal;

                  (xvii)  with respect to any REO Property included in the Trust
      Fund as to which a Final Recovery Determination was made during the related Collection Period (or, in the

                                      -245-

      case of an Outside Serviced Trust Mortgage Loan, during the related
      Underlying Collection Period), (A) the loan number of the related Trust
      Mortgage Loan, (B) the aggregate of all Liquidation Proceeds and other amounts received in connection with such Final Recovery Determination
      (separately identifying the portion thereof allocable to distributions on the Certificates), and (C) the amount of any Realized Loss in respect of the related REO Trust Mortgage Loan in connection with such Final Recovery
      Determination;

                  (xviii) the Accrued Certificate Interest and Distributable
      Certificate Interest in respect of each Class of Regular Certificates and each Group FL REMIC II Regular Interest, as well as the Floating Rate
      Class Interest Distribution Amount with respect to each Floating Rate
      Class, for such Distribution Date;

                  (xix)   any unpaid Distributable Certificate Interest in
      respect of each Class of Regular Certificates and each Group FL REMIC II
      Regular Interest, as well as any unpaid portion of the Floating Rate Class
      Interest Distribution Amount for any Floating Rate Class, after giving effect to the distributions made on such Distribution Date;

                  (xx)    the Pass-Through Rate for each Class of Regular
      Certificates, each Group FL REMIC II Regular Interest and each Floating
      Rate Class for such Distribution Date;

                  (xxi)   the Principal Distribution Amount, the Loan Group No.
      1 Principal Distribution Amount and the Loan Group No. 2 Principal
      Distribution Amount for such Distribution Date, separately identifying the respective components thereof (and, in the case of any Principal
      Prepayment or other unscheduled collection of principal Received by the
      Trust during the related Collection Period, the loan number for the related Trust Mortgage Loan and the amount of such prepayment or other collection of principal);

                  (xxii)  the aggregate of all Realized Losses incurred during the related Collection Period (or, in the case of an Outside Serviced
      Trust Mortgage Loan or related REO Property, during the related Underlying
      Collection Period) and all Additional Trust Fund Expenses incurred during the related Collection Period;

                  (xxiii) the aggregate of all Realized Losses and Additional
      Trust Fund Expenses that were allocated on such Distribution Date;

                  (xxiv)  the Class Principal Balance of each Class of Principal
      Balance Certificates and the Class Notional Amount of each Class of the
      Class X Certificates outstanding immediately before and immediately after such Distribution Date, separately identifying any reduction therein due to the allocation of Realized Losses and Additional Trust Fund Expenses on
      such Distribution Date;

                  (xxv)   the Certificate Factor for each Class of Regular
      Certificates and each Class of Floating Rate Certificates immediately following such Distribution Date;

                  (xxvi)  the aggregate amount of interest on P&I Advances paid to the Master Servicers, the Trustee and any Fiscal Agent with respect to the Mortgage Pool during the related Collection Period in accordance with
      Section 4.03(d);

                                      -246-

                  (xxvii) the aggregate amount of interest on Servicing Advances paid to the Master Servicers, the Trustee, any Fiscal Agent and the
      Special Servicer with respect to the Mortgage Pool during the related
      Collection Period in accordance with Section 3.03(d) (and the aggregate amount of interest on servicing advances in respect of an Outside Serviced
      Trust Mortgage Loan or any related REO Property paid to any Outside
      Servicer or other applicable party during the related Underlying
      Collection Period in accordance with the related Outside Servicing
      Agreement);

                  (xxviii) the aggregate amount of servicing compensation
      (separately identifying the amount of each category of compensation) paid to each Master Servicer and the Special Servicer during the related
      Collection Period;

                  (xxix)  the loan number for each Required Appraisal Loan (and for an Outside Serviced Trust Mortgage Loan or any successor REO Trust
      Mortgage Loan with respect thereto if it has a similar status under the related Outside Servicing Agreement) and any related Appraisal Reduction
      Amount as of the related Determination Date;

                  (xxx)   the then-current credit support levels for each Class
      of Regular Certificates and each Class of Floating Rate Certificates;

                  (xxxi)  the original and then-current ratings for each Class of Regular Certificates and each Class of Floating Rate Certificates;

                  (xxxii) the aggregate amount of Prepayment Premiums and Yield
      Maintenance Charges with respect to the Mortgage Pool and each Loan Group
      Received by the Trust during the related Collection Period;

                  (xxxiii) the amounts, if any, actually distributed with
      respect to the Class Y Certificates or Class R Certificates on such
      Distribution Date;

                  (xxxiv) a brief description of any uncured Event of Default known to the Certificate Administrator (to the extent not previously reported) and, as determined and/or approved by the Depositor, any other information necessary to satisfy the requirements of Item 1121(a) of
      Regulation AB that can, in the Certificate Administrator's reasonable judgment, be included on the Distribution Date Statement without undue difficulty;

                  (xxxv)  the Record Date, the Interest Accrual Period, the
      Determination Date and the Collection Period that correspond to such
      Distribution Date; and

                  (xxxvi) all payments to and from the Swap Counterparty during the month of such Distribution Date and the respective components thereof.

            In the case of information to be furnished pursuant to clauses (i)
through (iv) above, the amounts shall be expressed as a dollar amount in the aggregate for all Certificates of each applicable Class and per Single
Certificate. In the case of information provided to the Certificate
Administrator as a basis for information to be furnished pursuant to clauses (x)
through (xvii), (xxviii) and (xxxiv) above, insofar as the underlying information is solely within the control of the Special Servicer, the
Certificate

                                      -247-

Administrator and each Master Servicer may, absent manifest error, conclusively rely on the reports to be provided by the Special Servicer.

            The Certificate Administrator may rely on and shall not be responsible absent manifest error for the content or accuracy of any information provided by third parties for purposes of preparing the Distribution Date
Statement and may affix thereto any disclaimer it deems appropriate in its reasonable discretion (without suggesting liability on the part of any other party hereto).

            On each Distribution Date, the Certificate Administrator shall make available to each Privileged Person (or, following receipt of written direction of the Depositor, the general public) via its Internet Website, (i) the related
Distribution Date Statement, (ii) the CMSA Loan Periodic Update File, CMSA Loan
Setup File, CMSA Bond Level File, CMSA Collateral Summary File, CMSA Historical
Bond/Collateral Realized Loss Reconciliation Template, CMSA Interest Shortfall
Reconciliation Template, CMSA Reconciliation of Funds Template and CMSA
Historical Liquidation Loss Template, (iii) the Unrestricted Servicer Reports,
(iv) as a convenience for Privileged Persons (or, following receipt of the written direction from the Depositor specified in the first parenthetical in this sentence, interested parties) (and not in furtherance of the distribution thereof under the securities laws), the Prospectus Supplement, the Prospectus and this Agreement, and (v) any other items at the request of the Depositor.

            In addition, on each Distribution Date, the Certificate
Administrator shall make available via its Internet Website, on a restricted basis, (i) the Restricted Servicer Reports, (ii) the CMSA Property File and
(iii) any other items at the request of the Depositor. The Certificate
Administrator shall provide access to such restricted reports, upon request, to each Privileged Person.

            The Certificate Administrator shall not be obligated to make any representation or warranty as to the accuracy or completeness of any report, document or other information made available on its Internet Website and assumes no responsibility therefor. In addition, the Certificate Administrator may disclaim responsibility for any information distributed by the Certificate
Administrator for which it is not the original source.

            In connection with providing access to the Certificate
Administrator's Internet Website, the Certificate Administrator, may require registration and the acceptance of a disclaimer. The Certificate Administrator shall not be liable for the dissemination of information in accordance herewith and in compliance with the terms of this Agreement.

            Absent manifest error, none of the Master Servicers or the Special
Servicer shall be responsible for the accuracy or completeness of any information supplied to it by a Mortgagor or third party that is included in any reports, statements, materials or information prepared or provided by a Master
Servicer or the Special Servicer, as applicable. The Certificate Administrator shall not be responsible absent manifest error for the accuracy or completeness of any information supplied to it for delivery pursuant to this Section 4.02(a).
None of the Certificate Administrator, the Master Servicers or the Special
Servicer shall have any obligation to verify the accuracy or completeness of any information provided by a Mortgagor or third party.

            Within a reasonable period of time after the end of each calendar year, the Certificate Administrator shall, upon request, send to each Person who at any time during the calendar year was a Certificateholder of record, a report summarizing on an annual basis (if appropriate) the items provided to such
Certificateholder during such calendar year (or the applicable portion thereof that such Person

                                      -248-

was a Certificateholder) pursuant to clauses (i), (ii), (iii) and (iv) of the description of "Distribution Date Statement" above and such other information as may be required to enable such Certificateholder to prepare their federal income tax returns. Such information shall include the amount of original issue discount accrued on each Class of Certificates and information regarding the expenses of the Trust Fund. Such requirement shall be deemed to be satisfied to the extent such information is provided pursuant to applicable requirements of the Code from time to time in force.

            If any Certificate Owner does not receive through the Depository or any of its Depository Participants any of the statements, reports and/or other written information described above in this Section 4.02(a) that it would otherwise be entitled to receive if it were the Holder of a Definitive
Certificate evidencing its ownership interest in the related Class of Book-Entry
Certificates, then the Certificate Administrator shall mail or cause the mailing of, or provide electronically or cause the provision electronically of, such statements, reports and/or other written information to such Certificate Owner upon the request of such Certificate Owner made in writing to the Certificate
Administrator (accompanied by current verification of such Certificate Owner's ownership interest). Such portion of such information as may be agreed upon by the Depositor and the Certificate Administrator shall be furnished to any such
Person via overnight courier delivery or facsimile from the Certificate
Administrator; provided that the cost of such overnight courier delivery or facsimile shall be an expense of the party requesting such information.

            The Certificate Administrator shall only be obligated to deliver the statements, reports and information contemplated by this Section 4.02(a) to the extent it receives the necessary underlying information from the Special
Servicer or a Master Servicer, as applicable, and shall not be liable for any failure to deliver any thereof on the prescribed due dates, to the extent caused by failure to receive timely such underlying information. Nothing herein shall obligate the Certificate Administrator or a Master Servicer to violate any applicable law prohibiting disclosure of information with respect to any
Mortgagor and the failure of the Certificate Administrator, a Master Servicer or
the Special Servicer to disseminate information for such reason shall not be a breach hereof.

            (b)   Not later than 1:00 p.m., New York City time, on the second
Business Day preceding each Distribution Date, each Master Servicer shall furnish to the Certificate Administrator, the Depositor, the Special Servicer,
the master servicer in respect of any commercial mortgage securitization holding a Pari Passu Non-Trust Mortgage Loan and the Underwriters, by electronic transmission (or in such other form to which the Certificate Administrator, the
Depositor, the Special Servicer or the Underwriters, as the case may be, and the subject Master Servicer may agree), an accurate and complete CMSA Loan Periodic
Update File providing the required information for the Trust Mortgage Loans for which it is responsible (including, in the case of Master Servicer No. 1, the
Outside Serviced Trust Mortgage Loans based on information from the Outside
Servicers) as of such Determination Date. Not later than 2:00 p.m. New York City time on the second Business Day preceding each Distribution Date, each Master
Servicer shall deliver to the Certificate Administrator notice of the Discount
Rate applicable to each Principal Prepayment received by such Master Servicer in the related Collection Period.

            In the performance of its obligations set forth in Section 4.05, and its other duties hereunder, the Certificate Administrator may conclusively rely on reports provided to it by each Master Servicer, and the Certificate
Administrator shall not be responsible to recompute, recalculate or verify the information provided to it by a Master Servicer. In the case of information to be furnished by a

                                      -249-

Master Servicer to the Certificate Administrator pursuant to this Section
4.02(b), insofar as such information is solely within the control of the Special
Servicer, such Master Servicer shall have no obligation to provide such information until it has received such information from the Special Servicer, shall not be in default hereunder due to a delay in providing a complete CMSA
Loan Periodic Update File caused by the Special Servicer's failure to timely provide any report required under this Agreement and may, absent manifest error, conclusively rely on the reports to be provided by the Special Servicer.

            SECTION 4.03    P&I Advances.

            (a)   On or before 1:30 p.m., New York City time, on each P&I
Advance Date, each Master Servicer shall (i) apply amounts in its Collection
Account received after the end of the related Collection Period or otherwise held for future distribution to Certificateholders in subsequent months in discharge of its obligation to make P&I Advances or (ii) subject to Section
4.03(c) below, remit from its own funds to the Certificate Administrator for deposit into the Distribution Account an amount equal to the aggregate amount of
P&I Advances, if any, to be made by the subject Master Servicer in respect of the related Distribution Date. Each Master Servicer may also make P&I Advances in the form of any combination of clauses (i) and (ii) above aggregating the total amount of P&I Advances to be made by the subject Master Servicer. Any amounts held in a Collection Account for future distribution and so used to make
P&I Advances shall be appropriately reflected in the applicable Master
Servicer's records and replaced by the applicable Master Servicer by deposit in such Collection Account on or before the next succeeding Determination Date (to the extent not previously replaced through the deposit of Late Collections of the delinquent principal and interest in respect of which such P&I Advances were made). If, as of 3:00 p.m., New York City time, on any P&I Advance Date, a
Master Servicer shall not have made any P&I Advance required to be made by it on such date pursuant to this Section 4.03(a) (and shall not have delivered to the
Trustee the requisite Officer's Certificate and documentation related to a determination of nonrecoverability of a P&I Advance), then the Trustee shall provide notice of such failure to a Servicing Officer of such Master Servicer by facsimile transmission sent to (704) 715-0036, in the case of Master Servicer
No. 1, (913) 253-9001, in the case of Master Servicer No. 2, and (215) 328-3478, in the case of Master Servicer No. 3 (or such alternative number provided by any
Master Servicer to the Trustee in writing) and by telephone at (704) 593-7768, in the case of Master Servicer No. 1, (913) 253-9000 or (913) 253-9400, in the
case of Master Servicer No. 2, and (215) 328-1258, in the case of Master
Servicer No. 3 (or such alternative number provided by any Master Servicer to the Trustee in writing) as soon as possible, but in any event before 4:00 p.m.,
New York City time, on such P&I Advance Date. If the Certificate Administrator does not receive the full amount of such P&I Advances by 10:00 a.m., New York
City time, on the related Distribution Date, then, subject to Section 4.03(c),
(i) the Trustee (or a Fiscal Agent on its behalf) shall, no later than 11:00
a.m., New York City time, on such related Distribution Date make the portion of such P&I Advances that was required to be, but was not, made by the defaulting
Master Servicer on such P&I Advance Date, and (ii) the provisions of Sections
7.01 and 7.02 shall apply. If the Trustee fails to make any such P&I Advance on the related Distribution Date, but any Fiscal Agent makes such P&I Advance on such date, then the Trustee shall be deemed not to be in default hereunder.

            (b)   The aggregate amount of P&I Advances to be made by each Master
Servicer (or, if necessary, by the Trustee or any Fiscal Agent) for any
Distribution Date shall, subject to Section 4.03(c) below, be equal to the aggregate of all Periodic Payments (other than Balloon Payments) and any Assumed
Periodic Payments, net of related Master Servicing Fees (and, in the case of the
Outside Serviced Trust Mortgage Loans or any successor REO Trust Mortgage Loans with respect

                                      -250-

thereto, further net of any related fees similar to Master Servicing Fees payable to third parties with respect to the Outside Serviced Trust Mortgage
Loans or any successor REO Trust Mortgage Loans with respect thereto pursuant to the related Outside Servicing Agreements), due or deemed due, as the case may be, in respect of the Trust Mortgage Loans (including, without limitation,
Balloon Trust Mortgage Loans delinquent as to their respective Balloon Payments)
as to which the subject Master Servicer is acting in such capacity and any successor REO Trust Mortgage Loans with respect thereto on their respective Due
Dates during the related Collection Period (or, in the case of a Late Payment
Date Trust Mortgage Loan or any successor REO Trust Mortgage Loan with respect thereto, during the calendar month in which the subject Distribution Date occurs) to the extent such amount was not paid by or on behalf of the related
Mortgagor or otherwise collected (including as net income from REO Properties)
as of the close of business on the last day of related Collection Period (or, in the case of the Outside Serviced Trust Mortgage Loans or any successor REO Trust
Mortgage Loans with respect thereto, actually received by the Certificate
Administrator or Master Servicer No. 1 as of 1:00 p.m., New York City time, on the related P&I Advance Date); provided that, (i) if the Periodic Payment on any
Trust Mortgage Loan has been reduced in connection with a bankruptcy or similar proceeding involving the related Mortgagor or a modification, waiver or amendment granted or agreed to by the Special Servicer pursuant to Section 3.20
(or, in the case of an Outside Serviced Trust Mortgage Loan, by the applicable
Outside Servicer pursuant to the relevant Outside Servicing Agreement), or if the final maturity on any Trust Mortgage Loan shall be extended in connection with a bankruptcy or similar proceeding involving the related Mortgagor or a modification, waiver or amendment granted or agreed to by the Special Servicer pursuant to Section 3.20 (or, in the case of an Outside Serviced Trust Mortgage
Loan, by the applicable Outside Servicer pursuant to the relevant Outside
Servicing Agreement), and the Periodic Payment due and owing during the extension period is less than the related Assumed Periodic Payment, then the applicable Master Servicer, the Trustee or any Fiscal Agent shall, as to such
Trust Mortgage Loan only, advance only the amount of the Periodic Payment due and owing after taking into account such reduction (net of related Master
Servicing Fees) in the event of subsequent delinquencies thereon; and (ii) if it is determined that an Appraisal Reduction Amount exists with respect to any
Required Appraisal Trust Mortgage Loan (or, in the case of an Outside Serviced
Trust Mortgage Loan or any successor REO Trust Mortgage Loan with respect thereto, if it is determined by the applicable Outside Servicer and reported to the applicable parties hereunder that an Appraisal Reduction Amount exists with respect to an Outside Serviced Loan Combination and a portion thereof is allocable to an Outside Serviced Trust Mortgage Loan or any successor REO Trust
Mortgage Loan with respect thereto), then, with respect to the Distribution Date immediately following the date of such determination and with respect to each subsequent Distribution Date for so long as such Appraisal Reduction Amount exists with respect to the subject Trust Mortgage Loan or REO Trust Mortgage
Loan, as the case may be, the applicable Master Servicer, the Trustee or any
Fiscal Agent will be required in the event of subsequent delinquencies to advance in respect of the subject Trust Mortgage Loan or REO Trust Mortgage
Loan, as the case may be, only an amount equal to the sum of (A) the amount of the interest portion of the P&I Advance that would otherwise be required without regard to this clause (ii), minus 1/12th of the product of (1) such Appraisal
Reduction Amount (or, in the case of a Trust Mortgage Loan or any successor REO
Trust Mortgage Loan with respect thereto that is part of a Loan Combination, solely the portion of any Appraisal Reduction Amount with respect to such Loan
Combination that is allocable to such Trust Mortgage Loan or REO Trust Mortgage
Loan, as the case may be, in accordance with, or as contemplated by, the definition of "Appraisal Reduction Amount") and (2) the weighted average of the per annum Pass-Through Rates for such Distribution Date applicable to the respective Classes of Principal Balance Certificates and Group FL REMIC II
Regular Interests to which such Appraisal Reduction Amount (or the applicable portion thereof) is allocated pursuant to Section 4.04(d), weighted

                                      -251-

on the basis of the respective portions of such Appraisal Reduction Amount allocable to such Classes of Principal Balance Certificates and such Group FL
REMIC II Regular Interests, and (B) the amount of the principal portion of the
P&I Advance that would otherwise be required without regard to this clause (y).

            For the avoidance of doubt and subject to Section 4.03(c), Master
Servicer No. 1 (with respect to the Ala Moana Portfolio Trust Mortgage Loan and any successor REO Trust Mortgage Loans), Master Servicer No. 2 (with respect to the AmeriCold Trust Mortgage Loan and any successor REO Trust Mortgage Loans), and the Trustee and any Fiscal Agent, as applicable, with respect to the Outside
Serviced Trust Mortgage Loans and any successor REO Trust Mortgage Loans with respect thereto, shall each be required to make P&I Advances (and shall obtain recovery with respect thereto) in the same way that such party is required to make and recover P&I Advances with respect to any other Trust Mortgage Loan or
REO Trust Mortgage Loan in the Mortgage Pool.

            If Master Servicer No. 1 or Master Servicer No. 2 (as the case may
be), the Trustee or any Fiscal Agent makes a P&I Advance with respect to an
Outside Serviced Trust Mortgage Loan or any successor REO Trust Mortgage Loan with respect thereto, then it shall promptly so notify the relevant Outside
Master Servicer of each such P&I Advance so made thereby and shall seek reimbursement for such P&I Advance (together with interest thereon) out of amounts otherwise payable with respect to such Outside Serviced Loan Combination that includes such Outside Serviced Trust Mortgage Loan or any successor REO
Trust Mortgage Loan with respect thereto, to the maximum extent permitted by, and out of amounts specified for such purpose under, the related Co-Lender
Agreement and/or the relevant Outside Servicing Agreement.

            (c)   Notwithstanding anything herein to the contrary, no P&I
Advance shall be required to be made hereunder if such P&I Advance would, if made, constitute a Nonrecoverable P&I Advance. The determination by a Master
Servicer that it has made (or the determination by the Special Servicer that the
Master Servicer has made) a Nonrecoverable P&I Advance or that any proposed P&I
Advance, if made, would constitute a Nonrecoverable P&I Advance, shall be evidenced by an Officer's Certificate delivered to the Fiscal Agent (if any), the Trustee, the Certificate Administrator and the Depositor on or before the related P&I Advance Date, setting forth the basis for such determination, together with any other information, including Appraisals (the cost of which may be paid out of the Collection Accounts pursuant to Section 3.03(e)) (or, if no such Appraisal has been performed pursuant to this Section 4.03(c), a copy of an
Appraisal of the related Mortgaged Property performed within the 12 months preceding such determination), related Mortgagor operating statements and financial statements, budgets and rent rolls of the related Mortgaged
Properties, engineers' reports, environmental surveys and any similar reports that the subject Master Servicer or the Special Servicer may have obtained consistent with the Servicing Standard and at the expense of the Trust Fund, that support such determination by the subject Master Servicer or the Special
Servicer. In making a recoverability determination the applicable Person will be entitled, but not obligated, to consider (among other things) the obligations of the related Mortgagor under the terms of the related Trust Mortgage Loan as it may have been modified, to consider (among other things) the related Mortgaged
Property in its "as is" or then current conditions and occupancies, as modified by such Person's reasonable assumptions (consistent with the Servicing Standard)
regarding the possibility and effects of future adverse change with respect to such Mortgaged Property, to estimate and consider (among other things) future expenses, to estimate and consider (consistent with the Servicing Standard)
(among other things) the timing of recoveries, and to consider the existence and amount of any outstanding Nonrecoverable Advances the

                                      -252-

reimbursement of which is being deferred pursuant to Section 3.05(a), together with (to the extent accrued and unpaid) interest on such Advances. In addition, any such Person may update or change its recoverability determinations at any time, and the Master Servicers (consistent with the Servicing Standard) and the
Trustee each may obtain from the Special Servicer any Appraisals or market value estimates or other information in the Special Servicer's possession for such purposes.

            With respect to the related Outside Serviced Trust Mortgage Loan or any successor REO Trust Mortgage Loan with respect thereto, each of Master
Servicer No. 1 and Master Servicer No. 2 shall (subject to the second succeeding sentence below) make its determination that it has made a Nonrecoverable P&I
Advance on such Trust Mortgage Loan or any successor REO Trust Mortgage Loan with respect thereto or that any proposed P&I Advance, if made, would constitute a Nonrecoverable P&I Advance with respect to such Trust Mortgage Loan or any successor REO Trust Mortgage Loan with respect thereto independently of any determination made by the servicer with respect to a commercial mortgage securitization holding the promissory note for one of the related Non-Trust
Mortgage Loans. If the applicable Master Servicer determines, in accordance with the provisions of this Agreement, that a proposed P&I Advance with respect to an
Outside Serviced Trust Mortgage Loan or any successor REO Trust Mortgage Loan with respect thereto, if made, or any outstanding P&I Advance with respect to such Trust Mortgage Loan or any successor REO Trust Mortgage Loan with respect thereto previously made, would be, or is, as applicable, a Nonrecoverable
Advance, then the applicable Master Servicer will be required to provide the servicer of each securitization that holds the promissory note for a related
Non-Trust Mortgage Loan written notice of such determination within one (1)
Business Day of the date of such determination.

            In addition, if (i) the applicable Master Servicer reasonably believes, in accordance with the Servicing Standard, that a P&I Advance with respect to an Outside Serviced Trust Mortgage Loan or any successor REO Trust
Mortgage Loan with respect thereto constitutes or may, if made, constitute a
Nonrecoverable P&I Advance, and (ii) either (A) the applicable Master Servicer has made a request for an appraisal with respect to the related Mortgaged
Property from the applicable Outside Servicer and has not obtained, (x) within
15 Business Days of such request, a response from the applicable Outside
Servicer indicating that an appraisal with respect to the related Mortgaged
Property would be performed within 60 days of the date of such response or has been performed within the prior 12-month period (or such shorter period as the applicable Master Servicer reasonably believes, in accordance with the Servicing
Standard, is necessary) preceding the date of such request, and (y) within 60 days of the date of such response, a copy of an appraisal report with respect to the related Mortgaged Property, relating to an appraisal that has been performed within the 12-month period (or such shorter period as the applicable Master
Servicer reasonably believes, in accordance with the Servicing Standard, is necessary) preceding the date of receipt by the applicable Master Servicer that complies with the requirements for such an appraisal under the terms of the relevant Outside Servicing Agreement or this Agreement, or (B) the applicable
Master Servicer has made a request for an appraisal with respect to the related
Mortgaged Property from the applicable Outside Servicer and has been advised by the applicable Outside Servicer that such an appraisal with respect to the related Mortgaged Property will not be performed within the time periods specified in clause (ii)(A) above, then the applicable Master Servicer may have an appraisal performed with respect to the related Mortgaged Property by an
Independent Appraiser or other expert in real estate matters, which appraisal shall take into account the factors specified in Section 3.18, and the cost of which appraisal may be withdrawn from general collections on deposit in the
Collection Accounts. If, in connection with the foregoing, it is necessary for
Master Servicer No. 1 or Master Servicer No. 2, as applicable, to obtain an appraisal, Master Servicer No. 1 or Master Servicer No. 2, as

                                      -253-

the case may be, shall so notify the Special Servicer and consult with the
Special Servicer regarding such appraisal.

            On the fourth Business Day before each Distribution Date, the
Special Servicer shall report to each Master Servicer the Special Servicer's determination as to whether each P&I Advance made with respect to any previous
Distribution Date or required to be made with respect to such Distribution Date with respect to any Specially Serviced Trust Mortgage Loan or REO Trust Mortgage
Loan is a Nonrecoverable P&I Advance. The Master Servicers, the Trustee and any
Fiscal Agent shall rely, conclusively, on such determination that a P&I Advance is or would be a Nonrecoverable P&I Advance, and may rely conclusively on such a determination that a P&I Advance is not or would not be a Nonrecoverable
Advance. The Trustee and the Fiscal Agent shall be entitled to rely, conclusively, on any determination by a Master Servicer that a P&I Advance, if made, would be a Nonrecoverable Advance (and the Trustee or any Fiscal Agent, as
applicable, shall rely on a Master Servicer's determination that the P&I Advance would be a Nonrecoverable P&I Advance if the Trustee or the Fiscal Agent (if
any), as applicable, determines that it does not have sufficient time to make such determination); provided, however, that, if a Master Servicer has failed to make a P&I Advance for reasons other than a determination by such Master
Servicer that such P&I Advance would be Nonrecoverable P&I Advance, the Trustee or the Fiscal Agent (if any) shall make such Advance within the time periods required by Section 4.03(a) unless the Trustee or the Fiscal Agent (if any), as applicable, in good faith, makes a determination prior to the times specified in
Section 4.03(a) that such P&I Advance would be a Nonrecoverable P&I Advance. In determining whether or not a P&I Advance previously made is, or a proposed P&I
Advance, if made, would be, a Nonrecoverable Advance, the Trustee shall be subject to the standards set forth in Section 8.01(a) hereunder and the Fiscal
Agent (if any) shall use its reasonable good faith judgment.

            (d)   In connection with the recovery by a Master Servicer, the
Trustee or any Fiscal Agent of any P&I Advance out of a Collection Account
pursuant to Section 3.05(a), subject to the next sentence, such Master Servicer, the Trustee or such Fiscal Agent, as the case may be, shall also be entitled to be paid out of any amounts then on deposit in such Collection Account, interest at the Reimbursement Rate in effect from time to time, compounded annually, accrued on the amount of such P&I Advance (to the extent made with its own funds) from the date made to but not including the date of reimbursement
(provided, however, no such interest shall accrue during the period through and including the related Due Date or during any grace period under a Trust Mortgage
Loan), such interest to be payable, first out of late payment charges and
Penalty Interest on deposit in such Collection Account that were Received by the
Trust on the related Trust Mortgage Loan or REO Property during the Collection
Period in which such reimbursement is made, and then from general collections on the Mortgage Pool then on deposit in such Collection Account; provided, however, that if such P&I Advance was made with respect to an SLC Trust Mortgage Loan or any successor REO Trust Mortgage Loan with respect thereto, then such interest on such P&I Advance shall first be payable out of amounts on deposit in the related SLC Custodial Account in accordance with, and if available pursuant to,
Section 3.05(e). Subject to the fourth paragraph of Section 3.05(a), each Master
Servicer shall reimburse itself, the Trustee or the Fiscal Agent (if any), as applicable, for any outstanding P&I Advance made thereby as soon as practicable after funds available for such purpose have been received by such Master
Servicer, and in no event shall interest accrue in accordance with this Section
4.03(d) on any P&I Advance as to which the corresponding payment of principal and interest or Late Collection was received by a Master Servicer on or prior to the related P&I Advance Date; and provided, further, in the case of P&I Advances with respect to an Outside Serviced Trust Mortgage Loan or any successor

                                      -254-

REO Trust Mortgage Loan with respect thereto, the applicable Master Servicer shall, no less often than monthly, notify the relevant Outside Master Servicer of the interest accruing on such P&I Advances in accordance with this Section
4.03(d) and, to the maximum extent permitted by the related Co-Lender Agreement, prior to paying such interest on such P&I Advances out of general collections in respect of the Mortgage Pool on deposit in its Collection Account, shall seek payment for such interest on such P&I Advances from the relevant Outside Master
Servicer out of amounts otherwise payable with respect to such Outside Serviced
Loan Combination to the maximum extent permitted by, and out of amounts specified for such purpose under, the relevant Outside Servicing Agreement and the related Co-Lender Agreement.

            (e)   In no event shall a Master Servicer, the Trustee or any Fiscal
Agent make a P&I Advance with respect to any Non-Trust Mortgage Loan.

            SECTION 4.04    Allocation of Realized Losses and Additional Trust
                            Fund Expenses; Allocation of Mortgage Deferred
                            Interest; Allocation of Appraisal Reduction Amounts;
                            and Allocation of Prepayment Interest Shortfalls.

            (a)   On each Distribution Date, following all distributions to be made on such date pursuant to Section 4.01, the Certificate Administrator shall allocate to the respective Classes of Principal Balance Certificates (exclusive of the Floating Rate Certificates) and the respective Group FL REMIC II Regular
Interests as follows the aggregate of all Realized Losses and Additional Trust
Fund Expenses that were incurred at any time following the Cut-off Date through the end of the related Collection Period and in any event that were not previously allocated pursuant to this Section 4.04(a) on any prior Distribution
Date, but only to the extent that (i) the aggregate Certificate Principal
Balance of the Principal Balance Certificates (exclusive of the Floating Rate
Certificates) and the Group FL REMIC II Regular Interests as of such
Distribution Date (after taking into account all of the distributions made on such Distribution Date pursuant to Section 4.01), exceeds (ii) the aggregate
Stated Principal Balance of the Mortgage Pool that will be outstanding immediately following such Distribution Date: first, sequentially to the Class
S, Class Q, Class P, Class O, Class N, Class M, Class L, Class K, Class J, Class
H, Class G, Class F, Class E, Class D, Class C and Class B; and then, pro rata
(based on remaining Class Principal Balances) to the Class A-J Certificates and
the Class A-JFL REMIC II Regular Interest, until the remaining Class Principal
Balances thereof are reduced to zero; and, then, pro rata (based on remaining
Class Principal Balances) to the Class A-M Certificates and the Class A-MFL
REMIC II Regular Interest, until the remaining Class Principal Balances thereof are reduced to zero; and, then, pro rata (based on remaining Class Principal
Balances) to the Class A-1 Certificates, the Class A-2 Certificates, the Class
A-3 Certificates, the Class A-3B Certificates, the Class A-SB Certificates, the
Class A-4 Certificates and the Class A-1A Certificates and the Class A-4FL REMIC
II Regular Interest, until the respective remaining Class Principal Balances thereof are reduced to zero. Any allocation of Realized Losses and Additional
Trust Fund Expenses to a Class of Principal Balance Certificates (exclusive of the Floating Rate Certificates) or a Group FL REMIC II Regular Interest shall be made by reducing the Class Principal Balance thereof by the amount so allocated.
Any Realized Losses and Additional Trust Fund Expenses allocated to the Class
A-4FL REMIC II Regular Interest shall, in turn, be deemed allocated to the Class
A-4FL Certificates; any Realized Losses and Additional Trust Fund Expenses
allocated to the Class A-MFL REMIC II Regular Interest shall, in turn, be deemed allocated to the Class A-MFL Certificates; and any Realized Losses and
Additional Trust Fund Expenses allocated to the Class A-JFL REMIC II Regular
Interest shall, in turn, be deemed allocated to the Class A-JFL

                                      -255-

Certificates. All Realized Losses and Additional Trust Fund Expenses, if any,
allocated to a Class of Principal Balance Certificates shall be allocated among the respective Certificates of such Class in proportion to the Percentage
Interests evidenced thereby. All Realized Losses and Additional Trust Fund
Expenses, if any, that have not been allocated to the Principal Balance
Certificates (exclusive of the Floating Rate Certificates) and/or the Group FL
REMIC II Regular Interests as of the Distribution Date on which the aggregate of the Class Principal Balances of such Principal Balance Certificates and the
Group FL REMIC II Regular Interests has been reduced to zero, shall be deemed allocated to the Class R Certificates.

            (b)   If the Class Principal Balance of any Class of Principal
Balance Certificates (exclusive of the Floating Rate Certificates) or any Group
FL REMIC II Regular Interest is reduced on any Distribution Date pursuant to
Section 4.04(a), then the REMIC I Principal Balance of the Corresponding REMIC I
Regular Interest with respect thereto shall be deemed to have first been reduced by the exact same amount. All such reductions in the REMIC I Principal Balances of the respective REMIC I Regular Interests shall be deemed to be an allocation of Realized Losses and Additional Trust Fund Expenses.

            On each Distribution Date, following the deemed distributions to be made in respect of the Loan REMIC Regular Interests pursuant to Section 4.01(m), the Loan REMIC Principal Balance of each Loan REMIC Regular Interest (after taking account of such deemed distributions) shall be reduced to the extent necessary (if at all) to equal the Stated Principal Balance of the related Early
Defeasance Trust Mortgage Loan or any successor REO Trust Mortgage Loan with respect thereto that will be outstanding immediately following such Distribution
Date.

            (c)   On each Distribution Date, the amount of any Mortgage Deferred
Interest added to the unpaid principal balance of any Trust Mortgage Loan during the related Collection Period will be allocated as Certificate Deferred Interest to the respective Classes of Principal Balance Certificates (exclusive of the
Floating Rate Certificates) and the respective Group FL REMIC II Regular
Interests as follows: first, sequentially, to the Class S, Class Q, Class P,
Class O, Class N, Class M, Class L, Class K, Class J, Class H, Class G, Class F,
Class E, Class D, Class C and Class B Certificates, in that order, in each case up to the amount of the Accrued Certificate Interest with respect to the subject
Class of Certificates for such Distribution Date; and then, to the Class A-J
Certificates and the Class A-JFL REMIC II Regular Interest, up to an amount equal to, and pro rata as between the Class A-J Certificates and the Class A-JFL
REMIC II Regular Interest in accordance with, the Accrued Certificate Interest in respect of each thereof for such Distribution Date; and then, to the Class
A-M Certificates and the Class A-MFL REMIC II Regular Interest, up to an amount equal to, and pro rata as between the Class A-M Certificates and the Class A-MFL
REMIC II Regular Interest in accordance with, the Accrued Certificate Interest in respect of each thereof for such Distribution Date; and then, to the Class
A-1 Certificates, Class A-2 Certificates, Class A-3 Certificates, Class A-3B
Certificates, Class A-SB Certificates, Class A-4 Certificates and Class A-1A
Certificates and the Class A-4FL REMIC II Regular Interest, up to an amount equal to, and pro rata as among such Classes of Certificates and such Group FL
REMIC II Regular Interest in accordance with, the Accrued Certificate Interest in respect of each such Class of Certificates and such Group FL REMIC II Regular
Interest for such Distribution Date. On each Distribution Date, the Class
Principal Balance of each Class of Principal Balance Certificates and each Group
FL REMIC II Regular Interest to which Mortgage Deferred Interest has been allocated shall be increased by the amount of Certificate Deferred Interest with respect to such Class of Certificates or such Group FL REMIC II Regular
Interest, as the case may be, for such Distribution Date. The amount

                                      -256-

of Mortgage Deferred Interest allocated to any Class of Principal Balance
Certificates or any Group FL REMIC II Regular Interest on any Distribution Date
shall be allocated as REMIC I Deferred Interest to, and will increase the REMIC
I Principal Balance of the Corresponding REMIC I Regular Interest with respect thereto. The amount of any Mortgage Deferred Interest in respect of any Early
Defeasance Trust Mortgage Loan shall be allocated as Loan REMIC Deferred
Interest to, and will increase the Loan REMIC Principal Balance of, the related
Loan REMIC Regular Interest. The allocations provided for in this Section
4.04(c) shall be made prior to any distributions or deemed distributions required to be made hereunder on the subject Distribution Date.

            (d)   Any Appraisal Reduction Amount shall be allocated, only for purposes of determining the amount of P&I Advances with respect to the related
Required Appraisal Trust Mortgage Loan (and, if applicable, the Outside Serviced
Trust Mortgage Loans) and as otherwise contemplated by the definition of "Voting
Rights", as follows: first, to the Class S, Class Q, Class P, Class O, Class N,
Class M, Class L, Class K, Class J, Class H, Class G, Class F, Class E, Class D,
Class C and Class B Certificates, in that order, up to the amount of their respective Class Principal Balances; and, then, pro rata (based on remaining
Class Principal Balances) to the Class A-J Certificates and the Class A-JFL
REMIC II Regular Interest, up to the amount of their respective Class Principal
Balances; and, then, pro rata (based on remaining Class Principal Balances) to the Class A-M Certificates and the Class A-MFL REMIC II Regular Interest, up to
the amount of their respective Class Principal Balances; and, then, pro rata
(based on remaining Class Principal Balances) to the Class A-1 Certificates, the
Class A-2 Certificates, the Class A-3 Certificates, the Class A-3B Certificates,
the Class A-SB Certificates, the Class A-4 Certificates and the Class A-1A
Certificates and the Class A-4FL REMIC II Regular Interest. The applicable
Master Servicer shall report to the Certificate Administrator on or before each
Determination Date all Appraisal Reduction Amounts, and the Certificate
Administrator shall report to the applicable Master Servicer no later than 10:00
a.m. on the related P&I Advance Date, the Pass-Through Rates necessary to calculate the reductions in P&I Advances required by Section 4.03.

            (e)   The Net Aggregate Prepayment Interest Shortfall for any
Distribution Date shall be allocated to each Class of Regular Certificates and each Group FL REMIC II Regular Interest in an amount equal to the product of (i)
the amount of such Net Aggregate Prepayment Interest Shortfall, multiplied by
(ii) a fraction, the numerator of which is the Accrued Certificate Interest with respect to such Class of Regular Certificates or such Group FL REMIC II Regular
Interest, as the case may be, for such Distribution Date (net, in the case of a
Class of Principal Balance Certificates or a Group FL REMIC II Regular Interest,
as the case may be, of any Certificate Deferred Interest with respect to such
Class of Principal Balance Certificates or such Group FL REMIC II Regular
Interest, as the case may be, for such Distribution Date), and the denominator of which is the aggregate Accrued Certificate Interest with respect to all the
Classes of Regular Certificates and all the Group FL REMIC II Regular Interests
for such Distribution Date (net of the aggregate Certificate Deferred Interest with respect to all the Classes of Principal Balance Certificates (other than the Floating Rate Certificates) and all the Group FL REMIC II Regular Interests
for such Distribution Date). Any portion of the Net Aggregate Prepayment
Interest Shortfall for any Distribution Date that is so allocated to a Group FL
REMIC II Regular Interest shall, in turn, be deemed allocated to the related
Floating Rate Class.

            The portion of the Net Aggregate Prepayment Interest Shortfall for
any Distribution Date that is allocable to any Class of Regular Certificates
(and, more particularly, in the case of the Class X Certificates, to a particular Class X Component thereof) shall be deemed to have first been allocated to such Class' (or, if applicable, to such Class X Component's)
Corresponding REMIC I Regular Interest.

                                      -257-

The portion of the Net Aggregate Prepayment Interest Shortfall for any
Distribution Date that is allocable to a Group FL REMIC II Regular Interest shall be deemed to have first been allocated to such Group FL REMIC II Regular
Interest's corresponding REMIC I Regular Interest.

            SECTION 4.05    Calculations.

            The Certificate Administrator shall, provided it receives the necessary information from the Master Servicers and the Special Servicer, be responsible for performing all calculations necessary in connection with the actual and deemed distributions and allocations to be made pursuant to Section
4.01, Section 5.02(d) and Article IX and the actual and deemed allocations of
Realized Losses, Additional Trust Fund Expenses and other items to be made pursuant to Section 4.04. The Certificate Administrator shall calculate the
Available Distribution Amount for each Distribution Date and shall allocate such amount among Certificateholders in accordance with this Agreement, and the
Certificate Administrator shall have no obligation to recompute, recalculate or verify any information provided to it by the Special Servicer or a Master
Servicer. The calculations by the Certificate Administrator of such amounts shall, in the absence of manifest error, be presumptively deemed to be correct for all purposes hereunder.

                                      -258-

                                    ARTICLE V

                                THE CERTIFICATES

            SECTION 5.01    The Certificates.

            (a)   The Certificates will be substantially in the respective forms attached hereto as Exhibits A-1, A-2, A-3, A-4, A-5 and A-6, respectively;
provided that any of the Certificates may be issued with appropriate insertions, omissions, substitutions and variations, and may have imprinted or otherwise reproduced thereon such legend or legends, not inconsistent with the provisions of this Agreement, as may be required to comply with any law or with rules or regulations pursuant thereto, or with the rules of any securities market in which the Certificates are admitted to trading, or to conform to general usage.
The Certificates will be issuable in registered form only; provided, however, that in accordance with Section 5.03, beneficial ownership interests in the
Regular Certificates and the Floating Rate Certificates shall initially be held and transferred through the book-entry facilities of the Depository. The Regular
Certificates and the Floating Rate Certificates will be issuable only in denominations corresponding to initial Certificate Principal Balances or initial
Certificate Notional Amounts, as the case may be, as of the Closing Date of not less than $10,000 in the case of the Registered Certificates, $1,000,000 in the case of the Class X Certificates, and $250,000 in the case of Non-Registered
Certificates (other than the Class R, Class X and Class Y Certificates), and in each such case in integral multiples of $1 in excess thereof. The Class Y and
Class R Certificates shall be issuable in minimum denominations representing
Percentage Interests in the subject Class of not less than 10%.

            (b)   The Certificates shall be executed by manual or facsimile
signature on behalf of the Certificate Administrator by the Certificate
Registrar hereunder by an authorized signatory. Certificates bearing the manual or facsimile signatures of individuals who were at any time the officers or authorized signatories of the Certificate Registrar shall be entitled to all benefits under this Agreement, subject to the following sentence, notwithstanding that such individuals or any of them have ceased to hold such offices prior to the authentication and delivery of such Certificates or did not hold such offices at the date of such Certificates. No Certificate shall be entitled to any benefit under this Agreement, or be valid for any purpose, however, unless there appears on such Certificate a certificate of authentication substantially in the form provided for herein executed by the
Authenticating Agent by manual signature, and such certificate of authentication upon any Certificate shall be conclusive evidence, and the only evidence, that such Certificate has been duly authenticated and delivered hereunder. All
Certificates shall be dated the date of their authentication.

            SECTION 5.02    Registration of Transfer and Exchange of
                            Certificates.

            (a)   At all times during the term of this Agreement, there shall be maintained at the office of the Certificate Registrar a Certificate Register in
which, subject to such reasonable regulations as the Certificate Registrar may prescribe, the Certificate Registrar (located as of the Closing Date at 135
South LaSalle Street, Suite 1625, Chicago, Illinois 60603, Attention: Global
Securities and Trust Services--Citigroup Commercial Mortgage Trust 2007-C6)
shall provide for the registration of Certificates and of transfers and exchanges of Certificates as herein provided. The Certificate Administrator is hereby initially appointed (and hereby agrees to act in accordance with the terms hereof) as Certificate Registrar for the purpose of registering
Certificates and transfers and exchanges of Certificates as herein provided. The
Certificate Registrar may appoint, by a written instrument delivered

                                      -259-

to the Depositor, the Certificate Administrator, the Trustee, the Special
Servicer and the Master Servicers, any other bank or trust company to act as
Certificate Registrar under such conditions as the predecessor Certificate
Registrar may prescribe; provided that the predecessor Certificate Registrar shall not be relieved of any of its duties or responsibilities hereunder by reason of such appointment. If the Certificate Administrator resigns or is removed in accordance with the terms hereof, the successor certificate administrator shall immediately succeed to its duties as Certificate Registrar.
The Depositor, the Certificate Administrator (if it is no longer the Certificate
Registrar), the Trustee, each Master Servicer and the Special Servicer shall have the right to inspect the Certificate Register or to obtain a copy thereof at all reasonable times, and to rely conclusively upon a certificate of the
Certificate Registrar as to the information set forth in the Certificate
Register. Upon written request of any Certificateholder made for purposes of communicating with other Certificateholders with respect to their rights under this Agreement, together with a written copy of the communication to be sent to those other Certificateholders, the Certificate Registrar shall promptly furnish such requesting Certificateholder with a list of the other Certificateholders of record identified in the Certificate Register at the time of the request.

            (b)   No transfer of any Non-Registered Certificate or any interest therein shall be made unless that transfer is made pursuant to an effective registration statement under the Securities Act, and effective registration or qualification under applicable state securities laws, or is made in a transaction that does not require such registration or qualification.

            If a Transfer of any Definitive Non-Registered Certificate is to be
made without registration under the Securities Act (other than in connection with the initial issuance thereof or the initial Transfer thereof by the
Depositor, the Initial Purchaser or their respective Affiliates or, as contemplated by Section 5.03, any Transfer of a Global Certificate to a
successor Depository), then the Certificate Registrar shall refuse to register such Transfer unless it receives (and, upon receipt, may conclusively rely upon)
either: (i) a certificate from the Certificateholder desiring to effect such
Transfer substantially in the form attached as Exhibit G-1 hereto, and a certificate from such Certificateholder's prospective Transferee substantially in the form attached as either Exhibit G-2 hereto or (except in the case of the
Class R Certificates) as Exhibit G-3 hereto; or (ii) an Opinion of Counsel reasonably satisfactory to the Certificate Registrar to the effect that the prospective Transferee is a Qualified Institutional Buyer or (except in the case of a Class R Certificate) an Institutional Accredited Investor and that such
Transfer may be made without registration under the Securities Act (which
Opinion of Counsel shall not be an expense of the Trust Fund or of the
Depositor, any Master Servicer, the Special Servicer, the Certificate
Administrator, the Trustee or the Certificate Registrar in their respective capacities as such), together with the written certification(s) as to the facts surrounding such Transfer from the Certificateholder desiring to effect such
Transfer and/or such Certificateholder's prospective Transferee on which such
Opinion of Counsel is based.

            No beneficial interest in the Rule 144A Global Certificate for any
Class of Book-Entry Non-Registered Certificates may be held by any Person that is not a Qualified Institutional Buyer. If a Transfer of any interest in the
Rule 144A Global Certificate for any Class of Book-Entry Non-Registered
Certificates is to be made without registration under the Securities Act (other than in connection with the initial issuance of the Book-Entry Non-Registered
Certificate or a Transfer of any interest therein by the Depositor, the Initial
Purchaser or any of their respective Affiliates), then the Certificate Owner desiring to effect such Transfer shall be required to obtain either (i) a certificate from such Certificate Owner's prospective Transferee substantially in the form attached hereto as Exhibit G-

                                      -260-

4, or (ii) an Opinion of Counsel to the effect that the prospective Transferee is a Qualified Institutional Buyer and such Transfer may be made without registration under the Securities Act. If any Transferee of an interest in the
Rule 144A Global Certificate for any Class of Book-Entry Non-Registered
Certificates does not, in connection with the subject Transfer, deliver to the
Transferor the Opinion of Counsel or the certification described in the preceding sentence, then such Transferee shall be deemed to have represented and warranted that all the certifications set forth in Exhibit G-4 hereto are, with respect to the subject Transfer, true and correct.

            Notwithstanding the preceding paragraph, any interest in the Rule
144A Global Certificate for a Class of Book-Entry Non-Registered Certificates
may be transferred to any Non-United States Securities Person who takes delivery in the form of a beneficial interest in the Regulation S Global Certificate for such Class of Certificates, provided that the Certificate Owner desiring to effect such Transfer (i) complies with the requirements for Transfers of interests in such Regulation S Global Certificate set forth in the following paragraph and (ii) delivers or causes to be delivered to the Certificate
Registrar and the Certificate Administrator (A) a certificate from such
Certificate Owner confirming its ownership of the beneficial interests in the subject Class of Book-Entry Non-Registered Certificates to be transferred, (B) a copy of the certificate to be obtained by such Certificate Owner from its prospective Transferee in accordance with the second sentence of the following paragraph and (C) such written orders and instructions as are required under the applicable procedures of the Depository, Clearstream and Euroclear to direct the
Certificate Administrator, as transfer agent for the Depository, to approve the debit of the account of a Depository Participant by a denomination of interests in such Rule 144A Global Certificate, and approve the credit of the account of a
Depository Participant by a denomination of interests in such Regulation S
Global Certificate, that is equal to the denomination of beneficial interests in the subject Class of Book-Entry Non-Registered Certificates to be transferred.
Upon delivery to the Certificate Registrar and the Certificate Administrator of
such certifications and such orders and instructions, the Certificate
Administrator, subject to and in accordance with the applicable procedures of the Depository, shall reduce the denomination of the Rule 144A Global
Certificate in respect of the subject Class of Book-Entry Non-Registered
Certificates, and increase the denomination of the Regulation S Global
Certificate for such Class of Certificates, by the denomination of the beneficial interest in such Class of Certificates specified in such orders and instructions.

            No beneficial interest in the Regulation S Global Certificate for any Class of Book-Entry Non-Registered Certificates may be held by any Person that is a United States Securities Person. Any Certificate Owner desiring to effect any Transfer of a beneficial interest in the Regulation S Global
Certificate for any Class of Book-Entry Non-Registered Certificates shall be required to obtain from such Certificate Owner's prospective Transferee a certificate substantially in the form set forth in Exhibit G-5 hereto to the effect that such Transferee is not a United States Securities Person. If any
Transferee of an interest in the Regulation S Global Certificate for any class of Book-Entry Non-Registered Certificates does not, in connection with the subject Transfer, deliver to the Transferor the certification described in the preceding sentence, then such Transferee shall be deemed to have represented and warranted that all the certifications set forth in Exhibit G-5 hereto are, with respect to the subject Transfer, true and correct.

            Notwithstanding the preceding paragraph, any interest in the
Regulation S Global Certificate for a Class of Book-Entry Non-Registered
Certificates may be transferred to any Qualified Institutional Buyer that takes delivery in the form of a beneficial interest in the Rule 144A Global

                                      -261-

Certificates for such Class of Certificates, provided that the Certificate Owner desiring to effect such transfer (i) complies with the requirements for
Transfers of interests in such Rule 144A Global Certificates set forth in the third paragraph of this Section 5.02(b) and (ii) delivers or causes to be delivered to the Certificate Registrar and the Certificate Administrator (A) a
certificate from such Certificate Owner confirming its ownership of the beneficial interests in the subject Class of Book-Entry Non-Registered
Certificates to be transferred, (B) a copy of the certificate or Opinion of
Counsel to be obtained by such Certificate Owner from its prospective Transferee in accordance with the second sentence of the third paragraph of this Section
5.02(b) and (C) such written orders and instructions as are required under the applicable procedures of the Depository, Clearstream and Euroclear to direct the
Certificate Administrator to debit the account of a Depository Participant by a denomination of interests in such Regulation S Global Certificate, and credit the account of a Depository Participant by a denomination of interests in such
Rule 144A Global Certificate, that is equal to the denomination of beneficial interests in the subject Class of Book-Entry Non-Registered Certificates to be
transferred. Upon delivery to the Certificate Registrar and the Certificate
Administrator of such certification(s) and/or Opinion of Counsel and such orders and instructions, the Certificate Administrator, subject to and in accordance with the applicable procedures of the Depository, shall reduce the denomination of the Regulation S Global Certificate in respect of the subject Class of
Book-Entry Non-Registered Certificates, and increase the denomination of the
Rule 144A Global Certificate for such Class of Certificates, by the denomination of the beneficial interest in such Class of Certificates specified in such orders and instructions.

            Also notwithstanding the foregoing, any interest in a Global
Certificate with respect to any Class of Book-Entry Non-Registered Certificates
may be transferred by any Certificate Owner holding such interest to any
Institutional Accredited Investor (other than a Qualified Institutional Buyer)
that takes delivery in the form of a Definitive Certificate of the same Class as such Global Certificate upon delivery to the Certificate Registrar and the
Certificate Administrator of (i) such certifications and/or opinions as are contemplated by the second paragraph of this Section 5.02(b) and (ii) such written orders and instructions as are required under the applicable procedures of the Depository to direct the Certificate Administrator to debit the account of a Depository Participant by the denomination of the transferred interests in such Global Certificate. Upon delivery to the Certificate Registrar and the
Certificate Administrator of the certifications and/or opinions contemplated by the second paragraph of this Section 5.02(b), the Certificate Administrator, subject to and in accordance with the applicable procedures of the Depository, shall reduce the denomination of the subject Global Certificate by the denomination of the transferred interests in such Global Certificate, and shall cause a Definitive Certificate of the same Class as such Global Certificate, and in a denomination equal to the reduction in the denomination of such Global
Certificate, to be executed, authenticated and delivered in accordance with this
Agreement to the applicable Transferee.

            None of the Depositor, the Certificate Administrator, the Trustee or
the Certificate Registrar is obligated to register or qualify any Class of
Non-Registered Certificates under the Securities Act or any other securities law or to take any action not otherwise required under this Agreement to permit the
Transfer of any Non-Registered Certificate or interest therein without registration or qualification. Any Holder or Certificate Owner of a
Non-Registered Certificate desiring to effect such a Transfer shall, and upon acquisition of such a Certificate or interest therein shall be deemed to have agreed to, indemnify the Certificate Administrator, the Certificate Registrar,
the Trustee, the Depositor and their respective Affiliates against any liability that may result if the Transfer is not so exempt from

                                      -262-

the registration and/or qualification requirements of the Securities Act and any applicable state securities laws or is not made in accordance with such federal and state laws.

            (c)   No Transfer of a Certificate or any interest therein shall be made (i) to any employee benefit plan or other retirement arrangement, including individual retirement accounts and annuities, Keogh plans and collective investment funds and separate accounts in which such plans, accounts or arrangements are invested, including insurance company general accounts, that is subject to ERISA or the Code (each, a "Plan"), or (ii) to any Person who is directly or indirectly purchasing such Certificate or interest therein on behalf of, as named fiduciary of, as trustee of, or with assets of a Plan, if the purchase and holding of such Certificate or interest therein by the prospective
Transferee would result in a violation of Section 406 or 407 of ERISA or Section
4975 of the Code or would result in the imposition of an excise tax under
Section 4975 of the Code. Except in connection with the initial issuance of the
Non-Registered Certificates or the initial Transfer of a Non-Registered
Certificate or any interest therein by the Depositor or any of its Affiliates or, as contemplated by Section 5.03, any Transfer of a Global Certificate to a
successor Depository, the Certificate Registrar shall refuse to register the
Transfer of a Definitive Non-Registered Certificate unless it has received from the prospective Transferee, and any Certificate Owner transferring an interest in a Global Certificate for any Class of Book-Entry Non-Registered Certificates
shall be required to obtain from its prospective Transferee, one of the following: (i) a certification to the effect that such prospective Transferee is not a Plan and is not directly or indirectly purchasing such Certificate or interest therein on behalf of, as named fiduciary of, as trustee of, or with assets of a Plan; or (ii) alternatively, except in the case of a Class Y or
Class R Certificate, a certification to the effect that the purchase and holding of such Certificate or interest therein by such prospective Transferee is exempt from the prohibited transaction provisions of Sections 406(a) and (b) and 407 of
ERISA and the excise taxes imposed on such prohibited transactions by Sections
4975(a) and (b) of the Code, by reason of Sections I and III of Department of
Labor Prohibited Transaction Class Exemption 95-60; or (iii) alternatively, but only in the case of a Non-Registered Certificate that is an Investment Grade
Certificate (other than, if applicable, a Class Y or Class R Certificate) that is being acquired by or on behalf of a Plan in reliance on the Exemption, a certification to the effect that such Plan (X) is an accredited investor as defined in Rule 501(a)(1) of Regulation D of the Securities Act, (Y) is not
sponsored (within the meaning of Section 3(16)(B) of ERISA) by the Trustee, the
Certificate Administrator, the Depositor, any Mortgage Loan Seller, the Swap
Counterparty, any Master Servicer, the Special Servicer, any Sub-Servicer, any
Person responsible for servicing the Outside Serviced Trust Mortgage Loans or any related REO Property, any Exemption-Favored Party or any Mortgagor with respect to Trust Mortgage Loans constituting more than 5% of the aggregate unamortized principal balance of all the Trust Mortgage Loans determined as of the Closing Date, or by any Affiliate of such Person, and (Z) agrees that it will obtain from each of its Transferees that are Plans a written representation that such Transferee satisfies the requirements of the immediately preceding clauses (iii)(X) and (iii)(Y), together with a written agreement that such
Transferee will obtain from each of its Transferees that are Plans a similar written representation regarding satisfaction of the requirements of the immediately preceding clauses (iii)(X) and (iii)(Y), and (if the subject
Certificate is a Floating Rate Certificate and the related Swap Agreement is still in effect) a second certification to the effect that such Transferee's acquisition and holding of such Floating Rate Certificate or an interest therein are eligible for the exemptive relief available under at least one of Prohibited
Transaction Exemption 84-14, 90-1, 91-38, 95-60 or 96-23; or (iv) alternatively, a certification of facts and an Opinion of Counsel which otherwise establish to the reasonable satisfaction of the Certificate Administrator or such Certificate
Owner, as the case may be, that such Transfer will not result in a violation of
Section 406 or 407 of ERISA or Section

                                      -263-

4975 of the Code or result in the imposition of an excise tax under Section 4975 of the Code. It is hereby acknowledged that the forms of certification attached hereto as Exhibit H-1 (in the case of Definitive Non-Registered Certificates)
and Exhibit H-2 (in the case of ownership interests in Book-Entry Non-Registered
Certificates) are acceptable for purposes of the preceding sentence. If any
Transferee of a Certificate (including a Registered Certificate) or any interest therein does not, in connection with the subject Transfer, deliver to the
Certificate Registrar (in the case of a Definitive Certificate) or the
Transferor (in the case of ownership interests in a Book-Entry Certificate) a certification and/or Opinion of Counsel as required by the second preceding sentence, then such Transferee shall be deemed to have represented and warranted that either: (i) such Transferee is not a Plan and is not directly or indirectly purchasing such Certificate or interest therein on behalf of, as named fiduciary of, as trustee of, or with assets of a Plan; or (ii) the purchase and holding of such Certificate or interest therein by such Transferee is exempt from the prohibited transaction provisions of Sections 406(a) and (b) and 407 of ERISA and the excise taxes imposed on such prohibited transactions by Sections 4975(a)
and (b) of the Code. Each beneficial owner of a Floating Rate Certificate, or any interest therein, is hereby deemed to have represented by virtue of its acquisition of such Certificate, that either (i) it is not a Plan or person using Plan assets or (ii) both (a) it is an "accredited investor" as defined in
Rule 501(a)(1) under the Securities Act, and the Exemption and (b) its acquisition and holding of that Certificate or interest therein are eligible for the exemptive relief available under at least one of Prohibited Transaction
Exemption 84-14, 90-1, 91-38, 96-23 or 95-60.

            (d)   (i)  Each Person who has or who acquires any Ownership
Interest in a Class R Certificate shall be deemed by the acceptance or acquisition of such Ownership Interest to have agreed to be bound by the following provisions and to have irrevocably authorized the Certificate
Administrator under clause (ii)(A) below to deliver payments to a Person other than such Person and to have irrevocably authorized the Certificate
Administrator under clause (ii)(B) below to negotiate the terms of any mandatory disposition and to execute all instruments of Transfer and to do all other things necessary in connection with any such sale. The rights of each Person acquiring any Ownership Interest in a Class R Certificate are expressly subject to the following provisions:

                       (A)   Each Person holding or acquiring any Ownership
                             Interest in a Class R Certificate shall be a
                             Permitted Transferee and shall promptly notify the
                             Certificate Administrator, the Trustee and the
                             Certificate Registrar of any change or impending
                             change in its status as a Permitted Transferee.

                       (B)   In connection with any proposed Transfer of any
                             Ownership Interest in a Class R Certificate, the
                             Certificate Registrar shall require delivery to it,
                             and shall not register the Transfer of any Class R
                             Certificate until its receipt, of an affidavit and
                             agreement substantially in the form attached hereto
                             as Exhibit I-1 (a "Transfer Affidavit and
                             Agreement"), from the proposed Transferee, in form
                             and substance satisfactory to the Certificate
                             Registrar, and upon which the Certificate Registrar
                             may, in the absence of actual knowledge by a
                             Responsible Officer of either the Certificate
                             Administrator or the Certificate Registrar to the
                             contrary, conclusively rely, representing and
                             warranting, among other things, that such
                             Transferee is a Permitted Transferee, that it is
                             not

                                      -264-

                             acquiring its Ownership Interest in the Class R
                             Certificate that is the subject of the proposed
                             Transfer as a nominee, Certificate Administrator or
                             agent for any Person that is not a Permitted
                             Transferee, that for so long as it retains its
                             Ownership Interest in a Class R Certificate, it
                             will endeavor to remain a Permitted Transferee,
                             that it has historically paid its debts as they
                             have come due, intends to pay its debts as they
                             come due in the future and intends to pay all taxes
                             associated with the Class R Certificate as they
                             come due, and that it has reviewed the provisions
                             of this Section 5.02(d) and agrees to be bound by
                             them.

                       (C)   Notwithstanding the delivery of a Transfer
                             Affidavit and Agreement by a proposed Transferee
                             under clause (i)(B) above, if a Responsible Officer
                             of the Certificate Registrar has actual knowledge
                             that the proposed Transferee is not a Permitted
                             Transferee, the Certificate Registrar shall not
                             register the Transfer of an Ownership Interest in
                             the subject Class R Certificate to such proposed
                             Transferee. In addition, if a Responsible Officer
                             of the Certificate Registrar has actual knowledge
                             that the proposed Transferee is an entity
                             classified as a partnership under the Code, the
                             Certificate Registrar shall not register the
                             transfer of the subject Class R Certificate unless
                             at the time of transfer, the Certificate Registrar
                             has actual knowledge that all of the proposed
                             Transferee's beneficial owners are United States
                             Tax Persons.

                       (D)   Each Person holding or acquiring any Ownership
                             Interest in a Class R Certificate shall agree (1)
                             to require a Transfer Affidavit and Agreement from
                             any prospective Transferee to whom such Person
                             attempts to Transfer its Ownership Interest in such
                             Class R Certificate and (2) not to Transfer its
                             Ownership Interest in such Class R Certificate
                             unless it provides to the Certificate Registrar a
                             certificate substantially in the form attached
                             hereto as Exhibit I-2 stating that, among other
                             things, it has no actual knowledge that such
                             prospective Transferee is not a Permitted
                             Transferee.

                       (E)   Each Person holding or acquiring an Ownership
                             Interest in a Class R Certificate, by purchasing an
                             Ownership Interest in such Certificate, agrees to
                             give the Certificate Administrator and the Trustee
                             written notice that it is a "pass-through interest
                             holder" within the meaning of temporary Treasury
                             regulations section 1.67-3T(a)(2)(i)(A) immediately
                             upon acquiring an Ownership Interest in a Class R
                             Certificate, if it is, or is holding an Ownership
                             Interest in a Class R Certificate on behalf of, a
                             "pass-through interest holder."

                  (ii) (A)  If any purported Transferee shall become a Holder of a Class R Certificate in violation of the provisions of this Section
      5.02(d), then the last preceding Holder of

                                      -265-

      such Class R Certificate that was in compliance with the provisions of this Section 5.02(d) shall be restored, to the extent permitted by law, to all rights as Holder thereof retroactive to the date of registration of such Transfer of such Class R Certificate. None of the Trustee, the
      Certificate Administrator or the Certificate Registrar shall be under any liability to any Person for any registration of Transfer of a Class R
      Certificate that is in fact not permitted by this Section 5.02(d) or for making any payments due on such Certificate to the Holder thereof or for taking any other action with respect to such Holder under the provisions of this Agreement.

                       (B)   If any purported Transferee shall become a Holder
                             of a Class R Certificate in violation of the
                             restrictions in this Section 5.02(d), then, to the
                             extent that the retroactive restoration of the
                             rights of the preceding Holder of such Class R
                             Certificate as described in clause (ii)(A) above
                             shall be invalid, illegal or unenforceable, the
                             Certificate Administrator shall have the right,
                             without notice to the Holder or any prior Holder of
                             such Class R Certificate, to cause the transfer of
                             such Class R Certificate to a Permitted Transferee
                             on such terms as the Certificate Administrator may
                             choose. Such purported Transferee shall promptly
                             endorse and deliver such Class R Certificate in
                             accordance with the instructions of the Certificate
                             Administrator. Such Permitted Transferee may be the
                             Certificate Administrator itself or any Affiliate
                             of the Certificate Administrator. Any proceeds of
                             such sale, net of the commissions (which may
                             include commissions payable to the Certificate
                             Registrar or its Affiliates), expenses and taxes
                             due, if any, will be remitted by the Certificate
                             Administrator to such purported Transferee. The
                             terms and conditions of any sale under this clause
                             (ii)(B) shall be determined in the sole discretion
                             of the Certificate Administrator, and the
                             Certificate Administrator shall not be liable to
                             any Person having an Ownership Interest in a Class
                             R Certificate as a result of its exercise of such
                             discretion.

                  (iii) The Certificate Administrator shall make available to the Internal Revenue Service and to those Persons specified by the REMIC
      Provisions any information available to it which is necessary to compute any tax imposed as a result of the Transfer of an Ownership Interest in a
      Class R Certificate to any Person who is a Disqualified Organization or
      agent thereof, including the information described in Treasury regulations sections 1.860D-1(b)(5) and 1.860E-2(a)(5) with respect to the "excess inclusions" of such Class R Certificate, and the Trustee, the Master
      Servicers and the Special Servicer shall furnish to the Certificate
      Administrator all information in its possession necessary for the
      Certificate Administrator to discharge such obligation. The Transferor of such Ownership Interest shall be responsible for the reasonable compensation of the Certificate Administrator, the Trustee, the Master
      Servicers and the Special Servicer for providing such information.

                  (iv)  The provisions of this Section 5.02(d) set forth prior to this clause (iv) may be modified, added to or eliminated; provided that there shall have been delivered to the Trustee and the Certificate
      Administrator the following:

                                      -266-

                       (A)   written confirmation from each Rating Agency to the
                             effect that the modification of, addition to or
                             elimination of such provisions will not cause an
                             Adverse Rating Event with respect to any Class of
                             Certificates; and

                       (B)   an Opinion of Counsel, in form and substance
                             satisfactory to the Trustee and the Certificate
                             Administrator, obtained at the expense of the party
                             seeking such modification of, addition to or
                             elimination of such provisions (but in no event at
                             the expense of the Trust Fund), to the effect that
                             doing so will not cause any REMIC Pool to (1) cease
                             to qualify as a REMIC or (2) be subject to an
                             entity-level tax caused by the Transfer of any
                             Class R Certificate to a Person which is not a
                             Permitted Transferee, or cause a Person other than
                             the prospective Transferee to be subject to a
                             REMIC-related tax caused by the Transfer of a Class
                             R Certificate to a Person that is not a Permitted
                             Transferee.

            (e)   Subject to the preceding provisions of this Section 5.02, upon surrender for registration of transfer of any Certificate at the offices of the
Certificate Registrar maintained for such purpose, the Certificate Registrar shall execute and the Authenticating Agent shall authenticate and deliver, in the name of the designated Transferee or Transferees, one or more new
Certificates of the same Class evidencing a like aggregate Percentage Interest in such Class.

            (f)   At the option of any Holder, its Certificates may be exchanged for other Certificates of authorized denominations of the same Class evidencing a like aggregate Percentage Interest in such Class, upon surrender of the
Certificates to be exchanged at the offices of the Certificate Registrar maintained for such purpose. Whenever any Certificates are so surrendered for exchange, the Certificate Registrar shall execute and the Authenticating Agent shall authenticate and deliver the Certificates which the Certificateholder making the exchange is entitled to receive.

            (g)   Every Certificate presented or surrendered for transfer or exchange shall (if so required by the Certificate Registrar) be duly endorsed by, or be accompanied by a written instrument of transfer in the form satisfactory to the Certificate Registrar duly executed by, the Holder thereof or his attorney duly authorized in writing.

            (h)   No service charge shall be imposed for any transfer or
exchange of Certificates, but the Certificate Registrar may require payment of a sum sufficient to cover any tax or other governmental charge that may be imposed in connection with any transfer or exchange of Certificates.

            (i)   All Certificates surrendered for transfer and exchange shall be physically canceled by the Certificate Registrar, and the Certificate
Registrar shall dispose of such canceled Certificates in accordance with its standard procedures.

            (j)   Upon request, the Certificate Registrar shall provide to the
Certificate Administrator, the Master Servicer, the Special Servicer and the
Depositor notice of each transfer of a Certificate and shall provide to each such Person with an updated copy of the Certificate Register.

                                      -267-

            (k)   Each Person who has or who acquires any Ownership Interest in a Certificate shall be deemed by the acceptance or acquisition of such Ownership
Interest to have agreed to be bound by the provisions of the intercreditor, co-lender and similar agreements, including the Co-Lender Agreements, affecting such Certificate.

            SECTION 5.03    Book-Entry Certificates.

            (a)   Each Class of Regular Certificates and each Class of Floating
Rate Certificates shall initially be issued as one or more Certificates registered in the name of the Depository or its nominee and, except as provided in Section 5.02(b) and in Section 5.03(c) below, transfer of such Certificates may not be registered by the Certificate Registrar unless such transfer is to a successor Depository that agrees to hold such Certificates for the respective
Certificate Owners with Ownership Interests therein. Such Certificate Owners shall hold and transfer their respective Ownership Interests in and to such
Certificates through the book-entry facilities of the Depository and, except as provided in Section 5.02(b) and in Section 5.03(c) below, shall not be entitled to definitive, fully registered Certificates ("Definitive Certificates") in respect of such Ownership Interests. The Class A-4FL, Class A-MFL, Class A-JFL,
Class G, Class H, Class J, Class K, Class L, Class M, Class N, Class O, Class P,
Class Q and Class S Certificates initially sold to Qualified Institutional
Buyers in reliance on Rule 144A or in reliance on another exemption from the registration requirements of the Securities Act shall, in the case of each such
Class, be represented by the Rule 144A Global Certificate for such Class, which shall be deposited with the Certificate Administrator as custodian for the
Depository and registered in the name of Cede & Co. as nominee of the
Depository. The Class A-4FL, Class A-MFL, Class A-JFL,Class G, Class H, Class J,
Class K, Class L, Class M, Class N, Class O, Class P, Class Q and Class S
Certificates initially sold in offshore transactions in reliance on Regulation S shall, in the case of each such Class, be represented by the Regulation S Global
Certificate for such Class, which shall be deposited with the Certificate
Administrator as custodian for the Depository and registered in the name of Cede
& Co. as nominee of the Depository. All transfers by Certificate Owners of their respective Ownership Interests in the Book-Entry Certificates shall be made in accordance with the procedures established by the Depository Participant or brokerage firm representing each such Certificate Owner. Each Depository
Participant shall only transfer the Ownership Interests in the Book-Entry
Certificates of Certificate Owners it represents or of brokerage firms for which it acts as agent in accordance with the Depository's normal procedures. Each
Certificate Owner is deemed, by virtue of its acquisition of an Ownership
Interest in the applicable Class of Book-Entry Certificates, to agree to comply with the transfer requirements provided for in Section 5.02.

            (b)   The Trustee, the Certificate Administrator, the Master
Servicers, the Special Servicer, the Depositor and the Certificate Registrar may
for all purposes, including the making of payments due on the Book-Entry
Certificates, deal with the Depository as the authorized representative of the
Certificate Owners with respect to such Certificates for the purposes of exercising the rights of Certificateholders hereunder. The rights of Certificate
Owners with respect to the Book-Entry Certificates shall be limited to those established by law and agreements between such Certificate Owners and the
Depository Participants and brokerage firms representing such Certificate
Owners. Multiple requests and directions from, and votes of, the Depository as
Holder of the Book-Entry Certificates with respect to any particular matter shall not be deemed inconsistent if they are made with respect to different
Certificate Owners. The Certificate Administrator may establish a reasonable record date in connection with solicitations of consents from or voting by
Certificateholders and shall give notice to the Depository of such record date.

                                      -268-

            (c)   If (i)(A) the Depositor advises the Certificate Administrator and the Certificate Registrar in writing that the Depository is no longer willing or able to properly discharge its responsibilities with respect to a
Class of the Book-Entry Certificates, and (B) the Depositor is unable to locate a qualified successor, or (ii) the Depositor advises the Depository of its intent to terminate the book-entry system through the Depository with respect to a Class of Book-Entry Certificates and (in the event applicable law and/or the
Depository's procedures require that the Depository Participants holding
Ownership Interests in such Class of Book-Entry Certificates submit a withdrawal request to the Depository in order to so terminate the book-entry system) the
Depositor additionally notifies those Depository Participants and those
Depository Participants submit a withdrawal request with respect to such termination, then the Certificate Registrar shall notify all affected
Certificate Owners, through the Depository, of the occurrence of any such event and of the availability of Definitive Certificates to such Certificate Owners requesting the same.

            Upon surrender to the Certificate Registrar of the Book-Entry
Certificates of any Class thereof by the Depository, accompanied by registration instructions from the Depository for registration of transfer, the Certificate
Registrar shall execute, and the Authenticating Agent shall authenticate and deliver, the Definitive Certificates in respect of such Class to the Certificate
Owners identified in such instructions. None of the Depositor, the Master
Servicers, the Special Servicer, the Certificate Administrator, the Trustee or
the Certificate Registrar shall be liable for any delay in delivery of such instructions, and each of them may conclusively rely on, and shall be protected in relying on, such instructions. Upon the issuance of Definitive Certificates for purposes of evidencing ownership of any Class of Registered Certificates, the registered holders of such Definitive Certificates shall be recognized as
Certificateholders hereunder and, accordingly, shall be entitled directly to receive payments on, to exercise Voting Rights with respect to, and to transfer and exchange such Definitive Certificates.

            (d)   Notwithstanding any other provisions contained herein, none of the Certificate Administrator, the Trustee or the Certificate Registrar shall have any responsibility whatsoever to monitor or restrict the transfer of ownership interests in any Certificate (including but not limited to any
Non-Registered Certificate) which interests are transferable through the book-entry facilities of the Depository.

            SECTION 5.04    Mutilated, Destroyed, Lost or Stolen Certificates.

            If (i) any mutilated Certificate is surrendered to the Certificate
Registrar, or the Certificate Registrar receives evidence to its satisfaction of the destruction, loss or theft of any Certificate, and (ii) there is delivered to the Certificate Administrator and the Certificate Registrar such security or indemnity as may be reasonably required by them to save each of them harmless, then, in the absence of actual notice to the Certificate Administrator and the
Certificate Registrar that such Certificate has been acquired by a bona fide purchaser, the Certificate Registrar shall execute and the Authenticating Agent shall authenticate and deliver, in exchange for or in lieu of any such mutilated, destroyed, lost or stolen Certificate, a new Certificate of the same
Class and like Percentage Interest. Upon the issuance of any new Certificate under this section, the Certificate Administrator and the Certificate Registrar
may require the payment of a sum sufficient to cover any tax or other governmental charge that may be imposed in relation thereto and any other expenses (including the fees and expenses of the Certificate Administrator and the Certificate Registrar) connected therewith. Any replacement Certificate issued pursuant to this section shall constitute complete and indefeasible evidence of

                                      -269-

ownership in the applicable REMIC created hereunder, as if originally issued, whether or not the lost, stolen or destroyed Certificate shall be found at any time.

            SECTION 5.05    Persons Deemed Owners.

            Prior to due presentment for registration of transfer, the
Depositor, the Master Servicers, the Special Servicer, the Certificate
Administrator, the Trustee, the Certificate Registrar and any agent of any of them may treat the Person in whose name any Certificate is registered as of the related Record Date as the owner of such Certificate for the purpose of receiving distributions pursuant to Section 4.01 and may treat the person whose name each Certificate is registered as of the date of determination as the owner of such Certificate for all other purposes whatsoever and none of the Depositor, the Master Servicers, the Special Servicer, the Certificate Administrator, the
Trustee, the Certificate Registrar or any agent of any of them shall be affected by notice to the contrary.

                                      -270-

                                   ARTICLE VI

        THE DEPOSITOR, THE MASTER SERVICERS, THE SPECIAL SERVICER AND THE
                        CONTROLLING CLASS REPRESENTATIVE

            SECTION 6.01    Liability of Depositor, Master Servicers and Special
                            Servicer.

            The Depositor, the Master Servicers and the Special Servicer shall be liable in accordance herewith only to the extent of the respective obligations specifically imposed upon and undertaken by the Depositor, the
Master Servicers and the Special Servicer herein.

            SECTION 6.02    Merger, Consolidation or Conversion of Depositor or
                            Master Servicer or Special Servicer.

            Subject to the following paragraph, the Depositor, the Master
Servicers and the Special Servicer shall each keep in full effect its existence, rights and franchises as a corporation, national banking association or other legal entity, under the laws of the jurisdiction of its incorporation or organization, and each will obtain and preserve its qualification to do business as a foreign corporation, national banking association or other foreign legal entity, in each jurisdiction in which such qualification is or shall be necessary to protect the validity and enforceability of this Agreement, the
Certificates or any of the Serviced Mortgage Loans and to perform its respective duties under this Agreement, and each Master Servicer shall keep in full effect its existence and rights as a national banking association under the laws of the
United States.

            The Depositor, a Master Servicer or the Special Servicer may be
merged or consolidated with or into any Person (other than the Trustee), or transfer all or substantially all of its assets (which, in the case of a Master
Servicer or the Special Servicer, may be limited to all or substantially all of its assets related to commercial mortgage loan servicing) to any Person, in which case any Person resulting from any merger or consolidation to which the
Depositor, a Master Servicer or the Special Servicer shall be a party, or any
Person succeeding to the business (which, in the case of a Master Servicer or the Special Servicer, may be limited to the commercial mortgage loan servicing business) of the Depositor, such Master Servicer or the Special Servicer, shall be the successor of the Depositor, such Master Servicer or the Special Servicer, as the case may be, hereunder, without the execution or filing of any paper or any further act on the part of any of the parties hereto, anything herein to the contrary notwithstanding; provided, however, that no successor or surviving
Person shall succeed to the rights of such Master Servicer or the Special
Servicer unless (i) as evidenced in writing by the Rating Agencies and any applicable Other Rating Agencies, such succession will not result in an Adverse
Rating Event with respect to any Class of Certificates or, if a Specially
Designated Non-Trust Mortgage Loan is affected, any class of related Specially
Designated Non-Trust Mortgage Loan Securities and (ii) such successor or surviving Person makes the applicable representations and warranties set forth in Section 3.23.

            SECTION 6.03    Limitation on Liability of Depositor, Master
                            Servicer and Special Servicer.

            None of the Depositor, a Master Servicer or the Special Servicer, or
any director, officer, employee or agent of any of them, shall be under any liability to the Trust Fund, the Trustee, the

                                      -271-

Certificateholders or, with respect to any Serviced Loan Combination, the related Serviced Non-Trust Mortgage Loan Noteholder(s) for any action taken, or not taken, in good faith pursuant to this Agreement (including any action taken, or not taken, in good faith pursuant to any Co-Lender Agreement as required pursuant to the terms of this Agreement), or for errors in judgment; provided, however, that this provision shall not protect the Depositor, a Master Servicer or the Special Servicer against any liability to the Trust Fund, the Trustee, the Certificateholders or, with respect to any Serviced Loan Combination, the related Serviced Non-Trust Mortgage Loan Noteholder(s) for the breach of a representation or warranty made herein by such party, or against any expense or liability specifically required to be borne by such party without right of reimbursement pursuant to the terms hereof, or against any liability which would otherwise be imposed by reason of misfeasance, bad faith or negligence in the performance of, or negligent disregard of, obligations or duties hereunder. The
Depositor, each Master Servicer, the Special Servicer and any director, officer, employee or agent of the Depositor, a Master Servicer or the Special Servicer
may rely in good faith on any document of any kind which, prima facie, is properly executed and submitted by any Person respecting any matters arising hereunder. The Depositor, each Master Servicer, the Special Servicer and any director, member, manager, officer, employee or agent of the Depositor, a Master
Servicer or the Special Servicer shall be indemnified and held harmless by the
Trust Fund against any loss, liability or reasonable expense incurred in connection with this Agreement or the Certificates (including, without limitation, the distribution or posting of reports or other information as contemplated by this Agreement), other than Advances (the reimbursement of which is otherwise provided for hereunder) and other than any loss, liability or expense: (i) specifically required to be borne by such party without right of reimbursement pursuant to the terms hereof; (ii) that constitutes (A) amounts payable as compensation to any Sub-Servicer retained by a Master Servicer or the
Special Servicer or (B) expenses described in the last sentence of the definition of Servicing Advances; (iii) incurred in connection with any breach of a representation or warranty made by such Person herein; or (iv) incurred by reason of such Person's willful misfeasance, bad faith or negligence in the performance of, or negligent disregard of, obligations or duties hereunder;
provided, however, that if and to the extent that any Serviced Loan Combination and/or a related Serviced Non-Trust Mortgage Loan Noteholder is involved, such expenses, costs and liabilities shall be payable out of the related SLC
Custodial Account pursuant to Section 3.05(e) and, if not solely attributable to a Serviced Non-Trust Mortgage Loan (or any successor REO Serviced Non-Trust
Mortgage Loan with respect thereto), shall also be payable out of the applicable
Collection Account as and to the extent permitted by Section 3.05(a); and
provided, further, that in making a determination as to whether any such indemnity is solely attributable to a Serviced Non-Trust Mortgage Loan (or any successor REO Mortgage Loan with respect thereto), the fact that any legal action was instituted by such Serviced Non-Trust Mortgage Loan Noteholder shall not create a presumption that such indemnity is solely attributable thereto.
None of the Depositor, any Master Servicer or the Special Servicer shall be under any obligation to appear in, prosecute or defend any legal action unless such action is related to its respective duties under this Agreement and, unless it is specifically required hereunder to bear the costs of such legal action, in its opinion does not involve it in any ultimate expense or liability; provided, however, that the Depositor, a Master Servicer or the Special Servicer may in
its discretion undertake any such action which it may deem necessary or desirable with respect to the enforcement and/or protection of the rights and duties of the parties hereto and the interests of the Certificateholders hereunder. In such event, the legal expenses and costs of such action, and any liability resulting therefrom, shall be expenses, costs and liabilities of the
Trust, and the Depositor, the Master Servicers and the Special Servicer shall be entitled to be reimbursed therefor from the applicable Collection Account as provided in Section 3.05(a); provided, however, that if and to the extent that any Serviced Loan Combination and/or a related Serviced Non-Trust Mortgage Loan
Noteholder is

                                      -272-

involved, such expenses and costs (to the extent reasonable and customary), and such liabilities shall be payable out of the related SLC Custodial Account pursuant to Section 3.05(e) and, if not solely attributable to a Serviced
Non-Trust Mortgage Loan (or any successor REO Serviced Non-Trust Mortgage Loan with respect thereto), shall also be payable out of the applicable Collection
Account as and to the extent permitted by Section 3.05(a). In no event shall a
Master Servicer or the Special Servicer be liable or responsible for any action taken or omitted to be taken by the other of them or by the Depositor, the
Certificate Administrator, the Trustee or any Certificateholder, subject to the provisions of Section 8.05(b).

            SECTION 6.04    Resignation of a Master Servicer and the Special
                            Servicer.

            The Master Servicers and, subject to Section 6.09, the Special
Servicer may each resign from the obligations and duties hereby imposed on it, upon a determination that its duties hereunder are no longer permissible under applicable law or are in material conflict by reason of applicable law with any other activities carried on by it (the other activities of a Master Servicer or the Special Servicer, as the case may be, so causing such a conflict being of a type and nature carried on by a Master Servicer or the Special Servicer, as the
case may be, at the date of this Agreement). Any such determination requiring the resignation of a Master Servicer or the Special Servicer, as applicable, shall be evidenced by an Opinion of Counsel to such effect which shall be delivered to the Trustee. Unless applicable law requires a Master Servicer's or
Special Servicer's resignation to be effective immediately, and the Opinion of
Counsel delivered pursuant to the prior sentence so states, no such resignation shall become effective until the Trustee or other successor shall have assumed the responsibilities and obligations of the resigning party in accordance with
Section 7.02 hereof. The Master Servicers and the Special Servicer shall each have the right to resign at any other time; provided that (i) a willing successor thereto has been found by the resigning Master Servicer or Special
Servicer, as applicable, (ii) each of the Rating Agencies and any applicable
Other Rating Agency confirms in writing that the successor's appointment will not result in an Adverse Rating Event with respect to any Class of Certificates or, if a Specially Designated Non-Trust Mortgage Loan is involved, any class of related Specially Designated Non-Trust Mortgage Loan Securities, (iii) the
resigning party pays all costs and expenses in connection with such transfer, and (iv) the successor accepts such appointment, and assumes the responsibilities and obligations of the resigning party hereunder, prior to the effectiveness of such resignation. No Master Servicer or Special Servicer shall be permitted to resign except as contemplated above in this Section 6.04.

            Consistent with the foregoing, no Master Servicer or Special
Servicer shall, except as expressly provided herein, assign or transfer any of its rights, benefits or privileges hereunder to any other Person, or, except as provided in Sections 3.22 and 4.06, delegate to or subcontract with, or authorize or appoint any other Person to perform any of the duties, covenants or obligations to be performed by it hereunder. If, pursuant to any provision hereof, the duties of a Master Servicer or the Special Servicer are transferred to a successor thereto, the Master Servicing Fee or the Special Servicing Fee,
as the case may be, that accrues pursuant hereto from and after the date of such transfer shall be payable to such successor.

                                      -273-

            SECTION 6.05    Rights of Depositor, Certificate Administrator and
                            Trustee in Respect of the Master Servicers and the
                            Special Servicer.

            The Master Servicers and the Special Servicer shall each afford the
Depositor, the Underwriters, the Certificate Administrator and the Trustee, upon reasonable notice, during normal business hours access to all records maintained thereby in respect of its rights and obligations hereunder and access to officers thereof responsible for such obligations. Upon reasonable request, the
Master Servicers and the Special Servicer shall each furnish the Depositor, the
Underwriters, the Certificate Administrator and the Trustee with its most recent publicly available financial statements (or those of its corporate parent) and such other information as it possesses, and which it is not prohibited by applicable law or contract from disclosing, regarding its business, affairs, property and condition, financial or otherwise, except to the extent such information constitutes proprietary information or is subject to a privilege under applicable law. The Depositor may, but is not obligated to, enforce the obligations of the Master Servicers and the Special Servicer hereunder and may, but is not obligated to, perform, or cause a designee to perform, any defaulted obligation of a Master Servicer or Special Servicer hereunder or exercise the rights of a Master Servicer or the Special Servicer hereunder; and provided, however, that no Master Servicer or Special Servicer shall be relieved of any of its obligations hereunder by virtue of such performance by the Depositor or its designee. The Depositor shall not have any responsibility or liability for any action or failure to act by a Master Servicer or the Special Servicer and is not
obligated to supervise the performance of a Master Servicer or the Special
Servicer under this Agreement or otherwise.

            SECTION 6.06    Depositor, Master Servicers and Special Servicer to
                            Cooperate with Trustee and Certificate
                            Administrator.

            The Depositor, the Master Servicers and the Special Servicer shall each furnish such reports, certifications and information as are reasonably requested by the Trustee and Certificate Administrator in order to enable it to perform its duties hereunder.

            SECTION 6.07    Depositor, Special Servicer, the Certificate
                            Administrator and Trustee to Cooperate with Master
                            Servicer.

            The Depositor, the Special Servicer, the Certificate Administrator
and the Trustee shall each furnish such reports, certifications and information as are reasonably requested by any Master Servicer in order to enable it to perform its duties hereunder.

            SECTION 6.08    Depositor, Master Servicers, the Certificate
                            Administrator and Trustee to Cooperate with Special
                            Servicer.

            The Depositor, the Master Servicers, the Certificate Administrator
and the Trustee shall each furnish such reports, certifications and information as are reasonably requested by the Special Servicer in order to enable it to perform its duties hereunder.

            SECTION 6.09    Designation of Special Servicer by the Controlling
                            Class Certificateholders and Others.

            (a)   Subject to the terms of this section and, in the case of a .
Loan Combination, the terms of the related Co-Lender Agreement, the Holder or
Holders of the Certificates evidencing a

                                      -274-

majority of the Voting Rights allocated to the Controlling Class may at any time and from time to time designate a Person meeting the requirements set forth in
Section 6.04 (including, without limitation, Rating Agency and, if applicable,
Other Rating Agency confirmation) to serve as Special Servicer hereunder and to replace any existing Special Servicer without cause or any Special Servicer that has resigned or otherwise ceased to serve in such capacity; provided that such
Holder or Holders shall pay all costs related to the transfer of servicing if the Special Servicer is replaced other than due to an Event of Default. Such
Holder or Holders shall so designate a Person to serve as replacement Special
Servicer by the delivery to the Trustee, the Certificate Administrator, the
Master Servicers, each Serviced Non-Trust Mortgage Loan Noteholder and the existing Special Servicer of a written notice stating such designation. The
Trustee shall, promptly after receiving any such notice, deliver to the Rating
Agencies (and any Other Rating Agency that may be rating any Specially
Designated Non-Trust Mortgage Loan Securities) an executed Notice and
Acknowledgment in the form attached hereto as Exhibit J-1. If such Holders have not replaced a Special Servicer within 30 days of such Special Servicer's resignation or the date such Special Servicer has ceased to serve in such capacity, and subject to the prior rights of any Person(s) to appoint a special service with respect to any particular Serviced Trust Mortgage Loan or Serviced
Loan Combination in accordance with Section 6.09(b), the Trustee shall designate a successor Special Servicer, subject to removal by the Holder or Holders of
Certificates evidencing a majority of the Voting Rights allocated to the
Controlling Class or as and to the extent otherwise so provided in Section
6.09(b), and appointment of a successor thereto pursuant to the terms of this
Section 6.09. Subject to the provisos to the first sentence of this Section
6.09(a), any Person designated pursuant to this Section 6.09(a), whether designated by Holders of the Controlling Class or by the Trustee, shall become the Special Servicer, subject to satisfaction of the other conditions set forth below, on the date that the Trustee shall have received written confirmation from all of the Rating Agencies (and any Other Rating Agency that may be rating any Specially Designated Non-Trust Mortgage Loan Securities) that the appointment of such Person will not result in an Adverse Rating Event with respect to one or more Classes of the Certificates (or, if applicable, one or more classes of Specially Designated Non-Trust Mortgage Loan Securities);
provided that such confirmation need not be obtained from Fitch if the designated Person is rated at least "CSS2" by Fitch as a special servicer. The appointment of such designated Person as Special Servicer shall also be subject to receipt by the Trustee of (1) an Acknowledgment of Proposed Special Servicer
in the form attached hereto as Exhibit J-2, executed by the designated Person, and (2) an Opinion of Counsel (at the expense of the Person designated to become the Special Servicer) to the effect that the designation of such Person to serve as Special Servicer is in compliance with this Section 6.09 and all other applicable provisions of this Agreement, that upon the execution and delivery of the Acknowledgment of Proposed Special Servicer the designated Person shall be bound by the terms of this Agreement and, subject to customary limitations, that this Agreement shall be enforceable against the designated Person in accordance with its terms. Subject to the provisos to the first sentence of this Section
6.09(a), any existing Special Servicer shall be deemed to have resigned simultaneously with such designated Person's becoming the Special Servicer hereunder; provided, however, that the resigning Special Servicer shall continue to be entitled to receive all amounts accrued or owing to it under this
Agreement on or prior to the effective date of such resignation (including
Workout Fees earned on Specially Serviced Mortgage Loans which became Corrected
Mortgage Loans prior to its resignation or are otherwise payable to the terminated or resigning Special Servicer pursuant to Section 3.11(c)), and it shall continue to be entitled to the benefits of Section 6.03 notwithstanding any such resignation. Such resigning Special Servicer shall cooperate with the
Trustee and the replacement Special Servicer in effecting the termination of the resigning Special Servicer's responsibilities and rights hereunder, including, without limitation, the transfer within two (2) Business Days to the replacement
Special Servicer for administration by it of all cash amounts

                                      -275-

that shall at the time be or should have been credited by the Special Servicer to a Collection Account, an SLC Custodial Account, a Servicing Account, a
Reserve Account or an REO Account or delivered to the Master Servicers or that are thereafter received with respect to Specially Serviced Mortgage Loans and
Administered REO Properties.

            For purposes of exercising any rights that the holder of the
Mortgage Note for any SLC Trust Mortgage Loan may have under the related
Co-Lender Agreement to replace and/or appoint a special servicer with respect to the related Serviced Loan Combination, the Holder or, collectively, the Holders of Certificates evidencing a majority of the Voting Rights allocated to the
Controlling Class shall be the designee of the Trust, as such noteholder, and the Trustee shall take such actions as may be necessary under the related
Co-Lender Agreement to effect such designation.

            Notwithstanding the foregoing, if the Controlling Class of
Certificates consists of Book-Entry Certificates, then the rights of the Holders of the Controlling Class of Certificates set forth above in this Section 6.09 may be exercised directly by the relevant Certificate Owner(s); provided that the identity of such Certificate Owner(s) has been confirmed to the Trustee to its reasonable satisfaction.

            (b)   Pursuant to Section 2(j) of the 600 West Chicago Co-Lender
Agreement, the termination of the Special Servicer and the appointment of successor Special Servicer with respect to the 600 West Chicago Loan Combination must be consented to by (i) a majority of the holders of the Controlling Class and (ii)(x) a majority of the holders of the controlling class of each of the
600 West Chicago Non-Trust Mortgage Loans (to the extent that any of such loans are included in a securitization or (y) if such loan or loans are not included in a securitization, the majority of the holders of each of the 600 West Chicago
Non-Trust Mortgage Loans, as applicable.

            For so long as it is the Greensboro Corporate Center Controlling
Party, the related Non-Trust Mortgage Loan Noteholder shall be entitled to replace the Greensboro Corporate Center Special Servicer subject to the
Greensboro Corporate Center Co-Lender Agreement and the same terms and conditions as would be applicable in such regard to the Holder(s) of
Certificates evidencing a majority of the Voting Rights allocated to the
Controlling Class, and the Holders of the Controlling Class may not replace the
Special Servicer for the Greensboro Corporate Center Loan Combination until the
Trust is the Greensboro Corporate Center Controlling Party.

            With respect to the DDR Southeast Pool Loan Combination, the
Controlling Class Representative is required to consult with, but is not obligated to follow the advice of, the controlling class representative of each of the DDR Southeast Pool Non-Trust Mortgage Loans (to the extent that any of such loans are included in a securitization) or, if such loan or loans are not included in a securitization, the related DDR Southeast Pool Non-Trust Mortgage
Loan Noteholders, as applicable, prior to the termination of the Special
Servicer and the appointment of a successor Special Servicer.

            (c)   If a replacement special servicer is appointed with respect to a Serviced Loan Combination or any related REO Property in accordance with
Section 6.09(b) or 7.01(c) such that there are multiple parties acting as
Special Servicer hereunder, then, unless the context clearly requires otherwise:
(i) when used in the context of imposing duties and obligations on the Special
Servicer hereunder or the performance of such duties and obligations, the term
"Special Servicer" shall mean the applicable SLC Special Servicer, insofar as such duties and obligations relate to the subject Serviced Loan Combination or any related REO Property, and shall mean the General Special Servicer (as defined below), in all other cases (provided that, in Section 3.13, Section 3.14 and Section 3.15, the term

                                      -276-

"Special Servicer" shall mean each of the SLC Special Servicers and the General
Special Servicer); (ii) when used in the context of identifying the recipient of any information, funds, documents, instruments and/or other items, the term
"Special Servicer" shall mean the applicable SLC Special Servicer, insofar as such information, funds, documents, instruments and/or other items relate to the subject Serviced Loan Combination or any related REO Property, and shall mean the General Special Servicer, in all other cases; (iii) when used in the context of granting the Special Servicer the right to purchase Defaulted Trust Mortgage
Loans pursuant to Section 3.18, the term "Special Servicer" shall mean the
General Special Servicer only; (iv) when used in the context of granting the
Special Servicer the right to purchase all of the Trust Mortgage Loans and any
REO Properties remaining in the Trust Fund pursuant to Section 9.01, the term
"Special Servicer" shall mean the General Special Servicer only; (v) when used in the context of the Special Servicer being replaced, pursuant to Section
6.09(a), by the Holder or Holders of a majority of the Voting Rights allocated to the Controlling Class, the term "Special Servicer" shall mean the General
Special Servicer or each of the SLC Special Servicers, as applicable; (vi) when used in the context of granting the Special Servicer any protections, limitations on liability, immunities and/or indemnities hereunder, the term
"Special Servicer" shall mean each of the SLC Special Servicers and the General
Special Servicer; and (vii) when used in the context of requiring indemnification from, imposing liability on, or exercising any remedies against, the Special Servicer for any breach of a representation, warranty or covenant hereunder or for any negligence, bad faith or willful misconduct in the performance of duties and obligations hereunder or any negligent disregard of such duties and obligations or otherwise holding the Special Servicer responsible for any of the foregoing, the term "Special Servicer" shall mean the applicable SLC Special Servicer or the General Special Servicer, as applicable.

            References in this Section 6.09(c) to "General Special Servicer"
means the Person performing the duties and obligations of special servicer with respect to the Mortgage Pool (exclusive of any Serviced Loan Combination or related REO Property as to which a different SLC Special Servicer has been appointed with respect thereto).

            SECTION 6.10    Master Servicer or Special Servicer as Owner of a
                            Certificate.

            A Master Servicer or an Affiliate of a Master Servicer or the
Special Servicer or an Affiliate of the Special Servicer may become the Holder of (or, in the case of a Book-Entry Certificate, Certificate Owner with respect
to) any Certificate with (except as set forth in the definition of
"Certificateholder") the same rights it would have if it were not a Master
Servicer or the Special Servicer or an Affiliate thereof. If, at any time during which a Master Servicer or the Special Servicer or an Affiliate of a Master
Servicer or the Special Servicer is the Holder of (or, in the case of a
Book-Entry Certificate, Certificate Owner with respect to) any Certificate, such
Master Servicer or the Special Servicer proposes to take action (including for this purpose, omitting to take action) that is not expressly prohibited by the terms hereof and would not, in such Master Servicer's or the Special Servicer's good faith judgment, violate the Servicing Standard, but that, if taken, might nonetheless, in such Master Servicer's or the Special Servicer's reasonable, good faith judgment, be considered by other Persons to violate the Servicing
Standard, then such Master Servicer or the Special Servicer may (but need not)
seek the approval of the Certificateholders to such action by delivering to the
Certificate Administrator a written notice that (a) states that it is delivered pursuant to this Section 6.10, (b) identifies the Percentage Interest in each
Class of Certificates beneficially owned by such Master Servicer or the Special
Servicer or an Affiliate of such Master Servicer or the Special Servicer, and
(c) describes in reasonable detail the action that such Master Servicer or the
Special Servicer proposes to take. The Certificate Administrator,

                                      -277-

upon receipt of such notice, shall forward it to the Certificateholders (other than such Master Servicer and its Affiliates or the Special Servicer and its
Affiliates, as appropriate), together with such instructions for response as the
Certificate Administrator shall reasonably determine. If at any time
Certificateholders holding greater than 50% of the Voting Rights of all
Certificateholders (calculated without regard to the Certificates beneficially owned by such Master Servicer or its Affiliates or the Special Servicer or its
Affiliates) shall have failed to object in writing to the proposal described in the written notice, and if such Master Servicer or the Special Servicer shall act as proposed in the written notice within 30 days, such action shall be deemed to comply with, but not modify, the Servicing Standard. The Certificate
Administrator shall be entitled to reimbursement from such Master Servicer or the Special Servicer, as applicable, for the reasonable expenses of the
Certificate Administrator incurred pursuant to this paragraph. It is not the intent of the foregoing provision that a Master Servicer or the Special Servicer be permitted to invoke the procedure set forth herein with respect to routine servicing matters arising hereunder, but rather in the case of unusual circumstances.

            SECTION 6.11    The Controlling Class Representative.

            (a)   Subject to Sections 6.12 and 6.13 of this Agreement and the terms of the related Co-Lender Agreement, in the case of the Serviced Loan
Combinations, the Controlling Class Representative will be entitled to advise the Special Servicer with respect to the following actions of the Special
Servicer, and notwithstanding anything herein to the contrary except as necessary or advisable to avoid an Adverse REMIC Event or the violation of the
Servicing Standard and except as set forth in, and in any event subject to, the second paragraph of this Section 6.11(a), the Special Servicer will not be permitted to take, or consent to the applicable Master Servicer taking, any of the following actions as to which the Controlling Class Representative has objected in writing within ten (10) Business Days of being notified thereof and having received the information reasonably necessary to make an informed decision with respect thereto, which notification with respect to the action described in clause (vi) below shall be copied by the Special Servicer to the applicable Master Servicer (provided that, if such written objection has not been received by the Special Servicer within such ten (10) Business Day period, then the Controlling Class Representative's approval will be deemed to have been given):

                  (i)    any foreclosure upon or comparable conversion (which
      may include acquisitions of an REO Property) of the ownership of properties securing such of the Specially Serviced Trust Mortgage Loans as come into and continue in default;

                  (ii)   any modification of a Money Term (other than late
      payment charge and Default Interest provisions) or material non-monetary term of a Trust Mortgage Loan, but excluding a modification consisting of the extension of the maturity date of a Trust Mortgage Loan for one (1)
      year or less;

                  (iii)  any proposed sale of an REO Property (other than in connection with the termination of the Trust Fund) for less than the related Purchase Price;

                  (iv)   any determination to bring an REO Property into
      compliance with applicable environmental laws or to otherwise address
      Hazardous Materials located at an REO Property;

                  (v)    any release of collateral (other than funds from
      Servicing Accounts), or acceptance of substitute or additional collateral, for a Trust Mortgage Loan unless required by

                                      -278-

      specific conditions with no lender discretion in the related Trust
      Mortgage Loan documents and/or applicable law;

                  (vi)   any waiver of a "due-on-sale" clause or
      "due-on-encumbrance" clause or consent to any transfer or encumbrance where lender discretion is permitted;

                  (vii)  any acceptance of an assumption agreement releasing a
      Mortgagor from liability under a Trust Mortgage Loan (other than in connection with a defeasance permitted under the terms of the applicable
      Trust Mortgage Loan Documents);

                  (viii) any change in the property manager for Serviced Trust
      Mortgage Loans with an unpaid principal balance in excess of $5,000,000;
      and

                  (ix)   any change in franchise for a hospitality Mortgaged
      Property;

provided that if the Special Servicer determines that immediate action is necessary to protect the interests of the Certificateholders (as a collective whole), it may take such action without waiting for a response from the
Controlling Class Representative; and provided, further that the foregoing rights of the Controlling Class Representative shall not relate to (x) a
Serviced Pari Passu Loan Combination, the Greensboro Corporate Center Loan
Combination or any related REO Property, regarding which the rights and powers of the specified Persons set forth under Section 6.12 or 6.13, as applicable, are instead applicable, or (y) any Outside Serviced Trust Mortgage Loan or any
related REO Property, regarding which the related Co-Lender Agreement and the relevant Outside Servicing Agreement governs.

            In addition, the Controlling Class Representative may direct the
Special Servicer to take, or to refrain from taking, such other actions (other than with respect to a Serviced Pari Passu Loan Combination or any related REO
Property, or the Greensboro Corporate Center Loan Combination or any related REO
Property or an Outside Serviced Loan Combination or any related REO Property) as the Controlling Class Representative may deem advisable or as to which provision is otherwise made in this Agreement; provided that, notwithstanding anything herein to the contrary no such direction, and no objection contemplated by the preceding paragraph, may (and the applicable Master Servicer or the Special
Servicer, as applicable, shall disregard any such direction or objection that would) require or cause such Master Servicer or the Special Servicer to violate any applicable law, any provision of this Agreement, any applicable Co-Lender
Agreement or any Trust Mortgage Loan or the REMIC Provisions, including, without limitation, such Master Servicer's or the Special Servicer's obligation to act in accordance with the Servicing Standard, or expose the applicable Master
Servicer, the Special Servicer, the Trust Fund, the Certificate Administrator or
the Trustee or their respective Affiliates, officers, directors, employees or agents to any claim, suit or liability, or materially expand the scope of the applicable Master Servicer's or the Special Servicer's responsibilities hereunder or cause the applicable Master Servicer or the Special Servicer to act, or fail to act, in a manner which in the reasonable judgment of the applicable Master Servicer or the Special Servicer, as the case may be, is not in the best interests of the Certificateholders and, in the case of a Serviced
Loan Combination, the related Serviced Non-Trust Mortgage Loan Noteholder(s).
For the avoidance of doubt, a Master Servicer and/or the Special Servicer shall disregard any direction or objection of any party (including, without limitation, of the Controlling Class Representative) if such direction and/or objection causes such Master Servicer or the Special Servicer to violate the
Servicing Standard, any applicable law, any provision of this Agreement, any applicable Co-Lender Agreement or any Trust Mortgage Loan or the REMIC
Provisions or expose such Master Servicer, the Special Servicer, the Trust Fund, the Certificate

                                      -279-

Administrator or the Trustee or their respective Affiliates, officers, directors, employees or agents to any claim, suit or liability, or materially expand the scope of such Master Servicer's or the Special Servicer's responsibility hereunder or cause such Master Servicer or the Special Servicer to act, or fail to act, in a manner which in the reasonable judgment of such
Master Servicer or the Special Servicer is not in the best interest of the
Certificateholders and, in the case of a Serviced Loan Combination, the related
Non-Trust Mortgage Loan Noteholder(s) or is inconsistent with the Servicing
Standard.

            Any right to take any action, grant or withhold any consent or otherwise exercise any right, election or remedy afforded the Controlling Class
Representative under this Agreement may, unless otherwise expressly provided herein to the contrary, be affirmatively waived by the Controlling Class
Representative by written notice given to the Trustee or the applicable Master
Servicer, as applicable. Upon delivery of any such notice of waiver given by the
Controlling Class Representative, any time period (exclusive or otherwise)
afforded the Controlling Class Representative to exercise any such right, make any such election or grant or withhold any such consent shall thereupon be deemed to have expired with the same force and effect as if the specific time period set forth in this Agreement applicable thereto had itself expired.

            The Controlling Class Representative is hereby authorized to exercise the rights and powers, if any, of the holder of the Mortgage Note for each Outside Serviced Trust Mortgage Loan under the related Co-Lender Agreement
(and any corresponding provisions of the related Outside Servicing Agreement), to exercise, either individually or together with the holders of the promissory notes for the related Non-Trust Mortgage Loans, as the case may be, consent rights, consultation rights, rights to direct servicing and rights to replace the related Outside Special Servicer. Promptly following the initial such appointment of a Controlling Class Representative and any subsequent such appointment of a successor Controlling Class Representative with respect to an
Outside Serviced Trust Mortgage Loan, the Trustee shall inform the related
Outside Servicers and the related Non-Trust Mortgage Loan Noteholders (and from time to time shall ensure that such parties remain similarly informed) that the
Controlling Class Representative is entitled, to the full extent permitted under the related Co-Lender Agreement, to exercise such rights and powers, if any, of the holder of the Mortgage Note for the subject Outside Serviced Trust Mortgage
Loan under the related Co-Lender Agreement (and any corresponding provisions of the related Outside Servicing Agreement) referred to in the prior sentence, and, further, the Trustee shall take such other actions as may be required under the related Co-Lender Agreement in order to permit the Controlling Class
Representative to exercise such rights and powers. The Controlling Class
Representative shall for its own account and with its own funds be entitled to exercise the purchase option with respect to, and purchase (i) any AmeriCold
Portfolio Non-Trust Mortgage Loan under the circumstances and as contemplated by
Section 4.03 of the related Co-Lender Agreement and (ii) the AmeriCold Portfolio
Non-Trust Mortgage Loan that constitutes part of the trust fund created pursuant to the AmeriCold Portfolio Outside Servicing Agreement, under the circumstances and as contemplated by Section 3.18(d) of the AmeriCold Portfolio Outside
Servicing Agreement. The Controlling Class Representative shall be subject to the same limitations, constraints and restrictions in exercising such rights and powers as would be applicable to the Trustee, in its capacity as holder of the
Mortgage Note for the subject Outside Serviced Trust Mortgage Loan.

            In addition, subject to Section 7.01(c) and each other section hereof that specifically addresses a particular matter with respect to an
Outside Serviced Trust Mortgage Loan, if the Trustee is requested to take any action in its capacity as holder of the Mortgage Note for such Outside Serviced
Trust Mortgage Loan, pursuant to the related Co-Lender Agreement and/or the related Outside Servicing

                                      -280-

Agreement, then the Trustee will notify (in writing), and act in accordance with the instructions of, the Controlling Class Representative; provided that, if such instructions are not provided within the prescribed time period, then the
Trustee, subject to Sections 8.01 and 8.02, shall take such action or inaction as it deems to be in the best interests of the Certificateholders (as a collective whole) and shall have all rights and powers incident thereto; and
provided, further, that the Trustee, with respect to any Outside Serviced Trust
Mortgage Loan or the corresponding interest in any related REO Property, (i)
shall not be required to take any action that relates to directing or approving any servicing related action under the related Outside Servicing Agreement or the related Co-Lender Agreement, to the extent that the Controlling Class
Representative has been notified thereof and has failed to provide instructions with respect to such action within the prescribed time period, and (ii) shall not take any action that is not permitted under applicable law or the terms of the related Co-Lender Agreement or the related Outside Servicing Agreement or any action that is, in the good faith, reasonable discretion of the Trustee, materially adverse to the interests of the Certificateholders (as a collective whole).

            (b)   The Controlling Class Representative will not have any
liability to the Certificateholders for any action taken, or for refraining from the taking of any action, pursuant to this Agreement; provided, however, that the Controlling Class Representative will not be protected against any liability to the Controlling Class, which would otherwise be imposed by reason of willful misfeasance, bad faith or negligence in the performance of duties or by reason of reckless disregard of obligations or duties. By its acceptance of a
Certificate, each Certificateholder confirms its understanding that the
Controlling Class Representative may take actions that favor the interests of one or more Classes of the Certificates over other Classes of the Certificates, and that the Controlling Class Representative may have special relationships and interests that conflict with those of Holders of some Classes of the
Certificates, that the Controlling Class Representative may act solely in the interests of the Holders of the Controlling Class of Certificates, that the
Controlling Class Representative does not have any duties to the Holders of any
Class of Certificates other than the Controlling Class of Certificates, that the
Controlling Class Representative will not be deemed to have been negligent or reckless, or to have acted in bad faith or engaged in willful misfeasance, by reason of its having acted solely in the interests of the Holders of the
Controlling Class of Certificates, and that the Controlling Class Representative will not have any liability whatsoever for having so acted, and no
Certificateholder may take any action whatsoever against the Controlling Class
Representative or any director, officer, employee, agent or principal thereof for having so acted.

            SECTION 6.12    Certain Matters Regarding the Serviced Pari Passu
                            Loan Combinations.

            (a)   Each co-lender with respect to a DDR Southeast Pool Non-Trust
Mortgage Loan or, if any DDR Southeast Pool Non-Trust Mortgage Loan has been included in a securitization, the controlling class representative of such securitization, will be entitled to be consulted regarding decisions of the
Master Servicer and the Special Servicer, as applicable, which require the approval of the Controlling Class Representative of the DDR Southeast Pool Loan
Combination (which decisions shall include all DDR Southeast Pool Major
Decisions), to the extent and subject to the limitations contemplated by Section
2(k) of the DDR Southeast Pool Co-Lender Agreement, and each of the Master
Servicer and the Special Servicer, as applicable, shall service the DDR
Southeast Pool Loan Combination or any related REO Property in accordance with
Section 2(g) of the DDR Southeast Pool Co-Lender Agreement.

                                      -281-

            (b)   Each co-lender with respect to a 600 West Chicago Non-Trust
Mortgage Loan or, if any 600 West Chicago Non-Trust Mortgage Loan has been included in a securitization, the controlling class representative of such securitization, will be entitled to be consulted regarding decisions of the
Master Servicer and the Special Servicer, as applicable, with respect to the 600
West Chicago Loan Combination which require the approval of the Controlling
Class Representative of the 600 West Chicago Loan Combination, to the extent and subject to the limitations contemplated by Section 2(j) of the 600 West Chicago
Co-Lender Agreement, and each of the Master Servicer and the Special Servicer, as applicable, shall service the 600 West Chicago Loan Combination or any related REO Property in accordance with Section 2(f) of the 600 West Chicago
Co-Lender Agreement.

            (c)   Any replacement of the Special Servicer hereunder with respect to the DDR Southeast Pool Loan Combination shall be subject to the provisions of
Section 2(k) of the DDR Southeast Pool Co-Lender Agreement. Any replacement of the Special Servicer hereunder with respect to the 600 West Chicago Loan
Combination shall be subject to the provisions of Section 2(j) of the 600 West
Chicago Co-Lender Agreement.

            SECTION 6.13    Certain Matters Regarding the Greensboro Corporate
                            Center Loan Combination.

            Pursuant to the Greensboro Corporate Center Co-Lender Agreement, the
Greensboro Corporate Center Controlling Party is entitled to appoint an operating adviser with respect to the Greensboro Corporate Center Loan
Combination, and such operating adviser is entitled to advise the applicable
Master Servicer and the Special Servicer with respect to any Greensboro
Corporate Center Major Actions. If written approval or objection with respect any proposed Greensboro Corporate Center Major Actions is not received by the applicable Master Servicer or the Special Servicer, as the case may be, from the operating adviser within the period specified in the Greensboro Corporate Center
Co-Lender Agreement, such operating advisor's approval will be deemed to have been given; provided that if the applicable Master Servicer or the Special
Servicer, as the case may be, determines that immediate action is necessary in accordance with the Servicing Standard to protect the holders of the Greensboro
Corporate Center Loan Combination, such servicer may take any action without waiting for such operating advisor's response. Neither the applicable Master
Servicer nor the Special Servicer under the Greensboro Corporate Center
Co-Lender Agreement is obligated to seek the approval of the operating adviser for any action to which the operating adviser has objected if (i) such Master
Servicer or the Special Servicer, as the case may be, has notified the operating adviser in writing of various actions proposed to be taken and (ii) for 60 days following notice of such proposed actions, the operating adviser fails to suggest any alternative action that such Master Servicer or the Special Servicer considers to be consistent with the Servicing Standard.

                                      -282-

                                   ARTICLE VII

                                     DEFAULT

            SECTION 7.01    Events of Default and Outside Servicer Defaults.

            (a)   "Event of Default," wherever used herein, means any one of the following events:

                  (i)    any failure by a Master Servicer (A) to deposit into
      the applicable Collection Account or an SLC Custodial Account, which failure continues unremedied for two (2) Business Days after the date upon which such deposit was required to have been made hereunder, or (B) to deposit into, or remit to the Certificate Administrator for deposit into the Distribution Account any amount (including P&I Advances) required to be so deposited or remitted by it under this Agreement, which failure continues unremedied until 10:00 a.m., New York City time on the related
      Distribution Date (provided, however, that to the extent that a Master
      Servicer does not timely make such remittances to the Certificate
      Administrator, such Master Servicer shall pay the Certificate
      Administrator for the account of the Certificate Administrator interest on any amount not timely remitted at the Prime Rate from and including the applicable required remittance date to but not including the date such remittance is actually made), or (C) to remit to a Serviced Non-Trust
      Mortgage Loan Noteholder any amount required to be remitted by such Master
      Servicer under this Agreement and the related Co-Lender Agreement, which failure continues unremedied for two (2) Business Days; or

                  (ii)   any failure by the Special Servicer to timely deposit
      into an REO Account or to timely deposit into, or to timely remit to the applicable Master Servicer for deposit into, the applicable Collection
      Account or an SLC Custodial Account, any amount required to be so deposited or remitted under this Agreement; or

                  (iii)  any failure by a Master Servicer to timely make any
      Servicing Advance required to be made by it hereunder, which Servicing
      Advance remains unmade for a period of three (3) Business Days following the date on which notice shall have been given to the subject Master
      Servicer by the Trustee as provided in Section 3.03(c) or any other party to this Agreement; or

                  (iv)   any failure on the part of a Master Servicer or the
      Special Servicer duly to observe or perform in any material respect any other covenants or agreements on the part of such Master Servicer or the
      Special Servicer, as the case may be, contained in this Agreement, which failure either (A) in the case of any such failure other than a failure referred to in clause (iv)(B) or (iv)(C) below, continues unremedied for a period of 30 days after the date on which written notice of the subject failure, requiring the same to be remedied, shall have been given to the subject Master Servicer or the Special Servicer, as the case may be, by any other party hereto or to the subject Master Servicer or the Special
      Servicer, as the case may be (with a copy to each other party hereto), by the Holders of Certificates entitled to at least 25% of the Voting Rights or by any affected Serviced Non-Trust Mortgage Loan Noteholder, provided, however, that with respect to any such failure (other than a failure referred to in clause (iv)(B) or (iv)(C) below) which is not curable within such 30-day period, the subject Master Servicer or the Special
      Servicer, as the case may be, shall have an additional cure period of 30 days to effect

                                      -283-

      such cure so long as the subject Master Servicer or the Special Servicer, as the case may be, has commenced to cure the subject failure within the initial 30-day period and has provided the Trustee and any affected
      Serviced Non-Trust Mortgage Loan Noteholder with an Officer's Certificate certifying that it has diligently pursued, and is diligently continuing to pursue, a full cure, or (B) in the case of the failure to deliver to the
      Trustee the Annual Statement of Compliance, the Annual Assessment Report,
      the Annual Attestation Report and/or corresponding accountants' report with respect to the subject Master Servicer (or any Additional Item 1123
      Servicer or Sub-Servicing Function Participant, as applicable, retained or engaged thereby (other than a Designated Sub-Servicer retained or engaged at the direction of Citigroup or LaSalle) or the Special Servicer (or any
      Additional Item 1123 Servicer or Sub-Servicing Function Participant, as
      applicable, retained or engaged thereby), as applicable, pursuant to
      Section 3.13 or Section 3.14, as applicable, which is required to be part of or incorporated in a Subsequent Exchange Act Report required to be filed with respect to the Trust pursuant to the Exchange Act and this
      Agreement, continues unremedied beyond 5:00 p.m. (New York City time) on the second Business Day after the date on which Servicer Notice of the subject failure has been given to the subject Master Servicer or the
      Special Servicer, as the case may be, by or on behalf of any other party hereto; in accordance with Section 3.13 or Section 3.14, as applicable, or
      (C) in the case of a failure to notify the Certificate Administrator and the Depositor that an Additional Item 1123 Servicer or a Sub-Servicing
      Function Participant has been retained or engaged (other than a Designated
      Sub-Servicer retained or engaged at the direction of Citigroup or
      LaSalle), which Additional Item 1123 Servicer or Sub-Servicing Function
      Participant was performing duties with respect to all or any part of the
      Trust Fund during an Exchange Act Reporting Year, continues unremedied for
      30 days; or

                  (v)    any breach on the part of a Master Servicer or the
      Special Servicer of any representation or warranty contained in this
      Agreement that materially and adversely affects the interests of any Class of Certificateholders or any Serviced Non-Trust Mortgage Loan Noteholder
      and which breach continues unremedied for a period of 30 days after the date on which notice of such breach, requiring the same to be remedied, shall have been given to the subject Master Servicer or the Special
      Servicer, as the case may be, by any other party hereto or to the subject
      Master Servicer or the Special Servicer, as the case may be (with a copy to each other party hereto), by the Holders of Certificates entitled to at least 25% of the Voting Rights or by any affected Serviced Non-Trust
      Mortgage Loan Noteholder; provided, however, that with respect to any such breach which is not curable within such 30-day period, the subject Master
      Servicer or the Special Servicer, as the case may be, shall have an additional cure period of 30 days so long as the subject Master Servicer or the Special Servicer, as the case may be, has commenced to cure within the initial 30-day period and has provided the Trustee with an Officer's
      Certificate certifying that it has diligently pursued, and is diligently continuing to pursue, a full cure; or

                  (vi)   a decree or order of a court or agency or supervisory
      authority having jurisdiction in the premises in an involuntary case under any present or future federal or state bankruptcy, insolvency or similar law for the appointment of a conservator, receiver, liquidator, trustee or similar official in any bankruptcy, insolvency, readjustment of debt, marshaling of assets and liabilities or similar proceedings, or for the winding-up or liquidation of its affairs, shall have been entered against a Master Servicer or the Special Servicer and such decree or order shall have remained in force undischarged, undismissed or unstayed for a period of 60

                                      -284-

      days, provided, however, that the subject Master Servicer or the Special
      Servicer, as appropriate, will have an additional period of 30 days to effect such discharge, dismissal or stay so long as the subject Master
      Servicer or the Special Servicer, as appropriate, has commenced the appropriate proceedings to have such decree or order dismissed, discharged or stayed within the initial 60 day period; or

                  (vii)  a Master Servicer or the Special Servicer shall consent to the appointment of a conservator, receiver, liquidator, trustee or similar official in any bankruptcy, insolvency, readjustment of debt, marshaling of assets and liabilities or similar proceedings of or relating to it or of or relating to all or substantially all of its property; or

                  (viii) a Master Servicer or the Special Servicer shall admit in writing its inability to pay its debts generally as they become due, file a petition to take advantage of any applicable bankruptcy, insolvency or reorganization statute, make an assignment for the benefit of its creditors, voluntarily suspend payment of its obligations, or take any corporate action in furtherance of the foregoing; or

                  (ix)   a Master Servicer or the Special Servicer receives
      actual knowledge that either Fitch or Moody's has (A) qualified, downgraded or withdrawn its rating or ratings of one or more Classes of
      Certificates or classes of Specially Designated Non-Trust Mortgage Loan
      Securities, or (B) placed one or more Classes of Certificates or classes of Specially Designated Non-Trust Mortgage Loan Securities on "watch status" in contemplation of rating downgrade or withdrawal (and such
      "watch status" placement shall not have been withdrawn by Fitch or
      Moody's, as the case may be, within 60 days of the date that the subject
      Master Servicer or the Special Servicer obtained such actual knowledge)
      and, in the case of either of clauses (A) or (B), citing servicing concerns with the subject Master Servicer or the Special Servicer, as applicable, as the sole or material factor in such rating action; or

                  (x)    a Master Servicer fails to be rated at least "CMS3" by
      Fitch or the Special Servicer fails to be rated at least "CSS3" by Fitch, and such rating is not restored within 30 days after the subject downgrade or withdrawal of such rating; or

                  (xi)   a Master Servicer or the Special Servicer is no longer
      listed on S&P's Select Servicer List as a U.S. Commercial Mortgage Master
      Servicer or a U.S. Commercial Mortgage Special Servicer, as applicable, and the subject Master Servicer or the Special Servicer, as the case may be, is not reinstated to that list within 60 days after its removal from the applicable list.

            (b)   If any Event of Default shall occur with respect to a Master
Servicer or the Special Servicer (in either case, for purposes of this Section
7.01(b), the "Defaulting Party") and shall be continuing, then, and in each and every such case, so long as such Event of Default shall not have been remedied, the Trustee may, and at the written direction of the Holders of Certificates entitled to at least 25% of the Voting Rights, the Trustee shall, by notice in writing to the Defaulting Party (with a copy of such notice to each other party hereto and the Rating Agencies), terminate all of the rights and obligations
(but not the liabilities for actions and omissions occurring prior thereto) of the Defaulting Party under this Agreement and in and to the Trust Fund and each
Serviced Non-Trust Mortgage Loan, other than its rights as a Certificateholder hereunder or as holder of a Serviced Non-Trust Mortgage Loan or, as contemplated by Section 3.11(a) in the case of a Master Servicer, with respect to the related

                                      -285-

Excess Servicing Strips. From and after the receipt by the Defaulting Party of such written notice of termination, all authority and power of the Defaulting
Party under this Agreement, whether with respect to the Certificates (other than as a holder of any Certificate) or the Serviced Mortgage Loans or otherwise, shall pass to and be vested in the Trustee pursuant to and under this section, and, without limitation, the Trustee is hereby authorized and empowered to execute and deliver, on behalf of and at the expense of the Defaulting Party, as attorney-in-fact or otherwise, any and all documents and other instruments, and to do or accomplish all other acts or things necessary or appropriate to effect the purposes of such notice of termination, whether to complete the transfer and endorsement or assignment of the Serviced Mortgage Loans and related documents, or otherwise. The Master Servicers and the Special Servicer each agree that, if it is terminated pursuant to this Section 7.01(b), it shall promptly (and in any event no later than ten (10) Business Days subsequent to its receipt of the notice of termination) provide the Trustee with all documents and records, including those in electronic form, requested thereby to enable the Trustee or a successor Master Servicer or Special Servicer to assume the Defaulting Party's functions hereunder, and shall cooperate with the Trustee in effecting the termination of the Defaulting Party's responsibilities and rights hereunder, including, without limitation, (i) the immediate transfer to the Trustee or a successor Master Servicer for administration by it of all cash amounts that shall at the time be or should have been credited by a defaulting Master
Servicer to its Collection Account, the Distribution Account, any SLC Custodial
Account, a Servicing Account or a Reserve Account (if a Master Servicer is the
Defaulting Party) or that are thereafter received by or on behalf of it with respect to any Serviced Mortgage Loan or (ii) the transfer within two (2)
Business Days to the Trustee or a successor Special Servicer for administration by it of all cash amounts that shall at the time be or should have been credited by the defaulting Special Servicer to an REO Account, a Collection Account, any
SLC Custodial Account, a Servicing Account or a Reserve Account or delivered to a Master Servicer (if the Special Servicer is the Defaulting Party) or that are thereafter received by or on behalf of it with respect to any Serviced Mortgage
Loan or REO Property; provided, however, that the Master Servicers and the
Special Servicer each shall, if terminated pursuant to this Section 7.01(b), continue to be entitled to receive all amounts accrued or owing to it under this
Agreement on or prior to the date of such termination, whether in respect of
Advances or otherwise, and it shall continue to be entitled to the benefits of
Section 6.03 notwithstanding any such termination. Any cost or expenses in connection with any actions to be taken by a Master Servicer, the Special
Servicer or the Trustee pursuant to this paragraph shall be borne by the
Defaulting Party and if not paid by the Defaulting Party within 90 days after the presentation of reasonable documentation of such costs and expenses, such expense shall be reimbursed by the Trust Fund; provided, however, that the
Defaulting Party shall not thereby be relieved of its liability for such expenses. If and to the extent that the Defaulting Party has not reimbursed such costs and expenses, the Trustee shall have an affirmative obligation to take all reasonable actions to collect such expenses on behalf of and at the expense of the Trust Fund. For purposes of this Section 7.01 and of Section 7.03(b), the
Trustee shall not be deemed to have knowledge of an event which constitutes, or which with the passage of time or notice, or both, would constitute an Event of
Default described in clauses (i)-(viii) of subsection (a) above unless a
Responsible Officer of the Trustee has actual knowledge thereof or unless notice of any event which is in fact such an Event of Default is received by the
Trustee and such notice references the Certificates, the Trust Fund or this
Agreement.

            (c)   Notwithstanding Section 7.01(b) and Section 7.04, if any Event
of Default on the part of the applicable Master Servicer occurs that: (1) is continuing and affects a Serviced Non-Trust Mortgage Loan Noteholder, and such
Master Servicer is not otherwise terminated in accordance with Section 7.01(b), then such Master Servicer may not be terminated by or at the direction of a
Serviced

                                      -286-

Non-Trust Mortgage Loan Noteholder, or (2) is continuing and affects solely a
Serviced Non-Trust Mortgage Loan Noteholder, then such Master Servicer may not be terminated by the Trustee; provided, however, that, in the case of (1) or
(2), if any Serviced Non-Trust Mortgage Loan Noteholder in respect of a
Specially Designated Non-Trust Mortgage Loan is adversely affected by any Event of Default on the part of the applicable Master Servicer, then, at the request of such Non-Trust Mortgage Loan Noteholder, subject to the terms of the related
Co-Lender Agreement, the Trustee shall require the applicable Master Servicer to appoint, within 30 days of the Trustee's request, a Sub-Servicer (or, if the subject Serviced Loan Combination is currently being sub-serviced, to replace, within 30 days of the Trustee's request, the then-current Sub-Servicer with a new Sub-Servicer) with respect to the subject Serviced Loan Combination. In connection with the appointment of a Sub-Servicer in accordance with this
Section 7.01(c), the applicable Master Servicer shall obtain, at its own expense, written confirmation from each Rating Agency (and any Other Rating
Agency rating any Specially Designated Non-Trust Mortgage Loan Securities backed by the applicable Specially Designated Non-Trust Mortgage Loan) that such appointment will not result in an Adverse Rating Event with respect to the
Certificates or any Specially Designated Non-Trust Mortgage Loan Securities
backed by the affected Specially Designated Non-Trust Mortgage Loan. The related
Sub-Servicing Agreement shall provide that any Sub-Servicer appointed in accordance with this Section 7.01(c) shall be responsible for all duties, and shall be entitled to all compensation, of the applicable Master Servicer under this Agreement with respect to the subject Serviced Loan Combination, except that the applicable Master Servicer shall be entitled to retain that portion of the Master Servicing Fee for the related SLC Trust Mortgage Loan or any successor REO Trust Mortgage Loan with respect thereto that accrues at a rate equal to 0.01% per annum. Such Sub-Servicing Agreement shall also provide that such Sub-Servicer shall agree to become the master servicer under a separate servicing agreement (as contemplated by the related Co-Lender Agreement) in the event that the subject Serviced Loan Combination is no longer to be serviced and administered hereunder, which separate servicing agreement shall contain servicing and administration, limitation of liability, indemnification and servicing compensation provisions substantially similar to the corresponding provisions of this Agreement, except for the fact that the subject Serviced Loan
Combination and the related Mortgaged Property shall be the sole assets serviced and administered thereunder and the sole source of funds thereunder. If any
Sub-Servicer appointed in accordance with this Section 7.01(c) shall at any time resign or be terminated, then (subject to the related Co-Lender Agreement) the applicable Master Servicer shall be required to promptly appoint a substitute
Sub-Servicer, which appointment shall not result in an Adverse Rating Event with respect to the Certificates or any Specially Designated Non-Trust Mortgage Loan
Securities backed by the affected Specially Designated Non-Trust Mortgage Loan
(as evidenced in writing by each Rating Agency (and any Other Rating Agency rating any Specially Designated Non-Trust Mortgage Loan Securities backed by the affected Specially Designated Non-Trust Mortgage Loan)). If a successor Master
Servicer is acting hereunder in respect of the subject Loan Combination and such successor Master Servicer desires to terminate the Sub-Servicer appointed under this Section 7.01(c) without cause, then the terminated Master Servicer that was responsible for the Event of Default that led to the appointment of such
Sub-Servicer shall be responsible for all costs incurred in connection with such termination, including the payment of any termination fee.

            Further notwithstanding Section 7.01(b) and Section 7.04, if any
Event of Default on the part of the Special Servicer occurs that affects any
Serviced Non-Trust Mortgage Loan Noteholder in respect of a Specially Designated
Non-Trust Mortgage Loan, and the Special Servicer is not otherwise terminated in accordance with Section 7.01(b), then the affected Non-Trust Mortgage Loan
Noteholder may require the Trustee to terminate the duties and obligations of the Special Servicer with respect to

                                      -287-

the subject Serviced Loan Combination only, but as to no other Mortgage Loan;
and, in such event, the appropriate party shall appoint in accordance with
Section 6.09 (or, in the event of the failure of such party to so appoint, the
Trustee shall appoint in accordance with Section 7.02), within 30 days of the affected Non-Trust Mortgage Loan Noteholder's request, a replacement special servicer with respect to the subject Serviced Loan Combination. In connection with the appointment of a replacement special servicer with respect to any
Serviced Loan Combination that includes a Specially Designated Non-Trust
Mortgage Loan at the request of a related Non-Trust Mortgage Loan Noteholder in accordance with this Section 7.01(c), the Trustee shall obtain written confirmation from each Rating Agency (and any Other Rating Agency rating any
Specially Designated Non-Trust Mortgage Loan Securities backed by the affected
Specially Designated Non-Trust Mortgage Loan) that such appointment will not result in an Adverse Rating Event with respect to the Certificates or any
Specially Designated Non-Trust Mortgage Loan Securities backed by the affected
Specially Designated Non-Trust Mortgage Loan. Any replacement special servicer appointed at the request of a Non-Trust Mortgage Loan Noteholder in accordance with this Section 7.01(c) shall be responsible for all duties, and shall be entitled to all compensation, of the Special Servicer under this Agreement with respect to the subject Serviced Loan Combination. Any replacement special servicer appointed at the request of a Non-Trust Mortgage Loan Noteholder in accordance with this Section 7.01(c) hereby agrees to become, upon request, the special servicer under a separate servicing agreement (as contemplated by the related Co-Lender Agreement) in the event that the affected Serviced Loan
Combination is no longer to be serviced and administered hereunder, which separate servicing agreement shall contain servicing and administration, limitation of liability, indemnification and servicing compensation provisions substantially similar to the corresponding provisions of this Agreement, except for the fact that the subject Serviced Loan Combination and the related
Mortgaged Property shall be the sole assets serviced and administered thereunder and the sole source of funds thereunder. If any replacement special servicer appointed at the request of a Non-Trust Mortgage Loan Noteholder in accordance with this Section 7.01(c) shall at any time resign or be terminated, then the appropriate party in accordance with Section 6.09 (or the Trustee in accordance with Section 7.02, if such party fails to do so) shall be required to promptly appoint a substitute replacement special servicer, which appointment shall not result in an Adverse Rating Event with respect to the Certificates or any
Specially Designated Non-Trust Mortgage Loan Securities backed by the affected
Specially Designated Non-Trust Mortgage Loan (as evidenced in writing by each
Rating Agency (and any Other Rating Agency rating any Specially Designated
Non-Trust Mortgage Loan Securities backed by the affected Specially Designated
Non-Trust Mortgage Loan)). If any replacement special servicer is appointed at the request of a Non-Trust Mortgage Loan Noteholder in accordance with this
Section 7.01(c), then the provisions of Section 6.09(c) shall apply as if the replacement had occurred in accordance with Section 6.09(b).

            In no event shall any waiver of an Event of Default pursuant to
Section 7.04 affect the rights of a Non-Trust Mortgage Loan Noteholder under this Section 7.01(c).

            (d)   If, pursuant to the terms of any Outside Servicing Agreement under which any Outside Serviced Trust Mortgage Loan or Administered REO
Property is being serviced and/or administered, an Outside Servicer Default has occurred with respect to an Outside Servicer under such Outside Servicing
Agreement and remains unremedied and the related Outside Master Servicer has not been otherwise terminated under such Outside Servicing Agreement, then the
Trustee may, if materially and adversely affected in its capacity as holder of such Outside Serviced Trust Mortgage Loan or any successor REO Trust Mortgage
Loan with respect thereto, to the fullest extent permitted by such Outside
Servicing Agreement, either (i) waive such Outside Servicer Default (but only if directed to do so by the

                                      -288-

Controlling Class Representative), or (ii) absent such waiver, direct (at the direction of the Controlling Class Representative) the appropriate party under such Outside Servicing Agreement to exercise such remedies thereunder regarding the termination and replacement of, or the appointment of a new Outside Master
Servicer to perform the duties of, such Outside Servicer as to which such
Outsider Servicer Default relates. In connection with the foregoing, the Trustee may (and, at the direction of the Controlling Class Representative, is required
to) exercise the rights set forth in clause (ii) of the preceding sentence as the Holder of the subject Outside Serviced Trust Mortgage Loans or any successor
REO Trust Mortgage Loans with respect thereto; and, furthermore, if and to the extent necessary, the Trustee shall contact and act with the other applicable
Non-Trust Mortgage Loan Noteholders in exercising such rights.

            (e)   If an event described in clause (A) or (B) of Section
7.01(a)(ix) has occurred in respect of a Master Servicer or the Special Servicer and of which the Trustee or the Certificate Administrator has notice, the
Trustee or the Certificate Administrator, as the case may be, shall, promptly following its receipt of notice thereof, provide written notice thereof to such
Master Servicer or the Special Servicer, as applicable. Notwithstanding Section
7.01(b), if a Master Servicer receives a notice of termination under Section
7.01(b) solely due to an Event of Default under Section 7.01(a)(ix), (x) or
(xi), and if the terminated Master Servicer provides the Trustee with the appropriate "request for proposal" materials within five (5) Business Days following such termination, then the Master Servicer shall continue to serve in such capacity hereunder until a successor thereto is selected in accordance with this Section 7.01(e) or the expiration of 45 days from such Master Servicer's receipt of the notice of termination, whichever occurs first. Upon receipt of such "request for proposal" materials from the terminated Master Servicer, the
Trustee shall promptly thereafter (using such "request for proposal" materials)
solicit good faith bids for the rights to master service the applicable Serviced
Mortgage Loans and, in the case of each of Master Servicer No. 1 and Master
Servicer No. 2, the applicable Outside Serviced Trust Mortgage Loan under this
Agreement from at least three (3) Persons qualified to act as a successor Master
Servicer hereunder in accordance with Section 6.02 and Section 7.02 (any such
Person so qualified, a "Qualified Bidder") or, if three (3) Qualified Bidders cannot be located, then from as many Persons as the Trustee can determine are
Qualified Bidders; provided that at the Trustee's request, the terminated Master
Servicer shall supply the Trustee with the names of Persons from whom to solicit such bids; and provided, further, that the Trustee shall not be responsible if less than three (3) or no Qualified Bidders submit bids for the right to master service the applicable Serviced Mortgage Loans and, in the case of each of
Master Servicer No. 1 and Master Servicer No. 2, the applicable Outside Serviced
Trust Mortgage Loans under this Agreement. The bid proposal shall require any
Successful Bidder (as defined below), as a condition of such bid, to enter into this Agreement as successor Master Servicer, and to agree to be bound by the terms hereof, within 45 days after the receipt of notice of termination by the terminated Master Servicer. The Trustee shall solicit bids on the basis of both:
(i) such successor Master Servicer (x) retaining all existing Sub-Servicers to continue the primary servicing of the applicable Serviced Mortgage Loans pursuant to the terms of the respective Sub-Servicing Agreements and (y)
entering into a Sub-Servicing Agreement with the terminated Master Servicer under which the terminated Master Servicer would sub-service each of the applicable Serviced Mortgage Loans not then subject to a Sub-Servicing Agreement at a sub-servicing fee rate per annum equal to the related Master Servicing Fee
Rate minus, in the case of each Trust Mortgage Loan serviced, 0.01% per annum
(each, a "Servicing-Retained Bid"); and (ii) terminating each existing
Sub-Servicing Agreement and Sub-Servicer that it is permitted to terminate in accordance with Section 3.22 (each, a "Servicing-Released Bid"). The Trustee shall select the Qualified Bidder with the highest cash Servicing-Retained Bid
(or, if none, the highest cash Servicing Released Bid) (the "Successful Bidder")
to act as successor

                                      -289-

Master Servicer hereunder. The Trustee shall direct the Successful Bidder to enter into this Agreement as successor Master Servicer pursuant to the terms hereof (and, if the successful bid was a Servicing-Retained Bid, to enter into a
Sub-Servicing Agreement with the terminated Master Servicer as contemplated above) no later than 45 days after the receipt of notice of termination by the terminated Master Servicer.

            Upon the assignment and acceptance of the master servicing rights hereunder to and by the Successful Bidder, the Trustee shall remit or cause to be remitted (i) if the successful bid was a Servicing-Retained Bid, to the terminated Master Servicer the amount of such cash bid received from the
Successful Bidder (net of "out-of-pocket" expenses incurred in connection with obtaining such bid and transferring servicing) and (ii) if the successful bid was a Servicing-Released Bid, to the Master Servicer and each terminated
Sub-Servicer its respective Bid Allocation.

            A terminated Master Servicer shall be responsible for all
out-of-pocket expenses incurred in connection with the attempt to sell its rights to master service the applicable Serviced Mortgage Loans and, in the case of each of Master Servicer No. 1 and Master Servicer No. 2, the applicable
Outside Serviced Trust Mortgage Loans, which expenses are not reimbursed to the party that incurred such expenses pursuant to the preceding paragraph.

            If the Successful Bidder has not entered into this Agreement as successor Master Servicer within 45 days after the terminated Master Servicer received written notice of termination or no Successful Bidder was identified within such 45-day period, then the terminated Master Servicer shall reimburse the Trustee for all reasonable "out-of-pocket" expenses incurred by the Trustee in connection with such bid process and the Trustee shall have no further obligations under this Section 7.01(e). The Trustee thereafter may act or may select a successor to act as Master Servicer hereunder with respect to the applicable Serviced Mortgage Loans and, in the case of each of Master Servicer
No. 1 and Master Servicer No. 2, the applicable Outside Serviced Trust Mortgage
Loans in accordance with Section 7.02.

            SECTION 7.02    Trustee to Act; Appointment of Successor.

            On and after the time a Master Servicer or the Special Servicer resigns pursuant to Section 6.04 or receives a notice of termination pursuant to
Section 7.01, the Trustee shall, unless and until a successor is appointed pursuant to Section 6.04, Section 6.09 or Section 7.01, be the successor in all respects to such Master Servicer or the Special Servicer, as the case may be, in its capacity as such under this Agreement and the transactions set forth or provided for herein and shall have all (and the former Master Servicer or
Special Servicer, as the case may be, shall cease to have any) of the responsibilities, duties and liabilities (except as provided in the next sentence) of such Master Servicer or the Special Servicer, as the case may be, arising thereafter, including, without limitation, if a Master Servicer is the resigning or terminated party, such Master Servicer's obligation to make P&I
Advances, including, without limitation, in connection with any termination of such Master Servicer for an Event of Default described in Section 7.01(a)(xii), the unmade P&I Advances that gave rise to such Event of Default; provided that any failure to perform such duties or responsibilities caused by a Master
Servicer's or the Special Servicer's, as the case may be, failure to provide information or monies required by Section 7.01 shall not be considered a default by the Trustee hereunder. Notwithstanding anything contrary in this Agreement, the Trustee shall in no event be held responsible or liable with respect to any of the acts, omissions, representations and warranties of the resigning or terminated party (other than the Trustee) or for any losses incurred by such resigning or terminated party pursuant to

                                      -290-

Section 3.06 hereunder nor shall the Trustee be required to purchase any Trust
Mortgage Loan hereunder. As compensation therefor, the Trustee shall be entitled to all fees and other compensation which the resigning or terminated party would have been entitled to if the resigning or terminated party had continued to act hereunder (other than fees already earned, including, without limitation,
Workout Fees, and other than, subject to Section 3.11(a), any related Excess
Servicing Strips). Notwithstanding the above and subject to its obligations under Section 3.22(d) and 7.01(b), the Trustee may, if it shall be unwilling in its sole discretion to so act as either a Master Servicer or the Special
Servicer, as the case may be, or shall, if it is unable to so act as either a
Master Servicer or the Special Servicer, as the case may be, or shall, if the
Trustee is not approved as a master servicer or a special servicer, as the case may be, by any of the Rating Agencies or Other Rating Agencies or if the Holders
of Certificates entitled to at least 51% of the Voting Rights so request in writing to the Trustee, promptly appoint, subject to the approval of each of the
Rating Agencies (as evidenced by written confirmation therefrom to the effect that the appointment of such institution would not cause an Adverse Rating Event with respect to any Class of Certificates or any class of Specially Designated
Non-Trust Mortgage Loan Securities) or petition a court of competent jurisdiction to appoint, any established mortgage loan servicing institution that meets the requirements of Section 6.02 (including, without limitation, rating agency confirmation); provided, however, that in the case of a resigning or terminated Special Servicer, such appointment shall be subject to the rights of the Holders of Certificates evidencing a majority of the Voting Rights allocated to the Controlling Class to designate a successor pursuant to Section
6.09. No appointment of a successor to a Master Servicer or the Special Servicer hereunder shall be effective until the assumption by the successor to such party of all its responsibilities, duties and liabilities under this Agreement.
Pending appointment of a successor to a Master Servicer or the Special Servicer hereunder, the Trustee shall act in such capacity as hereinabove provided. In connection with any such appointment and assumption described herein, the
Trustee may make such arrangements for the compensation of such successor out of payments on the Serviced Mortgage Loans and REO Properties as it and such successor shall agree; provided, however, that, except as otherwise permitted by the second paragraph of Section 3.11(a), no such compensation shall be in excess of that permitted the resigning or terminated party hereunder. Such successor and the other parties hereto shall take such action, consistent with this
Agreement, as shall be necessary to effectuate any such succession.

            SECTION 7.03    Notification to Certificateholders and Others.

            (a)   Upon any resignation of a Master Servicer or the Special
Servicer pursuant to Section 6.04, any termination of a Master Servicer or the
Special Servicer pursuant to Section 7.01, any appointment of a successor to a
Master Servicer or the Special Servicer pursuant to Section 7.02 or the effectiveness of any designation of a new Special Servicer pursuant to Section
6.09, the Trustee shall give prompt written notice thereof to Certificateholders at their respective addresses appearing in the Certificate Register and, to the extent known to the Trustee, each Serviced Non-Trust Mortgage Loan Noteholder.

            (b)   Not later than the later of (i) 60 days after the occurrence of any event which constitutes or, with notice or lapse of time or both, would constitute an Event of Default or an Outside Servicer Default and (ii) five (5)
days after a Responsible Officer of the Trustee has notice of the occurrence of such an event, the Trustee shall transmit by mail to the Depositor, all the
Certificateholders, the Rating Agencies and, to the extent known to the Trustee, each Serviced Non-Trust Mortgage Loan Noteholder (if affected thereby) notice of such occurrence, unless such default shall have been cured.

                                      -291-

            (c)   If and when necessary under this Section 7.03 or under Section
11.01(d) hereof, the Trustee shall seek to establish the identity of a Serviced
Non-Trust Mortgage Loan Noteholder by contacting the applicable Master Servicer and the Special Servicer. Upon such request, the applicable Master Servicer shall promptly provide the identity of the Serviced Non-Trust Mortgage Loan
Noteholder to the Trustee. The Trustee may conclusively rely upon such determination by such Master Servicer.

            SECTION 7.04    Waiver of Events of Default.

            The Holders representing at least 66 2/3% of the Voting Rights allocated to the Classes of Certificates affected by any Event of Default hereunder may waive such Event of Default; provided, however, that (A) an Event of Default under clause (i), (ii), (ix), (x) or (xi) of Section 7.01(a) may be
waived only by all of the Certificateholders of the affected Classes, (B) waiver of an Event of Default under clause (i)(B) of Section 7.01(a) further requires the written consent of the Trustee and (C) a waiver of an Event of Default under clause (iv)(B) or (iv)(C) of Section 7.01(a) requires the written consent of the
Depositor. Upon any such waiver of an Event of Default, such Event of Default shall cease to exist and shall be deemed to have been remedied for every purpose hereunder (except as otherwise provided in Section 7.01(c)). No such waiver shall extend to any subsequent or other Event of Default or impair any right consequent thereon except to the extent expressly so waived. Notwithstanding any other provisions of this Agreement, for purposes of waiving any Event of Default pursuant to this Section 7.04, Certificates registered in the name of the
Depositor or any Affiliate of the Depositor shall be entitled to Voting Rights with respect to the matters described above.

            SECTION 7.05    Additional Remedies of Trustee Upon Event of Default
                            or Outside Servicer Default.

            During the continuance of any Event of Default or Outside Servicer
Default, so long as such Event of Default shall not have been remedied, the
Trustee, in addition to the rights specified in Section 7.01, shall have the right, in its own name and as trustee of an express trust, to take all actions now or hereafter existing at law, in equity or by statute to enforce its rights and remedies and to protect the interests, and enforce the rights and remedies, of the Certificateholders and, in the case of a Serviced Loan Combination, the related Serviced Non-Trust Mortgage Loan Noteholder(s) (including the institution and prosecution of all judicial, administrative and other proceedings and the filings of proofs of claim and debt in connection therewith). No remedy provided for by this Agreement shall be exclusive of any other remedy, and each and every remedy shall be cumulative and in addition to any other remedy, and no delay or omission to exercise any right or remedy shall impair any such right or remedy or shall be deemed to be a waiver of any Event of Default or Outside Servicer Default. Under no circumstances shall the rights provided to the Trustee under this Section 7.05 be construed as a duty or obligation of the Trustee.

                                      -292-

                                  ARTICLE VIII

                  THE TRUSTEE AND THE CERTIFICATE ADMINISTRATOR

            SECTION 8.01    Duties of Trustee.

            (a)   The Trustee, prior to the occurrence of an Event of Default or an Outside Servicer Default and after the curing or waiver of all Events of
Default and all Outside Servicer Default which may have occurred, undertakes to perform such duties and only such duties as are specifically set forth in this
Agreement. If an Event of Default or an Outside Servicer Default occurs and is continuing, the Trustee shall exercise such of the rights and powers vested in it by this Agreement, and use the same degree of care and skill in their exercise as a prudent man would exercise or use under the circumstances in the conduct of his own affairs. Any permissive right of the Trustee contained in this Agreement shall not be construed as a duty.

            (b)   The Trustee, upon receipt of all resolutions, certificates, statements, opinions, reports, documents, orders or other instruments furnished to the Trustee that are specifically required to be furnished pursuant to any provision of this Agreement (other than the Mortgage Files, the review of which is specifically governed by the terms of Article II), shall examine them to determine whether they conform to the requirements of this Agreement to the extent specifically set forth herein. If any such instrument is found not to conform to the requirements of this Agreement in a material manner, the Trustee shall take such action as it deems appropriate to have the instrument corrected.
The Trustee shall not be responsible for the accuracy or content of any resolution, certificate, statement, opinion, report, document, order or other instrument furnished by the Depositor, the Certificate Administrator, a Master
Servicer or the Special Servicer, and accepted by the Trustee in good faith, pursuant to this Agreement.

            (c)   No provision of this Agreement shall be construed to relieve the Trustee from liability for its own negligent action, its own negligent failure to act or its own misconduct; provided, however, that:

                  (i)    prior to the occurrence of an Event of Default or an
      Outside Servicer Default, and after the curing of all such Events of
      Default and all such Outside Servicer Default which may have occurred, the duties and obligations of the Trustee shall be determined solely by the express provisions of this Agreement, the Trustee shall not be liable except for the performance of such duties and obligations as are specifically set forth in this Agreement, no implied covenants or obligations shall be read into this Agreement against the Trustee and, in the absence of bad faith on the part of the Trustee, the Trustee may conclusively rely, as to the truth of the statements and the correctness of the opinions expressed therein, upon any certificates or opinions furnished to the Trustee and conforming to the requirements of this
      Agreement;

                  (ii)   the Trustee shall not be personally liable for an error
      of judgment made in good faith by a Responsible Officer or Responsible
      Officers of the Trustee unless it shall be proved that the Trustee was negligent in ascertaining the pertinent facts;

                  (iii)  the Trustee shall not be personally liable with respect to any action taken, suffered or omitted to be taken by it in good faith in accordance with this Agreement and

                                      -293-

      the direction of Holders of Certificates entitled to at least 25% of the
      Voting Rights relating to the time, method and place of conducting any proceeding for any remedy available to the Trustee or exercising any trust or power conferred upon the Trustee under this Agreement or, as holder of an Outside Serviced Trust Mortgage Loan (or any successor REO Trust
      Mortgage Loan with respect thereto), under an Outside Servicing Agreement, as the case may be; and

                  (iv)   the protections, immunities and indemnities afforded to
      the Trustee hereunder (including, without limitation, under this Section
      8.01 and/or under Section 8.02 and 8.05(b)) shall also be available to the
      Certificate Administrator, Authenticating Agent, Certificate Registrar and
      Custodian.

            SECTION 8.02    Certain Matters Affecting Trustee.

            Except as otherwise provided in Section 8.01 and Article X:

                  (i)    the Trustee may rely upon and shall be protected in
      acting or refraining from acting upon any resolution, Officer's
      Certificate, certificate of auditors or any other certificate, statement, instrument, opinion, report, notice, request, consent, order, appraisal, bond or other paper or document reasonably believed by it to be genuine and to have been signed or presented by the proper party or parties;

                  (ii)   the Trustee may consult with counsel and the written
      advice of such counsel or any Opinion of Counsel shall be full and complete authorization and protection in respect of any action taken or suffered or omitted by it hereunder in good faith and in accordance therewith;

                  (iii)  the Trustee shall be under no obligation to exercise any of the trusts or powers vested in it by this Agreement or to make any investigation of matters arising hereunder or, except as provided in
      Section 10.01 or 10.02, to institute, conduct or defend any litigation hereunder or in relation hereto at the request, order or direction of any of the Certificateholders, pursuant to the provisions of this Agreement, unless such Certificateholders shall have offered to the Trustee reasonable security or indemnity against the costs, expenses and liabilities which may be incurred therein or thereby; except as provided in Section 10.01 or 10.02, the Trustee shall not be required to expend or risk its own funds or otherwise incur any financial liability in the performance of any of its duties hereunder, or in the exercise of any of its rights or powers, if it shall have reasonable grounds for believing that repayment of such funds or adequate indemnity against such risk or liability is not reasonably assured to it; provided, however, that nothing contained herein shall relieve the Trustee of the obligation, upon the occurrence of an Event of Default or an Outside Servicer Default which has not been cured, to exercise such of the rights and powers vested in it by this Agreement, and to use the same degree of care and skill in their exercise as a prudent man would exercise or use under the circumstances in the conduct of his own affairs;

                  (iv)   the Trustee shall not be personally liable for any
      action reasonably taken, suffered or omitted by it in good faith and believed by it to be authorized or within the discretion or rights or powers conferred upon it by this Agreement;

                                      -294-

                  (v)    prior to the occurrence of an Event of Default or an
      Outside Servicer Default hereunder and after the curing of all Events of
      Default and all Outside Servicer Defaults which may have occurred, and except as may be provided in Section 10.01 or 10.02, the Trustee shall not be bound to make any investigation into the facts or matters stated in any resolution, certificate, statement, instrument, opinion, report, notice, request, consent, order, approval, bond or other paper or document, unless requested in writing to do so by Holders of Certificates entitled to at least 25% of the Voting Rights; provided, however, that if the payment within a reasonable time to the Trustee of the costs, expenses or liabilities likely to be incurred by it in the making of such investigation is, in the opinion of the Trustee, not reasonably assured to the Trustee by the security afforded to it by the terms of this Agreement, the Trustee may require reasonable indemnity against such expense or liability as a condition to taking any such action;

                  (vi)   the Trustee may execute any of the trusts or powers
      hereunder or perform any duties hereunder either directly or by or through agents or attorneys; provided, however, that the Trustee shall remain responsible for all acts and omissions of such agents or attorneys within the scope of their employment to the same extent as it is responsible for its own actions and omissions hereunder; and provided, further, that, unless and until the Trustee has filed a Form 15 with respect to the Trust in accordance with Section 8.16, the Trustee may not engage any such agent or attorney-in-fact that would constitute an Additional Item 1123 Servicer or a Sub-Servicing Function Participant, unless it first obtains the written consent of the Depositor;

                  (vii)  the Trustee shall not be responsible for any act or omission of a Master Servicer or the Special Servicer (unless the Trustee is acting as such Master Servicer or the Special Servicer) or the
      Depositor; and

                  (viii) neither the Trustee nor the Certificate Registrar shall have any obligation or duty to monitor, determine or inquire as to compliance with any restriction on transfer imposed under Article V under this Agreement or under applicable law with respect to any transfer of any
      Certificate or any interest therein, other than to require delivery of the certification(s) and/or Opinion(s) of Counsel described in said Article applicable with respect to changes in registration of record ownership of
      Certificates in the Certificate Register and to examine the same to determine substantial compliance with the express requirements of this
      Agreement. The Trustee and Certificate Registrar shall have no liability for transfers, including transfers made through the book-entry facilities of the Depository or between or among Depository Participants or beneficial owners of the Certificates, made in violation of applicable restrictions except for its failure to perform its express duties in connection with changes in registration of record ownership in the
      Certificate Register.

            SECTION 8.03    Trustee and Certificate Administrator Not Liable for
                            Validity or Sufficiency of Certificates or Trust
                            Mortgage Loans.

            The recitals contained herein and in the Certificates, other than the statements attributed to the Trustee and the Certificate Administrator in
Article II, Section 8.14, Section 8.15 and Section 11.07 and the signature of the Certificate Registrar and the Authenticating Agent set forth on each outstanding Certificate, shall be taken as the statements of the Depositor or a
Master Servicer or the Special Servicer, as the case may be, and neither the
Trustee nor the Certificate Administrator assumes

                                      -295-

any responsibility for their correctness. Except as set forth in Section 8.14 and Section 8.15, the Trustee and the Certificate Administrator makes no representations as to the validity or sufficiency of this Agreement or of any
Certificate (other than as to the signature of the Trustee set forth thereon) or of any Trust Mortgage Loan or related document. The Trustee and the Certificate
Administrator shall not be accountable for the use or application by the
Depositor of any of the Certificates issued to it or of the proceeds of such
Certificates, or for the use or application of any funds paid to the Depositor in respect of the assignment of the Trust Mortgage Loans to the Trust Fund, or any funds deposited in or withdrawn from a Collection Account or any other account by or on behalf of the Depositor, a Master Servicer or the Special
Servicer except to the extent that such funds are delivered to the Trustee or the Certificate Administrator, as the case may be. The Trustee and the
Certificate Administrator shall each be responsible for the accuracy or content of any resolution, certificate, statement, opinion, report, document, order or other instrument furnished by the Depositor, a Master Servicer or the Special
Servicer, and accepted by the Trustee or the Certificate Administrator, as the
case may be, in good faith, pursuant to this Agreement.

            SECTION 8.04    Trustee and Certificate Administrator May Own
                            Certificates.

            The Trustee, the Certificate Administrator or any agent of the
Trustee or the Certificate Administrator, in its individual or any other capacity, may become the owner or pledgee of Certificates with the same rights
(except as otherwise provided in the definition of "Certificateholder") as it would have if it were not the Trustee, the Certificate Administrator or such agent.

            SECTION 8.05    Fees and Expenses of Trustee and Certificate
                            Administrator; Indemnification of Trustee and
                            Certificate Administrator.

            (a)   On each Distribution Date, the Certificate Administrator shall withdraw from the general funds on deposit in the Distribution Account, prior to any distributions to be made therefrom on such date, and pay to itself and the
Trustee their respective shares of the Trust Administration Fee for such
Distribution Date and, to the extent not previously paid, for all prior
Distribution Dates, as compensation for all services rendered by the Trustee in the execution of the trusts hereby created and by the Trustee and the
Certificate Administrator in the exercise and performance of any of the powers and duties thereof. Except as otherwise provided in Section 3.06, the Trust
Administration Fees (which shall not be limited by any provision of law in regard to the compensation of a trustee of an express trust) shall constitute the Trustee's and Certificate Administrator's sole compensation for such services to be rendered by them.

            (b)   The Trustee, the Certificate Administrator (whether
individually or in its capacity as Certificate Administrator) and any director, officer, employee, affiliate, agent or "control" person within the meaning of the Securities Act of 1933, as amended, of the Trustee or the Certificate
Administrator shall be entitled to be indemnified for and held harmless by the
Trust Fund out of the Collection Accounts (and, to the extent that any Serviced
Loan Combination and/or any related REO Property is affected, by the Trust Fund and/or the related Serviced Non-Trust Mortgage Loan Noteholder(s), first out of the related SLC Custodial Account, and then out of the Collection Accounts)
against any loss, liability or reasonable "out-of-pocket" expense (including, without limitation, costs and expenses of litigation, and of investigation, counsel fees, damages, judgments and amounts paid in settlement) arising out of, or incurred in connection with this Agreement, the Trust Mortgage Loans or the
Certificates or any act of a Master Servicer or the Special Servicer taken on behalf of the Trustee or

                                      -296-

the Certificate Administrator, as the case may be, as provided for herein;
provided that such expense is an "unanticipated expense incurred by the REMIC"
within the meaning of Treasury regulations section 1.860G-1(b)(3)(ii) and is not an Advance (the reimbursement for Advances being separately provided for herein); and provided, further, that neither the Trustee nor any of the other above specified Persons shall be entitled to indemnification pursuant to this
Section 8.05(b) for (1) any liability specifically required to be borne thereby pursuant to the terms hereof, or (2) any loss, liability or expense incurred by reason of willful misfeasance, bad faith or negligence in the performance of the
Trustee's obligations and duties hereunder, or by reason of its negligent disregard of such obligations and duties, or as may arise from a breach of any representation, warranty or covenant of the Trustee, as applicable, made herein, or (3) any loss, liability or expense that constitutes allocable overhead. The provisions of this Section 8.05(b) shall survive any resignation or removal of the Trustee and appointment of a successor trustee.

            SECTION 8.06    Eligibility Requirements for Trustee and Certificate
                            Administrator.

            Each of the Trustee and Certificate Administrator hereunder shall at all times be a bank, a trust company, an association or a corporation organized and doing business under the laws of the United States of America or any State thereof or the District of Columbia, authorized under such laws to exercise trust powers, having a combined capital and surplus of at least $100,000,000
(or, in the case of the Certificate Administrator, $50,000,000) and subject to supervision or examination by a federal or state banking authority. If such bank, trust company, association or corporation publishes reports of condition at least annually, pursuant to law or to the requirements of the aforesaid supervising or examining authority, then for the purposes of this section the combined capital and surplus of such bank, trust company, association or corporation shall be deemed to be its combined capital and surplus as set forth in its most recent report of condition so published. The Trustee shall also be an entity with (a) a long-term unsecured debt rating of at least "AA-" from
Fitch and S&P and "Aa3" from Moody's, (b) a long-term unsecured debt rating of at least "A-" from Fitch and S&P and "A3" from Moody's, if a Fiscal Agent meeting the requirements of Section 8.17(a) is then currently acting in such capacity, or (c) in the case of any Rating Agency, such other rating(s)
therefrom as shall not result in an Adverse Rating Event with respect to any
Class of Certificates as confirmed in writing by such Rating Agency. The
Certificate Administrator shall also be an entity with a long-term unsecured debt rating of at least "A-" from Fitch and S&P and "A3" from Moody's. In addition, the Trustee shall at all times satisfy the requirements of Section
26(a)(1) of the Investment Company Act of 1940, as amended. In case at any time the Trustee or the Certificate Administrator shall cease to be eligible in accordance with the provisions of this section, the Trustee or the Certificate
Administrator, as the case may be, shall resign immediately in the manner and with the effect specified in Section 8.07; provided that, if the Trustee shall cease to be so eligible because its combined capital and surplus is no longer at least $100,000,000 or its long-term unsecured debt rating no longer conforms to the requirements of the immediately preceding sentence, and if the Trustee proposes to the other parties hereto to enter into an agreement with (and reasonably acceptable to) each of them, and if in light of such agreement the
Trustee's continuing to act in such capacity would not (as evidenced in writing by each Rating Agency) cause any Rating Agency to qualify, downgrade or withdraw any rating assigned thereby to any Class of Certificates, then upon the execution and delivery of such agreement the Trustee shall not be required to resign, and may continue in such capacity, for so long as none of the ratings assigned by the Rating Agencies to the Certificates is qualified, downgraded or withdrawn thereby. The bank, trust company, corporation or association serving as Trustee may have normal banking and trust relationships with the Depositor, a
Master Servicer, the Special Servicer and their respective Affiliates but, except to the extent

                                      -297-

permitted or required by Section 7.02, shall not be an "Affiliate" (as such term is defined in Section III of PTE 2000-58) of a Master Servicer, the Special
Servicer, any Sub-Servicer, any Outside Servicer, the Underwriters, the
Depositor, the Certificate Administrator or any obligor with respect to Trust
Mortgage Loans constituting more than 5.0% of the aggregate unamortized principal balance of the Trust Mortgage Loans as of the date of the initial issuances of the Certificates or any "Affiliate" (as such term is defined in
Section III of PTE 2000-58) of any such Person.

            SECTION 8.07    Resignation and Removal of Trustee and Certificate
                            Administrator.

            (a)   The Trustee may at any time resign and be discharged from the trusts hereby created by giving written notice thereof to the Depositor, the
Master Servicers, the Special Servicer and all the Serviced Non-Trust Mortgage
Loan Noteholders and to all Certificateholders at their respective addresses set forth in the Certificate Register. Upon receiving such notice of resignation,
Master Servicer No. 1 shall promptly appoint a successor trustee meeting the requirements in Section 8.06 and acceptable to the Depositor and the Rating
Agencies by written instrument, in duplicate, which instrument shall be delivered to the resigning Trustee and to the successor trustee. A copy of such instrument shall be delivered to the Depositor, Master Servicer No. 2, Master
Servicer No. 3, the Special Servicer, the Serviced Non-Trust Mortgage Loan
Noteholders and the Certificateholders by Master Servicer No. 1. If no successor trustee shall have been so appointed and have accepted appointment within 30 days after the giving of such notice of resignation, the resigning Trustee may petition any court of competent jurisdiction for the appointment of a successor trustee.

            (b)   If at any time the Trustee shall cease to be eligible in
accordance with the provisions of Section 8.06 and shall fail to resign after written request therefor by the Depositor or a Master Servicer, or if at any time the Trustee shall become incapable of acting, or shall be adjudged bankrupt or insolvent, or a receiver of the Trustee or of its property shall be appointed, or any public officer shall take charge or control of the Trustee or of its property or affairs for the purpose of rehabilitation, conservation or liquidation, or if the Trustee shall fail (other than by reason of the failure of either a Master Servicer or the Special Servicer to timely perform its obligations hereunder or as a result of other circumstances beyond the Trustee's reasonable control), to timely deliver any report to be delivered by the Trustee pursuant to Section 4.02 and such failure shall continue unremedied for a period of five (5) days, or if the Trustee shall fail (other than by reason of the failure of a Master Servicer, the Special Servicer or the Depositor to timely perform its obligations hereunder or as a result of other circumstances beyond the Trustee's reasonable control) to timely perform any of its obligations set forth in Section 3.13, Section 3.14 or Section 8.16(a) and such failure adversely affects the Depositor's ability to use or file a registration statement on Form S-3 for purposes of publicly offering commercial mortgage-backed securities, or if the Trustee fails to make distributions required pursuant to Section 4.01, then the Depositor may remove the Trustee and appoint a successor Trustee if necessary, acceptable to the Master Servicers and the Rating Agencies (as evidenced by written confirmation therefrom to the effect that the appointment of such institution would not cause an Adverse
Rating Event with respect to any Class of Certificates) by written instrument, in duplicate, which instrument shall be delivered to the Trustee so removed and to the successor trustee. A copy of such instrument shall be delivered to the
Master Servicers, the Special Servicer, the Serviced Non-Trust Mortgage Loan
Noteholders and the Certificateholders by the Depositor.

            (c)   The Holders of Certificates entitled to at least 51% of the
Voting Rights may at any time remove the Trustee and appoint a successor trustee by written instrument or instruments, in

                                      -298-

triplicate, signed by such Holders or their attorneys-in-fact duly authorized, one complete set of which instruments shall be delivered to the Trustee so removed and one complete set to the successor trustee so appointed. A copy of such instrument shall be delivered to the Depositor, the Master Servicers, the
Special Servicer, the Serviced Non-Trust Mortgage Loan Noteholders and the
remaining Certificateholders by the successor trustee so appointed.

            (d)   In the event that the Trustee is terminated or removed
pursuant to this Section 8.07, all of its and any corresponding Fiscal Agent's rights and obligations under this Agreement and in and to the Trust Mortgage
Loans and the Serviced Non-Trust Mortgage Loans shall be terminated, other than any rights or obligations that accrued prior to the date of such termination or removal (including the right to receive all fees, expenses and other amounts
(including, without limitation, P&I Advances and accrued interest thereon)
accrued or owing to it under this Agreement, with respect to periods prior to the date of such termination or removal and no termination without cause shall be effective until the payment of such amounts to the Trustee and any corresponding Fiscal Agent).

            (e)   Any resignation or removal of the Trustee and appointment of a successor trustee pursuant to any of the provisions of this Section 8.07 shall not become effective until acceptance of appointment by the successor trustee as provided in Section 8.08.

            (f)   The Certificate Administrator may resign or be removed under the same conditions and circumstances as the Trustee, and this Section 8.07 shall apply to the Certificate Administrator to the same extent as it applies to the Trustee.

            SECTION 8.08    Successor Trustee and Certificate Administrator.

            (a)   Any successor Trustee or Certificate Administrator appointed as provided in Section 8.07 shall execute, acknowledge and deliver to the
Depositor, the Master Servicers, the Special Servicer and to its predecessor
Trustee or Certificate Administrator, as the case may be, an instrument accepting such appointment hereunder, and thereupon the resignation or removal of the predecessor Trustee or Certificate Administrator, as the case may be, shall become effective and such successor Trustee or Certificate Administrator, as the case may be, without any further act, deed or conveyance, shall become fully vested with all the rights, powers, duties and obligations of its predecessor hereunder, with the like effect as if originally named as Trustee or
Certificate Administrator, as the case may be, herein. Any predecessor Trustee shall deliver to any successor Trustee all Mortgage Files and related documents and statements held by it hereunder (other than any Mortgage Files at the time held on its behalf by a third-party Custodian, which Custodian shall become the agent of the successor Trustee), and the Depositor, the Master Servicers, the
Special Servicer and the predecessor Trustee shall execute and deliver such instruments and do such other things as may reasonably be required to more fully and certainly vest and confirm in the successor Trustee all such rights, powers, duties and obligations, and to enable the successor Trustee to perform its obligations hereunder.

            (b)   No successor Trustee or Certificate Administrator shall accept appointment as provided in this Section 8.08, unless at the time of such acceptance such successor Trustee or Certificate Administrator, as the case may be, shall be eligible under the provisions of Section 8.06 and the Rating
Agencies have provided confirmation pursuant to such section.

            (c)   Upon acceptance of appointment by a successor Trustee or
Certificate Administrator as provided in this Section 8.08, such successor
Trustee or Certificate Administrator, as

                                      -299-

the case may be, shall mail notice of the succession of such Trustee or
Certificate Administrator, as the case may be, hereunder to the Depositor, the
Master Servicers, the Special Servicer, the Certificateholders and each Serviced
Non-Trust Mortgage Loan Noteholder.

            (d)   Any and all costs and expenses associated with transferring the duties of a Trustee or Certificate Administrator, as the case may be, that has resigned or been removed or terminated, as contemplated by Section 8.07, to a successor Trustee or Certificate Administrator, as the case may be, including those associated with transfer of the Mortgage Files and other documents and statements held by a predecessor Trustee to a successor Trustee, as contemplated by Section 8.08(a), shall be paid by: (i) the predecessor Trustee or Certificate
Administrator, as the case may be, if such predecessor Trustee or Certificate
Administrator, as the case may be, has resigned in accordance with (or, subject to Section 8.07(f), as contemplated by) Section 8.07(a), has been removed in accordance with (or, subject to Section 8.07(f), as contemplated by) Section
8.07(b) or has been removed with cause in accordance with (or, subject to
Section 8.07(f), as contemplated by) Section 8.07(c); (ii) the
Certificateholders that effected the removal, if the predecessor Trustee or
Certificate Administrator, as the case may be, has been removed without cause in accordance with Section 8.07(c); and (iii) the Trust, if such costs and expenses are not paid by the predecessor Trustee or Certificate Administrator, as the case may be, or the subject Certificateholders, as contemplated by the immediately preceding clauses (i) and (ii), within 90 days after they are incurred (provided that such predecessor Trustee or Certificate Administrator, as the case may be, or such subject Certificateholders, as applicable, shall remain liable to the Trust for such costs and expenses).

            SECTION 8.09    Merger or Consolidation of Trustee and Certificate
                            Administrator.

            Any entity into which the Trustee or the Certificate Administrator may be merged or converted or with which the Trustee or the Certificate
Administrator may be consolidated or any entity resulting from any merger, conversion or consolidation to which the Trustee or the Certificate
Administrator shall be a party, or any entity succeeding to the corporate trust business of the Trustee or the Certificate Administrator, shall be the successor of the Trustee or the Certificate Administrator, as the case may be, hereunder;
provided such entity shall be eligible under the provisions of Section 8.06 and the Rating Agencies have provided confirmation pursuant to such section, without the execution or filing of any paper or any further act on the part of any of the parties hereto, anything herein to the contrary notwithstanding.

            SECTION 8.10    Appointment of Co-Trustee or Separate Trustee.

            (a)   Notwithstanding any other provisions hereof, at any time, for the purpose of meeting any legal requirements of any jurisdiction in which any part of the Trust Fund or property securing the same may at the time be located, the Master Servicers and the Trustee acting jointly shall have the power and shall execute and deliver all instruments to appoint one or more Persons approved by the Trustee to act as co-trustee or co-trustees, jointly with the
Trustee, or separate trustee or separate trustees, of all or any part of the
Trust Fund, and to vest in such Person or Persons, in such capacity, such title to the Trust Fund, or any part thereof, and, subject to the other provisions of this Section 8.10, such powers, duties, obligations, rights and trusts as the
Master Servicers and the Trustee may consider necessary or desirable. If the
Master Servicers shall not have joined in such appointment within 15 days after the receipt by it of a request to do so, or in case an Event of Default in respect of either or both of the Master Servicers shall have occurred and be continuing, the Trustee alone shall have the power to

                                      -300-

make such appointment. No co-trustee or separate trustee hereunder shall be required to meet the terms of eligibility as a successor trustee under Section
8.06 hereunder and no notice to Holders of Certificates of the appointment of co-trustee(s) or separate trustee(s) shall be required under Section 8.08 hereof.

            (b)   In the case of any appointment of a co-trustee or separate trustee pursuant to this Section 8.10, all rights, powers, duties and obligations conferred or imposed upon the Trustee shall be conferred or imposed upon and exercised or performed by the Trustee and such separate trustee or co-trustee jointly, except to the extent that under any law of any jurisdiction in which any particular act or acts are to be performed (whether as Trustee hereunder or as successor to a Master Servicer or the Special Servicer hereunder), the Trustee shall be incompetent or unqualified to perform such act or acts, in which event such rights, powers, duties and obligations (including the holding of title to the Trust Fund or any portion thereof in any such jurisdiction) shall be exercised and performed by such separate trustee or co-trustee at the direction of the Trustee.

            (c)   Any notice, request or other writing given to the Trustee
shall be deemed to have been given to each of the then separate trustees and co-trustees, as effectively as if given to each of them. Every instrument appointing any separate trustee or co-trustee shall refer to this Agreement and the conditions of this Article VIII. Each separate trustee and co-trustee, upon its acceptance of the trusts conferred, shall be vested with the estates or property specified in its instrument of appointment, either jointly with the
Trustee or separately, as may be provided therein, subject to all the provisions of this Agreement, specifically including every provision of this Agreement relating to the conduct of, affecting the liability of, or affording protection to, the Trustee. Every such instrument shall be filed with the Trustee.

            (d)   Any separate trustee or co-trustee may, at any time,
constitute the Trustee, its agent or attorney-in-fact, with full power and authority, to the extent not prohibited by law, to do any lawful act under or in respect of this Agreement on its behalf and in its name. If any separate trustee or co-trustee shall cease to exist, become incapable of acting, resign or be removed, all of its estates, properties, rights, remedies and trusts shall vest in and be exercised by the Trustee, to the extent permitted by law, without the appointment of a new or successor trustee.

            (e)   The appointment of a co-trustee or separate trustee under this
Section 8.10 shall not relieve the Trustee of its duties and responsibilities hereunder.

            SECTION 8.11    Appointment of Custodians.

            The Trustee may appoint at the Trustee's expense one or more
Custodians to hold all or a portion of the Mortgage Files as agent for the
Trustee. Each Custodian shall be a depository institution supervised and regulated by a federal or state banking authority, shall have combined capital and surplus of at least $10,000,000, shall be qualified to do business in the jurisdiction in which it holds any Mortgage File and shall not be the Depositor, any Mortgage Loan Seller or any Affiliate of the Depositor or any Mortgage Loan
Seller. None of Master Servicer No. 1, Master Servicer No. 2, Master Servicer
No. 3 or the Special Servicer shall have any duty to verify that any such
Custodian is qualified to act as such in accordance with the preceding sentence.
Any such appointment of a third-party Custodian and the acceptance thereof shall be pursuant to a written agreement, which written agreement shall (i) be consistent with this Agreement in all material respects and requires the
Custodian to comply with this Agreement in all material respects and requires the Custodian to comply with all of the applicable conditions of this Agreement;
(ii) provide that if the Trustee shall for any reason no longer act

                                      -301-

in the capacity of Trustee hereunder (including, without limitation, by reason of an Event of Default), the successor trustee or its designee may thereupon assume all of the rights and, except to the extent such obligations arose prior to the date of assumption, obligations of the Custodian under such agreement or alternatively, may terminate such agreement without cause and without payment of any penalty or termination fee; and (iii) not permit the Custodian any rights of indemnification that may be satisfied out of assets of the Trust Fund. The appointment of one or more Custodians shall not relieve the Trustee from any of its obligations hereunder, and the Trustee shall remain responsible and liable for all acts and omissions of any Custodian. In the absence of any other Person appointed in accordance herewith acting as Custodian, the Trustee agrees to act in such capacity in accordance herewith. The initial Custodian shall be the
Trustee. Notwithstanding anything herein to the contrary, if the Trustee is no longer the Custodian, any provision or requirement herein requiring notice or any information or documentation to be provided to the Custodian shall be construed to require that such notice, information or documents also be provided to the Trustee. Any Custodian hereunder (other than the Trustee) shall at all times maintain a fidelity bond and errors and omissions policy in amounts customary for custodians performing duties similar to those set forth in this
Agreement. Any engagement of a third party to act as Custodian with respect to the Mortgage File or any portion thereof with respect to a Serviced Loan
Combination shall be subject to any relevant provisions of the related Co-Lender
Agreement.

            SECTION 8.12    Appointment of Authenticating Agents.

            (a)   The Certificate Administrator may at the Certificate
Administrator's expense appoint one or more Authenticating Agents, which shall be authorized to act on behalf of the Certificate Administrator in authenticating Certificates. The Certificate Administrator shall cause any such
Authenticating Agent to execute and deliver to the Certificate Administrator an instrument in which such Authenticating Agent shall agree to act in such capacity, in accordance with the obligations and responsibilities herein. Each
Authenticating Agent must be organized and doing business under the laws of the
United States of America or of any State, authorized under such laws to do a trust business, have a combined capital and surplus of at least $15,000,000, and be subject to supervision or examination by federal or state authorities. Each
Authenticating Agent shall be subject to the same obligations, standard of care, protection and indemnities as would be imposed on, or would protect, the
Certificate Administrator hereunder. The appointment of an Authenticating Agent shall not relieve the Certificate Administrator from any of its obligations hereunder, and the Certificate Administrator shall remain responsible and liable for all acts and omissions of the Authenticating Agent. In the absence of any other Person appointed in accordance herewith acting as Authenticating Agent, the Certificate Administrator hereby agrees to act in such capacity in accordance with the terms hereof. LaSalle Bank National Association shall be the initial Authenticating Agent. If LaSalle Bank National Association is removed as
Certificate Administrator, then it shall also be terminated as Authenticating
Agent. Notwithstanding anything herein to the contrary, if the Certificate
Administrator is no longer the Authenticating Agent, any provision or requirement herein requiring notice or any information or documentation to be provided to the Authenticating Agent shall be construed to require that such notice, information or documentation also be provided to the Certificate
Administrator.

            (b)   Any Person into which any Authenticating Agent may be merged or converted or with which it may be consolidated, or any Person resulting from any merger, conversion, or consolidation to which any Authenticating Agent shall be a party, or any Person succeeding to the corporate agency business of any
Authenticating Agent, shall continue to be the Authenticating Agent

                                      -302-

without the execution or filing of any paper or any further act on the part of the Certificate Administrator or the Authenticating Agent.

            (c)   Any Authenticating Agent may at any time resign by giving at least 30 days' advance written notice of resignation to the Certificate
Administrator, the Trustee, the Certificate Registrar, the Master Servicers, the
Special Servicer and the Depositor. The Certificate Administrator may at any
time terminate the agency of any Authenticating Agent by giving written notice of termination to such Authenticating Agent, the Trustee, the Master Servicers,
the Certificate Registrar and the Depositor. Upon receiving a notice of resignation or upon such a termination, or in case at any time any
Authenticating Agent shall cease to be eligible in accordance with the provisions of this Section 8.12, the Certificate Administrator may appoint a successor Authenticating Agent, in which case the Certificate Administrator shall give written notice of such appointment to the Trustee, Master Servicers, the Certificate Registrar and the Depositor and shall mail notice of such appointment to all Holders of Certificates; provided, however, that no successor
Authenticating Agent shall be appointed unless eligible under the provisions of this Section 8.12. Any successor Authenticating Agent upon acceptance of its appointment hereunder shall become vested with all the rights, powers, duties and responsibilities of its predecessor hereunder, with like effect as if originally named as Authenticating Agent. No Authenticating Agent shall have responsibility or liability for any action taken by it as such at the direction of the Certificate Administrator.

            SECTION 8.13    Access to Certain Information.

            The Trustee shall afford to each Master Servicer, the Special
Servicer, each Rating Agency and the Depositor, to any Certificateholder or
Certificate Owner and to the OTS, the FDIC and any other banking or insurance regulatory authority that may exercise authority over any Certificateholder or
Certificate Owner, access to any documentation regarding the Trust Mortgage
Loans within its control that may be required to be provided by this Agreement or by applicable law. Such access shall be afforded without charge but only upon reasonable prior written request and during normal business hours at the offices of the Trustee designated by it. Upon request and with the consent of the
Depositor and at the cost of the requesting Party, the Trustee shall provide copies of such documentation to the Depositor, any Certificateholder and to the
OTS, the FDIC and any other bank or insurance regulatory authority that may exercise authority over any Certificateholder.

            SECTION 8.14    Representations, Warranties and Covenants of
                            Certificate Administrator.

            (a)   The Certificate Administrator hereby represents and warrants to the Master Servicers, the Special Servicer, the Trustee and the Depositor,
and for the benefit of the Certificateholders, as of the Closing Date, that:

                  (i)    The Certificate Administrator is a national banking
      association duly organized, validly existing and in good standing under the laws of the United States.

                  (ii)   The execution and delivery of this Agreement by the
      Certificate Administrator, and the performance and compliance with the terms of this Agreement by the Certificate Administrator, will not violate the Certificate Administrator's organizational documents or constitute a default (or an event which, with notice or lapse of time, or both, would

                                      -303-

      constitute a default) under, or result in a material breach of, any material agreement or other material instrument to which it is a party or by which it is bound.

                  (iii)  Except to the extent that the laws of certain
      jurisdictions in which any part of the Trust Fund may be located require that a co-Certificate Administrator or separate Certificate Administrator be appointed to act with respect to such property as contemplated by
      Section 8.10, the Certificate Administrator has the full power and authority to carry on its business as now being conducted and to enter into and consummate all transactions contemplated by this Agreement, has duly authorized the execution, delivery and performance of this Agreement, and has duly executed and delivered this Agreement.

                  (iv)   This Agreement, assuming due authorization, execution
      and delivery by the other parties hereto, constitutes a valid, legal and binding obligation of the Certificate Administrator, enforceable against the Certificate Administrator in accordance with the terms hereof
      (including with respect to any advancing obligations hereunder), subject to (A) applicable bankruptcy, insolvency, reorganization, moratorium and other laws affecting the enforcement of creditors' rights generally and the rights of creditors of banks, and (B) general principles of equity, regardless of whether such enforcement is considered in a proceeding in equity or at law.

                  (v)    The Certificate Administrator is not in violation of,
      and its execution and delivery of this Agreement and its performance and compliance with the terms of this Agreement will not constitute a violation of, any law, any order or decree of any court or arbiter, or any order, regulation or demand of any federal, state or local governmental or regulatory authority, which violation, in the Certificate Administrator's good faith and reasonable judgment, is likely to affect materially and adversely the ability of the Certificate Administrator to perform its obligations under this Agreement.

                  (vi)   No litigation is pending or, to the best of the
      Certificate Administrator's knowledge, threatened against the Certificate
      Administrator that, if determined adversely to the Certificate
      Administrator, would prohibit the Certificate Administrator from entering into this Agreement or, in the Certificate Administrator's good faith and reasonable judgment, is likely to materially and adversely affect the ability of the Certificate Administrator to perform its obligations under this Agreement.

                  (vii)  Any consent, approval, authorization or order of any court or governmental agency or body required for the execution, delivery and performance by the Certificate Administrator of or compliance by the
      Certificate Administrator with this Agreement or the consummation of the transactions contemplated by this Agreement has been obtained and is effective.

                  (viii) The Certificate Administrator is eligible to act
      hereunder in accordance with Section 8.06.

            (b)   The representations and warranties of the Certificate
Administrator set forth in Section 8.14(a) shall survive the execution and delivery of this Agreement and shall inure to the benefit of the Persons for whose benefit they were made for so long as the Trust Fund remains in existence.
Upon discovery by any party hereto of any breach of any of the foregoing representations and warranties, the party discovering such breach shall give prompt written notice to the other parties hereto.

                                      -304-

            (c)   Any successor Certificate Administrator shall be deemed to have made, as of the date of its succession, each of the representations and warranties set forth in Section 8.14(a), subject to such appropriate modifications to the representation and warranty set forth in Section 8.14(a)(i)
to accurately reflect such successor's jurisdiction of organization and whether it is a corporation, partnership, bank, association or other type of organization.

            SECTION 8.15    Representations, Warranties and Covenants of
                            Trustee.

            (a)   The Trustee hereby represents and warrants to the Master
Servicers, the Special Servicer, the Certificate Administrator, the Depositor,
and for the benefit of the Certificateholders, as of the Closing Date, that:

                  (i)    The Trustee is a national banking association duly
      organized, validly existing and in good standing under the laws of the
      United States.

                  (ii)   The execution and delivery of this Agreement by the
      Trustee, and the performance and compliance with the terms of this
      Agreement by the Trustee, will not violate the Trustee's organizational documents or constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, or result in a material breach of, any material agreement or other material instrument to which it is a party or by which it is bound.

                  (iii)  Except to the extent that the laws of certain
      jurisdictions in which any part of the Trust Fund may be located require that a co-trustee or separate trustee be appointed to act with respect to such property as contemplated by Section 8.10, the Trustee has the full power and authority to carry on its business as now being conducted and to enter into and consummate all transactions contemplated by this Agreement, has duly authorized the execution, delivery and performance of this
      Agreement, and has duly executed and delivered this Agreement.

                  (iv)   This Agreement, assuming due authorization, execution
      and delivery by the other parties hereto, constitutes a valid, legal and binding obligation of the Trustee, enforceable against the Trustee in accordance with the terms hereof (including with respect to any advancing obligations hereunder), subject to (A) applicable bankruptcy, insolvency, reorganization, moratorium and other laws affecting the enforcement of creditors' rights generally and the rights of creditors of banks, and (B)
      general principles of equity, regardless of whether such enforcement is considered in a proceeding in equity or at law.

                  (v)    The Trustee is not in violation of, and its execution
      and delivery of this Agreement and its performance and compliance with the terms of this Agreement will not constitute a violation of, any law, any order or decree of any court or arbiter, or any order, regulation or demand of any federal, state or local governmental or regulatory authority, which violation, in the Trustee's good faith and reasonable judgment, is likely to affect materially and adversely the ability of the
      Trustee to perform its obligations under this Agreement.

                  (vi)   No litigation is pending or, to the best of the
      Trustee's knowledge, threatened against the Trustee that, if determined adversely to the Trustee, would prohibit the Trustee from entering into this Agreement or, in the Trustee's good faith and reasonable judgment, is likely to materially and adversely affect the ability of the Trustee to perform its obligations under this Agreement.

                                      -305-

                  (vii)  Any consent, approval, authorization or order of any court or governmental agency or body required for the execution, delivery and performance by the Trustee of or compliance by the Trustee with this
      Agreement or the consummation of the transactions contemplated by this
      Agreement has been obtained and is effective.

                  (viii) The Trustee is eligible to act hereunder in accordance with Section 8.06 and, with respect to any Trust Mortgage Loan that is part of a Loan Combination, is qualified to hold that Trust Mortgage Loan under the related Co-Lender Agreement.

            (b)   The representations and warranties of the Trustee set forth in
Section 8.15(a) shall survive the execution and delivery of this Agreement and shall inure to the benefit of the Persons for whose benefit they were made for so long as the Trust Fund remains in existence. Upon discovery by any party hereto of any breach of any of the foregoing representations and warranties, the party discovering such breach shall give prompt written notice to the other parties hereto.

            (c)   Any successor Trustee shall be deemed to have made, as of the date of its succession, each of the representations and warranties set forth in
Section 8.15(a), subject to such appropriate modifications to the representation and warranty set forth in Section 8.15(a)(i) to accurately reflect such successor's jurisdiction of organization and whether it is a corporation, partnership, bank, association or other type of organization.

            SECTION 8.16    Reports to the Commission.

            (a)   With respect to any Exchange Act Reporting Year, the
Certificate Administrator shall:

                  (i)    as soon as reasonably practicable (and, in any event,
      within 15 days or such other period as may be provided under the Exchange
      Act and the rules and regulations promulgated thereunder) after each
      Distribution Date during such Exchange Act Reporting Year, in accordance with the Exchange Act, the rules and regulations promulgated thereunder, and applicable releases and "no-action letters" issued by the Commission, prepare for filing, arrange for execution by the Depositor and properly and timely file with the Commission with respect to the Trust, a Form 10-D
      Distribution Report with or including, as the case may be, a copy of the applicable Distribution Date Statement and, to the extent delivered to (or otherwise actually known by a Responsible Officer of) the Certificate
      Administrator, any other Form 10-D Required Information to be reported for the period covered by the subject Form 10-D Distribution Report;

                  (ii)   during such Exchange Act Reporting Year, at the
      direction of the Depositor, in accordance with the Exchange Act, the rules and regulations promulgated thereunder, and applicable releases and
      "no-action letters" issued by the Commission, prepare for filing, arrange for execution by the Depositor and properly and timely file with the
      Commission with respect to the Trust, a Form 8-K Current Report regarding and disclosing any Form 8-K Required Information (to the extent a
      Responsible Officer of the Certificate Administrator has actual knowledge of, or has been provided with written notice of, such information), within the time periods specified under Form 8-K, the Exchange Act, the rules and regulations promulgated thereunder and applicable releases and "no-action letters" issued by the Commission; provided that the Depositor shall cooperate with the Certificate Administrator to determine the applicable

                                      -306-

      required time period; and provided, further, that, if the Depositor directs the Certificate Administrator to file a Form 8-K Current Report in accordance with this clause (ii), the Depositor shall cooperate with the
      Certificate Administrator in obtaining all necessary information in order to prepare such Form 8-K Current Report and the Certificate Administrator
      will report the subject information in accordance with the Exchange Act, the rules and regulations promulgated thereunder and applicable releases and "no-action letters" issued by the Commission;

                  (iii)  within 90 days following the end of such Exchange Act
      Reporting Year, prepare, arrange for execution by the Depositor and properly and timely file with the Commission, with respect to the Trust, a
      Form 10-K Annual Report, which complies in all material respects with the requirements of the Exchange Act, the rules and regulations promulgated thereunder and applicable "no-action letters" issued by the Commission, which shall include as exhibits each Annual Statement of Compliance,
      Annual Assessment Report and Annual Attestation Report delivered pursuant to or as contemplated by Section 3.13 and/or Section 3.14, with respect to each Master Servicer, the Special Servicer and/or other applicable Person for such Exchange Act Reporting Year, and which shall further include a certification in the form attached hereto as Exhibit O (a "Sarbanes-Oxley
      Certification") (or in such other form as required by the Sarbanes-Oxley
      Act of 2002, and the rules and regulations of the Commission promulgated thereunder (including any interpretations thereof by the Commission's staff)); and

                  (iv)   at the reasonable request of, and in accordance with
      the reasonable directions of, the Depositor, prepare for filing, arrange for execution by the Depositor and promptly file with the Commission an amendment to any Form 8-K Current Report, Form 10-D Distribution Report or
      Form 10-K Annual Report previously filed with the Commission with respect to the Trust during or relating to, as applicable, such Exchange Act
      Reporting Year;

provided that (x) the Certificate Administrator shall not have any responsibility to file any items (other than those generated by it) that have not been received in a format suitable for (or readily convertible to a format suitable for) electronic filing via the EDGAR system (such suitable formats including "ASCII", "Microsoft Excel" (solely in the case of reports from a
Master Servicer or the Special Servicer pursuant to Section 3.12), "Microsoft
Word" or another format reasonably acceptable to the Certificate Administrator)
and shall not have any responsibility to convert any such items to such format
(other than those items generated by it or readily convertible to such format), and (y) the Depositor shall be responsible for preparing, executing and filing
(via the EDGAR system) a Current Report on Form 8-K reporting the establishment of the Trust and a Current Report on Form 8-K whereby this Agreement will be filed as an exhibit (the Current Reports on Form 8-K contemplated by this subclause (y) being herein referred to as the "Initial Form 8-K Current
Report"); and provided, further, that if all or any required portion of a Form
10-K Annual Report or a Form 10-D Distribution Report cannot be timely filed by the Certificate Administrator (other than for a reason contemplated by Rule
12b-25(g) of the Exchange Act), then (i) the Certificate Administrator (upon becoming aware thereof or the reasonable likelihood thereof) shall immediately notify the Depositor, (ii) the Certificate Administrator shall (to the extent appropriate) file a Form 12b-25 (17 C.F.R. 249.322) in connection therewith consistent with Rule 12b-25 of the Exchange Act, each party hereto shall reasonably cooperate with the Certificate Administrator and the Depositor to complete the subject Exchange Act Report and such Exchange Act Report (or the applicable portions thereof) shall be filed with the Commission as soon as reasonably practicable and, if the Depositor is relying upon Rule 12b-25 of the
Exchange Act, within the time frames contemplated

                                      -307-

thereby; and provided, further, that if all or any required portion of any
Exchange Act Report cannot be timely filed by the Certificate Administrator for the sole reason that the Certificate Administrator is unable to file the report in electronic format, then (i) the Certificate Administrator (upon becoming aware thereof or the reasonable likelihood thereof) shall immediately notify the
Depositor and, as determined by the Depositor, the Depositor and the Certificate
Administrator shall comply with either Rule 201 or 202 of Regulation S-T or apply for an adjustment of filing date pursuant to Rule 13b of Regulation S-T.
Each of the other parties to this Agreement shall deliver to the Certificate
Administrator in the format required for (or readily convertible to a format suitable for) electronic filing via the EDGAR system (such suitable formats including "ASCII", "Microsoft Excel" (solely in the case of reports from a
Master Servicer or the Special Servicer pursuant to Section 3.12), "Microsoft
Word" or another format reasonably acceptable to the Certificate Administrator)
any and all items contemplated to be filed with the Commission pursuant to this
Section 8.16(a).

            All Form 8-K Current Reports, Form 10-D Distribution Reports and
Form 10-K Annual Reports, as well as any amendments to those reports, that are to be filed with respect to the Trust pursuant to the Exchange Act, and the rules and regulations promulgated thereunder, and this Section 8.16(a), are
(together with the exhibits thereto) herein referred to as the "Exchange Act
Reports". The Exchange Act Reports, exclusive of the Initial Current Reports on
Form 8-K, are herein referred to as the "Subsequent Exchange Act Reports". All
Subsequent Exchange Act Reports prepared by the Certificate Administrator pursuant to this Section 8.16(a) shall be executed by the Depositor promptly upon delivery thereto and subject to the Subsequent Exchange Act Report being in form and substance reasonably acceptable thereto. An officer of the Depositor shall sign the Sarbanes-Oxley Certification included in each Form 10-K Report with respect to the Trust.

            No later than (i) 12:00 noon, New York City time, on the Business
Day prior to any filing of a Current Report on Form 8-K (other than an Initial
Current Report on Form 8-K) that is to be made with respect to the Trust as contemplated by Section 8.16(a), (ii) March 20 of the applicable calendar year in which the filing of any Annual Report on Form 10-K is to be made with respect to the Trust as contemplated by Section 8.16(a), and (iii) two (2) Business Days
prior to any filing of any other Subsequent Exchange Act Report that is to be made with respect to the Trust as contemplated by Section 8.16(a), the
Certificate Administrator shall deliver a copy of such Exchange Act Report, together with all exhibits thereto (to the extent received by the Certificate
Administrator), to the Depositor. Promptly upon receipt of any such report and the accompanying exhibits, the Depositor may review such report and the accompanying exhibits and notify the Certificate Administrator of any material misstatements or omissions relating thereto that come to its attention, which material misstatements or omissions the Certificate Administrator shall correct
(with written evidence of such correction to be sent to the Depositor) prior to the filing of such report and the accompanying exhibits.

            The Certificate Administrator shall have no liability to
Certificateholders or the Trust with respect to any failure to properly prepare or file with the Commission any of the reports under the Exchange Act contemplated by this Section 8.16(a) to the extent that such failure did not result from any negligence, bad faith or willful misconduct on the part of the
Certificate Administrator.

            The Certificate Administrator shall make available to all
Certificateholders and Certificate Owners on its internet website each
Subsequent Exchange Act Report that is filed with the Commission with respect to the Trust. The Certificate Administrator shall post each such report on its internet website as soon as reasonably practicable after the filing thereof with the Commission. In

                                      -308-

addition, the Certificate Administrator shall, free of charge, upon request, deliver to any Certificateholder, Certificate Owner or party identified as a prospective Certificateholder or Certificate Owner copies of all Subsequent
Exchange Act Reports that are filed with the Commission with respect to the
Trust. Any request contemplated by the prior sentence shall be made to LaSalle
Bank National Association, 135 South LaSalle Street, Suite 1625, Chicago,
Illinois 60603, Attention: Laura Kocha Chaddha (Global Securities and Trust
Services--Citigroup Commercial Mortgage Trust 2007-C6), (telephone number: (312)
904-0648) or to such other Person, address and/or phone number as the
Certificate Administrator may specify by notice to Certificateholders.

            (b)   The Certificate Administrator shall sign a certification (in the form attached hereto as Exhibit P) for the benefit of the Depositor and its officers, directors and Affiliates (provided, however, that the Certificate
Administrator shall not undertake an analysis of the accountant's report attached as an exhibit to the Form 10-K), and each Master Servicer shall sign a certification (in the form attached hereto as Exhibit Q-1) for the benefit of the Depositor and its officers, directors and Affiliates, and the Special
Servicer shall sign a certification (in the form attached hereto as Exhibit Q-2)
for the benefit of the Depositor and its officers, directors and Affiliates, which certifications of the Master Servicers and Special Servicer shall cover all of the Trust Mortgage Loans (or, in the case of the Special Servicer, if specially serviced), including any Outside Serviced Trust Mortgage Loans for which such Master Servicer or Special Servicer is acting as an Outside Servicer, and REO Properties (and, with respect to the Outside Serviced Trust Mortgage
Loans, based on the certificates provided by the related Outside Master Servicer and the related Outside Special Servicer under the related Outside Servicing
Agreement). Each such certification shall be delivered to the Depositor and the
Certificate Administrator by March 15th of each year (or if not a Business Day, the immediately preceding Business Day). The Sarbanes-Oxley Certification shall be delivered to the Certificate Administrator and the trustee in respect of any commercial mortgage securitization holding a Pari Passu Non-Trust Mortgage Loan for filing by March 25th of each year (or if not a Business Day, the immediately preceding Business Day). In addition, (i) the Certificate Administrator shall indemnify and hold harmless the Depositor and the depositor and trustee in respect of any commercial mortgage securitization holding a Pari Passu Non-Trust
Mortgage Loan and their respective officers, directors and Affiliates from and against any losses, damages, penalties, fines, forfeitures, reasonable and necessary legal fees and related costs, judgments and other costs and expenses arising out of or based upon a breach of the Certificate Administrator's obligations under this Section 8.16 or the Certificate Administrator's negligence, bad faith or willful misconduct in connection therewith or a breach of the certification delivered by the Certificate Administrator pursuant to the first sentence of this Section 8.16(b), and (ii) the Master Servicers and
Special Servicer shall each severally and not jointly indemnify and hold harmless the Depositor, the Certificate Administrator and their respective officers, directors and Affiliates from and against any losses, damages, penalties, fines, forfeitures, reasonable and necessary legal fees and related costs, judgments and other costs and expenses arising out of or based upon a breach of the subject Master Servicer's or the Special Servicer's obligations, as the case may be, under this Section 8.16 or the negligence, bad faith or willful misconduct of the subject Master Servicer or the Special Servicer, as the case may be, in connection therewith or a breach of the certification delivered by the subject Master Servicer or the Special Servicer, as the case may be, pursuant to the first sentence of this Section 8.16(b). If the indemnification provided for herein is unavailable or insufficient to hold harmless the Depositor, then (i) the Certificate Administrator agrees that it shall contribute to the amount paid or payable to the Depositor as a result of the losses, claims, damages or liabilities of the Depositor in such proportion as is appropriate to reflect the relative fault of the Depositor on the one hand and the Certificate Administrator on the other in connection with a breach of the Certificate

                                      -309-

Administrator's obligations under this Section 8.16 or the Certificate
Administrator's negligence, bad faith or willful misconduct in connection therewith or a breach of the certification delivered by the Certificate
Administrator pursuant to the first sentence of this Section 8.16(b), (ii) each
Master Servicer agrees that it shall contribute to the amount paid or payable by the Depositor as a result of the losses, claims, damages or liabilities of the
Depositor in such proportion as is appropriate to reflect the relative fault of the Depositor on the one hand and such Master Servicer on the other in connection with a breach of such Master Servicer's obligations under this
Section 8.16 or such Master Servicer's negligence, bad faith or willful misconduct in connection therewith or a breach of the certification delivered by such Master Servicer pursuant to the first sentence of this Section 8.16(b) and
(iii) the Special Servicer agrees that it shall contribute to the amount paid or payable by the Depositor as a result of the losses, claims, damages or liabilities of the Depositor in such proportion as is appropriate to reflect the relative fault of the Depositor on the one hand and the Special Servicer on the other in connection with a breach of the Special Servicer's obligations under this Section 8.16 or the Special Servicer's negligence, bad faith or willful misconduct in connection therewith or a breach of the certification delivered by the Special Servicer pursuant to the first sentence of this Section 8.16(b).

            (c)   At all times during each Exchange Act Reporting Year, each of the Trustee, the Certificate Administrator, the Master Servicers and the Special
Servicer shall (and shall use reasonable efforts to cause each Servicing
Representative acting on its behalf hereunder and, solely in the case of the
Trustee, each Trustee Appointee, to) monitor for, and (as soon as reasonably practicable after becoming aware thereof) notify the Depositor and the
Certificate Administrator in writing of, the occurrence or existence of any and all events, conditions, circumstances and/or matters that constitute or may constitute related Exchange Act Reportable Events with respect thereto. Within one (1) Business Day of becoming aware of any Form 8-K Required Information, the
Certificate Administrator shall promptly notify the Depositor in writing that the filing of a Form 8-K Current Report may be required with respect to any of the events, conditions, circumstances and/or matters that are the subject of that information and, further, shall consult with the Depositor regarding whether to prepare and file a Form 8-K Current Report under Section 8.16(a)(ii)
above with respect to such events, conditions, circumstances and/or matters and, if prepared, the form and content of such filing (and the Certificate
Administrator shall be entitled to rely on a written direction of the Depositor with regard to whether to make, and the form and content of, such filing). For purposes of this paragraph, none of the Trustee, the Certificate Administrator, a Master Servicer or the Special Servicer shall be considered to be aware of any related Exchange Act Reportable Event, and the Certificate Administrator shall not be considered to be aware of any Form 8-K Required Information, Form 10-D
Required Information or Form 10-K Required Information, unless a Responsible
Officer (in the case of the Trustee or the Certificate Administrator) or a
Servicing Officer (in the case of a Master Servicer or the Special Servicer)
thereof has actual knowledge. To the extent that a Master Servicer or the
Special Servicer, as applicable, has actual knowledge thereof or is acting as an
Outside Servicer, such servicer shall provide notice to the Certificate
Administrator and the Depositor of any event that (if such Master Servicer has the subject actual knowledge or is acting as the subject Outside Servicer) would constitute a Master Servicer Reportable Event in respect of an Outside Master
Servicer or any Outside Serviced Trust Mortgage Loan for which such Outside
Master Servicer is responsible, or any event that (if the Special Servicer has the subject actual knowledge or is acting as the subject Outside Servicer) would constitute a Special Servicer Reportable Event in respect of an Outside Special
Servicer or any Outside Serviced Trust Mortgage Loan or Outside Administered REO
Property for which such Outside Special Servicer is responsible; and, notwithstanding anything to the contrary contained herein, except as may be required

                                      -310-

under Section 8.16(j) or this sentence, this paragraph shall not otherwise relate to Outside Servicers, Outside Trust Mortgage Loans and/or Outside
Administered REO Properties.

            Upon reasonable request of the Depositor or the Certificate
Administrator, each other party hereto (including the Certificate Administrator, if the Depositor is the requesting party, and the Depositor, if the Certificate
Administrator is the requesting party) shall (and shall use reasonable efforts to cause each Servicing Representative acting on its behalf hereunder and, solely in the case of the Trustee, each Trustee Appointee, to) promptly provide to the requesting party any information in its possession as is necessary or appropriate for the Depositor or the Certificate Administrator, as applicable, to prepare fully and properly any Exchange Act Report with respect to the Trust in accordance with the Securities Act, the Exchange Act and the rules and regulations promulgated thereunder.

            If, during any Exchange Act Reporting Year, a new Master Servicer,
Special Servicer, Certificate Administrator or Trustee is appointed, then such new Master Servicer, Special Servicer, Certificate Administrator or Trustee, as
the case may be, shall in connection with its acceptance of such appointment provide the Depositor and, in the case of a new Master Servicer, Special
Servicer or Trustee, the Certificate Administrator with such information regarding itself, its business and operations and its experience and practices regarding the duties it is to perform under this Agreement, as is required to be reported by the Depositor pursuant to Item 6.02 of Form 8-K. If, during any
Exchange Act Reporting Year, a Master Servicer, the Special Servicer, the
Certificate Administrator or the Trustee appoints a Servicing Representative that constitutes a Servicer contemplated by Item 1108(a)(2) of Regulation AB in respect of the Subject Securitization Transaction (other than in connection with the appointment of a Designated Sub-Servicer to service a Mortgage Loan identified on Exhibit K hereto), then such Master Servicer, the Special
Servicer, the Certificate Administrator or the Trustee, as the case may be, shall cause such Servicing Representative, in connection with its acceptance of such appointment, to provide the Depositor and the Certificate Administrator with such information regarding itself, its business and operations and its servicing experience and practices, as is required to be reported by the
Depositor pursuant to Item 6.02 of Form 8-K.

            Each of the Trustee, the Master Servicers, the Certificate
Administrator and the Special Servicer acknowledges and agrees that the information to be provided by it (or by any Servicing Representative acting on its behalf hereunder or, solely in the case of the Trustee, any Trustee
Appointee) pursuant to or as contemplated by this Section 8.16(c) is intended to be used in connection with the preparation of Exchange Act Reports with respect to the Trust.

            If any Non-Trust Mortgage Loan has been included in a commercial mortgage securitization involving the issuance of publicly offered commercial mortgage-backed securities, then the Form 8-K Required Information, Form 10-D
Required Information, Form 10-K Required Information (including the Annual
Statement of Compliance, Annual Assessment Report, Annual Attestation Report and
Sarbanes-Oxley Certification), and the certifications of the Certificate
Administrator, the Master Servicers and the Special Servicer in the forms of
Exhibit P, Exhibit Q-1 and Exhibit Q-2, respectively, required to be reported to the Depositor under Section 8.16(b) or this Section 8.16(c) shall simultaneously be reported to the depositor and trustee in respect of such commercial mortgage securitization to the extent required for such depositor and/or trustee to satisfy any Exchange Act reporting requirements in respect of the related commercial mortgage trust.

                                      -311-

            (d)   If as of the beginning of any fiscal year for the Trust (other than fiscal year 2007), the Registered Certificates are held (directly or, in the case of Registered Certificates held in book-entry form, through the
Depository) by less than 300 Holders and/or Depository Participants having accounts with the Depository, the Certificate Administrator shall, in accordance with the Exchange Act and the rules and regulations promulgated thereunder, timely file a Form 15 with respect to the Trust notifying the Commission of the suspension of the reporting requirements under the Exchange Act and shall notify all parties to this Agreement in writing that a Form 15 has been filed.

            (e)   The respective parties hereto agree to cooperate with all
reasonable requests made by the Depositor or any officer thereof in connection with such Person's attempt to conduct any due diligence that such Person reasonably believes to be appropriate in order to allow it to deliver any
Sarbanes-Oxley Certification or portion thereof with respect to the Trust.

            (f)   Unless the other parties hereto receive written notice from the Certificate Administrator to the contrary, the Certificate Administrator hereby certifies that it intends to file any Form 10-K Annual Report with respect to the Trust for any particular fiscal year on the last Business Day that is not more than 90 days following the end of such fiscal year. Unless an alternative time period is provided for in this Agreement, the respective parties hereto shall deliver to the Certificate Administrator, at least ten (10)
Business Days prior to the date on which the Certificate Administrator intends to file any Form 10-K Annual Report as contemplated by Section 8.16(a), any items required to be delivered by such party that are to be an exhibit to such
Form 10-K Annual Report. The Certificate Administrator hereby notifies the
Trustee, the Master Servicers and the Special Servicer that a Form 10-K Annual
Report shall be required to be filed with respect to the Trust for 2007.

            (g)   In the event the parties to this Agreement desire to further clarify or amend any provision of this Section 8.16, this Agreement shall be amended to reflect the new agreement between the parties covering matters in this Section 8.16 pursuant to Section 11.01, which amendment shall not require any Opinion of Counsel or Rating Agency confirmations or the consent of any
Certificateholder or any Serviced Non-Trust Mortgage Loan Noteholder; provided that no such amendment shall diminish the filing requirements under this Section
8.16 on the part of the parties to this Agreement, as a collective whole, in contravention of applicable law.

            (h)   Prior to April 1 of the first year in which the Certificate
Administrator has filed a Form 15 with the Commission in accordance with this section, if at any time a Servicing Representative retained or engaged by a
Master Servicer, the Special Servicer, the Certificate Administrator or the
Trustee with respect to all or any portion of the Trust Fund fails to deliver, if and to the extent applicable in accordance with Regulation AB and this
Agreement, any of the items set forth in the following clauses (i), (ii) and/or
(iii), then such Master Servicer, the Special Servicer, the Certificate
Administrator or the Trustee, as the case may be, shall deliver a written notice thereof to the Depositor and shall promptly terminate all engagements with the subject Servicing Representative relating to the Subject Securitization
Transaction: (i) any Annual Statement of Compliance contemplated by Item 1123 of
Regulation AB, as and when provided under Section 3.13; or (ii) any Annual
Assessment Report contemplated by Item 1122 of Regulation AB, as and when provided under Section 3.14; or (iii) any Annual Attestation Report contemplated by Item 1122 of Regulation AB (together with, if required to be filed with the
Commission under applicable law, the consent of the applicable registered public accounting firm to file such corresponding Annual Attestation Report with the
Commission), as and when provided under Section 3.14. In addition, prior to
April 1 of the first year in which the Certificate

                                      -312-

Administrator has filed a Form 15 with the Commission in accordance with this section, if at any time the Depositor delivers a written notice to a Master
Servicer, the Special Servicer, the Certificate Administrator or the Trustee
stating that any Servicing Representative retained or engaged thereby has defaulted on its obligation to deliver, (i) if and to the extent applicable in accordance with Regulation AB and this Agreement, any of the items set forth in clauses (i), (ii) and/or (iii) of the preceding sentence, as and when provided under this Agreement, or (ii) if and to the extent applicable in accordance with
Regulation AB and another pooling and servicing agreement to which the Depositor is a party, any of the items similar to those set forth in clauses (i), (ii)
and/or (iii) of the preceding sentence, as and when provided under such other pooling and servicing agreement, then such Master Servicer, the Special
Servicer, the Certificate Administrator or the Trustee, as the case may be, shall promptly terminate all engagements with the subject Servicing
Representative relating to the Subject Securitization Transaction.

            (i)   Each of the Master Servicers, the Special Servicer, the
Certificate Administrator and the Trustee shall indemnify the Depositor,
Citigroup Global Markets Realty Corp. and Citigroup Global Markets Inc. for, and
hold the Depositor, Citigroup Global Markets Realty Corp. and Citigroup Global
Markets Inc. harmless from and against, any and all losses, liabilities, claims, damages, costs and expenses whatsoever, as incurred, arising out of or based upon the failure of such Master Servicer, the Special Servicer, the Certificate
Administrator or the Trustee, as the case may be, or any Servicing
Representative acting on behalf of such Master Servicer, the Special Servicer, the Certificate Administrator or the Trustee, as the case may be (exclusive of a
Designated Sub-Servicer, insofar as such Sub-Servicer does not service any Trust
Mortgage Loans other than those identified on Exhibit K hereto), to deliver or cause to be delivered to the Depositor, the Certificate Administrator and each affected Serviced Non-Trust Mortgage Loan Noteholder, with respect to any
Exchange Act Reporting Year, as and when required or contemplated by Section
3.13 and/or Section 3.14: (i) any Annual Statement of Compliance; (ii) any
Annual Assessment Report; and/or (iii) any Annual Attestation Report (together with, if required to be filed with the Commission under applicable law, the accountants' consent authorizing the filing thereof with the Commission).

            (j)   If any party hereunder is also acting as an Outside Servicer or Outside Trustee with respect to an Outside Serviced Trust Mortgage Loan during any portion of an Exchange Act Reporting Year in respect of the Trust, then: (i) such party (in such capacity) is hereby notified, and acknowledges, that the Subject Securitization Transaction is subject to Regulation AB and the
Trust is subject to Exchange Act reporting; and (ii) such party shall, in its capacity as such Outsider Servicer, comply with the provisions of Sections
8.16(b), 8.16(c), 8.16(e), 8.16(h) and Section 8.16(i) applicable to the Master
Servicers (if the subject party is also acting as an Outside Master Servicer), the Special Servicer (if the subject party is also acting as an Outside Special
Servicer) or the Certificate Administrator/Trustee (if the subject party is also acting as an Outside Trustee), as applicable, but reflecting that such Outside
Serviced Trust Mortgage Loan is being serviced and administered under the related Outside Servicing Agreement. The Certificate Administrator shall notify each other Outside Servicer and Outside Trustee that the Subject Securitization
Transaction is subject to Regulation AB and the Trust is subject to Exchange Act reporting.

            SECTION 8.17    Appointment of a Fiscal Agent.

            (a)   In order to satisfy the eligibility requirements of Section
8.06 (insofar as such requirements relate to ratings), the Trustee may appoint a
Fiscal Agent. Any Fiscal Agent shall at all

                                      -313-

times maintain a long-term unsecured debt rating of no less than "AA-" from
Fitch and S&P (or, in the case of any Rating Agency, such other rating as shall not result in an Adverse Rating Event with respect to any Class of Certificates, as confirmed in writing by such Rating Agency).

            (b)   To the extent that the Trustee is required, pursuant to the terms of this Agreement, to make any Advance, whether as a successor master servicer or otherwise, and has failed to do so in accordance with the terms hereof, any Fiscal Agent appointed by the Trustee shall make such Advance as and when required by the terms of this Agreement on behalf the Trustee as if such
Fiscal Agent were the Trustee hereunder. To the extent that a Fiscal Agent makes an Advance pursuant to this Section 8.17(b) or otherwise pursuant to this
Agreement, the obligations of the Trustee under this Agreement in respect of such Advance shall be satisfied.

            (c)   Notwithstanding anything contained in this Agreement to the contrary, any Fiscal Agent shall be entitled to all limitations on liability, rights of reimbursement and indemnities that the Trustee is entitled to hereunder as if it were the Trustee, except that all fees and expenses of any
Fiscal Agent (other than any interest owed to such Fiscal Agent in respect of unreimbursed Advances) incurred by such Fiscal Agent in connection with the transactions contemplated by this Agreement shall be borne by the Trustee, and neither the Trustee nor such Fiscal Agent shall be entitled to reimbursement therefor from any of the Trust Fund, the Depositor, the Certificate
Administrator, any Master Servicer or the Special Servicer.

            (d)   The obligations of a Fiscal Agent set forth in this Section
8.17 or otherwise pursuant to this Agreement shall exist only for so long as the
Trustee that appointed it shall act as Trustee hereunder. A Fiscal Agent may resign or be removed by the Trustee only if and when the existence of such
Fiscal Agent is no longer necessary for such Trustee to satisfy the eligibility requirements of Section 8.06; provided that a Fiscal Agent shall be deemed to have resigned at such time as the Trustee that appointed it resigns or is removed as Trustee hereunder (in which case the responsibility for appointing a successor Fiscal Agent shall belong to the successor Trustee, and which appointment the successor Trustee shall use its best efforts to make, insofar as such appointment is necessary for such successor Trustee to satisfy the eligibility requirements of Section 8.06). Any successor fiscal agent so appointed shall be required to execute and deliver to the other parties hereto a written agreement to assume and perform the duties of a Fiscal Agent set forth in this Agreement; provided that no such successor shall become Fiscal Agent hereunder unless either (i) it satisfies the rating requirements of Section
8.17(a) or (ii) the Trustee shall have received written confirmation from each
Rating Agency that the succession of such proposed successor fiscal agent would not, in and of itself, result in an Adverse Rating Event with respect to any
Class of Certificates.

            (e)   The Trustee shall promptly notify the other parties hereto, the Certificateholders and the Serviced Non-Trust Mortgage Loan Noteholders in
writing of the appointment, resignation or removal of any Fiscal Agent.

                                      -314-

            SECTION 8.18    Representations and Warranties of Fiscal Agent.

            (a)   Any Fiscal Agent shall hereby represent and warrant to each of the other parties hereto and for the benefit of the Certificateholders and the
Serviced Non-Trust Mortgage Loan Noteholders, as of the date of its appointment, that:

                  (i)    Such Fiscal Agent is a legal entity duly organized,
      validly existing and in good standing under the laws of the jurisdiction of its organization.

                  (ii)   The execution and delivery of this Agreement by such
      Fiscal Agent, and the performance and compliance with the terms of this
      Agreement by such Fiscal Agent, will not violate such Fiscal Agent's organizational documents or constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, or result in a material breach of, any material agreement or other instrument to which it is a party or by which it is bound.

                  (iii)  Such Fiscal Agent has the full power and authority to enter into and consummate all transactions contemplated by this Agreement, has duly authorized the execution, delivery and performance of this
      Agreement, and has duly executed and delivered this Agreement.

                  (iv)   This Agreement, assuming due authorization, execution
      and delivery by the other parties hereto, constitutes a valid, legal and binding obligation of such Fiscal Agent, enforceable against such Fiscal
      Agent in accordance with the terms hereof, subject to (A) applicable bankruptcy, insolvency, reorganization, moratorium and other laws affecting the enforcement of creditors' rights generally, and (B) general principles of equity, regardless of whether such enforcement is considered in a proceeding in equity or at law.

                  (v)    Such Fiscal Agent is not in violation of, and its
      execution and delivery of this Agreement and its performance and compliance with the terms of this Agreement will not constitute a violation of, any law, any order or decree of any court or arbiter, or any order, regulation or demand of any federal, state or local governmental or regulatory authority, which violation, in such Fiscal Agent's good faith and reasonable judgment, is likely to affect materially and adversely either the ability of such Fiscal Agent to perform its obligations under this Agreement or the financial condition of such Fiscal Agent.

                  (vi)   No litigation is pending or, to the best of such Fiscal
      Agent's knowledge, threatened against such Fiscal Agent that, if determined adversely to such Fiscal Agent, would prohibit such Fiscal
      Agent from entering into this Agreement or, in such Fiscal Agent's good faith and reasonable judgment, is likely to materially and adversely affect either the ability of such Fiscal Agent to perform its obligations under this Agreement or the financial condition of such Fiscal Agent.

                  (vii)  Any consent, approval, authorization or order of any court or governmental agency or body required for the execution, delivery and performance by such Fiscal Agent of or compliance by such Fiscal Agent with this Agreement, or the consummation of the transactions contemplated by this Agreement, has been obtained and is effective, except

                                      -315-

      where the lack of consent, approval, authorization or order would not have a material adverse effect on the performance by such Fiscal Agent under this Agreement.

            (b)   The representations and warranties of any Fiscal Agent set forth in Section 8.18(a) shall survive its appointment as such under this
Agreement and shall inure to the benefit of the Persons for whose benefit they were made for so long as the Trust Fund remains in existence. Upon discovery by any party hereto of any breach of any of the foregoing representations and warranties, the party discovering such breach shall given prompt written notice thereof to the other parties hereto.

                                      -316-

                                   ARTICLE IX

                                   TERMINATION

            SECTION 9.01    Termination Upon Repurchase or Liquidation of All
                            Trust Mortgage Loans.

            Subject to Section 9.02, the Trust Fund and the respective obligations and responsibilities under this Agreement of the Depositor, the
Master Servicers, the Special Servicer, the Certificate Administrator and the
Trustee (other than the obligations of the Certificate Administrator to provide for and make payments to Certificateholders as hereafter set forth) shall terminate upon payment (or provision for payment) (i) to the Certificateholders of all amounts held by or on behalf of the Certificate Administrator and required hereunder to be so paid on the Distribution Date following the earlier to occur of (A) the purchase by a Master Servicer, the Special Servicer or the
Majority Controlling Class Certificateholder of all Trust Mortgage Loans and
each REO Property (or, in the case of an SLC Mortgaged Property, if it has become an REO Property, and in the case of any Outside Administered REO
Property, the Trust's interest therein) remaining in the Trust Fund at a price equal to (1) the aggregate Purchase Price of all the Trust Mortgage Loans included in the Trust Fund, plus (2) the appraised value of each REO Property
(or, in the case of an SLC Mortgaged Property, if it has become an REO Property, and in the case of any Outside Administered REO Property, the Trust's interest therein), if any, included in the Trust Fund, such appraisal to be conducted by an Independent Appraiser selected by the Master Servicers and approved by the
Trustee, minus (3) if the purchaser is a Master Servicer or the Special
Servicer, the aggregate amount of unreimbursed Advances made by such Master
Servicer or the Special Servicer, as applicable, together with any interest accrued and payable to such Master Servicer in respect of unreimbursed Advances in accordance with Sections 3.03(d) and 4.03(d) and any unpaid Master Servicing
Fees or Special Servicing Fees, as applicable, remaining outstanding (which items shall be deemed to have been paid or reimbursed to such Master Servicer or the Special Servicer, as applicable, in connection with such purchase), (B) the exchange by all of the Certificateholders (exclusive of the Class R
Certificateholders) of their respective Certificates for all the Mortgage Loans and each REO Property remaining in the Trust Fund in the manner set forth below in this Section 9.01, and (C) the final payment or other liquidation (or any advance with respect thereto) of the last Trust Mortgage Loan or REO Property
(or, in the case of an SLC Mortgaged Property, if it has become an REO Property, and in the case of any Outside Administered REO Property, the Trust's interest therein) remaining in the Trust Fund, and (ii) to the Trustee, any Fiscal Agent,
the Certificate Administrator, the Master Servicers, the Special Servicer and
the officers, directors, employees and agents of each of them of all amounts which may have become due and owing to any of them hereunder; provided, however, that in no event shall the Trust Fund created hereby continue beyond the expiration of 21 years from the death of the last survivor of the descendants of
Joseph P. Kennedy, the late ambassador of the United States to the Court of St.
James, living on the date hereof.

            Each Master Servicer, the Special Servicer or the Majority
Controlling Class Certificateholder may at its option elect to purchase all of the Trust Mortgage Loans and each REO Property (or, in the case of an SLC
Mortgaged Property, if it has become an REO Property, and in the case of any
Outside Administered REO Property, the Trust's interest therein) remaining in the Trust Fund as contemplated by clause (i)(A) of the preceding paragraph by giving written notice to the other parties hereto no later than 60 days prior to the anticipated date of purchase; provided, however, that

                                      -317-

(i) the aggregate Stated Principal Balance of the Mortgage Pool at the time of such election is less than 1.0% of the aggregate Cut-off Date Balances of all the Trust Mortgage Loans originally included in the Trust Fund, (ii) a Master
Servicer shall not have the right to effect such a purchase if, within 30 days following such Master Servicer's delivery of a notice of election pursuant to this paragraph, the Special Servicer or the Majority Controlling Class
Certificateholder or, if it is then the applicable Master Servicer for a larger principal amount of Trust Mortgage Loans, another Master Servicer shall give notice of its election to purchase all of the Trust Mortgage Loans and each REO
Property (or, in the case of an SLC Mortgaged Property, if it has become an REO
Property, and in the case of any Outside Administered REO Property, the Trust's interest therein) remaining in Trust Fund and shall thereafter effect such purchase in accordance with the terms hereof, and (iii) the Majority Controlling
Class Certificateholder shall not have the right to effect such a purchase if, within 30 days following the Majority Controlling Class Certificateholder's delivery of a notice of election pursuant to this paragraph, the Special
Servicer shall give notice of its election to purchase all of the Trust Mortgage
Loans and each REO Property (or, in the case of an SLC Mortgaged Property, if it has become an REO Property, and in the case of any Outside Administered REO
Property, the Trust's interest therein) remaining in Trust Fund and shall thereafter effect such purchase in accordance with the terms hereof. If the
Trust Fund is to be terminated in connection with a Master Servicer's, the
Special Servicer's or the Majority Controlling Class Certificateholder's
purchase of all of the Trust Mortgage Loans and each REO Property (or, in the case of an SLC Mortgaged Property, if it has become an REO Property, and in the case of any Outside Administered REO Property, the Trust's interest therein)
remaining in the Trust Fund, then such Master Servicer, the Special Servicer or the Majority Controlling Class Certificateholder, as applicable, shall deposit, or deliver to the applicable Master Servicer for deposit, in the applicable
Collection Account (or, to the extent allocable to any SLC REO Property, in the related SLC Custodial Account) not later than the Determination Date relating to the Distribution Date on which the final distribution on the Certificates is to occur an aggregate amount in immediately available funds equal to the above-described purchase price. On the P&I Advance Date relating to such final
Distribution Date, each Master Servicer shall transfer to the Distribution
Account all amounts required to be transferred thereto on such P&I Advance Date from its Collection Account pursuant to the second paragraph of Section 3.04(b), together with any other amounts on deposit in its Collection Account that would otherwise be held for future distribution. Upon confirmation that such final deposit has been made, the Trustee shall release or cause to be released to the
Person effecting the purchase, the Mortgage Files for the remaining Trust
Mortgage Loans and shall execute all assignments, endorsements and other instruments furnished to it by the Person effecting the purchase as shall be necessary to effectuate transfer of the Trust Mortgage Loans and REO Properties
(or, in the case of an SLC Mortgaged Property, if it has become an REO Property, and in the case of any Outside Administered REO Property, the Trust's interest therein) to the Person effecting the purchase or its designee.

            Following the date on which the aggregate Certificate Principal
Balance of the Class A-1, Class A-2, Class A-3, Class A-3B, Class A-SB, Class
A-4, Class A-4FL, Class A-1A, Class A-M, Class A-MFL, Class A-J, Class A-JFL,
Class B, Class C, Class D, Class E, Class F, Class G, Class H, Class J and Class
K Certificates is reduced to zero, all the remaining Certificateholders
(exclusive of the Class R Certificateholders), acting together (each having agreed in writing to so act, a copy of which writing shall be delivered to the
Certificate Administrator), shall have the right, with the consent of each
Master Servicer, to exchange all of the Certificates (exclusive of the Class R
Certificates) for all of the Mortgage Loans and each REO Property (or, in the case of an SLC REO Property, and in the case of any Outside Administered REO
Property, the Trust's interest therein) remaining in the Trust Fund as contemplated by clause (i)(B) of the first paragraph of this Section 9.01, by giving written notice to all

                                      -318-

the parties hereto no later than 60 days prior to the anticipated date of exchange. In the event that all the Certificateholders (exclusive of the Class R
Certificateholders) elect (as evidenced by a writing signed by each such
Certificateholder and delivered to the Certificate Administrator) to exchange all of the Certificates for all of the Mortgage Loans and each REO Property (or, in the case of an SLC REO Property, and in the case of any Outside Administered
REO Property, the Trust's interest therein) remaining in the Trust Fund, the
Certificateholders (exclusive of the Class R Certificateholders), not later than the fifth Business Day preceding the Distribution Date on which the final distribution on the Certificates is to occur, shall deposit in the respective
Collection Accounts an aggregate amount in immediately available funds equal to all amounts then due and owing to the Depositor, the Master Servicers, the
Special Servicer, the Trustee, the Certificate Administrator and any Fiscal
Agent pursuant to Section 3.05(a), or that may be withdrawn from the
Distribution Account pursuant to Section 3.05(b), including, without limitation an amount (payable to the Certificate Administrator out of the Distribution
Account as if it was interest earned on Permitted Investments) equal to interest calculated at the Prime Rate on the aggregate Certificate Principal Balance of the Principal Balance Certificates, as of the first day of the current calendar month from and including one (1) Business Day prior to such final Distribution
Date to but excluding such final Distribution Date, but only to the extent that such amounts are not already on deposit in the Collection Accounts. In addition, on the P&I Advance Date relating to the final Distribution Date, each Master
Servicer shall transfer to the Distribution Account all amounts required to be transferred thereto on such P&I Advance Date from its Collection Account pursuant to the second paragraph of Section 3.04(b), together with any other amounts on deposit in its Collection Account that would otherwise be held for future distribution. Upon confirmation that such final deposits have been made and following the surrender of all the Certificates (exclusive of the Class R
Certificates) on the final Distribution Date, the Trustee shall release or cause to be released to a designee of all the Certificateholders (exclusive of the
Class R Certificateholders) (each such Certificateholder having agreed to such designation in a writing delivered to the Trustee), the Mortgage Files for the remaining Mortgage Loans and REO Properties (or, in the case of an SLC REO
Property, and in the case of any Outside Administered REO Property, the Trust's interest therein) and shall execute all assignments, endorsements and other instruments furnished to it by the Certificateholders (exclusive of the Class R
Certificates) as shall be necessary to effectuate transfer of the Mortgage Loans and REO Properties (or, in the case of an SLC REO Property, and in the case of any Outside Administered REO Property, the Trust's interest therein) remaining in the Trust Fund.

            Any transfer of Trust Mortgage Loans pursuant to this section, except in the case of the Outside Serviced Trust Mortgage Loans, shall be on a servicing-released basis.

            Notice of any termination shall be given promptly by the Certificate
Administrator by letter to Certificateholders mailed (a) if such notice is given in connection with a Master Servicer's, the Special Servicer's or the Majority
Controlling Class Certificateholder's purchase of the Trust Mortgage Loans and each REO Property (or, in the case of an SLC Mortgaged Property, if it has become an REO Property, and in the case of any Outside Administered REO
Property, the Trust's interest therein) remaining in the Trust Fund, not earlier than the 15th day and not later than the 25th day of the month next preceding the month of the final distribution on the Certificates or (b) otherwise during the month of such final distribution on or before the Determination Date in such month, in each case specifying (i) the Distribution Date upon which the Trust
Fund will terminate and final payment of the Certificates will be made, (ii) the amount of any such final payment and (iii) that the Record Date otherwise applicable to such Distribution Date is not applicable, payments being made only upon presentation and surrender of the Certificates at the offices of the
Certificate Registrar or such other location therein

                                      -319-

designated. The Certificate Administrator shall give such notice to the Master
Servicers, the Special Servicer, the Trustee and the Depositor at the time such notice is given to Certificateholders.

            Upon presentation and surrender of the Certificates (exclusive of the Class Y Certificates) by the applicable Certificateholders on the final
Distribution Date, the Certificate Administrator shall distribute to each such
Certificateholder so presenting and surrendering its Certificates such
Certificateholder's Percentage Interest of that portion of the amounts then on deposit in the Distribution Account (or, if applicable, the Floating Rate
Account) that, in accordance with Section 4.01, are allocable to payments on the
Class of Certificates so presented and surrendered.

            Upon presentation and surrender of the Class Y Certificates by the applicable Certificateholders on the final Distribution Date, the Certificate
Administrator shall distribute to each such Certificateholder so presenting and surrendering its Class Y Certificates such Certificateholder's Percentage
Interest of any Additional Interest then on deposit in the Additional Interest
Account that was paid on an ARD Trust Mortgage Loan or any successor REO Trust
Mortgage Loan with respect thereto.

            Any funds not distributed to any Holder or Holders of Certificates on the final Distribution Date because of the failure of such Holder or Holders to tender their Certificates shall, on such date, be set aside and held uninvested in trust and credited to the account or accounts of the appropriate non-tendering Holder or Holders. If any Certificates as to which notice has been given pursuant to this Section 9.01 shall not have been surrendered for cancellation within six (6) months after the time specified in such notice, the
Certificate Administrator shall mail a second notice to the remaining non-tendering Certificateholders to surrender their Certificates for cancellation in order to receive the final distribution with respect thereto. If within one (1) year after the second notice all such Certificates shall not have been surrendered for cancellation, the Certificate Administrator, directly or through an agent, shall take such reasonable steps to contact the remaining non-tendering Certificateholders concerning the surrender of their Certificates as it shall deem appropriate, and shall deal with all such unclaimed amounts in accordance with applicable law. The costs and expenses of holding such funds in trust and of contacting such Certificateholders following the first anniversary of the delivery of such second notice to the non-tendering Certificateholders shall be paid out of such funds. No interest shall accrue or be payable to any former Holder on any amount held in trust hereunder.

            SECTION 9.02    Additional Termination Requirements.

            (a)   If a Master Servicer, the Special Servicer or the Majority
Controlling Class Certificateholder purchases, or the Certificateholders
(exclusive of the Class R Certificateholders) exchange their Certificates for, all of the Trust Mortgage Loans and each REO Property (or, in the case of an SLC
Mortgaged Property, if it has become an REO Property, and in the case of any
Outside Administered REO Property, the Trust's interest therein) remaining in the Trust Fund as provided in Section 9.01, the Trust Fund (and, accordingly, each REMIC Pool) shall be terminated in accordance with the following additional requirements, unless the Person effecting the purchase obtains at its own expense and delivers to the Certificate Administrator and the Trustee an Opinion
of Counsel, addressed to the Certificate Administrator and the Trustee, to the
effect that the failure of the Trust Fund to comply with the requirements of this Section 9.02 will not result in the imposition of taxes on "prohibited

                                      -320-

transactions" of any REMIC Pool as defined in Section 860F of the Code or cause any REMIC Pool to fail to qualify as a REMIC at any time that any Certificates are outstanding:

                  (i)    the Certificate Administrator shall specify the first
      day in the 90-day liquidation period in a statement attached to the final
      Tax Return for each REMIC Pool pursuant to Treasury regulations section
      1.860F-1;

                  (ii)   during such 90-day liquidation period and at or prior
      to the time of making of the final payment on the Certificates, the
      Trustee shall either (A) sell all of the assets of REMIC I and, if applicable, the Loan REMIC, to the applicable Master Servicer, the Special
      Servicer or the Majority Controlling Class Certificateholder, as
      applicable, for cash or (B) exchange all the assets of REMIC I for the
      Certificates (exclusive of the Class R Certificates); and

                  (iii)  at the time of the making of the final payment on the
      Certificates, the Certificate Administrator shall distribute or credit, or cause to be distributed or credited, to the Certificateholders in accordance with Section 9.01 all cash on hand (other than cash retained to meet claims), and each REMIC Pool shall terminate at that time.

            (b)   In the event the Trust Fund is to be terminated while any Swap
Agreement is still in effect, the Certificate Administrator shall promptly notify the applicable Swap Counterparty in writing of the date on which the
Trust Fund is to be terminated and that the notional amount of such Swap
Agreement will be reduced to zero on such date. Based on the date of termination, the Certificate Administrator, prior to any final distributions to the Holders of the related Floating Rate Certificates pursuant to Section 4.01, shall pay the related Net Floating Rate I Swap Payment, if any, to the applicable Swap Counterparty.

            (c)   By their acceptance of Certificates, the Holders thereof
hereby agree to authorize the Certificate Administrator to specify the 90-day liquidation period for each REMIC Pool, which authorization shall be binding upon all successor Certificateholders.

                                      -321-

                                    ARTICLE X

                            ADDITIONAL TAX PROVISIONS

            SECTION 10.01   REMIC Administration.

            (a)   The Certificate Administrator shall elect to treat each REMIC
Pool as a REMIC under the Code and, if necessary, under applicable state law.
Each such election will be made on Form 1066 or other appropriate federal or state Tax Returns for the taxable year ending December 31, 2007, in the case of each REMIC Pool.

            (b)   The Loan REMIC Regular Interests, the REMIC I Regular
Interests and the Regular Certificates/Group FL REMIC II Regular Interests are
hereby designated as "regular interests" (within the meaning of Section
860G(a)(1) of the Code) in the respective Loan REMICs, REMIC I and REMIC II, respectively; provided that the Class X Certificates shall evidence multiple
"regular interests" in REMIC II. The Class R Certificates are hereby designated as the single class of "residual interests" (within the meaning of Section
860G(a)(2) of the Code) in each REMIC Pool. None of the Master Servicers, the
Special Servicer, the Certificate Administrator or the Trustee shall (to the extent within its control) permit the creation of any other "interests" in any
REMIC Pool (within the meaning of Treasury regulations section 1.860D-1(b)(1)).

            (c)   The Closing Date is hereby designated as the "startup day" of each REMIC Pool within the meaning of Section 860G(a)(9) of the Code. The
"latest possible maturity date" of the Loan REMIC Regular Interests, the REMIC I
Regular Interests and the Regular Certificates/Group FL REMIC II Regular
Interests (or, in the case of the Class X Certificates, the "regular interests"
in REMIC II evidenced thereby) for purposes of the REMIC Provisions shall be the
Rated Final Distribution Date.

            (d)   The Plurality Class R Certificateholder as to the applicable taxable year is hereby designated as the Tax Matters Person of each REMIC Pool, and shall act on behalf of the related REMIC in relation to any tax matter or controversy and shall represent the related REMIC in any administrative or judicial proceeding relating to an examination or audit by any governmental taxing authority; provided that the Certificate Administrator is hereby irrevocably appointed to act and shall act as agent and attorney-in-fact for the
Tax Matters Person for each REMIC Pool in the performance of its duties as such.

            (e)   Except as otherwise provided in Section 3.17(a) and
subsections (h) and (i) below, the Certificate Administrator shall pay out of its own funds any and all routine tax administration expenses of the Trust Fund incurred with respect to each REMIC Pool (but not including any professional fees or expenses related to audits or any administrative or judicial proceedings with respect to the Trust Fund that involve the Internal Revenue Service or state tax authorities, which extraordinary expenses shall be payable or reimbursable to the Certificate Administrator from the Trust Fund unless otherwise provided in Section 10.01(g) or 10.01(h)).

            (f)   The Certificate Administrator shall use its best efforts to acquire, within 30 days after the Closing Date, taxpayer identification numbers for each REMIC Pool by preparing and filing Internal Revenue Service Forms SS-4 or otherwise obtain them and shall prepare and file (if not previously prepared and filed) with the Internal Revenue Service Form 8811, "Information Return for

                                      -322-

Real Estate Mortgage Investment Conduits (REMIC) and Issuers of Collateralized
Debt Obligations" for the Trust Fund. In addition, the Certificate Administrator shall prepare, sign and file when due all of the other Tax Returns in respect of each REMIC Pool. The expenses of preparing and filing such returns shall be borne by the Certificate Administrator without any right of reimbursement therefor. The other parties hereto shall provide on a timely basis to the
Certificate Administrator or its designee such information with respect to each
REMIC Pool as is in its possession and reasonably requested by the Certificate
Administrator to enable it to perform its obligations under this Article.
Without limiting the generality of the foregoing, the Depositor, within ten (10)
days following the Certificate Administrator's request therefor, shall provide in writing to the Certificate Administrator such information as is reasonably requested by the Certificate Administrator for tax purposes, as to the valuations and Issue Prices of the Certificates, and the Certificate
Administrator's duty to perform its reporting and other tax compliance obligations under this Section 10.01 shall be subject to the condition that it receives from the Depositor such information possessed by the Depositor that is necessary to permit the Certificate Administrator to perform such obligations.

            (g)   The Certificate Administrator shall perform on behalf of each
REMIC Pool all reporting and other tax compliance duties that are the responsibility of each such REMIC under the Code, the REMIC Provisions or other compliance guidance issued by the Internal Revenue Service or, with respect to
State and Local Taxes, any state or local taxing authority. Included among such duties, the Certificate Administrator shall provide to: (i) any Transferor of a
Class R Certificate or agent of a non-Permitted Transferee, such information as is necessary for the application of any tax relating to the transfer of a Class
R Certificate to any Person who is not a Permitted Transferee; (ii) the
Certificateholders, such information or reports as are required by the Code or the REMIC Provisions, including, without limitation, reports relating to interest, original issue discount and market discount or premium (using the
Prepayment Assumption as required hereunder); and (iii) the Internal Revenue
Service, the name, title, address and telephone number of the Person who will serve as the representative of each REMIC Pool.

            (h)   The Certificate Administrator shall perform its duties
hereunder so as to maintain the status of each REMIC Pool as a REMIC under the
REMIC Provisions (and the Trustee, the Master Servicers and the Special Servicer
shall assist the Certificate Administrator to the extent reasonably requested by the Certificate Administrator and to the extent of information within the
Trustee's, a Master Servicer's or the Special Servicer's possession or control).
None of the Certificate Administrator, Master Servicers, the Special Servicer or
the Trustee shall knowingly take (or cause any REMIC Pool to take) any action or fail to take (or fail to cause to be taken) any action that, under the REMIC
Provisions, if taken or not taken, as the case may be, could (i) endanger the status of any REMIC Pool as a REMIC, or (ii) except as provided in Section
3.17(a), result in the imposition of a tax upon any REMIC Pool (including, but not limited to, the tax on prohibited transactions as defined in Section
860F(a)(2) of the Code or the tax on contributions to a REMIC set forth in
Section 860G(d) of the Code (any such endangerment or imposition or, except as provided in Section 3.17(a), imposition of a tax, an "Adverse REMIC Event")), unless the Certificate Administrator has obtained or received an Opinion of
Counsel (at the expense of the party requesting such action or at the expense of the Trust Fund if the Certificate Administrator seeks to take such action or to refrain from acting for the benefit of the Certificateholders) to the effect that the contemplated action will not result in an Adverse REMIC Event. The
Certificate Administrator shall not take any action or fail to take any action
(whether or not authorized hereunder) as to which a Master Servicer or the
Special Servicer has advised it in writing that either a Master Servicer or the
Special Servicer has received or obtained an Opinion of Counsel to the

                                      -323-

effect that an Adverse REMIC Event could occur with respect to such action. In addition, prior to taking any action with respect to any REMIC Pool, or causing any REMIC Pool to take any action that is not expressly permitted under the terms of this Agreement, the Master Servicers and the Special Servicer shall consult with the Certificate Administrator or its designee, in writing, with respect to whether such action could cause an Adverse REMIC Event to occur.
Neither a Master Servicer nor the Special Servicer shall take any such action or cause any REMIC Pool to take any such action as to which the Certificate
Administrator has advised it in writing that an Adverse REMIC Event could occur, and neither a Master Servicer nor the Special Servicer shall have any liability hereunder for any action taken by it in accordance with the written instructions of the Certificate Administrator. The Certificate Administrator may consult with counsel to make such written advice, and the cost of same shall be borne by the party seeking to take the action not expressly permitted by this Agreement, but in no event at the cost or expense of the Trust Fund, the Trustee or the
Certificate Administrator. At all times as may be required by the Code, the
Certificate Administrator (to the extent it is within its control) shall take all necessary actions within the scope of its responsibilities as more specifically set forth in this Agreement such that it does not cause substantially all of the assets of each REMIC Pool to fail to consist of
"qualified mortgages" as defined in Section 860G(a)(3) of the Code and
"permitted investments" as defined in Section 860G(a)(5) of the Code.

            (i)   If any tax is imposed on any REMIC Pool, including, without limitation, "prohibited transactions" taxes as defined in Section 860F(a)(2) of the Code, any tax on "net income from foreclosure property" as defined in
Section 860G(c) of the Code, any taxes on contributions to any REMIC Pool after the Startup Day pursuant to Section 860G(d) of the Code, and any other tax imposed by the Code or any applicable provisions of State or Local Tax laws
(other than any tax permitted to be incurred by the Special Servicer pursuant to
Section 3.17(a)), such tax, together with all incidental costs and expenses
(including, without limitation, penalties and reasonable attorneys' fees), shall be charged to and paid by: (i) the Certificate Administrator, if such tax arises out of or results from a breach by the Certificate Administrator of any of its obligations under this Article X (provided that no liability shall be imposed upon the Certificate Administrator under this clause if another party has responsibility for payment of such tax under clauses (iii) or (v) of this subsection (i); (ii) the Special Servicer, if such tax arises out of or results from a breach by the Special Servicer of any of its obligations under Article
III or this Article X; (iii) a Master Servicer, if such tax arises out of or results from a breach by such Master Servicer of any of its obligations under
Article III or this Article X; (iv) the Trustee if such tax arises out of or results from a breach by the Trustee of any of its respective obligations under
Article IV, Article VIII or this Article X; (v) the applicable Mortgage Loan
Seller, if such tax was imposed due to the fact that any of the Trust Mortgage
Loans did not, at the time of their transfer to the Trust constitute a
"qualified mortgage" as defined in Section 860G(a)(3) of the Code; or (vi) the
Trust Fund, excluding the portion thereof constituting Grantor Trust A-4FL,
Grantor Trust A-MFL, Grantor Trust A-JFL or Grantor Trust Y, in all other instances. Any tax permitted to be incurred by the Special Servicer pursuant to
Section 3.17(a) shall be charged to and paid by the Trust Fund. Any such amounts payable by the Trust Fund shall be paid by the Certificate Administrator out of amounts on deposit in the Distribution Account in reduction of the Available
Distribution Amount pursuant to Section 3.05(b).

            (j)   The Certificate Administrator shall, for federal income tax purposes, maintain books and records with respect to each REMIC Pool on a calendar year and on an accrual basis.

            (k)   Following the Startup Day, none of the Trustee, the Master
Servicers or the Special Servicer shall accept any contributions of assets to any REMIC Pool unless it shall have

                                      -324-

received an Opinion of Counsel (at the expense of the party seeking to cause such contribution and in no event at the expense of the Trust Fund or the
Trustee) to the effect that the inclusion of such assets in such REMIC Pool will not cause: (i) such REMIC Pool to fail to qualify as a REMIC at any time that any Certificates are outstanding; or (ii) the imposition of any tax on such
REMIC Pool under the REMIC Provisions or other applicable provisions of federal, state and local law or ordinances.

            (l)   None of the Trustee, the Master Servicers or the Special
Servicer shall consent to or, to the extent it is within the control of such
Person, permit: (i) the sale or disposition of any of the Trust Mortgage Loans
(except in connection with (A) the default or foreclosure of a Trust Mortgage
Loan, including, but not limited to, the sale or other disposition of a
Mortgaged Property acquired by deed in lieu of foreclosure, (B) the bankruptcy of a REMIC Pool, (C) the termination of each REMIC Pool pursuant to Article IX of this Agreement, or (D) a purchase of Trust Mortgage Loans pursuant to or as contemplated by Article II or III of this Agreement); (ii) the sale or disposition of any investments in any Collection Account, the Distribution
Account or any REO Account for gain; or (iii) the acquisition of any assets on behalf of a REMIC Pool (other than (1) a Mortgaged Property acquired through foreclosure, deed in lieu of foreclosure or otherwise in respect of a defaulted
Trust Mortgage Loan, (2) a Qualified Substitute Mortgage Loan pursuant to
Article II hereof and (3) Permitted Investments acquired in connection with the investment of funds in any Collection Account, any SLC Custodial Account, the
Distribution Account or any REO Account); in any event unless it has received an
Opinion of Counsel (at the expense of the party seeking to cause such sale, disposition or acquisition, but in no event at the expense of the Trust Fund or the Trustee) to the effect that such sale, disposition or acquisition, will not cause: (x) any REMIC Pool to fail to qualify as a REMIC at any time that any
Certificates are outstanding; or (y) the imposition of any tax on any REMIC Pool under the REMIC Provisions or other applicable provisions of federal, state and local law or ordinances.

            (m)   Except as permitted by Section 3.17(a), none of the Trustee, the Master Servicers and the Special Servicer shall enter into any arrangement by which any REMIC Pool will receive a fee or other compensation for services nor permit any REMIC Pool to receive any income from assets other than
"qualified mortgages" as defined in Section 860G(a)(3) of the Code or "permitted investments" as defined in Section 860G(a)(5) of the Code.

            SECTION 10.02   Grantor Trust Administration.

            (a)   The Certificate Administrator shall treat each of Grantor
Trust A-4FL, Grantor Trust A-MFL, Grantor Trust A-JFL and Grantor Trust Y, for
tax return preparation purposes, as a separate grantor trust under the Code and shall treat the assets thereof as separate assets of Grantor Trust A-4FL,
Grantor Trust A-MFL, Grantor Trust A-JFL and Grantor Trust Y, respectively, and not of any REMIC Pool, as permitted by Treasury regulations section
1.860G-2(i)(1). The Class A-4FL Certificates, the Class A-MFL Certificates, the
Class A-JFL Certificates and the Class Y Certificates are hereby designated as representing an undivided beneficial interest in Grantor Trust A-4FL, Grantor
Trust A-MFL, Grantor Trust A-JFL and Grantor Trust Y, respectively.

            (b)   The Certificate Administrator shall pay out of its own funds any and all routine tax administration expenses of the Trust Fund incurred with respect to each Grantor Trust (but not including any professional fees or expenses related to audits or any administrative or judicial proceedings with respect to the Trust Fund that involve the Internal Revenue Service or state tax

                                      -325-

authorities, which extraordinary expenses shall be payable or reimbursable to the Certificate Administrator from the Trust Fund unless otherwise provided in
Section 10.02(e) or 10.02(f)).

            (c)   The Certificate Administrator shall prepare, sign and file when due all of the Tax Returns in respect of the Transaction-Specific Grantor
Trusts. The expenses of preparing and filing such returns shall be borne by the
Certificate Administrator without any right of reimbursement therefor. The other parties hereto shall provide on a timely basis to the Certificate Administrator or its designee such information with respect to the Transaction-Specific
Grantor Trusts as is in its possession and reasonably requested by the
Certificate Administrator to enable it to perform its obligations under this
Section 10.02. Without limiting the generality of the foregoing, the Depositor, within ten (10) days following the Certificate Administrator's request therefor, shall provide in writing to the Certificate Administrator such information as is in its possession and reasonably requested by the Certificate Administrator for tax purposes, and the Certificate Administrator's duty to perform its reporting and other tax compliance obligations under this Section 10.02 shall be subject to the condition that it receives from the Depositor such information possessed by the Depositor that is necessary to permit the Certificate Administrator to perform such obligations.

            (d)   Each Transaction-Specific Grantor Trust is a WHFIT that is a
NMWHFIT. The Certificate Administrator will report as required under the WHFIT
Regulations to the extent such information as is reasonably necessary to enable the Certificate Administrator to do so is provided to the Certificate
Administrator on a timely basis. The Certificate Administrator shall assume that the Depository is the only "middleman" (as such term is defined in the WHFIT
Regulations) with respect to the Floating Rate Certificates unless a beneficial owner thereof or the Depositor provides the Certificate Administrator with the identities of other "middlemen" with respect to the Floating Rate Certificates.
The Holders of Class Y Certificates shall provide the Certificate Administrator with information identifying any such Holders of Class Y Certificates that are
"middlemen" as defined by the WHFIT. The Certificate Administrator shall be entitled to rely on the first sentence of this Section 10.02(d) and shall be entitled to indemnification in accordance with the terms of this Agreement in the event that the IRS makes a determination that the first sentence of this
Section 10.02(d) is incorrect.

            The Certificate Administrator, in its discretion, will report required WHFIT information using either the cash or accrual method, except to the extent the WHFIT Regulations specifically require a different method. The
Certificate Administrator will be under no obligation to determine whether a
Holder of a Class A-4FL, Class A-MFL, Class A-JFL or Class Y Certificate uses the cash or accrual method. The Certificate Administrator will make available
WHFIT information to the Holders of the Class A-4FL, Class A-MFL, Class A-JFL
and Class Y Certificates annually. In addition, the Certificate Administrator will not be responsible or liable for providing subsequently amended, revised or updated information to any certificate holder, unless requested by a Holder of a
Class A-4FL, Class A-MFL, Class A-JFL or Class Y Certificate.

            The Certificate Administrator shall not be liable for failure to meet the reporting requirements of the WHFIT Regulations nor for any penalties thereunder if such failure is due to: (i) the lack of reasonably necessary information being provided to the Certificate Administrator, (ii) incomplete, inaccurate or untimely information being provided to the Certificate
Administrator or (iii) the inability of the Certificate Administrator, after good faith efforts, to alter its existing information reporting systems to capture information necessary to fully comply with the WHFIT Regulations for the
2007 calendar year. Each Holder of a Class A-4FL, Class A-MFL, Class A-JFL or
Class Y Certificate,

                                      -326-

by acceptance of its interest in such Class of Certificates, will be deemed to have agreed to provide the Certificate Administrator with information regarding any sale of such Certificates, including the price, amount of proceeds and date of sale. Absent receipt of such information, and unless informed otherwise by the Depositor, the Certificate Administrator will assume there is no secondary market trading of WHFIT interests.

            To the extent required by the WHFIT Regulations, the Certificate
Administrator will use reasonable efforts to publish on an appropriate website the CUSIPs for the Class A-4FL, Class A-MFL, Class A-JFL and Class Y
Certificates. The Certificate Administrator will make reasonable good faith efforts to keep the website accurate and updated to the extent CUSIPs have been received. Absent the receipt of a CUSIP, the Certificate Administrator will use a reasonable identifier number in lieu of a CUSIP. The Certificate Administrator will not be liable for investor reporting delays that result from the receipt of inaccurate or untimely CUSIP information.

            The Certificate Administrator shall be entitled to additional reasonable compensation for changes in reporting required in respect of the
WHFIT Regulations that arise as a result of a change in the WHFIT Regulations or a change in interpretation of the WHFIT Regulations by the IRS or the Depositor
or its counsel, if such change requires, in the Certificate Administrator's sole discretion, a material increase in the Certificate Administrator's reporting obligations in respect of the related grantor trust.

            (e)   The Certificate Administrator shall furnish or cause to be furnished to each Holder of a Class Y Certificate, a Class A-4FL Certificate, a
Class A-MFL Certificate or a Class A-JFL Certificate, as applicable, on the cash or accrual method of accounting, as applicable, such information as to their respective portions of the income and expenses of Grantor Trust Y, Grantor Trust
A-4FL, Grantor Trust A-MFL or Grantor Trust A-JFL, as applicable, at the time and in the manner required under the Code, and shall perform on behalf of
Grantor Trust Y, Grantor Trust A-4FL, Grantor Trust A-MFL or Grantor Trust
A-JFL, as applicable, all reporting and other tax compliance duties that are required in respect thereof under the Code, the Grantor Trust Provisions or other compliance guidance issued by the Internal Revenue Service or any state or local taxing authority.

            (f)   The Certificate Administrator shall perform its duties
hereunder so as to maintain the status of each of Grantor Trust A-4FL, Grantor
Trust A-MFL, Grantor Trust A-JFL and Grantor Trust Y as a separate grantor trust under the Grantor Trust Provisions (and the Trustee, the Master Servicers and
the Special Servicer shall assist the Certificate Administrator to the extent reasonably requested by the Certificate Administrator and to the extent of information within the Trustee's, a Master Servicer's or the Special Servicer's
possession or control). None of the Certificate Administrator, any Master
Servicer, the Special Servicer or the Trustee shall knowingly take (or cause any
Transaction-Specific Grantor Trust to take) any action or fail to take (or fail to cause to be taken) any action that, under the Grantor Trust Provisions, if taken or not taken, as the case may be, could endanger the status of any
Transaction-Specific Grantor Trust as a grantor trust under the Grantor Trust
Provisions (any such endangerment of grantor trust status, an "Adverse Grantor
Trust Event"), unless the Certificate Administrator has obtained or received an
Opinion of Counsel (at the expense of the party requesting such action or at the expense of the Trust Fund if the Certificate Administrator seeks to take such action or to refrain from taking any action for the benefit of the
Certificateholders) to the effect that the contemplated action will not result in an Adverse Grantor Trust Event. None of the other parties hereto shall take any action or fail to take any action (whether or not authorized hereunder) as to which

                                      -327-

the Certificate Administrator has advised it in writing that the Certificate
Administrator has received or obtained an Opinion of Counsel to the effect that an Adverse Grantor Trust Event could result from such action or failure to act.
In addition, prior to taking any action with respect to any Transaction-Specific
Grantor Trust, or causing the Trust Fund to take any action, that is not expressly permitted under the terms of this Agreement, the Master Servicers and the Special Servicer shall consult with the Certificate Administrator or its designee, in writing, with respect to whether such action could cause an Adverse
Grantor Trust Event to occur. Neither a Master Servicer nor the Special Servicer shall have any liability hereunder for any action taken by it in accordance with the written instructions of the Certificate Administrator. The Certificate
Administrator may consult with counsel to make such written advice, and the cost of same shall be borne by the party seeking to take the action not expressly permitted by this Agreement, but in no event at the cost or expense of the Trust
Fund, the Certificate Administrator or the Trustee. Under no circumstances may the Certificate Administrator vary the assets of any Transaction-Specific
Grantor Trust so as to take advantage of variations in the market so as to improve the rate of return of Holders of the Class A-4FL Certificates, the Class
A-MFL Certificates, the Class A-JFL Certificates and the Class Y Certificates,
as applicable.

            (g)   If any tax is imposed on any Transaction-Specific Grantor
Trust, such tax, together with all incidental costs and expenses (including, without limitation, penalties and reasonable attorneys' fees), shall be charged to and paid by: (i) the Certificate Administrator, if such tax arises out of or results from a breach by the Certificate Administrator of any of its obligations under this Section 10.02; (ii) the Special Servicer, if such tax arises out of or results from a breach by the Special Servicer of any of its obligations under
Article III or this Section 10.02; (iii) a Master Servicer, if such tax arises out of or results from a breach by such Master Servicer of any of its obligations under Article III or this Section 10.02; (iv) the Trustee if such tax arises out of or results from a breach by the Trustee of any of its obligations under Article IV, Article VIII or this Section 10.02; or (v) the portion of the Trust Fund constituting a Transaction-Specific Grantor Trust in all other instances.

                                      -328-

                                   ARTICLE XI

                            MISCELLANEOUS PROVISIONS

            SECTION 11.01   Amendment.

            (a)   This Agreement may be amended from time to time by the mutual agreement of the Depositor, the Master Servicers, the Special Servicer, the
Trustee and the Certificate Administrator, without the consent of any of the
Certificateholders or, with respect to any Loan Combination, any related
Non-Trust Mortgage Loan Noteholder: (i) to cure any ambiguity; (ii) to correct any error or to correct, modify or supplement any provision herein which may be inconsistent with any other provision herein or with the Prospectus; (iii) to add any other provisions with respect to matters or questions arising hereunder which shall not be inconsistent with the provisions hereof; (iv) to relax or eliminate any requirement hereunder imposed by the REMIC Provisions if the REMIC
Provisions are amended or clarified such that any such requirement may be relaxed or eliminated; or (v) if such amendment, as evidenced by an Opinion of
Counsel (at the expense of the Trust Fund, in the case of any amendment requested by a Master Servicer or the Special Servicer that protects or is in furtherance of the interests of the Certificateholders, and otherwise at the expense of the party seeking such amendment) delivered to the Master Servicers, the Special Servicer, the Trustee and the Certificate Administrator, is
advisable or reasonably necessary to comply with any requirements imposed by the
Code or any successor or amendatory statute or any temporary or final regulation, revenue ruling, revenue procedure or other written official announcement or interpretation relating to federal income tax laws or any such proposed action which, if made effective, would apply retroactively to any REMIC
Pool or any Transaction-Specific Grantor Trust at least from the effective date of such amendment, or would be necessary to avoid the occurrence of a prohibited transaction or to reduce the incidence of any tax that would arise from any actions taken with respect to the operation of any REMIC Pool or any
Transaction-Specific Grantor Trust; (vi) as provided in Section 5.02(d)(iv), to modify, add to or eliminate any of the provisions of Section 5.02(d)(i), (ii) or
(iii); (vii) to modify Section 8.16, as contemplated by Section 8.16(g); or
(viii) to otherwise modify or delete any existing provisions of this Agreement;
provided that such action (except any amendment described in clause (i), (ii),
(v), (vi) or (vii) above) shall not, as evidenced by an Opinion of Counsel (at the expense of the Trust Fund, in the case of any amendment requested by a
Master Servicer or the Special Servicer that protects or is in furtherance of the interests of the Certificateholders, and otherwise at the expense of the party seeking such amendment) obtained by or delivered to the Master Servicers, the Special Servicer, the Trustee and the Certificate Administrator, adversely affect in any material respect the interests of any Certificateholder or, unless it consents thereto, any third-party beneficiary of this Agreement identified in
Section 11.08; and provided, further, that the Master Servicers, the Special
Servicer, the Trustee and the Certificate Administrator shall have first obtained from each Rating Agency, written confirmation that such amendment
(except any amendment described in clause (i), (ii), (v), (vi) or (vii) above)
will not result in an Adverse Rating Event with respect to any Class of
Certificates (and from any Other Rating Agency, written confirmation that such amendment (except any amendment described in clause (i), (ii), (v), (vi) or
(vii) above) will not result in an Adverse Rating Event with respect to any
Specially Designated Non-Trust Mortgage Loan Securities); and provided, further, that such amendment shall not significantly change the activities of the Trust
(insofar as such change would adversely affect the status of the Trust as a
"qualifying special-purpose entity" under FASB 140).

                                      -329-

            (b)   This Agreement may also be amended from time to time by the agreement of the Depositor, the Master Servicer, the Special Servicer, the
Trustee and the Certificate Administrator with the consent of the Holders of
Certificates entitled to at least 51% of the Voting Rights allocated to the affected Classes for the purpose of adding any provisions to or changing in any manner or eliminating any of the provisions of this Agreement or of modifying in any manner the rights of the Holders of Certificates; provided, however, that no such amendment shall (i) reduce in any manner the amount of, or delay the timing of, payments received or advanced on Serviced Mortgage Loans that are required to be distributed on any Certificate without the consent of the Holder of such
Certificate or that are required to be distributed to any Serviced Non-Trust
Mortgage Loan Noteholder, without the consent of such Serviced Non-Trust
Mortgage Loan Noteholder, (ii) adversely affect in any material respect the interests of the Holders of any Class of Certificates or the interests of any third-party beneficiary of this Agreement identified in Section 11.08 in a manner other than as described in the immediately preceding clause (i) without the consent of the Holders of all Certificates of such Class or the consent of such third-party beneficiary, as the case may be, (iii) modify the provisions of this Section 11.01 without the consent of the Holders of all Certificates then outstanding and the consent of each affected third-party beneficiary of this
Agreement identified in Section 11.08, (iv) modify the provisions of Section
3.20 or the definition of Servicing Standard without the consent of the Holders of Certificates entitled to all of the Voting Rights and the consent of each affected Serviced Non-Trust Mortgage Loan Noteholder, (v) modify the specified percentage of Voting Rights which are required to be held by Certificateholders to consent or not to object to any particular action pursuant to any provision of this Agreement without the consent of the Holders of all Certificates then outstanding, or (vi) significantly change the activities of the Trust (insofar as such change would adversely affect the status of the Trust as a "qualifying special-purpose entity" under FASB 140) without the consent of the Holders entitled to at least 51% of all the Voting Rights (without regard to
Certificates held by the Depositor, any Mortgage Loan Seller or any of the
Depositor's or any Mortgage Loan Seller's Affiliates and/or agents), including the Holders entitled to at least 51% of all the Voting Rights allocated to the most subordinate Class of Principal Balance Certificates. Notwithstanding any
other provision of this Agreement, for purposes of the giving or withholding of consents pursuant to this Section 11.01, Certificates registered in the name of the Depositor or any Affiliate of the Depositor shall be entitled to the same
Voting Rights with respect to matters described above as they would if any other
Person held such Certificates, so long as neither the Depositor nor any of its
Affiliates is performing servicing duties with respect to any of the Trust
Mortgage Loans.

            (c)   Notwithstanding any contrary provision of this Agreement, the
Trustee shall not consent to any amendment to this Agreement unless it shall first have obtained or been furnished with an Opinion of Counsel (at the expense of the Trust Fund, in the case of any amendment requested by a Master Servicer or Special Servicer that protects or is in furtherance of the interests of the
Certificateholders, and, otherwise, at the expense of the party seeking such amendment) to the effect that (i) such amendment or the exercise of any power granted to the Trustee, the Certificate Administrator, a Master Servicer or the
Special Servicer in accordance with such amendment will not result in the imposition of a tax on any REMIC Pool or any Transaction-Specific Grantor Trust
or cause any REMIC Pool to fail to qualify as a REMIC, or any
Transaction-Specific Grantor Trust to fail to qualify as a grantor trust within the meaning of the Grantor Trust Provisions at any time that any Certificates are outstanding and (ii) such amendment complies with the provisions of this
Section 11.01.

                                      -330-

            (d)   Promptly after the execution of any such amendment, the
Certificate Administrator shall send a copy thereof to each Certificateholder, each Mortgage Loan Seller and, to the extent known to the Certificate
Administrator, each Serviced Non-Trust Mortgage Loan Noteholder.

            (e)   It shall not be necessary for the consent of
Certificateholders under this Section 11.01 to approve the particular form of any proposed amendment, but it shall be sufficient if such consent shall approve the substance thereof. The manner of obtaining such consents and of evidencing the authorization of the execution thereof by Certificateholders shall be subject to such reasonable regulations as the Certificate Administrator may prescribe.

            (f)   Each of the Master Servicers, the Special Servicer, the
Trustee and the Certificate Administrator may but shall not be obligated to enter into any amendment pursuant to this Section 11.01 that affects its rights, duties and immunities under this Agreement or otherwise.

            (g)   The cost of any Opinion of Counsel to be delivered pursuant to
Section 11.01(a) or (c) shall be borne by the Person seeking the related amendment, except that if a Master Servicer, the Special Servicer, the Trustee or the Certificate Administrator requests any amendment of this Agreement that protects or is in furtherance of the rights and interests of Certificateholders, the cost of any Opinion of Counsel required in connection therewith pursuant to
Section 11.01(a) or (c) shall be payable out of the Collection Account, any SLC
Custodial Account (if not inconsistent with the related Co-Lender Agreement) or the Distribution Account pursuant to Sections 3.05.

            (h)   Notwithstanding anything to the contrary contained in this
Section 11.01, the parties hereto agree that (i) this Agreement may not be amended except upon 10 days' prior written notice to the Swap Counterparty and
(ii) this Agreement may not be amended in any manner that has a material adverse effect on the Swap Counterparty without first obtaining the written consent of the Swap Counterparty. The Trustee may obtain and rely upon an Opinion of
Counsel provided to it at the expense of the party seeking the amendment to the effect that such action will not adversely affect in any material respect the interests of the Swap Counterparty (or at the expense of the Trust if the
Trustee is the party seeking such amendment and such amendment benefits the
Certificateholders).

            (i)   No party hereunder shall agree, on behalf of the Trust, to any amendment of the Swap Agreement, unless it shall have first obtained from each
Rating Agency written confirmation to the effect that such amendment will not result in any Adverse Rating Event with respect to any Class of Certificates.

            SECTION 11.02   Recordation of Agreement; Counterparts.

            (a)   To the extent permitted by applicable law, this Agreement is subject to recordation in all appropriate public offices for real property records in all the counties or other comparable jurisdictions in which any or all of the properties subject to the Mortgages are situated, and in any other appropriate public recording office or elsewhere, such recordation to be effected by Master Servicer No. 1 with respect to any Mortgaged Property at the expense of the Trust Fund or, to the extent that it benefits one or more
Serviced Non-Trust Mortgage Loan Noteholders, such Serviced Non-Trust Mortgage
Loan Noteholders, but only upon direction accompanied by an Opinion of Counsel
(the cost of which may be paid out of the applicable Collection Account pursuant to Section 3.05(a) or, to the extent that it benefits one or more Serviced
Non-Trust Mortgage Loan Noteholders, out of the related SLC Custodial Account(s)
pursuant to Section 3.05(e), to the effect that such recordation materially and

                                      -331-

beneficially affects the interests of the Certificateholders and/or one or more
Serviced Non-Trust Mortgage Loan Noteholders; provided, however, that the
Trustee shall have no obligation or responsibility to determine whether any such recordation of this Agreement is required.

            (b)   For the purpose of facilitating the recordation of this
Agreement as herein provided and for other purposes, this Agreement may be executed simultaneously in any number of counterparts, each of which counterparts shall be deemed to be an original, and such counterparts shall constitute but one and the same instrument.

            SECTION 11.03   Limitation on Rights of Certificateholders.

            (a)   The death or incapacity of any Certificateholder shall not operate to terminate this Agreement or the Trust Fund, nor entitle such
Certificateholder's legal representatives or heirs to claim an accounting or to take any action or proceeding in any court for a partition or winding up of the
Trust Fund, nor otherwise affect the rights, obligations and liabilities of the parties hereto or any of them.

            (b)   No Certificateholder (except as expressly provided for herein)
shall have any right to vote or in any manner otherwise control the operation and management of the Trust Fund, or the obligations of the parties hereto, nor shall anything herein set forth, or contained in the terms of the Certificates, be construed so as to constitute the Certificateholders from time to time as partners or members of an association; nor shall any Certificateholder be under any liability to any third party by reason of any action taken by the parties to this Agreement pursuant to any provision hereof.

            (c)   No Certificateholder shall have any right by virtue of any provision of this Agreement to institute any suit, action or proceeding in equity or at law upon or under or with respect to this Agreement or any Trust
Mortgage Loan, unless, with respect to any suit, action or proceeding upon or under or with respect to this Agreement, such Holder previously shall have given to the Trustee a written notice of default hereunder, and of the continuance thereof, as hereinbefore provided, and unless also (except in the case of a default by the Trustee) the Holders of Certificates entitled to at least 25% of the Voting Rights shall have made written request upon the Trustee to institute such action, suit or proceeding in its own name as Trustee hereunder and shall have offered to the Trustee such reasonable indemnity as it may require against the costs, expenses and liabilities to be incurred therein or thereby, and the
Trustee, for 60 days after its receipt of such notice, request and offer of indemnity, shall have neglected or refused to institute any such action, suit or proceeding. It is understood and intended, and expressly covenanted by each
Certificateholder with every other Certificateholder and the Trustee, that no one or more Holders of Certificates shall have any right in any manner whatsoever by virtue of any provision of this Agreement to affect, disturb or prejudice the rights of the Holders of any other of such Certificates, or to obtain or seek to obtain priority over or preference to any other such Holder, which priority or preference is not otherwise provided for herein, or to enforce any right under this Agreement, except in the manner herein provided and for the equal, ratable and common benefit of all Certificateholders. For the protection and enforcement of the provisions of this Section, each and every
Certificateholder and the Trustee shall be entitled to such relief as can be given either at law or in equity.

            SECTION 11.04   Governing Law.

            This Agreement and the Certificates shall be construed in accordance with the internal laws of the State of New York applicable to agreements negotiated, made and to be performed entirely

                                      -332-

in said State, and the obligations, rights and remedies of the parties hereunder shall be determined in accordance with such laws.

            SECTION 11.05   Notices.

            Any communications provided for or permitted hereunder shall be in writing and, unless otherwise expressly provided herein, shall be deemed to have been duly given when delivered to: (i) in the case of the Depositor, Citigroup
Commercial Mortgage Securities Inc., 388 Greenwich Street, 11th Floor, New York,
New York 10013, Attention: Angela Vleck, facsimile number: (212) 816-8307; (ii)
in the case of (A) Master Servicer No. 1, Wachovia Bank, National Association,
8739 Research Drive, URP4 NC1075, Charlotte, North Carolina 28262-1075,
Attention: Citigroup Commercial Mortgage Trust 2007-C6, Commercial Mortgage
Pass-Through Certificates, Series 2007-C6, facsimile number: (704) 715-0036, (B)
in the case of Master Servicer No. 2, Midland Loan Services, Inc., 10851 Mastin,
Suite 300, Overland Park, Kansas 66210 (for deliveries) and P.O. Box 25965,
Shawnee Mission, Kansas 66225 (for communications by U.S. mail), Attention:
President, facsimile number: (913) 253-9001, and (C) in the case of Master
Servicer No. 3, Capmark Finance Inc., 116 Welsh Road, Horsham, Pennsylvania
19044, Attention: Servicing Managing Director, facsimile number: (215) 328-3478;
(iii) in the case of the Special Servicer, CWCapital Asset Management LLC, 701
13th Street NW, Suite 1000, Washington, D.C. 20005, Attention: David Iannarone
(CGCMT 2007-C6), facsimile number: (202) 715-9698, with a copy to CWCapital
Asset Management LLC, One Charles River Place, 63 Kendrick Street, Needhman,
Massachusetts 02494, Attention: Jill Hyde (CGCMT 2007-C6), facsimile number:
(781) 707-9397; (iv) in the case of the Trustee, Wells Fargo Bank, National
Association, 9062 Old Annapolis Road, Columbia, Maryland 21045, Attention:
Corporate Trust Services (CMBS) Citigroup Commercial Mortgage Trust 2007-C6; (v)
in the case of the Certificate Administrator, LaSalle Bank National Association,
135 South LaSalle Street, Suite 1625, Chicago, Illinois 60603, Attention: Global
Securities and Trust Services--Citigroup Commercial Mortgage Trust 2007-C6; (vi)
in the case of the Underwriters, to each of (A) Citigroup Global Markets Inc.,
388 Greenwich Street, 11th Floor, New York, New York 10013, Attention: Angela
Vleck, facsimile number: (212) 816-8307; (B) Capmark Securities Inc., 48 Wall
Street, 17th Floor, New York, New York 10005, Attention: Victor Diaso, facsimile number: (212) 859-7421; (C) PNC Capital Markets LLC, One PNC Plaza, 249 Fifth
Avenue, Pittsburgh, Pennsylvania 15222, Attention: Scott Holmes, facsimile number: (704) 372-1138, with a copy to Leonard Ferleger, facsimile number: (412)
705-2148; (D) Banc of America Securities LLC, NC1-027-22-03, 214 North Tryon
Street, Charlotte, North Carolina 28255, Telephone No. (704) 387-2040, with a copy to Paul E. Kurzeja, Esq., Bank of America Corporation, 101 South Tryon
Street, 30th Floor, NC1-002-29-01, Charlotte, North Carolina 28255, Telephone
No. (704) 386-8509; and (E) Lehman Brothers Inc., 745 Seventh Avenue, New York,
New York 10019, Attention: David Nass, facsimile number: (646) 758-4203; (vii)
in the case of the Rating Agencies, (A) Fitch, Inc., One State Street Plaza,
31st Floor, New York, New York 10004, Attention: Commercial Mortgage
Surveillance, (B) Moody's Investors Services, Inc., 7 World Trade Center, New
York, New York 10007, Attention: Pamela Dent, Senior Vice President, CMBS
Surveillance Group and (C) Standard & Poor's Ratings Services, a division of The
McGraw-Hill Companies, Inc., 55 Water Street, New York, New York 10041,
Attention: CMBS Surveillance Department, facsimile number: (212) 438-2662; and
(viii) in the case of the initial Controlling Class Representative, American
Capital Strategies Ltd., 2 Bethesda Metro Center, 14th Floor, Bethesda, Maryland
20814, Attention: Doug Cooper, Citigroup Commercial Mortgage Trust 2007-C6; or
as to each such Person such other address as may hereafter be furnished by such
Person to the parties hereto in writing. Any communication required or permitted to be delivered

                                      -333-

to a Certificateholder shall be deemed to have been duly given when mailed first class, postage prepaid, to the address of such Holder as shown in the
Certificate Register.

            SECTION 11.06   Severability of Provisions.

            If any one or more of the covenants, agreements, provisions or terms of this Agreement shall be for any reason whatsoever held invalid, then such covenants, agreements, provisions or terms shall be deemed severable from the remaining covenants, agreements, provisions or terms of this Agreement and shall in no way affect the validity or enforceability of the other provisions of this
Agreement or of the Certificates or the rights of the Holders thereof.

            SECTION 11.07   Grant of a Security Interest.

            The Depositor and the Trustee agree that it is their intent that the conveyance of the Depositor's right, title and interest in and to the Trust
Mortgage Loans pursuant to this Agreement shall constitute a sale and not a pledge of security for a loan. If such conveyance is deemed to be a pledge of security for a loan, however, the Depositor and the Trustee agree that it is their intent that the rights and obligations of the parties to such loan shall be established pursuant to the terms of this Agreement. The Depositor and the
Trustee also intend and agree that, in such event, the Depositor shall be deemed to have granted to the Trustee (in such capacity) a first priority security interest in the Depositor's entire right, title and interest in and to the assets constituting the Trust Fund.

            SECTION 11.08   Successors and Assigns; Beneficiaries.

            The provisions of this Agreement shall be binding upon and inure to the benefit of the respective successors and assigns of the parties hereto, and all such provisions shall inure to the benefit of the Certificateholders. This
Agreement may not be amended in any manner that would adversely affect the rights of any third-party beneficiary hereof without its consent (in the case of the Swap Counterparty, such consent not to be unreasonably withheld, conditioned or delayed). No other person, including, without limitation, any Mortgagor, shall be entitled to any benefit or equitable right, remedy or claim under this
Agreement; provided that (i) each Serviced Non-Trust Mortgage Loan Noteholder is an intended third-party beneficiary hereunder with respect to those provisions of this Agreement that affect its interest in the related Serviced Loan
Combination and its rights under the related Co-Lender Agreement, (ii) each
Mortgage Loan Seller is an intended third-party beneficiary hereunder with respect to those provisions of this Agreement that affect its rights and obligations under the related Mortgage Loan Purchase Agreement, (iii) each
Outside Master Servicer in respect of the related Outside Serviced Trust
Mortgage Loans shall be a third-party beneficiary to this Agreement with respect to their rights as specifically provided for herein and under the related
Co-Lender Agreements, and (iv) the Swap Counterparty is an intended third-party beneficiary hereunder, subject to the limited recourse provisions of the Swap
Agreement.

            SECTION 11.09   Article and Section Headings.

            The article and Section headings herein are for convenience of reference only, and shall not limit or otherwise affect the meaning hereof.

                                      -334-

            SECTION 11.10   Notices to Rating Agencies.

            (a)   The Certificate Administrator shall promptly provide notice to each Rating Agency and the Controlling Class Representative (and, if affected thereby, any Serviced Non-Trust Mortgage Loan Noteholder known to the
Certificate Administrator) with respect to each of the following of which it has actual knowledge:

                  (i)    any material change or amendment to this Agreement;

                  (ii)   the occurrence of any Event of Default or Outside
      Servicer Default that has not been cured;

                  (iii)  the resignation or termination of the Certificate
      Administrator, the Trustee, a Fiscal Agent, a Master Servicer or the
      Special Servicer;

                  (iv)   the repurchase of Trust Mortgage Loans by any of the
      Mortgage Loan Sellers pursuant to the applicable Mortgage Loan Purchase
      Agreement;

                  (v)    any change in the location of the Distribution Account;

                  (vi)   the final payment to any Class of Certificateholders;
      and

                  (vii)  any sale or disposition of any Trust Mortgage Loan or
      REO Property.

            (b)   Each Master Servicer shall promptly provide notice to each
Rating Agency (and, if affected thereby, any Serviced Non-Trust Mortgage Loan
Noteholder) with respect to any change in the location of the Collection Account or an SLC Custodial Account maintained by it.

            (c)   The Special Servicer shall furnish each Rating Agency and the
Controlling Class Representative (and, with respect to a Serviced Loan
Combination, the related Serviced Non-Trust Mortgage Loan Noteholder(s)) with respect to a non-performing or defaulted Serviced Mortgage Loan such information as the Rating Agency or Controlling Class Representative (and, with respect to a
Serviced Loan Combination, the related Serviced Non-Trust Mortgage Loan
Noteholder(s)) shall reasonably request and which the Special Servicer can reasonably provide in accordance with applicable law.

            (d)   To the extent applicable, each of the Master Servicers, the
Certificate Administrator, the Trustee and the Special Servicer shall promptly furnish to each Rating Agency copies of the following items:

                  (i)    each of its annual statements as to compliance
      described in Section 3.13;

                  (ii)   each of its annual independent public accountants'
      servicing reports described in Section 3.14;

                  (iii)  any Officer's Certificate delivered by it to the
      Trustee pursuant to Section 4.03(c) or 3.08(a); and

                                      -335-

                  (iv)   each of the reports described in Section 3.12(a) and
      the statements and reports described in Sections 3.12(b), 3.12(c) and
      3.12(d).

            (e)   The Trustee or Certificate Administrator, as applicable, shall
(i) make available to each Rating Agency and the Controlling Class
Representative, upon reasonable notice, the items described in Section 3.15(a)
and (ii) promptly deliver to each Rating Agency and the Controlling Class
Representative a copy of any notices given pursuant to Section 7.03(a) or
Section 7.03(b).

            (f)   Each of the Trustee, the Certificate Administrator, the Master
Servicers and the Special Servicer shall provide to each Rating Agency such other information with respect to the Trust Mortgage Loans and the Certificates, to the extent such party possesses such information, as such Rating Agency shall reasonably request.

            (g)   Notwithstanding any provision herein to the contrary each of the Master Servicers, the Special Servicer, the Certificate Administrator or the
Trustee shall deliver to any Underwriter any report prepared by such party hereunder upon request.

            SECTION 11.11   Complete Agreement.

            This Agreement embodies the complete agreement among the parties and may not be varied or terminated except by a written agreement conforming to the provisions of Section 11.01. All prior negotiations or representations of the parties are merged into this Agreement and shall have no force or effect unless expressly stated herein.

                                      -336-

            IN WITNESS WHEREOF, the parties hereto have caused their names to be signed hereto by their respective officers thereunto duly authorized, in each case as of the day and year first above written.

                                       CITIGROUP COMMERCIAL MORTGAGE
                                       SECURITIES INC.
                                       Depositor

                                       By: /s/ Angela Vleck
                                           --------------------
                                       Name:
                                       Title:

                                       WACHOVIA BANK, NATIONAL ASSOCIATION
                                       Master Servicer No. 1

                                       By: /s/ Cynthia L. Schwartz
                                           ---------------------------
                                       Name:
                                       Title:

                                       MIDLAND LOAN SERVICES, INC.
                                       Master Servicer No. 2

                                       By: /s/ Lawrence D. Ashley
                                           --------------------------
                                       Name:
                                       Title:

                                       CAPMARK FINANCE INC.
                                       Master Servicer No. 3

                                       By: /s/ Jillian M. Brittin
                                           --------------------------
                                       Name:
                                       Title:

                                       CWCAPITAL ASSET MANAGEMENT LLC
                                       Special Servicer

                                       By: /s/ David B. Iannarone
                                           --------------------------
                                       Name:
                                       Title:

                                       LASALLE BANK NATIONAL ASSOCIATION
                                       Certificate Administrator

                                       By: /s/ Barbara L. Marik
                                           ------------------------
                                       Name:
                                       Title:

                                       WELLS FARGO BANK, NATIONAL ASSOCIATION
                                       Trustee

                                       By: /s/ Jennifer L. Richardson
                                           ------------------------------
                                       Name:
                                       Title:

                                   SCHEDULE I

               MORTGAGE LOAN SCHEDULE FOR THE TRUST MORTGAGE LOANS

                                       I-1

                          LOAN
 LOAN    MORTGAGE LOAN   GROUP
NUMBER      SELLER       NUMBER                      LOAN / PROPERTY NAME
---------------------------------------------------------------------------------------------

  1         LaSalle        1      DDR Southeast Pool
 1.1                       1      Hilltop Plaza
 1.2                       1      Largo Town Center
 1.3                       1      Midway Plaza
 1.4                       1      Riverstone Plaza
 1.5                       1      Highland Grove
 1.6                       1      Riverdale Shops
 1.7                       1      Skyview Plaza
 1.8                       1      Apple Blossom Corners
 1.9                       1      Fayetteville Pavilion
 1.10                      1      Creekwood Crossing
 1.11                      1      Flamingo Falls
 1.12                      1      Harundale Plaza
 1.13                      1      Meadowmont Village Center
 1.14                      1      Springfield Commons
 1.15                      1      Northlake Commons
 1.16                      1      Village Square at Golf
 1.17                      1      Oviedo Park Crossing
 1.18                      1      Shoppes of Golden Acres
 1.19                      1      Bardmoor Shopping Center
 1.20                      1      Rosedale Shopping Center
 1.21                      1      Casselberry Commons
 1.22                      1      Shoppes at New Tampa
 1.23                      1      Crossroads Plaza
 1.24                      1      Plaza Del Paraiso
 1.25                      1      North Pointe Plaza
 1.26                      1      Melbourne Shopping Center
 1.27                      1      Market Square
 1.28                      1      Shoppes of Lithia
 1.29                      1      West Oaks Towne Center
 1.30                      1      Sharon Greens
 1.31                      1      Lakewood Ranch
 1.32                      1      Cofer Crossing
 1.33                      1      Clayton Corners
 1.34                      1      Clearwater Crossing
 1.35                      1      Shoppes at Paradise Pointe
 1.36                      1      Killearn Shopping Center
 1.37                      1      Conway Plaza
 1.38                      1      River Run Shopping Center
 1.39                      1      Aberdeen Square
 1.40                      1      Derby Square
 1.41                      1      Chickasaw Trails Shopping Center
 1.42                      1      Shoppes at Lake Dow
 1.43                      1      Shoppes of Ellenwood
 1.44                      1      Shops at Oliver's Crossing
 1.45                      1      Southwood Village Shopping Center
 1.46                      1      Paraiso Plaza
 1.47                      1      Sheridan Square
 1.48                      1      Countryside Shopping Center
 1.49                      1      Shoppes of Citrus Hills
 1.50                      1      Crystal Springs Shopping Center
 1.51                      1      Sexton Commons
 1.52                      1      Hairston Crossing
---------------------------------------------------------------------------------------------
  2           CGM          1      CGM AmeriCold Portfolio
 2.1                       1      Plover
 2.2                       1      Salem
 2.3                       1      Moses Lake
 2.4                       1      Hermiston
 2.5                       1      Tarboro
 2.6                       1      Leesport
 2.7                       1      Atlanta Gateway
 2.8                       1      Tomah
 2.9                       1      Texarkana
 2.10                      1      Fremont
 2.11                      1      Burlington
 2.12                      1      Springdale Freezer
 2.13                      1      Marshall
 2.14                      1      Charlotte North
 2.15                      1      Birmingham
---------------------------------------------------------------------------------------------
  3           CGM          1      Greensboro Corporate Center
---------------------------------------------------------------------------------------------
  4         LaSalle        2      Hyde Park Apartment Portfolio
 4.1                       2      5326-5336 South Greenwood Avenue
 4.2                       2      5452-5466 South Ellis Ave., 949-957 E. 54th Pl.
 4.3                       2      5339-5345 South Woodlawn Ave., 1204-1224 E. 54th St.
 4.4                       2      5335-5345 South Kimbark Ave., 1304-1308 E. 54th St.
 4.5                       2      1509-1517 E. 57th St., 5707-5709 South Harper Ave.
 4.6                       2      5201 South Greenwood Avenue
 4.7                       2      5411-5421 South Ellis Avenue
 4.8                       2      5034-56 S. Woodlawn Avenue
 4.9                       2      5300-5308 South Hyde Park Avenue
 4.10                      2      5300-5308 South Greenwood Ave., 1021-1029 E. 53rd
 4.11                      2      5234-5244 South Ingleside, 912-914 E. 53rd
 4.12                      2      1515-1521 East 54th St.
 4.13                      2      5416-5430 South Woodlawn Avenue
 4.14                      2      5301-5307 South Maryland, 839-843 E. 53rd St.
 4.15                      2      5400-5406 South Maryland Ave., 825-827 E. 54th St.
 4.16                      2      5415-5425 South Woodlawn Avenue
 4.17                      2      5320-5326 South Drexel
 4.18                      2      5120 South Hyde Park
 4.19                      2      5355-5361 South Cottage Grove, 804-808 E. 54th St.
 4.20                      2      5400-5408 South Ingleside Ave., 913-915 E. 54th St.
 4.21                      2      5401-5409 South Cottage Grove, 807-811 E. 54th St.
 4.22                      2      5528-5532 South Everett Avenue
 4.23                      2      5237-5245 South Kenwood, 1368-1370 E. 53rd
 4.24                      2      5715-5725 South Kimbark Avenue
 4.25                      2      5350-5358 South Maryland Ave., 812-816 E. 54th St.
 4.26                      2      4850 South Drexel Boulevard
 4.27                      2      5474-5480 South Hyde Park Boulevard
 4.28                      2      5202-5210 South Cornell
 4.29                      2      5118-5120 South Greenwood
 4.30                      2      5401-5405 South Drexel Ave., 909-911 E. 54th St.
 4.31                      2      5218-5220 South Kimbark
 4.32                      2      5487-5491 South Hyde Park Boulevard
 4.33                      2      5335-5337 South Woodlawn Avenue
 4.34                      2      5507-5509 South Hyde Park Boulevard
 4.35                      2      5524-5526 South Everett Avenue
 4.36                      2      5468-5470 South Hyde Park Boulevard
 4.37                      2      5401-5403 South Woodlawn Ave., 1211-1213 E. 54th St.
 4.38                      2      5111 South Kimbark Avenue
 4.39                      2      5336 South Hyde Park Avenue
 4.40                      2      5405-5407 South Woodlawn Avenue
 4.41                      2      5457-5459 South Blackstone Avenue
 4.42                      2      5337 South Hyde Park Avenue
 4.43                      2      5128-5132 South Cornell Avenue
---------------------------------------------------------------------------------------------
  5         LaSalle        1      Wachovia Capitol Center
---------------------------------------------------------------------------------------------
  6         LaSalle        1      Ala Moana Portfolio
 6.1                       1      Ala Moana Center
 6.2                       1      Ala Moana Building
 6.3                       1      Ala Moana Pacific Center
 6.4                       1      Ala Moana Plaza
---------------------------------------------------------------------------------------------
  7           CGM          1      Moreno Valley Mall
  8           CGM          1      3535 Market Street
  9         Capmark        1      Courtyard by Marriott - Pasadena
  10        Capmark        1      Columbia Park
---------------------------------------------------------------------------------------------
  11        Capmark        1      Northmeadow Business Park
 11.1                      1      Northmeadow Creekside - 1335
 11.2                      1      Northmeadow Creekside - 1325
 11.3                      1      11545 Northmeadow
 11.4                      1      Hembree Park - 660
 11.5                      1      Hembree Park - 250
 11.6                      1      Northmeadow Parkside - 1175
 11.7                      1      Northmeadow Parkside - 1125
 11.8                      1      Northmeadow Creekside - 1350
 11.9                      1      Hembree Crest - 11820
11.10                      1      Northmeadow Parkside - 1115
11.11                      1      Northmeadow Parkside - 1100
11.12                      1      Northmeadow Parkside - 1200
11.13                      1      Northmeadow Creekside - 11390
11.14                      1      Northmeadow Parkside - 1400
11.15                      1      Northmeadow Parkside - 1150
11.16                      1      Northmeadow Parkside - 1225
11.17                      1      Northmeadow Parkside - 1250
11.18                      1      Children's Healthcare
11.19                      1      Hembree Crest - 11810
11.20                      1      Hembree Crest - 11800
---------------------------------------------------------------------------------------------
  12        LaSalle        1      600 West Chicago
  13          CGM          1      Culver Center
  14          CGM          1      Crossroads Marketplace
  15        Capmark        1      Miracle Mile SC
  16          CGM          1      City Crescent
  17        LaSalle        1      Fifty West Corporate Center
---------------------------------------------------------------------------------------------
  18        LaSalle        1      IAC - CA & WA Industrial Portfolio
 18.1                      1      La Miada Commerce Center
 18.2                      1      Sea King Industrial
 18.3                      1      Commerce Business Park
 18.4                      1      East Valley Distribution Center
---------------------------------------------------------------------------------------------
  19        LaSalle        1      Herndon Square Office Park
  20        Capmark        1      Residence Inn - Rosslyn
  21        Capmark        1      Renaissance Club Sport - Walnut Creek
  22        LaSalle        1      Woodside Corporate Park
  23        LaSalle        1      100 Technology Center Drive
  24          CGM          1      Plaza at Puente Hills
---------------------------------------------------------------------------------------------
  25        LaSalle        1      BCBG Portfolio
 25.1                      1      BCBG - Fruitland
 25.2                      1      BCBG - Santa Fe
 25.3                      1      BCBG - Leonis
---------------------------------------------------------------------------------------------
  26        LaSalle        2      Southeast Apartment Portfolio
 26.1                      2      Grove Station Apartments
 26.2                      2      Bradford Grove Apartments
 26.3                      2      Merritt Landing Apartments
 26.4                      2      Hidden Park Apartments
 26.5                      2      Willow Glen Apartments
 26.6                      2      Quail Pointe Apartments
 26.7                      2      Ashley Chase Apartments
---------------------------------------------------------------------------------------------
  27          CGM          1      Morgantown Crossing
---------------------------------------------------------------------------------------------
  28        LaSalle        1      IAC - Oregon Industrial Portfolio
 28.1                      1      Commerce Park - Milwaukie
 28.2                      1      Commerce Park - McLoughlin
 28.3                      1      Commerce Park - Clackamas
 28.4                      1      Commerce Park - Wilsonville
---------------------------------------------------------------------------------------------
  29        Capmark        1      Courtyard by Marriott - Washington Convention Center
---------------------------------------------------------------------------------------------
  30        LaSalle        1      Prologis Industrial
 30.1                      1      Prologis Industrial -  Stone Fort Distribution Center No. 1
 30.2                      1      Prologis Industrial -  Airport Distribution Center #16
 30.3                      1      Prologis Industrial -  Airport Distribution Center #19
 30.4                      1      Prologis Industrial -  Airport Distribution Center #10
 30.5                      1      Prologis Industrial -  Southwide Industrial Center #7
 30.6                      1      Prologis Industrial -  Airport Distribution Center #2
 30.7                      1      Prologis Industrial -  Delp Distribution Center #2
 30.8                      1      Prologis Industrial -  Delp Distribution Center #5
 30.9                      1      Prologis Industrial -  Airport Distribution Center #11
30.10                      1      Prologis Industrial -  Delp Distribution Center #8
30.11                      1      Prologis Industrial -  Stone Fort Distribution Center No. 4
30.12                      1      Prologis Industrial -  Airport Distribution Center #4
30.13                      1      Prologis Industrial -  Airport Distribution Center #15
30.14                      1      Prologis Industrial -  Airport Distribution Center #18
30.15                      1      Prologis Industrial -  Southwide Industrial Center #6
30.16                      1      Prologis Industrial -  Airport Distribution Center #9
30.17                      1      Prologis Industrial -  Airport Distribution Center #7
30.18                      1      Prologis Industrial -  Airport Distribution Center #8
30.19                      1      Prologis Industrial -  Southwide Industrial Center #5
30.20                      1      Prologis Industrial -  Southwide Industrial Center #8
---------------------------------------------------------------------------------------------
  31          CGM          1      Gateway at Burbank
  32          CGM          1      Alderwood Plaza
  33        LaSalle        1      Westlake Landing
  34          CGM          1      Plaza on the Boulevard
  35          CGM          1      Blue Oaks Marketplace
  36          PNC          1      University Center East - San Diego
  37          CGM          1      The Tower at Northside
  38          CGM          2      Forest Ridge Apartments
  39          PNC          2      Cornerstone Ranch Apartment Homes
  40          CGM          1      Martin Village
---------------------------------------------------------------------------------------------
  41          CGM          1      2, 4 & 6 Omni Way
 41.1                      1      2 Omni Way
 41.2                      1      4 Omni Way
 41.3                      1      6 Omni Way
---------------------------------------------------------------------------------------------
  42        LaSalle        1      Regency Court
  43          CGM          2      Villa D'Este
---------------------------------------------------------------------------------------------
  44        LaSalle        1      VDR Retail Portfolio
 44.1                      1      Lakeview Plaza
 44.2                      1      Glen Ellyn Crossing
 44.3                      1      Burbank Crossing
---------------------------------------------------------------------------------------------
  45          CGM          1      InfoUSA - Ralston, NE
  46          CGM          1      Gateway Plaza
  47          CGM          1      InfoUSA - Papillion, NE
  48        LaSalle        1      Country Club Village
  49          CGM          1      698-700 Madison Avenue
  50        LaSalle        1      deCODE genetics
  51        Capmark        1      Hilton Garden Inn - Detroit
  52          CGM          1      Salishan Spa & Golf Resort
  53        LaSalle        2      Granada Apartments
  54          CGM          1      Creekside Place
---------------------------------------------------------------------------------------------
  55          CGM          1      TownePlace Suites - Miami
 55.1                      1      TownePlace Suites - Miami Lakes
 55.2                      1      TownePlace Suites - Miami Airport West
---------------------------------------------------------------------------------------------
  56        Capmark        1      Residence Inn - DuPont Circle
---------------------------------------------------------------------------------------------
  57        LaSalle        1      NNN - Lenox Park (Buildings A & B)
 57.1                      1      Lenox Park Building B
 57.2                      1      Lenox Park Building A
---------------------------------------------------------------------------------------------
  58          CGM          1      Shaw's Plaza
  59          CGM          1      Hotel Indigo - Atlanta, GA
  60          CGM          1      Bursca Business Park
  61          CGM          1      Newport Marketplace
  62          CGM          1      The Tides
  63          PNC          1      University Shopping Center
  64          CGM          1      Medstar Building
  65          CGM          2      Cottonwood Apartments
  66          PNC          1      Barlow Shopping Center
  67        LaSalle        1      Lake Calhoun Center
  68          PNC          1      South Jordan Market Place
  69          CGM          1      Ventu Park
  70        LaSalle        1      International Towers Building
  71        LaSalle        1      Carmax - Roseville
  72          CGM          1      Doubletree Hotel - Miami, FL
  73          CGM          1      Top Foods - Puyallup, WA
  74          CGM          1      The Generations Network, Inc.
  75        LaSalle        1      Parkway Plaza
  76        LaSalle        1      Cobblestone Shopping Center
  77          PNC          1      Culver Medical Plaza
  78        Capmark        2      Clearwater Village
  79        LaSalle        1      Holiday Resorts - Miami Beach, FL
  80        LaSalle        1      FBI Office Building
  81          CGM          1      Perryville Station
  82        Capmark        1      Benner Pike Shops
  83          CGM          2      Hidden Lake Apartments
  84        LaSalle        1      Waterfront Apartments
  85          CGM          1      Hampton Inn - West Covina, CA
  86        LaSalle        1      Windsor Commerce Center
  87          CGM          1      1556 20th Street
---------------------------------------------------------------------------------------------
  88          PNC          1      KFC - Florida Portfolio
 88.1                      1      KFC - Port Charlotte
 88.2                      1      KFC - S. Fort Meyers
 88.3                      1      KFC - W. Cape Coral
 88.4                      1      KFC - Bonita Springs
 88.5                      1      KFC - Golden Gate
 88.6                      1      KFC - Cape Coral
 88.7                      1      KFC - Fort Myers
---------------------------------------------------------------------------------------------
  89        LaSalle        1      Vail Ranch Towne Square
  90          PNC          1      South Jordan Town Center
  91        Capmark        1      3505 Hayden
  92          CGM          1      Northwest Medical Center
  93        LaSalle        1      Riverbirch Corner Shopping Center
---------------------------------------------------------------------------------------------
  94          PNC          1      Magnolia Office Portfolio
 94.1                      1      730 & 750 Sandhill Drive
 94.2                      1      595 Double Eagle
---------------------------------------------------------------------------------------------
  95        LaSalle        1      NNN - Lenox Park (Building G)
  96          PNC          1      Westport Warehouse
  97        LaSalle        1      Las Vegas Tech Center
  98          CGM          1      Route 20 Retail Annex
  99          CGM          1      Meadowview Lane Professional Center
 100          CGM          1      Bald Mountain
 101        Capmark        1      MacArthur Center
 102          CGM          1      City National Bank Data Center
 103          CGM          1      Quality Inn & Suites - Dulles, VA
 104          CGM          2      Bower Hill III Apartments
 105        LaSalle        1      The Shoppes at Amberly
 106          CGM          1      2335 Alaska Avenue
 107          CGM          1      Clocktower Shopping Center
 108          CGM          1      Dogwood Station Shopping Center
 109          CGM          1      Crossroads Shopping Center
 110          PNC          1      Homewood Suites - Cheasapeak Greenbriar
 111          CGM          1      Cherokee Building I
 112          CGM          1      29 Orangewood Place
 113        LaSalle        1      761 - 793 Boylston Street
 114        LaSalle        1      Pavillion Center
 115        LaSalle        1      Westwind Boulevard
 116        LaSalle        1      Mill Creek Shopping Center
 117          CGM          2      Beacon Hill and Back Bay Properties

 118          PNC          1      Commerce Center One
 119        Capmark        2      Nob Hill Apartments
---------------------------------------------------------------------------------------------
 120        Capmark        2      Cambridge and Windgate
120.1                      2      Cambridge Townhomes
120.2                      2      Windgate Place Apartments
---------------------------------------------------------------------------------------------
 121          CGM          1      Cherokee Building II
 122        Capmark        1      Residence Inn - (UCF) Orlando
 123          CGM          1      Clark's Hill Corporate Center
 124        Capmark        1      1515 Garnet Mine Road
 125          CGM          1      Alverson Taylor Mortensen & Sanders Law Office
 126          CGM          1      Candle Lake Medical Plaza
 127          CGM          1      Northpoint Center
 128          CGM          1      Lowe's Home Improvement
 129          CGM          1      Yale New Haven Long Wharf Medical Center
 130          CGM          1      Ransley Square
 131          CGM          1      LA Fitness
 132          CGM          1      Kohls - Florence, SC
 133        LaSalle        1      Women's Physician Center
 134        LaSalle        2      Southwind MHP
 135        Capmark        1      Oakmont- Raceway Shopping Center
 136        LaSalle        1      D&W Grocery Store
 137          CGM          2      North Tower Apartments
 138          CGM          1      Pismo Beach Office
 139        LaSalle        1      Cedar Medical Center
 140          PNC          1      The Wesleyan Building
 141        LaSalle        1      Powell Center
 142          CGM          1      880 Post Road East
 143          CGM          1      Holiday Inn Express - Boone, NC
---------------------------------------------------------------------------------------------
 144        Capmark        1      Northlake and Atlanta Business Park
144.1                      1      Northlake Business Park
144.2                      1      Atlantic Distribution Center
---------------------------------------------------------------------------------------------
 145          CGM          1      Vanderbilt Plaza Shopping Center
 146          PNC          1      Dollar Self Storage - Santa Fe Springs
---------------------------------------------------------------------------------------------
 147          CGM          1      Barclay's Portfolio
147.1                      1      Barclay's Portfolio - Applebees
147.2                      1      Barclay's Portfolio - Bartell Drugs
147.3                      1      Barclay's Portfolio - Sterlings Bank
147.4                      1      Barclay's Portfolio - Jiffy Lube
147.5                      1      Barclay's Portfolio - Auto Zone
---------------------------------------------------------------------------------------------
 148          CGM          1      Fairfield Inn - Parsippany, NJ
 149          CGM          1      Metro Plaza
 150          CGM          2      Water Song Apartments
 151          CGM          1      Quality Inn - Norfolk Naval Station
 152          CGM          2      The Oaks of McCandless
 153          CGM          1      Portsmouth Medical
 154          CGM          1      Suburban Extended Stay Hotel - Pensacola, FL
 155          PNC          1      PFPC Worldwide
 156        LaSalle        1      Gallo Displays Corporate Headquarters
 157        LaSalle        1      North Fresno Office
 158          CGM          1      TownePlace Suites - Mount Laurel, NJ
 159          PNC          1      Country Suites - Lake Norman
 160          PNC          2      Main Street Court Apartments #1
 161          CGM          1      Southwest Medical Associates, Inc.
 162          CGM          1      Cambridge Commons
 163        Capmark        1      Kings Plaza Medical
 164          CGM          1      Mervyns at Crossroads Towne Center
 165          CGM          1      Palmdale Center
 166          PNC          1      Rehoboth Marketplace
 167          CGM          2      The Lakes at Gig Harbor
 168        LaSalle        1      Randstad Building
 169          CGM          1      2308 Broadway
 170          PNC          1      Parkway Centre Industrial
 171          CGM          1      580 Howard Street
 172          CGM          1      Bandera Trails Retail Center
 173        LaSalle        1      37 West Medical
 174          PNC          1      Regal Theatre
 175          CGM          1      Country Inn & Suites - Manassas, VA
 176        Capmark        1      Hampton Inn - Fairfax
 177          CGM          1      Canton Medical
 178        LaSalle        1      Oaks at Centre Point
 179        LaSalle        1      The Crossroads
 180        LaSalle        1      Bloomingdale Commons
 181        LaSalle        2      Stonefield Village Apartments
 182          CGM          1      CVS Shopping Center
 183          PNC          1      Paradise Victoria
 184          PNC          2      Bear Creek Apartments
 185          CGM          1      Village on the Green
 186        Capmark        2      Mountain Country
 187          PNC          1      Dollar Self Storage - Peoria
 188        Capmark        2      Pinto Lake Mobile Estates
 189          CGM          1      Morristown Plaza
 190          CGM          1      Cannery Mall
 191          CGM          1      Hampton Inn - Rocky Hill, CT
 192        LaSalle        1      Neiman Marcus - Georgetown
 193        Capmark        1      SpringHill Suites - Andover
 194          PNC          1      West Bench Plaza
 195          CGM          1      Suburban Extended Stay Hotel - Gautier, MS
 196        LaSalle        1      Park Santa Fe - Flagstaff
 197          CGM          1      La Quinta - Waldorf, MD
 198          CGM          1      Gander Mountain
 199          PNC          1      Trinity Square Shopping Center
 200          PNC          1      Hampton Inn - Victoria
 201        LaSalle        1      Home Depot
 202        LaSalle        1      IAC 1850 Arthur
 203        LaSalle        1      Gibson Electric
 204          PNC          1      452 Old Hook Road Associates
 205        Capmark        1      Pomona Center
 206          PNC          2      Delaware Crossing
 207          PNC          1      Legacy Plaza
 208          PNC          1      One Journal Square Plaza
 209          PNC          1      The Shops at Vista Commons
 210        LaSalle        1      Hampton Inn Anderson
 211        LaSalle        1      Cobalt Marketplace
 212          CGM          1      Tyler Plaza
 213          PNC          1      Holiday Inn Express & Suites - Grand Prairie
 214        LaSalle        1      Fairway Financial Center
 215          CGM          1      642 Westchester Avenue
 216          PNC          1      La Quinta Inn & Suites
 217          CGM          1      Midtown Business Center
 218        LaSalle        1      Days Inn Oceanside - Miami Beach, FL
 219        LaSalle        1      Rite Aid - Totem Lake
 220        LaSalle        2      Camelot Court Apartments
 221        LaSalle        1      Harbour Breeze Professional Center
 222          CGM          1      Home Design Center
 223          PNC          2      Highclere Apartments
 224        LaSalle        2      Forest Village
 225          CGM          1      American Association of Blood Banks
 226        LaSalle        1      Sleep Inn University Place
 227          CGM          1      Inn at Cannon Beach
 228          CGM          1      Centennial Area Learning Center
 230          CGM          1      Harbour View Commons
 231          CGM          1      Northwoods Urology Medical Office
 232        LaSalle        1      Fairfield Inn - Evansville West
 233        LaSalle        2      Apple Villa Apartments
---------------------------------------------------------------------------------------------
 234        LaSalle        2      Bennett Edge Park Village Glen
234.1                      2      The Bennett
234.2                      2      Village Glen
234.3                      2      Edge Park
---------------------------------------------------------------------------------------------
 235          CGM          1      Comfort Inn & Suites - Overland Park, KS
 236        LaSalle        1      TNS Building
 237        LaSalle        1      Redlands Retail
 238        LaSalle        1      Walgreens, Salisbury
 239        Capmark        1      Barley Mill
 240        LaSalle        1      One Mokena Plaza
 241          PNC          1      Rehoboth Plaza
 242          PNC          1      Camden Village Shopping Center
 243        LaSalle        1      Towne Centre Place
 244          CGM          1      DeZavala Oaks Shopping Center
---------------------------------------------------------------------------------------------
                                  Hoopes Place and Lenox Garden Crossed Portfolio
 245        LaSalle        2      Hoopes Place Apartments
 246        LaSalle        2      Lenox Garden Apartments
---------------------------------------------------------------------------------------------
 247        LaSalle        1      Autozone Plaza
 248          PNC          1      Eastland Medical Building
 249          PNC          1      Marcy Street Shops
 250        LaSalle        1      Hampton Inn Greenwood
 251          CGM          1      116-120 West Washington Street
 252          PNC          2      Cedar Village Mobile Home Park
 253          CGM          1      Walgreens - Pearland, TX
 254        LaSalle        1      Independence Commons
 255        LaSalle        1      Plantation Crossing
 256        LaSalle        1      Walgreens Shelbyville
 257        LaSalle        2      Woodland West Apartments
 258          CGM          1      Main & McFadden Shopping Center
 259        LaSalle        2      Treasure ISLE MHP
 260        LaSalle        1      Bethany Square Shopping Center
 261        LaSalle        1      Holiday Inn Express Jasper, Al
 262          CGM          1      Walgreens - Portland, OR
 263        Capmark        2      Belvedere Apartments
 264        LaSalle        2      Harbor Square Apts
 265        LaSalle        2      51 Estates
 266          CGM          1      Golfsmith Golf Center
 267        LaSalle        1      Lakewood You Store It
 268          CGM          1      Quality Inn - Annapolis, MD
 269        LaSalle        2      Dakin Apartments
 270        LaSalle        1      Dana Point Town Center
 271        LaSalle        1      Space World Self Storage - South
 272          CGM          1      Arlington Strip Mall 1
 273          CGM          1      Serino's Italian Foods
 274        LaSalle        1      7372 McKnight Road
 275          PNC          2      Careys Estates Mobile Home Park
 276        LaSalle        1      350 Second Street
 277          PNC          1      Eye Care 20/20
 278        LaSalle        2      Orange Grove MHP
 279        LaSalle        1      Lakewood Landing
 280        Capmark        1      Kress Office-Retail Building
 281          PNC          1      Walnut Creek Office Park
 282          CGM          1      Allstate Insurance Company - Pittsburgh, PA
 283          PNC          1      CEAH Realtors Building
 284          PNC          1      Reece Nichols Building
 285        LaSalle        1      St. Robert Centre
 286        Capmark        2      Pinons Apartments
 287        LaSalle        1      Tractor Supply
 288        LaSalle        2      Lazy Land Manufactured Housing Park
 289        LaSalle        1      Interline Brands
 290          PNC          1      Sofa Express
 291          CGM          1      Acme Plaza Shopping Center II (Magnolia)
 292        LaSalle        2      Northbrook Moblile Home Community
 293          PNC          1      2345 West Ryan Road
 294          PNC          1      National Tire & Battery
 295        LaSalle        1      VE - Hampton Inn Brooks KY
 296        LaSalle        1      30412 Esperanza
 297          PNC          2      Longwood Park Apartments
 298          CGM          1      Arlington Strip Mall 2
 299          PNC          1      First Horizon
 300          PNC          1      Advance Auto Parts - IL
 301        LaSalle        2      Fairview Village MHP
 302        LaSalle        1      Hoosic Valley Shopping Center
 303        LaSalle        1      29000 Walker Road South
 304        LaSalle        2      Hillview Acres Manufactured Housing Community
 305        LaSalle        1      North Trail Stor-It Park
 306          CGM          1      Rite Aid - Lancaster, NH
 307        LaSalle        1      IonBond, Inc
 308        LaSalle        1      Brooks Street
 309          PNC          1      1st Financial Bank Building
 310        LaSalle        2      Beaver Dam MHP
 311        LaSalle        2      River Bluff Apartments
 312        LaSalle        2      Buckbal
 313        LaSalle        1      Space World Self Storage - North
 314        LaSalle        1      Wachovia Alpharetta Ground Lease
 315        LaSalle        1      Hannaford Ground Lease
 316        LaSalle        1      Paducah Shopping Center
 317          PNC          1      80 Maple Avenue
 318        LaSalle        2      New Colony
 319        LaSalle        1      Regions Bank

 LOAN
NUMBER                                                    PROPERTY ADDRESS
----------------------------------------------------------------------------------------------------------------------------

  1      Various
 1.1     3200-4200 Klose Way, 3401 Blume Drive
 1.2     950 Largo Center Drive
 1.3     5725 North University Drive
 1.4     1351-1455 Riverstone Parkway
 1.5     10451 Indianapolis Boulevard
 1.6     935 Riverdale Street
 1.7     7801 South Orange Blossom Trail
 1.8     2190 South Pleasant Valley Road
 1.9     2047-2071 Skibo Road
 1.10    7327 52nd Place East
 1.11    2000 Flamingo Road
 1.12    7440 Ritchie Highway
 1.13    603 Meadowmont Village Drive
 1.14    Airport Highway South Holland Sylvania Road
 1.15    3804-3980 Northlake Boulevard
 1.16    4707-4793 North Congress Avenue
 1.17    1115 Vidina Place
 1.18    9840 Little Road
 1.19    10801 Starkey Road
 1.20    9943 Gilead Road
 1.21    1455 South Semoran Boulevard
 1.22    1950 Bruce B. Downs Boulevard
 1.23    Route 38
 1.24    127th Avenue and 120th Street
 1.25    15001 North Dale Mabry Highway
 1.26    1301 - 1441 South Babcock Street
 1.27    9559 Highway 5
 1.28    3425 Lithia-Pinecrest Road
 1.29    9557 West Colonial Drive
 1.30    1595 Peachtree Parkway
 1.31    1715-1795 Lakewood Ranch Boulevard
 1.32    4349-4357 Lawrenceville Highway
 1.33    11721 U.S. Highway 17 West
 1.34    7380 Spout Springs Road
 1.35    247 Miracle Strip Parkway
 1.36    3483 Thomasville Road
 1.37    4400 Curry Ford Road
 1.38    9981 Miramar Parkway
 1.39    4966 Le Chalet Boulevard
 1.40    2165-2233 Stringtown Road
 1.41    2160 South Chickasaw Trail
 1.42    920 Highway 91 East
 1.43    2828-2844 East Atlanta Road
 1.44    5034 Peters Creek Parkway
 1.45    3551 Blair Stone Road
 1.46    3301 West 80th Street
 1.47    401 East Sheridan Street
 1.48    4025 Santa Barbara Boulevard
 1.49    2699 North Forest Ridge Boulevard
 1.50    6738-6784 West Gulf to Lake Highway
 1.51    1416 North Main Street
 1.52    2071-2079 South Hairston Road
----------------------------------------------------------------------------------------------------------------------------
  2      Various
 2.1     1801 Highway 54
 2.2     4095 Portland Road Northeast
 2.3     3245 Road N Northeast
 2.4     78149 Westland Road
 2.5     200 Sara Lee Road
 2.6     41 Orchard Lane
 2.7     6150 Xavier Drive Southwest
 2.8     28063 Essex Avenue
 2.9     3609 Genoa Road
 2.10    950 South Schneider Street
 2.11    301 South Walnut Street
 2.12    1200 North Missouri Road
 2.13    3465 West Arrow Street
 2.14    1000 Exchange Street
 2.15    600 West 25th Street
----------------------------------------------------------------------------------------------------------------------------
  3      8401 & 8405 Greensboro Drive
----------------------------------------------------------------------------------------------------------------------------
  4      Various
 4.1     5326-5336 South Greenwood Avenue
 4.2     5452-5466 South Ellis Avenue, 949-957 East 54th Street
 4.3     5339-5345 South Woodlawn Avenue, 1204-1224 East 54th Street
 4.4     5335-5345 South Kimbark Avenue, 1304-1308 East 54th Street
 4.5     1509-1517 East 57th Street, 5707-5709 South Harper Avenue
 4.6     5201 South Greenwood Avenue
 4.7     5411-5421 South Ellis Avenue
 4.8     5034-56 South Woodlawn Avenue
 4.9     5300-5308 South Hyde Park Avenue
 4.10    5300-5308 South Greenwood Avenue, 1021-1029 East 53rd Street
 4.11    5234-5244 South Ingleside Avenue, 912-914 East 53rd Street
 4.12    1515-1521 East 54th Street
 4.13    5416-5430 South Woodlawn Avenue
 4.14    5301-5307 South Maryland, 839-843 E. 53rd Street
 4.15    5400-5406 South Maryland Avenue, 825-827 East 54th Street
 4.16    5415-5425 South Woodlawn Avenue
 4.17    5320-5326 South Drexel
 4.18    5120 South Hyde Park Boulevard
 4.19    5355-5361 South Cottage Grove, 804-808 East 54th Street
 4.20    5400-5408 South Ingleside Avenue, 913-915 East 54th Street
 4.21    5401-5409 South Cottage Grove, 807-811 East 54th Street
 4.22    5528-5532 South Everett Avenue
 4.23    5237-5245 South Kenwood Avenue, 1368-1370 East 53rd Street
 4.24    5715-5725 South Kimbark Avenue
 4.25    5350-5358 South Maryland Avenue, 812-816 East 54th Street
 4.26    4850 South Drexel Boulevard
 4.27    5474-5480 South Hyde Park Boulevard
 4.28    5202-5210 South Cornell Avenue
 4.29    5118-5120 South Greenwood Avenue
 4.30    5401-5405 South Drexel Avenue, 909-911 East 54th Street
 4.31    5218-5220 South Kimbark Avenue
 4.32    5487-5491 South Hyde Park Boulevard
 4.33    5335-5337 South Woodlawn Avenue
 4.34    5507-5509 South Hyde Park Boulevard
 4.35    5524-5526 South Everett Avenue
 4.36    5468-5470 South Hyde Park Boulevard
 4.37    5401-5403 South Woodlawn Avenue, 1211-1213 East 54th Street
 4.38    5111 South Kimbark Avenue
 4.39    5336 South Hyde Park Avenue
 4.40    5405-5407 South Woodlawn Avenue
 4.41    5457-5459 South Blackstone Avenue
 4.42    5337 South Hyde Park Avenue
 4.43    5128-5132 South Cornell Avenue
----------------------------------------------------------------------------------------------------------------------------
  5      150 Fayetteville Street
----------------------------------------------------------------------------------------------------------------------------
  6      Various
 6.1     1450 Ala Moana Boulevard
 6.2     1441 Kapiolani Boulevard
 6.3     1585 Kapiolani Boulevard
 6.4     451 Piikoi Street
----------------------------------------------------------------------------------------------------------------------------
  7      22500 Town Circle
  8      3535 Market Street
  9      180 North Fair Oaks Avenue
  10     3115 Kennedy Boulevard
----------------------------------------------------------------------------------------------------------------------------
  11     Various
 11.1    1335 Northmeadow Parkway
 11.2    1325 & 1327 Northmeadow Parkway
 11.3    11545 Wills Road
 11.4    660 Hembree Park Drive
 11.5    250 Hembree Park Drive
 11.6    1175 Northmeadow Parkway
 11.7    1125 Northmeadow Parkway
 11.8    1350 Northmeadow Parkway
 11.9    11820 Wills Road
11.10    1115 Northmeadow Parkway
11.11    1100 Northmeadow Parkway
11.12    1200 Northmeadow Parkway
11.13    11390 Old Roswell Road
11.14    1400 Hembree Road
11.15    1150 Northmeadow Parkway
11.16    1225 Northmeadow Parkway
11.17    1250 Northmeadow Parkway
11.18    11835 Alpharetta Highway
11.19    11810 Wills Road
11.20    11800 Wills Road
----------------------------------------------------------------------------------------------------------------------------
  12     600 West Chicago Avenue, 900-950 West Kingsbury, 811 North Larabee
  13     Southwest corner of Overland Avenue & Venice Boulevard
  14     12945-13225 Peyton Drive
  15     4100 William Penn Highway
  16     10 South Howard Street
  17     3975 Fair Ridge Drive
----------------------------------------------------------------------------------------------------------------------------
  18     Various
 18.1    16651-16855 Knott Avenue & 16800 Trojan Way
 18.2    9100 15th Place South & 1501-1621 South 92nd Place
 18.3    6801-6819 Gage Avenue & 6301-6371 Chalet Drive
 18.4    20421 84th Avenue South
----------------------------------------------------------------------------------------------------------------------------
  19     505 - 540 Huntmar Park Drive
  20     1651 North Oak Street
  21     2805 Jones Road
  22     15025, 15425, 15275, 15125, 15075, 15140 and 15475 SW Koll Parkway and 15655 Greystone Court
  23     100 Technology Center Drive
  24     17877-18271 Gale Avenue
----------------------------------------------------------------------------------------------------------------------------
  25     Various
 25.1    2701, 2707, 2711, 2761 Fruitland Avenue
 25.2    4701 South Santa Fe Avenue
 25.3    2665 Leonis Boulevard
----------------------------------------------------------------------------------------------------------------------------
  26     Various
 26.1    1 Lakeside Road
 26.2    2096 East Main Street
 26.3    5700 Altama Avenue
 26.4    320 Spruce Street
 26.5    211 Garden Way
 26.6    460 East Blackstock Road
 26.7    1199 Lafayette Boulevard
----------------------------------------------------------------------------------------------------------------------------
  27     100 Crossing Boulevard
----------------------------------------------------------------------------------------------------------------------------
  28     Various
 28.1    13477-13551 Southeast Johnson Road
 28.2    2600-2770 Southeast Mailwell Drive
 28.3    16065-16251 Southeast 98th Avenue
 28.4    10965 Southwest Commerce Circle & 9125 Southwest Ridder Road
----------------------------------------------------------------------------------------------------------------------------
  29     900 F Street Northwest
----------------------------------------------------------------------------------------------------------------------------
  30     Various
 30.1    2100 Amnicola Highway
 30.2    3900 New Getwell Road
 30.3    3977, 4011 & 4015 East Raines Road
 30.4    4400 Delp Street
 30.5    3638-3684 Contract Drive
 30.6    4148-4194 Delp Street
 30.7    3901-3921 Delp Street
 30.8    4319 Delp Street
 30.9    3970 & 4000 Senator Street
30.10    4486-4524 Delp Street
30.11    4121 South Creek Road
30.12    4280-4290 Concorde Road
30.13    3736 New Getwell Road
30.14    3983-4011 Senator Street
30.15    2870-2904 Cargo Circle
30.16    4056 Homewood Road and 4140 East Raines Road
30.17    4313 Air Trans Road
30.18    4299 Air Trans Road
30.19    2893-2909 Shortside Lane
30.20    3558 Lamar Avenue
----------------------------------------------------------------------------------------------------------------------------
  31     25-113 East Alameda Avenue
  32     18400 33rd Avenue West
  33     32121-32133 Lindero Canyon Road
  34     8001-8037 West Florissant Road
  35     6815-6843 Lonetree Boulevard
  36     9381 Judicial Drive
  37     5670 Peachtree Dunwoody Road
  38     2508 Forest Point Drive
  39     2002 South Mason Road
  40     5400 East Martin Way
----------------------------------------------------------------------------------------------------------------------------
  41     Various
 41.1    2 Omni Way
 41.2    4 Omni Way
 41.3    6 Omni Way
----------------------------------------------------------------------------------------------------------------------------
  42     9276 Arlington Expressway
  43     5536 Lindley Avenue
----------------------------------------------------------------------------------------------------------------------------
  44     Various
 44.1    191 South Rand Road
 44.2    727 Roosevelt Road
 44.3    7901 South Harlem Avenue
----------------------------------------------------------------------------------------------------------------------------
  45     5711 South 86th Circle
  46     13201-13297 Gateway Center Drive
  47     1020 East 1st Street
  48     9100-9150 Alcosta Boulevard
  49     698-700 Madison Avenue
  50     2501 West Davey Road
  51     351 Gratiot Avenue
  52     7760 Highway 101 North
  53     1717 Kuntz Road
  54     23600-23636 Valencia Boulevard
----------------------------------------------------------------------------------------------------------------------------
  55     Various
 55.1    8079 Northwest 154th Street
 55.2    10505-10525 Northwest 36th Street
----------------------------------------------------------------------------------------------------------------------------
  56     2120 P Street Northwest
----------------------------------------------------------------------------------------------------------------------------
  57     Various
 57.1    6625 Lenox Park Boulevard
 57.2    3175 Lenox Park Boulevard
----------------------------------------------------------------------------------------------------------------------------
  58     15 Smithfield Avenue, 50 Ann Mary Street, 70 Powell Street, and 235 Collyer Street
  59     683 Peachtree Street
  60     200-800 Bursca Drive
  61     353 Chatham Drive
  62     331 Santa Monica Boulevard
  63     1901-1913 Texas Avenue
  64     5565 Sterret Place
  65     4705 South 900 East
  66     1161 6th Street Northwest
  67     3033 Excelsior Boulevard
  68     10433 - 10507 South Redwood Road
  69     583 North Ventu-Park Road
  70     857 Elkridge Landing Road
  71     1450 Eureka Road
  72     1717 North Bayshore Drive
  73     201 37th Avenue Southeast
  74     360 & 466 West 4800 North
  75     255 Cumberland Parkway
  76     192 Hartnell Avenue
  77     3831 Hughes Avenue
  78     298 Manalapan Road
  79     4333 Collins Avenue
  80     24 Shackleford West Boulevard
  81     5301 Pulaski Highway
  82     311-329 Benner Pike
  83     1941 Hidden Lake Drive
  84     11459 North 28th Drive
  85     3145 East Garvey Avenue North
  86     1440 West Indiantown Road
  87     1556 20th Street
----------------------------------------------------------------------------------------------------------------------------
  88     Various
 88.1    4635 Tamiami Trail
 88.2    12250 S. Cleveland Avenue
 88.3    20 W. Hancock Bridge Parkway
 88.4    28200 S. Tamiami Trail
 88.5    12225 Collier Boulevard
 88.6    2210 Del Prado Boulevard
 88.7    4336 Palm Beach Blvd.
----------------------------------------------------------------------------------------------------------------------------
  89     32605 & 32675 Highway 79 South
  90     10541-10577 South Redwood Road 1644-1685 West Towne Center Drive
  91     3501-3525 Hayden Avenue
  92     1001 Broadway Avenue
  93     1041 Spring Lane
----------------------------------------------------------------------------------------------------------------------------
  94     Various
 94.1    730 & 750 Sandhill Drive
 94.2    595 Double Eagle
----------------------------------------------------------------------------------------------------------------------------
  95     6730 Lenox Center Court
  96     331 Changebridge Rd
  97     2901-2931 North Tenaya Way
  98     263-293 McLean Boulevard
  99     2033 Meadowview Lane
 100     1375 South Lapeer Road
 101     1105 West Airport Freeway
 102     1801 West Olympic Boulevard
 103     45515 Dulles Plaza
 104     1170 Bower Hill Road
 105     15305-15367 Amberly Drive
 106     2335 Alaska Avenue
 107     157-193 Glen Cove Road
 108     2301-3275 North Rolling Road
 109     6300 White Lane
 110     1569 Crossways Blvd
 111     5500 Cherokee Avenue
 112     3690 Orange Place Drive
 113     761, 777 & 793 Boylston Street
 114     24901 Dana Point Harbor Drive
 115     3650 Westwind Boulevard
 116     50 Market Street
 117     9 Grove Street, 12 Hancock Street, 13 Anderson Street, 14 South Russell Street, 20 Philips Street, 37 South Russell
         Street, 47 West Cedar Street, 77 Philips Street, 265 Clarendon Street
 118     333 East River Drive
 119     834 Golden Gate Lane
----------------------------------------------------------------------------------------------------------------------------
 120     Various
120.1    1510 Green Oaks Lane
120.2    220 Branchview Drive
----------------------------------------------------------------------------------------------------------------------------
 121     5510 Cherokee Avenue
 122     11651 University Boulevard
 123     1 Clarks Hill
 124     1515 Garnet Mine Road
 125     7401 West Charleston Boulevard
 126     3524 North West 56th Street
 127     4230-4354 Redondo Beach Boulevard and 17216-17270 Hawthorne Boulevard
 128     2600 North Main Street
 129     150 Sargent Drive
 130     11 Merritt Boulevard
 131     8616 Cameron Street
 132     3041 West Radio Drive
 133     8081 Township Line Road
 134     795 County Road 1
 135     2100 Washington Pike
 136     50 Douglas Avenue
 137     7440 Sepulveda Boulevard
 138     300 James Way
 139     1901 South Cedar Street
 140     581 Boylston Street
 141     9001-9051 Columbus Pike
 142     880 Post Road East
 143     1943 Blowing Rock Road
----------------------------------------------------------------------------------------------------------------------------
 144     Various
144.1    1901 Montreal Road
144.2    3004 Adriatic Court and 6439-6471 Atlantic Boulevard
----------------------------------------------------------------------------------------------------------------------------
 145     126-180 Wheeler Road
 146     8717 Pioneer Blvd
----------------------------------------------------------------------------------------------------------------------------
 147     Various
147.1    31810 State Route 20
147.2    9600 15th Avenue Southwest
147.3    21601 East Country Vista Drive
147.4    515 91st Avenue Northeast
147.5    511 91st Avenue Northeast
----------------------------------------------------------------------------------------------------------------------------
 148     3535 Route 46
 149     1407 East West Highway
 150     11770 Westheimer Road
 151     8051 Hampton Boulevard
 152     1050 Nineteen North Drive
 153     155 Borthwick Avenue
 154     3984 Barrancas Avenue
 155     66-70 Broadway
 156     4922 East 49th Street
 157     6051 North Fresno Street
 158     450 Century Pkwy
 159     16617 Statesville Road
 160     221 E Main Street
 161     2450 West Charleston Boulevard
 162     7920 Cambridge Commons Drive
 163     2270 Kimball Street
 164     4095 South Gilbert Road
 165     220-276 East Palmdale Boulevard
 166     19330 Coastal Hwy
 167     4420 146th Street Northwest
 168     2015 South Park Place
 169     2308 Broadway
 170     12210-12220 Parkway Centre Drive
 171     580 Howard Street
 172     11830 East Bandera Road
 173     530 Lakehurst Road
 174     550 East Rollins Road
 175     10810 Battleview Parkway
 176     10860 Fairfax Boulevard
 177     320 Hospital Road
 178     4969 Centre Point Drive
 179     17003 and 17005 Bear Valley Road
 180     107-213 West Bloomingdale Avenue
 181     3621-79 West College Avenue & 6311-77 South 35th Street
 182     1000-1016 Taylor Avenue
 183     1145 & 1171 South Victoria Avenue
 184     605 Del Paso Street
 185     555 Basse Road East
 186     115 South Academy Boulevard
 187     4170 West Peoria Avenue
 188     789 Green Valley Road
 189     22 Lafayette Avenue
 190     777 Northwest 9th Street
 191     20 Waterchase Drive
 192     3030 M Street, Northwest
 193     550 Minuteman Road
 194     8011-8093 W 3500 South
 195     3491 Dolphin Drive
 196     3470-3520 East Route 66
 197     11770 Business Park Drive
 198     3750 Flagg Lane
 199     201-245 N. Chicago Avenue
 200     7006 North Navarro
 201     20777 Hall Road
 202     1850 Arthur Avenue
 203     3100 Woodcreek Drive
 204     452 Old Hook Road
 205     1315 East 3rd Street
 206     1800 Brentwood Lane
 207     5610-5620 & 5660 West 4100 South
 208     1 Journal Square
 209     4912 East Chandler Boulevard
 210     120 Interstate Blvd.
 211     445 East Market Street
 212     463646 State Road 200
 213     4112 South Carrier Parkway
 214     10 Fairway Drive
 215     642 Westchester Avenue
 216     350 Meijer Drive
 217     4374 Alexander Boulevard NE and 4320 & 4330 Yale Boulevard NE
 218     4299 Collins Avenue
 219     12421 Totem Lake Boulevard
 220     120 LaSalle Avenue
 221     1510-1540 Breezeport Way
 222     101-139 Northeast 91st Street
 223     105 Landmark Drive
 224     1325 North Forest Road
 225     8101 Glenbrook Road
 226     8525 North Tryon Street
 227     3215 South Hemlock Street
 228     4203 Woodland Road
 230     5835 Harbour View Boulevard
 231     135 Vision Park Boulevard
 232     5400 Weston Road
 233     1705 Blountville Boulevard
----------------------------------------------------------------------------------------------------------------------------
 234     Various
234.1    20 East Morris Avenue
234.2    615-625 Cayuga Street & 255 South Seventh Street
234.3    1016 Amherst Street
----------------------------------------------------------------------------------------------------------------------------
 235     7200 West 107th Street
 236     1939 Roland Clarke Place
 237     800 East Lugonia Avenue
 238     1906 West Innes Street
 239     3701 Kennett Pike
 240     19801-19839 South La Grange Road
 241     18993 Munchy Branch Road
 242     1005-1035 SW 19th Street
 243     1795 US Highway 17 North
 244     5860 & 5886 DeZavala Road
----------------------------------------------------------------------------------------------------------------------------

 245     22 Hoopes Road
 246     400 Warwick Avenue
----------------------------------------------------------------------------------------------------------------------------
 247     120 Worcester Road
 248     19000 E. Eastland Center Ct.
 249     101 & 70 West Marcy Street
 250     1624 ByPass 72 NE
 251     112-120 West Washington Street & 117 South Ashley Street
 252     132 Amelia Drive
 253     8430 Broadway Street
 254     3905 Independence Boulevard
 255     754 Warrenton Road
 256     2188 Midland Trail
 257     2601 Lynnwood Drive
 258     1015 South Main Street
 259     141 Royal Palm Circle
 260     10132 Baltimore National Pike
 261     202 Oak Hill Road
 262     2829 North Lombard Street
 263     2625 Belvedere Drive
 264     910 Lincoln Street
 265     Route 51 & L.R. 288
 266     4141 LBJ Freeway
 267     12611 Pacific Highway SW
 268     1542 Whitehall Road
 269     917 West Dakin Street
 270     24582 Del Prado Avenue
 271     2810 South Boulder Avenue
 272     1011 East Arkansas Lane
 273     931 Hyde Park Avenue
 274     7372 McKnight Road
 275     Carey's Camp Road
 276     350 Second Street
 277     46 Eagle Rock Avenue
 278     2615 Cortez Road West
 279     2201 North Lakewood Boulevard
 280     1514 Broadway
 281     8101 Cameron Road
 282     1721 Cochran Road
 283     3251 NE Carnegie Drive
 284     701-709 Woods Chapel Road
 285     215 St. Robert Avenue
 286     3606 Airport Road
 287     1635 East Springfield Drive
 288     2615 Southwest 25th Street
 289     133 Westgate Drive
 290     134 Baltimore Pike
 291     5 Dennis Road
 292     5350 Louisville Road
 293     2345 West Ryan Road
 294     13521 Madison Avenue
 295     180 Willabrook Drive
 296     30412 Esperanza
 297     5460 Dorr Street
 298     1101 East Arkansas Lane
 299     3540 NE Ralph Powel Rd
 300     435 N. McLean Boulevard
 301     1430 Torun Road
 302     Intersection of Routes 40 & 67
 303     29000 Walker Road South
 304     1229 Old Dickerson Road
 305     3804 North Orange Blossom Trail
 306     177 Main Street
 307     7856 McCloud Road
 308     250-250 Brooks Street
 309     831 NE Woods Chapel Road
 310     Kings Crossroads Road
 311     320 Western Avenue
 312     3055-3109 North Meridian Street
 313     303 East Harrell Drive
 314     15800 Birmingham Highway
 315     31 Ted Drive
 316     5134 Hinkleville Road
 317     80 Maple Avenue
 318     3101 Homestead Duquesne Road
 319     2410 Ridgewood Avenue

 LOAN                                                                                                             CUT-OFF DATE
NUMBER               CITY                STATE                 ZIP CODE                       COUNTY               PRINCIPAL
-----------------------------------------------------------------------------------------------------------------------------------

   1     Various                        Various                Various                 Various                      442,500,000.00
  1.1    Richmond                         CA                    94806                  Contra Costa
  1.2    Largo                            MD                    20774                  Prince Georges
  1.3    Tamarac                          FL                    33321                  Broward
  1.4    Canton                           GA                    30114                  Cherokee
  1.5    Highland                         IN                    46322                  Lake
  1.6    West Springfield                 MA                    01089                  Hampden
  1.7    Orlando                          FL                    32809                  Orange
  1.8    Winchester                       VA                    22601                  Frederick
  1.9    Fayetteville                     NC                    28314                  Cumberland
 1.10    Bradenton                        FL                    34203                  Manatee
 1.11    Pembroke Pines                   FL                    33028                  Broward
 1.12    Glen Burnie                      MD                    21061                  Anne Arundel
 1.13    Chapel Hill                      NC                    27517                  Orange
 1.14    Toledo                           OH                    43528                  Lucas
 1.15    Palm Beach Gardens               FL                    33403                  Palm Beach
 1.16    Boynton Beach                    FL                    33437                  Palm Beach
 1.17    Oviedo                           FL                    32756                  Seminole
 1.18    New Port Richey                  FL                    34654                  Pasco
 1.19    Largo                            FL                    33777                  Pinellas
 1.20    Huntersville                     NC                    28078                  Mecklenburg
 1.21    Casselberry                      FL                    32707                  Seminole
 1.22    Wesley Chapel                    FL                    33543                  Pasco
 1.23    Lumberton                        NJ                    08048                  Burlington
 1.24    Miami                            FL                    33186                  Miami-Dade
 1.25    Tampa                            FL                    33618                  Hillsborough
 1.26    Melbourne                        FL                    32901                  Brevard
 1.27    Douglasville                     GA                    30135                  Douglas
 1.28    Valrico                          FL                    33594                  Hillsborough
 1.29    Ocoee                            FL                    34761                  Orange
 1.30    Cumming                          GA                    30041                  Forsyth
 1.31    Bradenton                        FL                    34211                  Manatee
 1.32    Tucker                           GA                    30084                  DeKalb
 1.33    Clayton                          NC                    27520                  Johnston
 1.34    Flowery Branch                   GA                    30542                  Hall
 1.35    Fort Walton Beach                FL                    32548                  Okaloosa
 1.36    Tallahassee                      FL                    32309                  Leon
 1.37    Orlando                          FL                    32812                  Orange
 1.38    Miramar                          FL                    33025                  Broward
 1.39    Boynton Beach                    FL                    33436                  Palm Beach
 1.40    Grove City                       OH                    43123                  Franklin
 1.41    Orlando                          FL                    32825                  Orange
 1.42    McDonough                        GA                    30252                  Henry
 1.43    Ellenwood                        GA                    30294                  Henry
 1.44    Winston-Salem                    NC                    27127                  Forsyth
 1.45    Tallahassee                      FL                    32311                  Leon
 1.46    Hialeah                          FL                    33018                  Miami-Dade
 1.47    Dania                            FL                    33004                  Broward
 1.48    Naples                           FL                    34104                  Collier
 1.49    Hernando                         FL                    34442                  Citrus
 1.50    Crystal River                    FL                    34429                  Citrus
 1.51    Fuquay Varina                    NC                    27526                  Wake
 1.52    Decatur                          GA                    30035                  DeKalb
-----------------------------------------------------------------------------------------------------------------------------------
   2     Various                        Various                Various                 Various                      145,000,000.00
  2.1    Plover                           WI                    54467                  Portage
  2.2    Salem                            OR                    97301                  Marion
  2.3    Moses Lake                       WA                    98837                  Grant
  2.4    Hermiston                        OR                    97838                  Umatilla
  2.5    Tarboro                          NC                    27886                  Edgecomb
  2.6    Leesport                         PA                    19533                  Berks
  2.7    Atlanta                          GA                    30336                  Fulton
  2.8    Tomah                            WI                    54660                  Monroe
  2.9    Texarkana                        AR                    71854                  Miller
 2.10    Fremont                          NE                    68025                  Dodge
 2.11    Burlington                       WA                    98233                  Skagit
 2.12    Springdale                       AR                    72764                  Washington
 2.13    Marshall                         MO                    65340                  Saline
 2.14    Charlotte                        NC                    28208                  Mecklenburg
 2.15    Birmingham                       AL                    35204                  Jefferson
-----------------------------------------------------------------------------------------------------------------------------------
   3     McLean                           VA                    22102                  Fairfax                      130,000,000.00
-----------------------------------------------------------------------------------------------------------------------------------
   4     Chicago                          IL                   Various                 Cook                         123,150,000.00
  4.1    Chicago                          IL                    60615                  Cook
  4.2    Chicago                          IL                    60615                  Cook
  4.3    Chicago                          IL                    60615                  Cook
  4.4    Chicago                          IL                    60615                  Cook
  4.5    Chicago                          IL                    60637                  Cook
  4.6    Chicago                          IL                    60615                  Cook
  4.7    Chicago                          IL                    60615                  Cook
  4.8    Chicago                          IL                    60615                  Cook
  4.9    Chicago                          IL                    60615                  Cook
 4.10    Chicago                          IL                    60615                  Cook
 4.11    Chicago                          IL                    60615                  Cook
 4.12    Chicago                          IL                    60615                  Cook
 4.13    Chicago                          IL                    60615                  Cook
 4.14    Chicago                          IL                    60615                  Cook
 4.15    Chicago                          IL                    60615                  Cook
 4.16    Chicago                          IL                    60615                  Cook
 4.17    Chicago                          IL                    60615                  Cook
 4.18    Chicago                          IL                    60615                  Cook
 4.19    Chicago                          IL                    60615                  Cook
 4.20    Chicago                          IL                    60615                  Cook
 4.21    Chicago                          IL                    60615                  Cook
 4.22    Chicago                          IL                    60637                  Cook
 4.23    Chicago                          IL                    60615                  Cook
 4.24    Chicago                          IL                    60637                  Cook
 4.25    Chicago                          IL                    60615                  Cook
 4.26    Chicago                          IL                    60615                  Cook
 4.27    Chicago                          IL                    60615                  Cook
 4.28    Chicago                          IL                    60615                  Cook
 4.29    Chicago                          IL                    60615                  Cook
 4.30    Chicago                          IL                    60615                  Cook
 4.31    Chicago                          IL                    60615                  Cook
 4.32    Chicago                          IL                    60615                  Cook
 4.33    Chicago                          IL                    60615                  Cook
 4.34    Chicago                          IL                    60637                  Cook
 4.35    Chicago                          IL                    60637                  Cook
 4.36    Chicago                          IL                    60615                  Cook
 4.37    Chicago                          IL                    60615                  Cook
 4.38    Chicago                          IL                    60615                  Cook
 4.39    Chicago                          IL                    60615                  Cook
 4.40    Chicago                          IL                    60615                  Cook
 4.41    Chicago                          IL                    60615                  Cook
 4.42    Chicago                          IL                    60615                  Cook
 4.43    Chicago                          IL                    60615                  Cook
-----------------------------------------------------------------------------------------------------------------------------------
   5     Raleigh                          NC                    27601                  Wake                         120,300,000.00
-----------------------------------------------------------------------------------------------------------------------------------
   6     Honolulu                         HI                    96814                  Honolulu                     100,000,000.00
  6.1    Honolulu                         HI                    96814                  Honolulu
  6.2    Honolulu                         HI                    96814                  Honolulu
  6.3    Honolulu                         HI                    96814                  Honolulu
  6.4    Honolulu                         HI                    96814                  Honolulu
-----------------------------------------------------------------------------------------------------------------------------------
   7     Moreno Valley                    CA                    92553                  Riverside                     88,000,000.00
   8     Philadelphia                     PA                    19104                  Philadelphia                  85,000,000.00
   9     Pasadena                         CA                    91103                  Los Angeles                   75,000,000.00
  10     North Bergen                     NJ                    07047                  Hudson                        71,000,000.00
-----------------------------------------------------------------------------------------------------------------------------------
  11     Roswell                          GA                    30076                  Fulton                        70,000,000.00
 11.1    Roswell                          GA                    30076                  Fulton
 11.2    Roswell                          GA                    30076                  Fulton
 11.3    Roswell                          GA                    30076                  Fulton
 11.4    Roswell                          GA                    30076                  Fulton
 11.5    Roswell                          GA                    30076                  Fulton
 11.6    Roswell                          GA                    30076                  Fulton
 11.7    Roswell                          GA                    30076                  Fulton
 11.8    Roswell                          GA                    30076                  Fulton
 11.9    Roswell                          GA                    30076                  Fulton
 11.10   Roswell                          GA                    30076                  Fulton
 11.11   Roswell                          GA                    30076                  Fulton
 11.12   Roswell                          GA                    30076                  Fulton
 11.13   Roswell                          GA                    30076                  Fulton
 11.14   Roswell                          GA                    30076                  Fulton
 11.15   Roswell                          GA                    30076                  Fulton
 11.16   Roswell                          GA                    30076                  Fulton
 11.17   Roswell                          GA                    30076                  Fulton
 11.18   Roswell                          GA                    30076                  Fulton
 11.19   Roswell                          GA                    30076                  Fulton
 11.20   Roswell                          GA                    30076                  Fulton
-----------------------------------------------------------------------------------------------------------------------------------
  12     Chicago                          IL                    60610                  Cook                          66,250,000.00
  13     Culver City                      CA                    90232                  Los Angeles                   64,000,000.00
  14     Chino Hills                      CA                    91709                  San Bernardino                63,000,000.00
  15     Monroeville                      PA                    15146                  Allegheny                     59,600,000.00
  16     Baltimore                        MD                    21201                  Baltimore City                57,750,000.00
  17     Fairfax                          VA                    22033                  Fairfax                       56,000,000.00
-----------------------------------------------------------------------------------------------------------------------------------
  18     Various                        Various                Various                 Various                       49,000,000.00
 18.1    La Mirada                        CA                    90638                  Los Angeles
 18.2    Seattle                          WA                    98108                  King
 18.3    Commerce                         CA                    90040                  Los Angeles
 18.4    Kent                             WA                    98032                  King
-----------------------------------------------------------------------------------------------------------------------------------
  19     Herndon                          VA                    20170                  Fairfax                       47,500,000.00
  20     Rosslyn                          VA                    22209                  Arlington                     46,000,000.00
  21     Walnut Creek                     CA                    94597                  Contra Costa                  43,879,983.29
  22     Beaverton                        OR                    97006                  Washington                    40,000,000.00
  23     Stoughton                        MA                    02072                  Norfolk                       37,600,000.00
  24     City of Industry                 CA                    91748                  Los Angeles                   37,400,000.00
-----------------------------------------------------------------------------------------------------------------------------------
  25     Vernon                           CA                    90058                  Los Angeles                   37,220,000.00
 25.1    Vernon                           CA                    90058                  Los Angeles
 25.2    Vernon                           CA                    90058                  Los Angeles
 25.3    Vernon                           CA                    90058                  Los Angeles
-----------------------------------------------------------------------------------------------------------------------------------
  26     Various                        Various                Various                 Various                       37,000,000.00
 26.1    Greenville                       SC                    29611                  Greenville
 26.2    Spartanburg                      SC                    29307                  Spartanburg
 26.3    Brunswick                        GA                    31525                  Glynn
 26.4    Spartanburg                      SC                    29303                  Spartanburg
 26.5    Rock Hill                        SC                    29732                  York
 26.6    Spartanburg                      SC                    29301                  Spartanburg
 26.7    Sumter                           SC                    29150                  Sumter
-----------------------------------------------------------------------------------------------------------------------------------
  27     Elverson                         PA                    19520                  Berks                         36,504,000.00
-----------------------------------------------------------------------------------------------------------------------------------
  28     Various                          OR                   Various                 Various                       35,000,000.00
 28.1    Milwaukie                        OR                    97222                  Clackamas
 28.2    Milwaukie                        OR                    97222                  Clackamas
 28.3    Clackamas                        OR                    97015                  Clackamas
 28.4    Wilsonville                      OR                    97070                  Washington
-----------------------------------------------------------------------------------------------------------------------------------
  29     Washington                       DC                    20004                  District of Columbia          34,000,000.00
-----------------------------------------------------------------------------------------------------------------------------------
  30     Various                          TN                   Various                 Various                       32,450,000.00
 30.1    Chattanooga                      TN                    37406                  Hamilton
 30.2    Memphis                          TN                    38118                  Shelby
 30.3    Memphis                          TN                    38118                  Shelby
 30.4    Memphis                          TN                    38118                  Shelby
 30.5    Memphis                          TN                    38118                  Shelby
 30.6    Memphis                          TN                    38118                  Shelby
 30.7    Memphis                          TN                    38118                  Shelby
 30.8    Memphis                          TN                    38118                  Shelby
 30.9    Memphis                          TN                    38118                  Shelby
 30.10   Memphis                          TN                    38118                  Shelby
 30.11   Chattanooga                      TN                    37406                  Hamilton
 30.12   Memphis                          TN                    38118                  Shelby
 30.13   Memphis                          TN                    38118                  Shelby
 30.14   Memphis                          TN                    38118                  Shelby
 30.15   Memphis                          TN                    38118                  Shelby
 30.16   Memphis                          TN                    38118                  Shelby
 30.17   Memphis                          TN                    38118                  Shelby
 30.18   Memphis                          TN                    38118                  Shelby
 30.19   Memphis                          TN                    38118                  Shelby
 30.20   Memphis                          TN                    38118                  Shelby
-----------------------------------------------------------------------------------------------------------------------------------
  31     Burbank                          CA                    91502                  Los Angeles                   31,600,000.00
  32     Lynnwood                         WA                    98037                  Snohomish                     30,350,000.00
  33     Westlake Village                 CA                    91361                  Los Angeles                   29,000,000.00
  34     Jennings                         MO                    63136                  Saint Louis                   28,560,000.00
  35     Rocklin                          CA                    95765                  Placer                        28,500,000.00
  36     San Diego                        CA                    92121                  San Diego                     27,222,031.67
  37     Atlanta                          GA                    30342                  Fulton                        26,945,000.00
  38     Arlington                        TX                    76006                  Tarrant                       26,775,000.00
  39     Katy                             TX                    77450                  Harris                        24,700,000.00
  40     Lacey                            WA                    98516                  Thurston                      23,334,317.12
-----------------------------------------------------------------------------------------------------------------------------------
  41     Chelmsford                       MA                    01824                  Middlesex                     23,050,000.00
 41.1    Chelmsford                       MA                    01824                  Middlesex
 41.2    Chelmsford                       MA                    01824                  Middlesex
 41.3    Chelmsford                       MA                    01824                  Middlesex
-----------------------------------------------------------------------------------------------------------------------------------
  42     Jacksonville                     FL                    32225                  Duval                         22,700,000.00
  43     Encino                           CA                    91316                  Los Angeles                   22,400,000.00
-----------------------------------------------------------------------------------------------------------------------------------
  44     Various                          IL                   Various                 Various                       21,000,000.00
 44.1    Lake Zurich                      IL                    60047                  Lake
 44.2    Glen Ellyn                       IL                    60137                  DuPage
 44.3    Burbank                          IL                    60459                  Cook
-----------------------------------------------------------------------------------------------------------------------------------
  45     Omaha                            NE                    68127                  Douglas                       20,794,000.00
  46     Gainsville                       VA                    20155                  Prince William                20,720,000.00
  47     Papillion                        NE                    68046                  Sarpy                         20,331,000.00
  48     San Ramon                        CA                    94583                  Contra Costa                  20,200,000.00
  49     New York                         NY                    10021                  New York                      20,000,000.00
  50     Woodridge                        IL                    60517                  DuPage                        20,000,000.00
  51     Detroit                          MI                    48226                  Wayne                         20,000,000.00
  52     Gleneden Beach                   OR                    97388                  Lincoln                       19,750,000.00
  53     Erie                             PA                    16509                  Erie                          19,200,000.00
  54     Santa Clarita                    CA                    91355                  Los Angeles                   18,600,000.00
-----------------------------------------------------------------------------------------------------------------------------------
  55     Various                          FL                   Various                 Miami-Dade                    17,635,000.00
 55.1    Miami Lakes                      FL                    33016                  Miami-Dade
 55.2    Miami                            FL                    33178                  Miami-Dade
-----------------------------------------------------------------------------------------------------------------------------------
  56     Washington                       DC                    20037                  District of Columbia          17,400,000.00
-----------------------------------------------------------------------------------------------------------------------------------
  57     Memphis                          TN                    38115                  Shelby                        17,300,000.00
 57.1    Memphis                          TN                    38115                  Shelby
 57.2    Memphis                          TN                    38115                  Shelby
-----------------------------------------------------------------------------------------------------------------------------------
  58     Pawtucket and Providence         RI                    02860                  Providence                    17,265,000.00
  59     Atlanta                          GA                    30308                  Fulton                        17,250,000.00
  60     Bridgeville                      PA                    15017                  Allegheny                     17,000,000.00
  61     Newport News                     VA                    23602                  Newport News City             17,000,000.00
  62     Santa Monica                     CA                    90401                  Los Angeles                   16,950,000.00
  63     College Station                  TX                    77840                  Brazos                        16,800,000.00
  64     Columbia                         MD                    21044                  Howard                        16,500,000.00
  65     Salt Lake City                   UT                    84117                  Salt Lake                     16,000,000.00
  66     Rochester                        MN                    55901                  Olmsted                       16,000,000.00
  67     Minneapolis                      MN                    55416                  Hennepin                      15,968,805.45
  68     South Jordan                     UT                    84095                  Salt Lake                     15,650,000.00
  69     Thousand Oaks (Newbury Park)     CA                    91320                  Ventura                       15,400,000.00
  70     Linthicum                        MD                    21090                  Anne Arundel                  15,200,000.00
  71     Roseville                        CA                    95661                  Placer                        15,100,000.00
  72     Miami                            FL                    33132                  Miami-Dade                    15,045,488.65
  73     Puyallup                         WA                    98374                  Pierce                        15,000,000.00
  74     Provo                            UT                    84604                  Utah                          14,420,000.00
  75     Mechanicsburg                    PA                    17055                  Cumberland                    14,300,000.00
  76     Redding                          CA                    96002                  Shasta                        14,200,000.00
  77     Culver City                      CA                    90232                  Los Angeles                   14,120,000.00
  78     Spotswood                        NJ                    08884                  Middlesex                     14,100,000.00
  79     Miami Beach                      FL                    33140                  Miami-Dade                    14,000,000.00
  80     Little Rock                      AR                    72211                  Pulaski                       13,650,000.00
  81     Perryville                       MD                    21903                  Cecil                         13,500,000.00
  82     State College                    PA                    16801                  Centre                        13,500,000.00
  83     Stow                             OH                    44224                  Summit                        13,400,000.00
  84     Phoenix                          AZ                    85029                  Maricopa                      13,300,000.00
  85     West Covina                      CA                    91791                  Los Angeles                   13,210,752.55
  86     Jupiter                          FL                    33458                  Palm Beach                    13,176,000.00
  87     Santa Monica                     CA                    90404                  Los Angeles                   12,700,000.00
-----------------------------------------------------------------------------------------------------------------------------------
  88     Various                          FL                   Various                 Various                       12,700,000.00
 88.1    Port Charlotte                   FL                    33980                  Chorlotte
 88.2    South Fort Meyers                FL                    33907                  Lee
 88.3    Cape Coral                       FL                    33991                  Lee
 88.4    Bonita Springs                   FL                    34134                  Lee
 88.5    Golden Gate                      FL                    33999                  Collier
 88.6    Cape Coral                       FL                    33990                  Lee
 88.7    Fort Meyers                      FL                    33901                  Lee
-----------------------------------------------------------------------------------------------------------------------------------
  89     Temecula                         CA                    92592                  Riverside                     12,700,000.00
  90     South Jordan                     UT                    84095                  Salt Lake                     12,700,000.00
  91     Culver City                      CA                    90232                  Los Angeles                   12,500,000.00
  92     Seattle                          WA                    98122                  King                     12,200,000 (Note 8)
  93     Sanford                          NC                    27330                  Lee                           12,080,000.00
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  94     Reno                             NV                    89511                  Washoe                        12,000,000.00
 94.1    Reno                             NV                    89511                  Washoe
 94.2    Reno                             NV                    89511                  Washoe
-----------------------------------------------------------------------------------------------------------------------------------
  95     Memphis                          TN                    38115                  Shelby                        12,000,000.00
  96     Pine Brook                       NJ                    07058                  Morris                        11,987,730.47
  97     Las Vegas                        NV                    89128                  Clark                         11,600,000.00
  98     Paterson                         NJ                    07504                  Passaic                       11,268,496.32
  99     Kingsport                        TN                    37660                  Sullivan                      11,250,000.00
  100    Lake Orion                       MI                    48360                  Oakland                       11,000,000.00
  101    Irving                           TX                    75062                  Dallas                        11,000,000.00
  102    Los Angeles                      CA                    90006                  Los Angeles                   10,988,273.58
  103    Dulles                           VA                    20166                  Loudoun                       10,979,387.70
  104    Pittsburgh                       PA                    15243                  Allegheny                     10,800,000.00
  105    Tampa                            FL                    33647                  Hillsborough                  10,800,000.00
  106    El Segundo                       CA                    90245                  Los Angeles                   10,729,406.04
  107    Carle Place                      NY                    11514                  Nassau                        10,700,000.00
  108    Baltimore                        MD                    21244                  Baltimore                     10,700,000.00
  109    Bakersfield                      CA                    93309                  Kern                          10,540,000.00
  110    Chesapeake                       VA                    23320                  Chesapeake City               10,500,000.00
  111    Alexandria                       VA                    22312                  Fairfax                       10,150,000.00
  112    Beachwood                        OH                    44122                  Cuyahoga                      10,000,000.00
  113    Boston                           MA                    02116                  Suffolk                       10,000,000.00
  114    Dana Point                       CA                    92629                  Orange                        10,000,000.00
  115    Santa Rosa                       CA                    95403                  Sonoma                        10,000,000.00
  116    South Portland                   ME                    04106                  Cumberland                    10,000,000.00
  117    Boston                           MA      02114; 02116 (265 Clarendon Stree)   Suffolk                        9,969,440.67

  118    East Hartford                    CT                    06108                  Hartford                       9,836,000.00
  119    Birmingham                       AL                    35209                  Jefferson                      9,800,000.00
-----------------------------------------------------------------------------------------------------------------------------------
  120    Charlotte                        NC                   Various                 Mecklenberg                    9,750,000.00
 120.1   Charlotte                        NC                    28205                  Mecklenberg
 120.2   Charlotte                        NC                    28217                  Mecklenburg
-----------------------------------------------------------------------------------------------------------------------------------
  121    Alexandria                       VA                    22312                  Fairfax                        9,625,000.00
  122    Orlando                          FL                    32817                  Orange                         9,600,000.00
  123    Framingham                       MA                    01702                  Middlesex                      9,500,000.00
  124    Garnet Valley                    PA                    19061                  Delaware                       9,500,000.00
  125    Las Vegas                        NV                    89117                  Clark                          9,390,000.00
  126    Oklahoma City                    OK                    73112                  Oklahoma                       9,382,177.96
  127    Torrance                         CA                    90504                  Los Angeles                    9,200,000.00
  128    High Point                       NC                    27265                  Guilford                       9,200,000.00
  129    New Haven                        CT                    06511                  New Haven                      9,000,000.00
  130    Fishkill                         NY                    12524                  Dutchess                       9,000,000.00
  131    Silver Spring                    MD                    20910                  Montgomery                     9,000,000.00
  132    Florence                         SC                    29501                  Florence                       9,000,000.00
  133    Indianapolis                     IN                    46260                  Marion                         9,000,000.00
  134    Palm Harbor                      FL                    34683                  Pinellas                       8,750,000.00
  135    Carnegie                         PA                    15106                  Allegheny                      8,700,000.00
  136    Holland                          MI                    49424                  Ottawa                         8,600,000.00
  137    Van Nuys                         CA                    91405                  Los Angeles                    8,553,313.08
  138    Pismo Beach                      CA                    93449                  San Luis Obispo                8,500,000.00
  139    Tacoma                           WA                    98405                  Pierce                         8,500,000.00
  140    Boston                           MA                    02116                  Suffolk                        8,500,000.00
  141    Lewis Center                     OH                    43035                  Delaware                       8,389,593.00
  142    Westport                         CT                    06880                  Fairfield                      8,370,000.00
  143    Boone                            NC                    28607                  Watauga                        8,291,367.12
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  144    Various                          GA                   Various                 Various                        8,250,000.00
 144.1   Tucker                           GA                    30084                  Dekalb
 144.2   Norcross                         GA                    30071                  Gwinnett
-----------------------------------------------------------------------------------------------------------------------------------
  145    Central Islip                    NY                    11722                  Suffolk                        8,200,000.00
  146    Santa Fe Springs                 CA                    90670                  Los Angeles                    8,153,000.00
-----------------------------------------------------------------------------------------------------------------------------------
  147    Various                          WA                   Various                 Various                        8,100,000.00
 147.1   Oak Harbor                       WA                    98277                  Island
 147.2   Seattle                          WA                    98106                  King
 147.3   Liberty Lake                     WA                    99019                  Spokane
 147.4   Lake Stevens                     WA                    98258                  Snohomish
 147.5   Lake Stevens                     WA                    98258                  Snohomish
-----------------------------------------------------------------------------------------------------------------------------------
  148    Parsippany                       NJ                    07054                  Morris                         8,100,000.00
  149    Silver Spring                    MD                    20910                  Montgomery                     8,091,000.00
  150    Houston                          TX                    77077                  Harris                         8,070,000.00
  151    Norfolk                          VA                    23505                  Norfolk City                   8,061,735.76
  152    Pittsburgh                       PA                    15237                  Allegheny                      8,000,000.00
  153    Portsmouth                       NH                    03801                  Rockingham                     8,000,000.00
  154    Pensacola                        FL                    32507                  Escambia                       7,988,241.12
  155    Lynnfield                        MA                    01940                  Essex                          7,987,520.76
  156    Cleveland                        OH                    44125                  Cuyahoga                       7,920,000.00
  157    Fresno                           CA                    93710                  Fresno                         7,900,000.00
  158    Mount Laurel                     NJ                    08054                  Burlington                     7,835,000.00
  159    Huntersville                     NC                    28078                  Mecklenburg                    7,831,907.29
  160    Newark                           DE                    19711                  New Castle                     7,825,000.00
  161    Las Vegas                        NV                    89102                  Clark                          7,784,605.49
  162    Charlotte                        NC                    28215                  Mecklenburg                    7,663,000.00
  163    Brooklyn                         NY                    11234                  Kings                          7,600,000.00
  164    Gilbert                          AZ                    85296                  Maricopa                       7,560,000.00
  165    Palmdale                         CA                    93550                  Los Angeles                    7,500,000.00
  166    Rehoboth Beach                   DE                    19971                  Sussex                         7,450,000.00
  167    Gig Harbor                       WA                    98332                  Pierce                         7,400,000.00
  168    Marietta                         GA                    30060                  Cobb                           7,400,000.00
  169    Santa Monica                     CA                    90404                  Los Angeles                    7,350,000.00
  170    Poway                            CA                    92064                  San Diego                      7,250,000.00
  171    San Francisco                    CA                    94105                  San Francisco                  7,200,000.00
  172    San Antonio                      TX                    78023                  Bexar                          7,200,000.00
  173    Toms River                       NJ                    08755                  Ocean                          7,000,000.00
  174    Round Lake Beach                 IL                    60073                  Lake                           6,984,285.29
  175    Manassas                         VA                    20109                  Prince William                 6,850,000.00
  176    Fairfax                          VA                    22030                  Fairfax City                   6,739,770.38
  177    Canton                           GA                    30114                  Cherokee                       6,695,000.00
  178    Charleston                       SC                    29418                  Charleston                     6,680,000.00
  179    Hesperia                         CA                    92345                  San Bernardino                 6,650,000.00
  180    Brandon                          FL                    33511                  Hillsborough                   6,640,000.00
  181    Franklin                         WI                    53132                  Milwaukee                      6,635,000.00
  182    Towson                           MD                    21286                  Baltimore                      6,465,490.39
  183    Ventura                          CA                    93003                  Ventura                        6,351,000.00
  184    Euless                           TX                    76040                  Tarrant                        6,345,688.95
  185    San Antonio                      TX                    78209                  Bexar                          6,200,000.00
  186    Colorado Springs                 CO                    80910                  El Paso                        6,200,000.00
  187    Phoenix                          AZ                    85029                  Maricopa                       6,197,000.00
  188    Watsonville                      CA                    95076                  Santa Cruz                     6,150,000.00
  189    Morristown                       NJ                    07960                  Morris                         6,088,972.34
  190    Corvallis                        OR                    97330                  Benton                         6,000,000.00
  191    Rocky Hill                       CT                    06067                  Hartford                       6,000,000.00
  192    Washington                       DC                    20007                  District of Columbia           6,000,000.00
  193    Andover                          MA                    01810                  Essex                          6,000,000.00
  194    Magna                            UT                    84044                  Salt Lake                      6,000,000.00
  195    Gautier                          MS                    39553                  Jackson                        5,991,167.31
  196    Flagstaff                        AZ                    86004                  Coconino                       5,988,856.40
  197    Waldorf                          MD                    20601                  Charles                        5,988,781.85
  198    Lake Mary                        FL                    32746                  Seminole                       5,988,199.33
  199    Goshen                           IN                    46526                  Elkart                         5,900,000.00
  200    Victoria                         TX                    77904                  Victoria                       5,800,000.00
  201    Macomb                           MI                    48044                  Macomb                         5,760,000.00
  202    Elk Grove Village                IL                    60007                  Cook                           5,750,000.00
  203    Downers Grove                    IL                    60515                  Dupage                         5,650,000.00
  204    Emerson                          NJ                    07630                  Bergen                         5,600,000.00
  205    Pomona                           CA                    91766                  Los Angeles                    5,500,000.00
  206    Independence                     KY                    41051                  Kenton                         5,350,000.00
  207    West Valley City                 UT                    84120                  Salt Lake                      5,350,000.00
  208    Jersey City                      NJ                    07306                  Hudson                         5,350,000.00
  209    Phoenix                          AZ                    85048                  Maricopa                       5,300,000.00
  210    Anderson                         SC                    29621                  Anderson                       5,293,914.87
  211    Louisville                       KY                    40202                  Jefferson                      5,289,711.97
  212    Yulee                            FL                    32097                  Nassau                         5,260,000.00
  213    Grand Prairie                    TX                    75052                  Dallas                         5,240,140.48
  214    Deerfield Beach                  FL                    33441                  Broward                        5,144,000.00
  215    Bronx                            NY                    10455                  Bronx                          5,121,080.56
  216    Florence                         KY                    41042                  Boone                          5,094,903.47
  217    Albuquerque                      NM                    87107                  Bernalillo                     5,000,000.00
  218    Miami Beach                      FL                    33140                  Miami-Dade                     5,000,000.00
  219    Kirkland                         WA                    98034                  King                           4,986,347.67
  220    Buffalo                          NY                    14217                  Erie                           4,900,000.00
  221    Suffolk                          VA                    23435                  Suffolk City                   4,900,000.00
  222    Kansas City                      MO                    64155                  Clay                           4,850,000.00
  223    Council Bluffs                   IA                    51503                  Pottawattamie                  4,800,000.00
  224    Amherst                          NY                    14221                  Erie                           4,700,000.00
  225    Bethesda                         MD                    20814                  Montgomery                     4,600,000.00
  226    Charlotte                        NC                    28262                  Mecklenburg                    4,591,207.09
  227    Cannon Beach                     OR                    97110                  Clatsop                        4,550,000.00
  228    Circle Pines                     MN                    55014                  Anoka                          4,500,000.00
  230    Suffolk                          VA                    23435                  Suffolk City                   4,400,000.00
  231    Shenandoah                       TX                    77384                  Montgomery                     4,400,000.00
  232    Evansville                       IN                    47712                  Vanderburgh                    4,400,000.00
  233    Blountville                      TN                    37617                  Sullivan                       4,395,611.39
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  234    Various                          NY                   Various                 Various                        4,292,207.64
 234.1   Buffalo                          NY                    14214                  Erie
 234.2   Lewiston                         NY                    14092                  Niagara
 234.3   Buffalo                          NY                    14216                  Erie
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  235    Overland Park                    KS                    66212                  Johnson                        4,291,753.34
  236    Reston                           VA                    20191                  Fairfax                        4,200,000.00
  237    Redlands                         CA                    92374                  San Bernardino                 4,100,000.00
  238    Salisbury                        NC                    28144                  Rowan                          4,020,923.62
  239    Greenville                       DE                    19807                  New Castle                     4,000,000.00
  240    Mokena                           IL                    60448                  Will                           3,989,228.66
  241    Rehoboth                         DE                    19971                  Sussex                         3,900,000.00
  242    Moore                            OK                    73160                  Cleveland                      3,896,000.00
  243    Mount Pleasant                   SC                    29464                  Charleston                     3,892,610.65
  244    San Antonio                      TX                    78249                  Bexar                  3,865,713.67 (Note 9)
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  245    Newport News                     VA                    23602                  Newport News City              2,313,185.26
  246    Norfolk                          VA                    23503                  Norfolk City                   1,395,887.64
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  247    Natick                           MA                    01760                  Middlesex                      3,700,000.00
  248    Independence                     MO                    64057                  Jackson                        3,700,000.00
  249    Santa Fe                         NM                    87501                  Santa Fe                       3,700,000.00
  250    Greenwood                        SC                    29649                  Greenwood                      3,664,022.34
  251    Ann Arbor                        MI                    48104                  Washtenaw                      3,635,946.48
  252    Lincoln                          DE                    19960                  Sussex                         3,600,000.00
  253    Pearland                         TX                    77581                  Brazoria                       3,596,198.39
  254    Wilmington                       NC                    28412                  New Hanover                    3,520,000.00
  255    Fredericksburg                   VA                    22406                  Stafford                       3,513,649.73
  256    Shelbyville                      KY                    40065                  Shelby                         3,493,324.47
  257    Arlington                        TX                    76013                  Tarrant                        3,492,919.13
  258    Santa Ana                        CA                    92701                  Orange                         3,400,000.00
  259    Port Orange                      FL                    32127                  Volusia                        3,400,000.00
  260    Ellicott City                    MD                    21042                  Howard                         3,396,536.85
  261    Jasper                           AL                    35504                  Walker                         3,350,617.61
  262    Portland                         OR                    97217                  Multnomah                      3,300,000.00
  263    Jackson                          MS                    39212                  Hinds                          3,300,000.00
  264    Portsmouth                       VA                    23704                  Portsmouth City                3,246,721.05
  265    Elizabeth                        PA                    15037                  Allegheny                      3,184,193.18
  266    Farmers Branch                   TX                    75287                  Dallas                         3,160,000.00
  267    Lakewood                         WA                    98499                  Pierce                         3,100,000.00
  268    Annapolis                        MD                    21409                  Anne Arundel                   3,078,474.38
  269    Chicago                          IL                    60613                  Cook                           3,000,000.00
  270    Dana Point                       CA                    92629                  Orange                         2,800,000.00
  271    Russellville                     AR                    72802                  Pope                           2,795,139.20
  272    Arlington                        TX                    76010                  Tarrant                        2,697,702.53
  273    Hyde Park                        MA                    02136                  Suffolk                        2,597,826.40
  274    Ross Township                    PA                    15237                  Allegheny                      2,550,000.00
  275    Millsboro                        DE                    19966                  Sussex                         2,520,000.00
  276    Los Altos                        CA                    94022                  Santa Clara                    2,500,000.00
  277    East Hanover                     NJ                    07936                  Morris                         2,500,000.00
  278    Bradenton                        FL                    34207                  Manatee                        2,495,570.47
  279    Long Beach                       CA                    90815                  Los Angeles                    2,475,000.00
  280    Fort Myers                       FL                    33901                  Lee                            2,450,000.00
  281    Austin                           TX                    78754                  Travis                         2,435,000.00
  282    Pittsburgh                       PA                    15220                  Allegheny                      2,400,000.00
  283    Lee's Summit                     MO                    64064                  Jackson                        2,344,000.00
  284    Lee's Summit                     MO                    64064                  Jackson                        2,340,000.00
  285    St. Robert                       MO                    65584                  Pulaski                        2,300,000.00
  286    Colorado Springs                 CO                    80910                  El Paso                        2,300,000.00
  287    Camden                           SC                    29020                  Kershaw                        2,297,670.64
  288    Fort Lauderdale                  FL                    33317                  Broward                        2,295,961.58
  289    Beaver Falls                     PA                    15010                  Beaver                         2,293,455.36
  290    Springfield                      PA                    19064                  Delaware                       2,255,447.52
  291    Cape May Court House             NJ                    08210                  Cape May                       2,250,000.00
  292    Bowling Green                    KY                    42101                  Warren                         2,147,814.24
  293    Oak Creek                        WI                    53154                  Milwaukee                      2,120,929.11
  294    Kansas City                      MO                    64145                  Jackson                        2,113,873.28
  295    Brooks                           KY                    40109                  Bullitt                        1,980,939.53
  296    Rancho Santa Margarita           CA                    92688                  Orange                         1,961,526.26
  297    Toledo                           OH                    43615                  Lucas                          1,898,090.38
  298    Arlington                        TX                    76010                  Tarrant                        1,868,377.32
  299    Lee's Summit                     MO                    64064                  Jackson                        1,850,000.00
  300    South Elgin                      IL                    60177                  Kane                           1,820,000.00
  301    Stevens Point                    WI                    54481                  Portage                        1,796,796.29
  302    Schaghticoke                     NY                    12154                  Rensselaer                     1,792,419.69
  303    Walker                           LA                    70785                  Livingston                     1,718,367.99
  304    Goodlettsville                   TN                    37072                  Davidson                       1,718,251.39
  305    Orlando                          FL                    32804                  Orange                         1,648,325.75
  306    Lancaster                        NH                    03584                  Coos                           1,520,000.00
  307    Greensboro                       NC                    27409                  Guilford                       1,498,518.13
  308    Laguna Beach                     CA                    92651                  Orange                         1,497,132.74
  309    Lee's Summit                     MO                    64064                  Jackson                        1,450,000.00
  310    Greenville                       NC                    27834                  Pitt                           1,447,288.95
  311    Fergus Falls                     MN                    56537                  Otter Tail                     1,447,264.81
  312    Indianapolis                     IN                    46208                  Marion                         1,423,503.72
  313    Russellville                     AR                    72802                  Pope                           1,422,548.68
  314    Alpharetta                       GA                    30004                  Fulton                         1,415,000.00
  315    Pine Bush                        NY                    12566                  Ulster                         1,400,000.00
  316    Paducah                          KY                    42001                  McCracken                      1,245,818.65
  317    Smithtown                        NY                    11787                  Suffolk                        1,200,000.00
  318    West Mifflin                     PA                    15122                  Allegheny                      1,098,015.53
  319    Daytona Beach                    FL                    32119                  Volusia                        1,082,008.73

             CROSS
          COLLATER-
            ALIZED                        MASTER
 LOAN     (MORTGAGE                      SERVICING   ARD LOAN
NUMBER   LOAN GROUP)    MORTGAGE RATE    FEE RATE    (YES/NO)?     ARD
-------------------------------------------------------------------------

  1          No            5.6000%        0.0200%       No
 1.1
 1.2
 1.3
 1.4
 1.5
 1.6
 1.7
 1.8
 1.9
 1.10
 1.11
 1.12
 1.13
 1.14
 1.15
 1.16
 1.17
 1.18
 1.19
 1.20
 1.21
 1.22
 1.23
 1.24
 1.25
 1.26
 1.27
 1.28
 1.29
 1.30
 1.31
 1.32
 1.33
 1.34
 1.35
 1.36
 1.37
 1.38
 1.39
 1.40
 1.41
 1.42
 1.43
 1.44
 1.45
 1.46
 1.47
 1.48
 1.49
 1.50
 1.51
 1.52
-------------------------------------------------------------------------
  2          No            5.4640%        0.0200%       No
 2.1
 2.2
 2.3
 2.4
 2.5
 2.6
 2.7
 2.8
 2.9
 2.10
 2.11
 2.12
 2.13
 2.14
 2.15
-------------------------------------------------------------------------
  3          No            6.0000%        0.0200%       No
-------------------------------------------------------------------------
  4          No            5.9100%        0.0200%       No
 4.1
 4.2
 4.3
 4.4
 4.5
 4.6
 4.7
 4.8
 4.9
 4.10
 4.11
 4.12
 4.13
 4.14
 4.15
 4.16
 4.17
 4.18
 4.19
 4.20
 4.21
 4.22
 4.23
 4.24
 4.25
 4.26
 4.27
 4.28
 4.29
 4.30
 4.31
 4.32
 4.33
 4.34
 4.35
 4.36
 4.37
 4.38
 4.39
 4.40
 4.41
 4.42
 4.43
-------------------------------------------------------------------------
  5          No            5.5700%        0.0400%       No
-------------------------------------------------------------------------
  6          No            5.6028%        0.0200%       No
 6.1
 6.2
 6.3
 6.4
-------------------------------------------------------------------------
  7          No            5.9570%        0.0200%       No
  8          No            5.4350%        0.0200%       No
  9          No            5.4000%        0.0200%       No
  10         No            5.6000%        0.0500%       No
-------------------------------------------------------------------------
  11         No            5.5280%        0.0200%       No
 11.1
 11.2
 11.3
 11.4
 11.5
 11.6
 11.7
 11.8
 11.9
11.10
11.11
11.12
11.13
11.14
11.15
11.16
11.17
11.18
11.19
11.20
-------------------------------------------------------------------------
  12         No            5.6800%        0.0300%       No
  13         No            5.5800%        0.0200%       No
  14         No            5.4300%        0.0200%       No
  15         No            5.9000%        0.0200%       No
  16         No            6.1500%        0.0200%       No
  17         No            5.7600%        0.0500%       No
-------------------------------------------------------------------------
  18         No            5.7200%        0.0200%       No
 18.1
 18.2
 18.3
 18.4
-------------------------------------------------------------------------
  19         No            5.7600%        0.0500%       No
  20         No            5.5850%        0.0200%       No
  21         No            6.1800%        0.0200%       No
  22         No            6.2000%        0.0400%       No
  23         No            5.5700%        0.0400%       No
  24         No            5.8200%        0.0200%       No
-------------------------------------------------------------------------
  25         No            5.4200%        0.0200%       No
 25.1
 25.2
 25.3
-------------------------------------------------------------------------
  26         No            5.8700%        0.0200%       No
 26.1
 26.2
 26.3
 26.4
 26.5
 26.6
 26.7
-------------------------------------------------------------------------
  27         No            6.1540%        0.0200%       No
-------------------------------------------------------------------------
  28         No            5.7200%        0.0200%       No
 28.1
 28.2
 28.3
 28.4
-------------------------------------------------------------------------
  29         No            5.6050%        0.0200%       No
-------------------------------------------------------------------------
  30         No            5.5200%        0.0200%       No
 30.1
 30.2
 30.3
 30.4
 30.5
 30.6
 30.7
 30.8
 30.9
30.10
30.11
30.12
30.13
30.14
30.15
30.16
30.17
30.18
30.19
30.20
-------------------------------------------------------------------------
  31         No            5.5600%        0.0200%       Yes      05/06/17
  32         No            5.5200%        0.0400%       No
  33         No            5.5000%        0.0200%       No
  34         No            5.9200%        0.0200%       No
  35         No            5.8150%        0.0200%       No
  36         No            5.8400%        0.0400%       No
  37         No            6.0150%        0.0200%       No
  38         No            5.8000%        0.0500%       No
  39         No            5.6500%        0.0300%       No
  40         No            5.7000%        0.0200%       No
-------------------------------------------------------------------------
  41         No            5.7179%        0.0200%       No
 41.1
 41.2
 41.3
-------------------------------------------------------------------------
  42         No            5.6200%        0.0400%       No
  43         No            5.5200%        0.0200%       No
-------------------------------------------------------------------------
  44         No            5.6100%        0.0200%       No
 44.1
 44.2
 44.3
-------------------------------------------------------------------------
  45         No            6.0820%        0.0200%       Yes      06/06/17
  46         No            5.8800%        0.0200%       No
  47         No            6.0820%        0.0200%       Yes      06/06/17
  48         No            5.7000%        0.0200%       No
  49         No            5.6800%        0.0200%       No
  50         No            6.4600%        0.0200%       No
  51         No            5.7500%        0.0200%       No
  52         No            5.7300%        0.0400%       No
  53         No            5.9800%        0.0200%       No
  54         No            5.4600%        0.0200%       No
-------------------------------------------------------------------------
  55         No            6.1360%        0.0200%       No
 55.1
 55.2
-------------------------------------------------------------------------
  56         No            5.8100%        0.0200%       No
-------------------------------------------------------------------------
  57         No            6.1000%        0.0400%       No
 57.1
 57.2
-------------------------------------------------------------------------
  58         No            5.6440%        0.0200%       No
  59         No            5.9800%        0.0200%       No
  60         No            5.7700%        0.0600%       Yes      05/06/17
  61         No            5.8200%        0.0200%       No
  62         No            5.4000%        0.0200%       No
  63         No            5.5800%        0.0400%       No
  64         No            5.5600%        0.0500%       No
  65         No            5.6525%        0.0200%       No
  66         No            5.5500%        0.0500%       No
  67         No            5.7100%        0.0200%       No
  68         No            5.6100%        0.0600%       No
  69         No            5.6540%        0.0200%       No
  70         No            5.6800%        0.0700%       No
  71         No            5.4500%        0.0200%       No
  72         No            6.1700%        0.0200%       No
  73         No            5.7500%        0.0500%       No
  74         No            5.7050%        0.0200%       Yes      02/06/17
  75         No            5.5300%        0.0200%       No
  76         No            5.9400%        0.0200%       No
  77         No            5.4100%        0.0500%       No
  78         No            6.0100%        0.1000%       No
  79         No            5.5500%        0.0200%       No
  80         No            5.8000%        0.0200%       No
  81         No            5.9800%        0.0200%       No
  82         No            5.7700%        0.1000%       No
  83         No            5.7800%        0.0200%       No
  84         No            5.5300%        0.0200%       No
  85         No            5.7900%        0.0600%       No
  86         No            5.8800%        0.0700%       No
  87         No            5.5550%        0.0700%       No
-------------------------------------------------------------------------
  88         No            5.9900%        0.0300%       No
 88.1
 88.2
 88.3
 88.4
 88.5
 88.6
 88.7
-------------------------------------------------------------------------
  89         No            6.1500%        0.0200%       No
  90         No            5.6100%        0.0600%       No
  91         No            5.8200%        0.1000%       No
  92         No        5.8915% (Note 8)   0.0200%       No
  93         No            5.7900%        0.0200%       No
-------------------------------------------------------------------------
  94         No            5.6200%        0.0600%       No
 94.1
 94.2
-------------------------------------------------------------------------
  95         No            5.8820%        0.0400%       No
  96         No            5.8600%        0.0300%       No
  97         No            5.7100%        0.0200%       No
  98         No            6.0775%        0.0200%       No
  99         No            5.8100%        0.0200%       No
 100         No            5.7000%        0.0200%       No
 101         No            5.7600%        0.1000%       No
 102         No            5.6400%        0.0200%       No
 103         No            5.8900%        0.0400%       No
 104         No            5.8900%        0.0700%       No
 105         No            5.4800%        0.0700%       No
 106         No            5.7900%        0.0200%       No
 107         No            5.5400%        0.0300%       No
 108         No            5.6300%        0.0200%       No
 109         No            5.8200%        0.0550%       No
 110         No            5.8200%        0.0300%       No
 111         No            5.5600%        0.0500%       No
 112         No            5.9750%        0.0700%       No
 113         No            5.4600%        0.0700%       No
 114         No            5.5500%        0.0200%       No
 115         No            5.6200%        0.0200%       No
 116         No            5.6700%        0.0200%       No
 117         No            5.6400%        0.0200%       No

 118         No            6.0300%        0.0600%       No
 119         No            5.6300%        0.1000%       No
-------------------------------------------------------------------------
 120         No            5.6400%        0.0200%       No
120.1
120.2
-------------------------------------------------------------------------
 121         No            5.5600%        0.0500%       No
 122         No            5.7500%        0.0200%       No
 123         No            5.8700%        0.0200%       No
 124         No            5.9867%        0.0100%       No
 125         No            5.7670%        0.0400%       No
 126         No            5.8370%        0.0200%       Yes      05/06/17
 127         No            5.7800%        0.0500%       No
 128         No            5.6400%        0.0500%       No
 129         No            5.4600%        0.0200%       No
 130         No            5.4850%        0.0200%       No
 131         No            5.8050%        0.0200%       No
 132         No            5.4900%        0.0500%       No
 133         No            5.6400%        0.0700%       No
 134         No            5.8000%        0.0200%       No
 135         No            5.7700%        0.0200%       No
 136         No            5.8000%        0.0200%       No
 137         No            5.5960%        0.0200%       No
 138         No            5.6100%        0.0200%       No
 139         No            5.7400%        0.0200%       No
 140         No            5.6800%        0.0300%       No
 141         No            5.0200%        0.0200%       No
 142         No            5.5450%        0.0200%       No
 143         No            5.7700%        0.0500%       No
-------------------------------------------------------------------------
 144         No            5.5280%        0.0300%       No
144.1
144.2
-------------------------------------------------------------------------
 145         No            5.6360%        0.0200%       No
 146         No            5.9000%        0.0600%       No
-------------------------------------------------------------------------
 147         No            5.6400%        0.0600%       No
147.1
147.2
147.3
147.4
147.5
-------------------------------------------------------------------------
 148         No            5.8000%        0.0700%       No
 149         No            5.9800%        0.0200%       No
 150         No            5.2250%        0.0200%       No
 151         No            5.9300%        0.0200%       No
 152         No            5.7300%        0.0200%       No
 153         No            5.7260%        0.0200%       No
 154         No            5.8800%        0.0500%       No
 155         No            5.4900%        0.0300%       No
 156         No            5.7500%        0.0700%       No
 157         No            5.6600%        0.0200%       No
 158         No            6.1360%        0.0200%       No
 159         No            5.8100%        0.0300%       No
 160         No            5.6000%        0.0300%       No
 161         No            5.6540%        0.0200%       No
 162         No            5.7250%        0.0200%       No
 163         No            5.6100%        0.1000%       No
 164         No            5.6500%        0.0200%       No
 165         No            5.5950%        0.0200%       No
 166         No            5.6500%        0.0300%       No
 167         No            5.8020%        0.0400%       No
 168         No            5.5600%        0.0600%       No
 169         No            5.8000%        0.0700%       No
 170         No            5.6400%        0.0800%       No
 171         No            5.5430%        0.0200%       No
 172         No            5.4700%        0.0200%       No
 173         No            6.2100%        0.0200%       No
 174         No            5.6900%        0.0600%       No
 175         No            6.4050%        0.0500%       No
 176         No            5.6800%        0.0200%       No
 177         No            5.9420%        0.0200%       No
 178         No            5.9200%        0.0200%       No
 179         No            5.8100%        0.0700%       No
 180         No            6.0000%        0.0200%       No
 181         No            5.8400%        0.0700%       No
 182         No            5.7150%        0.0200%       No
 183         No            6.0000%        0.0300%       No
 184         No            6.0800%        0.0300%       No
 185         No            5.5150%        0.0200%       No
 186         No            5.7500%        0.1000%       No
 187         No            5.9000%        0.0600%       No
 188         No            5.6100%        0.1000%       No
 189         No            5.9600%        0.0500%       No
 190         No            5.8000%        0.0600%       No
 191         No            6.0300%        0.0200%       Yes      02/06/17
 192         No            5.5400%        0.0200%       No
 193         No            6.2300%        0.0200%       No
 194         No            5.6100%        0.0600%       No
 195         No            5.8700%        0.0500%       No
 196         No            5.9300%        0.1200%       No
 197         No            5.9000%        0.0600%       No
 198         No            5.6700%        0.0700%       No
 199         No            6.3500%        0.0600%       No
 200         No            6.1700%        0.0300%       No
 201         No            5.7900%        0.0700%       No
 202         No            5.6700%        0.0200%       No
 203         No            5.6900%        0.0200%       No
 204         No            5.7300%        0.0300%       No
 205         No            5.7900%        0.0500%       No
 206         No            5.8700%        0.0600%       No
 207         No            5.6100%        0.0600%       No
 208         No            5.6700%        0.0300%       No
 209         No            5.8500%        0.0800%       No
 210         No            5.6900%        0.1000%       No
 211         No            5.7300%        0.1000%       No
 212         No            5.7020%        0.0600%       No
 213         No            5.8800%        0.0800%       No
 214         No            5.7200%        0.0200%       No
 215         No            5.8570%        0.0200%       No
 216         No            5.9800%        0.0300%       No
 217         No            5.8100%        0.0400%       No
 218         No            5.5300%        0.0200%       No
 219         No            5.9900%        0.0700%       No
 220         No            6.0500%        0.0200%       No
 221         No            6.4600%        0.1000%       No
 222         No            5.6700%        0.0200%       No
 223         No            5.8300%        0.0600%       No
 224         No            6.0500%        0.0200%       No
 225         No            5.5300%        0.0200%       No
 226         No            5.8000%        0.1000%       No
 227         No            5.6300%        0.0200%       No
 228         No            5.8000%        0.0200%       Yes      04/06/17
 230         No            5.6050%        0.0500%       No
 231         No            6.3460%        0.0200%       No
 232         No            5.6900%        0.0200%       No
 233         No            5.9900%        0.0200%       No
-------------------------------------------------------------------------
 234         No            6.0400%        0.0200%       No
234.1
234.2
234.3
-------------------------------------------------------------------------
 235         No            5.7850%        0.0200%       No
 236         No            5.5000%        0.0200%       No
 237         No            5.7100%        0.0200%       No
 238         No            5.9100%        0.1000%       No
 239         No            5.8700%        0.1000%       No
 240         No            6.0700%        0.0200%       No
 241         No            5.6500%        0.0300%       No
 242         No            5.7300%        0.0600%       No
 243         No            5.8400%        0.1000%       No
 244         No        6.1280% (Note 9)   0.0200%       No
-------------------------------------------------------------------------

 245        Yes            5.8300%        0.1200%       No
 246        Yes            5.8300%        0.1200%       No
-------------------------------------------------------------------------
 247         No            5.7200%        0.0200%       No
 248         No            5.7700%        0.0300%       No
 249         No            5.9600%        0.0500%       No
 250         No            5.6900%        0.0500%       No
 251         No            5.7900%        0.0200%       No
 252         No            5.7500%        0.0300%       No
 253         No            5.6900%        0.0200%       No
 254         No            5.6700%        0.0200%       No
 255         No            6.0600%        0.1000%       No
 256         No            5.8100%        0.0200%       No
 257         No            5.5400%        0.0200%       No
 258         No            5.8420%        0.0500%       No
 259         No            5.9900%        0.0200%       No
 260         No            5.8800%        0.1000%       No
 261         No            5.8600%        0.0700%       No
 262         No            5.7000%        0.0500%       No
 263         No            6.2800%        0.1000%       No
 264         No            5.9300%        0.1000%       No
 265         No            6.0200%        0.0200%       No
 266         No            5.7300%        0.0200%       No
 267         No            5.9000%        0.0200%       No
 268         No            5.9240%        0.0600%       No
 269         No            5.7600%        0.0200%       No
 270         No            5.7700%        0.0200%       No
 271         No            6.2300%        0.0200%       No
 272         No            6.8100%        0.0200%       No
 273         No            6.9000%        0.0200%       No
 274         No            5.9500%        0.1000%       No
 275         No            5.7500%        0.0300%       No
 276         No            5.6000%        0.0700%       No
 277         No            6.0300%        0.0300%       No
 278         No            6.1400%        0.0200%       No
 279         No            6.0600%        0.0700%       No
 280         No            6.3000%        0.1000%       No
 281         No            5.7600%        0.0600%       No
 282         No            5.9070%        0.0700%       No
 283         No            5.8000%        0.0800%       No
 284         No            5.6500%        0.0800%       No
 285         No            5.9000%        0.0200%       No
 286         No            5.9000%        0.1000%       No
 287         No            5.9100%        0.1450%       No
 288         No            6.1800%        0.0200%       No
 289         No            5.7500%        0.0200%       No
 290         No            5.5600%        0.0300%       No
 291         No            5.7650%        0.0200%       No
 292         No            5.8900%        0.0200%       No
 293         No            5.7900%        0.0800%       No
 294         No            5.9500%        0.0800%       No
 295         No            6.7600%        0.0200%       No
 296         No            6.1500%        0.0200%       No
 297         No          5.950000%        0.0400%       No
 298         No            6.7100%        0.0200%       No
 299         No            5.6500%        0.0300%       No
 300         No            5.7700%        0.0500%       No
 301         No            6.1200%        0.0800%       No
 302         No            5.9600%        0.0200%       No
 303         No            6.2500%        0.0200%       No
 304         No            5.8900%        0.0200%       No
 305         No            5.9000%        0.0200%       No
 306         No            5.7800%        0.0500%       No
 307         No            6.0400%        0.0200%       No
 308         No            5.8000%        0.0200%       No
 309         No            5.8000%        0.0800%       No
 310         No            5.9000%        0.1450%       No
 311         No            5.8600%        0.0200%       No
 312         No            5.7200%        0.0200%       No
 313         No            6.2700%        0.0200%       No
 314         No            5.8700%        0.0200%       No
 315         No            5.9400%        0.0200%       No
 316         No            6.2000%        0.0200%       No
 317         No            5.8500%        0.0300%       No
 318         No            6.0600%        0.0200%       No
 319         No            6.1300%        0.0200%       No

 LOAN
NUMBER                          ADDITIONAL INTEREST RATE AFTER ARD
------------------------------------------------------------------------------------------

  1
 1.1
 1.2
 1.3
 1.4
 1.5
 1.6
 1.7
 1.8
 1.9
 1.10
 1.11
 1.12
 1.13
 1.14
 1.15
 1.16
 1.17
 1.18
 1.19
 1.20
 1.21
 1.22
 1.23
 1.24
 1.25
 1.26
 1.27
 1.28
 1.29
 1.30
 1.31
 1.32
 1.33
 1.34
 1.35
 1.36
 1.37
 1.38
 1.39
 1.40
 1.41
 1.42
 1.43
 1.44
 1.45
 1.46
 1.47
 1.48
 1.49
 1.50
 1.51
 1.52
------------------------------------------------------------------------------------------
  2
 2.1
 2.2
 2.3
 2.4
 2.5
 2.6
 2.7
 2.8
 2.9
 2.10
 2.11
 2.12
 2.13
 2.14
 2.15
------------------------------------------------------------------------------------------
  3
------------------------------------------------------------------------------------------
  4
 4.1
 4.2
 4.3
 4.4
 4.5
 4.6
 4.7
 4.8
 4.9
 4.10
 4.11
 4.12
 4.13
 4.14
 4.15
 4.16
 4.17
 4.18
 4.19
 4.20
 4.21
 4.22
 4.23
 4.24
 4.25
 4.26
 4.27
 4.28
 4.29
 4.30
 4.31
 4.32
 4.33
 4.34
 4.35
 4.36
 4.37
 4.38
 4.39
 4.40
 4.41
 4.42
 4.43
------------------------------------------------------------------------------------------
  5
------------------------------------------------------------------------------------------
  6
 6.1
 6.2
 6.3
 6.4
------------------------------------------------------------------------------------------
  7
  8
  9
  10
------------------------------------------------------------------------------------------
  11
 11.1
 11.2
 11.3
 11.4
 11.5
 11.6
 11.7
 11.8
 11.9
11.10
11.11
11.12
11.13
11.14
11.15
11.16
11.17
11.18
11.19
11.20
------------------------------------------------------------------------------------------
  12
  13
  14
  15
  16
  17
------------------------------------------------------------------------------------------
  18
 18.1
 18.2
 18.3
 18.4
------------------------------------------------------------------------------------------
  19
  20
  21
  22
  23
  24
------------------------------------------------------------------------------------------
  25
 25.1
 25.2
 25.3
------------------------------------------------------------------------------------------
  26
 26.1
 26.2
 26.3
 26.4
 26.5
 26.6
 26.7
------------------------------------------------------------------------------------------
  27
------------------------------------------------------------------------------------------
  28
 28.1
 28.2
 28.3
 28.4
------------------------------------------------------------------------------------------
  29
------------------------------------------------------------------------------------------
  30
 30.1
 30.2
 30.3
 30.4
 30.5
 30.6
 30.7
 30.8
 30.9
30.10
30.11
30.12
30.13
30.14
30.15
30.16
30.17
30.18
30.19
30.20
------------------------------------------------------------------------------------------
  31        Greater of (i) 5% plus initial interest rate or (ii) 5% plus Treasury Rate
  32
  33
  34
  35
  36
  37
  38
  39
  40
------------------------------------------------------------------------------------------
  41
 41.1
 41.2
 41.3
------------------------------------------------------------------------------------------
  42
  43
------------------------------------------------------------------------------------------
  44
 44.1
 44.2
 44.3
------------------------------------------------------------------------------------------
  45                               2% plus initial interest rate
  46
  47                               2% plus initial interest rate
  48
  49
  50
  51
  52
  53
  54
------------------------------------------------------------------------------------------
  55
 55.1
 55.2
------------------------------------------------------------------------------------------
  56
------------------------------------------------------------------------------------------
  57
 57.1
 57.2
------------------------------------------------------------------------------------------
  58
  59
  60     Greater of (i) 2.5% plus initial interest rate or (ii) 3.5% plus annualized yield
  61
  62
  63
  64
  65
  66
  67
  68
  69
  70
  71
  72
  73
  74       Greater of (i) 2% plus initial interest rate or (ii) 3% plus annualized yield
  75
  76
  77
  78
  79
  80
  81
  82
  83
  84
  85
  86
  87
------------------------------------------------------------------------------------------
  88
 88.1
 88.2
 88.3
 88.4
 88.5
 88.6
 88.7
------------------------------------------------------------------------------------------
  89
  90
  91
  92
  93
------------------------------------------------------------------------------------------
  94
 94.1
 94.2
------------------------------------------------------------------------------------------
  95
  96
  97
  98
  99
 100
 101
 102
 103
 104
 105
 106
 107
 108
 109
 110
 111
 112
 113
 114
 115
 116
 117

 118
 119
------------------------------------------------------------------------------------------
 120
120.1
120.2
------------------------------------------------------------------------------------------
 121
 122
 123
 124
 125
 126       Greater of (i) 2% plus initial interest rate or (ii) 3% plus annualized yield
 127
 128
 129
 130
 131
 132
 133
 134
 135
 136
 137
 138
 139
 140
 141
 142
 143
------------------------------------------------------------------------------------------
 144
144.1
144.2
------------------------------------------------------------------------------------------
 145
 146
------------------------------------------------------------------------------------------
 147
147.1
147.2
147.3
147.4
147.5
------------------------------------------------------------------------------------------
 148
 149
 150
 151
 152
 153
 154
 155
 156
 157
 158
 159
 160
 161
 162
 163
 164
 165
 166
 167
 168
 169
 170
 171
 172
 173
 174
 175
 176
 177
 178
 179
 180
 181
 182
 183
 184
 185
 186
 187
 188
 189
 190
 191       Greater of (i) 2% plus initial interest rate or (ii) 3% plus annualized yield
 192
 193
 194
 195
 196
 197
 198
 199
 200
 201
 202
 203
 204
 205
 206
 207
 208
 209
 210
 211
 212
 213
 214
 215
 216
 217
 218
 219
 220
 221
 222
 223
 224
 225
 226
 227
 228       Greater of (i) 2% plus initial interest rate or (ii) 3% plus annualized yield
 230
 231
 232
 233
------------------------------------------------------------------------------------------
 234
234.1
234.2
234.3
------------------------------------------------------------------------------------------
 235
 236
 237
 238
 239
 240
 241
 242
 243
 244
------------------------------------------------------------------------------------------

 245
 246
------------------------------------------------------------------------------------------
 247
 248
 249
 250
 251
 252
 253
 254
 255
 256
 257
 258
 259
 260
 261
 262
 263
 264
 265
 266
 267
 268
 269
 270
 271
 272
 273
 274
 275
 276
 277
 278
 279
 280
 281
 282
 283
 284
 285
 286
 287
 288
 289
 290
 291
 292
 293
 294
 295
 296
 297
 298
 299
 300
 301
 302
 303
 304
 305
 306
 307
 308
 309
 310
 311
 312
 313
 314
 315
 316
 317
 318
 319

          INTEREST                                                                                 ORIGINAL    REMAINING
          RESERVE                                                                                  TERM TO      TERM TO
          MORTGAGE                                                         PERIODIC PAYMENT ON    MATURITY /   MATURITY /
LOAN       LOAN                                          STATED MATURITY   FIRST DUE DATE AFTER      ARD          ARD
NUMBER   (YES/NO)?       LOAN TYPE        GRACE PERIOD        DATE               CLOSING           (MONTHS)     (MONTHS)
-------------------------------------------------------------------------------------------------------------------------

   1         No       Interest Only            0            07/05/17               2,133,833.33      120          120
  1.1
  1.2
  1.3
  1.4
  1.5
  1.6
  1.7
  1.8
  1.9
 1.10
 1.11
 1.12
 1.13
 1.14
 1.15
 1.16
 1.17
 1.18
 1.19
 1.20
 1.21
 1.22
 1.23
 1.24
 1.25
 1.26
 1.27
 1.28
 1.29
 1.30
 1.31
 1.32
 1.33
 1.34
 1.35
 1.36
 1.37
 1.38
 1.39
 1.40
 1.41
 1.42
 1.43
 1.44
 1.45
 1.46
 1.47
 1.48
 1.49
 1.50
 1.51
 1.52
-------------------------------------------------------------------------------------------------------------------------
   2         No       Interest Only            0            01/01/14                 682,241.11       84           78
  2.1
  2.2
  2.3
  2.4
  2.5
  2.6
  2.7
  2.8
  2.9
 2.10
 2.11
 2.12
 2.13
 2.14
 2.15
-------------------------------------------------------------------------------------------------------------------------
   3         No      Partial IO/Balloon        0            06/06/17                 671,666.67      120          119
-------------------------------------------------------------------------------------------------------------------------
   4         No       Interest Only            5            04/01/17                 626,730.88      120          117
  4.1
  4.2
  4.3
  4.4
  4.5
  4.6
  4.7
  4.8
  4.9
 4.10
 4.11
 4.12
 4.13
 4.14
 4.15
 4.16
 4.17
 4.18
 4.19
 4.20
 4.21
 4.22
 4.23
 4.24
 4.25
 4.26
 4.27
 4.28
 4.29
 4.30
 4.31
 4.32
 4.33
 4.34
 4.35
 4.36
 4.37
 4.38
 4.39
 4.40
 4.41
 4.42
 4.43
-------------------------------------------------------------------------------------------------------------------------
   5         No       Interest Only            5            02/01/17                 577,005.58      120          115
-------------------------------------------------------------------------------------------------------------------------
   6         No       Interest Only         (Note 1)        09/01/11                 482,459.03       60           50
  6.1
  6.2
  6.3
  6.4
-------------------------------------------------------------------------------------------------------------------------
   7         No      Partial IO/Balloon        2            09/06/13        451,408.22 (Note 11)      84           74
   8         No      Partial IO/Balloon        0            06/06/14                 397,811.81       84           83
   9         No      Partial IO/Balloon        5            04/01/17                 348,750.00      120          117
  10         No       Interest Only            5            05/01/17                 342,377.78      120          118
-------------------------------------------------------------------------------------------------------------------------
  11         No       Interest Only            5            06/01/12                 333,215.56       60           59
 11.1
 11.2
 11.3
 11.4
 11.5
 11.6
 11.7
 11.8
 11.9
 11.10
 11.11
 11.12
 11.13
 11.14
 11.15
 11.16
 11.17
 11.18
 11.19
 11.20
-------------------------------------------------------------------------------------------------------------------------
  12         No       Interest Only            3            06/01/17                 324,036.11      120          119
  13         No       Interest Only            0            05/06/17                 307,520.00      120          118
  14         No       Interest Only            0            04/06/17                 294,577.50      120          117
  15         No       Interest Only            5            06/01/17                 302,801.11      120          119
  16         No       Interest Only            0            07/06/12                 305,834.38       60           60
  17         No       Interest Only            5            06/01/17                 277,760.00      120          119
-------------------------------------------------------------------------------------------------------------------------
  18         No       Interest Only            5            07/01/12                 241,352.22       60           60
 18.1
 18.2
 18.3
 18.4
-------------------------------------------------------------------------------------------------------------------------
  19         No       Interest Only            5            06/01/17                 235,600.00      120          119
  20         No       Interest Only            5            05/01/17                 221,228.06      120          118
  21         No          Balloon               5            04/01/17                 268,915.58      120          117
  22         No      Partial IO/Balloon        5            04/01/17                 213,555.56      120          117
  23         No       Interest Only            5            04/01/17                 180,344.22      120          117
  24         No       Interest Only            0            06/06/17                 187,436.33      120          119
-------------------------------------------------------------------------------------------------------------------------
  25         No      Partial IO/Balloon        5            03/01/17                 173,714.01      120          116
 25.1
 25.2
 25.3
-------------------------------------------------------------------------------------------------------------------------
  26         No      Partial IO/Balloon        5            06/01/17                 187,024.72      120          119
 26.1
 26.2
 26.3
 26.4
 26.5
 26.6
 26.7
-------------------------------------------------------------------------------------------------------------------------
  27         No       Interest Only            0            06/06/17                 193,444.84      120          119
-------------------------------------------------------------------------------------------------------------------------
  28         No       Interest Only            5            07/01/12                 172,394.44       60           60
 28.1
 28.2
 28.3
 28.4
-------------------------------------------------------------------------------------------------------------------------
  29         No       Interest Only            5            05/01/17                 164,101.94      120          118
-------------------------------------------------------------------------------------------------------------------------
  30         No       Interest Only            5            06/01/17                 154,245.67      120          119
 30.1
 30.2
 30.3
 30.4
 30.5
 30.6
 30.7
 30.8
 30.9
 30.10
 30.11
 30.12
 30.13
 30.14
 30.15
 30.16
 30.17
 30.18
 30.19
 30.20
-------------------------------------------------------------------------------------------------------------------------
  31         No      Interest Only/ARD         0            05/06/37                 151,293.78      120          118
  32         No      Partial IO/Balloon        0            04/06/17                 144,263.67      120          117
  33         No      Partial IO/Balloon        5            05/01/17                 137,347.22      120          118
  34         No      Partial IO/Balloon        0            06/06/17                 145,592.53      120          119
  35         No      Partial IO/Balloon        0            04/06/16                 142,709.79      120          105
  36         No          Balloon               5            06/01/17                 160,585.00      120          119
  37         No      Partial IO/Balloon        0            04/06/17                 139,563.87      120          117
  38         No       Interest Only            0            04/06/17                 133,726.25      120          117
  39         No      Partial IO/Balloon        5            07/01/17                 120,172.36      120          120
  40         No          Balloon               0            05/06/17                 135,697.62      120          118
-------------------------------------------------------------------------------------------------------------------------
  41         No      Partial IO/Balloon        0            01/06/14                 113,491.65       84           78
 41.1
 41.2
 41.3
-------------------------------------------------------------------------------------------------------------------------
  42         No       Interest Only            7            05/01/17                 109,855.39      120          118
  43         No      Partial IO/Balloon        0            06/06/15                 106,474.67      120           95
-------------------------------------------------------------------------------------------------------------------------
  44         No      Partial IO/Balloon        5            05/01/17                 101,447.50      120          118
 44.1
 44.2
 44.3
-------------------------------------------------------------------------------------------------------------------------
  45         No      Partial IO/ARD            0            06/06/37                 108,903.95      120          119
  46         No       Interest Only            0            04/06/17                 104,912.27      120          117
  47         No      Partial IO/ARD            0            06/06/37                 106,479.09      120          119
  48         No       Interest Only            5            06/01/14                  99,148.33       84           83
  49         No       Interest Only            0            03/06/17                  97,822.22      120          116
  50         No      Partial IO/Balloon        5            07/01/17                 111,255.56      120          120
  51         No      Partial IO/Balloon        5            04/01/17                  99,027.78      120          117
  52         No      Partial IO/Balloon        0            04/06/17                  97,449.79      120          117
  53         No      Partial IO/Balloon        5            03/01/17                  98,869.33      120          116
  54         No       Interest Only            0            05/06/17                  87,451.00      120          118
-------------------------------------------------------------------------------------------------------------------------
  55         No      Partial IO/Balloon        0            06/06/17                  93,179.42      120          119
 55.1
 55.2
-------------------------------------------------------------------------------------------------------------------------
  56         No      Partial IO/Balloon        5            04/01/17                  87,053.17      120          117
-------------------------------------------------------------------------------------------------------------------------
  57         No      Partial IO/Balloon        5            02/01/17                  90,873.06      120          115
 57.1
 57.2
-------------------------------------------------------------------------------------------------------------------------
  58         No      Partial IO/Balloon        0            03/06/17                  83,909.82      120          116
  59         No      Partial IO/Balloon        0            06/06/17                  88,827.92      120          119
  60         No      Interest Only/ARD         0            05/06/22                  84,466.39      120          118
  61         No      Partial IO/Balloon        0            05/06/17                  85,198.33      120          118
  62         No       Interest Only            0            05/06/17                  78,817.50      120          118
  63         No      Partial IO/Balloon        5            04/01/17                  80,724.00      120          117
  64         No      Partial IO/Balloon        0            04/06/17                  78,998.33      120          117
  65         No      Partial IO/Balloon        0            04/06/17                  77,878.89      120          117
  66         No      Partial IO/Balloon        5            06/01/17                  76,466.67      120          119
  67         No          Balloon               5            05/01/17                  92,965.49      120          118
  68         No       Interest Only            5            06/01/17                  75,602.54      120          119
  69         No       Interest Only            0            03/06/17                  74,978.32      120          116
  70         No       Interest Only            5            04/01/17                  74,344.89      120          117
  71         No      Partial IO/Balloon        5            06/01/17                  70,865.14      120          119
  72         No          Balloon               0            06/06/17                  91,944.85      120          119
  73         No      Partial IO/Balloon        0            07/06/17                  74,270.83      120          120
  74         No      Partial IO/ARD            0            02/06/37                  70,840.25      120          115
  75         No      Partial IO/Balloon        5            05/01/17                  68,095.81      120          118
  76         No       Interest Only            5            04/01/14                  72,633.00       84           81
  77         No       Interest Only            5            05/01/17                  65,779.59      120          118
  78         No      Partial IO/Balloon        0            07/01/17                  72,971.42      120          120
  79         No       Interest Only            5            06/01/17                  66,908.33      120          119
  80         No       Interest Only            5            05/01/17                  68,174.17      120          118
  81         No       Interest Only            0            04/06/17                  69,517.50      120          117
  82         No      Partial IO/Balloon        5            05/01/17                  67,076.25      120          118
  83         No      Partial IO/Balloon        0            03/06/17                  66,694.78      120          116
  84         No       Interest Only            5            05/01/17                  63,333.86      120          118
  85         No          Balloon               0            04/06/17                  77,660.42      120          117
  86         No      Partial IO/Balloon        5            05/01/17                  66,714.48      120          118
  87         No       Interest Only            0            04/06/17                  60,750.10      120          117
-------------------------------------------------------------------------------------------------------------------------
  88         No       Interest Only            5            06/01/12                  65,507.31       60           59
 88.1
 88.2
 88.3
 88.4
 88.5
 88.6
 88.7
-------------------------------------------------------------------------------------------------------------------------
  89         No      Partial IO/Balloon        5            06/01/17                  67,257.08      120          119
  90         No       Interest Only            5            06/01/17                  61,351.58      120          119
  91         No          Balloon               5            07/01/17                  73,503.41      120          120
  92         No      Partial IO/Balloon        0            03/06/14          72,296.31 (Note 8)      96           80
  93         No       Interest Only            5            05/01/17                  60,228.87      120          118
-------------------------------------------------------------------------------------------------------------------------
  94         No      Partial IO/Balloon        5            06/01/17                  58,073.33      120          119
 94.1
 94.2
-------------------------------------------------------------------------------------------------------------------------
  95         No      Partial IO/Balloon        5            02/01/17                  60,780.67      120          115
  96         No          Balloon               5            06/01/17                  70,869.53      120          119
  97         No      Partial IO/Balloon        5            06/01/17                  57,036.56      120          119
  98         No          Balloon               0            04/06/22                  68,313.27      180          177
  99         No      Partial IO/Balloon        0            06/06/17                  56,284.38      120          119
  100        No      Partial IO/Balloon        0            06/06/17                  53,991.67      120          119
  101        No      Partial IO/Balloon        5            05/01/17                  54,560.00      120          118
  102        No          Balloon               0            06/06/17                  63,426.42      120          119
  103        No          Balloon               0            05/06/17                  65,174.65      120          118
  104        No       Interest Only            0            03/06/17                  54,777.00      120          116
  105        No      Partial IO/Balloon        5            05/01/17                  50,964.00      120          118
  106        No          Balloon               0            05/06/17                  63,007.51      120          118
  107        No      Partial IO/Balloon        0            06/06/17                  51,044.94      120          119
  108        No      Partial IO/Balloon        0            02/06/17                  51,874.19      120          115
  109        No       Interest Only            0            02/06/17                  52,822.97      120          115
  110        No          Balloon               5            07/01/17                  61,742.86      120          120
  111        No      Partial IO/Balloon        0            04/06/17                  48,595.94      120          117
  112        No      Partial IO/Balloon        0            07/06/17                  51,451.39      120          120
  113        No       Interest Only            5            05/01/17                  47,016.67      120          118
  114        No       Interest Only            5            06/01/17                  47,791.67      120          119
  115        No      Partial IO/Balloon        5            05/01/17                  48,394.44      120          118
  116        No       Interest Only            5            06/01/17                  48,825.00      120          119
  117        No          Balloon               0            04/06/17                  57,660.38      120          117

  118        No      Partial IO/Balloon        5            06/01/17                  51,073.43      120          119
  119        No      Partial IO/Balloon        5            04/01/17                  47,510.94      120          117
-------------------------------------------------------------------------------------------------------------------------
  120        No       Interest Only            5            05/01/12                  47,352.50       60           58
 120.1
 120.2
-------------------------------------------------------------------------------------------------------------------------
  121        No      Partial IO/Balloon        0            04/06/17                  46,082.36      120          117
  122        No      Partial IO/Balloon        5            04/01/17                  47,533.33      120          117
  123        No      Partial IO/Balloon        0            03/06/17                  48,019.86      120          116
  124        No      Partial IO/Balloon        5            06/01/17                  48,974.53      120          119
  125        No      Partial IO/Balloon        0            06/06/17                  46,631.00      120          119
  126        No            ARD                 0            05/06/37                  55,376.47      120          118
  127        No      Partial IO/Balloon        0            05/06/17                  45,790.44      120          118
  128        No       Interest Only            0            04/06/17                  44,681.33      120          117
  129        No      Partial IO/Balloon        0            05/06/17                  42,315.00      120          118
  130        No      Partial IO/Balloon        0            03/06/17                  42,508.75      120          116
  131        No      Partial IO/Balloon        0            05/06/17                  44,988.75      120          118
  132        No      Partial IO/Balloon        0            06/06/17                  42,547.50      120          119
  133        No      Partial IO/Balloon        5            05/01/17                  43,710.00      120          118
  134        No       Interest Only            5            06/01/14                  43,701.39       84           83
  135        No       Interest Only            5            06/01/17                  43,226.92      120          119
  136        No      Partial IO/Balloon        5            04/01/17                  42,952.22      120          117
  137        No          Balloon               0            02/06/17                  49,349.10      120          115
  138        No      Partial IO/Balloon        0            04/06/17                  41,062.08      120          117
  139        No      Partial IO/Balloon        5            05/01/17                  42,013.61      120          118
  140        No      Partial IO/Balloon        5            06/01/17                  41,574.44      120          119
  141        No       Interest Only            5            05/01/12                  36,266.35       60           58
  142        No      Partial IO/Balloon        0            04/06/17                  39,965.59      120          117
  143        No          Balloon               0            06/06/17                  48,542.05      120          119
-------------------------------------------------------------------------------------------------------------------------
  144        No       Interest Only            5            06/01/12                  39,271.83       60           59
 144.1
 144.2
-------------------------------------------------------------------------------------------------------------------------
  145        No      Partial IO/Balloon        0            05/06/17                  39,796.42      120          118
  146        No      Partial IO/Balloon        5            06/01/17                  41,421.77      120          119
-------------------------------------------------------------------------------------------------------------------------
  147        No      Partial IO/Balloon        0            04/06/17                  39,339.00      120          117
 147.1
 147.2
 147.3
 147.4
 147.5
-------------------------------------------------------------------------------------------------------------------------
  148        No      Partial IO/Balloon        0            04/06/12                  40,455.00       60           57
  149        No       Interest Only            0            06/06/17                  41,664.16      120          119
  150        No      Partial IO/Balloon        0            03/06/17                  36,309.40      120          116
  151        No          Balloon               0            04/06/17                  51,816.77      120          117
  152        No      Partial IO/Balloon        0            03/06/17                  39,473.33      120          116
  153        No      Partial IO/Balloon        0            06/06/17                  39,445.78      120          119
  154        No          Balloon               0            06/06/17                  50,958.88      120          119
  155        No          Balloon               5            06/01/17                  49,079.24      120          119
  156        No      Partial IO/Balloon        5            06/01/17                  39,215.00      120          119
  157        No      Partial IO/Balloon        5            06/01/17                  38,503.72      120          119
  158        No      Partial IO/Balloon        0            06/06/17                  41,398.40      120          119
  159        No          Balloon               5            06/01/17                  46,051.38      120          119
  160        No      Partial IO/Balloon        5            06/01/17                  37,733.89      120          119
  161        No          Balloon               0            05/06/17                  45,044.12      120          118
  162        No       Interest Only            0            05/06/17                  37,777.53      120          118
  163        No      Partial IO/Balloon        5            04/01/17                  36,714.33      120          117
  164        No      Partial IO/Balloon        0            06/06/17                  36,781.50      120          119
  165        No      Partial IO/Balloon        0            04/06/17                  36,134.38      120          117
  166        No      Partial IO/Balloon        5            07/01/17                  36,246.32      120          120
  167        No       Interest Only            0            04/06/17                  36,971.63      120          117
  168        No       Interest Only            5            05/01/17                  35,429.56      120          118
  169        No       Interest Only            0            02/06/17                  36,709.17      120          115
  170        No      Partial IO/Balloon        5            06/01/17                  35,210.83      120          119
  171        No       Interest Only            0            05/06/17                  34,366.60      120          118
  172        No      Partial IO/Balloon        0            03/06/17                  33,914.00      120          116
  173        No      Partial IO/Balloon        5            06/01/17                  37,432.50      120          119
  174        No          Balloon               5            12/01/18                  48,906.38      138          137
  175        No          Balloon               0            07/06/17                  42,869.58      120          120
  176        No          Balloon               5            06/01/17                  42,179.62      120          119
  177        No      Partial IO/Balloon        0            06/06/17                  34,256.46      120          119
  178        No      Partial IO/Balloon        5            06/01/17                  34,053.16      120          119
  179        No      Partial IO/Balloon        5            05/01/17                  33,270.32      120          118
  180        No      Partial IO/Balloon        5            05/01/14                  34,306.67       84           82
  181        No      Partial IO/Balloon        5            05/01/17                  33,366.68      120          118
  182        No          Balloon               0            02/06/17                  37,787.84      120          115
  183        No      Partial IO/Balloon        5            06/01/17                  32,813.50      120          119
  184        No          Balloon               5            10/01/16                  38,701.03      120          111
  185        No      Partial IO/Balloon        0            04/06/17                  29,443.97      120          117
  186        No      Partial IO/Balloon        0            06/01/17                  30,698.61      120          119
  187        No          Balloon               5            07/01/17                  36,756.67      120          120
  188        No       Interest Only            5            05/01/17                  29,709.63      120          118
  189        No          Balloon               0            02/06/17                  36,535.25      120          115
  190        No      Partial IO/Balloon        0            04/06/17                  29,966.67      120          117
  191        No      Partial IO/ARD            0            02/06/37                  31,155.00      120          115
  192        No      Partial IO/Balloon        5            06/01/17                  28,623.33      120          119
  193        No      Partial IO/Balloon        0            10/01/12                  32,188.33       66           63
  194        No       Interest Only            5            06/01/17                  28,985.00      120          119
  195        No          Balloon               0            06/06/17                  38,182.69      120          119
  196        No          Balloon               5            05/01/17                  35,703.45      120          118
  197        No          Balloon               0            05/06/17                  35,588.19      120          118
  198        No          Balloon               0            05/06/17                  34,710.04      120          118
  199        No          Balloon               5            07/01/17                  36,711.91      120          120
  200        No      Partial IO/Balloon        5            06/01/17                  30,815.72      120          119
  201        No       Interest Only            5            06/01/17                  28,718.40      120          119
  202        No       Interest Only            5            05/01/12                  28,074.38       60           58
  203        No       Interest Only            5            05/01/17                  27,683.43      120          118
  204        No          Balloon               5            07/01/17                  32,608.97      120          120
  205        No      Partial IO/Balloon        0            05/01/17                  27,422.08      120          118
  206        No      Partial IO/Balloon        5            06/01/17                  27,042.76      120          119
  207        No       Interest Only            5            06/01/17                  25,844.96      120          119
  208        No      Partial IO/Balloon        5            07/01/17                  26,121.38      120          120
  209        No      Partial IO/Balloon        5            06/01/17                  26,698.75      120          119
  210        No          Balloon               5            05/01/17                  37,147.89      120          118
  211        No          Balloon               5            05/01/17                  30,862.06      120          118
  212        No      Partial IO/Balloon        0            04/06/17                  25,826.89      120          117
  213        No          Balloon               5            05/01/17                  31,072.51      120          118
  214        No      Partial IO/Balloon        5            05/01/17                  25,337.06      120          118
  215        No          Balloon               0            03/06/17                  32,732.81      120          116
  216        No          Balloon               5            06/01/17                  30,511.53      120          119
  217        No      Partial IO/Balloon        0            06/06/17                  25,015.28      120          119
  218        No       Interest Only            5            05/01/17                  23,809.72      120          118
  219        No          Balloon               5            05/01/17                  32,184.51      120          118
  220        No      Partial IO/Balloon        5            05/01/17                  25,527.64      120          118
  221        No      Partial IO/Balloon        5            04/01/17                  27,257.61      120          117
  222        No      Partial IO/Balloon        0            04/06/17                  23,680.13      120          117
  223        No      Partial IO/Balloon        5            05/01/17                  24,097.33      120          118
  224        No      Partial IO/Balloon        5            05/01/17                  24,485.69      120          118
  225        No          Balloon               0            07/06/17                  26,204.94      120          120
  226        No          Balloon               5            05/01/17                  26,990.64      120          118
  227        No      Partial IO/Balloon        0            05/06/17                  22,058.65      120          118
  228        No      Partial IO/ARD            0            04/06/37                  22,475.00      120          117
  230        No          Balloon               0            07/06/17                  25,273.35      120          120
  231        No          Balloon               0            07/06/17                  27,366.87      120          120
  232        No      Partial IO/Balloon        5            05/01/17                  21,558.78      120          118
  233        No          Balloon               5            06/01/17                  26,351.94      120          119
-------------------------------------------------------------------------------------------------------------------------
  234        No          Balloon               5            05/01/17                  25,891.36      120          118
 234.1
 234.2
 234.3
-------------------------------------------------------------------------------------------------------------------------
  235        No          Balloon               0            05/06/17                  25,189.32      120          118
  236        No       Interest Only            7            05/01/14                  19,891.67       84           82
  237        No      Partial IO/Balloon        5            06/01/17                  20,159.47      120          119
  238        No          Balloon               15           06/01/17                  23,899.51      120          119
  239        No       Interest Only            5            05/01/17                  20,218.89      120          118
  240        No          Balloon               5            05/01/17                  25,943.49      120          118
  241        No      Partial IO/Balloon        5            07/01/17                  18,974.58      120          120
  242        No          Balloon               5            07/01/17                  22,686.52      120          120
  243        No          Balloon               5            05/01/17                  22,982.81      120          118
  244        No          Balloon               0            09/06/16          23,704.38 (Note 9)     120          110
-------------------------------------------------------------------------------------------------------------------------

  245        No          Balloon               5            04/01/17                  13,657.02      120          117
  246        No          Balloon               5            04/01/17                   8,241.31      120          117
-------------------------------------------------------------------------------------------------------------------------
  247        No      Partial IO/Balloon        5            05/01/17                  18,224.56      120          118
  248        No      Partial IO/Balloon        5            06/01/17                  18,383.86      120          119
  249        No      Partial IO/Balloon        5            06/01/17                  18,989.22      120          119
  250        No          Balloon               5            05/01/17                  25,710.78      120          118
  251        No          Balloon               0            03/06/17                  21,393.25      120          116
  252        No      Partial IO/Balloon        5            07/01/17                  17,825.00      120          120
  253        No          Balloon               0            06/06/17                  20,871.61      120          119
  254        No      Partial IO/Balloon        15           06/01/17                  17,186.40      120          119
  255        No          Balloon               7            05/01/17                  21,240.15      120          118
  256        No          Balloon               5            05/01/17                  20,558.65      120          118
  257        No          Balloon               5            05/01/17                  19,960.54      120          118
  258        No      Partial IO/Balloon        0            04/06/17                  17,104.08      120          117
  259        No      Partial IO/Balloon        5            05/01/17                  17,537.39      120          118
  260        No          Balloon               5            06/01/17                  20,123.15      120          119
  261        No          Balloon               5            05/01/17                  21,361.90      120          118
  262        No      Partial IO/Balloon        0            04/06/17                  16,197.50      120          117
  263        No      Partial IO/Balloon        5            09/01/11                  17,845.67       60           50
  264        No          Balloon               7            06/01/17                  19,339.37      120          119
  265        No          Balloon               5            05/01/17                  19,166.70      120          118
  266        No      Partial IO/Balloon        0            02/06/17                  15,591.97      120          115
  267        No      Partial IO/Balloon        5            04/01/17                  15,749.72      120          117
  268        No          Balloon               0            05/06/17                  19,746.42      120          118
  269        No      Partial IO/Balloon        5            05/01/17                  14,880.00      120          118
  270        No      Partial IO/Balloon        5            05/01/17                  13,912.11      120          118
  271        No          Balloon               5            05/01/17                  17,203.68      120          118
  272        No          Balloon               0            06/06/17                  17,619.97      120          119
  273        No          Balloon               0            06/06/17                  17,123.60      120          119
  274        No      Partial IO/Balloon        5            05/01/17                  13,065.21      120          118
  275        No      Partial IO/Balloon        5            07/01/17                  12,477.50      120          120
  276        No       Interest Only            5            05/01/17                  12,055.56      120          118
  277        No      Partial IO/Balloon        5            06/01/17                  12,981.25      120          119
  278        No          Balloon               5            05/01/17                  15,214.52      120          118
  279        No      Partial IO/Balloon        5            05/01/17                  12,915.38      120          118
  280       Yes      Partial IO/Balloon        5            08/01/17          13,291.25 (Note 3)     121          121
  281        No       Interest Only            5            05/01/17                  12,077.60      120          118
  282        No      Partial IO/Balloon        0            04/06/17                  12,207.80      120          117
  283        No      Partial IO/Balloon        5            05/01/17                  11,706.98      120          118
  284        No      Partial IO/Balloon        5            05/01/17                  11,384.75      120          118
  285        No      Partial IO/Balloon        5            05/01/17                  11,685.28      120          118
  286        No      Partial IO/Balloon        0            06/01/17                  11,685.28      120          119
  287        No          Balloon               5            06/01/17                  13,656.86      120          119
  288        No          Balloon               5            05/01/12                  14,056.95       60           58
  289        No          Balloon               5            05/01/17                  14,469.45      120          118
  290        No          Balloon               5            05/01/17                  12,917.24      120          118
  291        No      Partial IO/Balloon        0            04/06/16                  11,169.69      120          105
  292        No          Balloon               5            06/01/17                  12,738.68      120          119
  293        No          Balloon               5            05/01/17                  12,454.97      120          118
  294        No          Balloon               5            06/01/17                  12,618.55      120          119
  295        No      Fully Amortizing          5            04/01/22                  17,709.28      180          177
  296        No          Balloon               5            05/01/17                  11,971.33      120          118
  297        No          Balloon               5            06/01/17                  11,330.45      120          119
  298        No          Balloon               0            06/06/17                  12,079.10      120          119
  299        No      Partial IO/Balloon        5            06/01/17                   9,000.76      120          119
  300        No      Partial IO/Balloon        5            06/01/17                   9,042.87      120          119
  301        No          Balloon               5            05/01/17                  10,931.17      120          118
  302        No          Balloon               5            04/01/17                  11,553.45      120          117
  303        No          Balloon               5            06/01/17                  10,590.34      120          119
  304        No          Balloon               5            06/01/17                  10,190.94      120          119
  305        No          Balloon               5            06/01/17                   9,786.75      120          119
  306        No      Partial IO/Balloon        0            04/06/17                   7,565.38      120          117
  307        No          Balloon               15           06/01/17                   9,031.87      120          119
  308        No          Balloon               5            05/01/17                   8,801.30      120          118
  309        No      Partial IO/Balloon        5            05/01/17                   7,241.94      120          118
  310        No          Balloon               15           05/01/17                   8,600.48      120          118
  311        No          Balloon               5            05/01/17                   8,563.40      120          118
  312        No          Balloon               5            06/01/17                   8,288.78      120          119
  313        No          Balloon               5            05/01/17                   8,792.51      120          118
  314        No      Partial IO/Balloon        5            05/01/17                   7,152.43      120          118
  315        No      Partial IO/Balloon        5            05/01/17                   7,161.00      120          118
  316        No          Balloon               5            05/01/17                   7,643.61      120          118
  317        No          Balloon               5            07/01/17                   7,079.29      120          120
  318        No          Balloon               5            05/01/17                   6,637.55      120          118
  319        No          Balloon               5            04/01/17                   6,596.08      120          117

                              STATED
                             REMAINING
         STATED ORIGINAL   AMORTIZATION    DEFEASANCE
 LOAN     AMORTIZATION         TERM           LOAN                                                        PROPERTY    LOCKBOX
NUMBER    TERM (MONTHS)      (MONTHS)       (YES/NO)?         BORROWER'S INTEREST         PROPERTY SIZE   IZE TYPE   (YES/NO)?
------------------------------------------------------------------------------------------------------------------------------

   1     Interest Only     Interest Only   No (Note 4)             Fee Simple                 7,297,943      SF         No
  1.1                                                              Fee Simple                   245,774      SF
  1.2                                                              Fee Simple                   260,797      SF
  1.3                                                              Fee Simple                   227,209      SF
  1.4                                                              Fee Simple                   307,716      SF
  1.5                                                              Fee Simple                   312,546      SF
  1.6                                                              Fee Simple                   273,307      SF
  1.7                                                              Fee Simple                   281,244      SF
  1.8                                                              Fee Simple                   240,560      SF
  1.9                                                              Fee Simple                   272,385      SF
 1.10                                                              Fee Simple                   227,085      SF
 1.11                                                              Fee Simple                   108,565      SF
 1.12                                                              Fee Simple                   217,619      SF
 1.13                                                              Fee Simple                   132,745      SF
 1.14                                                              Fee Simple                   271,729      SF
 1.15                                                              Fee Simple                   149,658      SF
 1.16                                                              Fee Simple                   126,486      SF
 1.17                                                              Fee Simple                   186,212      SF
 1.18                                                              Fee Simple                   130,609      SF
 1.19                                                              Fee Simple                   152,667      SF
 1.20                                                              Fee Simple                   119,197      SF
 1.21                                                              Fee Simple                   243,176      SF
 1.22                                                              Fee Simple                   158,222      SF
 1.23                                                              Fee Simple                    89,627      SF
 1.24                                                              Fee Simple                    82,441      SF
 1.25                                                              Fee Simple                   104,460      SF
 1.26                                                              Fee Simple                   204,216      SF
 1.27                                                              Fee Simple                   121,766      SF
 1.28                                                              Fee Simple                    71,430      SF
 1.29                                                              Fee Simple                    66,539      SF
 1.30                                                              Fee Simple                    98,317      SF
 1.31                                                              Fee Simple                    69,471      SF
 1.32                                                              Fee Simple                   137,757      SF
 1.33                                                              Fee Simple                   125,653      SF
 1.34                                                              Fee Simple                    90,566      SF
 1.35                                                              Fee Simple                    83,929      SF
 1.36                                                              Fee Simple                    95,229      SF
 1.37                                                              Fee Simple                   117,723      SF
 1.38                                                              Fee Simple                    93,643      SF
 1.39                                                              Fee Simple                    70,555      SF
 1.40                                                              Fee Simple                   128,210      SF
 1.41                                                              Fee Simple                    75,492      SF
 1.42                                                              Fee Simple                    73,271      SF
 1.43                                                              Fee Simple                    67,721      SF
 1.44                                                              Fee Simple                    76,512      SF
 1.45                                                              Fee Simple                    62,840      SF
 1.46                                                              Fee Simple                    60,712      SF
 1.47                                                              Fee Simple                    67,475      SF
 1.48                                                              Fee Simple                    73,986      SF
 1.49                                                              Fee Simple                    68,927      SF
 1.50                                                              Fee Simple                    66,986      SF
 1.51                                                              Fee Simple                    49,097      SF
 1.52                                                              Fee Simple                    57,884      SF
------------------------------------------------------------------------------------------------------------------------------
   2     Interest Only     Interest Only       Yes                 Fee Simple                 4,193,824      SF         Yes
  2.1                                                              Fee Simple                   478,467      SF
  2.2                                                              Fee Simple                   669,650      SF
  2.3                                                              Fee Simple                   370,783      SF
  2.4                                                              Fee Simple                   221,330      SF
  2.5                                                              Fee Simple                   181,106      SF
  2.6                                                              Fee Simple                   218,540      SF
  2.7                                                              Fee Simple                   601,617      SF
  2.8                                                              Fee Simple                   186,100      SF
  2.9                                                              Fee Simple                   177,622      SF
 2.10                                                              Fee Simple                   110,405      SF
 2.11                                                              Fee Simple                   225,843      SF
 2.12                                                              Fee Simple                   232,956      SF
 2.13                                                              Fee Simple                   191,220      SF
 2.14                                                              Fee Simple                   211,784      SF
 2.15                                                              Fee Simple                   116,401      SF
------------------------------------------------------------------------------------------------------------------------------
   3          360               360            Yes                 Fee Simple                   439,211      SF         Yes
------------------------------------------------------------------------------------------------------------------------------
   4     Interest Only     Interest Only       Yes                 Fee Simple                       951     Units       No
  4.1                                                              Fee Simple                        43     Units
  4.2                                                              Fee Simple                        31     Units
  4.3                                                              Fee Simple                        25     Units
  4.4                                                              Fee Simple                        25     Units
  4.5                                                              Fee Simple                        22     Units
  4.6                                                              Fee Simple                        24     Units
  4.7                                                              Fee Simple                        31     Units
  4.8                                                              Fee Simple                        45     Units
  4.9                                                              Fee Simple                        38     Units
 4.10                                                              Fee Simple                        25     Units
 4.11                                                              Fee Simple                        22     Units
 4.12                                                              Fee Simple                        16     Units
 4.13                                                              Fee Simple                        38     Units
 4.14                                                              Fee Simple                        21     Units
 4.15                                                              Fee Simple                        18     Units
 4.16                                                              Fee Simple                        38     Units
 4.17                                                              Fee Simple                        31     Units
 4.18                                                              Fee Simple                        40     Units
 4.19                                                              Fee Simple                        21     Units
 4.20                                                              Fee Simple                        19     Units
 4.21                                                              Fee Simple                        21     Units
 4.22                                                              Fee Simple                        35     Units
 4.23                                                              Fee Simple                        19     Units
 4.24                                                              Fee Simple                        19     Units
 4.25                                                              Fee Simple                        21     Units
 4.26                                                              Fee Simple                        41     Units
 4.27                                                              Fee Simple                        29     Units
 4.28                                                              Fee Simple                        27     Units
 4.29                                                              Fee Simple                         6     Units
 4.30                                                              Fee Simple                        13     Units
 4.31                                                              Fee Simple                         6     Units
 4.32                                                              Fee Simple                         6     Units
 4.33                                                              Fee Simple                         6     Units
 4.34                                                              Fee Simple                         6     Units
 4.35                                                              Fee Simple                         6     Units
 4.36                                                              Fee Simple                         6     Units
 4.37                                                              Fee Simple                        12     Units
 4.38                                                              Fee Simple                        12     Units
 4.39                                                              Fee Simple                        19     Units
 4.40                                                              Fee Simple                        18     Units
 4.41                                                              Fee Simple                        18     Units
 4.42                                                              Fee Simple                        23     Units
 4.43                                                              Fee Simple                         9     Units
------------------------------------------------------------------------------------------------------------------------------
   5     Interest Only     Interest Only   Yes (Note 5)  Fee in Part, Leasehold in Part         559,983      SF         Yes
------------------------------------------------------------------------------------------------------------------------------
   6     Interest Only     Interest Only   Yes (Note 6)  Fee in Part, Leasehold in Part       1,989,759      SF         Yes
  6.1                                                              Fee Simple                 1,606,435      SF
  6.2                                                              Fee Simple                   199,362      SF
  6.3                                                    Fee in Part, Leasehold in Part         169,918      SF
  6.4                                                              Fee Simple                    14,044      SF
------------------------------------------------------------------------------------------------------------------------------
   7          360               360            Yes                 Fee Simple                   472,844      SF         Yes
   8          360               360            Yes                 Fee Simple                   435,358      SF         Yes
   9          360               360            Yes                 Fee Simple                       314     Rooms       Yes
  10     Interest Only     Interest Only       Yes                 Fee Simple                   277,362      SF         No
------------------------------------------------------------------------------------------------------------------------------
  11     Interest Only     Interest Only        No                 Fee Simple                 1,219,644      SF         No
 11.1                                                              Fee Simple                    88,784      SF
 11.2                                                              Fee Simple                    70,050      SF
 11.3                                                              Fee Simple                    71,140      SF
 11.4                                                              Fee Simple                    94,500      SF
 11.5                                                              Fee Simple                    94,500      SF
 11.6                                                              Fee Simple                    71,264      SF
 11.7                                                              Fee Simple                    67,104      SF
 11.8                                                              Fee Simple                    64,500      SF
 11.9                                                              Fee Simple                   103,892      SF
 11.10                                                             Fee Simple                    38,845      SF
 11.11                                                             Fee Simple                    50,891      SF
 11.12                                                             Fee Simple                    63,112      SF
 11.13                                                             Fee Simple                    47,628      SF
 11.14                                                             Fee Simple                    34,615      SF
 11.15                                                             Fee Simple                    52,050      SF
 11.16                                                             Fee Simple                    37,520      SF
 11.17                                                             Fee Simple                    52,224      SF
 11.18                                                             Fee Simple                    15,000      SF
 11.19                                                             Fee Simple                    59,334      SF
 11.20                                                             Fee Simple                    42,691      SF
------------------------------------------------------------------------------------------------------------------------------
  12     Interest Only     Interest Only       Yes                 Fee Simple                 1,567,592      SF         Yes
  13     Interest Only     Interest Only       Yes                 Fee Simple                   216,578      SF         Yes
  14     Interest Only     Interest Only       Yes                 Fee Simple                   239,912      SF         No
  15     Interest Only     Interest Only       Yes                 Fee Simple                   294,418      SF         No
  16     Interest Only     Interest Only       Yes                 Fee Simple                   270,369      SF         Yes
  17     Interest Only     Interest Only        No                 Fee Simple                   203,218      SF         Yes
------------------------------------------------------------------------------------------------------------------------------
  18     Interest Only     Interest Only       Yes                 Fee Simple                 1,195,103      SF         Yes
 18.1                                                              Fee Simple                   483,156      SF
 18.2                                                              Fee Simple                   260,620      SF
 18.3                                                              Fee Simple                   223,027      SF
 18.4                                                              Fee Simple                   228,300      SF
------------------------------------------------------------------------------------------------------------------------------
  19     Interest Only     Interest Only        No                 Fee Simple                   263,137      SF         No
  20     Interest Only     Interest Only       Yes                 Fee Simple                       176     Rooms       Yes
  21          360               357            Yes                  Leasehold                       175     Rooms       Yes
  22          360               360            Yes                 Fee Simple                   386,351      SF         Yes
  23     Interest Only     Interest Only       Yes                 Fee Simple                   197,000      SF         Yes
  24     Interest Only     Interest Only       Yes                 Fee Simple                   177,933      SF         Yes
------------------------------------------------------------------------------------------------------------------------------
  25          360               360            Yes                 Fee Simple                   601,979      SF         Yes
 25.1                                                              Fee Simple                   270,467      SF
 25.2                                                              Fee Simple                   221,512      SF
 25.3                                                              Fee Simple                   110,000      SF
------------------------------------------------------------------------------------------------------------------------------
  26          360               360            Yes                 Fee Simple                     1,032     Units       Yes
 26.1                                                              Fee Simple                       308     Units
 26.2                                                              Fee Simple                       200     Units
 26.3                                                              Fee Simple                       128     Units
 26.4                                                              Fee Simple                       100     Units
 26.5                                                              Fee Simple                        96     Units
 26.6                                                              Fee Simple                       100     Units
 26.7                                                              Fee Simple                       100     Units
------------------------------------------------------------------------------------------------------------------------------
  27     Interest Only     Interest Only       Yes                 Fee Simple                   420,610      SF         No
------------------------------------------------------------------------------------------------------------------------------
  28     Interest Only     Interest Only       Yes                 Fee Simple                 1,162,857      SF         Yes
 28.1                                                              Fee Simple                   407,352      SF
 28.2                                                              Fee Simple                   348,249      SF
 28.3                                                              Fee Simple                   280,706      SF
 28.4                                                              Fee Simple                   126,550      SF
------------------------------------------------------------------------------------------------------------------------------
  29     Interest Only     Interest Only       Yes                 Fee Simple                       188     Rooms       Yes
------------------------------------------------------------------------------------------------------------------------------
  30     Interest Only     Interest Only        No                 Fee Simple                 2,302,827      SF         Yes
 30.1                                                              Fee Simple                   500,000      SF
 30.2                                                              Fee Simple                   251,685      SF
 30.3                                                              Fee Simple                   175,275      SF
 30.4                                                              Fee Simple                   161,350      SF
 30.5                                                              Fee Simple                   118,320      SF
 30.6                                                              Fee Simple                   102,400      SF
 30.7                                                              Fee Simple                    97,716      SF
 30.8                                                              Fee Simple                   144,000      SF
 30.9                                                              Fee Simple                   121,345      SF
 30.10                                                             Fee Simple                    94,500      SF
 30.11                                                             Fee Simple                    86,072      SF
 30.12                                                             Fee Simple                    80,000      SF
 30.13                                                             Fee Simple                    81,639      SF
 30.14                                                             Fee Simple                    75,000      SF
 30.15                                                             Fee Simple                    58,560      SF
 30.16                                                             Fee Simple                    42,000      SF
 30.17                                                             Fee Simple                    42,000      SF
 30.18                                                             Fee Simple                    32,400      SF
 30.19                                                             Fee Simple                    28,380      SF
 30.20                                                             Fee Simple                    10,185      SF
------------------------------------------------------------------------------------------------------------------------------
  31     Interest Only     Interest Only       Yes                 Fee Simple                    74,391      SF         Yes
  32          360               360            Yes                 Fee Simple                   178,734      SF         Yes
  33          360               360            Yes                 Fee Simple                   102,889      SF         Yes
  34          360               360            Yes                 Fee Simple                   151,198      SF         No
  35          360               360            Yes                 Fee Simple                    83,394      SF         Yes
  36          360               359            Yes                 Fee Simple                    97,976      SF         No
  37          360               360            Yes                  Leasehold                   149,964      SF         Yes
  38     Interest Only     Interest Only   Yes (Note 2)            Fee Simple                       660     Units       No
  39          360               360             No                 Fee Simple                       352     Units       No
  40          360               358            Yes                 Fee Simple                   121,172      SF         Yes
------------------------------------------------------------------------------------------------------------------------------
  41          360               360            Yes                 Fee Simple                   215,288      SF         Yes
 41.1                                                              Fee Simple                    82,228      SF
 41.2                                                              Fee Simple                    81,760      SF
 41.3                                                              Fee Simple                    51,300      SF
------------------------------------------------------------------------------------------------------------------------------
  42     Interest Only     Interest Only   Yes (Note 2)            Fee Simple                   218,649      SF         No
  43          360               360            Yes                 Fee Simple                       129     Units       No
------------------------------------------------------------------------------------------------------------------------------
  44          360               360            Yes                 Fee Simple                    87,519      SF         Yes
 44.1                                                              Fee Simple                    52,400      SF
 44.2                                                              Fee Simple                    17,442      SF
 44.3                                                              Fee Simple                    17,677      SF
------------------------------------------------------------------------------------------------------------------------------
  45          360               360             No                 Fee Simple                   181,372      SF         Yes
  46     Interest Only     Interest Only       Yes                 Fee Simple                    88,592      SF         No
  47          360               360             No                 Fee Simple                   176,000      SF         Yes
  48     Interest Only     Interest Only       Yes                 Fee Simple                   111,251      SF         No
  49     Interest Only     Interest Only       Yes                  Leasehold                    16,000      SF         No
  50          360               360            Yes                 Fee Simple                   102,230      SF         No
  51          360               360            Yes                 Fee Simple                       198     Rooms       Yes
  52          360               360             No                 Fee Simple                       205     Rooms       No
  53          300               300            Yes                 Fee Simple                       717     Units       No
  54     Interest Only     Interest Only       Yes                 Fee Simple                    41,050      SF         Yes
------------------------------------------------------------------------------------------------------------------------------
  55          360               360            Yes                 Fee Simple                       190     Rooms       Yes
 55.1                                                              Fee Simple                        95     Rooms
 55.2                                                              Fee Simple                        95     Rooms
------------------------------------------------------------------------------------------------------------------------------
  56          360               360            Yes                 Fee Simple                       107     Rooms       No
------------------------------------------------------------------------------------------------------------------------------
  57          360               360            Yes                 Fee Simple                   193,029      SF         No
 57.1                                                              Fee Simple                    96,755      SF
 57.2                                                              Fee Simple                    96,274      SF
------------------------------------------------------------------------------------------------------------------------------
  58          360               360            Yes                 Fee Simple                   121,660      SF         No
  59          360               360            Yes                 Fee Simple                       140     Rooms       Yes
  60     Interest Only     Interest Only       Yes                 Fee Simple                   201,565      SF         Yes
  61          360               360            Yes                 Fee Simple                   125,480      SF         Yes
  62     Interest Only     Interest Only       Yes                 Fee Simple                    36,535      SF         Yes
  63          360               360            Yes                 Fee Simple                   169,989      SF         Yes
  64          360               360            Yes                 Fee Simple                   109,887      SF         Yes
  65          360               360            Yes                 Fee Simple                       264     Units       Yes
  66          360               360            Yes                 Fee Simple                   135,409      SF         Yes
  67          360               358            Yes                 Fee Simple                   158,764      SF         No
  68     Interest Only     Interest Only       Yes                 Fee Simple                   119,637      SF         No
  69     Interest Only     Interest Only       Yes                 Fee Simple                    64,568      SF         No
  70     Interest Only     Interest Only        No                 Fee Simple                    83,162      SF         No
  71          360               360            Yes                 Fee Simple                    75,318      SF         No
  72          360               359            Yes                 Fee Simple                       152     Rooms       No
  73          360               360            Yes                 Fee Simple                    76,461      SF         No
  74          360               360            Yes                 Fee Simple                   119,161      SF         Yes
  75          360               360            Yes                 Fee Simple                   106,628      SF         No
  76     Interest Only     Interest Only       Yes                 Fee Simple                   122,091      SF         No
  77     Interest Only     Interest Only       Yes                 Fee Simple                    51,146      SF         No
  78          360               360            Yes                 Fee Simple                       367     Units       No
  79     Interest Only     Interest Only       Yes                 Fee Simple                       253     Rooms       No
  80     Interest Only     Interest Only   Yes (Note 2)            Fee Simple                   101,977      SF         Yes
  81     Interest Only     Interest Only       Yes                 Fee Simple                    56,073      SF         No
  82          360               360            Yes                 Fee Simple                   108,461      SF         No
  83          360               360            Yes                 Fee Simple                       258     Units       No
  84     Interest Only     Interest Only        No                 Fee Simple                       288     Units       No
  85          360               357            Yes                 Fee Simple                       130     Rooms       Yes
  86          360               360            Yes                 Fee Simple                   150,270      SF         No
  87     Interest Only     Interest Only       Yes                 Fee Simple                    24,977      SF         Yes
------------------------------------------------------------------------------------------------------------------------------
  88     Interest Only     Interest Only        No                 Fee Simple                    19,093      SF         Yes
 88.1                                                              Fee Simple                     2,780      SF
 88.2                                                              Fee Simple                     3,439      SF
 88.3                                                              Fee Simple                     3,360      SF
 88.4                                                              Fee Simple                     2,842      SF
 88.5                                                              Fee Simple                     1,899      SF
 88.6                                                              Fee Simple                     2,746      SF
 88.7                                                              Fee Simple                     2,027      SF
------------------------------------------------------------------------------------------------------------------------------
  89          360               360            Yes                 Fee Simple                    61,505      SF         No
  90     Interest Only     Interest Only       Yes                 Fee Simple                    86,000      SF         Yes
  91          360               360             No                 Fee Simple                    57,489      SF         Yes
  92          360               360            Yes                 Fee Simple                    70,661      SF         Yes
  93     Interest Only     Interest Only       Yes                 Fee Simple                   205,904      SF         No
------------------------------------------------------------------------------------------------------------------------------
  94          360               360            Yes                 Fee Simple                    91,920      SF         No
 94.1                                                              Fee Simple                    54,608      SF
 94.2                                                              Fee Simple                    37,312      SF
------------------------------------------------------------------------------------------------------------------------------
  95          360               360            Yes                 Fee Simple                    98,641      SF         Yes
  96          360               359            Yes                 Fee Simple                   157,312      SF         No
  97          360               360             No                 Fee Simple                    58,142      SF         No
  98          360               357            Yes                 Fee Simple                    52,500      SF         No
  99          360               360            Yes                 Fee Simple                    64,200      SF         No
  100         360               360             No                 Fee Simple                    57,143      SF         Yes
  101         360               360            Yes                 Fee Simple                   124,220      SF         No
  102         360               359            Yes                 Fee Simple                    82,134      SF         Yes
  103         360               358            Yes                 Fee Simple                       104     Rooms       Yes
  104    Interest Only     Interest Only       Yes                 Fee Simple                       136     Units       No
  105         360               360            Yes                 Fee Simple                    87,143      SF         No
  106         360               358            Yes                 Fee Simple                    46,940      SF         Yes
  107         360               360            Yes                 Fee Simple                    51,393      SF         No
  108         360               360            Yes                 Fee Simple                    82,213      SF         Yes
  109    Interest Only     Interest Only       Yes                 Fee Simple                    98,175      SF         Yes
  110         360               360            Yes                 Fee Simple                       100     Rooms       No
  111         360               360            Yes                 Fee Simple                    57,304      SF         No
  112         360               360             No                 Fee Simple                   126,901      SF         Yes
  113    Interest Only     Interest Only       Yes                 Fee Simple                    52,810      SF         No
  114    Interest Only     Interest Only       Yes                 Fee Simple                    54,266      SF         No
  115         360               360            Yes                 Fee Simple                    56,932      SF         No
  116    Interest Only     Interest Only       Yes                 Fee Simple                    74,688      SF         No
  117         360               357            Yes                 Fee Simple                        65     Units       No

  118         360               360             No                 Fee Simple                    99,402      SF         No
  119         360               360            Yes                 Fee Simple                       232     Units       No
------------------------------------------------------------------------------------------------------------------------------
  120    Interest Only     Interest Only       Yes                 Fee Simple                       340     Units       No
 120.1                                                             Fee Simple                       144     Units
 120.2                                                             Fee Simple                       196     Units
------------------------------------------------------------------------------------------------------------------------------
  121         360               360            Yes                 Fee Simple                    54,067      SF         No
  122         360               360            Yes                 Fee Simple                        99     Rooms       No
  123         360               360            Yes                 Fee Simple                   101,907      SF         Yes
  124         360               360             No                 Fee Simple                   176,300      SF         Yes
  125         360               360            Yes                 Fee Simple                    33,954      SF         No
  126         360               358            Yes                 Fee Simple                    70,856      SF         Yes
  127         360               360            Yes                 Fee Simple                    52,326      SF         No
  128    Interest Only     Interest Only       Yes                 Fee Simple                   125,357      SF         Yes
  129         360               360            Yes                 Fee Simple                    53,798      SF         Yes
  130         360               360            Yes                 Fee Simple                    26,829      SF         No
  131         360               360            Yes                  Leasehold                    48,422      SF         No
  132         360               360            Yes                 Fee Simple                    89,008      SF         No
  133         360               360            Yes                 Fee Simple                    34,453      SF         No
  134    Interest Only     Interest Only       Yes                 Fee Simple                       213     Units       No
  135    Interest Only     Interest Only       Yes                 Fee Simple                   144,021      SF         No
  136         360               360            Yes                 Fee Simple                    60,589      SF         Yes
  137         360               355            Yes                 Fee Simple                        88     Units       No
  138         360               360            Yes                 Fee Simple                    55,001      SF         No
  139         360               360            Yes                 Fee Simple                    38,567      SF         No
  140         360               360            Yes                 Fee Simple                    32,056      SF         No
  141    Interest Only     Interest Only        No                 Fee Simple                    86,072      SF         No
  142         360               360            Yes                 Fee Simple                    14,398      SF         No
  143         360               359             No                 Fee Simple                       129     Rooms       No
------------------------------------------------------------------------------------------------------------------------------
  144    Interest Only     Interest Only        No                 Fee Simple                   204,031      SF         No
 144.1                                                             Fee Simple                   101,736      SF
 144.2                                                             Fee Simple                   102,295      SF
------------------------------------------------------------------------------------------------------------------------------
  145         360               360            Yes                 Fee Simple                    87,467      SF         No
  146         360               360            Yes                 Fee Simple                    93,340      SF         No
------------------------------------------------------------------------------------------------------------------------------
  147         360               360            Yes                 Fee Simple                    60,888      SF         No
 147.1                                                             Fee Simple                     5,113      SF
 147.2                                                             Fee Simple                    12,480      SF
 147.3                                                             Fee Simple                     4,282      SF
 147.4                                                             Fee Simple                     3,884      SF
 147.5                                                             Fee Simple                    35,129      SF
------------------------------------------------------------------------------------------------------------------------------
  148         360               360            Yes                 Fee Simple                       108     Rooms       No
  149    Interest Only     Interest Only       Yes                 Fee Simple                    23,054      SF         Yes
  150         360               360            Yes                 Fee Simple                       272     Units       Yes
  151         300               297             No                 Fee Simple                       120     Rooms       Yes
  152         360               360             No                 Fee Simple                       186     Units       No
  153         360               360            Yes                 Fee Simple                    48,654      SF         Yes
  154         300               299            Yes                 Fee Simple                       129     Rooms       Yes
  155         300               299             No                 Fee Simple                   184,935      SF         No
  156         360               360             No                 Fee Simple                   296,965      SF         No
  157         360               360            Yes                 Fee Simple                    46,533      SF         No
  158         360               360            Yes                 Fee Simple                        95     Rooms       Yes
  159         360               359             No                 Fee Simple                        87     Rooms       No
  160         360               360            Yes                 Fee Simple                        48     Units       No
  161         360               358             No                 Fee Simple                    28,500      SF         Yes
  162    Interest Only     Interest Only       Yes                 Fee Simple                    42,000      SF         No
  163         360               360            Yes                 Fee Simple                    33,750      SF         No
  164         360               360            Yes                  Leasehold                    81,200      SF         No
  165         360               360            Yes                 Fee Simple                    78,550      SF         No
  166         360               360            Yes                 Fee Simple                    66,912      SF         Yes
  167    Interest Only     Interest Only       Yes                 Fee Simple                       140     Units       No
  168    Interest Only     Interest Only       Yes                 Fee Simple                    64,574      SF         No
  169    Interest Only     Interest Only       Yes                 Fee Simple                    21,011      SF         Yes
  170         360               360            Yes                 Fee Simple                    74,736      SF         Yes
  171    Interest Only     Interest Only        No                 Fee Simple                        14     Units       No
  172         360               360            Yes                 Fee Simple                    60,748      SF         Yes
  173         360               360            Yes                 Fee Simple                    29,862      SF         No
  174         240               239            Yes                 Fee Simple                    72,621      SF         Yes
  175         360               360            Yes                 Fee Simple                        75     Rooms       No
  176         300               299            Yes                 Fee Simple                        86     Rooms       No
  177         360               360            Yes                 Fee Simple                    38,098      SF         Yes
  178         360               360            Yes                 Fee Simple                    42,046      SF         No
  179         360               360        Yes (Note 2)            Fee Simple                    14,153      SF         No
  180         360               360            Yes                 Fee Simple                    27,555      SF         No
  181         360               360            Yes                 Fee Simple                       128     Units       No
  182         360               355            Yes                 Fee Simple                    46,876      SF         No
  183         360               360            Yes                 Fee Simple                    18,247      SF         No
  184         360               351             No                 Fee Simple                       235     Units       No
  185         360               360            Yes                 Fee Simple                    36,367      SF         No
  186         360               360             No                 Fee Simple                       150     Units       No
  187         360               360            Yes                 Fee Simple                    87,435      SF         No
  188    Interest Only     Interest Only       Yes                 Fee Simple                       177     Units       No
  189         360               355            Yes                 Fee Simple                    48,327      SF         Yes
  190         360               360            Yes                 Fee Simple                    49,996      SF         Yes
  191         360               360            Yes                 Fee Simple                        99     Rooms       No
  192         360               360            Yes                 Fee Simple                    11,378      SF         No
  193         300               300        No (Note 10)            Fee Simple                       136     Rooms       No
  194    Interest Only     Interest Only       Yes                 Fee Simple                    42,451      SF         No
  195         300               299            Yes                 Fee Simple                       126     Rooms       Yes
  196         360               358            Yes                 Fee Simple                    98,499      SF         No
  197         360               358            Yes                 Fee Simple                        87     Rooms       Yes
  198         360               358             No                 Fee Simple                   107,400      SF         Yes
  199         360               360            Yes                 Fee Simple                   106,327      SF         Yes
  200         360               360             No                 Fee Simple                        68     Rooms       No
  201    Interest Only     Interest Only        No                 Fee Simple                   129,885      SF         No
  202    Interest Only     Interest Only       Yes                 Fee Simple                    40,320      SF         No
  203    Interest Only     Interest Only       Yes                 Fee Simple                    56,551      SF         No
  204         360               360            Yes                 Fee Simple                    25,700      SF         No
  205         360               360            Yes                 Fee Simple                   179,248      SF         No
  206         360               360            Yes                 Fee Simple                        96     Units       No
  207    Interest Only     Interest Only       Yes                 Fee Simple                     8,104      SF         No
  208         360               360            Yes                 Fee Simple                    53,334      SF         No
  209         360               360             No                 Fee Simple                    22,241      SF         No
  210         240               238            Yes                 Fee Simple                        72     Rooms       No
  211         360               358             No                 Fee Simple                    36,548      SF         No
  212         360               360            Yes                 Fee Simple                    24,012      SF         Yes
  213         360               358             No                 Fee Simple                        70     Rooms       No
  214         360               360            Yes                 Fee Simple                    33,752      SF         No
  215         300               296            Yes                  Leasehold                    22,069      SF         Yes
  216         360               359            Yes                 Fee Simple                        74     Rooms       No
  217         360               360             No                 Fee Simple                   100,100      SF         Yes
  218    Interest Only     Interest Only       Yes                 Fee Simple                       145     Rooms       No
  219         300               298             No                 Fee Simple                    11,082      SF         No
  220         300               300            Yes                 Fee Simple                       144     Units       No
  221         360               360            Yes                 Fee Simple                    45,976      SF         No
  222         360               360            Yes                 Fee Simple                    46,500      SF         Yes
  223         360               360            Yes                 Fee Simple                        97     Units       No
  224         300               300            Yes                 Fee Simple                        61     Units       No
  225         360               360            Yes                  Leasehold                    26,826      SF         Yes
  226         360               358            Yes                 Fee Simple                       121     Rooms       No
  227         360               360             No                 Fee Simple                        40     Rooms       No
  228         360               360            Yes                 Fee Simple                    30,836      SF         Yes
  230         360               360            Yes                 Fee Simple                    30,686      SF         Yes
  231         360               360            Yes                 Fee Simple                    20,444      SF         No
  232         360               360            Yes                 Fee Simple                       110     Rooms       No
  233         360               359            Yes                 Fee Simple                       109     Units       No
------------------------------------------------------------------------------------------------------------------------------
  234         360               358            Yes                 Fee Simple                       113     Units       No
 234.1                                                             Fee Simple                        49     Units
 234.2                                                             Fee Simple                        31     Units
 234.3                                                             Fee Simple                        33     Units
------------------------------------------------------------------------------------------------------------------------------
  235         360               358            Yes                 Fee Simple                        82     Rooms       No
  236    Interest Only     Interest Only        No                 Fee Simple                    44,496      SF         No
  237         360               360            Yes                 Fee Simple                    61,978      SF         No
  238         360               359             No                 Fee Simple                    13,650      SF         No
  239    Interest Only     Interest Only       Yes                 Fee Simple                    16,111      SF         No
  240         300               298             No                 Fee Simple                    42,415      SF         No
  241         360               360            Yes                 Fee Simple                    22,524      SF         No
  242         360               360            Yes                 Fee Simple                    31,100      SF         No
  243         360               358            Yes                  Leasehold                    19,249      SF         No
  244         360               350            Yes                 Fee Simple                    21,908      SF         No
------------------------------------------------------------------------------------------------------------------------------

  245         360               357            Yes                 Fee Simple                        61     Units       No
  246         360               357            Yes                 Fee Simple                        48     Units       No
------------------------------------------------------------------------------------------------------------------------------
  247         360               360            Yes                 Fee Simple                    28,244      SF         No
  248         360               360            Yes                 Fee Simple                    19,239      SF         Yes
  249         360               360            Yes                 Fee Simple                    18,822      SF         No
  250         240               238            Yes                  Leasehold                        74     Rooms       No
  251         360               356             No                 Fee Simple                    16,990      SF         No
  252         360               360            Yes                 Fee Simple                       147     Units       No
  253         360               359            Yes                 Fee Simple                    14,490      SF         No
  254         360               360            Yes                 Fee Simple                    41,400      SF         Yes
  255         360               358             No                 Fee Simple                    16,130      SF         No
  256         360               358            Yes                 Fee Simple                    14,820      SF         No
  257         360               358            Yes                 Fee Simple                       187     Units       No
  258         360               360             No                 Fee Simple                    13,560      SF         Yes
  259         360               360            Yes                 Fee Simple                       140     Units       No
  260         360               359             No                 Fee Simple                    16,800      SF         No
  261         300               298            Yes                 Fee Simple                        64     Rooms       No
  262         360               360            Yes                 Fee Simple                    23,252      SF         No
  263         360               360            Yes                 Fee Simple                       135     Units       No
  264         360               359            Yes                 Fee Simple                        96     Units       No
  265         360               358             No                 Fee Simple                       170     Units       No
  266         360               360            Yes                 Fee Simple                    17,949      SF         Yes
  267         360               360            Yes                 Fee Simple                    48,965      SF         No
  268         300               298            Yes                 Fee Simple                        72     Rooms       Yes
  269         360               360            Yes                 Fee Simple                        36     Units       No
  270         360               360            Yes                 Fee Simple                    14,863      SF         No
  271         360               358            Yes                 Fee Simple                    65,630      SF         No
  272         360               359            Yes                 Fee Simple                    23,003      SF         No
  273         360               359            Yes                 Fee Simple                    22,000      SF         No
  274         360               360            Yes                 Fee Simple                     5,547      SF         No
  275         360               360            Yes                 Fee Simple                       102     Units       No
  276    Interest Only     Interest Only       Yes                 Fee Simple                     9,226      SF         No
  277         360               360            Yes                 Fee Simple                    11,250      SF         No
  278         360               358            Yes                 Fee Simple                       102     Units       No
  279         360               360             No                 Fee Simple                     6,070      SF         No
  280         360               360            Yes                 Fee Simple                    18,532      SF         Yes
  281    Interest Only     Interest Only        No                 Fee Simple                    34,044      SF         No
  282         360               360            Yes                 Fee Simple                    19,526      SF         Yes
  283         360               360            Yes                 Fee Simple                    12,502      SF         No
  284         360               360            Yes                 Fee Simple                    15,157      SF         No
  285         240               240            Yes                 Fee Simple                    32,100      SF         No
  286         360               360             No                 Fee Simple                        93     Units       No
  287         360               359             No                 Fee Simple                    22,670      SF         No
  288         360               358            Yes                 Fee Simple                       114     Units       No
  289         300               298            Yes                 Fee Simple                    55,000      SF         No
  290         360               358            Yes                 Fee Simple                    21,000      SF         No
  291         360               360            Yes       Fee in Part, Leasehold in Part          12,951      SF         No
  292         360               359            Yes                 Fee Simple                       185     Units       No
  293         360               358            Yes                 Fee Simple                     9,697      SF         No
  294         360               359             No                 Fee Simple                     7,964      SF         Yes
  295         180               177            Yes                 Fee Simple                        64     Rooms       No
  296         360               358             No                 Fee Simple                    20,500      SF         No
  297         360               359            Yes                 Fee Simple                       100     Units       No
  298         360               359            Yes                 Fee Simple                    21,351      SF         No
  299         360               360            Yes                 Fee Simple                    12,965      SF         Yes
  300         360               360             No                 Fee Simple                     7,000      SF         Yes
  301         360               358            Yes                 Fee Simple                        94     Units       No
  302         300               297            Yes                 Fee Simple                    35,190      SF         Yes
  303         360               359            Yes                 Fee Simple                    41,577      SF         No
  304         360               359            Yes                 Fee Simple                        83     Units       No
  305         360               359            Yes                 Fee Simple                    42,400      SF         No
  306         360               360            Yes                 Fee Simple                    12,200      SF         Yes
  307         360               359            Yes                 Fee Simple                    37,924      SF         No
  308         360               358            Yes                 Fee Simple                     3,200      SF         No
  309         360               360            Yes                 Fee Simple                     7,296      SF         No
  310         360               358            Yes                 Fee Simple                       119     Units       No
  311         360               358            Yes                 Fee Simple                        29     Units       No
  312         360               359            Yes                 Fee Simple                        88     Units       No
  313         360               358            Yes                 Fee Simple                    37,065      SF         No
  314         360               360            Yes                 Fee Simple                    26,720      SF         No
  315         360               360            Yes                 Fee Simple                    35,600      SF         No
  316         360               358            Yes                 Fee Simple                     9,573      SF         No
  317         360               360            Yes                 Fee Simple                    14,102      SF         No
  318         360               358             No                 Fee Simple                       114     Units       No
  319         360               357        Yes (Note 7)            Fee Simple                     3,674      SF         No

         ESCROWED
          ANNUAL                    ESCROWED
           REAL      ESCROWED      REPLACEMENT     ESCROWED REPLACEMENT    ESCROWED TI/LC
 LOAN     ESTATE      ANNUAL        RESERVES         RESERVES CURRENT     RESERVES INITIAL
NUMBER    TAXES      INSURANCE   INITIAL DEPOSIT      ANNUAL DEPOSIT          DEPOSIT
-------------------------------------------------------------------------------------------

   1        No           No                    0                      0                  0
  1.1
  1.2
  1.3
  1.4
  1.5
  1.6
  1.7
  1.8
  1.9
 1.10
 1.11
 1.12
 1.13
 1.14
 1.15
 1.16
 1.17
 1.18
 1.19
 1.20
 1.21
 1.22
 1.23
 1.24
 1.25
 1.26
 1.27
 1.28
 1.29
 1.30
 1.31
 1.32
 1.33
 1.34
 1.35
 1.36
 1.37
 1.38
 1.39
 1.40
 1.41
 1.42
 1.43
 1.44
 1.45
 1.46
 1.47
 1.48
 1.49
 1.50
 1.51
 1.52
-------------------------------------------------------------------------------------------
   2        No           No                    0                      0                  0
  2.1
  2.2
  2.3
  2.4
  2.5
  2.6
  2.7
  2.8
  2.9
 2.10
 2.11
 2.12
 2.13
 2.14
 2.15
-------------------------------------------------------------------------------------------
   3        Yes         Yes                    0                 87,842          1,317,633
-------------------------------------------------------------------------------------------
   4        Yes          No           26,560,000                237,750                NAP
  4.1
  4.2
  4.3
  4.4
  4.5
  4.6
  4.7
  4.8
  4.9
 4.10
 4.11
 4.12
 4.13
 4.14
 4.15
 4.16
 4.17
 4.18
 4.19
 4.20
 4.21
 4.22
 4.23
 4.24
 4.25
 4.26
 4.27
 4.28
 4.29
 4.30
 4.31
 4.32
 4.33
 4.34
 4.35
 4.36
 4.37
 4.38
 4.39
 4.40
 4.41
 4.42
 4.43
-------------------------------------------------------------------------------------------
   5        Yes         Yes                    0                112,682          2,000,000
-------------------------------------------------------------------------------------------
   6        No           No                    0                      0                  0
  6.1
  6.2
  6.3
  6.4
-------------------------------------------------------------------------------------------
   7        No           No                    0                      0                  0
   8        Yes          No                    0                 87,072                  0
   9        Yes          No                1,000                654,780                NAP
  10        Yes          No                    0                      0                  0
-------------------------------------------------------------------------------------------
  11        Yes          No                    0                      0                  0
 11.1
 11.2
 11.3
 11.4
 11.5
 11.6
 11.7
 11.8
 11.9
 11.10
 11.11
 11.12
 11.13
 11.14
 11.15
 11.16
 11.17
 11.18
 11.19
 11.20
-------------------------------------------------------------------------------------------
  12        Yes         Yes                    0                      0         14,000,000
  13        Yes         Yes                    0                 32,535            162,676
  14        Yes         Yes                    0                 35,867                  0
  15        Yes          No                    0                 53,375                  0
  16        Yes         Yes                    0                      0                  0
  17        Yes         Yes                    0                      0                  0
-------------------------------------------------------------------------------------------
  18        No           No                    0                      0                  0
 18.1
 18.2
 18.3
 18.4
-------------------------------------------------------------------------------------------
  19        Yes         Yes                    0                      0                  0
  20        Yes         Yes                1,000                376,860                NAP
  21        Yes         Yes                    0                      0                NAP
  22        Yes         Yes                    0                 77,266          3,000,000
  23        Yes          No            1,000,000                      0                  0
  24        No           No                    0                      0                  0
-------------------------------------------------------------------------------------------
  25        No           No                    0                      0                  0
 25.1
 25.2
 25.3
-------------------------------------------------------------------------------------------
  26        Yes         Yes              287,919                258,000                NAP
 26.1
 26.2
 26.3
 26.4
 26.5
 26.6
 26.7
-------------------------------------------------------------------------------------------
  27        No           No                    0                      0                  0
-------------------------------------------------------------------------------------------
  28        No           No                    0                      0                  0
 28.1
 28.2
 28.3
 28.4
-------------------------------------------------------------------------------------------
  29        Yes         Yes                1,000                472,932                NAP
-------------------------------------------------------------------------------------------
  30        No           No                    0                      0                  0
 30.1
 30.2
 30.3
 30.4
 30.5
 30.6
 30.7
 30.8
 30.9
 30.10
 30.11
 30.12
 30.13
 30.14
 30.15
 30.16
 30.17
 30.18
 30.19
 30.20
-------------------------------------------------------------------------------------------
  31        Yes         Yes                    0                 11,160                  0
  32        Yes          No                    0                      0                  0
  33        Yes         Yes                    0                 20,665                  0
  34        Yes          No                    0                      0                  0
  35        Yes         Yes                    0                 12,353            276,959
  36        Yes         Yes                    0                 19,595          1,000,000
  37        Yes         Yes                    0                 14,997                  0
  38        Yes         Yes                    0                148,500                NAP
  39        Yes         Yes                    0                 88,000                NAP
  40        Yes          No                    0                 18,176          2,150,000
-------------------------------------------------------------------------------------------
  41        No           No              155,000                      0            545,000
 41.1
 41.2
 41.3
-------------------------------------------------------------------------------------------
  42        Yes         Yes                    0                      0          2,200,000
  43        Yes          No                    0                 32,250                NAP
-------------------------------------------------------------------------------------------
  44        Yes         Yes              150,000                 13,093                  0
 44.1
 44.2
 44.3
-------------------------------------------------------------------------------------------
  45        No           No                    0                 29,020                  0
  46        Yes          No                    0                      0                  0
  47        No           No                    0                 26,400                  0
  48        Yes         Yes                    0                 18,913                  0
  49        No           No                    0                      0                  0
  50        Yes         Yes                    0                 20,446     5,000,000 (LOC)
  51        Yes         Yes              387,283                269,496                NAP
  52        Yes          No                    0                384,267                NAP
  53        Yes         Yes              481,250                186,250                NAP
  54        Yes         Yes                    0                  9,072                  0
-------------------------------------------------------------------------------------------
  55        Yes         Yes                    0                291,336                NAP
 55.1
 55.2
-------------------------------------------------------------------------------------------
  56        Yes         Yes                1,000                245,556                NAP
-------------------------------------------------------------------------------------------
  57        Yes         Yes                    0                      0          2,500,000
 57.1
 57.2
-------------------------------------------------------------------------------------------
  58        Yes          No                    0                 17,439                  0
  59        Yes         Yes                    0                206,018                NAP
  60        No           No                    0                      0                  0
  61        Yes         Yes                    0                 18,800            250,000
  62        No           No                    0                  2,534                  0
  63        Yes         Yes                    0                 25,498            629,240
  64        Yes          No                    0                 21,977                  0
  65        Yes         Yes            1,140,518                      0                NAP
  66        Yes         Yes                    0                  8,673                  0
  67        Yes         Yes                    0                 29,767                  0
  68        Yes          No                    0                 17,946            200,000
  69        Yes          No                    0                 12,000                  0
  70        Yes         Yes                    0                 16,632                  0
  71        No           No                    0                  7,500                  0
  72        Yes          No                    0                244,434                NAP
  73        No           No                    0                      0                  0
  74        No           No                    0                 23,832                  0
  75        No           No                    0                      0                  0
  76        Yes         Yes                    0                 18,314                  0
  77        Yes         Yes              100,000                      0            700,000
  78        No           No                    0                 14,680                NAP
  79        Yes         Yes                    0                342,308                NAP
  80        No           No                    0                      0                  0
  81        Yes         Yes                    0                  5,607                  0
  82        Yes         Yes                    0                 10,846                  0
  83        Yes          No                    0                 64,500                NAP
  84        Yes         Yes                    0                 57,600                NAP
  85        Yes         Yes                    0                 62,344                NAP
  86        Yes         Yes                    0                 22,541                  0
  87        No           No                    0                      0                  0
-------------------------------------------------------------------------------------------
  88        No           No                    0                      0                  0
 88.1
 88.2
 88.3
 88.4
 88.5
 88.6
 88.7
-------------------------------------------------------------------------------------------
  89        Yes         Yes                    0                 12,301                  0
  90        Yes          No                    0                 12,903             50,000
  91        Yes         Yes                    0                  8,623                  0
  92        No           No                    0                      0                  0
  93        Yes         Yes               84,375                 30,886                  0
-------------------------------------------------------------------------------------------
  94        No           No                    0                 18,371            350,000
 94.1
 94.2
-------------------------------------------------------------------------------------------
  95        Yes         Yes                    0                 19,728                  0
  96        Yes         Yes                    0                      0                  0
  97        Yes         Yes                    0                  8,721                  0
  98        Yes         Yes                    0                      0                  0
  99        Yes          No                    0                 12,840                  0
  100       Yes          No                    0                  5,714             70,000
  101       Yes         Yes                    0                 16,149                  0
  102       Yes         Yes                    0                 19,712            500,000
  103       Yes         Yes                    0   4% of gross revenues                NAP
  104       No           No                    0                 33,996                NAP
  105       Yes         Yes                    0                 15,686                  0
  106       Yes          No                    0                  9,388                  0
  107       Yes         Yes                    0                  7,709                  0
  108       Yes          No                    0                 20,379                  0
  109       Yes         Yes                    0                 14,726                  0
  110       Yes         Yes                    0                 59,073                NAP
  111       Yes          No                    0                 11,461                  0
  112       Yes         Yes                    0                 26,649                  0
  113       No           No                    0                      0                  0
  114       No           No                    0                      0                  0
  115       No           No                    0                      0                  0
  116       Yes         Yes                    0                 11,203                  0
  117       Yes         Yes                    0                 16,250                NAP

  118       Yes          No                    0                 19,880            150,000
  119       Yes         Yes                    0                  4,833                NAP
-------------------------------------------------------------------------------------------
  120       Yes         Yes            1,160,000                      0                NAP
 120.1
 120.2
-------------------------------------------------------------------------------------------
  121       Yes          No                    0                 10,813                  0
  122       Yes         Yes                    0                118,872                NAP
  123       Yes         Yes              125,000                 20,381            420,000
  124       Yes         Yes                    0                 17,630                  0
  125       No           No                    0                      0                  0
  126       Yes         Yes               31,885                 10,628            193,437
  127       Yes         Yes                    0                  9,942                  0
  128       No           No                    0                 17,550                  0
  129       No          Yes                    0                      0                  0
  130       Yes          No                    0                  3,488                  0
  131       Yes          No                    0                  4,842                  0
  132       No           No                    0                      0                  0
  133       Yes         Yes                    0                  6,891                  0
  134       Yes         Yes                    0                  5,325                NAP
  135       Yes          No                    0                      0                  0
  136       Yes         Yes                    0                      0                  0
  137       Yes          No                    0                      0                NAP
  138       Yes         Yes                    0                 10,921            150,000
  139       Yes         Yes                    0                      0                  0
  140       Yes         Yes                    0                      0                  0
  141       No           No                    0                      0                  0
  142       No           No                    0                      0                  0
  143       Yes          No                    0                118,566                NAP
-------------------------------------------------------------------------------------------
  144       Yes          No                    0                      0                  0
 144.1
 144.2
-------------------------------------------------------------------------------------------
  145       Yes          No                    0                      0                  0
  146       Yes         Yes                    0                 14,208                NAP
-------------------------------------------------------------------------------------------
  147       No           No                    0                      0                  0
 147.1
 147.2
 147.3
 147.4
 147.5
-------------------------------------------------------------------------------------------
  148       No           No                    0                115,194                NAP
  149       Yes         Yes                    0                  6,916                  0
  150       Yes         Yes              740,792                      0                NAP
  151       Yes          No                    0                109,703                NAP
  152       Yes         Yes                    0                 46,500                NAP
  153       Yes         Yes                    0                  9,731          1,360,000
  154       Yes         Yes                    0                 94,140                NAP
  155       Yes          No                    0                      0                  0
  156       No           No                    0                 29,697       445,500 (LOC)
  157       Yes         Yes                    0                  2,991                  0
  158       Yes         Yes                    0                      0                NAP
  159       Yes         Yes              367,029                 91,648                NAP
  160       Yes         Yes                    0                 15,600                NAP
  161       No           No                    0                      0                  0
  162       Yes         Yes                    0                  6,300                  0
  163       Yes         Yes                    0                  6,750                  0
  164       No           No                    0                      0                  0
  165       Yes         Yes                    0                 19,452                  0
  166       Yes         Yes                    0                 13,383                  0
  167       Yes         Yes                    0                      0                NAP
  168       No           No                    0                      0                  0
  169       No           No                    0                      0                  0
  170       Yes         Yes                    0                  7,474                  0
  171       Yes          No                    0                  3,500                NAP
  172       Yes         Yes                    0                  9,112                  0
  173       Yes         Yes                    0                  5,972                  0
  174       No           No                    0                 10,893                  0
  175       Yes          No                    0                 86,527                NAP
  176       Yes         Yes                1,000                151,296                NAP
  177       Yes          No                    0                  7,620                  0
  178       Yes         Yes                    0                      0                  0
  179       Yes         Yes                    0                  2,130                  0
  180       Yes         Yes                    0                      0                  0
  181       No           No                    0                 32,000                NAP
  182       Yes         Yes                    0                  4,688                  0
  183       Yes         Yes                    0                  2,737            189,454
  184       Yes         Yes                    0                 58,750                NAP
  185       Yes         Yes                    0                  5,449                  0
  186       Yes         Yes                    0                 45,000                NAP
  187       Yes         Yes                    0                 13,462                NAP
  188       Yes         Yes                    0                  8,850                NAP
  189       Yes          No                    0                  9,665                  0
  190       Yes         Yes                    0                  7,499                  0
  191       Yes         Yes                    0                 44,106                NAP
  192       No           No                    0                      0                  0
  193       No           No                    0                      0                NAP
  194       Yes          No                    0                  8,652                  0
  195       Yes         Yes                    0                 69,042                NAP
  196       Yes         Yes                    0                      0                  0
  197       Yes         Yes                    0                 75,517                NAP
  198       No           No                    0                      0                  0
  199       Yes         Yes                    0                 25,306                  0
  200       No           No               21,250                 35,769                NAP
  201       No           No                    0                      0                  0
  202       No           No                    0                      0                  0
  203       Yes         Yes                    0                      0                  0
  204       Yes         Yes                    0                  5,140                  0
  205       Yes         Yes                    0                 17,883                  0
  206       Yes         Yes                    0                 24,000                NAP
  207       Yes          No                    0                  3,626                  0
  208       Yes         Yes                    0                 10,667                  0
  209       Yes         Yes                    0                  3,378            300,000
  210       Yes         Yes                    0                 64,908                NAP
  211       Yes         Yes                    0                  5,482                  0
  212       Yes          No                    0                  2,400                  0
  213       Yes         Yes                    0                 72,343                NAP
  214       Yes         Yes                    0                  6,750                  0
  215       Yes         Yes                    0                  3,310                  0
  216       No           No                    0                 36,475                NAP
  217       Yes          No                    0                 16,447                  0
  218       Yes         Yes                    0                170,474                NAP
  219       No           No                    0                      0                  0
  220       Yes         Yes                    0                 36,000                NAP
  221       No           No                    0                  9,195                  0
  222       Yes         Yes                    0                  6,975            200,000
  223       Yes         Yes                    0                 24,250                NAP
  224       Yes         Yes               60,000                 15,240                NAP
  225       Yes         Yes                    0                  7,008                  0
  226       Yes         Yes                    0                 76,459                NAP
  227       Yes          No                    0                 53,954                NAP
  228       Yes         Yes                    0                  3,965                  0
  230       Yes         Yes                    0                  4,603            100,000
  231       No           No                    0                  4,089             56,250
  232       Yes         Yes                    0                 76,292                NAP
  233       Yes         Yes                    0                 27,250                NAP
-------------------------------------------------------------------------------------------
  234       Yes         Yes                    0                 28,250                NAP
 234.1
 234.2
 234.3
-------------------------------------------------------------------------------------------
  235       Yes          No                    0                 65,756                NAP
  236       No           No                    0                      0                  0
  237       Yes         Yes                    0                  9,300                  0
  238       No           No                    0                      0                  0
  239       Yes         Yes                    0                      0                  0
  240       Yes         Yes                    0                      0                  0
  241       Yes         Yes                    0                  3,589                  0
  242       Yes         Yes                    0                  4,665            112,000
  243       Yes         Yes                    0                      0                  0
  244       Yes         Yes                    0                  4,382                  0
-------------------------------------------------------------------------------------------

  245       Yes         Yes                    0                 15,250                NAP
  246       Yes         Yes                    0                 12,000                NAP
-------------------------------------------------------------------------------------------
  247       Yes         Yes                    0                  4,237                  0
  248       Yes         Yes                    0                  3,848            223,146
  249       Yes         Yes                6,850                      0             20,000
  250       Yes         Yes                    0                 76,201                NAP
  251       No           No                    0                  3,185                  0
  252       Yes         Yes                    0                  7,350                NAP
  253       No           No                    0                  2,174                  0
  254       Yes         Yes                    0                  6,210                  0
  255       Yes         Yes                    0                  2,425                  0
  256       No           No                    0                      0                  0
  257       Yes         Yes                    0                 56,100                NAP
  258       Yes         Yes                    0                      0                  0
  259       Yes         Yes                    0                      0                NAP
  260       Yes         Yes                    0                  2,520             25,945
  261       Yes         Yes                    0                 56,924                NAP
  262       No           No                    0                      0                  0
  263       Yes         Yes                    0                 35,910                NAP
  264       Yes         Yes                    0                 24,000                NAP
  265       No           No                    0                  8,500                NAP
  266       Yes          No                    0                  1,795                  0
  267       Yes         Yes                    0                  8,324                NAP
  268       Yes         Yes                    0                 46,807                NAP
  269       Yes          No                    0                  9,000                NAP
  270       No           No                    0                      0                  0
  271       Yes         Yes                    0                  7,163                NAP
  272       Yes         Yes                    0                  3,450            100,000
  273       Yes         Yes                    0                  2,206                  0
  274       Yes         Yes                    0                    827                  0
  275       Yes         Yes                    0                  5,150                NAP
  276       No           No                    0                      0                  0
  277       Yes         Yes                    0                  2,250                  0
  278       Yes         Yes                    0                  5,150                NAP
  279       Yes         Yes                    0                    911                  0
  280       Yes         Yes                    0                  2,780                  0
  281       Yes          No                    0                  5,107             25,000
  282       No           No                    0                      0                  0
  283       Yes         Yes                    0                  2,500             47,000
  284       Yes         Yes                    0                  3,031                  0
  285       No           No                    0                      0                  0
  286       Yes         Yes                    0                 27,900                NAP
  287       No           No                    0                      0                  0
  288       Yes         Yes                    0                      0                NAP
  289       Yes         Yes                    0                  8,250                  0
  290       No           No                    0                      0                  0
  291       Yes         Yes                    0                      0                  0
  292       Yes         Yes                    0                  9,600                NAP
  293       Yes         Yes                    0                  1,569            134,798
  294       No          Yes                    0                      0                  0
  295       No           No                    0                      0                NAP
  296       Yes         Yes                    0                  2,050                  0
  297       Yes         Yes                    0                 25,000                NAP
  298       Yes         Yes                    0                  4,270            100,000
  299       Yes         Yes                    0                  2,593                  0
  300       No          Yes                    0                  1,050                  0
  301       Yes         Yes                    0                  4,700                NAP
  302    Yes (LOC)   Yes (LOC)       26,395 (LOC)                     0        71,135 (LOC)
  303       Yes         Yes                    0                  6,518                NAP
  304       Yes         Yes                    0                  4,150                NAP
  305       Yes         Yes                    0                  6,360                NAP
  306       No           No                    0                      0                  0
  307       No           No                    0                      0                  0
  308       Yes         Yes                    0                      0                  0
  309       Yes         Yes                    0                  1,094                  0
  310       Yes         Yes                    0                  5,950                NAP
  311       Yes         Yes                    0                      0                NAP
  312       Yes         Yes                    0                      0                NAP
  313       Yes         Yes                    0                  5,458                NAP
  314       No           No                    0                      0                  0
  315       No           No                    0                      0                  0
  316       Yes         Yes                    0                  1,436                  0
  317       Yes         Yes                    0                  4,408                  0
  318       No           No                    0                  5,700                NAP
  319       No           No                    0                      0                  0

                              INITIAL
          ESCROWED TI/LC     DEFERRED        INITIAL
 LOAN    RESERVES CURRENT   MAINTENANCE   ENVIRONMENTAL   HOLDBACK           ENVIRONMENTAL
NUMBER    ANNUAL DEPOSIT      DEPOSIT        DEPOSIT       AMOUNT     LOC   INSURANCE POLICY
--------------------------------------------------------------------------------------------

   1                    0             0               0
  1.1
  1.2
  1.3
  1.4
  1.5
  1.6
  1.7
  1.8
  1.9
 1.10
 1.11
 1.12
 1.13
 1.14
 1.15
 1.16
 1.17
 1.18
 1.19
 1.20
 1.21
 1.22
 1.23
 1.24
 1.25
 1.26
 1.27
 1.28
 1.29
 1.30
 1.31
 1.32
 1.33
 1.34
 1.35
 1.36
 1.37
 1.38
 1.39
 1.40
 1.41
 1.42
 1.43
 1.44
 1.45
 1.46
 1.47
 1.48
 1.49
 1.50
 1.51
 1.52
--------------------------------------------------------------------------------------------
   2                    0       985,033               0
  2.1
  2.2
  2.3
  2.4
  2.5
  2.6
  2.7
  2.8
  2.9
 2.10
 2.11
 2.12
 2.13
 2.14
 2.15
--------------------------------------------------------------------------------------------
   3              285,487             0               0
--------------------------------------------------------------------------------------------
   4                  NAP             0               0
  4.1
  4.2
  4.3
  4.4
  4.5
  4.6
  4.7
  4.8
  4.9
 4.10
 4.11
 4.12
 4.13
 4.14
 4.15
 4.16
 4.17
 4.18
 4.19
 4.20
 4.21
 4.22
 4.23
 4.24
 4.25
 4.26
 4.27
 4.28
 4.29
 4.30
 4.31
 4.32
 4.33
 4.34
 4.35
 4.36
 4.37
 4.38
 4.39
 4.40
 4.41
 4.42
 4.43
--------------------------------------------------------------------------------------------
   5              563,412             0               0
--------------------------------------------------------------------------------------------
   6                    0             0               0
  6.1
  6.2
  6.3
  6.4
--------------------------------------------------------------------------------------------
   7                    0             0               0
   8              435,358        58,750               0
   9                  NAP             0               0
  10              164,916             0               0
--------------------------------------------------------------------------------------------
  11                    0       263,237               0
 11.1
 11.2
 11.3
 11.4
 11.5
 11.6
 11.7
 11.8
 11.9
 11.10
 11.11
 11.12
 11.13
 11.14
 11.15
 11.16
 11.17
 11.18
 11.19
 11.20
--------------------------------------------------------------------------------------------
  12            1,173,444             0               0
  13                    0        20,000           5,500
  14              119,956             0               0
  15              219,223        82,354               0
  16                    0        23,829               0
  17                    0       218,609               0     268,800
--------------------------------------------------------------------------------------------
  18                    0             0               0
 18.1
 18.2
 18.3
 18.4
--------------------------------------------------------------------------------------------
  19                    0       784,235               0     228,000
  20                  NAP             0               0
  21                  NAP             0               0
  22              301,337             0               0
  23                    0             0               0
  24                    0        19,375               0
--------------------------------------------------------------------------------------------
  25                    0        19,425               0
 25.1
 25.2
 25.3
--------------------------------------------------------------------------------------------
  26                  NAP       212,081               0
 26.1
 26.2
 26.3
 26.4
 26.5
 26.6
 26.7
--------------------------------------------------------------------------------------------
  27                    0             0               0   4,000,000
--------------------------------------------------------------------------------------------
  28                    0                             0
 28.1
 28.2
 28.3
 28.4
--------------------------------------------------------------------------------------------
  29                  NAP             0               0
--------------------------------------------------------------------------------------------
  30                    0             0               0
 30.1
 30.2
 30.3
 30.4
 30.5
 30.6
 30.7
 30.8
 30.9
 30.10
 30.11
 30.12
 30.13
 30.14
 30.15
 30.16
 30.17
 30.18
 30.19
 30.20
--------------------------------------------------------------------------------------------
  31                    0             0               0
  32                    0             0               0   1,623,000
  33              103,327             0               0
  34                    0             0          12,500   2,418,000
  35               61,767             0               0   3,500,000
  36                    0             0               0
  37                    0             0               0
  38                  NAP        16,250               0
  39                  NAP       400,000               0
  40               70,000             0               0
--------------------------------------------------------------------------------------------
  41                    0             0               0
 41.1
 41.2
 41.3
--------------------------------------------------------------------------------------------
  42                    0                             0
  43                  NAP             0               0   3,432,000
--------------------------------------------------------------------------------------------
  44               65,465        57,184               0     136,488
 44.1
 44.2
 44.3
--------------------------------------------------------------------------------------------
  45                    0       250,320               0
  46                    0             0               0
  47                    0        83,325               0
  48               33,312             0               0
  49                    0             0               0
  50                    0             0               0
  51                  NAP             0               0
  52                  NAP             0               0
  53                  NAP        18,750               0
  54                    0             0               0
--------------------------------------------------------------------------------------------
  55                  NAP             0               0
 55.1
 55.2
--------------------------------------------------------------------------------------------
  56                  NAP             0               0
--------------------------------------------------------------------------------------------
  57                    0             0               0
 57.1
 57.2
--------------------------------------------------------------------------------------------
  58               60,830       291,025               0
  59                  NAP             0               0
  60                    0             0               0
  61               50,000             0               0     300,000
  62                    0             0               0
  63                    0        29,240               0
  64               87,910             0               0
  65                  NAP             0               0
  66               40,000        59,898               0     400,000
  67              148,305             0               0
  68                    0        10,450               0
  69                9,704             0               0
  70                    0             0               0
  71                    0             0               0
  72                  NAP             0               0
  73                    0             0               0
  74                    0             0               0
  75                    0             0               0
  76               48,836             0               0
  77                    0             0               0
  78                  NAP        78,125               0
  79                  NAP       181,250               0
  80                    0             0               0
  81                    0             0               0   2,460,000
  82               55,780             0               0
  83                  NAP             0               0
  84                  NAP             0               0
  85                  NAP             0               0
  86               80,050             0               0
  87                    0             0               0
--------------------------------------------------------------------------------------------
  88              125,000             0          15,000
 88.1
 88.2
 88.3
 88.4
 88.5
 88.6
 88.7
--------------------------------------------------------------------------------------------
  89               61,505             0               0     700,000
  90               50,000             0               0
  91               85,902             0               0
  92                    0             0               0
  93               65,123         3,750               0
--------------------------------------------------------------------------------------------
  94                    0             0               0
 94.1
 94.2
--------------------------------------------------------------------------------------------
  95                    0             0               0
  96                    0        16,875          11,000
  97               46,514             0               0
  98                    0             0          37,938
  99               64,200             0               0
  100             139,599             0               0
  101              33,914             0               0
  102                   0             0               0
  103                 NAP        29,025               0
  104                 NAP             0               0
  105              39,846         6,250               0
  106                   0             0               0
  107              25,670             0               0
  108                   0             0               0
  109                   0       133,294               0     845,000
  110                 NAP             0               0
  111              45,843             0               0
  112             137,808        20,343               0
  113                   0             0               0
  114                   0             0               0
  115                   0             0               0
  116                   0             0               0     115,365
  117                 NAP             0          14,375

  118                   0             0               0
  119                 NAP        11,250               0
--------------------------------------------------------------------------------------------
  120                 NAP             0               0
 120.1
 120.2
--------------------------------------------------------------------------------------------
  121              40,550             0               0
  122                 NAP             0               0
  123                   0             0               0
  124                   0             0               0
  125                   0             0               0
  126              43,932             0               0
  127              26,163             0               0
  128              16,296             0               0
  129                   0             0               0
  130                   0             0               0
  131              33,067             0               0
  132                   0             0               0
  133              21,743             0               0
  134                 NAP             0               0
  135                   0             0               0
  136                   0             0               0
  137                 NAP             0               0
  138                   0             0               0
  139                   0        22,500               0
  140                   0             0               0     200,000
  141                   0             0               0
  142                   0             0               0
  143                 NAP             0               0
--------------------------------------------------------------------------------------------
  144                   0       355,577               0
 144.1
 144.2
--------------------------------------------------------------------------------------------
  145                   0             0               0
  146                 NAP             0               0
--------------------------------------------------------------------------------------------
  147                   0             0               0
 147.1
 147.2
 147.3
 147.4
 147.5
--------------------------------------------------------------------------------------------
  148                 NAP             0               0
  149              17,856             0               0
  150                 NAP       295,844               0
  151                 NAP       582,407               0
  152                 NAP        65,220         125,000
  153              25,000             0               0
  154                 NAP             0               0
  155                   0             0               0
  156                   0
  157              39,474             0               0
  158                 NAP             0               0
  159                 NAP             0               0
  160                 NAP             0               0
  161                   0             0               0
  162                   0             0               0
  163              48,420             0               0
  164                   0             0               0
  165              30,000        68,000         100,000
  166              20,000       177,500               0
  167                 NAP             0               0
  168                   0             0               0
  169                   0             0               0
  170                   0             0               0
  171                 NAP             0               0     600,000
  172              30,459             0               0
  173                   0             0               0
  174                   0             0               0
  175                 NAP             0               0
  176                 NAP       750,000               0
  177              38,098         3,750               0
  178               6,307             0               0
  179              16,875             0               0
  180                   0             0               0
  181                 NAP        24,800               0
  182              16,949       110,563               0
  183                   0             0               0
  184                 NAP        26,188               0
  185              27,275         2,812               0     330,000
  186                 NAP        61,750               0
  187                 NAP             0               0
  188                 NAP             0               0
  189              28,844        31,250         280,000
  190              24,998             0               0
  191                 NAP             0               0
  192                   0             0               0
  193                 NAP             0               0
  194              36,000             0               0
  195                 NAP             0               0
  196                   0             0               0
  197                 NAP         1,875               0
  198                   0             0               0
  199              10,000             0             750
  200                 NAP             0               0
  201                   0                             0
  202                   0             0               0
  203                   0        12,545               0     106,667
  204                   0             0               0
  205              20,569       111,063               0
  206                 NAP        35,345               0
  207              10,000             0               0
  208              20,000        59,360               0
  209              15,000             0               0
  210                 NAP             0               0
  211              29,250             0               0
  212              20,760             0               0     125,000
  213                 NAP             0               0
  214              33,645             0               0
  215              12,000             0               0
  216                 NAP             0               0
  217              27,419         4,375               0   1,047,754
  218                 NAP       287,500               0
  219                   0             0               0
  220                 NAP        77,150               0
  221              34,948             0               0
  222               5,000         6,188               0
  223                 NAP         2,145           1,000
  224                 NAP        33,000               0
  225                   0        14,000               0
  226                 NAP             0               0
  227                 NAP             0               0
  228                   0        10,625               0
  230                   0             0               0
  231                   0             0               0
  232                 NAP             0               0
  233                 NAP             0               0
--------------------------------------------------------------------------------------------
  234                 NAP             0               0
 234.1
 234.2
 234.3
--------------------------------------------------------------------------------------------
  235                 NAP             0               0
  236                   0             0               0
  237              27,900             0               0
  238                   0             0               0
  239              29,545             0               0
  240                   0             0               0
  241                   0             0               0
  242                   0             0               0     112,000
  243              16,047             0               0
  244              15,117             0               0
--------------------------------------------------------------------------------------------

  245                 NAP             0               0
  246                 NAP             0               0
--------------------------------------------------------------------------------------------
  247              19,808             0           4,375
  248              15,000             0               0
  249                   0        51,250               0
  250                 NAP             0               0
  251               8,600             0               0
  252                 NAP             0               0
  253                   0             0               0
  254              18,446             0               0
  255              11,766             0               0
  256                   0             0               0
  257                 NAP             0               0
  258                   0             0               0
  259                 NAP             0               0
  260                   0             0               0
  261                 NAP                             0
  262                   0             0               0
  263                 NAP         7,875               0
  264                 NAP             0               0
  265                 NAP             0               0
  266               8,975             0               0
  267                 NAP             0               0
  268                 NAP        34,375               0
  269                 NAP             0               0
  270                   0             0               0
  271                 NAP             0               0
  272              11,502             0               0
  273              10,890             0               0
  274                   0             0               0
  275                 NAP             0               0
  276                   0             0               0
  277                   0             0               0
  278                 NAP             0               0
  279               6,070             0               0
  280              19,557             0               0     330,000
  281                   0             0               0
  282                   0             0               0
  283                   0             0               0
  284                   0             0               0
  285                   0             0               0
  286                 NAP        25,281               0
  287                   0             0               0
  288                 NAP             0               0
  289                   0             0               0
  290                   0             0               0
  291                   0         5,000               0
  292                 NAP             0               0
  293                   0             0               0
  294              21,000             0               0
  295                 NAP             0               0
  296              10,102             0               0
  297                 NAP             0               0
  298                   0         3,750               0
  299                   0             0               0
  300                   0             0               0
  301                 NAP             0               0
  302                   0                             0
  303                 NAP        34,813               0
  304                 NAP             0               0
  305                 NAP             0               0
  306                   0             0               0
  307                   0        24,500               0
  308                   0             0               0
  309              10,000             0               0
  310                 NAP             0               0
  311                 NAP             0               0
  312                 NAP             0               0
  313                 NAP             0               0
  314                   0             0               0
  315                   0             0               0
  316               7,306             0               0
  317              12,000         7,200           1,000
  318                 NAP         3,125               0
  319               1,837             0               0

                             FOOTNOTES TO SCHEDULE 1

(1)   With respect to the Ala Moana Portfolio Mortgage Loan (loan number 6), a 3 day grace period will apply only once during any 12-month period for a payment made after the due date.

(2)   With respect to loan numbers 38, 42, 80, and 179, borrower has the option of defeasance or prepayment at yield maintenance premium after the initial lockout period.

(3)   With respect to loan number 280, the mortgage loan seller will deposit an amount for the benefit of the trust equal to the August 2007 interest payment on that mortgage loan.

(4)   With respect to loan number 1, the loan may be prepaid from time to time up to an amount equal to 10% of the original principal balance of the mortgage loan without prepayment premium or yield maintenance charge.

(5)   With respect to loan number 4, the loan permits the mortgage loan borrower to prepay up to $11.5 million of the principal balance at any time before the maturity of the loan in connection with partial release of the individual mortgage properties.

(6)   With respect to loan number 5, the loan may be prepaid beginning on March
      1, 2012, and during each subsequent calendar year, in an amount up to 1%
      of the original principal balance of the mortgage loan without prepayment premium or yield maintenance charge.

(7)   With respect to loan number 319, if the sole tenant does not receive the regulatory approval from the Federal Depository Insurance Corporation to commence occupancy of the related mortgaged property and does not provide a tenant estoppel to lender evidencing such regulatory approval by October
      31, 2007, then the entire unpaid principal amount of the mortgage loan will be due and payable no later than November 30, 2007, and in connection with such prepayment, no prepayment premium, yield maintenance charge or defeasance payment is required.

(8)   With respect to loan number 92, the original balance was $10,680,000. An additional funding of $1,520,000 occurred in March 2007 at a rate of
      5.8320%. The Cut-off Date Principal Balance, Mortgage Rate and Periodic
      Payment on First Due Date after Closing shown are subsequent to the additional funding.

(9)   With respect to loan number 244, original balance was $3,400,000. An additional funding of $500,000 occurred in January 2007 at a rate of
      5.7600%. The Cut-off Date Principal Balance, Mortgage Rate and Periodic
      Payment on First Due Date after Closing shown are subsequent to the additional funding.

(10)  With respect to loan number 193, the prepayment premium will be equal to the greater of 1% of the unpaid principal balance or (i) the sum of (a)
      the aggregate respective present values of all scheduled interest payments payable on each monthly payment date for the period from the date of such prepayment upon acceleration to the monthly payment date which is three
      (3) months immediately preceding the maturity date, discounted monthly at a rate equal to the treasury constant maturity yield index and based on
      360-day year of 12 30-day months and (b) the aggregate respective present values of all scheduled principal payments payable on each monthly payment date assuming the then outstanding principal balance is paid in full on the monthly payment date which is three (3) months immediately preceding the maturity date, discounted monthly at rate equal to the treasury constant maturity yield index and based on 360-day year of 12 30-day months minus (ii) the then current outstanding principal amount of this

(11)  With respect to loan number 7, the the related payment due date has been changed to the 6th of each month.

                          LOAN
LOAN     MORTGAGE LOAN   GROUP
NUMBER      SELLER       NUMBER                LOAN / PROPERTY NAME
--------------------------------------------------------------------------------

  2           CGM          1      CGM AmeriCold Portfolio
 2.1                       1      Plover
 2.2                       1      Salem
 2.3                       1      Moses Lake
 2.4                       1      Hermiston
 2.5                       1      Tarboro
 2.6                       1      Leesport
 2.7                       1      Atlanta Gateway
 2.8                       1      Tomah
 2.9                       1      Texarkana
 2.10                      1      Fremont
 2.11                      1      Burlington
 2.12                      1      Springdale Freezer
 2.13                      1      Marshall
 2.14                      1      Charlotte North
 2.15                      1      Birmingham
--------------------------------------------------------------------------------
  3           CGM          1      Greensboro Corporate Center
  7           CGM          1      Moreno Valley Mall
  8           CGM          1      3535 Market Street
  13          CGM          1      Culver Center
  14          CGM          1      Crossroads Marketplace
  16          CGM          1      City Crescent
  24          CGM          1      Plaza at Puente Hills
  27          CGM          1      Morgantown Crossing
  31          CGM          1      Gateway at Burbank
  32          CGM          1      Alderwood Plaza
  34          CGM          1      Plaza on the Boulevard
  35          CGM          1      Blue Oaks Marketplace
  37          CGM          1      The Tower at Northside
  38          CGM          2      Forest Ridge Apartments
  40          CGM          1      Martin Village
--------------------------------------------------------------------------------
  41          CGM          1      2, 4 & 6 Omni Way
 41.1                      1      2 Omni Way
 41.2                      1      4 Omni Way
 41.3                      1      6 Omni Way
--------------------------------------------------------------------------------
  43          CGM          2      Villa D'Este
  45          CGM          1      InfoUSA - Ralston, NE
  46          CGM          1      Gateway Plaza
  47          CGM          1      InfoUSA - Papillion, NE
  49          CGM          1      698-700 Madison Avenue
  52          CGM          1      Salishan Spa & Golf Resort
  54          CGM          1      Creekside Place
--------------------------------------------------------------------------------
  55          CGM          1      TownePlace Suites - Miami
 55.1                      1      TownePlace Suites - Miami Lakes
 55.2                      1      TownePlace Suites - Miami Airport West
--------------------------------------------------------------------------------
  58          CGM          1      Shaw's Plaza
  59          CGM          1      Hotel Indigo - Atlanta, GA
  60          CGM          1      Bursca Business Park
  61          CGM          1      Newport Marketplace
  62          CGM          1      The Tides
  64          CGM          1      Medstar Building
  65          CGM          2      Cottonwood Apartments
  69          CGM          1      Ventu Park
  72          CGM          1      Doubletree Hotel - Miami, FL
  73          CGM          1      Top Foods - Puyallup, WA
  74          CGM          1      The Generations Network, Inc.
  81          CGM          1      Perryville Station
  83          CGM          2      Hidden Lake Apartments
  85          CGM          1      Hampton Inn - West Covina, CA
  87          CGM          1      1556 20th Street
  92          CGM          1      Northwest Medical Center
  98          CGM          1      Route 20 Retail Annex
  99          CGM          1      Meadowview Lane Professional Center
 100          CGM          1      Bald Mountain
 102          CGM          1      City National Bank Data Center
 103          CGM          1      Quality Inn & Suites - Dulles, VA
 104          CGM          2      Bower Hill III Apartments
 106          CGM          1      2335 Alaska Avenue
 107          CGM          1      Clocktower Shopping Center
 108          CGM          1      Dogwood Station Shopping Center
 109          CGM          1      Crossroads Shopping Center
 111          CGM          1      Cherokee Building I
 112          CGM          1      29 Orangewood Place
 117          CGM          2      Beacon Hill and Back Bay Properties

 121          CGM          1      Cherokee Building II
 123          CGM          1      Clark's Hill Corporate Center
 125          CGM          1      Alverson Taylor Mortensen & Sanders Law Office
 126          CGM          1      Candle Lake Medical Plaza
 127          CGM          1      Northpoint Center
 128          CGM          1      Lowe's Home Improvement
 129          CGM          1      Yale New Haven Long Wharf Medical Center
 130          CGM          1      Ransley Square
 131          CGM          1      LA Fitness
 132          CGM          1      Kohls - Florence, SC
 137          CGM          2      North Tower Apartments
 138          CGM          1      Pismo Beach Office
 142          CGM          1      880 Post Road East
 143          CGM          1      Holiday Inn Express - Boone, NC
 145          CGM          1      Vanderbilt Plaza Shopping Center
--------------------------------------------------------------------------------
 147          CGM          1      Barclay's Portfolio
147.1                      1      Barclay's Portfolio - Applebees
147.2                      1      Barclay's Portfolio - Bartell Drugs
147.3                      1      Barclay's Portfolio - Sterlings Bank
147.4                      1      Barclay's Portfolio - Jiffy Lube
147.5                      1      Barclay's Portfolio - Auto Zone
--------------------------------------------------------------------------------
 148          CGM          1      Fairfield Inn - Parsippany, NJ
 149          CGM          1      Metro Plaza
 150          CGM          2      Water Song Apartments
 151          CGM          1      Quality Inn - Norfolk Naval Station
 152          CGM          2      The Oaks of McCandless
 153          CGM          1      Portsmouth Medical
 154          CGM          1      Suburban Extended Stay Hotel - Pensacola, FL
 158          CGM          1      TownePlace Suites - Mount Laurel, NJ
 161          CGM          1      Southwest Medical Associates, Inc.
 162          CGM          1      Cambridge Commons
 164          CGM          1      Mervyns at Crossroads Towne Center
 165          CGM          1      Palmdale Center
 167          CGM          2      The Lakes at Gig Harbor
 169          CGM          1      2308 Broadway
 171          CGM          1      580 Howard Street
 172          CGM          1      Bandera Trails Retail Center
 175          CGM          1      Country Inn & Suites - Manassas, VA
 177          CGM          1      Canton Medical
 182          CGM          1      CVS Shopping Center
 185          CGM          1      Village on the Green
 189          CGM          1      Morristown Plaza
 190          CGM          1      Cannery Mall
 191          CGM          1      Hampton Inn - Rocky Hill, CT
 195          CGM          1      Suburban Extended Stay Hotel - Gautier, MS
 197          CGM          1      La Quinta - Waldorf, MD
 198          CGM          1      Gander Mountain
 212          CGM          1      Tyler Plaza
 215          CGM          1      642 Westchester Avenue
 217          CGM          1      Midtown Business Center
 222          CGM          1      Home Design Center
 225          CGM          1      American Association of Blood Banks
 227          CGM          1      Inn at Cannon Beach
 228          CGM          1      Centennial Area Learning Center
 230          CGM          1      Harbour View Commons
 231          CGM          1      Northwoods Urology Medical Office
 235          CGM          1      Comfort Inn & Suites - Overland Park, KS
 244          CGM          1      DeZavala Oaks Shopping Center
 251          CGM          1      116-120 West Washington Street
 253          CGM          1      Walgreens - Pearland, TX
 258          CGM          1      Main & McFadden Shopping Center
 262          CGM          1      Walgreens - Portland, OR
 266          CGM          1      Golfsmith Golf Center
 268          CGM          1      Quality Inn - Annapolis, MD
 272          CGM          1      Arlington Strip Mall 1
 273          CGM          1      Serino's Italian Foods
 282          CGM          1      Allstate Insurance Company - Pittsburgh, PA
 291          CGM          1      Acme Plaza Shopping Center II (Magnolia)
 298          CGM          1      Arlington Strip Mall 2
 306          CGM          1      Rite Aid - Lancaster, NH

 LOAN
NUMBER                                                    PROPERTY ADDRESS
----------------------------------------------------------------------------------------------------------------------------

  2      Various
 2.1     1801 Highway 54
 2.2     4095 Portland Road Northeast
 2.3     3245 Road N Northeast
 2.4     78149 Westland Road
 2.5     200 Sara Lee Road
 2.6     41 Orchard Lane
 2.7     6150 Xavier Drive Southwest
 2.8     28063 Essex Avenue
 2.9     3609 Genoa Road
 2.10    950 South Schneider Street
 2.11    301 South Walnut Street
 2.12    1200 North Missouri Road
 2.13    3465 West Arrow Street
 2.14    1000 Exchange Street
 2.15    600 West 25th Street
----------------------------------------------------------------------------------------------------------------------------
  3      8401 & 8405 Greensboro Drive
  7      22500 Town Circle
  8      3535 Market Street
  13     Southwest corner of Overland Avenue & Venice Boulevard
  14     12945-13225 Peyton Drive
  16     10 South Howard Street
  24     17877-18271 Gale Avenue
  27     100 Crossing Boulevard
  31     25-113 East Alameda Avenue
  32     18400 33rd Avenue West
  34     8001-8037 West Florissant Road
  35     6815-6843 Lonetree Boulevard
  37     5670 Peachtree Dunwoody Road
  38     2508 Forest Point Drive
  40     5400 East Martin Way
----------------------------------------------------------------------------------------------------------------------------
  41     Various
 41.1    2 Omni Way
 41.2    4 Omni Way
 41.3    6 Omni Way
----------------------------------------------------------------------------------------------------------------------------
  43     5536 Lindley Avenue
  45     5711 South 86th Circle
  46     13201-13297 Gateway Center Drive
  47     1020 East 1st Street
  49     698-700 Madison Avenue
  52     7760 Highway 101 North
  54     23600-23636 Valencia Boulevard
----------------------------------------------------------------------------------------------------------------------------
  55     Various
 55.1    8079 Northwest 154th Street
 55.2    10505-10525 Northwest 36th Street
----------------------------------------------------------------------------------------------------------------------------
  58     15 Smithfield Avenue, 50 Ann Mary Street, 70 Powell Street, and 235 Collyer Street
  59     683 Peachtree Street
  60     200-800 Bursca Drive
  61     353 Chatham Drive
  62     331 Santa Monica Boulevard
  64     5565 Sterret Place
  65     4705 South 900 East
  69     583 North Ventu-Park Road
  72     1717 North Bayshore Drive
  73     201 37th Avenue Southeast
  74     360 & 466 West 4800 North
  81     5301 Pulaski Highway
  83     1941 Hidden Lake Drive
  85     3145 East Garvey Avenue North
  87     1556 20th Street
  92     1001 Broadway Avenue
  98     263-293 McLean Boulevard
  99     2033 Meadowview Lane
 100     1375 South Lapeer Road
 102     1801 West Olympic Boulevard
 103     45515 Dulles Plaza
 104     1170 Bower Hill Road
 106     2335 Alaska Avenue
 107     157-193 Glen Cove Road
 108     2301-3275 North Rolling Road
 109     6300 White Lane
 111     5500 Cherokee Avenue
 112     3690 Orange Place Drive
 117     9 Grove Street, 12 Hancock Street, 13 Anderson Street, 14 South Russell Street, 20 Philips Street, 37 South Russell
         Street, 47 West Cedar Street, 77 Philips Street, 265 Clarendon Street
 121     5510 Cherokee Avenue
 123     1 Clarks Hill
 125     7401 West Charleston Boulevard
 126     3524 North West 56th Street
 127     4230-4354 Redondo Beach Boulevard and 17216-17270 Hawthorne Boulevard
 128     2600 North Main Street
 129     150 Sargent Drive
 130     11 Merritt Boulevard
 131     8616 Cameron Street
 132     3041 West Radio Drive
 137     7440 Sepulveda Boulevard
 138     300 James Way
 142     880 Post Road East
 143     1943 Blowing Rock Road
 145     126-180 Wheeler Road
----------------------------------------------------------------------------------------------------------------------------
 147     Various
147.1    31810 State Route 20
147.2    9600 15th Avenue Southwest
147.3    21601 East Country Vista Drive
147.4    515 91st Avenue Northeast
147.5    511 91st Avenue Northeast
----------------------------------------------------------------------------------------------------------------------------
 148     3535 Route 46
 149     1407 East West Highway
 150     11770 Westheimer Road
 151     8051 Hampton Boulevard
 152     1050 Nineteen North Drive
 153     155 Borthwick Avenue
 154     3984 Barrancas Avenue
 158     450 Century Pkwy
 161     2450 West Charleston Boulevard
 162     7920 Cambridge Commons Drive
 164     4095 South Gilbert Road
 165     220-276 East Palmdale Boulevard
 167     4420 146th Street Northwest
 169     2308 Broadway
 171     580 Howard Street
 172     11830 East Bandera Road
 175     10810 Battleview Parkway
 177     320 Hospital Road
 182     1000-1016 Taylor Avenue
 185     555 Basse Road East
 189     22 Lafayette Avenue
 190     777 Northwest 9th Street
 191     20 Waterchase Drive
 195     3491 Dolphin Drive
 197     11770 Business Park Drive
 198     3750 Flagg Lane
 212     463646 State Road 200
 215     642 Westchester Avenue
 217     4374 Alexander Boulevard NE and 4320 & 4330 Yale Boulevard NE
 222     101-139 Northeast 91st Street
 225     8101 Glenbrook Road
 227     3215 South Hemlock Street
 228     4203 Woodland Road
 230     5835 Harbour View Boulevard
 231     135 Vision Park Boulevard
 235     7200 West 107th Street
 244     5860 & 5886 DeZavala Road
 251     112-120 West Washington Street & 117 South Ashley Street
 253     8430 Broadway Street
 258     1015 South Main Street
 262     2829 North Lombard Street
 266     4141 LBJ Freeway
 268     1542 Whitehall Road
 272     1011 East Arkansas Lane
 273     931 Hyde Park Avenue
 282     1721 Cochran Road
 291     5 Dennis Road
 298     1101 East Arkansas Lane
 306     177 Main Street

 LOAN                                                                                                        CUT-OFF DATE
NUMBER               CITY               STATE                ZIP CODE                     COUNTY          PRINCIPAL BALANCE
------------------------------------------------------------------------------------------------------------------------------

  2      Various                       Various               Various                 Various                   145,000,000.00
 2.1     Plover                           WI                  54467                  Portage
 2.2     Salem                            OR                  97301                  Marion
 2.3     Moses Lake                       WA                  98837                  Grant
 2.4     Hermiston                        OR                  97838                  Umatilla
 2.5     Tarboro                          NC                  27886                  Edgecomb
 2.6     Leesport                         PA                  19533                  Berks
 2.7     Atlanta                          GA                  30336                  Fulton
 2.8     Tomah                            WI                  54660                  Monroe
 2.9     Texarkana                        AR                  71854                  Miller
 2.10    Fremont                          NE                  68025                  Dodge
 2.11    Burlington                       WA                  98233                  Skagit
 2.12    Springdale                       AR                  72764                  Washington
 2.13    Marshall                         MO                  65340                  Saline
 2.14    Charlotte                        NC                  28208                  Mecklenburg
 2.15    Birmingham                       AL                  35204                  Jefferson
------------------------------------------------------------------------------------------------------------------------------
  3      McLean                           VA                  22102                  Fairfax                   130,000,000.00
  7      Moreno Valley                    CA                  92553                  Riverside                  88,000,000.00
  8      Philadelphia                     PA                  19104                  Philadelphia               85,000,000.00
  13     Culver City                      CA                  90232                  Los Angeles                64,000,000.00
  14     Chino Hills                      CA                  91709                  San Bernardino             63,000,000.00
  16     Baltimore                        MD                  21201                  Baltimore City             57,750,000.00
  24     City of Industry                 CA                  91748                  Los Angeles                37,400,000.00
  27     Elverson                         PA                  19520                  Berks                      36,504,000.00
  31     Burbank                          CA                  91502                  Los Angeles                31,600,000.00
  32     Lynnwood                         WA                  98037                  Snohomish                  30,350,000.00
  34     Jennings                         MO                  63136                  Saint Louis                28,560,000.00
  35     Rocklin                          CA                  95765                  Placer                     28,500,000.00
  37     Atlanta                          GA                  30342                  Fulton                     26,945,000.00
  38     Arlington                        TX                  76006                  Tarrant                    26,775,000.00
  40     Lacey                            WA                  98516                  Thurston                   23,334,317.12
------------------------------------------------------------------------------------------------------------------------------
  41     Chelmsford                       MA                  01824                  Middlesex                  23,050,000.00
 41.1    Chelmsford                       MA                  01824                  Middlesex
 41.2    Chelmsford                       MA                  01824                  Middlesex
 41.3    Chelmsford                       MA                  01824                  Middlesex
------------------------------------------------------------------------------------------------------------------------------
  43     Encino                           CA                  91316                  Los Angeles                22,400,000.00
  45     Omaha                            NE                  68127                  Douglas                    20,794,000.00
  46     Gainsville                       VA                  20155                  Prince William             20,720,000.00
  47     Papillion                        NE                  68046                  Sarpy                      20,331,000.00
  49     New York                         NY                  10021                  New York                   20,000,000.00
  52     Gleneden Beach                   OR                  97388                  Lincoln                    19,750,000.00
  54     Santa Clarita                    CA                  91355                  Los Angeles                18,600,000.00
------------------------------------------------------------------------------------------------------------------------------
  55     Various                          FL                 Various                 Miami-Dade                 17,635,000.00
 55.1    Miami Lakes                      FL                  33016                  Miami-Dade
 55.2    Miami                            FL                  33178                  Miami-Dade
------------------------------------------------------------------------------------------------------------------------------
  58     Pawtucket and Providence         RI                  02860                  Providence                 17,265,000.00
  59     Atlanta                          GA                  30308                  Fulton                     17,250,000.00
  60     Bridgeville                      PA                  15017                  Allegheny                  17,000,000.00
  61     Newport News                     VA                  23602                  Newport News City          17,000,000.00
  62     Santa Monica                     CA                  90401                  Los Angeles                16,950,000.00
  64     Columbia                         MD                  21044                  Howard                     16,500,000.00
  65     Salt Lake City                   UT                  84117                  Salt Lake                  16,000,000.00
  69     Thousand Oaks (Newbury Park)     CA                  91320                  Ventura                    15,400,000.00
  72     Miami                            FL                  33132                  Miami-Dade                 15,045,488.65
  73     Puyallup                         WA                  98374                  Pierce                     15,000,000.00
  74     Provo                            UT                  84604                  Utah                       14,420,000.00
  81     Perryville                       MD                  21903                  Cecil                      13,500,000.00
  83     Stow                             OH                  44224                  Summit                     13,400,000.00
  85     West Covina                      CA                  91791                  Los Angeles                13,210,752.55
  87     Santa Monica                     CA                  90404                  Los Angeles                12,700,000.00
  92     Seattle                          WA                  98122                  King                  12,200,000 (Note 8)
  98     Paterson                         NJ                  07504                  Passaic                    11,268,496.32
  99     Kingsport                        TN                  37660                  Sullivan                   11,250,000.00
 100     Lake Orion                       MI                  48360                  Oakland                    11,000,000.00
 102     Los Angeles                      CA                  90006                  Los Angeles                10,988,273.58
 103     Dulles                           VA                  20166                  Loudoun                    10,979,387.70
 104     Pittsburgh                       PA                  15243                  Allegheny                  10,800,000.00
 106     El Segundo                       CA                  90245                  Los Angeles                10,729,406.04
 107     Carle Place                      NY                  11514                  Nassau                     10,700,000.00
 108     Baltimore                        MD                  21244                  Baltimore                  10,700,000.00
 109     Bakersfield                      CA                  93309                  Kern                       10,540,000.00
 111     Alexandria                       VA                  22312                  Fairfax                    10,150,000.00
 112     Beachwood                        OH                  44122                  Cuyahoga                   10,000,000.00
 117     Boston                           MA    02114; 02116 (265 Clarendon Street)  Suffolk                     9,969,440.67

 121     Alexandria                       VA                  22312                  Fairfax                     9,625,000.00
 123     Framingham                       MA                  01702                  Middlesex                   9,500,000.00
 125     Las Vegas                        NV                  89117                  Clark                       9,390,000.00
 126     Oklahoma City                    OK                  73112                  Oklahoma                    9,382,177.96
 127     Torrance                         CA                  90504                  Los Angeles                 9,200,000.00
 128     High Point                       NC                  27265                  Guilford                    9,200,000.00
 129     New Haven                        CT                  06511                  New Haven                   9,000,000.00
 130     Fishkill                         NY                  12524                  Dutchess                    9,000,000.00
 131     Silver Spring                    MD                  20910                  Montgomery                  9,000,000.00
 132     Florence                         SC                  29501                  Florence                    9,000,000.00
 137     Van Nuys                         CA                  91405                  Los Angeles                 8,553,313.08
 138     Pismo Beach                      CA                  93449                  San Luis Obispo             8,500,000.00
 142     Westport                         CT                  06880                  Fairfield                   8,370,000.00
 143     Boone                            NC                  28607                  Watauga                     8,291,367.12
 145     Central Islip                    NY                  11722                  Suffolk                     8,200,000.00
------------------------------------------------------------------------------------------------------------------------------
 147     Various                          WA                 Various                 Various                     8,100,000.00
147.1    Oak Harbor                       WA                  98277                  Island
147.2    Seattle                          WA                  98106                  King
147.3    Liberty Lake                     WA                  99019                  Spokane
147.4    Lake Stevens                     WA                  98258                  Snohomish
147.5    Lake Stevens                     WA                  98258                  Snohomish
------------------------------------------------------------------------------------------------------------------------------
 148     Parsippany                       NJ                  07054                  Morris                      8,100,000.00
 149     Silver Spring                    MD                  20910                  Montgomery                  8,091,000.00
 150     Houston                          TX                  77077                  Harris                      8,070,000.00
 151     Norfolk                          VA                  23505                  Norfolk City                8,061,735.76
 152     Pittsburgh                       PA                  15237                  Allegheny                   8,000,000.00
 153     Portsmouth                       NH                  03801                  Rockingham                  8,000,000.00
 154     Pensacola                        FL                  32507                  Escambia                    7,988,241.12
 158     Mount Laurel                     NJ                  08054                  Burlington                  7,835,000.00
 161     Las Vegas                        NV                  89102                  Clark                       7,784,605.49
 162     Charlotte                        NC                  28215                  Mecklenburg                 7,663,000.00
 164     Gilbert                          AZ                  85296                  Maricopa                    7,560,000.00
 165     Palmdale                         CA                  93550                  Los Angeles                 7,500,000.00
 167     Gig Harbor                       WA                  98332                  Pierce                      7,400,000.00
 169     Santa Monica                     CA                  90404                  Los Angeles                 7,350,000.00
 171     San Francisco                    CA                  94105                  San Francisco               7,200,000.00
 172     San Antonio                      TX                  78023                  Bexar                       7,200,000.00
 175     Manassas                         VA                  20109                  Prince William              6,850,000.00
 177     Canton                           GA                  30114                  Cherokee                    6,695,000.00
 182     Towson                           MD                  21286                  Baltimore                   6,465,490.39
 185     San Antonio                      TX                  78209                  Bexar                       6,200,000.00
 189     Morristown                       NJ                  07960                  Morris                      6,088,972.34
 190     Corvallis                        OR                  97330                  Benton                      6,000,000.00
 191     Rocky Hill                       CT                  06067                  Hartford                    6,000,000.00
 195     Gautier                          MS                  39553                  Jackson                     5,991,167.31
 197     Waldorf                          MD                  20601                  Charles                     5,988,781.85
 198     Lake Mary                        FL                  32746                  Seminole                    5,988,199.33
 212     Yulee                            FL                  32097                  Nassau                      5,260,000.00
 215     Bronx                            NY                  10455                  Bronx                       5,121,080.56
 217     Albuquerque                      NM                  87107                  Bernalillo                  5,000,000.00
 222     Kansas City                      MO                  64155                  Clay                        4,850,000.00
 225     Bethesda                         MD                  20814                  Montgomery                  4,600,000.00
 227     Cannon Beach                     OR                  97110                  Clatsop                     4,550,000.00
 228     Circle Pines                     MN                  55014                  Anoka                       4,500,000.00
 230     Suffolk                          VA                  23435                  Suffolk City                4,400,000.00
 231     Shenandoah                       TX                  77384                  Montgomery                  4,400,000.00
 235     Overland Park                    KS                  66212                  Johnson                     4,291,753.34
 244     San Antonio                      TX                  78249                  Bexar               3,865,713.67 (Note 9)
 251     Ann Arbor                        MI                  48104                  Washtenaw                   3,635,946.48
 253     Pearland                         TX                  77581                  Brazoria                    3,596,198.39
 258     Santa Ana                        CA                  92701                  Orange                      3,400,000.00
 262     Portland                         OR                  97217                  Multnomah                   3,300,000.00
 266     Farmers Branch                   TX                  75287                  Dallas                      3,160,000.00
 268     Annapolis                        MD                  21409                  Anne Arundel                3,078,474.38
 272     Arlington                        TX                  76010                  Tarrant                     2,697,702.53
 273     Hyde Park                        MA                  02136                  Suffolk                     2,597,826.40
 282     Pittsburgh                       PA                  15220                  Allegheny                   2,400,000.00
 291     Cape May Court House             NJ                  08210                  Cape May                    2,250,000.00
 298     Arlington                        TX                  76010                  Tarrant                     1,868,377.32
 306     Lancaster                        NH                  03584                  Coos                        1,520,000.00

             CROSS
         COLLATERALIZED                      MASTER
 LOAN      (MORTGAGE                        SERVICING   ARD LOAN
NUMBER    LOAN GROUP)      MORTGAGE RATE    FEE RATE    (YES/NO)?     ARD
----------------------------------------------------------------------------

  2           No              5.4640%        0.0200%       No
 2.1
 2.2
 2.3
 2.4
 2.5
 2.6
 2.7
 2.8
 2.9
 2.10
 2.11
 2.12
 2.13
 2.14
 2.15
----------------------------------------------------------------------------
  3           No              6.0000%        0.0200%       No
  7           No              5.9570%        0.0200%       No
  8           No              5.4350%        0.0200%       No
  13          No              5.5800%        0.0200%       No
  14          No              5.4300%        0.0200%       No
  16          No              6.1500%        0.0200%       No
  24          No              5.8200%        0.0200%       No
  27          No              6.1540%        0.0200%       No
  31          No              5.5600%        0.0200%       Yes      05/06/17
  32          No              5.5200%        0.0400%       No
  34          No              5.9200%        0.0200%       No
  35          No              5.8150%        0.0200%       No
  37          No              6.0150%        0.0200%       No
  38          No              5.8000%        0.0500%       No
  40          No              5.7000%        0.0200%       No
----------------------------------------------------------------------------
  41          No              5.7179%        0.0200%       No
 41.1
 41.2
 41.3
----------------------------------------------------------------------------
  43          No              5.5200%        0.0200%       No
  45          No              6.0820%        0.0200%       Yes      06/06/17
  46          No              5.8800%        0.0200%       No
  47          No              6.0820%        0.0200%       Yes      06/06/17
  49          No              5.6800%        0.0200%       No
  52          No              5.7300%        0.0400%       No
  54          No              5.4600%        0.0200%       No
----------------------------------------------------------------------------
  55          No              6.1360%        0.0200%       No
 55.1
 55.2
----------------------------------------------------------------------------
  58          No              5.6440%        0.0200%       No
  59          No              5.9800%        0.0200%       No
  60          No              5.7700%        0.0600%       Yes      05/06/17
  61          No              5.8200%        0.0200%       No
  62          No              5.4000%        0.0200%       No
  64          No              5.5600%        0.0500%       No
  65          No              5.6525%        0.0200%       No
  69          No              5.6540%        0.0200%       No
  72          No              6.1700%        0.0200%       No
  73          No              5.7500%        0.0500%       No
  74          No              5.7050%        0.0200%       Yes      02/06/17
  81          No              5.9800%        0.0200%       No
  83          No              5.7800%        0.0200%       No
  85          No              5.7900%        0.0600%       No
  87          No              5.5550%        0.0700%       No
  92          No          5.8915% (Note 8)   0.0200%       No
  98          No              6.0775%        0.0200%       No
  99          No              5.8100%        0.0200%       No
 100          No              5.7000%        0.0200%       No
 102          No              5.6400%        0.0200%       No
 103          No              5.8900%        0.0400%       No
 104          No              5.8900%        0.0700%       No
 106          No              5.7900%        0.0200%       No
 107          No              5.5400%        0.0300%       No
 108          No              5.6300%        0.0200%       No
 109          No              5.8200%        0.0550%       No
 111          No              5.5600%        0.0500%       No
 112          No              5.9750%        0.0700%       No
 117          No              5.6400%        0.0200%       No

 121          No              5.5600%        0.0500%       No
 123          No              5.8700%        0.0200%       No
 125          No              5.7670%        0.0400%       No
 126          No              5.8370%        0.0200%       Yes      05/06/17
 127          No              5.7800%        0.0500%       No
 128          No              5.6400%        0.0500%       No
 129          No              5.4600%        0.0200%       No
 130          No              5.4850%        0.0200%       No
 131          No              5.8050%        0.0200%       No
 132          No              5.4900%        0.0500%       No
 137          No              5.5960%        0.0200%       No
 138          No              5.6100%        0.0200%       No
 142          No              5.5450%        0.0200%       No
 143          No              5.7700%        0.0500%       No
 145          No              5.6360%        0.0200%       No
----------------------------------------------------------------------------
 147          No              5.6400%        0.0600%       No
147.1
147.2
147.3
147.4
147.5
----------------------------------------------------------------------------
 148          No              5.8000%        0.0700%       No
 149          No              5.9800%        0.0200%       No
 150          No              5.2250%        0.0200%       No
 151          No              5.9300%        0.0200%       No
 152          No              5.7300%        0.0200%       No
 153          No              5.7260%        0.0200%       No
 154          No              5.8800%        0.0500%       No
 158          No              6.1360%        0.0200%       No
 161          No              5.6540%        0.0200%       No
 162          No              5.7250%        0.0200%       No
 164          No              5.6500%        0.0200%       No
 165          No              5.5950%        0.0200%       No
 167          No              5.8020%        0.0400%       No
 169          No              5.8000%        0.0700%       No
 171          No              5.5430%        0.0200%       No
 172          No              5.4700%        0.0200%       No
 175          No              6.4050%        0.0500%       No
 177          No              5.9420%        0.0200%       No
 182          No              5.7150%        0.0200%       No
 185          No              5.5150%        0.0200%       No
 189          No              5.9600%        0.0500%       No
 190          No              5.8000%        0.0600%       No
 191          No              6.0300%        0.0200%       Yes      02/06/17
 195          No              5.8700%        0.0500%       No
 197          No              5.9000%        0.0600%       No
 198          No              5.6700%        0.0700%       No
 212          No              5.7020%        0.0600%       No
 215          No              5.8570%        0.0200%       No
 217          No              5.8100%        0.0400%       No
 222          No              5.6700%        0.0200%       No
 225          No              5.5300%        0.0200%       No
 227          No              5.6300%        0.0200%       No
 228          No              5.8000%        0.0200%       Yes      04/06/17
 230          No              5.6050%        0.0500%       No
 231          No              6.3460%        0.0200%       No
 235          No              5.7850%        0.0200%       No
 244          No          6.1280% (Note 9)   0.0200%       No
 251          No              5.7900%        0.0200%       No
 253          No              5.6900%        0.0200%       No
 258          No              5.8420%        0.0500%       No
 262          No              5.7000%        0.0500%       No
 266          No              5.7300%        0.0200%       No
 268          No              5.9240%        0.0600%       No
 272          No              6.8100%        0.0200%       No
 273          No              6.9000%        0.0200%       No
 282          No              5.9070%        0.0700%       No
 291          No              5.7650%        0.0200%       No
 298          No              6.7100%        0.0200%       No
 306          No              5.7800%        0.0500%       No

                                                                                             INTEREST
                                                                                              RESERVE
                                                                                             MORTGAGE
 LOAN                                                                                          LOAN                           GRACE
NUMBER                          ADDITIONAL INTEREST RATE AFTER ARD                           (YES/NO)?       LOAN TYPE        PERIOD
------------------------------------------------------------------------------------------------------------------------------------

  2                                                                                             No          Interest Only       0
 2.1
 2.2
 2.3
 2.4
 2.5
 2.6
 2.7
 2.8
 2.9
2.10
2.11
2.12
2.13
2.14
2.15
------------------------------------------------------------------------------------------------------------------------------------
  3                                                                                             No       Partial IO/Balloon     0
  7                                                                                             No       Partial IO/Balloon     2
  8                                                                                             No       Partial IO/Balloon     0
 13                                                                                             No          Interest Only       0
 14                                                                                             No          Interest Only       0
 16                                                                                             No          Interest Only       0
 24                                                                                             No          Interest Only       0
 27                                                                                             No          Interest Only       0
 31          Greater of (i) 5% plus initial interest rate or (ii) 5% plus Treasury Rate         No        Interest Only/ARD     0
 32                                                                                             No       Partial IO/Balloon     0
 34                                                                                             No       Partial IO/Balloon     0
 35                                                                                             No       Partial IO/Balloon     0
 37                                                                                             No       Partial IO/Balloon     0
 38                                                                                             No          Interest Only       0
 40                                                                                             No             Balloon          0
------------------------------------------------------------------------------------------------------------------------------------
 41                                                                                             No       Partial IO/Balloon     0
41.1
41.2
41.3
------------------------------------------------------------------------------------------------------------------------------------
 43                                                                                             No       Partial IO/Balloon     0
 45                                2% plus initial interest rate                                No         Partial IO/ARD       0
 46                                                                                             No          Interest Only       0
 47                                2% plus initial interest rate                                No         Partial IO/ARD       0
 49                                                                                             No          Interest Only       0
 52                                                                                             No       Partial IO/Balloon     0
 54                                                                                             No          Interest Only       0
------------------------------------------------------------------------------------------------------------------------------------
 55                                                                                             No       Partial IO/Balloon     0
55.1
55.2
------------------------------------------------------------------------------------------------------------------------------------
 58                                                                                             No       Partial IO/Balloon     0
 59                                                                                             No       Partial IO/Balloon     0
 60      Greater of (i) 2.5% plus initial interest rate or (ii) 3.5% plus annualized yield      No        Interest Only/ARD     0
 61                                                                                             No       Partial IO/Balloon     0
 62                                                                                             No          Interest Only       0
 64                                                                                             No       Partial IO/Balloon     0
 65                                                                                             No       Partial IO/Balloon     0
 69                                                                                             No          Interest Only       0
 72                                                                                             No             Balloon          0
 73                                                                                             No       Partial IO/Balloon     0
 74        Greater of (i) 2% plus initial interest rate or (ii) 3% plus annualized yield        No         Partial IO/ARD       0
 81                                                                                             No          Interest Only       0
 83                                                                                             No       Partial IO/Balloon     0
 85                                                                                             No             Balloon          0
 87                                                                                             No          Interest Only       0
 92                                                                                             No       Partial IO/Balloon     0
 98                                                                                             No             Balloon          0
 99                                                                                             No       Partial IO/Balloon     0
 100                                                                                            No       Partial IO/Balloon     0
 102                                                                                            No             Balloon          0
 103                                                                                            No             Balloon          0
 104                                                                                            No          Interest Only       0
 106                                                                                            No             Balloon          0
 107                                                                                            No       Partial IO/Balloon     0
 108                                                                                            No       Partial IO/Balloon     0
 109                                                                                            No          Interest Only       0
 111                                                                                            No       Partial IO/Balloon     0
 112                                                                                            No       Partial IO/Balloon     0
 117                                                                                            No             Balloon          0

 121                                                                                            No       Partial IO/Balloon     0
 123                                                                                            No       Partial IO/Balloon     0
 125                                                                                            No       Partial IO/Balloon     0
 126       Greater of (i) 2% plus initial interest rate or (ii) 3% plus annualized yield        No               ARD            0
 127                                                                                            No       Partial IO/Balloon     0
 128                                                                                            No          Interest Only       0
 129                                                                                            No       Partial IO/Balloon     0
 130                                                                                            No       Partial IO/Balloon     0
 131                                                                                            No       Partial IO/Balloon     0
 132                                                                                            No       Partial IO/Balloon     0
 137                                                                                            No             Balloon          0
 138                                                                                            No       Partial IO/Balloon     0
 142                                                                                            No       Partial IO/Balloon     0
 143                                                                                            No             Balloon          0
 145                                                                                            No       Partial IO/Balloon     0
------------------------------------------------------------------------------------------------------------------------------------
 147                                                                                            No       Partial IO/Balloon     0
147.1
147.2
147.3
147.4
147.5
------------------------------------------------------------------------------------------------------------------------------------
 148                                                                                            No       Partial IO/Balloon     0
 149                                                                                            No          Interest Only       0
 150                                                                                            No       Partial IO/Balloon     0
 151                                                                                            No             Balloon          0
 152                                                                                            No       Partial IO/Balloon     0
 153                                                                                            No       Partial IO/Balloon     0
 154                                                                                            No             Balloon          0
 158                                                                                            No       Partial IO/Balloon     0
 161                                                                                            No             Balloon          0
 162                                                                                            No          Interest Only       0
 164                                                                                            No       Partial IO/Balloon     0
 165                                                                                            No       Partial IO/Balloon     0
 167                                                                                            No          Interest Only       0
 169                                                                                            No          Interest Only       0
 171                                                                                            No          Interest Only       0
 172                                                                                            No       Partial IO/Balloon     0
 175                                                                                            No             Balloon          0
 177                                                                                            No       Partial IO/Balloon     0
 182                                                                                            No             Balloon          0
 185                                                                                            No       Partial IO/Balloon     0
 189                                                                                            No             Balloon          0
 190                                                                                            No       Partial IO/Balloon     0
 191       Greater of (i) 2% plus initial interest rate or (ii) 3% plus annualized yield        No         Partial IO/ARD       0
 195                                                                                            No             Balloon          0
 197                                                                                            No             Balloon          0
 198                                                                                            No             Balloon          0
 212                                                                                            No       Partial IO/Balloon     0
 215                                                                                            No             Balloon          0
 217                                                                                            No       Partial IO/Balloon     0
 222                                                                                            No       Partial IO/Balloon     0
 225                                                                                            No             Balloon          0
 227                                                                                            No       Partial IO/Balloon     0
 228       Greater of (i) 2% plus initial interest rate or (ii) 3% plus annualized yield        No         Partial IO/ARD       0
 230                                                                                            No             Balloon          0
 231                                                                                            No             Balloon          0
 235                                                                                            No             Balloon          0
 244                                                                                            No             Balloon          0
 251                                                                                            No             Balloon          0
 253                                                                                            No             Balloon          0
 258                                                                                            No       Partial IO/Balloon     0
 262                                                                                            No       Partial IO/Balloon     0
 266                                                                                            No       Partial IO/Balloon     0
 268                                                                                            No             Balloon          0
 272                                                                                            No             Balloon          0
 273                                                                                            No             Balloon          0
 282                                                                                            No       Partial IO/Balloon     0
 291                                                                                            No       Partial IO/Balloon     0
 298                                                                                            No             Balloon          0
 306                                                                                            No       Partial IO/Balloon     0

                                                   ORIGINAL    REMAINING       STATED
                                                   TERM TO      TERM TO       ORIGINAL         STATED
                           PERIODIC PAYMENT ON    MATURITY /   MATURITY /   AMORTIZATION      REMAINING     DEFEASANCE
 LOAN    STATED MATURITY   FIRST DUE DATE AFTER      ARD          ARD           TERM        AMORTIZATION       LOAN
NUMBER        DATE               CLOSING           (MONTHS)     (MONTHS)      (MONTHS)      TERM (MONTHS)   (YES/NO)?
------------------------------------------------------------------------------------------------------------------------

  2         01/01/14                 682,241.11      84           78        Interest Only   Interest Only        Yes
 2.1
 2.2
 2.3
 2.4
 2.5
 2.6
 2.7
 2.8
 2.9
2.10
2.11
2.12
2.13
2.14
2.15
------------------------------------------------------------------------------------------------------------------------
  3         06/06/17                 671,666.67      120          119            360             360             Yes
  7         09/06/13        451,408.22 (Note 11)     84           74             360             360             Yes
  8         06/06/14                 397,811.81      84           83             360             360             Yes
 13         05/06/17                 307,520.00      120          118       Interest Only   Interest Only        Yes
 14         04/06/17                 294,577.50      120          117       Interest Only   Interest Only        Yes
 16         07/06/12                 305,834.38      60           60        Interest Only   Interest Only        Yes
 24         06/06/17                 187,436.33      120          119       Interest Only   Interest Only        Yes
 27         06/06/17                 193,444.84      120          119       Interest Only   Interest Only        Yes
 31         05/06/37                 151,293.78      120          118       Interest Only   Interest Only        Yes
 32         04/06/17                 144,263.67      120          117            360             360             Yes
 34         06/06/17                 145,592.53      120          119            360             360             Yes
 35         04/06/16                 142,709.79      120          105            360             360             Yes
 37         04/06/17                 139,563.87      120          117            360             360             Yes
 38         04/06/17                 133,726.25      120          117       Interest Only   Interest Only   Yes (Note 2)
 40         05/06/17                 135,697.62      120          118            360             358             Yes
------------------------------------------------------------------------------------------------------------------------
 41         01/06/14                 113,491.65      84           78             360             360             Yes
41.1
41.2
41.3
------------------------------------------------------------------------------------------------------------------------
 43         06/06/15                 106,474.67      120          95             360             360             Yes
 45         06/06/37                 108,903.95      120          119            360             360             No
 46         04/06/17                 104,912.27      120          117       Interest Only   Interest Only        Yes
 47         06/06/37                 106,479.09      120          119            360             360             No
 49         03/06/17                  97,822.22      120          116       Interest Only   Interest Only        Yes
 52         04/06/17                  97,449.79      120          117            360             360             No
 54         05/06/17                  87,451.00      120          118       Interest Only   Interest Only        Yes
------------------------------------------------------------------------------------------------------------------------
 55         06/06/17                  93,179.42      120          119            360             360             Yes
55.1
55.2
------------------------------------------------------------------------------------------------------------------------
 58         03/06/17                  83,909.82      120          116            360             360             Yes
 59         06/06/17                  88,827.92      120          119            360             360             Yes
 60         05/06/22                  84,466.39      120          118       Interest Only   Interest Only        Yes
 61         05/06/17                  85,198.33      120          118            360             360             Yes
 62         05/06/17                  78,817.50      120          118       Interest Only   Interest Only        Yes
 64         04/06/17                  78,998.33      120          117            360             360             Yes
 65         04/06/17                  77,878.89      120          117            360             360             Yes
 69         03/06/17                  74,978.32      120          116       Interest Only   Interest Only        Yes
 72         06/06/17                  91,944.85      120          119            360             359             Yes
 73         07/06/17                  74,270.83      120          120            360             360             Yes
 74         02/06/37                  70,840.25      120          115            360             360             Yes
 81         04/06/17                  69,517.50      120          117       Interest Only   Interest Only        Yes
 83         03/06/17                  66,694.78      120          116            360             360             Yes
 85         04/06/17                  77,660.42      120          117            360             357             Yes
 87         04/06/17                  60,750.10      120          117       Interest Only   Interest Only        Yes
 92         03/06/14          72,296.31 (Note 8)     96           80             360             360             Yes
 98         04/06/22                  68,313.27      180          177            360             357             Yes
 99         06/06/17                  56,284.38      120          119            360             360             Yes
 100        06/06/17                  53,991.67      120          119            360             360             No
 102        06/06/17                  63,426.42      120          119            360             359             Yes
 103        05/06/17                  65,174.65      120          118            360             358             Yes
 104        03/06/17                  54,777.00      120          116       Interest Only   Interest Only        Yes
 106        05/06/17                  63,007.51      120          118            360             358             Yes
 107        06/06/17                  51,044.94      120          119            360             360             Yes
 108        02/06/17                  51,874.19      120          115            360             360             Yes
 109        02/06/17                  52,822.97      120          115       Interest Only   Interest Only        Yes
 111        04/06/17                  48,595.94      120          117            360             360             Yes
 112        07/06/17                  51,451.39      120          120            360             360             No
 117        04/06/17                  57,660.38      120          117            360             357             Yes

 121        04/06/17                  46,082.36      120          117            360             360             Yes
 123        03/06/17                  48,019.86      120          116            360             360             Yes
 125        06/06/17                  46,631.00      120          119            360             360             Yes
 126        05/06/37                  55,376.47      120          118            360             358             Yes
 127        05/06/17                  45,790.44      120          118            360             360             Yes
 128        04/06/17                  44,681.33      120          117       Interest Only   Interest Only        Yes
 129        05/06/17                  42,315.00      120          118            360             360             Yes
 130        03/06/17                  42,508.75      120          116            360             360             Yes
 131        05/06/17                  44,988.75      120          118            360             360             Yes
 132        06/06/17                  42,547.50      120          119            360             360             Yes
 137        02/06/17                  49,349.10      120          115            360             355             Yes
 138        04/06/17                  41,062.08      120          117            360             360             Yes
 142        04/06/17                  39,965.59      120          117            360             360             Yes
 143        06/06/17                  48,542.05      120          119            360             359             No
 145        05/06/17                  39,796.42      120          118            360             360             Yes
------------------------------------------------------------------------------------------------------------------------
 147        04/06/17                  39,339.00      120          117            360             360             Yes
147.1
147.2
147.3
147.4
147.5
------------------------------------------------------------------------------------------------------------------------
 148        04/06/12                  40,455.00      60           57             360             360             Yes
 149        06/06/17                  41,664.16      120          119       Interest Only   Interest Only        Yes
 150        03/06/17                  36,309.40      120          116            360             360             Yes
 151        04/06/17                  51,816.77      120          117            300             297             No
 152        03/06/17                  39,473.33      120          116            360             360             No
 153        06/06/17                  39,445.78      120          119            360             360             Yes
 154        06/06/17                  50,958.88      120          119            300             299             Yes
 158        06/06/17                  41,398.40      120          119            360             360             Yes
 161        05/06/17                  45,044.12      120          118            360             358             No
 162        05/06/17                  37,777.53      120          118       Interest Only   Interest Only        Yes
 164        06/06/17                  36,781.50      120          119            360             360             Yes
 165        04/06/17                  36,134.38      120          117            360             360             Yes
 167        04/06/17                  36,971.63      120          117       Interest Only   Interest Only        Yes
 169        02/06/17                  36,709.17      120          115       Interest Only   Interest Only        Yes
 171        05/06/17                  34,366.60      120          118       Interest Only   Interest Only        No
 172        03/06/17                  33,914.00      120          116            360             360             Yes
 175        07/06/17                  42,869.58      120          120            360             360             Yes
 177        06/06/17                  34,256.46      120          119            360             360             Yes
 182        02/06/17                  37,787.84      120          115            360             355             Yes
 185        04/06/17                  29,443.97      120          117            360             360             Yes
 189        02/06/17                  36,535.25      120          115            360             355             Yes
 190        04/06/17                  29,966.67      120          117            360             360             Yes
 191        02/06/37                  31,155.00      120          115            360             360             Yes
 195        06/06/17                  38,182.69      120          119            300             299             Yes
 197        05/06/17                  35,588.19      120          118            360             358             Yes
 198        05/06/17                  34,710.04      120          118            360             358             No
 212        04/06/17                  25,826.89      120          117            360             360             Yes
 215        03/06/17                  32,732.81      120          116            300             296             Yes
 217        06/06/17                  25,015.28      120          119            360             360             No
 222        04/06/17                  23,680.13      120          117            360             360             Yes
 225        07/06/17                  26,204.94      120          120            360             360             Yes
 227        05/06/17                  22,058.65      120          118            360             360             No
 228        04/06/37                  22,475.00      120          117            360             360             Yes
 230        07/06/17                  25,273.35      120          120            360             360             Yes
 231        07/06/17                  27,366.87      120          120            360             360             Yes
 235        05/06/17                  25,189.32      120          118            360             358             Yes
 244        09/06/16          23,704.38 (Note 9)     120          110            360             350             Yes
 251        03/06/17                  21,393.25      120          116            360             356             No
 253        06/06/17                  20,871.61      120          119            360             359             Yes
 258        04/06/17                  17,104.08      120          117            360             360             No
 262        04/06/17                  16,197.50      120          117            360             360             Yes
 266        02/06/17                  15,591.97      120          115            360             360             Yes
 268        05/06/17                  19,746.42      120          118            300             298             Yes
 272        06/06/17                  17,619.97      120          119            360             359             Yes
 273        06/06/17                  17,123.60      120          119            360             359             Yes
 282        04/06/17                  12,207.80      120          117            360             360             Yes
 291        04/06/16                  11,169.69      120          105            360             360             Yes
 298        06/06/17                  12,079.10      120          119            360             359             Yes
 306        04/06/17                   7,565.38      120          117            360             360             Yes

                                                                                                             ESCROWED
                                                                                   ESCROWED                 REPLACEMENT
                                                                                    ANNUAL      ESCROWED     RESERVES
 LOAN                                                     PROPERTY     LOCKBOX    REAL ESTATE    ANNUAL       INITIAL
NUMBER        BORROWER'S INTEREST         PROPERTY SIZE   SIZE TYPE   (YES/NO)?      TAXES      INSURANCE     DEPOSIT
-----------------------------------------------------------------------------------------------------------------------

  2                Fee Simple                 4,193,824      SF          Yes           No          No                 0
 2.1               Fee Simple                   478,467      SF
 2.2               Fee Simple                   669,650      SF
 2.3               Fee Simple                   370,783      SF
 2.4               Fee Simple                   221,330      SF
 2.5               Fee Simple                   181,106      SF
 2.6               Fee Simple                   218,540      SF
 2.7               Fee Simple                   601,617      SF
 2.8               Fee Simple                   186,100      SF
 2.9               Fee Simple                   177,622      SF
2.10               Fee Simple                   110,405      SF
2.11               Fee Simple                   225,843      SF
2.12               Fee Simple                   232,956      SF
2.13               Fee Simple                   191,220      SF
2.14               Fee Simple                   211,784      SF
2.15               Fee Simple                   116,401      SF
-----------------------------------------------------------------------------------------------------------------------
  3                Fee Simple                   439,211      SF          Yes          Yes          Yes                0
  7                Fee Simple                   472,844      SF          Yes           No          No                 0
  8                Fee Simple                   435,358      SF          Yes          Yes          No                 0
 13                Fee Simple                   216,578      SF          Yes          Yes          Yes                0
 14                Fee Simple                   239,912      SF          No           Yes          Yes                0
 16                Fee Simple                   270,369      SF          Yes          Yes          Yes                0
 24                Fee Simple                   177,933      SF          Yes           No          No                 0
 27                Fee Simple                   420,610      SF          No            No          No                 0
 31                Fee Simple                    74,391      SF          Yes          Yes          Yes                0
 32                Fee Simple                   178,734      SF          Yes          Yes          No                 0
 34                Fee Simple                   151,198      SF          No           Yes          No                 0
 35                Fee Simple                    83,394      SF          Yes          Yes          Yes                0
 37                Leasehold                    149,964      SF          Yes          Yes          Yes                0
 38                Fee Simple                       660     Units        No           Yes          Yes                0
 40                Fee Simple                   121,172      SF          Yes          Yes          No                 0
-----------------------------------------------------------------------------------------------------------------------
 41                Fee Simple                   215,288      SF          Yes           No          No           155,000
41.1               Fee Simple                    82,228      SF
41.2               Fee Simple                    81,760      SF
41.3               Fee Simple                    51,300      SF
-----------------------------------------------------------------------------------------------------------------------
 43                Fee Simple                       129     Units        No           Yes          No                 0
 45                Fee Simple                   181,372      SF          Yes           No          No                 0
 46                Fee Simple                    88,592      SF          No           Yes          No                 0
 47                Fee Simple                   176,000      SF          Yes           No          No                 0
 49                Leasehold                     16,000      SF          No            No          No                 0
 52                Fee Simple                       205     Rooms        No           Yes          No                 0
 54                Fee Simple                    41,050      SF          Yes          Yes          Yes                0
-----------------------------------------------------------------------------------------------------------------------
 55                Fee Simple                       190     Rooms        Yes          Yes          Yes                0
55.1               Fee Simple                        95     Rooms
55.2               Fee Simple                        95     Rooms
-----------------------------------------------------------------------------------------------------------------------
 58                Fee Simple                   121,660      SF          No           Yes          No                 0
 59                Fee Simple                       140     Rooms        Yes          Yes          Yes                0
 60                Fee Simple                   201,565      SF          Yes           No          No                 0
 61                Fee Simple                   125,480      SF          Yes          Yes          Yes                0
 62                Fee Simple                    36,535      SF          Yes           No          No                 0
 64                Fee Simple                   109,887      SF          Yes          Yes          No                 0
 65                Fee Simple                       264     Units        Yes          Yes          Yes        1,140,518
 69                Fee Simple                    64,568      SF          No           Yes          No                 0
 72                Fee Simple                       152     Rooms        No           Yes          No                 0
 73                Fee Simple                    76,461      SF          No            No          No                 0
 74                Fee Simple                   119,161      SF          Yes           No          No                 0
 81                Fee Simple                    56,073      SF          No           Yes          Yes                0
 83                Fee Simple                       258     Units        No           Yes          No                 0
 85                Fee Simple                       130     Rooms        Yes          Yes          Yes                0
 87                Fee Simple                    24,977      SF          Yes           No          No                 0
 92                Fee Simple                    70,661      SF          Yes           No          No                 0
 98                Fee Simple                    52,500      SF          No           Yes          Yes                0
 99                Fee Simple                    64,200      SF          No           Yes          No                 0
 100               Fee Simple                    57,143      SF          Yes          Yes          No                 0
 102               Fee Simple                    82,134      SF          Yes          Yes          Yes                0
 103               Fee Simple                       104     Rooms        Yes          Yes          Yes                0
 104               Fee Simple                       136     Units        No            No          No                 0
 106               Fee Simple                    46,940      SF          Yes          Yes          No                 0
 107               Fee Simple                    51,393      SF          No           Yes          Yes                0
 108               Fee Simple                    82,213      SF          Yes          Yes          No                 0
 109               Fee Simple                    98,175      SF          Yes          Yes          Yes                0
 111               Fee Simple                    57,304      SF          No           Yes          No                 0
 112               Fee Simple                   126,901      SF          Yes          Yes          Yes                0
 117               Fee Simple                        65     Units        No           Yes          Yes                0

 121               Fee Simple                    54,067      SF          No           Yes          No                 0
 123               Fee Simple                   101,907      SF          Yes          Yes          Yes          125,000
 125               Fee Simple                    33,954      SF          No            No          No                 0
 126               Fee Simple                    70,856      SF          Yes          Yes          Yes           31,885
 127               Fee Simple                    52,326      SF          No           Yes          Yes                0
 128               Fee Simple                   125,357      SF          Yes           No          No                 0
 129               Fee Simple                    53,798      SF          Yes           No          Yes                0
 130               Fee Simple                    26,829      SF          No           Yes          No                 0
 131               Leasehold                     48,422      SF          No           Yes          No                 0
 132               Fee Simple                    89,008      SF          No            No          No                 0
 137               Fee Simple                        88     Units        No           Yes          No                 0
 138               Fee Simple                    55,001      SF          No           Yes          Yes                0
 142               Fee Simple                    14,398      SF          No            No          No                 0
 143               Fee Simple                       129     Rooms        No           Yes          No                 0
 145               Fee Simple                    87,467      SF          No           Yes          No                 0
-----------------------------------------------------------------------------------------------------------------------
 147               Fee Simple                    60,888      SF          No            No          No                 0
147.1              Fee Simple                     5,113      SF
147.2              Fee Simple                    12,480      SF
147.3              Fee Simple                     4,282      SF
147.4              Fee Simple                     3,884      SF
147.5              Fee Simple                    35,129      SF
-----------------------------------------------------------------------------------------------------------------------
 148               Fee Simple                       108     Rooms        No            No          No                 0
 149               Fee Simple                    23,054      SF          Yes          Yes          Yes                0
 150               Fee Simple                       272     Units        Yes          Yes          Yes          740,792
 151               Fee Simple                       120     Rooms        Yes          Yes          No                 0
 152               Fee Simple                       186     Units        No           Yes          Yes                0
 153               Fee Simple                    48,654      SF          Yes          Yes          Yes                0
 154               Fee Simple                       129     Rooms        Yes          Yes          Yes                0
 158               Fee Simple                        95     Rooms        Yes          Yes          Yes                0
 161               Fee Simple                    28,500      SF          Yes           No          No                 0
 162               Fee Simple                    42,000      SF          No           Yes          Yes                0
 164               Leasehold                     81,200      SF          No            No          No                 0
 165               Fee Simple                    78,550      SF          No           Yes          Yes                0
 167               Fee Simple                       140     Units        No           Yes          Yes                0
 169               Fee Simple                    21,011      SF          Yes           No          No                 0
 171               Fee Simple                        14     Units        No           Yes          No                 0
 172               Fee Simple                    60,748      SF          Yes          Yes          Yes                0
 175               Fee Simple                        75     Rooms        No           Yes          No                 0
 177               Fee Simple                    38,098      SF          Yes          Yes          No                 0
 182               Fee Simple                    46,876      SF          No           Yes          Yes                0
 185               Fee Simple                    36,367      SF          No           Yes          Yes                0
 189               Fee Simple                    48,327      SF          Yes          Yes          No                 0
 190               Fee Simple                    49,996      SF          Yes          Yes          Yes                0
 191               Fee Simple                        99     Rooms        No           Yes          Yes                0
 195               Fee Simple                       126     Rooms        Yes          Yes          Yes                0
 197               Fee Simple                        87     Rooms        Yes          Yes          Yes                0
 198               Fee Simple                   107,400      SF          Yes           No          No                 0
 212               Fee Simple                    24,012      SF          Yes          Yes          No                 0
 215               Leasehold                     22,069      SF          Yes          Yes          Yes                0
 217               Fee Simple                   100,100      SF          Yes          Yes          No                 0
 222               Fee Simple                    46,500      SF          Yes          Yes          Yes                0
 225               Leasehold                     26,826      SF          Yes          Yes          Yes                0
 227               Fee Simple                        40     Rooms        No           Yes          No                 0
 228               Fee Simple                    30,836      SF          Yes          Yes          Yes                0
 230               Fee Simple                    30,686      SF          Yes          Yes          Yes                0
 231               Fee Simple                    20,444      SF          No            No          No                 0
 235               Fee Simple                        82     Rooms        No           Yes          No                 0
 244               Fee Simple                    21,908      SF          No           Yes          Yes                0
 251               Fee Simple                    16,990      SF          No            No          No                 0
 253               Fee Simple                    14,490      SF          No            No          No                 0
 258               Fee Simple                    13,560      SF          Yes          Yes          Yes                0
 262               Fee Simple                    23,252      SF          No            No          No                 0
 266               Fee Simple                    17,949      SF          Yes          Yes          No                 0
 268               Fee Simple                        72     Rooms        Yes          Yes          Yes                0
 272               Fee Simple                    23,003      SF          No           Yes          Yes                0
 273               Fee Simple                    22,000      SF          No           Yes          Yes                0
 282               Fee Simple                    19,526      SF          Yes           No          No                 0
 291     Fee in Part, Leasehold in Part          12,951      SF          No           Yes          Yes                0
 298               Fee Simple                    21,351      SF          No           Yes          Yes                0
 306               Fee Simple                    12,200      SF          Yes           No          No                 0

               ESCROWED                                                 INITIAL
             REPLACEMENT         ESCROWED TI/LC     ESCROWED TI/LC     DEFERRED         INITIAL                       ENVIRONMENTAL
 LOAN      RESERVES CURRENT     RESERVES INITIAL   RESERVES CURRENT   MAINTENANCE   ENVIRONMENTAL   HOLDBACK            INSURANCE
NUMBER      ANNUAL DEPOSIT           DEPOSIT        ANNUAL DEPOSIT      DEPOSIT         DEPOSIT      AMOUNT     LOC      POLICY
-----------------------------------------------------------------------------------------------------------------------------------

  2                         0                  0                  0       985,033               0
 2.1
 2.2
 2.3
 2.4
 2.5
 2.6
 2.7
 2.8
 2.9
2.10
2.11
2.12
2.13
2.14
2.15
-----------------------------------------------------------------------------------------------------------------------------------
  3                    87,842          1,317,633            285,487             0               0
  7                         0                  0                  0             0               0
  8                    87,072                  0            435,358        58,750               0
 13                    32,535            162,676                  0        20,000           5,500
 14                    35,867                  0            119,956             0               0
 16                         0                  0                  0        23,829               0
 24                         0                  0                  0        19,375               0
 27                         0                  0                  0             0               0   4,000,000
 31                    11,160                  0                  0             0               0
 32                         0                  0                  0             0               0   1,623,000
 34                         0                  0                  0             0          12,500   2,418,000
 35                    12,353            276,959             61,767             0               0   3,500,000
 37                    14,997                  0                  0             0               0
 38                   148,500                NAP                NAP        16,250               0
 40                    18,176          2,150,000             70,000             0               0
-----------------------------------------------------------------------------------------------------------------------------------
 41                         0            545,000                  0             0               0
41.1
41.2
41.3
-----------------------------------------------------------------------------------------------------------------------------------
 43                    32,250                NAP                NAP             0               0   3,432,000
 45                    29,020                  0                  0       250,320               0
 46                         0                  0                  0             0               0
 47                    26,400                  0                  0        83,325               0
 49                         0                  0                  0             0               0
 52                   384,267                NAP                NAP             0               0
 54                     9,072                  0                  0             0               0
-----------------------------------------------------------------------------------------------------------------------------------
 55                   291,336                NAP                NAP             0               0
55.1
55.2
-----------------------------------------------------------------------------------------------------------------------------------
 58                    17,439                  0             60,830       291,025               0
 59                   206,018                NAP                NAP             0               0
 60                         0                  0                  0             0               0
 61                    18,800            250,000             50,000             0               0     300,000
 62                     2,534                  0                  0             0               0
 64                    21,977                  0             87,910             0               0
 65                         0                NAP                NAP             0               0
 69                    12,000                  0              9,704             0               0
 72                   244,434                NAP                NAP             0               0
 73                         0                  0                  0             0               0
 74                    23,832                  0                  0             0               0
 81                     5,607                  0                  0             0               0   2,460,000
 83                    64,500                NAP                NAP             0               0
 85                    62,344                NAP                NAP             0               0
 87                         0                  0                  0             0               0
 92                         0                  0                  0             0               0
 98                         0                  0                  0             0          37,938
 99                    12,840                  0             64,200             0               0
 100                    5,714             70,000            139,599             0               0
 102                   19,712            500,000                  0             0               0
 103     4% of gross revenues                NAP                NAP        29,025               0
 104                   33,996                NAP                NAP             0               0
 106                    9,388                  0                  0             0               0
 107                    7,709                  0             25,670             0               0
 108                   20,379                  0                  0             0               0
 109                   14,726                  0                  0       133,294               0     845,000
 111                   11,461                  0             45,843             0               0
 112                   26,649                  0            137,808        20,343               0
 117                   16,250                NAP                NAP             0          14,375

 121                   10,813                  0             40,550             0               0
 123                   20,381            420,000                  0             0               0
 125                        0                  0                  0             0               0
 126                   10,628            193,437             43,932             0               0
 127                    9,942                  0             26,163             0               0
 128                   17,550                  0             16,296             0               0
 129                        0                  0                  0             0               0
 130                    3,488                  0                  0             0               0
 131                    4,842                  0             33,067             0               0
 132                        0                  0                  0             0               0
 137                        0                NAP                NAP             0               0
 138                   10,921            150,000                  0             0               0
 142                        0                  0                  0             0               0
 143                  118,566                NAP                NAP             0               0
 145                        0                  0                  0             0               0
-----------------------------------------------------------------------------------------------------------------------------------
 147                        0                  0                  0             0               0
147.1
147.2
147.3
147.4
147.5
-----------------------------------------------------------------------------------------------------------------------------------
 148                  115,194                NAP                NAP             0               0
 149                    6,916                  0             17,856             0               0
 150                        0                NAP                NAP       295,844               0
 151                  109,703                NAP                NAP       582,407               0
 152                   46,500                NAP                NAP        65,220         125,000
 153                    9,731          1,360,000             25,000             0               0
 154                   94,140                NAP                NAP             0               0
 158                        0                NAP                NAP             0               0
 161                        0                  0                  0             0               0
 162                    6,300                  0                  0             0               0
 164                        0                  0                  0             0               0
 165                   19,452                  0             30,000        68,000         100,000
 167                        0                NAP                NAP             0               0
 169                        0                  0                  0             0               0
 171                    3,500                NAP                NAP             0               0     600,000
 172                    9,112                  0             30,459             0               0
 175                   86,527                NAP                NAP             0               0
 177                    7,620                  0             38,098         3,750               0
 182                    4,688                  0             16,949       110,563               0
 185                    5,449                  0             27,275         2,812               0     330,000
 189                    9,665                  0             28,844        31,250         280,000
 190                    7,499                  0             24,998             0               0
 191                   44,106                NAP                NAP             0               0
 195                   69,042                NAP                NAP             0               0
 197                   75,517                NAP                NAP         1,875               0
 198                        0                  0                  0             0               0
 212                    2,400                  0             20,760             0               0     125,000
 215                    3,310                  0             12,000             0               0
 217                   16,447                  0             27,419         4,375               0   1,047,754
 222                    6,975            200,000              5,000         6,188               0
 225                    7,008                  0                  0        14,000               0
 227                   53,954                NAP                NAP             0               0
 228                    3,965                  0                  0        10,625               0
 230                    4,603            100,000                  0             0               0
 231                    4,089             56,250                  0             0               0
 235                   65,756                NAP                NAP             0               0
 244                    4,382                  0             15,117             0               0
 251                    3,185                  0              8,600             0               0
 253                    2,174                  0                  0             0               0
 258                        0                  0                  0             0               0
 262                        0                  0                  0             0               0
 266                    1,795                  0              8,975             0               0
 268                   46,807                NAP                NAP        34,375               0
 272                    3,450            100,000             11,502             0               0
 273                    2,206                  0             10,890             0               0
 282                        0                  0                  0             0               0
 291                        0                  0                  0         5,000               0
 298                    4,270            100,000                  0         3,750               0
 306                        0                  0                  0             0               0

                          LOAN
LOAN     MORTGAGE LOAN   GROUP
NUMBER      SELLER       NUMBER                      LOAN / PROPERTY NAME
---------------------------------------------------------------------------------------------

  1         LaSalle        1      DDR Southeast Pool
 1.1                       1      Hilltop Plaza
 1.2                       1      Largo Town Center
 1.3                       1      Midway Plaza
 1.4                       1      Riverstone Plaza
 1.5                       1      Highland Grove
 1.6                       1      Riverdale Shops
 1.7                       1      Skyview Plaza
 1.8                       1      Apple Blossom Corners
 1.9                       1      Fayetteville Pavilion
 1.10                      1      Creekwood Crossing
 1.11                      1      Flamingo Falls
 1.12                      1      Harundale Plaza
 1.13                      1      Meadowmont Village Center
 1.14                      1      Springfield Commons
 1.15                      1      Northlake Commons
 1.16                      1      Village Square at Golf
 1.17                      1      Oviedo Park Crossing
 1.18                      1      Shoppes of Golden Acres
 1.19                      1      Bardmoor Shopping Center
 1.20                      1      Rosedale Shopping Center
 1.21                      1      Casselberry Commons
 1.22                      1      Shoppes at New Tampa
 1.23                      1      Crossroads Plaza
 1.24                      1      Plaza Del Paraiso
 1.25                      1      North Pointe Plaza
 1.26                      1      Melbourne Shopping Center
 1.27                      1      Market Square
 1.28                      1      Shoppes of Lithia
 1.29                      1      West Oaks Towne Center
 1.30                      1      Sharon Greens
 1.31                      1      Lakewood Ranch
 1.32                      1      Cofer Crossing
 1.33                      1      Clayton Corners
 1.34                      1      Clearwater Crossing
 1.35                      1      Shoppes at Paradise Pointe
 1.36                      1      Killearn Shopping Center
 1.37                      1      Conway Plaza
 1.38                      1      River Run Shopping Center
 1.39                      1      Aberdeen Square
 1.40                      1      Derby Square
 1.41                      1      Chickasaw Trails Shopping Center
 1.42                      1      Shoppes at Lake Dow
 1.43                      1      Shoppes of Ellenwood
 1.44                      1      Shops at Oliver's Crossing
 1.45                      1      Southwood Village Shopping Center
 1.46                      1      Paraiso Plaza
 1.47                      1      Sheridan Square
 1.48                      1      Countryside Shopping Center
 1.49                      1      Shoppes of Citrus Hills
 1.50                      1      Crystal Springs Shopping Center
 1.51                      1      Sexton Commons
 1.52                      1      Hairston Crossing
---------------------------------------------------------------------------------------------
  4         LaSalle        2      Hyde Park Apartment Portfolio
 4.1                       2      5326-5336 South Greenwood Avenue
 4.2                       2      5452-5466 South Ellis Ave., 949-957 E. 54th Pl.
 4.3                       2      5339-5345 South Woodlawn Ave., 1204-1224 E. 54th St.
 4.4                       2      5335-5345 South Kimbark Ave., 1304-1308 E. 54th St.
 4.5                       2      1509-1517 E. 57th St., 5707-5709 South Harper Ave.
 4.6                       2      5201 South Greenwood Avenue
 4.7                       2      5411-5421 South Ellis Avenue
 4.8                       2      5034-56 S. Woodlawn Avenue
 4.9                       2      5300-5308 South Hyde Park Avenue
 4.10                      2      5300-5308 South Greenwood Ave., 1021-1029 E. 53rd
 4.11                      2      5234-5244 South Ingleside, 912-914 E. 53rd
 4.12                      2      1515-1521 East 54th St.
 4.13                      2      5416-5430 South Woodlawn Avenue
 4.14                      2      5301-5307 South Maryland, 839-843 E. 53rd St.
 4.15                      2      5400-5406 South Maryland Ave., 825-827 E. 54th St.
 4.16                      2      5415-5425 South Woodlawn Avenue
 4.17                      2      5320-5326 South Drexel
 4.18                      2      5120 South Hyde Park
 4.19                      2      5355-5361 South Cottage Grove, 804-808 E. 54th St.
 4.20                      2      5400-5408 South Ingleside Ave., 913-915 E. 54th St.
 4.21                      2      5401-5409 South Cottage Grove, 807-811 E. 54th St.
 4.22                      2      5528-5532 South Everett Avenue
 4.23                      2      5237-5245 South Kenwood, 1368-1370 E. 53rd
 4.24                      2      5715-5725 South Kimbark Avenue
 4.25                      2      5350-5358 South Maryland Ave., 812-816 E. 54th St.
 4.26                      2      4850 South Drexel Boulevard
 4.27                      2      5474-5480 South Hyde Park Boulevard
 4.28                      2      5202-5210 South Cornell
 4.29                      2      5118-5120 South Greenwood
 4.30                      2      5401-5405 South Drexel Ave., 909-911 E. 54th St.
 4.31                      2      5218-5220 South Kimbark
 4.32                      2      5487-5491 South Hyde Park Boulevard
 4.33                      2      5335-5337 South Woodlawn Avenue
 4.34                      2      5507-5509 South Hyde Park Boulevard
 4.35                      2      5524-5526 South Everett Avenue
 4.36                      2      5468-5470 South Hyde Park Boulevard
 4.37                      2      5401-5403 South Woodlawn Ave., 1211-1213 E. 54th St.
 4.38                      2      5111 South Kimbark Avenue
 4.39                      2      5336 South Hyde Park Avenue
 4.40                      2      5405-5407 South Woodlawn Avenue
 4.41                      2      5457-5459 South Blackstone Avenue
 4.42                      2      5337 South Hyde Park Avenue
 4.43                      2      5128-5132 South Cornell Avenue
---------------------------------------------------------------------------------------------
  5         LaSalle        1      Wachovia Capitol Center
---------------------------------------------------------------------------------------------
  6         LaSalle        1      Ala Moana Portfolio
 6.1                       1      Ala Moana Center
 6.2                       1      Ala Moana Building
 6.3                       1      Ala Moana Pacific Center
 6.4                       1      Ala Moana Plaza
---------------------------------------------------------------------------------------------
  12        LaSalle        1      600 West Chicago
  17        LaSalle        1      Fifty West Corporate Center
---------------------------------------------------------------------------------------------
  18        LaSalle        1      IAC - CA & WA Industrial Portfolio
 18.1                      1      La Miada Commerce Center
 18.2                      1      Sea King Industrial
 18.3                      1      Commerce Business Park
 18.4                      1      East Valley Distribution Center
---------------------------------------------------------------------------------------------
  19        LaSalle        1      Herndon Square Office Park
  22        LaSalle        1      Woodside Corporate Park
  23        LaSalle        1      100 Technology Center Drive
---------------------------------------------------------------------------------------------
  25        LaSalle        1      BCBG Portfolio
 25.1                      1      BCBG - Fruitland
 25.2                      1      BCBG - Santa Fe
 25.3                      1      BCBG - Leonis
---------------------------------------------------------------------------------------------
  26        LaSalle        2      Southeast Apartment Portfolio
 26.1                      2      Grove Station Apartments
 26.2                      2      Bradford Grove Apartments
 26.3                      2      Merritt Landing Apartments
 26.4                      2      Hidden Park Apartments
 26.5                      2      Willow Glen Apartments
 26.6                      2      Quail Pointe Apartments
 26.7                      2      Ashley Chase Apartments
---------------------------------------------------------------------------------------------
  28        LaSalle        1      IAC - Oregon Industrial Portfolio
 28.1                      1      Commerce Park - Milwaukie
 28.2                      1      Commerce Park - McLoughlin
 28.3                      1      Commerce Park - Clackamas
 28.4                      1      Commerce Park - Wilsonville
---------------------------------------------------------------------------------------------
  30        LaSalle        1      Prologis Industrial
 30.1                      1      Prologis Industrial -  Stone Fort Distribution Center No. 1
 30.2                      1      Prologis Industrial -  Airport Distribution Center #16
 30.3                      1      Prologis Industrial -  Airport Distribution Center #19
 30.4                      1      Prologis Industrial -  Airport Distribution Center #10
 30.5                      1      Prologis Industrial -  Southwide Industrial Center #7
 30.6                      1      Prologis Industrial -  Airport Distribution Center #2
 30.7                      1      Prologis Industrial -  Delp Distribution Center #2
 30.8                      1      Prologis Industrial -  Delp Distribution Center #5
 30.9                      1      Prologis Industrial -  Airport Distribution Center #11
30.10                      1      Prologis Industrial -  Delp Distribution Center #8
30.11                      1      Prologis Industrial -  Stone Fort Distribution Center No. 4
30.12                      1      Prologis Industrial -  Airport Distribution Center #4
30.13                      1      Prologis Industrial -  Airport Distribution Center #15
30.14                      1      Prologis Industrial -  Airport Distribution Center #18
30.15                      1      Prologis Industrial -  Southwide Industrial Center #6
30.16                      1      Prologis Industrial -  Airport Distribution Center #9
30.17                      1      Prologis Industrial -  Airport Distribution Center #7
30.18                      1      Prologis Industrial -  Airport Distribution Center #8
30.19                      1      Prologis Industrial -  Southwide Industrial Center #5
30.20                      1      Prologis Industrial -  Southwide Industrial Center #8
---------------------------------------------------------------------------------------------
  33        LaSalle        1      Westlake Landing
  42        LaSalle        1      Regency Court
---------------------------------------------------------------------------------------------
  44        LaSalle        1      VDR Retail Portfolio
 44.1                      1      Lakeview Plaza
 44.2                      1      Glen Ellyn Crossing
 44.3                      1      Burbank Crossing
---------------------------------------------------------------------------------------------
  48        LaSalle        1      Country Club Village
  50        LaSalle        1      deCODE genetics
  53        LaSalle        2      Granada Apartments
---------------------------------------------------------------------------------------------
  57        LaSalle        1      NNN - Lenox Park (Buildings A & B)
 57.1                      1      Lenox Park Building B
 57.2                      1      Lenox Park Building A
---------------------------------------------------------------------------------------------
  67        LaSalle        1      Lake Calhoun Center
  70        LaSalle        1      International Towers Building
  71        LaSalle        1      Carmax - Roseville
  75        LaSalle        1      Parkway Plaza
  76        LaSalle        1      Cobblestone Shopping Center
  79        LaSalle        1      Holiday Resorts - Miami Beach, FL
  80        LaSalle        1      FBI Office Building
  84        LaSalle        1      Waterfront Apartments
  86        LaSalle        1      Windsor Commerce Center
  89        LaSalle        1      Vail Ranch Towne Square
  93        LaSalle        1      Riverbirch Corner Shopping Center
  95        LaSalle        1      NNN - Lenox Park (Building G)
  97        LaSalle        1      Las Vegas Tech Center
 105        LaSalle        1      The Shoppes at Amberly
 113        LaSalle        1      761 - 793 Boylston Street
 114        LaSalle        1      Pavillion Center
 115        LaSalle        1      Westwind Boulevard
 116        LaSalle        1      Mill Creek Shopping Center
 133        LaSalle        1      Women's Physician Center
 134        LaSalle        2      Southwind MHP
 136        LaSalle        1      D&W Grocery Store
 139        LaSalle        1      Cedar Medical Center
 141        LaSalle        1      Powell Center
 156        LaSalle        1      Gallo Displays Corporate Headquarters
 157        LaSalle        1      North Fresno Office
 168        LaSalle        1      Randstad Building
 173        LaSalle        1      37 West Medical
 178        LaSalle        1      Oaks at Centre Point
 179        LaSalle        1      The Crossroads
 180        LaSalle        1      Bloomingdale Commons
 181        LaSalle        2      Stonefield Village Apartments
 192        LaSalle        1      Neiman Marcus - Georgetown
 196        LaSalle        1      Park Santa Fe - Flagstaff
 201        LaSalle        1      Home Depot
 202        LaSalle        1      IAC 1850 Arthur
 203        LaSalle        1      Gibson Electric
 210        LaSalle        1      Hampton Inn Anderson
 211        LaSalle        1      Cobalt Marketplace
 214        LaSalle        1      Fairway Financial Center
 218        LaSalle        1      Days Inn Oceanside - Miami Beach, FL
 219        LaSalle        1      Rite Aid - Totem Lake
 220        LaSalle        2      Camelot Court Apartments
 221        LaSalle        1      Harbour Breeze Professional Center
 224        LaSalle        2      Forest Village
 226        LaSalle        1      Sleep Inn University Place
 232        LaSalle        1      Fairfield Inn - Evansville West
 233        LaSalle        2      Apple Villa Apartments
---------------------------------------------------------------------------------------------
 234        LaSalle        2      Bennett Edge Park Village Glen
234.1                      2      The Bennett
234.2                      2      Village Glen
234.3                      2      Edge Park
---------------------------------------------------------------------------------------------
 236        LaSalle        1      TNS Building
 237        LaSalle        1      Redlands Retail
 238        LaSalle        1      Walgreens, Salisbury
 240        LaSalle        1      One Mokena Plaza
 243        LaSalle        1      Towne Centre Place
---------------------------------------------------------------------------------------------
                                  Hoopes Place and Lenox Garden Crossed Portfolio
 245        LaSalle        2      Hoopes Place Apartments
 246        LaSalle        2      Lenox Garden Apartments
---------------------------------------------------------------------------------------------
 247        LaSalle        1      Autozone Plaza
 250        LaSalle        1      Hampton Inn Greenwood
 254        LaSalle        1      Independence Commons
 255        LaSalle        1      Plantation Crossing
 256        LaSalle        1      Walgreens Shelbyville
 257        LaSalle        2      Woodland West Apartments
 259        LaSalle        2      Treasure ISLE MHP
 260        LaSalle        1      Bethany Square Shopping Center
 261        LaSalle        1      Holiday Inn Express Jasper, Al
 264        LaSalle        2      Harbor Square Apts
 265        LaSalle        2      51 Estates
 267        LaSalle        1      Lakewood You Store It
 269        LaSalle        2      Dakin Apartments
 270        LaSalle        1      Dana Point Town Center
 271        LaSalle        1      Space World Self Storage - South
 274        LaSalle        1      7372 McKnight Road
 276        LaSalle        1      350 Second Street
 278        LaSalle        2      Orange Grove MHP
 279        LaSalle        1      Lakewood Landing
 285        LaSalle        1      St. Robert Centre
 287        LaSalle        1      Tractor Supply
 288        LaSalle        2      Lazy Land Manufactured Housing Park
 289        LaSalle        1      Interline Brands
 292        LaSalle        2      Northbrook Moblile Home Community
 295        LaSalle        1      VE - Hampton Inn Brooks KY
 296        LaSalle        1      30412 Esperanza
 301        LaSalle        2      Fairview Village MHP
 302        LaSalle        1      Hoosic Valley Shopping Center
 303        LaSalle        1      29000 Walker Road South
 304        LaSalle        2      Hillview Acres Manufactured Housing Community
 305        LaSalle        1      North Trail Stor-It Park
 307        LaSalle        1      IonBond, Inc
 308        LaSalle        1      Brooks Street
 310        LaSalle        2      Beaver Dam MHP
 311        LaSalle        2      River Bluff Apartments
 312        LaSalle        2      Buckbal
 313        LaSalle        1      Space World Self Storage - North
 314        LaSalle        1      Wachovia Alpharetta Ground Lease
 315        LaSalle        1      Hannaford Ground Lease
 316        LaSalle        1      Paducah Shopping Center
 318        LaSalle        2      New Colony
 319        LaSalle        1      Regions Bank

LOAN
NUMBER                                         PROPERTY ADDRESS                                                  CITY
------------------------------------------------------------------------------------------------------------------------------

  1      Various                                                                                        Various
 1.1     3200-4200 Klose Way, 3401 Blume Drive                                                          Richmond
 1.2     950 Largo Center Drive                                                                         Largo
 1.3     5725 North University Drive                                                                    Tamarac
 1.4     1351-1455 Riverstone Parkway                                                                   Canton
 1.5     10451 Indianapolis Boulevard                                                                   Highland
 1.6     935 Riverdale Street                                                                           West Springfield
 1.7     7801 South Orange Blossom Trail                                                                Orlando
 1.8     2190 South Pleasant Valley Road                                                                Winchester
 1.9     2047-2071 Skibo Road                                                                           Fayetteville
1.10     7327 52nd Place East                                                                           Bradenton
1.11     2000 Flamingo Road                                                                             Pembroke Pines
1.12     7440 Ritchie Highway                                                                           Glen Burnie
1.13     603 Meadowmont Village Drive                                                                   Chapel Hill
1.14     Airport Highway South Holland Sylvania Road                                                    Toledo
1.15     3804-3980 Northlake Boulevard                                                                  Palm Beach Gardens
1.16     4707-4793 North Congress Avenue                                                                Boynton Beach
1.17     1115 Vidina Place                                                                              Oviedo
1.18     9840 Little Road                                                                               New Port Richey
1.19     10801 Starkey Road                                                                             Largo
1.20     9943 Gilead Road                                                                               Huntersville
1.21     1455 South Semoran Boulevard                                                                   Casselberry
1.22     1950 Bruce B. Downs Boulevard                                                                  Wesley Chapel
1.23     Route 38                                                                                       Lumberton
1.24     127th Avenue and 120th Street                                                                  Miami
1.25     15001 North Dale Mabry Highway                                                                 Tampa
1.26     1301 - 1441 South Babcock Street                                                               Melbourne
1.27     9559 Highway 5                                                                                 Douglasville
1.28     3425 Lithia-Pinecrest Road                                                                     Valrico
1.29     9557 West Colonial Drive                                                                       Ocoee
1.30     1595 Peachtree Parkway                                                                         Cumming
1.31     1715-1795 Lakewood Ranch Boulevard                                                             Bradenton
1.32     4349-4357 Lawrenceville Highway                                                                Tucker
1.33     11721 U.S. Highway 17 West                                                                     Clayton
1.34     7380 Spout Springs Road                                                                        Flowery Branch
1.35     247 Miracle Strip Parkway                                                                      Fort Walton Beach
1.36     3483 Thomasville Road                                                                          Tallahassee
1.37     4400 Curry Ford Road                                                                           Orlando
1.38     9981 Miramar Parkway                                                                           Miramar
1.39     4966 Le Chalet Boulevard                                                                       Boynton Beach
1.40     2165-2233 Stringtown Road                                                                      Grove City
1.41     2160 South Chickasaw Trail                                                                     Orlando
1.42     920 Highway 91 East                                                                            McDonough
1.43     2828-2844 East Atlanta Road                                                                    Ellenwood
1.44     5034 Peters Creek Parkway                                                                      Winston-Salem
1.45     3551 Blair Stone Road                                                                          Tallahassee
1.46     3301 West 80th Street                                                                          Hialeah
1.47     401 East Sheridan Street                                                                       Dania
1.48     4025 Santa Barbara Boulevard                                                                   Naples
1.49     2699 North Forest Ridge Boulevard                                                              Hernando
1.50     6738-6784 West Gulf to Lake Highway                                                            Crystal River
1.51     1416 North Main Street                                                                         Fuquay Varina
1.52     2071-2079 South Hairston Road                                                                  Decatur
------------------------------------------------------------------------------------------------------------------------------
  4      Various                                                                                        Chicago
 4.1     5326-5336 South Greenwood Avenue                                                               Chicago
 4.2     5452-5466 South Ellis Avenue, 949-957 East 54th Street                                         Chicago
 4.3     5339-5345 South Woodlawn Avenue, 1204-1224 East 54th Street                                    Chicago
 4.4     5335-5345 South Kimbark Avenue, 1304-1308 East 54th Street                                     Chicago
 4.5     1509-1517 East 57th Street, 5707-5709 South Harper Avenue                                      Chicago
 4.6     5201 South Greenwood Avenue                                                                    Chicago
 4.7     5411-5421 South Ellis Avenue                                                                   Chicago
 4.8     5034-56 South Woodlawn Avenue                                                                  Chicago
 4.9     5300-5308 South Hyde Park Avenue                                                               Chicago
4.10     5300-5308 South Greenwood Avenue, 1021-1029 East 53rd Street                                   Chicago
4.11     5234-5244 South Ingleside Avenue, 912-914 East 53rd Street                                     Chicago
4.12     1515-1521 East 54th Street                                                                     Chicago
4.13     5416-5430 South Woodlawn Avenue                                                                Chicago
4.14     5301-5307 South Maryland, 839-843 E. 53rd Street                                               Chicago
4.15     5400-5406 South Maryland Avenue, 825-827 East 54th Street                                      Chicago
4.16     5415-5425 South Woodlawn Avenue                                                                Chicago
4.17     5320-5326 South Drexel                                                                         Chicago
4.18     5120 South Hyde Park Boulevard                                                                 Chicago
4.19     5355-5361 South Cottage Grove, 804-808 East 54th Street                                        Chicago
4.20     5400-5408 South Ingleside Avenue, 913-915 East 54th Street                                     Chicago
4.21     5401-5409 South Cottage Grove, 807-811 East 54th Street                                        Chicago
4.22     5528-5532 South Everett Avenue                                                                 Chicago
4.23     5237-5245 South Kenwood Avenue, 1368-1370 East 53rd Street                                     Chicago
4.24     5715-5725 South Kimbark Avenue                                                                 Chicago
4.25     5350-5358 South Maryland Avenue, 812-816 East 54th Street                                      Chicago
4.26     4850 South Drexel Boulevard                                                                    Chicago
4.27     5474-5480 South Hyde Park Boulevard                                                            Chicago
4.28     5202-5210 South Cornell Avenue                                                                 Chicago
4.29     5118-5120 South Greenwood Avenue                                                               Chicago
4.30     5401-5405 South Drexel Avenue, 909-911 East 54th Street                                        Chicago
4.31     5218-5220 South Kimbark Avenue                                                                 Chicago
4.32     5487-5491 South Hyde Park Boulevard                                                            Chicago
4.33     5335-5337 South Woodlawn Avenue                                                                Chicago
4.34     5507-5509 South Hyde Park Boulevard                                                            Chicago
4.35     5524-5526 South Everett Avenue                                                                 Chicago
4.36     5468-5470 South Hyde Park Boulevard                                                            Chicago
4.37     5401-5403 South Woodlawn Avenue, 1211-1213 East 54th Street                                    Chicago
4.38     5111 South Kimbark Avenue                                                                      Chicago
4.39     5336 South Hyde Park Avenue                                                                    Chicago
4.40     5405-5407 South Woodlawn Avenue                                                                Chicago
4.41     5457-5459 South Blackstone Avenue                                                              Chicago
4.42     5337 South Hyde Park Avenue                                                                    Chicago
4.43     5128-5132 South Cornell Avenue                                                                 Chicago
------------------------------------------------------------------------------------------------------------------------------
  5      150 Fayetteville Street                                                                        Raleigh
------------------------------------------------------------------------------------------------------------------------------
  6      Various                                                                                        Honolulu
 6.1     1450 Ala Moana Boulevard                                                                       Honolulu
 6.2     1441 Kapiolani Boulevard                                                                       Honolulu
 6.3     1585 Kapiolani Boulevard                                                                       Honolulu
 6.4     451 Piikoi Street                                                                              Honolulu
------------------------------------------------------------------------------------------------------------------------------
 12      600 West Chicago Avenue, 900-950 West Kingsbury, 811 North Larabee                             Chicago
 17      3975 Fair Ridge Drive                                                                          Fairfax
------------------------------------------------------------------------------------------------------------------------------
 18      Various                                                                                        Various
18.1     16651-16855 Knott Avenue & 16800 Trojan Way                                                    La Mirada
18.2     9100 15th Place South & 1501-1621 South 92nd Place                                             Seattle
18.3     6801-6819 Gage Avenue & 6301-6371 Chalet Drive                                                 Commerce
18.4     20421 84th Avenue South                                                                        Kent
------------------------------------------------------------------------------------------------------------------------------
 19      505 - 540 Huntmar Park Drive                                                                   Herndon
 22      15025, 15425, 15275, 15125, 15075, 15140 and 15475 SW Koll Parkway and 15655 Greystone Court   Beaverton
 23      100 Technology Center Drive                                                                    Stoughton
------------------------------------------------------------------------------------------------------------------------------
 25      Various                                                                                        Vernon
25.1     2701, 2707, 2711, 2761 Fruitland Avenue                                                        Vernon
25.2     4701 South Santa Fe Avenue                                                                     Vernon
25.3     2665 Leonis Boulevard                                                                          Vernon
------------------------------------------------------------------------------------------------------------------------------
 26      Various                                                                                        Various
26.1     1 Lakeside Road                                                                                Greenville
26.2     2096 East Main Street                                                                          Spartanburg
26.3     5700 Altama Avenue                                                                             Brunswick
26.4     320 Spruce Street                                                                              Spartanburg
26.5     211 Garden Way                                                                                 Rock Hill
26.6     460 East Blackstock Road                                                                       Spartanburg
26.7     1199 Lafayette Boulevard                                                                       Sumter
------------------------------------------------------------------------------------------------------------------------------
 28      Various                                                                                        Various
28.1     13477-13551 Southeast Johnson Road                                                             Milwaukie
28.2     2600-2770 Southeast Mailwell Drive                                                             Milwaukie
28.3     16065-16251 Southeast 98th Avenue                                                              Clackamas
28.4     10965 Southwest Commerce Circle & 9125 Southwest Ridder Road                                   Wilsonville
------------------------------------------------------------------------------------------------------------------------------
 30      Various                                                                                        Various
30.1     2100 Amnicola Highway                                                                          Chattanooga
30.2     3900 New Getwell Road                                                                          Memphis
30.3     3977, 4011 & 4015 East Raines Road                                                             Memphis
30.4     4400 Delp Street                                                                               Memphis
30.5     3638-3684 Contract Drive                                                                       Memphis
30.6     4148-4194 Delp Street                                                                          Memphis
30.7     3901-3921 Delp Street                                                                          Memphis
30.8     4319 Delp Street                                                                               Memphis
30.9     3970 & 4000 Senator Street                                                                     Memphis
30.10    4486-4524 Delp Street                                                                          Memphis
30.11    4121 South Creek Road                                                                          Chattanooga
30.12    4280-4290 Concorde Road                                                                        Memphis
30.13    3736 New Getwell Road                                                                          Memphis
30.14    3983-4011 Senator Street                                                                       Memphis
30.15    2870-2904 Cargo Circle                                                                         Memphis
30.16    4056 Homewood Road and 4140 East Raines Road                                                   Memphis
30.17    4313 Air Trans Road                                                                            Memphis
30.18    4299 Air Trans Road                                                                            Memphis
30.19    2893-2909 Shortside Lane                                                                       Memphis
30.20    3558 Lamar Avenue                                                                              Memphis
------------------------------------------------------------------------------------------------------------------------------
 33      32121-32133 Lindero Canyon Road                                                                Westlake Village
 42      9276 Arlington Expressway                                                                      Jacksonville
------------------------------------------------------------------------------------------------------------------------------
 44      Various                                                                                        Various
44.1     191 South Rand Road                                                                            Lake Zurich
44.2     727 Roosevelt Road                                                                             Glen Ellyn
44.3     7901 South Harlem Avenue                                                                       Burbank
------------------------------------------------------------------------------------------------------------------------------
 48      9100-9150 Alcosta Boulevard                                                                    San Ramon
 50      2501 West Davey Road                                                                           Woodridge
 53      1717 Kuntz Road                                                                                Erie
------------------------------------------------------------------------------------------------------------------------------
 57      Various                                                                                        Memphis
57.1     6625 Lenox Park Boulevard                                                                      Memphis
57.2     3175 Lenox Park Boulevard                                                                      Memphis
------------------------------------------------------------------------------------------------------------------------------
 67      3033 Excelsior Boulevard                                                                       Minneapolis
 70      857 Elkridge Landing Road                                                                      Linthicum
 71      1450 Eureka Road                                                                               Roseville
 75      255 Cumberland Parkway                                                                         Mechanicsburg
 76      192 Hartnell Avenue                                                                            Redding
 79      4333 Collins Avenue                                                                            Miami Beach
 80      24 Shackleford West Boulevard                                                                  Little Rock
 84      11459 North 28th Drive                                                                         Phoenix
 86      1440 West Indiantown Road                                                                      Jupiter
 89      32605 & 32675 Highway 79 South                                                                 Temecula
 93      1041 Spring Lane                                                                               Sanford
 95      6730 Lenox Center Court                                                                        Memphis
 97      2901-2931 North Tenaya Way                                                                     Las Vegas
 105     15305-15367 Amberly Drive                                                                      Tampa
 113     761, 777 & 793 Boylston Street                                                                 Boston
 114     24901 Dana Point Harbor Drive                                                                  Dana Point
 115     3650 Westwind Boulevard                                                                        Santa Rosa
 116     50 Market Street                                                                               South Portland
 133     8081 Township Line Road                                                                        Indianapolis
 134     795 County Road 1                                                                              Palm Harbor
 136     50 Douglas Avenue                                                                              Holland
 139     1901 South Cedar Street                                                                        Tacoma
 141     9001-9051 Columbus Pike                                                                        Lewis Center
 156     4922 East 49th Street                                                                          Cleveland
 157     6051 North Fresno Street                                                                       Fresno
 168     2015 South Park Place                                                                          Marietta
 173     530 Lakehurst Road                                                                             Toms River
 178     4969 Centre Point Drive                                                                        Charleston
 179     17003 and 17005 Bear Valley Road                                                               Hesperia
 180     107-213 West Bloomingdale Avenue                                                               Brandon
 181     3621-79 West College Avenue & 6311-77 South 35th Street                                        Franklin
 192     3030 M Street, Northwest                                                                       Washington
 196     3470-3520 East Route 66                                                                        Flagstaff
 201     20777 Hall Road                                                                                Macomb
 202     1850 Arthur Avenue                                                                             Elk Grove Village
 203     3100 Woodcreek Drive                                                                           Downers Grove
 210     120 Interstate Blvd.                                                                           Anderson
 211     445 East Market Street                                                                         Louisville
 214     10 Fairway Drive                                                                               Deerfield Beach
 218     4299 Collins Avenue                                                                            Miami Beach
 219     12421 Totem Lake Boulevard                                                                     Kirkland
 220     120 LaSalle Avenue                                                                             Buffalo
 221     1510-1540 Breezeport Way                                                                       Suffolk
 224     1325 North Forest Road                                                                         Amherst
 226     8525 North Tryon Street                                                                        Charlotte
 232     5400 Weston Road                                                                               Evansville
 233     1705 Blountville Boulevard                                                                     Blountville
------------------------------------------------------------------------------------------------------------------------------
 234     Various                                                                                        Various
234.1    20 East Morris Avenue                                                                          Buffalo
234.2    615-625 Cayuga Street & 255 South Seventh Street                                               Lewiston
234.3    1016 Amherst Street                                                                            Buffalo
------------------------------------------------------------------------------------------------------------------------------
 236     1939 Roland Clarke Place                                                                       Reston
 237     800 East Lugonia Avenue                                                                        Redlands
 238     1906 West Innes Street                                                                         Salisbury
 240     19801-19839 South La Grange Road                                                               Mokena
 243     1795 US Highway 17 North                                                                       Mount Pleasant
------------------------------------------------------------------------------------------------------------------------------

 245     22 Hoopes Road                                                                                 Newport News
 246     400 Warwick Avenue                                                                             Norfolk
------------------------------------------------------------------------------------------------------------------------------
 247     120 Worcester Road                                                                             Natick
 250     1624 ByPass 72 NE                                                                              Greenwood
 254     3905 Independence Boulevard                                                                    Wilmington
 255     754 Warrenton Road                                                                             Fredericksburg
 256     2188 Midland Trail                                                                             Shelbyville
 257     2601 Lynnwood Drive                                                                            Arlington
 259     141 Royal Palm Circle                                                                          Port Orange
 260     10132 Baltimore National Pike                                                                  Ellicott City
 261     202 Oak Hill Road                                                                              Jasper
 264     910 Lincoln Street                                                                             Portsmouth
 265     Route 51 & L.R. 288                                                                            Elizabeth
 267     12611 Pacific Highway SW                                                                       Lakewood
 269     917 West Dakin Street                                                                          Chicago
 270     24582 Del Prado Avenue                                                                         Dana Point
 271     2810 South Boulder Avenue                                                                      Russellville
 274     7372 McKnight Road                                                                             Ross Township
 276     350 Second Street                                                                              Los Altos
 278     2615 Cortez Road West                                                                          Bradenton
 279     2201 North Lakewood Boulevard                                                                  Long Beach
 285     215 St. Robert Avenue                                                                          St. Robert
 287     1635 East Springfield Drive                                                                    Camden
 288     2615 Southwest 25th Street                                                                     Fort Lauderdale
 289     133 Westgate Drive                                                                             Beaver Falls
 292     5350 Louisville Road                                                                           Bowling Green
 295     180 Willabrook Drive                                                                           Brooks
 296     30412 Esperanza                                                                                Rancho Santa Margarita
 301     1430 Torun Road                                                                                Stevens Point
 302     Intersection of Routes 40 & 67                                                                 Schaghticoke
 303     29000 Walker Road South                                                                        Walker
 304     1229 Old Dickerson Road                                                                        Goodlettsville
 305     3804 North Orange Blossom Trail                                                                Orlando
 307     7856 McCloud Road                                                                              Greensboro
 308     250-250 Brooks Street                                                                          Laguna Beach
 310     Kings Crossroads Road                                                                          Greenville
 311     320 Western Avenue                                                                             Fergus Falls
 312     3055-3109 North Meridian Street                                                                Indianapolis
 313     303 East Harrell Drive                                                                         Russellville
 314     15800 Birmingham Highway                                                                       Alpharetta
 315     31 Ted Drive                                                                                   Pine Bush
 316     5134 Hinkleville Road                                                                          Paducah
 318     3101 Homestead Duquesne Road                                                                   West Mifflin
 319     2410 Ridgewood Avenue                                                                          Daytona Beach

                                                                          CROSS
                                                      CUT-OFF DATE    COLLATERALIZED                    MASTER
LOAN                                                   PRINCIPAL        (MORTGAGE                      SERVICING   ARD LOAN
NUMBER    STATE    ZIP CODE          COUNTY             BALANCE        LOAN GROUP)     MORTGAGE RATE   FEE RATE    (YES/NO)?   ARD
----------------------------------------------------------------------------------------------------------------------------------

  1      Various   Various    Various                442,500,000.00         No            5.6000%       0.0200%       No
 1.1       CA       94806     Contra Costa
 1.2       MD       20774     Prince Georges
 1.3       FL       33321     Broward
 1.4       GA       30114     Cherokee
 1.5       IN       46322     Lake
 1.6       MA       01089     Hampden
 1.7       FL       32809     Orange
 1.8       VA       22601     Frederick
 1.9       NC       28314     Cumberland
1.10       FL       34203     Manatee
1.11       FL       33028     Broward
1.12       MD       21061     Anne Arundel
1.13       NC       27517     Orange
1.14       OH       43528     Lucas
1.15       FL       33403     Palm Beach
1.16       FL       33437     Palm Beach
1.17       FL       32756     Seminole
1.18       FL       34654     Pasco
1.19       FL       33777     Pinellas
1.20       NC       28078     Mecklenburg
1.21       FL       32707     Seminole
1.22       FL       33543     Pasco
1.23       NJ       08048     Burlington
1.24       FL       33186     Miami-Dade
1.25       FL       33618     Hillsborough
1.26       FL       32901     Brevard
1.27       GA       30135     Douglas
1.28       FL       33594     Hillsborough
1.29       FL       34761     Orange
1.30       GA       30041     Forsyth
1.31       FL       34211     Manatee
1.32       GA       30084     DeKalb
1.33       NC       27520     Johnston
1.34       GA       30542     Hall
1.35       FL       32548     Okaloosa
1.36       FL       32309     Leon
1.37       FL       32812     Orange
1.38       FL       33025     Broward
1.39       FL       33436     Palm Beach
1.40       OH       43123     Franklin
1.41       FL       32825     Orange
1.42       GA       30252     Henry
1.43       GA       30294     Henry
1.44       NC       27127     Forsyth
1.45       FL       32311     Leon
1.46       FL       33018     Miami-Dade
1.47       FL       33004     Broward
1.48       FL       34104     Collier
1.49       FL       34442     Citrus
1.50       FL       34429     Citrus
1.51       NC       27526     Wake
1.52       GA       30035     DeKalb
----------------------------------------------------------------------------------------------------------------------------------
  4        IL      Various    Cook                   123,150,000.00         No            5.9100%       0.0200%       No
 4.1       IL       60615     Cook
 4.2       IL       60615     Cook
 4.3       IL       60615     Cook
 4.4       IL       60615     Cook
 4.5       IL       60637     Cook
 4.6       IL       60615     Cook
 4.7       IL       60615     Cook
 4.8       IL       60615     Cook
 4.9       IL       60615     Cook
4.10       IL       60615     Cook
4.11       IL       60615     Cook
4.12       IL       60615     Cook
4.13       IL       60615     Cook
4.14       IL       60615     Cook
4.15       IL       60615     Cook
4.16       IL       60615     Cook
4.17       IL       60615     Cook
4.18       IL       60615     Cook
4.19       IL       60615     Cook
4.20       IL       60615     Cook
4.21       IL       60615     Cook
4.22       IL       60637     Cook
4.23       IL       60615     Cook
4.24       IL       60637     Cook
4.25       IL       60615     Cook
4.26       IL       60615     Cook
4.27       IL       60615     Cook
4.28       IL       60615     Cook
4.29       IL       60615     Cook
4.30       IL       60615     Cook
4.31       IL       60615     Cook
4.32       IL       60615     Cook
4.33       IL       60615     Cook
4.34       IL       60637     Cook
4.35       IL       60637     Cook
4.36       IL       60615     Cook
4.37       IL       60615     Cook
4.38       IL       60615     Cook
4.39       IL       60615     Cook
4.40       IL       60615     Cook
4.41       IL       60615     Cook
4.42       IL       60615     Cook
4.43       IL       60615     Cook
----------------------------------------------------------------------------------------------------------------------------------
  5        NC       27601     Wake                   120,300,000.00         No            5.5700%       0.0400%       No
----------------------------------------------------------------------------------------------------------------------------------
  6        HI       96814     Honolulu               100,000,000.00         No            5.6028%       0.0200%       No
 6.1       HI       96814     Honolulu
 6.2       HI       96814     Honolulu
 6.3       HI       96814     Honolulu
 6.4       HI       96814     Honolulu
----------------------------------------------------------------------------------------------------------------------------------
 12        IL       60610     Cook                    66,250,000.00         No            5.6800%       0.0300%       No
 17        VA       22033     Fairfax                 56,000,000.00         No            5.7600%       0.0500%       No
----------------------------------------------------------------------------------------------------------------------------------
 18      Various   Various    Various                 49,000,000.00         No            5.7200%       0.0200%       No
18.1       CA       90638     Los Angeles
18.2       WA       98108     King
18.3       CA       90040     Los Angeles
18.4       WA       98032     King
----------------------------------------------------------------------------------------------------------------------------------
 19        VA       20170     Fairfax                 47,500,000.00         No            5.7600%       0.0500%       No
 22        OR       97006     Washington              40,000,000.00         No            6.2000%       0.0400%       No
 23        MA       02072     Norfolk                 37,600,000.00         No            5.5700%       0.0400%       No
----------------------------------------------------------------------------------------------------------------------------------
 25        CA       90058     Los Angeles             37,220,000.00         No            5.4200%       0.0200%       No
25.1       CA       90058     Los Angeles
25.2       CA       90058     Los Angeles
25.3       CA       90058     Los Angeles
----------------------------------------------------------------------------------------------------------------------------------
 26      Various   Various    Various                 37,000,000.00         No            5.8700%       0.0200%       No
26.1       SC       29611     Greenville
26.2       SC       29307     Spartanburg
26.3       GA       31525     Glynn
26.4       SC       29303     Spartanburg
26.5       SC       29732     York
26.6       SC       29301     Spartanburg
26.7       SC       29150     Sumter
----------------------------------------------------------------------------------------------------------------------------------
 28        OR      Various    Various                 35,000,000.00         No            5.7200%       0.0200%       No
28.1       OR       97222     Clackamas
28.2       OR       97222     Clackamas
28.3       OR       97015     Clackamas
28.4       OR       97070     Washington
----------------------------------------------------------------------------------------------------------------------------------
 30        TN      Various    Various                 32,450,000.00         No            5.5200%       0.0200%       No
30.1       TN       37406     Hamilton
30.2       TN       38118     Shelby
30.3       TN       38118     Shelby
30.4       TN       38118     Shelby
30.5       TN       38118     Shelby
30.6       TN       38118     Shelby
30.7       TN       38118     Shelby
30.8       TN       38118     Shelby
30.9       TN       38118     Shelby
30.10      TN       38118     Shelby
30.11      TN       37406     Hamilton
30.12      TN       38118     Shelby
30.13      TN       38118     Shelby
30.14      TN       38118     Shelby
30.15      TN       38118     Shelby
30.16      TN       38118     Shelby
30.17      TN       38118     Shelby
30.18      TN       38118     Shelby
30.19      TN       38118     Shelby
30.20      TN       38118     Shelby
----------------------------------------------------------------------------------------------------------------------------------
 33        CA       91361     Los Angeles             29,000,000.00         No            5.5000%       0.0200%       No
 42        FL       32225     Duval                   22,700,000.00         No            5.6200%       0.0400%       No
----------------------------------------------------------------------------------------------------------------------------------
 44        IL      Various    Various                 21,000,000.00         No            5.6100%       0.0200%       No
44.1       IL       60047     Lake
44.2       IL       60137     DuPage
44.3       IL       60459     Cook
----------------------------------------------------------------------------------------------------------------------------------
 48        CA       94583     Contra Costa            20,200,000.00         No            5.7000%       0.0200%       No
 50        IL       60517     DuPage                  20,000,000.00         No            6.4600%       0.0200%       No
 53        PA       16509     Erie                    19,200,000.00         No            5.9800%       0.0200%       No
----------------------------------------------------------------------------------------------------------------------------------
 57        TN       38115     Shelby                  17,300,000.00         No            6.1000%       0.0400%       No
57.1       TN       38115     Shelby
57.2       TN       38115     Shelby
----------------------------------------------------------------------------------------------------------------------------------
 67        MN       55416     Hennepin                15,968,805.45         No            5.7100%       0.0200%       No
 70        MD       21090     Anne Arundel            15,200,000.00         No            5.6800%       0.0700%       No
 71        CA       95661     Placer                  15,100,000.00         No            5.4500%       0.0200%       No
 75        PA       17055     Cumberland              14,300,000.00         No            5.5300%       0.0200%       No
 76        CA       96002     Shasta                  14,200,000.00         No            5.9400%       0.0200%       No
 79        FL       33140     Miami-Dade              14,000,000.00         No            5.5500%       0.0200%       No
 80        AR       72211     Pulaski                 13,650,000.00         No            5.8000%       0.0200%       No
 84        AZ       85029     Maricopa                13,300,000.00         No            5.5300%       0.0200%       No
 86        FL       33458     Palm Beach              13,176,000.00         No            5.8800%       0.0700%       No
 89        CA       92592     Riverside               12,700,000.00         No            6.1500%       0.0200%       No
 93        NC       27330     Lee                     12,080,000.00         No            5.7900%       0.0200%       No
 95        TN       38115     Shelby                  12,000,000.00         No            5.8820%       0.0400%       No
 97        NV       89128     Clark                   11,600,000.00         No            5.7100%       0.0200%       No
 105       FL       33647     Hillsborough            10,800,000.00         No            5.4800%       0.0700%       No
 113       MA       02116     Suffolk                 10,000,000.00         No            5.4600%       0.0700%       No
 114       CA       92629     Orange                  10,000,000.00         No            5.5500%       0.0200%       No
 115       CA       95403     Sonoma                  10,000,000.00         No            5.6200%       0.0200%       No
 116       ME       04106     Cumberland              10,000,000.00         No            5.6700%       0.0200%       No
 133       IN       46260     Marion                   9,000,000.00         No            5.6400%       0.0700%       No
 134       FL       34683     Pinellas                 8,750,000.00         No            5.8000%       0.0200%       No
 136       MI       49424     Ottawa                   8,600,000.00         No            5.8000%       0.0200%       No
 139       WA       98405     Pierce                   8,500,000.00         No            5.7400%       0.0200%       No
 141       OH       43035     Delaware                 8,389,593.00         No            5.0200%       0.0200%       No
 156       OH       44125     Cuyahoga                 7,920,000.00         No            5.7500%       0.0700%       No
 157       CA       93710     Fresno                   7,900,000.00         No            5.6600%       0.0200%       No
 168       GA       30060     Cobb                     7,400,000.00         No            5.5600%       0.0600%       No
 173       NJ       08755     Ocean                    7,000,000.00         No            6.2100%       0.0200%       No
 178       SC       29418     Charleston               6,680,000.00         No            5.9200%       0.0200%       No
 179       CA       92345     San Bernardino           6,650,000.00         No            5.8100%       0.0700%       No
 180       FL       33511     Hillsborough             6,640,000.00         No            6.0000%       0.0200%       No
 181       WI       53132     Milwaukee                6,635,000.00         No            5.8400%       0.0700%       No
 192       DC       20007     District of Columbia     6,000,000.00         No            5.5400%       0.0200%       No
 196       AZ       86004     Coconino                 5,988,856.40         No            5.9300%       0.1200%       No
 201       MI       48044     Macomb                   5,760,000.00         No            5.7900%       0.0700%       No
 202       IL       60007     Cook                     5,750,000.00         No            5.6700%       0.0200%       No
 203       IL       60515     Dupage                   5,650,000.00         No            5.6900%       0.0200%       No
 210       SC       29621     Anderson                 5,293,914.87         No            5.6900%       0.1000%       No
 211       KY       40202     Jefferson                5,289,711.97         No            5.7300%       0.1000%       No
 214       FL       33441     Broward                  5,144,000.00         No            5.7200%       0.0200%       No
 218       FL       33140     Miami-Dade               5,000,000.00         No            5.5300%       0.0200%       No
 219       WA       98034     King                     4,986,347.67         No            5.9900%       0.0700%       No
 220       NY       14217     Erie                     4,900,000.00         No            6.0500%       0.0200%       No
 221       VA       23435     Suffolk City             4,900,000.00         No            6.4600%       0.1000%       No
 224       NY       14221     Erie                     4,700,000.00         No            6.0500%       0.0200%       No
 226       NC       28262     Mecklenburg              4,591,207.09         No            5.8000%       0.1000%       No
 232       IN       47712     Vanderburgh              4,400,000.00         No            5.6900%       0.0200%       No
 233       TN       37617     Sullivan                 4,395,611.39         No            5.9900%       0.0200%       No
----------------------------------------------------------------------------------------------------------------------------------
 234       NY      Various    Various                  4,292,207.64         No            6.0400%       0.0200%       No
234.1      NY       14214     Erie
234.2      NY       14092     Niagara
234.3      NY       14216     Erie
----------------------------------------------------------------------------------------------------------------------------------
 236       VA       20191     Fairfax                  4,200,000.00         No            5.5000%       0.0200%       No
 237       CA       92374     San Bernardino           4,100,000.00         No            5.7100%       0.0200%       No
 238       NC       28144     Rowan                    4,020,923.62         No            5.9100%       0.1000%       No
 240       IL       60448     Will                     3,989,228.66         No            6.0700%       0.0200%       No
 243       SC       29464     Charleston               3,892,610.65         No            5.8400%       0.1000%       No
----------------------------------------------------------------------------------------------------------------------------------

 245       VA       23602     Newport News City        2,313,185.26        Yes            5.8300%       0.1200%       No
 246       VA       23503     Norfolk City             1,395,887.64        Yes            5.8300%       0.1200%       No
----------------------------------------------------------------------------------------------------------------------------------
 247       MA       01760     Middlesex                3,700,000.00         No            5.7200%       0.0200%       No
 250       SC       29649     Greenwood                3,664,022.34         No            5.6900%       0.0500%       No
 254       NC       28412     New Hanover              3,520,000.00         No            5.6700%       0.0200%       No
 255       VA       22406     Stafford                 3,513,649.73         No            6.0600%       0.1000%       No
 256       KY       40065     Shelby                   3,493,324.47         No            5.8100%       0.0200%       No
 257       TX       76013     Tarrant                  3,492,919.13         No            5.5400%       0.0200%       No
 259       FL       32127     Volusia                  3,400,000.00         No            5.9900%       0.0200%       No
 260       MD       21042     Howard                   3,396,536.85         No            5.8800%       0.1000%       No
 261       AL       35504     Walker                   3,350,617.61         No            5.8600%       0.0700%       No
 264       VA       23704     Portsmouth City          3,246,721.05         No            5.9300%       0.1000%       No
 265       PA       15037     Allegheny                3,184,193.18         No            6.0200%       0.0200%       No
 267       WA       98499     Pierce                   3,100,000.00         No            5.9000%       0.0200%       No
 269       IL       60613     Cook                     3,000,000.00         No            5.7600%       0.0200%       No
 270       CA       92629     Orange                   2,800,000.00         No            5.7700%       0.0200%       No
 271       AR       72802     Pope                     2,795,139.20         No            6.2300%       0.0200%       No
 274       PA       15237     Allegheny                2,550,000.00         No            5.9500%       0.1000%       No
 276       CA       94022     Santa Clara              2,500,000.00         No            5.6000%       0.0700%       No
 278       FL       34207     Manatee                  2,495,570.47         No            6.1400%       0.0200%       No
 279       CA       90815     Los Angeles              2,475,000.00         No            6.0600%       0.0700%       No
 285       MO       65584     Pulaski                  2,300,000.00         No            5.9000%       0.0200%       No
 287       SC       29020     Kershaw                  2,297,670.64         No            5.9100%       0.1450%       No
 288       FL       33317     Broward                  2,295,961.58         No            6.1800%       0.0200%       No
 289       PA       15010     Beaver                   2,293,455.36         No            5.7500%       0.0200%       No
 292       KY       42101     Warren                   2,147,814.24         No            5.8900%       0.0200%       No
 295       KY       40109     Bullitt                  1,980,939.53         No            6.7600%       0.0200%       No
 296       CA       92688     Orange                   1,961,526.26         No            6.1500%       0.0200%       No
 301       WI       54481     Portage                  1,796,796.29         No            6.1200%       0.0800%       No
 302       NY       12154     Rensselaer               1,792,419.69         No            5.9600%       0.0200%       No
 303       LA       70785     Livingston               1,718,367.99         No            6.2500%       0.0200%       No
 304       TN       37072     Davidson                 1,718,251.39         No            5.8900%       0.0200%       No
 305       FL       32804     Orange                   1,648,325.75         No            5.9000%       0.0200%       No
 307       NC       27409     Guilford                 1,498,518.13         No            6.0400%       0.0200%       No
 308       CA       92651     Orange                   1,497,132.74         No            5.8000%       0.0200%       No
 310       NC       27834     Pitt                     1,447,288.95         No            5.9000%       0.1450%       No
 311       MN       56537     Otter Tail               1,447,264.81         No            5.8600%       0.0200%       No
 312       IN       46208     Marion                   1,423,503.72         No            5.7200%       0.0200%       No
 313       AR       72802     Pope                     1,422,548.68         No            6.2700%       0.0200%       No
 314       GA       30004     Fulton                   1,415,000.00         No            5.8700%       0.0200%       No
 315       NY       12566     Ulster                   1,400,000.00         No            5.9400%       0.0200%       No
 316       KY       42001     McCracken                1,245,818.65         No            6.2000%       0.0200%       No
 318       PA       15122     Allegheny                1,098,015.53         No            6.0600%       0.0200%       No
 319       FL       32119     Volusia                  1,082,008.73         No            6.1300%       0.0200%       No

         ADDITIONAL                                                                            PERIODIC PAYMENT
          INTEREST    INTEREST RESERVE                                                           ON FIRST DUE     ORIGINAL TERM
LOAN     RATE AFTER    MORTGAGE LOAN                                         STATED MATURITY      DATE AFTER      TO MATURITY /
NUMBER      ARD          (YES/NO)?           LOAN TYPE        GRACE PERIOD        DATE             CLOSING        ARD (MONTHS)
-------------------------------------------------------------------------------------------------------------------------------

  1                          No             Interest Only          0            07/05/17           2,133,833.33        120
 1.1
 1.2
 1.3
 1.4
 1.5
 1.6
 1.7
 1.8
 1.9
1.10
1.11
1.12
1.13
1.14
1.15
1.16
1.17
1.18
1.19
1.20
1.21
1.22
1.23
1.24
1.25
1.26
1.27
1.28
1.29
1.30
1.31
1.32
1.33
1.34
1.35
1.36
1.37
1.38
1.39
1.40
1.41
1.42
1.43
1.44
1.45
1.46
1.47
1.48
1.49
1.50
1.51
1.52
-------------------------------------------------------------------------------------------------------------------------------
  4                          No             Interest Only          5            04/01/17             626,730.88        120
 4.1
 4.2
 4.3
 4.4
 4.5
 4.6
 4.7
 4.8
 4.9
4.10
4.11
4.12
4.13
4.14
4.15
4.16
4.17
4.18
4.19
4.20
4.21
4.22
4.23
4.24
4.25
4.26
4.27
4.28
4.29
4.30
4.31
4.32
4.33
4.34
4.35
4.36
4.37
4.38
4.39
4.40
4.41
4.42
4.43
-------------------------------------------------------------------------------------------------------------------------------
  5                          No             Interest Only          5            02/01/17             577,005.58        120
-------------------------------------------------------------------------------------------------------------------------------
  6                          No             Interest Only       (Note 1)        09/01/11             482,459.03        60
 6.1
 6.2
 6.3
 6.4
-------------------------------------------------------------------------------------------------------------------------------
 12                          No             Interest Only          3            06/01/17             324,036.11        120
 17                          No             Interest Only          5            06/01/17             277,760.00        120
-------------------------------------------------------------------------------------------------------------------------------
 18                          No             Interest Only          5            07/01/12             241,352.22        60
18.1
18.2
18.3
18.4
-------------------------------------------------------------------------------------------------------------------------------
 19                          No             Interest Only          5            06/01/17             235,600.00        120
 22                          No          Partial IO/Balloon        5            04/01/17             213,555.56        120
 23                          No             Interest Only          5            04/01/17             180,344.22        120
-------------------------------------------------------------------------------------------------------------------------------
 25                          No          Partial IO/Balloon        5            03/01/17             173,714.01        120
25.1
25.2
25.3
-------------------------------------------------------------------------------------------------------------------------------
 26                          No          Partial IO/Balloon        5            06/01/17             187,024.72        120
26.1
26.2
26.3
26.4
26.5
26.6
26.7
-------------------------------------------------------------------------------------------------------------------------------
 28                          No             Interest Only          5            07/01/12             172,394.44        60
28.1
28.2
28.3
28.4
-------------------------------------------------------------------------------------------------------------------------------
 30                          No             Interest Only          5            06/01/17             154,245.67        120
30.1
30.2
30.3
30.4
30.5
30.6
30.7
30.8
30.9
30.10
30.11
30.12
30.13
30.14
30.15
30.16
30.17
30.18
30.19
30.20
-------------------------------------------------------------------------------------------------------------------------------
 33                          No          Partial IO/Balloon        5            05/01/17             137,347.22        120
 42                          No             Interest Only          7            05/01/17             109,855.39        120
-------------------------------------------------------------------------------------------------------------------------------
 44                          No          Partial IO/Balloon        5            05/01/17             101,447.50        120
44.1
44.2
44.3
-------------------------------------------------------------------------------------------------------------------------------
 48                          No             Interest Only          5            06/01/14              99,148.33        84
 50                          No          Partial IO/Balloon        5            07/01/17             111,255.56        120
 53                          No          Partial IO/Balloon        5            03/01/17              98,869.33        120
-------------------------------------------------------------------------------------------------------------------------------
 57                          No          Partial IO/Balloon        5            02/01/17              90,873.06        120
57.1
57.2
-------------------------------------------------------------------------------------------------------------------------------
 67                          No                Balloon             5            05/01/17              92,965.49        120
 70                          No             Interest Only          5            04/01/17              74,344.89        120
 71                          No          Partial IO/Balloon        5            06/01/17              70,865.14        120
 75                          No          Partial IO/Balloon        5            05/01/17              68,095.81        120
 76                          No             Interest Only          5            04/01/14              72,633.00        84
 79                          No             Interest Only          5            06/01/17              66,908.33        120
 80                          No             Interest Only          5            05/01/17              68,174.17        120
 84                          No             Interest Only          5            05/01/17              63,333.86        120
 86                          No          Partial IO/Balloon        5            05/01/17              66,714.48        120
 89                          No          Partial IO/Balloon        5            06/01/17              67,257.08        120
 93                          No             Interest Only          5            05/01/17              60,228.87        120
 95                          No          Partial IO/Balloon        5            02/01/17              60,780.67        120
 97                          No          Partial IO/Balloon        5            06/01/17              57,036.56        120
 105                         No          Partial IO/Balloon        5            05/01/17              50,964.00        120
 113                         No             Interest Only          5            05/01/17              47,016.67        120
 114                         No             Interest Only          5            06/01/17              47,791.67        120
 115                         No          Partial IO/Balloon        5            05/01/17              48,394.44        120
 116                         No             Interest Only          5            06/01/17              48,825.00        120
 133                         No          Partial IO/Balloon        5            05/01/17              43,710.00        120
 134                         No             Interest Only          5            06/01/14              43,701.39        84
 136                         No          Partial IO/Balloon        5            04/01/17              42,952.22        120
 139                         No          Partial IO/Balloon        5            05/01/17              42,013.61        120
 141                         No             Interest Only          5            05/01/12              36,266.35        60
 156                         No          Partial IO/Balloon        5            06/01/17              39,215.00        120
 157                         No          Partial IO/Balloon        5            06/01/17              38,503.72        120
 168                         No             Interest Only          5            05/01/17              35,429.56        120
 173                         No          Partial IO/Balloon        5            06/01/17              37,432.50        120
 178                         No          Partial IO/Balloon        5            06/01/17              34,053.16        120
 179                         No          Partial IO/Balloon        5            05/01/17              33,270.32        120
 180                         No          Partial IO/Balloon        5            05/01/14              34,306.67        84
 181                         No          Partial IO/Balloon        5            05/01/17              33,366.68        120
 192                         No          Partial IO/Balloon        5            06/01/17              28,623.33        120
 196                         No                Balloon             5            05/01/17              35,703.45        120
 201                         No             Interest Only          5            06/01/17              28,718.40        120
 202                         No             Interest Only          5            05/01/12              28,074.38        60
 203                         No             Interest Only          5            05/01/17              27,683.43        120
 210                         No                Balloon             5            05/01/17              37,147.89        120
 211                         No                Balloon             5            05/01/17              30,862.06        120
 214                         No          Partial IO/Balloon        5            05/01/17              25,337.06        120
 218                         No             Interest Only          5            05/01/17              23,809.72        120
 219                         No                Balloon             5            05/01/17              32,184.51        120
 220                         No          Partial IO/Balloon        5            05/01/17              25,527.64        120
 221                         No          Partial IO/Balloon        5            04/01/17              27,257.61        120
 224                         No          Partial IO/Balloon        5            05/01/17              24,485.69        120
 226                         No                Balloon             5            05/01/17              26,990.64        120
 232                         No          Partial IO/Balloon        5            05/01/17              21,558.78        120
 233                         No                Balloon             5            06/01/17              26,351.94        120
-------------------------------------------------------------------------------------------------------------------------------
 234                         No                Balloon             5            05/01/17              25,891.36        120
234.1
234.2
234.3
-------------------------------------------------------------------------------------------------------------------------------
 236                         No             Interest Only          7            05/01/14              19,891.67        84
 237                         No          Partial IO/Balloon        5            06/01/17              20,159.47        120
 238                         No                Balloon             15           06/01/17              23,899.51        120
 240                         No                Balloon             5            05/01/17              25,943.49        120
 243                         No                Balloon             5            05/01/17              22,982.81        120
-------------------------------------------------------------------------------------------------------------------------------

 245                         No                Balloon             5            04/01/17              13,657.02        120
 246                         No                Balloon             5            04/01/17               8,241.31        120
-------------------------------------------------------------------------------------------------------------------------------
 247                         No          Partial IO/Balloon        5            05/01/17              18,224.56        120
 250                         No                Balloon             5            05/01/17              25,710.78        120
 254                         No          Partial IO/Balloon        15           06/01/17              17,186.40        120
 255                         No                Balloon             7            05/01/17              21,240.15        120
 256                         No                Balloon             5            05/01/17              20,558.65        120
 257                         No                Balloon             5            05/01/17              19,960.54        120
 259                         No          Partial IO/Balloon        5            05/01/17              17,537.39        120
 260                         No                Balloon             5            06/01/17              20,123.15        120
 261                         No                Balloon             5            05/01/17              21,361.90        120
 264                         No                Balloon             7            06/01/17              19,339.37        120
 265                         No                Balloon             5            05/01/17              19,166.70        120
 267                         No          Partial IO/Balloon        5            04/01/17              15,749.72        120
 269                         No          Partial IO/Balloon        5            05/01/17              14,880.00        120
 270                         No          Partial IO/Balloon        5            05/01/17              13,912.11        120
 271                         No                Balloon             5            05/01/17              17,203.68        120
 274                         No          Partial IO/Balloon        5            05/01/17              13,065.21        120
 276                         No             Interest Only          5            05/01/17              12,055.56        120
 278                         No                Balloon             5            05/01/17              15,214.52        120
 279                         No          Partial IO/Balloon        5            05/01/17              12,915.38        120
 285                         No          Partial IO/Balloon        5            05/01/17              11,685.28        120
 287                         No                Balloon             5            06/01/17              13,656.86        120
 288                         No                Balloon             5            05/01/12              14,056.95        60
 289                         No                Balloon             5            05/01/17              14,469.45        120
 292                         No                Balloon             5            06/01/17              12,738.68        120
 295                         No           Fully Amortizing         5            04/01/22              17,709.28        180
 296                         No                Balloon             5            05/01/17              11,971.33        120
 301                         No                Balloon             5            05/01/17              10,931.17        120
 302                         No                Balloon             5            04/01/17              11,553.45        120
 303                         No                Balloon             5            06/01/17              10,590.34        120
 304                         No                Balloon             5            06/01/17              10,190.94        120
 305                         No                Balloon             5            06/01/17               9,786.75        120
 307                         No                Balloon             15           06/01/17               9,031.87        120
 308                         No                Balloon             5            05/01/17               8,801.30        120
 310                         No                Balloon             15           05/01/17               8,600.48        120
 311                         No                Balloon             5            05/01/17               8,563.40        120
 312                         No                Balloon             5            06/01/17               8,288.78        120
 313                         No                Balloon             5            05/01/17               8,792.51        120
 314                         No          Partial IO/Balloon        5            05/01/17               7,152.43        120
 315                         No          Partial IO/Balloon        5            05/01/17               7,161.00        120
 316                         No                Balloon             5            05/01/17               7,643.61        120
 318                         No                Balloon             5            05/01/17               6,637.55        120
 319                         No                Balloon             5            04/01/17               6,596.08        120

                             STATED          STATED
         REMAINING TERM     ORIGINAL        REMAINING      DEFEASANCE
LOAN     TO MATURITY /    AMORTIZATION    AMORTIZATION        LOAN                                                        PROPERTY
NUMBER    ARD (MONTHS)    TERM (MONTHS)   TERM (MONTHS)    (YES/NO)?          BORROWER'S INTEREST         PROPERTY SIZE   SIZE TYPE
-----------------------------------------------------------------------------------------------------------------------------------

  1           120         Interest Only   Interest Only    No (Note 4)             Fee Simple                 7,297,943      SF
 1.1                                                                               Fee Simple                   245,774      SF
 1.2                                                                               Fee Simple                   260,797      SF
 1.3                                                                               Fee Simple                   227,209      SF
 1.4                                                                               Fee Simple                   307,716      SF
 1.5                                                                               Fee Simple                   312,546      SF
 1.6                                                                               Fee Simple                   273,307      SF
 1.7                                                                               Fee Simple                   281,244      SF
 1.8                                                                               Fee Simple                   240,560      SF
 1.9                                                                               Fee Simple                   272,385      SF
1.10                                                                               Fee Simple                   227,085      SF
1.11                                                                               Fee Simple                   108,565      SF
1.12                                                                               Fee Simple                   217,619      SF
1.13                                                                               Fee Simple                   132,745      SF
1.14                                                                               Fee Simple                   271,729      SF
1.15                                                                               Fee Simple                   149,658      SF
1.16                                                                               Fee Simple                   126,486      SF
1.17                                                                               Fee Simple                   186,212      SF
1.18                                                                               Fee Simple                   130,609      SF
1.19                                                                               Fee Simple                   152,667      SF
1.20                                                                               Fee Simple                   119,197      SF
1.21                                                                               Fee Simple                   243,176      SF
1.22                                                                               Fee Simple                   158,222      SF
1.23                                                                               Fee Simple                    89,627      SF
1.24                                                                               Fee Simple                    82,441      SF
1.25                                                                               Fee Simple                   104,460      SF
1.26                                                                               Fee Simple                   204,216      SF
1.27                                                                               Fee Simple                   121,766      SF
1.28                                                                               Fee Simple                    71,430      SF
1.29                                                                               Fee Simple                    66,539      SF
1.30                                                                               Fee Simple                    98,317      SF
1.31                                                                               Fee Simple                    69,471      SF
1.32                                                                               Fee Simple                   137,757      SF
1.33                                                                               Fee Simple                   125,653      SF
1.34                                                                               Fee Simple                    90,566      SF
1.35                                                                               Fee Simple                    83,929      SF
1.36                                                                               Fee Simple                    95,229      SF
1.37                                                                               Fee Simple                   117,723      SF
1.38                                                                               Fee Simple                    93,643      SF
1.39                                                                               Fee Simple                    70,555      SF
1.40                                                                               Fee Simple                   128,210      SF
1.41                                                                               Fee Simple                    75,492      SF
1.42                                                                               Fee Simple                    73,271      SF
1.43                                                                               Fee Simple                    67,721      SF
1.44                                                                               Fee Simple                    76,512      SF
1.45                                                                               Fee Simple                    62,840      SF
1.46                                                                               Fee Simple                    60,712      SF
1.47                                                                               Fee Simple                    67,475      SF
1.48                                                                               Fee Simple                    73,986      SF
1.49                                                                               Fee Simple                    68,927      SF
1.50                                                                               Fee Simple                    66,986      SF
1.51                                                                               Fee Simple                    49,097      SF
1.52                                                                               Fee Simple                    57,884      SF
-----------------------------------------------------------------------------------------------------------------------------------
  4           117         Interest Only   Interest Only        Yes                 Fee Simple                       951     Units
 4.1                                                                               Fee Simple                        43     Units
 4.2                                                                               Fee Simple                        31     Units
 4.3                                                                               Fee Simple                        25     Units
 4.4                                                                               Fee Simple                        25     Units
 4.5                                                                               Fee Simple                        22     Units
 4.6                                                                               Fee Simple                        24     Units
 4.7                                                                               Fee Simple                        31     Units
 4.8                                                                               Fee Simple                        45     Units
 4.9                                                                               Fee Simple                        38     Units
4.10                                                                               Fee Simple                        25     Units
4.11                                                                               Fee Simple                        22     Units
4.12                                                                               Fee Simple                        16     Units
4.13                                                                               Fee Simple                        38     Units
4.14                                                                               Fee Simple                        21     Units
4.15                                                                               Fee Simple                        18     Units
4.16                                                                               Fee Simple                        38     Units
4.17                                                                               Fee Simple                        31     Units
4.18                                                                               Fee Simple                        40     Units
4.19                                                                               Fee Simple                        21     Units
4.20                                                                               Fee Simple                        19     Units
4.21                                                                               Fee Simple                        21     Units
4.22                                                                               Fee Simple                        35     Units
4.23                                                                               Fee Simple                        19     Units
4.24                                                                               Fee Simple                        19     Units
4.25                                                                               Fee Simple                        21     Units
4.26                                                                               Fee Simple                        41     Units
4.27                                                                               Fee Simple                        29     Units
4.28                                                                               Fee Simple                        27     Units
4.29                                                                               Fee Simple                         6     Units
4.30                                                                               Fee Simple                        13     Units
4.31                                                                               Fee Simple                         6     Units
4.32                                                                               Fee Simple                         6     Units
4.33                                                                               Fee Simple                         6     Units
4.34                                                                               Fee Simple                         6     Units
4.35                                                                               Fee Simple                         6     Units
4.36                                                                               Fee Simple                         6     Units
4.37                                                                               Fee Simple                        12     Units
4.38                                                                               Fee Simple                        12     Units
4.39                                                                               Fee Simple                        19     Units
4.40                                                                               Fee Simple                        18     Units
4.41                                                                               Fee Simple                        18     Units
4.42                                                                               Fee Simple                        23     Units
4.43                                                                               Fee Simple                         9     Units
-----------------------------------------------------------------------------------------------------------------------------------
  5           115         Interest Only   Interest Only   Yes (Note 5)   Fee in Part, Leasehold in Part         559,983      SF
-----------------------------------------------------------------------------------------------------------------------------------
  6            50         Interest Only   Interest Only   Yes (Note 6)   Fee in Part, Leasehold in Part       1,989,759      SF
 6.1                                                                               Fee Simple                 1,606,435      SF
 6.2                                                                               Fee Simple                   199,362      SF
 6.3                                                                     Fee in Part, Leasehold in Part         169,918      SF
 6.4                                                                               Fee Simple                    14,044      SF
-----------------------------------------------------------------------------------------------------------------------------------
 12           119         Interest Only   Interest Only        Yes                 Fee Simple                 1,567,592      SF
 17           119         Interest Only   Interest Only        No                  Fee Simple                   203,218      SF
-----------------------------------------------------------------------------------------------------------------------------------
 18            60         Interest Only   Interest Only        Yes                 Fee Simple                 1,195,103      SF
18.1                                                                               Fee Simple                   483,156      SF
18.2                                                                               Fee Simple                   260,620      SF
18.3                                                                               Fee Simple                   223,027      SF
18.4                                                                               Fee Simple                   228,300      SF
-----------------------------------------------------------------------------------------------------------------------------------
 19           119         Interest Only   Interest Only        No                  Fee Simple                   263,137      SF
 22           117              360             360             Yes                 Fee Simple                   386,351      SF
 23           117         Interest Only   Interest Only        Yes                 Fee Simple                   197,000      SF
-----------------------------------------------------------------------------------------------------------------------------------
 25           116              360             360             Yes                 Fee Simple                   601,979      SF
25.1                                                                               Fee Simple                   270,467      SF
25.2                                                                               Fee Simple                   221,512      SF
25.3                                                                               Fee Simple                   110,000      SF
-----------------------------------------------------------------------------------------------------------------------------------
 26           119              360             360             Yes                 Fee Simple                     1,032     Units
26.1                                                                               Fee Simple                       308     Units
26.2                                                                               Fee Simple                       200     Units
26.3                                                                               Fee Simple                       128     Units
26.4                                                                               Fee Simple                       100     Units
26.5                                                                               Fee Simple                        96     Units
26.6                                                                               Fee Simple                       100     Units
26.7                                                                               Fee Simple                       100     Units
-----------------------------------------------------------------------------------------------------------------------------------
 28            60         Interest Only   Interest Only        Yes                 Fee Simple                 1,162,857      SF
28.1                                                                               Fee Simple                   407,352      SF
28.2                                                                               Fee Simple                   348,249      SF
28.3                                                                               Fee Simple                   280,706      SF
28.4                                                                               Fee Simple                   126,550      SF
-----------------------------------------------------------------------------------------------------------------------------------
 30           119         Interest Only   Interest Only        No                  Fee Simple                 2,302,827      SF
30.1                                                                               Fee Simple                   500,000      SF
30.2                                                                               Fee Simple                   251,685      SF
30.3                                                                               Fee Simple                   175,275      SF
30.4                                                                               Fee Simple                   161,350      SF
30.5                                                                               Fee Simple                   118,320      SF
30.6                                                                               Fee Simple                   102,400      SF
30.7                                                                               Fee Simple                    97,716      SF
30.8                                                                               Fee Simple                   144,000      SF
30.9                                                                               Fee Simple                   121,345      SF
30.10                                                                              Fee Simple                    94,500      SF
30.11                                                                              Fee Simple                    86,072      SF
30.12                                                                              Fee Simple                    80,000      SF
30.13                                                                              Fee Simple                    81,639      SF
30.14                                                                              Fee Simple                    75,000      SF
30.15                                                                              Fee Simple                    58,560      SF
30.16                                                                              Fee Simple                    42,000      SF
30.17                                                                              Fee Simple                    42,000      SF
30.18                                                                              Fee Simple                    32,400      SF
30.19                                                                              Fee Simple                    28,380      SF
30.20                                                                              Fee Simple                    10,185      SF
-----------------------------------------------------------------------------------------------------------------------------------
 33           118              360             360             Yes                 Fee Simple                   102,889      SF
 42           118         Interest Only   Interest Only   Yes (Note 2)             Fee Simple                   218,649      SF
-----------------------------------------------------------------------------------------------------------------------------------
 44           118              360             360             Yes                 Fee Simple                    87,519      SF
44.1                                                                               Fee Simple                    52,400      SF
44.2                                                                               Fee Simple                    17,442      SF
44.3                                                                               Fee Simple                    17,677      SF
-----------------------------------------------------------------------------------------------------------------------------------
 48            83         Interest Only   Interest Only        Yes                 Fee Simple                   111,251      SF
 50           120              360             360             Yes                 Fee Simple                   102,230      SF
 53           116              300             300             Yes                 Fee Simple                       717     Units
-----------------------------------------------------------------------------------------------------------------------------------
 57           115              360             360             Yes                 Fee Simple                   193,029      SF
57.1                                                                               Fee Simple                    96,755      SF
57.2                                                                               Fee Simple                    96,274      SF
-----------------------------------------------------------------------------------------------------------------------------------
 67           118              360             358             Yes                 Fee Simple                   158,764      SF
 70           117         Interest Only   Interest Only        No                  Fee Simple                    83,162      SF
 71           119              360             360             Yes                 Fee Simple                    75,318      SF
 75           118              360             360             Yes                 Fee Simple                   106,628      SF
 76            81         Interest Only   Interest Only        Yes                 Fee Simple                   122,091      SF
 79           119         Interest Only   Interest Only        Yes                 Fee Simple                       253     Rooms
 80           118         Interest Only   Interest Only   Yes (Note 2)             Fee Simple                   101,977      SF
 84           118         Interest Only   Interest Only        No                  Fee Simple                       288     Units
 86           118              360             360             Yes                 Fee Simple                   150,270      SF
 89           119              360             360             Yes                 Fee Simple                    61,505      SF
 93           118         Interest Only   Interest Only        Yes                 Fee Simple                   205,904      SF
 95           115              360             360             Yes                 Fee Simple                    98,641      SF
 97           119              360             360             No                  Fee Simple                    58,142      SF
 105          118              360             360             Yes                 Fee Simple                    87,143      SF
 113          118         Interest Only   Interest Only        Yes                 Fee Simple                    52,810      SF
 114          119         Interest Only   Interest Only        Yes                 Fee Simple                    54,266      SF
 115          118              360             360             Yes                 Fee Simple                    56,932      SF
 116          119         Interest Only   Interest Only        Yes                 Fee Simple                    74,688      SF
 133          118              360             360             Yes                 Fee Simple                    34,453      SF
 134           83         Interest Only   Interest Only        Yes                 Fee Simple                       213     Units
 136          117              360             360             Yes                 Fee Simple                    60,589      SF
 139          118              360             360             Yes                 Fee Simple                    38,567      SF
 141           58         Interest Only   Interest Only        No                  Fee Simple                    86,072      SF
 156          119              360             360             No                  Fee Simple                   296,965      SF
 157          119              360             360             Yes                 Fee Simple                    46,533      SF
 168          118         Interest Only   Interest Only        Yes                 Fee Simple                    64,574      SF
 173          119              360             360             Yes                 Fee Simple                    29,862      SF
 178          119              360             360             Yes                 Fee Simple                    42,046      SF
 179          118              360             360        Yes (Note 2)             Fee Simple                    14,153      SF
 180           82              360             360             Yes                 Fee Simple                    27,555      SF
 181          118              360             360             Yes                 Fee Simple                       128     Units
 192          119              360             360             Yes                 Fee Simple                    11,378      SF
 196          118              360             358             Yes                 Fee Simple                    98,499      SF
 201          119         Interest Only   Interest Only        No                  Fee Simple                   129,885      SF
 202           58         Interest Only   Interest Only        Yes                 Fee Simple                    40,320      SF
 203          118         Interest Only   Interest Only        Yes                 Fee Simple                    56,551      SF
 210          118              240             238             Yes                 Fee Simple                        72     Rooms
 211          118              360             358             No                  Fee Simple                    36,548      SF
 214          118              360             360             Yes                 Fee Simple                    33,752      SF
 218          118         Interest Only   Interest Only        Yes                 Fee Simple                       145     Rooms
 219          118              300             298             No                  Fee Simple                    11,082      SF
 220          118              300             300             Yes                 Fee Simple                       144     Units
 221          117              360             360             Yes                 Fee Simple                    45,976      SF
 224          118              300             300             Yes                 Fee Simple                        61     Units
 226          118              360             358             Yes                 Fee Simple                       121     Rooms
 232          118              360             360             Yes                 Fee Simple                       110     Rooms
 233          119              360             359             Yes                 Fee Simple                       109     Units
-----------------------------------------------------------------------------------------------------------------------------------
 234          118              360             358             Yes                 Fee Simple                       113     Units
234.1                                                                              Fee Simple                        49     Units
234.2                                                                              Fee Simple                        31     Units
234.3                                                                              Fee Simple                        33     Units
-----------------------------------------------------------------------------------------------------------------------------------
 236           82         Interest Only   Interest Only        No                  Fee Simple                    44,496      SF
 237          119              360             360             Yes                 Fee Simple                    61,978      SF
 238          119              360             359             No                  Fee Simple                    13,650      SF
 240          118              300             298             No                  Fee Simple                    42,415      SF
 243          118              360             358             Yes                 Leasehold                     19,249      SF
-----------------------------------------------------------------------------------------------------------------------------------

 245          117              360             357             Yes                 Fee Simple                        61     Units
 246          117              360             357             Yes                 Fee Simple                        48     Units
-----------------------------------------------------------------------------------------------------------------------------------
 247          118              360             360             Yes                 Fee Simple                    28,244      SF
 250          118              240             238             Yes                 Leasehold                         74     Rooms
 254          119              360             360             Yes                 Fee Simple                    41,400      SF
 255          118              360             358             No                  Fee Simple                    16,130      SF
 256          118              360             358             Yes                 Fee Simple                    14,820      SF
 257          118              360             358             Yes                 Fee Simple                       187     Units
 259          118              360             360             Yes                 Fee Simple                       140     Units
 260          119              360             359             No                  Fee Simple                    16,800      SF
 261          118              300             298             Yes                 Fee Simple                        64     Rooms
 264          119              360             359             Yes                 Fee Simple                        96     Units
 265          118              360             358             No                  Fee Simple                       170     Units
 267          117              360             360             Yes                 Fee Simple                    48,965      SF
 269          118              360             360             Yes                 Fee Simple                        36     Units
 270          118              360             360             Yes                 Fee Simple                    14,863      SF
 271          118              360             358             Yes                 Fee Simple                    65,630      SF
 274          118              360             360             Yes                 Fee Simple                     5,547      SF
 276          118         Interest Only   Interest Only        Yes                 Fee Simple                     9,226      SF
 278          118              360             358             Yes                 Fee Simple                       102     Units
 279          118              360             360             No                  Fee Simple                     6,070      SF
 285          118              240             240             Yes                 Fee Simple                    32,100      SF
 287          119              360             359             No                  Fee Simple                    22,670      SF
 288           58              360             358             Yes                 Fee Simple                       114     Units
 289          118              300             298             Yes                 Fee Simple                    55,000      SF
 292          119              360             359             Yes                 Fee Simple                       185     Units
 295          177              180             177             Yes                 Fee Simple                        64     Rooms
 296          118              360             358             No                  Fee Simple                    20,500      SF
 301          118              360             358             Yes                 Fee Simple                        94     Units
 302          117              300             297             Yes                 Fee Simple                    35,190      SF
 303          119              360             359             Yes                 Fee Simple                    41,577      SF
 304          119              360             359             Yes                 Fee Simple                        83     Units
 305          119              360             359             Yes                 Fee Simple                    42,400      SF
 307          119              360             359             Yes                 Fee Simple                    37,924      SF
 308          118              360             358             Yes                 Fee Simple                     3,200      SF
 310          118              360             358             Yes                 Fee Simple                       119     Units
 311          118              360             358             Yes                 Fee Simple                        29     Units
 312          119              360             359             Yes                 Fee Simple                        88     Units
 313          118              360             358             Yes                 Fee Simple                    37,065      SF
 314          118              360             360             Yes                 Fee Simple                    26,720      SF
 315          118              360             360             Yes                 Fee Simple                    35,600      SF
 316          118              360             358             Yes                 Fee Simple                     9,573      SF
 318          118              360             358             No                  Fee Simple                       114     Units
 319          117              360             357        Yes (Note 7)             Fee Simple                     3,674      SF

                                                    ESCROWED           ESCROWED
                       ESCROWED     ESCROWED      REPLACEMENT        REPLACEMENT      ESCROWED TI/LC
LOAN     LOCKBOX     ANNUAL REAL     ANNUAL     RESERVES INITIAL   RESERVES CURRENT      RESERVES
NUMBER   (YES/NO)?   ESTATE TAXES   INSURANCE       DEPOSIT         ANNUAL DEPOSIT    INITIAL DEPOSIT
------------------------------------------------------------------------------------------------------

  1          No           No            No                     0                  0                 0
 1.1
 1.2
 1.3
 1.4
 1.5
 1.6
 1.7
 1.8
 1.9
1.10
1.11
1.12
1.13
1.14
1.15
1.16
1.17
1.18
1.19
1.20
1.21
1.22
1.23
1.24
1.25
1.26
1.27
1.28
1.29
1.30
1.31
1.32
1.33
1.34
1.35
1.36
1.37
1.38
1.39
1.40
1.41
1.42
1.43
1.44
1.45
1.46
1.47
1.48
1.49
1.50
1.51
1.52
------------------------------------------------------------------------------------------------------
  4          No           Yes           No            26,560,000            237,750               NAP
 4.1
 4.2
 4.3
 4.4
 4.5
 4.6
 4.7
 4.8
 4.9
4.10
4.11
4.12
4.13
4.14
4.15
4.16
4.17
4.18
4.19
4.20
4.21
4.22
4.23
4.24
4.25
4.26
4.27
4.28
4.29
4.30
4.31
4.32
4.33
4.34
4.35
4.36
4.37
4.38
4.39
4.40
4.41
4.42
4.43
------------------------------------------------------------------------------------------------------
  5         Yes           Yes          Yes                     0            112,682         2,000,000
------------------------------------------------------------------------------------------------------
  6         Yes           No            No                     0                  0                 0
 6.1
 6.2
 6.3
 6.4
------------------------------------------------------------------------------------------------------
 12         Yes           Yes          Yes                     0                  0        14,000,000
 17         Yes           Yes          Yes                     0                  0                 0
------------------------------------------------------------------------------------------------------
 18         Yes           No            No                     0                  0                 0
18.1
18.2
18.3
18.4
------------------------------------------------------------------------------------------------------
 19          No           Yes          Yes                     0                  0                 0
 22         Yes           Yes          Yes                     0             77,266         3,000,000
 23         Yes           Yes           No             1,000,000                  0                 0
------------------------------------------------------------------------------------------------------
 25         Yes           No            No                     0                  0                 0
25.1
25.2
25.3
------------------------------------------------------------------------------------------------------
 26         Yes           Yes          Yes               287,919            258,000               NAP
26.1
26.2
26.3
26.4
26.5
26.6
26.7
------------------------------------------------------------------------------------------------------
 28         Yes           No            No                     0                  0                 0
28.1
28.2
28.3
28.4
------------------------------------------------------------------------------------------------------
 30         Yes           No            No                     0                  0                 0
30.1
30.2
30.3
30.4
30.5
30.6
30.7
30.8
30.9
30.10
30.11
30.12
30.13
30.14
30.15
30.16
30.17
30.18
30.19
30.20
------------------------------------------------------------------------------------------------------
 33         Yes           Yes          Yes                     0             20,665                 0
 42          No           Yes          Yes                     0                  0         2,200,000
------------------------------------------------------------------------------------------------------
 44         Yes           Yes          Yes               150,000             13,093                 0
44.1
44.2
44.3
------------------------------------------------------------------------------------------------------
 48          No           Yes          Yes                     0             18,913                 0
 50          No           Yes          Yes                     0             20,446    5,000,000 (LOC)
 53          No           Yes          Yes               481,250            186,250               NAP
------------------------------------------------------------------------------------------------------
 57          No           Yes          Yes                     0                  0         2,500,000
57.1
57.2
------------------------------------------------------------------------------------------------------
 67          No           Yes          Yes                     0             29,767                 0
 70          No           Yes          Yes                     0             16,632                 0
 71          No           No            No                     0              7,500                 0
 75          No           No            No                     0                  0                 0
 76          No           Yes          Yes                     0             18,314                 0
 79          No           Yes          Yes                     0            342,308               NAP
 80         Yes           No            No                     0                  0                 0
 84          No           Yes          Yes                     0             57,600               NAP
 86          No           Yes          Yes                     0             22,541                 0
 89          No           Yes          Yes                     0             12,301                 0
 93          No           Yes          Yes                84,375             30,886                 0
 95         Yes           Yes          Yes                     0             19,728                 0
 97          No           Yes          Yes                     0              8,721                 0
 105         No           Yes          Yes                     0             15,686                 0
 113         No           No            No                     0                  0                 0
 114         No           No            No                     0                  0                 0
 115         No           No            No                     0                  0                 0
 116         No           Yes          Yes                     0             11,203                 0
 133         No           Yes          Yes                     0              6,891                 0
 134         No           Yes          Yes                     0              5,325               NAP
 136        Yes           Yes          Yes                     0                  0                 0
 139         No           Yes          Yes                     0                  0                 0
 141         No           No            No                     0                  0                 0
 156         No           No            No                     0             29,697      445,500 (LOC)
 157         No           Yes          Yes                     0              2,991                 0
 168         No           No            No                     0                  0                 0
 173         No           Yes          Yes                     0              5,972                 0
 178         No           Yes          Yes                     0                  0                 0
 179         No           Yes          Yes                     0              2,130                 0
 180         No           Yes          Yes                     0                  0                 0
 181         No           No            No                     0             32,000               NAP
 192         No           No            No                     0                  0                 0
 196         No           Yes          Yes                     0                  0                 0
 201         No           No            No                     0                  0                 0
 202         No           No            No                     0                  0                 0
 203         No           Yes          Yes                     0                  0                 0
 210         No           Yes          Yes                     0             64,908               NAP
 211         No           Yes          Yes                     0              5,482                 0
 214         No           Yes          Yes                     0              6,750                 0
 218         No           Yes          Yes                     0            170,474               NAP
 219         No           No            No                     0                  0                 0
 220         No           Yes          Yes                     0             36,000               NAP
 221         No           No            No                     0              9,195                 0
 224         No           Yes          Yes                60,000             15,240               NAP
 226         No           Yes          Yes                     0             76,459               NAP
 232         No           Yes          Yes                     0             76,292               NAP
 233         No           Yes          Yes                     0             27,250               NAP
------------------------------------------------------------------------------------------------------
 234         No           Yes          Yes                     0             28,250               NAP
234.1
234.2
234.3
------------------------------------------------------------------------------------------------------
 236         No           No            No                     0                  0                 0
 237         No           Yes          Yes                     0              9,300                 0
 238         No           No            No                     0                  0                 0
 240         No           Yes          Yes                     0                  0                 0
 243         No           Yes          Yes                     0                  0                 0
------------------------------------------------------------------------------------------------------

 245         No           Yes          Yes                     0             15,250               NAP
 246         No           Yes          Yes                     0             12,000               NAP
------------------------------------------------------------------------------------------------------
 247         No           Yes          Yes                     0              4,237                 0
 250         No           Yes          Yes                     0             76,201               NAP
 254        Yes           Yes          Yes                     0              6,210                 0
 255         No           Yes          Yes                     0              2,425                 0
 256         No           No            No                     0                  0                 0
 257         No           Yes          Yes                     0             56,100               NAP
 259         No           Yes          Yes                     0                  0               NAP
 260         No           Yes          Yes                     0              2,520            25,945
 261         No           Yes          Yes                     0             56,924               NAP
 264         No           Yes          Yes                     0             24,000               NAP
 265         No           No            No                     0              8,500               NAP
 267         No           Yes          Yes                     0              8,324               NAP
 269         No           Yes           No                     0              9,000               NAP
 270         No           No            No                     0                  0                 0
 271         No           Yes          Yes                     0              7,163               NAP
 274         No           Yes          Yes                     0                827                 0
 276         No           No            No                     0                  0                 0
 278         No           Yes          Yes                     0              5,150               NAP
 279         No           Yes          Yes                     0                911                 0
 285         No           No            No                     0                  0                 0
 287         No           No            No                     0                  0                 0
 288         No           Yes          Yes                     0                  0               NAP
 289         No           Yes          Yes                     0              8,250                 0
 292         No           Yes          Yes                     0              9,600               NAP
 295         No           No            No                     0                  0               NAP
 296         No           Yes          Yes                     0              2,050                 0
 301         No           Yes          Yes                     0              4,700               NAP
 302        Yes        Yes (LOC)    Yes (LOC)        26,395 (LOC)                 0       71,135 (LOC)
 303         No           Yes          Yes                     0              6,518               NAP
 304         No           Yes          Yes                     0              4,150               NAP
 305         No           Yes          Yes                     0              6,360               NAP
 307         No           No            No                     0                  0                 0
 308         No           Yes          Yes                     0                  0                 0
 310         No           Yes          Yes                     0              5,950               NAP
 311         No           Yes          Yes                     0                  0               NAP
 312         No           Yes          Yes                     0                  0               NAP
 313         No           Yes          Yes                     0              5,458               NAP
 314         No           No            No                     0                  0                 0
 315         No           No            No                     0                  0                 0
 316         No           Yes          Yes                     0              1,436                 0
 318         No           No            No                     0              5,700               NAP
 319         No           No            No                     0                  0                 0

          ESCROWED TI/LC    INITIAL DEFERRED      INITIAL
 LOAN    RESERVES CURRENT     MAINTENANCE      ENVIRONMENTAL                            ENVIRONMENTAL
NUMBER    ANNUAL DEPOSIT        DEPOSIT           DEPOSIT      HOLDBACK AMOUNT   LOC   INSURANCE POLICY
-------------------------------------------------------------------------------------------------------

  1                     0                  0               0
 1.1
 1.2
 1.3
 1.4
 1.5
 1.6
 1.7
 1.8
 1.9
1.10
1.11
1.12
1.13
1.14
1.15
1.16
1.17
1.18
1.19
1.20
1.21
1.22
1.23
1.24
1.25
1.26
1.27
1.28
1.29
1.30
1.31
1.32
1.33
1.34
1.35
1.36
1.37
1.38
1.39
1.40
1.41
1.42
1.43
1.44
1.45
1.46
1.47
1.48
1.49
1.50
1.51
1.52
-------------------------------------------------------------------------------------------------------
  4                   NAP                  0               0
 4.1
 4.2
 4.3
 4.4
 4.5
 4.6
 4.7
 4.8
 4.9
4.10
4.11
4.12
4.13
4.14
4.15
4.16
4.17
4.18
4.19
4.20
4.21
4.22
4.23
4.24
4.25
4.26
4.27
4.28
4.29
4.30
4.31
4.32
4.33
4.34
4.35
4.36
4.37
4.38
4.39
4.40
4.41
4.42
4.43
-------------------------------------------------------------------------------------------------------
  5               563,412                  0               0
-------------------------------------------------------------------------------------------------------
  6                     0                  0               0
 6.1
 6.2
 6.3
 6.4
-------------------------------------------------------------------------------------------------------
 12             1,173,444                  0               0
 17                     0            218,609               0           268,800
-------------------------------------------------------------------------------------------------------
 18                     0                  0               0
18.1
18.2
18.3
18.4
-------------------------------------------------------------------------------------------------------
 19                     0            784,235               0           228,000
 22               301,337                  0               0
 23                     0                  0               0
-------------------------------------------------------------------------------------------------------
 25                     0             19,425               0
25.1
25.2
25.3
-------------------------------------------------------------------------------------------------------
 26                   NAP            212,081               0
26.1
26.2
26.3
26.4
26.5
26.6
26.7
-------------------------------------------------------------------------------------------------------
 28                     0                                  0
28.1
28.2
28.3
28.4
-------------------------------------------------------------------------------------------------------
 30                     0                  0               0
30.1
30.2
30.3
30.4
30.5
30.6
30.7
30.8
30.9
30.10
30.11
30.12
30.13
30.14
30.15
30.16
30.17
30.18
30.19
30.20
-------------------------------------------------------------------------------------------------------
 33               103,327                  0               0
 42                     0                                  0
-------------------------------------------------------------------------------------------------------
 44                65,465             57,184               0           136,488
44.1
44.2
44.3
-------------------------------------------------------------------------------------------------------
 48                33,312                  0               0
 50                     0                  0               0
 53                   NAP             18,750               0
-------------------------------------------------------------------------------------------------------
 57                     0                  0               0
57.1
57.2
-------------------------------------------------------------------------------------------------------
 67               148,305                  0               0
 70                     0                  0               0
 71                     0                  0               0
 75                     0                  0               0
 76                48,836                  0               0
 79                   NAP            181,250               0
 80                     0                  0               0
 84                   NAP                  0               0
 86                80,050                  0               0
 89                61,505                  0               0           700,000
 93                65,123              3,750               0
 95                     0                  0               0
 97                46,514                  0               0
 105               39,846              6,250               0
 113                    0                  0               0
 114                    0                  0               0
 115                    0                  0               0
 116                    0                  0               0           115,365
 133               21,743                  0               0
 134                  NAP                  0               0
 136                    0                  0               0
 139                    0             22,500               0
 141                    0                  0               0
 156                    0
 157               39,474                  0               0
 168                    0                  0               0
 173                    0                  0               0
 178                6,307                  0               0
 179               16,875                  0               0
 180                    0                  0               0
 181                  NAP             24,800               0
 192                    0                  0               0
 196                    0                  0               0
 201                    0                                  0
 202                    0                  0               0
 203                    0             12,545               0           106,667
 210                  NAP                  0               0
 211               29,250                  0               0
 214               33,645                  0               0
 218                  NAP            287,500               0
 219                    0                  0               0
 220                  NAP             77,150               0
 221               34,948                  0               0
 224                  NAP             33,000               0
 226                  NAP                  0               0
 232                  NAP                  0               0
 233                  NAP                  0               0
-------------------------------------------------------------------------------------------------------
 234                  NAP                  0               0
234.1
234.2
234.3
-------------------------------------------------------------------------------------------------------
 236                    0                  0               0
 237               27,900                  0               0
 238                    0                  0               0
 240                    0                  0               0
 243               16,047                  0               0
-------------------------------------------------------------------------------------------------------

 245                  NAP                  0               0
 246                  NAP                  0               0
-------------------------------------------------------------------------------------------------------
 247               19,808                  0           4,375
 250                  NAP                  0               0
 254               18,446                  0               0
 255               11,766                  0               0
 256                    0                  0               0
 257                  NAP                  0               0
 259                  NAP                  0               0
 260                    0                  0               0
 261                  NAP                                  0
 264                  NAP                  0               0
 265                  NAP                  0               0
 267                  NAP                  0               0
 269                  NAP                  0               0
 270                    0                  0               0
 271                  NAP                  0               0
 274                    0                  0               0
 276                    0                  0               0
 278                  NAP                  0               0
 279                6,070                  0               0
 285                    0                  0               0
 287                    0                  0               0
 288                  NAP                  0               0
 289                    0                  0               0
 292                  NAP                  0               0
 295                  NAP                  0               0
 296               10,102                  0               0
 301                  NAP                  0               0
 302                    0                                  0
 303                  NAP             34,813               0
 304                  NAP                  0               0
 305                  NAP                  0               0
 307                    0             24,500               0
 308                    0                  0               0
 310                  NAP                  0               0
 311                  NAP                  0               0
 312                  NAP                  0               0
 313                  NAP                  0               0
 314                    0                  0               0
 315                    0                  0               0
 316                7,306                  0               0
 318                  NAP              3,125               0
 319                1,837                  0               0

 LOAN     MORTGAGE   LOAN GROUP
NUMBER  LOAN SELLER    NUMBER                    LOAN / PROPERTY NAME
-------------------------------------------------------------------------------------

  9       Capmark        1       Courtyard by Marriott - Pasadena
  10      Capmark        1       Columbia Park
  11      Capmark        1       Northmeadow Business Park
 11.1                    1       Northmeadow Creekside - 1335
 11.2                    1       Northmeadow Creekside - 1325
 11.3                    1       11545 Northmeadow
 11.4                    1       Hembree Park - 660
 11.5                    1       Hembree Park - 250
 11.6                    1       Northmeadow Parkside - 1175
 11.7                    1       Northmeadow Parkside - 1125
 11.8                    1       Northmeadow Creekside - 1350
 11.9                    1       Hembree Crest - 11820
11.10                    1       Northmeadow Parkside - 1115
11.11                    1       Northmeadow Parkside - 1100
11.12                    1       Northmeadow Parkside - 1200
11.13                    1       Northmeadow Creekside - 11390
11.14                    1       Northmeadow Parkside - 1400
11.15                    1       Northmeadow Parkside - 1150
11.16                    1       Northmeadow Parkside - 1225
11.17                    1       Northmeadow Parkside - 1250
11.18                    1       Children's Healthcare
11.19                    1       Hembree Crest - 11810
11.20                    1       Hembree Crest - 11800
  15      Capmark        1       Miracle Mile SC
  20      Capmark        1       Residence Inn - Rosslyn
  21      Capmark        1       Renaissance Club Sport - Walnut Creek
  29      Capmark        1       Courtyard by Marriott - Washington Convention Center
  51      Capmark        1       Hilton Garden Inn - Detroit
  56      Capmark        1       Residence Inn - DuPont Circle
  78      Capmark        2       Clearwater Village
  82      Capmark        1       Benner Pike Shops
  91      Capmark        1       3505 Hayden
 101      Capmark        1       MacArthur Center
 119      Capmark        2       Nob Hill Apartments
 120      Capmark        2       Cambridge and Windgate
120.1                    2       Cambridge Townhomes
120.2                    2       Windgate Place Apartments
 122      Capmark        1       Residence Inn - (UCF) Orlando
 124      Capmark        1       1515 Garnet Mine Road
 135      Capmark        1       Oakmont- Raceway Shopping Center
 144      Capmark        1       Northlake and Atlanta Business Park
144.1                    1       Northlake Business Park
144.2                    1       Atlantic Distribution Center
 163      Capmark        1       Kings Plaza Medical
 176      Capmark        1       Hampton Inn - Fairfax
 186      Capmark        2       Mountain Country
 188      Capmark        2       Pinto Lake Mobile Estates
 193      Capmark        1       SpringHill Suites - Andover
 205      Capmark        1       Pomona Center
 239      Capmark        1       Barley Mill
 263      Capmark        2       Belvedere Apartments
 280      Capmark        1       Kress Office-Retail Building
 286      Capmark        2       Pinons Apartments

LOAN
NUMBER                    PROPERTY ADDRESS                    CITY               STATE  ZIP CODE   COUNTY

  9     180 North Fair Oaks Avenue                            Pasadena             CA     91103   Los Angeles
  10    3115 Kennedy Boulevard                                North Bergen         NJ     07047   Hudson
  11    Various                                               Roswell              GA     30076   Fulton
 11.1   1335 Northmeadow Parkway                              Roswell              GA     30076   Fulton
 11.2   1325 & 1327 Northmeadow Parkway                       Roswell              GA     30076   Fulton
 11.3   11545 Wills Road                                      Roswell              GA     30076   Fulton
 11.4   660 Hembree Park Drive                                Roswell              GA     30076   Fulton
 11.5   250 Hembree Park Drive                                Roswell              GA     30076   Fulton
 11.6   1175 Northmeadow Parkway                              Roswell              GA     30076   Fulton
 11.7   1125 Northmeadow Parkway                              Roswell              GA     30076   Fulton
 11.8   1350 Northmeadow Parkway                              Roswell              GA     30076   Fulton
 11.9   11820 Wills Road                                      Roswell              GA     30076   Fulton
11.10   1115 Northmeadow Parkway                              Roswell              GA     30076   Fulton
11.11   1100 Northmeadow Parkway                              Roswell              GA     30076   Fulton
11.12   1200 Northmeadow Parkway                              Roswell              GA     30076   Fulton
11.13   11390 Old Roswell Road                                Roswell              GA     30076   Fulton
11.14   1400 Hembree Road                                     Roswell              GA     30076   Fulton
11.15   1150 Northmeadow Parkway                              Roswell              GA     30076   Fulton
11.16   1225 Northmeadow Parkway                              Roswell              GA     30076   Fulton
11.17   1250 Northmeadow Parkway                              Roswell              GA     30076   Fulton
11.18   11835 Alpharetta Highway                              Roswell              GA     30076   Fulton
11.19   11810 Wills Road                                      Roswell              GA     30076   Fulton
11.20   11800 Wills Road                                      Roswell              GA     30076   Fulton
  15    4100 William Penn Highway                             Monroeville          PA     15146   Allegheny
  20    1651 North Oak Street                                 Rosslyn              VA     22209   Arlington
  21    2805 Jones Road                                       Walnut Creek         CA     94597   Contra Costa
  29    900 F Street Northwest                                Washington           DC     20004   District of Columbia
  51    351 Gratiot Avenue                                    Detroit              MI     48226   Wayne
  56    2120 P Street Northwest                               Washington           DC     20037   District of Columbia
  78    298 Manalapan Road                                    Spotswood            NJ     08884   Middlesex
  82    311-329 Benner Pike                                   State College        PA     16801   Centre
  91    3501-3525 Hayden Avenue                               Culver City          CA     90232   Los Angeles
 101    1105 West Airport Freeway                             Irving               TX     75062   Dallas
 119    834 Golden Gate Lane                                  Birmingham           AL     35209   Jefferson
 120    Various                                               Charlotte            NC    Various  Mecklenberg
120.1   1510 Green Oaks Lane                                  Charlotte            NC     28205   Mecklenberg
120.2   220 Branchview Drive                                  Charlotte            NC     28217   Mecklenburg
 122    11651 University Boulevard                            Orlando              FL     32817   Orange
 124    1515 Garnet Mine Road                                 Garnet Valley        PA     19061   Delaware
 135    2100 Washington Pike                                  Carnegie             PA     15106   Allegheny
 144    Various                                               Various              GA    Various  Various
144.1   1901 Montreal Road                                    Tucker               GA     30084   Dekalb
144.2   3004 Adriatic Court and 6439-6471 Atlantic Boulevard  Norcross             GA     30071   Gwinnett
 163    2270 Kimball Street                                   Brooklyn             NY     11234   Kings
 176    10860 Fairfax Boulevard                               Fairfax              VA     22030   Fairfax City
 186    115 South Academy Boulevard                           Colorado Springs     CO     80910   El Paso
 188    789 Green Valley Road                                 Watsonville          CA     95076   Santa Cruz
 193    550 Minuteman Road                                    Andover              MA     01810   Essex
 205    1315 East 3rd Street                                  Pomona               CA     91766   Los Angeles
 239    3701 Kennett Pike                                     Greenville           DE     19807   New Castle
 263    2625 Belvedere Drive                                  Jackson              MS     39212   Hinds
 280    1514 Broadway                                         Fort Myers           FL     33901   Lee
 286    3606 Airport Road                                     Colorado Springs     CO     80910   El Paso

                              CROSSE                                                         INTEREST
                          COLLATERALIZED                                         ADDITIONAL   RESERVE
         CUT-OFF/DATE       (MORTGAGE                  MASTER                     INTEREST   MORTGAGE
 LOAN      PRINCIPAL           LOAN        MORTGAGE   SERVICING  ARD LOAN        RATE AFTER    LOAN                           GRACE
NUMBER      BALANCE           GROUP)         RATE     FEE RATE   (YES/NO)?  ARD     ARD      (YES/NO)?       LOAN TYPE       PERIOD
  9       75,000,000.00         No          5.4000%     0.0200%     No                          No      Partial IO/Balloon     5
  10      71,000,000.00         No          5.6000%     0.0500%     No                          No         Interest Only       5
        ---------------------------------------------------------------------------------------------------------------------------

  11      70,000,000.00         No          5.5280%     0.0200%     No                          No         Interest Only       5
 11.1
 11.2
 11.3
 11.4
 11.5
 11.6
 11.7
 11.8
 11.9
11.10
11.11
11.12
11.13
11.14
11.15
11.16
11.17
11.18
11.19
11.20
        ---------------------------------------------------------------------------------------------------------------------------
  15      59,600,000.00         No          5.9000%     0.0200%     No                          No         Interest Only       5
  20      46,000,000.00         No          5.5850%     0.0200%     No                          No         Interest Only       5
  21      43,879,983.29         No          6.1800%     0.0200%     No                          No            Balloon          5
  29      34,000,000.00         No          5.6050%     0.0200%     No                          No         Interest Only       5
  51      20,000,000.00         No          5.7500%     0.0200%     No                          No      Partial IO/Balloon     5
  56      17,400,000.00         No          5.8100%     0.0200%     No                          No      Partial IO/Balloon     5
  78      14,100,000.00         No          6.0100%     0.1000%     No                          No      Partial IO/Balloon     0
  82      13,500,000.00         No          5.7700%     0.1000%     No                          No      Partial IO/Balloon     5
  91      12,500,000.00         No          5.8200%     0.1000%     No                          No            Balloon          5
 101      11,000,000.00         No          5.7600%     0.1000%     No                          No      Partial IO/Balloon     5
 119       9,800,000.00         No          5.6300%     0.1000%     No                          No      Partial IO/Balloon     5
        ---------------------------------------------------------------------------------------------------------------------------
 120       9,750,000.00         No          5.6400%    0.0200%     No                           No         Interest Only      5
  1
120.2
        ---------------------------------------------------------------------------------------------------------------------------
 120.                           No          5.7500%    0.0200%     No                           No      Partial IO/Balloon    5
 122       9,600,000.00
 124       9,500,000.00         No          5.9867%    0.0100%     No                           No      Partial IO/Balloon    5
 135       8,700,000.00         No          5.7700%    0.0200%     No                           No         Interest Only      5
        ---------------------------------------------------------------------------------------------------------------------------
 144       8,250,000.00         No          5.5280%    0.0300%     No                           No         Interest Only      5
144.1
        ---------------------------------------------------------------------------------------------------------------------------
 163       7,600,000.00         o           5.6100%    0.1000%     No                           No      Partial IO/Balloon    5
 176       6,739,770.38         No          5.6800%    0.0200%     No                           No            Balloon         5
 186       6,200,000.00         No          5.7500%    0.1000%     No                           No      Partial IO/Balloon    0
 188       6,150,000.00         No          5.6100%    0.1000%     No                           No         Interest Only      5
 193       6,000,000.00         No          6.2300%    0.0200%     No                           No      Partial IO/Balloon    0
 205       5,500,000.00         No          5.7900%    0.0500%     No                           No      Partial IO/Balloon    0
 239       4,000,000.00         No          5.8700%    0.1000%     No                           No         Interest Only      5
 263       3,300,000.00         No          6.2800%    0.1000%     No                           No      Partial IO/Balloon    5
 280       2,450,000.00         No          6.3000%    0.1000%     No                           Yes     Partial IO/Balloon    5
 286       2,300,000.00         No          5.9000%    0.1000%     No                           No      Partial IO/Balloon    0

                                           ORIGINAL   REMAINING
                            PERIODIC        TERM TO    TERM TO       STATED        STATED
                           PAYMENT ON      MATURITY   MATURITY      ORIGINAL      REMAINING     DEFEASANCE
 LOAN       STATED       FIRST DUE DATE      / ARD      / ARD     AMORTIZATION  AMORTIZATION       LOAN      BORROWER'S   PROPERTY
NUMBER  MATURITY DATE    AFTER CLOSING     (MONTHS)   (MONTHS)   TERM (MONTHS)  TERM (MONTHS)   (YES/NO)?     INTEREST      SIZE
-----------------------------------------------------------------------------------------------------------------------------------

  9        04/01/17            348,750.00     120        117          360            360           Yes       Fee Simple         314
  10       05/01/17            342,377.78     120        118     Interest Only  Interest Only      Yes       Fee Simple     277,362
        ---------------------------------------------------------------------------------------------------------------------------
  11       06/01/12            333,215.56      60         59     Interest Only  Interest Only       No       Fee Simple   1,219,644
 11.1                                                                                                        Fee Simple      88,784
 11.2                                                                                                        Fee Simple      70,050
 11.3                                                                                                        Fee Simple      71,140
 11.4                                                                                                        Fee Simple      94,500
 11.5                                                                                                        Fee Simple      94,500
 11.6                                                                                                        Fee Simple      71,264
 11.7                                                                                                        Fee Simple      67,104
 11.8                                                                                                        Fee Simple      64,500
 11.9                                                                                                        Fee Simple     103,892
11.10                                                                                                        Fee Simple      38,845
11.11                                                                                                        Fee Simple      50,891
11.12                                                                                                        Fee Simple      63,112
11.13                                                                                                        Fee Simple      47,628
11.14                                                                                                        Fee Simple      34,615
11.15                                                                                                        Fee Simple      52,050
11.16                                                                                                        Fee Simple      37,520
11.17                                                                                                        Fee Simple      52,224
11.18                                                                                                        Fee Simple      15,000
11.19                                                                                                        Fee Simple      59,334
11.20                                                                                                        Fee Simple      42,691
        ---------------------------------------------------------------------------------------------------------------------------
  15       06/01/17            302,801.11     120        119     Interest Only  Interest Only      Yes       Fee Simple     294,418
  20       05/01/17            221,228.06     120        118     Interest Only  Interest Only      Yes       Fee Simple         176
  21       04/01/17            268,915.58     120        117          360            357           Yes       Leasehold          175
  29       05/01/17            164,101.94     120        118     Interest Only  Interest Only      Yes       Fee Simple         188
  51       04/01/17             99,027.78     120        117          360            360           Yes       Fee Simple         198
  56       04/01/17             87,053.17     120        117          360            360           Yes       Fee Simple         107
  78       07/01/17             72,971.42     120        120          360            360           Yes       Fee Simple         367
  82       05/01/17             67,076.25     120        118          360            360           Yes       Fee Simple     108,461
  91       07/01/17             73,503.41     120        120          360            360            No       Fee Simple      57,489
 101       05/01/17             54,560.00     120        118          360            360           Yes       Fee Simple     124,220
 119       04/01/17             47,510.94     120        117          360            360           Yes       Fee Simple         232
        ---------------------------------------------------------------------------------------------------------------------------
 120       05/01/12             47,352.50      60         58     Interest Only  Interest Only      Yes       Fee Simple         340
120.1                                                                                                        Fee Simple         144
120.2                                                                                                        Fee Simple         196
        ---------------------------------------------------------------------------------------------------------------------------
 122       04/01/17             47,533.33     120        117          360            360           Yes       Fee Simple          99
 124       06/01/17             48,974.53     120        119          360            360            No       Fee Simple     176,300
 135       06/01/17             43,226.92     120        119     Interest Only  Interest Only      Yes       Fee Simple     144,021
        ---------------------------------------------------------------------------------------------------------------------------
 144       06/01/12             39,271.83      60         59     Interest Only  Interest Only       No       Fee Simple     204,031
144.1                                                                                                        Fee Simple     101,736
144.2                                                                                                        Fee Simple     102,295
        ---------------------------------------------------------------------------------------------------------------------------
 163       04/01/17             36,714.33     120        117          360            360           Yes       Fee Simple      33,750
 176       06/01/17             42,179.62     120        119          300            299           Yes       Fee Simple          86
 186       06/01/17             30,698.61     120        119          360            360            No       Fee Simple         150
 188       05/01/17             29,709.63     120        118     Interest Only  Interest Only      Yes       Fee Simple         177
 193       10/01/12             32,188.33      66         63          300            300       No (Note 10)  Fee Simple         136
 205       05/01/17             27,422.08     120        118          360            360           Yes       Fee Simple     179,248
 239       05/01/17             20,218.89     120        118     Interest Only  Interest Only      Yes       Fee Simple      16,111
 263       09/01/11             17,845.67      60         50          360            360           Yes       Fee Simple         135
 280       08/01/17    13,291.25 (Note 3)     121        121          360            360           Yes       Fee Simple      18,532
 286       06/01/17             11,685.28     120        119          360            360            No       Fee Simple          93

                                                                    ESCROWED                 ESCROWED
                              ESCROWED                ESCROWED     REPLACEMENT   ESCROWED     TI/LC
                               ANNUAL                REPLACEMENT    RESERVES      TI/LC      RESERVES    INITIAL
                                REAL     ESCROWED     RESERVES       CURRENT     RESERVES    CURRENT     DEFERRED       INITIAL
 LOAN   PROPERTY    LOCKBOX    ESTATE     ANNUAL       INITIAL       ANNUAL      INITIAL      ANNUAL    MAINTENANCE  ENVIRONMENTAL
NUMBER  SIZE TYPE  (YES/NO)?    TAXES    INSURANCE     DEPOSIT       DEPOSIT     DEPOSIT     DEPOSIT     DEPOSIT        DEPOSIT
-----------------------------------------------------------------------------------------------------------------------------------

  9       Rooms       Yes        Yes        No              1,000      654,780     NAP         NAP                0        0
  10       SF         No         Yes        No                  0            0           0    164,916             0        0
        ---------------------------------------------------------------------------------------------------------------------------
  11       SF         No         Yes        No                  0            0           0          0       263,237        0
 11.1      SF
 11.2      SF
 11.3      SF
 11.4      SF
 11.5      SF
 11.6      SF
 11.7      SF
 11.8      SF
 11.9      SF
11.10      SF
11.11      SF
11.12      SF
11.13      SF
11.14      SF
11.15      SF
11.16      SF
11.17      SF
11.18      SF
11.19      SF
11.20      SF
        ---------------------------------------------------------------------------------------------------------------------------
  15       SF         No         Yes        No                  0       53,375           0    219,223        82,354        0
  20      Rooms       Yes        Yes        Yes             1,000      376,860         NAP        NAP             0        0
  21      Rooms       Yes        Yes        Yes                 0            0         NAP        NAP             0        0
  29      Rooms       Yes        Yes        Yes             1,000      472,932         NAP        NAP             0        0
  51      Rooms       Yes        Yes        Yes           387,283      269,496         NAP        NAP             0        0
  56      Rooms       No         Yes        Yes             1,000      245,556         NAP        NAP             0        0
  78      Units       No         No         No                  0       14,680         NAP        NAP        78,125        0
  82       SF         No         Yes        Yes                 0       10,846           0     55,780             0        0
  91       SF         Yes        Yes        Yes                 0        8,623           0     85,902             0        0
 101       SF         No         Yes        Yes                 0       16,149           0     33,914             0        0
 119      Units       No         Yes        Yes                 0        4,833         NAP        NAP        11,250        0
        ---------------------------------------------------------------------------------------------------------------------------
 120      Units       No         Yes        Yes         1,160,000            0         NAP        NAP             0        0
120.1     Units
120.2     Units
        ---------------------------------------------------------------------------------------------------------------------------
 122      Rooms       No         Yes        Yes                 0      118,872         NAP        NAP             0        0
 124       SF         Yes        Yes        Yes                 0       17,630           0          0             0        0
 135       SF         No         Yes        No                  0            0           0          0             0        0
        ---------------------------------------------------------------------------------------------------------------------------
 144       SF         No         Yes        No                  0            0           0          0       355,577        0
144.1      SF
144.2      SF
        ---------------------------------------------------------------------------------------------------------------------------
 163       SF         No         Yes        Yes                 0        6,750           0     48,420             0        0
 176      Rooms       No         Yes        Yes             1,000      151,296         NAP        NAP       750,000        0
 186      Units       No         Yes        Yes                 0       45,000         NAP        NAP        61,750        0
 188      Units       No         Yes        Yes                 0        8,850         NAP        NAP             0        0
 193      Rooms       No         No         No                  0            0         NAP        NAP             0        0
 205       SF         No         Yes        Yes                 0       17,883           0     20,569       111,063        0
 239       SF         No         Yes        Yes                 0            0           0     29,545             0        0
 263      Units       No         Yes        Yes                 0       35,910         NAP        NAP         7,875        0
 280       SF         Yes        Yes        Yes                 0        2,780           0     19,557             0        0
 286      Units       No         Yes        Yes                 0       27,900         NAP        NAP        25,281        0

                              ENVIRONMENTAL
 LOAN   HOLDBACK                INSURANCE
NUMBER   AMOUNT      LOC         POLICY
-------------------------------------------

  9
  10
        -----------------------------------
  11
 11.1
 11.2
 11.3
 11.4
 11.5
 11.6
 11.7
 11.8
 11.9
11.10
11.11
11.12
11.13
11.14
11.15
11.16
11.17
11.18
11.19
11.20
        -----------------------------------
  15
  20
  21
  29
  51
  56
  78
  82
  91
 101
 119
        -----------------------------------
 120
120.1
120.2
        -----------------------------------
 122
 124
 135
        -----------------------------------
 144
144.1
144.2
        ---------
 163
 176
 186
 188
 193
 205
 239
 263
 280      330,000
 286

 LOAN    MORTGAGE   LOAN
NUMBER     LOAN    GROUP
          SELLER   NUMBER              LOAN / PROPERTY NAME
-----------------------------------------------------------------------

  36       PNC       1     University Center East - San Diego
  39       PNC       2     Cornerstone Ranch Apartment Homes
  63       PNC       1     University Shopping Center
  66       PNC       1     Barlow Shopping Center
  68       PNC       1     South Jordan Market Place
  77       PNC       1     Culver Medical Plaza
  88       PNC       1     KFC - Florida Portfolio
 88.1                1     KFC - Port Charlotte
 88.2                1     KFC - S. Fort Meyers
 88.3                1     KFC - W. Cape Coral
 88.4                1     KFC - Bonita Springs
 88.5                1     KFC - Golden Gate
 88.6                1     KFC - Cape Coral
 88.7                1     KFC - Fort Myers
  90       PNC       1     South Jordan Town Center
  94       PNC       1     Magnolia Office Portfolio
 94.1                1     730 & 750 Sandhill Drive
 94.2                1     595 Double Eagle
  96       PNC       1     Westport Warehouse
 110       PNC       1     Homewood Suites - Cheasapeak Greenbriar
 118       PNC       1     Commerce Center One
 140       PNC       1     The Wesleyan Building
 146       PNC       1     Dollar Self Storage - Santa Fe Springs
 155       PNC       1     PFPC Worldwide
 159       PNC       1     Country Suites - Lake Norman
 160       PNC       2     Main Street Court Apartments #1
 166       PNC       1     Rehoboth Marketplace
 170       PNC       1     Parkway Centre Industrial
 174       PNC       1     Regal Theatre
 183       PNC       1     Paradise Victoria
 184       PNC       2     Bear Creek Apartments
 187       PNC       1     Dollar Self Storage - Peoria
 194       PNC       1     West Bench Plaza
 199       PNC       1     Trinity Square Shopping Center
 200       PNC       1     Hampton Inn - Victoria
 204       PNC       1     452 Old Hook Road Associates
 206       PNC       2     Delaware Crossing
 207       PNC       1     Legacy Plaza
 208       PNC       1     One Journal Square Plaza
 209       PNC       1     The Shops at Vista Commons
 213       PNC       1     Holiday Inn Express & Suites - Grand Prairie
 216       PNC       1     La Quinta Inn & Suites
 223       PNC       2     Highclere Apartments
 241       PNC       1     Rehoboth Plaza
 242       PNC       1     Camden Village Shopping Center
 248       PNC       1     Eastland Medical Building
 249       PNC       1     Marcy Street Shops
 252       PNC       2     Cedar Village Mobile Home Park
 275       PNC       2     Careys Estates Mobile Home Park
 277       PNC       1     Eye Care 20/20
 281       PNC       1     Walnut Creek Office Park
 283       PNC       1     CEAH Realtors Building
 284       PNC       1     Reece Nichols Building
 290       PNC       1     Sofa Express
 293       PNC       1     2345 West Ryan Road
 294       PNC       1     National Tire & Battery
 297       PNC       2     Longwood Park Apartments
 299       PNC       1     First Horizon
 300       PNC       1     Advance Auto Parts - IL
 309       PNC       1     1st Financial Bank Building
 317       PNC       1     80 Maple Avenue

 LOAN
NUMBER   PROPERTY  ADDRESS                                                  CITY              STATE  ZIP CODE       COUNTY
-------------------------------------------------------------------------------------------------------------------------------

  36     9381 Judicial Drive                                               San Diego            CA     92121    San Diego
  39     2002 South Mason Road                                             Katy                 TX     77450    Harris
  63     1901-1913 Texas Avenue                                            College Station      TX     77840    Brazos
  66     1161 6th Street Northwest                                         Rochester            MN     55901    Olmsted
  68     10433 - 10507 South Redwood Road                                  South Jordan         UT     84095    Salt Lake
  77     3831 Hughes Avenue                                                Culver City          CA     90232    Los Angeles
  88     Various                                                           Various              FL    Various   Various
 88.1    4635 Tamiami Trail                                                Port Charlotte       FL     33980    Chorlotte
 88.2    12250 S. Cleveland Avenue                                         South Fort Meyers    FL     33907    Lee
 88.3    20 W. Hancock Bridge Parkway                                      Cape Coral           FL     33991    Lee
 88.4    28200 S. Tamiami Trail                                            Bonita Springs       FL     34134    Lee
 88.5    12225 Collier Boulevard                                           Golden Gate          FL     33999    Collier
 88.6    2210 Del Prado Boulevard                                          Cape Coral           FL     33990    Lee
 88.7    4336 Palm Beach Blvd.                                             Fort Meyers          FL     33901    Lee
  90     10541-10577 South Redwood Road 1644-1685 West Towne Center Drive  South Jordan         UT     84095    Salt Lake
  94     Various                                                           Reno                 NV     89511    Washoe
 94.1    730 & 750 Sandhill Drive                                          Reno                 NV     89511    Washoe
 94.2    595 Double Eagle                                                  Reno                 NV     89511    Washoe
  96     331 Changebridge Rd                                               Pine Brook           NJ     07058    Morris
 110     1569 Crossways Blvd                                               Chesapeake           VA     23320    Chesapeake City
 118     333 East River Drive                                              East Hartford        CT     06108    Hartford
 140     581 Boylston Street                                               Boston               MA     02116    Suffolk
 146     8717 Pioneer Blvd                                                 Santa Fe Springs     CA     90670    Los Angeles
 155     66-70 Broadway                                                    Lynnfield            MA     01940    Essex
 159     16617 Statesville Road                                            Huntersville         NC     28078    Mecklenburg
 160     221 E Main Street                                                 Newark               DE     19711    New Castle
 166     19330 Coastal Hwy                                                 Rehoboth Beach       DE     19971    Sussex
 170     12210-12220 Parkway Centre Drive                                  Poway                CA     92064    San Diego
 174     550 East Rollins Road                                             Round Lake Beach     IL     60073    Lake
 183     1145 & 1171 South Victoria Avenue                                 Ventura              CA     93003    Ventura
 184     605 Del Paso Street                                               Euless               TX     76040    Tarrant
 187     4170 West Peoria Avenue                                           Phoenix              AZ     85029    Maricopa
 194     8011-8093 W 3500 South                                            Magna                UT     84044    Salt Lake
 199     201-245 N. Chicago Avenue                                         Goshen               IN     46526    Elkart
 200     7006 North Navarro                                                Victoria             TX     77904    Victoria
 204     452 Old Hook Road                                                 Emerson              NJ     07630    Bergen
 206     1800 Brentwood Lane                                               Independence         KY     41051    Kenton
 207     5610-5620 & 5660 West 4100 South                                  West Valley City     UT     84120    Salt Lake
 208     1 Journal Square                                                  Jersey City          NJ     07306    Hudson
 209     4912 East Chandler Boulevard                                      Phoenix              AZ     85048    Maricopa
 213     4112 South Carrier Parkway                                        Grand Prairie        TX     75052    Dallas
 216     350 Meijer Drive                                                  Florence             KY     41042    Boone
 223     105 Landmark Drive                                                Council Bluffs       IA     51503    Pottawattamie
 241     18993 Munchy Branch Road                                          Rehoboth             DE     19971    Sussex
 242     1005-1035 SW 19th Street                                          Moore                OK     73160    Cleveland
 248     19000 E. Eastland Center Ct.                                      Independence         MO     64057    Jackson
 249     101 & 70 West Marcy Street                                        Santa Fe             NM     87501    Santa Fe
 252     132 Amelia Drive                                                  Lincoln              DE     19960    Sussex
 275     Carey's Camp Road                                                 Millsboro            DE     19966    Sussex
 277     46 Eagle Rock Avenue                                              East Hanover         NJ     07936    Morris
 281     8101 Cameron Road                                                 Austin               TX     78754    Travis
 283     3251 NE Carnegie Drive                                            Lee's Summit         MO     64064    Jackson
 284     701-709 Woods Chapel Road                                         Lee's Summit         MO     64064    Jackson
 290     134 Baltimore Pike                                                Springfield          PA     19064    Delaware
 293     2345 West Ryan Road                                               Oak Creek            WI     53154    Milwaukee
 294     13521 Madison Avenue                                              Kansas City          MO     64145    Jackson
 297     5460 Dorr Street                                                  Toledo               OH     43615    Lucas
 299     3540 NE Ralph Powel Rd                                            Lee's Summit         MO     64064    Jackson
 300     435 N. McLean Boulevard                                           South Elgin          IL     60177    Kane
 309     831 NE Woods Chapel Road                                          Lee's Summit         MO     64064    Jackson
 317     80 Maple Avenue                                                   Smithtown            NY     11787    Suffolk

                           CROSS
            CUT-OFF      COLLATER-                                                           INTEREST
             DATE         ALIZED                 MASTER                       ADDITIONAL      RESERVE
 LOAN      PRINCIPAL     (MORTGAGE   MORTGAGE   SERVICING  ARD LOAN         INTEREST RATE  MORTGAGE LOAN                      GRACE
NUMBER      BALANCE     LOAN GROUP)    RATE     FEE RATE   (YES/NO)?   ARD     AFTER ARD     (YES/NO)?         LOAN TYPE      PERIOD
------------------------------------------------------------------------------------------------------------------------------------

  36     27,222,031.67      No        5.8400%    0.0400%      No                                 No             Balloon         5
  39     24,700,000.00      No        5.6500%    0.0300%      No                                 No       Partial IO/Balloon    5
  63     16,800,000.00      No        5.5800%    0.0400%      No                                 No       Partial IO/Balloon    5
  66     16,000,000.00      No        5.5500%    0.0500%      No                                 No       Partial IO/Balloon    5
  68     15,650,000.00      No        5.6100%    0.0600%      No                                 No          Interest Only      5
  77     14,120,000.00      No        5.4100%    0.0500%      No                                 No          Interest Only      5
         ---------------------------------------------------------------------------------------------------------------------------
  88     12,700,000.00      No        5.9900%    0.0300%      No                                 No          Interest Only      5
 88.1
 88.2
 88.3
 88.4
 88.5
 88.6
 88.7
         ---------------------------------------------------------------------------------------------------------------------------
  90     12,700,000.00      No        5.6100%    0.0600%      No                                 No          Interest Only      5
         ---------------------------------------------------------------------------------------------------------------------------
  94     12,000,000.00      No        5.6200%    0.0600%      No                                 No       Partial IO/Balloon    5
 94.1
 94.2
         ---------------------------------------------------------------------------------------------------------------------------
  96     11,987,730.47      No        5.8600%    0.0300%      No                                 No             Balloon         5
 110     10,500,000.00      No        5.8200%    0.0300%      No                                 No             Balloon         5
 118      9,836,000.00      No        6.0300%    0.0600%      No                                 No       Partial IO/Balloon    5
 140      8,500,000.00      No        5.6800%    0.0300%      No                                 No       Partial IO/Balloon    5
 146      8,153,000.00      No        5.9000%    0.0600%      No                                 No       Partial IO/Balloon    5
 155      7,987,520.76      No        5.4900%    0.0300%      No                                 No             Balloon         5
 159      7,831,907.29      No        5.8100%    0.0300%      No                                 No             Balloon         5
 160      7,825,000.00      No        5.6000%    0.0300%      No                                 No       Partial IO/Balloon    5
 166      7,450,000.00      No        5.6500%    0.0300%      No                                 No       Partial IO/Balloon    5
 170      7,250,000.00      No        5.6400%    0.0800%      No                                 No       Partial IO/Balloon    5
 174      6,984,285.29      No        5.6900%    0.0600%      No                                 No             Balloon         5
 183      6,351,000.00      No        6.0000%    0.0300%      No                                 No       Partial IO/Balloon    5
 184      6,345,688.95      No        6.0800%    0.0300%      No                                 No             Balloon         5
 187      6,197,000.00      No        5.9000%    0.0600%      No                                 No             Balloon         5
 194      6,000,000.00      No        5.6100%    0.0600%      No                                 No          Interest Only      5
 199      5,900,000.00      No        6.3500%    0.0600%      No                                 No             Balloon         5
 200      5,800,000.00      No        6.1700%    0.0300%      No                                 No       Partial IO/Balloon    5
 204      5,600,000.00      No        5.7300%    0.0300%      No                                 No             Balloon         5
 206      5,350,000.00      No        5.8700%    0.0600%      No                                 No       Partial IO/Balloon    5
 207      5,350,000.00      No        5.6100%    0.0600%      No                                 No          Interest Only      5
 208      5,350,000.00      No        5.6700%    0.0300%      No                                 No       Partial IO/Balloon    5
 209      5,300,000.00      No        5.8500%    0.0800%      No                                 No       Partial IO/Balloon    5
 213      5,240,140.48      No        5.8800%    0.0800%      No                                 No             Balloon         5
 216      5,094,903.47      No        5.9800%    0.0300%      No                                 No             Balloon         5
 223      4,800,000.00      No        5.8300%    0.0600%      No                                 No       Partial IO/Balloon    5
 241      3,900,000.00      No        5.6500%    0.0300%      No                                 No       Partial IO/Balloon    5
 242      3,896,000.00      No        5.7300%    0.0600%      No                                 No             Balloon         5
 248      3,700,000.00      No        5.7700%    0.0300%      No                                 No       Partial IO/Balloon    5
 249      3,700,000.00      No        5.9600%    0.0500%      No                                 No       Partial IO/Balloon    5
 252      3,600,000.00      No        5.7500%    0.0300%      No                                 No       Partial IO/Balloon    5
 275      2,520,000.00      No        5.7500%    0.0300%      No                                 No       Partial IO/Balloon    5
 277      2,500,000.00      No        6.0300%    0.0300%      No                                 No       Partial IO/Balloon    5
 281      2,435,000.00      No        5.7600%    0.0600%      No                                 No          Interest Only      5
 283      2,344,000.00      No        5.8000%    0.0800%      No                                 No       Partial IO/Balloon    5
 284      2,340,000.00      No        5.6500%    0.0800%      No                                 No       Partial IO/Balloon    5
 290      2,255,447.52      No        5.5600%    0.0300%      No                                 No             Balloon         5
 293      2,120,929.11      No        5.7900%    0.0800%      No                                 No             Balloon         5
 294      2,113,873.28      No        5.9500%    0.0800%      No                                 No             Balloon         5
 297      1,898,090.38      No       5.950000%   0.0400%      No                                 No             Balloon         5
 299      1,850,000.00      No        5.6500%    0.0300%      No                                 No       Partial IO/Balloon    5
 300      1,820,000.00      No        5.7700%    0.0500%      No                                 No       Partial IO/Balloon    5
 309      1,450,000.00      No        5.8000%    0.0800%      No                                 No       Partial IO/Balloon    5
 317      1,200,000.00      No        5.8500%    0.0300%      No                                 No             Balloon         5

                         PERIODIC    ORIGINAL   REMAINING     STATED         STATED
                         PAYMENT ON   TERM TO    TERM TO     ORIGINAL       REMAINING
                         FIRST DUE   MATURITY   MATURITY   AMORTIZATION   AMORTIZATION   DEFEASANCE
             STATED     DATE AFTER     / ARD      / ARD        TERM           TERM          LOAN     BORROWER'S  PROPERTY
NUMBER   MATURITY DATE    CLOSING    (MONTHS)   (MONTHS)     (MONTHS)       (MONTHS)     (YES/NO)?   INTEREST      SIZE
-------------------------------------------------------------------------------------------------------------------------

  36        06/01/17     160,585.00        120        119       360            359          Yes      Fee Simple    97,976
  39        07/01/17     120,172.36        120        120       360            360           No      Fee Simple       352
  63        04/01/17      80,724.00        120        117       360            360          Yes      Fee Simple   169,989
  66        06/01/17      76,466.67        120        119       360            360          Yes      Fee Simple   135,409
  68        06/01/17      75,602.54        120        119  Interest Only  Interest Only     Yes      Fee Simple   119,637
  77        05/01/17      65,779.59        120        118  Interest Only  Interest Only     Yes      Fee Simple    51,146
         ----------------------------------------------------------------------------------------------------------------
  88        06/01/12      65,507.31         60         59  Interest Only  Interest Only      No      Fee Simple    19,093
 88.1                                                                                                Fee Simple     2,780
 88.2                                                                                                Fee Simple     3,439
 88.3                                                                                                Fee Simple     3,360
 88.4                                                                                                Fee Simple     2,842
 88.5                                                                                                Fee Simple     1,899
 88.6                                                                                                Fee Simple     2,746
 88.7                                                                                                Fee Simple     2,027
         ----------------------------------------------------------------------------------------------------------------
  90        06/01/17      61,351.58        120        119  Interest Only  Interest Only     Yes      Fee Simple    86,000
         ----------------------------------------------------------------------------------------------------------------
  94        06/01/17      58,073.33        120        119       360            360          Yes      Fee Simple    91,920
 94.1                                                                                                Fee Simple    54,608
 94.2                                                                                                Fee Simple    37,312
         ----------------------------------------------------------------------------------------------------------------
  96        06/01/17      70,869.53        120        119       360            359          Yes      Fee Simple   157,312
 110        07/01/17      61,742.86        120        120       360            360          Yes      Fee Simple       100
 118        06/01/17      51,073.43        120        119       360            360           No      Fee Simple    99,402
 140        06/01/17      41,574.44        120        119       360            360          Yes      Fee Simple    32,056
 146        06/01/17      41,421.77        120        119       360            360          Yes      Fee Simple    93,340
 155        06/01/17      49,079.24        120        119       300            299           No      Fee Simple   184,935
 159        06/01/17      46,051.38        120        119       360            359           No      Fee Simple        87
 160        06/01/17      37,733.89        120        119       360            360          Yes      Fee Simple        48
 166        07/01/17      36,246.32        120        120       360            360          Yes      Fee Simple    66,912
 170        06/01/17      35,210.83        120        119       360            360          Yes      Fee Simple    74,736
 174        12/01/18      48,906.38        138        137       240            239          Yes      Fee Simple    72,621
 183        06/01/17      32,813.50        120        119       360            360          Yes      Fee Simple    18,247
 184        10/01/16      38,701.03        120        111       360            351           No      Fee Simple       235
 187        07/01/17      36,756.67        120        120       360            360          Yes      Fee Simple    87,435
 194        06/01/17      28,985.00        120        119  Interest Only  Interest Only     Yes      Fee Simple    42,451
 199        07/01/17      36,711.91        120        120       360            360          Yes      Fee Simple   106,327
 200        06/01/17      30,815.72        120        119       360            360           No      Fee Simple        68
 204        07/01/17      32,608.97        120        120       360            360          Yes      Fee Simple    25,700
 206        06/01/17      27,042.76        120        119       360            360          Yes      Fee Simple        96
 207        06/01/17      25,844.96        120        119  Interest Only  Interest Only     Yes      Fee Simple     8,104
 208        07/01/17      26,121.38        120        120       360            360          Yes      Fee Simple    53,334
 209        06/01/17      26,698.75        120        119       360            360           No      Fee Simple    22,241
 213        05/01/17      31,072.51        120        118       360            358           No      Fee Simple        70
 216        06/01/17      30,511.53        120        119       360            359          Yes      Fee Simple        74
 223        05/01/17      24,097.33        120        118       360            360          Yes      Fee Simple        97
 241        07/01/17      18,974.58        120        120       360            360          Yes      Fee Simple    22,524
 242        07/01/17      22,686.52        120        120       360            360          Yes      Fee Simple    31,100
 248        06/01/17      18,383.86        120        119       360            360          Yes      Fee Simple    19,239
 249        06/01/17      18,989.22        120        119       360            360          Yes      Fee Simple    18,822
 252        07/01/17      17,825.00        120        120       360            360          Yes      Fee Simple       147
 275        07/01/17      12,477.50        120        120       360            360          Yes      Fee Simple       102
 277        06/01/17      12,981.25        120        119       360            360          Yes      Fee Simple    11,250
 281        05/01/17      12,077.60        120        118  Interest Only  Interest Only      No      Fee Simple    34,044
 283        05/01/17      11,706.98        120        118       360            360          Yes      Fee Simple    12,502
 284        05/01/17      11,384.75        120        118       360            360          Yes      Fee Simple    15,157
 290        05/01/17      12,917.24        120        118       360            358          Yes      Fee Simple    21,000
 293        05/01/17      12,454.97        120        118       360            358          Yes      Fee Simple     9,697
 294        06/01/17      12,618.55        120        119       360            359           No      Fee Simple     7,964
 297        06/01/17      11,330.45        120        119       360            359          Yes      Fee Simple       100
 299        06/01/17       9,000.76        120        119       360            360          Yes      Fee Simple    12,965
 300        06/01/17       9,042.87        120        119       360            360           No      Fee Simple     7,000
 309        05/01/17       7,241.94        120        118       360            360          Yes      Fee Simple     7,296
 317        07/01/17       7,079.29        120        120       360            360          Yes      Fee Simple    14,102

                                                                  ESCROWED                 ESCROWED
                              ESCROWED               ESCROWED    REPLACEMENT   ESCROWED     TI/LC
                               ANNUAL               REPLACEMENT   RESERVES      TI/LC      RESERVES     INITIAL
         PROPERTY               REAL    ESCROWED     RESERVES      CURRENT     RESERVES    CURRENT      DEFERRED
 LOAN      SIZE     LOCKBOX    ESTATE    ANNUAL      INITIAL       ANNUAL      INITIAL      ANNUAL    MAINTENANCE
NUMBER     TYPE    (YES/NO)?   TAXES    INSURANCE    DEPOSIT       DEPOSIT     DEPOSIT     DEPOSIT      DEPOSIT
------------------------------------------------------------------------------------------------------------------

  36        SF        No        Yes        Yes               0       19,595    1,000,000           0             0
  39      Units       No        Yes        Yes               0       88,000          NAP         NAP       400,000
  63        SF        Yes       Yes        Yes               0       25,498      629,240           0        29,240
  66        SF        Yes       Yes        Yes               0        8,673            0      40,000        59,898
  68        SF        No        Yes        No                0       17,946      200,000           0        10,450
  77        SF        No        Yes        Yes         100,000            0      700,000           0             0
         ---------------------------------------------------------------------------------------------------------
  88        SF        Yes        No        No                0            0            0     125,000             0
 88.1       SF
 88.2       SF
 88.3       SF
 88.4       SF
 88.5       SF
 88.6       SF
 88.7       SF
         ---------------------------------------------------------------------------------------------------------
  90        SF        Yes       Yes        No                0       12,903       50,000      50,000             0
         ---------------------------------------------------------------------------------------------------------
  94        SF        No         No        No                0       18,371      350,000           0             0
 94.1       SF
 94.2       SF
         ---------------------------------------------------------------------------------------------------------
  96        SF        No        Yes        Yes               0            0            0           0        16,875
 110      Rooms       No        Yes        Yes               0       59,073          NAP         NAP             0
 118        SF        No        Yes        No                0       19,880      150,000           0             0
 140        SF        No        Yes        Yes               0            0            0           0             0
 146        SF        No        Yes        Yes               0       14,208          NAP         NAP             0
 155        SF        No        Yes        No                0            0            0           0             0
 159      Rooms       No        Yes        Yes         367,029       91,648          NAP         NAP             0
 160      Units       No        Yes        Yes               0       15,600          NAP         NAP             0
 166        SF        Yes       Yes        Yes               0       13,383            0      20,000       177,500
 170        SF        Yes       Yes        Yes               0        7,474            0           0             0
 174        SF        Yes        No        No                0       10,893            0           0             0
 183        SF        No        Yes        Yes               0        2,737      189,454           0             0
 184      Units       No        Yes        Yes               0       58,750          NAP         NAP        26,188
 187        SF        No        Yes        Yes               0       13,462          NAP         NAP             0
 194        SF        No        Yes        No                0        8,652            0      36,000             0
 199        SF        Yes       Yes        Yes               0       25,306            0      10,000             0
 200      Rooms       No         No        No           21,250       35,769          NAP         NAP             0
 204        SF        No        Yes        Yes               0        5,140            0           0             0
 206      Units       No        Yes        Yes               0       24,000          NAP         NAP        35,345
 207        SF        No        Yes        No                0        3,626            0      10,000             0
 208        SF        No        Yes        Yes               0       10,667            0      20,000        59,360
 209        SF        No        Yes        Yes               0        3,378      300,000      15,000             0
 213      Rooms       No        Yes        Yes               0       72,343          NAP         NAP             0
 216      Rooms       No         No        No                0       36,475          NAP         NAP             0
 223      Units       No        Yes        Yes               0       24,250          NAP         NAP         2,145
 241        SF        No        Yes        Yes               0        3,589            0           0             0
 242        SF        No        Yes        Yes               0        4,665      112,000           0             0
 248        SF        Yes       Yes        Yes               0        3,848      223,146      15,000             0
 249        SF        No        Yes        Yes           6,850            0       20,000           0        51,250
 252      Units       No        Yes        Yes               0        7,350          NAP         NAP             0
 275      Units       No        Yes        Yes               0        5,150          NAP         NAP             0
 277        SF        No        Yes        Yes               0        2,250            0           0             0
 281        SF        No        Yes        No                0        5,107       25,000           0             0
 283        SF        No        Yes        Yes               0        2,500       47,000           0             0
 284        SF        No        Yes        Yes               0        3,031            0           0             0
 290        SF        No         No        No                0            0            0           0             0
 293        SF        No        Yes        Yes               0        1,569      134,798           0             0
 294        SF        Yes        No        Yes               0            0            0      21,000             0
 297      Units       No        Yes        Yes               0       25,000          NAP         NAP             0
 299        SF        Yes       Yes        Yes               0        2,593            0           0             0
 300        SF        Yes        No        Yes               0        1,050            0           0             0
 309        SF        No        Yes        Yes               0        1,094            0      10,000             0
 317        SF        No        Yes        Yes               0        4,408            0      12,000         7,200

            INITIAL                                ENVIRONMENTAL
 LOAN    ENVIRONMENTAL    HOLDBACK                   INSURANCE
NUMBER      DEPOSIT        AMOUNT        LOC          POLICY
         --------------------------------------------------------

  36               0
  39               0
  63               0
  66               0        400,000
  68               0
  77               0
         --------------------------------------------------------
  88          15,000
 88.1
 88.2
 88.3
 88.4
 88.5
 88.6
 88.7
         --------------------------------------------------------
  90               0
         --------------------------------------------------------
  94               0
 94.1
 94.2
         --------------------------------------------------------
  96          11,000
 110               0
 118               0
 140               0        200,000
 146               0
 155               0
 159               0
 160               0
 166               0
 170               0
 174               0
 183               0
 184               0
 187               0
 194               0
 199             750
 200               0
 204               0
 206               0
 207               0
 208               0
 209               0
 213               0
 216               0
 223           1,000
 241               0
 242               0        112,000
 248               0
 249               0
 252               0
 275               0
 277               0
 281               0
 283               0
 284               0
 290               0
 293               0
 294               0
 297               0
 299               0
 300               0
 309               0
 317           1,000

                                   SCHEDULE II

                SCHEDULE OF EXCEPTIONS TO MORTGAGE FILE DELIVERY

                                      None

                                      II-1

                                  SCHEDULE III

    SCHEDULE OF MORTGAGE LOANS AS TO WHICH THE RELATED MORTGAGED PROPERTY IS
              COVERED BY A LENDER'S ENVIRONMENTAL INSURANCE POLICY

                                      None

                                      III-1

                                   SCHEDULE IV

                SCHEDULE OF EARLY DEFEASANCE TRUST MORTGAGE LOANS

                                      None

                                      IV-1

                                   SCHEDULE V

                  CLASS A-SB PLANNED PRINCIPAL BALANCE SCHEDULE

                       CLASS A-SB                                CLASS A-SB                               CLASS A-SB
                     PLANNED PRINCIPAL                        PLANNED PRINCIPAL                        PLANNED PRINCIPAL
DISTRIBUTION DATE*        BALANCE        DISTRIBUTION DATE*       BALANCE         DISTRIBUTION DATE*        BALANCE
------------------   -----------------   ------------------   -----------------   ------------------   -----------------

       31-Jul-2007    140,000,000.00            10-Oct-2010     140,000,000.00           10-Jan-2014     90,722,962.96
       10-Aug-2007    140,000,000.00            10-Nov-2010     140,000,000.00           10-Feb-2014     88,467,633.40
       10-Sep-2007    140,000,000.00            10-Dec-2010     140,000,000.00           10-Mar-2014     85,299,304.14
       10-Oct-2007    140,000,000.00            10-Jan-2011     140,000,000.00           10-Apr-2014     83,029,598.69
       10-Nov-2007    140,000,000.00            10-Feb-2011     140,000,000.00           10-May-2014     80,450,784.35
       10-Dec-2007    140,000,000.00            10-Mar-2011     140,000,000.00           10-Jun-2014     78,163,194.71
       10-Jan-2008    140,000,000.00            10-Apr-2011     140,000,000.00           10-Jul-2014     75,678,094.92
       10-Feb-2008    140,000,000.00            10-May-2011     140,000,000.00           10-Aug-2014     73,464,167.97
       10-Mar-2008    140,000,000.00            10-Jun-2011     140,000,000.00           10-Sep-2014     71,239,164.37
       10-Apr-2008    140,000,000.00            10-Jul-2011     140,000,000.00           10-Oct-2014     68,720,537.72
       10-May-2008    140,000,000.00            10-Aug-2011     140,000,000.00           10-Nov-2014     66,471,798.29
       10-Jun-2008    140,000,000.00            10-Sep-2011     140,000,000.00           10-Dec-2014     63,930,086.34
       10-Jul-2008    140,000,000.00            10-Oct-2011     140,000,000.00           10-Jan-2015     61,657,376.38
       10-Aug-2008    140,000,000.00            10-Nov-2011     140,000,000.00           10-Feb-2015     59,373,295.12
       10-Sep-2008    140,000,000.00            10-Dec-2011     140,000,000.00           10-Mar-2015     56,236,058.73
       10-Oct-2008    140,000,000.00            10-Jan-2012     140,000,000.00           10-Apr-2015     53,924,845.26
       10-Nov-2008    140,000,000.00            10-Feb-2012     140,000,000.00           10-May-2015     51,322,371.47
       10-Dec-2008    140,000,000.00            10-Mar-2012     140,000,000.00           10-Jun-2015     48,986,569.67
       10-Jan-2009    140,000,000.00            10-Apr-2012     140,000,000.00           10-Jul-2015     46,360,181.44
       10-Feb-2009    140,000,000.00            10-May-2012     140,000,000.00           10-Aug-2015     43,999,548.17
       10-Mar-2009    140,000,000.00            10-Jun-2012     140,000,000.00           10-Sep-2015     41,627,102.82
       10-Apr-2009    140,000,000.00            10-Jul-2012     140,000,000.00           10-Oct-2015     38,965,075.32
       10-May-2009    140,000,000.00            10-Aug-2012     137,862,972.39           10-Nov-2015     36,567,436.14
       10-Jun-2009    140,000,000.00            10-Sep-2012     135,689,088.04           10-Dec-2015     33,880,905.29
       10-Jul-2009    140,000,000.00            10-Oct-2012     127,551,388.20           10-Jan-2016     31,457,823.14
       10-Aug-2009    140,000,000.00            10-Nov-2012     125,363,407.23           10-Feb-2016     29,022,615.84
       10-Sep-2009    140,000,000.00            10-Dec-2012     122,843,569.49           10-Mar-2016     26,023,870.34
       10-Oct-2009    140,000,000.00            10-Jan-2013     120,632,065.02           10-Apr-2016     23,561,467.01
       10-Nov-2009    140,000,000.00            10-Feb-2013     118,409,511.56           10-May-2016     20,853,618.27
       10-Dec-2009    140,000,000.00            10-Mar-2013     115,216,439.68           10-Jun-2016     18,402,378.74
       10-Jan-2010    140,000,000.00            10-Apr-2013     112,966,819.96           10-Jul-2016     15,669,543.56
       10-Feb-2010    140,000,000.00            10-May-2013     110,368,919.70           10-Aug-2016     13,192,359.44
       10-Mar-2010    140,000,000.00            10-Jun-2013     108,079,571.27           10-Sep-2016     10,702,778.57
       10-Apr-2010    140,000,000.00            10-Jul-2013     105,458,043.63           10-Oct-2016      7,939,381.07
       10-May-2010    140,000,000.00            10-Aug-2013     103,144,161.98           10-Nov-2016      5,429,674.27
       10-Jun-2010    140,000,000.00            10-Sep-2013     100,342,877.75           10-Dec-2016      2,640,740.42
       10-Jul-2010    140,000,000.00            10-Oct-2013      97,803,033.50           10-Jan-2017        104,518.04
       10-Aug-2010    140,000,000.00            10-Nov-2013      95,556,475.62           10-Feb-2017                 0
       10-Sep-2010    140,000,000.00            10-Dec-2013      92,993,519.08

___________________________
*     Assumes each distribution date occurs on the 10th of the month.

                                       V-1

                                   SCHEDULE VI

                         SCHEDULE OF EARNOUTS/HOLDBACKS

MORTGAGE LOAN SELLER   PROPERTY NAME                    RESERVE HOLDBACK
------------------------------------------------------------------------
       LaSalle         Fifty West Corporate Center           268,800
       LaSalle         Herndon Square Office Park            228,000
         CGM           Morgantown Crossing                 4,000,000
         CGM           Alderwood Plaza                     1,623,000
         CGM           Plaza on the Boulevard              2,418,000
         CGM           Blue Oaks Marketplace               3,500,000
         CGM           Villa D'Este                        3,432,000
       LaSalle         VDR Retail Portfolio                  136,488
         CGM           Newport Marketplace                   300,000
         PNC           Barlow Shopping Center                400,000
         CGM           Perryville Station                  2,460,000
       LaSalle         Vail Ranch Towne Square               700,000
         CGM           Crossroads Shopping Center            845,000
       LaSalle         Mill Creek Shopping Center            115,365
         PNC           The Wesleyan Building                 200,000
         CGM           580 Howard Street                     600,000
         CGM           Village on the Green                  330,000
       LaSalle         Gibson Electric                       106,667
         CGM           Tyler Plaza                           125,000
         CGM           Midtown Business Center             1,047,754
         PNC           Camden Village Shopping Center        112,000
       Capmark         Kress Office-Retail Building          330,000

                                      VI-1

                                   EXHIBIT A-1

     FORM OF CLASS [A-1] [A-2] [A-3] [A-3B] [A-SB] [A-4] [A-1A] CERTIFICATE

                   CITIGROUP COMMERCIAL MORTGAGE TRUST 2007-C6
     CLASS [A-1] [A-2] [A-3] [A-3B] [A-SB] [A-4] [A-1A] COMMERCIAL MORTGAGE
                            PASS-THROUGH CERTIFICATE,
                                 SERIES 2007-C6

This is one of a series of commercial mortgage pass-through certificates
(collectively, the "Certificates"), issued in multiple classes (each, a
"Class"), which series of Certificates evidences the entire beneficial ownership interest in one or more trusts (individually and collectively, as the context may require, the "Trust") whose assets consist primarily of a pool (the
"Mortgage Pool") of multifamily, commercial and manufactured housing community mortgage loans (the "Mortgage Loans"), such pool being formed and sold by

                  CITIGROUP COMMERCIAL MORTGAGE SECURITIES INC.

Pass-Through Rate:  As set forth in the Pooling and   Initial Certificate Principal Balance of this Certificate
Servicing Agreement                                   as of the Closing Date:
                                                      $_____________

Date of Pooling and Servicing Agreement:              Class Principal Balance of all the Class [A-1] [A-2]
July 1, 2007                                          [A-3] [A-3B] [A-SB] [A-4] [A-1A] Certificates as of the
                                                      Closing Date:
                                                      $____________

Cut-off Date: Individually and collectively, as the   Aggregate unpaid principal balance of the Mortgage Pool
context may require, with respect to each Mortgage    as of the Cut-off Date, after deducting payments of
Loan having its first Due Date in or prior to July    principal due on or before such date (the "Initial Pool
2007, the related Due Date in July 2007, and with     Balance"): $4,756,049,403
respect to each Mortgage Loan having  its first Due
Date after July 2007, the later of the date of
origination and July 1, 2007

Closing Date: July 31, 2007

First Distribution Date: August 10, 2007

Master Servicer No. 1: Wachovia Bank, National        Certificate Administrator: LaSalle Bank National
Association                                           Association

Master Servicer No. 2: Midland Loan Services, Inc.    Trustee: Wells Fargo Bank, National Association

Master Servicer No. 3: Capmark Finance Inc.           CUSIP No.: _____________

Special Servicer: CWCapital Asset Management LLC      ISIN: _____________

Certificate No. [A-1] [A-2] [A-3] [A-3B] [A-SB]
[A-4] [A-1A]-___

                                      A-1-1

                                      A-1-2

[FOR BOOK ENTRY CERTIFICATES: UNLESS THIS CERTIFICATE IS PRESENTED BY AN
AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY, A NEW YORK
CORPORATION ("DTC"), TO THE DEPOSITOR, THE TRUSTEE, THE CERTIFICATE REGISTRAR OR
ANY AGENT THEREOF FOR REGISTRATION OF TRANSFER, EXCHANGE OR PAYMENT, AND ANY
CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR IN SUCH OTHER NAME
AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT IS MADE
TO CEDE & CO. OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED
REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR
OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER
HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.]

NO TRANSFER OF THIS CERTIFICATE OR ANY INTEREST HEREIN MAY BE MADE TO (A) ANY
RETIREMENT PLAN OR OTHER EMPLOYEE BENEFIT PLAN OR ARRANGEMENT SUBJECT TO THE
EMPLOYEE RETIREMENT INCOME SECURITY ACT OF 1974, AS AMENDED ("ERISA"), OR
SECTION 4975 OF THE INTERNAL REVENUE CODE OF 1986, AS AMENDED (THE "CODE"), OR
(B) ANY PERSON WHO IS DIRECTLY OR INDIRECTLY PURCHASING THIS CERTIFICATE OR ANY
INTEREST HEREIN ON BEHALF OF, AS NAMED FIDUCIARY OF, AS TRUSTEE OF, OR WITH
ASSETS OF ANY SUCH RETIREMENT PLAN OR OTHER EMPLOYEE BENEFIT PLAN OR
ARRANGEMENT, IF THE PURCHASE OR HOLDING OF THIS CERTIFICATE OR SUCH INTEREST
HEREIN WOULD RESULT IN A VIOLATION OF SECTION 406 OR 407 OF ERISA OR SECTION
4975 OF THE CODE OR WOULD RESULT IN THE IMPOSITION OF AN EXCISE TAX UNDER
SECTION 4975 OF THE CODE.

THIS CERTIFICATE DOES NOT REPRESENT AN OBLIGATION OF OR INTEREST IN CITIGROUP
COMMERCIAL MORTGAGE SECURITIES INC., WACHOVIA BANK, NATIONAL ASSOCIATION,
MIDLAND LOAN SERVICES, INC., CAPMARK FINANCE INC., CWCAPITAL ASSET MANAGEMENT
LLC, WELLS FARGO BANK, NATIONAL ASSOCIATION, LASALLE BANK NATIONAL ASSOCIATION,
OR ANY OF THEIR RESPECTIVE AFFILIATES. NEITHER THIS CERTIFICATE NOR THE MORTGAGE
LOANS ARE GUARANTEED BY ANY AGENCY OR INSTRUMENTALITY OF THE UNITED STATES OR
ANY OTHER PERSON.

SOLELY FOR U.S. FEDERAL INCOME TAX PURPOSES, THIS CERTIFICATE IS A "REGULAR
INTEREST" IN A "REAL ESTATE MORTGAGE INVESTMENT CONDUIT" (A "REMIC") AS THOSE
TERMS ARE DEFINED, RESPECTIVELY, IN SECTIONS 860G AND 860D OF THE CODE.

THE OUTSTANDING CERTIFICATE PRINCIPAL BALANCE HEREOF AT ANY TIME MAY BE LESS
THAN THE AMOUNT SHOWN ABOVE.

            This certifies that [CEDE & CO.] [_____________] is the registered owner of the Percentage Interest evidenced by this Certificate (obtained by dividing the principal balance of this Certificate (its "Certificate Principal
Balance") as of the Closing Date by the aggregate principal balance of all the
Certificates of the same Class as this Certificate (their "Class Principal
Balance") as of the Closing Date) in that certain beneficial ownership interest in the Trust evidenced by all the Certificates of the same Class as this
Certificate. The Trust was created and the Certificates were issued pursuant to a Pooling and Servicing Agreement, dated as specified above (the "Agreement"), between Citigroup Commercial Mortgage Securities Inc., as depositor (the
"Depositor", which term includes any successor entity under the Agreement),
Wachovia Bank, National Association, Midland Loan Services, Inc. and Capmark
Finance Inc., as master servicers (together, the "Master Servicers", which term includes any successor entities under the Agreement), CWCapital Asset Management
LLC, as special servicer (the "Special Servicer", which term includes any successor entity under the Agreement), Wells Fargo Bank, National Association,
as trustee (the "Trustee", which term includes any successor entity under the
Agreement) and LaSalle Bank National Association, as certificate administrator
(the "Certificate Administrator", which term includes any successor entity under the Agreement), a summary of certain of the

                                      A-1-3

pertinent provisions of which is set forth hereafter. To the extent not defined herein, the capitalized terms used herein have the respective meanings assigned in the Agreement. This Certificate is issued under and is subject to the terms, provisions and conditions of the Agreement, to which Agreement the Holder of this Certificate by virtue of the acceptance hereof assents and by which such
Holder is bound. In the event of any conflict between any provision of this
Certificate and any provision of the Agreement, such provision of this
Certificate shall be superseded to the extent of such inconsistency.

            Pursuant to the terms of the Agreement, distributions will be made on the 4th Business Day following the 6th calendar day of each month (or, if such 6th calendar day is not a Business Day, then the 5th Business Day following such 6th calendar day) (each, a "Distribution Date"), commencing on the first
Distribution Date specified above, to the Person in whose name this Certificate is registered at the close of business on the last Business Day of the month immediately preceding the month of such distribution (the "Record Date"), in an amount equal to the product of the Percentage Interest evidenced by this
Certificate and the amount required to be distributed pursuant to the Agreement on the applicable Distribution Date in respect of the Class of Certificates to which this Certificate belongs. All distributions made under the Agreement in respect of this Certificate will be made by the Certificate Administrator by wire transfer in immediately available funds to the account of the Person entitled thereto at a bank or other entity having appropriate facilities therefor, if such Certificateholder shall have provided the Certificate
Administrator with written wiring instructions no less than five (5) Business
Days prior to (or, in the case of the initial Distribution Date, no later than)
the Record Date for such distribution (which wiring instructions may be in the form of a standing order applicable to all subsequent distributions as well), or otherwise by check mailed to the address of such Certificateholder appearing in the Certificate Register. Notwithstanding the above, the final distribution in respect of this Certificate (determined without regard to any possible future reimbursement of any Realized Loss or Additional Trust Fund Expense previously allocated to this Certificate) will be made after due notice by the Certificate
Administrator of the pendency of such distribution and only upon presentation and surrender of this Certificate at the offices of the Certificate Registrar appointed as provided in the Agreement or such other location as may be specified in the notice to Certificateholders of such final distribution. Also notwithstanding the foregoing, any distribution that may be made with respect to this Certificate in reimbursement of any Realized Loss or Additional Trust Fund
Expense previously allocated to this Certificate, which reimbursement is to occur after the date on which this Certificate is surrendered as contemplated by the preceding sentence, will be made by check mailed to the address of the
Holder that surrenders this Certificate as such address last appeared in the
Certificate Register or to any such other address of which the Trustee is subsequently notified in writing.

            Any distribution to the Holder of this Certificate in reduction of the Certificate Principal Balance hereof is binding on such Holder and all future Holders of this Certificate and any Certificate issued upon the transfer hereof or in exchange herefor or in lieu hereof whether or not notation of such distribution is made upon this Certificate.

            The Certificates are limited in right of distribution to certain collections and recoveries respecting the Mortgage Loans, all as more specifically set forth herein and in the Agreement. As provided in the
Agreement, withdrawals from the Collection Accounts, the SLC Custodial Accounts, the Distribution Account and, if established, the REO Accounts may be made from time to time for purposes other than, and, in certain cases, prior to, distributions to Certificateholders, such purposes including the reimbursement of advances made, or certain expenses incurred, with respect to the Mortgage
Loans and the payment of interest on such advances and expenses.

            The Certificates are issuable in fully registered form only without coupons in minimum denominations specified in the Agreement. As provided in the
Agreement and subject to certain limitations therein set forth, the Certificates are exchangeable for new Certificates of the same Class in authorized denominations evidencing the same aggregate Percentage Interest, as requested by the Holder surrendering the same.

                                      A-1-4

            As provided in the Agreement and subject to certain limitations therein set forth, the transfer of this Certificate is registrable in the
Certificate Register upon surrender of this Certificate for registration of transfer at the offices of the Certificate Registrar, duly endorsed by, or accompanied by a written instrument of transfer in the form satisfactory to the
Certificate Registrar duly executed by, the Holder hereof or his attorney duly authorized in writing, and thereupon one or more new Certificates of the same
Class in authorized denominations evidencing the same aggregate Percentage
Interest will be issued to the designated transferee or transferees.

            No service charge will be imposed for any registration of transfer or exchange of Certificates, but the Certificate Registrar may require payment of a sum sufficient to cover any tax or other governmental charge that may be imposed in connection with any transfer or exchange of Certificates.

            [FOR BOOK ENTRY CERTIFICATES: Notwithstanding the foregoing, for so long as this Certificate is registered in the name of Cede & Co. or in such other name as is requested by an authorized representative of DTC, transfers of interests in this Certificate shall be made through the book-entry facilities of
DTC.]

            The Holder of this Certificate, by its acceptance hereof, shall be deemed to have agreed to keep confidential any information it obtains from the
Trustee (except that such Holder may provide any such information obtained by it to any other Person that holds or is contemplating the purchase of this
Certificate or an interest herein, provided that such other Person confirms in writing such ownership interest or prospective ownership interest and agrees to keep such information confidential). Notwithstanding the foregoing, each offeree and/or holder of this Certificate (and each employee, representative, or other agent of such offeree or holder) may disclose to any and all persons, without limitation of any kind, the tax treatment and tax structure of the transactions
(as defined in section 1.6011-4 of the Treasury Department regulations)
associated herewith and all materials of any kind (including opinions or other tax analyses) that are provided to the taxpayer relating to such tax treatment and tax structure.

            Prior to due presentment of this Certificate for registration of transfer, the Depositor, the Master Servicers, the Special Servicer, the
Trustee, the Certificate Administrator, the Certificate Registrar and any agents of any of them may treat the Person in whose name this Certificate is registered as the owner hereof for all purposes, and none of the Depositor, the Master
Servicers, the Special Servicer, the Trustee, the Certificate Administrator, the
Certificate Registrar or any such agent shall be affected by notice to the contrary.

            Subject to certain terms and conditions set forth in the Agreement, the Trust Fund and the respective obligations and responsibilities under the
Agreement of the Depositor, the Certificate Administrator, the Master Servicers,
the Special Servicer and the Trustee (other than certain obligations of the
Trustee set forth in the Agreement) shall terminate upon payment (or provision for payment) (i) to the Certificateholders of all amounts held by or on behalf of the Certificate Administrator and required under the Agreement to be so paid on the Distribution Date following the earliest to occur of (A) the purchase by a Master Servicer, the Special Servicer or the Majority Controlling Class
Certificateholder of all Mortgage Loans and each REO Property remaining in the
Trust Fund at a price determined as provided in the Agreement, (B) following the date on which the aggregate Certificate Principal Balance of the Class A-1,
Class A-2, Class A-3, Class A-3B, Class A-SB, Class A-4, Class A-4FL, Class
A-1A, Class A-M, Class A-MFL, Class A-J, Class A-JFL, Class B, Class C, Class D,
Class E, Class F, Class G, Class H, Class J and Class K Certificates has been reduced to zero, the exchange by the remaining Certificateholders (exclusive of the Class R Certificateholders) of their Certificates for all Mortgage Loans and each REO Property remaining in the Trust Fund, and (C) the final payment or other liquidation (or any advance with respect thereto) of the last Mortgage
Loan or REO Property remaining in the Trust Fund, and (ii) to the Trustee, the
Certificate Administrator, the Master Servicers, the Special Servicer and the
officers, directors, employees and agents of each of them of all amounts which may have become due and owing to any of them under the Agreement. The Agreement permits, but does not require, a Master Servicer, the Special Servicer or the
Majority Controlling Class Certificateholder to purchase from the Trust Fund all
Mortgage Loans and any REO

                                      A-1-5

Properties remaining therein. The exercise of such right will effect early retirement of the Certificates; however, such right to purchase is subject to the aggregate Stated Principal Balance of the Mortgage Pool at the time of purchase being less than approximately 1.0% of the Initial Pool Balance specified on the face hereof.

            The Agreement permits, with certain exceptions therein provided, the amendment thereof, and the modification of the rights and obligations of the
Depositor, the Certificate Administrator, the Master Servicers, the Special
Servicer and the Trustee thereunder and the rights of the Certificateholders thereunder, at any time by the Depositor, the Certificate Administrator, the
Master Servicers, the Special Servicer and the Trustee with the consent of the
Holders of Certificates entitled to at least 51% of the Voting Rights allocated to the affected Classes. Any such consent by the Holder of this Certificate shall be conclusive and binding on such Holder and upon all future Holders of this Certificate and of any Certificate issued upon the transfer hereof or in exchange herefor or in lieu hereof whether or not notation of such consent is made upon this Certificate. The Agreement also permits the amendment thereof, in certain circumstances, including any amendment necessary to maintain the status of any REMIC Pool as a REMIC, without the consent of the Holders of any of the
Certificates.

            Unless the certificate of authentication hereon has been executed by the Certificate Registrar, by manual signature, this Certificate shall not be entitled to any benefit under the Agreement or be valid for any purpose.

            The registered Holder hereof, by its acceptance hereof, agrees that it will look solely to the Trust (to the extent of its rights therein) for distributions hereunder.

            This Certificate shall be construed in accordance with the internal laws of the State of New York applicable to agreements made and to be performed in said State, without applying any conflicts of law principles of such State
(other than the provisions of Section 5-1401 of the New York General Obligations
Law), and the obligations, rights and remedies of the Holder hereof shall be determined in accordance with such laws.

                                      A-1-6

            IN WITNESS WHEREOF, the Certificate Registrar has caused this
Certificate to be duly executed.

                                         LASALLE BANK NATIONAL ASSOCIATION,
                                         as Certificate Registrar

                                         By:____________________________________
                                            Authorized Representative

                          CERTIFICATE OF AUTHENTICATION

            This is one of the Class [A-1] [A-2] [A-3] [A-3B] [A-SB] [A-4]
[A-1A] Certificates referred to in the within-mentioned Agreement.

Dated:  _____________

                                         LASALLE BANK NATIONAL ASSOCIATION,
                                         as Authenticating Agent

                                         By:____________________________________
                                            Authorized Representative

                                      A-1-7

                                   ASSIGNMENT

            FOR VALUE RECEIVED, the undersigned hereby sell(s), assign(s) and transfer(s) unto _______________________________________________________________
________________________________________________________________________________
________________________________________________________________________________
            (please print or typewrite name and address including postal zip code of assignee)

the beneficial ownership interest in the Trust evidenced by the within
Commercial Mortgage Pass-Through Certificate and hereby authorize(s) the registration of transfer of such interest to the above named assignee on the
Certificate Register of the Trust.

            I (we) further direct the issuance of a new Commercial Mortgage
Pass-Through Certificate of a like Percentage Interest and Class to the above named assignee and delivery of such Commercial Mortgage Pass-Through Certificate to the following address: ______________________________________________________
________________________________________________________________________________
________________________________________________________________________________

Dated:

                                         _______________________________________
                                         Signature by or on behalf of Assignor

                                         _______________________________________
                                         Signature Guaranteed

                           DISTRIBUTION INSTRUCTIONS

            The assignee should include the following for purposes of
distribution:

            Distributions shall, if permitted, be made by wire transfer or otherwise, in immediately available funds, to __________________________________
________________________________________________________________________________
for the account of ____________________________________________________________.

            Distributions made by check (such check to be made payable to ______
________________________________________________________________________________
______________________) and all applicable statements and notices should be mailed to ______________________________________________________________________
_______________________________________________________________________________.

            This information is provided by ______________________________, the assignee named above, or__________________________________, as its agent.

                                      A-1-8

                                   EXHIBIT A-2

                          FORM OF CLASS X CERTIFICATES

                   CITIGROUP COMMERCIAL MORTGAGE TRUST 2007-C6
              CLASS X COMMERCIAL MORTGAGE PASS-THROUGH CERTIFICATE,
                                 SERIES 2007-C6

This is one of a series of commercial mortgage pass-through certificates
(collectively, the "Certificates"), issued in multiple classes (each, a
"Class"), which series of Certificates evidences the entire beneficial ownership interest in one or more trusts (individually and collectively, as the context may require, the "Trust"), whose assets consist primarily of a pool (the
"Mortgage Pool") of multifamily, commercial and manufactured housing community mortgage loans (the "Mortgage Loans"), such pool being formed and sold by

                  CITIGROUP COMMERCIAL MORTGAGE SECURITIES INC.

Pass-Through Rate:  As set forth in the Pooling and   Initial Certificate National Amount of this Certificate
Servicing Agreement                                   as of the Closing Date:
                                                      $_____________

Date of Pooling and Servicing Agreement:              Class National Amount of all the Class X Certificates
July 1, 2007                                          as of the Closing Date:
                                                      $4,756,049,403

Cut-off Date: Individually and collectively, as the   Aggregate unpaid principal balance of the Mortgage Pool
context may require, with respect to each Mortgage    as of the Cut-off Date, after deducting payments of
Loan having its first Due Date in or prior to July    principal due on or before such date (the "Initial Pool
2007, the related Due Date in July 2007, and with     Balance"): $4,756,049,403
respect to each Mortgage Loan having  its first Due
Date after July 2007, the later of the date of
origination and July 1, 2007

Closing Date: July 31, 2007

First Distribution Date: August 10, 2007

Master Servicer No. 1: Wachovia Bank, National        Certificate Administrator: LaSalle Bank National
Association                                           Association

Master Servicer No. 2: Midland Loan Services, Inc.    Trustee: Wells Fargo Bank, National Association

Master Servicer No. 3: Capmark Finance Inc.           CUSIP No.: _____________

Special Servicer: CWCapital Asset Management LLC      ISIN: _____________

Certificate No. X-___

                                      A-2-1

[FOR BOOK ENTRY CERTIFICATES: UNLESS THIS CERTIFICATE IS PRESENTED BY AN
AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY, A NEW YORK
CORPORATION ("DTC"), TO THE DEPOSITOR, THE TRUSTEE, THE CERTIFICATE REGISTRAR OR
ANY AGENT THEREOF FOR REGISTRATION OF TRANSFER, EXCHANGE OR PAYMENT, AND ANY
CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR IN SUCH OTHER NAME
AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT IS MADE
TO CEDE & CO. OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED
REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR
OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER
HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.]

NO TRANSFER OF THIS CERTIFICATE OR ANY INTEREST HEREIN MAY BE MADE TO (A) ANY
RETIREMENT PLAN OR OTHER EMPLOYEE BENEFIT PLAN OR ARRANGEMENT SUBJECT TO THE
EMPLOYEE RETIREMENT INCOME SECURITY ACT OF 1974, AS AMENDED ("ERISA"), OR
SECTION 4975 OF THE INTERNAL REVENUE CODE OF 1986, AS AMENDED (THE "CODE"), OR
(B) ANY PERSON WHO IS DIRECTLY OR INDIRECTLY PURCHASING THIS CERTIFICATE OR ANY
INTEREST HEREIN ON BEHALF OF, AS NAMED FIDUCIARY OF, AS TRUSTEE OF, OR WITH
ASSETS OF ANY SUCH RETIREMENT PLAN OR OTHER EMPLOYEE BENEFIT PLAN OR
ARRANGEMENT, IF THE PURCHASE OR HOLDING OF THIS CERTIFICATE OR SUCH INTEREST
HEREIN WOULD RESULT IN A VIOLATION OF SECTION 406 OR 407 OF ERISA OR SECTION
4975 OF THE CODE OR WOULD RESULT IN THE IMPOSITION OF AN EXCISE TAX UNDER
SECTION 4975 OF THE CODE.

THIS CERTIFICATE DOES NOT REPRESENT AN OBLIGATION OF OR INTEREST IN CITIGROUP
COMMERCIAL MORTGAGE SECURITIES INC., WACHOVIA BANK, NATIONAL ASSOCIATION,
MIDLAND LOAN SERVICES, INC., CAPMARK FINANCE INC., CWCAPITAL ASSET MANAGEMENT
LLC, WELLS FARGO BANK, NATIONAL ASSOCIATION, LASALLE BANK NATIONAL ASSOCIATION,
OR ANY OF THEIR RESPECTIVE AFFILIATES. NEITHER THIS CERTIFICATE NOR THE MORTGAGE
LOANS ARE GUARANTEED BY ANY AGENCY OR INSTRUMENTALITY OF THE UNITED STATES OR
ANY OTHER PERSON.

SOLELY FOR U.S. FEDERAL INCOME TAX PURPOSES, THIS CERTIFICATE IS A "REGULAR
INTEREST" IN A "REAL ESTATE MORTGAGE INVESTMENT CONDUIT" (A "REMIC") AS THOSE
TERMS ARE DEFINED, RESPECTIVELY, IN SECTIONS 860G AND 860D OF THE CODE.

THE OUTSTANDING CERTIFICATE NOTIONAL AMOUNT HEREOF AT ANY TIME MAY BE LESS THAN
THE AMOUNT SHOWN ABOVE. THIS CERTIFICATE DOES NOT HAVE A CERTIFICATE PRINCIPAL
BALANCE AND DOES NOT ENTITLE THE HOLDER HEREOF TO ANY DISTRIBUTIONS OF
PRINCIPAL. THE HOLDER HEREOF WILL BE ENTITLED TO DISTRIBUTIONS OF INTEREST
ACCRUED AS PROVIDED IN THE POOLING AND SERVICING AGREEMENT REFERRED TO HEREIN ON
THE CERTIFICATE NOTIONAL AMOUNT OF THIS CERTIFICATE, WHICH AT ANY TIME MAY BE
LESS THAN THE AMOUNT SHOWN ABOVE.

            This certifies that [CEDE & CO.] [________] is the registered owner of the Percentage Interest evidenced by this Certificate (obtained by dividing the notional principal amount of this Certificate (its "Certificate Notional
Amount") as of the Closing Date by the aggregate notional principal amount of all the Certificates of the same Class as this Certificate (their "Class
Notional Amount") as of the Closing Date) in that certain beneficial ownership interest in the Trust evidenced by all the Certificates of the same Class as this Certificate. The Trust was created and the Certificates were issued pursuant to a Pooling and Servicing Agreement, dated as specified above (the
"Agreement"), between Citigroup Commercial Mortgage Securities Inc., as depositor (the "Depositor", which term includes any successor entity under the
Agreement), Wachovia Bank, National Association, Midland Loan Services, Inc. and
Capmark Finance Inc., as master servicers

                                      A-2-2

(together, the "Master Servicers", which term includes any successor entities under the Agreement), CWCapital Asset Management LLC, as special servicer (the
"Special Servicer", which term includes any successor entity under the
Agreement), Wells Fargo Bank, National Association, as trustee (the "Trustee", which term includes any successor entity under the Agreement) and LaSalle Bank
National Association, as certificate administrator (the "Certificate
Administrator", which term includes any successor entity under the Agreement), a summary of certain of the pertinent provisions of which is set forth hereafter.
To the extent not defined herein, the capitalized terms used herein have the respective meanings assigned in the Agreement. This Certificate is issued under and is subject to the terms, provisions and conditions of the Agreement, to which Agreement the Holder of this Certificate by virtue of the acceptance hereof assents and by which such Holder is bound. In the event of any conflict between any provision of this Certificate and any provision of the Agreement, such provision of this Certificate shall be superseded to the extent of such inconsistency.

            Pursuant to the terms of the Agreement, distributions will be made on the 4th Business Day following the 6th calendar day of each month (or, if such 6th calendar day is not a Business Day, then the 5th Business Day following such 6th calendar day) (each, a "Distribution Date"), commencing on the first
Distribution Date specified above, to the Person in whose name this Certificate is registered at the close of business on the last Business Day of the month immediately preceding the month of such distribution (the "Record Date"), in an amount equal to the product of the Percentage Interest evidenced by this
Certificate and the amount required to be distributed pursuant to the Agreement on the applicable Distribution Date in respect of the Class of Certificates to which this Certificate belongs. All distributions made under the Agreement in respect of this Certificate will be made by the Certificate Administrator by wire transfer in immediately available funds to the account of the Person entitled thereto at a bank or other entity having appropriate facilities therefor, if such Certificateholder shall have provided the Certificate
Administrator with written wiring instructions no less than five (5) Business
Days prior to (or, in the case of the initial Distribution Date, no later than)
the Record Date for such distribution (which wiring instructions may be in the form of a standing order applicable to all subsequent distributions as well), or otherwise by check mailed to the address of such Certificateholder appearing in the Certificate Register. Notwithstanding the above, the final distribution in respect of this Certificate will be made after due notice by the Certificate
Administrator of the pendency of such distribution and only upon presentation and surrender of this Certificate at the offices of the Certificate Registrar appointed as provided in the Agreement or such other location as may be specified in such notice.

            The Certificates are limited in right of distribution to certain collections and recoveries respecting the Mortgage Loans, all as more specifically set forth herein and in the Agreement. As provided in the
Agreement, withdrawals from the Collection Accounts, the SLC Custodial Accounts, the Distribution Account and, if established, the REO Accounts may be made from time to time for purposes other than, and, in certain cases, prior to, distributions to Certificateholders, such purposes including the reimbursement of advances made, or certain expenses incurred, with respect to the Mortgage
Loans and the payment of interest on such advances and expenses.

            The Certificates are issuable in fully registered form only without coupons in minimum denominations specified in the Agreement. As provided in the
Agreement and subject to certain limitations therein set forth, the Certificates are exchangeable for new Certificates of the same Class in authorized denominations evidencing the same aggregate Percentage Interest, as requested by the Holder surrendering the same.

            As provided in the Agreement and subject to certain limitations therein set forth, the transfer of this Certificate is registrable in the
Certificate Register upon surrender of this Certificate for registration of transfer at the offices of the Certificate Registrar, duly endorsed by, or accompanied by a written instrument of transfer in the form satisfactory to the
Certificate Registrar duly executed by, the Holder hereof or his attorney duly authorized in writing, and thereupon one or more new Certificates of the same
Class in authorized denominations evidencing the same aggregate Percentage
Interest will be issued to the designated transferee or transferees.

                                      A-2-3

            No service charge will be imposed for any registration of transfer or exchange of Certificates, but the Certificate Registrar may require payment of a sum sufficient to cover any tax or other governmental charge that may be imposed in connection with any transfer or exchange of Certificates.

            [FOR BOOK ENTRY CERTIFICATES: Notwithstanding the foregoing, for so long as this Certificate is registered in the name of Cede & Co. or in such other name as is requested by an authorized representative of DTC, transfers of interests in this Certificate shall be made through the book-entry facilities of
DTC.]

            The Holder of this Certificate, by its acceptance hereof, shall be deemed to have agreed to keep confidential any information it obtains from the
Trustee (except that such Holder may provide any such information obtained by it to any other Person that holds or is contemplating the purchase of this
Certificate or an interest herein, provided that such other Person confirms in writing such ownership interest or prospective ownership interest and agrees to keep such information confidential). Notwithstanding the foregoing, each offeree and/or holder of this Certificate (and each employee, representative, or other agent of such offeree or holder) may disclose to any and all persons, without limitation of any kind, the tax treatment and tax structure of the transactions
(as defined in section 1.6011-4 of the Treasury Department regulations)
associated herewith and all materials of any kind (including opinions or other tax analyses) that are provided to the taxpayer relating to such tax treatment and tax structure.

            Prior to due presentment of this Certificate for registration of transfer, the Depositor, the Master Servicers, the Special Servicer, the
Trustee, the Certificate Administrator, the Certificate Registrar and any agents of any of them may treat the Person in whose name this Certificate is registered as the owner hereof for all purposes, and none of the Depositor, the Master
Servicers, the Special Servicer, the Trustee, the Certificate Administrator, the
Certificate Registrar or any such agent shall be affected by notice to the contrary.

            Subject to certain terms and conditions set forth in the Agreement, the Trust Fund and the respective obligations and responsibilities under the
Agreement of the Depositor, the Certificate Administrator, the Master Servicers,
the Special Servicer and the Trustee (other than certain obligations of the
Trustee set forth in the Agreement) shall terminate upon payment (or provision for payment) (i) to the Certificateholders of all amounts held by or on behalf of the Certificate Administrator and required under the Agreement to be so paid on the Distribution Date following the earliest to occur of (A) the purchase by a Master Servicer, the Special Servicer or the Majority Controlling Class
Certificateholder of all Mortgage Loans and each REO Property remaining in the
Trust Fund at a price determined as provided in the Agreement, (B) following the date on which the aggregate Certificate Principal Balance of the Class A-1,
Class A-2, Class A-3, Class A-3B, Class A-SB, Class A-4, Class A-4FL, Class
A-1A, Class A-M, Class A-MFL, Class A-J, Class A-JFL, Class B, Class C, Class D,
Class E, Class F, Class G, Class H, Class J and Class K Certificates has been reduced to zero, the exchange by the remaining Certificateholders (exclusive of the Class R Certificateholders) of their Certificates for all Mortgage Loans and each REO Property remaining in the Trust Fund, and (C) the final payment or other liquidation (or any advance with respect thereto) of the last Mortgage
Loan or REO Property remaining in the Trust Fund, and (ii) to the Trustee, the
Certificate Administrator, the Master Servicers, the Special Servicer and the
officers, directors, employees and agents of each of them of all amounts which may have become due and owing to any of them under the Agreement. The Agreement permits, but does not require, a Master Servicer, the Special Servicer or the
Majority Controlling Class Certificateholder to purchase from the Trust Fund all
Mortgage Loans and any REO Properties remaining therein. The exercise of such right will effect early retirement of the Certificates; however, such right to purchase is subject to the aggregate Stated Principal Balance of the Mortgage
Pool at the time of purchase being less than approximately 1.0% of the Initial
Pool Balance specified on the face hereof.

            The Agreement permits, with certain exceptions therein provided, the amendment thereof, and the modification of the rights and obligations of the
Depositor, the Certificate Administrator, the Master Servicers, the Special
Servicer and the Trustee thereunder and the rights of the Certificateholders thereunder, at any time by the Depositor, the Certificate Administrator, the
Master Servicers, the Special Servicer and the Trustee with the

                                      A-2-4

consent of the Holders of Certificates entitled to at least 51% of the Voting
Rights allocated to the affected Classes. Any such consent by the Holder of this
Certificate shall be conclusive and binding on such Holder and upon all future
Holders of this Certificate and of any Certificate issued upon the transfer hereof or in exchange herefor or in lieu hereof whether or not notation of such consent is made upon this Certificate. The Agreement also permits the amendment thereof, in certain circumstances, including any amendment necessary to maintain the status of any REMIC Pool as a REMIC, without the consent of the Holders of any of the Certificates.

            Unless the certificate of authentication hereon has been executed by the Certificate Registrar, by manual signature, this Certificate shall not be entitled to any benefit under the Agreement or be valid for any purpose.

            The registered Holder hereof, by its acceptance hereof, agrees that it will look solely to the Trust (to the extent of its rights therein) for distributions hereunder.

            This Certificate shall be construed in accordance with the internal laws of the State of New York applicable to agreements made and to be performed in said State, without applying any conflicts of law principles of such State
(other than the provisions of Section 5-1401 of the New York General Obligations
Law), and the obligations, rights and remedies of the Holder hereof shall be determined in accordance with such laws.

                                      A-2-5

            IN WITNESS WHEREOF, the Certificate Registrar has caused this
Certificate to be duly executed.

                                         LASALLE BANK NATIONAL ASSOCIATION,
                                         as Certificate Registrar

                                         By:____________________________________
                                            Authorized Representative

                          CERTIFICATE OF AUTHENTICATION

            This is one of the Class X Certificates referred to in the within-mentioned Agreement.

Dated:  _____________

                                         LASALLE BANK NATIONAL ASSOCIATION,
                                         as Authenticating Agent

                                         By:____________________________________
                                            Authorized Representative

                                      A-2-6

                                   ASSIGNMENT

            FOR VALUE RECEIVED, the undersigned hereby sell(s), assign(s) and transfer(s) unto _______________________________________________________________
________________________________________________________________________________
________________________________________________________________________________
            (please print or typewrite name and address including postal zip code of assignee)

the beneficial ownership interest in the Trust evidenced by the within
Commercial Mortgage Pass-Through Certificate and hereby authorize(s) the registration of transfer of such interest to the above named assignee on the
Certificate Register of the Trust.

            I (we) further direct the issuance of a new Commercial Mortgage
Pass-Through Certificate of a like Percentage Interest and Class to the above named assignee and delivery of such Commercial Mortgage Pass-Through Certificate to the following address: ______________________________________________________
________________________________________________________________________________
________________________________________________________________________________

Dated:

                                         _______________________________________
                                         Signature by or on behalf of Assignor

                                         _______________________________________
                                         Signature Guaranteed

                           DISTRIBUTION INSTRUCTIONS

            The assignee should include the following for purposes of
distribution:

            Distributions shall, if permitted, be made by wire transfer or otherwise, in immediately available funds, to __________________________________
________________________________________________________________________________
for the account of ____________________________________________________________.

            Distributions made by check (such check to be made payable to ______
________________________________________________________________________________
______________________) and all applicable statements and notices should be mailed to ______________________________________________________________________
_______________________________________________________________________________.

            This information is provided by ______________________________, the assignee named above, or__________________________________, as its agent.

                                      A-2-7

                   [FOR BOOK ENTRY CLASS X CERTIFICATES ONLY]

                                   SCHEDULE A

                    SCHEDULE OF EXCHANGES IN GLOBAL SECURITY

            The following exchanges of a part of this Global Security have been made:

                 AMOUNT OF                AMOUNT OF            PRINCIPAL AMOUNT
                DECREASE IN              INCREASE IN        OF THIS GLOBAL SECURITY    SIGNATURE OF AUTHORIZED
 DATE OF     PRINCIPAL AMOUNT         PRINCIPAL AMOUNT      FOLLOWING SUCH DECREASE  REPRESENTATIVE OF TRUSTEE OR
EXCHANGE  OF THIS GLOBAL SECURITY  OF THIS GLOBAL SECURITY       (OR INCREASE)           SECURITIES CUSTODIAN

                                      A-2-8

                                   EXHIBIT A-3

            FORM OF CLASS [A-M] [A-J] [B] [C] [D] [E] [F] CERTIFICATE

                   CITIGROUP COMMERCIAL MORTGAGE TRUST 2007-C6
            CLASS [A-M] [A-J] [B] [C] [D] [E] [F] COMMERCIAL MORTGAGE
                            PASS-THROUGH CERTIFICATE,
                                 SERIES 2007-C6

This is one of a series of commercial mortgage pass-through certificates
(collectively, the "Certificates"), issued in multiple classes (each, a
"Class"), which series of Certificates evidences the entire beneficial ownership interest in one or more trusts (individually and collectively, as the context may require, the "Trust") whose assets consist primarily of a pool (the
"Mortgage Pool") of multifamily, commercial and manufactured housing community mortgage loans (the "Mortgage Loans"), such pool being formed and sold by

                  CITIGROUP COMMERCIAL MORTGAGE SECURITIES INC.

Pass-Through Rate:  As set forth in the Pooling and   Initial Certificate Principal Balance of this Certificate
Servicing Agreement                                   as of the Closing Date:
                                                      $_____________

Date of Pooling and Servicing Agreement:              Class Principal Balance of all the Class [A-M] [A-J]
July 1, 2007                                          [B] [C] [D] [E] [F] Certificates as of the Closing Date:
                                                      $_____________

Cut-off Date: Individually and collectively, as the   Aggregate unpaid principal balance of the Mortgage Pool
context may require, with respect to each Mortgage    as of the Cut-off Date, after deducting payments of
Loan having its first Due Date in or prior to July    principal due on or before such date (the "Initial Pool
2007, the related Due Date in July 2007, and with     Balance"): $4,756,049,403
respect to each Mortgage Loan having  its first Due
Date after July 2007, the later of the date of
origination and July 1, 2007

Closing Date: July 31, 2007

First Distribution Date: August 10, 2007

Master Servicer No. 1: Wachovia Bank, National        Certificate Administrator: LaSalle Bank National
Association                                           Association

Master Servicer No. 2: Midland Loan Services, Inc.    Trustee: Wells Fargo Bank, National Association

Master Servicer No. 3: Capmark Finance Inc.           CUSIP No.: _____________

Special Servicer: CWCapital Asset Management LLC      ISIN: _____________

Certificate No. [A-M] [A-J] [B] [C] [D] [E] [F]-___

                                      A-3-1

[FOR BOOK ENTRY CERTIFICATES: UNLESS THIS CERTIFICATE IS PRESENTED BY AN
AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY, A NEW YORK
CORPORATION ("DTC"), TO THE DEPOSITOR, THE TRUSTEE, THE CERTIFICATE REGISTRAR OR
ANY AGENT THEREOF FOR REGISTRATION OF TRANSFER, EXCHANGE OR PAYMENT, AND ANY
CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR IN SUCH OTHER NAME
AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT IS MADE
TO CEDE & CO. OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED
REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR
OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER
HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.]

NO TRANSFER OF THIS CERTIFICATE OR ANY INTEREST HEREIN MAY BE MADE TO (A) ANY
RETIREMENT PLAN OR OTHER EMPLOYEE BENEFIT PLAN OR ARRANGEMENT SUBJECT TO THE
EMPLOYEE RETIREMENT INCOME SECURITY ACT OF 1974, AS AMENDED ("ERISA"), OR
SECTION 4975 OF THE INTERNAL REVENUE CODE OF 1986, AS AMENDED (THE "CODE"), OR
(B) ANY PERSON WHO IS DIRECTLY OR INDIRECTLY PURCHASING THIS CERTIFICATE OR ANY
INTEREST HEREIN ON BEHALF OF, AS NAMED FIDUCIARY OF, AS TRUSTEE OF, OR WITH
ASSETS OF ANY SUCH RETIREMENT PLAN OR OTHER EMPLOYEE BENEFIT PLAN OR
ARRANGEMENT, IF THE PURCHASE OR HOLDING OF THIS CERTIFICATE OR SUCH INTEREST
HEREIN WOULD RESULT IN A VIOLATION OF SECTION 406 OR 407 OF ERISA OR SECTION
4975 OF THE CODE OR WOULD RESULT IN THE IMPOSITION OF AN EXCISE TAX UNDER
SECTION 4975 OF THE CODE.

THIS CERTIFICATE DOES NOT REPRESENT AN OBLIGATION OF OR INTEREST IN CITIGROUP
COMMERCIAL MORTGAGE SECURITIES INC., WACHOVIA BANK, NATIONAL ASSOCIATION,
MIDLAND LOAN SERVICES, INC., CAPMARK FINANCE INC., CWCAPITAL ASSET MANAGEMENT
LLC, WELLS FARGO BANK, NATIONAL ASSOCIATION, LASALLE BANK NATIONAL ASSOCIATION,
OR ANY OF THEIR RESPECTIVE AFFILIATES. NEITHER THIS CERTIFICATE NOR THE MORTGAGE
LOANS ARE GUARANTEED BY ANY AGENCY OR INSTRUMENTALITY OF THE UNITED STATES OR
ANY OTHER PERSON.

THE CLASS OF CERTIFICATES TO WHICH THIS CERTIFICATE BELONGS IS SUBORDINATE TO
ONE OR MORE OTHER CLASSES OF CERTIFICATES OF THE SAME SERIES, AS AND TO THE
EXTENT PROVIDED IN THE POOLING AND SERVICING AGREEMENT REFERRED TO HEREIN.

SOLELY FOR U.S. FEDERAL INCOME TAX PURPOSES, THIS CERTIFICATE IS A "REGULAR
INTEREST" IN A "REAL ESTATE MORTGAGE INVESTMENT CONDUIT" (A "REMIC") AS THOSE
TERMS ARE DEFINED, RESPECTIVELY, IN SECTIONS 860G AND 860D OF THE CODE.

THE OUTSTANDING CERTIFICATE PRINCIPAL BALANCE HEREOF AT ANY TIME MAY BE LESS
THAN THE AMOUNT SHOWN ABOVE.

            This certifies that [CEDE & CO.] [________] is the registered owner of the Percentage Interest evidenced by this Certificate (obtained by dividing the principal balance of this Certificate (its "Certificate Principal Balance")
as of the Closing Date by the aggregate principal balance of all the
Certificates of the same Class as this Certificate (their "Class Principal
Balance") as of the Closing Date) in that certain beneficial ownership interest in the Trust evidenced by all the Certificates of the same Class as this
Certificate. The Trust was created and the Certificates were issued pursuant to a Pooling and Servicing Agreement, dated as specified above (the "Agreement"), between Citigroup Commercial Mortgage Securities Inc., as depositor (the
"Depositor", which term includes any successor entity under the Agreement),
Wachovia Bank, National Association, Midland Loan Services, Inc. and Capmark
Finance Inc., as master servicers (together, the "Master Servicers", which term

                                      A-3-2

includes any successor entities under the Agreement), CWCapital Asset Management
LLC, as special servicer (the "Special Servicer", which term includes any successor entity under the Agreement), Wells Fargo Bank, National Association,
as trustee (the "Trustee", which term includes any successor entity under the
Agreement) and LaSalle Bank National Association, as certificate administrator
(the "Certificate Administrator", which term includes any successor entity under the Agreement), a summary of certain of the pertinent provisions of which is set forth hereafter. To the extent not defined herein, the capitalized terms used herein have the respective meanings assigned in the Agreement. This Certificate is issued under and is subject to the terms, provisions and conditions of the
Agreement, to which Agreement the Holder of this Certificate by virtue of the acceptance hereof assents and by which such Holder is bound. In the event of any conflict between any provision of this Certificate and any provision of the
Agreement, such provision of this Certificate shall be superseded to the extent of such inconsistency.

            Pursuant to the terms of the Agreement, distributions will be made on the 4th Business Day following the 6th calendar day of each month (or, if such 6th calendar day is not a Business Day, then the 5th Business Day following such 6th calendar day) (each, a "Distribution Date"), commencing on the first
Distribution Date specified above, to the Person in whose name this Certificate is registered at the close of business on the last Business Day of the month immediately preceding the month of such distribution (the "Record Date"), in an amount equal to the product of the Percentage Interest evidenced by this
Certificate and the amount required to be distributed pursuant to the Agreement on the applicable Distribution Date in respect of the Class of Certificates to which this Certificate belongs. All distributions made under the Agreement in respect of this Certificate will be made by the Certificate Administrator by wire transfer in immediately available funds to the account of the Person entitled thereto at a bank or other entity having appropriate facilities therefor, if such Certificateholder shall have provided the Certificate
Administrator with written wiring instructions no less than five (5) Business
Days prior to (or, in the case of the initial Distribution Date, no later than)
the Record Date for such distribution (which wiring instructions may be in the form of a standing order applicable to all subsequent distributions as well), or otherwise by check mailed to the address of such Certificateholder appearing in the Certificate Register. Notwithstanding the above, the final distribution in respect of this Certificate (determined without regard to any possible future reimbursement of any Realized Loss or Additional Trust Fund Expense previously allocated to this Certificate) will be made after due notice by the Certificate
Administrator of the pendency of such distribution and only upon presentation and surrender of this Certificate at the offices of the Certificate Registrar appointed as provided in the Agreement or such other location as may be specified in the notice to Certificateholders of such final distribution. Also notwithstanding the foregoing, any distribution that may be made with respect to this Certificate in reimbursement of any Realized Loss or Additional Trust Fund
Expense previously allocated to this Certificate, which reimbursement is to occur after the date on which this Certificate is surrendered as contemplated by the preceding sentence, will be made by check mailed to the address of the
Holder that surrenders this Certificate as such address last appeared in the
Certificate Register or to any such other address of which the Trustee is subsequently notified in writing.

            Any distribution to the Holder of this Certificate in reduction of the Certificate Principal Balance hereof is binding on such Holder and all future Holders of this Certificate and any Certificate issued upon the transfer hereof or in exchange herefor or in lieu hereof whether or not notation of such distribution is made upon this Certificate.

            The Certificates are limited in right of distribution to certain collections and recoveries respecting the Mortgage Loans, all as more specifically set forth herein and in the Agreement. As provided in the
Agreement, withdrawals from the Collection Accounts, the SLC Custodial Accounts, the Distribution Account and, if established, the REO Accounts may be made from time to time for purposes other than, and, in certain cases, prior to, distributions to Certificateholders, such purposes including the reimbursement of advances made, or certain expenses incurred, with respect to the Mortgage
Loans and the payment of interest on such advances and expenses.

                                      A-3-3

            The Certificates are issuable in fully registered form only without coupons in minimum denominations specified in the Agreement. As provided in the
Agreement and subject to certain limitations therein set forth, the Certificates are exchangeable for new Certificates of the same Class in authorized denominations evidencing the same aggregate Percentage Interest, as requested by the Holder surrendering the same.

            As provided in the Agreement and subject to certain limitations therein set forth, the transfer of this Certificate is registrable in the
Certificate Register upon surrender of this Certificate for registration of transfer at the offices of the Certificate Registrar, duly endorsed by, or accompanied by a written instrument of transfer in the form satisfactory to the
Certificate Registrar duly executed by, the Holder hereof or his attorney duly authorized in writing, and thereupon one or more new Certificates of the same
Class in authorized denominations evidencing the same aggregate Percentage
Interest will be issued to the designated transferee or transferees.

            No service charge will be imposed for any registration of transfer or exchange of Certificates, but the Certificate Registrar may require payment of a sum sufficient to cover any tax or other governmental charge that may be imposed in connection with any transfer or exchange of Certificates.

            [FOR BOOK ENTRY CERTIFICATES: Notwithstanding the foregoing, for so long as this Certificate is registered in the name of Cede & Co. or in such other name as is requested by an authorized representative of DTC, transfers of interests in this Certificate shall be made through the book-entry facilities of
DTC.]

            The Holder of this Certificate, by its acceptance hereof, shall be deemed to have agreed to keep confidential any information it obtains from the
Trustee (except that such Holder may provide any such information obtained by it to any other Person that holds or is contemplating the purchase of this
Certificate or an interest herein, provided that such other Person confirms in writing such ownership interest or prospective ownership interest and agrees to keep such information confidential). Notwithstanding the foregoing, each offeree and/or holder of this Certificate (and each employee, representative, or other agent of such offeree or holder) may disclose to any and all persons, without limitation of any kind, the tax treatment and tax structure of the transactions
(as defined in section 1.6011-4 of the Treasury Department regulations)
associated herewith and all materials of any kind (including opinions or other tax analyses) that are provided to the taxpayer relating to such tax treatment and tax structure.

            Prior to due presentment of this Certificate for registration of transfer, the Depositor, the Master Servicers, the Special Servicer, the
Trustee, the Certificate Administrator, the Certificate Registrar and any agents of any of them may treat the Person in whose name this Certificate is registered as the owner hereof for all purposes, and none of the Depositor, the Master
Servicers, the Special Servicer, the Trustee, the Certificate Administrator, the
Certificate Registrar or any such agent shall be affected by notice to the contrary.

            Subject to certain terms and conditions set forth in the Agreement, the Trust Fund and the respective obligations and responsibilities under the
Agreement of the Depositor, the Certificate Administrator, the Master Servicers,
the Special Servicer and the Trustee (other than certain obligations of the
Trustee set forth in the Agreement) shall terminate upon payment (or provision for payment) (i) to the Certificateholders of all amounts held by or on behalf of the Certificate Administrator and required under the Agreement to be so paid on the Distribution Date following the earliest to occur of (A) the purchase by a Master Servicer, the Special Servicer or the Majority Controlling Class
Certificateholder of all Mortgage Loans and each REO Property remaining in the
Trust Fund at a price determined as provided in the Agreement, (B) following the date on which the aggregate Certificate Principal Balance of the Class A-1,
Class A-2, Class A-3, Class A-3B, Class A-SB, Class A-4, Class A-4FL, Class
A-1A, Class A-M, Class A-MFL, Class A-J, Class A-JFL, Class B, Class C, Class D,
Class E, Class F, Class G, Class H, Class J and Class K Certificates has been reduced to zero, the exchange by the remaining Certificateholders (exclusive of the Class R Certificateholders) of their Certificates for all Mortgage

                                      A-3-4

Loans and each REO Property remaining in the Trust Fund, and (C) the final payment or other liquidation (or any advance with respect thereto) of the last
Mortgage Loan or REO Property remaining in the Trust Fund, and (ii) to the
Trustee, the Certificate Administrator, the Master Servicers, the Special
Servicer and the officers, directors, employees and agents of each of them of all amounts which may have become due and owing to any of them under the
Agreement. The Agreement permits, but does not require, a Master Servicer, the
Special Servicer or the Majority Controlling Class Certificateholder to purchase from the Trust Fund all Mortgage Loans and any REO Properties remaining therein.
The exercise of such right will effect early retirement of the Certificates;
however, such right to purchase is subject to the aggregate Stated Principal
Balance of the Mortgage Pool at the time of purchase being less than approximately 1.0% of the Initial Pool Balance specified on the face hereof.

            The Agreement permits, with certain exceptions therein provided, the amendment thereof, and the modification of the rights and obligations of the
Depositor, the Certificate Administrator, the Master Servicers, the Special
Servicer and the Trustee thereunder and the rights of the Certificateholders thereunder, at any time by the Depositor, the Certificate Administrator, the
Master Servicers, the Special Servicer and the Trustee with the consent of the
Holders of Certificates entitled to at least 51% of the Voting Rights allocated to the affected Classes. Any such consent by the Holder of this Certificate shall be conclusive and binding on such Holder and upon all future Holders of this Certificate and of any Certificate issued upon the transfer hereof or in exchange herefor or in lieu hereof whether or not notation of such consent is made upon this Certificate. The Agreement also permits the amendment thereof, in certain circumstances, including any amendment necessary to maintain the status of any REMIC Pool as a REMIC, without the consent of the Holders of any of the
Certificates.

            Unless the certificate of authentication hereon has been executed by the Certificate Registrar, by manual signature, this Certificate shall not be entitled to any benefit under the Agreement or be valid for any purpose.

            The registered Holder hereof, by its acceptance hereof, agrees that it will look solely to the Trust (to the extent of its rights therein) for distributions hereunder.

            This Certificate shall be construed in accordance with the internal laws of the State of New York applicable to agreements made and to be performed in said State, without applying any conflicts of law principles of such State
(other than the provisions of Section 5-1401 of the New York General Obligations
Law), and the obligations, rights and remedies of the Holder hereof shall be determined in accordance with such laws.

                                      A-3-5

            IN WITNESS WHEREOF, the Certificate Registrar has caused this
Certificate to be duly executed.

                                         LASALLE BANK NATIONAL ASSOCIATION,
                                         as Certificate Registrar

                                         By:____________________________________
                                            Authorized Representative

                          CERTIFICATE OF AUTHENTICATION

            This is one of the Class [A-M] [A-J] [B] [C] [D] [E] [F]
Certificates referred to in the within-mentioned Agreement.

Dated:  _____________

                                         LASALLE BANK NATIONAL ASSOCIATION,
                                         as Authenticating Agent

                                         By:____________________________________
                                            Authorized Representative

                                      A-3-6

                                   ASSIGNMENT

            FOR VALUE RECEIVED, the undersigned hereby sell(s), assign(s) and transfer(s) unto _______________________________________________________________
________________________________________________________________________________
________________________________________________________________________________
            (please print or typewrite name and address including postal zip code of assignee)

the beneficial ownership interest in the Trust evidenced by the within
Commercial Mortgage Pass-Through Certificate and hereby authorize(s) the registration of transfer of such interest to the above named assignee on the
Certificate Register of the Trust.

            I (we) further direct the issuance of a new Commercial Mortgage
Pass-Through Certificate of a like Percentage Interest and Class to the above named assignee and delivery of such Commercial Mortgage Pass-Through Certificate to the following address: ______________________________________________________
________________________________________________________________________________
________________________________________________________________________________

Dated:

                                         _______________________________________
                                         Signature by or on behalf of Assignor

                                         _______________________________________
                                         Signature Guaranteed

                           DISTRIBUTION INSTRUCTIONS

            The assignee should include the following for purposes of
distribution:

            Distributions shall, if permitted, be made by wire transfer or otherwise, in immediately available funds, to __________________________________
________________________________________________________________________________
for the account of ____________________________________________________________.

            Distributions made by check (such check to be made payable to ______
________________________________________________________________________________
______________________) and all applicable statements and notices should be mailed to ______________________________________________________________________
_______________________________________________________________________________.

            This information is provided by ______________________________, the assignee named above, or__________________________________, as its agent.

                                      A-3-7

                                   EXHIBIT A-4

 FORM OF CLASS [A-4FL] [A-MFL] [A-JFL] [G] [H] [J] [K] [L] [M] [N] [O] [P] [Q]
[S] CERTIFICATE

                   CITIGROUP COMMERCIAL MORTGAGE TRUST 2007-C6
    CLASS [A-4FL] [A-MFL] [A-JFL] [G] [H] [J] [K] [L] [M] [N] [O] [P] [Q] [S]
                  COMMERCIAL MORTGAGE PASS-THROUGH CERTIFICATE,
                                 SERIES 2007-C6

This is one of a series of commercial mortgage pass-through certificates
(collectively, the "Certificates"), issued in multiple classes (each, a
"Class"), which series of Certificates evidences the entire beneficial ownership interest in one or more trusts (individually and collectively, as the context may require, the "Trust"), whose assets consist primarily of a pool (the
"Mortgage Pool") of multifamily, commercial and manufactured housing community mortgage loans (the "Mortgage Loans"), such pool being formed and sold by

                  CITIGROUP COMMERCIAL MORTGAGE SECURITIES INC.

Pass-Through Rate:  As set forth in the Pooling and   Initial Certificate Principal Balance of this Certificate
Servicing Agreement                                   as of the Closing Date:
                                                      $_____________

Date of Pooling and Servicing Agreement:              Class Principal Balance of all the Class [A-4FL] [A-MFL]
July 1, 2007                                          [A-JFL] [G] [H] [J] [K] [L] [M] [N] [O] [P] [Q] [S]
                                                      Certificates as of the Closing Date:
                                                      $_____________

Cut-off Date: Individually and collectively, as the   Aggregate unpaid principal balance of the Mortgage Pool
context may require, with respect to each Mortgage    as of the Cut-off Date, after deducting payments of
Loan having its first Due Date in or prior to July    principal due on or before such date (the "Initial Pool
2007, the related Due Date in July 2007, and with     Balance"): $4,756,049,403
respect to each Mortgage Loan having  its first Due
Date after July 2007, the later of the date of
origination and July 1, 2007

Closing Date: July 31, 2007

First Distribution Date: August 10, 2007

Master Servicer No. 1: Wachovia Bank, National        Certificate Administrator: LaSalle Bank National
Association                                           Association

Master Servicer No. 2: Midland Loan Services, Inc.    Trustee: Wells Fargo Bank, National Association

Master Servicer No. 3: Capmark Finance Inc.           CUSIP No.: _____________

Special Servicer: CWCapital Asset Management LLC      ISIN: _____________

Certificate No. [A-4FL] [A-MFL] [A-JFL] [G] [H]
[J] [K] [L] [M] [N] [O] [P] [Q] [S]-___

                                      A-4-1

[FOR BOOK ENTRY CERTIFICATES: UNLESS THIS CERTIFICATE IS PRESENTED BY AN
AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY, A NEW YORK
CORPORATION ("DTC"), TO THE DEPOSITOR, THE TRUSTEE, THE CERTIFICATE REGISTRAR OR
ANY AGENT THEREOF FOR REGISTRATION OF TRANSFER, EXCHANGE OR PAYMENT, AND ANY
CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR IN SUCH OTHER NAME
AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT IS MADE
TO CEDE & CO. OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED
REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR
OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER
HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.]

THIS CERTIFICATE HAS NOT BEEN REGISTERED OR QUALIFIED UNDER THE SECURITIES ACT
OF 1933, AS AMENDED (THE "SECURITIES ACT"), OR THE SECURITIES LAWS OF ANY STATE.
ANY RESALE, PLEDGE, TRANSFER OR OTHER DISPOSITION OF THIS CERTIFICATE OR ANY
INTEREST HEREIN WITHOUT SUCH REGISTRATION OR QUALIFICATION MAY BE MADE ONLY IN A
TRANSACTION WHICH DOES NOT REQUIRE SUCH REGISTRATION OR QUALIFICATION AND WHICH
IS IN ACCORDANCE WITH THE PROVISIONS OF SECTION 5.02 OF THE POOLING AND
SERVICING AGREEMENT REFERRED TO HEREIN.

NO TRANSFER OF THIS CERTIFICATE OR ANY INTEREST HEREIN MAY BE MADE TO (A) ANY
RETIREMENT PLAN OR OTHER EMPLOYEE BENEFIT PLAN OR ARRANGEMENT SUBJECT TO THE
EMPLOYEE RETIREMENT INCOME SECURITY ACT OF 1974, AS AMENDED ("ERISA"), OR
SECTION 4975 OF THE INTERNAL REVENUE CODE OF 1986, AS AMENDED (THE "CODE"), OR
(B) ANY PERSON WHO IS DIRECTLY OR INDIRECTLY PURCHASING THIS CERTIFICATE OR ANY
INTEREST HEREIN ON BEHALF OF, AS NAMED FIDUCIARY OF, AS TRUSTEE OF, OR WITH
ASSETS OF ANY SUCH RETIREMENT PLAN OR OTHER EMPLOYEE BENEFIT PLAN OR
ARRANGEMENT, EXCEPT IN ACCORDANCE WITH THE PROVISIONS OF SECTION 5.02 OF THE
POOLING AND SERVICING AGREEMENT REFERRED TO HEREIN.

THIS CERTIFICATE DOES NOT REPRESENT AN OBLIGATION OF OR INTEREST IN CITIGROUP
COMMERCIAL MORTGAGE SECURITIES INC., WACHOVIA BANK, NATIONAL ASSOCIATION,
MIDLAND LOAN SERVICES, INC., CAPMARK FINANCE INC., CWCAPITAL ASSET MANAGEMENT
LLC, WELLS FARGO BANK, NATIONAL ASSOCIATION, LASALLE BANK NATIONAL ASSOCIATION,
OR ANY OF THEIR RESPECTIVE AFFILIATES. NEITHER THIS CERTIFICATE NOR THE MORTGAGE
LOANS ARE GUARANTEED BY ANY AGENCY OR INSTRUMENTALITY OF THE UNITED STATES OR
ANY OTHER PERSON.

THE CLASS OF CERTIFICATES TO WHICH THIS CERTIFICATE BELONGS IS SUBORDINATE TO
ONE OR MORE OTHER CLASSES OF CERTIFICATES OF THE SAME SERIES, AS AND TO THE
EXTENT PROVIDED IN THE POOLING AND SERVICING AGREEMENT REFERRED TO HEREIN.

[FOR CERTIFICATES OTHER THAN FLOATING RATE CERTIFICATES: SOLELY FOR U.S. FEDERAL
INCOME TAX PURPOSES, THIS CERTIFICATE IS A "REGULAR INTEREST" IN A "REAL ESTATE
MORTGAGE INVESTMENT CONDUIT" (A "REMIC") AS THOSE TERMS ARE DEFINED,
RESPECTIVELY, IN SECTIONS 860G AND 860D OF THE CODE.][FOR FLOATING RATE
CERTIFICATES: SOLELY FOR U.S. FEDERAL INCOME TAX PURPOSES, THIS CERTIFICATE
REPRESENTS AN INTEREST IN A GRANTOR TRUST WHOSE ASSETS INCLUDE, AMONG OTHER
THINGS, AN INTEREST RATE SWAP AGREEMENT AND A "REGULAR INTEREST" IN A "REAL
ESTATE MORTGAGE INVESTMENT CONDUIT" (A "REMIC") AS THOSE TERMS ARE DEFINED,
RESPECTIVELY, IN SECTIONS 860G AND 860D OF THE CODE.]

                                      A-4-2

THE OUTSTANDING CERTIFICATE PRINCIPAL BALANCE HEREOF AT ANY TIME MAY BE LESS
THAN THE AMOUNT SHOWN ABOVE.

            This certifies that [CEDE & CO.] [________] is the registered owner of the Percentage Interest evidenced by this Certificate (obtained by dividing the principal balance of this Certificate (its "Certificate Principal Balance")
as of the Closing Date by the aggregate principal balance of all the
Certificates of the same Class as this Certificate (their "Class Principal
Balance") as of the Closing Date) in that certain beneficial ownership interest in the Trust evidenced by all the Certificates of the same Class as this
Certificate. The Trust was created and the Certificates were issued pursuant to a Pooling and Servicing Agreement, dated as specified above (the "Agreement"), between Citigroup Commercial Mortgage Securities Inc., as depositor (the
"Depositor", which term includes any successor entity under the Agreement),
Wachovia Bank, National Association, Midland Loan Services, Inc. and Capmark
Finance Inc., as master servicers (together, the "Master Servicers", which term includes any successor entities under the Agreement), CWCapital Asset Management
LLC, as special servicer (the "Special Servicer", which term includes any successor entity under the Agreement), Wells Fargo Bank, National Association,
as trustee (the "Trustee", which term includes any successor entity under the
Agreement) and LaSalle Bank National Association, as certificate administrator
(the "Certificate Administrator", which term includes any successor entity under the Agreement), a summary of certain of the pertinent provisions of which is set forth hereafter. To the extent not defined herein, the capitalized terms used herein have the respective meanings assigned in the Agreement. This Certificate is issued under and is subject to the terms, provisions and conditions of the
Agreement, to which Agreement the Holder of this Certificate by virtue of the acceptance hereof assents and by which such Holder is bound. In the event of any conflict between any provision of this Certificate and any provision of the
Agreement, such provision of this Certificate shall be superseded to the extent of such inconsistency.

            Pursuant to the terms of the Agreement, distributions will be made on the 4th Business Day following the 6th calendar day of each month (or, if such 6th calendar day is not a Business Day, then the 5th Business Day following such 6th calendar day) (each, a "Distribution Date"), commencing on the first
Distribution Date specified above, to the Person in whose name this Certificate is registered at the close of business on the last Business Day of the month immediately preceding the month of such distribution (the "Record Date"), in an amount equal to the product of the Percentage Interest evidenced by this
Certificate and the amount required to be distributed pursuant to the Agreement on the applicable Distribution Date in respect of the Class of Certificates to which this Certificate belongs. All distributions made under the Agreement in respect of this Certificate will be made by the Certificate Administrator by wire transfer in immediately available funds to the account of the Person entitled thereto at a bank or other entity having appropriate facilities therefor, if such Certificateholder shall have provided the Certificate
Administrator with written wiring instructions no less than five (5) Business
Days prior to (or, in the case of the initial Distribution Date, no later than)
the Record Date for such distribution (which wiring instructions may be in the form of a standing order applicable to all subsequent distributions as well), or otherwise by check mailed to the address of such Certificateholder appearing in the Certificate Register. Notwithstanding the above, the final distribution in respect of this Certificate (determined without regard to any possible future reimbursement of any Realized Loss or Additional Trust Fund Expense previously allocated to this Certificate) will be made after due notice by the Certificate
Administrator of the pendency of such distribution and only upon presentation and surrender of this Certificate at the offices of the Certificate Registrar appointed as provided in the Agreement or such other location as may be specified in the notice to Certificateholders of such final distribution. Also notwithstanding the foregoing, any distribution that may be made with respect to this Certificate in reimbursement of any Realized Loss or Additional Trust Fund
Expense previously allocated to this Certificate, which reimbursement is to occur after the date on which this Certificate is surrendered as contemplated by the preceding sentence, will be made by check mailed to the address of the
Holder that surrenders this Certificate as such address last appeared in the
Certificate Register or to any such other address of which the Trustee is subsequently notified in writing.

                                      A-4-3

            Any distribution to the Holder of this Certificate in reduction of the Certificate Principal Balance hereof is binding on such Holder and all future Holders of this Certificate and any Certificate issued upon the transfer hereof or in exchange herefor or in lieu hereof whether or not notation of such distribution is made upon this Certificate.

            The Certificates are limited in right of distribution [FOR FLOATING
RATE CERTIFICATES ONLY: to payments received from the related Swap Counterparty under the related Swap Agreement and] to certain collections and recoveries respecting the Mortgage Loans, all as more specifically set forth herein and in the Agreement. As provided in the Agreement, withdrawals from the Collection
Accounts, the SLC Custodial Accounts, the Distribution Account and, if
established, the REO Accounts may be made from time to time for purposes other than, and, in certain cases, prior to, distributions to Certificateholders, such purposes including the reimbursement of advances made, or certain expenses incurred, with respect to the Mortgage Loans and the payment of interest on such advances and expenses.

            The Certificates are issuable in fully registered form only without coupons in minimum denominations specified in the Agreement. As provided in the
Agreement and subject to certain limitations therein set forth, the Certificates are exchangeable for new Certificates of the same Class in authorized denominations evidencing the same aggregate Percentage Interest, as requested by the Holder surrendering the same.

            As provided in the Agreement and subject to certain limitations therein set forth, the transfer of this Certificate is registrable in the
Certificate Register upon surrender of this Certificate for registration of transfer at the offices of the Certificate Registrar, duly endorsed by, or accompanied by a written instrument of transfer in the form satisfactory to the
Certificate Registrar duly executed by, the Holder hereof or his attorney duly authorized in writing, and thereupon one or more new Certificates of the same
Class in authorized denominations evidencing the same aggregate Percentage
Interest will be issued to the designated transferee or transferees.

            No direct or indirect transfer, sale, pledge, hypothecation or other disposition (each, a "Transfer") of this Certificate or any interest herein shall be made unless that Transfer is exempt from the registration and/or qualification requirements of the Securities Act and any applicable state securities laws, or is otherwise made in accordance with the Securities Act and such state securities laws.

            If this Certificate constitutes a Definitive Certificate and a
Transfer hereof is to be made without registration under the Securities Act
(other than in connection with the initial issuance of the Certificates, the initial Transfer of this Certificate by the Depositor, the Initial Purchasers or any of their respective Affiliates or, as contemplated by Section 5.03 of the
Agreement, if this Certificate is a Global Certificate, a Transfer of this
Certificate to a successor Depository), then the Certificate Registrar shall refuse to register such Transfer unless it receives (and, upon receipt, may conclusively rely upon) either: (i) a certificate from the Certificateholder desiring to effect such Transfer substantially in the form attached as Exhibit
G-1 to the Agreement and a certificate from such Certificateholder's prospective
Transferee substantially in the form attached either as Exhibit G-2 to the
Agreement or as Exhibit G-3 to the Agreement; or (ii) an Opinion of Counsel
reasonably satisfactory to the Certificate Registrar to the effect that the prospective Transferee is an Institutional Accredited Investor or a Qualified
Institutional Buyer and that such Transfer may be made without registration under the Securities Act (which Opinion of Counsel shall not be an expense of the Trust Fund or of the Depositor, any Master Servicer, the Special Servicer,
the Certificate Administrator, the Trustee or the Certificate Registrar in their respective capacities as such), together with the written certification(s) as to the facts surrounding such Transfer from the Certificateholder desiring to effect such Transfer and/or such Certificateholder's prospective Transferee on which such Opinion of Counsel is based. If any Transferee of this Certificate does not, in connection with the subject Transfer, deliver to the Certificate
Registrar one of the certifications described in clause (i) of the preceding sentence or the Opinion of Counsel described in clause (ii) of the preceding sentence, then such Transferee shall be deemed to have represented and warranted that all the certifications set forth in either Exhibit G-2 or Exhibit

                                      A-4-4

G-3 attached to the Agreement are, with respect to the subject Transfer, true and correct. Definitive Non-Registered Certificates may only be held by
Qualified Institutional Buyers and Institutional Accredited Investors.

            No beneficial interest in a Rule 144A Global Certificate for any
Class of Book-Entry Non-Registered Certificates may be held by any Person that is not a Qualified Institutional Buyer. If this Certificate constitutes a Rule
144A Global Certificate and a Transfer of any interest herein is to be made without registration under the Securities Act (other than in connection with the initial issuance of the Certificates or a Transfer of any interest herein by the
Depositor, the Initial Purchasers or any of their respective Affiliates), then the Certificate Owner desiring to effect such Transfer shall be required to obtain either (i) a certificate from such Certificate Owner's prospective
Transferee substantially in the form attached as Exhibit G-4 to the Agreement, or (ii) an Opinion of Counsel to the effect that the prospective Transferee is a
Qualified Institutional Buyer and such Transfer may be made without registration under the Securities Act. If this Certificate constitutes a Rule 144A Global
Certificate and any Transferee of an interest herein does not, in connection with the subject Transfer, deliver to the Transferor the Opinion of Counsel or the certification described in the second preceding sentence, then such
Transferee shall be deemed to have represented and warranted that all the certifications set forth in Exhibit G-4 attached to the Agreement are, with respect to the subject Transfer, true and correct.

            Notwithstanding the preceding paragraph, any interest in the Rule
144A Global Certificate for a Class of Book-Entry Non-Registered Certificates
may be transferred to any Non-United States Securities Person who takes delivery in the form of a beneficial interest in the Regulation S Global Certificate for such Class of Certificates, provided that the Certificate Owner desiring to effect such Transfer (i) complies with the requirements for Transfers of interests in such Regulation S Global Certificate set forth in the following paragraph and (ii) delivers or causes to be delivered to the Certificate
Registrar and the Certificate Administrator (A) a certificate from such
Certificate Owner confirming its ownership of the beneficial interests in the subject Class of Book-Entry Non-Registered Certificates to be transferred, (B) a copy of the certificate to be obtained by such Certificate Owner from its prospective Transferee in accordance with the second sentence of the following paragraph and (C) such written orders and instructions as are required under the applicable procedures of the Depository, Clearstream and Euroclear to direct the
Certificate Administrator, as transfer agent for the Depository, to approve the debit of the account of a Depository Participant by a denomination of interests in such Rule 144A Global Certificate, and approve the credit of the account of a
Depository Participant by a denomination of interests in such Regulation S
Global Certificate, that is equal to the denomination of beneficial interests in the subject Class of Book-Entry Non-Registered Certificates to be transferred.
Upon delivery to the Certificate Registrar and the Certificate Administrator of
such certifications and such orders and instructions, the Certificate
Administrator, subject to and in accordance with the applicable procedures of the Depository, shall reduce the denomination of the Rule 144A Global
Certificate in respect of the subject Class of Book-Entry Non-Registered
Certificates, and increase the denomination of the Regulation S Global
Certificate for such Class of Certificates, by the denomination of the beneficial interest in such Class of Certificates specified in such orders and instructions.

            No beneficial interest in the Regulation S Global Certificate for any Class of Book-Entry Non-Registered Certificates may be held by a United
States Securities Person. Any Certificate Owner desiring to effect any Transfer of an interest in the Regulation S Global Certificate for any Class of
Book-Entry Non-Registered Certificates shall be required to obtain from such
Certificate Owner's prospective Transferee a certificate substantially in the form set forth in Exhibit G-5 to the Agreement to the effect that such
Transferee is not a United States Securities Person. If any Transferee of an
interest in the Regulation S Global Certificate for any Class of Book-Entry
Non-Registered Certificates does not, in connection with the subject Transfer, deliver to the Transferor the certification described in the preceding sentence, then such Transferee shall be deemed to have represented and warranted that all the certifications set forth in Exhibit G-5 to the Agreement are, with respect to the subject Transfer, true and correct.

            Notwithstanding the preceding paragraph, any interest in the
Regulation S Global Certificate for a Class of Book-Entry Non-Registered
Certificates may be transferred to any Qualified Institutional Buyer that

                                      A-4-5

takes delivery in the form of a beneficial interest in the Rule 144A Global
Certificate for such Class of Certificates, provided that the Certificate Owner desiring to effect such Transfer (i) complies with the requirements for
Transfers of interests in such Rule 144A Global Certificate set forth in the third paragraph above this paragraph and (ii) delivers or causes to be delivered to the Certificate Registrar and the Certificate Administrator (A) a certificate from such Certificate Owner confirming its ownership of the beneficial interests in the subject Class of Book-Entry Non-Registered Certificates to be
transferred, (B) a copy of the certificate or Opinion of Counsel to be obtained by such Certificate Owner from its prospective Transferee in accordance with the second sentence of the third paragraph above this paragraph and (C) such written orders and instructions as are required under the applicable procedures of the
Depository, Clearstream and Euroclear to direct the Certificate Administrator to debit the account of a Depository Participant by a denomination of interests in such Regulation S Global Certificate, and credit the account of a Depository
Participant by a denomination of interests in such Rule 144A Global Certificate, that is equal to the denomination of beneficial interests in the subject Class of Book-Entry Non-Registered Certificates to be transferred. Upon delivery to the Certificate Registrar and the Certificate Administrator of such certification(s) and/or Opinion of Counsel and such orders and instructions, the
Certificate Administrator, subject to and in accordance with the applicable procedures of the Depository, shall reduce the denomination of the Regulation S
Global Certificate in respect of the subject Class of Book-Entry Non-Registered
Certificates, and increase the denomination of the Rule 144A Global Certificate for such Class of Certificates, by the denomination of the beneficial interest in such Class of Certificates specified in such orders and instructions.

            Also notwithstanding the foregoing, any interest in a Global
Certificate with respect to any Class of Book-Entry Non-Registered Certificates
may be transferred by any Certificate Owner holding such interest to any
Institutional Accredited Investor (other than a Qualified Institutional Buyer)
that takes delivery in the form of a Definitive Certificate of the same Class as such Global Certificate upon delivery to the Certificate Registrar and the
Certificate Administrator of (i) such certifications and/or opinions as are contemplated by the fifth paragraph above this paragraph and (ii) such written orders and instructions as are required under the applicable procedures of the
Depository to direct the Certificate Administrator to debit the account of a
Depository Participant by the denomination of the transferred interests in such
Global Certificate. Upon delivery to the Certificate Registrar and the
Certificate Administrator of the certifications and/or opinions contemplated by the fifth paragraph above this paragraph, the Certificate Administrator, subject to and in accordance with the applicable procedures of the Depository, shall reduce the denomination of the subject Global Certificate by the denomination of the transferred interests in such Global Certificate, and shall cause a
Definitive Certificate of the same Class as such Global Certificate, and in a denomination equal to the reduction in the denomination of such Global
Certificate, to be executed, authenticated and delivered in accordance with the
Agreement to the applicable Transferee.

            None of the Depositor, the Trustee, the Certificate Administrator,
or the Certificate Registrar is obligated to register or qualify the Class of
Certificates to which this Certificate belongs, under the Securities Act or any other securities law or to take any action not otherwise required under the
Agreement to permit the Transfer of this Certificate or any interest herein without such registration or qualification. Any Certificateholder or Certificate
Owner desiring to effect a Transfer of this Certificate or any interest herein shall, and does hereby agree to, indemnify the Trustee, the Certificate
Administrator, the Certificate Registrar, the Depositor and their respective
Affiliates against any liability that may result if such Transfer is not exempt from the registration and/or qualification requirements of the Securities Act and any applicable state securities laws or is not made in accordance with such federal and state laws.

            No Transfer of this Certificate or any interest herein shall be made
(i) to any employee benefit plan or other retirement arrangement, including individual retirement accounts and annuities, Keogh plans and collective investment funds and separate accounts in which such plans, accounts or arrangements are invested, including insurance company general accounts, that is subject to ERISA or the Code (each, a "Plan"), or (ii) to any Person who is directly or indirectly purchasing this Certificate or such interest herein on behalf of, as named fiduciary of, as trustee of, or with assets of a Plan, if the purchase and holding of this Certificate or such interest herein by the prospective Transferee would result in a violation of Section 406 or 407 of
ERISA or Section 4975

                                      A-4-6

of the Code or would result in the imposition of an excise tax under Section
4975 of the Code. Except in connection with the initial issuance of the
Non-Registered Certificates or any Transfer of this Certificate or any interest herein by the Depositor or any of its Affiliates or, as contemplated by Section
5.03 of the Agreement, if this Certificate constitutes a Global Certificate, any
Transfer of this Certificate to a successor Depository, the Certificate
Registrar shall refuse to register the Transfer of this Certificate unless it has received from the prospective Transferee, and, if this Certificate constitutes a Global Certificate, any Certificate Owner transferring an interest herein shall be required to obtain from its prospective Transferee, one of the following: (i) a certification to the effect that such prospective Transferee is not a Plan and is not directly or indirectly purchasing this Certificate or such interest herein on behalf of, as named fiduciary of, as trustee of, or with assets of a Plan; or (ii) a certification to the effect that the purchase and holding of this Certificate or such interest herein by such prospective
Transferee is exempt from the prohibited transaction provisions of Sections
406(a) and (b) and 407 of ERISA and the excise taxes imposed on such prohibited transactions by Sections 4975(a) and (b) of the Code, by reason of Sections I and III of Department of Labor Prohibited Transaction Class Exemption 95-60; or
(iii) alternatively, if this Certificate is rated in one of the four highest generic rating categories by either Rating Agency, and this Certificate or an interest herein is being acquired by or on behalf of a Plan in reliance on the
Exemption, a certification to the effect that such Plan (X) is an accredited investor as defined in Rule 501(a)(1) of Regulation D of the Securities Act, (Y)
is not sponsored (within the meaning of Section 3(16)(B) of ERISA) by the
Trustee, the Certificate Administrator, the Depositor, any Mortgage Loan Seller,
any Swap Counterparty, any Master Servicer, the Special Servicer, any
Sub-Servicer, any Person responsible for servicing the Outside Servicing Trust
Mortgage Loans or related REO Property, any Exemption-Favored Party or any
Mortgagor with respect to Mortgage Loans constituting more than 5% of the aggregate unamortized principal balance of all the Mortgage Loans determined as of the Closing Date, or by any Affiliate of such Person, and (Z) agrees that it will obtain from each of its Transferees that are Plans a written representation that such Transferee satisfies the requirements of the immediately preceding clauses (iii)(X) and (iii)(Y), together with a written agreement that such
Transferee will obtain from each of its Transferees that are Plans a similar written representation regarding satisfaction of the requirements of the immediately preceding clauses (iii)(X) and (iii)(Y) [FOR FLOATING RATE
CERTIFICATES ONLY: , and a second certification to the effect that its acquisition and holding of this Certificate or an interest herein are eligible for the exemptive relief available under at least one of Prohibited Transaction
Exemption 84-14, 90-1, 91-38, 96-23 or 95-60]; or (iv) alternatively, a certification of facts and an Opinion of Counsel which otherwise establish to the reasonable satisfaction of the Certificate Administrator or such Certificate
Owner, as the case may be, that such Transfer will not result in a violation of
Section 406 or 407 of ERISA or Section 4975 of the Code or result in the imposition of an excise tax under Section 4975 of the Code. The forms of certification attached to the Agreement as Exhibit H-1 (in the case of
Definitive Non-Registered Certificates) and Exhibit H-2 (in the case of ownership interests in Book-Entry Non-Registered Certificates) are acceptable for purposes of the preceding sentence. If any Transferee of this Certificate or any interest herein does not, in connection with the subject Transfer, deliver to the Certificate Registrar (if this Certificate constitutes a Definitive
Certificate) or the Transferor (if this Certificate constitutes a Global
Certificate) a certification and/or Opinion of Counsel as required by the second preceding sentence, then such Transferee shall be deemed to have represented and warranted that either: (i) such Transferee is not a Plan and is not directly or indirectly purchasing this Certificate or any interest herein on behalf of, as named fiduciary of, as trustee of, or with assets of a Plan; or (ii) the purchase and holding of this Certificate or such interest herein by such
Transferee is exempt from the prohibited transaction provisions of Sections
406(a) and (b) and 407 of ERISA and the excise taxes imposed on such prohibited transactions by Sections 4975(a) and (b) of the Code. [FOR FLOATING RATE
CERTIFICATES ONLY: Each beneficial owner of this Certificate, or any interest herein, is hereby deemed to have represented by virtue of its acquisition of this Certificate, that either (1) it is not a Plan or person using Plan assets or (2) both (a) it is an "accredited investor" as defined in Rule 501(a)(1)
under the Securities Act, and Prohibited Transaction Exemption 91-23 and (b) its
acquisition and holding of this Certificate or interest herein are eligible for the exemptive relief available under at least one of Prohibited Transaction
Exemption 84-14, 90-1, 91-38, 96-23 or 95-60.]

                                      A-4-7

            No service charge will be imposed for any registration of transfer or exchange of Certificates, but the Certificate Registrar may require payment of a sum sufficient to cover any tax or other governmental charge that may be imposed in connection with any transfer or exchange of Certificates.

            [FOR BOOK ENTRY CERTIFICATES: Notwithstanding the foregoing, for so long as this Certificate is registered in the name of Cede & Co. or in such other name as is requested by an authorized representative of DTC, transfers of interests in this Certificate shall be made through the book-entry facilities of
DTC.]

            The Holder of this Certificate, by its acceptance hereof, shall be deemed to have agreed to keep confidential any information it obtains from the
Trustee (except that such Holder may provide any such information obtained by it to any other Person that holds or is contemplating the purchase of this
Certificate or an interest herein, provided that such other Person confirms in writing such ownership interest or prospective ownership interest and agrees to keep such information confidential). Notwithstanding the foregoing, each offeree and/or holder of this Certificate (and each employee, representative, or other agent of such offeree or holder) may disclose to any and all persons, without limitation of any kind, the tax treatment and tax structure of the transactions
(as defined in section 1.6011-4 of the Treasury Department regulations)
associated herewith and all materials of any kind (including opinions or other tax analyses) that are provided to the taxpayer relating to such tax treatment and tax structure.

            Prior to due presentment of this Certificate for registration of transfer, the Depositor, the Master Servicers, the Special Servicer, the
Trustee, the Certificate Administrator, the Certificate Registrar and any agents of any of them may treat the Person in whose name this Certificate is registered as the owner hereof for all purposes, and none of the Depositor, the Master
Servicers, the Special Servicer, the Trustee, the Certificate Administrator, the
Certificate Registrar or any such agent shall be affected by notice to the contrary.

            Subject to certain terms and conditions set forth in the Agreement, the Trust Fund and the respective obligations and responsibilities under the
Agreement of the Depositor, the Certificate Administrator, the Master Servicers,
the Special Servicer and the Trustee (other than certain obligations of the
Trustee set forth in the Agreement) shall terminate upon payment (or provision for payment) (i) to the Certificateholders of all amounts held by or on behalf of the Trustee and required under the Agreement to be so paid on the
Distribution Date following the earliest to occur of (A) the purchase by a
Master Servicer, the Special Servicer or the Majority Controlling Class
Certificateholder of all Mortgage Loans and each REO Property remaining in the
Trust Fund at a price determined as provided in the Agreement, (B) following the date on which the aggregate Certificate Principal Balance of the Class A-1,
Class A-2A, Class A-3, Class A-3B, Class A-SB, Class A-4, Class A-4FL, Class
A-1A, Class A-M, Class A-MFL, Class A-J, Class A-JFL, Class B, Class C, Class D,
Class E, Class F, Class G, Class H, Class J and Class K Certificates has been reduced to zero, the exchange by the remaining Certificateholders (exclusive of the Class R Certificateholders) of their Certificates for all Mortgage Loans and each REO Property remaining in the Trust Fund, and (C) the final payment or other liquidation (or any advance with respect thereto) of the last Mortgage
Loan or REO Property remaining in the Trust Fund, and (ii) to the Trustee, the
Certificate Administrator, the Master Servicers, the Special Servicer and the
officers, directors, employees and agents of each of them of all amounts which may have become due and owing to any of them under the Agreement. The Agreement permits, but does not require, a Master Servicer, the Special Servicer or the
Majority Controlling Class Certificateholder to purchase from the Trust Fund all
Mortgage Loans and any REO Properties remaining therein. The exercise of such right will effect early retirement of the Certificates; however, such right to purchase is subject to the aggregate Stated Principal Balance of the Mortgage
Pool at the time of purchase being less than approximately 1.0% of the Initial
Pool Balance specified on the face hereof.

            The Agreement permits, with certain exceptions therein provided, the amendment thereof, and the modification of the rights and obligations of the
Depositor, the Certificate Administrator, the Master Servicers, the Special
Servicer and the Trustee thereunder and the rights of the Certificateholders thereunder, at any time by the Depositor, the Certificate Administrator, the
Master Servicers, the Special Servicer and the Trustee with the

                                      A-4-8

consent of the Holders of Certificates entitled to at least 51% of the Voting
Rights allocated to the affected Classes. Any such consent by the Holder of this
Certificate shall be conclusive and binding on such Holder and upon all future
Holders of this Certificate and of any Certificate issued upon the transfer hereof or in exchange herefor or in lieu hereof whether or not notation of such consent is made upon this Certificate. The Agreement also permits the amendment thereof, in certain circumstances, including any amendment necessary to maintain the status of any REMIC Pool as a REMIC, without the consent of the Holders of any of the Certificates.

            Unless the certificate of authentication hereon has been executed by the Certificate Registrar, by manual signature, this Certificate shall not be entitled to any benefit under the Agreement or be valid for any purpose.

            The registered Holder hereof, by its acceptance hereof, agrees that it will look solely to the Trust (to the extent of its rights therein) for distributions hereunder.

            This Certificate shall be construed in accordance with the internal laws of the State of New York applicable to agreements made and to be performed in said State, without applying any conflicts of law principles of such State
(other than the provisions of Section 5-1401 of the New York General Obligations
Law), and the obligations, rights and remedies of the Holder hereof shall be determined in accordance with such laws.

                                      A-4-9

            IN WITNESS WHEREOF, the Certificate Registrar has caused this
Certificate to be duly executed.

                                         LASALLE BANK NATIONAL ASSOCIATION,
                                         as Certificate Registrar

                                         By:____________________________________
                                            Authorized Representative

                          CERTIFICATE OF AUTHENTICATION

            This is one of the Class [A-4FL] [A-MFL] [A-JFL] [G] [H] [J] [K] [L]
[M] [N] [O] [P] [Q] [S] Certificates referred to in the within-mentioned
Agreement.

Dated:  _____________

                                         LASALLE BANK NATIONAL ASSOCIATION,
                                         as Authenticating Agent

                                         By:____________________________________
                                            Authorized Representative

                                     A-4-10

                                   ASSIGNMENT

            FOR VALUE RECEIVED, the undersigned hereby sell(s), assign(s) and transfer(s) unto _______________________________________________________________
________________________________________________________________________________
________________________________________________________________________________
            (please print or typewrite name and address including postal zip code of assignee)

the beneficial ownership interest in the Trust evidenced by the within
Commercial Mortgage Pass-Through Certificate and hereby authorize(s) the registration of transfer of such interest to the above named assignee on the
Certificate Register of the Trust.

            I (we) further direct the issuance of a new Commercial Mortgage
Pass-Through Certificate of a like Percentage Interest and Class to the above named assignee and delivery of such Commercial Mortgage Pass-Through Certificate to the following address: ______________________________________________________
________________________________________________________________________________
________________________________________________________________________________

Dated:

                                         _______________________________________
                                         Signature by or on behalf of Assignor

                                         _______________________________________
                                         Signature Guaranteed

                           DISTRIBUTION INSTRUCTIONS

            The assignee should include the following for purposes of
distribution:

            Distributions shall, if permitted, be made by wire transfer or otherwise, in immediately available funds, to __________________________________
________________________________________________________________________________
for the account of ____________________________________________________________.

            Distributions made by check (such check to be made payable to ______
________________________________________________________________________________
______________________) and all applicable statements and notices should be mailed to ______________________________________________________________________
_______________________________________________________________________________.

            This information is provided by ______________________________, the assignee named above, or__________________________________, as its agent.

                                     A-4-11

                       [FOR BOOK ENTRY CERTIFICATES ONLY]

                                   SCHEDULE A

                    SCHEDULE OF EXCHANGES IN GLOBAL SECURITY

            The following exchanges of a part of this Global Security have been made:

                 AMOUNT OF                AMOUNT OF            PRINCIPAL AMOUNT
                DECREASE IN              INCREASE IN        OF THIS GLOBAL SECURITY    SIGNATURE OF AUTHORIZED
 DATE OF     PRINCIPAL AMOUNT         PRINCIPAL AMOUNT      FOLLOWING SUCH DECREASE  REPRESENTATIVE OF TRUSTEE OR
EXCHANGE  OF THIS GLOBAL SECURITY  OF THIS GLOBAL SECURITY       (OR INCREASE)           SECURITIES CUSTODIAN

                                     A-4-12

                                   EXHIBIT A-5

                           FORM OF CLASS R CERTIFICATE

                   CITIGROUP COMMERCIAL MORTGAGE TRUST 2007-C6
              CLASS R COMMERCIAL MORTGAGE PASS-THROUGH CERTIFICATE,
                                 SERIES 2007-C6

This is one of a series of commercial mortgage pass-through certificates
(collectively, the "Certificates"), issued in multiple classes (each, a
"Class"), which series of Certificates evidences the entire beneficial ownership interest in one or more trusts (individually and collectively, as the context may require, the "Trust"), whose assets consist primarily of a pool (the
"Mortgage Pool") of multifamily, commercial and manufactured housing community mortgage loans (the "Mortgage Loans"), such pool being formed and sold by

                  CITIGROUP COMMERCIAL MORTGAGE SECURITIES INC.

Date of Pooling and Servicing Agreement:              Percentage Interest evidenced by this Certificate in the
July 1, 2007                                          related Class: ___%

Cut-off Date: Individually and collectively, as the   Aggregate unpaid principal balance of the Mortgage Pool
context may require, with respect to each Mortgage    as of the Cut-off Date, after deducting payments of
Loan having its first Due Date in or prior to         principal due on or before such date (the "Initial Pool
July 2007, the related Due Date in July 2007, and     Balance"): $4,756,049,403
with respect to each Mortgage Loan having its first
Due Date after July 2007, the later of the date of
origination and July 1, 2007

Closing Date: July 31, 2007

First Distribution Date: August 10, 2007

Master Servicer No. 1: Wachovia Bank, National        Certificate Administrator:  LaSalle Bank National
Association                                           Association

Master Servicer No. 2: Midland Loan Services, Inc.    Trustee: Wells Fargo Bank, National Association

Master Servicer No. 3: Capmark Finance Inc.           Special Servicer:  CWCapital Asset Management LLC

Certificate No.  R-___

                                      A-5-1

THIS CERTIFICATE HAS NOT BEEN REGISTERED OR QUALIFIED UNDER THE SECURITIES ACT
OF 1933, AS AMENDED (THE "SECURITIES ACT"), OR THE SECURITIES LAWS OF ANY STATE.
ANY RESALE, PLEDGE, TRANSFER OR OTHER DISPOSITION OF THIS CERTIFICATE OR ANY
INTEREST HEREIN WITHOUT SUCH REGISTRATION OR QUALIFICATION MAY BE MADE ONLY TO A
QUALIFIED INSTITUTIONAL BUYER (WITHIN THE MEANING OF RULE 144A UNDER THE
SECURITIES ACT) IN A TRANSACTION WHICH DOES NOT REQUIRE SUCH REGISTRATION OR
QUALIFICATION AND WHICH IS IN ACCORDANCE WITH THE PROVISIONS OF SECTION 5.02 OF
THE POOLING AND SERVICING AGREEMENT REFERRED TO HEREIN.

NO TRANSFER OF THIS CERTIFICATE OR ANY INTEREST HEREIN MAY BE MADE TO (A) ANY
RETIREMENT PLAN OR OTHER EMPLOYEE BENEFIT PLAN OR ARRANGEMENT SUBJECT TO THE
EMPLOYEE RETIREMENT INCOME SECURITY ACT OF 1974, AS AMENDED ("ERISA"), OR
SECTION 4975 OF THE INTERNAL REVENUE CODE OF 1986, AS AMENDED (THE "CODE"), OR
(B) ANY PERSON WHO IS DIRECTLY OR INDIRECTLY PURCHASING THIS CERTIFICATE OR ANY
INTEREST HEREIN ON BEHALF OF, AS NAMED FIDUCIARY OF, AS TRUSTEE OF, OR WITH
ASSETS OF ANY SUCH RETIREMENT PLAN OR OTHER EMPLOYEE BENEFIT PLAN OR
ARRANGEMENT, EXCEPT IN ACCORDANCE WITH THE PROVISIONS OF THE POOLING AND
SERVICING AGREEMENT REFERRED TO HEREIN.

THIS CERTIFICATE DOES NOT REPRESENT AN OBLIGATION OF OR INTEREST IN CITIGROUP
COMMERCIAL MORTGAGE SECURITIES INC., WACHOVIA BANK, NATIONAL ASSOCIATION,
MIDLAND LOAN SERVICES, INC., CAPMARK FINANCE INC., CWCAPITAL ASSET MANAGEMENT
LLC, WELLS FARGO BANK, NATIONAL ASSOCIATION, LASALLE BANK NATIONAL ASSOCIATION,
OR ANY OF THEIR RESPECTIVE AFFILIATES. NEITHER THIS CERTIFICATE NOR THE MORTGAGE
LOANS ARE GUARANTEED BY ANY AGENCY OR INSTRUMENTALITY OF THE UNITED STATES OR
ANY OTHER PERSON.

THE CLASS OF CERTIFICATES TO WHICH THIS CERTIFICATE BELONGS IS SUBORDINATE TO
ONE OR MORE OTHER CLASSES OF CERTIFICATES OF THE SAME SERIES, AS AND TO THE
EXTENT PROVIDED IN THE POOLING AND SERVICING AGREEMENT REFERRED TO HEREIN.

SOLELY FOR U.S. FEDERAL INCOME TAX PURPOSES, THIS CERTIFICATE IS A "RESIDUAL
INTEREST" IN A "REAL ESTATE MORTGAGE INVESTMENT CONDUIT" (A "REMIC") AS THOSE
TERMS ARE DEFINED, RESPECTIVELY, IN SECTIONS 860G AND 860D OF THE CODE.
CONSEQUENTLY, THE TRANSFER OF THIS CERTIFICATE IS ALSO SUBJECT TO THE ADDITIONAL
TAX RELATED TRANSFER RESTRICTIONS DESCRIBED HEREIN. IF ANY PERSON BECOMES THE
REGISTERED HOLDER OF THIS CERTIFICATE IN VIOLATION OF SUCH TRANSFER
RESTRICTIONS, SUCH REGISTRATION SHALL BE DEEMED TO BE OF NO LEGAL FORCE OR
EFFECT WHATSOEVER AND SUCH PERSON SHALL NOT BE DEEMED TO BE A CERTIFICATEHOLDER
FOR ANY PURPOSE HEREUNDER OR UNDER THE POOLING AND SERVICING AGREEMENT REFERRED
TO HEREIN, INCLUDING, BUT NOT LIMITED TO, THE RECEIPT OF DISTRIBUTIONS ON THIS
CERTIFICATE.

            This certifies that _______________________________ is the registered owner of the Percentage Interest evidenced by this Certificate (as specified above) in that certain beneficial ownership interest in the Trust evidenced by all the Certificates of the same Class as this Certificate. The
Trust was created and the Certificates were issued pursuant to a Pooling and
Servicing Agreement, dated as specified above (the "Agreement"), between
Citigroup Commercial Mortgage Securities Inc., as depositor (the "Depositor", which term includes any successor entity under the Agreement), Wachovia Bank,
National Association, Midland Loan Services, Inc. and Capmark Finance Inc., as
master servicers (together, the "Master Servicers", which term includes any successor entities

                                      A-5-2

under the Agreement), CWCapital Asset Management LLC, as special servicer (the
"Special Servicer", which term includes any successor entity under the
Agreement), Wells Fargo Bank, National Association, as trustee (the "Trustee", which term includes any successor entity under the Agreement) and LaSalle Bank
National Association, as certificate administrator (the "Certificate
Administrator", which term includes any successor entity under the Agreement), a summary of certain of the pertinent provisions of which is set forth hereafter.
To the extent not defined herein, the capitalized terms used herein have the respective meanings assigned in the Agreement. This Certificate is issued under and is subject to the terms, provisions and conditions of the Agreement, to which Agreement the Holder of this Certificate by virtue of the acceptance hereof assents and by which such Holder is bound. In the event of any conflict between any provision of this Certificate and any provision of the Agreement, such provision of this Certificate shall be superseded to the extent of such inconsistency.

            Pursuant to the terms of the Agreement, distributions will be made on the 4th Business Day following the 6th calendar day of each month (or, if such 6th calendar day is not a Business Day, then the 5th Business Day following such 6th calendar day) (each, a "Distribution Date"), commencing on the first
Distribution Date specified above, to the Person in whose name this Certificate is registered at the close of business on the last Business Day of the month immediately preceding the month of such distribution (the "Record Date"), in an amount equal to the product of the Percentage Interest evidenced by this
Certificate and the amount required to be distributed pursuant to the Agreement on the applicable Distribution Date in respect of the Class of Certificates to which this Certificate belongs. All distributions made under the Agreement in respect of this Certificate will be made by the Certificate Administrator by wire transfer in immediately available funds to the account of the Person entitled thereto at a bank or other entity having appropriate facilities therefor, if such Certificateholder shall have provided the Certificate
Administrator with written wiring instructions no less than five (5) Business
Days prior to (or, in the case of the initial Distribution Date, no later than)
the Record Date for such distribution (which wiring instructions may be in the form of a standing order applicable to all subsequent distributions as well), or otherwise by check mailed to the address of such Certificateholder appearing in the Certificate Register. Notwithstanding the above, the final distribution in respect of this Certificate will be made after due notice by the Certificate
Administrator of the pendency of such distribution and only upon presentation and surrender of this Certificate at the offices of the Certificate Registrar appointed as provided in the Agreement or such other location as may be specified in such notice.

            The Certificates are limited in right of distribution to certain collections and recoveries respecting the Mortgage Loans, all as more specifically set forth herein and in the Agreement. As provided in the
Agreement, withdrawals from the Collection Accounts, the SLC Custodial Accounts, the Distribution Account and, if established, the REO Accounts may be made from time to time for purposes other than, and, in certain cases, prior to, distributions to Certificateholders, such purposes including the reimbursement of advances made, or certain expenses incurred, with respect to the Mortgage
Loans and the payment of interest on such advances and expenses.

            The Certificates are issuable in fully registered form only without coupons in minimum denominations specified in the Agreement. As provided in the
Agreement and subject to certain limitations therein set forth, the Certificates are exchangeable for new Certificates of the same Class in authorized denominations evidencing the same aggregate Percentage Interest, as requested by the Holder surrendering the same.

            As provided in the Agreement and subject to certain limitations therein set forth, the transfer of this Certificate is registrable in the
Certificate Register upon surrender of this Certificate for registration of transfer at the offices of the Certificate Registrar, duly endorsed by, or accompanied by a written instrument of transfer in the form satisfactory to the
Certificate Registrar duly executed by, the Holder hereof or his attorney duly authorized in writing, and thereupon one or more new Certificates of the same
Class in authorized denominations evidencing the same aggregate Percentage
Interest will be issued to the designated transferee or transferees.

                                      A-5-3

            No direct or indirect transfer, sale, pledge, hypothecation or other disposition (each, a "Transfer") of this Certificate or any interest herein shall be made unless that Transfer is exempt from the registration and/or qualification requirements of the Securities Act and any applicable state securities laws, or is otherwise made in accordance with the Securities Act and such state securities laws.

            If a Transfer of this Certificate is to be made without registration under the Securities Act (other than in connection with the initial issuance of the Certificates or the initial Transfer of this Certificate by the Depositor, the Initial Purchasers or any of their respective Affiliates), then the
Certificate Registrar shall refuse to register such Transfer unless it receives
(and, upon receipt, may conclusively rely upon) either: (i) a certificate from the Certificateholder desiring to effect such Transfer substantially in the form attached as Exhibit G-1 to the Agreement and a certificate from such
Certificateholder's prospective Transferee substantially in the form attached as
Exhibit G-2 to the Agreement; or (ii) an Opinion of Counsel reasonably satisfactory to the Certificate Registrar to the effect that the prospective
Transferee is a Qualified Institutional Buyer and that such Transfer may be made without registration under the Securities Act (which Opinion of Counsel shall not be an expense of the Trust Fund or of the Depositor, any Master Servicer,
the Special Servicer, the Certificate Administrator, the Trustee or the
Certificate Registrar in their respective capacities as such), together with the written certification(s) as to the facts surrounding such Transfer from the
Certificateholder desiring to effect such Transfer and/or such
Certificateholder's prospective Transferee on which such Opinion of Counsel is based. If any Transferee of this Certificate does not, in connection with the subject Transfer, deliver to the Certificate Registrar one of the certifications described in clause (i) of the preceding sentence or the Opinion of Counsel described in clause (ii) of the preceding sentence, then such Transferee shall be deemed to have represented and warranted that all the certifications set forth in Exhibit G-2 attached to the Agreement are, with respect to the subject
Transfer, true and correct. This Certificate may only be held by a Qualified
Institutional Buyer.

            None of the Depositor, the Trustee, the Certificate Administrator or
the Certificate Registrar is obligated to register or qualify the Class of
Certificates to which this Certificate belongs, under the Securities Act or any other securities law or to take any action not otherwise required under the
Agreement to permit the Transfer of this Certificate or any interest herein without such registration or qualification. Any Certificateholder or Certificate
Owner desiring to effect a Transfer of this Certificate or any interest herein shall, and does hereby agree to, indemnify the Trustee, the Certificate
Administrator, the Certificate Registrar, the Depositor and their respective
Affiliates against any liability that may result if such Transfer is not exempt from the registration and/or qualification requirements of the Securities Act and any applicable state securities laws or is not made in accordance with such federal and state laws.

            No Transfer of this Certificate or any interest herein shall be made
(i) to any employee benefit plan or other retirement arrangement, including individual retirement accounts and annuities, Keogh plans and collective investment funds and separate accounts in which such plans, accounts or arrangements are invested, including insurance company general accounts, that is subject to ERISA or the Code (each, a "Plan"), or (ii) to any Person who is directly or indirectly purchasing this Certificate or such interest herein on behalf of, as named fiduciary of, as trustee of, or with assets of a Plan, if the purchase and holding of this Certificate or such interest herein by the prospective Transferee would result in a violation of Section 406 or 407 of
ERISA or Section 4975 of the Code or would result in the imposition of an excise tax under Section 4975 of the Code. Except in connection with the initial issuance of the Non-Registered Certificates or any Transfer of this Certificate by the Depositor, the Initial Purchasers or any of their respective Affiliates, the Certificate Registrar shall refuse to register the Transfer of this
Certificate unless it has received from the prospective Transferee, either: (i)
a certification to the effect that such prospective Transferee is not a Plan and is not directly or indirectly purchasing this Certificate on behalf of, as named fiduciary of, as trustee of, or with assets of a Plan; or (ii) alternatively, a certification of facts and an Opinion of Counsel which otherwise establish to the reasonable satisfaction of the Certificate Administrator that such Transfer will not result in a violation of Section 406 or 407 of ERISA or Section 4975 of the Code or result in the imposition of an excise tax under Section 4975 of the
Code. The form of certification attached to the Agreement as Exhibit H-1 is acceptable for purposes of the preceding sentence. If

                                      A-5-4

any Transferee of this Certificate does not, in connection with the subject
Transfer, deliver to the Certificate Registrar a certification and/or Opinion of
Counsel as required by the second preceding sentence, then such Transferee shall be deemed to have represented and warranted that either: (i) such Transferee is not a Plan and is not directly or indirectly purchasing this Certificate or any interest herein on behalf of, as named fiduciary of, as trustee of, or with assets of a Plan; or (ii) the purchase and holding of this Certificate or such interest herein by such Transferee is exempt from the prohibited transaction provisions of Sections 406(a) and (b) and 407 of ERISA and the excise taxes imposed on such prohibited transactions by Sections 4975(a) and (b) of the Code.

            Each Person who has or who acquires any Ownership Interest in this
Certificate shall be deemed by the acceptance or acquisition of such Ownership
Interest to have agreed to be bound by the provisions of Section 5.02(d) of the
Agreement and, if any purported Transferee shall become a Holder of this
Certificate in violation of the provisions of such Section 5.02(d), to have irrevocably authorized the Certificate Administrator under clause (ii)(A) of such Section 5.02(d) to deliver payments to a Person other than such Person and to have irrevocably authorized the Certificate Administrator under clause
(ii)(B) of such Section 5.02(d) to negotiate the terms of any mandatory disposition and to execute all instruments of Transfer and to do all other things necessary in connection with any such disposition. Each Person holding or acquiring any Ownership Interest in this Certificate must be a Permitted
Transferee and shall promptly notify the Certificate Administrator, the Trustee and the Certificate Registrar of any change or impending change in its status as a Permitted Transferee. In connection with any proposed Transfer of any
Ownership Interest in this Certificate, the Certificate Registrar shall require delivery to it, and shall not register the Transfer of this Certificate until its receipt, of an affidavit and agreement substantially in the form attached as
Exhibit I-1 to the Agreement (a "Transfer Affidavit and Agreement") from the proposed Transferee, in form and substance satisfactory to the Certificate
Registrar, and upon which the Certificate Registrar may, in the absence of actual knowledge by a Responsible Officer of either the Certificate
Administrator or the Certificate Registrar to the contrary, conclusively rely, representing and warranting, among other things, that such Transferee is a
Permitted Transferee, that it is not acquiring its Ownership Interest in this
Certificate as a nominee, trustee or agent for any Person that is not a
Permitted Transferee, that for so long as it retains its Ownership Interest in this Certificate, it will endeavor to remain a Permitted Transferee, that it has historically paid its debts as they have come due, intends to pay its debts as they come due in the future and intends to pay all taxes associated with the
Class R Certificate as they come due, and that it has reviewed the provisions of
Section 5.02(d) of the Agreement and agrees to be bound by them. Notwithstanding the delivery of a Transfer Affidavit and Agreement by a proposed Transferee, if a Responsible Officer of the Certificate Registrar has actual knowledge that the proposed Transferee is not a Permitted Transferee, the Certificate Registrar
shall not register the Transfer of an Ownership Interest in this Certificate to such proposed Transferee. In addition, if a Responsible Officer of the
Certificate Registrar has actual knowledge that the proposed Transferee is an entity classified as a partnership under the Code, the Certificate Registrar shall not register the transfer of this Certificate unless at the time of transfer, the Certificate Registrar has actual knowledge that all of the proposed Transferee's beneficial owners are United States Tax Persons.

            Each Person holding or acquiring any Ownership Interest in this
Certificate shall agree (1) to require a Transfer Affidavit and Agreement from any prospective Transferee to whom such Person attempts to Transfer its
Ownership Interest herein and (2) not to Transfer its Ownership Interest herein unless it provides to the Certificate Registrar a certificate substantially in the form attached as Exhibit I-2 to the Agreement stating that, among other things, it has no actual knowledge that such prospective Transferee is not a
Permitted Transferee. Each Person holding or acquiring an Ownership Interest in this Certificate, by purchasing such Ownership Interest herein, agrees to give the Certificate Administrator and the Trustee written notice that it is a
"pass-through interest holder" within the meaning of temporary Treasury regulations section 1.67-3T(a)(2)(i)(A) immediately upon acquiring such
Ownership Interest, if it is, or is holding such Ownership Interest on behalf of, a "pass-through interest holder".

            The provisions of Section 5.02(d) of the Agreement may be modified, added to or eliminated, provided that there shall have been delivered to the
Trustee and the Certificate Administrator the following: (a)

                                      A-5-5

written confirmation from each Rating Agency to the effect that the modification of, addition to or elimination of such provisions will not cause such Rating
Agency to qualify, downgrade or withdraw its then-current rating of any Class of
Certificates; and (b) an Opinion of Counsel, in form and substance satisfactory to the Trustee and the Certificate Administrator, obtained at the expense of the party seeking such modification of, addition to or elimination of such provisions (but in no event at the expense of the Trust Fund), to the effect that doing so will not cause any REMIC Pool to (1) cease to qualify as a REMIC or (2) be subject to an entity-level tax caused by the Transfer of a Class R
Certificate to a Person which is not a Permitted Transferee, or cause a Person other than the prospective Transferee to be subject to a REMIC-related tax caused by the Transfer of a Class R Certificate to a Person that is not a
Permitted Transferee.

            A "Permitted Transferee" is any Transferee of a Class R Certificate
other than a Disqualified Organization, a Plan, a Non-United States Tax Person
or a United States Tax Person with respect to whom income on the Class R
Certificate is allocable to a foreign permanent establishment or fixed base, within the meaning of an applicable income tax treaty, of such Person or any other United States Tax Person.

            A "Disqualified Organization" is any of the following: (i) the
United States or a possession thereof, any State or any political subdivision thereof, or any agency or instrumentality of any of the foregoing (other than an instrumentality which is a corporation if all of its activities are subject to tax and, except for FHLMC, a majority of its board of directors is not selected by any such governmental unit), (ii) a foreign government, international organization, or any agency or instrumentality of either of the foregoing, (iii)
any organization (except certain farmers' cooperatives described in Section 521 of the Code) which is exempt from the tax imposed by Chapter 1 of the Code
(unless such organization is subject to the tax imposed by Section 511 of the
Code on unrelated business taxable income), (iv) rural electric and telephone cooperatives described in Section 1381 of the Code or (v) any other Person so designated by the Certificate Administrator or the Certificate Registrar based upon an Opinion of Counsel (which shall not be an expense of the Certificate
Administrator) that the holding of an Ownership Interest in a Class R
Certificate by such Person may cause the Trust Fund or any Person having an
Ownership Interest in any Class of Certificates, other than such Person, to incur a liability for any federal tax imposed under the Code that would not otherwise be imposed but for the Transfer of an Ownership Interest in a Class R
Certificate to such Person. The terms "United States," "State" and
"international organization" shall have the meanings set forth in Section 7701 of the Code or successor provisions.

            A "Non-United States Tax Person" is any Person other than a United
States Tax Person. A "United States Tax Person" is a citizen or resident of the
United States, a corporation or partnership (including an entity treated as a corporation or partnership for federal income tax purposes) created or organized in, or under the laws of the United States, any State thereof or the District of
Columbia unless in the case of a partnership, Treasury regulations are adopted that provide otherwise, an estate whose income is includable in gross income for
United States federal income tax purposes regardless of its source, or a trust if a court within the United States is able to exercise primary supervision over the administration of the trust and one or more United States Tax Persons have the authority to control all substantial decisions of the trust, all within the meaning of Section 7701(a) (30) of the Code (or, to the extent provided in applicable Treasury regulations, certain trusts in existence on August 20, 1996, that are eligible to elect to be treated as United States Tax Persons).

            No service charge will be imposed for any registration of transfer or exchange of Certificates, but the Trustee or the Certificate Registrar may
require payment of a sum sufficient to cover any tax or other governmental charge that may be imposed in connection with any transfer or exchange of
Certificates.

            The Holder of this Certificate, by its acceptance hereof, shall be deemed to have agreed to keep confidential any information it obtains from the
Trustee (except that such Holder may provide any such information obtained by it to any other Person that holds or is contemplating the purchase of this
Certificate or an interest herein, provided that such other Person confirms in writing such ownership interest or prospective ownership interest and agrees to keep such information confidential). Notwithstanding the foregoing, each offeree and/or holder of this Certificate (and each employee, representative, or other agent of such offeree or

                                      A-5-6

holder) may disclose to any and all persons, without limitation of any kind, the tax treatment and tax structure of the transactions (as defined in section
1.6011-4 of the Treasury Department regulations) associated herewith and all materials of any kind (including opinions or other tax analyses) that are provided to the taxpayer relating to such tax treatment and tax structure.

            Prior to due presentment of this Certificate for registration of transfer, the Depositor, the Master Servicers, the Special Servicer, the
Trustee, the Certificate Administrator, the Certificate Registrar and any agents of any of them may treat the Person in whose name this Certificate is registered as the owner hereof for all purposes, and none of the Depositor, the Master
Servicers, the Special Servicer, the Trustee, the Certificate Registrar or any
such agent shall be affected by notice to the contrary.

            Subject to certain terms and conditions set forth in the Agreement, the Trust Fund and the respective obligations and responsibilities under the
Agreement of the Depositor, the Certificate Administrator, the Master Servicers,
the Special Servicer and the Trustee (other than certain obligations of the
Trustee set forth in the Agreement) shall terminate upon payment (or provision for payment) (i) to the Certificateholders of all amounts held by or on behalf of the Certificate Administrator and required under the Agreement to be so paid on the Distribution Date following the earliest to occur of (A) the purchase by a Master Servicer, the Special Servicer or the Majority Controlling Class
Certificateholder of all Mortgage Loans and each REO Property remaining in the
Trust Fund at a price determined as provided in the Agreement, (B) following the date on which the aggregate Certificate Principal Balance of the Class A-1,
Class A-2, Class A-3, Class A-3B, Class A-SB, Class A-4, Class A-4FL, Class
A-1A, Class A-M, Class A-MFL, Class A-J, Class A-JFL, Class B, Class C, Class D,
Class E, Class F, Class G, Class H, Class J and Class K Certificates has been reduced to zero, the exchange by the remaining Certificateholders (exclusive of the Class R Certificateholders) of their Certificates for all Mortgage Loans and each REO Property remaining in the Trust Fund, and (C) the final payment or other liquidation (or any advance with respect thereto) of the last Mortgage
Loan or REO Property remaining in the Trust Fund, and (ii) to the Trustee, the
Certificate Administrator, the Master Servicers, the Special Servicer and the
officers, directors, employees and agents of each of them of all amounts which may have become due and owing to any of them under the Agreement. The Agreement permits, but does not require, a Master Servicer, the Special Servicer or the
Majority Controlling Class Certificateholder to purchase from the Trust Fund all
Mortgage Loans and any REO Properties remaining therein. The exercise of such right will effect early retirement of the Certificates; however, such right to purchase is subject to the aggregate Stated Principal Balance of the Mortgage
Pool at the time of purchase being less than approximately 1.0% of the Initial
Pool Balance specified on the face hereof.

            The Agreement permits, with certain exceptions therein provided, the amendment thereof, and the modification of the rights and obligations of the
Depositor, the Certificate Administrator, the Master Servicers, the Special
Servicer and the Trustee thereunder and the rights of the Certificateholders thereunder, at any time by the Depositor, the Certificate Administrator, the
Master Servicers, the Special Servicer and the Trustee with the consent of the
Holders of Certificates entitled to at least 51% of the Voting Rights allocated to the affected Classes. Any such consent by the Holder of this Certificate shall be conclusive and binding on such Holder and upon all future Holders of this Certificate and of any Certificate issued upon the transfer hereof or in exchange herefor or in lieu hereof whether or not notation of such consent is made upon this Certificate. The Agreement also permits the amendment thereof, in certain circumstances, including any amendment necessary to maintain the status of any REMIC Pool as a REMIC, without the consent of the Holders of any of the
Certificates.

            Unless the certificate of authentication hereon has been executed by the Certificate Registrar, by manual signature, this Certificate shall not be entitled to any benefit under the Agreement or be valid for any purpose.

            The registered Holder hereof, by its acceptance hereof, agrees that it will look solely to the Trust (to the extent of its rights therein) for distributions hereunder.

                                      A-5-7

            This Certificate shall be construed in accordance with the internal laws of the State of New York applicable to agreements made and to be performed in said State, without applying any conflicts of law principles of such State
(other than the provisions of Section 5-1401 of the New York General Obligations
Law), and the obligations, rights and remedies of the Holder hereof shall be determined in accordance with such laws.

                                      A-5-8

            IN WITNESS WHEREOF, the Certificate Registrar has caused this
Certificate to be duly executed.

                                      LASALLE BANK NATIONAL ASSOCIATION,
                                      as Certificate Registrar

                                      By:
                                      Authorized Representative

                          CERTIFICATE OF AUTHENTICATION

            This is one of the Class R Certificates referred to in the within-mentioned Agreement.

Dated: _____________

                                      LASALLE BANK NATIONAL ASSOCIATION,
                                      as Authenticating Agent

                                      By: ___________________________________
                                          Authorized Representative

                                      A-5-9

                                   ASSIGNMENT

            FOR VALUE RECEIVED, the undersigned hereby sell(s), assign(s) and transfer(s) unto _______________________________________________________________
________________________________________________________________________________
              (please print or typewrite name and address including
                          postal zip code of assignee)

the beneficial ownership interest in the Trust evidenced by the within
Commercial Mortgage Pass-Through Certificate and hereby authorize(s) the registration of transfer of such interest to the above named assignee on the
Certificate Register of the Trust.

            I (we) further direct the issuance of a new Commercial Mortgage
Pass-Through Certificate of a like Percentage Interest and Class to the above named assignee and delivery of such Commercial Mortgage Pass-Through Certificate to the following address: ______________________________________________________
________________________________________________________________________________
________________________________________________________________________________

Dated:

                                      ________________________________________
                                      Signature by or on behalf of Assignor

                                      ________________________________________
                                      Signature Guaranteed

                            DISTRIBUTION INSTRUCTIONS

            The assignee should include the following for purposes of
distribution:

            Distributions shall, if permitted, be made by wire transfer or otherwise, in immediately available funds, to __________________________________
________________________________________________________________________________
for the account of ____________________________________________________________.

            Distributions made by check (such check to be made payable to ______
______________________) and all applicable statements and notices should be mailed to _____________________________________________________________________.

            This information is provided by ______________________________, the assignee named above, or __________________________________, as its agent.

                                     A-5-10

                                   EXHIBIT A-6

                           FORM OF CLASS Y CERTIFICATE

                   CITIGROUP COMMERCIAL MORTGAGE TRUST 2007-C6
              CLASS Y COMMERCIAL MORTGAGE PASS-THROUGH CERTIFICATE,
                                 SERIES 2007-C6

This is one of a series of commercial mortgage pass-through certificates
(collectively, the "Certificates"), issued in multiple classes (each, a
"Class"), which series of Certificates evidences the entire beneficial ownership interest in one or more trusts (individually and collectively, as the context may require, the "Trust"), whose assets consist primarily of a pool (the
"Mortgage Pool") of multifamily, commercial and manufactured housing community mortgage loans (the "Mortgage Loans"), such pool being formed and sold by

                  CITIGROUP COMMERCIAL MORTGAGE SECURITIES INC.

Date of Pooling and Servicing Agreement:                        Percentage Interest evidenced by this Certificate in
July 1, 2007                                                    Class Y: ___%

Cut-off Date: Individually and collectively, as the             Aggregate unpaid principal balance of the Mortgage
context may require, with respect to each Mortgage              Pool as of the Cut-off Date, after deducting payments
Loan having its first Due Date in or prior to July 2007,        of principal due on or before such date (the "Initial
the related Due Date in July 2007, and with respect to          Pool Balance"): $4,756,049,403
each Mortgage Loan having its first Due Date after July 2007, the later of the date of origination and July 1, 2007

Closing Date: July 31, 2007

First Distribution Date: August 10, 2007

Master Servicer No. 1: Wachovia Bank, National                   Certificate Administrator: LaSalle Bank National
Association                                                      Association

Master Servicer No. 2: Midland Loan Services, Inc.               Trustee: Wells Fargo Bank, National Association

Master Servicer No. 3: Capmark Finance Inc.                      Special Servicer: CWCapital Asset Management LLC

Certificate No.  Y [ ]

                                      A-6-1

THIS CERTIFICATE HAS NOT BEEN REGISTERED OR QUALIFIED UNDER THE SECURITIES ACT
OF 1933, AS AMENDED (THE "SECURITIES ACT"), OR THE SECURITIES LAWS OF ANY STATE.
ANY RESALE, PLEDGE, TRANSFER OR OTHER DISPOSITION OF THIS CERTIFICATE OR ANY
INTEREST HEREIN WITHOUT SUCH REGISTRATION OR QUALIFICATION MAY BE MADE ONLY IN A
TRANSACTION WHICH DOES NOT REQUIRE SUCH REGISTRATION OR QUALIFICATION AND WHICH
IS IN ACCORDANCE WITH THE PROVISIONS OF SECTION 5.02 OF THE POOLING AND
SERVICING AGREEMENT REFERRED TO HEREIN.

NO TRANSFER OF THIS CERTIFICATE OR ANY INTEREST HEREIN MAY BE MADE TO (A) ANY
RETIREMENT PLAN OR OTHER EMPLOYEE BENEFIT PLAN OR ARRANGEMENT SUBJECT TO THE
EMPLOYEE RETIREMENT INCOME SECURITY ACT OF 1974, AS AMENDED ("ERISA"), OR
SECTION 4975 OF THE INTERNAL REVENUE CODE OF 1986, AS AMENDED (THE "CODE"), OR
(B) ANY PERSON WHO IS DIRECTLY OR INDIRECTLY PURCHASING THIS CERTIFICATE OR ANY
INTEREST HEREIN ON BEHALF OF, AS NAMED FIDUCIARY OF, AS TRUSTEE OF, OR WITH
ASSETS OF ANY SUCH RETIREMENT PLAN OR OTHER EMPLOYEE BENEFIT PLAN OR
ARRANGEMENT, EXCEPT IN ACCORDANCE WITH THE PROVISIONS OF THE POOLING AND
SERVICING AGREEMENT REFERRED TO HEREIN.

THIS CERTIFICATE DOES NOT REPRESENT AN OBLIGATION OF OR INTEREST IN CITIGROUP
COMMERCIAL MORTGAGE SECURITIES INC., WACHOVIA BANK, NATIONAL ASSOCIATION,
MIDLAND LOAN SERVICES, INC., CAPMARK FINANCE INC., CWCAPITAL ASSET MANAGEMENT
LLC, WELLS FARGO BANK, NATIONAL ASSOCIATION, LASALLE BANK NATIONAL ASSOCIATION,
OR ANY OF THEIR RESPECTIVE AFFILIATES. NEITHER THIS CERTIFICATE NOR THE MORTGAGE
LOANS ARE GUARANTEED BY ANY AGENCY OR INSTRUMENTALITY OF THE UNITED STATES OR
ANY OTHER PERSON.

THIS CERTIFICATE IS ENTITLED ONLY TO CERTAIN ADDITIONAL INTEREST (IF ANY)
RECEIVED IN RESPECT OF THE ARD MORTGAGE LOANS SUBJECT TO THE POOLING AND
SERVICING AGREEMENT REFERRED TO HEREIN.

            This certifies that ________________________________ is the registered owner of the Percentage Interest evidenced by this Certificate (as specified above) in that certain beneficial ownership interest in the Trust evidenced by all the Class Y Certificates. The Trust was created and the
Certificates were issued pursuant to a Pooling and Servicing Agreement, dated as specified above (the "Agreement"), between Citigroup Commercial Mortgage
Securities Inc., as depositor (the "Depositor", which term includes any successor entity under the Agreement), Wachovia Bank, National Association,
Midland Loan Services, Inc. and Capmark Finance Inc., as master servicers
(together, the "Master Servicers", which term includes any successor entities under the Agreement), CWCapital Asset Management LLC, as special servicer (the
"Special Servicer", which term includes any successor entity under the
Agreement), Wells Fargo Bank, National Association, as trustee (the "Trustee", which term includes any successor entity under the Agreement) and LaSalle Bank
National Association, as certificate administrator (the "Certificate
Administrator", which term includes any successor entity under the Agreement), a summary of certain of the pertinent provisions of which is set forth hereafter.
To the extent not defined herein, the capitalized terms used herein have the respective meanings assigned in the Agreement. This Certificate is issued under and is subject to the terms, provisions and conditions of the Agreement, to which Agreement the Holder of this Certificate by virtue of the acceptance hereof assents and by which such Holder is bound. In the event of any conflict between any provision of this Certificate and any provision of the Agreement, such provision of this Certificate shall be superseded to the extent of such inconsistency.

            Pursuant to the terms of the Agreement, distributions will be made on the 4th Business Day following the 6th calendar day of each month (or, if such 6th calendar day is not a Business Day, then the 5th Business Day following such 6th calendar day) (each, a "Distribution Date"), commencing on the first
Distribution Date specified above, to the Person in whose name this Certificate is registered at the close of

                                      A-6-2

business on the last Business Day of the month immediately preceding the month of such distribution (or, in the case of the initial Distribution Date, no later than the Closing Date) (the "Record Date"), in an amount equal to the product of the Percentage Interest evidenced by this Certificate and the amount required to be distributed pursuant to the Agreement on the applicable Distribution Date in respect of the Class of Certificates to which this Certificate belongs. All distributions made under the Agreement in respect of this Certificate will be made by the Certificate Administrator by wire transfer in immediately available funds to the account of the Person entitled thereto at a bank or other entity having appropriate facilities therefor, if such Certificateholder shall have provided the Certificate Administrator with written wiring instructions no less than five (5) Business Days prior to (or, in the case of the first such distribution, no later than) the Record Date for such distribution (which wiring instructions may be in the form of a standing order applicable to all subsequent distributions as well), or otherwise by check mailed to the address of such
Certificateholder appearing in the Certificate Register. Notwithstanding the above, the final distribution in respect of this Certificate will be made after due notice by the Certificate Administrator of the pendency of such distribution and only upon presentation and surrender of this Certificate at the offices of the Certificate Registrar appointed as provided in the Agreement or such other location as may be specified in such notice.

            The Certificates are limited in right of distribution to certain collections and recoveries respecting the Mortgage Loans, all as more specifically set forth herein and in the Agreement. As provided in the
Agreement, withdrawals from the Collection Accounts, the SLC Custodial Accounts, the Distribution Account and, if established, the REO Accounts may be made from time to time for purposes other than, and, in certain cases, prior to, distributions to Certificateholders, such purposes including the reimbursement of advances made, or certain expenses incurred, with respect to the Mortgage
Loans and the payment of interest on such advances and expenses.

            The Certificates are issuable in fully registered form only without coupons in minimum denominations specified in the Agreement. As provided in the
Agreement and subject to certain limitations therein set forth, the Certificates are exchangeable for new Certificates of the same Class in authorized denominations evidencing the same aggregate Percentage Interest, as requested by the Holder surrendering the same.

            As provided in the Agreement and subject to certain limitations therein set forth, the transfer of this Certificate is registrable in the
Certificate Register upon surrender of this Certificate for registration of transfer at the offices of the Certificate Registrar, duly endorsed by, or accompanied by a written instrument of transfer in the form satisfactory to the
Certificate Registrar duly executed by, the Holder hereof or his attorney duly authorized in writing, and thereupon one or more new Certificates of the same
Class in authorized denominations evidencing the same aggregate Percentage
Interest will be issued to the designated transferee or transferees.

            No direct or indirect transfer, sale, pledge, hypothecation or other disposition (each, a "Transfer") of this Certificate or any interest herein shall be made unless that Transfer is exempt from the registration and/or qualification requirements of the Securities Act and any applicable state securities laws, or is otherwise made in accordance with the Securities Act and such state securities laws.

            If a Transfer of this Certificate is to be made without registration under the Securities Act (other than in connection with the initial issuance of the Certificates or the initial Transfer of this Certificate by the Depositor, the Initial Purchasers or any of their respective Affiliates, then the
Certificate Registrar shall refuse to register such Transfer unless it receives
(and, upon receipt, may conclusively rely upon) either: (i) a certificate from the Certificateholder desiring to effect such Transfer substantially in the form attached as Exhibit G-1 to the Agreement and a certificate from such
Certificateholder's prospective Transferee substantially in the form attached either as Exhibit G-2 to the Agreement or as Exhibit G-3 to the Agreement; or
(ii) an Opinion of Counsel reasonably satisfactory to the Certificate Registrar to the effect that the prospective Transferee is an Institutional Accredited
Investor or a Qualified Institutional Buyer and that such Transfer may be made without registration

                                      A-6-3

under the Securities Act (which Opinion of Counsel shall not be an expense of the Trust Fund or of the Depositor, any Master Servicer, the Special Servicer,
the Certificate Administrator, the Trustee or the Certificate Registrar in their respective capacities as such), together with the written certification(s) as to the facts surrounding such Transfer from the Certificateholder desiring to effect such Transfer and/or such Certificateholder's prospective Transferee on which such Opinion of Counsel is based. If any Transferee of this Certificate does not, in connection with the subject Transfer, deliver to the Certificate
Registrar one of the certifications described in clause (i) of the preceding sentence or the Opinion of Counsel described in clause (ii) of the preceding sentence, then such Transferee shall be deemed to have represented and warranted that all the certifications set forth in either Exhibit G-2 or Exhibit G-3 attached to the Agreement are, with respect to the subject Transfer, true and correct. Definitive Non-Registered Certificates may only be held by Qualified
Institutional Buyers and Institutional Accredited Investors.

            None of the Depositor, the Trustee, the Certificate Administrator,
or the Certificate Registrar is obligated to register or qualify the Class of
Certificates to which this Certificate belongs, under the Securities Act or any other securities law or to take any action not otherwise required under the
Agreement to permit the Transfer of this Certificate or any interest herein without such registration or qualification. Any Certificateholder or Certificate
Owner desiring to effect a Transfer of this Certificate or any interest herein shall, and does hereby agree to, indemnify the Trustee, the Certificate
Administrator, the Certificate Registrar, the Depositor and their respective
Affiliates against any liability that may result if such Transfer is not exempt from the registration and/or qualification requirements of the Securities Act and any applicable state securities laws or is not made in accordance with such federal and state laws.

            No Transfer of this Certificate or any interest herein shall be made
(i) to any employee benefit plan or other retirement arrangement, including individual retirement accounts and annuities, Keogh plans and collective investment funds and separate accounts in which such plans, accounts or arrangements are invested, including insurance company general accounts, that is subject to ERISA or the Code (each, a "Plan"), or (ii) to any Person who is directly or indirectly purchasing this Certificate or such interest herein on behalf of, as named fiduciary of, as trustee of, or with assets of a Plan, if the purchase and holding of this Certificate or such interest herein by the prospective Transferee would result in a violation of Section 406 or 407 of
ERISA or Section 4975 of the Code or would result in the imposition of an excise tax under Section 4975 of the Code. Except in connection with the initial issuance of the Non-Registered Certificates or any Transfer of this Certificate by the Depositor, the Initial Purchasers or any of their respective Affiliates, the Certificate Registrar shall refuse to register the Transfer of this
Certificate unless it has received from the prospective Transferee, either: (i)
a certification to the effect that such prospective Transferee is not a Plan and is not directly or indirectly purchasing this Certificate on behalf of, as named fiduciary of, as trustee of, or with assets of a Plan; or (ii) alternatively, a certification of facts and an Opinion of Counsel which otherwise establish to the reasonable satisfaction of the Certificate Administrator that such Transfer will not result in a violation of Section 406 or 407 of ERISA or Section 4975 of the Code or result in the imposition of an excise tax under Section 4975 of the
Code. The form of certification attached to the Agreement as Exhibit H-1 is acceptable for purposes of the preceding sentence. If any Transferee of this
Certificate or any interest herein does not, in connection with the subject
Transfer, deliver to the Certificate Registrar a certification and/or Opinion of
Counsel as required by the second preceding sentence, then such Transferee shall be deemed to have represented and warranted that either: (i) such Transferee is not a Plan and is not directly or indirectly purchasing this Certificate or any interest herein on behalf of, as named fiduciary of, as trustee of, or with assets of a Plan; or (ii) the purchase and holding of this Certificate or such interest herein by such Transferee is exempt from the prohibited transaction provisions of Sections 406(a) and (b) and 407 of ERISA and the excise taxes imposed on such prohibited transactions by Sections 4975(a) and (b) of the Code.

            No service charge will be imposed for any registration of transfer or exchange of Certificates, but the Trustee or the Certificate Registrar may
require payment of a sum sufficient to cover any tax or other governmental charge that may be imposed in connection with any transfer or exchange of
Certificates.

                                      A-6-4

            The Holder of this Certificate, by its acceptance hereof, shall be deemed to have agreed to keep confidential any information it obtains from the
Trustee (except that such Holder may provide any such information obtained by it to any other Person that holds or is contemplating the purchase of this
Certificate or an interest herein, provided that such other Person confirms in writing such ownership interest or prospective ownership interest and agrees to keep such information confidential). Notwithstanding the foregoing, each offeree and/or holder of this Certificate (and each employee, representative, or other agent of such offeree or holder) may disclose to any and all persons, without limitation of any kind, the tax treatment and tax structure of the transactions
(as defined in section 1.6011-4 of the Treasury Department regulations)
associated herewith and all materials of any kind (including opinions or other tax analyses) that are provided to the taxpayer relating to such tax treatment and tax structure.

            Prior to due presentment of this Certificate for registration of transfer, the Depositor, the Master Servicers, the Certificate Administrator,
the Special Servicer, the Trustee, the Certificate Administrator, the
Certificate Registrar and any agents of any of them may treat the Person in whose name this Certificate is registered as the owner hereof for all purposes, and none of the Depositor, the Master Servicers, the Special Servicer, the
Trustee, the Certificate Registrar or any such agent shall be affected by notice to the contrary.

            Subject to certain terms and conditions set forth in the Agreement, the Trust Fund and the respective obligations and responsibilities under the
Agreement of the Depositor, the Certificate Administrator, the Master Servicers,
the Special Servicer and the Trustee (other than certain obligations of the
Trustee set forth in the Agreement) shall terminate upon payment (or provision for payment) (i) to the Certificateholders of all amounts held by or on behalf of the Certificate Administrator and required under the Agreement to be so paid on the Distribution Date following the earliest to occur of (A) the purchase by the Master Servicers, the Special Servicer or the Majority Controlling Class
Certificateholder of all Mortgage Loans and each REO Property remaining in the
Trust Fund at a price determined as provided in the Agreement, (B) following the date on which the aggregate Certificate Principal Balance of the Class A-1,
Class A-2, Class A-3, Class A-3B, Class A-SB, Class A-1A, Class A-4, Class
A-4FL, Class A-M, Class A-MFL, Class A-J, Class A-JFL, Class B, Class C, Class
D, Class E, Class F, Class G, Class H, Class J and Class K Certificates has been reduced to zero, the exchange by the remaining Certificateholders (exclusive of the Class R Certificateholders) of their Certificates for all Mortgage Loans and each REO Property remaining in the Trust Fund, and (C) the final payment or other liquidation (or any advance with respect thereto) of the last Mortgage
Loan or REO Property remaining in the Trust Fund, and (ii) to the Trustee, the
Certificate Administrator, the Master Servicers, the Special Servicer and the
officers, directors, employees and agents of each of them of all amounts which may have become due and owing to any of them under the Agreement. The Agreement permits, but does not require, a Master Servicer, the Special Servicer or the
Majority Controlling Class Certificateholder to purchase from the Trust Fund all
Mortgage Loans and any REO Properties remaining therein. The exercise of such right will effect early retirement of the Certificates; however, such right to purchase is subject to the aggregate Stated Principal Balance of the Mortgage
Pool at the time of purchase being less than approximately 1.0% of the Initial
Pool Balance specified on the face hereof.

            The Agreement permits, with certain exceptions therein provided, the amendment thereof, and the modification of the rights and obligations of the
Depositor, the Certificate Administrator, the Master Servicers, the Special
Servicer and the Trustee thereunder and the rights of the Certificateholders thereunder, at any time by the Depositor, the Certificate Administrator, the
Master Servicers, the Special Servicer and the Trustee with the consent of the
Holders of Certificates entitled to at least 51% of the Voting Rights allocated to the affected Classes. Any such consent by the Holder of this Certificate shall be conclusive and binding on such Holder and upon all future Holders of this Certificate and of any Certificate issued upon the transfer hereof or in exchange herefor or in lieu hereof whether or not notation of such consent is made upon this Certificate. The Agreement also permits the amendment thereof, in certain circumstances, including any amendment necessary to maintain the status of any REMIC Pool as a REMIC, without the consent of the Holders of any of the
Certificates.

                                      A-6-5

            Unless the certificate of authentication hereon has been executed by the Certificate Registrar, by manual signature, this Certificate shall not be entitled to any benefit under the Agreement or be valid for any purpose.

            The registered Holder hereof, by its acceptance hereof, agrees that it will look solely to the Trust (to the extent of its rights therein) for distributions hereunder.

            This Certificate shall be construed in accordance with the internal laws of the State of New York applicable to agreements made and to be performed in said State, without applying any conflicts of law principles of such State
(other than the provisions of Section 5-1401 of the New York General Obligations
Law), and the obligations, rights and remedies of the Holder hereof shall be determined in accordance with such laws.

                                      A-6-6

            IN WITNESS WHEREOF, the Certificate Registrar has caused this
Certificate to be duly executed.

                                      LASALLE BANK NATIONAL ASSOCIATION,
                                      as Certificate Registrar

                                      By: ____________________________________
                                          Authorized Representative

                          CERTIFICATE OF AUTHENTICATION

            This is one of the Class Y Certificates referred to in the within-mentioned Agreement.

Dated: _____________

                                      LASALLE BANK NATIONAL ASSOCIATION,
                                      as Authenticating Agent

                                      By: ____________________________________
                                          Authorized Representative

                                      A-6-7

                                   ASSIGNMENT

            FOR VALUE RECEIVED, the undersigned hereby sell(s), assign(s) and transfer(s) unto _______________________________________________________________
________________________________________________________________________________
              (please print or typewrite name and address including
                          postal zip code of assignee)

the beneficial ownership interest in the Trust evidenced by the within
Commercial Mortgage Pass-Through Certificate and hereby authorize(s) the registration of transfer of such interest to the above named assignee on the
Certificate Register of the Trust.

            I (we) further direct the issuance of a new Commercial Mortgage
Pass-Through Certificate of a like Percentage Interest and Class to the above named assignee and delivery of such Commercial Mortgage Pass-Through Certificate to the following address: ______________________________________________________
________________________________________________________________________________
________________________________________________________________________________

Dated:

                                      ________________________________________
                                      Signature by or on behalf of Assignor

                                      ________________________________________
                                      Signature Guaranteed

                            DISTRIBUTION INSTRUCTIONS

            The assignee should include the following for purposes of
distribution:

            Distributions shall, if permitted, be made by wire transfer or otherwise, in immediately available funds, to __________________________________
____________________________________________for the account of _________________
_______________________________________________________________________________.

            Distributions made by check (such check to be made payable to ______
_______________________________________________________________________________)
and all applicable statements and notices should be mailed to __________________
_______________________________________________________________________________.

            This information is provided by ______________________________, the assignee named above, or __________________________________, as its agent.

                                      A-6-8

                                                      EXHIBIT B

                                             RELEVANT SERVICING CRITERIA

----------------------------------------------------------------------------------------------------------------------
                                                                                                RELEVANT SERVICING
                                             SERVICING CRITERIA                                      CRITERIA
----------------------------------------------------------------------------------------------------------------------
   REFERENCE                                      CRITERIA
----------------------------------------------------------------------------------------------------------------------
                                      GENERAL SERVICING CONSIDERATIONS
----------------------------------------------------------------------------------------------------------------------

1122(d)(1)(i)      Policies and procedures are instituted to monitor any performance or      Certificate Administrator
                   other triggers and events of default in accordance with the transaction            Trustee
                   agreements.                                                                    Master Servicer
                                                                                                 Special Servicer
----------------------------------------------------------------------------------------------------------------------
1122(d)(1)(ii)     If any material servicing activities are outsourced to third parties,     Certificate Administrator
                   policies and procedures are instituted to monitor the third party's                Trustee
                   performance and compliance with such servicing activities.                     Master Servicer
                                                                                                 Special Servicer
----------------------------------------------------------------------------------------------------------------------
1122(d)(1)(iii)    Any requirements in the transaction agreements to maintain a back-up                 N/A
                   servicer for the pool assets are maintained.
----------------------------------------------------------------------------------------------------------------------
1122(d)(1)(iv)     A fidelity bond and errors and omissions policy is in effect on the       Certificate Administrator
                   party participating in the servicing function throughout the reporting             Trustee
                   period in the amount of coverage required by and otherwise in                  Master Servicer
                   accordance with the terms of the transaction agreements.                      Special Servicer
----------------------------------------------------------------------------------------------------------------------
                                     CASH COLLECTION AND ADMINISTRATION
----------------------------------------------------------------------------------------------------------------------
1122(d)(2)(i)      Payments on pool assets are deposited into the appropriate custodial      Certificate Administrator
                   bank accounts and related bank clearing accounts no more than two              Master Servicer
                   business days following receipt, or such other number of days specified       Special Servicer
                   in the transaction agreements.
----------------------------------------------------------------------------------------------------------------------
1122(d)(2)(ii)     Disbursements made via wire transfer on behalf of an obligor or to an     Certificate Administrator
                   investor are made only by authorized personnel.                                Master Servicer
                                                                                                 Special Servicer
----------------------------------------------------------------------------------------------------------------------
1122(d)(2)(iii)    Advances of funds or guarantees regarding collections, cash flows or           Master Servicer
                   distributions, and any interest or other fees charged for such                Special Servicer
                   advances, are made, reviewed and approved as specified in the                      Trustee
                   transaction agreements.
----------------------------------------------------------------------------------------------------------------------
1122(d)(2)(iv)     The related accounts for the transaction, such as cash reserve accounts   Certificate Administrator
                   or accounts established as a form of overcollateralization, are                Master Servicer
                   separately maintained (e.g., with respect to commingling of cash) as          Special Servicer
                   set forth in the transaction agreements.
----------------------------------------------------------------------------------------------------------------------
1122(d)(2)(v)      Each custodial account is maintained at a federally insured depository    Certificate Administrator
                   institution as set forth in the transaction agreements. For purposes of        Master Servicer
                   this criterion, "federally insured depository institution" with respect       Special Servicer
                   to a foreign financial institution means a foreign financial institution that meets the requirements of Rule 13k-1(b)(1) under the
                   Securities Exchange Act.
----------------------------------------------------------------------------------------------------------------------

                                       B-1

----------------------------------------------------------------------------------------------------------------------
                                                                                                RELEVANT SERVICING
                                             SERVICING CRITERIA                                      CRITERIA
----------------------------------------------------------------------------------------------------------------------
   REFERENCE                                      CRITERIA
----------------------------------------------------------------------------------------------------------------------

1122(d)(2)(vi)     Unissued checks are safeguarded so as to prevent unauthorized access.     Certificate Administrator
                                                                                                  Master Servicer
                                                                                                 Special Servicer
----------------------------------------------------------------------------------------------------------------------
1122(d)(2)(vii)    Reconciliations are prepared on a monthly basis for all asset-backed      Certificate Administrator
                   securities related bank accounts, including custodial accounts and             Master Servicer
                   related bank clearing accounts. These reconciliations are (A)                 Special Servicer
                   mathematically accurate; (B) prepared within 30 calendar days after the bank statement cutoff date, or such other number of days specified in the transaction agreements; (C) reviewed and approved by someone other than the person who prepared the reconciliation; and (D) contain explanations for reconciling items. These reconciling items are resolved within 90 calendar days of their original identification, or such other number of days specified in the transaction agreements.
----------------------------------------------------------------------------------------------------------------------
                                     INVESTOR REMITTANCES AND REPORTING
----------------------------------------------------------------------------------------------------------------------
1122(d)(3)(i)      Reports to investors, including those to be filed with the Commission, are maintained in accordance with the transaction agreements and applicable Commission requirements. Specifically, such reports:
----------------------------------------------------------------------------------------------------------------------
1122(d)(3)(i)(A)   (A) Are prepared in accordance with timeframes and other terms set        Certificate Administrator
                   forth in the transaction agreements;                                           Master Servicer
                                                                                                 Special Servicer
----------------------------------------------------------------------------------------------------------------------
1122(d)(3)(i)(B)   (B) Provide information calculated in accordance with the terms           Certificate Administrator
                   specified in the transaction agreements;
----------------------------------------------------------------------------------------------------------------------
1122(d)(3)(i)(C)   (C) Are filed with the Commission as required by its rules and             Party who files report
                   regulations; and
----------------------------------------------------------------------------------------------------------------------
1122(d)(3)(i)(D)   (D) Agree with investors' or the Certificate Administrator's records as   Certificate Administrator
                   to the total unpaid principal balance and number of pool assets serviced by the servicer.
----------------------------------------------------------------------------------------------------------------------
1122(d)(3)(ii)     Amounts due to investors are allocated and remitted in accordance with    Certificate Administrator
                   timeframes, distribution priority and other terms set forth in the transaction agreements.
----------------------------------------------------------------------------------------------------------------------
1122(d)(3)(iii)    Disbursements made to an investor are posted within two business days     Certificate Administrator
                   to the servicer's investor records, or such other number of days specified in the transaction agreements.
----------------------------------------------------------------------------------------------------------------------
1122(d)(3)(iv)     Amounts remitted to investors per the investor reports agree with         Certificate Administrator
                   cancelled checks, or other form of payment, or custodial bank statements.
----------------------------------------------------------------------------------------------------------------------
                                          POOL ASSET ADMINISTRATION
----------------------------------------------------------------------------------------------------------------------
1122(d)(4)(i)      Collateral or security on pool assets is maintained as required by                 Trustee
                   the transaction agreements or related pool asset documents.                    Master Servicer
                                                                                                 Special Servicer
----------------------------------------------------------------------------------------------------------------------

                                       B-2

----------------------------------------------------------------------------------------------------------------------
                                                                                                RELEVANT SERVICING
                                             SERVICING CRITERIA                                      CRITERIA
----------------------------------------------------------------------------------------------------------------------
   REFERENCE                                      CRITERIA
----------------------------------------------------------------------------------------------------------------------

1122(d)(4)(ii)     Pool assets and related documents are safeguarded as required by the               Trustee
                   transaction agreements                                                         Master Servicer
                                                                                                 Special Servicer
----------------------------------------------------------------------------------------------------------------------
1122(d)(4)(iii)    Any additions, removals or substitutions to the asset pool are made,               Trustee
                   reviewed and approved in accordance with any conditions or requirements        Master Servicer
                   in the transaction agreements.                                                Special Servicer
----------------------------------------------------------------------------------------------------------------------
1122(d)(4)(iv)     Payments on pool assets, including any payoffs, made in accordance             Master Servicer
                   with the related pool asset documents are posted to the servicer's            Special Servicer
                   obligor records maintained no more than two business days after receipt, or such other number of days specified in the transaction agreements, and allocated to principal, interest or other items (e.g., escrow) in accordance with the related pool asset documents.
----------------------------------------------------------------------------------------------------------------------
1122(d)(4)(v)      The reporting servicer's records regarding the pool assets agree               Master Servicer
                   with the reporting servicer's records with respect to an obligor's unpaid principal balance.
----------------------------------------------------------------------------------------------------------------------
1122(d)(4)(vi)     Changes with respect to the terms or status of an obligor's pool               Master Servicer
                   assets (e.g., loan modifications or re-agings) are made, reviewed and         Special Servicer
                   approved by authorized personnel in accordance with the transaction agreements and related pool asset documents.
----------------------------------------------------------------------------------------------------------------------
1122(d)(4)(vii)    Loss mitigation or recovery actions (e.g., forbearance plans,                 Special Servicer
                   modifications and deeds in lieu of foreclosure, foreclosures and repossessions, as applicable) are initiated, conducted and concluded in accordance with the timeframes or other requirements established by the transaction agreements.
----------------------------------------------------------------------------------------------------------------------
1122(d)(4)(viii)   Records documenting collection efforts are maintained during the period        Master Servicer
                   a pool asset is delinquent in accordance with the transaction                 Special Servicer
                   agreements. Such records are maintained on at least a monthly basis, or such other period specified in the transaction agreements, and describe the entity's activities in monitoring delinquent pool assets including, for example, phone calls, letters and payment rescheduling plans in cases where delinquency is deemed temporary (e.g., illness or unemployment).
----------------------------------------------------------------------------------------------------------------------
1122(d)(4)(ix)     Adjustments to interest rates or rates of return for pool assets               Master Servicer
                   with variable rates are computed based on the related pool asset documents.
----------------------------------------------------------------------------------------------------------------------
1122(d)(4)(x)      Regarding any funds held in trust for an obligor (such as escrow               Master Servicer
                   accounts): (A) such funds are analyzed, in accordance with the obligor's pool asset documents, on at least an annual basis, or such other period specified in the transaction agreements; (B) interest on such funds is paid, or credited, to obligors in accordance with applicable pool asset documents and state laws; and (C) such funds are returned to the obligor within 30 calendar days of full repayment of the related pool assets, or such other number of days specified in the transaction agreements.
----------------------------------------------------------------------------------------------------------------------

                                       B-3

----------------------------------------------------------------------------------------------------------------------
                                                                                                RELEVANT SERVICING
                                             SERVICING CRITERIA                                      CRITERIA
----------------------------------------------------------------------------------------------------------------------
   REFERENCE                                      CRITERIA
----------------------------------------------------------------------------------------------------------------------

1122(d)(4)(xi)     Payments made on behalf of an obligor (such as tax or insurance                Master Servicer
                   payments) are made on or before the related penalty or expiration dates, as indicated on the appropriate bills or notices for such payments, provided that such support has been received by the servicer at least 30 calendar days prior to these dates, or such other number of days specified in the transaction agreements.
----------------------------------------------------------------------------------------------------------------------
1122(d)(4)(xii)    Any late payment penalties in connection with any payment to be made on        Master Servicer
                   behalf of an obligor are paid from the servicer's funds and not charged to the obligor, unless the late payment was due to the obligor's error or omission.
----------------------------------------------------------------------------------------------------------------------
1122(d)(4)(xiii)   Disbursements made on behalf of an obligor are posted within two               Master Servicer
                   business days to the obligor's records maintained by the servicer, or such other number of days specified in the transaction agreements.
----------------------------------------------------------------------------------------------------------------------
1122(d)(4)(xiv)    Delinquencies, charge-offs and uncollectible accounts are recognized           Master Servicer
                   and recorded in accordance with the transaction agreements.                   Special Servicer
----------------------------------------------------------------------------------------------------------------------
1122(d)(4)(xv)     Any external enhancement or other support, identified in Item                        N/A
                   1114(a)(1) through (3) or Item 1115 of Regulation AB, is maintained as set forth in the transaction agreements.
----------------------------------------------------------------------------------------------------------------------

[NAME OF REPORTING SERVICER]

Date: ____________________________

By: ______________________________

Name: ____________________________

Title: ___________________________

                                       B-4

                                    EXHIBIT C

                         FORM OF CUSTODIAL CERTIFICATION

To the parties listed on the attached Schedule A

            Re:   Citigroup Commercial Mortgage Trust 2007-C6
                  Commercial Mortgage Pass Through Certificates,
                  Series 2007-C6 (the "Certificates")

Ladies and Gentlemen:

            Pursuant to Section 2.02(a) of the Pooling and Servicing Agreement
dated as of July 1, 2007, relating to the above-referenced Certificates (the
"Agreement"), Wells Fargo Bank, National Association, in its capacity as trustee
(the "Trustee"), hereby certifies as to each Mortgage Loan subject as of the date hereof to the Agreement (except as identified in the exception report attached hereto) that: (i) without regard to the proviso in the definition of
"Mortgage File," all documents specified in clauses (a)(i), (a)(ii), (a)(iv)(A),
(a)(v) and (a)(vii), and to the extent provided in the related Mortgage File and actually known by a Responsible Officer of the Trustee to be required, clauses
(a)(iii), (a)(iv)(B), (a)(iv)(C), (a)(vi), (a)(viii) and (a)(ix)(A) of the definition of "Mortgage File" (or, in the case of the Outside Serviced Trust
Mortgage Loans, in clauses (b)(i) through (b)(iii) of the definition of
"Mortgage File") are in its possession, (ii) all documents delivered or caused to be delivered by the applicable Mortgage Loan Seller constituting the related
Mortgage File have been reviewed by it and appear regular on their face and appear to relate to such Mortgage Loan, and (iii) based on such examination and only as to the foregoing documents, the information set forth in the Mortgage
Loan Schedule for such Mortgage Loan with respect to the items specified in clauses (v) and (vi)(C) of the definition of "Mortgage Loan Schedule" is correct.

            Neither the Trustee nor any Custodian is under any duty or obligation to inspect, review or examine any of the documents, instruments, certificates or other papers relating to the Mortgage Loans delivered to it to determine that the same are valid, legal, effective, genuine, enforceable, in recordable form, sufficient or appropriate for the represented purpose or that they are other than what they purport to be on their face.

            Capitalized terms used herein and not otherwise defined shall have the respective meanings assigned to them in the Agreement.

                                      Respectfully,

                                      WELLS FARGO BANK, NATIONAL ASSOCIATION,
                                      as Trustee

                                      By: _____________________________________
                                          Name:
                                          Title:

                                       C-1

                                   SCHEDULE A

Wachovia Bank, National Association
8734 Research Drive
URP4-NC1075
Charlotte, NC 28262
Attn: Citigroup Commercial Mortgage Trust 2007-C6

with a copy to:

Wachovia Bank, National Association
NC 0630
301 S. College Street, 30th Floor
Charlotte, NC 28288-0630
Attn: Commercial Real Estate Services

Midland Loan Services, Inc.
10851 Mastin
Overland Park, Kansas 66210
Attn: Citigroup Commercial Mortgage Trust 2007-C6

Capmark Finance Inc.
116 Welsh Road
Horsham, Pennsylvania 19044
Attn: Servicing Managing Director

CWCapital Asset Management LLC
701 13th Street NW, Suite 1000
Washington, D.C. 20005
Attention: David Iannarone (CGCMT 2007-C6)

with a copy to CWCapital Asset Management LLC
One Charles River Place
63 Kendrick Street
Needhman, Massachusetts 02494
Attention: Jill Hyde (CGCMT 2007-C6)

Citigroup Commercial Mortgage Securities Inc.
388 Greenwich Street
New York, New York  10013
Attn: Angela Vleck

Citigroup Global Markets Realty Corp.
388 Greenwich Street
New York, New York  10013
Attn: Angela Vleck

LaSalle Bank National Association
55 East 52nd Street
New York, New York 10055
Attention: Andy Chen

                                       C-2

PNC Bank, National Association
10851 Mastin Street, Suite 300
Overland Park, Kansas 66210
Attn: Harry Funk

with a copy to:

PNC Bank, National Association
One PNC Plaza
249 Fifth Avenue, 21st Floor
Pittsburgh, Pennsylvania 15222
Attn: Gretchen Lengel Kelly

                                       C-3

                                   EXHIBIT D-1

                   FORM OF MASTER SERVICER REQUEST FOR RELEASE

Wells Fargo Bank, National Association
9062 Old Annapolis Road
Columbia, Maryland 21045
Attention: Corporate Trust (CMBS)
Citigroup Commercial Mortgage Trust 2007-C6

            Re:   Citigroup Commercial Mortgage Trust 2007-C6
                  Commercial Mortgage Pass-Through Certificates, Series 2007-C6

            In connection with the administration of the Mortgage Files held by you as Trustee (or by a Custodian on your behalf), under that certain Pooling and Servicing Agreement dated as of July 1, 2007 (the "Pooling and Servicing
Agreement"), by and between Citigroup Commercial Mortgage Securities Inc., as depositor, Wachovia Bank, National Association, Midland Loan Services, Inc. and
Capmark Finance Inc., as master servicers (the "Master Servicers"), CWCapital
Asset Management LLC, as special servicer (the "Special Servicer"), Wells Fargo
Bank, National Association, as trustee (the "Trustee"), and LaSalle Bank
National Association, as certificate administrator (the "Certificate
Administrator"), the undersigned hereby requests a release of the Mortgage File
(or the portion thereof specified below) held by you as Trustee or by a
Custodian on your behalf, with respect to the following described Mortgage Loan for the reason indicated below.

            Property Name: _____________________________________________________

            Address: ___________________________________________________________

            Control No.: _______________________________________________________

            If only particular documents in the Mortgage File are requested, please specify which: __________________________________________________________
________________________________________________________________________________

Reason for requesting file (or portion thereof):

      ______      1.    Mortgage Loan paid in full. The undersigned hereby
                        certifies that all amounts received in connection with
                        the Mortgage Loan that are required to be credited to
                        the Collection Account or the applicable SLC Custodial
                        Account pursuant to the Pooling and Servicing Agreement,
                        have been or will be so credited.

      ______      2.    Other. (Describe) ______________________________________
                        ________________________________________________________
                        ________________________________________________________

            The undersigned acknowledges that the above Mortgage File (or requested portion thereof) will be held by the undersigned in accordance with the provisions of the Pooling and Servicing Agreement and will be returned to you or your designee within ten (10) days of our receipt thereof, unless the
Mortgage Loan has been paid in full, in which case the Mortgage File (or such portion thereof) will be retained by us permanently.

                                      D-1-1

            Capitalized terms used but not defined herein shall have the meanings ascribed to them in the Pooling and Servicing Agreement.

                                      [WACHOVIA BANK, NATIONAL ASSOCIATION]
                                      [MIDLAND LOAN SERVICES, INC.]
                                      [CAPMARK FINANCE INC.]

                                      By: _____________________________________
                                          Name:
                                          Title:

                                      D-1-2

                                   EXHIBIT D-2

                  FORM OF SPECIAL SERVICER REQUEST FOR RELEASE

Wells Fargo Bank, National Association
9062 Old Annapolis Road
Columbia, Maryland 21045
Attention: Corporate Trust Services (CMBS)
Citigroup Commercial Mortgage Securities, Series 2007-C6

            Re:   Citigroup Commercial Mortgage Trust 2007-C6
                  Commercial Mortgage Pass-Through Certificates, Series 2007-C6

            In connection with the administration of the Mortgage Files held by you as Trustee (or by a Custodian on your behalf), under that certain Pooling and Servicing Agreement dated as of July 1, 2007 (the "Pooling and Servicing
Agreement"), by and between Citigroup Commercial Mortgage Securities Inc., as depositor, Wachovia Bank, National Association, Midland Loan Services, Inc. and
Capmark Finance Inc., as master servicers (the "Master Servicers"), CWCapital
Asset Management LLC, as special servicer (the "Special Servicer"), Wells Fargo
Bank, National Association, as trustee (the "Trustee"), and LaSalle Bank
National Association, as certificate administrator (the "Certificate
Administrator"), the undersigned hereby requests a release of the Mortgage File
(or the portion thereof specified below) held by you as Trustee or by a
Custodian on your behalf, with respect to the following described Mortgage Loan for the reason indicated below.

            Property Name: _____________________________________________________

            Address: ___________________________________________________________

            Control No.: _______________________________________________________

            If only particular documents in the Mortgage File are requested, please specify which:

Reason for requesting file (or portion thereof):

      ______      1.    Mortgage Loan paid in full. The undersigned hereby
                        certifies that all amounts received in connection with
                        the Mortgage Loan that are required to be credited to
                        the Collection Account or the applicable Loan
                        Combination Custodial Account pursuant to the Pooling
                        and Servicing Agreement, have been or will be so
                        credited.

      ______      2.    Other. (Describe) ______________________________________
                        ________________________________________________________
                        ________________________________________________________

            The undersigned acknowledges that the above Mortgage File (or requested portion thereof) will be held by the undersigned in accordance with the provisions of the Pooling and Servicing Agreement and will be returned to you or your designee within ten (10) days of our receipt thereof (or within such longer period as we have indicated as part of our reason for the request), unless the Mortgage Loan has been paid in full or otherwise liquidated, in which case the Mortgage File (or such portion thereof) will be retained by us permanently.

                                      D-2-1

            Capitalized terms used but not defined herein shall have the meanings ascribed to them in the Pooling and Servicing Agreement.

                                      CWCAPITAL ASSET MANAGEMENT LLC

                                      By: _____________________________________
                                          Name:
                                          Title:

                                      D-2-2

                                    EXHIBIT E

                          CALCULATION OF NET CASH FLOW

            "Net Cash Flow" shall mean the revenue derived from the use and operation of a Mortgaged Property less operating expenses (such as utilities, administrative expenses, repairs and maintenance, tenant improvement costs, leasing commissions, management fees and advertising), fixed expenses (such as insurance, real estate taxes and, if applicable, ground lease payments) and replacement reserves and an allowance for vacancies and credit losses. Net Cash
Flow does not reflect interest expenses and non-cash items such as depreciation and amortization, and generally does not reflect capital expenditures, but does reflect reserves for replacements and an allowance for vacancies and credit losses.

            In determining vacancy for the "revenue" component of Net Cash Flow for each rental property, the Special Servicer shall rely on the most recent rent roll supplied by the related borrower and where the actual vacancy shown thereon and the market vacancy is less than 1%, the Special Servicer shall assume a 1% vacancy in determining revenue from rents, except that in the case of certain anchored shopping centers, space occupied by anchor or single tenants or other large tenants shall be disregarded in performing the vacancy adjustment due to the length of the related leases or creditworthiness of such tenants, in accordance with the respective Mortgage Loan Seller's underwriting standards.
Where the actual or market vacancy was not less than 5.0%, the Special Servicer shall determine revenue from rents by generally relying on the most recent roll supplied and the greater of (a) actual historical vacancy at the related
Mortgaged Property, and (b) historical vacancy at comparable properties in the same market as the related Mortgaged Property. In determining rental revenue for multifamily, self-storage and mobile home park properties, the Special Servicer shall either review rental revenue shown on the certified rolling 12-month operating statements or annualized the rental revenue and reimbursement of expenses shown on rent rolls or operating statements with respect to the prior one to twelve month periods. For the other rental properties, the Special
Servicer shall annualize rental revenue shown on the most recent certified rent roll, after applying the vacancy factor, without further regard to the terms
(including expiration dates) of the leases shown thereon. In the case of hospitality properties, gross receipts shall be determined on the basis of adjusted average occupancy not to exceed 75.0% and daily rates achieved during the prior two to three year annual reporting period. In the case of residential health care facilities, receipts shall be based on historical occupancy levels, historical operating revenues and the then current occupancy rates. Occupancy rates for private health care facilities shall be within current market ranges and vacancy levels shall be at a minimum of 1%. In general, any non-recurring items and non-property related revenue shall be eliminated from the calculation except in the case of residential health care facilities.

            In determining the "expense" component of Net Cash Flow for each
Mortgaged Property, the Special Servicer shall rely on the rolling 12-month operating statements and/or full-year or year-to-date financial statements supplied by the related borrower, except that (a) if tax or insurance expense information more current than that reflected in the financial statements is available, the newer information shall be used, (b) with respect to each
Mortgaged Property, property management fees shall be assumed to be 3% to 7% of effective gross revenue (except with respect to hospitality properties, where a minimum of 3.0% of gross receipts shall be assumed, and with respect to limited service hospitality properties, where a minimum of 4.0% of gross receipts shall be assumed and, with respect to single tenant properties, where fees as low as
3% of effective gross receipts shall be assumed), (c) assumptions shall be made with respect to reserves for leasing commission, tenant improvement expenses and capital expenditures, and (d) expenses shall be assumed to include annual replacement reserves. In addition, in some instances, the Special Servicer may recharacterize as capital expenditures those items reported by borrowers as operating expenses (thus increasing "net cash flow") where determined appropriate.

                                       E-1

                                    EXHIBIT F

                       FORM OF DISTRIBUTION DATE STATEMENT

                                 [SEE ATTACHED]

                                       F-1

                                   EXHIBIT G-1

                         FORM OF TRANSFEROR CERTIFICATE
             FOR TRANSFERS OF DEFINITIVE NON-REGISTERED CERTIFICATES

                                     [Date]

LaSalle Bank National Association
135 South LaSalle Street, Suite 1625
Chicago, Illinois 60603
Attention:  Global Securities and Trust Services,
            Citigroup Commercial Mortgage Trust 2007-C6

            Re:   Citigroup Commercial Mortgage Trust 2007-C6, Commercial
                  Mortgage Pass-Through Certificates, Series 2007-C6, Class
                  _____, [having an initial aggregate [Certificate Principal
                  Balance] [Certificate Notional Amount] as of July 31, 2007
                  (the "Closing Date") of $_______] [representing a ___%
                  Percentage Interest in the applicable Class]

Ladies and Gentlemen:

            This letter is delivered to you in connection with the transfer by
_________________________ (the "Transferor") to __________________________ (the
"Transferee") of the captioned Certificates (the "Transferred Certificates"), pursuant to Section 5.02 of the Pooling and Servicing Agreement dated as of July
1, 2007 (the "Pooling and Servicing Agreement"), by and between Citigroup
Commercial Mortgage Securities Inc., as depositor, Wachovia Bank, National
Association, Midland Loan Services, Inc. and Capmark Finance Inc., as master servicers, CWCapital Asset Management LLC, as special servicer, Wells Fargo
Bank, National Association, as trustee, and LaSalle Bank National Association, as certificate administrator. All capitalized terms used herein and not otherwise herein defined shall have the respective meanings set forth in the
Pooling and Servicing Agreement. The Transferor hereby certifies, represents and warrants to you, as Certificate Registrar, and for the benefit of the Trustee and the Depositor, that:

            1.    The Transferor is the lawful owner of the Transferred
      Certificates with the full right to transfer such Certificates free from any and all claims and encumbrances whatsoever.

            2.    Neither the Transferor nor anyone acting on its behalf has (a)
      offered, transferred, pledged, sold or otherwise disposed of any
      Transferred Certificate, any interest in a Transferred Certificate or any other similar security to any person in any manner, (b) solicited any offer to buy or accept a transfer, pledge or other disposition of any
      Transferred Certificate, any interest in a Transferred Certificate or any other similar security from any person in any manner, (c) otherwise approached or negotiated with respect to any Transferred Certificate, any interest in a Transferred Certificate or any other similar security with any person in any manner, (d) made any general solicitation with respect to any Transferred Certificate, any interest in a Transferred Certificate or any other similar security by means of general advertising or in any other manner, or (e) taken any other action with respect to any
      Transferred Certificate, any interest in a Transferred Certificate or any other similar security, which (in the case of any of the acts described in clauses (a) through (e) hereof) would constitute a distribution of the
      Transferred Certificates under the Securities Act of 1933, as amended (the
      "Securities Act"), would render the disposition of the Transferred

                                      G-1-1

      Certificates a violation of Section 5 of the Securities Act or any state securities laws, or would require registration or qualification of the
      Transferred Certificates pursuant to the Securities Act or any state securities laws.

                                      Very truly yours,

                                      _________________________________________
                                      (Transferor)

                                      By: _____________________________________
                                      Name:
                                      Title:

                                      G-1-2

                                   EXHIBIT G-2

                        FORM I OF TRANSFEREE CERTIFICATE
             FOR TRANSFERS OF DEFINITIVE NON-REGISTERED CERTIFICATES

                                     [Date]

LaSalle Bank National Association
135 South LaSalle Street, Suite 1625
Chicago, Illinois 60603
Attention:        Global Securities and Trust Services, Citigroup Commercial
                  Mortgage Trust 2007-C6

                  Re:   Citigroup Commercial Mortgage Trust 2007-C6, Commercial
                  Mortgage Pass-Through Certificates, Series 2007-C6, Class
                  _____, [having an initial aggregate [Certificate Principal
                  Balance] [Certificate Notional Amount] as of July 31, 2007
                  (the "Closing Date") of $_______] [representing a ___%
                  Percentage Interest in the applicable Class]

Ladies and Gentlemen:

            This letter is delivered to you in connection with the transfer by
____________________________ (the "Transferor") to
________________________________ (the "Transferee") of the captioned
Certificates (the "Transferred Certificates"), pursuant to Section 5.02 of the
Pooling and Servicing Agreement dated as of July 1, 2007 (the "Pooling and
Servicing Agreement"), by and between Citigroup Commercial Mortgage Securities
Inc., as depositor, Wachovia Bank, National Association, Midland Loan Services,
Inc. and Capmark Finance Inc., as master servicers, CWCapital Asset Management
LLC, as special servicer, Wells Fargo Bank, National Association, as trustee, and LaSalle Bank National Association, as certificate administrator. All capitalized terms used herein and not otherwise defined shall have the respective meanings set forth in the Pooling and Servicing Agreement. The
Transferee hereby certifies, represents and warrants to you, as Certificate
Registrar, and for the benefit of the Trustee and the Depositor, that:

            1.    The Transferee is a "qualified institutional buyer"
      (a "Qualified Institutional Buyer") as that term is defined in Rule 144A
      ("Rule 144A") under the Securities Act of 1933, as amended (the
      "Securities Act"), and has completed one of the forms of certification to that effect attached hereto as Annex 1 and Annex 2. The Transferee is aware that the sale to it is being made in reliance on Rule 144A. The
      Transferee is acquiring the Transferred Certificates for its own account or for the account of another Qualified Institutional Buyer, and understands that such Transferred Certificates may be resold, pledged or transferred only (a) to a person reasonably believed to be a Qualified
      Institutional Buyer that purchases for its own account or for the account of another Qualified Institutional Buyer and to whom notice is given that the resale, pledge or transfer is being made in reliance on Rule 144A, or
      (b) pursuant to another exemption from registration under the Securities
      Act.

            2.    The Transferee has been furnished with all information
      regarding (a) the Depositor, (b) the Transferred Certificates and payments thereon, (c) the nature, performance and servicing of the Mortgage Loans,
      (d) the Pooling and Servicing Agreement and the Trust created pursuant thereto, and (e) all related matters, that it has requested.

                                      G-2-1

            3.    If the Transferee proposes that the Transferred Certificates be registered in the name of a nominee, such nominee has completed the
      Nominee Acknowledgment below.

                                      Very truly yours,

                                      _________________________________________
                                      (Transferee)

                                      By: _____________________________________
                                      Name:
                                      Title:

                             Nominee Acknowledgment

            The undersigned hereby acknowledges and agrees that as to the
Transferred Certificates being registered in its name, the sole beneficial owner thereof is and shall be the Transferee identified above, for whom the undersigned is acting as nominee.

                                      _________________________________________
                                      (Nominee)

                                      By: _____________________________________
                                          Name:
                                          Title:

                                      G-2-2

                                                          ANNEX 1 TO EXHIBIT G-2

            QUALIFIED INSTITUTIONAL BUYER STATUS UNDER SEC RULE 144A
          [FOR TRANSFEREES OTHER THAN REGISTERED INVESTMENT COMPANIES]

            The undersigned hereby certifies as follows to [name of Transferor]
(the "Transferor") and [name of Certificate Registrar], as Certificate
Registrar, with respect to the mortgage pass-through certificates (the
"Transferred Certificates") described in the Transferee Certificate to which this certification relates and to which this certification is an Annex:

            1. As indicated below, the undersigned is the chief financial officer, a person fulfilling an equivalent function, or other executive officer of the entity purchasing the Transferred Certificates (the
      "Transferee").

            2. The Transferee is a "qualified institutional buyer" as that term is defined in Rule 144A ("Rule 144A") under the Securities Act of 1933, as amended, because (i) [the Transferee] [each of the Transferee's equity owners] owned and/or invested on a discretionary basis
      $______________________(1) in securities (other than the excluded securities referred to below) as of the end of such entity's most recent fiscal year (such amount being calculated in accordance with Rule 144A)
      and (ii) the Transferee satisfies the criteria in the category marked below.

      _____    Corporation, etc. The Transferee is a corporation (other than a bank, savings and loan association or similar institution),
               Massachusetts or similar business trust, partnership, or any organization described in Section 501(c)(3) of the Internal
               Revenue Code of 1986, as amended.

      _____    Bank. The Transferee (a) is a national bank or a banking
               institution organized under the laws of any state, U.S. territory or the District of Columbia, the business of which is
               substantially confined to banking and is supervised by the state or territorial banking commission or similar official or is a foreign bank or equivalent institution, and (b) has an audited net worth of at least $25,000,000 as demonstrated in its latest annual financial statements, a copy of which is attached hereto, as of a date not more than 16 months preceding the date of sale of the Transferred Certificates in the case of a U.S. bank, and not more than 18 months preceding such date of sale in the case of a foreign bank or equivalent institution.

      _____    Savings and Loan. The Transferee (a) is a savings and loan association, building and loan association, cooperative bank, homestead association or similar institution, which is supervised and examined by a state or federal authority having supervision over any such institutions, or is a foreign savings and loan association or equivalent institution and (b) has an audited net worth of at least $25,000,000 as demonstrated in its latest annual financial statements, a copy of which is attached hereto, as of a date not more than 16

______________________________

(1)   Transferee or each of its equity owners must own and/or invest on a discretionary basis at least $100,000,000 in securities unless Transferee or any such equity owner, as the case may be, is a dealer, and, in that case, Transferee or such equity owner, as the case may be, must own and/or invest on a discretionary basis at least $10,000,000 in securities.

                                      G-2-3

               months preceding the date of sale of the Transferred Certificates in the case of a U.S. savings and loan association, and not more than 18 months preceding such date of sale in the case of a foreign savings and loan association or equivalent institution.

      _____    Broker-dealer. The Transferee is a dealer registered pursuant to
               Section 15 of the Securities Exchange Act of 1934, as amended.

      _____    Insurance Company. The Transferee is an insurance company whose primary and predominant business activity is the writing of insurance or the reinsuring of risks underwritten by insurance companies and which is subject to supervision by the insurance commissioner or a similar official or agency of a state, U.S.
               territory or the District of Columbia.

      _____    State or Local Plan. The Transferee is a plan established and maintained by a state, its political subdivisions, or any agency or instrumentality of the state or its political subdivisions, for the benefit of its employees.

      _____    ERISA Plan. The Transferee is an employee benefit plan within the meaning of Title I of the Employee Retirement Income Security Act
               of 1974.

      _____    Investment Advisor. The Transferee is an investment advisor registered under the Investment Advisers Act of 1940.

      _____    QIB Subsidiary. All of the Transferee's equity owners are
               "qualified institutional buyers" within the meaning of Rule 144A.

      _____    Other. (Please supply a brief description of the entity and a cross-reference to the paragraph and subparagraph under
               subsection (a)(1) of Rule 144A pursuant to which it qualifies.
               Note that registered investment companies should complete Annex 2 rather than this Annex 1).

            3. For purposes of determining the aggregate amount of securities owned and/or invested on a discretionary basis by any Person, the
      Transferee did not include (i) securities of issuers that are affiliated with such Person, (ii) securities that are part of an unsold allotment to or subscription by such Person, if such Person is a dealer, (iii) bank deposit notes and certificates of deposit, (iv) loan participations, (v)
      repurchase agreements, (vi) securities owned but subject to a repurchase agreement and (vii) currency, interest rate and commodity swaps.

            4. For purposes of determining the aggregate amount of securities owned and/or invested on a discretionary basis by any Person, the
      Transferee used the cost of such securities to such Person, unless such
      Person reports its securities holdings in its financial statements on the basis of their market value, and no current information with respect to the cost of those securities has been published, in which case the securities were valued at market. Further, in determining such aggregate amount, the Transferee may have included securities owned by subsidiaries of such Person, but only if such subsidiaries are consolidated with such
      Person in its financial statements prepared in accordance with generally accepted accounting principles and if the investments of such subsidiaries are managed under such Person's direction. However, such securities were not included if such Person is a majority-owned, consolidated subsidiary of another enterprise and such Person is not itself a reporting company under the Securities Exchange Act of 1934, as amended.

                                      G-2-4

            5. The Transferee is familiar with Rule 144A and understands that the Transferor and other parties related to the Transferred Certificates are relying and will continue to rely on the statements made herein because one or more sales to the Transferee may be in reliance on Rule
      144A.

                           Will the Transferee be purchasing the Transferred
            ___   ___      Certificates
            Yes   No       only for the Transferee's own account?

            6. If the answer to the foregoing question is "no", then in each case where the Transferee is purchasing for an account other than its own, such account belongs to a third party that is itself a "qualified institutional buyer" within the meaning of Rule 144A, and the "qualified institutional buyer" status of such third party has been established by the Transferee through one or more of the appropriate methods contemplated by Rule 144A.

            7. The Transferee will notify each of the parties to which this certification is made of any changes in the information and conclusions herein. Until such notice is given, the Transferee's purchase of the
      Transferred Certificates will constitute a reaffirmation of this certification as of the date of such purchase. In addition, if the
      Transferee is a bank or savings and loan as provided above, the Transferee agrees that it will furnish to such parties any updated annual financial statements that become available on or before the date of such purchase, promptly after they become available.

            8. Capitalized terms used but not defined herein have the respective meanings ascribed thereto in the Pooling and Servicing Agreement pursuant to which the Transferred Certificates were issued.

                                      _________________________________________
                                      Print Name of Transferee

                                      By: _____________________________________
                                          Name:
                                          Title:
                                          Date:

                                      G-2-5

                                                          ANNEX 2 TO EXHIBIT G-2

            QUALIFIED INSTITUTIONAL BUYER STATUS UNDER SEC RULE 144A
           [FOR TRANSFEREES THAT ARE REGISTERED INVESTMENT COMPANIES]

            The undersigned hereby certifies as follows to [name of Transferor]
(the "Transferor") and [name of Certificate Registrar], as Certificate
Registrar, with respect to the mortgage pass-through certificates (the
"Transferred Certificates") described in the Transferee certificate to which this certification relates and to which this certification is an Annex:

            1. As indicated below, the undersigned is the chief financial officer, a person fulfilling an equivalent function, or other executive officer of the entity purchasing the Transferred Certificates (the
      "Transferee") or, if the Transferee is a "qualified institutional buyer"
      as that term is defined in Rule 144A ("Rule 144A") under the Securities
      Act of 1933, as amended, because the Transferee is part of a Family of
      Investment Companies (as defined below), is an executive officer of the investment adviser (the "Adviser").

            2. The Transferee is a "qualified institutional buyer" as defined in
      Rule 144A because (i) the Transferee is an investment company registered under the Investment Company Act of 1940, and (ii) as marked below, the
      Transferee alone owned and/or invested on a discretionary basis, or the
      Transferee's Family of Investment Companies owned, at least $100,000,000 in securities (other than the excluded securities referred to below) as of the end of the Transferee's most recent fiscal year. For purposes of determining the amount of securities owned by the Transferee or the
      Transferee's Family of Investment Companies, the cost of such securities was used, unless the Transferee or any member of the Transferee's Family of Investment Companies, as the case may be, reports its securities holdings in its financial statements on the basis of their market value, and no current information with respect to the cost of those securities has been published, in which case the securities of such entity were valued at market.

      ______   The Transferee owned and/or invested on a discretionary basis
               $___________________ in securities (other than the excluded securities referred to below) as of the end of the Transferee's most recent fiscal year (such amount being calculated in
               accordance with Rule 144A).

      ______   The Transferee is part of a Family of Investment Companies which owned in the aggregate $______________ in securities (other than the excluded securities referred to below) as of the end of the
               Transferee's most recent fiscal year (such amount being
               calculated in accordance with Rule 144A).

            3. The term "Family of Investment Companies" as used herein means two or more registered investment companies (or series thereof) that have the same investment adviser or investment advisers that are affiliated (by virtue of being majority owned subsidiaries of the same parent or because one investment adviser is a majority owned subsidiary of the other).

            4. The term "securities" as used herein does not include (i)
      securities of issuers that are affiliated with the Transferee or are part of the Transferee's Family of Investment Companies, (ii) bank deposit notes and certificates of deposit, (iii) loan participations, (iv)
      repurchase agreements, (v) securities owned but subject to a repurchase agreement and (vi) currency, interest rate and commodity swaps. For purposes of determining the aggregate amount of securities owned and/or invested on a discretionary

                                      G-2-6

      basis by the Transferee, or owned by the Transferee's Family of Investment
      Companies, the securities referred to in this paragraph were excluded.

            5. The Transferee is familiar with Rule 144A and understands that the Transferor and other parties related to the Transferred Certificates are relying and will continue to rely on the statements made herein because one or more sales to the Transferee will be in reliance on Rule
      144A.

                          Will the Transferee be purchasing the Transferred
            _____  _____  Certificates
            Yes    No     only for the Transferee's own account?

            6. If the answer to the foregoing question is "no", then in each case where the Transferee is purchasing for an account other than its own, such account belongs to a third party that is itself a "qualified institutional buyer" within the meaning of Rule 144A, and the "qualified institutional buyer" status of such third party has been established by the Transferee through one or more of the appropriate methods contemplated by Rule 144A.

            7. The undersigned will notify the parties to which this
      certification is made of any changes in the information and conclusions herein. Until such notice, the Transferee's purchase of the Transferred
      Certificates will constitute a reaffirmation of this certification by the undersigned as of the date of such purchase.

            8. Capitalized terms used but not defined herein have the respective meanings ascribed thereto in the Pooling and Servicing Agreement pursuant to which the Transferred Certificates were issued.

                                      _________________________________________
                                      Print Name of Transferee or Adviser

                                      By: _____________________________________
                                          Name:
                                          Title:

                                      IF AN ADVISER:

                                      _________________________________________
                                      Print Name of Transferee

                                      _________________________________________
                                      Date:

                                      G-2-7

                                   EXHIBIT G-3

                        FORM II OF TRANSFEREE CERTIFICATE
             FOR TRANSFERS OF DEFINITIVE NON-REGISTERED CERTIFICATES

                                     [Date]

LaSalle Bank National Association
135 South LaSalle Street, Suite 1625
Chicago, Illinois 60603
Attention:  Global Securities and Trust Services,
            Citigroup Commercial Mortgage Trust 2007-C6

            Re:   Citigroup Commercial Mortgage Trust 2007-C6, Commercial
                  Mortgage Pass-Through Certificates, Series 2007-C6, Class
                  _____, [having an initial aggregate [Certificate Principal
                  Balance] [Certificate Notional Amount] as of July 31, 2007
                  (the "Closing Date") of $_______] [representing a ___%
                  Percentage Interest in the applicable Class]

Ladies and Gentlemen:

            This letter is delivered to you in connection with the transfer by
_________________________ (the "Transferor") to __________________________ (the
"Transferee") of the captioned Certificates (the "Transferred Certificates"), pursuant to Section 5.02 of the Pooling and Servicing Agreement dated as of July
1, 2007 (the "Pooling and Servicing Agreement"), by and between Citigroup
Commercial Mortgage Securities Inc., as depositor, Wachovia Bank, National
Association, Midland Loan Services, Inc. and Capmark Finance Inc., as master servicers, CWCapital Asset Management LLC, as special servicer, Wells Fargo
Bank, National Association, as trustee, and LaSalle Bank National Association, as certificate administrator. All capitalized terms used herein and not otherwise defined shall have the respective meanings set forth in the Pooling and Servicing Agreement. The Transferee hereby certifies, represents and warrants to you, as Certificate Registrar, and for the benefit of the Trustee and the Depositor, that:

            1.    The Transferee is acquiring the Transferred Certificates for its own account for investment and not with a view to or for sale or transfer in connection with any distribution thereof, in whole or in part, in any manner which would violate the Securities Act of 1933, as amended
      (the "Securities Act"), or any applicable state securities laws.

            2.    The Transferee understands that (a) the Transferred
      Certificates have not been and will not be registered under the Securities
      Act or registered or qualified under any applicable state securities laws,
      (b) none of the Depositor, the Trustee or the Certificate Registrar is
      obligated so to register or qualify the Class of Certificates to which the
      Transferred Certificates belong, and (c) neither the Transferred
      Certificates nor any security issued in exchange therefor or in lieu thereof may be resold or transferred unless it is (i) registered pursuant to the Securities Act and registered or qualified pursuant to any applicable state securities laws or (ii) sold or transferred in transactions which are exempt from such registration and qualification and the Certificate Registrar has received: (A) a certificate from the prospective transferor substantially in the form attached as Exhibit G-1 to the Pooling and Servicing Agreement and a certificate from such
      Certificateholder's prospective transferee substantially in the form attached either as Exhibit G-2 to the Pooling and Servicing Agreement or
      as Exhibit G-3 to the Pooling and Servicing Agreement; or (B) an Opinion
      of Counsel satisfactory to the Certificate Registrar to the

                                      G-3-1

      effect that, among other things, the transfer may be made without registration under the Securities Act, together with written certification(s) as to the facts surrounding the transfer from the prospective transferor and/or prospective transferee upon which such
      Opinion of Counsel is based.

            3.    The Transferee understands that it may not sell or otherwise transfer any Transferred Certificate or interest therein, except in compliance with the provisions of Section 5.02 of the Pooling and
      Servicing Agreement, which provisions it has carefully reviewed, and that each Transferred Certificate will bear legends substantially to the following effect:

      THIS CERTIFICATE HAS NOT BEEN REGISTERED OR QUALIFIED UNDER THE SECURITIES
      ACT OF 1933, AS AMENDED (THE "SECURITIES ACT") OR THE SECURITIES LAWS OF
      ANY STATE. ANY RESALE, PLEDGE, TRANSFER OR OTHER DISPOSITION OF THIS
      CERTIFICATE OR ANY INTEREST HEREIN WITHOUT SUCH REGISTRATION OR
      QUALIFICATION MAY BE MADE ONLY IN A TRANSACTION WHICH DOES NOT REQUIRE
      SUCH REGISTRATION OR QUALIFICATION AND WHICH IS IN ACCORDANCE WITH THE
      PROVISIONS OF SECTION 5.02 OF THE POOLING AND SERVICING AGREEMENT REFERRED
      TO HEREIN.

      NO TRANSFER OF THIS CERTIFICATE OR ANY INTEREST HEREIN MAY BE MADE TO (A)
      ANY RETIREMENT PLAN OR OTHER EMPLOYEE BENEFIT PLAN OR ARRANGEMENT THAT IS
      SUBJECT TO THE EMPLOYEE RETIREMENT INCOME SECURITY ACT OF 1974, AS AMENDED
      ("ERISA"), OR SECTION 4975 OF THE INTERNAL REVENUE CODE OF 1986, AS
      AMENDED (THE "CODE"), OR (B) ANY PERSON WHO IS DIRECTLY OR INDIRECTLY
      PURCHASING THIS CERTIFICATE OR SUCH INTEREST HEREIN ON BEHALF OF, AS NAMED
      FIDUCIARY OF, AS TRUSTEE OF, OR WITH ASSETS OF ANY SUCH RETIREMENT PLAN OR
      OTHER EMPLOYEE BENEFIT PLAN OR ARRANGEMENT, EXCEPT IN ACCORDANCE WITH THE
      PROVISIONS OF SECTION 5.02 OF THE POOLING AND SERVICING AGREEMENT REFERRED
      TO HEREIN.

            4.    Neither the Transferee nor anyone acting on its behalf has (a)
      offered, pledged, sold, disposed of or otherwise transferred any
      Transferred Certificate, any interest in any Transferred Certificate or any other similar security to any person in any manner, (b) solicited any offer to buy or accept a pledge, disposition or other transfer of any
      Transferred Certificate, any interest in any Transferred Certificate or any other similar security from any person in any manner, (c) otherwise approached or negotiated with respect to any Transferred Certificate, any interest in any Transferred Certificate or any other similar security with any person in any manner, (d) made any general solicitation with respect to any Transferred Certificate, any interest in any Transferred
      Certificate or any other similar security by means of general advertising or in any other manner, or (e) taken any other action with respect to any
      Transferred Certificate, any interest in any Transferred Certificate or any other similar security, which (in the case of any of the acts described in clauses (a) through (e) above) would constitute a distribution of the Transferred Certificates under the Securities Act, would render the disposition of the Transferred Certificates a violation of Section 5 of the Securities Act or any state securities law or would require registration or qualification of the Transferred Certificates pursuant thereto. The Transferee will not act, nor has it authorized or will it authorize any person to act, in any manner set forth in the foregoing sentence with respect to any Transferred Certificate, any interest in any Transferred Certificate or any other similar security.

                                      G-3-2

            5.    The Transferee has been furnished with all information
      regarding (a) the Depositor, (b) the Transferred Certificates and payments thereon, (c) the nature, performance and servicing of the Mortgage Loans,
      (d) the Pooling and Servicing Agreement and the Trust Fund created pursuant thereto, and (e) all related matters, that it has requested.

            6.    The Transferee is an "accredited investor" within the meaning of paragraphs (1), (2), (3) and/or (7) of Rule 501(a) under the Securities
      Act or an entity in which all of its equity owners come within such paragraphs. The Transferee has such knowledge and experience in financial and business matters as to be capable of evaluating the merits and risks of an investment in the Transferred Certificates; the Transferee has
      sought such accounting, legal and tax advice as it has considered necessary to make an informed investment decision; and the Transferee is able to bear the economic risks of such an investment and can afford a complete loss of such investment.

            7.    If the Transferee proposes that the Transferred Certificates be registered in the name of a nominee, such nominee has completed the
      Nominee Acknowledgment below.

                                   Very truly yours,

                                   _____________________________________________
                                   (Transferee)

                                   By: _________________________________________
                                       Name:
                                       Title:

                             Nominee Acknowledgment

            The undersigned hereby acknowledges and agrees that as to the
Transferred Certificates being registered in its name, the sole beneficial owner thereof is and shall be the Transferee identified above, for whom the undersigned is acting as nominee.

                                   _____________________________________________
                                   (Nominee)

                                   By: _________________________________________
                                       Name:
                                       Title:

                                      G-3-3

                                   EXHIBIT G-4

                         FORM OF TRANSFEREE CERTIFICATE
           FOR TRANSFERS OF INTERESTS IN RULE 144A GLOBAL CERTIFICATES

                                     [Date]

[TRANSFEROR]

            Re:   Citigroup Commercial Mortgage Trust 2007-C6, Commercial
                  Mortgage Pass-Through Certificates, Series 2007-C6, Class
                  _____, having an initial aggregate [Certificate Principal
                  Balance] [Certificate Notional Amount] as of July 31, 2007
                  (the "Closing Date") of $__________ (the "Transferred
                  Certificates")

Ladies and Gentlemen:

            This letter is delivered to you in connection with the Transfer by
_________________________ (the "Transferor") to __________________________ (the
"Transferee") through our respective Depository Participants of the Transferor's beneficial ownership interest (currently maintained on the books and records of
The Depository Trust Company ("DTC") and the Depository Participants) in the
Transferred Certificates. The Transferred Certificates were issued pursuant to the Pooling and Servicing Agreement dated as of July 1, 2007 (the "Pooling and
Servicing Agreement"), by and between Citigroup Commercial Mortgage Securities
Inc., as depositor, Wachovia Bank, National Association, Midland Loan Services,
Inc. and Capmark Finance Inc., as master servicers, CWCapital Asset Management
LLC, as special servicer, Wells Fargo Bank, National Association, as trustee, and LaSalle Bank National Association, as certificate administrator. All capitalized terms used herein and not otherwise defined shall have the respective meanings set forth in the Pooling and Servicing Agreement. The
Transferee hereby certifies, represents and warrants to and agrees with you, and for the benefit of the Depositor, the Trustee and the Certificate Registrar,
that:

            1.    The Transferee is a "qualified institutional buyer" (a
      "Qualified Institutional Buyer") as that term is defined in Rule 144A
      ("Rule 144A") under the Securities Act of 1933, as amended (the
      "Securities Act") and has completed one of the forms of certification to that effect attached hereto as Annex 1 and Annex 2. The Transferee is aware that the Transfer to it of the Transferor's interest in the
      Transferred Certificates is being made in reliance on Rule 144A. The
      Transferee is acquiring such interest in the Transferred Certificates for its own account or for the account of another Qualified Institutional
      Buyer.

            2.    The Transferee understands that (a) the Transferred
      Certificates have not been and will not be registered under the Securities
      Act or registered or qualified under any applicable state securities laws,
      (b) none of the Depositor, the Trustee or the Certificate Registrar is
      obligated so to register or qualify the Transferred Certificates, and (c)
      neither any Transferred Certificate nor any interest therein may be resold or transferred unless it is (i) registered pursuant to the Securities Act and registered or qualified pursuant to any applicable state securities laws or (ii) sold or transferred in a transaction which is exempt from such registration and qualification.

                                      G-4-1

            3.    The Transferee understands that it may not sell or otherwise transfer the Transferred Certificates or any interest therein except in compliance with the provisions of Section 5.02 of the Pooling and
      Servicing Agreement, which provisions it has carefully reviewed, and that the Transferred Certificates will bear legends substantially to the following effect:

      THIS CERTIFICATE HAS NOT BEEN REGISTERED OR QUALIFIED UNDER THE SECURITIES
      ACT OF 1933, AS AMENDED (THE "SECURITIES ACT"), OR THE SECURITIES LAWS OF
      ANY STATE. ANY RESALE, PLEDGE, TRANSFER OR OTHER DISPOSITION OF THIS
      CERTIFICATE OR ANY INTEREST HEREIN WITHOUT SUCH REGISTRATION OR
      QUALIFICATION MAY BE MADE ONLY IN A TRANSACTION WHICH DOES NOT REQUIRE
      SUCH REGISTRATION OR QUALIFICATION AND WHICH IS IN ACCORDANCE WITH THE
      PROVISIONS OF SECTION 5.02 OF THE POOLING AND SERVICING AGREEMENT REFERRED
      TO HEREIN.

      NO TRANSFER OF THIS CERTIFICATE OR ANY INTEREST HEREIN MAY BE MADE TO (A)
      ANY RETIREMENT PLAN OR OTHER EMPLOYEE BENEFIT PLAN OR ARRANGEMENT THAT IS
      SUBJECT TO THE EMPLOYEE RETIREMENT INCOME SECURITY ACT OF 1974, AS AMENDED
      ("ERISA"), OR SECTION 4975 OF THE INTERNAL REVENUE CODE OF 1986, AS
      AMENDED (THE "CODE"), OR (B) ANY PERSON WHO IS DIRECTLY OR INDIRECTLY
      PURCHASING THIS CERTIFICATE OR SUCH INTEREST HEREIN ON BEHALF OF, AS NAMED
      FIDUCIARY OF, AS TRUSTEE OF, OR WITH ASSETS OF ANY SUCH RETIREMENT PLAN OR
      OTHER EMPLOYEE BENEFIT PLAN OR ARRANGEMENT, EXCEPT IN ACCORDANCE WITH THE
      PROVISIONS OF SECTION 5.02 OF THE POOLING AND SERVICING AGREEMENT REFERRED
      TO HEREIN.

            4.    The Transferee has been furnished with all information
      regarding (a) the Depositor, (b) the Transferred Certificates and
      distributions thereon, (c) the nature, performance and servicing of the
      Mortgage Loans, (d) the Pooling and Servicing Agreement and the Trust
      created pursuant thereto, and (e) all related matters, that it has requested.

                                   Very truly yours,

                                   _____________________________________________
                                   (Transferee)

                                   By: _________________________________________
                                       Name:
                                       Title:

                                      G-4-2

                             ANNEX 1 TO EXHIBIT G-4

            QUALIFIED INSTITUTIONAL BUYER STATUS UNDER SEC RULE 144A
          [FOR TRANSFEREES OTHER THAN REGISTERED INVESTMENT COMPANIES]

            The undersigned hereby certifies as follows to [name of Transferor]
(the "Transferor") and for the benefit of Citigroup Commercial Mortgage
Securities Inc. with respect to the mortgage pass-through certificates being transferred in book-entry form (the "Transferred Certificates") as described in the Transferee Certificate to which this certification relates and to which this certification is an Annex:

            1.    As indicated below, the undersigned is the chief financial officer, a person fulfilling an equivalent function, or other executive officer of the entity acquiring interests in the Transferred Certificates
      (the "Transferee").

            2.    The Transferee is a "qualified institutional buyer" as that term is defined in Rule 144A under the Securities Act of 1933, as amended
      ("Rule 144A"), because (i) [the Transferee] [each of the Transferee's equity owners] owned and/or invested on a discretionary basis
      $____________(2) in securities (other than the excluded securities referred to below) as of the end of such entity's most recent fiscal year
      (such amount being calculated in accordance with Rule 144A) and (ii) the
      Transferee satisfies the criteria in the category marked below.

      _____       Corporation, etc. The Transferee is a corporation (other than a bank, savings and loan association or similar institution),
                  Massachusetts or similar business trust, partnership, or any organization described in Section 501(c)(3) of the Internal
                  Revenue Code of 1986, as amended.

      _____       Bank. The Transferee (a) is a national bank or a banking
                  institution organized under the laws of any State, U.S.
                  territory or the District of Columbia, the business of which is substantially confined to banking and is supervised by the
                  State or territorial banking commission or similar official or is a foreign bank or equivalent institution, and (b) has an audited net worth of at least $25,000,000 as demonstrated in its latest annual financial statements, a copy of which is attached hereto, as of a date not more than 16 months
                  preceding the date of sale of the Transferred Certificates in the case of a U.S. bank, and not more than 18 months preceding such date of sale in the case of a foreign bank or equivalent institution.

      _____       Savings and Loan. The Transferee (a) is a savings and loan association, building and loan association, cooperative bank, homestead association or similar institution, which is
                  supervised and examined by a State or Federal authority having supervision over any such institutions or is a foreign savings and loan association or equivalent institution and (b) has an audited net worth of at least $25,000,000 as demonstrated in its latest annual financial statements, a copy of which is attached hereto, as of a date not more than 16 months
                  preceding the date of sale of the Transferred Certificates in the case of a U.S.

________________________

(1)   Transferee or each of its equity owners must own and/or invest on a discretionary basis at least $100,000,000 in securities unless Transferee or any such equity owner, as the case may be, is a dealer, and, in that case, Transferee or such equity owner, as the case may be, must own and/or invest on a discretionary basis at least $10,000,000 in securities.

                                      G-4-3

                  savings and loan association, and not more than 18 months
                  preceding such date of sale in the case of a foreign savings and loan association or equivalent institution.

      ___         Broker-dealer. The Transferee is a dealer registered pursuant to Section 15 of the Securities Exchange Act of 1934, as
                  amended.

      ___         Insurance Company. The Transferee is an insurance company
                  whose primary and predominant business activity is the writing of insurance or the reinsuring of risks underwritten by
                  insurance companies and which is subject to supervision by the insurance commissioner or a similar official or agency of a
                  State, U.S. territory or the District of Columbia.

      ___         State or Local Plan. The Transferee is a plan established and maintained by a State, its political subdivisions, or any
                  agency or instrumentality of the State or its political
                  subdivisions, for the benefit of its employees.

      ___         Plan. The Transferee is an employee benefit plan within the meaning of Title I of the Employee Retirement Income Security
                  Act of 1974.

      ___         Investment Advisor. The Transferee is an investment advisor registered under the Investment Advisers Act of 1940, as
                  amended.

      ___         QIB Subsidiary. All of the Transferee's equity owners are
                  "qualified institutional buyers" within the meaning of Rule
                  144A.

      ___         Other. (Please supply a brief description of the entity and a cross-reference to the paragraph and subparagraph under
                  subsection (a)(1) of Rule 144A pursuant to which it qualifies.
                  Note that registered investment companies should complete
                  Annex 2 rather than this Annex 1.)

            3.    For purposes of determining the aggregate amount of securities owned and/or invested on a discretionary basis by any Person, the
      Transferee did not include (i) securities of issuers that are affiliated with such Person, (ii) securities that are part of an unsold allotment to or subscription by such Person, if such Person is a dealer, (iii) bank deposit notes and certificates of deposit, (iv) loan participations, (v)
      repurchase agreements, (vi) securities owned but subject to a repurchase agreement and (vii) currency, interest rate and commodity swaps.

            4.    For purposes of determining the aggregate amount of securities owned and/or invested on a discretionary basis by any Person, the
      Transferee used the cost of such securities to such Person, unless such
      Person reports its securities holdings in its financial statements on the basis of their market value, and no current information with respect to the cost of those securities has been published, in which case the securities were valued at market. Further, in determining such aggregate amount, the Transferee may have included securities owned by subsidiaries of such Person, but only if such subsidiaries are consolidated with such
      Person in its financial statements prepared in accordance with generally accepted accounting principles and if the investments of such subsidiaries are managed under such Person's direction. However, such securities were not included if such Person is a majority-owned, consolidated subsidiary of another enterprise and such Person is not itself a reporting company under the Securities Exchange Act of 1934, as amended.

                                      G-4-4

            5.    The Transferee acknowledges that it is familiar with Rule 144A and understands that the Transferor and other parties related to the
      Transferred Certificates are relying and will continue to rely on the statements made herein because one or more Transfers to the Transferee may be in reliance on Rule 144A.

            _____  _____      Will the Transferee be acquiring interests in the
            Yes    No         Transferred Certificates only for the Transferee's
                              own account?

            6.    If the answer to the foregoing question is "no," then in each case where the Transferee is acquiring any interest in the Transferred
      Certificates for an account other than its own, such account belongs to a third party that is itself a "qualified institutional buyer" within the meaning of Rule 144A, and the "qualified institutional buyer" status of such third party has been established by the Transferee through one or more of the appropriate methods contemplated by Rule 144A.

            7.    The Transferee will notify each of the parties to which this certification is made of any changes in the information and conclusions herein. Until such notice is given, the Transferee's acquisition of any interest in of the Transferred Certificates will constitute a reaffirmation of this certification as of the date of such acquisition. In addition, if the Transferee is a bank or savings and loan as provided above, the Transferee agrees that it will furnish to such parties any updated annual financial statements that become available on or before the date of such acquisition, promptly after they become available.

            8.    Capitalized terms used but not defined herein have the
      meanings ascribed thereto in the Pooling and Servicing Agreement pursuant to which the Transferred Certificates were issued.

                                   _____________________________________________
                                   (Transferee)

                                   By: _________________________________________
                                       Name:
                                       Title:
                                       Date:

                                      G-4-5

                                                          ANNEX 2 TO EXHIBIT G-4

            QUALIFIED INSTITUTIONAL BUYER STATUS UNDER SEC RULE 144A
           [FOR TRANSFEREES THAT ARE REGISTERED INVESTMENT COMPANIES]

            The undersigned hereby certifies as follows to [name of Transferor]
(the "Transferor") and for the benefit of Citigroup Commercial Mortgage
Securities Inc. with respect to the mortgage pass-through certificates being transferred in book-entry form (the "Transferred Certificates") as described in the Transferee Certificate to which this certification relates and to which this certification is an Annex:

            1.    As indicated below, the undersigned is the chief financial officer, a person fulfilling an equivalent function, or other executive officer of the entity acquiring interests in the Transferred Certificates
      (the "Transferee") or, if the Transferee is a "qualified institutional buyer" as that term is defined in Rule 144A under the Securities Act of
      1933, as amended ("Rule 144A"), because the Transferee is part of a Family of Investment Companies (as defined below), is an executive officer of the investment adviser (the "Adviser").

            2.    The Transferee is a "qualified institutional buyer" as defined in Rule 144A because (i) the Transferee is an investment company registered under the Investment Company Act of 1940, as amended, and (ii)
      as marked below, the Transferee alone owned and/or invested on a discretionary basis, or the Transferee's Family of Investment Companies owned, at least $100,000,000 in securities (other than the excluded securities referred to below) as of the end of the Transferee's most recent fiscal year. For purposes of determining the amount of securities owned by the Transferee or the Transferee's Family of Investment
      Companies, the cost of such securities was used, unless the Transferee or any member of the Transferee's Family of Investment Companies, as the case may be, reports its securities holdings in its financial statements on the basis of their market value, and no current information with respect to the cost of those securities has been published, in which case the securities of such entity were valued at market.

                  ____        The Transferee owned and/or invested on a
                              discretionary basis $___________________ in
                              securities (other than the excluded securities
                              referred to below) as of the end of the
                              Transferee's most recent fiscal year (such amount
                              being calculated in accordance with Rule 144A).

                  ____        The Transferee is part of a Family of Investment
                              Companies which owned in the aggregate
                              $______________ in securities (other than the
                              excluded securities referred to below) as of the
                              end of the Transferee's most recent fiscal year
                              (such amount being calculated in accordance with
                              Rule 144A).

            3.    The term "Family of Investment Companies" as used herein means two or more registered investment companies (or series thereof) that have the same investment adviser or investment advisers that are affiliated (by virtue of being majority owned subsidiaries of the same parent or because one investment adviser is a majority owned subsidiary of the other).

            4.    The term "securities" as used herein does not include (i)
      securities of issuers that are affiliated with the Transferee or are part of the Transferee's Family of Investment Companies, (ii) bank deposit notes and certificates of deposit, (iii) loan participations, (iv)
      repurchase agreements, (v) securities owned but subject to a repurchase agreement and (vi) currency, interest rate and commodity swaps. For purposes of determining the aggregate amount of securities owned and/or invested on a discretionary basis by the Transferee, or owned by the
      Transferee's Family of Investment Companies, the securities referred to in this paragraph were excluded.

                                      G-4-6

            5.    The Transferee is familiar with Rule 144A and understands that the Transferor and other parties related to the Transferred Certificates are relying and will continue to rely on the statements made herein because one or more Transfers to the Transferee will be in reliance on
      Rule 144A.

                  _____    _____     Will the Transferee be acquiring interests
                  Yes      No        in the Transferred Certificates only for
                                     the Transferee's own account?

            6.    If the answer to the foregoing question is "no," then in each case where the Transferee is acquiring any interest in the Transferred
      Certificates for an account other than its own, such account belongs to a third party that is itself a "qualified institutional buyer" within the meaning of Rule 144A, and the "qualified institutional buyer" status of such third party has been established by the Transferee through one or more of the appropriate methods contemplated by Rule 144A.

            7.    The undersigned will notify the parties to which this
      certification is made of any changes in the information and conclusions herein. Until such notice, the Transferee's acquisition of any interest in the Transferred Certificates will constitute a reaffirmation of this certification by the undersigned as of the date of such acquisition.

            8.    Capitalized terms used but not defined herein have the
      meanings ascribed thereto in the Pooling and Servicing Agreement pursuant to which the Transferred Certificates were issued.

                                      _______________________________________
                                      (Transferee or Adviser)

                                      By: ___________________________________
                                      Name:
                                      Title:
                                      Date:

                                      IF AN ADVISER:

                                      Print Name of Transferee

                                      _______________________________________

                                      Date:

                                      G-4-7

                                   EXHIBIT G-5

                         FORM OF TRANSFEREE CERTIFICATE
         FOR TRANSFERS OF INTERESTS IN REGULATION S GLOBAL CERTIFICATES

                                     [Date]

[TRANSFEROR]

                  Re:   Citigroup Commercial Mortgage Trust 2007-C6, Commercial
                        Mortgage Pass-Through Certificates, Series 2007-C6,
                        Class _____, having an initial aggregate [Certificate
                        Principal Balance] [Certificate Notional Amount] as of
                        July 31, 2007 (the "Closing Date") of $__________ (the
                        "Transferred Certificates")

Ladies and Gentlemen:

            This letter is delivered to you in connection with the Transfer by
_________________________ (the "Transferor") to __________________________ (the
"Transferee") through our respective Depository Participants of the Transferor's beneficial ownership interest (currently maintained on the books and records of
The Depository Trust Company ("DTC") and the Depository Participants) in the
Transferred Certificates. The Transferred Certificates were issued pursuant to the Pooling and Servicing Agreement dated as of July 1, 2007 (the "Pooling and
Servicing Agreement"), by and between Citigroup Commercial Mortgage Securities
Inc., as depositor, Wachovia Bank, National Association, Midland Loan Services,
Inc. and Capmark Finance Inc., as master servicers, CWCapital Asset Management
LLC, as special servicer, Wells Fargo Bank, National Association, as trustee, and LaSalle Bank National Association, as certificate administrator. All capitalized terms used but not otherwise defined herein shall have the respective meanings set forth in the Pooling and Servicing Agreement. The
Transferee hereby certifies, represents and warrants to and agrees with you, and for the benefit of the Trustee and the Depositor, that the Transferee is not a
United States Securities Person.

            For purposes of this certification, "United States Securities
Person" means (i) any natural person resident in the United States, (ii) any partnership or corporation organized or incorporated under the laws of the
United States; (iii) any estate of which any executor or administrator is a
United States Securities Person, other than any estate of which any professional fiduciary acting as executor or administrator is a United States Securities
Person if an executor or administrator of the estate who is not a United States
Securities Person has sole or shared investment discretion with respect to the assets of the estate and the estate is governed by foreign law, (iv) any trust of which any trustee is a United States Securities Person, other than a trust of which any professional fiduciary acting as trustee is a United States Securities
Person if a trustee who is not a United States Securities Person has sole or shared investment discretion with respect to the trust assets and no beneficiary of the trust (and no settlor if the trust is revocable) is a United States
Securities Person, (v) any agency or branch of a foreign entity located in the
United States, unless the agency or branch operates for valid business reasons and is engaged in the business of insurance or banking and is subject to substantive insurance or banking regulation, respectively, in the jurisdiction where located, (vi) any non-discretionary account or similar account (other than an estate or trust) held by a dealer or other fiduciary for the benefit or account of a United States Securities Person, (vii) any discretionary account or similar account (other than an estate or trust) held by a dealer or other fiduciary organized, incorporated or (if an individual) resident in the United
States, other than one held for the benefit or account of a non-United States
Securities Person by a dealer or other professional fiduciary organized, incorporated or (if any individual) resident in the United States, (viii) any partnership or corporation if (a) organized or incorporated under the laws of any foreign jurisdiction and (b) formed by a United States Securities Person principally for the purpose of investing in securities not registered under the
Securities Act, unless it is

                                      G-5-1

organized or incorporated, and owned, by "accredited investors" (as defined in
Rule 501(a)) under the United States Securities Act of 1933, as amended (the
"Securities Act"), who are not natural persons, estates or trusts; provided, however, that the International Monetary Fund, the International Bank for
Reconstruction and Development, the Inter-American Development Bank, the Asian
Development Bank, the African Development Bank, the United Nations and their agencies, affiliates and pension plans, any other similar international organizations, their agencies, affiliates and pension plans shall not constitute
United States Securities Persons.

            The Transferee understands that this certification is required in connection with certain securities laws of the United States. In connection therewith, if administrative or legal proceedings are commenced or threatened in connection with which this certification is or would be relevant, we irrevocably authorize you to produce this certification to any interested party in such proceedings.

Dated:  __________, _____

                                      Very truly yours,

                                      (Transferee)

                                      By:____________________________________
                                         Name:
                                         Title:

                                      G-5-2

                                   EXHIBIT H-1

                        FORM I OF TRANSFEREE CERTIFICATE
        IN CONNECTION WITH ERISA (DEFINITIVE NON-REGISTERED CERTIFICATES)

                               _____________, 20__

LaSalle Bank National Association
135 South LaSalle Street, Suite 1625
Chicago, Illinois 60603
Attention: Global Securities and Trust Services - Citigroup Commercial Mortgage
Trust 2007-C6

                  Re:   Citigroup Commercial Mortgage Trust 2007-C6, Commercial
                        Mortgage Pass-Through Certificates, Series 2007-C6 (the
                        "Certificates")

Ladies and Gentlemen:

            This letter is delivered to you in connection with the transfer by
_________________ (the "Transferor") to _________________ (the "Transferee") of
Class ______ Certificates [having an initial aggregate [Certificate Principal
Balance] [Certificate Notional Amount] as of July 31, 2007 (the "Closing Date")
of $__________] [evidencing a ____% Percentage Interest in the subject Class]
(the "Transferred Certificates"). The Certificates, including the Transferred
Certificates, were issued pursuant to the Pooling and Servicing Agreement (the
"Pooling and Servicing Agreement"), dated as of July 1, 2007, between Citigroup
Commercial Mortgage Securities Inc., as depositor, Wachovia Bank National
Association, Midland Loan Services, Inc. and Capmark Finance Inc., as master servicers, CWCapital Asset Management LLC, as special servicer, Wells Fargo
Bank, National Association, as trustee, and LaSalle Bank National Association, as certificate administrator. All capitalized terms used but not otherwise defined herein shall have the respective meanings set forth in the Pooling and
Servicing Agreement. The Transferee hereby certifies, represents and warrants to you as Certificate Registrar, as follows (check the applicable paragraph):

      _____       The Transferee (A) is not an employee benefit plan or other retirement arrangement, including an individual retirement account or annuity, a Keogh plan or a collective investment fund or separate account in which such plans, accounts or
                  arrangements are invested, including, without limitation, an insurance company general account, that is subject to ERISA or the Code (each, a "Plan"), and (B) is not directly or
                  indirectly purchasing the Transferred Certificates on behalf of, as named fiduciary of, as trustee of, or with assets of a
                  Plan; or

      _____       The Transferee is using funds from an insurance company
                  general account to acquire the Transferred Certificates,
                  however, the purchase and holding of such Certificates by such
                  Person is exempt from the prohibited transaction provisions of
                  Sections 406 and 407 of ERISA and the excise taxes imposed on such prohibited transactions by Section 4975 of the Code, by reason of Sections I and III of Prohibited Transaction Class
                  Exemption 95-60.

      _____       The Transferred Certificates are rated in one of the four
                  highest generic rating categories by one of the Rating
                  Agencies and are being acquired by or on behalf of a Plan in reliance on Prohibited Transaction Exemption 91-23 and such
                  Plan (X) is an accredited investor as defined in Rule
                  501(a)(1) of Regulation D of the Securities Act, (Y) is not

                                      H-1-1

                  sponsored (within the meaning of Section 3(16)(B) of ERISA) by the Trustee, the Depositor, any Mortgage Loan Seller, any Swap
                  Counterparty, any Master Servicer, the Special Servicer, any
                  Sub-Servicer, any Person responsible for the servicing and administration of any Outside Serviced Trust Mortgage Loan or
                  any related REO Property, any Exemption-Favored Party or any
                  Mortgagor with respect to Mortgage Loans constituting more than 5% of the aggregate unamortized principal balance of all the Mortgage Loans determined on the date of the initial
                  issuance of the Certificates, or by any Affiliate of such
                  Person, and (Z) agrees that it will obtain from each of its
                  Transferees that are Plans, a written representation that such
                  Transferee, if a Plan, satisfies the requirements of the
                  immediately preceding clauses (X) and (Y), together with a written agreement that such Transferee will obtain from each of its Transferees that are Plans a similar written
                  representation regarding satisfaction of the requirements of the immediately preceding clauses (X) and (Y), and, if the
                  Transferred Certificates are Floating Rate Certificates, such
                  Plan's acquisition and holding of this Certificate or an
                  interest herein are eligible for the exemptive relief
                  available under at least one of Prohibited Transaction
                  Exemption 84-14, 90-1, 91-38, 96-23 or 95-60.

                                      Very truly yours,

                                      _________________________________
                                      (Transferee)

                                      By:____________________________________
                                         Name:
                                         Title:

                                      H-1-2

                                   EXHIBIT H-2

                        FORM II OF TRANSFEREE CERTIFICATE
        IN CONNECTION WITH ERISA (BOOK-ENTRY NON-REGISTERED CERTIFICATES)

                                     [Date]

[TRANSFEROR]

            Re:   Citigroup Commercial Mortgage Trust 2007-C6, Commercial
                  Mortgage Pass-Through Certificates, Series 2007-C6 (the
                  "Certificates")

Ladies and Gentlemen:

            This letter is delivered to you in connection with the transfer by
______________________ (the "Transferor") to _________________ (the
"Transferee") through our respective Depository Participants of the Transferor's beneficial ownership interest (currently maintained on the books and records of
The Depository Trust Company ("DTC") and the Depository Participants) in Class
___ Certificates [having an initial aggregate [Certificate Principal Balance]
[Certificate Notional Amount] as of July 31, 2007 (the "Closing Date") of
$__________] [evidencing a ____% Percentage Interest in the related Class] (the
"Transferred Certificates"). The Certificates, including the Transferred
Certificates, were issued pursuant to the Pooling and Servicing Agreement dated as of July 1, 2007, by and between Citigroup Commercial Mortgage Securities
Inc., as depositor, Wachovia Bank, National Association, Midland Loan Services,
Inc. and Capmark Finance Inc., as master servicers, CWCapital Asset Management
LLC, as special servicer, Wells Fargo Bank, National Association, as trustee, and LaSalle Bank National Association, as certificate administrator. All capitalized terms used but not otherwise defined herein shall have the respective meanings set forth in the Pooling and Servicing Agreement. The
Transferee hereby certifies, represents and warrants to you as follows (check the applicable paragraph):

      ______      The Transferee (A) is not an employee benefit plan or other retirement arrangement, including an individual retirement account or annuity, a Keogh plan or a collective investment fund or separate account in which such plans, accounts or
                  arrangements are invested, including, without limitation, an insurance company general account, that is subject to ERISA or the Code (each, a "Plan"), and (B) is not directly or
                  indirectly purchasing an interest in the Transferred
                  Certificates on behalf of, as named fiduciary of, as trustee of, or with assets of a Plan;

      ______      The Transferee is using funds from an insurance company
                  general account to acquire an interest in the Transferred
                  Certificates, however, the purchase and holding of such
                  interest by such Person is exempt from the prohibited
                  transaction provisions of Sections 406(a) and (b) and 407 of
                  ERISA and the excise taxes imposed on such prohibited
                  transactions by Sections 4975(a) and (b) of the Code, by
                  reason of Sections I and III of Prohibited Transaction Class
                  Exemption 95-60.

      ______      The Transferred Certificates are rated in one of the four
                  highest generic rating categories by one of the Rating
                  Agencies and an interest in such Certificates is being
                  acquired by or on behalf of a Plan in reliance on Prohibited
                  Transaction Exemption 91-23 and such Plan (X) is an accredited investor as defined in Rule 501(a)(1) of Regulation D of the
                  Securities Act, (Y) is not sponsored (within the meaning of
                  Section 3(16)(B) of ERISA) by the Trustee, the Depositor, any
                  Mortgage Loan Seller, any Swap Counterparty, any Master
                  Servicer, the Special Servicer, any Sub-Servicer, any Person
                  responsible for the

                                      H-2-1

                  servicing and administration of any Outside Serviced Trust
                  Mortgage Loan or any related REO Property, or any Mortgagor with respect to Mortgage Loans constituting more than 5% of the aggregate unamortized principal balance of all the
                  Mortgage Loans determined on the date of the initial issuance of the Certificates, or by any Affiliate of such Person, and
                  (Z) agrees that it will obtain from each of its Transferees that are Plans, a written representation that such Transferee, if a Plan, satisfies the requirements of the immediately
                  preceding clauses (X) and (Y), together with a written
                  agreement that such Transferee will obtain from each of its
                  Transferees that are Plans a similar written representation regarding satisfaction of the requirements of the immediately preceding clauses (X) and (Y); and, if the Transferred
                  Certificates are Floating Rate Certificates, such Plan's
                  acquisition and holding of this Certificate or an interest herein are eligible for the exemptive relief available under at least one of Prohibited Transaction Exemption 84-14, 90-1,
                  91-38, 96-23 or 95-60.

                                      Very truly yours,

                                      _________________________________
                                      (Transferee)

                                      By:____________________________________
                                         Name:
                                         Title:

                                      H-2-2

                                   EXHIBIT I-1

                    FORM OF TRANSFER AFFIDAVIT AND AGREEMENT
                         REGARDING CLASS R CERTIFICATES

TRANSFER AFFIDAVIT PURSUANT TO SECTIONS
860D(A)(6)(A) AND 860E(E)(4) OF  THE INTERNAL
REVENUE CODE OF 1986, AS AMENDED, AND
TREASURY REGULATION SECTION 1.860E-1(C)(4)

            Re:   Citigroup Commercial Mortgage Trust 2007-C6, Commercial
                  Mortgage Pass-Through Certificates, Series 2007-C6 (the
                  "Certificates"), issued pursuant to the Pooling and Servicing
                  Agreement dated as of July 1, 2007 (the "Pooling and Servicing
                  Agreement"), by and between Citigroup Commercial Mortgage
                  Securities Inc., as Depositor, Wachovia Bank, National
                  Association, Midland Loan Services, Inc. and Capmark Finance
                  Inc., as Master Servicers, CWCapital Asset Management LLC, as
                  Special Servicer, Wells Fargo Bank, National Association, as
                  Trustee, and LaSalle Bank National Association, as Certificate
                  Administrator

STATE OF __________________________ )
                                    )    ss.:  _____________________________
COUNTY OF ________________________  )

            The undersigned declares that, to the best knowledge and belief of the undersigned, the following representations are true, correct and complete:

            1.    ______________________________ (the "Purchaser"), is acquiring
Class R Certificates representing ________________% of the residual interest in each of the real estate mortgage investment conduits (each, a "REMIC")
designated as the "Loan REMICs", "REMIC I" and "REMIC II", respectively, relating to the Certificates for which an election is to be made under Section
860D of the Internal Revenue Code of 1986, as amended (the "Code").

            2.    The Purchaser is not a "Disqualified Organization" (as defined below), and the Purchaser is not acquiring the Class R Certificates for the account of, or as agent or nominee of, or with a view to the transfer of direct or indirect record or beneficial ownership thereof, to a Disqualified
Organization. For the purposes hereof, a Disqualified Organization is any of the following: (i) the United States, (ii) any state or political subdivision thereof, (iii) any foreign government, (iv) any international organization, (v)
any agency or instrumentality of any of the foregoing, (vi) any tax-exempt organization (other than a cooperative described in Section 521 of the Code)
which is exempt from the tax imposed by Chapter 1 of the Code unless such organization is subject to the tax imposed by Section 511 of the Code, (vii) any organization described in Section 1381(a)(2)(C) of the Code, or (viii) any other entity designated as a "disqualified organization" by relevant legislation amending the REMIC Provisions and in effect at or proposed to be effective as of the time of determination. In addition, a corporation will not be treated as an instrumentality of the United States or of any state or political subdivision thereof if all of its activities are subject to tax (except for the Federal Home
Loan Mortgage Corporation) and a majority of its board of directors is not selected by such governmental unit. The terms "United States" and "international organization" shall have the meanings set forth in Section 7701 of the Code.

                                      I-1-1

            3.    The Purchaser acknowledges that Section 860E(e) of the Code would impose a substantial tax on the transferor or, in certain circumstances, on an agent for the transferee, with respect to any transfer of any interest in any Class R Certificates to a Disqualified Organization.

            4.    The Purchaser will not transfer the Class R Certificates to any person or entity as to which the Purchaser has not received an affidavit substantially in the form of this affidavit or to any person or entity as to which the Purchaser has actual knowledge that the requirements set forth in paragraphs 2 and 7 hereof are not satisfied, or to any person or entity with respect to which the Purchaser has not (at the time of such transfer) satisfied the requirements under the Code to conduct a reasonable investigation of the financial condition of such person or entity (or its current beneficial owners if such person or entity is classified as a partnership under the Code).

            5.    The Purchaser agrees to such amendments of the Pooling and
Servicing Agreement as may be required to further effectuate the prohibition against transferring the Class R Certificates to a Disqualified Organization, an
agent thereof or a person that does not satisfy the requirements of paragraph 7.

            6.    The Purchaser consents to the designation of the Trustee as the agent of the Tax Matters Person of the Loan REMICs, REMIC I and REMIC II
pursuant to Section 10.01 of the Pooling and Servicing Agreement.

            7.    No purpose of the acquisition of the Class R Certificates is to impede the assessment or collection of tax.

                    [CHOOSE BETWEEN PARAGRAPHS 8 OR 9 BELOW]

[ ]         8.    If the Transferor requires the safe harbor under Treasury
regulations section 1.860E-1 to apply:

      i.    The Purchaser historically has paid its debts as they have come due and intends to pay its debts as they come due in the future and the
            Purchaser intends to pay taxes associated with holding the Class R
            Certificates as they become due.

      ii.   The Purchaser understands that it may incur tax liabilities with respect to the Class R Certificates in excess of any cash flows generated by such Certificates.

      iii.  The Purchaser is not a foreign permanent establishment or a fixed base (within the meaning of any applicable income tax treaty between the United States and any foreign jurisdiction) of a United States
            Tax Person.

      iv.   The Purchaser will not cause the income from the Class R
            Certificates to be attributable to a foreign permanent establishment or fixed base (within the meaning of any applicable income tax treaty between the United States and any foreign jurisdiction) of a
            United States Tax Person.

            [CHECK THE STATEMENT THAT APPLIES]

[ ]   v)    In accordance with Treasury Regulations Section 1.860E-1, the
            Purchaser:

            a)    is an "eligible corporation" as defined in Section
            1.860E-1(c)(6)(i) of the Treasury regulations (i.e., a domestic C corporation other than a corporation which is exempt from, or is not subject to, tax under Section 11 of the Code; a Regulated Investment
            Company as defined in Section 851(a) of the Code; a Real Estate
            Investment Trust as defined in Section 856(a) of the Code; a REMIC as defined in Section 860D of the Code; or an organization to which part I of

                                      I-1-2

            subchapter T of chapter 1 of subtitle A of the Code applies, as to which the income of Class R Certificates will only be subject to taxation in the United States,

            b)    has, and has had in each of its two preceding fiscal years, gross assets for financial reporting purposes (excluding any obligation of a person related to the transferee within the meaning of Section 1.860E-1(c)(6)(ii) of the Treasury regulations or any other assets if a principal purpose for holding or acquiring such asset is to satisfy this condition) in excess of $100 million and net assets of $10 million, and

            c)    hereby agrees only to transfer the Certificate to another
            "eligible corporation" meeting the criteria set forth in Treasury regulations section 1.860E-1.

      OR

[ ]   vi)   The Purchaser is a United  States Tax Person and the consideration paid to the Purchaser for accepting the Class R Certificates is greater than the present value of the anticipated net federal income taxes and tax benefits ("Tax Liability Present Value") associated with owning such Certificates, with such present value computed using a discount rate equal to the "Federal short-term rate"
            prescribed by Section 1274 of the Code as of the date hereof or, to the extent it is not, if the Transferee has asserted that it regularly borrows, in the ordinary course of its trade or business, substantial funds from unrelated third parties at a lower interest rate than such applicable federal rate and the consideration paid to the Purchaser is greater than the Tax Liability Present Value using such lower interest rate as the discount rate, the transactions with the unrelated third party lenders, the interest rate or rates, the date or dates of such transactions, and the maturity dates or, in the case of adjustable rate debt instruments, the relevant adjustment dates or periods, with respect to such borrowings, are accurately stated in Exhibit A to this letter

[ ]   9.    If the Transferor does not require the safe harbor under Treasury regulations  section 1.860E-1 to apply: [CHECK THE STATEMENT THAT APPLIES]

[ ]   i)    The Purchaser is a "United States person" as defined in Section
            7701(a) of the Code and the regulations promulgated thereunder (the
            Purchaser's U.S. taxpayer identification number is ______________).
            The Purchaser is not classified as a partnership under the Code (or, if so classified, all of its beneficial owners are United States persons).

      OR

[ ]   ii)   The Purchaser is not a United States person. However, the Purchaser:

            a)    conducts a trade or business within the United States and, for purposes of Treasury regulations section 1.860G-3(a)(3), is subject to tax under Section 882 of the Code;

            b)    understands that, for purposes of Treasury regulations section
            1.860E-1(c)(4)(ii), as a holder of a Class R Certificate for United
            States federal income tax purposes, it may incur tax liabilities in excess of any cash flows generated by such Class R Certificate;

            c)    intends to pay the taxes associated with holding a Class R
            Certificate;

            d)    is not classified as a partnership under the Code (or, if so classified, all of its beneficial owners either satisfy clauses (a),
            (b) and (c) of this sentence or are United States persons); and

                                      I-1-3

            e)    has furnished the Transferor and the Trustee with an effective
            IRS Form W-8ECI or successor form and will update such form as may be required under the applicable Treasury regulations

            Capitalized terms used but not defined herein have the meanings assigned thereto in the Pooling and Servicing Agreement.

                                      I-1-4

            IN WITNESS WHEREOF, the Purchaser has caused this instrument to be duly executed on its behalf by its duly authorized officer this _______ day of
___________________________.

                                      By:  _____________________________

                                      Name:  ___________________________

                                      Title: ___________________________

            Personally appeared before me ___________________________, known or proved to me to be the same person who executed the foregoing instrument and to be a _______________________ of the Purchaser, and acknowledged to me that he/she executed the same at his/her free act and deed and at the free act and deed of the Purchaser.

                                      Subscribed and sworn before me this
                                      _________ day of ______________, 20_____.

                                      _________________________________________
                                      Notary Public

                                      I-1-5

                                   EXHIBIT I-2

                         FORM OF TRANSFEROR CERTIFICATE
                         REGARDING CLASS R CERTIFICATES

                                     [Date]

LaSalle Bank National Association
135 South LaSalle Street, Suite 1625
Chicago, Illinois 60603
Attention: Global Securities and Trust Services - Citigroup Commercial Mortgage
Trust 2007-C6

            Re:   Citigroup Commercial Mortgage Trust 2007-C6, Commercial
                  Mortgage Pass-Through Certificates, Series 2007-C6 (the
                  "Certificates")

Ladies and Gentlemen:

            This letter is delivered to you in connection with the transfer by
_________________ (the "Transferor") to _________________ (the "Transferee") of
Class R Certificates evidencing a ____% Percentage Interest in such Class (the
"Residual Interest Certificates"). The Certificates, including the Residual
Interest Certificates, were issued pursuant to the Pooling and Servicing
Agreement, dated as of July 1, 2007 (the "Pooling and Servicing Agreement"),
between Citigroup Commercial Mortgage Securities Inc., as depositor, Wachovia
Bank, National Association, Midland Loan Services, Inc. and Capmark Finance
Inc., as master servicers, CWCapital Asset Management LLC, as special servicer,
Wells Fargo Bank, National Association, as trustee, and LaSalle Bank National
Association, as certificate administrator. All capitalized terms used but not otherwise defined herein shall have the respective meanings set forth in the
Pooling and Servicing Agreement. The Transferor hereby certifies, represents and warrants to you, as Certificate Registrar, that:

                  1.    No purpose of the Transferor relating to the transfer of
      the Residual Interest Certificates by the Transferor to the Transferee is
      or will be to impede the assessment or collection of any tax.

                  2.    The Transferor understands that the Transferee has
      delivered to you a Transfer Affidavit and Agreement in the form attached to the Pooling and Servicing Agreement as Exhibit I-1. The Transferor does not know or believe that any representation contained therein is false.

                                      I-2-1

                  3.    The Transferor has at the time of this transfer
      conducted a reasonable investigation of the financial condition of the
      Transferee (or the beneficial owners of the Transferee if it is classified as a partnership under the Internal Revenue Code of 1986, as amended) as contemplated by Treasury regulations section 1.860E-1(c)(4)(i) and, as a result of that investigation, the Transferor has determined that the
      Transferee has historically paid its debts as they became due and has found no significant evidence to indicate that the Transferee will not continue to pay its debts as they become due in the future. The Transferor understands that the transfer of the Residual Interest Certificates may not be respected for United States income tax purposes (and the Transferor may continue to be liable for United States income taxes associated therewith) unless the Transferor has conducted such an investigation.

                                      Very truly yours,

                                      ______________________________________
                                      (Transferor)

                                      By:____________________________________
                                         Name:
                                         Title:

                                      I-2-2

                                   EXHIBIT J-1

                        FORM OF NOTICE AND ACKNOWLEDGMENT

                                     [Date]

Moody's Investors Service, Inc.
99 Church Street, 9th Floor
New York, New York  10007

Fitch, Inc.
One State Street Plaza, 31st Floor
New York, New York  10004

Standard & Poor's Ratings Service,
  a division of the McGraw-Hill Companies, Inc.
55 Water Street
New York, New York 10004

[OTHER RATING AGENCIES FOR NON-TRUST MORTGAGE LOAN SECURITIES]

Ladies and Gentlemen:

            This notice is being delivered pursuant to Section 6.09 of the
Pooling and Servicing Agreement, dated as of July 1, 2007 and relating to
Citigroup Commercial Mortgage Trust 2007-C6, Commercial Mortgage Pass-Through
Certificates, Series 2007-C6 (the "Agreement"). Capitalized terms used but not otherwise defined herein shall have respective meanings assigned to them in the
Agreement.

            Notice is hereby given that [the Holders of Certificates evidencing a majority of the Voting Rights allocated to the Controlling Class have]
[_____________________ has] designated ________________ to serve as the [Special
Servicer [(other than with respect to ___________)]] [_____________ Special
Servicer] under the Agreement.

            The designation of __________________ as [Special Servicer [(other than with respect to ___________)]] [_____________ Special Servicer] will become final if certain conditions are met and you deliver to _________________, the trustee under the Agreement (the "Trustee"), written confirmation that if the person designated to become the [Special Servicer [(other than with respect to
___________)]] [_____________ Special Servicer] were to serve as such, such event would not result in the qualification, downgrade or withdrawal of the rating or ratings assigned by you to one or more Classes of the Certificates [or one or more classes of any Non-Trust Mortgage Loan Securities backed by
_____________]. Accordingly, such confirmation is hereby requested as soon as possible.

                                      J-1-1

            Please acknowledge receipt of this notice by signing the enclosed copy of this notice where indicated below and returning it to the Trustee, in the enclosed stamped self-addressed envelope.

                                      Very truly yours,

                                      WELLS FARGO BANK, NATIONAL ASSOCIATION,
                                      as Trustee

                                      By:______________________________________
                                         Name:
                                         Title:

Receipt acknowledged:

MOODY'S INVESTORS SERVICE, INC.

By:   ________________________________
      Name:
      Title:
      Date:

FITCH, INC.

By:   ________________________________
      Name:
      Title:
      Date:

STANDARD AND POOR'S RATINGS SERVICE,
      A DIVISION OF THE MCGRAW-HILL COMPANIES, INC.

By:   ________________________________
      Name:
      Title:
      Date:

[OTHER APPLICABLE RATING AGENCIES]

By:   ________________________________
      Name:
      Title:
      Date:

                                      J-1-2

                                   EXHIBIT J-2

               FORM OF ACKNOWLEDGMENT OF PROPOSED SPECIAL SERVICER

                                     [Date]

[TRUSTEE]
[MASTER SERVICERS]
[DEPOSITOR]
[CERTIFICATE ADMINISTRATOR]

            Re:   Citigroup Commercial Mortgage Trust 2007-C6, Commercial
                  Mortgage Pass-Through Certificates, Series 2007-C6

Ladies and Gentlemen:

            Pursuant to Section 6.09 of the Pooling and Servicing Agreement,
dated as of July 1, 2007, relating to Citigroup Commercial Mortgage Trust
2007-C6, Commercial Mortgage Pass-Through Certificates, Series 2007-C6 (the
"Agreement"), the undersigned hereby agrees with all the other parties to the
Agreement that the undersigned shall serve as [Special Servicer [(other than with respect to ___________)]] [_____________ Special Servicer] under, and as defined in, the Agreement. The undersigned hereby acknowledges that, as of the date hereof, it is and shall be a party to the Agreement and bound thereby to the full extent indicated therein in the capacity of [Special Servicer [(other than with respect to ___________)]] [_____________ Special Servicer]. The
undersigned hereby makes, as of the date hereof, the representations and warranties set forth in Section 3.23(b) of the Agreement, with the following corrections with respect to type of entity and jurisdiction of organization:
____________________.

            Capitalized terms used but not defined herein have the respective meanings assigned thereto in the Agreement.

                                      [NAME OF PROPOSED SPECIAL SERVICER]

                                      By:_________________________________
                                         Name:
                                         Title:

                                      J-2-1

                                    EXHIBIT K

                        LIST OF DESIGNATED SUB-SERVICERS

        MORTGAGE
 LOAN     LOAN    LOAN GROUP
NUMBER   SELLER     NUMBER                  LOAN / PROPERTY NAME                                PRIMARY SERVICER
---------------------------------------------------------------------------------------------------------------------------------

   5     LaSalle      1        Wachovia Capitol Center                          LJ Melody
   12    LaSalle      1        600 West Chicago                                 HFF
   17    LaSalle      1        Fifty West Corporate Center                      JBL Company
   19    LaSalle      1        Herndon Square Office Park                       JBL Company
   22    LaSalle      1        Woodside Corporate Park                          LJ Melody
   23    LaSalle      1        100 Technology Center Drive                      HFF
   32      CGM        1        Alderwood Plaza                                  CBRE Melody
   38      CGM        2        Forest Ridge Apartments                          NorthMarq Capital, Inc.
   42    LaSalle      1        Regency Court                                    HFF
   52      CGM        1        Salishan Spa & Golf Resort                       CBRE Melody
   57    LaSalle      1        NNN - Lenox Park (Buildings A & B)               LJ Melody
   60      CGM        1        Bursca Business Park                             Holliday Fenoglio Fowler, L.P. (Partial Retained)
   64      CGM        1        Medstar Building                                 NorthMarq Capital, Inc.
   70    LaSalle      1        International Towers Building                    JBL Company
   73      CGM        1        Top Foods - Puyallup, WA                         CBRE Melody
   85      CGM        1        Hampton Inn - West Covina, CA                    Laureate Capital, LLC
   86    LaSalle      1        Windsor Commerce Center                          Pinnacle Financial Group
   87      CGM        1        1556 20th Street                                 Holliday Fenoglio Fowler, L.P. (Partial Retained)
   95    LaSalle      1        NNN - Lenox Park (Building G)                    LJ Melody
  103      CGM        1        Quality Inn & Suites - Dulles, VA                Laureate Capital, LLC
  104      CGM        2        Bower Hill III Apartments                        Holliday Fenoglio Fowler, L.P. (Partial Retained)
  105    LaSalle      1        The Shoppes at Amberly                           Collateral Mortgage
  107      CGM        1        Clocktower Shopping Center                       NorthMarq Capital, Inc.
  109      CGM        1        Crossroads Shopping Center                       Newmark Realty Capital, Inc.
  111      CGM        1        Cherokee Building I                              NorthMarq Capital, Inc.
  112      CGM        1        29 Orangewood Place                              Holliday Fenoglio Fowler, L.P. (Partial Retained)
  113    LaSalle      1        761 - 793 Boylston Street                        HFF
  121      CGM        1        Cherokee Building II                             NorthMarq Capital, Inc.
  125      CGM        1        Alverson Taylor Mortensen & Sanders Law Office   CBRE Melody
  127      CGM        1        Northpoint Center                                NorthMarq Capital, Inc.
  128      CGM        1        Lowe's Home Improvement                          NorthMarq Capital, Inc.
  132      CGM        1        Kohls - Florence, SC                             Holliday Fenoglio Fowler, L.P. (Partial Retained)
  133    LaSalle      1        Women's Physician Center                         HFF
  143      CGM        1        Holiday Inn Express - Boone, NC                  Laureate Capital, LLC
  147      CGM        1        Barclay's Portfolio                              CBRE Melody
  148      CGM        1        Fairfield Inn - Parsippany, NJ                   Holliday Fenoglio Fowler, L.P. (Partial Retained)
  154      CGM        1        Suburban Extended Stay Hotel - Pensacola, FL     NorthMarq Capital, Inc.
  156    LaSalle      1        Gallo Displays Corporate Headquarters            Collateral Mortgage
  167      CGM        2        The Lakes at Gig Harbor                          CBRE Melody

                                       K-1

        MORTGAGE
 LOAN     LOAN    LOAN GROUP
NUMBER   SELLER     NUMBER                  LOAN / PROPERTY NAME                                PRIMARY SERVICER
---------------------------------------------------------------------------------------------------------------------------------

 168     LaSalle      1        Randstad Building                                LJ Melody
 169       CGM        1        2308 Broadway                                    Holliday Fenoglio Fowler, L.P. (Partial Retained)
 175       CGM        1        Country Inn & Suites - Manassas, VA              Laureate Capital, LLC
 179     LaSalle      1        The Crossroads                                   Pacific Southwest Realty Service
 181     LaSalle      2        Stonefield Village Apartments                    Collateral Mortgage
 189       CGM        1        Morristown Plaza                                 CBRE Melody
 190       CGM        1        Cannery Mall                                     CBRE Melody
 195       CGM        1        Suburban Extended Stay Hotel - Gautier, MS       NorthMarq Capital, Inc.
 196     LaSalle      1        Park Santa Fe - Flagstaff                        CAPMARK FINANCE
 197       CGM        1        La Quinta - Waldorf, MD                          Laureate Capital, LLC
 198       CGM        1        Gander Mountain                                  CBRE Melody
 201     LaSalle      1        Home Depot                                       Bernard Financial Group
 210     LaSalle      1        Hampton Inn Anderson                             Laureate Capital
 211     LaSalle      1        Cobalt Marketplace                               Laureate Capital
 212       CGM        1        Tyler Plaza                                      CBRE Melody
 217       CGM        1        Midtown Business Center                          Holliday Fenoglio Fowler, L.P. (Partial Retained)
 219     LaSalle      1        Rite Aid - Totem Lake                            Pacific Southwest Realty Service
 221     LaSalle      1        Harbour Breeze Professional Center               Laureate Capital
 226     LaSalle      1        Sleep Inn University Place                       Laureate Capital
 230       CGM        1        Harbour View Commons                             Laureate Capital, LLC
 238     LaSalle      1        Walgreens, Salisbury                             Laureate Capital
 243     LaSalle      1        Towne Centre Place                               Laureate Capital
 245     LaSalle      2        Hoopes Place Apartments                          Capmark Finance
 246     LaSalle      2        Lenox Garden Apartments                          Capmark Finance
 250     LaSalle      1        Hampton Inn Greenwood                            Laureate Capital
 255     LaSalle      1        Plantation Crossing                              Laureate Capital
 258       CGM        1        Main & McFadden Shopping Center                  CBRE Melody
 260     LaSalle      1        Bethany Square Shopping Center                   Laureate Capital
 262       CGM        1        Walgreens - Portland, OR                         CBRE Melody
 264     LaSalle      2        Harbor Square Apts                               Laureate Capital
 268       CGM        1        Quality Inn - Annapolis, MD                      Laureate Capital, LLC
 274     LaSalle      1        7372 McKnight Road                               Laureate Capital
 276     LaSalle      1        350 Second Street                                Cohen Financial
 279     LaSalle      1        Lakewood Landing                                 Pacific Southwest Realty Service
 282       CGM        1        Allstate Insurance Company - Pittsburgh, PA      Holliday Fenoglio Fowler, L.P. (Partial Retained)
 287     LaSalle      1        Tractor Supply                                   Laureate Capital
 301     LaSalle      2        Fairview Village MHP                             LJ Melody
 306       CGM        1        Rite Aid - Lancaster, NH                         NorthMarq Capital, Inc.
 310     LaSalle      2        Beaver Dam MHP                                   Laureate Capital

                                       K-2

                                   EXHIBIT L-1

               FORM OF INFORMATION REQUEST/INVESTOR CERTIFICATION
              FOR WEBSITE ACCESS FROM CERTIFICATE [HOLDER] [OWNER]

                                     [Date]

To the parties listed on the attached Schedule A hereto

            Re:    Citigroup Commercial Mortgage Trust 2007-C6
                   Commercial Mortgage Pass-Through Certificates, Series 2007-C6

Ladies and Gentlemen:

      In accordance with the provisions of the Pooling and Servicing Agreement dated as of July 1, 2007 (the "Pooling and Servicing Agreement"), by and between
Citigroup Commercial Mortgage Securities Inc., as depositor, Wachovia Bank,
National Association, Midland Loan Services, Inc. and Capmark Finance Inc., as
master servicers (the "Master Servicers"), CWCapital Asset Management LLC, as
special servicer (the "Special Servicer"), Wells Fargo Bank, National
Association, as trustee (the "Trustee"), and LaSalle Bank National Association,
as certificate administrator (the "Certificate Administrator"), with respect to
Citigroup Commercial Mortgage Trust 2007-C6, Commercial Mortgage Pass-Through
Certificates, Series 2007-C6 (the "Certificates"), the undersigned hereby certifies and agrees as follows:

            1.     The undersigned is a [beneficial owner] [registered holder]
of the Class _____ Certificates.

            2.     The undersigned is requesting (Please check as applicable):

                   (i)    ____ the information (the "Information") identified on
            the schedule attached hereto pursuant to Section 3.15 of the Pooling and Servicing Agreement; or

                   (ii)   ____ a password [and username] pursuant to the Pooling
            and Servicing Agreement for access to information (also, the
            "Information") provided on the [Trustee's] [Certificate
            Administrator's] [applicable Master Servicer's] [Special Servicer's]
            Internet Website.

            3.     In connection with accessing the website of the [applicable
Master Servicer] [Certificate Administrator] [Trustee] [Special Servicer], the
undersigned hereby agrees to register, execute or accept an access agreement and accept a disclaimer, as and to the extent required by the [applicable Master
Servicer] [Certificate Administrator] [Trustee] [Special Servicer] in accordance with the Pooling and Servicing Agreement.

            4.     In consideration of the [Trustee's] [Certificate
Administrator's] [applicable Master Servicer's] [Special Servicer's] disclosure to the undersigned of the Information, the undersigned will keep the Information confidential (except from such outside persons as are assisting it in evaluating its interest in Certificates, from its accountants and attorneys, and otherwise from such governmental or banking authorities to which the undersigned is subject), and such Information will not, without the prior written consent of the [Trustee] [Certificate Administrator] [applicable Master Servicer] [Special
Servicer], be disclosed by the undersigned or by its officers, directors, partners, employees, agents or representatives (collectively, the
"Representatives") in any manner whatsoever, in whole or in part; provided that the undersigned may provide all or any part of the Information to any other person or entity that holds or is contemplating the purchase of any

                                      L-1-1

Certificate or interest therein, but only if such person or entity confirms in writing such ownership interest or prospective ownership interest and agrees to keep it confidential.

            5.     The undersigned will not use or disclose the Information in any manner which could result in a violation of any provision of the Securities
Act of 1933, as amended (the "Securities Act"), or the Securities Exchange Act
of 1934, as amended, or would require registration of any Non-Registered
Certificate pursuant to Section 5 of the Securities Act.

            IN WITNESS WHEREOF, the undersigned has caused its name to be signed hereto by its duly authorized officer, as of the day and year written above.

                                       [BENEFICIAL OWNER OF A CERTIFICATE]
                                       [REGISTERED HOLDER OF A CERTIFICATE]

                                       By: __________________________________
                                           Name:
                                           Title:

                                       By: __________________________________
                                           Name:
                                           Title:

                                      L-1-2

                                   SCHEDULE A

Wells Fargo Bank, National Association
9062 Old Annapolis Road
Columbia, Maryland 21045
Attention: Corporate Trust Services (CMBS)
2007-C6 Commercial Mortgage Securities

LaSalle Bank National Association
135 South LaSalle Street, Suite 1625
Chicago, Illinois 60603
Attention: Global Securities and Trust Services - 2007-C6
Commercial Mortgage Trust 2007-C6

Wachovia Bank, National Association
8734 Research Drive
URP4-NC1075
Charlotte, NC 28262
Attn: Citigroup Commercial Mortgage Trust 2007-C6

with a copy to:

Wachovia Bank, National Association
NC 0630
301 S. College Street, 30th Floor
Charlotte, NC 28288-0630
Attn: Commercial Real Estate Services

Midland Loan Services, Inc.
10851 Mastin
Overland Park, Kansas 66210
Attention: Citigroup Commercial Mortgage Trust 2007-C6,
Commercial Mortgage Pass-Through Certificates, Series 2007-C6

Capmark Finance Inc.
116 Welsh Road,
Horsham, Pennsylvania 19044
Attention: Servicing Managing Director

CWCapital Asset Management LLC701
13th Street NW, Suite 1000
Washington, D.C. 20005
Attention: David Iannarone (CGCMT 2007-C6)

with a copy to CWCapital Asset Management LLC
One Charles River Place
63 Kendrick Street
Needhman, Massachusetts 02494
Attention: Jill Hyde (CGCMT 2007-C6)

                                      L-1-3

Attn: _____

                                      L-1-4

                                   EXHIBIT L-2

         FORM OF INFORMATION REQUEST/INVESTOR CERTIFICATION FOR WEBSITE
                        ACCESS FROM PROSPECTIVE INVESTOR

                                     [Date]

To the parties listed on the attached Schedule A hereto

            Re:    Citigroup Commercial Mortgage Trust 2007-C6,
                   Commercial Mortgage Pass-Through Certificates, Series 2007-C6

Ladies and Gentlemen:

            In accordance with the provisions of the Pooling and Servicing
Agreement dated as of July 1, 2007 (the "Pooling and Servicing Agreement"), by
and between Citigroup Commercial Mortgage Securities Inc., as depositor,
Wachovia Bank, National Association, as master servicer no. 1 ("Master Servicer
No. 1"), Midland Loan Services, Inc., as master servicer no. 2 ("Master Servicer
No. 2") and Capmark Finance Inc., as master servicer no. 3 ("Master Servicer No.
3" and, collectively with Master Servicer No. 1 and Master Servicer No. 2, the
"Master Servicers"), CWCapital Asset Management LLC, as special servicer (the
"Special Servicer"), Wells Fargo Bank, National Association, as trustee (the
"Trustee"), and LaSalle Bank National Association, as certificate administrator
(the "Certificate Administrator"), with respect to Citigroup Commercial Mortgage
Trust 2007-C6, Commercial Mortgage Pass-Through Certificates, Series 2007-C6
(the "Certificates"), the undersigned hereby certifies and agrees as follows:

            1.     The undersigned is [a [licensed] [registered] investment
adviser to___________, which is] contemplating an investment in the Class _____
Certificates.

            2.     The undersigned is requesting (please check as applicable):

                   (i)    ____ information (the "Information") for use in
            evaluating the possible investment described above as identified on the schedule attached hereto pursuant to Section 3.15 of the Pooling and Servicing Agreement; or

                   (ii)   ____ a password [and username] pursuant to Section
            4.02 of the Pooling and Servicing Agreement for access to
            information (also, the "Information") provided on the [Trustee's]
            [Certificate Administrator's] [applicable Master Servicer's]
            [Special Servicer's] Internet Website.

            3.     In connection with accessing the website of the [applicable
Master Servicer] [Certificate Administrator] [Trustee] [Special Servicer], the
undersigned hereby agrees to register, execute or accept an access agreement and accept a disclaimer, as and to the extent required by the [applicable Master
Servicer] [Certificate Administrator] [Trustee] [Special Servicer] in accordance with Section 4.02 of the Pooling and Servicing Agreement.

            4.     In consideration of the [Trustee's] [Certificate
Administrator's] [applicable Master Servicer's] [Special Servicer's] disclosure to the undersigned of the Information, the undersigned will keep the Information confidential (except [from such outside persons as are assisting it in making the investment decision described in paragraph 1 above, from its accountants and attorneys, and otherwise] from such governmental or

                                      L-2-1

banking authorities and agencies to which the undersigned is subject), and such
Information will not, without the prior written consent of the [Trustee]
[Certificate Administrator] [applicable Master Servicer] [Special Servicer], be disclosed by the undersigned or by its officers, directors, partners, employees, agents or representatives (collectively, the "Representatives") in any manner whatsoever, in whole or in part.

            5.     The undersigned will not use or disclose the Information in any manner which could result in a violation of any provision of the Securities
Act of 1933, as amended ( the "Securities Act"), or the Securities Exchange Act
of 1934, as amended, or would require registration of any Non-Registered
Certificate pursuant to Section 5 of the Securities Act.

            IN WITNESS WHEREOF, the undersigned has caused its name to be signed hereto by its duly authorized officer, as of the day and year written above.

                                       [PROSPECTIVE PURCHASER OF A CERTIFICATE
                                       OR INTEREST THEREIN] [LICENSED/REGISTERED
                                       INVESTMENT ADVISER]

                                       By: _____________________________________
                                           Name:
                                           Title:

                                       By: _____________________________________
                                           Name:
                                           Title:

                                      L-2-2

                                   SCHEDULE A

Wells Fargo Bank, National Association
9062 Old Annapolis Road
Columbia, Maryland 21045
Attention: Corporate Trust Services (CMBS)
2007-C6 Commercial Mortgage Securities

LaSalle Bank National Association
135 South LaSalle Street, Suite 1625
Chicago, Illinois 60603
Attention: Global Securities and Trust Services -
Citigroup Commercial Mortgage Trust 2007-C6

Wachovia Bank, National Association
8739 Research Drive
URP4-NC1075
Charlotte, NC 28262
Attention:  Citigroup Commercial Mortgage Trust 2007-C6

with a copy to

Wachovia Corporation
Legal Division, NC 0630
One Wachovia Center
301 South College Street, 230th Floor
Charlotte, NC 28288-0630
Attention: Commercial Real Estate Services

Midland Loan Services, Inc.
10851 Mastin
Overland Park, Kansas 66210
Attention: Citigroup Commercial Mortgage Trust 2007-C6,
Commercial Mortgage Pass-Through Certificates, Series 2007-C6

Capmark Finance Inc.
116 Welsh Road,
Horsham, Pennsylvania 19044
Attention: Servicing Managing Director

CWCapital Asset Management LLC
701 13th Street NW, Suite 1000
Washington, D.C. 20005
Attention: David Iannarone (CGCMT 2007-C6)

with a copy to CWCapital Asset Management LLC
One Charles River Place
63 Kendrick Street
Needhman, Massachusetts 02494
Attention: Jill Hyde (CGCMT 2007-C6)

                                      L-2-3

                                      L-2-4

                                    EXHIBIT M

                         FORM OF PURCHASE OPTION NOTICE

                                     [Date]

To the parties listed on the attached Schedule A hereto

            Re:    Citigroup Commercial Mortgage Trust 2007-C6,
                   Commercial Mortgage Pass-Through Certificates, Series 2007-C6

Ladies and Gentlemen:

            The undersigned hereby acknowledges that it is the holder of an assignable option (the "Purchase Option") to purchase Mortgage Loan number ____
(the "Subject Mortgage Loan") from the Trust Fund, pursuant to Section 3.18 of the Pooling and Servicing Agreement dated as of July 1, 2007 (the "Pooling and
Servicing Agreement"), by and between Citigroup Commercial Mortgage Securities
Inc., as depositor, Wachovia Bank, National Association, Midland Loan Services,
Inc. and Capmark Finance Inc., as master servicers, CWCapital Asset Management
LLC, as special servicer, Wells Fargo Bank, National Association, as trustee, and LaSalle Bank National Association, as certificate administrator. Capitalized terms used herein and not otherwise defined shall have the meaning set forth in the Pooling and Servicing Agreement.

            The undersigned Option Holder [is the Special Servicer] [is the
Majority Controlling Class Certificateholder] [is __________________________]
[acquired its Purchase Option from the [Special Servicer] [Majority Controlling
Class Certificateholder] on _________.]

            The undersigned Option Holder is exercising its Purchase Option at the cash price of $______________, which amount equals or exceeds the related
Option Price, as defined in Section 3.18(c) of the Pooling and Servicing
Agreement. Within ten (10) Business Days of the date hereof, [the undersigned
Option Holder] [______________, an Affiliate of the undersigned Option Holder]
will deliver the Option Price to or at the direction of the Special Servicer in exchange for the release of the Subject Mortgage Loan and delivery of the related Mortgage File.

            The undersigned Option Holder agrees that it shall prepare and provide the Special Servicer with such instruments of transfer or assignment, in each case without recourse, as shall be reasonably necessary to vest in it or its designee the ownership of the Subject Mortgage Loan, together with such other documents or instruments as the Special Servicer shall reasonably require to consummate the purchase contemplated hereby.

                                       M-1

            The undersigned Option Holder acknowledges and agrees that its exercise of its Purchase Option Notice may not be revoked and that the undersigned Option Holder, or its designee, shall be obligated to close its purchase of the Subject Mortgage Loan in accordance with the terms and conditions of this letter and Section 3.18 of the Pooling and Servicing
Agreement.

                                       Very truly yours,

                                       [Option Holder]

                                       By: ____________________________________
                                       Name:
                                       Title:

[By signing this letter in the space provided below,
the [Special Servicer] [Majority Controlling Class
Certificateholder] hereby acknowledges and affirms
that it transferred its Purchase Option to the
Option Holder identified above on [_________].]

[________________________________]

By: ___________________________________
    Name:
    Title:

                                       M-2

                                   SCHEDULE A

Wells Fargo Bank, National Association
9062 Old Annapolis Road
Columbia, Maryland 21045
Attention: Corporate Trust Services (CMBS)
2007-C6 Commercial Mortgage Securities

LaSalle Bank National Association
135 South LaSalle Street, Suite 1625
Chicago, Illinois 60603
Attention: Global Securities and Trust Services -
Citigroup Commercial Mortgage Trust 2007-C6

Wachovia Bank, National Association
8739 Research Drive
URP4-NC1075
Charlotte, NC 28262
Attention:  Citigroup Commercial Mortgage Trust 2007-C6

with a copy to

Wachovia Corporation
Legal Division, NC 0630
One Wachovia Center
301 South College Street, 230th Floor
Charlotte, NC 28288-0630
Attention: Commercial Real Estate Services

Midland Loan Services, Inc.
10851 Mastin
Overland Park, Kansas 66210
Attention: Citigroup Commercial Mortgage Trust 2007-C6,
Commercial Mortgage Pass-Through Certificates, Series 2007-C6

Capmark Finance Inc.
116 Welsh Road,
Horsham, Pennsylvania 19044
Attention: Servicing Managing Director

CWCapital Asset Management LLC
701 13th Street NW, Suite 1000
Washington, D.C. 20005
Attention: David Iannarone (CGCMT 2007-C6)

with a copy to CWCapital Asset Management LLC
One Charles River Place
63 Kendrick Street
Needhman, Massachusetts 02494
Attention: Jill Hyde (CGCMT 2007-C6)

                                       M-3

                                       M-4

                                    EXHIBIT N

                       [FORM OF DEFEASANCE CERTIFICATION]

To:      [_____________]

From:    [Wachovia Bank, National Association] [Midland Loan Services, Inc.]
         [Capmark Finance Inc.],
         in its capacity as a Master Servicer (the "Master Servicer")
         under the Pooling and Servicing Agreement,
         dated as of July 1, 2007 (the "Pooling and Servicing Agreement"),
         among the Master Servicer, Wells Fargo Bank, National Association, as
         Trustee, and others.

Date:__________, 20___

            Re:    Citigroup Commercial Mortgage Trust 2007-C6,
                   Commercial Mortgage Pass-Through Certificates Series 2007-C6

            Mortgage Loan (the "Mortgage Loan") identified by loan number _____
on the Mortgage Loan Schedule attached to the Pooling and Servicing Agreement and heretofore secured by the Mortgaged Properties identified on the Mortgage
Loan Schedule by the following names: _______________________

            Reference is made to the Pooling and Servicing Agreement described above. Capitalized terms used but not defined herein have the meanings assigned to such terms in the Pooling and Servicing Agreement.

            As Master Servicer under the Pooling and Servicing Agreement, we hereby:

            (a)    Notify you that the Mortgagor has consummated a defeasance of the Mortgage Loan pursuant to the terms of the Mortgage Loan, of the type checked below:

            ____   a full defeasance of the entire principal balance of the
Mortgage Loan; or

            ____   a partial  defeasance of a portion of the principal balance of the Mortgage Loan that represents an allocated loan amount of $____________
or _______% of the entire principal  balance of the Mortgage Loan;

            (b)    Certify that each of the following is true, subject to those exceptions set forth with explanatory notes on Exhibit A hereto, which exceptions the Master Servicer has determined, consistent with the Servicing
Standard, will have no material adverse effect on the Mortgage Loan or the defeasance transaction:

                   (ii)   The Mortgage Loan documents permit the defeasance, and
      the terms and conditions for defeasance specified therein were satisfied in all material respects in completing the defeasance.

                   (iii)  The defeasance was consummated on __________, 20__.

                   (iv)   The defeasance collateral consists of securities that
      (i) constitute "government securities" as defined in Section 2(a)(16) of the Investment Company Act of 1940, as amended (15 U.S.C. 80A1), (ii) are listed as "Qualified Investments for `AAA' Financings" under Paragraphs 1,
      2 or 3 of "Cash Flow Approach" in Standard & Poor's Public Finance
      Criteria 2000, as amended, to the date of the

                                       N-1

      defeasance, (iii) are rated `AAA' by S&P, (iv) if they include a principal obligation, the principal due at maturity cannot vary or change, and (v)
      are not subject to prepayment, call or early redemption.

                   (v)    The Master Servicer received an opinion of counsel
      (from counsel approved by Master Servicer in accordance with the Servicing
      Standard) that the defeasance will not result in an Adverse REMIC Event.

                   (vi)   The Master Servicer determined that the defeasance
      collateral will be owned by an entity (the "Defeasance Obligor") that is a
      Single-Purpose Entity (as defined in Standard & Poor's Structured Finance
      Ratings Real Estate Finance Criteria, as amended to the date of the defeasance (the "S&P Criteria")) as of the date of the defeasance, and after the defeasance owns no assets other than the defeasance collateral and real property securing Mortgage Loans included in the pool.

                   (vii)  The Master Servicer received written confirmation of the crediting of the defeasance collateral to an Eligible Account (as defined in the S&P Criteria) in the name of the Defeasance Obligor, which account is maintained as a securities account by a securities intermediary and has been pledged to the Trustee.

                   (viii) The agreements executed in connection with the
      defeasance (i) grant control of the pledged securities account to the
      Trustee, (ii) require the securities intermediary to make the scheduled payments on the Mortgage Loan from the proceeds of the defeasance collateral directly to the Master Servicer's collection account in the amounts and on the dates specified in the Mortgage Loan documents or, in a partial defeasance, the portion of such scheduled payments attributed to the allocated loan amount for the real property defeased, increased by any defeasance premium specified in the Mortgage Loan documents (the
      "Scheduled Payments"), (iii) permit reinvestment of proceeds of the defeasance collateral only in Permitted Investments (as defined in the S&P
      Criteria), (iv) permit release of surplus defeasance collateral and earnings on reinvestment from the pledged securities account only after the Mortgage Loan has been paid in full, if any such release is permitted,
      (v) prohibit transfers by the Defeasance Obligor of the defeasance collateral and subordinate liens against the defeasance collateral, and
      (vi) provide for payment from sources other than the defeasance collateral or other assets of the Defeasance Obligor of all fees and expenses of the securities intermediary for administering the defeasance and the securities account and all fees and expenses of maintaining the existence of the Defeasance Obligor.

                   (ix)   The Master Servicer received written confirmation from
      a firm of independent certified public accountants, who were approved by
      Master Servicer in accordance with the Servicing Standard stating that (i)
      revenues from the defeasance collateral (without taking into account any earnings on reinvestment of such revenues) will be sufficient to timely pay each of the Scheduled Payments after the defeasance including the payment in full of the Mortgage Loan (or the allocated portion thereof in connection with a partial defeasance) on its Maturity Date (or, in the case of an ARD Loan, on its Anticipated Repayment Date), (ii) the revenues received in any month from the defeasance collateral will be applied to make Scheduled Payments within four (4) months after the date of receipt, and (iii) interest income from the defeasance collateral to the Defeasance
      Obligor in any calendar or fiscal year will not exceed such Defeasance
      Obligor's interest expense for the Mortgage Loan (or the allocated portion thereof in a partial defeasance) for such year.

                   (x)    The Mortgage Loan is not among the ten (10) largest
      loans in the pool. The entire principal balance of the Mortgage Loan as of the date of defeasance was less than both $[______] and five percent of the pool balance, which is less than [__]% of the aggregate Certificate
      Principal Balance of the Certificates as of the date of the most recent
      Trustee's Distribution Date Statement received by us (the "Current
      Report").

                                       N-2

                   (xi)   The defeasance described herein, together with all
      prior and simultaneous defeasances of Mortgage Loans, brings the total of all fully and partially defeased Mortgage Loans to $__________________, which is _____% of the aggregate Certificate Balance of the Certificates as of the date of the Current Report.

            (c)    Certify that Exhibit B hereto is a list of the material
agreements, instruments, organizational documents for the Defeasance Obligor, and opinions of counsel and independent accountants executed and delivered in connection with the defeasance.

            (d)    Certify that the individual under whose hand the Master
Servicer has caused this Notice and Certification to be executed did constitute a Servicing Officer as of the date of the defeasance described above.

            (e)    Agree to provide copies of all items listed in Exhibit B to you upon request.

                            [SIGNATURE PAGE FOLLOWS]

                                       N-3

            IN WITNESS WHEREOF, the Master Servicer has caused this Notice and
Certification to be executed as of the date captioned above.

                                       [WACHOVIA BANK, NATIONAL ASSOCIATION]
                                       [MIDLAND LOAN SERVICES, INC.]
                                       [CAPMARK FINANCE INC.]

                                       By: ____________________________________
                                           Name:
                                           Title:

                                       N-4

                                    EXHIBIT O

                         FORM OF DEPOSITOR CERTIFICATION

           CITIGROUP COMMERCIAL MORTGAGE TRUST 2007-C6 (THE "TRUST"),
          COMMERCIAL MORTGAGE PASS-THROUGH CERTIFICATES SERIES 2007-C6
                              (THE "CERTIFICATES")

            I, [identify the certifying individual], a [title] of Citigroup
Commercial Mortgage Securities Inc., the depositor into the above-referenced
Trust, certify that:

            1.     I have reviewed this report on Form 10-K and all reports on
Form 10-D required to be filed in respect of the period covered by this report of Citigroup Commercial Mortgage Trust 2007-C6 (the "Exchange Act periodic reports");

            2.     Based on my knowledge, the Exchange Act periodic reports,
taken as a whole, do not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements made, in light of the circumstances under which such statements were made, not misleading with respect to the period covered by this report;

            3.     Based on my knowledge, all of the distribution, servicing and other information required under Form 10-D for the period covered by this report is included in the Exchange Act periodic reports;

            4.     Based on my knowledge and the servicer compliance statements required in this report under Item 1123 of Regulation AB, and except as disclosed in the Exchange Act periodic reports, the servicers have fulfilled their obligations under the servicing agreement(s) in all material respects; and

            5.     [All of the reports on assessment of compliance with
servicing criteria for asset-backed securities and their related attestation reports on assessment of compliance with servicing criteria for asset-backed securities required to be included in this report in accordance with Item 1122 of Regulation AB and Exchange Act Rules 13a-18 and 15d-18 have been included as an exhibit to this report, except as otherwise disclosed in this report. Any material instances of noncompliance described in such reports have been disclosed in this report on Form 10-K.] [SUBJECT TO MODIFICATION TO ADDRESS
MISSING REPORTS]

            In giving the certifications above, I have reasonably relied on information provided to me by the following unaffiliated parties: CWCapital
Asset Management LLC, Wachovia Bank, National Association, Midland Loan
Services, Inc., Capmark Finance Inc., Wells Fargo Bank, National Association and
LaSalle Bank National Association [SPECIFY OTHERS IF APPLICABLE].

Dated: ________________________________

                                       ________________________________________
                                       President and Chief Executive Officer
                                       Citigroup Commercial Mortgage
                                       Securities Inc.

                                       O-1

                                    EXHIBIT P

                 FORM OF CERTIFICATE ADMINISTRATOR CERTIFICATION

           CITIGROUP COMMERCIAL MORTGAGE TRUST 2007-C6 (THE "TRUST"),
          COMMERCIAL MORTGAGE PASS-THROUGH CERTIFICATES SERIES 2007-C6
                              (THE "CERTIFICATES")

            I, [identify the certifying individual], a [title] of LaSalle Bank
National Association (the "Certificate Administrator"), certify to Citigroup
Commercial Mortgage Securities Inc. and its officers, directors and affiliates, and with the knowledge and intent that they will rely upon this certification in delivering the Certification required by the pooling and servicing agreement relating to the Certificates (capitalized terms used herein without definition shall have the meanings assigned to such terms in that pooling and servicing agreement), that:

            1.     I have reviewed this annual report on Form 10-K and all
reports on Form 10-D required to be filed in respect of the period covered by this report on Form 10-K of Citigroup Commercial Mortgage Trust 2007-C6 (the
"Exchange Act periodic reports");

            2.     Based on my knowledge, the Exchange Act periodic reports,
taken as a whole, do not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements made, in light of the circumstances under which such statements were made, not misleading as of the last day of the period covered by this annual report;

            3.     Based on my knowledge, all of the distribution, servicing and other information received or calculated by the Certificate Administrator under the pooling and servicing agreement relating to the Certificates and required to be provided under Form 10-D for the period covered by this report is included in the Exchange Act periodic reports;

            4.     I am responsible for reviewing the activities performed by the Certificate Administrator and based on my knowledge and the compliance reviews conducted in preparing the Certificate Administrator compliance statements required for inclusion in this report under Item 1123 of Regulation
AB, and except as disclosed in the Exchange Act periodic reports, the
Certificate Administrator has fulfilled its obligations in all material respects under the pooling and servicing agreement relating to the Certificates; and

            5.     All of the reports on assessment of compliance with servicing criteria for asset-backed securities and their related attestation reports on assessment of compliance with servicing criteria for asset-backed securities with respect to the Certificate Administrator required to be included in Form
10-K in accordance with Item 1122 of Regulation AB and Exchange Act Rules 13a-18
and 15d-18 have been included as an exhibit to Form 10-K, except as otherwise disclosed in Form 10-K. Any material instances of noncompliance described in such reports have been disclosed in such report on Form 10-K.

Dated: ________________________________

LASALLE BANK NATIONAL ASSOCIATION,
Certificate Administrator

By: ___________________________________
    Name: _____________________________
    Title: ____________________________

                                       P-1

                                   EXHIBIT Q-1

                      FORM OF MASTER SERVICER CERTIFICATION

           CITIGROUP COMMERCIAL MORTGAGE TRUST 2007-C6 (THE "TRUST"),
          COMMERCIAL MORTGAGE PASS-THROUGH CERTIFICATES, SERIES 2007-C6
                              (THE "CERTIFICATES")

            I, [identify the certifying individual], a [title] of [Wachovia
Bank, National Association] [Midland Loan Services, Inc.] [Capmark Finance Inc.]
(the "Master Servicer"), in such capacity on behalf of the Master Servicer, certify to Citigroup Commercial Mortgage Securities Inc. (the "Depositor") and
its officers, directors and affiliates, to the extent that the following matters are within our normal areas of responsibilities and duties under the pooling and servicing agreement relating to the Certificates and with the knowledge and intent that they will rely upon this certification (capitalized terms used herein without definition shall have the meanings assigned to such terms in such pooling and servicing agreement), that:

            1.     I (or appropriate officers or employees of the Master
Servicer under my supervision) have reviewed the servicing reports relating to the Trust delivered by the Master Servicer to the certificate administrator pursuant to the pooling and servicing agreement relating to the Certificates covering the Exchange Act Reporting Year [__];

            2.     Based on my knowledge, and assuming that the information
regarding the mortgage loans, the mortgagors or the mortgaged properties in the
Prospectus (the "Mortgage Information") does not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statement made, in the light of the circumstances under which such statements were made, not misleading (but only to the extent that such Mortgage Information is or shall be used by the Master Servicer to prepare the servicing reports), the servicing information in these reports (including information relating to actions of the Master Servicer and/or payments and other collections on and characteristics of the Mortgage Loans and REO Properties for which the Master
Servicer is the applicable master servicer, and/or relating to the Master
Servicer, its Affiliates and/or any and all sub-servicers, subcontractors and agents of the Master Servicer), taken as a whole, does not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements made, in light of the circumstances under which such statements were made, not misleading with respect to Exchange Act Reporting Year [__];

            3.     Based on my knowledge, and assuming that the special servicer timely delivered to the Master Servicer all servicing information required to be provided to the Master Servicer under the pooling and servicing agreement by the special servicer under the pooling and servicing agreement, the servicing information (including information relating to actions of the Master Servicer and/or payments and other collections on and characteristics of the Mortgage
Loans and REO Properties for which the Master Servicer is the applicable master servicer, and/or relating to the Master Servicer, its Affiliates and/or any and
all sub-servicers, subcontractors and agents of the Master Servicer) required to be provided to the trustee by the Master Servicer under the pooling and servicing agreement is included in the servicing reports delivered by the Master
Servicer to the trustee;

            4.     I am responsible for reviewing the activities performed by the Master Servicer and based on my knowledge and the compliance review(s)
conducted in preparing the servicer compliance statement with respect to the
Master Servicer required in the report on Form 10-K with respect to the Trust for Exchange Act Reporting Year [__] under Item 1123 of Regulation AB, and except as disclosed in such servicer compliance statement, the Master Servicer has fulfilled its obligations under the pooling and servicing agreement in all material respects; and

                                      Q-1-1

            5.     All Annual Statements of Compliance and all Annual Assessment
Reports and their related Annual Attestation Reports required to be provided to the certificate administrator and the Depositor by the Master Servicer or, if
retained thereby, any Additional Servicer or Sub-Servicing Function Participant
under or as contemplated by the pooling and servicing agreement relating to the
Certificates have been provided thereby, with the following exceptions:
___________________________________. Based on my knowledge, there are no significant deficiencies relating to the Master Servicer's [or any such other party's] compliance with the Servicing Criteria, [in each case] based upon the
Annual Attestation Report provided by a registered public accounting firm, after conducting a review in compliance with the standards for attestation engagements issued or adopted by the PCAOB, delivered pursuant to Section 3.14 of the pooling and servicing agreement relating to the Certificates, except as disclosed in such Annual Statements of Compliance and Annual Assessment Reports.
[Bracketed information to be removed in cases where such other party delivers to the Depositor a certification as to any significant deficiencies or the absence thereof relating to such other party's compliance with the Servicing Criteria.]

            In giving the certification above, I have reasonably relied on information provided to me by the following unaffiliated parties: [names of sub-servicers].

            Notwithstanding the assumption made in item 2 of this certification, the Master Servicer is not entitled to make such assumption with respect to
Mortgage Information that, on or before five days prior to the Determination
Date for the related servicing report, (a) the Master Servicer has been notified in writing by a party to the pooling and servicing agreement, any Mortgage Loan
Seller (as defined in the pooling and servicing agreement relating to the
Certificates), or any Affiliate thereof, was incorrect, or (b) the Master
Servicer would have known was incorrect in performing its servicing obligations under the pooling and servicing agreement in accordance with the servicing standards (as defined in the pooling and servicing agreement relating to the
Certificates).

Dated: ________________________________

_______________________________________
[Title]
[Wachovia Bank, National Association] [Midland Loan Services, Inc.]
[Capmark Finance Inc.]

                                      Q-1-2

                                   EXHIBIT Q-2

                     FORM OF SPECIAL SERVICER CERTIFICATION

           CITIGROUP COMMERCIAL MORTGAGE TRUST 2007-C6 (THE "TRUST"),
          COMMERCIAL MORTGAGE PASS-THROUGH CERTIFICATES, SERIES 2007-C6
                              (THE "CERTIFICATES")

            I, [identify the certifying individual], a [title] of CWCapital
Asset Management LLC (the "Special Servicer"), certify on behalf of the Special
Servicer to Citigroup Commercial Mortgage Securities Inc. (the "Depositor") and
its officers, directors and affiliates, and with the knowledge and intent that they will rely upon this certification in delivering the certification required by the pooling and servicing agreement relating to the Certificates (capitalized terms used herein without definition shall have the meanings assigned to such terms in that pooling and servicing agreement), that:

            1.     I have reviewed the servicing reports relating to the Trust delivered by the Special Servicer to the master servicers and/or the trustee, pursuant to the pooling and servicing agreement relating to the Certificates, covering the Exchange Act Reporting Year [__];

            2.     Based on my knowledge, the servicing information (including information relating to actions of the Special Servicer and/or payments and other collections on and characteristics of the Mortgage Loans and REO
Properties, and/or relating to the Special Servicer, its Affiliates and/or any and all sub-servicers, subcontractors and agents of the Special Servicer) in these reports delivered by the Special Servicer, taken as a whole, does not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements made, in light of the circumstances under which such statements were made, not misleading with respect to the Exchange Act
Reporting Year [__];

            3.     Based on my knowledge, the servicing information (including information relating to actions of the Special Servicer and/or payments and other collections on and characteristics of the Mortgage Loans and REO
Properties, and/or relating to the Special Servicer, its Affiliates and/or any and all sub-servicers, subcontractors and agents of the Special Servicer)
required to be provided to the master servicers and/or the trustee by the
Special Servicer during the Exchange Act Reporting Year [__] under the pooling and servicing agreement relating to the Certificates, is included in the servicing reports delivered by the Special Servicer to the master servicer and/or trustee;

            4.     I am responsible for reviewing the activities performed by the Special Servicer under the pooling and servicing agreement and based on my knowledge and the compliance review(s) conducted in preparing the servicer compliance statement with respect to the Special Servicer required in the report on Form 10-K with respect to the Trust for Exchange Act Reporting Year [__]
under Item 1123 of Regulation AB, and except as disclosed in such servicer compliance statement, the Special Servicer has fulfilled its obligations under the pooling and servicing agreement in all material respects; and

                                      Q-2-1

            5.     All Annual Statements of Compliance and all Annual Assessment
Reports and their related Annual Attestation Reports required to be provided to the Trustee and the Depositor by the Special Servicer or, if retained thereby, any Additional Servicer or Sub-Servicing Function Participant under or as contemplated by the pooling and servicing agreement relating to the Certificates have been provided thereby, with the following exceptions: ____________________.
Based on my knowledge, there are no significant deficiencies relating to the
Special Servicer's or any such other party's compliance with the Servicing
Criteria, in each case based upon the Annual Attestation Report provided by a registered public accounting firm, after conducting a review in compliance with the standards for attestation engagements issued or adopted by the PCAOB, delivered pursuant to Section 3.14 of the pooling and servicing agreement relating to the Certificates, except as disclosed in such Annual Statements of
Compliance and Annual Assessment Reports.

Dated: ________________________________

_______________________________________
[Title]
CWCapital Asset Management LLC

                                      Q-2-2

                                    EXHIBIT R

                     FORM OF OUTSIDE MASTER SERVICER NOTICE

                                     [Date]

[OUTSIDE MASTER SERVICER]
[OUTSIDE TRUSTEE]

            Re:    Co-Lender and Servicing Agreement, dated as of [_________],
                   200_ (the "Co-Lender Agreement") among [SPECIFY PARTIES].

Ladies and Gentlemen:

            This notice is being delivered to you in connection with the
Co-Lender Agreement and pursuant to Section 3.02(b) of the Pooling and Servicing
Agreement dated as of July 1, 2007 (the "Agreement") between Citigroup
Commercial Mortgage Securities Inc., as depositor, Wachovia Bank, National
Association, as master servicer no.1 ("Master Servicer No. 1"), Midland Loan
Services, Inc., as master servicer no. 2 ("Master Servicer No. 2"), Capmark
Finance Inc., as master servicer no. 3 ("Master Servicer No. 3"), CWCapital
Asset Management LLC, as special servicer (the "Special Servicer"), LaSalle Bank
National Association, as certificate administrator, and Wells Fargo Bank,
National Association, as trustee (the "Trustee; which term includes any successor entity under the Agreement), which Agreement relates to the issuance of the Citigroup Commercial Mortgage Trust 2007-C6, Commercial Mortgage
Pass-Through Certificates, Series 2007-C6. To the extent not defined herein, the capitalized terms used herein have the respective meanings assigned in the
Co-Lender Agreement.

            [Notice is hereby given that as of July 31, 2007, the "Closing Date"
under the Agreement, the Trustee is the holder of Note __ (as defined in the
Co-Lender Agreement), and, in that capacity, the Trustee assumes the rights and obligations of the Note __ Lender under the Co-Lender Agreement.]

            [You are hereby directed to remit to Master Servicer No. 1 all amounts payable to the Note __ Lender under the Co-Lender Agreement and the governing pooling and servicing agreement, to the following account:

            Account:    [_________]

            Account #:  [_______]

            Title: [_______________ as Master Servicer, on behalf of Wells Fargo
            Bank, National Association, as Trustee, in trust for the registered holders of Citigroup Commercial Mortgage Trust 2007-C6, Commercial
            Mortgage Pass-Through Certificates, Series 2007-C6, Collection
            Account]

            Location:  [________________________]

                                       R-1

            [You are hereby further directed to forward, deliver, or otherwise make available to Master Servicer No. 1, all reports, statements, documents, communications and other information that are to be forwarded, delivered or otherwise made available to the Note __ Lender under the Co-Lender Agreement and the governing pooling and servicing agreement, to the following:
[address/facsimile/email address/telephone number].]

                                       Very truly yours,

                                       WELLS FARGO BANK, NATIONAL ASSOCIATION,
                                         as  Trustee

                                       By: _____________________________________
                                           Name:
                                           Title:

c.c. [OTHER RELATED NON-TRUST MORTGAGE LOAN NOTEHOLDERS]

                                       R-2